Exhibit 99.C.2

VOLUME I-B Official Gazette edited at the office of the president of the Philippines pursuant to Commonwealth Act No. 638 as amended by the Administrative Code of 1987 VOL. 122 Manila, Philippines, January 5, 2026 NO. 1 Republic of the Philippines Republic Act No. 12314 GENERAL APPROPRIATIONS ACT January 1 - December 31, 2026 FISCAL YEAR 2026 AGENDA FOR PROSPERITY Nurturing Future-Ready Generations to Achieve the Full Potential of the Nation

R.A. No. 12314

GENERAL APPROPRIATIONS ACT

January 1 - December 31, 2026

VOLUME I-B

Republic of the Philippines

GENERAL APPROPRIATIONS ACT, FY 2026

January 1 - December 31, 2026

VOLUME I - B

XXV.	DEPARTMENT OF TOURISM	271

A.	Office of the Secretary	271
B.	Intramuros Administration	281
C.	National Parks Development Committee	284
D.	Philippine Commission on Sports Scuba Diving	287

XXVI.	DEPARTMENT OF TRADE AND INDUSTRY	291

A.	Office of the Secretary	291
B.	Board of Investments	307
C.	Construction Industry Authority of the Philippines	311
D.	Cooperative Development Authority	314
E.	Design Center of the Philippines	324
F.	Philippine Trade Training Center	327

XXVII.	DEPARTMENT OF TRANSPORTATION	331

A.	Office of the Secretary	331
B.	Civil Aeronautics Board	350
C.	Maritime Industry Authority	353
D.	Office of Transportation Cooperatives	357
E.	Office for Transportation Security	359
F.	Philippine Coast Guard	362
G.	Toll Regulatory Board	383

XXVIII.	Presidential Communications Office	387

A.	Presidential Communications Office (Proper)	387
B.	Bureau of Communications Services	389
C.	National Printing Office	392
D.	News and Information Bureau	394
E.	Philippine Information Agency	397
F.	Presidential Broadcast Service	401
G.	Presidential Broadcast Staff (RTVM)	403

XXIX.	OTHER EXECUTIVE OFFICES	408

A.	Anti-Money Laundering Council	408
B.	Anti-Red Tape Authority	409
C.	Climate Change Commission	412
D.	Commission on Filipinos Overseas	415
E.	Commission on Higher Education	418
F.	Commission on the Filipino Language	428
G.	Dangerous Drugs Board	431
H.	Energy Regulatory Commission	434
I.	Film Development Council of the Philippines	437
J.	Games and Amusements Board	439
K.	Governance Commission for Government-Owned or Controlled Corporations	442

L.	Marawi Compensation Board	444
M.	Metropolitan Baguio City, La Trinidad, Itogon, Sablan, Tuba, and Tublay Development Authority	447
N.	Mindanao Development Authority	449
O.	Movie and Television Review and Classification Board	452
P.	National Amnesty Commission	454
Q.	National Commission for Culture and the Arts	456
Q.1	National Commission for Culture and the Arts (Proper)	456
Q.2	National Historical Commission of the Philippines	460
Q.3	National Library of the Philippines	464
Q.4	National Archives of the Philippines	467
R.	National Commission on Indigenous Peoples	469
S.	National Intelligence Coordinating Agency	479
T.	National Security Council	482
U.	Office of the Presidential Adviser on Peace, Reconciliation and Unity	485
V.	Optical Media Board	489
W.	Philippine Competition Commission	491
X.	Philippine Drug Enforcement Agency	494
Y.	Philippine Racing Commission	497
Z.	Philippine Space Agency	499
AA.	Philippine Sports Commission	502
AB.	Presidential Management Staff	506

XXX.	THE JUDICIARY	512

A.	Supreme Court of the Philippines and the Lower Courts	512
B.	Presidential Electoral Tribunal	517
C.	Sandiganbayan	519
D.	Court of Appeals	522
E.	Court of Tax Appeals	525

XXXI.	CIVIL SERVICE COMMISSION	530

A.	Civil Service Commission	530
B.	Career Executive Service Board	541

XXXII.	COMMISSION ON AUDIT	546

XXXIII.	COMMISSION ON ELECTIONS	561

XXXIV.	OFFICE OF THE OMBUDSMAN	569

XXXV.	COMMISSION ON HUMAN RIGHTS	575

A.	Commission on Human Rights	575
B.	Human Rights Violations Victims’ Memorial Commission	578

	SPECIAL PURPOSE FUNDS

XXXVI.	BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS	582

A.	DEPARTMENT OF AGRICULTURE	582

A.1	National Dairy Authority	582
A.2	National Food Authority	584
A.3	Philippine Coconut Authority	585
A.4	Philippine Crop Insurance Corporation	587
A.5	Philippine Fisheries Development Authority	588
A.6	Philippine Rice Research Institute	589
A.7	Sugar Regulatory Administration	591

B.	DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT	592

B.1	Development Academy of the Philippines	592
B.2	Philippine Institute for Development Studies	594

C.	DEPARTMENT OF ENERGY	595

C.1	National Electrification Administration	595
C.2	National Power Corporation	597

D.	DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES	599

D.1	Metropolitan Waterworks and Sewerage System - Regulatory Office	599

E.	DEPARTMENT OF FINANCE	600

E.1	Philippine Tax Academy	600

F.	DEPARTMENT OF HEALTH	601

F.1	Lung Center of the Philippines	601
F.2	National Kidney and Transplant Institute	602
F.3	Philippine Children’s Medical Center	604
F.4	Philippine Health Insurance Corporation	606
F.5	Philippine Heart Center	608
F.6	Philippine Institute of Traditional and Alternative Health Care	609

G.	DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT	610

G.1	National Housing Authority	610
G.2	Social Housing Finance Corporation	612

H.	DEPARTMENT OF TOURISM	614

H.1	Tourism Infrastructure and Enterprise Zone Authority	614
H.2	Tourism Promotion Board	615

I.	DEPARTMENT OF TRADE AND INDUSTRY	616

I.1	Aurora Pacific Economic Zone and Freeport Authority	616
I.2	Center for International Trade Expositions and Missions	618
I.3	Small Business Corporation	619

J.	DEPARTMENT OF TRANSPORTATION	620

J.1	Light Rail Transit Authority	620
J.2	Philippine National Railways	621

K.	Presidential Communications Office	623

K.1	Intercontinental Broadcasting Corporation	623
K.2	People’s Television Network, Incorporated	624

L.	OTHER EXECUTIVE OFFICES	625

L.1	Authority of the Freeport Area of Bataan	625
L.2	Bases Conversion and Development Authority	626
L.3	Cagayan Economic Zone Authority	627
L.4	Cultural Center of the Philippines	628
L.5	National Irrigation Administration	630
L.6	Philippine Center for Economic Development	635
L.7	Philippine Postal Corporation	636
L.8	Southern Philippines Development Authority	637
L.9	Subic Bay Metropolitan Authority	638
L.10	Zamboanga City Special Economic Zone Authority	639

M.	BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS - OTHERS	641

XXXVII.	ALLOCATIONS TO LOCAL GOVERNMENT UNITS	646

A.	Metropolitan Manila Development Authority	646
B.	Special Shares of LGUs in the Proceeds of National Taxes	654
C.	Local Government Support Fund	655
D.	Special Shares of LGUs in the Proceeds of Fire Code Fees	658
E.	Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	659

XXXVIII	CONTINGENT FUND	662

XXXIX	MISCELLANEOUS PERSONNEL BENEFITS FUND	665

XL.	NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND	668

XLI.	PENSION AND GRATUITY FUND	672

XLII.	Revised AFP Modernization Program	676

XLIII.	UNPROGRAMMED APPROPRIATIONS	679

Budgets of Department of Energy Attached Corporations

I.	National Electrification Administration	684
II.	National Power Corporation	687
III.	Philippine National Oil Company	690

General Provisions		693

President’s Veto Message		712

Summary of FY 2026 New Appropriations	726

Department of Agriculture - Annexes

A. Farm-to-Market Roads	740

Department of Education - Non-Implementing Unit Secondary Schools	849

Department of Health - Health Facilities Enhancement Program (HFEP)	993

National Irrigation Administration FY 2026 Irrigation Program	1025

FY 2026 Local Government Support Fund - Support to the Barangay Development Program (SBDP)	1142

JANUARY 5, 2026	OFFICIAL GAZETTE	1
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

XXII. DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

A. OFFICE OF THE SECRETARY

For general administration and support, support to operations, and operations including locally-funded and foreign-assisted project(s), as indicated hereunder	₱	529,595,195,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	13,173,506,000	₱	2,042,917,000	₱	1,400,431,000	₱	16,616,854,000
Support to Operations		1,122,813,000		16,328,233,000		12,150,000,000		29,601,046,000
Operations						458,074,281,000		458,074,281,000

ASSET PRESERVATION PROGRAM						98,892,920,000		98,892,920,000
NETWORK DEVELOPMENT PROGRAM						87,640,975,000		87,640,975,000
BRIDGE PROGRAM						31,041,469,000		31,041,469,000
CONVERGENCE AND SPECIAL SUPPORT PROGRAM						240,498,917,000		240,498,917,000

Total, Regular Programs		14,296,319,000		18,371,150,000		471,624,712,000		504,292,181,000

B. PROJECTS
Locally-Funded Project(s)						7,606,388,000		7,606,388,000
Foreign-Assisted Project(s)						17,696,626,000		17,696,626,000

Total, Projects						25,303,014,000		25,303,014,000

TOTAL NEW APPROPRIATIONS	₱	14,296,319,000	₱	18,371,150,000	₱	496,927,726,000	₱	529,595,195,000

Special Provision(s)

1. Assessments and Other Collections. The DPWH is authorized to assess service utilities and franchise holders or any other corporation, entity, or person, which may cause damage to public works or highway projects, the estimated amount for the reconstruction, restoration, or renovation of the damaged infrastructure. The proceeds therefrom shall be deposited with the National Treasury and recorded as trust receipts in accordance with E.O. No. 338, s. 1996.

Other collections by the DPWH such as liquidated damages due from suppliers, consultants, or contractors shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292, s. 1987.

2. Public-Private Partnership Infrastructure Projects. The amount appropriated herein for the Public-Private Partnership Strategic Support Fund shall be used for payment of: (i) right-of-way acquisition expenses under R.A. No. 8974 and R.A. No. 10752 and other laws of the land; (ii) fees and charges as may be imposed by BIR in accordance with the existing tax rules; (iii) incidental expenses that may be imposed by national government agencies, GOCCs, LGUs, and the courts for the transfer of land titles in the name of the Republic of the Philippines or annotation of its liens and encumbrances, certification fee, and fee for issuance of certified true copy of documents; (iv) just compensation and other expenses related to expropriation proceedings, notarization of documents, land appraisal, subdivision and titling of partially affected lots; (v) fees and/or expenses for variation orders, transaction advisors, feasibility studies, business case studies, or independent consultants; and (vi) reimbursements to the Project Development and Monitoring Facility Fund for the following projects:

(a) Tarlac-Pangasinan-La Union Expressway;

(b) NLEX-SLEX Connector Road Project;

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GENERAL APPROPRIATIONS ACT, FY 2026

(c) Cavite-Laguna Expressway Project;

(d) Muntinlupa-Cavite Expressway (Daang Hari-SLEX Link Road);

(e) NAIA Expressway;

(f) Quirino Highway Project;

(g) DPWH-Central Office Building;

(h) Central Luzon Link Expressway (CLLEX), Phase II (PPP hybrid modality) (Region III);

(i) North Luzon Expressway East (NLEE) Phase I and II (Region III);

(j) Metro Cebu Expressway (Region VII);

(k) Iloilo-Capiz-Aklan Expressway (ICAX) (Region VI);

(l) Naawan-Opol-Cagayan de Oro-Villanueva Expressway Project (Region X);

(m) Dingalan-Capas-Botolan Expressway Project (Region III);

(n) Pangasinan-Nueva Ecija Expressway (PaNEX) (Region I & III);

(o) Cavite-Tagaytay-Batangas Expressway (CTBEX) (Region IV-A);

(p) Tarlac-Pangasinan-La Union Expressway (TPLEX) Extension Project (Region I);

(q) Boracay Bridge Projects (Region VI);

(r) Pacific Eastern Seaboard Expressway (Region III & IV-A);

(s) Mindoro-Batangas Super Bridge (Region IV-A & IV-B);

(t) Rehabilitation/Reconstruction/Improvement, Operation & Maintenance of Kennon Road Project (CAR); and

(u) Such other priority Public-Private Partnership Infrastructure Projects.

In no case shall said amount be used for unsolicited projects and payment of the private partner’s financial obligations which the government has guaranteed.

3. Tourism Road Infrastructure Program. The amount appropriated herein for Access Roads Leading to Declared Tourism Destinations under the Tourism Road Infrastructure Program shall be used for the construction and improvement of roads and bridges identified jointly by the DPWH and the DOT based on the technical criteria and priority areas in support of the National Tourism Development Plan (2023-2028), and which are not yet covered by other funding sources.

Implementation of this Program shall be subject to the guidelines to be issued jointly by the DPWH and DOT.

4. Road Leveraging Linkages for Industry and Trade (ROLL IT) Program. The amount appropriated herein for the Access Roads Leading to Trades, Industries and Economic Zones under the ROLL IT Program shall be used for the construction, upgrading, and/or rehabilitation/reconstruction of roads and bridges identified jointly by the DPWH and the DTI based on the technical criteria and priority areas in support of the Philippine Inclusive Innovation Industrial Strategy (I3S) and the Comprehensive National Industrial Strategy, and which are not yet covered by other funding sources.

Implementation of this Program shall be subject to the guidelines to be issued jointly by the DPWH and DTI.

5. Basic Infrastructure Program. The amount appropriated herein for the implementation of the Basic Infrastructure Program shall be subject to the following:

(a) engineering and administrative overhead (EAO) expenses shall not exceed one percent (1%) of the project cost;

(b) compliance with the standards, designs, or specifications set by law and the following agencies: (i) DPWH for local roads and bridges, flood control and drainage systems, multi-purpose buildings or government buildings; or (ii) DPWH and DepEd or CHED, as the case may be, for classrooms, school buildings, or academic buildings; and

(c) turnover of the management and ownership of the infrastructure projects upon completion thereof to LGUs, which shall shoulder the maintenance and repair costs.

6. Access Roads Connecting Learners and Schools. Recognizing the shared goal of improving access to essential services through strategic infrastructure, the DPWH shall prioritize the construction of access roads to existing and newly-constructed public schools without existing road networks, particularly those that remain physically inaccessible.

7. Water Supply System. The amount appropriated herein for the construction of Water Supply Systems (Levels II and III) shall be used for the construction, reconstruction, upgrading, and improvement of water supply systems based on the technical criteria and guidelines issued by the DPWH, and relevant policies and issuances of the Water Resources Management Office under the DENR. The said amount shall cover all costs for the project, including water source identification and development, and all other project preparation and construction costs.

The implementation of water supply system projects shall be subject to the following:

(a) availability of an adequate water source for the particular water supply system project;

(b) availability of project location, which must be government-owned, free from any right-of-way claim or any other claim for resettlement or relocation; and

(c) turnover of the operation and maintenance of the water supply system shall be for the LGU, unless such responsibility is transferred by the local government to another entity in accordance with existing laws.

8. Integrated, Environmentally-Validated, and Nature-Based Flood and Water Resources Management Planning. The DPWH, in coordination with the DENR, the Department of Economy, Planning, and Development (DEPDev), the National Disaster Risk Reduction and Management Council (NDRRMC), and other concerned agencies, shall formulate and adopt an Integrated Water Resources and Flood Management Master Plan (IWRFMP) consistent with the principles of Integrated Water Resources Management (IWRM) and ridge-to-reef planning. The IWRFMP shall:

(a) integrate all flood-control, drainage, bridge, and road projects into a programmatic, basin-wide, and network-based framework that crosses political and administrative boundaries, ensuring that flood-control infrastructure is planned and implemented as part of an interconnected system rather than as isolated or piecemeal projects;

(b) incorporate nature-based and ecosystem-based solutions, such as mangrove reforestation, wetland and river restoration, watershed rehabilitation, and sediment management, as core components of flood mitigation;

JANUARY 5, 2026	OFFICIAL GAZETTE	3
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

(c) ensure that all DPWH flood-control and water-related infrastructure projects are supported by scientific hydrologic and geospatial studies, vulnerability assessments, and environmental impact analyses;

(d) consult and collaborate with stakeholders and independent experts such as Project Noah and the UP Institute of Civil Engineering that can provide scientific and data-driven insights on hydrology, climate modelling, and risk assessments to ensure that flood control plans are technically sound, sustainable, and responsive to community needs; and

(e) establish mechanisms for data-sharing, validation, and technical cooperation with development partners such as the Asian Development Bank (ADB), Japan International Cooperation Ageny (JICA), World Bank, and Academic Institutions to formulate and implement a comprehensive, science-based national flood management strategy.

9. Infrastructure Projects. In the implementation of infrastructure projects, the DPWH may consider the following:

(a) clustering or de-clustering in the procurement of infrastructure projects for cost efficiency and effective management with due compliance with existing government procurement laws, rules, and regulations, and the guidelines issued by the GPPB;

(b) adoption of standards for various hazards, global warming or climate change in the feasibility study, design, and detailed engineering works of all infrastructure projects, in coordination with the CCC;

(c) provision of pedestrian-safe sidewalks as well as roadside tree planting;

(d) use of available and cost effective Coconet Bio-Engineering Solution for soil erosion control and slope stabilization; and

(e) integrated flood control management approaches to reduce flood vulnerability and risks.

10. Updating of Highway, Bridge, and Flood Management Design Manuals. To address the worsening effects of climate change and ensure efficient and high-quality projects, the DPWH shall work with the scientists, industry experts, the academe, and people’s organizations to comprehensively upgrade its design manuals for highways, bridges, and flood-management structures. This includes integrating updated climate-impact projections, nature-based solutions, hydrological and geotechnical risk assessments, and community-informed adaptation measures to ensure that future infrastructure projects are resilient, sustainable, and responsive to local conditions. The DPWH shall coordinate with the Philippine Atmospheric, Geophysical and Astronomical Services Administration (PAGASA), Philippine Institute of Volcanology and Seismology (PHIVOLCS), National Mapping and Resource Information Authority (NAMRIA), and Mines and Geosciences Bureau (MGB) to ensure access to their latest critical scientific, hazard, and geospatial datasets. Furthermore, the DPWH shall institute a capacity-building program for its regional and district engineering offices to ensure the uniform nationwide application of the updated design manuals.

11. Upskilling and Capacity Development of Workers Hired or Engaged for and in Relation to Infrastructure Projects. The DPWH, in collaboration with the Technical Education and Skills Development Authority (TESDA), shall ensure the upskilling and capacity development of workers hired or engaged in all infrastructure projects, including the workers hired by construction companies contracted by the DPWH. For this purpose, the DPWH shall promote structured skills-training, competency upgrading, and certifying programs that provide workers with career progression and enhance their qualifications for higher-skill construction occupations.

The implementation of this provision shall be subject to the guidelines to be issued jointly by the DPWH and TESDA.

12. Assessment and Retrofitting of National Bridges. The amount appropriated for retrofitting/strengthening of permanent bridges under the DPWH bridge program shall include the cost of conducting an assessment of the structural strength, repair, and retrofitting of all national bridges in accordance with the structural code of the Philippines and existing DPWH guidelines. In the assessment, repair, and retrofitting of national bridges, priority shall be given to bridges in areas considered highly vulnerable to seismic activities, as identified by the DOST-Philippine Institute of Volcanology and Seismology (PHIVOLCS), and those damaged by typhoons.

13. Integration of Active Transportation and Road Transformation in Infrastructure Projects. Pursuant to E.O. No. 774, s. 2008, NEDA Board Resolution No. 5, s. 2017, the DOH active transport playbook, and all other applicable laws, rules, and regulations, and executive issuances, the DPWH, in coordination with the DOTr and cities where public transport supply is severely insufficient, shall aim to establish proper public transport stops for the benefit of commuters, and ensure that all projects and activities pertaining to the construction, preventive maintenance, rehabilitation, reconstruction, upgrading, off-carriageway improvement, widening, or paving of primary, secondary, tertiary, bypass, and diversion roads, and the construction, widening or replacement of bridges, shall be so designed and implemented as to allocate, insofar as practicable, at least fifty percent (50%) of the road space for public transport, pedestrians, and bicycles/light mobility devices rather than the throughput of private vehicles.

All pedestrian crossings and/or footpaths and sidewalks to be constructed in accordance with this provision shall, by default, be at grade for the inclusion of persons with disabilities, senior citizens, pregnant women, children with strollers, tourists with luggage, and parents with children, consistent with public health and safety regulations.

For commuter safety and comfort, wherever feasible, all pedestrian and cycling infrastructure to be constructed in accordance with this provision shall be protected or grade-separated and include shaded walkway including urban shade trees, consistent with environmental laws and public health and safety regulations.

The DPWH shall, in coordination with DOTr, issue or update policies on road use classification, road space allocation, and road design, in accordance with the National Transport Policy or NEDA Board Resolution No. 5.

The DPWH shall regularly publish the list of road transformation and active transportation infrastructure projects and pertinent details thereof on its website and shall furnish copies to the DOTr.

14. Restriction on Delegation of Project Implementation. To ensure the efficient implementation of infrastructure projects, the DPWH may delegate in the following instances: (i) the AFP Corps of Engineers in high transportation security risk areas; (ii) inter-department or inter-agency projects; and (iii) LGUs with the capability to implement projects either by administration or contract as determined by DPWH, subject to the overall technical supervision of the DPWH.

In addition, for the National Sewerage and Septage Management Program, the DPWH shall: (i) provide the technical requirements; (ii) ensure that the contractors to be engaged by the LGUs are technically capable; and (iii) regularly monitor the Program.

4	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

15. Special Road Fund. Of the amounts appropriated herein, Fourteen Billion Eight Hundred Thirty Three Million Nine Hundred Fifty Two Thousand Pesos (₱14,833,952,000) constituting the amount collected by virtue of R.A. No. 8794, as amended by R.A. No. 11239, shall be automatically credited to a Special Account in the General Fund of the National Treasury, constituted as the Special Road Fund, and shall be earmarked solely for the construction, upgrading, repair, and rehabilitation of roads, bridges, and road drainage.

16. National Building Code Development Fund. In addition to the amounts appropriated herein, the amount of Thirty Seven Million Five Hundred Twenty Seven Thousand Pesos (₱37,527,000) shall be used to cover necessary operating expenses of the National Building Code Development Office, sourced from the five percent (5%) share of the DPWH from the building permit fees and other charges nationwide accruing to the DPWH, pursuant to P.D. No. 1096.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

17. Right-of-Way Acquisitions and Payments of Contractual Obligations. The amount appropriated herein shall be used for right-of-way acquisition expenses in accordance with R.A. No. 10752, for payment of other contractual obligations of the DPWH, and for the costs of utility relocation, relative to the implementation of infrastructure projects. The DPWH is charged with the responsibility to ensure that all right-of-way issues are resolved before the initiation of any infrastructure project.

In the implementation of the relocation of electric distribution and transmission lines affected by such projects, the DPWH may enter into a MOA with National Electrification Administration, subject to existing budgeting, accounting, and auditing laws, rules, and regulations.

18. Flood Control Projects. In line with the principles of the Integrated Water Resources Management as outlined in P.D. No. 1067, the DPWH may integrate water management strategies in all its flood control projects. In addition to flood control, these infrastructure projects may include water impoundment that can be utilized for various purposes such as irrigation, potable water supply, aquaculture, hydropower generation, and other beneficial uses.

19. Unified River Basin and Flood Management Database. The DPWH, in coordination with the DENR, shall jointly develop and maintain a unified river basin and flood management database to support integrated and science-based planning for watershed rehabilitation. Such coordination shall ensure that flood control projects complement environmental protection and climate resilience goals.

20. Flood Control Project Monitoring and Geospatial Validation. The DPWH, in collaboration with DENR and Philippine Space Agency (PhilSA), shall implement the flood control project monitoring and evaluation program, which shall be used for the satellite-based and geospatial validation of its flood control projects, including the classification, documentation, and publication of findings through an online dashboard shared with the DBM, DEPDev, and the Commission on Audit (COA).

For this purpose, the DPWH shall coordinate with the PhilSA for the sharing of technical expertise, satellite imagery, analytical tools, and data infrastructure to support timely monitoring and validation of projects. The collaboration shall include: (a) mutual access to remote-sensing and other geospatial data for project validation and tracking, with PhilSA providing space-enabled products; (b) joint development or subscription to AI-assisted flood-mapping systems; and (c) technical training for DPWH personnel in geospatial analytics.

21. Construction Materials Price Data. The DPWH is hereby directed to immediately update the project costs of all infrastructure projects funded under this act for DPWH, based on the approved Construction Materials Price Data (CMPD) issuance.

The DPWH shall publish a report, which shall be posted on its website, indicating the original cost of each project under the GAA, the updated cost of each project based on the CMPD, the justification/s, the evaluation made, and signed by the DPWH officials who approved the updates.

Furthermore, the DPWH shall submit a consolidated monthly report detailing the revised project cost of each project and the status of implementation to the DBM, House Committee on Appropriations, and the Senate Committee on Finance. The DPWH shall likewise report to the Joint Congressional Oversight Committee on Public Expenditures during its oversight hearings.

22. Project Related Expenses. For infrastructure projects costing more than One Million Pesos (₱1,000,000), the DPWH is authorized to deduct, but not to exceed the following percentages of the project cost, to be used for: (i) EAO expenses and (ii) MOOE:

(a) three and one half percent (3.5%) for releases to the Central Office;

(b) two and one half percent (2.5%) for releases to the Regional Offices (ROs);

(c) two percent (2%) for releases to the District Engineering Offices (DEOs);

(d) one percent (1%) for infrastructure projects under the Basic Infrastructure Program undertaken by the Central Office, ROs and DEOs: Provided , That the one percent (1%) EAO shall be given only to the implementing unit, regardless where the fund was released; or

(e) one half percent (0.5%) for infrastructure projects of other agencies undertaken by the Central Office, ROs or DEOs, unless otherwise provided in the special provision of the agency concerned.

For EAO expenses, the same shall be limited to: (i) administrative overhead including the hiring of individuals engaged through job orders or contracts of service or such other engagement of personnel without any employer-employee relationship; (ii) pre-construction activities after detailed engineering; (iii) construction project management; (iv) testing and quality control; (v) acquisition, rehabilitation and repair of related equipment and parts; and (vi) contingencies in relation to pre-construction activities. The EAO expenses shall be treated or booked-up as capitalized expenditures and form part of the project cost.

Disbursements or expenditures by DPWH in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal action under existing laws.

23. Implementation of Flood Control Projects in the National Capital Region. The DPWH shall implement foreign-assisted flood control projects and transfer the same to the MMDA only upon completion thereof or revision of the loan agreement indicating the MMDA as the implementing agency.

24. Geo-tagging of Infrastructure Projects. The DPWH shall undertake the geo-tagging of all its completed and ongoing infrastructure projects subject to the guidelines issued by DPWH.

The Secretary of Public Works and Highways and the Agency’s web administrator or his/her equivalent shall be responsible for ensuring that the status of accomplishments, including the geo-tagged photos taken at a spatial resolution of 2-4 cm per pixel with time stamp of the sites, are posted in the DPWH website.

JANUARY 5, 2026	OFFICIAL GAZETTE	5
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

25. Roadmap for Digital Planning, Design, Construction, Maintenance and Management. The DPWH shall draft a five-year detailed roadmap for the adoption and integration of Building Information Modeling (BIM) in the planning, designing, construction, and maintenance and management of government-funded infrastructure projects.

26. Quick Response Fund. The amount of One Billion Two Hundred Million Pesos (₱1,200,000,000) appropriated herein for the Quick Response Fund (QRF) shall serve as a stand-by fund to be used for reconstruction and rehabilitation programs, activities, or projects, including pre-positioning of goods and equipment in order that the situation and living conditions of people living in communities or areas stricken by natural or human-induced calamities, epidemics, crises, and catastrophes, which occurred in the last quarter of the immediately preceding year and those occurring during the current year may be normalized as quickly as possible. In no case shall the QRF be used for pre-disaster activities, such as conduct of training, insurance of assets, and public information and education initiatives, or for any other purpose not authorized in this provision.

Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

27. Green Evacuation Centers. The amount appropriated herein for the construction, rehabilitation, retrofitting, strengthening, or reconstruction of evacuation centers shall take into account, climate risk, geohazard and vulnerability information, as well as green building standards set forth under the Philippine Green Building Code, and other applicable laws, policies, rules, and regulations in the siting, design, and construction of evacuation centers.

To ensure the judicious allocation of funds and the safety of evacuees in disaster-prone areas, the DBM shall release the funds to the DPWH and/or the appropriate implementing unit: Provided, That priority is given to the high-risk areas in the Philippines identified through the Georisk Philippines, a multi-agency initiative led by the DOST-PHIVOLCS.

28. Reporting and Posting Requirements. The DPWH shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System; and

(b) DPWH’s website.

The DPWH shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

29. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	12,594,119,000	₱	2,042,917,000	₱	1,400,431,000	₱	16,037,467,000

National Capital Region (NCR)		3,813,419,000		1,286,952,000		1,400,431,000		6,500,802,000

Central Office		3,389,872,000		1,243,823,000		1,400,431,000		6,034,126,000
NCR Regional Office - Proper		78,966,000		24,589,000				103,555,000
Las Piñas-Muntinlupa District Engineering Office		27,329,000		2,060,000				29,389,000
Malabon-Navotas District Engineering Office		27,183,000		2,060,000				29,243,000
Metro Manila 1st District Engineering Office		47,309,000		2,060,000				49,369,000
Metro Manila 2nd District Engineering Office		36,205,000		2,060,000				38,265,000
Metro Manila 3rd District Engineering Office		34,704,000		2,060,000				36,764,000
North Manila District Engineering Office		36,444,000		2,060,000				38,504,000
Quezon City 1st District Engineering Office		43,700,000		2,060,000				45,760,000

6	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Quezon City 2nd District Engineering Office	46,014,000	2,060,000	48,074,000
South Manila District Engineering Office	45,693,000	2,060,000	47,753,000
Region I - Ilocos	537,821,000	44,901,000	582,722,000

Regional Office I - Proper	132,976,000	24,521,000	157,497,000
Ilocos Norte 1st District Engineering Office	47,611,000	2,038,000	49,649,000
Ilocos Norte 2nd District Engineering Office	45,131,000	2,038,000	47,169,000
Ilocos Sur 1st District Engineering Office	35,021,000	2,038,000	37,059,000
Ilocos Sur 2nd District Engineering Office	43,997,000	2,038,000	46,035,000
La Union 1st District Engineering Office	36,879,000	2,038,000	38,917,000
La Union 2nd District Engineering Office	35,176,000	2,038,000	37,214,000
Pangasinan 1st District Engineering Office	36,846,000	2,038,000	38,884,000
Pangasinan 2nd District Engineering Office	43,702,000	2,038,000	45,740,000
Pangasinan 3rd District Engineering Office	46,445,000	2,038,000	48,483,000
Pangasinan 4th District Engineering Office	34,037,000	2,038,000	36,075,000
Cordillera Administrative Region (CAR)	551,448,000	49,929,000	601,377,000

Regional Office CAR - Proper	98,509,000	25,497,000	124,006,000
Abra District Engineering Office	37,581,000	2,036,000	39,617,000
Apayao 1st District Engineering Office	36,040,000	2,036,000	38,076,000
Apayao 2nd District Engineering Office	45,529,000	2,036,000	47,565,000
Baguio City District Engineering Office	32,933,000	2,036,000	34,969,000
Benguet 1st District Engineering Office	46,067,000	2,036,000	48,103,000
Benguet 2nd District Engineering Office	33,832,000	2,036,000	35,868,000
Ifugao 1st District Engineering Office	36,329,000	2,036,000	38,365,000
Ifugao 2nd District Engineering Office	35,023,000	2,036,000	37,059,000
Lower Kalinga District Engineering Office	45,131,000	2,036,000	47,167,000
Mountain Province 2nd District Engineering Office	35,637,000	2,036,000	37,673,000
Mountain Province First District Engineering Office	34,566,000	2,036,000	36,602,000
Upper Kalinga District Engineering Office	34,271,000	2,036,000	36,307,000
Region II - Cagayan Valley	510,866,000	46,832,000	557,698,000

Regional Office II - Proper	71,039,000	24,392,000	95,431,000

JANUARY 5, 2026	OFFICIAL GAZETTE	7
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Batanes District Engineering Office	26,760,000	2,040,000	28,800,000
Cagayan 1st District Engineering Office	45,394,000	2,040,000	47,434,000
Cagayan 2nd District Engineering Office	43,702,000	2,040,000	45,742,000
Cagayan 3rd District Engineering Office	45,165,000	2,040,000	47,205,000
Isabela 1st District Engineering Office	46,846,000	2,040,000	48,886,000
Isabela 2nd District Engineering Office	33,850,000	2,040,000	35,890,000
Isabela 3rd District Engineering Office	36,045,000	2,040,000	38,085,000
Isabela 4th District Engineering Office	35,607,000	2,040,000	37,647,000
Nueva Vizcaya 2nd District Engineering Office	45,220,000	2,040,000	47,260,000
Nueva Vizcaya District Engineering Office	34,330,000	2,040,000	36,370,000
Quirino District Engineering Office	46,908,000	2,040,000	48,948,000
Region III - Central Luzon	831,817,000	63,490,000	895,307,000

Regional Office III - Proper	220,903,000	30,520,000	251,423,000
Aurora District Engineering Office	45,262,000	2,086,000	47,348,000
Bataan 1st District Engineering Office	36,769,000	2,086,000	38,855,000
Bataan 2nd District Engineering Office	42,731,000	2,086,000	44,817,000
Bataan 3rd District Engineering Office	31,722,000	1,883,000	33,605,000
Bulacan 1st District Engineering Office	34,482,000	2,086,000	36,568,000
Bulacan 2nd District Engineering Office	35,014,000	2,086,000	37,100,000
Bulacan 3rd District Engineering Office	34,712,000	1,883,000	36,595,000
Nueva Ecija 1st District Engineering Office	47,793,000	2,086,000	49,879,000
Nueva Ecija 2nd District Engineering Office	45,161,000	2,086,000	47,247,000
Pampanga 1st District Engineering Office	48,700,000	2,086,000	50,786,000
Pampanga 2nd District Engineering Office	35,911,000	2,086,000	37,997,000
Pampanga 3rd District Engineering Office	28,000,000	2,086,000	30,086,000
Tarlac 2nd District Engineering Office	34,921,000	2,086,000	37,007,000
Tarlac District Engineering Office	45,371,000	2,086,000	47,457,000
Zambales 1st District Engineering Office	36,803,000	2,086,000	38,889,000
Zambales 2nd District Engineering Office	27,562,000	2,086,000	29,648,000

8	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVA - CALABARZON	694,069,000	57,533,000	751,602,000

Regional Office IVA - Proper	92,900,000	24,253,000	117,153,000
Batangas 1st District Engineering Office	43,912,000	2,080,000	45,992,000
Batangas 2nd District Engineering Office	34,584,000	2,080,000	36,664,000
Batangas 3rd District Engineering Office	35,795,000	2,080,000	37,875,000
Batangas 4th District Engineering Office	33,137,000	2,080,000	35,217,000
Cavite 2nd District Engineering Office	42,781,000	2,080,000	44,861,000
Cavite District Engineering Office	42,289,000	2,080,000	44,369,000
Cavite Third District Engineering Office	32,050,000	2,080,000	34,130,000
Laguna 1st District Engineering Office	36,188,000	2,080,000	38,268,000
Laguna 2nd District Engineering Office	35,883,000	2,080,000	37,963,000
Laguna 3rd District Engineering Office	33,953,000	2,080,000	36,033,000
Quezon 1st District Engineering Office	36,971,000	2,080,000	39,051,000
Quezon 2nd District Engineering Office	34,314,000	2,080,000	36,394,000
Quezon 3rd District Engineering Office	44,995,000	2,080,000	47,075,000
Quezon 4th District Engineering Office	46,581,000	2,080,000	48,661,000
Rizal 1st District Engineering Office	34,186,000	2,080,000	36,266,000
Rizal 2nd District Engineering Office	33,550,000	2,080,000	35,630,000
Region IVB - MIMAROPA	420,386,000	40,710,000	461,096,000

MIMAROPA Regional Office - Proper	92,907,000	24,198,000	117,105,000
Marinduque District Engineering Office	35,981,000	2,064,000	38,045,000
Mindoro Occidental District Engineering Office	43,165,000	2,064,000	45,229,000
Mindoro Oriental District Engineering Office	34,415,000	2,064,000	36,479,000
Palawan 1st District Engineering Office	42,259,000	2,064,000	44,323,000
Palawan 2nd District Engineering Office	44,169,000	2,064,000	46,233,000
Palawan 3rd District Engineering Office	43,403,000	2,064,000	45,467,000
Romblon District Engineering Office	41,940,000	2,064,000	44,004,000
Southern Mindoro District Engineering Office	42,147,000	2,064,000	44,211,000
Region V - Bicol	661,937,000	55,261,000	717,198,000

Regional Office V - Proper	89,688,000	24,241,000	113,929,000

JANUARY 5, 2026	OFFICIAL GAZETTE	9
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Albay 1st District Engineering Office	34,816,000	2,068,000	36,884,000
Albay 2nd District Engineering Office	34,865,000	2,068,000	36,933,000
Albay 3rd District Engineering Office	33,046,000	2,068,000	35,114,000
Camarines Norte District Engineering Office	45,017,000	2,068,000	47,085,000
Camarines Sur 1st District Engineering Office	35,261,000	2,068,000	37,329,000
Camarines Sur 2nd District Engineering Office	27,118,000	2,068,000	29,186,000
Camarines Sur 3rd District Engineering Office	35,503,000	2,068,000	37,571,000
Camarines Sur 4th District Engineering Office	45,436,000	2,068,000	47,504,000
Camarines Sur 5th District Engineering Office	35,314,000	2,068,000	37,382,000
Catanduanes District Engineering Office	44,889,000	2,068,000	46,957,000
Masbate 1st District Engineering Office	35,973,000	2,068,000	38,041,000
Masbate 2nd District Engineering Office	42,812,000	2,068,000	44,880,000
Masbate 3rd District Engineering Office	41,654,000	2,068,000	43,722,000
Sorsogon 2nd District Engineering Office	34,111,000	2,068,000	36,179,000
Sorsogon District Engineering Office	46,434,000	2,068,000	48,502,000
Region VI - Western Visayas	483,000,000	46,981,000	529,981,000

Regional Office VI - Proper	97,387,000	24,249,000	121,636,000
Aklan District Engineering Office	36,875,000	2,085,000	38,960,000
Antique District Engineering Office	44,038,000	2,085,000	46,123,000
Capiz 1st District Engineering Office	34,527,000	2,085,000	36,612,000
Capiz 2nd District Engineering Office	42,903,000	2,085,000	44,988,000
Guimaras District Engineering Office	33,388,000	2,085,000	35,473,000
Iloilo 1st District Engineering Office	33,620,000	2,085,000	35,705,000
Iloilo 2nd District Engineering Office	33,486,000	2,085,000	35,571,000
Iloilo 3rd District Engineering Office	41,664,000	2,085,000	43,749,000
Iloilo 4th District Engineering Office	35,065,000	2,085,000	37,150,000
Iloilo 6th District Engineering Office	17,227,000	1,882,000	19,109,000
Iloilo City District Engineering Office	32,820,000	2,085,000	34,905,000
Negros Island Region (NIR)	356,060,000	20,667,000	376,727,000

Bacolod City District Engineering Office	36,456,000	2,085,000	38,541,000

10	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Occidental 1st District Engineering Office	48,656,000	2,085,000	50,741,000
Negros Occidental 2nd District Engineering Office	37,308,000	2,085,000	39,393,000
Negros Occidental 3rd District Engineering Office	47,148,000	2,085,000	49,233,000
Negros Occidental 4th District Engineering Office	36,410,000	2,085,000	38,495,000
Negros Occidental 5th District Engineering Office		1,882,000	1,882,000
Negros Oriental 1st District Engineering Office	37,454,000	2,090,000	39,544,000
Negros Oriental 2nd District Engineering Office	37,491,000	2,090,000	39,581,000
Negros Oriental 3rd District Engineering Office	43,723,000	2,090,000	45,813,000
Siquijor District Engineering Office	31,414,000	2,090,000	33,504,000
Region VII - Central Visayas	494,646,000	47,260,000	541,906,000

Regional Office VII - Proper	112,066,000	24,270,000	136,336,000
Bohol 1st District Engineering Office	41,813,000	2,090,000	43,903,000
Bohol 2nd District Engineering Office	33,044,000	2,090,000	35,134,000
Bohol 3rd District Engineering Office	41,549,000	2,090,000	43,639,000
Cebu 1st District Engineering Office	31,772,000	2,090,000	33,862,000
Cebu 2nd District Engineering Office	33,318,000	2,090,000	35,408,000
Cebu 3rd District Engineering Office	31,163,000	2,090,000	33,253,000
Cebu 4th District Engineering Office	35,063,000	2,090,000	37,153,000
Cebu 5th District Engineering Office	34,011,000	2,090,000	36,101,000
Cebu 6th District Engineering Office	32,430,000	2,090,000	34,520,000
Cebu 7th District Engineering Office	34,781,000	2,090,000	36,871,000
Cebu City District Engineering Office	33,636,000	2,090,000	35,726,000
Region VIII - Eastern Visayas	660,462,000	53,534,000	713,996,000

Regional Office VIII - Proper	113,645,000	24,269,000	137,914,000
Biliran District Engineering Office	35,687,000	2,105,000	37,792,000
Eastern Samar District Engineering Office	46,001,000	2,105,000	48,106,000
Leyte 1st District Engineering Office	32,122,000	2,105,000	34,227,000
Leyte 2nd District Engineering Office	43,012,000	2,105,000	45,117,000
Leyte 3rd District Engineering Office	35,269,000	2,105,000	37,374,000

JANUARY 5, 2026	OFFICIAL GAZETTE	11
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Leyte 4th District Engineering Office	43,088,000	2,105,000	45,193,000
Leyte 5th District Engineering Office	44,830,000	2,105,000	46,935,000
Northern Samar 1st District Engineering Office	42,037,000	2,105,000	44,142,000
Northern Samar 2nd District Engineering Office	34,121,000	2,105,000	36,226,000
Samar 1st District Engineering Office	45,778,000	2,105,000	47,883,000
Samar 2nd District Engineering Office	39,683,000	2,105,000	41,788,000
Southern Leyte 1st District Engineering Office	40,610,000	2,105,000	42,715,000
Southern Leyte 2nd District Engineering Office	32,158,000	1,900,000	34,058,000
Tacloban City District Engineering Office	32,421,000	2,105,000	34,526,000
Region IX - Zamboanga Peninsula	529,266,000	45,911,000	575,177,000

Regional Office IX - Proper	140,386,000	23,124,000	163,510,000
Isabela City District Engineering Office	19,603,000	2,090,000	21,693,000
Zamboanga City 1st District Engineering Office	31,414,000	1,887,000	33,301,000
Zamboanga City 2nd District Engineering Office	30,126,000	2,090,000	32,216,000
Zamboanga del Norte 1st District Engineering Office	45,134,000	2,090,000	47,224,000
Zamboanga del Norte 2nd District Engineering Office	33,289,000	2,090,000	35,379,000
Zamboanga del Norte 3rd District Engineering Office	32,986,000	2,090,000	35,076,000
Zamboanga del Norte 4th District Engineering Office	33,353,000	2,090,000	35,443,000
Zamboanga del Sur 1st District Engineering Office	44,425,000	2,090,000	46,515,000
Zamboanga del Sur 2nd District Engineering Office	44,224,000	2,090,000	46,314,000
Zamboanga Sibugay 1st District Engineering Office	43,378,000	2,090,000	45,468,000
Zamboanga Sibugay 2nd District Engineering Office	30,948,000	2,090,000	33,038,000
Region X - Northern Mindanao	605,051,000	52,461,000	657,512,000

Regional Office X - Proper	90,496,000	24,267,000	114,763,000
Bukidnon 1st District Engineering Office	46,297,000	2,028,000	48,325,000
Bukidnon 2nd District Engineering Office	44,442,000	2,028,000	46,470,000
Bukidnon 3rd District Engineering Office	37,948,000	2,028,000	39,976,000
Bukidnon 4th District Engineering Office	33,404,000	1,830,000	35,234,000
Cagayan de Oro City 1st District Engineering Office	27,395,000	2,028,000	29,423,000
Cagayan de Oro City 2nd District Engineering Office	27,152,000	2,028,000	29,180,000

12	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Camiguin District Engineering Office	27,725,000	2,028,000	29,753,000
Iligan City District Engineering Office	34,431,000	2,028,000	36,459,000
Lanao del Norte 1st District Engineering Office	46,248,000	2,028,000	48,276,000
Lanao del Norte 2nd District Engineering Office	41,855,000	2,028,000	43,883,000
Misamis Occidental 2nd District Engineering Office	32,146,000	2,028,000	34,174,000
Misamis Occidental District Engineering Office	35,067,000	2,028,000	37,095,000
Misamis Oriental 1st District Engineering Office	35,961,000	2,028,000	37,989,000
Misamis Oriental 2nd District Engineering Office	44,484,000	2,028,000	46,512,000
Region XI - Davao	557,577,000	46,904,000	604,481,000

Regional Office XI - Proper	120,314,000	24,256,000	144,570,000
Davao City 2nd District Engineering Office	34,936,000	2,096,000	37,032,000
Davao City 3rd District Engineering Office	34,027,000	1,892,000	35,919,000
Davao City District Engineering Office	36,333,000	2,096,000	38,429,000
Davao de Oro 1st District Engineering Office	42,533,000	2,096,000	44,629,000
Davao de Oro 2nd District Engineering Office	43,001,000	2,096,000	45,097,000
Davao del Norte 2nd District Engineering Office	34,653,000	1,892,000	36,545,000
Davao del Norte District Engineering Office	35,740,000	2,096,000	37,836,000
Davao del Sur District Engineering Office	43,471,000	2,096,000	45,567,000
Davao Occidental District Engineering Office	44,547,000	2,096,000	46,643,000
Davao Oriental 1st District Engineering Office	43,048,000	2,096,000	45,144,000
Davao Oriental 2nd District Engineering Office	44,974,000	2,096,000	47,070,000
Region XII - SOCCSKSARGEN	440,869,000	40,705,000	481,574,000

Regional Office XII - Proper	93,692,000	24,217,000	117,909,000
Cotabato 1st District Engineering Office	43,210,000	2,061,000	45,271,000
Cotabato 2nd District Engineering Office	45,955,000	2,061,000	48,016,000
Cotabato 3rd District Engineering Office	44,179,000	2,061,000	46,240,000
Sarangani District Engineering Office	44,845,000	2,061,000	46,906,000
South Cotabato 1st District Engineering Office	45,791,000	2,061,000	47,852,000
South Cotabato 2nd District Engineering Office	44,444,000	2,061,000	46,505,000
Sultan Kudarat 1st District Engineering Office	34,443,000	2,061,000	36,504,000

JANUARY 5, 2026	OFFICIAL GAZETTE	13
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Sultan Kudarat 2nd District Engineering Office	44,310,000	2,061,000		46,371,000
Region XIII - Caraga	445,425,000	42,886,000		488,311,000

Regional Office XIII - Proper	97,636,000	24,274,000		121,910,000
Agusan del Norte District Engineering Office	34,461,000	2,068,000		36,529,000
Agusan del Sur 1st District Engineering Office	45,519,000	2,068,000		47,587,000
Agusan del Sur 2nd District Engineering Office	46,197,000	2,068,000		48,265,000
Butuan City District Engineering Office	32,492,000	2,068,000		34,560,000
Dinagat Islands District Engineering Office	35,973,000	2,068,000		38,041,000
Surigao del Norte 1st District Engineering Office	35,998,000	2,068,000		38,066,000
Surigao del Norte 2nd District Engineering Office	36,275,000	2,068,000		38,343,000
Surigao del Sur 1st District Engineering Office	46,832,000	2,068,000		48,900,000
Surigao del Sur 2nd District Engineering Office	34,042,000	2,068,000		36,110,000
Administration of Personnel Benefits	579,387,000			579,387,000

National Capital Region (NCR)	579,387,000			579,387,000

Central Office	579,387,000			579,387,000

Sub-total, General Administration and Support	13,173,506,000	2,042,917,000	1,400,431,000	16,616,854,000

Support to Operations
Design of Public Works and Highways Projects	89,183,000	21,284,000		110,467,000

National Capital Region (NCR)	89,183,000	21,284,000		110,467,000

Central Office	89,183,000	21,284,000		110,467,000
Preparation of Manuals for Construction, Rehabilitation and Improvement of Infrastructure Facilities	105,823,000	29,713,000		135,536,000

National Capital Region (NCR)	105,823,000	29,713,000		135,536,000

Central Office	105,823,000	29,713,000		135,536,000
Management of Construction and Maintenance Equipment and Ancillary Facilities	59,564,000	177,935,000		237,499,000

National Capital Region (NCR)	59,564,000	177,935,000		237,499,000

Central Office	59,564,000	177,935,000		237,499,000
Infrastructure Research, Quality Control and Management, Ancillary Facilities	129,231,000	102,104,000		231,335,000

National Capital Region (NCR)	129,231,000	102,104,000		231,335,000

14	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Central Office	129,231,000	102,104,000	231,335,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Bureau Proper	66,850,000	37,883,000	104,733,000

National Capital Region (NCR)	66,850,000	37,883,000	104,733,000

Central Office	66,850,000	37,883,000	104,733,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Routine Maintenance of National Roads		8,502,016,000	8,502,016,000

National Capital Region (NCR)		8,502,016,000	8,502,016,000

Central Office		8,502,016,000	8,502,016,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Routine Maintenance of National Bridges		1,788,477,000	1,788,477,000

National Capital Region (NCR)		1,788,477,000	1,788,477,000

Central Office		1,788,477,000	1,788,477,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Operation of Weighbridge Stations and ATOME		231,491,000	231,491,000

National Capital Region (NCR)		231,491,000	231,491,000

Central Office		231,491,000	231,491,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Maintenance and Operations of DPWH Floating Equipment		1,341,700,000	1,341,700,000

National Capital Region (NCR)		1,341,700,000	1,341,700,000

Central Office		1,341,700,000	1,341,700,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Repair and Maintenance of Road Safety Facilities		600,046,000	600,046,000

National Capital Region (NCR)		600,046,000	600,046,000

Central Office		600,046,000	600,046,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Maintenance, Services for Automated Traffic Data Collection Program		299,825,000	299,825,000

National Capital Region (NCR)		299,825,000	299,825,000

Central Office		299,825,000	299,825,000

JANUARY 5, 2026	OFFICIAL GAZETTE	15
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Public Buildings	645,004,000	645,004,000

National Capital Region (NCR)	645,004,000	645,004,000

Central Office	645,004,000	645,004,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities	1,800,000,000	1,800,000,000

National Capital Region (NCR)	1,800,000,000	1,800,000,000

Central Office	1,800,000,000	1,800,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Flood Control and Sabo Engineering Center	10,000,000	10,000,000

National Capital Region (NCR)	10,000,000	10,000,000

Central Office	10,000,000	10,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - KAMANAVA/VOM Flood Control Structures	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - East and West of Mangahan Flood Control Structures	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Agno Flood Control Structures (Phases I and II)	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Iloilo Flood Control Structures	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000

16	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Lower Agusan Flood Control Structures	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Laoag River Basin Flood Control Structures	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Post Ondoy and Pepeng Short Term Infrastructure Project (POPSTIRP)	30,000,000	30,000,000

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Pinatubo Hazard Urgent Mitigation Project (PHUMP)	30,000,000	30,000,000

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities Nationwide - Esteros and Creeks Improvement/Maintenance in National Capital Region	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Third River Flood Control Structure	30,000,000	30,000,000

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities - Nationwide - Manila Bay Rehabilitation Program	30,000,000	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	17
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities Nationwide - Pasig-Marikina River Channel Improvement Project	50,000,000	50,000,000

National Capital Region (NCR)	50,000,000	50,000,000

Central Office	50,000,000	50,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities Nationwide - Pampanga Delta Development Project	30,000,000	30,000,000

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities Nationwide - Flood Risk Management Project for Cagayan River, Tagoloan River, and Imus River	30,000,000	30,000,000

National Capital Region (NCR)	30,000,000	30,000,000

Central Office	30,000,000	30,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities - Flood Control and Drainage Systems, Structures and Related Facilities Nationwide - Desilting, Dredging, and Cleaning of Waterways	100,000,000	100,000,000

National Capital Region (NCR)	100,000,000	100,000,000

Central Office	100,000,000	100,000,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Repair, of Laboratory Equipment	13,500,000	13,500,000

National Capital Region (NCR)	13,500,000	13,500,000

Central Office	13,500,000	13,500,000
Maintenance, Repair and Rehabilitation of Infrastructure Facilities and Other Related Activities - Operations / Infrastructure Planning of Infrastructure Projects	5,000,000	5,000,000

National Capital Region (NCR)	5,000,000	5,000,000

Central Office	5,000,000	5,000,000

18	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Operations and Maintenance of National Hydrologic Data Collection Program (NHDCP)		23,475,000	23,475,000

National Capital Region (NCR)		23,475,000	23,475,000

Central Office		23,475,000	23,475,000
Repair/Maintenance of Laybys along National Roads (Weighbridge Stations)		2,300,000	2,300,000

National Capital Region (NCR)		2,300,000	2,300,000

Central Office		2,300,000	2,300,000
Regional Support (Planning and Design, Construction, Maintenance and Material Quality Control and Hydrology Division)	486,760,000	12,272,000	499,032,000

National Capital Region (NCR)	38,776,000	767,000	39,543,000

NCR Regional Office - Proper	38,776,000	767,000	39,543,000
Region I - Ilocos	12,070,000	767,000	12,837,000

Regional Office I - Proper	12,070,000	767,000	12,837,000
Cordillera Administrative Region (CAR)	50,172,000	767,000	50,939,000

Regional Office CAR - Proper	50,172,000	767,000	50,939,000
Region II - Cagayan Valley	36,702,000	767,000	37,469,000

Regional Office II - Proper	36,702,000	767,000	37,469,000
Region III - Central Luzon		767,000	767,000

Regional Office III - Proper		767,000	767,000
Region IVA - CALABARZON	34,673,000	767,000	35,440,000

Regional Office IVA - Proper	34,673,000	767,000	35,440,000
Region IVB - MIMAROPA	40,761,000	767,000	41,528,000

MIMAROPA Regional Office - Proper	40,761,000	767,000	41,528,000
Region V - Bicol	50,896,000	767,000	51,663,000

Regional Office V - Proper	50,896,000	767,000	51,663,000
Region VI - Western Visayas	37,717,000	767,000	38,484,000

Regional Office VI - Proper	37,717,000	767,000	38,484,000
Region VII - Central Visayas	27,291,000	767,000	28,058,000

Regional Office VII - Proper	27,291,000	767,000	28,058,000

JANUARY 5, 2026	OFFICIAL GAZETTE	19
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region VIII - Eastern Visayas	25,384,000	767,000	26,151,000

Regional Office VIII - Proper	25,384,000	767,000	26,151,000
Region IX - Zamboanga Peninsula		767,000	767,000

Regional Office IX - Proper		767,000	767,000
Region X - Northern Mindanao	37,571,000	767,000	38,338,000

Regional Office X - Proper	37,571,000	767,000	38,338,000
Region XI - Davao	26,665,000	767,000	27,432,000

Regional Office XI - Proper	26,665,000	767,000	27,432,000
Region XII - SOCCSKSARGEN	44,117,000	767,000	44,884,000

Regional Office XII - Proper	44,117,000	767,000	44,884,000
Region XIII - Caraga	23,965,000	767,000	24,732,000

Regional Office XIII - Proper	23,965,000	767,000	24,732,000
Testing Materials Needed in Road, Bridge and Building Construction and Other Public Works Projects	185,402,000	4,208,000	189,610,000

National Capital Region (NCR)	14,085,000	263,000	14,348,000

NCR Regional Office - Proper	14,085,000	263,000	14,348,000
Region I - Ilocos		263,000	263,000

Regional Office I - Proper		263,000	263,000
Cordillera Administrative Region (CAR)	5,704,000	263,000	5,967,000

Regional Office CAR - Proper	5,704,000	263,000	5,967,000
Region II - Cagayan Valley	31,993,000	263,000	32,256,000

Regional Office II - Proper	31,993,000	263,000	32,256,000
Region III - Central Luzon		263,000	263,000

Regional Office III - Proper		263,000	263,000
Region IVA - CALABARZON	12,544,000	263,000	12,807,000

Regional Office IVA - Proper	12,544,000	263,000	12,807,000
Region IVB - MIMAROPA	13,546,000	263,000	13,809,000

MIMAROPA Regional Office - Proper	13,546,000	263,000	13,809,000
Region V - Bicol	16,263,000	263,000	16,526,000

Regional Office V - Proper	16,263,000	263,000	16,526,000

20	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VI - Western Visayas	8,850,000	263,000		9,113,000

Regional Office VI - Proper	8,850,000	263,000		9,113,000
Region VII - Central Visayas	18,651,000	263,000		18,914,000

Regional Office VII - Proper	18,651,000	263,000		18,914,000
Region VIII - Eastern Visayas	7,333,000	263,000		7,596,000

Regional Office VIII - Proper	7,333,000	263,000		7,596,000
Region IX - Zamboanga Peninsula		263,000		263,000

Regional Office IX - Proper		263,000		263,000
Region X - Northern Mindanao	17,307,000	263,000		17,570,000

Regional Office X - Proper	17,307,000	263,000		17,570,000
Region XI - Davao	7,249,000	263,000		7,512,000

Regional Office XI - Proper	7,249,000	263,000		7,512,000
Region XII - SOCCSKSARGEN	12,981,000	263,000		13,244,000

Regional Office XII - Proper	12,981,000	263,000		13,244,000
Region XIII - Caraga	18,896,000	263,000		19,159,000

Regional Office XIII - Proper	18,896,000	263,000		19,159,000
Pre-Feasibility Study/Feasibility Study/Preliminary and Detailed Engineering			6,150,000,000	6,150,000,000

National Capital Region (NCR)			6,150,000,000	6,150,000,000

Central Office			6,150,000,000	6,150,000,000
Payments of Right-of-Way (ROW)			5,000,000,000	5,000,000,000

National Capital Region (NCR)			5,000,000,000	5,000,000,000

Central Office			5,000,000,000	5,000,000,000
Payments of Contractual Obligations, VAT and Other Taxes			1,000,000,000	1,000,000,000

National Capital Region			1,000,000,000	1,000,000,000

Central Office			1,000,000,000	1,000,000,000

Sub-total, Support to Operations	1,122,813,000	16,328,233,000	12,150,000,000	29,601,046,000

Operations
ASSET PRESERVATION PROGRAM			98,892,920,000	98,892,920,000

Preventive Maintenance - Primary Roads			12,062,679,000	12,062,679,000

JANUARY 5, 2026	OFFICIAL GAZETTE	21
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Preventive Maintenance - Primary Roads	12,062,679,000	12,062,679,000

National Capital Region (NCR)	9,800,170,000	9,800,170,000

Central Office	9,768,674,000	9,768,674,000
Las Piñas-Muntinlupa District Engineering Office	1,168,000	1,168,000
Quezon City 2nd District Engineering Office	30,328,000	30,328,000
Region I - Ilocos	202,730,000	202,730,000

La Union 1st District Engineering Office	3,662,000	3,662,000
La Union 2nd District Engineering Office	38,365,000	38,365,000
Pangasinan 2nd District Engineering Office	111,898,000	111,898,000
Pangasinan 3rd District Engineering Office	48,805,000	48,805,000
Cordillera Administrative Region (CAR)	66,150,000	66,150,000

Baguio City District Engineering Office	17,150,000	17,150,000
Lower Kalinga District Engineering Office	49,000,000	49,000,000
Region II - Cagayan Valley	12,723,000	12,723,000

Isabela 3rd District Engineering Office	12,723,000	12,723,000
Region III - Central Luzon	348,566,000	348,566,000

Bataan 3rd District Engineering Office	29,997,000	29,997,000
Nueva Ecija 1st District Engineering Office	65,574,000	65,574,000
Nueva Ecija 2nd District Engineering Office	43,229,000	43,229,000
Tarlac 2nd District Engineering Office	31,463,000	31,463,000
Tarlac District Engineering Office	138,303,000	138,303,000
Zambales 2nd District Engineering Office	40,000,000	40,000,000
Region IVA - CALABARZON	332,887,000	332,887,000

Cavite District Engineering Office	40,836,000	40,836,000
Cavite Third District Engineering Office	84,710,000	84,710,000
Laguna 2nd District Engineering Office	51,546,000	51,546,000
Laguna 3rd District Engineering Office	79,077,000	79,077,000
Rizal 1st District Engineering Office	76,718,000	76,718,000
Region VI - Western Visayas	150,016,000	150,016,000

Capiz 1st District Engineering Office	59,795,000	59,795,000

22	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Iloilo 2nd District Engineering Office	78,068,000	78,068,000
Iloilo City District Engineering Office	12,153,000	12,153,000
Negros Island Region (NIR)	384,894,000	384,894,000

Bacolod City District Engineering Office	37,533,000	37,533,000
Negros Occidental 1st District Engineering Office	168,553,000	168,553,000
Negros Occidental 5th District Engineering Office	65,336,000	65,336,000
Negros Oriental 3rd District Engineering Office	113,472,000	113,472,000
Region VII - Central Visayas	35,073,000	35,073,000

Cebu 1st District Engineering Office	20,091,000	20,091,000
Cebu City District Engineering Office	14,982,000	14,982,000
Region VIII - Eastern Visayas	238,718,000	238,718,000

Leyte 1st District Engineering Office	30,945,000	30,945,000
Leyte 2nd District Engineering Office	30,291,000	30,291,000
Leyte 4th District Engineering Office	177,482,000	177,482,000
Region IX - Zamboanga Peninsula	110,610,000	110,610,000

Zamboanga del Norte 2nd District Engineering Office	20,580,000	20,580,000
Zamboanga del Norte 3rd District Engineering Office	67,490,000	67,490,000
Zamboanga Sibugay 2nd District Engineering Office	22,540,000	22,540,000
Region X - Northern Mindanao	119,115,000	119,115,000

Bukidnon 3rd District Engineering Office	89,892,000	89,892,000
Iligan City District Engineering Office	15,083,000	15,083,000
Lanao del Norte 2nd District Engineering Office	14,140,000	14,140,000
Region XI - Davao	123,798,000	123,798,000

Davao City 2nd District Engineering Office	38,290,000	38,290,000
Davao Oriental 2nd District Engineering Office	85,508,000	85,508,000
Region XII - SOCCSKSARGEN	99,009,000	99,009,000

Cotabato 3rd District Engineering Office	57,678,000	57,678,000
Sultan Kudarat 1st District Engineering Office	41,331,000	41,331,000
Region XIII - Caraga	38,220,000	38,220,000

Agusan del Norte District Engineering Office	38,220,000	38,220,000

JANUARY 5, 2026	OFFICIAL GAZETTE	23
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Preventive Maintenance - Secondary Roads	15,880,415,000	15,880,415,000

Preventive Maintenance - Secondary Roads	15,880,415,000	15,880,415,000

National Capital Region (NCR)	10,245,163,000	10,245,163,000

Central Office	9,862,993,000	9,862,993,000
Las Piñas-Muntinlupa District Engineering Office	14,156,000	14,156,000
Metro Manila 1st District Engineering Office	93,768,000	93,768,000
Metro Manila 2nd District Engineering Office	31,826,000	31,826,000
North Manila District Engineering Office	46,710,000	46,710,000
Quezon City 1st District Engineering Office	147,262,000	147,262,000
Quezon City 2nd District Engineering Office	28,606,000	28,606,000
South Manila District Engineering Office	19,842,000	19,842,000
Region I - Ilocos	480,632,000	480,632,000

Ilocos Norte 1st District Engineering Office	29,500,000	29,500,000
Ilocos Norte 2nd District Engineering Office	27,005,000	27,005,000
Ilocos Sur 1st District Engineering Office	45,584,000	45,584,000
Ilocos Sur 2nd District Engineering Office	28,954,000	28,954,000
Pangasinan 3rd District Engineering Office	36,284,000	36,284,000
Pangasinan 4th District Engineering Office	313,305,000	313,305,000
Cordillera Administrative Region (CAR)	64,599,000	64,599,000

Abra District Engineering Office	14,619,000	14,619,000
Benguet 2nd District Engineering Office	4,900,000	4,900,000
Lower Kalinga District Engineering Office	45,080,000	45,080,000
Region II - Cagayan Valley	132,923,000	132,923,000

Cagayan 2nd District Engineering Office	2,423,000	2,423,000
Quirino District Engineering Office	130,500,000	130,500,000
Region III - Central Luzon	517,035,000	517,035,000

Aurora District Engineering Office	54,280,000	54,280,000
Bataan 2nd District Engineering Office	153,382,000	153,382,000
Bataan 3rd District Engineering Office	18,012,000	18,012,000
Bulacan 3rd District Engineering Office	27,583,000	27,583,000

24	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Nueva Ecija 1st District Engineering Office	33,887,000	33,887,000
Nueva Ecija 2nd District Engineering Office	47,365,000	47,365,000
Pampanga 2nd District Engineering Office	23,679,000	23,679,000
Tarlac 2nd District Engineering Office	27,904,000	27,904,000
Tarlac District Engineering Office	36,849,000	36,849,000
Zambales 1st District Engineering Office	94,094,000	94,094,000
Region IVA - CALABARZON	750,049,000	750,049,000

Batangas 1st District Engineering Office	57,539,000	57,539,000
Batangas 2nd District Engineering Office	42,499,000	42,499,000
Batangas 3rd District Engineering Office	30,368,000	30,368,000
Batangas 4th District Engineering Office	39,958,000	39,958,000
Cavite 2nd District Engineering Office	154,346,000	154,346,000
Cavite District Engineering Office	87,592,000	87,592,000
Cavite Third District Engineering Office	82,312,000	82,312,000
Laguna 1st District Engineering Office	103,357,000	103,357,000
Laguna 3rd District Engineering Office	17,581,000	17,581,000
Quezon 1st District Engineering Office	23,975,000	23,975,000
Quezon 3rd District Engineering Office	75,919,000	75,919,000
Rizal 1st District Engineering Office	34,603,000	34,603,000
Region IVB - MIMAROPA	355,175,000	355,175,000

Mindoro Oriental District Engineering Office	41,217,000	41,217,000
Palawan 1st District Engineering Office	133,488,000	133,488,000
Palawan 2nd District Engineering Office	7,198,000	7,198,000
Palawan 3rd District Engineering Office	85,359,000	85,359,000
Romblon District Engineering Office	30,574,000	30,574,000
Southern Mindoro District Engineering Office	57,339,000	57,339,000
Region V - Bicol	405,782,000	405,782,000

Albay 1st District Engineering Office	89,978,000	89,978,000
Albay 2nd District Engineering Office	48,174,000	48,174,000
Camarines Norte District Engineering Office	46,500,000	46,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	25
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Camarines Sur 5th District Engineering Office	161,133,000	161,133,000
Masbate 2nd District Engineering Office	33,462,000	33,462,000
Sorsogon 2nd District Engineering Office	26,535,000	26,535,000
Region VI - Western Visayas	758,972,000	758,972,000

Antique District Engineering Office	16,855,000	16,855,000
Capiz 1st District Engineering Office	283,170,000	283,170,000
Capiz 2nd District Engineering Office	68,925,000	68,925,000
Guimaras District Engineering Office	21,528,000	21,528,000
Iloilo 2nd District Engineering Office	117,240,000	117,240,000
Iloilo 3rd District Engineering Office	169,299,000	169,299,000
Iloilo 4th District Engineering Office	1,482,000	1,482,000
Iloilo 6th District Engineering Office	29,283,000	29,283,000
Iloilo City District Engineering Office	51,190,000	51,190,000
Negros Island Region (NIR)	665,272,000	665,272,000

Bacolod City District Engineering Office	16,221,000	16,221,000
Negros Occidental 1st District Engineering Office	46,485,000	46,485,000
Negros Occidental 2nd District Engineering Office	154,257,000	154,257,000
Negros Occidental 3rd District Engineering Office	27,099,000	27,099,000
Negros Occidental 4th District Engineering Office	81,160,000	81,160,000
Negros Oriental 1st District Engineering Office	36,642,000	36,642,000
Negros Oriental 2nd District Engineering Office	56,448,000	56,448,000
Negros Oriental 3rd District Engineering Office	36,878,000	36,878,000
Siquijor District Engineering Office	210,082,000	210,082,000
Region VII - Central Visayas	219,751,000	219,751,000

Cebu 1st District Engineering Office	20,060,000	20,060,000
Cebu 3rd District Engineering Office	51,010,000	51,010,000
Cebu 6th District Engineering Office	34,811,000	34,811,000
Cebu 7th District Engineering Office	59,487,000	59,487,000
Cebu City District Engineering Office	54,383,000	54,383,000

26	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VIII - Eastern Visayas	364,153,000	364,153,000

Eastern Samar District Engineering Office	79,371,000	79,371,000
Leyte 3rd District Engineering Office	17,683,000	17,683,000
Northern Samar 1st District Engineering Office	16,954,000	16,954,000
Northern Samar 2nd District Engineering Office	100,793,000	100,793,000
Southern Leyte 1st District Engineering Office	40,999,000	40,999,000
Southern Leyte 2nd District Engineering Office	65,384,000	65,384,000
Tacloban City District Engineering Office	42,969,000	42,969,000
Region IX - Zamboanga Peninsula	23,381,000	23,381,000

Zamboanga City 1st District Engineering Office	23,381,000	23,381,000
Region X - Northern Mindanao	112,536,000	112,536,000

Bukidnon 2nd District Engineering Office	55,031,000	55,031,000
Cagayan de Oro City 2nd District Engineering Office	47,135,000	47,135,000
Iligan City District Engineering Office	10,370,000	10,370,000
Region XI - Davao	309,541,000	309,541,000

Davao City 3rd District Engineering Office	2,307,000	2,307,000
Davao City District Engineering Office	17,663,000	17,663,000
Davao de Oro 1st District Engineering Office	50,000,000	50,000,000
Davao del Norte District Engineering Office	47,630,000	47,630,000
Davao del Sur District Engineering Office	47,630,000	47,630,000
Davao Oriental 1st District Engineering Office	144,311,000	144,311,000
Region XII - SOCCSKSARGEN	303,439,000	303,439,000

Cotabato 3rd District Engineering Office	63,738,000	63,738,000
Sarangani District Engineering Office	68,153,000	68,153,000
South Cotabato 1st District Engineering Office	147,364,000	147,364,000
Sultan Kudarat 1st District Engineering Office	24,184,000	24,184,000
Region XIII - Caraga	172,012,000	172,012,000

Dinagat Islands District Engineering Office	20,041,000	20,041,000
Surigao del Norte 1st District Engineering Office	26,273,000	26,273,000
Surigao del Norte 2nd District Engineering Office	70,949,000	70,949,000

JANUARY 5, 2026	OFFICIAL GAZETTE	27
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Surigao del Sur 1st District Engineering Office	8,144,000	8,144,000
Surigao del Sur 2nd District Engineering Office	46,605,000	46,605,000
Preventive Maintenance - Tertiary Roads	10,640,781,000	10,640,781,000

Preventive Maintenance - Tertiary Roads	10,640,781,000	10,640,781,000

National Capital Region (NCR)	7,909,258,000	7,909,258,000

Central Office	7,255,505,000	7,255,505,000
Las Piñas-Muntinlupa District Engineering Office	24,145,000	24,145,000
Malabon-Navotas District Engineering Office	17,618,000	17,618,000
Metro Manila 1st District Engineering Office	144,610,000	144,610,000
Metro Manila 2nd District Engineering Office	55,819,000	55,819,000
Metro Manila 3rd District Engineering Office	20,859,000	20,859,000
North Manila District Engineering Office	51,317,000	51,317,000
Quezon City 1st District Engineering Office	73,513,000	73,513,000
Quezon City 2nd District Engineering Office	97,528,000	97,528,000
South Manila District Engineering Office	168,344,000	168,344,000
Region I - Ilocos	244,805,000	244,805,000

Ilocos Norte 1st District Engineering Office	52,591,000	52,591,000
Ilocos Norte 2nd District Engineering Office	62,939,000	62,939,000
Ilocos Sur 1st District Engineering Office	43,126,000	43,126,000
Ilocos Sur 2nd District Engineering Office	20,219,000	20,219,000
Pangasinan 2nd District Engineering Office	65,930,000	65,930,000
Cordillera Administrative Region (CAR)	86,976,000	86,976,000

Abra District Engineering Office	20,134,000	20,134,000
Baguio City District Engineering Office	18,620,000	18,620,000
Benguet 2nd District Engineering Office	22,080,000	22,080,000
Lower Kalinga District Engineering Office	26,142,000	26,142,000
Region II - Cagayan Valley	147,839,000	147,839,000

Batanes District Engineering Office	5,696,000	5,696,000
Cagayan 1st District Engineering Office	23,354,000	23,354,000
Cagayan 2nd District Engineering Office	7,269,000	7,269,000

28	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Isabela 3rd District Engineering Office	9,061,000	9,061,000
Isabela 4th District Engineering Office	18,758,000	18,758,000
Quirino District Engineering Office	83,701,000	83,701,000
Region III - Central Luzon	332,592,000	332,592,000

Bataan 1st District Engineering Office	25,146,000	25,146,000
Bataan 2nd District Engineering Office	12,640,000	12,640,000
Bulacan 2nd District Engineering Office	9,332,000	9,332,000
Bulacan 3rd District Engineering Office	5,159,000	5,159,000
Nueva Ecija 1st District Engineering Office	86,043,000	86,043,000
Nueva Ecija 2nd District Engineering Office	62,085,000	62,085,000
Pampanga 1st District Engineering Office	10,891,000	10,891,000
Tarlac 2nd District Engineering Office	46,168,000	46,168,000
Tarlac District Engineering Office	75,128,000	75,128,000
Region IVA - CALABARZON	468,981,000	468,981,000

Batangas 3rd District Engineering Office	55,831,000	55,831,000
Cavite 2nd District Engineering Office	62,054,000	62,054,000
Cavite District Engineering Office	42,446,000	42,446,000
Cavite Third District Engineering Office	33,004,000	33,004,000
Laguna 3rd District Engineering Office	64,783,000	64,783,000
Rizal 1st District Engineering Office	156,846,000	156,846,000
Rizal 2nd District Engineering Office	54,017,000	54,017,000
Region IVB - MIMAROPA	26,932,000	26,932,000

Mindoro Oriental District Engineering Office	20,803,000	20,803,000
Palawan 1st District Engineering Office	6,129,000	6,129,000
Region V - Bicol	231,177,000	231,177,000

Albay 2nd District Engineering Office	48,003,000	48,003,000
Camarines Sur 3rd District Engineering Office	21,440,000	21,440,000
Sorsogon 2nd District Engineering Office	118,514,000	118,514,000
Sorsogon District Engineering Office	43,220,000	43,220,000

JANUARY 5, 2026	OFFICIAL GAZETTE	29
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region VI - Western Visayas	124,613,000	124,613,000

Antique District Engineering Office	18,512,000	18,512,000
Capiz 2nd District Engineering Office	9,261,000	9,261,000
Iloilo 2nd District Engineering Office	19,447,000	19,447,000
Iloilo 3rd District Engineering Office	43,897,000	43,897,000
Iloilo 4th District Engineering Office	5,413,000	5,413,000
Iloilo 6th District Engineering Office	28,083,000	28,083,000
Negros Island Region (NIR)	239,055,000	239,055,000

Bacolod City District Engineering Office	20,717,000	20,717,000
Negros Occidental 1st District Engineering Office	104,859,000	104,859,000
Negros Occidental 3rd District Engineering Office	21,766,000	21,766,000
Negros Occidental 4th District Engineering Office	58,258,000	58,258,000
Negros Oriental 2nd District Engineering Office	33,455,000	33,455,000
Region VII - Central Visayas	265,651,000	265,651,000

Bohol 2nd District Engineering Office	20,213,000	20,213,000
Cebu 3rd District Engineering Office	26,439,000	26,439,000
Cebu 5th District Engineering Office	66,426,000	66,426,000
Cebu 6th District Engineering Office	23,728,000	23,728,000
Cebu 7th District Engineering Office	33,226,000	33,226,000
Cebu City District Engineering Office	95,619,000	95,619,000
Region VIII - Eastern Visayas	117,337,000	117,337,000

Leyte 2nd District Engineering Office	24,311,000	24,311,000
Leyte 4th District Engineering Office	43,981,000	43,981,000
Northern Samar 2nd District Engineering Office	3,799,000	3,799,000
Tacloban City District Engineering Office	45,246,000	45,246,000
Region IX - Zamboanga Peninsula	247,000,000	247,000,000

Zamboanga City 1st District Engineering Office	110,485,000	110,485,000
Zamboanga del Sur 1st District Engineering Office	24,460,000	24,460,000
Zamboanga Sibugay 1st District Engineering Office	92,455,000	92,455,000
Zamboanga Sibugay 2nd District Engineering Office	19,600,000	19,600,000

30	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region X - Northern Mindanao	118,863,000	118,863,000

Bukidnon 4th District Engineering Office	80,693,000	80,693,000
Misamis Occidental District Engineering Office	38,170,000	38,170,000
Region XI - Davao	4,363,000	4,363,000

Davao City 3rd District Engineering Office	4,363,000	4,363,000
Region XII - SOCCSKSARGEN	68,303,000	68,303,000

South Cotabato 2nd District Engineering Office	68,303,000	68,303,000
Region XIII - Caraga	7,036,000	7,036,000

Butuan City District Engineering Office	7,036,000	7,036,000
Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Primary Roads	5,412,940,000	5,412,940,000

Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Primary Roads	5,412,940,000	5,412,940,000

National Capital Region (NCR)	3,728,667,000	3,728,667,000

Central Office	3,584,860,000	3,584,860,000
Metro Manila 2nd District Engineering Office	57,451,000	57,451,000
Metro Manila 3rd District Engineering Office	86,356,000	86,356,000
Region I - Ilocos	89,231,000	89,231,000

Ilocos Sur 2nd District Engineering Office	17,993,000	17,993,000
La Union 2nd District Engineering Office	62,817,000	62,817,000
Pangasinan 2nd District Engineering Office	8,421,000	8,421,000
Cordillera Administrative Region (CAR)	2,410,000	2,410,000

Lower Kalinga District Engineering Office	2,410,000	2,410,000
Region II - Cagayan Valley	65,361,000	65,361,000

Isabela 1st District Engineering Office	2,842,000	2,842,000
Isabela 2nd District Engineering Office	2,177,000	2,177,000

JANUARY 5, 2026	OFFICIAL GAZETTE	31
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Isabela 3rd District Engineering Office	60,342,000	60,342,000
Region III - Central Luzon	155,706,000	155,706,000

Pampanga 1st District Engineering Office	51,478,000	51,478,000
Pampanga 2nd District Engineering Office	2,194,000	2,194,000
Tarlac District Engineering Office	102,034,000	102,034,000
Region IVA - CALABARZON	96,037,000	96,037,000

Cavite District Engineering Office	7,016,000	7,016,000
Quezon 4th District Engineering Office	89,021,000	89,021,000
Region V - Bicol	112,465,000	112,465,000

Camarines Sur 1st District Engineering Office	112,465,000	112,465,000
Negros Island Region (NIR)	210,407,000	210,407,000

Negros Occidental 1st District Engineering Office	13,670,000	13,670,000
Negros Occidental 2nd District Engineering Office	76,600,000	76,600,000
Negros Occidental 5th District Engineering Office	5,400,000	5,400,000
Negros Oriental 2nd District Engineering Office	49,495,000	49,495,000
Negros Oriental 3rd District Engineering Office	65,242,000	65,242,000
Region VII - Central Visayas	301,318,000	301,318,000

Cebu 2nd District Engineering Office	184,287,000	184,287,000
Cebu 3rd District Engineering Office	46,548,000	46,548,000
Cebu 5th District Engineering Office	70,483,000	70,483,000
Region VIII - Eastern Visayas	200,688,000	200,688,000

Leyte 2nd District Engineering Office	158,292,000	158,292,000

32	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Leyte 4th District Engineering Office	4,706,000	4,706,000
Samar 1st District Engineering Office	37,690,000	37,690,000
Region IX - Zamboanga Peninsula	51,599,000	51,599,000

Zamboanga del Norte 1st District Engineering Office	34,440,000	34,440,000
Zamboanga del Norte 2nd District Engineering Office	17,159,000	17,159,000
Region X - Northern Mindanao	249,529,000	249,529,000

Bukidnon 2nd District Engineering Office	47,861,000	47,861,000
Bukidnon 3rd District Engineering Office	8,105,000	8,105,000
Cagayan de Oro City 2nd District Engineering Office	52,410,000	52,410,000
Iligan City District Engineering Office	70,484,000	70,484,000
Lanao del Norte 2nd District Engineering Office	47,073,000	47,073,000
Misamis Occidental District Engineering Office	23,596,000	23,596,000
Region XI - Davao	121,974,000	121,974,000

Davao City 2nd District Engineering Office	79,680,000	79,680,000
Davao de Oro 1st District Engineering Office	42,294,000	42,294,000
Region XII - SOCCSKSARGEN	21,668,000	21,668,000

Cotabato 3rd District Engineering Office	14,767,000	14,767,000
Sultan Kudarat 1st District Engineering Office	6,901,000	6,901,000
Region XIII - Caraga	5,880,000	5,880,000

Agusan del Norte District Engineering Office	5,880,000	5,880,000
Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Secondary Roads	8,653,641,000	8,653,641,000

JANUARY 5, 2026	OFFICIAL GAZETTE	33
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Secondary Roads	8,653,641,000	8,653,641,000

National Capital Region (NCR)	4,233,510,000	4,233,510,000

Central Office	3,914,771,000	3,914,771,000
Malabon-Navotas District Engineering Office	8,125,000	8,125,000
Metro Manila 2nd District Engineering Office	79,091,000	79,091,000
Metro Manila 3rd District Engineering Office	52,814,000	52,814,000
North Manila District Engineering Office	5,885,000	5,885,000
Quezon City 2nd District Engineering Office	126,274,000	126,274,000
South Manila District Engineering Office	46,550,000	46,550,000
Region I - Ilocos	24,942,000	24,942,000

Ilocos Sur 2nd District Engineering Office	24,942,000	24,942,000
Cordillera Administrative Region (CAR)	310,642,000	310,642,000

Abra District Engineering Office	68,755,000	68,755,000
Apayao 1st District Engineering Office	10,994,000	10,994,000
Baguio City District Engineering Office	27,440,000	27,440,000
Benguet 1st District Engineering Office	116,135,000	116,135,000
Ifugao 2nd District Engineering Office	18,068,000	18,068,000
Lower Kalinga District Engineering Office	13,835,000	13,835,000
Mountain Province First District Engineering Office	55,415,000	55,415,000
Region II - Cagayan Valley	156,559,000	156,559,000

Cagayan 1st District Engineering Office	60,671,000	60,671,000
Isabela 1st District Engineering Office	14,504,000	14,504,000
Isabela 3rd District Engineering Office	3,470,000	3,470,000
Nueva Vizcaya 2nd District Engineering Office	29,914,000	29,914,000

34	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Quirino District Engineering Office	48,000,000	48,000,000
Region III - Central Luzon	300,562,000	300,562,000

Bataan 1st District Engineering Office	96,076,000	96,076,000
Bataan 2nd District Engineering Office	66,150,000	66,150,000
Bataan 3rd District Engineering Office	37,657,000	37,657,000
Nueva Ecija 1st District Engineering Office	15,049,000	15,049,000
Tarlac District Engineering Office	33,020,000	33,020,000
Zambales 1st District Engineering Office	6,590,000	6,590,000
Zambales 2nd District Engineering Office	46,020,000	46,020,000
Region IVA - CALABARZON	782,613,000	782,613,000

Batangas 1st District Engineering Office	143,898,000	143,898,000
Batangas 2nd District Engineering Office	29,167,000	29,167,000
Batangas 3rd District Engineering Office	25,258,000	25,258,000
Batangas 4th District Engineering Office	44,155,000	44,155,000
Cavite 2nd District Engineering Office	94,715,000	94,715,000
Laguna 1st District Engineering Office	40,649,000	40,649,000
Quezon 1st District Engineering Office	59,314,000	59,314,000
Quezon 2nd District Engineering Office	40,363,000	40,363,000
Quezon 3rd District Engineering Office	305,094,000	305,094,000
Region IVB - MIMAROPA	379,098,000	379,098,000

Mindoro Oriental District Engineering Office	17,319,000	17,319,000

JANUARY 5, 2026	OFFICIAL GAZETTE	35
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Palawan 1st District Engineering Office	9,684,000	9,684,000
Palawan 2nd District Engineering Office	103,755,000	103,755,000
Palawan 3rd District Engineering Office	101,088,000	101,088,000
Romblon District Engineering Office	78,878,000	78,878,000
Southern Mindoro District Engineering Office	68,374,000	68,374,000
Region V - Bicol	599,260,000	599,260,000

Albay 1st District Engineering Office	15,986,000	15,986,000
Albay 2nd District Engineering Office	4,314,000	4,314,000
Camarines Sur 2nd District Engineering Office	15,673,000	15,673,000
Camarines Sur 4th District Engineering Office	72,213,000	72,213,000
Camarines Sur 5th District Engineering Office	3,397,000	3,397,000
Catanduanes District Engineering Office	106,262,000	106,262,000
Masbate 1st District Engineering Office	136,844,000	136,844,000
Masbate 2nd District Engineering Office	136,483,000	136,483,000
Masbate 3rd District Engineering Office	108,088,000	108,088,000
Region VI - Western Visayas	382,458,000	382,458,000

Aklan District Engineering Office	44,067,000	44,067,000
Antique District Engineering Office	141,522,000	141,522,000
Capiz 1st District Engineering Office	23,817,000	23,817,000
Guimaras District Engineering Office	22,610,000	22,610,000
Iloilo 3rd District Engineering Office	78,477,000	78,477,000
Iloilo 4th District Engineering Office	14,091,000	14,091,000
Iloilo 6th District Engineering Office	57,874,000	57,874,000
Negros Island Region (NIR)	404,886,000	404,886,000

Negros Occidental 1st District Engineering Office	58,860,000	58,860,000
Negros Occidental 2nd District Engineering Office	7,564,000	7,564,000

36	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Occidental 3rd District Engineering Office	199,785,000	199,785,000
Negros Occidental 4th District Engineering Office	28,128,000	28,128,000
Negros Oriental 2nd District Engineering Office	6,793,000	6,793,000
Negros Oriental 3rd District Engineering Office	40,046,000	40,046,000
Siquijor District Engineering Office	63,710,000	63,710,000
Region VII - Central Visayas	412,090,000	412,090,000

Bohol 3rd District Engineering Office	98,060,000	98,060,000
Cebu 1st District Engineering Office	89,468,000	89,468,000
Cebu 2nd District Engineering Office	29,070,000	29,070,000
Cebu 3rd District Engineering Office	156,702,000	156,702,000
Cebu 5th District Engineering Office	38,790,000	38,790,000
Region VIII - Eastern Visayas	193,961,000	193,961,000

Biliran District Engineering Office	19,296,000	19,296,000
Leyte 3rd District Engineering Office	64,086,000	64,086,000
Northern Samar 1st District Engineering Office	5,645,000	5,645,000
Samar 1st District Engineering Office	15,065,000	15,065,000
Samar 2nd District Engineering Office	24,263,000	24,263,000
Southern Leyte 1st District Engineering Office	65,606,000	65,606,000
Region IX - Zamboanga Peninsula	27,394,000	27,394,000

Zamboanga del Norte 4th District Engineering Office	24,500,000	24,500,000
Zamboanga del Sur 1st District Engineering Office	2,894,000	2,894,000

JANUARY 5, 2026	OFFICIAL GAZETTE	37
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region X - Northern Mindanao	120,167,000	120,167,000

Bukidnon 1st District Engineering Office	4,842,000	4,842,000
Bukidnon 4th District Engineering Office	32,266,000	32,266,000
Cagayan de Oro City 1st District Engineering Office	56,631,000	56,631,000
Iligan City District Engineering Office	26,428,000	26,428,000
Region XI - Davao	60,793,000	60,793,000

Davao Occidental District Engineering Office	29,322,000	29,322,000
Davao Oriental 1st District Engineering Office	31,471,000	31,471,000
Region XII - SOCCSKSARGEN	35,856,000	35,856,000

Cotabato 2nd District Engineering Office	20,479,000	20,479,000
Cotabato 3rd District Engineering Office	4,973,000	4,973,000
South Cotabato 1st District Engineering Office	5,591,000	5,591,000
Sultan Kudarat 2nd District Engineering Office	4,813,000	4,813,000
Region XIII - Caraga	228,850,000	228,850,000

Agusan del Norte District Engineering Office	2,940,000	2,940,000
Agusan del Sur 1st District Engineering Office	80,792,000	80,792,000
Dinagat Islands District Engineering Office	119,078,000	119,078,000
Surigao del Norte 2nd District Engineering Office	2,990,000	2,990,000
Surigao del Sur 2nd District Engineering Office	23,050,000	23,050,000
Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Tertiary Roads	5,346,302,000	5,346,302,000

38	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Rehabilitation/ Reconstruction/ Upgrading of Damaged Paved Roads - Tertiary Roads	5,346,302,000	5,346,302,000

National Capital Region (NCR)	2,253,328,000	2,253,328,000

Central Office	2,135,069,000	2,135,069,000
Malabon-Navotas District Engineering Office	15,516,000	15,516,000
Metro Manila 1st District Engineering Office	18,725,000	18,725,000
Metro Manila 2nd District Engineering Office	3,677,000	3,677,000
Metro Manila 3rd District Engineering Office	80,341,000	80,341,000
Region I - Ilocos	129,030,000	129,030,000

Ilocos Norte 2nd District Engineering Office	25,483,000	25,483,000
Ilocos Sur 2nd District Engineering Office	44,005,000	44,005,000
La Union 1st District Engineering Office	29,400,000	29,400,000
Pangasinan 1st District Engineering Office	30,142,000	30,142,000
Cordillera Administrative Region (CAR)	273,473,000	273,473,000

Apayao 1st District Engineering Office	2,920,000	2,920,000
Apayao 2nd District Engineering Office	83,717,000	83,717,000
Lower Kalinga District Engineering Office	38,954,000	38,954,000
Mountain Province 2nd District Engineering Office	140,022,000	140,022,000
Mountain Province First District Engineering Office	7,860,000	7,860,000
Region II - Cagayan Valley	407,676,000	407,676,000

Batanes District Engineering Office	19,812,000	19,812,000
Cagayan 1st District Engineering Office	117,120,000	117,120,000
Cagayan 3rd District Engineering Office	18,175,000	18,175,000
Isabela 1st District Engineering Office	49,880,000	49,880,000

JANUARY 5, 2026	OFFICIAL GAZETTE	39
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Isabela 2nd District Engineering Office	41,959,000	41,959,000
Isabela 3rd District Engineering Office	40,560,000	40,560,000
Nueva Vizcaya 2nd District Engineering Office	99,113,000	99,113,000
Nueva Vizcaya District Engineering Office	21,057,000	21,057,000
Region III - Central Luzon	488,074,000	488,074,000

Bulacan 1st District Engineering Office	10,607,000	10,607,000
Bulacan 2nd District Engineering Office	138,266,000	138,266,000
Nueva Ecija 2nd District Engineering Office	83,111,000	83,111,000
Pampanga 1st District Engineering Office	106,888,000	106,888,000
Tarlac 2nd District Engineering Office	50,000,000	50,000,000
Tarlac District Engineering Office	87,527,000	87,527,000
Zambales 2nd District Engineering Office	11,675,000	11,675,000
Region IVA - CALABARZON	145,246,000	145,246,000

Cavite 2nd District Engineering Office	11,187,000	11,187,000
Cavite Third District Engineering Office	42,792,000	42,792,000
Laguna 2nd District Engineering Office	36,885,000	36,885,000
Quezon 4th District Engineering Office	18,771,000	18,771,000
Rizal 2nd District Engineering Office	35,611,000	35,611,000
Region IVB - MIMAROPA	74,427,000	74,427,000

Mindoro Occidental District Engineering Office	49,614,000	49,614,000
Palawan 2nd District Engineering Office	6,236,000	6,236,000

40	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Romblon District Engineering Office	18,577,000	18,577,000
Region V - Bicol	495,230,000	495,230,000

Albay District Engineering Office	47,982,000	47,982,000
Camarines Norte District Engineering Office	149,117,000	149,117,000
Camarines Sur 2nd District Engineering Office	16,932,000	16,932,000
Camarines Sur 4th District Engineering Office	10,709,000	10,709,000
Camarines Sur 5th District Engineering Office	138,372,000	138,372,000
Catanduanes District Engineering Office	43,855,000	43,855,000
Masbate 1st District Engineering Office	43,348,000	43,348,000
Masbate 3rd District Engineering Office	39,538,000	39,538,000
Sorsogon District Engineering Office	5,377,000	5,377,000
Region VI - Western Visayas	195,086,000	195,086,000

Antique District Engineering Office	28,977,000	28,977,000
Capiz 2nd District Engineering Office	1,756,000	1,756,000
Iloilo 1st District Engineering Office	15,487,000	15,487,000
Iloilo 3rd District Engineering Office	57,060,000	57,060,000
Iloilo 4th District Engineering Office	70,246,000	70,246,000
Iloilo 6th District Engineering Office	21,560,000	21,560,000
Negros Island Region (NIR)	143,574,000	143,574,000

Negros Occidental 1st District Engineering Office	70,435,000	70,435,000
Negros Occidental 2nd District Engineering Office	8,820,000	8,820,000

JANUARY 5, 2026	OFFICIAL GAZETTE	41
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Negros Occidental 3rd District Engineering Office	10,616,000	10,616,000
Negros Occidental 4th District Engineering Office	24,989,000	24,989,000
Negros Occidental 5th District Engineering Office	5,390,000	5,390,000
Siquijor District Engineering Office	23,324,000	23,324,000
Region VII - Central Visayas	97,169,000	97,169,000

Bohol 2nd District Engineering Office	64,436,000	64,436,000
Bohol 3rd District Engineering Office	32,733,000	32,733,000
Region VIII - Eastern Visayas	236,537,000	236,537,000

Leyte 2nd District Engineering Office	50,479,000	50,479,000
Leyte 3rd District Engineering Office	4,025,000	4,025,000
Northern Samar 1st District Engineering Office	57,888,000	57,888,000
Samar 1st District Engineering Office	57,171,000	57,171,000
Samar 2nd District Engineering Office	66,974,000	66,974,000
Region IX - Zamboanga Peninsula	69,305,000	69,305,000

Zamboanga City 1st District Engineering Office	6,753,000	6,753,000
Zamboanga del Sur 1st District Engineering Office	10,612,000	10,612,000
Zamboanga del Sur 2nd District Engineering Office	51,940,000	51,940,000
Region X - Northern Mindanao	120,643,000	120,643,000

Bukidnon 4th District Engineering Office	53,127,000	53,127,000
Cagayan de Oro City 1st District Engineering Office	18,877,000	18,877,000
Iligan City District Engineering Office	19,821,000	19,821,000

42	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Lanao del Norte 1st District Engineering Office	4,719,000	4,719,000
Lanao del Norte 2nd District Engineering Office	24,099,000	24,099,000
Region XI - Davao	14,723,000	14,723,000

Davao City 3rd District Engineering Office	14,723,000	14,723,000
Region XII - SOCCKSARGEN	157,691,000	157,691,000

Cotabato 2nd District Engineering Office	43,762,000	43,762,000
Cotabato 3rd District Engineering Office	13,193,000	13,193,000
Sarangani District Engineering Office	72,530,000	72,530,000
South Cotabato 2nd District Engineering Office	28,206,000	28,206,000
Region XIII - Caraga	45,090,000	45,090,000

Agusan del Norte District Engineering Office	32,340,000	32,340,000
Dinagat Islands District Engineering Office	7,840,000	7,840,000
Surigao del Norte 2nd District Engineering Office	4,910,000	4,910,000
Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Primary Roads	4,200,428,000	4,200,428,000

Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Primary Roads	4,200,428,000	4,200,428,000

National Capital Region (NCR)	3,452,941,000	3,452,941,000

Central Office	3,452,941,000	3,452,941,000
Region I - Ilocos	32,689,000	32,689,000

Ilocos Norte 2nd District Engineering Office	15,066,000	15,066,000
La Union 2nd District Engineering Office	17,623,000	17,623,000
Cordillera Administrative Region (CAR)	41,402,000	41,402,000

Baguio City District Engineering Office	36,410,000	36,410,000

JANUARY 5, 2026	OFFICIAL GAZETTE	43
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Lower Kalinga District Engineering Office	4,992,000	4,992,000
Region II - Cagayan Valley	10,486,000	10,486,000

Isabela 1st District Engineering Office	10,486,000	10,486,000
Negros Island Region (NIR)	149,150,000	149,150,000

Negros Occidental 1st District Engineering Office	46,162,000	46,162,000
Negros Occidental 5th District Engineering Office	55,452,000	55,452,000
Negros Oriental 3rd District Engineering Office	47,536,000	47,536,000
Region IX - Zamboanga Peninsula	75,301,000	75,301,000

Zamboanga del Norte 1st District Engineering Office	19,395,000	19,395,000
Zamboanga del Norte 3rd District Engineering Office	33,962,000	33,962,000
Zamboanga del Sur 1st District Engineering Office	21,944,000	21,944,000
Region X - Northern Mindanao	162,131,000	162,131,000

Bukidnon 3rd District Engineering Office	22,443,000	22,443,000
Lanao del Norte 1st District Engineering Office	47,192,000	47,192,000
Lanao del Norte 2nd District Engineering Office	9,790,000	9,790,000
Misamis Occidental 1st District Engineering Office	37,176,000	37,176,000
Misamis Oriental 1st District Engineering Office	45,530,000	45,530,000
Region XI - Davao	195,444,000	195,444,000

Davao City 2nd District Engineering Office	195,444,000	195,444,000
Region XIII - Caraga	80,884,000	80,884,000

Agusan del Sur 2nd District Engineering Office	37,663,000	37,663,000
Surigao del Sur 2nd District Engineering Office	43,221,000	43,221,000

44	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Secondary Roads	10,526,099,000	10,526,099,000

Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Secondary Roads	10,526,099,000	10,526,099,000

National Capital Region (NCR)	6,713,136,000	6,713,136,000

Central Office	6,713,136,000	6,713,136,000
Cordillera Administrative Region (CAR)	792,589,000	792,589,000

Abra District Engineering Office	150,578,000	150,578,000
Apayao 1st District Engineering Office	64,279,000	64,279,000
Baguio City District Engineering Office	4,692,000	4,692,000
Benguet 1st District Engineering Office	29,400,000	29,400,000
Benguet 2nd District Engineering Office	52,262,000	52,262,000
Ifugao 1st District Engineering Office	6,100,000	6,100,000
Ifugao 2nd District Engineering Office	111,444,000	111,444,000
Lower Kalinga District Engineering Office	11,448,000	11,448,000
Mountain Province First District Engineering Office	132,285,000	132,285,000
Upper Kalinga District Engineering Office	230,101,000	230,101,000
Region II - Cagayan Valley	14,691,000	14,691,000

Quirino District Engineering Office	14,691,000	14,691,000
Region IVA - CALABARZON	542,595,000	542,595,000

Batangas 1st District Engineering Office	52,715,000	52,715,000
Batangas 2nd District Engineering Office	97,051,000	97,051,000
Laguna 1st District Engineering Office	133,971,000	133,971,000
Quezon 3rd District Engineering Office	235,435,000	235,435,000
Quezon 4th District Engineering Office	23,423,000	23,423,000
Region IVB - MIMAROPA	327,897,000	327,897,000

Mindoro Occidental District Engineering Office	13,858,000	13,858,000

JANUARY 5, 2026	OFFICIAL GAZETTE	45
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Mindoro Oriental District Engineering Office	24,944,000	24,944,000
Palawan 1st District Engineering Office	97,772,000	97,772,000
Palawan 2nd District Engineering Office	51,699,000	51,699,000
Palawan 3rd District Engineering Office	50,813,000	50,813,000
Romblon District Engineering Office	60,541,000	60,541,000
Southern Mindoro District Engineering Office	28,270,000	28,270,000
Region V - Bicol	182,979,000	182,979,000

Albay 2nd District Engineering Office	25,503,000	25,503,000
Camarines Sur 4th District Engineering Office	19,600,000	19,600,000
Catanduanes District Engineering Office	49,712,000	49,712,000
Masbate 2nd District Engineering Office	46,369,000	46,369,000
Sorsogon District Engineering Office	41,795,000	41,795,000
Region VI - Western Visayas	150,678,000	150,678,000

Antique District Engineering Office	24,855,000	24,855,000
Guimaras District Engineering Office	54,695,000	54,695,000
Iloilo 2nd District Engineering Office	22,391,000	22,391,000
Iloilo 3rd District Engineering Office	24,237,000	24,237,000
Iloilo 6th District Engineering Office	24,500,000	24,500,000
Negros Island Region (NIR)	62,854,000	62,854,000

Negros Occidental 1st District Engineering Office	4,545,000	4,545,000
Negros Occidental 2nd District Engineering Office	3,273,000	3,273,000
Negros Occidental 5th District Engineering Office	11,363,000	11,363,000
Negros Oriental 1st District Engineering Office	15,155,000	15,155,000
Negros Oriental 2nd District Engineering Office	28,518,000	28,518,000
Region VII - Central Visayas	72,008,000	72,008,000

Bohol 2nd District Engineering Office	15,128,000	15,128,000
Cebu 4th District Engineering Office	9,480,000	9,480,000

46	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cebu City District Engineering Office	47,400,000	47,400,000
Region VIII - Eastern Visayas	264,030,000	264,030,000

Biliran District Engineering Office	48,612,000	48,612,000
Leyte 3rd District Engineering Office	98,000,000	98,000,000
Northern Samar 1st District Engineering Office	42,126,000	42,126,000
Samar 1st District Engineering Office	75,292,000	75,292,000
Region IX - Zamboanga Peninsula	168,078,000	168,078,000

Zamboanga del Norte 1st District Engineering Office	18,815,000	18,815,000
Zamboanga del Norte 2nd District Engineering Office	28,087,000	28,087,000
Zamboanga del Norte 3rd District Engineering Office	9,800,000	9,800,000
Zamboanga del Norte 4th District Engineering Office	111,376,000	111,376,000
Region X - Northern Mindanao	236,476,000	236,476,000

Bukidnon 3rd District Engineering Office	18,588,000	18,588,000
Cagayan de Oro City 1st District Engineering Office	24,095,000	24,095,000
Camiguin District Engineering Office	102,236,000	102,236,000
Iligan City District Engineering Office	10,494,000	10,494,000
Misamis Occidental District Engineering Office	23,235,000	23,235,000
Misamis Oriental 2nd District Engineering Office	57,828,000	57,828,000
Region XI - Davao	472,964,000	472,964,000

Davao de Oro 1st District Engineering Office	58,800,000	58,800,000
Davao de Oro 2nd District Engineering Office	94,668,000	94,668,000
Davao Oriental 1st District Engineering Office	319,496,000	319,496,000
Region XII - SOCCSKSARGEN	281,721,000	281,721,000

Cotabato 2nd District Engineering Office	39,481,000	39,481,000

JANUARY 5, 2026	OFFICIAL GAZETTE	47
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Sarangani District Engineering Office	54,397,000	54,397,000
South Cotabato 1st District Engineering Office	108,025,000	108,025,000
Sultan Kudarat 2nd District Engineering Office	79,818,000	79,818,000
Region XIII - Caraga	243,403,000	243,403,000

Agusan del Sur 1st District Engineering Office	12,966,000	12,966,000
Agusan del Sur 2nd District Engineering Office	118,166,000	118,166,000
Dinagat Islands District Engineering Office	65,390,000	65,390,000
Surigao del Norte 2nd District Engineering Office	3,458,000	3,458,000
Surigao del Sur 1st District Engineering Office	43,423,000	43,423,000
Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Tertiary Roads	9,277,656,000	9,277,656,000

Rehabilitation/ Reconstruction of Roads with Slips, Slope Collapse and Landslide - Tertiary Roads	9,277,656,000	9,277,656,000

National Capital Region (NCR)	5,764,571,000	5,764,571,000

Central Office	5,764,571,000	5,764,571,000
Region I - Ilocos	286,759,000	286,759,000

Ilocos Norte 2nd District Engineering Office	258,754,000	258,754,000
La Union 2nd District Engineering Office	28,005,000	28,005,000
Cordillera Administrative Region (CAR)	777,726,000	777,726,000

Abra District Engineering Office	39,759,000	39,759,000
Apayao 1st District Engineering Office	7,976,000	7,976,000
Apayao 2nd District Engineering Office	339,833,000	339,833,000
Baguio City District Engineering Office	47,323,000	47,323,000
Benguet 1st District Engineering Office	12,490,000	12,490,000
Benguet 2nd District Engineering Office	60,096,000	60,096,000

48	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Ifugao 1st District Engineering Office	68,803,000	68,803,000
Ifugao 2nd District Engineering Office	34,561,000	34,561,000
Lower Kalinga District Engineering Office	73,170,000	73,170,000
Mountain Province 2nd District Engineering Office	48,247,000	48,247,000
Mountain Province First District Engineering Office	20,265,000	20,265,000
Upper Kalinga District Engineering Office	25,203,000	25,203,000
Region II - Cagayan Valley	516,597,000	516,597,000

Batanes District Engineering Office	206,669,000	206,669,000
Cagayan 2nd District Engineering Office	100,392,000	100,392,000
Isabela 1st District Engineering Office	14,323,000	14,323,000
Isabela 3rd District Engineering Office	15,516,000	15,516,000
Nueva Vizcaya 2nd District Engineering Office	93,940,000	93,940,000
Quirino District Engineering Office	85,757,000	85,757,000
Region III - Central Luzon	9,016,000	9,016,000

Nueva Ecija 1st District Engineering Office	9,016,000	9,016,000
Region IVA - CALABARZON	150,618,000	150,618,000

Batangas 2nd District Engineering Office	95,361,000	95,361,000
Cavite 2nd District Engineering Office	3,844,000	3,844,000
Laguna 1st District Engineering Office	32,675,000	32,675,000
Rizal 1st District Engineering Office	18,738,000	18,738,000
Region IVB - MIMAROPA	199,875,000	199,875,000

Marinduque District Engineering Office	36,954,000	36,954,000
Palawan 1st District Engineering Office	63,678,000	63,678,000
Palawan 2nd District Engineering Office	25,286,000	25,286,000
Palawan 3rd District Engineering Office	32,335,000	32,335,000
Romblon District Engineering Office	27,025,000	27,025,000
Southern Mindoro District Engineering Office	14,597,000	14,597,000

JANUARY 5, 2026	OFFICIAL GAZETTE	49
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region V - Bicol	216,959,000	216,959,000

Camarines Sur 5th District Engineering Office	86,313,000	86,313,000
Catanduanes District Engineering Office	93,061,000	93,061,000
Sorsogon 2nd District Engineering Office	7,855,000	7,855,000
Sorsogon District Engineering Office	29,730,000	29,730,000
Region VI - Western Visayas	108,274,000	108,274,000

Iloilo 2nd District Engineering Office	26,969,000	26,969,000
Iloilo 4th District Engineering Office	39,200,000	39,200,000
Iloilo 6th District Engineering Office	42,105,000	42,105,000
Negros Island Region (NIR)	55,251,000	55,251,000

Negros Occidental 1st District Engineering Office	9,090,000	9,090,000
Negros Oriental 1st District Engineering Office	26,753,000	26,753,000
Negros Oriental 2nd District Engineering Office	19,408,000	19,408,000
Region VII - Central Visayas	42,769,000	42,769,000

Bohol 1st District Engineering Office	4,849,000	4,849,000
Bohol 3rd District Engineering Office	37,920,000	37,920,000
Region VIII - Eastern Visayas	217,338,000	217,338,000

Leyte 3rd District Engineering Office	92,851,000	92,851,000
Samar 1st District Engineering Office	62,729,000	62,729,000
Samar 2nd District Engineering Office	14,700,000	14,700,000
Southern Leyte 2nd District Engineering Office	47,058,000	47,058,000
Region IX - Zamboanga Peninsula	187,743,000	187,743,000

Zamboanga del Norte 2nd District Engineering Office	52,258,000	52,258,000
Zamboanga del Sur 1st District Engineering Office	18,744,000	18,744,000
Zamboanga del Sur 2nd District Engineering Office	80,533,000	80,533,000
Zamboanga Sibugay 1st District Engineering Office	36,208,000	36,208,000
Region X - Northern Mindanao	263,415,000	263,415,000

Bukidnon 1st District Engineering Office	46,471,000	46,471,000

50	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bukidnon 2nd District Engineering Office	22,168,000	22,168,000
Bukidnon 3rd District Engineering Office	95,797,000	95,797,000
Iligan City District Engineering Office	18,588,000	18,588,000
Lanao del Norte 1st District Engineering Office	21,841,000	21,841,000
Lanao del Norte 2nd District Engineering Office	58,550,000	58,550,000
Region XI - Davao	110,179,000	110,179,000

Davao City 3rd District Engineering Office	40,180,000	40,180,000
Davao Occidental District Engineering Office	69,999,000	69,999,000
Region XII - SOCCSKSARGEN	131,832,000	131,832,000

Sarangani District Engineering Office	29,308,000	29,308,000
South Cotabato 2nd District Engineering Office	102,524,000	102,524,000
Region XIII - Caraga	238,734,000	238,734,000

Agusan del Norte District Engineering Office	81,255,000	81,255,000
Butuan City District Engineering Office	146,209,000	146,209,000
Surigao del Norte 2nd District Engineering Office	11,270,000	11,270,000
Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Primary Roads	6,674,197,000	6,674,197,000

Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Primary Roads	6,674,197,000	6,674,197,000

National Capital Region (NCR)	5,346,342,000	5,346,342,000

Central Office	5,346,342,000	5,346,342,000
Region I - Ilocos	304,637,000	304,637,000

Ilocos Sur 1st District Engineering Office	32,982,000	32,982,000
Ilocos Sur 2nd District Engineering Office	9,782,000	9,782,000
La Union 1st District Engineering Office	77,047,000	77,047,000

JANUARY 5, 2026	OFFICIAL GAZETTE	51
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

La Union 2nd District Engineering Office	35,056,000	35,056,000
Pangasinan 2nd District Engineering Office	68,994,000	68,994,000
Pangasinan 3rd District Engineering Office	80,776,000	80,776,000
Cordillera Administrative Region (CAR)	11,590,000	11,590,000

Baguio City District Engineering Office	8,446,000	8,446,000
Lower Kalinga District Engineering Office	3,144,000	3,144,000
Region III - Central Luzon	90,116,000	90,116,000

Bulacan 1st District Engineering Office	24,500,000	24,500,000
Nueva Ecija 2nd District Engineering Office	16,616,000	16,616,000
Tarlac 2nd District Engineering Office	49,000,000	49,000,000
Region IVA - CALABARZON	132,180,000	132,180,000

Batangas 2nd District Engineering Office	9,369,000	9,369,000
Cavite District Engineering Office	15,928,000	15,928,000
Cavite Third District Engineering Office	36,038,000	36,038,000
Laguna 1st District Engineering Office	9,665,000	9,665,000
Laguna 2nd District Engineering Office	23,704,000	23,704,000
Rizal 1st District Engineering Office	37,476,000	37,476,000
Region V - Bicol	2,280,000	2,280,000

Camarines Norte District Engineering Office	2,280,000	2,280,000
Region VI - Western Visayas	32,626,000	32,626,000

Capiz 1st District Engineering Office	3,821,000	3,821,000
Capiz 2nd District Engineering Office	28,805,000	28,805,000
Negros Island Region (NIR)	95,611,000	95,611,000

Negros Occidental 1st District Engineering Office	44,201,000	44,201,000
Negros Occidental 2nd District Engineering Office	2,727,000	2,727,000
Negros Occidental 5th District Engineering Office	7,272,000	7,272,000
Negros Oriental 1st District Engineering Office	5,193,000	5,193,000

52	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Oriental 3rd District Engineering Office	36,218,000	36,218,000
Region VII - Central Visayas	223,476,000	223,476,000

Cebu 1st District Engineering Office	116,713,000	116,713,000
Cebu 6th District Engineering Office	106,763,000	106,763,000
Region VIII - Eastern Visayas	23,521,000	23,521,000

Leyte 1st District Engineering Office	9,404,000	9,404,000
Leyte 4th District Engineering Office	14,117,000	14,117,000
Region IX - Zamboanga Peninsula	27,988,000	27,988,000

Zamboanga del Norte 1st District Engineering Office	9,494,000	9,494,000
Zamboanga del Norte 2nd District Engineering Office	16,208,000	16,208,000
Zamboanga Sibugay 2nd District Engineering Office	2,286,000	2,286,000
Region X - Northern Mindanao	314,941,000	314,941,000

Bukidnon 2nd District Engineering Office	15,986,000	15,986,000
Bukidnon 3rd District Engineering Office	2,788,000	2,788,000
Cagayan de Oro City 2nd District Engineering Office	52,110,000	52,110,000
Iligan City District Engineering Office	16,812,000	16,812,000
Lanao del Norte 1st District Engineering Office	96,440,000	96,440,000
Lanao del Norte 2nd District Engineering Office	37,391,000	37,391,000
Misamis Occidental 1st District Engineering Office	59,681,000	59,681,000
Misamis Oriental 2nd District Engineering Office	33,733,000	33,733,000
Region XII - SOCCSKSARGEN	20,741,000	20,741,000

Cotabato 1st District Engineering Office	17,547,000	17,547,000
Sultan Kudarat 1st District Engineering Office	3,194,000	3,194,000
Region XIII - Caraga	48,148,000	48,148,000

Agusan del Norte District Engineering Office	24,149,000	24,149,000
Butuan City District Engineering Office	23,999,000	23,999,000
Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Secondary Roads	5,785,905,000	5,785,905,000

JANUARY 5, 2026	OFFICIAL GAZETTE	53
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Secondary Roads	5,785,905,000	5,785,905,000

National Capital Region (NCR)	2,955,964,000	2,955,964,000

Central Office	2,913,636,000	2,913,636,000
South Manila District Engineering Office	42,328,000	42,328,000
Region I - Ilocos	159,668,000	159,668,000

La Union 1st District Engineering Office	14,819,000	14,819,000
La Union 2nd District Engineering Office	27,098,000	27,098,000
Pangasinan 1st District Engineering Office	20,542,000	20,542,000
Pangasinan 2nd District Engineering Office	86,932,000	86,932,000
Pangasinan 3rd District Engineering Office	3,430,000	3,430,000
Pangasinan 4th District Engineering Office	6,847,000	6,847,000
Cordillera Administrative Region (CAR)	322,503,000	322,503,000

Abra District Engineering Office	40,023,000	40,023,000
Apayao 1st District Engineering Office	13,607,000	13,607,000
Baguio City District Engineering Office	14,076,000	14,076,000
Benguet 1st District Engineering Office	27,033,000	27,033,000
Benguet 2nd District Engineering Office	36,766,000	36,766,000
Ifugao 1st District Engineering Office	79,931,000	79,931,000
Ifugao 2nd District Engineering Office	20,982,000	20,982,000
Lower Kalinga District Engineering Office	20,176,000	20,176,000
Mountain Province First District Engineering Office	54,895,000	54,895,000
Upper Kalinga District Engineering Office	15,014,000	15,014,000
Region II - Cagayan Valley	46,968,000	46,968,000

Cagayan 1st District Engineering Office	27,999,000	27,999,000

54	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Nueva Vizcaya 2nd District Engineering Office	6,675,000	6,675,000
Quirino District Engineering Office	12,294,000	12,294,000
Region III - Central Luzon	168,759,000	168,759,000

Bataan 1st District Engineering Office	29,400,000	29,400,000
Bataan 3rd District Engineering Office	19,600,000	19,600,000
Bulacan 1st District Engineering Office	47,849,000	47,849,000
Nueva Ecija 1st District Engineering Office	46,550,000	46,550,000
Nueva Ecija 2nd District Engineering Office	15,560,000	15,560,000
Zambales 2nd District Engineering Office	9,800,000	9,800,000
Region IVA - CALABARZON	618,914,000	618,914,000

Batangas 1st District Engineering Office	191,238,000	191,238,000
Batangas 2nd District Engineering Office	9,370,000	9,370,000
Batangas 4th District Engineering Office	64,647,000	64,647,000
Cavite 2nd District Engineering Office	145,031,000	145,031,000
Laguna 1st District Engineering Office	7,208,000	7,208,000
Quezon 1st District Engineering Office	56,456,000	56,456,000
Quezon 2nd District Engineering Office	16,914,000	16,914,000
Quezon 3rd District Engineering Office	109,312,000	109,312,000
Rizal 1st District Engineering Office	18,738,000	18,738,000
Region IVB - MIMAROPA	291,097,000	291,097,000

Mindoro Occidental District Engineering Office	69,946,000	69,946,000

JANUARY 5, 2026	OFFICIAL GAZETTE	55
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Mindoro Oriental District Engineering Office	1,904,000	1,904,000
Palawan 2nd District Engineering Office	69,298,000	69,298,000
Palawan 3rd District Engineering Office	46,193,000	46,193,000
Romblon District Engineering Office	15,458,000	15,458,000
Southern Mindoro District Engineering Office	88,298,000	88,298,000
Region V - Bicol	246,249,000	246,249,000

Albay 1st District Engineering Office	66,372,000	66,372,000
Albay 2nd District Engineering Office	62,965,000	62,965,000
Camarines Norte District Engineering Office	17,150,000	17,150,000
Camarines Sur 4th District Engineering Office	14,700,000	14,700,000
Catanduanes District Engineering Office	53,771,000	53,771,000
Sorsogon District Engineering Office	31,291,000	31,291,000
Region VI - Western Visayas	302,523,000	302,523,000

Aklan District Engineering Office	88,922,000	88,922,000
Capiz 1st District Engineering Office	5,194,000	5,194,000
Guimaras District Engineering Office	32,082,000	32,082,000
Iloilo 2nd District Engineering Office	9,694,000	9,694,000
Iloilo 3rd District Engineering Office	113,344,000	113,344,000
Iloilo 6th District Engineering Office	9,800,000	9,800,000
Iloilo City District Engineering Office	43,487,000	43,487,000

56	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Island Region (NIR)	146,618,000	146,618,000

Bacolod City District Engineering Office	7,973,000	7,973,000
Negros Occidental 4th District Engineering Office	29,400,000	29,400,000
Negros Oriental 1st District Engineering Office	25,480,000	25,480,000
Negros Oriental 2nd District Engineering Office	39,665,000	39,665,000
Negros Oriental 3rd District Engineering Office	44,100,000	44,100,000
Region VII - Central Visayas	87,541,000	87,541,000

Bohol 1st District Engineering Office	15,563,000	15,563,000
Bohol 3rd District Engineering Office	12,279,000	12,279,000
Cebu 1st District Engineering Office	36,133,000	36,133,000
Cebu 7th District Engineering Office	23,566,000	23,566,000
Region VIII - Eastern Visayas	155,046,000	155,046,000

Biliran District Engineering Office	47,058,000	47,058,000
Leyte 4th District Engineering Office	22,621,000	22,621,000
Northern Samar 1st District Engineering Office	32,272,000	32,272,000
Northern Samar 2nd District Engineering Office	7,529,000	7,529,000
Southern Leyte 2nd District Engineering Office	14,567,000	14,567,000
Tacloban City District Engineering Office	30,999,000	30,999,000
Region IX - Zamboanga Peninsula	56,883,000	56,883,000

Zamboanga City 1st District Engineering Office	27,000,000	27,000,000
Zamboanga del Norte 1st District Engineering Office	29,883,000	29,883,000

JANUARY 5, 2026	OFFICIAL GAZETTE	57
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region X - Northern Mindanao	51,485,000	51,485,000

Cagayan De Oro City 1st District Engineering Office	6,747,000	6,747,000
Cagayan De Oro City 2nd District Engineering Office	27,882,000	27,882,000
Camiguin District Engineering Office	9,387,000	9,387,000
Lanao del Norte 1st Engineering Office	4,262,000	4,262,000
Misamis Occidental District Engineering Office	3,207,000	3,207,000
Region XII - SOCCSKSARGEN	143,561,000	143,561,000

Cotabato 1st District Engineering Office	14,038,000	14,038,000
South Cotabato 1st District Engineering Office	42,947,000	42,947,000
South Cotabato 2nd District Engineering Office	29,966,000	29,966,000
Sultan Kudarat 1st District Engineering Office	39,566,000	39,566,000
Sultan Kudarat 2nd District Engineering Office	17,044,000	17,044,000
Region XIII - Caraga	32,126,000	32,126,000

Butuan City District Engineering Office	32,126,000	32,126,000
Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Tertiary Roads	4,431,877,000	4,431,877,000

Construction/ Upgrading/ Rehabilitation of Drainage along National Roads - Tertiary Roads	4,431,877,000	4,431,877,000

National Capital Region (NCR)	3,012,651,000	3,012,651,000

Central Office	2,978,009,000	2,978,009,000
Las Piñas-Muntinlupa District Engineering Office	34,642,000	34,642,000
Region I - Ilocos	94,839,000	94,839,000

Ilocos Norte 2nd District Engineering Office	2,846,000	2,846,000
Ilocos Sur 1st District Engineering Office	6,016,000	6,016,000

58	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

La Union 1st District Engineering Office	7,696,000	7,696,000
Pangasinan 1st District Engineering Office	34,236,000	34,236,000
Pangasinan 3rd District Engineering Office	44,045,000	44,045,000
Cordillera Administrative Region (CAR)	211,434,000	211,434,000

Abra District Engineering Office	41,160,000	41,160,000
Baguio City District Engineering Office	27,253,000	27,253,000
Benguet 2nd District Engineering Office	4,929,000	4,929,000
Ifugao 1st District Engineering Office	88,754,000	88,754,000
Ifugao 2nd District Engineering Office	13,082,000	13,082,000
Lower Kalinga District Engineering Office	21,711,000	21,711,000
Mountain Province First District Engineering Office	14,545,000	14,545,000
Region II - Cagayan Valley	52,565,000	52,565,000

Batanes District Engineering Office	36,190,000	36,190,000
Cagayan 2nd District Engineering Office	11,935,000	11,935,000
Nueva Vizcaya 2nd District Engineering Office	4,440,000	4,440,000
Region III - Central Luzon	248,986,000	248,986,000

Bataan 1st District Engineering Office	24,672,000	24,672,000
Bulacan 1st District Engineering Office	95,216,000	95,216,000
Bulacan 2nd District Engineering Office	67,162,000	67,162,000
Nueva Ecija 1st District Engineering Office	51,450,000	51,450,000
Pampanga 1st District Engineering Office	10,486,000	10,486,000

JANUARY 5, 2026	OFFICIAL GAZETTE	59
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region IVA - CALABARZON	208,693,000	208,693,000

Batangas 2nd District Engineering Office	22,079,000	22,079,000
Batangas 3rd District Engineering Office	36,326,000	36,326,000
Cavite 2nd District Engineering Office	8,129,000	8,129,000
Quezon 1st District Engineering Office	33,730,000	33,730,000
Quezon 2nd District Engineering Office	10,091,000	10,091,000
Rizal 1st District Engineering Office	71,204,000	71,204,000
Rizal 2nd District Engineering Office	27,134,000	27,134,000
Region IVB - MIMAROPA	82,486,000	82,486,000

Mindoro Occidental District Engineering Office	25,824,000	25,824,000
Palawan 1st District Engineering Office	56,662,000	56,662,000
Region V - Bicol	40,801,000	40,801,000

Camarines Norte District Engineering Office	24,479,000	24,479,000
Camarines Sur 3rd District Engineering Office	7,419,000	7,419,000
Catanduanes District Engineering Office	8,903,000	8,903,000
Region VI - Western Visayas	134,935,000	134,935,000

Iloilo 2nd District Engineering Office	21,813,000	21,813,000
Iloilo 6th District Engineering Office	26,719,000	26,719,000
Iloilo City District Engineering Office	86,403,000	86,403,000
Negros Island Region (NIR)	65,265,000	65,265,000

Bacolod City District Engineering Office	27,272,000	27,272,000

60	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Occidental 4th District Engineering Office	31,719,000	31,719,000
Negros Oriental 1st District Engineering Office	6,274,000	6,274,000
Region VII - Central Visayas	70,400,000	70,400,000

Bohol 1st District Engineering Office	31,610,000	31,610,000
Cebu 6th District Engineering Office	38,790,000	38,790,000
Region VIII - Eastern Visayas	2,273,000	2,273,000

Northern Samar 1st District Engineering Office	2,273,000	2,273,000
Region IX - Zamboanga Peninsula	19,774,000	19,774,000

Zamboanga del Sur 2nd District Engineering Office	4,115,000	4,115,000
Zamboanga Sibugay 1st District Engineering Office	15,659,000	15,659,000
Region X - Northern Mindanao	51,666,000	51,666,000

Bukidnon 2nd District Engineering Office	16,915,000	16,915,000
Bukidnon 3rd District Engineering Office	15,799,000	15,799,000
Iligan City District Engineering Office	17,372,000	17,372,000
Lanao del Norte 2nd District Engineering Office	1,580,000	1,580,000
Region XI - Davao	39,088,000	39,088,000

Davao City District Engineering Office	39,088,000	39,088,000
Region XII - SOCCSKSARGEN	28,713,000	28,713,000

Sarangani District Engineering Office	28,713,000	28,713,000
Region XIII - Caraga	67,308,000	67,308,000

Agusan del Norte District Engineering Office	37,176,000	37,176,000
Surigao del Norte 1st District Engineering Office	30,132,000	30,132,000

JANUARY 5, 2026	OFFICIAL GAZETTE	61
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

NETWORK DEVELOPMENT PROGRAM	87,640,975,000	87,640,975,000

Road Widening - Primary Roads	10,456,790,000	10,456,790,000

Road Widening - Primary Roads	10,456,790,000	10,456,790,000

National Capital Region (NCR)	9,010,894,000	9,010,894,000

Central Office	9,010,894,000	9,010,894,000
Region I - Ilocos	88,271,000	88,271,000

Ilocos Sur 2nd District Engineering Office	5,887,000	5,887,000
La Union 2nd District Engineering Office	51,242,000	51,242,000
Pangasinan 3rd District Engineering Office	31,142,000	31,142,000
Cordillera Administrative Region (CAR)	47,745,000	47,745,000

Lower Kalinga District Engineering Office	47,745,000	47,745,000
Region II - Cagayan Valley	24,906,000	24,906,000

Isabela 2nd District Engineering Office	24,906,000	24,906,000
Region IVA - CALABARZON	169,065,000	169,065,000

Cavite Third District Engineering Office	115,322,000	115,322,000
Laguna 3rd District Engineering Office	12,721,000	12,721,000
Quezon 4th District Engineering Office	41,022,000	41,022,000
Negros Island Region (NIR)	389,780,000	389,780,000

Negros Occidental 4th District Engineering Office	19,600,000	19,600,000
Negros Occidental 5th District Engineering Office	253,265,000	253,265,000
Negros Oriental 2nd District Engineering Office	20,859,000	20,859,000
Negros Oriental 3rd District Engineering Office	96,056,000	96,056,000

62	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VII - Central Visayas	71,622,000	71,622,000

Cebu 3rd District Engineering Office	53,129,000	53,129,000
Cebu 5th District Engineering Office	12,316,000	12,316,000
Cebu 6th District Engineering Office	6,177,000	6,177,000
Region IX - Zamboanga Peninsula	241,490,000	241,490,000

Zamboanga del Norte 2nd District Engineering Office	96,932,000	96,932,000
Zamboanga del Norte 3rd District Engineering Office	144,558,000	144,558,000
Region X - Northern Mindanao	353,216,000	353,216,000

Bukidnon 2nd District Engineering Office	4,719,000	4,719,000
Bukidnon 3rd District Engineering Office	38,262,000	38,262,000
Bukidnon 4th District Engineering Office	67,549,000	67,549,000
Misamis Occidental 2nd District Engineering Office	188,768,000	188,768,000
Misamis Occidental District Engineering Office	15,366,000	15,366,000
Misamis Oriental 2nd District Engineering Office	38,552,000	38,552,000
Region XI - Davao	9,833,000	9,833,000

Davao Oriental 2nd District Engineering Office	9,833,000	9,833,000
Region XII - SOCCSKSARGEN	45,587,000	45,587,000

Cotabato 2nd District Engineering Office	17,450,000	17,450,000
Cotabato 3rd District Engineering Office	28,137,000	28,137,000
Region XIII - Caraga	4,381,000	4,381,000

Agusan del Norte District Engineering Office	4,381,000	4,381,000

JANUARY 5, 2026	OFFICIAL GAZETTE	63
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Road Widening - Secondary Roads	18,920,217,000	18,920,217,000

Road Widening - Secondary Roads	18,920,217,000	18,920,217,000

National Capital Region (NCR)	13,036,055,000	13,036,055,000

Central Office	12,995,429,000	12,995,429,000
Metro Manila 1st District Engineering Office	40,626,000	40,626,000
Region I - Ilocos	262,319,000	262,319,000

Pangasinan 1st District Engineering Office	189,703,000	189,703,000
Pangasinan 2nd District Engineering Office	23,811,000	23,811,000
Pangasinan 3rd District Engineering Office	48,805,000	48,805,000
Cordillera Administrative Region (CAR)	80,553,000	80,553,000

Apayao 2nd District Engineering Office	39,507,000	39,507,000
Baguio City District Engineering Office	41,046,000	41,046,000
Region II - Cagayan Valley	94,412,000	94,412,000

Quirino District Engineering Office	94,412,000	94,412,000
Region III - Central Luzon	177,855,000	177,855,000

Bulacan 1st District Engineering Office	33,795,000	33,795,000
Zambales 1st District Engineering Office	144,060,000	144,060,000
Region IVA - CALABARZON	346,608,000	346,608,000

Batangas 1st District Engineering Office	40,219,000	40,219,000
Batangas 3rd District Engineering Office	25,419,000	25,419,000
Cavite District Engineering Office	35,094,000	35,094,000
Cavite Third District Engineering Office	68,290,000	68,290,000
Laguna 1st District Engineering Office	89,636,000	89,636,000

64	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Quezon 2nd District Engineering Office	22,199,000	22,199,000
Quezon 4th District Engineering Office	65,751,000	65,751,000
Region IVB - MIMAROPA	339,819,000	339,819,000

Mindoro Occidental District Engineering Office	128,604,000	128,604,000
Mindoro Oriental District Engineering Office	59,522,000	59,522,000
Palawan 2nd District Engineering Office	58,668,000	58,668,000
Southern Mindoro District Engineering Office	93,025,000	93,025,000
Region V - Bicol	1,287,794,000	1,287,794,000

Albay 1st District Engineering Office	60,419,000	60,419,000
Albay 2nd District Engineering Office	73,493,000	73,493,000
Albay 3rd District Engineering Office	94,693,000	94,693,000
Camarines Sur 2nd District Engineering Office	28,693,000	28,693,000
Camarines Sur 5th District Engineering Office	112,844,000	112,844,000
Masbate 2nd District Engineering Office	506,228,000	506,228,000
Masbate 3rd District Engineering Office	376,606,000	376,606,000
Sorsogon District Engineering Office	34,818,000	34,818,000
Region VI - Western Visayas	435,509,000	435,509,000

Aklan District Engineering Office	174,189,000	174,189,000
Antique District Engineering Office	81,340,000	81,340,000
Capiz 1st District Engineering Office	5,610,000	5,610,000
Capiz 2nd District Engineering Office	72,114,000	72,114,000

JANUARY 5, 2026	OFFICIAL GAZETTE	65
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Guimaras District Engineering Office	32,650,000	32,650,000
Iloilo 1st District Engineering Office	27,357,000	27,357,000
Iloilo 2nd District Engineering Office	42,249,000	42,249,000
Negros Island Region (NIR)	99,545,000	99,545,000

Bacolod City District Engineering Office	33,012,000	33,012,000
Negros Occidental 3rd District Engineering Office	66,533,000	66,533,000
Region VII - Central Visayas	249,574,000	249,574,000

Bohol 1st District Engineering Office	38,790,000	38,790,000
Bohol 2nd District Engineering Office	146,640,000	146,640,000
Bohol 3rd District Engineering Office	15,656,000	15,656,000
Cebu 5th District Engineering Office	48,488,000	48,488,000
Region VIII - Eastern Visayas	1,071,107,000	1,071,107,000

Biliran District Engineering Office	154,368,000	154,368,000
Eastern Samar District Engineering Office	484,120,000	484,120,000
Leyte 3rd District Engineering Office	26,221,000	26,221,000
Leyte 4th District Engineering Office	41,452,000	41,452,000
Northern Samar 2nd District Engineering Office	127,088,000	127,088,000
Samar 1st District Engineering Office	174,057,000	174,057,000
Samar 2nd District Engineering Office	21,560,000	21,560,000
Southern Leyte 1st District Engineering Office	42,241,000	42,241,000

66	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IX - Zamboanga Peninsula	132,813,000	132,813,000

Isabela City District Engineering Office	38,064,000	38,064,000
Zamboanga City 1st District Engineering Office	6,753,000	6,753,000
Zamboanga del Norte 4th District Engineering Office	87,996,000	87,996,000
Region X - Northern Mindanao	53,990,000	53,990,000

Bukidnon 2nd District Engineering Office	5,783,000	5,783,000
Camiguin District Engineering Office	14,229,000	14,229,000
Misamis Occidental 1st District Engineering Office	33,978,000	33,978,000
Region XI - Davao	676,202,000	676,202,000

Davao de Oro 1st District Engineering Office	238,431,000	238,431,000
Davao de Oro 2nd District Engineering Office	112,205,000	112,205,000
Davao del Norte 2nd District Engineering Office	71,014,000	71,014,000
Davao del Sur District Engineering Office	60,028,000	60,028,000
Davao Oriental 1st District Engineering Office	194,524,000	194,524,000
Region XII - SOCCSKSARGEN	307,170,000	307,170,000

Cotabato 3rd District Engineering Office	93,424,000	93,424,000
Sarangani District Engineering Office	44,149,000	44,149,000
South Cotabato 1st District Engineering Office	104,707,000	104,707,000
Sultan Kudarat 1st District Engineering Office	29,308,000	29,308,000
Sultan Kudarat 2nd District Engineering Office	35,582,000	35,582,000

JANUARY 5, 2026	OFFICIAL GAZETTE	67
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region XIII - Caraga	268,892,000	268,892,000

Surigao del Norte 1st District Engineering Office	43,580,000	43,580,000
Surigao del Norte 2nd District Engineering Office	156,712,000	156,712,000
Surigao del Sur 1st District Engineering Office	68,600,000	68,600,000
Road Widening - Tertiary Roads	4,714,971,000	4,714,971,000

Road Widening - Tertiary Roads	4,714,971,000	4,714,971,000

National Capital Region (NCR)	3,280,559,000	3,280,559,000

Central Office	3,280,559,000	3,280,559,000
Region I - Ilocos	33,610,000	33,610,000

Pangasinan 1st District Engineering Office	33,610,000	33,610,000
Cordillera Administrative Region (CAR)	32,734,000	32,734,000

Baguio City District Engineering Office	6,860,000	6,860,000
Lower Kalinga District Engineering Office	25,874,000	25,874,000
Region II - Cagayan Valley	166,691,000	166,691,000

Cagayan 3rd District Engineering Office	46,898,000	46,898,000
Isabela 3rd District Engineering Office	58,231,000	58,231,000
Isabela 4th District Engineering Office	58,800,000	58,800,000
Quirino District Engineering Office	2,762,000	2,762,000
Region III - Central Luzon	51,735,000	51,735,000

Bulacan 1st District Engineering Office	3,695,000	3,695,000
Bulacan 2nd District Engineering Office	48,040,000	48,040,000
Region IVA - CALABARZON	364,958,000	364,958,000

Batangas 3rd District Engineering Office	39,000,000	39,000,000

68	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cavite District Engineering Office	13,620,000	13,620,000
Cavite Third District Engineering Office	70,154,000	70,154,000
Quezon 2nd District Engineering Office	30,753,000	30,753,000
Rizal 2nd District Engineering Office	211,431,000	211,431,000
Region V - Bicol	205,384,000	205,384,000

Camarines Sur 3rd District Engineering Office	126,272,000	126,272,000
Masbate 2nd District Engineering Office	79,112,000	79,112,000
Region VI - Western Visayas	49,000,000	49,000,000

Iloilo 6th District Engineering Office	49,000,000	49,000,000
Negros Island Region (NIR)	55,770,000	55,770,000

Bacolod City District Engineering Office	23,799,000	23,799,000
Negros Oriental 2nd District Engineering Office	31,971,000	31,971,000
Region VIII - Eastern Visayas	40,588,000	40,588,000

Leyte 5th District Engineering Office	24,222,000	24,222,000
Tacloban City District Engineering Office	16,366,000	16,366,000
Region IX - Zamboanga Peninsula	256,441,000	256,441,000

Zamboanga del Norte 1st District Engineering Office	40,824,000	40,824,000
Zamboanga del Sur 1st District Engineering Office	113,179,000	113,179,000
Zamboanga Sibugay 1st District Engineering Office	69,503,000	69,503,000
Zamboanga Sibugay 2nd District Engineering Office	32,935,000	32,935,000
Region X - Northern Mindanao	50,458,000	50,458,000

Bukidnon 2nd District Engineering Office	11,154,000	11,154,000

JANUARY 5, 2026	OFFICIAL GAZETTE	69
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Bukidnon 3rd District Engineering Office	6,747,000	6,747,000
Bukidnon 4th District Engineering Office	32,557,000	32,557,000
Region XII - SOCCSKSARGEN	29,043,000	29,043,000

Cotabato 2nd District Engineering Office	29,043,000	29,043,000
Region XIII - Caraga	98,000,000	98,000,000

Agusan del Sur 1st District Engineering Office	98,000,000	98,000,000
Construction of By-Pass and Diversion Roads	36,299,089,000	36,299,089,000

Construction of By-Pass and Diversion Roads	36,299,089,000	36,299,089,000

National Capital Region (NCR)	33,586,091,000	33,586,091,000

Central Office	33,586,091,000	33,586,091,000
Cordillera Administrative Region (CAR)	162,421,000	162,421,000

Baguio City District Engineering Office	95,088,000	95,088,000
Ifugao 2nd District Engineering Office	39,181,000	39,181,000
Upper Kalinga District Engineering Office	28,152,000	28,152,000
Region II - Cagayan Valley	145,169,000	145,169,000

Cagayan 2nd District Engineering Office	22,719,000	22,719,000
Cagayan 3rd District Engineering Office	31,106,000	31,106,000
Isabela 2nd District Engineering Office	45,906,000	45,906,000
Isabela 4th District Engineering Office	45,438,000	45,438,000
Region III - Central Luzon	88,200,000	88,200,000

Bulacan 1st District Engineering Office	49,000,000	49,000,000
Tarlac 2nd District Engineering Office	19,600,000	19,600,000
Tarlac District Engineering Office	19,600,000	19,600,000

70	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVA - CALABARZON	123,460,000	123,460,000

Batangas 3rd District Engineering Office	32,074,000	32,074,000
Quezon 3rd District Engineering Office	91,386,000	91,386,000
Region V - Bicol	430,219,000	430,219,000

Albay 1st District Engineering Office	146,436,000	146,436,000
Albay 3rd District Engineering Office	48,812,000	48,812,000
Camarines Sur 2nd District Engineering Office	95,369,000	95,369,000
Camarines Sur 4th District Engineering Office	41,978,000	41,978,000
Sorsogon 2nd District Engineering Office	97,624,000	97,624,000
Region VI - Western Visayas	323,228,000	323,228,000

Antique District Engineering Office	19,138,000	19,138,000
Capiz 1st District Engineering Office	48,475,000	48,475,000
Capiz 2nd District Engineering Office	9,569,000	9,569,000
Iloilo 2nd District Engineering Office	82,746,000	82,746,000
Iloilo 6th District Engineering Office	114,825,000	114,825,000
Iloilo City District Engineering Office	48,475,000	48,475,000
Negros Island Region (NIR)	85,362,000	85,362,000

Negros Oriental 2nd District Engineering Office	36,362,000	36,362,000
Negros Oriental 3rd District Engineering Office	49,000,000	49,000,000
Region VII - Central Visayas	71,137,000	71,137,000

Cebu 3rd District Engineering Office	26,137,000	26,137,000
Cebu 4th District Engineering Office	45,000,000	45,000,000
Region VIII - Eastern Visayas	323,805,000	323,805,000

Leyte 3rd District Engineering Office	49,000,000	49,000,000
Leyte 5th District Engineering Office	158,725,000	158,725,000

JANUARY 5, 2026	OFFICIAL GAZETTE	71
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Samar 1st District Engineering Office	19,600,000	19,600,000
Southern Leyte 1st District Engineering Office	96,480,000	96,480,000
Region IX - Zamboanga Peninsula	310,412,000	310,412,000

Zamboanga del Norte 1st District Engineering Office	37,008,000	37,008,000
Zamboanga del Norte 4th District Engineering Office	9,647,000	9,647,000
Zamboanga del Sur 1st District Engineering Office	195,844,000	195,844,000
Zamboanga del Sur 2nd District Engineering Office	53,442,000	53,442,000
Zamboanga Sibugay 1st District Engineering Office	14,471,000	14,471,000
Region X - Northern Mindanao	476,299,000	476,299,000

Bukidnon 1st District Engineering Office	84,398,000	84,398,000
Bukidnon 3rd District Engineering Office	96,382,000	96,382,000
Bukidnon 4th District Engineering Office	28,914,000	28,914,000
Cagayan de Oro City 2nd District Engineering Office	109,973,000	109,973,000
Iligan City District Engineering Office	43,371,000	43,371,000
Misamis Occidental District Engineering Office	18,877,000	18,877,000
Misamis Oriental 1st District Engineering Office	47,192,000	47,192,000
Misamis Oriental 2nd District Engineering Office	47,192,000	47,192,000
Region XII - SOCCSKSARGEN	75,286,000	75,286,000

Cotabato 2nd District Engineering Office	24,713,000	24,713,000
South Cotabato 1st District Engineering Office	12,700,000	12,700,000
South Cotabato 2nd District Engineering Office	4,742,000	4,742,000

72	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Sultan Kudarat 1st District Engineering Office	33,131,000	33,131,000
Region XIII - Caraga	98,000,000	98,000,000

Butuan City District Engineering Office	49,000,000	49,000,000
Surigao del Sur 1st District Engineering Office	49,000,000	49,000,000
Construction of Missing Links/New Roads	12,020,167,000	12,020,167,000

Construction of Missing Links/New Roads	12,020,167,000	12,020,167,000

National Capital Region (NCR)	10,947,988,000	10,947,988,000

Central Office	10,908,296,000	10,908,296,000
Metro Manila 3rd District Engineering Office	39,692,000	39,692,000
Region I - Ilocos	97,699,000	97,699,000

Ilocos Sur 2nd District Engineering Office	48,791,000	48,791,000
Pangasinan 3rd District Engineering Office	48,908,000	48,908,000
Cordillera Administrative Region (CAR)	239,374,000	239,374,000

Benguet 1st District Engineering Office	46,920,000	46,920,000
Ifugao 1st District Engineering Office	64,216,000	64,216,000
Ifugao 2nd District Engineering Office	5,096,000	5,096,000
Mountain Province 2nd District Engineering Office	76,440,000	76,440,000
Mountain Province First District Engineering Office	46,702,000	46,702,000
Region II - Cagayan Valley	82,256,000	82,256,000

Batanes District Engineering Office	45,906,000	45,906,000
Isabela 2nd District Engineering Office	36,350,000	36,350,000
Region IVA - CALABARZON	125,052,000	125,052,000

Cavite 2nd District Engineering Office	28,831,000	28,831,000
Quezon 3rd District Engineering Office	16,037,000	16,037,000
Quezon 4th District Engineering Office	80,184,000	80,184,000

JANUARY 5, 2026	OFFICIAL GAZETTE	73
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region IVB - MIMAROPA	8,810,000	8,810,000

Romblon District Engineering Office	8,810,000	8,810,000
Region V - Bicol	273,609,000	273,609,000

Albay 1st District Engineering Office	48,812,000	48,812,000
Masbate 1st District Engineering Office	78,100,000	78,100,000
Masbate 2nd District Engineering Office	146,697,000	146,697,000
Region VII - Central Visayas	24,244,000	24,244,000

Cebu 7th District Engineering Office	24,244,000	24,244,000
Region VIII — Eastern Visayas	42,352,000	42,352,000

Northern Samar 2nd District Engineering Office	42,352,000	42,352,000
Region IX - Zamboanga Peninsula	56,372,000	56,372,000

Zamboanga del Sur 1st District Engineering Office	22,152,000	22,152,000
Zamboanga del Sur 2nd District Engineering Office	34,220,000	34,220,000
Region X - Northern Mindanao	122,411,000	122,411,000

Bukidnon 1st District Engineering Office	37,465,000	37,465,000
Iligan City District Engineering Office	84,946,000	84,946,000
Construction of Flyovers/Interchanges/ Underpasses/Long Span Bridges	1,000,192,000	1,000,192,000

Construction of Flyovers/Interchanges/ Underpasses/Long Span Bridges	1,000,192,000	1,000,192,000

National Capital Region (NCR)	1,000,192,000	1,000,192,000

Central Office	1,000,192,000	1,000,192,000
Off-Carriageway Improvement - Primary Roads	887,953,000	887,953,000

Off-Carriageway Improvement - Primary Roads	887,953,000	887,953,000

National Capital Region (NCR)	520,543,000	520,543,000

Central Office	520,543,000	520,543,000

74	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region I - Ilocos	16,170,000	16,170,000

Ilocos Sur 2nd District Engineering Office	1,470,000	1,470,000
Pangasinan 3rd District Engineering Office	14,700,000	14,700,000
Cordillera Administrative Region (CAR)	7,507,000	7,507,000

Baguio City District Engineering Office	7,507,000	7,507,000
Region III - Central Luzon	62,224,000	62,224,000

Bataan 3rd District Engineering Office	62,224,000	62,224,000
Region IVA - CALABARZON	13,586,000	13,586,000

Laguna 3rd District Engineering Office	13,586,000	13,586,000
Negros Island Region (NIR)	44,206,000	44,206,000

Bacolod District Engineering Office	17,143,000	17,143,000
Negros Occidental 4th District Engineering Office	7,350,000	7,350,000
Negros Occidental 5th District Engineering Office	19,713,000	19,713,000
Region X - Northern Mindanao	151,238,000	151,238,000

Bukidnon 2nd District Engineering Office	72,040,000	72,040,000
Bukidnon 3rd District Engineering Office	20,081,000	20,081,000
Cagayan de Oro City 1st District Engineering Office	9,638,000	9,638,000
Cagayan de Oro City 2nd District Engineering Office	19,276,000	19,276,000
Iligan City District Engineering Office	30,203,000	30,203,000
Region XII - SOCCSKSARGEN	72,479,000	72,479,000

Cotabato 1st District Engineering Office	72,479,000	72,479,000
Off-Carriageway Improvement - Secondary Roads	1,422,770,000	1,422,770,000

JANUARY 5, 2026	OFFICIAL GAZETTE	75
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Off-Carriageway Improvement - Secondary Roads	1,422,770,000	1,422,770,000

National Capital Region (NCR)	700,778,000	700,778,000

Central Office	700,778,000	700,778,000
Region I - Ilocos	1,987,000	1,987,000

Pangasinan 2nd District Engineering Office	1,987,000	1,987,000
Cordillera Administrative Region (CAR)	169,399,000	169,399,000

Apayao 1st District Engineering Office	2,940,000	2,940,000
Baguio City District Engineering Office	980,000	980,000
Benguet 2nd District Engineering Office	9,321,000	9,321,000
Ifugao 2nd District Engineering Office	37,433,000	37,433,000
Mountain Province First District Engineering Office	118,725,000	118,725,000
Region III - Central Luzon	26,739,000	26,739,000

Pampanga 2nd District Engineering Office	26,739,000	26,739,000
Region IVA - CALABARZON	48,580,000	48,580,000

Batangas 2nd District Engineering Office	33,636,000	33,636,000
Cavite District Engineering Office	14,944,000	14,944,000
Region IVB - MIMAROPA	69,360,000	69,360,000

Mindoro Occidental District Engineering Office	32,907,000	32,907,000
Mindoro Oriental District Engineering Office	36,453,000	36,453,000
Region V - Bicol	2,488,000	2,488,000

Catanduanes District Engineering Office	1,094,000	1,094,000
Sorsogon 2nd District Engineering Office	1,394,000	1,394,000
Negros Island Region (NIR)	16,660,000	16,660,000

Siquijor District Engineering Office	16,660,000	16,660,000
Region VII - Central Visayas	74,447,000	74,447,000

Bohol 2nd District Engineering Office	25,989,000	25,989,000

76	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bohol 3rd District Engineering Office	38,760,000	38,760,000
Cebu 1st District Engineering Office	9,698,000	9,698,000
Region VIII - Eastern Visayas	105,181,000	105,181,000

Biliran District Engineering Office	4,824,000	4,824,000
Northern Samar 2nd District Engineering Office	100,357,000	100,357,000
Region X - Northern Mindanao	28,914,000	28,914,000

Cagayan de Oro City 2nd District Engineering Office	28,914,000	28,914,000
Region XI - Davao	77,639,000	77,639,000

Davao de Oro 2nd District Engineering Office	28,639,000	28,639,000
Davao Oriental 1st District Engineering Office	49,000,000	49,000,000
Region XII - SOCCSKSARGEN	50,213,000	50,213,000

South Cotabato 2nd District Engineering Office	50,213,000	50,213,000
Region XIII - Caraga	50,385,000	50,385,000

Dinagat Islands District Engineering Office	29,400,000	29,400,000
Surigao del Norte 2nd District Engineering Office	20,985,000	20,985,000
Off-Carriageway Improvement - Tertiary Roads	730,999,000	730,999,000

Off-Carriageway Improvement - Tertiary Roads	730,999,000	730,999,000

National Capital Region (NCR)	235,859,000	235,859,000

Central Office	235,859,000	235,859,000
Region I - Ilocos	32,842,000	32,842,000

Pangasinan 3rd District Engineering Office	32,842,000	32,842,000
Cordillera Administrative Region (CAR)	248,311,000	248,311,000

Abra District Engineering Office	98,000,000	98,000,000
Apayao 1st District Engineering Office	4,900,000	4,900,000
Benguet 2nd District Engineering Office	8,211,000	8,211,000
Ifugao 2nd District Engineering Office	43,767,000	43,767,000
Mountain Province 2nd District Engineering Office	93,433,000	93,433,000

JANUARY 5, 2026	OFFICIAL GAZETTE	77
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region II - Cagayan Valley	25,455,000	25,455,000

Batanes District Engineering Office	8,077,000	8,077,000
Isabela 3rd District Engineering Office	17,378,000	17,378,000
Region III - Central Luzon	39,101,000	39,101,000

Bataan 3rd District Engineering Office	39,101,000	39,101,000
Region IVA - CALABARZON	9,838,000	9,838,000

Cavite Third District Engineering Office	9,838,000	9,838,000
Region V - Bicol	13,746,000	13,746,000

Sorsogon 2nd District Engineering Office	1,078,000	1,078,000
Sorsogon District Engineering Office	12,668,000	12,668,000
Negros Island Region (NIR)	60,801,000	60,801,000

Bacolod City District Engineering Office	25,521,000	25,521,000
Negros Occidental 4th District Engineering Office	35,280,000	35,280,000
Region VIII - Eastern Visayas	54,768,000	54,768,000

Northern Samar 2nd District Engineering Office	54,768,000	54,768,000
Region X - Northern Mindanao	10,278,000	10,278,000

Lanao del Norte 2nd District Engineering Office	10,278,000	10,278,000
Paving of Unpaved Roads - Primary Roads	3,293,000	3,293,000

Paving of Unpaved Roads - Primary Roads	3,293,000	3,293,000

Region IX - Zamboanga Peninsula	3,293,000	3,293,000

Zamboanga del Norte 1st District Engineering Office	3,293,000	3,293,000
Paving of Unpaved Roads - Secondary Roads	115,181,000	115,181,000

Paving of Unpaved Roads - Secondary Roads	115,181,000	115,181,000

National Capital Region (NCR)	65,062,000	65,062,000

Central Office	65,062,000	65,062,000
Cordillera Administrative Region (CAR)	14,700,000	14,700,000

Mountain Province First District Engineering Office	14,700,000	14,700,000
Region IVB - MIMAROPA	21,209,000	21,209,000

Romblon District Engineering Office	21,209,000	21,209,000

78	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XIII - Caraga	14,210,000	14,210,000

Agusan del Sur 1st District Engineering Office	14,210,000	14,210,000
Paving of Unpaved Roads - Tertiary Roads	1,069,353,000	1,069,353,000

Paving of Unpaved Roads - Tertiary Roads	1,069,353,000	1,069,353,000

National Capital Region (NCR)	663,999,000	663,999,000

Central Office	663,999,000	663,999,000
Cordillera Administrative Region (CAR)	139,952,000	139,952,000

Mountain Province 2nd District Engineering Office	49,000,000	49,000,000
Mountain Province First District Engineering Office	29,400,000	29,400,000
Upper Kalinga District Engineering Office	61,552,000	61,552,000
Region II - Cagayan Valley	58,117,000	58,117,000

Cagayan 1st District Engineering Office	29,037,000	29,037,000
Cagayan 2nd District Engineering Office	29,080,000	29,080,000
Region IVB - MIMAROPA	2,376,000	2,376,000

Mindoro Occidental District Engineering Office	2,376,000	2,376,000
Region V - Bicol	32,394,000	32,394,000

Camarines Norte District Engineering Office	32,394,000	32,394,000
Region VII - Central Visayas	29,070,000	29,070,000

Bohol 3rd District Engineering Office	29,070,000	29,070,000
Region IX - Zamboanga Peninsula	50,838,000	50,838,000

Zamboanga del Norte 2nd District Engineering Office	38,588,000	38,588,000
Zamboanga del Sur 2nd District Engineering Office	12,250,000	12,250,000
Region X - Northern Mindanao	73,068,000	73,068,000

Lanao del Norte 1st District Engineering Office	20,501,000	20,501,000
Lanao del Norte 2nd District Engineering Office	52,567,000	52,567,000

JANUARY 5, 2026	OFFICIAL GAZETTE	79
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region XII - SOCCSKSARGEN	19,539,000	19,539,000

South Cotabato 2nd District Engineering Office	19,539,000	19,539,000
BRIDGE PROGRAM	31,041,469,000	31,041,469,000

Replacement of Bridges (Temporary to Permanent)	61,244,000	61,244,000

Replacement of Bridges (Temporary to Permanent)	61,244,000	61,244,000

National Capital Region (NCR)	61,244,000	61,244,000

Central Office	61,244,000	61,244,000
Replacement of Permanent Weak Bridges	7,351,734,000	7,351,734,000

Replacement of Permanent Weak Bridges	7,351,734,000	7,351,734,000

National Capital Region (NCR)	5,846,932,000	5,846,932,000

Central Office	5,801,932,000	5,801,932,000
Metro Manila 1st District Engineering Office	20,000,000	20,000,000
South Manila District Engineering Office	25,000,000	25,000,000
Region I - Ilocos	10,246,000	10,246,000

Pangasinan 3rd Engineering Office	10,246,000	10,246,000
Region II - Cagayan Valley	209,974,000	209,974,000

Cagayan 1st District Engineering Office	118,580,000	118,580,000
Isabela 1st District Engineering Office	32,340,000	32,340,000
Quirino District Engineering Office	59,054,000	59,054,000
Region III - Central Luzon	164,451,000	164,451,000

Bataan 2nd District Engineering Office	17,615,000	17,615,000
Bulacan 2nd District Engineering Office	68,504,000	68,504,000
Pampanga 2nd District Engineering Office	29,400,000	29,400,000
Pampanga 3rd District Engineering Office	48,932,000	48,932,000

80	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVA - CALABARZON	130,286,000	130,286,000

Batangas 1st District Engineering Office	72,625,000	72,625,000
Laguna 1st District Engineering Office	57,661,000	57,661,000
Region V - Bicol	162,680,000	162,680,000

Albay 1st District Engineering Office	34,300,000	34,300,000
Camarines Norte District Engineering Office	113,680,000	113,680,000
Sorsogon District Engineering Office	14,700,000	14,700,000
Negros Island Region (NIR)	64,030,000	64,030,000

Bacolod City District Engineering Office	27,615,000	27,615,000
Negros Oriental 3rd District Engineering Office	36,415,000	36,415,000
Region VII - Central Visayas	81,590,000	81,590,000

Bohol 2nd District Engineering Office	45,328,000	45,328,000
Cebu City District Engineering Office	36,262,000	36,262,000
Region VIII - Eastern Visayas	89,360,000	89,360,000

Leyte 3rd Samar District Engineering Office	46,960,000	46,960,000
Northern Samar 2nd District Engineering Office	42,400,000	42,400,000
Region IX - Zamboanga Peninsula	174,656,000	174,656,000

Zamboanga del Norte 1st District Engineering Office	41,634,000	41,634,000
Zamboanga del Norte 3rd District Engineering Office	29,606,000	29,606,000
Zamboanga del Sur 1st District Engineering Office	84,912,000	84,912,000
Zamboanga del Sur 2nd District Engineering Office	18,504,000	18,504,000

JANUARY 5, 2026	OFFICIAL GAZETTE	81
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region X - Northern Mindanao	18,329,000	18,329,000

Iligan City District Engineering Office	18,329,000	18,329,000
Region XII - SOCCSKSARGEN	373,416,000	373,416,000

Cotabato 1st District Engineering Office	63,021,000	63,021,000
Cotabato 2nd District District Engineering Office	127,484,000	127,484,000
Sultan Kudarat 2nd District Engineering Office	182,911,000	182,911,000
Region XIII - Caraga	25,784,000	25,784,000

Surigao del Norte 2nd District Engineering Office	25,784,000	25,784,000
Retrofitting/Strengthening of Permanent Bridges	4,819,213,000	4,819,213,000

Retrofitting/Strengthening of Permanent Bridges	4,819,213,000	4,819,213,000

National Capital Region (NCR)	2,931,311,000	2,931,311,000

Central Office	2,643,139,000	2,643,139,000
Las Piñas-Muntinlupa District Engineering Office	22,513,000	22,513,000
Malabon-Navotas District Engineering Office	126,077,000	126,077,000
Metro Manila 1st District Engineering Office	55,833,000	55,833,000
Metro Manila 2nd District Engineering Office	13,508,000	13,508,000
Metro Manila 3rd District Engineering Office	45,026,000	45,026,000
North Manila District Engineering Office	25,215,000	25,215,000
Region I - Ilocos	34,300,000	34,300,000

Ilocos Norte 2nd District Engineering Office	12,250,000	12,250,000
Ilocos Sur 1st District Engineering Office	22,050,000	22,050,000
Cordillera Administrative Region (CAR)	80,085,000	80,085,000

Apayao 1st District Engineering Office	12,544,000	12,544,000
Benguet 1st District Engineering Office	9,898,000	9,898,000
Ifugao 2nd District Engineering Office	43,923,000	43,923,000

82	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Upper Kalinga District Engineering Office	13,720,000	13,720,000
Region II - Cagayan Valley	46,060,000	46,060,000

Batanes District Engineering Office	1,960,000	1,960,000
Cagayan 1st District Engineering Office	24,500,000	24,500,000
Cagayan 2nd District Engineering Office	9,800,000	9,800,000
Isabela 3rd District Engineering Office	9,800,000	9,800,000
Region III - Central Luzon	189,833,000	189,833,000

Bulacan 1st District Engineering Office	56,840,000	56,840,000
Bulacan 3rd District Engineering Office	31,073,000	31,073,000
Pampanga 1st District Engineering Office	44,100,000	44,100,000
Tarlac District Engineering Office	57,820,000	57,820,000
Region IVA - CALABARZON	141,732,000	141,732,000

Cavite 2nd District Engineering Office	11,532,000	11,532,000
Cavite District Engineering Office	7,208,000	7,208,000
Quezon 1st District Engineering Office	44,206,000	44,206,000
Quezon 3rd District Engineering Office	78,786,000	78,786,000
Region IVB - MIMAROPA	177,603,000	177,603,000

Marinduque District Engineering Office	5,773,000	5,773,000
Mindoro Oriental District Engineering Office	18,936,000	18,936,000
Palawan 2nd District Engineering Office	48,110,000	48,110,000
Romblon District Engineering Office	70,144,000	70,144,000

JANUARY 5, 2026	OFFICIAL GAZETTE	83
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Southern Mindoro District Engineering Office	34,640,000	34,640,000
Region V - Bicol	53,900,000	53,900,000

Camarines Sur 2nd District Engineering Office	9,800,000	9,800,000
Camarines Sur 4th District Engineering Office	4,900,000	4,900,000
Sorsogon District Engineering Office	39,200,000	39,200,000
Region VI - Western Visayas	5,880,000	5,880,000

Iloilo 1st District Engineering Office	5,880,000	5,880,000
Negros Island Region (NIR)	44,100,000	44,100,000

Bacolod City District Engineering Office	19,600,000	19,600,000
Negros Occidental 3rd District Engineering Office	13,720,000	13,720,000
Negros Oriental 3rd District Engineering Office	10,780,000	10,780,000
Region VII - Central Visayas	23,216,000	23,216,000

Cebu 2nd District Engineering Office	8,670,000	8,670,000
Cebu 5th District Engineering Office	14,546,000	14,546,000
Region VIII - Eastern Visayas	294,534,000	294,534,000

Leyte 2nd District Engineering Office	103,390,000	103,390,000
Leyte 4th District Engineering Office	31,409,000	31,409,000
Leyte 5th District Engineering Office	46,550,000	46,550,000
Northern Samar 2nd District Engineering Office	73,985,000	73,985,000
Samar 2nd District Engineering Office	39,200,000	39,200,000
Region IX - Zamboanga Peninsula	44,100,000	44,100,000

Zamboanga del Norte 1st District Engineering Office	29,400,000	29,400,000

84	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Zamboanga del Sur 1st District Engineering Office	14,700,000	14,700,000
Region X - Northern Mindanao	248,840,000	248,840,000

Bukidnon 2nd District Engineering Office	6,747,000	6,747,000
Cagayan de Oro City 2nd District Engineering Office	76,541,000	76,541,000
Iligan City District Engineering Office	30,620,000	30,620,000
Misamis Oriental 1st District Engineering Office	134,932,000	134,932,000
Region XI - Davao	202,380,000	202,380,000

Davao City District Engineering Office	49,000,000	49,000,000
Davao de Oro 1st District Engineering Office	93,600,000	93,600,000
Davao del Norte 2nd District Engineering Office	42,140,000	42,140,000
Davao del Norte District Engineering Office	17,640,000	17,640,000
Region XII - SOCCSKSARGEN	131,181,000	131,181,000

Cotabato 2nd District Engineering Office	26,650,000	26,650,000
Cotabato 3rd District Engineering Office	16,608,000	16,608,000
Sarangani District Engineering Office	9,769,000	9,769,000
South Cotabato 1st District Engineering Office	58,615,000	58,615,000
Sultan Kudarat 1st District Engineering Office	19,539,000	19,539,000
Region XIII - Caraga	170,158,000	170,158,000

Agusan del Sur 1st District Engineering Office	145,658,000	145,658,000
Agusan del Sur 2nd District Engineering Office	9,800,000	9,800,000
Butuan City District Engineering Office	14,700,000	14,700,000

JANUARY 5, 2026	OFFICIAL GAZETTE	85
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Rehabilitation/Major Repair of Permanent Bridges	4,459,683,000	4,459,683,000

Rehabilitation/Major Repair of Permanent Bridges	4,459,683,000	4,459,683,000

National Capital Region (NCR)	2,494,608,000	2,494,608,000

Central Office	2,143,854,000	2,143,854,000
Metro Manila 2nd District Engineering Office	15,759,000	15,759,000
North Manila District Engineering Office	145,884,000	145,884,000
Quezon City 1st District Engineering Office	9,005,000	9,005,000
Quezon City 2nd District Engineering Office	126,074,000	126,074,000
South Manila District Engineering Office	54,032,000	54,032,000
Region I - Ilocos	76,440,000	76,440,000

Ilocos Norte 1st District Engineering Office	37,240,000	37,240,000
Pangasinan 2nd District Engineering Office	9,800,000	9,800,000
Pangasinan 3rd District Engineering Office	29,400,000	29,400,000
Cordillera Administrative Region (CAR)	27,930,000	27,930,000

Baguio City District Engineering Office	11,760,000	11,760,000
Lower Kalinga District Engineering Office	16,170,000	16,170,000
Region II - Cagayan Valley	147,768,000	147,768,000

Batanes District Engineering Office	4,900,000	4,900,000
Cagayan 1st District Engineering Office	53,900,000	53,900,000
Isabela 3rd District Engineering Office	26,248,000	26,248,000
Isabela 4th District Engineering Office	980,000	980,000
Nueva Vizcaya 2nd District Engineering Office	61,740,000	61,740,000

86	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region III - Central Luzon	40,180,000	40,180,000

Bataan 2nd District Engineering Office	5,880,000	5,880,000
Bataan 3rd District Engineering Office	14,700,000	14,700,000
Pampanga 2nd District Engineering Office	19,600,000	19,600,000
Region IVA - CALABARZON	40,554,000	40,554,000

Batangas 1st District Engineering Office	30,944,000	30,944,000
Batangas 2nd District Engineering Office	9,610,000	9,610,000
Region IVB - MIMAROPA	154,972,000	154,972,000

Mindoro Occidental District Engineering Office	19,533,000	19,533,000
Palawan 2nd District Engineering Office	13,952,000	13,952,000
Palawan 3rd District Engineering Office	117,388,000	117,388,000
Romblon District Engineering Office	4,099,000	4,099,000
Region V - Bicol	105,252,000	105,252,000

Albay 1st District Engineering Office	27,832,000	27,832,000
Camarines Sur 4th District Engineering Office	19,600,000	19,600,000
Catanduanes District Engineering Office	44,100,000	44,100,000
Masbate 1st District Engineering Office	7,840,000	7,840,000
Sorsogon 2nd District Engineering Office	5,880,000	5,880,000
Region VI - Western Visayas	116,620,000	116,620,000

Capiz 1st District Engineering Office	7,840,000	7,840,000
Guimaras District Engineering Office	9,800,000	9,800,000

JANUARY 5, 2026	OFFICIAL GAZETTE	87
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Iloilo 1st District Engineering Office	17,640,000	17,640,000
Iloilo 3rd District Engineering Office	21,560,000	21,560,000
Iloilo 4th District Engineering Office	10,780,000	10,780,000
Iloilo City District Engineering Office	49,000,000	49,000,000
Negros Island Region (NIR)	168,266,000	168,266,000

Negros Occidental 1st District Engineering Office	103,782,000	103,782,000
Negros Occidental 2nd District Engineering Office	19,894,000	19,894,000
Negros Occidental 3rd District Engineering Office	12,740,000	12,740,000
Negros Occidental 4th District Engineering Office	980,000	980,000
Negros Occidental 5th District Engineering Office	19,110,000	19,110,000
Negros Oriental 1st District Engineering Office	11,760,000	11,760,000
Region VII - Central Visayas	265,970,000	265,970,000

Bohol 3rd District Engineering Office	29,404,000	29,404,000
Cebu 2nd District Engineering Office	32,526,000	32,526,000
Cebu 3rd District Engineering Office	38,792,000	38,792,000
Cebu 7th District Engineering Office	19,783,000	19,783,000
Cebu City District Engineering Office	145,465,000	145,465,000
Region VIII - Eastern Visayas	141,789,000	141,789,000

Biliran District Engineering Office	19,600,000	19,600,000
Northern Samar 1st District Engineering Office	64,560,000	64,560,000
Samar 2nd District Engineering Office	14,700,000	14,700,000

88	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Southern Leyte 2nd District Engineering Office	42,929,000	42,929,000
Region IX - Zamboanga Peninsula	105,350,000	105,350,000

Zamboanga City 1st District Engineering Office	39,200,000	39,200,000
Zamboanga del Norte 3rd District Engineering Office	27,930,000	27,930,000
Zamboanga del Norte 4th District Engineering Office	13,230,000	13,230,000
Zamboanga del Sur 2nd District Engineering Office	9,800,000	9,800,000
Zamboanga Sibugay 2nd District Engineering Office	15,190,000	15,190,000
Region X - Northern Mindanao	201,063,000	201,063,000

Bukidnon 2nd District Engineering Office	31,998,000	31,998,000
Bukidnon 3rd District Engineering Office	44,335,000	44,335,000
Iligan City District Engineering Office	4,819,000	4,819,000
Lanao del Norte 1st District Engineering Office	9,638,000	9,638,000
Lanao del Norte 2nd District Engineering Office	26,794,000	26,794,000
Misamis Occidental District Engineering Office	14,499,000	14,499,000
Misamis Oriental 1st District Engineering Office	68,980,000	68,980,000
Region XI - Davao	186,600,000	186,600,000

Davao City 2nd District Engineering Office	14,210,000	14,210,000
Davao City 3rd District Engineering Office	19,110,000	19,110,000
Davao City District Engineering Office	5,880,000	5,880,000
Davao de Oro 1st District Engineering Office	20,000,000	20,000,000
Davao del Norte District Engineering Office	68,600,000	68,600,000

JANUARY 5, 2026	OFFICIAL GAZETTE	89
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Davao Occidental District Engineering Office	39,200,000	39,200,000
Davao Oriental 2nd District Engineering Office	19,600,000	19,600,000
Region XII - SOCCSKSARGEN	114,977,000	114,977,000

Cotabato 2nd District Engineering Office	46,892,000	46,892,000
Sultan Kudarat 2nd District Engineering Office	68,085,000	68,085,000
Region XIII - Caraga	71,344,000	71,344,000

Agusan del Sur 2nd District Engineering Office	17,640,000	17,640,000
Surigao del Norte 2nd District Engineering Office	24,500,000	24,500,000
Surigao del Sur 1st District Engineering Office	4,900,000	4,900,000
Surigao del Sur 2nd District Engineering Office	24,304,000	24,304,000
Widening of Permanent Bridges	10,622,466,000	10,622,466,000

Widening of Permanent Bridges	10,622,466,000	10,622,466,000

National Capital Region (NCR)	6,994,603,000	6,994,603,000

Central Office	6,994,603,000	6,994,603,000
Region I - Ilocos	110,597,000	110,597,000

Ilocos Norte 1st District Engineering Office	9,758,000	9,758,000
La Union 2nd District Engineering Office	23,419,000	23,419,000
Pangasinan 3rd District Engineering Office	77,420,000	77,420,000
Cordillera Administrative Region (CAR)	66,234,000	66,234,000

Lower Kalinga District Engineering Office	66,234,000	66,234,000
Region II - Cagayan Valley	403,000,000	403,000,000

Cagayan 1st District Engineering Office	65,000,000	65,000,000

90	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cagayan 3rd District Engineering Office	47,000,000	47,000,000
Isabela 1st District Engineering Office	66,000,000	66,000,000
Isabela 2nd District Engineering Office	40,000,000	40,000,000
Isabela 3rd District Engineering Office	64,000,000	64,000,000
Isabela 4th District Engineering Office	30,000,000	30,000,000
Nueva Vizcaya 2nd District Engineering Office	91,000,000	91,000,000
Region IVA - CALABARZON	42,558,000	42,558,000

Laguna 1st District Engineering Office	9,970,000	9,970,000
Quezon 2nd District Engineering Office	32,588,000	32,588,000
Region IVB - MIMAROPA	573,863,000	573,863,000

Mindoro Occidental District Engineering Office	102,203,000	102,203,000
Mindoro Oriental District Engineering Office	86,598,000	86,598,000
Palawan 1st District Engineering Office	173,476,000	173,476,000
Palawan 2nd District Engineering Office	211,586,000	211,586,000
Region V - Bicol	90,000,000	90,000,000

Albay 1st District Engineering Office	43,000,000	43,000,000
Camarines Sur 3rd District Engineering Office	15,000,000	15,000,000
Camarines Sur 5th District Engineering Office	25,000,000	25,000,000
Masbate 2nd District Engineering Office	7,000,000	7,000,000
Region VI - Western Visayas	88,642,000	88,642,000

Capiz 2nd District Engineering Office	68,428,000	68,428,000

JANUARY 5, 2026	OFFICIAL GAZETTE	91
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Iloilo 6th District Engineering Office	20,214,000	20,214,000
Negros Island Region (NIR)	341,690,000	341,690,000

Negros Occidental 3rd District Engineering Office	113,913,000	113,913,000
Negros Occidental 4th District Engineering Office	27,311,000	27,311,000
Negros Oriental 1st District Engineering Office	126,726,000	126,726,000
Negros Oriental 2nd District Engineering Office	36,415,000	36,415,000
Negros Oriental 3rd District Engineering Office	37,325,000	37,325,000
Region VII - Central Visayas	90,656,000	90,656,000

Bohol 2nd District Engineering Office	90,656,000	90,656,000
Region VIII - Eastern Visayas	250,341,000	250,341,000

Leyte 3rd District Engineering Office	47,110,000	47,110,000
Leyte 4th District Engineering Office	104,020,000	104,020,000
Leyte 5th District Engineering Office	26,950,000	26,950,000
Southern Leyte 1st District Engineering Office	58,233,000	58,233,000
Southern Leyte 2nd District Engineering Office	14,028,000	14,028,000
Region IX - Zamboanga Peninsula	481,472,000	481,472,000

Zamboanga City 1st District Engineering Office	28,073,000	28,073,000
Zamboanga del Norte 1st District Engineering Office	80,492,000	80,492,000
Zamboanga del Norte 2nd District Engineering Office	244,304,000	244,304,000
Zamboanga del Sur 2nd District Engineering Office	37,008,000	37,008,000
Zamboanga Sibugay 1st District Engineering Office	91,595,000	91,595,000

92	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region X - Northern Mindanao	219,031,000	219,031,000

Bukidnon 1st District Engineering Office	13,747,000	13,747,000
Bukidnon 2nd District Engineering Office	45,822,000	45,822,000
Bukidnon 3rd District Engineering Office	71,483,000	71,483,000
Bukidnon 4th District Engineering Office	36,658,000	36,658,000
Camiguin District Engineering Office	23,828,000	23,828,000
Misamis Occidental District Engineering Office	27,493,000	27,493,000
Region XI - Davao	183,260,000	183,260,000

Davao del Sur District Engineering Office	49,000,000	49,000,000
Davao Occidental District Engineering Office	134,260,000	134,260,000
Region XII - SOCCSKSARGEN	545,702,000	545,702,000

Cotabato 2nd District Engineering Office	43,215,000	43,215,000
Cotabato 3rd District Engineering Office	252,986,000	252,986,000
Sarangani District Engineering Office	125,146,000	125,146,000
South Cotabato 2nd District Engineering Office	39,077,000	39,077,000
Sultan Kudarat 1st District Engineering Office	44,565,000	44,565,000
Sultan Kudarat 2nd District Engineering Office	40,713,000	40,713,000
Region XIII - Caraga	140,817,000	140,817,000

Agusan del Sur 2nd District Engineering Office	24,173,000	24,173,000
Butuan City District Engineering Office	34,648,000	34,648,000
Dinagat Islands District Engineering Office	14,392,000	14,392,000

JANUARY 5, 2026	OFFICIAL GAZETTE	93
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Surigao del Norte 2nd District District Engineering Office	37,871,000	37,871,000
Surigao del Sur 2nd District Engineering Office	29,733,000	29,733,000
Construction of New Bridges	3,727,129,000	3,727,129,000

Construction of New Permanent Bridges	3,727,129,000	3,727,129,000

National Capital Region (NCR)	3,238,394,000	3,238,394,000

Central Office	3,238,394,000	3,238,394,000
Region II - Cagayan Valley	40,000,000	40,000,000

Batanes District Engineering Office	40,000,000	40,000,000
Region IVA - CALABARZON	64,569,000	64,569,000

Batangas 2nd District Engineering Office	26,587,000	26,587,000
Laguna 2nd District Engineering Office	37,982,000	37,982,000
Region IVB - MIMAROPA	93,908,000	93,908,000

Marinduque District Engineering Office	48,110,000	48,110,000
Romblon District Engineering Office	45,798,000	45,798,000
Region V - Bicol	30,000,000	30,000,000

Camarines Norte District Engineering Office	30,000,000	30,000,000
Region IX - Zamboanga Peninsula	139,986,000	139,986,000

Zamboanga del Norte 4th District Engineering Office	44,410,000	44,410,000
Zamboanga del Sur 2nd District Engineering Office	49,316,000	49,316,000
Zamboanga Sibugay 1st District Engineering Office	46,260,000	46,260,000
Region X - Northern Mindanao	83,901,000	83,901,000

Misamis Occidental 2nd District Engineering Office	28,914,000	28,914,000
Misamis Occidental District Engineering Office	54,987,000	54,987,000

94	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XIII - Caraga	36,371,000	36,371,000

Dinagat Islands District Engineering Office	36,371,000	36,371,000
CONVERGENCE AND SPECIAL SUPPORT PROGRAM	240,498,917,000	240,498,917,000

Rehabilitation of Disaster-Related Infrastructure and Other Facilities	1,200,000,000	1,200,000,000

National Capital Region (NCR)	1,200,000,000	1,200,000,000

Central Office	1,200,000,000	1,200,000,000
Construction/ Improvement of Access Roads leading to Airports	687,226,000	687,226,000

Construction/ Improvement of Access Roads leading to Airports	687,226,000	687,226,000

National Capital Region (NCR)	578,345,000	578,345,000

Central Office	578,345,000	578,345,000
Region IVB - MIMAROPA	108,881,000	108,881,000

Palawan 1st District Engineering Office	92,277,000	92,277,000
Palawan 2nd District Engineering Office	16,604,000	16,604,000
Construction/ Improvement of Access Roads Leading to Seaports	1,186,036,000	1,186,036,000

Construction/ Improvement of Access Roads Leading to Seaports	1,186,036,000	1,186,036,000

National Capital Region (NCR)	1,002,532,000	1,002,532,000

Central Office	1,002,532,000	1,002,532,000
Region II - Cagayan Valley	4,544,000	4,544,000

Batanes District Engineering Office	4,544,000	4,544,000
Region IVB - MIMAROPA	50,000,000	50,000,000

Palawan 1st District Engineering Office	50,000,000	50,000,000
Region V - Bicol	19,525,000	19,525,000

Albay 1st District Engineering Office	19,525,000	19,525,000
Region VII - Central Visayas	49,342,000	49,342,000

Bohol 2nd District Engineering Office	29,093,000	29,093,000

JANUARY 5, 2026	OFFICIAL GAZETTE	95
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Cebu 4th District Engineering Office	20,249,000	20,249,000
Region XI - Davao	10,093,000	10,093,000

Davao del Norte 2nd District Engineering Office	10,093,000	10,093,000
Region XIII - Caraga	50,000,000	50,000,000

Surigao del Norte 1st District Engineering Office	50,000,000	50,000,000
Construction/Improvement of Access Roads leading to Declared Tourism Destinations	4,005,927,000	4,005,927,000

Construction/Improvement of Access Roads leading to Declared Tourism Destinations	4,005,927,000	4,005,927,000

National Capital Region (NCR)	1,253,703,000	1,253,703,000

Central Office	1,253,703,000	1,253,703,000
Region I - Ilocos	137,606,000	137,606,000

Ilocos Norte 1st District Engineering Office	39,150,000	39,150,000
Ilocos Norte 2nd District Engineering Office	4,350,000	4,350,000
Ilocos Sur 1st District Engineering Office	4,350,000	4,350,000
Ilocos Sur 2nd District Engineering Office	33,154,000	33,154,000
La Union 1st District Engineering Office	8,700,000	8,700,000
La Union 2nd District Engineering Office	17,400,000	17,400,000
Pangasinan 1st District Engineering Office	17,400,000	17,400,000
Pangasinan 2nd District Engineering Office	4,402,000	4,402,000
Pangasinan 3rd District Engineering Office	8,700,000	8,700,000
Cordillera Administrative Region (CAR)	158,432,000	158,432,000

Abra District Engineering Office	4,410,000	4,410,000
Apayao 1st District Engineering Office	4,410,000	4,410,000
Apayao 2nd District Engineering Office	55,426,000	55,426,000
Benguet 1st District Engineering Office	13,523,000	13,523,000
Benguet 2nd District Engineering Office	13,230,000	13,230,000
Ifugao 1st District Engineering Office	17,453,000	17,453,000
Ifugao 2nd District Engineering Office	4,410,000	4,410,000

96	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Lower Kalinga District Engineering Office	23,520,000	23,520,000
Mountain Province 2nd District Engineering Office	4,410,000	4,410,000
Mountain Province First District Engineering Office	8,820,000	8,820,000
Upper Kalinga District Engineering Office	8,820,000	8,820,000
Region II - Cagayan Valley	240,011,000	240,011,000

Batanes District Engineering Office	4,132,000	4,132,000
Cagayan 1st District Engineering Office	94,016,000	94,016,000
Cagayan 2nd District Engineering Office	62,340,000	62,340,000
Cagayan 3rd District Engineering Office	4,089,000	4,089,000
Isabela 1st District Engineering Office	30,000,000	30,000,000
Nueva Vizcaya District Engineering Office	8,178,000	8,178,000
Quirino District Engineering Office	37,256,000	37,256,000
Region III - Central Luzon	78,311,000	78,311,000

Aurora District Engineering Office	4,236,000	4,236,000
Bataan 1st District Engineering Office	4,236,000	4,236,000
Bataan 2nd District Engineering Office	4,236,000	4,236,000
Bataan 3rd District Engineering Office	4,707,000	4,707,000
Nueva Ecija 1st District Engineering Office	4,410,000	4,410,000
Tarlac District Engineering Office	56,486,000	56,486,000
Region IVA - CALABARZON	148,499,000	148,499,000

Batangas 3rd District Engineering Office	36,082,000	36,082,000
Quezon 1st District Engineering Office	16,036,000	16,036,000
Quezon 4th District Engineering Office	92,773,000	92,773,000
Rizal 2nd District Engineering Office	3,608,000	3,608,000
Region IVB - MIMAROPA	305,173,000	305,173,000

Mindoro Occidental District Engineering Office	26,226,000	26,226,000
Palawan 1st District Engineering Office	175,336,000	175,336,000
Palawan 2nd District Engineering Office	41,809,000	41,809,000

JANUARY 5, 2026	OFFICIAL GAZETTE	97
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Romblon District Engineering Office	50,000,000	50,000,000
Southern Mindoro District Engineering Office	11,802,000	11,802,000
Region V - Bicol	169,496,000	169,496,000

Albay 1st District Engineering Office	21,965,000	21,965,000
Albay 2nd District Engineering Office	40,611,000	40,611,000
Albay 3rd District Engineering Office	4,393,000	4,393,000
Camarines Norte District Engineering Office	4,410,000	4,410,000
Camarines Sur 2nd District Engineering Office	4,393,000	4,393,000
Camarines Sur 3rd District Engineering Office	17,089,000	17,089,000
Catanduanes District Engineering Office	14,644,000	14,644,000
Masbate 2nd District Engineering Office	8,786,000	8,786,000
Masbate 3rd District Engineering Office	4,393,000	4,393,000
Sorsogon District Engineering Office	48,812,000	48,812,000
Region VI - Western Visayas	310,953,000	310,953,000

Aklan District Engineering Office	36,752,000	36,752,000
Antique District Engineering Office	12,975,000	12,975,000
Capiz 2nd District Engineering Office	44,495,000	44,495,000
Guimaras District Engineering Office	23,922,000	23,922,000
Iloilo 1st District Engineering Office	140,659,000	140,659,000
Iloilo 3rd District Engineering Office	47,844,000	47,844,000
Iloilo 4th District Engineering Office	4,306,000	4,306,000
Negros Island Region (NIR)	136,220,000	136,220,000

Bacolod City District Engineering Office	4,410,000	4,410,000
Negros Occidental 1st District Engineering Office	4,410,000	4,410,000
Negros Occidental 2nd District Engineering Office	19,110,000	19,110,000
Negros Oriental 2nd District Engineering Office	30,870,000	30,870,000
Negros Oriental 3rd District Engineering Office	35,280,000	35,280,000

98	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Siquijor District Engineering Office	42,140,000	42,140,000
Region VII - Central Visayas	195,923,000	195,923,000

Bohol 1st District Engineering Office	8,721,000	8,721,000
Bohol 2nd District Engineering Office	130,520,000	130,520,000
Bohol 3rd District Engineering Office	13,080,000	13,080,000
Cebu 3rd District Engineering Office	4,360,000	4,360,000
Cebu 4th District Engineering Office	4,360,000	4,360,000
Cebu 5th District Engineering Office	21,802,000	21,802,000
Cebu 7th District Engineering Office	13,080,000	13,080,000
Region VIII - Eastern Visayas	25,838,000	25,838,000

Leyte 5th District Engineering Office	4,235,000	4,235,000
Northern Samar 1st District Engineering Office	8,684,000	8,684,000
Northern Samar 2nd District Engineering Office	4,342,000	4,342,000
Samar 1st District Engineering Office	4,235,000	4,235,000
Southern Leyte 1st District Engineering Office	4,342,000	4,342,000
Region IX - Zamboanga Peninsula	165,925,000	165,925,000

Zamboanga City 1st District Engineering Office	9,647,000	9,647,000
Zamboanga del Norte 1st District Engineering Office	17,364,000	17,364,000
Zamboanga del Norte 2nd District Engineering Office	20,258,000	20,258,000
Zamboanga del Norte 3rd District Engineering Office	4,341,000	4,341,000
Zamboanga del Sur 1st District Engineering Office	21,705,000	21,705,000
Zamboanga del Sur 2nd District Engineering Office	8,682,000	8,682,000
Zamboanga Sibugay 1st District Engineering Office	66,564,000	66,564,000

JANUARY 5, 2026	OFFICIAL GAZETTE	99
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Zamboanga Sibugay 2nd District Engineering Office	17,364,000	17,364,000
Region X - Northern Mindanao	21,488,000	21,488,000

Bukidnon 3rd District Engineering Office	4,500,000	4,500,000
Bukidnon 4th District Engineering Office	4,247,000	4,247,000
Lanao del Norte 1st District Engineering Office	8,494,000	8,494,000
Misamis Oriental 1st District Engineering Office	4,247,000	4,247,000
Region XI - Davao	159,724,000	159,724,000

Davao City 3rd District Engineering Office	12,091,000	12,091,000
Davao de Oro 1st District Engineering Office	8,652,000	8,652,000
Davao de Oro 2nd District Engineering Office	4,326,000	4,326,000
Davao del Norte 2nd District Engineering Office	38,045,000	38,045,000
Davao del Norte District Engineering Office	35,087,000	35,087,000
Davao del Sur District Engineering Office	25,956,000	25,956,000
Davao Occidental District Engineering Office	4,326,000	4,326,000
Davao Oriental 1st District Engineering Office	19,706,000	19,706,000
Davao Oriental 2nd District Engineering Office	11,535,000	11,535,000
Region XII - SOCCSKSARGEN	87,089,000	87,089,000

Cotabato 2nd District Engineering Office	57,213,000	57,213,000
Cotabato 3rd District Engineering Office	4,268,000	4,268,000
Sarangani District Engineering Office	17,072,000	17,072,000
South Cotabato 2nd District Engineering Office	8,536,000	8,536,000
Region XIII - Caraga	411,536,000	411,536,000

Agusan del Norte District Engineering Office	119,614,000	119,614,000
Agusan del Sur 1st District Engineering Office	15,680,000	15,680,000
Agusan del Sur 2nd District Engineering Office	49,701,000	49,701,000

100	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Butuan City District Engineering Office	77,938,000	77,938,000
Dinagat Islands District Engineering Office	34,300,000	34,300,000
Surigao del Norte 2nd District Engineering Office	43,642,000	43,642,000
Surigao del Sur 2nd District Engineering Office	70,661,000	70,661,000
Construction/Improvement of Access Roads leading to Trades, Industries and Economic Zones	3,750,218,000	3,750,218,000

Construction/Improvement of Access Roads leading to Trades, Industries and Economic Zones (Roads Leveraging Linkages for Industry and Trade Infrastructure Program - ROLL-IT)	3,750,218,000	3,750,218,000

National Capital Region (NCR)	1,121,207,000	1,121,207,000

Central Office	1,121,207,000	1,121,207,000
Region I - Ilocos	60,905,000	60,905,000

Ilocos Norte 1st District Engineering Office	9,667,000	9,667,000
Ilocos Sur 2nd District Engineering Office	31,903,000	31,903,000
La Union 2nd District Engineering Office	14,501,000	14,501,000
Pangasinan 1st District Engineering Office	4,834,000	4,834,000
Cordillera Administrative Region (CAR)	455,002,000	455,002,000

Abra District Engineering Office	34,300,000	34,300,000
Apayao 1st District Engineering Office	38,872,000	38,872,000
Apayao 2nd District Engineering Office	77,050,000	77,050,000
Benguet 1st District Engineering Office	24,500,000	24,500,000
Benguet 2nd District Engineering Office	34,300,000	34,300,000
Ifugao 1st District Engineering Office	19,600,000	19,600,000
Ifugao 2nd District Engineering Office	19,600,000	19,600,000
Lower Kalinga District Engineering Office	44,100,000	44,100,000
Mountain Province 2nd District Engineering Office	29,400,000	29,400,000
Mountain Province First District Engineering Office	63,700,000	63,700,000
Upper Kalinga District Engineering Office	69,580,000	69,580,000

JANUARY 5, 2026	OFFICIAL GAZETTE	101
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region II - Cagayan Valley	282,742,000	282,742,000

Cagayan 1st District Engineering Office	49,984,000	49,984,000
Cagayan 2nd District Engineering Office	91,786,000	91,786,000
Cagayan 3rd District Engineering Office	23,574,000	23,574,000
Isabela 3rd District Engineering Office	22,720,000	22,720,000
Isabela 4th District Engineering Office	27,263,000	27,263,000
Nueva Vizcaya 2nd District Engineering Office	44,339,000	44,339,000
Nueva Vizcaya District Engineering Office	4,544,000	4,544,000
Quirino District Engineering Office	18,532,000	18,532,000
Region III - Central Luzon	103,038,000	103,038,000

Bataan 1st District Engineering Office	22,075,000	22,075,000
Bataan 2nd District Engineering Office	23,536,000	23,536,000
Bataan 3rd District Engineering Office	10,356,000	10,356,000
Bulacan 1st District Engineering Office	28,243,000	28,243,000
Pampanga 3rd District Engineering Office	18,828,000	18,828,000
Region IVA - CALABARZON	24,054,000	24,054,000

Batangas 3rd District Engineering Office	4,009,000	4,009,000
Quezon 4th District Engineering Office	20,045,000	20,045,000
Region IVB - MIMAROPA	63,158,000	63,158,000

Palawan 1st District Engineering Office	42,402,000	42,402,000
Palawan 3rd District Engineering Office	20,756,000	20,756,000
Region V - Bicol	112,267,000	112,267,000

Albay 2nd District Engineering Office	4,881,000	4,881,000
Albay 3rd District Engineering Office	58,574,000	58,574,000
Camarines Norte District Engineering Office	4,881,000	4,881,000
Camarines Sur 2nd District Engineering Office	39,050,000	39,050,000
Masbate 2nd District Engineering Office	4,881,000	4,881,000

102	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VI - Western Visayas	134,802,000	134,802,000

Antique District Engineering Office	77,391,000	77,391,000
Capiz 2nd District Engineering Office	9,568,000	9,568,000
Iloilo 2nd District Engineering Office	4,784,000	4,784,000
Iloilo 3rd District Engineering Office	43,059,000	43,059,000
Negros Island Region (NIR)	53,900,000	53,900,000

Bacolod City District Engineering Office	44,100,000	44,100,000
Negros Oriental 2nd District Engineering Office	9,800,000	9,800,000
Region VII - Central Visayas	155,593,000	155,593,000

Bohol 1st District Engineering Office	19,926,000	19,926,000
Bohol 2nd District Engineering Office	43,605,000	43,605,000
Bohol 3rd District Engineering Office	43,605,000	43,605,000
Cebu 3rd District Engineering Office	18,418,000	18,418,000
Cebu 4th District Engineering Office	5,814,000	5,814,000
Cebu 5th District Engineering Office	24,225,000	24,225,000
Region IX - Zamboanga Peninsula	271,232,000	271,232,000

Zamboanga del Norte 1st District Engineering Office	145,815,000	145,815,000
Zamboanga del Norte 2nd District Engineering Office	14,472,000	14,472,000
Zamboanga del Norte 3rd District Engineering Office	19,294,000	19,294,000
Zamboanga del Sur 1st District Engineering Office	9,648,000	9,648,000
Zamboanga Sibugay 1st District Engineering Office	57,883,000	57,883,000
Zamboanga Sibugay 2nd District Engineering Office	24,120,000	24,120,000
Region X - Northern Mindanao	95,563,000	95,563,000

Bukidnon 2nd District Engineering Office	24,095,000	24,095,000
Bukidnon 3rd District Engineering Office	24,276,000	24,276,000
Lanao del Norte 1st District Engineering Office	4,719,000	4,719,000

JANUARY 5, 2026	OFFICIAL GAZETTE	103
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Lanao del Norte 2nd District Engineering Office	4,719,000	4,719,000
Misamis Oriental 1st District Engineering Office	37,754,000	37,754,000
Region XI - Davao	261,210,000	261,210,000

Davao City 3rd District Engineering Office	9,612,000	9,612,000
Davao de Oro 2nd District Engineering Office	36,581,000	36,581,000
Davao del Norte 2nd District Engineering Office	14,419,000	14,419,000
Davao del Norte District Engineering Office	24,030,000	24,030,000
Davao del Sur District Engineering Office	79,591,000	79,591,000
Davao Oriental 1st District Engineering Office	38,453,000	38,453,000
Davao Oriental 2nd District Engineering Office	58,524,000	58,524,000
Region XII - SOCCSKSARGEN	402,568,000	402,568,000

Cotabato 1st District Engineering Office	127,778,000	127,778,000
Cotabato 3rd District Engineering Office	18,968,000	18,968,000
Sarangani District Engineering Office	94,837,000	94,837,000
South Cotabato 1st District Engineering Office	75,632,000	75,632,000
South Cotabato 2nd District Engineering Office	9,484,000	9,484,000
Sultan Kudarat 1st District Engineering Office	9,484,000	9,484,000
Sultan Kudarat 2nd District Engineering Office	66,385,000	66,385,000
Region XIII - Caraga	152,977,000	152,977,000

Agusan del Norte District Engineering Office	89,277,000	89,277,000
Agusan del Sur 1st District Engineering Office	14,700,000	14,700,000
Agusan del Sur 2nd District Engineering Office	39,200,000	39,200,000
Butuan City District Engineering Office	4,900,000	4,900,000
Surigao del Sur 2nd District Engineering Office	4,900,000	4,900,000

104	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Construction/Rehabilitation of Water Supply/ Septage and Sewerage/ Rain Water Collector Systems	1,873,600,000	1,873,600,000

Construction/Rehabilitation of Water Supply/ Septage and Sewerage/ Rain Water Collector Systems	1,873,600,000	1,873,600,000

National Capital Region (NCR)	873,600,000	873,600,000

Central Office	873,600,000	873,600,000
Region I - Ilocos	10,000,000	10,000,000

Pangasinan 1st District Engineering Office	10,000,000	10,000,000
Region IVA - CALABARZON	400,000,000	400,000,000

Batangas 1st District Engineering Office	330,000,000	330,000,000
Batangas 4th District Engineering Office	20,000,000	20,000,000
Quezon 3rd District Engineering Office	50,000,000	50,000,000
Region V - Bicol	70,000,000	70,000,000

Albay 3rd District Engineering Office	10,000,000	10,000,000
Sorsogon 2nd District Engineering Office	60,000,000	60,000,000
Region VII - Central Visayas	210,000,000	210,000,000

Bohol 1st District Engineering Office	30,000,000	30,000,000
Bohol 2nd District Engineering Office	50,000,000	50,000,000
Bohol 3rd District Engineering Office	80,000,000	80,000,000
Cebu 4th District Engineering Office	10,000,000	10,000,000
Cebu 7th District Engineering Office	40,000,000	40,000,000
Region VIII - Eastern Visayas	185,000,000	185,000,000

Biliran District Engineering Office	15,000,000	15,000,000
Leyte 2nd District Engineering Office	120,000,000	120,000,000
Southern Leyte 2nd District Engineering Office	40,000,000	40,000,000
Tacloban City District Engineering Office	10,000,000	10,000,000
Region IX - Zamboanga Peninsula	50,000,000	50,000,000

Zamboanga del Sur 1st District Engineering Office	10,000,000	10,000,000
Zamboanga Sibugay 2nd District Engineering Office	40,000,000	40,000,000
Region X - Northern Mindanao	65,000,000	65,000,000

Bukidnon 1st District Engineering Office	15,000,000	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	105
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Bukidnon 3rd District Engineering Office	20,000,000	20,000,000
Misamis Oriental 2nd District Engineering Office	30,000,000	30,000,000
Region XIII - Caraga	10,000,000	10,000,000

Surigao del Norte 2nd District Engineering Office	10,000,000	10,000,000
Construction/Improvement of Access Roads leading to Railway Stations (Kalsada Tungo sa Paliparan, Riles at Daungan Program - KATUPARAN)	401,563,000	401,563,000

Construction/Improvement of Access Roads leading to Railway Stations	401,563,000	401,563,000

National Capital Region (NCR)	296,562,000	296,562,000

Central Office	296,562,000	296,562,000
Region III - Central Luzon	105,001,000	105,001,000

Bulacan 1st District Engineering Office	83,598,000	83,598,000
Bulacan 2nd District Engineering Office	21,403,000	21,403,000
Construction/Rehabilitation/Improvement of Facilities for Persons with Disabilities (PWD) and Elderlies/Senior Citizens, including Gender-Responsive Facilities	510,000,000	510,000,000

Construction/Rehabilitation/Improvement of Facilities for Persons with Disabilities (PWD) and Elderlies/Senior Citizens, including Gender-Responsive Facilities	510,000,000	510,000,000

National Capital Region (NCR)	510,000,000	510,000,000

Central Office	510,000,000	510,000,000
Special Road Fund - Motor Vehicle User’s Charge (MVUC) as per R.A. 11239	14,833,952,000	14,833,952,000

Special Road Fund - Motor Vehicle User’s Charge (MVUC) as per R.A. 11239	14,833,952,000	14,833,952,000

National Capital Region (NCR)	10,095,630,000	10,095,630,000

Central Office	10,027,709,000	10,027,709,000
Las Piñas-Muntinlupa District Engineering Office	6,822,000	6,822,000
Metro Manila 2nd District Engineering Office	36,021,000	36,021,000
Quezon City 2nd District Engineering Office	25,078,000	25,078,000
Region I - Ilocos	295,665,000	295,665,000

Ilocos Norte 2nd District Engineering Office	73,285,000	73,285,000
La Union 1st District Engineering Office	40,318,000	40,318,000

106	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

La Union 2nd District Engineering Office	39,200,000	39,200,000
Pangasinan 2nd District Engineering Office	72,253,000	72,253,000
Pangasinan 3rd District Engineering Office	20,000,000	20,000,000
Pangasinan 4th District Engineering Office	50,609,000	50,609,000
Cordillera Administrative Region (CAR)	31,493,000	31,493,000

Baguio City District Engineering Office	28,357,000	28,357,000
Benguet 1st District Engineering Office	3,136,000	3,136,000
Region II - Cagayan Valley	37,817,000	37,817,000

Cagayan 1st District Engineering Office	33,777,000	33,777,000
Quirino District Engineering Office	4,040,000	4,040,000
Region III - Central Luzon	507,991,000	507,991,000

Bataan 1st District Engineering Office	193,730,000	193,730,000
Bataan 2nd District Engineering Office	133,395,000	133,395,000
Nueva Ecija 1st District Engineering Office	62,916,000	62,916,000
Pampanga 2nd District Engineering Office	19,500,000	19,500,000
Tarlac District Engineering Office	63,170,000	63,170,000
Zambales 1st District Engineering Office	35,280,000	35,280,000
Region IVA - CALABARZON	250,285,000	250,285,000

Batangas 2nd District Engineering Office	69,482,000	69,482,000
Batangas 3rd District Engineering Office	25,947,000	25,947,000
Cavite 2nd District Engineering Office	4,537,000	4,537,000
Cavite District Engineering Office	28,831,000	28,831,000
Cavite Third District Engineering Office	17,092,000	17,092,000
Quezon 1st District Engineering Office	27,352,000	27,352,000
Quezon 3rd District Engineering Office	77,044,000	77,044,000
Region IVB - MIMAROPA	78,181,000	78,181,000

Mindoro Oriental District Engineering Office	46,460,000	46,460,000
Palawan 1st District Engineering Office	2,253,000	2,253,000
Palawan 2nd District Engineering Office	3,489,000	3,489,000
Palawan 3rd District Engineering Office	25,979,000	25,979,000

JANUARY 5, 2026	OFFICIAL GAZETTE	107
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region V - Bicol	189,630,000	189,630,000

Camarines Sur 1st District Engineering Office	80,162,000	80,162,000
Catanduanes District Engineering Office	49,000,000	49,000,000
Masbate 3rd District Engineering Office	60,468,000	60,468,000
Region VI - Western Visayas	744,300,000	744,300,000

Aklan District Engineering Office	62,333,000	62,333,000
Capiz 1st District Engineering Office	15,624,000	15,624,000
Capiz 2nd District Engineering Office	68,971,000	68,971,000
Guimaras District Engineering Office	58,798,000	58,798,000
Iloilo 1st District Engineering Office	45,905,000	45,905,000
Iloilo 2nd District Engineering Office	136,911,000	136,911,000
Iloilo 3rd District Engineering Office	127,400,000	127,400,000
Iloilo 4th District Engineering Office	48,141,000	48,141,000
Iloilo 6th District Engineering Office	116,676,000	116,676,000
Iloilo City District Engineering Office	63,541,000	63,541,000
Negros Island Region (NIR)	555,227,000	555,227,000

Bacolod City District Engineering Office	4,900,000	4,900,000
Negros Occidental 1st District Engineering Office	104,689,000	104,689,000
Negros Occidental 2nd District Engineering Office	96,178,000	96,178,000
Negros Occidental 3rd District Engineering Office	190,152,000	190,152,000
Negros Occidental 4th District Engineering Office	59,057,000	59,057,000
Negros Occidental 5th District Engineering Office	20,420,000	20,420,000
Negros Oriental 2nd District Engineering Office	79,831,000	79,831,000
Region VII - Central Visayas	317,477,000	317,477,000

Bohol 1st District Engineering Office	59,616,000	59,616,000
Bohol 3rd District Engineering Office	9,698,000	9,698,000
Cebu 2nd District Engineering Office	51,667,000	51,667,000
Cebu 4th District Engineering Office	89,450,000	89,450,000
Cebu 5th District Engineering Office	22,513,000	22,513,000
Cebu 6th District Engineering Office	69,987,000	69,987,000

108	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cebu City District Engineering Office	14,546,000	14,546,000
Region VIII - Eastern Visayas	517,942,000	517,942,000

Biliran District Engineering Office	165,000,000	165,000,000
Leyte 2nd District Engineering Office	100,000,000	100,000,000
Leyte 3rd District Engineering Office	59,728,000	59,728,000
Leyte 4th District Engineering Office	28,677,000	28,677,000
Leyte 5th District Engineering Office	45,353,000	45,353,000
Northern Samar 1st District Engineering Office	98,000,000	98,000,000
Southern Leyte 1st District Engineering Office	5,186,000	5,186,000
Southern Leyte 2nd District Engineering Office	15,998,000	15,998,000
Region IX - Zamboanga Peninsula	206,161,000	206,161,000

Zamboanga City 1st District Engineering Office	68,852,000	68,852,000
Zamboanga del Norte 1st District Engineering Office	20,124,000	20,124,000
Zamboanga del Norte 2nd District Engineering Office	25,000,000	25,000,000
Zamboanga del Norte 3rd District Engineering Office	24,334,000	24,334,000
Zamboanga del Sur 1st District Engineering Office	14,700,000	14,700,000
Zamboanga Sibugay 1st District Engineering Office	49,000,000	49,000,000
Zamboanga Sibugay 2nd District Engineering Office	4,151,000	4,151,000
Region X - Northern Mindanao	724,354,000	724,354,000

Bukidnon 1st District Engineering Office	106,537,000	106,537,000
Bukidnon 2nd District Engineering Office	45,958,000	45,958,000
Bukidnon 3rd District Engineering Office	59,792,000	59,792,000
Bukidnon 4th District Engineering Office	18,000,000	18,000,000
Cagayan de Oro City 2nd District Engineering Office	67,466,000	67,466,000

JANUARY 5, 2026	OFFICIAL GAZETTE	109
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Camiguin District Engineering Office	18,000,000	18,000,000
Iligan City District Engineering Office	19,276,000	19,276,000
Lanao del Norte 1st District Engineering Office	17,349,000	17,349,000
Lanao del Norte 2nd District Engineering Office	18,312,000	18,312,000
Misamis Occidental District Engineering Office	39,244,000	39,244,000
Misamis Oriental 1st District Engineering Office	168,744,000	168,744,000
Misamis Oriental 2nd District Engineering Office	145,676,000	145,676,000
Region XI - Davao	80,254,000	80,254,000

Davao City 2nd District Engineering Office	32,635,000	32,635,000
Davao City 3rd District Engineering Office	19,600,000	19,600,000
Davao de Oro 2nd District Engineering Office	28,019,000	28,019,000
Region XII - SOCCSKSARGEN	136,093,000	136,093,000

Cotabato 1st District Engineering Office	54,493,000	54,493,000
Cotabato 2nd District Engineering Office	41,600,000	41,600,000
Sultan Kudarat 1st District Engineering Office	40,000,000	40,000,000
Region XIII - Caraga	65,452,000	65,452,000

Agusan del Norte District Engineering Office	5,880,000	5,880,000
Agusan del Sur 1st District Engineering Office	19,600,000	19,600,000
Butuan City District Engineering Office	32,993,000	32,993,000
Surigao del Norte 1st District Engineering Office	6,979,000	6,979,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Access Roads and/or Bridges from the National Road/s leading to Major/Strategic Public Buildings/Facilities	72,025,030,000	72,025,030,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Access Roads and/or Bridges from the National Road/s leading to Major/Strategic Public Buildings/Facilities	72,025,030,000	72,025,030,000

National Capital Region (NCR)	43,429,197,000	43,429,197,000

Central Office	39,149,025,000	39,149,025,000

110	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Las Piñas-Muntinlupa District Engineering Office	396,052,000	396,052,000
Malabon-Navotas District Engineering Office	32,501,000	32,501,000
Metro Manila 1st District Engineering Office	933,840,000	933,840,000
Metro Manila 2nd District Engineering Office	226,088,000	226,088,000
Metro Manila 3rd District Engineering Office	1,692,727,000	1,692,727,000
North Manila District Engineering Office	43,795,000	43,795,000
Quezon City 1st District Engineering Office	680,166,000	680,166,000
Quezon City 2nd District Engineering Office	47,190,000	47,190,000
South Manila District Engineering Office	227,813,000	227,813,000
Region I - Ilocos	1,189,039,000	1,189,039,000

Ilocos Sur 1st District Engineering Office	109,000,000	109,000,000
Ilocos Sur 2nd District Engineering Office	286,304,000	286,304,000
La Union 2nd District Engineering Office	143,270,000	143,270,000
Pangasinan 1st District Engineering Office	155,273,000	155,273,000
Pangasinan 2nd District Engineering Office	37,074,000	37,074,000
Pangasinan 3rd District Engineering Office	366,228,000	366,228,000
Pangasinan 4th District Engineering Office	91,890,000	91,890,000
Cordillera Administrative Region (CAR)	867,930,000	867,930,000

Abra District Engineering Office	126,420,000	126,420,000
Apayao 1st District Engineering Office	29,400,000	29,400,000
Apayao 2nd District Engineering Office	175,568,000	175,568,000
Baguio City District Engineering Office	104,860,000	104,860,000
Benguet 1st District Engineering Office	153,077,000	153,077,000
Benguet 2nd District Engineering Office	68,600,000	68,600,000
Ifugao 2nd District Engineering Office	48,203,000	48,203,000
Lower Kalinga District Engineering Office	53,900,000	53,900,000
Mountain Province First District Engineering Office	20,000,000	20,000,000
Upper Kalinga District Engineering Office	87,902,000	87,902,000
Region II - Cagayan Valley	3,139,190,000	3,139,190,000

Cagayan 1st District Engineering Office	124,955,000	124,955,000

JANUARY 5, 2026	OFFICIAL GAZETTE	111
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Cagayan 2nd District Engineering Office	205,646,000	205,646,000
Cagayan 3rd District Engineering Office	13,988,000	13,988,000
Isabela 1st District Engineering Office	485,940,000	485,940,000
Isabela 2nd District Engineering Office	118,500,000	118,500,000
Isabela 3rd District Engineering Office	713,466,000	713,466,000
Isabela 4th District Engineering Office	871,560,000	871,560,000
Nueva Vizcaya 2nd District Engineering Office	93,372,000	93,372,000
Nueva Vizcaya District Engineering Office	235,500,000	235,500,000
Quirino District Engineering Office	276,263,000	276,263,000
Region III - Central Luzon	3,409,129,000	3,409,129,000

Aurora District Engineering Office	182,055,000	182,055,000
Bataan 1st District Engineering Office	82,698,000	82,698,000
Bataan 2nd District Engineering Office	39,200,000	39,200,000
Bataan 3rd District Engineering Office	227,454,000	227,454,000
Bulacan 1st District Engineering Office	712,823,000	712,823,000
Bulacan 2nd District Engineering Office	28,243,000	28,243,000
Bulacan 3rd District Engineering Office	24,500,000	24,500,000
Nueva Ecija 1st District Engineering Office	631,458,000	631,458,000
Nueva Ecija 2nd District Engineering Office	273,193,000	273,193,000
Pampanga 1st District Engineering Office	372,604,000	372,604,000
Pampanga 2nd District Engineering Office	359,860,000	359,860,000
Tarlac 2nd District Engineering Office	113,059,000	113,059,000
Tarlac District Engineering Office	309,388,000	309,388,000
Zambales 1st District Engineering Office	22,594,000	22,594,000
Zambales 2nd District Engineering Office	30,000,000	30,000,000
Region IVA - CALABARZON	3,505,058,000	3,505,058,000

Batangas 2nd District Engineering Office	360,618,000	360,618,000
Batangas 3rd District Engineering Office	225,839,000	225,839,000
Batangas 4th District Engineering Office	764,623,000	764,623,000
Cavite 2nd District Engineering Office	28,831,000	28,831,000

112	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cavite District Engineering Office	180,561,000	180,561,000
Cavite Third District Engineering Office	251,707,000	251,707,000
Laguna 1st District Engineering Office	82,647,000	82,647,000
Laguna 2nd District Engineering Office	199,530,000	199,530,000
Laguna 3rd District Engineering Office	371,056,000	371,056,000
Quezon 1st District Engineering Office	19,220,000	19,220,000
Quezon 2nd District Engineering Office	86,491,000	86,491,000
Quezon 3rd District Engineering Office	287,396,000	287,396,000
Quezon 4th District Engineering Office	158,918,000	158,918,000
Rizal 1st District Engineering Office	328,041,000	328,041,000
Rizal 2nd District Engineering Office	159,580,000	159,580,000
Region IVB - MIMAROPA	1,431,586,000	1,431,586,000

Marinduque District Engineering Office	218,755,000	218,755,000
Mindoro Occidental District Engineering Office	23,644,000	23,644,000
Mindoro Oriental District Engineering Office	48,110,000	48,110,000
Palawan 1st District Engineering Office	178,007,000	178,007,000
Palawan 2nd District Engineering Office	338,798,000	338,798,000
Palawan 3rd District Engineering Office	316,368,000	316,368,000
Romblon District Engineering Office	228,041,000	228,041,000
Southern Mindoro District Engineering Office	79,863,000	79,863,000
Region V - Bicol	1,737,229,000	1,737,229,000

Albay 1st District Engineering Office	88,068,000	88,068,000
Albay 2nd District Engineering Office	29,287,000	29,287,000
Albay 3rd District Engineering Office	125,934,000	125,934,000
Camarines Sur 3rd District Engineering Office	286,224,000	286,224,000
Camarines Sur 4th District Engineering Office	341,634,000	341,634,000
Camarines Sur 5th District Engineering Office	48,812,000	48,812,000
Catanduanes District Engineering Office	99,641,000	99,641,000
Masbate 1st District Engineering Office	58,574,000	58,574,000
Masbate 2nd District Engineering Office	48,812,000	48,812,000

JANUARY 5, 2026	OFFICIAL GAZETTE	131
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Masbate 3rd District Engineering Office	93,231,000	93,231,000
Sorsogon 2nd District Engineering Office	186,012,000	186,012,000
Sorsogon District Engineering Office	331,000,000	331,000,000
Region VI - Western Visayas	1,051,225,000	1,051,225,000

Aklan District Engineering Office	43,707,000	43,707,000
Capiz 1st District Engineering Office	74,187,000	74,187,000
Capiz 2nd District Engineering Office	49,758,000	49,758,000
Guimaras District Engineering Office	248,700,000	248,700,000
Iloilo 1st District Engineering Office	257,826,000	257,826,000
Iloilo 2nd District Engineering Office	77,096,000	77,096,000
Iloilo 3rd District Engineering Office	110,041,000	110,041,000
Iloilo 6th District Engineering Office	189,910,000	189,910,000
Negros Island Region (NIR)	1,357,240,000	1,357,240,000

Bacolod City District Engineering Office	272,214,000	272,214,000
Negros Occidental 1st District Engineering Office	189,630,000	189,630,000
Negros Occidental 2nd District Engineering Office	186,690,000	186,690,000
Negros Occidental 3rd District Engineering Office	50,000,000	50,000,000
Negros Occidental 4th District Engineering Office	35,094,000	35,094,000
Negros Oriental 1st District Engineering Office	85,912,000	85,912,000
Negros Oriental 2nd District Engineering Office	213,320,000	213,320,000
Negros Oriental 3rd District Engineering Office	199,920,000	199,920,000
Siquijor District Engineering Office	124,460,000	124,460,000
Region VII - Central Visayas	1,751,327,000	1,751,327,000

Bohol 1st District Engineering Office	181,574,000	181,574,000
Bohol 2nd District Engineering Office	126,451,000	126,451,000
Bohol 3rd District Engineering Office	159,949,000	159,949,000
Cebu 1st District Engineering Office	68,450,000	68,450,000
Cebu 2nd District Engineering Office	71,329,000	71,329,000
Cebu 3rd District Engineering Office	48,450,000	48,450,000
Cebu 4th District Engineering Office	101,392,000	101,392,000

114	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cebu 5th District Engineering Office	78,554,000	78,554,000
Cebu 6th District Engineering Office	335,846,000	335,846,000
Cebu 7th District Engineering Office	169,152,000	169,152,000
Cebu City District Engineering Office	410,180,000	410,180,000
Region VIII - Eastern Visayas	2,063,005,000	2,063,005,000

Biliran District Engineering Office	187,620,000	187,620,000
Eastern Samar District Engineering Office	548,389,000	548,389,000
Leyte 2nd District Engineering Office	34,300,000	34,300,000
Leyte 3rd District Engineering Office	548,415,000	548,415,000
Leyte 4th District Engineering Office	169,885,000	169,885,000
Leyte 5th District Engineering Office	19,524,000	19,524,000
Northern Samar 1st District Engineering Office	90,239,000	90,239,000
Northern Samar 2nd District Engineering Office	82,160,000	82,160,000
Samar 1st District Engineering Office	98,950,000	98,950,000
Samar 2nd District Engineering Office	56,111,000	56,111,000
Southern Leyte 2nd District Engineering Office	121,284,000	121,284,000
Tacloban City District Engineering Office	106,128,000	106,128,000
Region IX - Zamboanga Peninsula	1,617,965,000	1,617,965,000

Zamboanga City 1st District Engineering Office	19,100,000	19,100,000
Zamboanga City 2nd District Engineering Office	172,909,000	172,909,000
Zamboanga del Norte 1st District Engineering Office	98,000,000	98,000,000
Zamboanga del Norte 3rd District Engineering Office	116,729,000	116,729,000
Zamboanga del Norte 4th District Engineering Office	231,182,000	231,182,000
Zamboanga del Sur 1st District Engineering Office	240,065,000	240,065,000
Zamboanga del Sur 2nd District Engineering Office	261,560,000	261,560,000
Zamboanga Sibugay 1st District Engineering Office	67,529,000	67,529,000
Zamboanga Sibugay 2nd District Engineering Office	410,891,000	410,891,000
Region X - Northern Mindanao	2,196,234,000	2,196,234,000

Bukidnon 1st District Engineering Office	146,295,000	146,295,000
Bukidnon 2nd District Engineering Office	12,289,000	12,289,000

JANUARY 5, 2026	OFFICIAL GAZETTE	115
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Bukidnon 4th District Engineering Office	212,865,000	212,865,000
Cagayan de Oro City 1st District Engineering Office	353,937,000	353,937,000
Cagayan de Oro City 2nd District Engineering Office	223,475,000	223,475,000
Camiguin District Engineering Office	68,552,000	68,552,000
Iligan City District Engineering Office	35,021,000	35,021,000
Lanao del Norte 1st District Engineering Office	83,647,000	83,647,000
Lanao del Norte 2nd District Engineering Office	45,822,000	45,822,000
Misamis Occidental 2nd District Engineering Office	416,971,000	416,971,000
Misamis Occidental District Engineering Office	175,038,000	175,038,000
Misamis Oriental 1st District Engineering Office	169,441,000	169,441,000
Misamis Oriental 2nd District Engineering Office	252,881,000	252,881,000
Region XI - Davao	1,293,721,000	1,293,721,000

Davao City 2nd District Engineering Office	33,643,000	33,643,000
Davao de Oro 1st District Engineering Office	612,825,000	612,825,000
Davao de Oro 2nd District Engineering Office	244,000,000	244,000,000
Davao del Norte District Engineering Office	39,200,000	39,200,000
Davao del Sur District Engineering Office	192,248,000	192,248,000
Davao Oriental 1st District Engineering Office	73,805,000	73,805,000
Davao Oriental 2nd District Engineering Office	98,000,000	98,000,000
Region XII - SOCCSKSARGEN	535,353,000	535,353,000

Cotabato 1st District Engineering Office	11,381,000	11,381,000
Cotabato 3rd District Engineering Office	9,769,000	9,769,000
South Cotabato 1st District Engineering Office	191,214,000	191,214,000
South Cotabato 2nd District Engineering Office	70,219,000	70,219,000
Sultan Kudarat 1st District Engineering Office	132,770,000	132,770,000
Sultan Kudarat 2nd District Engineering Office	120,000,000	120,000,000
Region XIII - Caraga	1,450,602,000	1,450,602,000

Agusan del Norte District Engineering Office	78,400,000	78,400,000
Agusan del Sur 1st District Engineering Office	238,434,000	238,434,000
Agusan del Sur 2nd District Engineering Office	78,400,000	78,400,000

116	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Butuan City District Engineering Office	92,120,000	92,120,000
Dinagat Islands District Engineering Office	137,200,000	137,200,000
Surigao del Norte 2nd District Engineering Office	308,700,000	308,700,000
Surigao del Sur 1st District Engineering Office	485,988,000	485,988,000
Surigao del Sur 2nd District Engineering Office	31,360,000	31,360,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Access Roads and/or Bridges from the National Roads connecting to Indigenous People (IP) Communities	3,396,732,000	3,396,732,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Access Roads and/or Bridges from the National Roads connecting to Indigenous People (IP) Communities	3,396,732,000	3,396,732,000

National Capital Region (NCR)	2,758,945,000	2,758,945,000

Central Office	2,758,945,000	2,758,945,000
Cordillera Administrative Region (CAR)	344,195,000	344,195,000

Apayao 1st District Engineering Office	43,120,000	43,120,000
Apayao 2nd District Engineering Office	79,125,000	79,125,000
Ifugao 1st District Engineering Office	104,350,000	104,350,000
Lower Kalinga District Engineering Office	39,200,000	39,200,000
Mountain Province 2nd District Engineering Office	49,000,000	49,000,000
Mountain Province First District Engineering Office	29,400,000	29,400,000
Region II - Cagayan Valley	4,544,000	4,544,000

Nueva Vizcaya District Engineering Office	4,544,000	4,544,000
Region IVB - MIMAROPA	16,604,000	16,604,000

Palawan 3rd Occidental District	16,604,000	16,604,000
Region VIII - Eastern Visayas	19,296,000	19,296,000

Biliran District Engineering Office	19,296,000	19,296,000
Region IX - Zamboanga Peninsula	77,176,000	77,176,000

Zamboanga del Sur 1st District Engineering Office	77,176,000	77,176,000
Region XII - SOCCSKSARGEN	136,772,000	136,772,000

Sultan Kudarat 1st District Engineering Office	136,772,000	136,772,000

JANUARY 5, 2026	OFFICIAL GAZETTE	117
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region XIII - Caraga	39,200,000	39,200,000

Agusan del Norte District Engineering Office	39,200,000	39,200,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)- Interjurisdictional Roads and/or Bridges (roads traversing multiple LGUs)	5,374,970,000	5,374,970,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)- Interjurisdictional Roads and/or Bridges (roads traversing multiple LGUs)	5,374,970,000	5,374,970,000

National Capital Region (NCR)	4,623,798,000	4,623,798,000

Central Office	4,623,798,000	4,623,798,000
Region IVA - CALABARZON	48,051,000	48,051,000

Quezon 3rd District Engineering Office	48,051,000	48,051,000
Region VI - Western Visayas	9,000,000	9,000,000

Guimaras District Engineering Office	9,000,000	9,000,000
Region VII - Central Visayas	193,838,000	193,838,000

Bohol 1st District Engineering Office	29,070,000	29,070,000
Bohol 2nd District Engineering Office	48,488,000	48,488,000
Cebu 4th District Engineering Office	116,280,000	116,280,000
Region VIII - Eastern Visayas	97,444,000	97,444,000

Samar 2nd District Engineering Office	97,444,000	97,444,000
Region IX - Zamboanga Peninsula	87,282,000	87,282,000

Zamboanga del Sur 1st District Engineering Office	87,282,000	87,282,000
Region X - Northern Mindanao	315,557,000	315,557,000

Bukidnon 4th District Engineering Office	48,191,000	48,191,000
Misamis Occidental 2nd District Engineering Office	254,837,000	254,837,000
Misamis Oriental 2nd District Engineering Office	12,529,000	12,529,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Coastal Roads to Augment Resiliency of Coastal Communities	428,050,000	428,050,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Coastal Roads to Augment Resiliency of Coastal Communities	428,050,000	428,050,000

National Capital Region (NCR)	273,161,000	273,161,000

118	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Central Office	273,161,000	273,161,000
Region V - Bicol	88,162,000	88,162,000

Albay 1st District Engineering Office	29,400,000	29,400,000
Masbate 1st District Engineering Office	9,762,000	9,762,000
Masbate 2nd District Engineering Office	49,000,000	49,000,000
Region VII - Central Visayas	52,569,000	52,569,000

Cebu 4th District Engineering Office	19,623,000	19,623,000
Cebu 6th District Engineering Office	32,946,000	32,946,000
Region X - Northern Mindanao	14,158,000	14,158,000

Cagayan de Oro City 2nd District Engineering Office	14,158,000	14,158,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Major/Strategic Public Buildings/Facilities	5,237,132,000	5,237,132,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Major/Strategic Public Buildings/Facilities	5,237,132,000	5,237,132,000

National Capital Region (NCR)	3,613,890,000	3,613,890,000

Central Office	3,613,890,000	3,613,890,000
Region I - Ilocos	60,000,000	60,000,000

Ilocos Sur 2nd District Engineering Office	10,000,000	10,000,000
Pangasinan 3rd District Engineering Office	50,000,000	50,000,000
Cordillera Administrative Region (CAR)	68,000,000	68,000,000

Baguio City District Engineering Office	68,000,000	68,000,000
Region II - Cagayan Valley	131,192,000	131,192,000

Cagayan 2nd District Engineering Office	15,000,000	15,000,000
Cagayan 3rd District Engineering Office	36,192,000	36,192,000
Isabela 1st District Engineering Office	50,000,000	50,000,000
Isabela 2nd District Engineering Office	10,000,000	10,000,000
Isabela 4th District Engineering Office	20,000,000	20,000,000
Region III - Central Luzon	190,000,000	190,000,000

Bataan 2nd District Engineering Office	50,000,000	50,000,000
Bulacan 1st District Engineering Office	50,000,000	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	119
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Nueva Ecija 1st District Engineering Office	20,000,000	20,000,000
Tarlac 2nd District Engineering Office	30,000,000	30,000,000
Zambales 1st District Engineering Office	40,000,000	40,000,000
Region IVA - CALABARZON	66,300,000	66,300,000

Quezon 2nd District Engineering Office	16,300,000	16,300,000
Quezon 4th District Engineering Office	50,000,000	50,000,000
Region V - Bicol	91,000,000	91,000,000

Albay 1st District Engineering Office	71,000,000	71,000,000
Albay 2nd District Engineering Office	20,000,000	20,000,000
Negros Island Region (NIR)	59,000,000	59,000,000

Bacolod City District Engineering Office	20,000,000	20,000,000
Negros Occidental 1st District Engineering Office	39,000,000	39,000,000
Region VII - Central Visayas	75,000,000	75,000,000

Bohol 1st District Engineering Office	45,000,000	45,000,000
Cebu 2nd District Engineering Office	30,000,000	30,000,000
Region VIII - Eastern Visayas	538,000,000	538,000,000

Biliran District Engineering Office	67,000,000	67,000,000
Eastern Samar District Engineering Office	110,000,000	110,000,000
Leyte 5th District Engineering Office	15,000,000	15,000,000
Northern Samar 1st District Engineering Office	162,000,000	162,000,000
Tacloban City District Engineering Office	184,000,000	184,000,000
Region IX - Zamboanga Peninsula	24,750,000	24,750,000

Zamboanga City 1st District Engineering Office	17,750,000	17,750,000
Zamboanga del Norte 4th District Engineering Office	7,000,000	7,000,000
Region X - Northern Mindanao	210,000,000	210,000,000

Cagayan de Oro City 1st District Engineering Office	147,000,000	147,000,000
Cagayan de Oro City 2nd District Engineering Office	25,000,000	25,000,000
Misamis Occidental 2nd District Engineering Office	30,000,000	30,000,000
Misamis Oriental 1st District Engineering Office	8,000,000	8,000,000

120	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XIII - Caraga	110,000,000	110,000,000

Butuan City District Engineering Office	10,000,000	10,000,000
Surigao del Sur 1st District Engineering Office	100,000,000	100,000,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Evacuation Centers/Public Health Facilities	2,374,930,000	2,374,930,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Evacuation Centers/Public Health Facilities	2,374,930,000	2,374,930,000

National Capital Region (NCR)	1,373,690,000	1,373,690,000

Central Office	1,368,690,000	1,368,690,000
Metro Manila 1st District Engineering Office	5,000,000	5,000,000
Region II - Cagayan Valley	60,000,000	60,000,000

Isabela 3rd District Engineering Office	55,000,000	55,000,000
Isabela 4th District Engineering Office	5,000,000	5,000,000
Region IVA - CALABARZON	457,000,000	457,000,000

Batangas 1st District Engineering Office	305,000,000	305,000,000
Batangas 2nd District Engineering Office	142,000,000	142,000,000
Cavite District Engineering Office	10,000,000	10,000,000
Region IVB - MIMAROPA	55,000,000	55,000,000

Marinduque District Engineering Office	45,000,000	45,000,000
Southern Mindoro District Engineering Office	10,000,000	10,000,000
Region V - Bicol	95,000,000	95,000,000

Albay 1st District Engineering Office	5,000,000	5,000,000
Camarines Sur 4th District Engineering Office	30,000,000	30,000,000
Masbate 1st District Engineering Office	40,000,000	40,000,000
Sorsogon 2nd District Engineering Office	10,000,000	10,000,000
Sorsogon District Engineering Office	10,000,000	10,000,000
Negros Island Region (NIR)	30,000,000	30,000,000

Negros Oriental 3rd District Engineering Office	30,000,000	30,000,000
Region VII - Central Visayas	54,530,000	54,530,000

Bohol 1st District Engineering Office	42,000,000	42,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	121
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Cebu 6th District Engineering Office	12,530,000	12,530,000
Region VIII - Eastern Visayas	155,000,000	155,000,000

Eastern Samar District Engineering Office	115,000,000	115,000,000
Leyte 1st District Engineering Office	35,000,000	35,000,000
Leyte 4th District Engineering Office	5,000,000	5,000,000
Region XI - Davao	94,710,000	94,710,000

Davao Oriental 1st District Engineering Office	94,710,000	94,710,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Public Water Supply System	345,229,000	345,229,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Public Water Supply System	345,229,000	345,229,000

National Capital Region (NCR)	56,000,000	56,000,000

Central Office	56,000,000	56,000,000
Region II - Cagayan Valley	5,000,000	5,000,000

Cagayan 3rd District Engineering Office	5,000,000	5,000,000
Region III - Central Luzon	25,000,000	25,000,000

Bataan 2nd District Engineering Office	10,000,000	10,000,000
Bulacan 1st District Engineering Office	15,000,000	15,000,000
Region IVA - CALABARZON	32,000,000	32,000,000

Batangas 3rd District Engineering Office	10,000,000	10,000,000
Batangas 4th District Engineering Office	16,000,000	16,000,000
Quezon 1st District Engineering Office	6,000,000	6,000,000
Region V - Bicol	86,847,000	86,847,000

Albay 1st District Engineering Office	65,847,000	65,847,000
Camarines Sur 1st District Engineering Office	16,000,000	16,000,000
Masbate 3rd District Engineering Office	5,000,000	5,000,000
Region VI - Western Visayas	2,382,000	2,382,000

Aklan District Engineering Office	2,382,000	2,382,000
Region VII - Central Visayas	104,000,000	104,000,000

Cebu 5th District Engineering Office	35,000,000	35,000,000
Cebu 6th District Engineering Office	69,000,000	69,000,000

122	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XI - Davao	34,000,000	34,000,000

Davao de Oro 1st District Engineering Office	34,000,000	34,000,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Local Ports and Boat Landings	39,000,000	39,000,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Local Ports and Boat Landings	39,000,000	39,000,000

National Capital Region (NCR)	25,000,000	25,000,000

Central Office	25,000,000	25,000,000
Region IVB - MIMAROPA	14,000,000	14,000,000

Palawan 3rd District Engineering Office	14,000,000	14,000,000
Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Multi-Purpose Buildings/ Facilities to support Social Services	5,202,400,000	5,202,400,000

Sustainable Infrastructure Projects Alleviating Gaps (SIPAG)-Multi-Purpose Buildings/ Facilities to support Social Services	5,202,400,000	5,202,400,000

Region IVA - CALABARZON	2,767,500,000	2,767,500,000

Batangas 1st District Engineering Office	1,365,000,000	1,365,000,000
Batangas 2nd District Engineering Office	270,000,000	270,000,000
Batangas 3rd District Engineering Office	100,000,000	100,000,000
Batangas 4th District Engineering Office	1,032,500,000	1,032,500,000
Region VI - Western Visayas	2,434,900,000	2,434,900,000

Antique District Engineering Office	2,434,900,000	2,434,900,000
Basic Infrastructure Program (BIP) - Access Roads and/or Bridges from the National Roads leading to Major/Strategic Public Buildings/Facilities	33,636,646,000	33,636,646,000

Basic Infrastructure Program (BIP) - Access Roads and/or Bridges from the National Roads leading to Major/Strategic Public Buildings/Facilities	33,636,646,000	33,636,646,000

National Capital Region (NCR)	15,373,620,000	15,373,620,000

Central Office	14,852,630,000	14,852,630,000
Metro Manila 1st District Engineering Office	78,613,000	78,613,000
Metro Manila 2nd District Engineering Office	32,501,000	32,501,000
Metro Manila 3rd District Engineering Office	235,500,000	235,500,000
North Manila District Engineering Office	55,000,000	55,000,000
Quezon City 1st District Engineering Office	64,376,000	64,376,000

JANUARY 5, 2026	OFFICIAL GAZETTE	123
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

South Manila District Engineering Office	55,000,000	55,000,000
Region I - Ilocos	908,817,000	908,817,000

Ilocos Norte 1st District Engineering Office	72,961,000	72,961,000
Ilocos Sur 1st District Engineering Office	64,792,000	64,792,000
Ilocos Sur 2nd District Engineering Office	61,938,000	61,938,000
La Union 2nd District Engineering Office	189,286,000	189,286,000
Pangasinan 1st District Engineering Office	58,802,000	58,802,000
Pangasinan 2nd District Engineering Office	58,008,000	58,008,000
Pangasinan 3rd District Engineering Office	279,800,000	279,800,000
Pangasinan 4th District Engineering Office	123,230,000	123,230,000
Cordillera Administrative Region (CAR)	199,600,000	199,600,000

Benguet 1st District Engineering Office	15,000,000	15,000,000
Benguet 2nd District Engineering Office	75,000,000	75,000,000
Lower Kalinga District Engineering Office	69,600,000	69,600,000
Mountain Province 2nd District Engineering Office	20,000,000	20,000,000
Mountain Province First District Engineering Office	20,000,000	20,000,000
Region II - Cagayan Valley	1,327,403,000	1,327,403,000

Batanes District Engineering Office	47,743,000	47,743,000
Cagayan 1st District Engineering Office	107,061,000	107,061,000
Cagayan 2nd District Engineering Office	133,935,000	133,935,000
Cagayan 3rd District Engineering Office	246,080,000	246,080,000
Isabela 1st District Engineering Office	123,631,000	123,631,000
Isabela 2nd District Engineering Office	53,120,000	53,120,000
Isabela 3rd District Engineering Office	81,146,000	81,146,000
Isabela 4th District Engineering Office	367,897,000	367,897,000
Nueva Vizcaya 2nd District Engineering Office	116,790,000	116,790,000
Quirino District Engineering Office	50,000,000	50,000,000
Region III - Central Luzon	2,693,492,000	2,693,492,000

Aurora District Engineering Office	4,900,000	4,900,000
Bataan 1st District Engineering Office	111,191,000	111,191,000

124	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bataan 2nd District Engineering Office	53,109,000	53,109,000
Bataan 3rd District Engineering Office	307,428,000	307,428,000
Bulacan 1st District Engineering Office	515,047,000	515,047,000
Bulacan 2nd District Engineering Office	109,998,000	109,998,000
Bulacan 3rd District Engineering Office	66,870,000	66,870,000
Nueva Ecija 1st District Engineering Office	329,347,000	329,347,000
Nueva Ecija 2nd District Engineering Office	85,258,000	85,258,000
Pampanga 1st District Engineering Office	68,628,000	68,628,000
Pampanga 2nd District Engineering Office	263,576,000	263,576,000
Tarlac 2nd District Engineering Office	186,168,000	186,168,000
Tarlac District Engineering Office	278,552,000	278,552,000
Zambales 1st District Engineering Office	313,420,000	313,420,000
Region IVA - CALABARZON	2,729,960,000	2,729,960,000

Batangas 2nd District Engineering Office	186,102,000	186,102,000
Batangas 3rd District Engineering Office	152,072,000	152,072,000
Batangas 4th District Engineering Office	81,336,000	81,336,000
Cavite District Engineering Office	80,907,000	80,907,000
Cavite Third District Engineering Office	24,055,000	24,055,000
Laguna 1st District Engineering Office	10,000,000	10,000,000
Laguna 2nd District Engineering Office	272,789,000	272,789,000
Laguna 3rd District Engineering Office	144,581,000	144,581,000
Quezon 1st District Engineering Office	140,027,000	140,027,000
Quezon 2nd District Engineering Office	390,361,000	390,361,000
Quezon 3rd District Engineering Office	14,009,000	14,009,000
Quezon 4th District Engineering Office	681,532,000	681,532,000
Rizal 1st District Engineering Office	250,901,000	250,901,000
Rizal 2nd District Engineering Office	301,288,000	301,288,000
Region IVB - MIMAROPA	470,038,000	470,038,000

Mindoro Occidental District Engineering Office	71,510,000	71,510,000
Mindoro Oriental District Engineering Office	112,548,000	112,548,000

JANUARY 5, 2026	OFFICIAL GAZETTE	125
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Palawan 2nd District Engineering Office	121,570,000	121,570,000
Palawan 3rd District Engineering Office	149,410,000	149,410,000
Romblon District Engineering Office	15,000,000	15,000,000
Region V - Bicol	1,661,584,000	1,661,584,000

Albay 2nd District Engineering Office	383,748,000	383,748,000
Albay 3rd District Engineering Office	136,674,000	136,674,000
Camarines Norte District Engineering Office	73,276,000	73,276,000
Camarines Sur 3rd District Engineering Office	238,416,000	238,416,000
Camarines Sur 4th District Engineering Office	74,405,000	74,405,000
Camarines Sur 5th District Engineering Office	185,486,000	185,486,000
Masbate 1st District Engineering Office	146,436,000	146,436,000
Masbate 2nd District Engineering Office	146,606,000	146,606,000
Masbate 3rd District Engineering Office	92,742,000	92,742,000
Sorsogon 2nd District Engineering Office	174,033,000	174,033,000
Sorsogon District Engineering Office	9,762,000	9,762,000
Region VI - Western Visayas	523,227,000	523,227,000

Aklan District Engineering Office	168,602,000	168,602,000
Antique District Engineering Office	14,784,000	14,784,000
Capiz 1st District Engineering Office	20,000,000	20,000,000
Capiz 2nd District Engineering Office	105,258,000	105,258,000
Guimaras District Engineering Office	118,343,000	118,343,000
Iloilo 2nd District Engineering Office	24,137,000	24,137,000
Iloilo 3rd District Engineering Office	20,000,000	20,000,000
Iloilo 4th District Engineering Office	9,569,000	9,569,000
Iloilo 6th District Engineering Office	42,534,000	42,534,000
Negros Island Region (NIR)	896,480,000	896,480,000

Bacolod City District Engineering Office	4,900,000	4,900,000
Negros Occidental 1st District Engineering Office	63,700,000	63,700,000
Negros Occidental 2nd District Engineering Office	159,760,000	159,760,000
Negros Occidental 3rd District Engineering Office	93,100,000	93,100,000

126	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Occidental 4th District Engineering Office	123,700,000	123,700,000
Negros Occidental 5th District Engineering Office	97,420,000	97,420,000
Negros Oriental 1st District Engineering Office	93,100,000	93,100,000
Negros Oriental 2nd District Engineering Office	128,500,000	128,500,000
Negros Oriental 3rd District Engineering Office	83,300,000	83,300,000
Siquijor District Engineering Office	49,000,000	49,000,000
Region VII - Central Visayas	1,549,483,000	1,549,483,000

Bohol 1st District Engineering Office	40,000,000	40,000,000
Bohol 2nd District Engineering Office	93,760,000	93,760,000
Bohol 3rd District Engineering Office	278,454,000	278,454,000
Cebu 1st District Engineering Office	48,450,000	48,450,000
Cebu 2nd District Engineering Office	29,070,000	29,070,000
Cebu 3rd District Engineering Office	169,583,000	169,583,000
Cebu 4th District Engineering Office	452,074,000	452,074,000
Cebu 5th District Engineering Office	29,380,000	29,380,000
Cebu 6th District Engineering Office	147,722,000	147,722,000
Cebu 7th District Engineering Office	110,466,000	110,466,000
Cebu City District Engineering Office	150,524,000	150,524,000
Region VIII - Eastern Visayas	1,287,026,000	1,287,026,000

Biliran District Engineering Office	53,155,000	53,155,000
Eastern Samar District Engineering Office	206,792,000	206,792,000
Leyte 1st District Engineering Office	81,223,000	81,223,000
Leyte 2nd District Engineering Office	147,000,000	147,000,000
Leyte 3rd District Engineering Office	210,799,000	210,799,000
Leyte 4th District Engineering Office	14,700,000	14,700,000
Leyte 5th District Engineering Office	68,068,000	68,068,000
Northern Samar 1st District Engineering Office	83,768,000	83,768,000
Northern Samar 2nd District Engineering Office	28,944,000	28,944,000
Samar 1st District Engineering Office	89,600,000	89,600,000
Samar 2nd District Engineering Office	232,664,000	232,664,000

JANUARY 5, 2026	OFFICIAL GAZETTE	127
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Southern Leyte 1st District Engineering Office	31,721,000	31,721,000
Southern Leyte 2nd District Engineering Office	38,592,000	38,592,000
Region IX - Zamboanga Peninsula	743,356,000	743,356,000

Isabela City District Engineering Office	9,800,000	9,800,000
Zamboanga City 1st District Engineering Office	43,000,000	43,000,000
Zamboanga City 2nd District Engineering Office	88,753,000	88,753,000
Zamboanga del Norte 1st District Engineering Office	18,272,000	18,272,000
Zamboanga del Norte 2nd District Engineering Office	35,839,000	35,839,000
Zamboanga del Norte 3rd District Engineering Office	55,823,000	55,823,000
Zamboanga del Norte 4th District Engineering Office	53,060,000	53,060,000
Zamboanga del Sur 1st District Engineering Office	226,221,000	226,221,000
Zamboanga del Sur 2nd District Engineering Office	173,646,000	173,646,000
Zamboanga Sibugay 1st District Engineering Office	28,942,000	28,942,000
Zamboanga Sibugay 2nd District Engineering Office	10,000,000	10,000,000
Region X - Northern Mindanao	1,235,285,000	1,235,285,000

Bukidnon 1st District Engineering Office	103,820,000	103,820,000
Bukidnon 2nd District Engineering Office	316,111,000	316,111,000
Bukidnon 3rd District Engineering Office	66,152,000	66,152,000
Bukidnon 4th District Engineering Office	169,889,000	169,889,000
Cagayan de Oro City 2nd District Engineering Office	49,650,000	49,650,000
Iligan City District Engineering Office	53,754,000	53,754,000
Lanao del Norte 1st District Engineering Office	66,437,000	66,437,000
Lanao del Norte 2nd District Engineering Office	58,046,000	58,046,000
Misamis Occidental District Engineering Office	167,772,000	167,772,000
Misamis Oriental 1st District Engineering Office	168,654,000	168,654,000
Misamis Oriental 2nd District Engineering Office	15,000,000	15,000,000
Region XI - Davao	1,073,841,000	1,073,841,000

Davao de Oro 1st District Engineering Office	983,957,000	983,957,000
Davao de Oro 2nd District Engineering Office	28,830,000	28,830,000
Davao del Sur District Engineering Office	4,806,000	4,806,000

128	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Davao Occidental District Engineering Office	48,248,000	48,248,000
Davao Oriental 2nd District Engineering Office	8,000,000	8,000,000
Region XII - SOCCSKSARGEN	447,164,000	447,164,000

Cotabato 3rd District Engineering Office	237,514,000	237,514,000
Sarangani District Engineering Office	16,122,000	16,122,000
South Cotabato 1st District Engineering Office	110,959,000	110,959,000
South Cotabato 2nd District Engineering Office	54,569,000	54,569,000
Sultan Kudarat 1st District Engineering Office	18,000,000	18,000,000
Sultan Kudarat 2nd District Engineering Office	10,000,000	10,000,000
Region XIII - Caraga	516,270,000	516,270,000

Agusan del Norte District Engineering Office	86,440,000	86,440,000
Agusan del Sur 1st District Engineering Office	60,000,000	60,000,000
Butuan City District Engineering Office	149,000,000	149,000,000
Dinagat Islands District Engineering Office	19,600,000	19,600,000
Surigao del Norte 1st District Engineering Office	10,000,000	10,000,000
Surigao del Norte 2nd District Engineering Office	10,000,000	10,000,000
Surigao del Sur 1st District Engineering Office	106,730,000	106,730,000
Surigao del Sur 2nd District Engineering Office	74,500,000	74,500,000
Basic Infrastructure Program (BIP) - Access Roads and/or Bridges from the National Roads connecting to Indigenous People (IP) Communities	652,081,000	652,081,000

Basic Infrastructure Program (BIP) - Access Roads and/or Bridges from the National Roads connecting to Indigenous People (IP) Communities	652,081,000	652,081,000

National Capital Region (NCR)	205,776,000	205,776,000

Central Office	205,776,000	205,776,000
Cordillera Administrative Region (CAR)	278,294,000	278,294,000

Abra District Engineering Office	147,000,000	147,000,000
Apayao 1st District Engineering Office	14,654,000	14,654,000
Lower Kalinga District Engineering Office	57,840,000	57,840,000
Mountain Province 2nd District Engineering Office	9,800,000	9,800,000
Mountain Province First District Engineering Office	49,000,000	49,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	129
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region VII - Central Visayas	50,000,000	50,000,000

Bohol 3rd District Engineering Office	50,000,000	50,000,000
Region IX - Zamboanga Peninsula	53,900,000	53,900,000

Zamboanga del Norte 2nd District Engineering Office	53,900,000	53,900,000
Region X - Northern Mindanao	45,000,000	45,000,000

Bukidnon 3rd District Engineering Office	45,000,000	45,000,000
Region XII - SOCCSKSARGEN	19,111,000	19,111,000

South Cotabato 2nd District Engineering Office	19,111,000	19,111,000
Basic Infrastructure Program (BIP) - Interjurisdictional Roads and/or Bridges (roads traversing multiple LGUs)	655,597,000	655,597,000

Basic Infrastructure Program (BIP) - Interjurisdictional Roads and/or Bridges (roads traversing multiple LGUs)	655,597,000	655,597,000

National Capital Region (NCR)	490,562,000	490,562,000

Central Office	490,562,000	490,562,000
Cordillera Administrative Region (CAR)	68,883,000	68,883,000

Abra District Engineering Office	49,000,000	49,000,000
Lower Kalinga District Engineering Office	19,883,000	19,883,000
Region III - Central Luzon	20,272,000	20,272,000

Bataan 3rd District Engineering Office	20,272,000	20,272,000
Region IVB - MIMAROPA	16,604,000	16,604,000

Mindoro Occidental District Engineering Office	16,604,000	16,604,000
Region VI - Western Visayas	25,836,000	25,836,000

Guimaras District Engineering Office	25,836,000	25,836,000
Region VIII - Eastern Visayas	14,472,000	14,472,000

Southern Leyte 2nd District Engineering Office	14,472,000	14,472,000
Region XII - SOCCSKSARGEN	18,968,000	18,968,000

Cotabato 2nd District Engineering Office	18,968,000	18,968,000
Basic Infrastructure Program (BIP) - Coastal Roads to Augment Resiliency of Coastal Communities	323,252,000	323,252,000

130	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Basic Infrastructure Program (BIP) - Coastal Roads to Augment Resiliency of Coastal Communities	323,252,000	323,252,000

National Capital Region (NCR)	245,000,000	245,000,000

Central Office	245,000,000	245,000,000
Region I - Ilocos	9,782,000	9,782,000

Pangasinan 1st District Engineering Office	9,782,000	9,782,000
Negros Island Region (NIR)	29,090,000	29,090,000

Negros Occidental 1st District Engineering Office	9,090,000	9,090,000
Negros Occidental 2nd District Engineering Office	20,000,000	20,000,000
Region VII - Central Visayas	19,380,000	19,380,000

Cebu 6th District Engineering Office	19,380,000	19,380,000
Region VIII - Eastern Visayas	20,000,000	20,000,000

Biliran District Engineering Office	20,000,000	20,000,000
Basic Infrastructure Program (BIP) - Multi-Purpose Buildings/Facilities to support Social Services	74,663,274,000	74,663,274,000

Basic Infrastructure Program (BIP) - Multi-Purpose Buildings/Facilities to support Social Services	74,663,274,000	74,663,274,000

National Capital Region (NCR)	29,611,904,000	29,611,904,000

Central Office	24,365,172,000	24,365,172,000
Las Piñas-Muntinlupa District Engineering Office	381,000,000	381,000,000
Malabon-Navotas District Engineering Office	180,000,000	180,000,000
Metro Manila 1st District Engineering Office	1,805,706,000	1,805,706,000
Metro Manila 2nd District Engineering Office	600,000,000	600,000,000
Metro Manila 3rd District Engineering Office	866,371,000	866,371,000
North Manila District Engineering Office	235,000,000	235,000,000
Quezon City 1st District Engineering Office	801,930,000	801,930,000

JANUARY 5, 2026	OFFICIAL GAZETTE	131
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Quezon City 2nd District Engineering Office	281,725,000	281,725,000
South Manila District Engineering Office	95,000,000	95,000,000
Region I - Ilocos	2,621,500,000	2,621,500,000

Ilocos Norte 1st District Engineering Office	85,000,000	85,000,000
Ilocos Norte 2nd District Engineering Office	205,000,000	205,000,000
Ilocos Sur 1st District Engineering Office	213,000,000	213,000,000
Ilocos Sur 2nd District Engineering Office	369,000,000	369,000,000
La Union 1st District Engineering Office	70,000,000	70,000,000
La Union 2nd District Engineering Office	90,000,000	90,000,000
Pangasinan 1st District Engineering Office	287,500,000	287,500,000
Pangasinan 2nd District Engineering Office	346,500,000	346,500,000
Pangasinan 3rd District Engineering Office	714,500,000	714,500,000
Pangasinan 4th District Engineering Office	241,000,000	241,000,000
Cordillera Administrative Region (CAR)	981,300,000	981,300,000

Abra District Engineering Office	200,000,000	200,000,000
Apayao 1st District Engineering Office	17,000,000	17,000,000
Apayao 2nd District Engineering Office	25,000,000	25,000,000
Baguio City District Engineering Office	24,000,000	24,000,000
Benguet 1st District Engineering Office	150,500,000	150,500,000
Benguet 2nd District Engineering Office	126,300,000	126,300,000
Ifugao 1st District Engineering Office	101,000,000	101,000,000
Ifugao 2nd District Engineering Office	69,000,000	69,000,000
Lower Kalinga District Engineering Office	99,500,000	99,500,000

132	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Mountain Province 2nd District Engineering Office	25,000,000	25,000,000
Mountain Province First District Engineering Office	115,000,000	115,000,000
Upper Kalinga District Engineering Office	29,000,000	29,000,000
Region II - Cagayan Valley	2,211,175,000	2,211,175,000

Batanes District Engineering Office	64,000,000	64,000,000
Cagayan 1st District Engineering Office	191,479,000	191,479,000
Cagayan 2nd District Engineering Office	187,000,000	187,000,000
Cagayan 3rd District Engineering Office	160,233,000	160,233,000
Isabela 1st District Engineering Office	115,000,000	115,000,000
Isabela 2nd District Engineering Office	293,000,000	293,000,000
Isabela 3rd District Engineering Office	415,000,000	415,000,000
Isabela 4th District Engineering Office	474,000,000	474,000,000
Nueva Vizcaya 2nd District Engineering Office	95,463,000	95,463,000
Nueva Vizcaya District Engineering Office	129,000,000	129,000,000
Quirino District Engineering Office	87,000,000	87,000,000
Region III - Central Luzon	6,661,453,000	6,661,453,000

Aurora District Engineering Office	531,153,000	531,153,000
Bataan 1st District Engineering Office	205,000,000	205,000,000
Bataan 2nd District Engineering Office	357,000,000	357,000,000
Bataan 3rd District Engineering Office	255,500,000	255,500,000
Bulacan 1st District Engineering Office	555,000,000	555,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	133
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Bulacan 2nd District Engineering Office	552,000,000	552,000,000
Bulacan 3rd District Engineering Office	315,000,000	315,000,000
Nueva Ecija 1st District Engineering Office	567,200,000	567,200,000
Nueva Ecija 2nd District Engineering Office	481,100,000	481,100,000
Pampanga 1st District Engineering Office	826,000,000	826,000,000
Pampanga 2nd District Engineering Office	178,000,000	178,000,000
Pampanga 3rd District Engineering Office	163,000,000	163,000,000
Tarlac 2nd District Engineering Office	77,000,000	77,000,000
Tarlac District Engineering Office	422,000,000	422,000,000
Zambales 1st District Engineering Office	725,000,000	725,000,000
Zambales 2nd District Engineering Office	451,500,000	451,500,000
Region IVA - CALABARZON	7,939,001,000	7,939,001,000

Batangas 1st District Engineering Office	1,816,102,000	1,816,102,000
Batangas 2nd District Engineering Office	295,625,000	295,625,000
Batangas 3rd District Engineering Office	511,000,000	511,000,000
Batangas 4th District Engineering Office	926,000,000	926,000,000
Cavite 2nd District Engineering Office	15,000,000	15,000,000
Cavite District Engineering Office	692,000,000	692,000,000
Cavite Third District Engineering Office	447,500,000	447,500,000
Laguna 1st District Engineering Office	232,000,000	232,000,000

134	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Laguna 2nd District Engineering Office	984,971,000	984,971,000
Laguna 3rd District Engineering Office	421,053,000	421,053,000
Quezon 1st District Engineering Office	364,000,000	364,000,000
Quezon 2nd District Engineering Office	172,500,000	172,500,000
Quezon 3rd District Engineering Office	171,000,000	171,000,000
Quezon 4th District Engineering Office	514,750,000	514,750,000
Rizal 1st District Engineering Office	145,500,000	145,500,000
Rizal 2nd District Engineering Office	230,000,000	230,000,000
Region IVB - MIMAROPA	1,495,659,000	1,495,659,000

Marinduque District Engineering Office	85,000,000	85,000,000
Mindoro Occidental District Engineering Office	70,000,000	70,000,000
Mindoro Oriental District Engineering Office	240,000,000	240,000,000
Palawan 1st District Engineering Office	329,797,000	329,797,000
Palawan 2nd District Engineering Office	250,262,000	250,262,000
Palawan 3rd District Engineering Office	229,600,000	229,600,000
Romblon District Engineering Office	237,000,000	237,000,000
Southern Mindoro District Engineering Office	54,000,000	54,000,000
Region V - Bicol	3,178,915,000	3,178,915,000

Albay 1st District Engineering Office	246,500,000	246,500,000
Albay 2nd District Engineering Office	131,500,000	131,500,000
Albay 3rd District Engineering Office	50,000,000	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	135
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Camarines Norte District Engineering Office	65,000,000	65,000,000
Camarines Sur 1st District Engineering Office	192,915,000	192,915,000
Camarines Sur 2nd District Engineering Office	200,000,000	200,000,000
Camarines Sur 3rd District Engineering Office	534,500,000	534,500,000
Camarines Sur 4th District Engineering Office	335,000,000	335,000,000
Camarines Sur 5th District Engineering Office	160,000,000	160,000,000
Catanduanes District Engineering Office	180,000,000	180,000,000
Masbate 3rd District Engineering Office	85,000,000	85,000,000
Sorsogon 2nd District Engineering Office	150,000,000	150,000,000
Sorsogon District Engineering Office	848,500,000	848,500,000
Region VI - Western Visayas	2,239,875,000	2,239,875,000

Aklan District Engineering Office	230,150,000	230,150,000
Antique District Engineering Office	135,000,000	135,000,000
Capiz 1st District Engineering Office	253,500,000	253,500,000
Capiz 2nd District Engineering Office	20,000,000	20,000,000
Guimaras District Engineering Office	195,000,000	195,000,000
Iloilo 1st District Engineering Office	55,000,000	55,000,000
Iloilo 2nd District Engineering Office	461,050,000	461,050,000
Iloilo 3rd District Engineering Office	230,050,000	230,050,000
Iloilo 4th District Engineering Office	176,250,000	176,250,000
Iloilo 6th District Engineering Office	296,875,000	296,875,000

136	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Iloilo City District Engineering Office	187,000,000	187,000,000
Negros Island Region (NIR)	1,158,110,000	1,158,110,000

Bacolod City District Engineering Office	183,428,000	183,428,000
Negros Occidental 1st District Engineering Office	322,000,000	322,000,000
Negros Occidental 2nd District Engineering Office	90,000,000	90,000,000
Negros Occidental 3rd District Engineering Office	115,000,000	115,000,000
Negros Occidental 4th District Engineering Office	87,000,000	87,000,000
Negros Occidental 5th District Engineering Office	94,000,000	94,000,000
Negros Oriental 1st District District Engineering Office	3,000,000	3,000,000
Negros Oriental 2nd District Engineering Office	203,682,000	203,682,000
Negros Oriental 3rd District Engineering Office	60,000,000	60,000,000
Region VII - Central Visayas	3,289,118,000	3,289,118,000

Bohol 1st District Engineering Office	692,118,000	692,118,000
Bohol 2nd District Engineering Office	213,000,000	213,000,000
Bohol 3rd District Engineering Office	345,000,000	345,000,000
Cebu 1st District Engineering Office	180,000,000	180,000,000
Cebu 2nd District Engineering Office	135,000,000	135,000,000
Cebu 3rd District Engineering Office	5,000,000	5,000,000
Cebu 4th District Engineering Office	302,000,000	302,000,000
Cebu 5th District Engineering Office	404,500,000	404,500,000
Cebu 6th District Engineering Office	716,500,000	716,500,000
Cebu 7th District Engineering Office	51,000,000	51,000,000
Cebu City District Engineering Office	245,000,000	245,000,000
Region VIII - Eastern Visayas	3,717,731,000	3,717,731,000

Biliran District Engineering Office	226,000,000	226,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	137
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Eastern Samar District Engineering Office	855,000,000	855,000,000
Leyte 1st District Engineering Office	591,652,000	591,652,000
Leyte 2nd District Engineering Office	10,000,000	10,000,000
Leyte 3rd District Engineering Office	140,000,000	140,000,000
Leyte 4th District Engineering Office	315,000,000	315,000,000
Leyte 5th District Engineering Office	105,000,000	105,000,000
Northern Samar 1st District Engineering Office	175,750,000	175,750,000
Northern Samar 2nd District Engineering Office	40,000,000	40,000,000
Samar 1st District Engineering Office	364,000,000	364,000,000
Samar 2nd District Engineering Office	450,329,000	450,329,000
Southern Leyte 1st District Engineering Office	203,000,000	203,000,000
Southern Leyte 2nd District Engineering Office	95,000,000	95,000,000
Tacloban City District Engineering Office	147,000,000	147,000,000
Region IX - Zamboanga Peninsula	1,164,560,000	1,164,560,000

Isabela City District Engineering Office	176,500,000	176,500,000
Zamboanga City 1st District Engineering Office	193,500,000	193,500,000
Zamboanga City 2nd District Engineering Office	40,000,000	40,000,000
Zamboanga del Norte 1st District Engineering Office	166,060,000	166,060,000
Zamboanga del Norte 2nd District Engineering Office	56,000,000	56,000,000
Zamboanga del Norte 3rd District Engineering Office	73,000,000	73,000,000
Zamboanga del Norte 4th District Engineering Office	19,500,000	19,500,000
Zamboanga del Sur 1st District Engineering Office	60,000,000	60,000,000

138	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Zamboanga del Sur 2nd District Engineering Office	75,000,000	75,000,000
Zamboanga Sibugay 1st District Engineering Office	118,000,000	118,000,000
Zamboanga Sibugay 2nd District Engineering Office	187,000,000	187,000,000
Region X - Northern Mindanao	2,789,500,000	2,789,500,000

Bukidnon 1st District Engineering Office	180,000,000	180,000,000
Bukidnon 2nd District Engineering Office	450,000,000	450,000,000
Bukidnon 3rd District Engineering Office	132,000,000	132,000,000
Bukidnon 4th District Engineering Office	45,000,000	45,000,000
Cagayan de Oro City 1st District Engineering Office	76,000,000	76,000,000
Cagayan de Oro City 2nd District Engineering Office	241,500,000	241,500,000
Camiguin District Engineering Office	272,000,000	272,000,000
Iligan City District Engineering Office	185,000,000	185,000,000
Lanao del Norte 1st District Engineering Office	202,500,000	202,500,000
Lanao del Norte 2nd District Engineering Office	140,500,000	140,500,000
Misamis Occidental 2nd District Engineering Office	200,000,000	200,000,000
Misamis Occidental District Engineering Office	117,000,000	117,000,000
Misamis Oriental 1st District Engineering Office	162,000,000	162,000,000
Misamis Oriental 2nd District Engineering Office	386,000,000	386,000,000
Region XI - Davao	2,426,173,000	2,426,173,000

Davao City District Engineering Office	27,500,000	27,500,000
Davao de Oro 1st District Engineering Office	885,000,000	885,000,000
Davao de Oro 2nd District Engineering Office	230,000,000	230,000,000
Davao del Norte 2nd District Engineering Office	30,000,000	30,000,000
Davao del Norte District Engineering Office	189,500,000	189,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	139
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Davao del Sur District Engineering Office	552,800,000	552,800,000
Davao Occidental District Engineering Office	102,583,000	102,583,000
Davao Oriental 1st District Engineering Office	283,790,000	283,790,000
Davao Oriental 2nd District Engineering Office	125,000,000	125,000,000
Region XII - SOCCSKSARGEN	1,457,900,000	1,457,900,000

Cotabato 2nd District Engineering Office	170,000,000	170,000,000
Cotabato 3rd District Engineering Office	217,000,000	217,000,000
Sarangani District Engineering Office	145,000,000	145,000,000
South Cotabato 1st District Engineering Office	151,400,000	151,400,000
South Cotabato 2nd District Engineering Office	409,000,000	409,000,000
Sultan Kudarat 1st District Engineering Office	60,000,000	60,000,000
Sultan Kudarat 2nd District Engineering Office	305,500,000	305,500,000
Region XIII - Caraga	1,719,400,000	1,719,400,000

Agusan del Norte District Engineering Office	173,000,000	173,000,000
Agusan del Sur 1st District Engineering Office	157,000,000	157,000,000
Agusan del Sur 2nd District Engineering Office	145,000,000	145,000,000
Butuan City District Engineering Office	274,500,000	274,500,000
Dinagat Islands District Engineering Office	180,000,000	180,000,000
Surigao del Norte 1st District Engineering Office	247,000,000	247,000,000
Surigao del Norte 2nd District Engineering Office	40,000,000	40,000,000
Surigao del Sur 1st District Engineering Office	407,900,000	407,900,000
Surigao del Sur 2nd District Engineering Office	95,000,000	95,000,000
Basic Infrastructure Program (BIP) - Major/Strategic Public Buildings/Facilities	1,178,856,000	1,178,856,000

140	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Basic Infrastructure Program (BIP) - Major/Strategic Public Buildings/Facilities	1,178,856,000	1,178,856,000

National Capital Region (NCR)	525,000,000	525,000,000

Central Office	475,000,000	475,000,000
Metro Manila 1st District Engineering Office	50,000,000	50,000,000
Region I - Ilocos	85,000,000	85,000,000

Ilocos Norte 1st District Engineering Office	25,000,000	25,000,000
Ilocos Norte 2nd District Engineering Office	10,000,000	10,000,000
Ilocos Sur 1st District Engineering Office	25,000,000	25,000,000
Ilocos Sur 2nd District Engineering Office	10,000,000	10,000,000
La Union 1st District Engineering Office	15,000,000	15,000,000
Cordillera Administrative Region (CAR)	8,000,000	8,000,000

Apayao 2nd District Engineering Office	8,000,000	8,000,000
Region II - Cagayan Valley	5,000,000	5,000,000

Cagayan 1st District Engineering Office	5,000,000	5,000,000
Region IVA - CALABARZON	70,000,000	70,000,000

Cavite 2nd District Engineering Office	10,000,000	10,000,000
Cavite Third District Engineering Office	20,000,000	20,000,000
Laguna 2nd District Engineering Office	30,000,000	30,000,000
Rizal 2nd District Engineering Office	10,000,000	10,000,000
Region IVB - MIMAROPA	10,000,000	10,000,000

Southern Mindoro District Engineering Office	10,000,000	10,000,000
Region V - Bicol	55,530,000	55,530,000

Albay 1st District Engineering Office	55,530,000	55,530,000
Region VII - Central Visayas	12,000,000	12,000,000

Bohol 1st District Engineering Office	12,000,000	12,000,000
Region VIII - Eastern Visayas	58,000,000	58,000,000

Leyte 1st District Engineering Office	18,000,000	18,000,000
Leyte 4th District Engineering Office	30,000,000	30,000,000
Leyte 5th District Engineering Office	10,000,000	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	141
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region X - Northern Mindanao	276,826,000	276,826,000

Bukidnon 1st District Engineering Office	65,000,000	65,000,000
Misamis Occidental 2nd District Engineering Office	186,826,000	186,826,000
Misamis Oriental 2nd District Engineering Office	25,000,000	25,000,000
Region XII - SOCCSKSARGEN	10,000,000	10,000,000

Cotabato 2nd District Engineering Office	10,000,000	10,000,000
Region XIII - Caraga	63,500,000	63,500,000

Agusan del Norte District Engineering Office	20,000,000	20,000,000
Butuan City District Engineering Office	28,500,000	28,500,000
Surigao del Norte 1st District Engineering Office	15,000,000	15,000,000
Basic Infrastructure Program (BIP) - Local Ports and Boat Landing	460,000,000	460,000,000

Basic Infrastructure Program (BIP) - Local Ports and Boat Landing	460,000,000	460,000,000

National Capital Region (NCR)	200,000,000	200,000,000

Central Office	160,000,000	160,000,000
Metro Manila 1st District Engineering Office	40,000,000	40,000,000
Region IVA - CALABARZON	10,000,000	10,000,000

Batangas 2nd District Engineering Office	10,000,000	10,000,000
Region IVB - MIMAROPA	10,000,000	10,000,000

Palawan 3rd District Engineering Office	10,000,000	10,000,000
Region VI - Western Visayas	5,000,000	5,000,000

Antique District Engineering Office	5,000,000	5,000,000
Region VII - Central Visayas	130,000,000	130,000,000

Cebu 4th District Engineering Office	130,000,000	130,000,000
Region VIII - Eastern Visayas	60,000,000	60,000,000

Biliran District Engineering Office	5,000,000	5,000,000
Leyte 3rd District Engineering Office	40,000,000	40,000,000
Southern Leyte 1st District Engineering Office	15,000,000	15,000,000

142	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IX - Zamboanga Peninsula	25,000,000	25,000,000

Isabela City District Engineering Office	25,000,000	25,000,000
Region XIII - Caraga	20,000,000	20,000,000

Dinagat Islands District Engineering Office	20,000,000	20,000,000
Basic Infrastructure Program (BIP) - Evacuation Centers/Public Health Facilities	3,440,000,000	3,440,000,000

Basic Infrastructure Program (BIP) - Evacuation Centers/Public Health Facilities	3,440,000,000	3,440,000,000

National Capital Region (NCR)	1,500,000,000	1,500,000,000

Central Office	1,450,000,000	1,450,000,000
North Manila District Engineering Office	50,000,000	50,000,000
Cordillera Administrative Region (CAR)	10,000,000	10,000,000

Apayao 1st District Engineering Office	10,000,000	10,000,000
Region II - Cagayan Valley	70,000,000	70,000,000

Cagayan 2nd District Engineering Office	10,000,000	10,000,000
Isabela 1st District Engineering Office	55,000,000	55,000,000
Nueva Vizcaya District Engineering Office	5,000,000	5,000,000
Region III - Central Luzon	133,000,000	133,000,000

Bataan 1st District Engineering Office	50,000,000	50,000,000
Bulacan 1st District Engineering Office	15,000,000	15,000,000
Nueva Ecija 1st District Engineering Office	20,000,000	20,000,000
Tarlac District Engineering Office	8,000,000	8,000,000
Zambales 1st District Engineering Office	40,000,000	40,000,000
Region IVA - CALABARZON	459,000,000	459,000,000

Batangas 1st District Engineering Office	100,000,000	100,000,000
Laguna 2nd District Engineering Office	110,000,000	110,000,000
Quezon 1st District Engineering Office	10,000,000	10,000,000
Quezon 4th District Engineering Office	230,000,000	230,000,000
Rizal 1st District Engineering Office	9,000,000	9,000,000
Region IVB - MIMAROPA	60,000,000	60,000,000

Marinduque District Engineering Office	50,000,000	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	143
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Palawan 1st District Engineering Office	10,000,000	10,000,000
Region V - Bicol	152,000,000	152,000,000

Camarines Norte District Engineering Office	10,000,000	10,000,000
Camarines Sur 1st District Engineering Office	10,000,000	10,000,000
Camarines Sur 4th District Engineering Office	60,000,000	60,000,000
Masbate 1st District Engineering Office	10,000,000	10,000,000
Sorsogon 2nd District Engineering Office	32,000,000	32,000,000
Sorsogon District Engineering Office	30,000,000	30,000,000
Region VI - Western Visayas	45,500,000	45,500,000

Antique District Engineering Office	10,000,000	10,000,000
Iloilo 4th District Engineering Office	20,000,000	20,000,000
Iloilo 6th District Engineering Office	15,500,000	15,500,000
Negros Island Region (NIR)	62,000,000	62,000,000

Negros Occidental 3rd District Engineering Office	5,000,000	5,000,000
Negros Oriental 1st District Engineering Office	57,000,000	57,000,000
Region VII - Central Visayas	195,000,000	195,000,000

Cebu 1st District Engineering Office	30,000,000	30,000,000
Cebu 3rd District Engineering Office	50,000,000	50,000,000
Cebu 4th District Engineering Office	110,000,000	110,000,000
Cebu 6th District Engineering Office	5,000,000	5,000,000
Region VIII - Eastern Visayas	55,000,000	55,000,000

Biliran District Engineering Office	15,000,000	15,000,000
Eastern Samar District Engineering Office	10,000,000	10,000,000
Leyte 4th District Engineering Office	20,000,000	20,000,000
Southern Leyte 2nd District Engineering Office	10,000,000	10,000,000
Region IX - Zamboanga Peninsula	33,500,000	33,500,000

Isabela City District Engineering Office	13,500,000	13,500,000
Zamboanga City 2nd District Engineering Office	20,000,000	20,000,000
Region X - Northern Mindanao	470,000,000	470,000,000

Bukidnon 1st District Engineering Office	40,000,000	40,000,000

144	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bukidnon 2nd District Engineering Office	280,000,000	280,000,000
Bukidnon 3rd District Engineering Office	60,000,000	60,000,000
Bukidnon 4th District Engineering Office	40,000,000	40,000,000
Cagayan de Oro 2nd District Engineering Office	10,000,000	10,000,000
Lanao del Norte 1st District Engineering Office	20,000,000	20,000,000
Misamis Oriental 1st District Engineering Office	20,000,000	20,000,000
Region XI - Davao	115,000,000	115,000,000

Davao de Oro 1st District Engineering Office	65,000,000	65,000,000
Davao del Norte District Engineering Office	30,000,000	30,000,000
Davao del Sur District Engineering Office	10,000,000	10,000,000
Davao Occidental District Engineering Office	10,000,000	10,000,000
Region XIII - Caraga	80,000,000	80,000,000

Dinagat Islands District Engineering Office	30,000,000	30,000,000
Surigao del Norte 1st District Engineering Office	50,000,000	50,000,000
Basic Infrastructure Program (BIP) - Public Water Supply System	2,617,216,000	2,617,216,000

Basic Infrastructure Program (BIP) - Public Water Supply System	2,617,216,000	2,617,216,000

National Capital Region (NCR)	395,500,000	395,500,000

Central Office	395,500,000	395,500,000
Region I - Ilocos	15,000,000	15,000,000

Pangasinan 3rd District Engineering Office	15,000,000	15,000,000
Cordillera Administrative Region (CAR)	3,000,000	3,000,000

Lower Kalinga District Engineering Office	3,000,000	3,000,000
Region II - Cagayan Valley	54,000,000	54,000,000

Batanes District Engineering Office	18,000,000	18,000,000
Cagayan 2nd District Engineering Office	5,000,000	5,000,000
Isabela 4th District Engineering Office	11,000,000	11,000,000
Nueva Vizcaya 2nd District Engineering Office	10,000,000	10,000,000
Quirino District Engineering Office	10,000,000	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	145
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Region III - Central Luzon	161,000,000	161,000,000

Bataan 2nd District Engineering Office	3,000,000	3,000,000
Bataan 3rd District Engineering Office	15,000,000	15,000,000
Nueva Ecija 1st District Engineering Office	120,000,000	120,000,000
Nueva Ecija 2nd District Engineering Office	10,000,000	10,000,000
Zambales 1st District Engineering Office	13,000,000	13,000,000
Region IVA - CALABARZON	417,700,000	417,700,000

Batangas 1st District Engineering Office	135,000,000	135,000,000
Batangas 3rd District Engineering Office	15,000,000	15,000,000
Batangas 4th District Engineering Office	16,000,000	16,000,000
Cavite 2nd District Engineering Office	30,000,000	30,000,000
Quezon 2nd District Engineering Office	58,700,000	58,700,000
Quezon 3rd District Engineering Office	58,000,000	58,000,000
Quezon 4th District Engineering Office	100,000,000	100,000,000
Rizal 2nd District Engineering Office	5,000,000	5,000,000
Region IVB - MIMAROPA	121,000,000	121,000,000

Marinduque District Engineering Office	60,000,000	60,000,000
Palawan 1st District Engineering Office	51,000,000	51,000,000
Palawan 3rd District Engineering Office	10,000,000	10,000,000
Region V - Bicol	34,000,000	34,000,000

Albay 1st District Engineering Office	2,000,000	2,000,000
Camarines Sur 1st District Engineering Office	6,000,000	6,000,000
Masbate 3rd District Engineering Office	5,000,000	5,000,000
Sorsogon 2nd District Engineering Office	21,000,000	21,000,000
Region VI - Western Visayas	15,000,000	15,000,000

Iloilo 6th District Engineering Office	15,000,000	15,000,000
Negros Island Region (NIR)	125,000,000	125,000,000

Bacolod City District Engineering Office	5,000,000	5,000,000
Negros Occidental 1st District Engineering Office	30,000,000	30,000,000
Negros Occidental 3rd District Engineering Office	50,000,000	50,000,000

146	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Negros Occidental 4th District Engineering Office	10,000,000	10,000,000
Negros Occidental 5th District Engineering Office	10,000,000	10,000,000
Negros Oriental 1st District Engineering Office	5,000,000	5,000,000
Negros Oriental 3rd District Engineering Office	15,000,000	15,000,000
Region VII - Central Visayas	48,500,000	48,500,000

Bohol 3rd District Engineering Office	8,500,000	8,500,000
Cebu 4th District Engineering Office	20,000,000	20,000,000
Cebu 5th District Engineering Office	10,000,000	10,000,000
Cebu City District Engineering Office	10,000,000	10,000,000
Region VIII - Eastern Visayas	170,000,000	170,000,000

Biliran District Engineering Office	5,000,000	5,000,000
Eastern Samar District Engineering Office	25,000,000	25,000,000
Leyte 3rd District Engineering Office	50,000,000	50,000,000
Leyte 4th District Engineering Office	50,000,000	50,000,000
Leyte 5th District Engineering Office	20,000,000	20,000,000
Samar 1st District Engineering Office	20,000,000	20,000,000
Region IX - Zamboanga Peninsula	120,000,000	120,000,000

Isabela City District Engineering Office	10,000,000	10,000,000
Zamboanga City 2nd District Engineering Office	15,000,000	15,000,000
Zamboanga del Norte 2nd District Engineering Office	3,000,000	3,000,000
Zamboanga del Norte 3rd District Engineering Office	5,000,000	5,000,000
Zamboanga del Sur 2nd District Engineering Office	20,000,000	20,000,000
Zamboanga Sibugay 1st District Engineering Office	62,000,000	62,000,000
Zamboanga Sibugay 2nd District Engineering Office	5,000,000	5,000,000
Region X - Northern Mindanao	321,000,000	321,000,000

Bukidnon 1st District Engineering Office	30,000,000	30,000,000
Bukidnon 2nd District Engineering Office	130,000,000	130,000,000
Bukidnon 3rd District Engineering Office	32,000,000	32,000,000
Bukidnon 4th District Engineering Office	15,000,000	15,000,000
Cagayan de Oro City 1st District Engineering Office	81,000,000	81,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	147
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Misamis Occidental District Engineering Office			8,000,000	8,000,000
Misamis Oriental 1st District Engineering Office			10,000,000	10,000,000
Misamis Oriental 2nd District Engineering Office			15,000,000	15,000,000
Region XI - Davao			453,516,000	453,516,000

Davao de Oro 1st District Engineering Office			202,000,000	202,000,000
Davao de Oro 2nd District Engineering Office			8,000,000	8,000,000
Davao del Norte District Engineering Office			92,000,000	92,000,000
Davao del Sur District Engineering Office			45,000,000	45,000,000
Davao Occidental District Engineering Office			15,000,000	15,000,000
Davao Oriental 1st District Engineering Office			91,516,000	91,516,000
Region XII - SOCCSKSARGEN			113,000,000	113,000,000

Cotabato 2nd District Engineering Office			20,000,000	20,000,000
Cotabato 3rd District Engineering Office			23,000,000	23,000,000
Sarangani District Engineering Office			38,000,000	38,000,000
South Cotabato 1st District Engineering Office			22,000,000	22,000,000
South Cotabato 2nd District Engineering Office			10,000,000	10,000,000
Region XIII - Caraga			50,000,000	50,000,000

Dinagat Islands District Engineering Office			10,000,000	10,000,000
Surigao del Norte 2nd District Engineering Office			4,000,000	4,000,000
Surigao del Sur 1st District Engineering Office			6,000,000	6,000,000
Surigao del Sur 2nd District Engineering Office			30,000,000	30,000,000

Sub-total, Operations			458,074,281,000	458,074,281,000

Sub-total, Programs	14,296,319,000	18,371,150,000	471,624,712,000	504,292,181,000

PROJECTS
Locally-Funded Project(s)
Buildings and Other Structures - Multipurpose / Facilities - National Building Program			6,606,388,000	6,606,388,000

National Capital Region (NCR)			3,575,438,000	3,575,438,000

Central Office			3,475,438,000	3,475,438,000
Metro Manila 3rd District Engineering Office			50,000,000	50,000,000

148	OFFICIAL GAZETTE	VOL. 122, NO. 1
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North Manila District Engineering Office	50,000,000	50,000,000
Region I - Ilocos	50,000,000	50,000,000

Ilocos Sur 1st District Engineering Office	50,000,000	50,000,000
Cordillera Administrative Region (CAR)	60,000,000	60,000,000

Apayao 1st District Engineering Office	40,000,000	40,000,000
Benguet 1st District Engineering Office	20,000,000	20,000,000
Region II - Cagayan Valley	255,367,000	255,367,000

Batanes District Engineering Office	10,000,000	10,000,000
Cagayan 1st District Engineering Office	80,000,000	80,000,000
Cagayan 3rd District Engineering Office	71,367,000	71,367,000
Isabela 1st District Engineering Office	20,000,000	20,000,000
Nueva Vizcaya District Engineering Office	50,000,000	50,000,000
Quirino District Engineering Office	24,000,000	24,000,000
Region III - Central Luzon	260,000,000	260,000,000

Bataan 1st District Engineering Office	30,000,000	30,000,000
Bataan 2nd District Engineering Office	30,000,000	30,000,000
Bataan 3rd District Engineering Office	50,000,000	50,000,000
Bulacan 2nd District Engineering Office	50,000,000	50,000,000
Nueva Ecija 2nd District Engineering Office	50,000,000	50,000,000
Tarlac District Engineering Office	50,000,000	50,000,000
Region IVA - CALABARZON	80,000,000	80,000,000

Batangas 3rd District Engineering Office	50,000,000	50,000,000
Quezon 2nd District Engineering Office	30,000,000	30,000,000
Region IVB - MIMAROPA	73,000,000	73,000,000

Mindoro Occidental District Engineering Office	20,000,000	20,000,000
Southern Mindoro District Engineering Office	53,000,000	53,000,000
Region V - Bicol	438,182,000	438,182,000

Albay 1st District Engineering Office	50,000,000	50,000,000
Albay 2nd District Engineering Office	38,182,000	38,182,000
Albay 3rd District Engineering Office	50,000,000	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	149
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Camarines Sur 1st District Engineering Office	50,000,000	50,000,000
Camarines Sur 2nd District Engineering Office	50,000,000	50,000,000
Camarines Sur 4th District Engineering Office	50,000,000	50,000,000
Camarines Sur 5th District Engineering Office	50,000,000	50,000,000
Masbate 1st District Engineering Office	50,000,000	50,000,000
Masbate 2nd District Engineering Office	50,000,000	50,000,000
Region VI - Western Visayas	189,388,000	189,388,000

Capiz 1st District Engineering Office	50,000,000	50,000,000
Iloilo 3rd District Engineering Office	50,000,000	50,000,000
Iloilo 6th District Engineering Office	50,000,000	50,000,000
Iloilo City District Engineering Office	39,388,000	39,388,000
Negros Island Region (NIR)	253,149,000	253,149,000

Negros Occidental 1st District Engineering Office	10,000,000	10,000,000
Negros Occidental 3rd District Engineering Office	22,743,000	22,743,000
Negros Occidental 4th District Engineering Office	40,406,000	40,406,000
Negros Occidental 5th District Engineering Office	30,000,000	30,000,000
Negros Oriental 2nd District Engineering Office	50,000,000	50,000,000
Negros Oriental 3rd District Engineering Office	50,000,000	50,000,000
Siquijor District Engineering Office	50,000,000	50,000,000
Region VII - Central Visayas	369,364,000	369,364,000

Bohol 1st District Engineering Office	83,364,000	83,364,000
Bohol 2nd District Engineering Office	16,000,000	16,000,000
Bohol 3rd District Engineering Office	50,000,000	50,000,000
Cebu 4th District Engineering Office	50,000,000	50,000,000
Cebu City District Engineering Office	170,000,000	170,000,000
Region VIII - Eastern Visayas	202,000,000	202,000,000

Leyte 1st District Engineering Office	30,000,000	30,000,000
Leyte 2nd District Engineering Office	30,000,000	30,000,000

150	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Leyte 3rd District Engineering Office	50,000,000	50,000,000
Leyte 4th District Engineering Office	25,000,000	25,000,000
Southern Leyte 1st District Engineering Office	5,000,000	5,000,000
Southern Leyte 2nd District Engineering Office	50,000,000	50,000,000
Tacloban City District Engineering Office	12,000,000	12,000,000
Region IX - Zamboanga Peninsula	50,000,000	50,000,000

Zamboanga del Sur 2nd District Engineering Office	50,000,000	50,000,000
Region X - Northern Mindanao	345,000,000	345,000,000

Bukidnon 1st District Engineering Office	10,000,000	10,000,000
Bukidnon 2nd District Engineering Office	50,000,000	50,000,000
Bukidnon 4th District Engineering Office	50,000,000	50,000,000
Cagayan de Oro City 1st District Engineering Office	35,000,000	35,000,000
Cagayan de Oro City 2nd District Engineering Office	50,000,000	50,000,000
Camiguin District Engineering Office	10,000,000	10,000,000
Iligan City District Engineering Office	20,000,000	20,000,000
Lanao del Norte 1st District Engineering Office	50,000,000	50,000,000
Lanao del Norte 2nd District Engineering Office	50,000,000	50,000,000
Misamis Oriental 2nd District Engineering Office	20,000,000	20,000,000
Region XI - Davao	130,000,000	130,000,000

Davao City 2nd District Engineering Office	50,000,000	50,000,000
Davao de Oro 2nd District Engineering Office	50,000,000	50,000,000
Davao Oriental 2nd District Engineering Office	30,000,000	30,000,000
Region XII - SOCCSKSARGEN	175,500,000	175,500,000

Sarangani District Engineering Office	90,500,000	90,500,000
South Cotabato 1st District Engineering Office	50,000,000	50,000,000
Sultan Kudarat 2nd District Engineering Office	35,000,000	35,000,000
Region XIII - Caraga	100,000,000	100,000,000

Agusan del Sur 1st District Engineering Office	50,000,000	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	151
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Surigao del Norte 2nd District Engineering Office	50,000,000	50,000,000
Public-Private Partnership Strategic Support Fund (including ROW, Subsidy, and Variations)	1,000,000,000	1,000,000,000

National Capital Region (NCR)	1,000,000,000	1,000,000,000

Central Office	1,000,000,000	1,000,000,000

Sub-total, Locally-Funded Project(s)	7,606,388,000	7,606,388,000

Foreign Assisted-Project(s)
Mindanao Transport Connectivity Improvement Project, IBRD Loan No. 9775-PH	210,163,000	210,163,000

National Capital Region (NCR)	210,163,000	210,163,000

Central Office	210,163,000	210,163,000

Loan Proceeds	52,004,000	52,004,000
GOP Counterpart	158,159,000	158,159,000
Reconstruction and Development Plan for Greater Marawi, Stage 2, (Bangon Marawi Output 2), ADB Loan No. 3769-PHI	333,791,000	333,791,000

National Capital Region (NCR)	333,791,000	333,791,000

Central Office	333,791,000	333,791,000

Loan Proceeds	283,915,000	283,915,000
GOP Counterpart	49,876,000	49,876,000
Central Luzon Link Expressway (CLLEX), Phase I, La Paz, Tarlac to Cabanatuan City, JICA Loan No. PH - P249	9,211,000	9,211,000

National Capital Region (NCR)	9,211,000	9,211,000

Central Office	9,211,000	9,211,000

GOP Counterpart	9,211,000	9,211,000
Arterial Road Bypass Construction Project, Phase III, JICA Loan No. PH - P266	183,429,000	183,429,000

National Capital Region (NCR)	183,429,000	183,429,000

Central Office	183,429,000	183,429,000

GOP Counterpart	183,429,000	183,429,000

152	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Davao City Bypass Construction Project, (South and Center Sections), Package I, JICA Loan No. PH-P261	201,563,000	201,563,000

National Capital Region (NCR)	201,563,000	201,563,000

Central Office	201,563,000	201,563,000

Loan Proceeds	140,030,000	140,030,000
GOP Counterpart	61,533,000	61,533,000
Philippines-Korea Project Preparation Facility (PK-PPF), KEDCF Loan No. PHL - 20, Roads and Bridges Facility	85,548,000	85,548,000

National Capital Region (NCR)	85,548,000	85,548,000

Central Office	85,548,000	85,548,000

GOP Counterpart	85,548,000	85,548,000
Cebu-Mactan Bridge (4th Bridge) and Coastal Road Construction Project, JICA Loan No. PH - P274	1,491,808,000	1,491,808,000

National Capital Region (NCR)	1,491,808,000	1,491,808,000

Central Office	1,491,808,000	1,491,808,000

Loan Proceeds	501,030,000	501,030,000
GOP Counterpart	990,778,000	990,778,000
Panay-Guimaras-Negros (PGN) Island Bridges Project, KEDCF Loan No. PHL - 23	193,340,000	193,340,000

National Capital Region (NCR)	193,340,000	193,340,000

Central Office	193,340,000	193,340,000

GOP Counterpart	193,340,000	193,340,000
Dalton Pass East Alignment Road Project, JICA Loan No. PH - P280	86,523,000	86,523,000

National Capital Region (NCR)	86,523,000	86,523,000

Central Office	86,523,000	86,523,000

Loan Proceeds	30,542,000	30,542,000
GOP Counterpart	55,981,000	55,981,000
Bataan-Cavite Interlink Bridge (BCIB) Project, ADB Loan No. 4432 - PHI and AIIB Loan No. L0724A	866,362,000	866,362,000

National Capital Region (NCR)	866,362,000	866,362,000

JANUARY 5, 2026	OFFICIAL GAZETTE	153
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Central Office	866,362,000	866,362,000

GOP Counterpart	866,362,000	866,362,000
Laguna Lakeshore Road Network (LLRN) Project - Phase I, KEDCF Loan No. PHL-27, ADB Loan No. 4523-PHI and AIIB Loan No. L0725A	757,980,000	757,980,000

National Capital Region (NCR)	757,980,000	757,980,000

Central Office	757,980,000	757,980,000

GOP Counterpart	757,980,000	757,980,000
Panglao Island-Tagbilaran City Offshore Bridge Connector (PTCOBC), Main Bridge and Dupinga Bridge, Proposed for French ODA	238,082,000	238,082,000

National Capital Region (NCR)	238,082,000	238,082,000

Central Office	238,082,000	238,082,000

GOP Counterpart	238,082,000	238,082,000
Davao City Bypass Construction Project (II) (South and Center Sections), Package I, JICA Loan No. PH-P273	628,577,000	628,577,000

National Capital Region (NCR)	628,577,000	628,577,000

Central Office	628,577,000	628,577,000

Loan Proceeds	147,232,000	147,232,000
GOP Counterpart	481,345,000	481,345,000
Infrastructure Preparation and Innovation Facility (IPIF), 2nd Additional Financing Output 1: Roads and Bridges, ADB Loan No. 4424 - PHI	527,097,000	527,097,000

National Capital Region (NCR)	527,097,000	527,097,000

Central Office	527,097,000	527,097,000

Loan Proceeds	233,829,000	233,829,000
GOP Counterpart	293,268,000	293,268,000
Davao City Bypass Construction Project (III) (South and Center Sections), Package I, JICA Loan No. PH-P282	952,774,000	952,774,000

National Capital Region (NCR)	952,774,000	952,774,000

Central Office	952,774,000	952,774,000

Loan Proceeds	75,711,000	75,711,000

154	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GOP Counterpart	877,063,000	877,063,000
Central Mindanao High Standard Highway, Cagayan de Oro-Malaybalay Section, JICA-Assisted	9,211,000	9,211,000

National Capital Region (NCR)	9,211,000	9,211,000

Central Office	9,211,000	9,211,000

GOP Counterpart	9,211,000	9,211,000
Consolacion - Liloan Bypass Road Project, KEXIM-Assisted	9,211,000	9,211,000

National Capital Region (NCR)	9,211,000	9,211,000

Central Office	9,211,000	9,211,000

GOP Counterpart	9,211,000	9,211,000
Panay-Guimaras-Negros (PGN) Island Bridges Project, EDCF L/A No. PHL-x1 (Section A)	171,225,000	171,225,000

National Capital Region (NCR)	171,225,000	171,225,000

Central Office	171,225,000	171,225,000

GOP Counterpart	171,225,000	171,225,000
Panay-Guimaras-Negros (PGN) Island Bridges Project, EDCF L/A No. PHL-x2 (Section B)	78,938,000	78,938,000

National Capital Region (NCR)	78,938,000	78,938,000

Central Office	78,938,000	78,938,000

GOP Counterpart	78,938,000	78,938,000
Improving Growth Corridors in Mindanao Road Sector Project (IGCMRSP), ADB Loan No. 3631-PHI	1,850,143,000	1,850,143,000

National Capital Region (NCR)	1,850,143,000	1,850,143,000

Central Office	1,850,143,000	1,850,143,000

Loan Proceeds	667,215,000	667,215,000
GOP Counterpart	1,182,928,000	1,182,928,000
Samar Pacific Coastal Road II Project (Laoang II Bridge and Calomotan Bridge), KEDCF Loan No. PHL-26	481,393,000	481,393,000

National Capital Region (NCR)	481,393,000	481,393,000

JANUARY 5, 2026	OFFICIAL GAZETTE	155
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Central Office	481,393,000	481,393,000

Loan Proceeds	100,516,000	100,516,000
GOP Counterpart	380,877,000	380,877,000
Steel Flyover Construction Project for Greater Economic Mobility and Calamity Response	807,000	807,000

National Capital Region (NCR)	807,000	807,000

Central Office	807,000	807,000

GOP Counterpart	807,000	807,000
Road Network Development Project in Conflict-Affected Areas in Mindanao (RNDP-CAAM) JICA Loan PH-F-P1	363,317,000	363,317,000

National Capital Region (NCR)	363,317,000	363,317,000

Central Office	363,317,000	363,317,000

Loan Proceeds	153,296,000	153,296,000
GOP Counterpart	210,021,000	210,021,000
Metro Manila Priority Bridges Seismic Improvement Project (MMPBSIP) JICA Loan No. PH-P260	176,464,000	176,464,000

National Capital Region (NCR)	176,464,000	176,464,000

Central Office	176,464,000	176,464,000

Loan Proceeds	88,130,000	88,130,000
GOP Counterpart	88,334,000	88,334,000
Priority Bridges Crossing Pasig-Marikina River and Manggahan Floodway Bridges Construction Project, under China Government Financing Facility CEXIM Loan Nos. PBC20220200569 and PBC20220210570 and CIDCA Loan Nos. GCL20220100767 and GCL20220110768	1,585,732,000	1,585,732,000

National Capital Region (NCR)	1,585,732,000	1,585,732,000

Central Office	1,585,732,000	1,585,732,000

Loan Proceeds	253,398,000	253,398,000
GOP Counterpart	1,332,334,000	1,332,334,000
Samal Island-Davao City Connector (SIDC) Project, CEXIM Loan No. GCL20220060763	314,577,000	314,577,000

National Capital Region (NCR)	314,577,000	314,577,000

156	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Central Office	314,577,000	314,577,000

Loan Proceeds	78,828,000	78,828,000
GOP Counterpart	235,749,000	235,749,000
Accelerated Bridge Construction Project for Greater Economic Mobility and Calamity Response, Proposed for French ODA	564,459,000	564,459,000

National Capital Region (NCR)	564,459,000	564,459,000

Central Office	564,459,000	564,459,000

GOP Counterpart	564,459,000	564,459,000
2nd San Juanico Bridge Project, JICA-Assisted	9,351,000	9,351,000

National Capital Region (NCR)	9,351,000	9,351,000

Central Office	9,351,000	9,351,000

GOP Counterpart	9,351,000	9,351,000
Metro Manila Bridges Project, ADB Loan No. 4168-PHI	360,542,000	360,542,000

National Capital Region (NCR)	360,542,000	360,542,000

Central Office	360,542,000	360,542,000

Loan Proceeds	249,863,000	249,863,000
GOP Counterpart	110,679,000	110,679,000
Metro Manila Flood Management Project, Phase I (MMFMP1), IBRD Loan No. 8784-PH and AIIB Loan No. 000023-1-PHL	470,381,000	470,381,000

National Capital Region (NCR)	470,381,000	470,381,000

Central Office	470,381,000	470,381,000

Loan Proceeds	470,381,000	470,381,000
Cavite Industrial Area Flood Risk Management Project (CIA-FRMP), JICA Loan Nos. PH-P265 and PH-P284	566,548,000	566,548,000

National Capital Region (NCR)	566,548,000	566,548,000

Central Office	566,548,000	566,548,000

Loan Proceeds	37,594,000	37,594,000
GOP Counterpart	528,954,000	528,954,000

JANUARY 5, 2026	OFFICIAL GAZETTE	157
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Infrastructure Preparation and Innovation Facility (IPIF), Output 2 (Water Projects) ADB Technical Assistance Loan No. 3589-PHI	116,120,000	116,120,000

National Capital Region (NCR)	116,120,000	116,120,000

Central Office	116,120,000	116,120,000

Loan Proceeds	116,120,000	116,120,000
Pasig - Marikina River Channel Improvement Project (PMRCIP), Phase IV, JICA Loan Nos. PH-P271 and PH-P283	1,828,456,000	1,828,456,000

National Capital Region (NCR)	1,828,456,000	1,828,456,000

Central Office	1,828,456,000	1,828,456,000

Loan Proceeds	1,262,070,000	1,262,070,000
GOP Counterpart	566,386,000	566,386,000
Philippines-Korea Project Preparation Facility (PK-PPF), KEDCF Loan No. PHL-20, Output 2 (Flood Control)	112,297,000	112,297,000

National Capital Region (NCR)	112,297,000	112,297,000

Central Office	112,297,000	112,297,000

Loan Proceeds	66,496,000	66,496,000
GOP Counterpart	45,801,000	45,801,000
Infrastructure Preparation and Innovation Facility (IPIF), Additional Financing, Output 2 (Water Projects) ADB Loan No. 3886 - PHI	431,179,000	431,179,000

National Capital Region (NCR)	431,179,000	431,179,000

Central Office	431,179,000	431,179,000

Loan Proceeds	354,032,000	354,032,000
GOP Counterpart	77,147,000	77,147,000
Integrated Flood Resilience and Adaptation 1 (InFRA I) Project, ADB Loan No. 4345-PHI	648,896,000	648,896,000

National Capital Region (NCR)	648,896,000	648,896,000

Central Office	648,896,000	648,896,000

Loan Proceeds	433,729,000	433,729,000
GOP Counterpart	215,167,000	215,167,000

158	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Infrastructure Preparation and Innovation Facility (IPIF), 2nd Additional Financing, Output 2; Water Projects, ADB Loan No. 4424 - PHI						571,511,000		571,511,000

National Capital Region (NCR)						571,511,000		571,511,000

Central Office						571,511,000		571,511,000

Loan Proceeds						467,986,000		467,986,000
GOP Counterpart						103,525,000		103,525,000
Integrated Disaster Risk Reduction and Climate Change Adaptation (IDRR-CCA) Measures in Low Lying Areas of Pampanga Bay, Stage II (Phase 2-4)						7,741,000		7,741,000

National Capital Region (NCR)						7,741,000		7,741,000

Central Office						7,741,000		7,741,000

GOP Counterpart						7,741,000		7,741,000
Accelerated Water and Sanitation Project in Selected Areas (AWSPSA)						7,741,000		7,741,000

National Capital Region (NCR)						7,741,000		7,741,000

Central Office						7,741,000		7,741,000

GOP Counterpart						7,741,000		7,741,000
Philippines Seismic Risk Reduction and Resilience Project (PSRRRP), IBRD Loan No. 9251-PH						194,138,000		194,138,000

National Capital Region (NCR)						194,138,000		194,138,000

Central Office						194,138,000		194,138,000

Loan Proceeds						147,992,000		147,992,000
GOP Counterpart						46,146,000		46,146,000

Sub-total, Foreign-Assisted Project(s)						17,696,626,000		17,696,626,000

Sub-total, Project(s)						25,303,014,000		25,303,014,000

TOTAL NEW APPROPRIATIONS	₱	14,296,319,000	₱	18,371,150,000	₱	496,927,726,000	₱	529,595,195,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)
Current Operating Expenditures
Personnel Services
Civilian Personnel

JANUARY 5, 2026	OFFICIAL GAZETTE	159
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

Permanent Positions
Basic Salary	10,551,176

Total Permanent Positions	10,551,176

Other Compensation Common to All
Personnel Economic Relief Allowance	500,976
Representation Allowance	43,512
Transportation Allowance	41,262
Clothing and Uniform Allowance	146,118
Mid-Year Bonus - Civilian	879,262
Year End Bonus	879,262
Cash Gift	104,370
Productivity Enhancement Incentive	104,370
Step Increment	26,378

Total Other Compensation Common to All	2,725,510

Other Benefits
PAG-IBIG Contributions	50,098
PhilHealth Contributions	260,067
Employees Compensation Insurance Premiums	25,050
Loyalty Award-Civilian	13,177
Terminal Leave	579,387

Total Other Benefits	927,779

Non-Permanent Positions	91,854

Total Personnel Services	14,296,319

Maintenance and Other Operating Expenses
Travelling Expenses	206,912
Training and Scholarship Expenses	124,148
Supplies and Materials Expenses	383,849
Utility Expenses	362,070
Communication Expenses	152,042
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	9,326
Professional Services	15,033
General Services	235,051
Repairs and Maintenance	15,947,542
Taxes, Insurance Premiums and Other Fees	157,522
Other Maintenance and Operating Expenses
Advertising Expenses	4,467
Printing and Publication Expenses	13,305
Representation Expenses	3,883
Transportation and Delivery Expenses	23,806
Rent/Lease Expenses	110,211
Membership Dues and Contributions to Organizations	2,327
Subscription Expenses	518,417
Other Maintenance and Operating Expense	101,239

Total Maintenance and Other Operating Expenses	18,371,150

Total Current Operating Expenditures	32,667,469

160	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	396,824,315
Buildings and Other Structures	98,702,980
Machinery and Equipment Outlay	1,400,431

Total Capital Outlays	496,927,726

TOTAL NEW APPROPRIATIONS	529,595,195

JANUARY 5, 2026	OFFICIAL GAZETTE	161
DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

GENERAL SUMMARY

DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	14,296,319,000	₱	18,371,150,000	₱	496,927,726,000	₱	529,595,195,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS	₱	14,296,319,000	₱	18,371,150,000	₱	496,927,726,000	₱	529,595,195,000

162	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

XXIII. DEPARTMENT OF SCIENCE AND TECHNOLOGY

A. OFFICE OF THE SECRETARY

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	8,123,129,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	205,052,000	₱	112,429,000	₱		₱	317,481,000
Support to Operations		53,824,000		104,057,000				157,881,000
Operations		944,009,000		6,232,481,000		390,423,000		7,566,913,000

STRATEGIC SCIENCE AND TECHNOLOGY (S&T) PROGRAM				3,680,903,000				3,680,903,000
S&T PROGRAM FOR REGIONAL AND COUNTRYSIDE DEVELOPMENT		944,009,000		2,551,578,000		390,423,000		3,886,010,000

Total, Regular Programs		1,202,885,000		6,448,967,000		390,423,000		8,042,275,000

B. PROJECT(S)
Locally-Funded Project(s)						80,854,000		80,854,000

Total, Project(s)						80,854,000		80,854,000

TOTAL NEW APPROPRIATIONS	₱	1,202,885,000	₱	6,448,967,000	₱	471,277,000	₱	8,123,129,000

Special Provision(s)

1. Priority Research Program. The DOST, in coordination with the CCC, DEPDev, and DILG, shall give priority to research on disaster risk reduction and climate change adaptation and mitigation, including climate impact models and climate-related technologies, to ensure that policy and technology development and application are consistent with local and international development initiatives and are based on science and contribute to resilience-building, promote inclusive and sustainable industrialization, and foster innovation.

The DOST shall also facilitate research on integrated approaches for an efficient shift to a low-carbon development.

2. Reporting and Posting Requirements. The DOST shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b) DOST’s website.

The DOST shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	163
DEPARTMENT OF SCIENCE AND TECHNOLOGY

REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	181,574,000	₱	112,429,000	₱	₱	294,003,000

National Capital Region (NCR)		181,574,000		112,429,000			294,003,000

Central Office		181,574,000		112,429,000			294,003,000
Administration of Personnel Benefits		23,478,000					23,478,000

National Capital Region (NCR)		19,159,000					19,159,000

Central Office		19,159,000					19,159,000
Region VI - Western Visayas		2,021,000					2,021,000

Regional Office - VI		2,021,000					2,021,000
Region VII - Central Visayas		1,843,000					1,843,000

Regional Office - VII		1,843,000					1,843,000
Region VIII - Eastern Visayas		455,000					455,000

Regional Office - VIII		455,000					455,000

Sub-total, General Administration and Support		205,052,000		112,429,000			317,481,000

Support to Operations
Planning, Policy Formulation, Monitoring, Evaluation and Management Information Services		53,824,000		3,044,000			56,868,000

National Capital Region (NCR)		53,824,000		3,044,000			56,868,000

Central Office		53,824,000		3,044,000			56,868,000

Conduct of Scientific and Technological Conferences and Exhibitions and International/Local Science and Technological Networking and Other Related Activities				63,466,000			63,466,000

National Capital Region (NCR)				63,466,000			63,466,000

Central Office				63,466,000			63,466,000
Health Technology Assessment				37,547,000			37,547,000

National Capital Region (NCR)				37,547,000			37,547,000

Central Office				37,547,000			37,547,000

Sub-total, Support to Operations		53,824,000		104,057,000			157,881,000

Operations
STRATEGIC SCIENCE AND TECHNOLOGY (S&T) PROGRAM				3,680,903,000			3,680,903,000

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Support to the Harmonized National S&T Agenda		3,680,903,000		3,680,903,000

National Capital Region (NCR)		3,680,903,000		3,680,903,000

Central Office		3,680,903,000		3,680,903,000
S&T PROGRAM FOR REGIONAL AND COUNTRYSIDE DEVELOPMENT	944,009,000	2,551,578,000	390,423,000	3,886,010,000

Diffusion and Transfer of Knowledge and Technologies and Other Related Projects and Activities		1,991,313,000		1,991,313,000

National Capital Region (NCR)		162,366,000		162,366,000

Regional Office - NCR		162,366,000		162,366,000
Region I - Ilocos		88,747,000		88,747,000

Regional Office - I		88,747,000		88,747,000
Cordillera Administrative Region (CAR)		96,032,000		96,032,000

Regional Office - CAR		96,032,000		96,032,000
Region II - Cagayan Valley		168,569,000		168,569,000

Regional Office - II		168,569,000		168,569,000
Region III - Central Luzon		167,992,000		167,992,000

Regional Office - III		167,992,000		167,992,000
Region IVA - CALABARZON		151,336,000		151,336,000

Regional Office - IVA		151,336,000		151,336,000
Region IVB - MIMAROPA		99,174,000		99,174,000

Regional Office - IVB		99,174,000		99,174,000
Region V - Bicol		88,799,000		88,799,000

Regional Office - V		88,799,000		88,799,000
Region VI - Western Visayas		136,403,000		136,403,000

Regional Office - VI		136,403,000		136,403,000
Region VII - Central Visayas		139,948,000		139,948,000

Regional Office - VII		139,948,000		139,948,000
Region VIII - Eastern Visayas		114,410,000		114,410,000

Regional Office - VIII		114,410,000		114,410,000
Region IX - Zamboanga Peninsula		153,214,000		153,214,000

Regional Office - IX		153,214,000		153,214,000

JANUARY 5, 2026	OFFICIAL GAZETTE	165
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Region X - Northern Mindanao		110,088,000		110,088,000

Regional Office - X		110,088,000		110,088,000
Region XI - Davao		98,017,000		98,017,000

Regional Office - XI		98,017,000		98,017,000
Region XII - SOCCSKSARGEN		108,981,000		108,981,000

Regional Office - XII		108,981,000		108,981,000
Region XIII - Caraga		107,237,000		107,237,000

Regional Office - XIII		107,237,000		107,237,000
Enhancement of Science and Technology Projects/Activities	944,009,000	560,265,000	390,423,000	1,894,697,000

National Capital Region (NCR)	44,573,000	20,930,000	40,000,000	105,503,000

Regional Office - NCR	44,573,000	20,930,000	40,000,000	105,503,000
Region I - Ilocos	46,004,000	33,825,000	50,000,000	129,829,000

Regional Office - I	46,004,000	33,825,000	50,000,000	129,829,000
Cordillera Administrative Region (CAR)	70,033,000	39,736,000	25,000,000	134,769,000

Regional Office - CAR	70,033,000	39,736,000	25,000,000	134,769,000
Region II - Cagayan Valley	57,670,000	26,771,000	27,200,000	111,641,000

Regional Office - II	57,670,000	26,771,000	27,200,000	111,641,000
Region III - Central Luzon	85,059,000	36,543,000	8,120,000	129,722,000

Regional Office - III	85,059,000	36,543,000	8,120,000	129,722,000
Region IVA - CALABARZON	63,501,000	38,486,000	78,177,000	180,164,000

Regional Office - IVA	63,501,000	38,486,000	78,177,000	180,164,000
Region IVB - MIMAROPA	61,653,000	25,740,000	28,956,000	116,349,000

Regional Office - IVB	61,653,000	25,740,000	28,956,000	116,349,000
Region V - Bicol	77,543,000	44,199,000	26,800,000	148,542,000

Regional Office - V	77,543,000	44,199,000	26,800,000	148,542,000
Region VI - Western Visayas	55,611,000	36,288,000	7,500,000	99,399,000

Regional Office - VI	55,611,000	36,288,000	7,500,000	99,399,000
Region VII - Central Visayas	62,592,000	30,232,000	25,000,000	117,824,000

Regional Office - VII	62,592,000	30,232,000	25,000,000	117,824,000

166	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region VIII - Eastern Visayas		73,507,000		37,425,000		5,000,000		115,932,000

Regional Office - VIII		73,507,000		37,425,000		5,000,000		115,932,000
Region IX - Zamboanga Peninsula		40,743,000		39,424,000		7,000,000		87,167,000

Regional Office - IX		40,743,000		39,424,000		7,000,000		87,167,000
Region X - Northern Mindanao		63,087,000		37,426,000		24,270,000		124,783,000

Regional Office - X		63,087,000		37,426,000		24,270,000		124,783,000
Region XI - Davao		65,065,000		37,679,000		23,000,000		125,744,000

Regional Office - XI		65,065,000		37,679,000		23,000,000		125,744,000
Region XII - SOCCSKSARGEN		37,743,000		40,321,000		7,400,000		85,464,000

Regional Office - XII		37,743,000		40,321,000		7,400,000		85,464,000
Region XIII - Caraga		39,625,000		35,240,000		7,000,000		81,865,000

Regional Office - XIII		39,625,000		35,240,000		7,000,000		81,865,000

Sub-total, Operations		944,009,000		6,232,481,000		390,423,000		7,566,913,000

Total, Regular Programs		1,202,885,000		6,448,967,000		390,423,000		8,042,275,000

PROJECT(S)
Locally-Funded Project(s)
DOST NCR Science and Technology Resource and Incubation Center (STRIC)						80,854,000		80,854,000

National Capital Region (NCR)						80,854,000		80,854,000

Regional Office - NCR						80,854,000		80,854,000

Sub-total, Locally-Funded Project(s)						80,854,000		80,854,000

Total, Project(s)						80,854,000		80,854,000

TOTAL NEW APPROPRIATIONS	₱	1,202,885,000	₱	6,448,967,000	₱	471,277,000	₱	8,123,129,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	681,270

Total Permanent Positions	681,270

JANUARY 5, 2026	OFFICIAL GAZETTE	167
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Other Compensation Common to All
Personnel Economic Relief Allowance	23,136
Representation Allowance	11,520
Transportation Allowance	10,872
Clothing and Uniform Allowance	6,748
Mid-Year Bonus - Civilian	56,773
Year End Bonus	56,773
Cash Gift	4,820
Productivity Enhancement Incentive	4,820
Step Increment	1,703

Total Other Compensation Common to All	177,165

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	300,603

Total Other Compensation for Specific Groups	300,603

Other Benefits
PAG-IBIG Contributions	2,314
PhilHealth Contributions	16,184
Employees Compensation Insurance Premiums	1,156
Loyalty Award - Civilian	715
Terminal Leave	23,478

Total Other Benefits	43,847

Total Personnel Services	1,202,885

Maintenance and Other Operating Expenses
Travelling Expenses	82,226
Training and Scholarship Expenses	12,381
Supplies and Materials Expenses	146,866
Utility Expenses	81,202
Communication Expenses	20,913
Awards/Rewards and Prizes	3,424
Survey, Research, Exploration and Development Expenses	14,500
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	4,496
Professional Services	94,611
General Services	123,108
Repairs and Maintenance	57,400
Financial Assistance/Subsidy	5,672,216
Taxes, Insurance Premiums and Other Fees	19,565
Other Maintenance and Operating Expenses
Advertising Expenses	6,011
Printing and Publication Expenses	3,619
Representation Expenses	49,088
Transportation and Delivery Expenses	5,532
Rent/Lease Expenses	33,629
Membership Dues and Contributions to Organizations	1,037

168	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Subscription Expenses	1,952
Other Maintenance and Operating Expenses	15,191

Total Maintenance and Other Operating Expenses	6,448,967

Total Current Operating Expenditures	7,651,852

Capital Outlays
Property, Plant and Equipment Outlay Buildings and Other Structures	168,037
Machinery and Equipment Outlay	75,000
Transportation Equipment Outlay	228,240

Total Capital Outlays	471,277

TOTAL NEW APPROPRIATIONS	8,123,129

B. ADVANCED SCIENCE AND TECHNOLOGY INSTITUTE

For general administration and support, and operations, as indicated hereunder							₱	400,849,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	34,385,000	₱	30,073,000	₱		₱	64,458,000
Operations		49,580,000		284,481,000		2,330,000		336,391,000

ADVANCED SCIENCE AND TECHNOLOGY RESEARCH AND DEVELOPMENT PROGRAM		49,580,000		136,448,000		2,330,000		188,358,000
ADVANCED SCIENCE AND TECHNOLOGY TRANSFER PROGRAM				148,033,000				148,033,000

TOTAL NEW APPROPRIATIONS	₱	83,965,000	₱	314,554,000	₱	2,330,000	₱	400,849,000

Special Provision(s)

1. Reporting and Posting Requirements. The Advanced Science and Technology Institute (ASTI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) ASTI’s website.

The ASTI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	169
DEPARTMENT OF SCIENCE AND TECHNOLOGY

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	34,385,000	₱	30,073,000	₱		₱	64,458,000

Sub-total, General Administration and Support		34,385,000		30,073,000				64,458,000

Operations
ADVANCED SCIENCE AND TECHNOLOGY RESEARCH AND DEVELOPMENT PROGRAM		49,580,000		136,448,000		2,330,000		188,358,000

Scientific Research and Development in the Advanced Fields of Studies including Microelectronics and Information Technology		49,580,000		136,448,000		2,330,000		188,358,000
ADVANCED SCIENCE AND TECHNOLOGY TRANSFER PROGRAM				148,033,000				148,033,000

Technical Transfer Through Diffusion and Commercialization				148,033,000				148,033,000

Sub-total, Operations		49,580,000		284,481,000		2,330,000		336,391,000

TOTAL NEW APPROPRIATIONS	₱	83,965,000	₱	314,554,000	₱	2,330,000	₱	400,849,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	52,655

Total Permanent Positions	52,655

Other Compensation Common to All
Personnel Economic Relief Allowance	2,112
Representation Allowance	480
Transportation Allowance	480
Clothing and Uniform Allowance	616
Mid-Year Bonus - Civilian	4,388
Year End Bonus	4,388

170	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Cash Gift	440
Productivity Enhancement Incentive	440
Step Increment	132

Total Other Compensation Common to All	13,476

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	16,200

Total Other Compensation for Specific Groups	16,200

Other Benefits
PAG-IBIG Contributions	211
PhilHealth Contributions	1,287
Employees Compensation Insurance Premiums	106
Loyalty Award - Civilian	30

Total Other Benefits	1,634

Total Personnel Services	83,965

Maintenance and Other Operating Expenses
Travelling Expenses	6,014
Training and Scholarship Expenses	3,248
Supplies and Materials Expenses	11,560
Utility Expenses	24,950
Communication Expenses	76,670
Awards/Rewards and Prizes	730
Survey, Research, Exploration and Development Expenses	5,100
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	82,086
General Services	10,450
Repairs and Maintenance	16,959
Taxes, Insurance Premiums and Other Fees	9,189
Labor and Wages	835
Other Maintenance and Operating Expenses
Advertising Expenses	507
Printing and Publication Expenses	699
Representation Expenses	1,041
Transportation and Delivery Expenses	620
Rent/Lease Expenses	46,712
Subscription Expenses	16,948
Other Maintenance and Operating Expenses	100

Total Maintenance and Other Operating Expenses	314,554

Total Current Operating Expenditures	398,519

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	450
Intangible Assets Outlay	1,880

JANUARY 5, 2026	OFFICIAL GAZETTE	171
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Total Capital Outlays	2,330

TOTAL NEW APPROPRIATIONS	400,849

C. FOOD AND NUTRITION RESEARCH INSTITUTE

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	1,127,241,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	32,948,000	₱	27,389,000	₱		₱	60,337,000
Operations		122,649,000		33,813,000				156,462,000

FOOD AND NUTRITION RESEARCH AND DEVELOPMENT PROGRAM		47,356,000		19,710,000				67,066,000
NUTRITIONAL ASSESSMENT AND MONITORING PROGRAM		33,932,000		3,085,000				37,017,000
FOOD AND NUTRITION TECHNOLOGY AND KNOWLEDGE DIFFUSION PROGRAM		41,361,000		11,018,000				52,379,000

Total, Regular Programs		155,597,000		61,202,000				216,799,000

B. PROJECT(S)
Locally-Funded Project(s)				273,925,000		636,517,000		910,442,000

Total, Project(s)				273,925,000		636,517,000		910,442,000

TOTAL NEW APPROPRIATIONS	₱	155,597,000	₱	335,127,000	₱	636,517,000	₱	1,127,241,000

Special Provision(s)

1. Reporting and Posting Requirements. The Food and Nutrition Research Institute (FNRI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) FNRI’s website.

The FNRI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	32,716,000	₱	27,389,000	₱		₱	60,105,000
Administration of Personnel Benefits		232,000						232,000

Sub-total, General Administration and Support		32,948,000		27,389,000				60,337,000

Operations
FOOD AND NUTRITION RESEARCH AND DEVELOPMENT PROGRAM		47,356,000		19,710,000				67,066,000

Scientific Research and Development Services on Basic and Applied Researches on Food and Nutrition		47,356,000		19,710,000				67,066,000
NUTRITIONAL ASSESSMENT AND MONITORING PROGRAM		33,932,000		3,085,000				37,017,000

Nutritional Assessment and Monitoring on Food and Nutrition		33,932,000		3,085,000				37,017,000
FOOD AND NUTRITION TECHNOLOGY AND KNOWLEDGE DIFFUSION PROGRAM		41,361,000		11,018,000				52,379,000

Technical Services on Food and Nutrition		41,361,000		11,018,000				52,379,000

Sub-total, Operations		122,649,000		33,813,000				156,462,000

Total, Regular Programs		155,597,000		61,202,000				216,799,000

PROJECT(S)
Locally-Funded Project(s)
Relocation and Construction of New DOST-FNRI Building						522,644,000		522,644,000
Expanding the Food and Nutrition Research Institute’s Nutrigenomics Laboratory: Towards Establishment of a World Class Philippine Nutrigenomics Center				22,634,000				22,634,000
Expanded National Nutrition Survey				251,291,000		113,873,000		365,164,000

Sub-total, Locally-Funded Project(s)				273,925,000		636,517,000		910,442,000

Total, Project(s)				273,925,000		636,517,000		910,442,000

TOTAL NEW APPROPRIATIONS	₱	155,597,000	₱	335,127,000	₱	636,517,000	₱	1,127,241,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel

JANUARY 5, 2026	OFFICIAL GAZETTE	173
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Permanent Positions
Basic Salary	93,891

Total Permanent Positions	93,891

Other Compensation Common to All
Personnel Economic Relief Allowance	4,176
Representation Allowance	504
Transportation Allowance	504
Clothing and Uniform Allowance	1,218
Mid-Year Bonus - Civilian	7,825
Year End Bonus	7,825
Cash Gift	870
Productivity Enhancement Incentive	870
Step Increment	234

Total Other Compensation Common to All	24,026

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	34,413

Total Other Compensation for Specific Groups	34,413

Other Benefits
PAG-IBIG Contributions	417
PhilHealth Contributions	2,329
Employees Compensation Insurance Premiums	209
Loyalty Award - Civilian	80
Terminal Leave	232

Total Other Benefits	3,267

Total Personnel Services	155,597

Maintenance and Other Operating Expenses
Travelling Expenses	6,731
Training and Scholarship Expenses	2,560
Supplies and Materials Expenses	88,647
Utility Expenses	14,929
Communication Expenses	4,307
Awards/Rewards and Prizes	500
Survey, Research, Exploration and Development Expenses	4,440
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	168,559
General Services	4,560
Repairs and Maintenance	10,077
Taxes, Insurance Premiums and Other Fees	2,315
Other Maintenance and Operating Expenses
Advertising Expenses	97
Printing and Publication Expenses	1,767
Representation Expenses	1,725
Transportation and Delivery Expenses	1,528
Rent/Lease Expenses	10

174	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Subscription Expenses	470
Other Maintenance and Operating Expenses	21,769

Total Maintenance and Other Operating Expenses	335,127

Total Current Operating Expenditures	490,724

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	522,644
Machinery and Equipment Outlay	113,873

Total Capital Outlays	636,517

TOTAL NEW APPROPRIATIONS	1,127,241

D. FOREST PRODUCTS RESEARCH AND DEVELOPMENT INSTITUTE

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	286,634,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	76,005,000	₱	19,613,000	₱		₱	95,618,000
Operations		82,796,000		46,004,000		6,530,000		135,330,000

FOREST PRODUCTS RESEARCH AND DEVELOPMENT PROGRAM		52,375,000		22,913,000		6,530,000		81,818,000
FOREST PRODUCTS TECHNOLOGY TRANSFER PROGRAM		20,285,000		10,851,000				31,136,000
FOREST PRODUCTS SCIENCE AND TECHNOLOGY SERVICES PROGRAM		10,136,000		12,240,000				22,376,000

Total, Regular Programs		158,801,000		65,617,000		6,530,000		230,948,000

B. PROJECT(S)
Locally-Funded Project(s)				29,646,000		26,040,000		55,686,000

Total, Project(s)				29,646,000		26,040,000		55,686,000

TOTAL NEW APPROPRIATIONS	₱	158,801,000	₱	95,263,000	₱	32,570,000	₱	286,634,000

Special Provision(s)

1. Reporting and Posting Requirements. The Forest Products Research and Development Institute (FPRDI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) FPRDI’s website.

JANUARY 5, 2026	OFFICIAL GAZETTE	175
DEPARTMENT OF SCIENCE AND TECHNOLOGY

The FPRDI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	74,768,000	₱	19,613,000	₱		₱	94,381,000
Administration of Personnel Benefits		1,237,000						1,237,000

Sub-total, General Administration and Support		76,005,000		19,613,000				95,618,000

Operations
FOREST PRODUCTS RESEARCH AND DEVELOPMENT PROGRAM		52,375,000		22,913,000		6,530,000		81,818,000

Scientific Research and Development Services on Wood and Non-Wood Forest Products		52,375,000		22,913,000		6,530,000		81,818,000
FOREST PRODUCTS TECHNOLOGY TRANSFER PROGRAM		20,285,000		10,851,000				31,136,000

Technology Transfer/Promotion on Wood and Non-Wood Forest Products		20,285,000		10,851,000				31,136,000
FOREST PRODUCTS SCIENCE AND TECHNOLOGY SERVICES PROGRAM		10,136,000		12,240,000				22,376,000

Testing, Analysis and Other Technical Services on Wood and Non-Wood Forest Products		10,136,000		12,240,000				22,376,000

Sub-total, Operations		82,796,000		46,004,000		6,530,000		135,330,000

Total, Regular Programs		158,801,000		65,617,000		6,530,000		230,948,000

PROJECT(S)
Locally-Funded Project(s)
Strategic Planning, Project Management, and IT Development				2,672,000				2,672,000
Establishment of Regional Forest Products Innovation and Training Center in the Philippines				20,154,000		8,740,000		28,894,000
Establishment of Fire Testing Laboratory for R&D and S&T Services (Ancillary Civil Works)				4,100,000		9,300,000		13,400,000

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Establishment of FPRDI Wastewater Facility				2,720,000		8,000,000		10,720,000

Sub-total, Locally-Funded Project(s)				29,646,000		26,040,000		55,686,000

Total, Project(s)				29,646,000		26,040,000		55,686,000

TOTAL NEW APPROPRIATIONS	₱	158,801,000	₱	95,263,000	₱	32,570,000	₱	286,634,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	90,070

Total Permanent Positions	90,070

Other Compensation Common to All
Personnel Economic Relief Allowance	4,296
Representation Allowance	984
Transportation Allowance	984
Clothing and Uniform Allowance	1,253
Mid-Year Bonus - Civilian	7,507
Year End Bonus	7,507
Cash Gift	895
Productivity Enhancement Incentive	895
Step Increment	225

Total Other Compensation Common to All	24,546

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	39,955

Total Other Compensation for Specific Groups	39,955

Other Benefits
PAG-IBIG Contributions	430
PhilHealth Contributions	2,229
Employees Compensation Insurance Premiums	214
Loyalty Award - Civilian	120
Terminal Leave	1,237

Total Other Benefits	4,230

Total Personnel Services	158,801

Maintenance and Other Operating Expenses
Travelling Expenses	11,545
Training and Scholarship Expenses	3,700

JANUARY 5, 2026	OFFICIAL GAZETTE	177
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Supplies and Materials Expenses	20,370
Utility Expenses	10,020
Communication Expenses	1,983
Survey, Research, Exploration and Development Expenses	2,572
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	11,505
General Services	5,000
Repairs and Maintenance	14,253
Taxes, Insurance Premiums and Other Fees	1,560
Labor and Wages	2,650
Other Maintenance and Operating Expenses
Advertising Expenses	20
Printing and Publication Expenses	1,100
Representation Expenses	1,728
Transportation and Delivery Expenses	400
Rent/Lease Expenses	655
Membership Dues and Contributions to Organizations	600
Subscription Expenses	2,522
Other Maintenance and Operating Expenses	2,944

Total Maintenance and Other Operating Expenses	95,263

Total Current Operating Expenditures	254,064

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	1,000
Machinery and Equipment Outlay	31,320
Furniture, Fixtures and Books Outlay	250

Total Capital Outlays	32,570

TOTAL NEW APPROPRIATIONS	286,634

E. INDUSTRIAL TECHNOLOGY DEVELOPMENT INSTITUTE

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	585,922,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	59,362,000	₱	14,323,000	₱		₱	73,685,000
Operations		249,285,000		160,387,000		15,900,000		425,572,000

INDUSTRIAL TECHNOLOGY RESEARCH AND DEVELOPMENT PROGRAM		132,623,000		91,969,000		12,850,000		237,442,000
INDUSTRIAL TECHNOLOGY TRANSFER PROGRAM		33,038,000		6,851,000				39,889,000

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INDUSTRIAL TECHNOLOGY TECHNICAL SERVICES PROGRAM		83,624,000		61,567,000		3,050,000		148,241,000

Total, Regular Programs		308,647,000		174,710,000		15,900,000		499,257,000

B. PROJECT(S)
Locally-Funded Project(s)				10,187,000		76,478,000		86,665,000

Total, Project(s)				10,187,000		76,478,000		86,665,000

TOTAL NEW APPROPRIATIONS	₱	308,647,000	₱	184,897,000	₱	92,378,000	₱	585,922,000

Special Provision(s)

1. Calibration Fees and Other Metrological Works. Of the amounts appropriated herein, Six Million Pesos (P6,000,000) shall be used for the enhancement of the capabilities of the National Metrology Laboratory (NML) and modernization of metrological and measurement standard activities sourced from fifty percent (50%) of the fees and charges collected from calibration services and other metrological works of the NML in accordance with Section 18 of R.A. No. 9236.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The Industrial Technology Development Institute (ITDI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) ITDI’s website.

The ITDI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	43,882,000	₱	12,432,000	₱		₱	56,314,000
Administration of Personnel Benefits		323,000						323,000
Evaluation, Coordination and Monitoring of Industrial Programs/Projects and Management Information System		15,157,000		1,891,000				17,048,000

Sub-total, General Administration and Support		59,362,000		14,323,000				73,685,000

Operations
INDUSTRIAL TECHNOLOGY RESEARCH AND DEVELOPMENT PROGRAM		132,623,000		91,969,000		12,850,000		237,442,000

Research and Development of Technologies in Industrial Manufacturing, Mineral Processing and Energy		132,623,000		91,969,000		12,850,000		237,442,000

JANUARY 5, 2026	OFFICIAL GAZETTE	179
DEPARTMENT OF SCIENCE AND TECHNOLOGY

INDUSTRIAL TECHNOLOGY TRANSFER PROGRAM		33,038,000		6,851,000				39,889,000

Transfer of Technologies in Industrial Manufacturing, Mineral Processing and Energy				2,915,000				2,915,000
Promotion and Marketing of Industrial Technologies and Services		33,038,000		3,936,000				36,974,000
INDUSTRIAL TECHNOLOGY TECHNICAL SERVICES PROGRAM		83,624,000		61,567,000		3,050,000		148,241,000

Testing and Analysis of Materials/Products, Calibration of Instruments and Apparatus and Other Technical Services		83,624,000		61,567,000		3,050,000		148,241,000

Sub-total, Operations		249,285,000		160,387,000		15,900,000		425,572,000

Total, Regular Programs		308,647,000		174,710,000		15,900,000		499,257,000

PROJECT(S)
Locally-Funded Project(s)
Repair/Renovation and Maintenance of ITDI Buildings and Facilities						76,478,000		76,478,000
ASEAN Conference and Training Workshop on Toxicity, Safety, Biocompatibility, and Standard Testing Evaluation of Biomaterials, Medical Devices, and Combination Products				8,187,000				8,187,000
Development of Cost-Effective Wastewater Treatment Systems for Local Government Units in the Province of Bulacan to Facilitate Compliance to the Supreme Court Continuing Mandamus Order on Manila Bay				2,000,000				2,000,000

Sub-total, Locally-Funded Project(s)				10,187,000		76,478,000		86,665,000

Total, Project(s)				10,187,000		76,478,000		86,665,000

TOTAL NEW APPROPRIATIONS	₱	308,647,000	₱	184,897,000	₱	92,378,000	₱	585,922,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	169,916

Total Permanent Positions	169,916

Other Compensation Common to All
Personnel Economic Relief Allowance	7,608

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Representation Allowance	768
Transportation Allowance	768
Clothing and Uniform Allowance	2,219
Mid-Year Bonus - Civilian	14,160
Year End Bonus	14,160
Cash Gift	1,585
Productivity Enhancement Incentive	1,585
Step Increment	425

Total Other Compensation Common to All	43,278

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	63,903

Total Other Compensation for Specific Groups	63,903

Other Benefits
PAG-IBIG Contributions	761
PhilHealth Contributions	4,207
Employees Compensation Insurance Premiums	381
Loyalty Award - Civilian	205
Terminal Leave	323

Total Other Benefits	5,877

Non-Permanent Positions	25,673

Total Personnel Services	308,647

Maintenance and Other Operating Expenses
Travelling Expenses	7,206
Training and Scholarship Expenses	13,611
Supplies and Materials Expenses	35,919
Utility Expenses	34,767
Communication Expenses	1,935
Survey, Research, Exploration and Development Expenses	13,662
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	18,200
General Services	15,735
Repairs and Maintenance	19,413
Taxes, Insurance Premiums and Other Fees	4,475
Other Maintenance and Operating Expenses
Advertising Expenses	390
Printing and Publication Expenses	450
Representation Expenses	1,068
Transportation and Delivery Expenses	139
Rent/Lease Expenses	315
Membership Dues and Contributions to Organizations	553
Subscription Expenses	12,616
Other Maintenance and Operating Expenses	4,307

Total Maintenance and Other Operating Expenses	184,897

Total Current Operating Expenditures	493,544

JANUARY 5, 2026	OFFICIAL GAZETTE	181
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	76,478
Machinery and Equipment Outlay	13,200
Transportation Equipment Outlay	2,700

Total Capital Outlays	92,378

TOTAL NEW APPROPRIATIONS	585,922

F. METALS INDUSTRY RESEARCH AND DEVELOPMENT CENTER

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	303,255,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	70,180,000	₱	30,643,000	₱		₱	100,823,000
Operations		137,033,000		37,494,000				174,527,000

METALS INDUSTRY RESEARCH PROGRAM		75,989,000		28,893,000				104,882,000
METALS INDUSTRY TECHNOLOGY TRANSFER PROGRAM		31,012,000		3,833,000				34,845,000
METALS INDUSTRY SCIENCE AND TECHNOLOGY SERVICES PROGRAM		30,032,000		4,768,000				34,800,000

Total, Regular Programs		207,213,000		68,137,000				275,350,000

B. PROJECT(S)
Locally-Funded Project(s)				5,905,000		22,000,000		27,905,000

Total, Project(s)				5,905,000		22,000,000		27,905,000

TOTAL NEW APPROPRIATIONS	₱	207,213,000	₱	74,042,000	₱	22,000,000	₱	303,255,000

Special Provision(s)

1. Reporting and Posting Requirements. The Metals Industry Research and Development Center (MIRDC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) MIRDC’s website.

The MIRDC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	68,164,000	₱	30,643,000	₱		₱	98,807,000
Administration of Personnel Benefits		2,016,000						2,016,000

Sub-total, General Administration and Support		70,180,000		30,643,000				100,823,000

Operations
METALS INDUSTRY RESEARCH PROGRAM		75,989,000		28,893,000				104,882,000

Prototype and Process Development Through Metalcasting, Metalworking and Surface Engineering Processes		75,989,000		17,255,000				93,244,000
Operation and Management of the Mold Technology Support Center (MTSC)				11,638,000				11,638,000
METALS INDUSTRY TECHNOLOGY TRANSFER PROGRAM		31,012,000		3,833,000				34,845,000

Technical Assistance and Technology Transfer Through Consultancy, Training and Information Awareness Program		31,012,000		3,833,000				34,845,000
METALS INDUSTRY SCIENCE AND TECHNOLOGY SERVICES PROGRAM		30,032,000		4,768,000				34,800,000

Testing, Analysis and Calibration Services		30,032,000		4,768,000				34,800,000

Sub-total, Operations		137,033,000		37,494,000				174,527,000

Total, Regular Programs		207,213,000		68,137,000				275,350,000

PROJECT(S)
Locally-Funded Project(s)
Advancement of Information and Communication Technology (ICT) and Implementation of Information Security Management System (ISMS) in MIRDC - (AIM)				5,905,000				5,905,000
Retrofitting and Renovation of Steel Building						16,000,000		16,000,000
Replacement of All Dilapidated Roofing of MIRDC Buildings						6,000,000		6,000,000

Sub-total, Locally-Funded Project(s)				5,905,000		22,000,000		27,905,000

Total, Project(s)				5,905,000		22,000,000		27,905,000

TOTAL NEW APPROPRIATIONS	₱	207,213,000	₱	74,042,000	₱	22,000,000	₱	303,255,000

JANUARY 5, 2026	OFFICIAL GAZETTE	183
DEPARTMENT OF SCIENCE AND TECHNOLOGY

New Appropriations, by Object of Expenditures
(In Thousand Pesos)
Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	112,770

Total Permanent Positions	112,770

Other Compensation Common to All
Personnel Economic Relief Allowance	5,112
Representation Allowance	636
Transportation Allowance	636
Clothing and Uniform Allowance	1,491
Mid-Year Bonus - Civilian	9,397
Year End Bonus	9,397
Cash Gift	1,065
Productivity Enhancement Incentive	1,065
Step Increment	282

Total Other Compensation Common to All	29,081

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	57,909

Total Other Compensation for Specific Groups	57,909

Other Benefits
PAG-IBIG Contributions	511
PhilHealth Contributions	2,752
Employees Compensation Insurance Premiums	256
Loyalty Award - Civilian	215
Terminal Leave	2,016

Total Other Benefits	5,750

Non-Permanent Positions	1,703

Total Personnel Services	207,213

Maintenance and Other Operating Expenses
Travelling Expenses	1,932
Training and Scholarship Expenses	500
Supplies and Materials Expenses	6,391
Utility Expenses	21,250
Communication Expenses	1,119
Survey, Research, Exploration, and Development Expenses	4,670

184	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	7,374
General Services	9,118
Repairs and Maintenance	7,282
Taxes, Insurance Premiums and Other Fees	5,884
Other Maintenance and Operating Expenses
Advertising Expenses	40
Printing and Publication Expenses	175
Representation Expenses	400
Transportation and Delivery Expenses	140
Rent/Lease Expenses	5,070
Membership Dues and Contributions to Organizations	10
Subscription Expenses	2,351
Other Maintenance and Operating Expenses	200

Total Maintenance and Other Operating Expenses	74,042

Total Current Operating Expenditures	281,255

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	22,000

Total Capital Outlays	22,000

TOTAL NEW APPROPRIATIONS	303,255

G. NATIONAL ACADEMY OF SCIENCE AND TECHNOLOGY

For general administration and support, and operations, as indicated hereunder New Appropriations, by Programs/Projects.	₱	171,242,000

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	14,137,000	₱	21,014,000	₱	2,877,000	₱	38,028,000
Operations		7,865,000		121,701,000		3,648,000		133,214,000

SCIENCE AND TECHNOLOGY RECOGNITION AND POLICY ADVISORY PROGRAM		7,865,000		121,701,000		3,648,000		133,214,000

TOTAL NEW APPROPRIATIONS	₱	22,002,000	₱	142,715,000	₱	6,525,000	₱	171,242,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Academy of Science and Technology (NAST) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) NAST’s website.

JANUARY 5, 2026	OFFICIAL GAZETTE	185
DEPARTMENT OF SCIENCE AND TECHNOLOGY

The NAST shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	14,137,000	₱	21,014,000	₱	2,877,000	₱	38,028,000

Sub-total, General Administration and Support		14,137,000		21,014,000		2,877,000		38,028,000

Operations
SCIENCE AND TECHNOLOGY RECOGNITION AND POLICY ADVISORY PROGRAM		7,865,000		121,701,000		3,648,000		133,214,000

Formulation of Policy Recommendations on Relevant Science and Technology Concerns		4,957,000		23,695,000		2,133,000		30,785,000
Screening of Nominations and Granting of Performance Awards and Achievements Incentives for Exemplary Contributions to the Development of Science and Technology in the Country		1,454,000		17,420,000		594,000		19,468,000
Provision of Benefits and Privileges of National Scientists and Members of the Academy, Including Research Fellowship Grants, Pursuant to the Academy’s Charter				65,324,000				65,324,000
Promotion of S&T Achievements Through the Operation and Maintenance of the Philippine Science Heritage Center		1,454,000		5,826,000		297,000		7,577,000
Implementation of the Scientific Career System under Executive Order No. 17 s. 2023				9,436,000		624,000		10,060,000

Sub-total, Operations		7,865,000		121,701,000		3,648,000		133,214,000

TOTAL NEW APPROPRIATIONS	₱	22,002,000	₱	142,715,000	₱	6,525,000	₱	171,242,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures

186	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	12,919

Total Permanent Positions	12,919

Other Compensation Common to All
Personnel Economic Relief Allowance	456
Representation Allowance	264
Transportation Allowance	264
Clothing and Uniform Allowance	133
Mid-Year Bonus - Civilian	1,076
Year End Bonus	1,076
Cash Gift	95
Per Diems	704
Productivity Enhancement Incentive	95
Step Increment	33

Total Other Compensation Common to All	4,196

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	4,114
Anniversary Bonus - Civilian	57

Total Other Compensation for Specific Groups	4,171

Other Benefits
PAG-IBIG Contributions	46
PhilHealth Contributions	297
Employees Compensation Insurance Premiums	22
Loyalty Award - Civilian	30

Total Other Benefits	395

Non-Permanent Positions	321

Total Personnel Services	22,002

Maintenance and Other Operating Expenses
Travelling Expenses	10,735
Training and Scholarship Expenses	250
Supplies and Materials Expenses	4,199
Utility Expenses	1,227
Communication Expenses	1,375
Awards/Rewards and Prizes	66,684
Survey, Research, Exploration and Development Expenses	4,320
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	18,575
General Services	2,619

JANUARY 5, 2026	OFFICIAL GAZETTE	187
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Repairs and Maintenance	4,446
Taxes, Insurance Premiums and Other Fees	675
Other Maintenance and Operating Expenses
Advertising Expenses	1,095
Printing and Publication Expenses	2,854
Representation Expenses	15,756
Transportation and Delivery Expenses	108
Rent/Lease Expenses	1,642
Membership Dues and Contributions to Organizations	245
Subscription Expenses	2,242
Bank Transaction Fee	16
Other Maintenance and Operating Expenses	3,516

Total Maintenance and Other Operating Expenses	142,715

Total Current Operating Expenditures	164,717

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	6,525

Total Capital Outlays	6,525

TOTAL NEW APPROPRIATIONS	171,242

H. NATIONAL RESEARCH COUNCIL OF THE PHILIPPINES

For general administration and support, support to operations, and operations, as indicated hereunder	₱	255,523,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	26,280,000	₱	13,006,000	₱	700,000	₱	39,986,000
Support to Operations		4,996,000		19,739,000		2,935,000		27,670,000
Operations		10,254,000		177,613,000				187,867,000

POLICY DEVELOPMENT FOR SCIENCE AND TECHNOLOGY ADVISORY PROGRAM		2,033,000		770,000				2,803,000
BASIC RESEARCH AND DEVELOPMENT MANAGEMENT PROGRAM		8,221,000		176,843,000				185,064,000

TOTAL NEW APPROPRIATIONS	₱	41,530,000	₱	210,358,000	₱	3,635,000	₱	255,523,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Research Council of the Philippines (NRCP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

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(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) NRCP’s website.

The NRCP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	25,630,000	₱	13,006,000	₱	700,000	₱	39,336,000
Administration of Personnel Benefits		650,000						650,000

Sub-total, General Administration and Support		26,280,000		13,006,000		700,000		39,986,000

Support to Operations
NRCP Library Operation		4,497,000		305,000				4,802,000
IT Support		499,000		19,434,000		2,935,000		22,868,000

Sub-total, Support to Operations		4,996,000		19,739,000		2,935,000		27,670,000

Operations
POLICY DEVELOPMENT FOR SCIENCE AND TECHNOLOGY ADVISORY PROGRAM		2,033,000		770,000				2,803,000

Research Based Policy Development for S&T and Issues of National Concern		2,033,000		770,000				2,803,000
BASIC RESEARCH AND DEVELOPMENT MANAGEMENT PROGRAM		8,221,000		176,843,000				185,064,000

Development, Integration and Coordination of the National Research System for Basic Research		7,333,000		174,809,000				182,142,000
Programming, Monitoring and Evaluation of Basic Research and other Resource Requirements		888,000		2,034,000				2,922,000

Sub-total, Operations		10,254,000		177,613,000				187,867,000

TOTAL NEW APPROPRIATIONS	₱	41,530,000	₱	210,358,000	₱	3,635,000	₱	255,523,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures

JANUARY 5, 2026	OFFICIAL GAZETTE	189
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	23,664

Total Permanent Positions	23,664

Other Compensation Common to All
Personnel Economic Relief Allowance	936
Representation Allowance	336
Transportation Allowance	336
Clothing and Uniform Allowance	273
Honoraria	3,000
Mid-Year Bonus - Civilian	1,973
Year End Bonus	1,973
Cash Gift	195
Productivity Enhancement Incentive	195
Step Increment	60

Total Other Compensation Common to All	9,277

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	7,209

Total Other Compensation for Specific Groups	7,209

Other Benefits
PAG-IBIG Contributions	93
PhilHealth Contributions	570
Employees Compensation Insurance Premiums	47
Loyalty Award - Civilian	20
Terminal Leave	650

Total Other Benefits	1,380

Total Personnel Services	41,530

Maintenance and Other Operating Expenses
Travelling Expenses	4,309
Training and Scholarship Expenses	1,150
Supplies and Materials Expenses	9,393
Utility Expenses	2,800
Communication Expenses	1,828
Awards/Rewards and Prizes	720
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	20,887
General Services	1,745
Repairs and Maintenance	1,855
Financial Assistance/Subsidy	157,429
Taxes, Insurance Premiums and Other Fees	440

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Other Maintenance and Operating Expenses
Advertising Expenses	150
Printing and Publication Expenses	182
Representation Expenses	5,521
Transportation and Delivery Expenses	15
Rent/Lease Expenses	251
Subscription Expenses	1,537
Other Maintenance and Operating Expenses	10

Total Maintenance and Other Operating Expenses	210,358

Total Current Operating Expenditures	251,888

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	700
Machinery and Equipment Outlay	2,935

Total Capital Outlays	3,635

TOTAL NEW APPROPRIATIONS	255,523

I. PHILIPPINE ATMOSPHERIC, GEOPHYSICAL AND ASTRONOMICAL SERVICES ADMINISTRATION

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	2,838,780,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	259,191,000	₱	52,026,000	₱		₱	311,217,000
Support to Operations		51,071,000		405,951,000		61,625,000		518,647,000
Operations		406,573,000		351,111,000				757,684,000

WEATHER AND CLIMATE FORECASTING AND WARNING PROGRAM		334,902,000		241,126,000				576,028,000
FLOOD FORECASTING AND WARNING PROGRAM		22,529,000		67,358,000				89,887,000
RESEARCH AND DEVELOPMENT ON ATMOSPHERIC, GEOPHYSICAL AND ASTRONOMICAL AND ALLIED SCIENCES PROGRAM		49,142,000		42,627,000				91,769,000

Total, Regular Programs		716,835,000		809,088,000		61,625,000		1,587,548,000

B. PROJECT(S)
Locally-Funded Project(s)				570,215,000		681,017,000		1,251,232,000

JANUARY 5, 2026	OFFICIAL GAZETTE	191
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Total, Project(s)				570,215,000		681,017,000		1,251,232,000

TOTAL NEW APPROPRIATIONS	₱	716,835,000	₱	1,379,303,000	₱	742,642,000	₱	2,838,780,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Atmospheric, Geophysical and Astronomical Services Administration (PAGASA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PAGASA’s website.

The PAGASA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	242,322,000	₱	52,026,000	₱		₱	294,348,000
Administration of Personnel Benefits		16,869,000						16,869,000

Sub-total, General Administration and Support		259,191,000		52,026,000				311,217,000

Support to Operations
Operation and Maintenance of Weather Surveillance Radar Network				114,744,000				114,744,000
Installation, Repair and Maintenance of Telemetering Multiplex System for Flood Forecasting and Warning Systems of the 18 Major River Basins				5,295,000				5,295,000
Construction/Repair/Rehabilitation of Damaged Weather Stations and ICT Equipment and Facilities		51,071,000		285,912,000		61,625,000		398,608,000

Sub-total, Support to Operations		51,071,000		405,951,000		61,625,000		518,647,000

Operations
WEATHER AND CLIMATE FORECASTING AND WARNING PROGRAM		334,902,000		241,126,000				576,028,000

Typhoon and Weather Warning, Including Marine and Aviation Forecasting and Operation of Meteorological Communication and Regional Forecast Center		88,290,000		23,652,000				111,942,000

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Climate Data Management, Agrometeorological and Climate Change Research and Development	33,424,000	14,131,000		47,555,000
Observation, Measurement, Recording and Reporting of Atmospheric, Geophysical and Astronomical Data, Including the Operation and Maintenance of Automated Observational Data from Surface and Upper-Air Observation Network	213,188,000	198,902,000		412,090,000
Operation of Upgraded Meteorological Satellite Receiving and Processing Systems		4,441,000		4,441,000
FLOOD FORECASTING AND WARNING PROGRAM	22,529,000	67,358,000		89,887,000

Flood Forecasting and Hydro-Meteorological Services	22,529,000	23,460,000		45,989,000
Operation and Maintenance of the Flood Forecasting and Warning System for Dam Operation		43,898,000		43,898,000
RESEARCH AND DEVELOPMENT ON ATMOSPHERIC, GEOPHYSICAL AND ASTRONOMICAL AND ALLIED SCIENCES PROGRAM	49,142,000	42,627,000		91,769,000

Research on Atmospheric, Geophysical and Allied Sciences	49,142,000	34,525,000		83,667,000
Operation and Maintenance of Astronomical Observatories/Planetarium Including the Provisions of Standard Time Services		8,102,000		8,102,000

Sub-total, Operations	406,573,000	351,111,000		757,684,000

Total, Regular Programs	716,835,000	809,088,000	61,625,000	1,587,548,000

PROJECT(S)
Locally-Funded Project(s)
Construction of National Meteorological and Climate Center (NMCC) Building			49,300,000	49,300,000
Development of an Interactive El Niño Response Matrix Tool (ERMat) to Trigger Early Action for Drought		2,174,000		2,174,000
Establishment of New Doppler Weather Radar			450,000,000	450,000,000
Establishment of an Integrated Hydrological Data Management System (HDMS) for Flood Forecasters - Phase IV		12,795,000	16,017,000	28,812,000
Development of an Early Warning System for Monitoring, Forecasting and Projecting Climate Change Impacts on Heat-Related Health Risks		2,730,000		2,730,000
Operational Monsoon Monitoring System in the Philippines (MonsoonWatch-PH)		2,532,000		2,532,000

JANUARY 5, 2026	OFFICIAL GAZETTE	193
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Enhancing Tropical Cyclone Monitoring, Hazard Assessment, Preparedness, and Mitigation through Web and Mobile Applications (TC Locate N Shield)				4,684,000				4,684,000
FLOODSMART: Flood Operational Decision Support Through Modelling and Analytics for Resilient Watersheds				24,300,000		30,700,000		55,000,000
Observing Facilities and Equipment Maintenance				341,000,000				341,000,000
Enhancing Financial Support for Operational Sustainability and Hydrological Equipment and Facilities				100,000,000				100,000,000
Establishment of Flood Forecasting and Warning Systems in Yawa-Makabalo River Basins (Legazpi City)						15,000,000		15,000,000
AI-Powered Weather Forecasting for a Resilient Philippines (AI4RP)				80,000,000				80,000,000
Establishment of X-Band Radar in Jalaur River Basin						120,000,000		120,000,000

Sub-total, Locally-Funded Project(s)				570,215,000		681,017,000		1,251,232,000

Total, Project(s)				570,215,000		681,017,000		1,251,232,000

TOTAL NEW APPROPRIATIONS	₱	716,835,000	₱	1,379,303,000	₱	742,642,000	₱	2,838,780,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary								389,900

Total Permanent Positions								389,900

Other Compensation Common to All
Personnel Economic Relief Allowance								20,424
Representation Allowance								984
Transportation Allowance								984
Clothing and Uniform Allowance								6,048
Mid-Year Bonus - Civilian								32,493
Year End Bonus								32,493
Cash Gift								4,320
Productivity Enhancement Incentive								4,320
Step Increment								975

Total Other Compensation Common to All								103,041

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel								165,605
Night Shift Differential Pay								27,937

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Total Other Compensation for Specific Groups	193,542

Other Benefits
PAG-IBIG Contributions	2,075
PhilHealth Contributions	9,687
Employees Compensation Insurance Premiums	1,036
Loyalty Award - Civilian	685
Terminal Leave	16,869

Total Other Benefits	30,352

Total Personnel Services	716,835

Maintenance and Other Operating Expenses
Travelling Expenses	23,928
Training and Scholarship Expenses	35,637
Supplies and Materials Expenses	195,074
Utility Expenses	97,527
Communication Expenses	98,797
Survey, Research, Exploration and Development Expenses	7,216
Confidential, Intelligence and Extraordinary Expenses Extraordinary and Miscellaneous Expenses	136
Professional Services	75,590
General Services	41,030
Repairs and Maintenance	677,777
Taxes, Insurance Premiums and Other Fees	34,617
Other Maintenance and Operating Expenses
Advertising Expenses	170
Printing and Publication Expenses	1,214
Representation Expenses	3,229
Transportation and Delivery Expenses	1,000
Rent/Lease Expenses	5,268
Membership Dues and Contributions to Organizations	50
Subscription Expenses	80,493
Other Maintenance and Operating Expenses	550

Total Maintenance and Other Operating Expenses	1,379,303

Total Current Operating Expenditures	2,096,138

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	99,300
Machinery and Equipment Outlay	643,342

Total Capital Outlays	742,642

TOTAL NEW APPROPRIATIONS	2,838,780

J. PHILIPPINE COUNCIL FOR AGRICULTURE, AQUATIC AND NATURAL RESOURCES RESEARCH AND DEVELOPMENT

For general administration and support, and operations, as indicated hereunder	₱	1,685,546,000

New Appropriations, by Programs/Projects

JANUARY 5, 2026	OFFICIAL GAZETTE	195
DEPARTMENT OF SCIENCE AND TECHNOLOGY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	81,347,000	₱	40,196,000	₱	13,187,000	₱	134,730,000
Operations		131,935,000		1,418,881,000				1,550,816,000

NATIONAL AANR SECTOR R&D PROGRAM		131,935,000		1,418,881,000				1,550,816,000

TOTAL NEW APPROPRIATIONS	₱	213,282,000	₱	1,459,077,000	₱	13,187,000	₱	1,685,546,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Council for Agriculture, Aquatic and Natural Resources Research and Development (PCAARRD) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PCAARRD’s website.

The PCAARRD shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	65,812,000	₱	40,196,000	₱	13,187,000	₱	119,195,000
Administration of Personnel Benefits		15,535,000						15,535,000

Sub-total, General Administration and Support		81,347,000		40,196,000		13,187,000		134,730,000

Operations
NATIONAL AANR SECTOR R&D PROGRAM		131,935,000		1,418,881,000				1,550,816,000

Development, Integration and Coordination of the National Research System for the AANR Sector		131,935,000		1,418,881,000				1,550,816,000

Sub-total, Operations		131,935,000		1,418,881,000				1,550,816,000

TOTAL NEW APPROPRIATIONS	₱	213,282,000	₱	1,459,077,000	₱	13,187,000	₱	1,685,546,000

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New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	120,731

Total Permanent Positions	120,731

Other Compensation Common to All
Personnel Economic Relief Allowance	5,016
Representation Allowance	1,140
Transportation Allowance	1,140
Clothing and Uniform Allowance	1,463
Honoraria	641
Mid-Year Bonus - Civilian	10,061
Year End Bonus	10,061
Cash Gift	1,045
Productivity Enhancement Incentive	1,045
Step Increment	301

Total Other Compensation Common to All	31,913

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	41,290

Total Other Compensation for Specific Groups	41,290

Other Benefits
PAG-IBIG Contributions	502
PhilHealth Contributions	2,960
Employees Compensation Insurance Premiums	251
Loyalty Award - Civilian	100
Terminal Leave	15,535

Total Other Benefits	19,348

Total Personnel Services	213,282

Maintenance and Other Operating Expenses
Travelling Expenses	27,972
Training and Scholarship Expenses	3,900
Supplies and Materials Expenses	20,399
Utility Expenses	11,800
Communication Expenses	14,191
Survey, Research, Exploration and Development Expenses	29

JANUARY 5, 2026	OFFICIAL GAZETTE	197
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Confidential, Intelligence and Extraordinary Expenses Extraordinary and Miscellaneous Expenses	136
Professional Services	82,538
General Services	19,325
Repairs and Maintenance	19,142
Financial Assistance/Subsidy	1,229,736
Taxes, Insurance Premiums and Other Fees	2,047
Other Maintenance and Operating Expenses
Advertising Expenses	254
Printing and Publication Expenses	6,867
Representation Expenses	9,147
Transportation and Delivery Expenses	400
Rent/Lease Expenses	7,125
Subscription Expenses	3,337
Other Maintenance and Operating Expenses	732

Total Maintenance and Other Operating Expenses	1,459,077

Total Current Operating Expenditures	1,672,359

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	10,487
Transportation Equipment Outlay	2,700

Total Capital Outlays	13,187

TOTAL NEW APPROPRIATIONS	1,685,546

K. PHILIPPINE COUNCIL FOR HEALTH RESEARCH AND DEVELOPMENT

For general administration and support, and operations, as indicated hereunder	₱	905,406,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	26,566,000	₱	5,826,000	₱	3,410,000	₱	35,802,000
Operations		39,229,000		830,375,000				869,604,000

NATIONAL HEALTH RESEARCH AND DEVELOPMENT PROGRAM		39,229,000		830,375,000				869,604,000

TOTAL NEW APPROPRIATIONS	₱	65,795,000	₱	836,201,000	₱	3,410,000	₱	905,406,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Council for Health Research and Development (PCHRD) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PCHRD’s website.

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The PCHRD shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	23,779,000	₱	5,826,000	₱	3,410,000	₱	33,015,000
Administration of Personnel Benefits		2,787,000						2,787,000

Sub-total, General Administration and Support		26,566,000		5,826,000		3,410,000		35,802,000

Operations
NATIONAL HEALTH RESEARCH AND DEVELOPMENT PROGRAM		39,229,000		830,375,000				869,604,000

Development, Integration, Management and Coordination of the National Health Research System for Health and Related Fields		39,229,000		830,375,000				869,604,000

Sub-total, Operations		39,229,000		830,375,000				869,604,000

TOTAL NEW APPROPRIATIONS	₱	65,795,000	₱	836,201,000	₱	3,410,000	₱	905,406,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	40,189

Total Permanent Positions	40,189

Other Compensation Common to All
Personnel Economic Relief Allowance	1,584
Representation Allowance	408
Transportation Allowance	408

JANUARY 5, 2026	OFFICIAL GAZETTE	199
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Clothing and Uniform Allowance	462
Honoraria	299
Mid-Year Bonus - Civilian	3,349
Year End Bonus	3,349
Cash Gift	330
Productivity Enhancement Incentive	330
Step Increment	100

Total Other Compensation Common to All	10,619

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	10,952

Total Other Compensation for Specific Groups	10,952

Other Benefits
PAG-IBIG Contributions	159
PhilHealth Contributions	975
Employees Compensation Insurance Premiums	79
Loyalty Award - Civilian	35
Terminal Leave	2,787

Total Other Benefits	4,035

Total Personnel Services	65,795

Maintenance and Other Operating Expenses
Travelling Expenses	5,700
Training and Scholarship Expenses	4,078
Supplies and Materials Expenses	3,706
Utility Expenses	4,600
Communication Expenses	4,120
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	29,250
General Services	4,760
Repairs and Maintenance	1,950
Financial Assistance/Subsidy	768,927
Taxes, Insurance Premiums and Other Fees	1,080
Other Maintenance and Operating Expenses
Advertising Expenses	80
Printing and Publication Expenses	1,000
Representation Expenses	2,500
Rent/Lease Expenses	200
Subscription Expenses	3,100
Other Maintenance and Operating Expenses	1,014

Total Maintenance and Other Operating Expenses	836,201

Total Current Operating Expenditures	901,996

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	610

200	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Transportation Equipment Outlay	2,800

Total Capital Outlays	3,410

TOTAL NEW APPROPRIATIONS	905,406

L. PHILIPPINE COUNCIL FOR INDUSTRY, ENERGY AND EMERGING TECHNOLOGY RESEARCH AND DEVELOPMENT

For general administration and support, and operations, as indicated hereunder							₱	1,126,506,000

New Appropriations, by Programs/Projects
	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	33,380,000	₱	16,439,000	₱		₱	49,819,000
Operations		49,661,000		1,021,586,000		5,440,000		1,076,687,000

NATIONAL INDUSTRY, ENERGY AND EMERGING TECHNOLOGY SECTORS R&D PROGRAM		49,661,000		1,021,586,000		5,440,000		1,076,687,000

TOTAL NEW APPROPRIATIONS	₱	83,041,000	₱	1,038,025,000	₱	5,440,000	₱	1,126,506,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Council for Industry, Energy and Emerging Technology Research and Development (PCIEERD) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PCIEERD’s website.

The PCIEERD shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	32,912,00	₱	16,439,000	₱	₱	49,351,000
Administration of Personnel Benefits		468,000					468,000

Sub-total, General Administration and Support		33,380,000		16,439,000			49,819,000

JANUARY 5, 2026	OFFICIAL GAZETTE	201
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Operations
NATIONAL INDUSTRY, ENERGY AND EMERGING TECHNOLOGY SECTORS R&D PROGRAM		49,661,000		1,021,586,000		5,440,000		1,076,687,000

Development, Integration and Coordination of the National Research System for Industry, Energy and Emerging Technology Sectors		49,661,000		1,021,586,000		5,440,000		1,076,687,000

Sub-total, Operations		49,661,000		1,021,586,000		5,440,000		1,076,687,000

TOTAL NEW APPROPRIATIONS	₱	83,041,000	₱	1,038,025,000	₱	5,440,000	₱	1,126,506,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	48,907

Total Permanent Positions	48,907

Other Compensation Common to All
Personnel Economic Relief Allowance	1,656
Representation Allowance	738
Transportation Allowance	738
Clothing and Uniform Allowance	483
Honoraria	300
Mid-Year Bonus - Civilian	4,076
Year End Bonus	4,076
Cash Gift	345
Productivity Enhancement Incentive	345
Step Increment	123

Total Other Compensation Common to All	12,880

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	19,300

Total Other Compensation for Specific Groups	19,300

Other Benefits
PAG-IBIG Contributions	166
PhilHealth Contributions	1,182
Employees Compensation Insurance Premiums	83
Loyalty Award - Civilian	55

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GENERAL APPROPRIATIONS ACT, FY 2026

Terminal Leave	468

Total Other Benefits	1,954

Total Personnel Services	83,041

Maintenance and Other Operating Expenses
Travelling Expenses	350
Training and Scholarship Expenses	100
Supplies and Materials Expenses	2,348
Utility Expenses	3,894
Communication Expenses	3,829
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	1,724
General Services	1,880
Repairs and Maintenance	1,400
Financial Assistance/Subsidy	985,045
Taxes, Insurance Premiums and Other Fees	584
Other Maintenance and Operating Expenses
Representation Expenses	200
Rent/Lease Expenses	240
Subscription Expenses	36,135
Other Maintenance and Operating Expense	160

Total Maintenance and Other Operating Expenses	1,038,025

Total Current Operating Expenditures	1,121,066

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	5,440

Total Capital Outlays	5,440

TOTAL NEW APPROPRIATIONS	1,126,506

M. PHILIPPINE INSTITUTE OF VOLCANOLOGY AND SEISMOLOGY

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	1,057,033,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	78,908,000	₱	125,389,000	₱	21,285,000	₱	225,582,000

JANUARY 5, 2026	OFFICIAL GAZETTE	203
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Support to Operations				2,646,000				2,646,000
Operations		106,659,000		175,640,000		252,729,000		535,028,000

VOLCANO, EARTHQUAKE AND TSUNAMI MONITORING AND WARNING PROGRAM		72,322,000		131,010,000		201,396,000		404,728,000
VOLCANO, EARTHQUAKE AND TSUNAMI HAZARDS MAPPING, RISK ASSESSMENT AND RESEARCH AND DEVELOPMENT PROGRAM		23,507,000		32,280,000		48,123,000		103,910,000
VOLCANO, EARTHQUAKE AND TSUNAMI DISASTER PREPAREDNESS AND RISK REDUCTION PROGRAM		10,830,000		12,350,000		3,210,000		26,390,000

Total, Regular Programs		185,567,000		303,675,000		274,014,000		763,256,000

B. PROJECT(S)
Locally-Funded Project(s)				134,157,000		159,620,000		293,777,000

Total, Project(s)				134,157,000		159,620,000		293,777,000

TOTAL NEW APPROPRIATIONS	₱	185,567,000	₱	437,832,000	₱	433,634,000	₱	1,057,033,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Institute of Volcanology and Seismology (PHIVOLCS) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PHIVOLCS’ website.

The PHIVOLCS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	76,892,000	₱	125,389,000	₱	21,285,000	₱	223,566,000
Administration of Personnel Benefits		2,016,000						2,016,000

Sub-total, General Administration and Support		78,908,000		125,389,000		21,285,000		225,582,000

Support to Operations
Participation in National and International Scientific and Technological Societies and Conferences/Meetings				2,646,000				2,646,000

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GENERAL APPROPRIATIONS ACT, FY 2026

Sub-total, Support to Operations		2,646,000		2,646,000

Operations
VOLCANO, EARTHQUAKE AND TSUNAMI MONITORING AND WARNING PROGRAM	72,322,000	131,010,000	201,396,000	404,728,000

Operations and Development of Volcano Monitoring and Warning Systems	30,708,000	46,080,000	61,232,000	138,020,000
Operations and Development of Earthquake Monitoring and Information Systems	41,614,000	55,580,000	140,164,000	237,358,000
Operations and Development of Tsunami Monitoring and Warning Systems		29,350,000		29,350,000
VOLCANO, EARTHQUAKE AND TSUNAMI HAZARDS MAPPING, RISK ASSESSMENT AND RESEARCH AND DEVELOPMENT PROGRAM	23,507,000	32,280,000	48,123,000	103,910,000

Volcanological, Seismological and Geophysical Instrumentation Research and Development		16,080,000		16,080,000
Volcanic, Earthquake and Tsunami Hazard Mapping and Risk Assessment		8,850,000		8,850,000
Geo-Scientific Research and Development and Prediction Studies on Volcanic Systems, Earthquakes and Tsunami	23,507,000	7,350,000	48,123,000	78,980,000
VOLCANO, EARTHQUAKE AND TSUNAMI DISASTER PREPAREDNESS AND RISK REDUCTION PROGRAM	10,830,000	12,350,000	3,210,000	26,390,000

Information, Education and Communication Activities for the Promotion of Disaster Preparedness and Risk Reduction	10,830,000	12,350,000	3,210,000	26,390,000

Sub-total, Operations	106,659,000	175,640,000	252,729,000	535,028,000

Total, Regular Programs	185,567,000	303,675,000	274,014,000	763,256,000

PROJECT(S)
Locally-Funded Project(s)
Rehabilitation of Volcano Observatories and Construction of Seismic Vaults and Housing for Volcano Monitoring and Unmanned Seismic Stations for Earthquake Monitoring - Rehabilitation of Volcano Monitoring Stations			18,500,000	18,500,000
Rehabilitation of Earthquake Monitoring Stations			17,800,000	17,800,000
Enhancement of Volcano, Earthquake and Tsunami Warning Systems for Disaster Risk Reduction in the Philippines - Counterpart Fund for JICA Grant Aid Project		19,000,000	58,450,000	77,450,000

JANUARY 5, 2026	OFFICIAL GAZETTE	205
DEPARTMENT OF SCIENCE AND TECHNOLOGY

DYNASLOPE: Development of Site-Specific Threshold for Deep-seated Landslides and Slope Failures				25,518,000				25,518,000
Measurement of Velocities of Earthquake Faults (MOVE FAULTS)				11,047,000		54,500,000		65,547,000
Geospatial Information and Analysis Project for Hazards and Risk Assessment in the Philippines (GeoRiskPH)				55,425,000				55,425,000
REDAS: Capacity-Building of Philippine Local Communities on the Use of REDAS Software				6,000,000		500,000		6,500,000
TEACH VETDRR - Training Educators and Administrators for a Collective Headway Towards Volcano, Earthquake, Tsunami Disaster Risk Reduction				6,230,000		300,000		6,530,000
SIGMA - Surface and Subsurface Investigation of Active Faults Using Integrated Geophysical, Geological, and Paleoseismological Mapping and Research in the Philippines				10,937,000		9,570,000		20,507,000

Sub-total, Locally-Funded Project(s)				134,157,000		159,620,000		293,777,000

Total, Project(s)				134,157,000		159,620,000		293,777,000

TOTAL NEW APPROPRIATIONS	₱	185,567,000	₱	437,832,000	₱	433,634,000	₱	1,057,033,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	102,363

Total Permanent Positions	102,363

Other Compensation Common to All
Personnel Economic Relief Allowance	5,184
Representation Allowance	450
Transportation Allowance	450
Clothing and Uniform Allowance	1,512
Mid-Year Bonus - Civilian	8,531
Year End Bonus	8,531
Cash Gift	1,080
Productivity Enhancement Incentive	1,080
Step Increment	256

Total Other Compensation Common to All	27,074

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	47,669

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Night Shift Differential Pay	3,000

Total Other Compensation for Specific Groups	50,669

Other Benefits
PAG-IBIG Contributions	519
PhilHealth Contributions	2,521
Employees Compensation Insurance Premiums	260
Loyalty Award - Civilian	145
Terminal Leave	2,016

Total Other Benefits	5,461

Total Personnel Services	185,567

Maintenance and Other Operating Expenses
Travelling Expenses	40,322
Training and Scholarship Expenses	12,569
Supplies and Materials Expenses	35,337
Utility Expenses	24,434
Communication Expenses	54,569
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	71,703
General Services	14,832
Repairs and Maintenance	96,895
Taxes, Insurance Premiums and Other Fees	12,016
Other Maintenance and Operating Expenses
Advertising Expenses	70
Printing and Publication Expenses	1,550
Representation Expenses	1,610
Transportation and Delivery Expenses	1,410
Rent/Lease Expenses	35,213
Membership Dues and Contributions to Organizations	100
Subscription Expenses	32,720
Other Maintenance and Operating Expenses	2,346

Total Maintenance and Other Operating Expenses	437,832

Total Current Operating Expenditures	623,399

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	36,300
Machinery and Equipment Outlay	392,514
Transportation Equipment Outlay	4,500
Intangible Assets Outlay	320

Total Capital Outlays	433,634

TOTAL NEW APPROPRIATIONS	1,057,033

JANUARY 5, 2026	OFFICIAL GAZETTE	207
DEPARTMENT OF SCIENCE AND TECHNOLOGY

N. PHILIPPINE NUCLEAR RESEARCH INSTITUTE

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	887,981,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	93,053,000	₱	94,308,000	₱		₱	187,361,000
Support to Operations				1,047,000				1,047,000
Operations		137,171,000		58,739,000				195,910,000

NUCLEAR RESEARCH AND DEVELOPMENT PROGRAM		51,172,000		18,453,000				69,625,000
NUCLEAR SCIENCE AND TECHNOLOGY SERVICES AND ADVISORY PROGRAM		63,820,000		39,324,000				103,144,000
NUCLEAR REGULATIONS, SECURITY AND SAFEGUARDS PROGRAM		22,179,000		962,000				23,141,000

Total, Regular Programs		230,224,000		154,094,000				384,318,000

B. PROJECT(S)
Locally-Funded Project(s)				42,454,000		461,209,000		503,663,000

Total, Project(s)				42,454,000		461,209,000		503,663,000

TOTAL NEW APPROPRIATIONS	₱	230,224,000	₱	196,548,000	₱	461,209,000	₱	887,981,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Nuclear Research Institute (PNRI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PNRI’s website.

The PNRI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

208	OFFICIAL GAZETTE	VOL. 122, NO. 1
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REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	85,816,000	₱	94,118,000	₱	₱	179,934,000
Human Resource Development				190,000			190,000
Administration of Personnel Benefits		7,237,000					7,237,000

Sub-total, General Administration and Support		93,053,000		94,308,000			187,361,000

Support to Operations
Nuclear and Radiation Facilities Utilization				78,000			78,000
Capacity Building for Nuclear S&T under the Framework of Multilateral and Bilateral Cooperation				882,000			882,000
Nuclear Power Program in Support to Presidential Issuances and Relevant Laws				87,000			87,000

Sub-total, Support to Operations				1,047,000			1,047,000

Operations
NUCLEAR RESEARCH AND DEVELOPMENT PROGRAM		51,172,000		18,453,000			69,625,000

Nuclear Research Technology Development and Application		51,172,000		18,453,000			69,625,000
NUCLEAR SCIENCE AND TECHNOLOGY SERVICES AND ADVISORY PROGRAM		63,820,000		39,324,000			103,144,000

Nuclear and Allied Services		42,008,000		37,490,000			79,498,000
Diffusion and Transfer of Nuclear Knowledge and Technologies		21,812,000		1,834,000			23,646,000
NUCLEAR REGULATIONS, SECURITY AND SAFEGUARDS PROGRAM		22,179,000		962,000			23,141,000

Nuclear Regulations, Licensing, Inspection and Security and Safeguards		22,179,000		962,000			23,141,000

Sub-total, Operations		137,171,000		58,739,000			195,910,000

Total, Regular Programs		230,224,000		154,094,000			384,318,000

PROJECT(S)
Locally-Funded Project(s)
Capacity Building to Utilize the Philippine Research Reactor - I (PRR-1) Triga Fuel Subcritical Assembly to Re-establish Nuclear Science Knowledge and Expertise in the Philippines				546,000			546,000

JANUARY 5, 2026	OFFICIAL GAZETTE	209
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Implementation of Strategic Information Systems for Nuclear Safety and Provision of Nuclear Allied Services in the Philippines				7,425,000		6,699,000		14,124,000
Development of a Web-based Office Information Management System				160,000				160,000
Innovating Nuclear Medicine Research and Services: Development of Emerging PET Radiopharmaceuticals for Early Cancer Staging and Assessment of Biologic Functions in Cancer Cells				28,263,000		454,510,000		482,773,000
Project REMOVE As-Radiation Technology for Efficient Mitigation of Contaminated Valuable Waters Containing Arsenic				2,759,000				2,759,000
Establishment of a Two-Storey Radiation Protection Services Facility				3,301,000				3,301,000

Sub-total, Locally-Funded Project(s)				42,454,000		461,209,000		503,663,000

Total, Project(s)				42,454,000		461,209,000		503,663,000

TOTAL NEW APPROPRIATIONS	₱	230,224,000	₱	196,548,000	₱	461,209,000	₱	887,981,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	129,526

Total Permanent Positions	129,526

Other Compensation Common to All
Personnel Economic Relief Allowance	5,352
Representation Allowance	684
Transportation Allowance	684
Clothing and Uniform Allowance	1,561
Mid-Year Bonus - Civilian	10,794
Year End Bonus	10,794
Cash Gift	1,115
Productivity Enhancement Incentive	1,115
Step Increment	325

Total Other Compensation Common to All	32,424

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	57,004

Total Other Compensation for Specific Groups	57,004

210	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Other Benefits
PAG-IBIG Contributions	536
PhilHealth Contributions	3,129
Employees Compensation Insurance Premiums	268
Loyalty Award - Civilian	100
Terminal Leave	7,237

Total Other Benefits	11,270

Total Personnel Services	230,224

Maintenance and Other Operating Expenses
Travelling Expenses	4,740
Training and Scholarship Expenses	2,419
Supplies and Materials Expenses	50,690
Utility Expenses	22,864
Communication Expenses	4,293
Awards/Rewards and Prizes	150
Survey, Research, Exploration and Development Expenses	2,759
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	24,875
General Services	12,606
Repairs and Maintenance	11,033
Taxes, Insurance Premiums and Other Fees	4,364
Other Maintenance and Operating Expenses
Advertising Expenses	30
Printing and Publication Expenses	304
Representation Expenses	1,791
Transportation and Delivery Expenses	721
Rent/Lease Expenses	46,985
Membership Dues and Contributions to Organizations	312
Subscription Expenses	4,843
Other Maintenance and Operating Expenses	633

Total Maintenance and Other Operating Expenses	196,548

Total Current Operating Expenditures	426,772

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	461,209

Total Capital Outlays	461,209

TOTAL NEW APPROPRIATIONS	887,981

O. PHILIPPINE SCIENCE HIGH SCHOOL SYSTEM

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	3,468,029,000

New Appropriations, by Programs/Projects

JANUARY 5, 2026	OFFICIAL GAZETTE	211
DEPARTMENT OF SCIENCE AND TECHNOLOGY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	139,323,000	₱	147,669,000	₱	5,200,000	₱	292,192,000
Operations		1,495,204,000		882,159,000		114,600,000		2,491,963,000

SCIENCE, TECHNOLOGY, ENGINEERING AND MATHEMATICS (STEM) SECONDARY EDUCATION ON SCHOLARSHIP BASIS PROGRAM		1,493,899,000		860,353,000		114,600,000		2,468,852,000
SCIENCE, TECHNOLOGY, ENGINEERING AND MATHEMATICS (STEM) PROMOTION PROGRAM		1,305,000		21,806,000				23,111,000

Total, Regular Programs		1,634,527,000		1,029,828,000		119,800,000		2,784,155,000

B. PROJECT(S)
Locally-Funded Project(s)						683,874,000		683,874,000

Total, Project(s)						683,874,000		683,874,000

TOTAL NEW APPROPRIATIONS	₱	1,634,527,000	₱	1,029,828,000	₱	803,674,000	₱	3,468,029,000

Special Provision(s)

1. School Fees. Of the amounts appropriated herein, Four Million One Hundred Thousand Pesos (P4,100,000) shall be used for the improvement of information technology facilities, laboratory and office equipment, and furniture and fixtures sourced from fees collected by each campus in the Philippine Science High School System (PSHSS) for school-related activities in accordance with R.A. No. 8496, as amended.

Release of funds shall be subject to the approval of the PSHSS Board of Trustees, and the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Funds for Local Scholarships. In the over-all programming of the scholarship grants, the PSHSS shall ensure that the full requirements of existing scholars shall be considered to ensure continued funding within the period of scholarship grant.

3. Reporting and Posting Requirements. The PSHSS shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PSHSS’ website.

The PSHSS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

4. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support

212	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

General Management and Supervision	₱	39,094,000	₱	147,669,000	₱	5,200,000	₱	191,963,000

National Capital Region (NCR)		39,094,000		147,669,000		5,200,000		191,963,000

Office of the Executive Director (Central Office)		39,094,000		147,669,000		5,200,000		191,963,000
Administration of Personnel Benefits		100,229,000						100,229,000

National Capital Region (NCR)		6,797,000						6,797,000

Office of the Executive Director (Central Office)		892,000						892,000
Diliman Campus		5,905,000						5,905,000
Region I - Ilocos		9,318,000						9,318,000

Ilocos Region Campus		9,318,000						9,318,000
Cordillera Administrative Region (CAR)		7,184,000						7,184,000

Cordillera Administrative Region Campus		7,184,000						7,184,000
Region II - Cagayan Valley		5,727,000						5,727,000

Cagayan Valley Campus		5,727,000						5,727,000
Region III - Central Luzon		3,649,000						3,649,000

Central Luzon Campus		3,649,000						3,649,000
Region IVA - CALABARZON		9,771,000						9,771,000

CALABARZON Region Campus		9,771,000						9,771,000
Region IVB - MIMAROPA		1,247,000						1,247,000

MIMAROPA Region Campus		1,247,000						1,247,000
Region V - Bicol		5,444,000						5,444,000

Bicol Region Campus		5,444,000						5,444,000
Region VI - Western Visayas		4,210,000						4,210,000

Western Visayas Campus		4,210,000						4,210,000
Region VII - Central Visayas		6,319,000						6,319,000

Central Visayas Campus		6,319,000						6,319,000
Region VIII - Eastern Visayas		16,146,000						16,146,000

Eastern Visayas Campus		16,146,000						16,146,000
Region IX - Zamboanga Peninsula		2,205,000						2,205,000

Zamboanga Peninsula Region Campus		2,205,000						2,205,000

JANUARY 5, 2026	OFFICIAL GAZETTE	213
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Region X - Northern Mindanao	8,306,000			8,306,000

Central Mindanao Campus	8,306,000			8,306,000
Region XI - Davao	5,881,000			5,881,000

Southern Mindanao Campus	5,881,000			5,881,000
Region XII - SOCCSKSARGEN	6,248,000			6,248,000

SOCCSKSARGEN Region Campus	6,248,000			6,248,000
Region XIII - Caraga	1,777,000			1,777,000

Caraga Region Campus	1,777,000			1,777,000

Sub-total, General Administration and Support	139,323,000	147,669,000	5,200,000	292,192,000

Operations
SCIENCE, TECHNOLOGY, ENGINEERING AND MATHEMATICS (STEM) SECONDARY EDUCATION ON SCHOLARSHIP BASIS PROGRAM	1,493,899,000	860,353,000	114,600,000	2,468,852,000

Operation of School Campuses	1,491,240,000	849,350,000	114,600,000	2,455,190,000

National Capital Region (NCR)	241,102,000	95,416,000	96,920,000	433,438,000

Diliman Campus	241,102,000	95,416,000	96,920,000	433,438,000
Region I - Ilocos	89,468,000	56,515,000	250,000	146,233,000

Ilocos Region Campus	89,468,000	56,515,000	250,000	146,233,000
Cordillera Administrative Region (CAR)	94,379,000	51,631,000	200,000	146,210,000

Cordillera Administrative Region Campus	94,379,000	51,631,000	200,000	146,210,000
Region II - Cagayan Valley	90,630,000	38,395,000	200,000	129,225,000

Cagayan Valley Campus	90,630,000	38,395,000	200,000	129,225,000
Region III - Central Luzon	96,521,000	52,677,000	200,000	149,398,000

Central Luzon Campus	96,521,000	52,677,000	200,000	149,398,000
Region IVA - CALABARZON	83,373,000	52,459,000	120,000	135,952,000

CALABARZON Region Campus	83,373,000	52,459,000	120,000	135,952,000
Region IVB - MIMAROPA	44,343,000	26,884,000	100,000	71,327,000

MIMAROPA Region Campus	44,343,000	26,884,000	100,000	71,327,000
Region V - Bicol	93,374,000	55,418,000	250,000	149,042,000

Bicol Region Campus	93,374,000	55,418,000	250,000	149,042,000

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GENERAL APPROPRIATIONS ACT, FY 2026

Region VI - Western Visayas	94,023,000	60,065,000	7,210,000	161,298,000

Western Visayas Campus	94,023,000	60,065,000	7,210,000	161,298,000
Region VII - Central Visayas	89,779,000	60,666,000	200,000	150,645,000

Central Visayas Campus	89,779,000	60,666,000	200,000	150,645,000
Region VIII - Eastern Visayas	83,329,000	55,746,000	200,000	139,275,000

Eastern Visayas Campus	83,329,000	55,746,000	200,000	139,275,000
Region IX - Zamboanga Peninsula	48,616,000	38,611,000	100,000	87,327,000

Zamboanga Peninsula Region Campus	48,616,000	38,611,000	100,000	87,327,000
Region X - Northern Mindanao	94,463,000	53,244,000	8,200,000	155,907,000

Central Mindanao Campus	94,463,000	53,244,000	8,200,000	155,907,000
Region XI - Davao	94,464,000	47,713,000	210,000	142,387,000

Southern Mindanao Campus	94,464,000	47,713,000	210,000	142,387,000
Region XII - SOCCSKSARGEN	82,374,000	55,850,000	120,000	138,344,000

SOCCSKSARGEN Region Campus	82,374,000	55,850,000	120,000	138,344,000
Region XIII - Caraga	71,002,000	48,060,000	120,000	119,182,000

Caraga Region Campus	71,002,000	48,060,000	120,000	119,182,000
Policy Formulation, Program Planning and Standards Development	2,659,000	11,003,000		13,662,000

National Capital Region (NCR)	2,659,000	11,003,000		13,662,000

Office of the Executive Director (Central Office)	2,659,000	11,003,000		13,662,000
SCIENCE, TECHNOLOGY, ENGINEERING AND MATHEMATICS (STEM) PROMOTION PROGRAM	1,305,000	21,806,000		23,111,000

National Competitive Examination (NCE)	1,305,000	18,200,000		19,505,000

National Capital Region (NCR)	1,305,000	18,200,000		19,505,000

Office of the Executive Director (Central Office)	1,305,000	18,200,000		19,505,000
STEM Promotional Activities		3,606,000		3,606,000

National Capital Region (NCR)		3,606,000		3,606,000

Office of the Executive Director (Central Office)		3,606,000		3,606,000

Sub-total, Operations	1,495,204,000	882,159,000	114,600,000	2,491,963,000

Total, Regular Programs	1,634,527,000	1,029,828,000	119,800,000	2,784,155,000

JANUARY 5, 2026	OFFICIAL GAZETTE	215
DEPARTMENT OF SCIENCE AND TECHNOLOGY

PROJECT(S)
Locally-Funded Project(s)
Establishment of Philippine Science High School (PSHS) Campus in Negros Island Region (NIR)						258,000,000		258,000,000

National Capital Region (NCR)						258,000,000		258,000,000

Office of the Executive Director (Central Office)						258,000,000		258,000,000
Construction of Advanced Science and Technology Building						72,000,000		72,000,000

Region III - Central Luzon						72,000,000		72,000,000

Central Luzon Campus						72,000,000		72,000,000
Expansion of Student Dormitory Buildings I and II						25,000,000		25,000,000

Region X - Northern Mindanao						25,000,000		25,000,000

Central Mindanao Campus						25,000,000		25,000,000
Integrating Green Technologies and Smart Solutions for Sustainable Education in PSHS System (GreenTech PSHS)						181,374,000		181,374,000

National Capital Region (NCR)						181,374,000		181,374,000

Office of the Executive Director (Central Office)						181,374,000		181,374,000
Construction of Sports Science Center						45,000,000		45,000,000

Region IX - Zamboanga Peninsula						45,000,000		45,000,000

Zamboanga Peninsula Region Campus						45,000,000		45,000,000
Construction of Learning Resource Center (Library) and Multi-Media Center						77,500,000		77,500,000

Region IX - Zamboanga Peninsula						77,500,000		77,500,000

Zamboanga Peninsula Region Campus						77,500,000		77,500,000
Expansion of Community Center and Innovation Hub						25,000,000		25,000,000

Region X - Northern Mindanao						25,000,000		25,000,000

Central Mindanao Campus						25,000,000		25,000,000

Sub-total, Locally-Funded Project(s)						683,874,000		683,874,000

Total, Project(s)						683,874,000		683,874,000

TOTAL NEW APPROPRIATIONS	₱	1,634,527,000	₱	1,029,828,000	₱	803,674,000	₱	3,468,029,000

216	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	942,969

Total Permanent Positions	942,969

Other Compensation Common to All
Personnel Economic Relief Allowance	33,936
Representation Allowance	5,790
Transportation Allowance	5,790
Clothing and Uniform Allowance	9,898
Honoraria	2,976
Mid-Year Bonus - Civilian	78,581
Year End Bonus	78,581
Cash Gift	7,070
Productivity Enhancement Incentive	7,070
Step Increment	2,358

Total Other Compensation Common to All	232,050

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	315,960
Lump-sum for Filling of Positions - Civilian	99,734

Total Other Compensation for Specific Groups	415,694

Other Benefits
PAG-IBIG Contributions	3,396
PhilHealth Contributions	23,236
Employees Compensation Insurance Premiums	1,698
Loyalty Award - Civilian	1,470
Terminal Leave	495

Total Other Benefits	30,295

Non-Permanent Positions	13,519

Total Personnel Services	1,634,527

Maintenance and Other Operating Expenses
Travelling Expenses	37,064
Training and Scholarship Expenses	516,545

JANUARY 5, 2026	OFFICIAL GAZETTE	217
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Supplies and Materials Expenses	88,459
Utility Expenses	66,655
Communication Expenses	31,085
Awards/Rewards and Prizes	1,457
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,992
Professional Services	31,370
General Services	155,880
Repairs and Maintenance	26,776
Taxes, Insurance Premiums and Other Fees	43,149
Other Maintenance and Operating Expenses
Advertising Expenses	4,427
Printing and Publication Expenses	5,222
Representation Expenses	7,742
Transportation and Delivery Expenses	567
Rent/Lease Expenses	2,087
Membership Dues and Contributions to Organizations	175
Subscription Expenses	7,196
Other Maintenance and Operating Expenses	1,980

Total Maintenance and Other Operating Expenses	1,029,828

Total Current Operating Expenditures	2,664,355

Capital Outlays
Property, Plant and Equipment Outlay
Land Improvements Outlay	22,000
Infrastructure Outlay	146,374
Buildings and Other Structures	521,500
Machinery and Equipment Outlay	111,800
Furniture, Fixtures and Books Outlay	2,000

Total Capital Outlays	803,674

TOTAL NEW APPROPRIATIONS	3,468,029

P. PHILIPPINE TEXTILE RESEARCH INSTITUTE

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	P473,500,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	34,107,000	₱	33,703,000	₱	6,300,000	₱	74,110,000
Operations		35,172,000		105,259,000		116,463,000		256,894,000

TEXTILE AND OTHER TEXTILE-RELATED RESEARCH AND DEVELOPMENT PROGRAM		13,641,000		72,332,000		116,463,000		202,436,000

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TEXTILE S&T SERVICES PROGRAM		15,187,000		27,081,000				42,268,000
TEXTILE TECHNOLOGY TRANSFER PROGRAM		6,344,000		5,846,000				12,190,000

Total, Regular Programs		69,279,000		138,962,000		122,763,000		331,004,000

B. PROJECT(S)
Locally-Funded Project(s)				107,296,000		35,200,000		142,496,000

Total, Project(s)				107,296,000		35,200,000		142,496,000

TOTAL NEW APPROPRIATIONS	₱	69,279,000	₱	246,258,000	₱	157,963,000	₱	473,500,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Textile Research Institute (PTRI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PTRI’s website.

The PTRI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	34,107,000	₱	33,540,000	₱	6,300,000	₱	73,947,000
Human Resource Development				163,000				163,000

Sub-total, General Administration and Support		34,107,000		33,703,000		6,300,000		74,110,000

Operations
TEXTILE AND OTHER TEXTILE-RELATED RESEARCH AND DEVELOPMENT PROGRAM		13,641,000		72,332,000		116,463,000		202,436,000

Scientific Research Studies on Chemical and Physical Characterization and Optimization of Textile Raw Materials and Textile Product Properties and End-use Diversification		13,641,000		72,332,000		116,463,000		202,436,000
TEXTILE S&T SERVICES PROGRAM		15,187,000		27,081,000				42,268,000

JANUARY 5, 2026	OFFICIAL GAZETTE	219
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Testing of Raw Materials and Allied Products and Provision of Technical Assistance to the Textile, Garments and Allied Industries on Textile Processing and Machinery Utilization		15,187,000		27,081,000				42,268,000
TEXTILE TECHNOLOGY TRANSFER PROGRAM		6,344,000		5,846,000				12,190,000

Dissemination of Textile Information and Provision of Documentation of Services to Textile Millers and Allied Industries		6,344,000		5,846,000				12,190,000

Sub-total, Operations		35,172,000		105,259,000		116,463,000		256,894,000

Total, Regular Programs		69,279,000		138,962,000		122,763,000		331,004,000

PROJECT(S)
Locally-Funded Project(s)
SEDA Pilipinas: Integrating the Regional Silk Value Chain to Enable Compliance with the Philippine Tropical Fabrics Law (R.A. No. 9242) and for the Creative Industries				37,250,000		11,750,000		49,000,000
Composite Textiles for Home, Furniture and Other Creative Applications				10,554,000				10,554,000
Repair and Renovation of Innovation Center for Yarns and Textiles (ICYT)						15,450,000		15,450,000
CREATTEEVS: Creativity and Equity through Accelerated Textile Technology Engagement and Entrepreneurship for Vulnerable Sectors				20,992,000				20,992,000
Textile Academy: Developing the Core Competencies for the Textile and Creative Sectors				5,000,000				5,000,000
Mananahi ng Barangay Program				20,000,000				20,000,000
FIBERCYCLE: Facilitating Innovative Bottle Recycling for Eco-Friendly Conversion Into Yarn for Closed-Loop Production				7,000,000		8,000,000		15,000,000
Mapping, Scoping and Profiling BARMM Textiles Towards Developing Textile Inclusive Innovation Ecosystem				6,500,000				6,500,000

Sub-total, Locally-Funded Project(s)				107,296,000		35,200,000		142,496,000

Total, Project(s)				107,296,000		35,200,000		142,496,000

TOTAL NEW APPROPRIATIONS	₱	69,279,000	₱	246,258,000	₱	157,963,000	₱	473,500,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel

220	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Permanent Positions
Basic Salary	41,054

Total Permanent Positions	41,054

Other Compensation Common to All
Personnel Economic Relief Allowance	2,064
Representation Allowance	264
Transportation Allowance	264
Clothing and Uniform Allowance	602
Mid-Year Bonus - Civilian	3,421
Year End Bonus	3,421
Cash Gift	430
Productivity Enhancement Incentive	430
Step Increment	102

Total Other Compensation Common to All	10,998

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	15,616

Total Other Compensation for Specific Groups	15,616

Other Benefits
PAG-IBIG Contributions	207
PhilHealth Contributions	1,004
Employees Compensation Insurance Premiums	104
Loyalty Award - Civilian	35
Terminal Leave	261

Total Other Benefits	1,611

Total Personnel Services	69,279

Maintenance and Other Operating Expenses
Travelling Expenses	13,084
Training and Scholarship Expenses	1,890
Supplies and Materials Expenses	66,367
Utility Expenses	22,929
Communication Expenses	2,778
Awards/Rewards and Prizes	91
Survey, Research, Exploration and Development Expenses	15,108
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	50,767
General Services	9,223
Repairs and Maintenance	38,513
Taxes, Insurance Premiums and Other Fees	6,144
Other Maintenance and Operating Expenses
Advertising Expenses	730
Printing and Publication Expenses	1,127

JANUARY 5, 2026	OFFICIAL GAZETTE	221
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Representation Expenses	10,683
Transportation and Delivery Expenses	4,305
Rent/Lease Expenses	18
Subscription Expenses	2,344
Other Maintenance and Operating Expenses	21

Total Maintenance and Other Operating Expenses	246,258

Total Current Operating Expenditures	315,537

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	36,120
Machinery and Equipment Outlay	121,843

Total Capital Outlays	157,963

TOTAL NEW APPROPRIATIONS	473,500

Q. SCIENCE EDUCATION INSTITUTE

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	7,599,698,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	22,358,000	₱	18,469,000		₱	40,827,000
Operations		39,914,000		7,517,485,000			7,557,399,000

SCIENCE AND TECHNOLOGY SCHOLARSHIP PROGRAM		16,401,000		7,446,878,000			7,463,279,000
SCIENCE AND TECHNOLOGY EDUCATION DEVELOPMENT PROGRAM		23,513,000		70,607,000			94,120,000

Total, Regular Programs		62,272,000		7,535,954,000			7,598,226,000

B. PROJECT(S)
Locally-Funded Project(s)				1,472,000			1,472,000

Total, Project(s)				1,472,000			1,472,000

TOTAL NEW APPROPRIATIONS	₱	62,272,000	₱	7,537,426,000		₱	7,599,698,000

Special Provision(s)

1. Funds for Local and Foreign Scholarships. In the over-all programming of the scholarship grants, the Science Education Institute (SEI) shall ensure that the full requirements of existing scholars are considered to guarantee their continued funding.

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GENERAL APPROPRIATIONS ACT, FY 2026

2. Reporting and Posting Requirements. The SEI shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	SEI’s website.

The SEI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	20,560,000	₱	18,469,000		₱	39,029,000
Administration of Personnel Benefits		1,798,000					1,798,000

Sub-total, General Administration and Support		22,358,000		18,469,000			40,827,000

Operations
SCIENCE AND TECHNOLOGY SCHOLARSHIP PROGRAM		16,401,000		7,446,878,000			7,463,279,000

Development and Administration of S&T Scholarship Programs, Awards and Grants for Graduate Level		7,022,000		2,900,240,000			2,907,262,000
Development and Administration of S&T Scholarship Programs, Awards and Grants for Undergraduate Level		9,379,000		4,546,638,000			4,556,017,000
SCIENCE AND TECHNOLOGY EDUCATION DEVELOPMENT PROGRAM		23,513,000		70,607,000			94,120,000

Research, Promotion and Development of S&T Education and Training		23,513,000		70,607,000			94,120,000

Sub-total, Operations		39,914,000		7,517,485,000			7,557,399,000

Total, Regular Programs		62,272,000		7,535,954,000			7,598,226,000

PROJECT(S)
Locally-Funded Project(s)
Support to the Presidential Committee
Implementing PD 997				1,472,000			1,472,000

Sub-total, Locally-Funded Project(s)				1,472,000			1,472,000

JANUARY 5, 2026	OFFICIAL GAZETTE	223
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Total, Project(s)				1,472,000		1,472,000

TOTAL NEW APPROPRIATIONS	₱	62,272,000	₱	7,537,426,000	₱	7,599,698,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	38,197

Total Permanent Positions	38,197

Other Compensation Common to All
Personnel Economic Relief Allowance	1,368
Representation Allowance	522
Transportation Allowance	522
Clothing and Uniform Allowance	399
Mid-Year Bonus - Civilian	3,183
Year End Bonus	3,183
Cash Gift	285
Productivity Enhancement Incentive	285
Step Increment	95

Total Other Compensation Common to All	9,842

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	11,257

Total Other Compensation for Specific Groups	11,257

Other Benefits
PAG-IBIG Contributions	137
PhilHealth Contributions	917
Employees Compensation Insurance Premiums	69
Loyalty Award - Civilian	55
Terminal Leave	1,798

Total Other Benefits	2,976

Total Personnel Services	62,272

Maintenance and Other Operating Expenses
Travelling Expenses	1,140
Training and Scholarship Expenses	7,511,485
Supplies and Materials Expenses	4,945

224	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Utility Expenses	3,800
Communication Expenses	5,110
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	1,330
General Services	2,980
Repairs and Maintenance	720
Taxes, Insurance Premiums and Other Fees	1,200
Other Maintenance and Operating Expenses
Printing and Publication Expenses	20
Representation Expenses	30
Subscription Expenses	4,530

Total Maintenance and Other Operating Expenses	7,537,426

Total Current Operating Expenditures	7,599,698

TOTAL NEW APPROPRIATIONS	7,599,698

R. SCIENCE AND TECHNOLOGY INFORMATION INSTITUTE

For general administration and support, operations, including locally-funded project(s), as indicated hereunder	₱	174,636,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	27,873,000	₱	20,515,000	₱	13,455,000	₱	61,843,000
Operations		30,719,000		77,709,000				108,428,000

SCIENCE AND TECHNOLOGY INFORMATION PROGRAM		30,719,000		77,709,000				108,428,000

Total, Regular Programs		58,592,000		98,224,000		13,455,000		170,271,000

B. PROJECT(S)
Locally-Funded Project(s)				900,000		3,465,000		4,365,000

Total, Project(s)				900,000		3,465,000		4,365,000

TOTAL NEW APPROPRIATIONS	₱	58,592,000	₱	99,124,000	₱	16,920,000	₱	174,636,000

Special Provision(s)

1. Reporting and Posting Requirements. The Science and Technology Information Institute (STII) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	STII’s website.

JANUARY 5, 2026	OFFICIAL GAZETTE	225
DEPARTMENT OF SCIENCE AND TECHNOLOGY

The STII shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	27,257,000	₱	20,515,000	₱	13,455,000	₱	61,227,000
Administration of Personnel Benefits		616,000						616,000

Sub-total, General Administration and Support		27,873,000		20,515,000		13,455,000		61,843,000

Operations
SCIENCE AND TECHNOLOGY INFORMATION PROGRAM		30,719,000		77,709,000				108,428,000

Operation of Science and Technology Center for Information Services		15,071,000		26,409,000				41,480,000
Science and Technology Promotion and Advocacy Services		15,648,000		18,348,000				33,996,000
Operation and Broadcast of DOST Science Technology Channel “DOSTv”				32,952,000				32,952,000

Sub-total, Operations		30,719,000		77,709,000				108,428,000

Total, Regular Programs		58,592,000		98,224,000		13,455,000		170,271,000

PROJECT(S)
Locally-Funded Project(s)
Future-Proofing DOST-STII: Water Storage, Structural Stability, and Sustainable Waste Management				900,000		3,465,000		4,365,000

Sub-total, Locally-Funded Project(s)				900,000		3,465,000		4,365,000

Total, Project(s)				900,000		3,465,000		4,365,000

TOTAL NEW APPROPRIATIONS	₱	58,592,000	₱	99,124,000	₱	16,920,000	₱	174,636,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures

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Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	36,296

Total Permanent Positions	36,296

Other Compensation Common to All
Personnel Economic Relief Allowance	1,584
Representation Allowance	216
Transportation Allowance	216
Clothing and Uniform Allowance	462
Honoraria	273
Mid-Year Bonus - Civilian	3,025
Year End Bonus	3,025
Cash Gift	330
Productivity Enhancement Incentive	330
Step Increment	90

Total Other Compensation Common to All	9,551

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	10,956

Total Other Compensation for Specific Groups	10,956

Other Benefits
PAG-IBIG Contributions	159
PhilHealth Contributions	900
Employees Compensation Insurance Premiums	79
Loyalty Award - Civilian	35
Terminal Leave	616

Total Other Benefits	1,789

Total Personnel Services	58,592

Maintenance and Other Operating Expenses
Travelling Expenses	8,855
Training and Scholarship Expenses	4,552
Supplies and Materials Expenses	6,045
Utility Expenses	3,740
Communication Expenses	979
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	17,232
General Services	3,840
Repairs and Maintenance	1,202

JANUARY 5, 2026	OFFICIAL GAZETTE	227
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Taxes, Insurance Premiums and Other Fees	369
Labor and Wages	17,769
Other Maintenance and Operating Expenses
Advertising Expenses	20,992
Printing and Publication Expenses	1,805
Representation Expenses	6,171
Rent/Lease Expenses	703
Subscription Expenses	4,548
Other Maintenance and Operating Expenses	186

Total Maintenance and Other Operating Expenses	99,124

Total Current Operating Expenditures	157,716

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	3,465
Machinery and Equipment Outlay	13,455

Total Capital Outlays	16,920

TOTAL NEW APPROPRIATIONS	174,636

S. TECHNOLOGY APPLICATION AND PROMOTION INSTITUTE

For general administration and support, and operations, as indicated hereunder	₱	273,008,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	28,742,000	₱	35,252,000	₱	2,908,000	₱	66,902,000
Operations		39,521,000		151,585,000		15,000,000		206,106,000

TECHNOLOGY APPLICATION AND INVENTION DEVELOPMENT PROGRAM		39,521,000		151,585,000		15,000,000		206,106,000

TOTAL NEW APPROPRIATIONS	₱	68,263,000	₱	186,837,000	₱	17,908,000	₱	273,008,000

Special Provision(s)

1. Reporting and Posting Requirements. The Technology Application and Promotion Institute (TAPI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	TAPI’s website.

The TAPI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

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2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	28,742,000	₱	35,252,000	₱	2,908,000	₱	66,902,000

Sub-total, General Administration and Support		28,742,000		35,252,000		2,908,000		66,902,000

Operations
TECHNOLOGY APPLICATION AND INVENTION DEVELOPMENT PROGRAM		39,521,000		151,585,000		15,000,000		206,106,000

Technology Application, Promotion and Commercialization		23,732,000		58,607,000		5,000,000		87,339,000
Technology and Invention Development Assistance		15,789,000		92,978,000		10,000,000		118,767,000

Sub-total, Operations		39,521,000		151,585,000		15,000,000		206,106,000

TOTAL NEW APPROPRIATIONS	₱	68,263,000	₱	186,837,000	₱	17,908,000	₱	273,008,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	43,104

Total Permanent Positions	43,104

Other Compensation Common to All
Personnel Economic Relief Allowance	1,680
Representation Allowance	336
Transportation Allowance	336
Clothing and Uniform Allowance	490
Mid-Year Bonus - Civilian	3,593

JANUARY 5, 2026	OFFICIAL GAZETTE	229
DEPARTMENT OF SCIENCE AND TECHNOLOGY

Year End Bonus	3,593
Cash Gift	350
Productivity Enhancement Incentive	350
Step Increment	108

Total Other Compensation Common to All	10,836

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	12,970

Total Other Compensation for Specific Groups	12,970

Other Benefits
PAG-IBIG Contributions	168
PhilHealth Contributions	1,056
Employees Compensation Insurance Premiums	84
Loyalty Award - Civilian	45

Total Other Benefits	1,353

Total Personnel Services	68,263

Maintenance and Other Operating Expenses
Travelling Expenses	6,000
Training and Scholarship Expenses	3,051
Supplies and Materials Expenses	7,629
Utility Expenses	2,020
Communication Expenses	2,271
Awards/Rewards and Prizes	350
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	24,824
General Services	3,515
Repairs and Maintenance	2,925
Financial Assistance/Subsidy	106,000
Taxes, Insurance Premiums and Other Fees	840
Labor and Wages	400
Other Maintenance and Operating Expenses
Advertising Expenses	430
Printing and Publication Expenses	610
Representation Expenses	1,360
Transportation and Delivery Expenses	1,350
Rent/Lease Expenses	14,200
Membership Dues and Contributions to Organizations	75
Subscription Expenses	3,115
Litigation/Acquired Assets Expenses	2,100
Other Maintenance and Operating Expenses	3,636

Total Maintenance and Other Operating Expenses	186,837

Total Current Operating Expenditures	255,100

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Capital Outlays
Loans Outlay	10,000
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	7,908

Total Capital Outlays	17,908

TOTAL NEW APPROPRIATIONS	273,008

JANUARY 5, 2026	OFFICIAL GAZETTE	231
DEPARTMENT OF SCIENCE AND TECHNOLOGY

GENERAL SUMMARY

DEPARTMENT OF SCIENCE AND TECHNOLOGY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	1,202,885,000	₱	6,448,967,000	₱	471,277,000	₱	8,123,129,000
B. ADVANCED SCIENCE AND TECHNOLOGY INSTITUTE		83,965,000		314,554,000		2,330,000		400,849,000
C. FOOD AND NUTRITION RESEARCH INSTITUTE		155,597,000		335,127,000		636,517,000		1,127,241,000
D. FOREST PRODUCTS RESEARCH AND DEVELOPMENT INSTITUTE		158,801,000		95,263,000		32,570,000		286,634,000
E. INDUSTRIAL TECHNOLOGY DEVELOPMENT INSTITUTE		308,647,000		184,897,000		92,378,000		585,922,000
F. METALS INDUSTRY RESEARCH AND DEVELOPMENT CENTER		207,213,000		74,042,000		22,000,000		303,255,000
G. NATIONAL ACADEMY OF SCIENCE AND TECHNOLOGY		22,002,000		142,715,000		6,525,000		171,242,000
H. NATIONAL RESEARCH COUNCIL OF THE PHILIPPINES		41,530,000		210,358,000		3,635,000		255,523,000
I. PHILIPPINE ATMOSPHERIC, GEOPHYSICAL AND ASTRONOMICAL SERVICES ADMINISTRATION		716,835,000		1,379,303,000		742,642,000		2,838,780,000
J. PHILIPPINE COUNCIL FOR AGRICULTURE, AQUATIC AND NATURAL RESOURCES RESEARCH AND DEVELOPMENT		213,282,000		1,459,077,000		13,187,000		1,685,546,000
K. PHILIPPINE COUNCIL FOR HEALTH RESEARCH AND DEVELOPMENT		65,795,000		836,201,000		3,410,000		905,406,000
L. PHILIPPINE COUNCIL FOR INDUSTRY, ENERGY AND EMERGING TECHNOLOGY RESEARCH AND DEVELOPMENT		83,041,000		1,038,025,000		5,440,000		1,126,506,000
M. PHILIPPINE INSTITUTE OF VOLCANOLOGY AND SEISMOLOGY		185,567,000		437,832,000		433,634,000		1,057,033,000
N. PHILIPPINE NUCLEAR RESEARCH INSTITUTE		230,224,000		196,548,000		461,209,000		887,981,000
O. PHILIPPINE SCIENCE HIGH SCHOOL SYSTEM		1,634,527,000		1,029,828,000		803,674,000		3,468,029,000
P. PHILIPPINE TEXTILE RESEARCH INSTITUTE		69,279,000		246,258,000		157,963,000		473,500,000
Q. SCIENCE EDUCATION INSTITUTE		62,272,000		7,537,426,000				7,599,698,000
R. SCIENCE AND TECHNOLOGY INFORMATION INSTITUTE		58,592,000		99,124,000		16,920,000		174,636,000
S. TECHNOLOGY APPLICATION AND PROMOTION INSTITUTE		68,263,000		186,837,000		17,908,000		273,008,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF SCIENCE AND TECHNOLOGY	₱	5,568,317,000	₱	22,252,382,000	₱	3,923,219,000	₱	31,743,918,000

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XXIV. DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

A. OFFICE OF THE SECRETARY

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	264,447,950,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	459,250,000	₱	814,476,000	₱	900,000,000	₱	2,173,726,000
Support to Operations		112,376,000		1,125,421,000		164,220,000		1,402,017,000
Operations		15,146,099,000		238,503,070,000		220,000,000		253,869,169,000

PROMOTIVE SOCIAL WELFARE PROGRAM		13,046,301,000		105,256,506,000				118,302,807,000
PROTECTIVE SOCIAL WELFARE PROGRAM		866,645,000		127,575,065,000		30,000,000		128,471,710,000
DISASTER RESPONSE AND MANAGEMENT PROGRAM				5,237,924,000		30,000,000		5,267,924,000
SOCIAL WELFARE AND DEVELOPMENT AGENCIES REGULATORY PROGRAM		40,902,000		249,930,000				290,832,000
SOCIAL WELFARE AND DEVELOPMENT TECHNICAL ASSISTANCE AND RESOURCE AUGMENTATION PROGRAM		1,192,251,000		183,645,000		160,000,000		1,535,896,000

Total, Regular Programs		15,717,725,000		240,442,967,000		1,284,220,000		257,444,912,000

B. PROJECT(S)
Locally-Funded Project(s)		144,916,000		6,083,122,000		775,000,000		7,003,038,000

Total, Project(s)		144,916,000		6,083,122,000		775,000,000		7,003,038,000

TOTAL NEW APPROPRIATIONS	₱	15,862,641,000	₱	246,526,089,000	₱	2,059,220,000	₱	264,447,950,000

Special Provision(s)

1. Pantawid Pamilyang Pilipino Program. The amount of One Hundred Twelve Billion Nine Hundred Ninety Seven Million Forty Four Thousand Pesos (P112,997,044,000) appropriated herein for the Pantawid Pamilyang Pilipino Program (4Ps) shall be used to support the poverty reduction and social development strategy of the National Government: Provided , That the 4Ps shall cover the eligible beneficiaries under Section 6 of R.A. No. 11310. The said amount shall cover cash grants, rice subsidy, Enhanced Support Services Intervention (ESSI) grants, and cash grants for the first 1,000-day health monitoring during pregnancy until the child has turned two (2) years old, and any unpaid cash grants from October to December 2025.

The above-mentioned beneficiaries who are compliant to program conditions shall continue to receive educational and health grants, including the ESSI grants, as well as other social protection programs such as, but not limited to, livelihood assistance and health services through PhilHealth.

The DSWD shall provide beneficiaries direct and secured access to cash grants through an authorized government depository bank (AGDB). In case there is no AGDB in the locality, the DSWD may enter into contracts with rural banks, thrift banks, cooperative banks, and Financial Service Providers (FSPs), including institutions engaged in money remittances, registered with the BSP.

2. Protective Services Program. The amount appropriated herein for protective services for individuals, families and communities in difficult circumstances shall be used to implement and to provide financial assistance to individuals, families and communities in difficult situations. This includes food assistance, food packs,

JANUARY 5, 2026	OFFICIAL GAZETTE	233
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transportation, medical, burial assistance, assistance to students, cash/food for work, rice subsidy and all other types of assistance to individuals/sectors/communities in especially difficult circumstances who are vulnerable, at risk, and/or affected by disastrous calamities.

The DSWD shall post the following on its official websites: (i) list of cases responded to and the type of intervention provided; and (ii) list of program-beneficiaries, their locations, the specific assistance given to them and the corresponding amounts, subject to the provision of R.A. No. 10173 (Data Privacy Act of 2012). The Secretary of Social Welfare and Development and the agency’s web administrator or his/her equivalent shall be responsible for ensuring that said reports are posted on the official website of the DSWD, which shall be considered compliance with the said reportorial requirements.

Implementation of this provision shall be subject to guidelines as may be issued for this purpose.

3. Quick Response Fund. The amount of Three Billion Pesos (₱3,000,000,000) appropriated herein for the Quick Response Fund (QRF) shall serve as a stand-by fund to be used for rehabilitation and relief programs, including the pre-positioning of goods and equipment, in order that the situations and living conditions of people in communities or areas affected by natural or human-induced calamities, epidemics, crises, and catastrophes which occurred in the last quarter of the immediately preceding year and those occurring during the current year may be normalized as quickly as possible. In no case shall the QRF be used for pre-disaster activities, such as conduct of training, insurance of assets, and public information and education initiatives, or any other purpose not authorized in this provision.

Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

4. Social Pension for Indigent Senior Citizens. The amount of Fifty One Billion Eight Hundred Sixty Four Million Seven Hundred Ninety Five Thousand Pesos (₱51,864,795,000) appropriated herein for the Social Pension for Indigent Senior Citizens shall be used for the monthly stipend of One Thousand Pesos (₱1,000) to augment the daily subsistence and other medical needs of indigent senior citizens, as determined by the DSWD, in accordance with R.A. No. 11916. In no case shall more than five percent (5%) of said amount be used for administrative expenses.

The monthly stipend shall be released to target beneficiaries either in cash, direct remittance through the engagement of a service provider duly accredited by the BSP, electronic transfer, or other modes of delivery, whichever is more practical and acceptable to the beneficiary, ensuring its release in the most expeditious and efficient manner.

5. Trust Receipts from the Proceeds from the Sale of the Welfareville Property. Proceeds derived from the sale of the Welfareville Property, net of lawful expenses, including the cost of relocation of the National Center for Mental Health, Center for Health Development-National Capital Region, and DOJ Correctional Institution for Women shall be used to promote the welfare of indigent children, constituted as the Children’s Welfare and Development Fund in accordance with R.A. No. 5260. Said proceeds shall be deposited with the National Treasury in accordance with E.O. No. 338, s. 1996, and shall be recorded as trust receipts.

6. PAyapa at MAsaganang PamayaNAn Program. The amount of One Billion Four Hundred Million One Hundred Twelve Thousand Pesos (₱1,400,112,000) appropriated herein for the PAyapa at MAsaganang PamayaNAn (PAMANA) Program shall be used exclusively to implement projects in conflict-affected and conflict-vulnerable areas already identified by the OPAPRU.

7. Tara, Basa! Tutoring Program. The amount of Nine Hundred Million Pesos (₱900,000,000) appropriated herein for the Tara, Basa! Tutoring Program under Kapit-Bisig Laban sa Kahirapan - Comprehensive and Integrated Delivery of Social Services: Kapangyarihan at Kaunlaran sa Barangay (KALAHI-CIDDS- KKB) shall be used for the conduct of a community-based social welfare and development program aimed to provide socioeconomic opportunities for poor or low income families with college students and elementary students through the provision of cash for work initiatives while fostering community engagement and educational support.

Implementation of this Program shall be subject to the guidelines issued by the DSWD.

8. Residential Care Services to Vulnerable Groups by Accredited Social Welfare and Development Agencies. Of the amounts appropriated herein for the Standards-Setting, Licensing, Accreditation and Monitoring Services, Two Hundred Four Million Nine Hundred Seventy Nine Thousand Pesos (₱204,979,000) shall be used to develop and implement program support to accredited social welfare and development agencies implementing programs jointly with the DSWD, for the purpose of delivering residential care services to vulnerable groups, consistent with DSWD standards.

Implementation of this provision shall be subject to Section 78 of the General Provision of this Act, the guidelines to be issued by the DSWD, and the existing budgeting, accounting, and auditing rules and regulations. (GENERAL OBSERVATION- President’s Veto Message, January 5, 2026, Volume I-B, page 723, R.A. No. 12314)

9. Reporting and Posting Requirements. The DSWD shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	DSWD’s website.

The DSWD shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

10. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS

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General Administration and Support
General Management and Supervision	₱	424,653,000	₱	814,476,000	₱	900,000,000	₱	2,139,129,000

National Capital Region (NCR)		424,653,000		622,093,000		900,000,000		1,946,746,000

Central Office		424,653,000		563,199,000		900,000,000		1,887,852,000
Regional Office - NCR				58,894,000				58,894,000
Region I - Ilocos				19,881,000				19,881,000

Regional Office - I				19,881,000				19,881,000
Cordillera Administrative Region (CAR)				9,474,000				9,474,000

Regional Office - CAR				9,474,000				9,474,000
Region II - Cagayan Valley				6,580,000				6,580,000

Regional Office - II				6,580,000				6,580,000
Region III - Central Luzon				18,875,000				18,875,000

Regional Office - III				18,875,000				18,875,000
Region IVA - CALABARZON				22,454,000				22,454,000

Regional Office - IVA				22,454,000				22,454,000
Region IVB - MIMAROPA				15,673,000				15,673,000

Regional Office - IVB				15,673,000				15,673,000
Region V - Bicol				9,521,000				9,521,000

Regional Office - V				9,521,000				9,521,000
Region VI - Western Visayas				6,605,000				6,605,000

Regional Office - VI				6,605,000				6,605,000
Negros Island Region (NIR)				6,182,000				6,182,000

Regional Office - NIR				6,182,000				6,182,000
Region VII - Central Visayas				5,759,000				5,759,000

Regional Office - VII				5,759,000				5,759,000
Region VIII - Eastern Visayas				29,876,000				29,876,000

Regional Office - VIII				29,876,000				29,876,000
Region IX - Zamboanga Peninsula				10,177,000				10,177,000

Regional Office - IX				10,177,000				10,177,000

JANUARY 5, 2026	OFFICIAL GAZETTE	235
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region X - Northern Mindanao		12,692,000		12,692,000

Regional Office - X		12,692,000		12,692,000
Region XI - Davao		4,943,000		4,943,000

Regional Office - XI		4,943,000		4,943,000
Region XII - SOCCSKSARGEN		9,024,000		9,024,000

Regional Office - XII		9,024,000		9,024,000
Region XIII - Caraga		4,667,000		4,667,000

Regional Office - XIII		4,667,000		4,667,000
Administration of Personnel Benefits	34,597,000			34,597,000

National Capital Region (NCR)	34,597,000			34,597,000

Central Office	34,597,000			34,597,000

Sub-total, General Administration and Support	459,250,000	814,476,000	900,000,000	2,173,726,000

Support to Operations
Information and Communication Technology Service Management	12,199,000	895,636,000	164,220,000	1,072,055,000

National Capital Region (NCR)	12,199,000	895,636,000	164,220,000	1,072,055,000

Central Office	12,199,000	895,636,000	164,220,000	1,072,055,000
Social Marketing Services	14,570,000	7,545,000		22,115,000

National Capital Region (NCR)	14,570,000	7,545,000		22,115,000

Central Office	14,570,000	7,545,000		22,115,000
Social Technology Development and Enhancement	28,079,000	124,497,000		152,576,000

National Capital Region (NCR)	28,079,000	124,497,000		152,576,000

Central Office	28,079,000	124,497,000		152,576,000
Formulation and Development of Policies and Plans	57,528,000	30,152,000		87,680,000

National Capital Region (NCR)	57,528,000	30,152,000		87,680,000

Central Office	57,528,000	30,152,000		87,680,000
Enhanced Partnership Against Hunger and Poverty-National Program Management Office (EPAHP-NPMO)		67,591,000		67,591,000

National Capital Region (NCR)		67,591,000		67,591,000

Central Office		67,591,000		67,591,000

Sub-total, Support to Operations	112,376,000	1,125,421,000	164,220,000	1,402,017,000

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Operations
PROMOTIVE SOCIAL WELFARE PROGRAM	13,046,301,000	105,256,506,000	118,302,807,000

Pantawid Pamilyang Pilipino Program (Implementation of Conditional Cash Transfer)	12,556,764,000	100,440,280,000	112,997,044,000

National Capital Region (NCR)	1,017,219,000	6,908,227,000	7,925,446,000

Central Office	305,089,000	3,290,601,000	3,595,690,000
Regional Office - NCR	712,130,000	3,617,626,000	4,329,756,000
Region I - Ilocos	618,121,000	4,299,588,000	4,917,709,000

Regional Office - I	618,121,000	4,299,588,000	4,917,709,000
Cordillera Administrative Region (CAR)	256,742,000	1,157,445,000	1,414,187,000

Regional Office - CAR	256,742,000	1,157,445,000	1,414,187,000
Region II - Cagayan Valley	379,316,000	2,648,202,000	3,027,518,000

Regional Office - II	379,316,000	2,648,202,000	3,027,518,000
Region III - Central Luzon	947,905,000	6,861,828,000	7,809,733,000

Regional Office - III	947,905,000	6,861,828,000	7,809,733,000
Region IVA - CALABARZON	908,913,000	9,233,476,000	10,142,389,000

Regional Office - IVA	908,913,000	9,233,476,000	10,142,389,000
Region IVB - MIMAROPA	650,259,000	4,536,906,000	5,187,165,000

Regional Office - IVB	650,259,000	4,536,906,000	5,187,165,000
Region V - Bicol	1,070,435,000	8,583,195,000	9,653,630,000

Regional Office - V	1,070,435,000	8,583,195,000	9,653,630,000
Region VI - Western Visayas	914,176,000	4,252,037,000	5,166,213,000

Regional Office - VI	914,176,000	4,252,037,000	5,166,213,000
Negros Island Region (NIR)		7,778,034,000	7,778,034,000

Regional Office - NIR		7,778,034,000	7,778,034,000
Region VII - Central Visayas	857,337,000	6,375,395,000	7,232,732,000

Regional Office - VII	857,337,000	6,375,395,000	7,232,732,000
Region VIII - Eastern Visayas	816,212,000	7,394,871,000	8,211,083,000

Regional Office - VIII	816,212,000	7,394,871,000	8,211,083,000

JANUARY 5, 2026	OFFICIAL GAZETTE	237
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region IX - Zamboanga Peninsula	1,019,666,000	7,276,706,000	8,296,372,000

Regional Office - IX	1,019,666,000	7,276,706,000	8,296,372,000
Region X - Northern Mindanao	865,593,000	6,667,130,000	7,532,723,000

Regional Office - X	865,593,000	6,667,130,000	7,532,723,000
Region XI - Davao	810,565,000	6,831,345,000	7,641,910,000

Regional Office - XI	810,565,000	6,831,345,000	7,641,910,000
Region XII - SOCCSKSARGEN	805,450,000	5,596,745,000	6,402,195,000

Regional Office - XII	805,450,000	5,596,745,000	6,402,195,000
Region XIII - Caraga	618,855,000	4,039,150,000	4,658,005,000

Regional Office - XIII	618,855,000	4,039,150,000	4,658,005,000
Sustainable Livelihood Program	489,537,000	4,816,226,000	5,305,763,000

National Capital Region (NCR)	64,250,000	3,660,780,000	3,725,030,000

Central Office	45,273,000	3,619,215,000	3,664,488,000
Regional Office - NCR	18,977,000	41,565,000	60,542,000
Region I - Ilocos	18,567,000	73,452,000	92,019,000

Regional Office - I	18,567,000	73,452,000	92,019,000
Cordillera Administrative Region (CAR)	21,414,000	43,656,000	65,070,000

Regional Office - CAR	21,414,000	43,656,000	65,070,000
Region II - Cagayan Valley	15,308,000	59,786,000	75,094,000

Regional Office - II	15,308,000	59,786,000	75,094,000
Region III - Central Luzon	15,515,000	77,642,000	93,157,000

Regional Office - III	15,515,000	77,642,000	93,157,000
Region IVA - CALABARZON	16,121,000	101,627,000	117,748,000

Regional Office - IVA	16,121,000	101,627,000	117,748,000
Region IVB - MIMAROPA	31,071,000	50,995,000	82,066,000

Regional Office - IVB	31,071,000	50,995,000	82,066,000
Region V - Bicol	30,465,000	97,064,000	127,529,000

Regional Office - V	30,465,000	97,064,000	127,529,000

238	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VI - Western Visayas	25,163,000	109,218,000		134,381,000

Regional Office - VI	25,163,000	109,218,000		134,381,000
Region VII - Central Visayas	21,100,000	114,573,000		135,673,000

Regional Office - VII	21,100,000	114,573,000		135,673,000
Region VIII - Eastern Visayas	36,457,000	101,766,000		138,223,000

Regional Office - VIII	36,457,000	101,766,000		138,223,000
Region IX - Zamboanga Peninsula	55,159,000	63,819,000		118,978,000

Regional Office - IX	55,159,000	63,819,000		118,978,000
Region X - Northern Mindanao	38,177,000	97,753,000		135,930,000

Regional Office - X	38,177,000	97,753,000		135,930,000
Region XI - Davao	34,858,000	61,265,000		96,123,000

Regional Office - XI	34,858,000	61,265,000		96,123,000
Region XII - SOCCSKSARGEN	16,347,000	40,716,000		57,063,000

Regional Office - XII	16,347,000	40,716,000		57,063,000
Region XIII - Caraga	49,565,000	62,114,000		111,679,000

Regional Office - XIII	49,565,000	62,114,000		111,679,000
PROTECTIVE SOCIAL WELFARE PROGRAM	866,645,000	127,575,065,000	30,000,000	128,471,710,000

RESIDENTIAL AND NON-RESIDENTIAL CARE SUB-PROGRAM	777,121,000	2,255,280,000	30,000,000	3,062,401,000

Services for Residential and Center-based Clients	777,121,000	2,255,280,000	30,000,000	3,062,401,000

National Capital Region (NCR)	249,620,000	1,169,351,000	30,000,000	1,448,971,000

Central Office		632,373,000		632,373,000
Regional Office - NCR	249,620,000	536,978,000	30,000,000	816,598,000
Region I - Ilocos	40,204,000	71,437,000		111,641,000

Regional Office - I	40,204,000	71,437,000		111,641,000
Cordillera Administrative Region (CAR)	19,965,000	43,956,000		63,921,000

Regional Office - CAR	19,965,000	43,956,000		63,921,000
Region II - Cagayan Valley	27,794,000	38,520,000		66,314,000

Regional Office - II	27,794,000	38,520,000		66,314,000

JANUARY 5, 2026	OFFICIAL GAZETTE	239
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region III - Central Luzon	60,121,000	144,921,000	205,042,000

Regional Office - III	60,121,000	144,921,000	205,042,000
Region IVA - CALABARZON	70,703,000	112,140,000	182,843,000

Regional Office - IVA	70,703,000	112,140,000	182,843,000
Region IVB - MIMAROPA	1,237,000	13,275,000	14,512,000

Regional Office - IVB	1,237,000	13,275,000	14,512,000
Region V - Bicol	26,421,000	37,543,000	63,964,000

Regional Office - V	26,421,000	37,543,000	63,964,000
Region VI - Western Visayas	32,314,000	34,784,000	67,098,000

Regional Office - VI	32,314,000	34,784,000	67,098,000
Region VII - Central Visayas	43,566,000	84,362,000	127,928,000

Regional Office - VII	43,566,000	84,362,000	127,928,000
Region VIII - Eastern Visayas	39,270,000	47,754,000	87,024,000

Regional Office - VIII	39,270,000	47,754,000	87,024,000
Region IX - Zamboanga Peninsula	44,463,000	178,785,000	223,248,000

Regional Office - IX	44,463,000	178,785,000	223,248,000
Region X - Northern Mindanao	28,279,000	56,445,000	84,724,000

Regional Office - X	28,279,000	56,445,000	84,724,000
Region XI - Davao	58,916,000	105,604,000	164,520,000

Regional Office - XI	58,916,000	105,604,000	164,520,000
Region XII - SOCCSKSARGEN	21,201,000	62,188,000	83,389,000

Regional Office - XII	21,201,000	62,188,000	83,389,000
Region XIII - Caraga	13,047,000	54,215,000	67,262,000

Regional Office - XIII	13,047,000	54,215,000	67,262,000
SUPPLEMENTARY FEEDING SUB-PROGRAM		9,563,551,000	9,563,551,000

Supplementary Feeding Program		9,563,551,000	9,563,551,000

National Capital Region (NCR)		6,953,073,000	6,953,073,000

Central Office		6,770,641,000	6,770,641,000
Regional Office - NCR		182,432,000	182,432,000

240	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region I - Ilocos	148,616,000	148,616,000

Regional Office - I	148,616,000	148,616,000
Cordillera Administrative Region (CAR)	68,857,000	68,857,000

Regional Office - CAR	68,857,000	68,857,000
Region II - Cagayan Valley	136,948,000	136,948,000

Regional Office - II	136,948,000	136,948,000
Region III - Central Luzon	207,186,000	207,186,000

Regional Office - III	207,186,000	207,186,000
Region IVA - CALABARZON	269,924,000	269,924,000

Regional Office - IVA	269,924,000	269,924,000
Region IVB - MIMAROPA	117,668,000	117,668,000

Regional Office - IVB	117,668,000	117,668,000
Region V - Bicol	229,522,000	229,522,000

Regional Office - V	229,522,000	229,522,000
Region VI - Western Visayas	185,515,000	185,515,000

Regional Office - VI	185,515,000	185,515,000
Negros Island Region (NIR)	175,871,000	175,871,000

Regional Office - NIR	175,871,000	175,871,000
Region VII - Central Visayas	174,514,000	174,514,000

Regional Office - VII	174,514,000	174,514,000
Region VIII - Eastern Visayas	82,897,000	82,897,000

Regional Office - VIII	82,897,000	82,897,000
Region IX - Zamboanga Peninsula	174,417,000	174,417,000

Regional Office - IX	174,417,000	174,417,000
Region X - Northern Mindanao	234,899,000	234,899,000

Regional Office - X	234,899,000	234,899,000
Region XI - Davao	140,328,000	140,328,000

Regional Office - XI	140,328,000	140,328,000
Region XII - SOCCSKSARGEN	148,027,000	148,027,000

Regional Office - XII	148,027,000	148,027,000

JANUARY 5, 2026	OFFICIAL GAZETTE	241
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region XIII - Caraga		115,289,000	115,289,000

Regional Office - XIII		115,289,000	115,289,000
SOCIAL WELFARE FOR SENIOR CITIZENS SUB-PROGRAM	39,481,000	51,825,314,000	51,864,795,000

Social Pension for Indigent Senior Citizens	39,481,000	51,825,314,000	51,864,795,000

National Capital Region (NCR)	9,366,000	17,943,430,000	17,952,796,000

Central Office	7,359,000	15,922,423,000	15,929,782,000
Regional Office - NCR	2,007,000	2,021,007,000	2,023,014,000
Region I - Ilocos	2,007,000	1,893,224,000	1,895,231,000

Regional Office - I	2,007,000	1,893,224,000	1,895,231,000
Cordillera Administrative Region (CAR)	2,007,000	1,012,250,000	1,014,257,000

Regional Office - CAR	2,007,000	1,012,250,000	1,014,257,000
Region II - Cagayan Valley	2,007,000	2,235,004,000	2,237,011,000

Regional Office - II	2,007,000	2,235,004,000	2,237,011,000
Region III - Central Luzon	2,007,000	1,213,907,000	1,215,914,000

Regional Office - III	2,007,000	1,213,907,000	1,215,914,000
Region IVA - CALABARZON	2,007,000	3,047,281,000	3,049,288,000

Regional Office - IVA	2,007,000	3,047,281,000	3,049,288,000
Region IVB - MIMAROPA	2,007,000	1,889,803,000	1,891,810,000

Regional Office - IVB	2,007,000	1,889,803,000	1,891,810,000
Region V - Bicol	2,007,000	2,627,972,000	2,629,979,000

Regional Office - V	2,007,000	2,627,972,000	2,629,979,000
Region VI - Western Visayas	2,007,000	2,981,298,000	2,983,305,000

Regional Office - VI	2,007,000	2,981,298,000	2,983,305,000
Negros Island Region (NIR)		1,216,280,000	1,216,280,000

Regional Office - NIR		1,216,280,000	1,216,280,000
Region VII - Central Visayas	2,007,000	2,078,989,000	2,080,996,000

Regional Office - VII	2,007,000	2,078,989,000	2,080,996,000
Region VIII - Eastern Visayas	2,007,000	2,665,700,000	2,667,707,000

Regional Office - VIII	2,007,000	2,665,700,000	2,667,707,000

242	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IX - Zamboanga Peninsula	2,007,000	2,189,064,000	2,191,071,000

Regional Office - IX	2,007,000	2,189,064,000	2,191,071,000
Region X - Northern Mindanao	2,007,000	2,128,545,000	2,130,552,000

Regional Office - X	2,007,000	2,128,545,000	2,130,552,000
Region XI - Davao	2,007,000	2,630,180,000	2,632,187,000

Regional Office - XI	2,007,000	2,630,180,000	2,632,187,000
Region XII - SOCCSKSARGEN	2,017,000	2,368,010,000	2,370,027,000

Regional Office - XII	2,017,000	2,368,010,000	2,370,027,000
Region XIII - Caraga	2,007,000	1,704,377,000	1,706,384,000

Regional Office - XIII	2,007,000	1,704,377,000	1,706,384,000
PROTECTIVE PROGRAM FOR INDIVIDUALS AND FAMILIES IN ESPECIALLY DIFFICULT CIRCUMSTANCES SUB-PROGRAM	50,043,000	63,853,245,000	63,903,288,000

Protective Services for Individuals and Families in Difficult Circumstances	50,043,000	63,845,435,000	63,895,478,000

National Capital Region (NCR)	50,043,000	63,845,435,000	63,895,478,000

Central Office	50,043,000	63,845,435,000	63,895,478,000
Assistance to Persons with Disability		7,810,000	7,810,000

National Capital Region (NCR)		7,810,000	7,810,000

Central Office		7,810,000	7,810,000
SOCIAL WELFARE FOR DISTRESSED OVERSEAS FILIPINOS AND TRAFFICKED PERSONS SUB-PROGRAM		77,675,000	77,675,000

Services to Displaced Persons		53,021,000	53,021,000

National Capital Region (NCR)		53,021,000	53,021,000

Central Office		53,021,000	53,021,000
Recovery and Reintegration Program for Trafficked Persons		24,654,000	24,654,000

National Capital Region (NCR)		5,523,000	5,523,000

Central Office		2,156,000	2,156,000
Regional Office - NCR		3,367,000	3,367,000
Region I - Ilocos		880,000	880,000

Regional Office - I		880,000	880,000

JANUARY 5, 2026	OFFICIAL GAZETTE	243
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Cordillera Administrative Region (CAR)	752,000	752,000

Regional Office - CAR	752,000	752,000
Region II - Cagayan Valley	928,000	928,000

Regional Office - II	928,000	928,000
Region III - Central Luzon	1,392,000	1,392,000

Regional Office - III	1,392,000	1,392,000
Region IVA - CALABARZON	1,080,000	1,080,000

Regional Office - IVA	1,080,000	1,080,000
Region IVB - MIMAROPA	720,000	720,000

Regional Office - IVB	720,000	720,000
Region V - Bicol	832,000	832,000

Regional Office - V	832,000	832,000
Region VI - Western Visayas	984,000	984,000

Regional Office - VI	984,000	984,000
Negros Island Region (NIR)	712,000	712,000

Regional Office - NIR	712,000	712,000
Region VII - Central Visayas	1,991,000	1,991,000

Regional Office - VII	1,991,000	1,991,000
Region VIII - Eastern Visayas	1,399,000	1,399,000

Regional Office - VIII	1,399,000	1,399,000
Region IX - Zamboanga Peninsula	2,663,000	2,663,000

Regional Office - IX	2,663,000	2,663,000
Region X - Northern Mindanao	1,519,000	1,519,000

Regional Office - X	1,519,000	1,519,000
Region XI - Davao	1,040,000	1,040,000

Regional Office - XI	1,040,000	1,040,000
Region XII - SOCCSKSARGEN	760,000	760,000

Regional Office - XII	760,000	760,000
Region XIII - Caraga	1,479,000	1,479,000

Regional Office - XIII	1,479,000	1,479,000

244	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

DISASTER RESPONSE AND MANAGEMENT PROGRAM		5,237,924,000	30,000,000	5,267,924,000

Disaster Response and Rehabilitation Program		2,186,131,000		2,186,131,000

National Capital Region (NCR)		2,186,131,000		2,186,131,000

Central Office		2,186,131,000		2,186,131,000
National Resource Operations		51,793,000	30,000,000	81,793,000

National Capital Region (NCR)		51,793,000	30,000,000	81,793,000

Central Office		51,793,000	30,000,000	81,793,000
Quick Response Fund		3,000,000,000		3,000,000,000

National Capital Region (NCR)		3,000,000,000		3,000,000,000

Central Office		3,000,000,000		3,000,000,000
SOCIAL WELFARE AND DEVELOPMENT AGENCIES REGULATORY PROGRAM	40,902,000	249,930,000		290,832,000

Standards-setting, Licensing, Accreditation and Monitoring Services	40,902,000	249,930,000		290,832,000

National Capital Region (NCR)	40,902,000	249,930,000		290,832,000

Central Office	40,902,000	249,930,000		290,832,000
SOCIAL WELFARE AND DEVELOPMENT TECHNICAL ASSISTANCE AND RESOURCE AUGMENTATION PROGRAM	1,192,251,000	183,645,000	160,000,000	1,535,896,000

Provision of Technical/Advisory Assistance and Other Related Support Services	1,173,466,000	156,642,000	160,000,000	1,490,108,000

National Capital Region (NCR)	99,754,000	115,790,000		215,544,000

Central Office		111,297,000		111,297,000
Regional Office - NCR	99,754,000	4,493,000		104,247,000
Region I - Ilocos	64,748,000	2,480,000		67,228,000

Regional Office - I	64,748,000	2,480,000		67,228,000
Cordillera Administrative Region - CAR	62,860,000	2,227,000		65,087,000

Regional Office - CAR	62,860,000	2,227,000		65,087,000
Region II - Cagayan Valley	65,640,000	3,455,000		69,095,000

Regional Office - II	65,640,000	3,455,000		69,095,000
Region III - Central Luzon	89,810,000	4,192,000		94,002,000

Regional Office - III	89,810,000	4,192,000		94,002,000

JANUARY 5, 2026	OFFICIAL GAZETTE	245
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region IVA - CALABARZON	80,134,000	2,624,000		82,758,000

Regional Office - IVA	80,134,000	2,624,000		82,758,000
Region IVB - MIMAROPA	63,750,000	3,671,000		67,421,000

Regional Office - IVB	63,750,000	3,671,000		67,421,000
Region V - Bicol	70,967,000	2,257,000		73,224,000

Regional Office - V	70,967,000	2,257,000		73,224,000
Region VI - Western Visayas	76,102,000	2,378,000		78,480,000

Regional Office - VI	76,102,000	2,378,000		78,480,000
Region VII - Central Visayas	76,985,000	2,128,000		79,113,000

Regional Office - VII	76,985,000	2,128,000		79,113,000
Region VIII - Eastern Visayas	60,114,000	2,481,000		62,595,000

Regional Office - VIII	60,114,000	2,481,000		62,595,000
Region IX - Zamboanga Peninsula	80,138,000	3,252,000		83,390,000

Regional Office - IX	80,138,000	3,252,000		83,390,000
Region X - Northern Mindanao	72,096,000	2,199,000		74,295,000

Regional Office - X	72,096,000	2,199,000		74,295,000
Region XI - Davao	68,460,000	2,510,000		70,970,000

Regional Office - XI	68,460,000	2,510,000		70,970,000
Region XII - SOCCSKSARGEN	70,695,000	3,059,000		73,754,000

Regional Office - XII	70,695,000	3,059,000		73,754,000
Region XIII - Caraga	71,213,000	1,939,000	160,000,000	233,152,000

Regional Office - XIII	71,213,000	1,939,000	160,000,000	233,152,000
Provision of Capability Training Programs	18,785,000	27,003,000		45,788,000

National Capital Region (NCR)	18,785,000	27,003,000		45,788,000

Central Office	18,785,000	27,003,000		45,788,000

Sub-total, Operations	15,146,099,000	238,503,070,000	220,000,000	253,869,169,000

Total, Regular Programs	15,717,725,000	240,442,967,000	1,284,220,000	257,444,912,000

PROJECT(S)
Locally-Funded Project(s)

246	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

National Beneficiary Identification System for Vulnerable Populations	144,916,000	45,375,000	190,291,000

National Capital Region (NCR)	50,599,000	34,329,000	84,928,000

Central Office	44,751,000	33,842,000	78,593,000
Regional Office - NCR	5,848,000	487,000	6,335,000
Region I - Ilocos	5,858,000	650,000	6,508,000

Regional Office - I	5,858,000	650,000	6,508,000
Cordillera Administrative Region (CAR)	5,848,000	650,000	6,498,000

Regional Office - CAR	5,848,000	650,000	6,498,000
Region II - Cagayan Valley	5,848,000	650,000	6,498,000

Regional Office - II	5,848,000	650,000	6,498,000
Region III - Central Luzon	5,858,000	650,000	6,508,000

Regional Office - III	5,858,000	650,000	6,508,000
Region IVA - CALABARZON	5,858,000	487,000	6,345,000

Regional Office - IVA	5,858,000	487,000	6,345,000
Region IVB - MIMAROPA	5,848,000	487,000	6,335,000

Regional Office - IVB	5,848,000	487,000	6,335,000
Region V - Bicol	5,848,000	650,000	6,498,000

Regional Office - V	5,848,000	650,000	6,498,000
Region VI - Western Visayas	5,848,000	650,000	6,498,000

Regional Office - VI	5,848,000	650,000	6,498,000
Negros Island Region (NIR)		650,000	650,000

Regional Office - NIR		650,000	650,000
Region VII - Central Visayas	5,848,000	650,000	6,498,000

Regional Office - VII	5,848,000	650,000	6,498,000
Region VIII - Eastern Visayas	6,027,000	650,000	6,677,000

Regional Office - VIII	6,027,000	650,000	6,677,000
Region IX - Zamboanga Peninsula	9,102,000	1,136,000	10,238,000

Regional Office - IX	9,102,000	1,136,000	10,238,000

JANUARY 5, 2026	OFFICIAL GAZETTE	247
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Region X - Northern Mindanao	5,853,000	650,000	6,503,000

Regional Office - X	5,853,000	650,000	6,503,000
Region XI - Davao	5,848,000	650,000	6,498,000

Regional Office - XI	5,848,000	650,000	6,498,000
Region XII - SOCCSKSARGEN	8,952,000	1,136,000	10,088,000

Regional Office - XII	8,952,000	1,136,000	10,088,000
Region XIII - Caraga	5,873,000	650,000	6,523,000

Regional Office - XIII	5,873,000	650,000	6,523,000
Kapit-Bisig Laban sa Kahirapan-Comprehensive and Integrated Delivery of Social Services: Kapangyarihan at Kaunlaran sa Barangay (KALAHI-CIDSS-KKB)		1,780,087,000	1,780,087,000

National Capital Region (NCR)		1,780,087,000	1,780,087,000

Central Office		1,780,087,000	1,780,087,000
Reducing Vulnerabilities of Children from Hunger and Malnutrition in BARMM or Bangsamoro Umpungan sa Nutrisyon (BangUN)		160,474,000	160,474,000

National Capital Region (NCR)		160,474,000	160,474,000

Central Office		160,474,000	160,474,000
Walang Gutom 2027: Food STAMP Program		1,890,000,000	1,890,000,000

National Capital Region (NCR)		1,890,000,000	1,890,000,000

Central Office		1,890,000,000	1,890,000,000
Pag-Abot Program		807,074,000	807,074,000

National Capital Region (NCR)		807,074,000	807,074,000

Central Office		807,074,000	807,074,000
Implementation and Monitoring of Payapa at Masaganang Pamayanan (PAMANA) Program - Peace and Development Fund		351,071,000	351,071,000

National Capital Region (NCR)		351,071,000	351,071,000

Central Office		351,071,000	351,071,000
Implementation and Monitoring of Payapa at Masaganang Pamayanan (PAMANA) Program - DSWD/LGU Led Livelihood		1,049,041,000	1,049,041,000

National Capital Region (NCR)		1,049,041,000	1,049,041,000

Central Office		1,049,041,000	1,049,041,000

248	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Construction of the Mindanao Disaster Resource Center Under Multi-Year Contractual Authority (MYCA) - Phase 1						500,000,000		500,000,000

National Capital Region (NCR)						500,000,000		500,000,000

Central Office						500,000,000		500,000,000
Establishment of Five (5) Regional Bahay Pag-Asa under a Multi-Year Contractual Authority (MYCA) - Phase 1						275,000,000		275,000,000

National Capital Region (NCR)						275,000,000		275,000,000

Central Office						275,000,000		275,000,000

Sub-total, Locally-Funded Project(s)		144,916,000		6,083,122,000		775,000,000		7,003,038,000

Total, Project(s)		144,916,000		6,083,122,000		775,000,000		7,003,038,000

TOTAL NEW APPROPRIATIONS	₱	15,862,641,000	₱	246,526,089,000	₱	2,059,220,000	₱	264,447,950,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	1,545,074

Total Permanent Positions	1,545,074

Other Compensation Common to All
Personnel Economic Relief Allowance	72,168
Representation Allowance	18,144
Transportation Allowance	17,574
Clothing and Uniform Allowance	21,049
Mid-Year Bonus - Civilian	128,757
Year End Bonus	128,757
Cash Gift	15,035
Productivity Enhancement Incentive	15,035
Step Increment	3,862

Total Other Compensation Common to All	420,381

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	1,348
Magna Carta for Public Social Workers	133,011
Overseas Allowance	3,777
Anniversary Bonus - Civilian	9,000

Total Other Compensation for Specific Groups	147,136

JANUARY 5, 2026	OFFICIAL GAZETTE	249
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Other Benefits
PAG-IBIG Contributions	7,217
PhilHealth Contributions	36,487
Employees Compensation Insurance Premiums	3,609
Loyalty Award - Civilian	2,985
Terminal Leave	34,597

Total Other Benefits	84,895

Non-Permanent Positions	13,665,155

Total Personnel Services	15,862,641

Maintenance and Other Operating Expenses
Travelling Expenses	1,726,899
Training and Scholarship Expenses	1,053,719
Supplies and Materials Expenses	1,867,551
Utility Expenses	310,427
Communication Expenses	599,041
Awards/Rewards and Prizes	15,873
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	18,000
Extraordinary and Miscellaneous Expenses	9,610
Professional Services	8,480,686
General Services	481,406
Repairs and Maintenance	236,079
Financial Assistance/Subsidy	230,553,673
Taxes, Insurance Premiums and Other Fees	88,226
Labor and Wages	4,864
Other Maintenance and Operating Expenses
Advertising Expenses	42,604
Printing and Publication Expenses	23,611
Representation Expenses	180,098
Transportation and Delivery Expenses	27,521
Rent/Lease Expenses	382,304
Membership Dues and Contributions to Organizations	20
Subscription Expenses	145,801
Bank Transaction Fee	163,448
Other Maintenance and Operating Expenses	114,628

Total Maintenance and Other Operating Expenses	246,526,089

Total Current Operating Expenditures	262,388,730

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	1,895,300
Machinery and Equipment Outlay	163,920

Total Capital Outlays	2,059,220

TOTAL NEW APPROPRIATIONS	264,447,950

250	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

B. COUNCIL FOR THE WELFARE OF CHILDREN

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	202,625,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	33,405,000	₱	13,610,000	₱	5,978,000	₱	52,993,000
Operations		13,512,000		95,638,000		14,620,000		123,770,000

CHILD RIGHTS COORDINATION PROGRAM		13,512,000		95,638,000		14,620,000		123,770,000

Total, Regular Programs		46,917,000		109,248,000		20,598,000		176,763,000

B. PROJECT(S)
Locally-Funded Project(s)				25,862,000				25,862,000

Total, Project(s)				25,862,000				25,862,000

TOTAL NEW APPROPRIATIONS	₱	46,917,000	₱	135,110,000	₱	20,598,000	₱	202,625,000

Special Provision(s)

1. Reporting and Posting Requirements. The Council for the Welfare of Children (CWC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CWC’s website.

The CWC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	33,405,000	₱	13,610,000	₱	5,978,000	₱	52,993,000

Sub-total, General Administration and Support		33,405,000		13,610,000		5,978,000		52,993,000

JANUARY 5, 2026	OFFICIAL GAZETTE	251
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Operations
CHILD RIGHTS COORDINATION PROGRAM		13,512,000		95,638,000		14,620,000		123,770,000

Policy Formulation and Coordination of the Implementation of Plans and Programs on the Fulfillment of the Rights of the Child		13,512,000		95,638,000		14,620,000		123,770,000

Sub-total, Operations		13,512,000		95,638,000		14,620,000		123,770,000

Sub-total, Programs		46,917,000		109,248,000		20,598,000		176,763,000

PROJECT(S)
Locally-Funded Project(s)
MAKABATA Helpline				25,862,000				25,862,000

Sub-total, Locally-Funded Project(s)				25,862,000				25,862,000

Total, Project(s)				25,862,000				25,862,000

TOTAL NEW APPROPRIATIONS	₱	46,917,000	₱	135,110,000	₱	20,598,000	₱	202,625,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	35,972

Total Permanent Positions	35,972

Other Compensation Common to All
Personnel Economic Relief Allowance	1,344
Representation Allowance	702
Transportation Allowance	432
Clothing and Uniform Allowance	392
Honoraria	368
Mid-Year Bonus - Civilian	2,998
Year End Bonus	2,998
Cash Gift	280
Productivity Enhancement Incentive	280
Step Increment	90

Total Other Compensation Common to All	9,884

Other Benefits
PAG-IBIG Contributions	134
PhilHealth Contributions	844

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GENERAL APPROPRIATIONS ACT, FY 2026

Employees Compensation Insurance Premiums	68
Loyalty Award - Civilian	15

Total Other Benefits	1,061

Total Personnel Services	46,917

Maintenance and Other Operating Expenses
Travelling Expenses	9,773
Training and Scholarship Expenses	43,739
Supplies and Materials Expenses	5,983
Utility Expenses	2,736
Communication Expenses	953
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	334
Professional Services	48,821
General Services	3,010
Repairs and Maintenance	1,340
Taxes, Insurance Premiums and Other Fees	1,033
Other Maintenance and Operating Expenses
Printing and Publication Expenses	3,267
Representation Expenses	3,817
Rent/Lease Expenses	680
Subscription Expenses	9,620
Other Maintenance and Operating Expenses	4

Total Maintenance and Other Operating Expenses	135,110

Total Current Operating Expenditures	182,027

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	19,620
Furniture, Fixtures and Books Outlay	978

Total Capital Outlays	20,598

TOTAL NEW APPROPRIATIONS	202,625

C. JUVENILE JUSTICE AND WELFARE COUNCIL

For general administration and support, and operations, as indicated hereunder	₱	133,058,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	24,231,000	₱	5,526,000	₱	3,700,000	₱	33,457,000

JANUARY 5, 2026	OFFICIAL GAZETTE	253
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Operations		27,947,000		70,604,000		1,050,000		99,601,000

JUVENILE JUSTICE AND WELFARE PROGRAM		27,947,000		70,604,000		1,050,000		99,601,000

TOTAL NEW APPROPRIATIONS	₱	52,178,000	₱	76,130,000	₱	4,750,000	₱	133,058,000

Special Provision(s)

1. Reporting and Posting Requirements. The Juvenile Justice and Welfare Council (JJWC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	JJWC’s website.

The JJWC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	24,231,000	₱	5,526,000	₱	3,700,000	₱	33,457,000

Sub-total, General Administration and Support		24,231,000		5,526,000		3,700,000		33,457,000

Operations
JUVENILE JUSTICE AND WELFARE PROGRAM		27,947,000		70,604,000		1,050,000		99,601,000

Formulate Policies and Coordinate the Implementation of Plans and Programs on Children at Risk and Children in Conflictwith the Law		27,947,000		70,604,000		1,050,000		99,601,000

Sub-total, Operations		27,947,000		70,604,000		1,050,000		99,601,000

TOTAL NEW APPROPRIATIONS	₱	52,178,000	₱	76,130,000	₱	4,750,000	₱	133,058,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions

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GENERAL APPROPRIATIONS ACT, FY 2026

Basic Salary	37,819

Total Permanent Positions	37,819

Other Compensation Common to All
Personnel Economic Relief Allowance	1,584
Representation Allowance	186
Transportation Allowance	186
Clothing and Uniform Allowance	462
Mid-Year Bonus - Civilian	3,151
Year End Bonus	3,151
Cash Gift	330
Productivity Enhancement Incentive	330
Step Increment	95

Total Other Compensation Common to All	9,475

Other Compensation for Specific Groups
Magna Carta for Public Social Workers	3,739

Total Other Compensation for Specific Groups	3,739

Other Benefits
PAG-IBIG Contributions	158
PhilHealth Contributions	907
Employees Compensation Insurance Premiums	80

Total Other Benefits	1,145

Total Personnel Services	52,178

Maintenance and Other Operating Expenses
Travelling Expenses	7,075
Training and Scholarship Expenses	20,598
Supplies and Materials Expenses	7,750
Utility Expenses	650
Communication Expenses	1,350
Awards/Rewards and Prizes	600
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	13,600
General Services	2,300
Repairs and Maintenance	316
Taxes, Insurance Premiums and Other Fees	135
Other Maintenance and Operating Expenses
Advertising Expenses	1,000
Printing and Publication Expenses	900
Representation Expenses	9,000
Transportation and Delivery Expenses	20
Rent/Lease Expenses	5,500
Subscription Expenses	700

JANUARY 5, 2026	OFFICIAL GAZETTE	255
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Other Maintenance and Operating Expenses	4,500

Total Maintenance and Other Operating Expenses	76,130

Total Current Operating Expenditures	128,308

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	1,050
Transportation Equipment Outlay	3,700

Total Capital Outlays	4,750

TOTAL NEW APPROPRIATIONS	133,058

D. NATIONAL ANTI-POVERTY COMMISSION

For general administration and support, and operations, as indicated hereunder	₱	369,393,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	34,974,000	₱	42,920,000	₱	2,920,000	₱	80,814,000
Operations		46,770,000		241,809,000				288,579,000

SOCIAL REFORM AND POVERTY ERADICATION COORDINATION AND OVERSIGHT PROGRAM		46,770,000		241,809,000				288,579,000

TOTAL NEW APPROPRIATIONS	₱	81,744,000	₱	284,729,000	₱	2,920,000	₱	369,393,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Anti-Poverty Commission (NAPC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NAPC’s website.

The NAPC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS

256	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

General Administration and Support
General Management and Supervision	₱	34,974,000	₱	42,920,000	₱	2,920,000	₱	80,814,000

Sub-total, General Administration and Support		34,974,000		42,920,000		2,920,000		80,814,000

Operations
SOCIAL REFORM AND POVERTY ERADICATION COORDINATION AND OVERSIGHT PROGRAM		46,770,000		241,809,000				288,579,000

POLICY, PLAN AND PROGRAM ADVISORY, COORDINATION, DEVELOPMENT, REVIEW AND ADVOCACY SUB-PROGRAM		27,768,000		53,600,000				81,368,000

Formulation, Prototyping and Monitoring of Policies, Plans and Programs and Inter-Agency and Inter-Stakeholder Coordination Platforms		27,768,000		45,948,000				73,716,000
Provision of Information and Advocacy Support				7,652,000				7,652,000
BASIC SECTOR PARTNERSHIP AND PARTICIPATORY PLATFORMS DEVELOPMENT AND MAINTENANCE SUB-PROGRAM		19,002,000		188,209,000				207,211,000

Support to Consultative and Convergence Platforms		19,002,000		188,209,000				207,211,000

Sub-total, Operations		46,770,000		241,809,000				288,579,000

TOTAL NEW APPROPRIATIONS	₱	81,744,000	₱	284,729,000	₱	2,920,000	₱	369,393,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	49,000

Total Permanent Positions	49,000

Other Compensation Common to All
Personnel Economic Relief Allowance	1,128
Representation Allowance	1,182
Transportation Allowance	1,182
Clothing and Uniform Allowance	329
Mid-Year Bonus - Civilian	4,084
Year End Bonus	4,084
Cash Gift	235
Per Diems	17,902

JANUARY 5, 2026	OFFICIAL GAZETTE	257
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Productivity Enhancement Incentive	235
Step Increment	122

Total Other Compensation Common to All	30,483

Other Compensation for Specific Groups
RATA of Sectoral/Alternate Sectoral Representatives	1,100

Total Other Compensation for Specific Groups	1,100

Other Benefits
PAG-IBIG Contributions	113
PhilHealth Contributions	992
Employees Compensation Insurance Premiums	56

Total Other Benefits	1,161

Total Personnel Services	81,744

Maintenance and Other Operating Expenses
Travelling Expenses	59,652
Training and Scholarship Expenses	40,003
Supplies and Materials Expenses	13,333
Utility Expenses	880
Communication Expenses	1,141
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	632
Professional Services	54,509
General Services	4,420
Repairs and Maintenance	3,588
Taxes, Insurance Premiums and Other Fees	510
Other Maintenance and Operating Expenses
Printing and Publication Expenses	50
Representation Expenses	89,741
Rent/Lease Expenses	9,000
Subscription Expenses	1,325
Other Maintenance and Operating Expenses	5,945

Total Maintenance and Other Operating Expenses	284,729

Total Current Operating Expenditures	366,473

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	2,920

Total Capital Outlays	2,920

TOTAL NEW APPROPRIATIONS	369,393

E. NATIONAL AUTHORITY FOR CHILD CARE

For general administration and support, and operations, as indicated hereunder	₱	747,467,000

258	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	163,455,000	₱	109,835,000		₱	273,290,000
Operations		138,405,000		335,772,000			474,177,000

INTER-COUNTRY ADOPTION REGULATORY PROGRAM		46,717,000		13,132,000			59,849,000
INTER-COUNTRY ADOPTION PROGRAM		49,172,000		29,465,000			78,637,000
ALTERNATIVE CHILD CARE REGULATORY PROGRAM		42,516,000		8,681,000			51,197,000
ALTERNATIVE CHILD CARE PROGRAM				284,494,000			284,494,000

TOTAL NEW APPROPRIATIONS	₱	301,860,000	₱	445,607,000		₱	747,467,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Authority for Child Care (NACC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NACC’s website.

The NACC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	163,455,000	₱	109,835,000		₱	273,290,000

Sub-total, General Administration and Support		163,455,000		109,835,000			273,290,000

Operations
INTER-COUNTRY ADOPTION REGULATORY PROGRAM		46,717,000		13,132,000			59,849,000

Accredit/Authorize Foreign Adoption Agencies and Child Caring Agencies as Liaison Service Agencies		46,717,000		13,132,000			59,849,000

JANUARY 5, 2026	OFFICIAL GAZETTE	259
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

INTER-COUNTRY ADOPTION PROGRAM		49,172,000		29,465,000		78,637,000

Adjudication/Entrustment of Children for Inter-Country Adoption		49,172,000		29,465,000		78,637,000
ALTERNATIVE CHILD CARE REGULATORY PROGRAM		42,516,000		8,681,000		51,197,000

Accreditation/Authorization of Foreign Adoption Agencies and Child Caring Agencies as Liaison Service Agencies		42,516,000		8,681,000		51,197,000
ALTERNATIVE CHILD CARE PROGRAM				284,494,000		284,494,000

Adjudication/Entrustment of Children for Adoption and Other Alternative Child Care				284,494,000		284,494,000

Sub-total, Operations		138,405,000		335,772,000		474,177,000

TOTAL NEW APPROPRIATIONS	₱	301,860,000	₱	445,607,000	₱	747,467,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	233,693

Total Permanent Positions	233,693

Other Compensation Common to All
Personnel Economic Relief Allowance	10,800
Representation Allowance	942
Transportation Allowance	942
Clothing and Uniform Allowance	3,150
Mid-Year Bonus - Civilian	19,474
Year End Bonus	19,474
Cash Gift	2,250
Productivity Enhancement Incentive	2,250
Step Increment	584

Total Other Compensation Common to All	59,866

Other Benefits
PAG-IBIG Contributions	1,080
PhilHealth Contributions	5,721
Employees Compensation Insurance Premiums	540

Total Other Benefits	7,341

260	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Non-Permanent Positions	960

Total Personnel Services	301,860

Maintenance and Other Operating Expenses
Travelling Expenses	39,012
Training and Scholarship Expenses	52,664
Supplies and Materials Expenses	21,268
Utility Expenses	5,414
Communication Expenses	4,885
Awards/Rewards and Prizes	300
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	498
Professional Services	135,843
General Services	12,200
Repairs and Maintenance	3,950
Financial Assitance/Subsidy	79,258
Taxes, Insurance Premiums and Other Fees	2,250
Other Maintenance and Operating Expenses
Advertising Expenses	9,508
Printing and Publication Expenses	4,351
Representation Expenses	25,451
Rent/Lease Expenses	29,818
Subscription Expenses	13,848
Other Maintenance and Operating Expenses	5,089

Total Maintenance and Other Operating Expenses	445,607

Total Current Operating Expenditures	747,467

TOTAL NEW APPROPRIATIONS	747,467

F. NATIONAL COMMISSION OF SENIOR CITIZENS

For general administration and support, support to operations, and operations, as indicated hereunder	₱	3,596,953,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	128,432,000	₱	100,762,000	₱	3,000,000	₱	232,194,000
Support to Operations		5,141,000		8,684,000				13,825,000
Operations		34,323,000		3,316,611,000				3,350,934,000

SENIOR CITIZENS POLICY DEVELOPMENT AND PLANNING PROGRAM		7,163,000		4,340,000				11,503,000
SENIOR CITIZENS ACTION FOR DEVELOPMENT AND NATION BUILDING		19,372,000		14,364,000				33,736,000

JANUARY 5, 2026	OFFICIAL GAZETTE	261
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

SENIOR CITIZENS WELFARE SERVICES PROGRAM DEVELOPMENT		7,788,000		3,297,907,000				3,305,695,000

TOTAL NEW APPROPRIATIONS	₱	167,896,000	₱	3,426,057,000	₱	3,000,000	₱	3,596,953,000

Special Provision(s)

1. Cash Gifts for Octogenarians, Nonagenarians, and Centenarians. The amount of Three Billion Three Hundred Two Million Three Hundred Ninety Five Thousand Pesos (₱3,302,395,000) appropriated herein under Implementation of the Expanded Centenarians Act pursuant to Republic Act No. 11982 shall be used to provide cash gift of Ten Thousand Pesos (₱10,000) to Filipino octogenarians and nonagenarians upon reaching the milestone ages of 80, 85, 90, and 95 years old, and cash gift of One Hundred Thousand Pesos (₱100,000) to Filipino centenarians upon reaching the age of one hundred (100) years old, as determined by the National Commission of Senior Citizens (NCSC) based on the Elderly Data Management System, in accordance with R.A. No. 11982. In no case shall more than five percent (5%) of said amount be used for administrative expenses.

Implementation of this program shall be subject to the guidelines to be issued by the NCSC.

2. Reporting and Posting Requirements. The National Commission of Senior Citizens (NCSC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NCSC’s website.

The NCSC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personal Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	127,695,000	₱	100,762,000	₱	3,000,000	₱	231,457,000

National Capital Region (NCR)		127,695,000		100,762,000		3,000,000		231,457,000

Central Office		127,695,000		100,762,000		3,000,000		231,457,000
Administration of Personnel Benefits		737,000						737,000

National Capital Region (NCR)		737,000						737,000

Central Office		737,000						737,000

Sub-total, General Administration and Support		128,432,000		100,762,000		3,000,000		232,194,000

Support to Operations
Information and Communication Technology Service Management		3,257,000		5,384,000				8,641,000

National Capital Region (NCR)		3,257,000		5,384,000				8,641,000

Central Office		3,257,000		5,384,000				8,641,000

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Legal Services		1,884,000		3,300,000				5,184,000

National Capital Region (NCR)		1,884,000		3,300,000				5,184,000

Central Office		1,884,000		3,300,000				5,184,000

Sub-total, Support to Operations		5,141,000		8,684,000				13,825,000

Operations
SENIOR CITIZENS POLICY DEVELOPMENT AND PLANNING PROGRAM		7,163,000		4,340,000				11,503,000

Conduct of Researches, Policy Formulation and Development of Plans and Programs for the Protection, Welfare and Development of Senior Citizens		7,163,000		4,340,000				11,503,000

National Capital Region (NCR)		7,163,000		4,340,000				11,503,000

Central Office		7,163,000		4,340,000				11,503,000
SENIOR CITIZENS ACTION FOR DEVELOPMENT AND NATION BUILDING PROGRAM		19,372,000		14,364,000				33,736,000

Implementation of Programs for the Empowerment of Senior Citizens’ Participation in Nation Building		19,372,000		14,364,000				33,736,000

National Capital Region (NCR)		19,372,000		14,364,000				33,736,000

Central Office		19,372,000		14,364,000				33,736,000

SENIOR CITIZENS WELFARE DEVELOPMENT SERVICES PROGRAM		7,788,000		3,297,907,000				3,305,695,000

Implementation of the Expanded Centenarians Act pursuant to Republic Act No. 11982		7,788,000		3,294,607,000				3,302,395,000

National Capital Region (NCR)		7,788,000		3,294,607,000				3,302,395,000

Central Office		7,788,000		3,294,607,000				3,302,395,000

Assistance to Older Persons				3,300,000				3,300,000

National Capital Region (NCR)				3,300,000				3,300,000

Central Office				3,300,000				3,300,000

Sub-total, Operations		34,323,000		3,316,611,000				3,350,934,000

TOTAL NEW APPROPRIATIONS	₱	167,896,000	₱	3,426,057,000	₱	3,000,000	₱	3,596,953,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services

JANUARY 5, 2026	OFFICIAL GAZETTE	263
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Civilian Personnel
Permanent Positions
Basic Salary	118,044

Total Permanent Positions	118,044

Other Compensation Common to All
Personnel Economic Relief Allowance	4,008
Representation Allowance	1,128
Transportation Allowance	1,128
Clothing and Uniform Allowance	1,169
Mid-Year Bonus - Civilian	9,837
Year End Bonus	9,837
Cash Gift	835
Productivity Enhancement Incentive	835
Step Increment	295

Total Other Compensation Common to All	29,072

Other Benefits
PAG-IBIG Contributions	402
PhilHealth Contributions	2,709
Employees Compensation Insurance Premiums	200
Terminal Leave	737

Total Other Benefits	4,048

Non-Permanent Positions	16,732

Total Personnel Services	167,896

Maintenance and Other Operating Expenses
Travelling Expenses	76,244
Training and Scholarship Expenses	11,726
Supplies and Materials Expenses	17,986
Utility Expenses	3,014
Communication Expenses	6,644
Awards/Rewards and Prizes	200
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,500
Professional Services	31,660
General Services	2,200
Repairs and Maintenance	600
Financial Assitance/Subsidy	3,233,307
Taxes, Insurance Premiums and Other Fees	620
Other Maintenance and Operating Expenses
Advertising Expenses	500
Printing and Publication Expenses	661
Representation Expenses	3,260
Transportation and Delivery Expenses	130

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Rent/Lease Expenses	33,530
Other Maintenance and Operating Expenses	1,275

Total Maintenance and Other Operating Expenses	3,426,057

Total Current Operating Expenditures	3,593,953

Capital Outlays
Property, Plant and Equipment Outlay
Transportation Equipment Outlay	3,000

Total Capital Outlays	3,000

TOTAL NEW APPROPRIATIONS	3,596,953

G. NATIONAL COUNCIL ON DISABILITY AFFAIRS

For general administration and support, and operations, as indicated hereunder	₱	187,216,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	10,705,000	₱	9,389,000	₱		₱	20,094,000
Operations		27,668,000		57,309,000		82,145,000		167,122,000

PERSONS WITH DISABILITY RIGHTS PROGRAM		27,668,000		57,309,000		82,145,000		167,122,000

TOTAL NEW APPROPRIATIONS	₱	38,373,000	₱	66,698,000	₱	82,145,000	₱	187,216,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Council on Disability Affairs (NCDA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NCDA’s website.

The NCDA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS

JANUARY 5, 2026	OFFICIAL GAZETTE	265
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

General Administration and Support
General Management and Supervision	₱	9,769,000	₱	9,389,000	₱		₱	19,158,000
Administration of Personnel Benefits		936,000						936,000

Sub-total, General Administration and Support		10,705,000		9,389,000				20,094,000

Operations
PERSONS WITH DISABILITY RIGHTS PROGRAM		27,668,000		57,309,000		82,145,000		167,122,000

Policy Formulation and Coordination for the Implementation of Plans and Programs on the Realization of the Rights of Person with Disabilities to Achieve the Sustainable Development Goals by 2030		27,668,000		57,309,000		82,145,000		167,122,000

Sub-total, Operations		27,668,000		57,309,000		82,145,000		167,122,000

TOTAL NEW APPROPRIATIONS	₱	38,373,000	₱	66,698,000	₱	82,145,000	₱	187,216,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	28,859

Total Permanent Positions	28,859

Other Compensation Common to All
Personnel Economic Relief Allowance	1,152
Representation Allowance	408
Transportation Allowance	408
Clothing and Uniform Allowance	336
Honoraria	46
Mid-Year Bonus - Civilian	2,405
Year End Bonus	2,405
Cash Gift	240
Productivity Enhancement Incentive	240
Step Increment	73

Total Other Compensation Common to All	7,713

Other Benefits
PAG-IBIG Contributions	115
PhilHealth Contributions	693

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Employees Compensation Insurance Premiums	57
Terminal Leave	936

Total Other Benefits	1,801

Total Personnel Services	38,373

Maintenance and Other Operating Expenses
Travelling Expenses	2,128
Training and Scholarship Expenses	4,347
Supplies and Materials Expenses	2,619
Utility Expenses	430
Communication Expenses	1,054
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	26,283
General Services	2,580
Repairs and Maintenance	15,300
Other Maintenance and Operating Expenses
Printing and Publication Expenses	100
Representation Expenses	3,836
Rent/Lease Expenses	1,470
Subscription Expenses	5,421
Donations	575
Other Maintenance and Operating Expenses	419

Total Maintenance and Other Operating Expenses	66,698

Total Current Operating Expenditures	105,071

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	82,145

Total Capital Outlays	82,145

TOTAL NEW APPROPRIATIONS	187,216

H. PRESIDENTIAL COMMISSION FOR THE URBAN POOR

For general administration and support, and operations, as indicated hereunder	₱	248,202,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	41,222,000	₱	65,781,000	₱	2,130,000	₱	109,133,000

JANUARY 5, 2026	OFFICIAL GAZETTE	267
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Operations		76,894,000		62,175,000				139,069,000

URBAN POOR COORDINATION AND SUPPORT PROGRAM		76,894,000		62,175,000				139,069,000

TOTAL NEW APPROPRIATIONS	₱	118,116,000	₱	127,956,000	₱	2,130,000	₱	248,202,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Commission for the Urban Poor (PCUP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PCUP’s website.

The PCUP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	40,992,000	₱	65,781,000	₱	2,130,000	₱	108,903,000
Administration of Personnel Benefits		230,000						230,000

Sub-total, General Administration and Support		41,222,000		65,781,000		2,130,000		109,133,000

Operations
URBAN POOR COORDINATION AND SUPPORT PROGRAM		76,894,000		62,175,000				139,069,000

Coordination and Monitoring of Programs and Projects for the Urban Poor		76,894,000		62,175,000				139,069,000

Sub-total, Operations		76,894,000		62,175,000				139,069,000

TOTAL NEW APPROPRIATIONS	₱	118,116,000	₱	127,956,000	₱	2,130,000	₱	248,202,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel

268	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Permanent Positions
Basic Salary	89,356

Total Permanent Positions	89,356

Other Compensation Common to All
Personnel Economic Relief Allowance	3,912
Representation Allowance	918
Transportation Allowance	918
Clothing and Uniform Allowance	1,141
Mid-Year Bonus - Civilian	7,447
Year End Bonus	7,447
Cash Gift	815
Productivity Enhancement Incentive	815
Step Increment	223

Total Other Compensation Common to All	23,636

Other Compensation for Specific Groups
Anniversary Bonus - Civilian	459

Total Other Compensation for Specific Groups	459

Other Benefits
PAG-IBIG Contributions	391
PhilHealth Contributions	2,111
Employees Compensation Insurance Premiums	195
Loyalty Award - Civilian	45
Terminal Leave	230

Total Other Benefits	2,972

Non-Permanent Positions	1,693

Total Personnel Services	118,116

Maintenance and Other Operating Expenses
Travelling Expenses	12,500
Training and Scholarship Expenses	34,900
Supplies and Materials Expenses	11,795
Utility Expenses	3,950
Communication Expenses	4,432
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	664
Professional Services	24,258
General Services	7,400
Repairs and Maintenance	1,470
Taxes, Insurance Premiums and Other Fees	515
Other Maintenance and Operating Expenses
Printing and Publication Expenses	200
Representation Expenses	600

JANUARY 5, 2026	OFFICIAL GAZETTE	269
DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

Rent/Lease Expenses	17,845
Subscription Expenses	7,427

Total Maintenance and Other Operating Expenses	127,956

Total Current Operating Expenditures	246,072

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	2,130

Total Capital Outlays	2,130

TOTAL NEW APPROPRIATIONS	248,202

270	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	15,862,641,000	₱	246,526,089,000	₱	2,059,220,000	₱	264,447,950,000
B. COUNCIL FOR THE WELFARE OF CHILDREN		46,917,000		135,110,000		20,598,000		202,625,000
C. JUVENILE JUSTICE AND WELFARE COUNCIL		52,178,000		76,130,000		4,750,000		133,058,000
D. NATIONAL ANTI-POVERTY COMMISSION		81,744,000		284,729,000		2,920,000		369,393,000
E. NATIONAL AUTHORITY FOR CHILD CARE		301,860,000		445,607,000				747,467,000
F. NATIONAL COMMISSION OF SENIOR CITIZENS		167,896,000		3,426,057,000		3,000,000		3,596,953,000
G. NATIONAL COUNCIL ON DISABILITY AFFAIRS		38,373,000		66,698,000		82,145,000		187,216,000
H. PRESIDENTIAL COMMISSION FOR THE URBAN POOR		118,116,000		127,956,000		2,130,000		248,202,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT	₱	16,669,725,000	₱	251,088,376,000	₱	2,174,763,000	₱	269,932,864,000

JANUARY 5, 2026	OFFICIAL GAZETTE	271
DEPARTMENT OF TOURISM

XXV. DEPARTMENT OF TOURISM

A. OFFICE OF THE SECRETARY

For general administration and support, support to operations and operations, including locally-funded project(s), as indicated hereunder	₱	3,636,607,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	458,036,000	₱	544,323,000	₱	22,200,000	₱	1,024,559,000
Support to Operations		36,078,000		14,943,000				51,021,000
Operations		220,605,000		2,132,813,000		132,609,000		2,486,027,000

TOURISM POLICY FORMULATION AND PLANNING PROGRAM		129,814,000		382,048,000		132,609,000		644,471,000
TOURISM INDUSTRY TRAINING PROGRAM		10,401,000		212,284,000				222,685,000
STANDARDS DEVELOPMENT AND ENFORCEMENT PROGRAM		58,372,000		35,538,000				93,910,000
MARKET AND PRODUCT DEVELOPMENT PROGRAM		22,018,000		1,502,943,000				1,524,961,000

Total, Regular Programs		714,719,000		2,692,079,000		154,809,000		3,561,607,000

B. PROJECTS
Locally-Funded Project(s)				75,000,000				75,000,000

Total, Project(s)				75,000,000				75,000,000

TOTAL NEW APPROPRIATIONS	₱	714,719,000	₱	2,767,079,000	₱	154,809,000	₱	3,636,607,000

Special Provision(s)

1. Tourism Development Fund. In addition to the amounts appropriated herein, Four Million Five Hundred Seventy Eight Thousand Pesos (₱4,578,000) shall be used for the development, promotion, and marketing of tourism in the country sourced from accreditation, identification card, sticker, and code fees constituted into the Tourism Development Fund in accordance with Section 16 of R.A. No. 9593.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Trust Receipts from Income in Merchandising Operations. The amount of Two Hundred Forty Three Million Seven Hundred Eighty Five Thousand Pesos (₱243,785,000) sourced from the net profits of the merchandising operations of the Duty Free Philippines shall be used for tourism related projects and activities in accordance with E.O. No. 46, s. 1986. Said amount shall be deposited with the National Treasury and recorded as trust receipts in accordance with E.O. No. 338, s. 1996.

Disbursements or expenditures by the DOT in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

3. Income and Unexpended Funds for Expositions and Similar Events. All income and any unexpended funds in connection with government participation in expositions and other similar events shall be deposited with the National Treasury as income of the General Fund in accordance with Section 44, Chapter 5, Book VI of E.O. No. 292.

272	OFFICIAL GAZETTE	VOL. 122, NO. 1
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4. Traditional Art and Craft. The DOT shall include weaving, artisan crafts, and other Schools of Living Traditions in all its promotion, market, and tourism development. The DOT shall coordinate with the National Museum of the Philippines and the National Commission for Culture and the Arts for the implementation of this provision.

5. Green Establishments. The DOT shall promote ecotourism along with the greening of hotels and accommodation facilities, restaurants, and other tourism establishments, including activities on offsetting the carbon footprint of tourists, water and energy conservation, and the implementation of ecological solid waste management under R.A. No. 9003.

6. Promotion and Development of Tourism Enterprises. The DOT shall ensure that adequate support and assistance are provided to Micro, Small, and Medium Enterprises (MSMEs) engaged in the tourism industry in order to strengthen their competitiveness and generate more employment and revenue in the sector.

The DOT shall coordinate with the Department of Trade and Industry (DTI) to ensure that programs on branding and promotions, marketing, design, mentorship, and product development and enhancement, among others, are made available to tourism enterprises, especially MSMEs.

Implementation of this provision shall be subject to the guidelines issued by DOT and DTI.

7. Reporting and Posting Requirements. The DOT shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b) DOT’s website.

The DOT shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

8. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	281,482,000	₱	395,971,000	₱	22,200,000	₱	699,653,000

National Capital Region (NCR)		188,744,000		309,365,000		22,200,000		520,309,000

Central Office		183,016,000		292,323,000		22,200,000		497,539,000
Regional Office - NCR		5,728,000		17,042,000				22,770,000
Region I - Ilocos		4,505,000		6,243,000				10,748,000

Regional Office - I		4,505,000		6,243,000				10,748,000
Cordillera Administrative Region (CAR)		4,814,000		4,097,000				8,911,000

Regional Office - CAR		4,814,000		4,097,000				8,911,000
Region II - Cagayan Valley		8,485,000		3,000,000				11,485,000

Regional Office - II		8,485,000		3,000,000				11,485,000
Region III - Central Luzon		4,303,000		7,769,000				12,072,000

Regional Office - III		4,303,000		7,769,000				12,072,000

JANUARY 5, 2026	OFFICIAL GAZETTE	273
DEPARTMENT OF TOURISM

Region IVA - CALABARZON	5,056,000	5,983,000	11,039,000

Regional Office - IVA	5,056,000	5,983,000	11,039,000
Region IVB - MIMAROPA	7,202,000	14,071,000	21,273,000

Regional Office - IVB	7,202,000	14,071,000	21,273,000
Region V - Bicol	6,440,000	3,038,000	9,478,000

Regional Office - V	6,440,000	3,038,000	9,478,000
Region VI - Western Visayas	7,270,000	3,994,000	11,264,000

Regional Office - VI	7,270,000	3,994,000	11,264,000
Region VII - Central Visayas	6,184,000	8,438,000	14,622,000

Regional Office - VII	6,184,000	8,438,000	14,622,000
Region VIII - Eastern Visayas	7,319,000	3,526,000	10,845,000

Regional Office - VIII	7,319,000	3,526,000	10,845,000
Region IX - Zamboanga Peninsula	4,704,000	6,050,000	10,754,000

Regional Office - IX	4,704,000	6,050,000	10,754,000
Region X - Northern Mindanao	6,228,000	7,526,000	13,754,000

Regional Office - X	6,228,000	7,526,000	13,754,000
Region XI - Davao	6,577,000	5,382,000	11,959,000

Regional Office - XI	6,577,000	5,382,000	11,959,000
Region XII - SOCCSKSARGEN	6,800,000	4,435,000	11,235,000

Regional Office - XII	6,800,000	4,435,000	11,235,000
Region XIII - Caraga	6,851,000	3,054,000	9,905,000

Regional Office - XIII	6,851,000	3,054,000	9,905,000
Human Resource and Development		1,677,000	1,677,000

National Capital Region (NCR)		1,677,000	1,677,000

Central Office		1,677,000	1,677,000
Administration of Personnel Benefits	7,451,000		7,451,000

National Capital Region (NCR)	4,120,000		4,120,000

Central Office	4,120,000		4,120,000

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Region VI - Western Visayas	2,771,000			2,771,000

Regional Office - VI	2,771,000			2,771,000
Region XI - Davao	560,000			560,000

Regional Office - XI	560,000			560,000
Maintenance of Foreign Offices	169,103,000	146,675,000		315,778,000

National Capital Region (NCR)	169,103,000	146,675,000		315,778,000

Central Office	169,103,000	146,675,000		315,778,000

Sub-total, General Administration and Support	458,036,000	544,323,000	22,200,000	1,024,559,000

Support to Operations
Media and Communication Service	9,794,000	4,872,000		14,666,000

National Capital Region (NCR)	9,794,000	4,872,000		14,666,000

Central Office	9,794,000	4,872,000		14,666,000
Legal Services	12,844,000	2,589,000		15,433,000

National Capital Region (NCR)	12,844,000	2,589,000		15,433,000

Central Office	12,844,000	2,589,000		15,433,000
Legislation, Policy Coordination and Special Concerns	13,440,000	7,482,000		20,922,000

National Capital Region (NCR)	13,440,000	7,482,000		20,922,000

Central Office	13,440,000	7,482,000		20,922,000

Sub-total, Support to Operations	36,078,000	14,943,000		51,021,000

Operations
TOURISM POLICY FORMULATION AND PLANNING PROGRAM	129,814,000	382,048,000	132,609,000	644,471,000

Tourism Planning	129,814,000	382,048,000	132,609,000	644,471,000

National Capital Region (NCR)	36,396,000	329,341,000	132,609,000	498,346,000

Central Office	29,946,000	326,041,000	132,609,000	488,596,000
Regional Office - NCR	6,450,000	3,300,000		9,750,000
Region I - Ilocos	5,686,000	3,300,000		8,986,000

Regional Office - I	5,686,000	3,300,000		8,986,000
Cordillera Administrative Region (CAR)	5,415,000	3,477,000		8,892,000

Regional Office - CAR	5,415,000	3,477,000		8,892,000

JANUARY 5, 2026	OFFICIAL GAZETTE	275
DEPARTMENT OF TOURISM

Region II - Cagayan Valley	6,632,000	3,350,000	9,982,000

Regional Office - II	6,632,000	3,350,000	9,982,000
Region III - Central Luzon	4,605,000	3,300,000	7,905,000

Regional Office - III	4,605,000	3,300,000	7,905,000
Region IVA - CALABARZON	9,852,000	3,300,000	13,152,000

Regional Office - IVA	9,852,000	3,300,000	13,152,000
Region IVB - MIMAROPA	9,104,000	3,380,000	12,484,000

Regional Office - IVB	9,104,000	3,380,000	12,484,000
Region V - Bicol	6,821,000	3,300,000	10,121,000

Regional Office - V	6,821,000	3,300,000	10,121,000
Region VI - Western Visayas	4,768,000	6,000,000	10,768,000

Regional Office - VI	4,768,000	6,000,000	10,768,000
Region VII - Central Visayas	3,207,000	3,500,000	6,707,000

Regional Office - VII	3,207,000	3,500,000	6,707,000
Region VIII - Eastern Visayas	7,346,000	3,300,000	10,646,000

Regional Office - VIII	7,346,000	3,300,000	10,646,000
Region IX - Zamboanga Peninsula	7,297,000	3,300,000	10,597,000

Regional Office - IX	7,297,000	3,300,000	10,597,000
Region X - Northern Mindanao	3,498,000	3,300,000	6,798,000

Regional Office - X	3,498,000	3,300,000	6,798,000
Region XI - Davao	5,686,000	3,300,000	8,986,000

Regional Office - XI	5,686,000	3,300,000	8,986,000
Region XII - SOCCSKSARGEN	7,821,000	3,300,000	11,121,000

Regional Office - XII	7,821,000	3,300,000	11,121,000
Region XIII - Caraga	5,680,000	3,300,000	8,980,000

Regional Office - XIII	5,680,000	3,300,000	8,980,000
TOURISM INDUSTRY TRAINING PROGRAM	10,401,000	212,284,000	222,685,000

Tourism Industry Training	10,401,000	212,284,000	222,685,000

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National Capital Region (NCR)	10,401,000	195,599,000	206,000,000

Central Office	10,401,000	194,746,000	205,147,000
Regional Office - NCR		853,000	853,000
Region I - Ilocos		1,669,000	1,669,000

Regional Office - I		1,669,000	1,669,000
Cordillera Administrative Region (CAR)		1,934,000	1,934,000

Regional Office - CAR		1,934,000	1,934,000
Region II - Cagayan Valley		600,000	600,000

Regional Office - II		600,000	600,000
Region III - Central Luzon		1,727,000	1,727,000

Regional Office - III		1,727,000	1,727,000
Region IVA - CALABARZON		739,000	739,000

Regional Office - IVA		739,000	739,000
Region IVB - MIMAROPA		600,000	600,000

Regional Office - IVB		600,000	600,000
Region V - Bicol		668,000	668,000

Regional Office - V		668,000	668,000
Region VI - Western Visayas		612,000	612,000

Regional Office - VI		612,000	612,000
Region VII - Central Visayas		1,630,000	1,630,000

Regional Office - VII		1,630,000	1,630,000
Region VIII - Eastern Visayas		697,000	697,000

Regional Office - VIII		697,000	697,000
Region IX - Zamboanga Peninsula		1,161,000	1,161,000

Regional Office - IX		1,161,000	1,161,000
Region X - Northern Mindanao		906,000	906,000

Regional Office - X		906,000	906,000
Region XI - Davao		1,961,000	1,961,000

Regional Office - XI		1,961,000	1,961,000

JANUARY 5, 2026	OFFICIAL GAZETTE	277
DEPARTMENT OF TOURISM

Region XII - SOCCSKSARGEN		747,000	747,000

Regional Office - XII		747,000	747,000
Region XIII - Caraga		1,034,000	1,034,000

Regional Office - XIII		1,034,000	1,034,000
STANDARDS DEVELOPMENT AND ENFORCEMENT PROGRAM	58,372,000	35,538,000	93,910,000

Tourism Standards Development, Regulation and Accreditation, Monitoring and Enforcement	53,475,000	35,214,000	88,689,000

National Capital Region (NCR)	23,182,000	18,984,000	42,166,000

Central Office	17,034,000	18,166,000	35,200,000
Regional Office - NCR	6,148,000	818,000	6,966,000
Region I - Ilocos	5,197,000	1,148,000	6,345,000

Regional Office - I	5,197,000	1,148,000	6,345,000
Cordillera Administrative Region (CAR)		954,000	954,000

Regional Office - CAR		954,000	954,000
Region II - Cagayan Valley		1,008,000	1,008,000

Regional Office - II		1,008,000	1,008,000
Region III - Central Luzon	6,887,000	1,054,000	7,941,000

Regional Office - III	6,887,000	1,054,000	7,941,000
Region IVA - CALABARZON		1,149,000	1,149,000

Regional Office - IVA		1,149,000	1,149,000
Region IVB - MIMAROPA	499,000	1,666,000	2,165,000

Regional Office - IVB	499,000	1,666,000	2,165,000
Region V - Bicol		1,312,000	1,312,000

Regional Office - V		1,312,000	1,312,000
Region VI - Western Visayas	6,743,000	1,389,000	8,132,000

Regional Office - VI	6,743,000	1,389,000	8,132,000
Region VII - Central Visayas	5,310,000	1,832,000	7,142,000

Regional Office - VII	5,310,000	1,832,000	7,142,000
Region VIII - Eastern Visayas		539,000	539,000

Regional Office - VIII		539,000	539,000

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Region IX - Zamboanga Peninsula		528,000	528,000

Regional Office - IX		528,000	528,000
Region X - Northern Mindanao		500,000	500,000

Regional Office - X		500,000	500,000
Region XI - Davao	5,657,000	1,262,000	6,919,000

Regional Office - XI	5,657,000	1,262,000	6,919,000
Region XII - SOCCSKSARGEN		691,000	691,000

Regional Office - XII		691,000	691,000
Region XIII - Caraga		1,198,000	1,198,000

Regional Office - XIII		1,198,000	1,198,000
Projects and Investments Evaluation	4,897,000	324,000	5,221,000

National Capital Region (NCR)	4,897,000	324,000	5,221,000

Central Office	4,897,000	324,000	5,221,000
MARKET AND PRODUCT DEVELOPMENT PROGRAM	22,018,000	1,502,943,000	1,524,961,000

Market and Product Development	22,018,000	502,943,000	524,961,000

National Capital Region (NCR)	22,018,000	241,672,000	263,690,000

Central Office	22,018,000	225,272,000	247,290,000
Regional Office - NCR		16,400,000	16,400,000
Region I - Ilocos		17,200,000	17,200,000

Regional Office - I		17,200,000	17,200,000
Cordillera Administrative Region (CAR)		18,983,000	18,983,000

Regional Office - CAR		18,983,000	18,983,000
Region II - Cagayan Valley		15,300,000	15,300,000

Regional Office - II		15,300,000	15,300,000
Region III - Central Luzon		15,300,000	15,300,000

Regional Office - III		15,300,000	15,300,000
Region IVA - CALABARZON		16,400,000	16,400,000

Regional Office - IVA		16,400,000	16,400,000

JANUARY 5, 2026	OFFICIAL GAZETTE	279
DEPARTMENT OF TOURISM

Region IVB - MIMAROPA		17,200,000		17,200,000

Regional Office - IVB		17,200,000		17,200,000
Region V - Bicol		15,300,000		15,300,000

Regional Office - V		15,300,000		15,300,000
Region VI - Western Visayas		23,199,000		23,199,000

Regional Office - VI		23,199,000		23,199,000
Region VII - Central Visayas		20,020,000		20,020,000

Regional Office - VII		20,020,000		20,020,000
Region VIII - Eastern Visayas		17,135,000		17,135,000

Regional Office - VIII		17,135,000		17,135,000
Region IX - Zamboanga Peninsula		17,534,000		17,534,000

Regional Office - IX		17,534,000		17,534,000
Region X - Northern Mindanao		15,800,000		15,800,000

Regional Office - X		15,800,000		15,800,000
Region XI - Davao		18,500,000		18,500,000

Regional Office - XI		18,500,000		18,500,000
Region XII - SOCCSKSARGEN		17,600,000		17,600,000

Regional Office - XII		17,600,000		17,600,000
Region XIII - Caraga		15,800,000		15,800,000

Regional Office - XIII		15,800,000		15,800,000
Branding Campaign		1,000,000,000		1,000,000,000

National Capital Region (NCR)		1,000,000,000		1,000,000,000

Central Office		1,000,000,000		1,000,000,000

Sub-total, Operations	220,605,000	2,132,813,000	132,609,000	2,486,027,000

Total, Regular Programs	714,719,000	2,692,079,000	154,809,000	3,561,607,000

PROJECTS
Locally-Funded Project(s)
Culinary Guide Selection and Activation for the Philippines’ Emergence as a Global Gastronomy Tourism Destination		75,000,000		75,000,000

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National Capital Region (NCR)				75,000,000				75,000,000

Central Office				75,000,000				75,000,000

Sub-total, Locally-Funded Project(s)				75,000,000				75,000,000

Total, Project(s)				75,000,000				75,000,000

TOTAL NEW APPROPRIATIONS	₱	714,719,000	₱	2,767,079,000	₱	154,809,000	₱	3,636,607,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	428,561

Total Permanent Positions	428,561

Other Compensation Common to All
Personnel Economic Relief Allowance	13,584
Representation Allowance	9,810
Transportation Allowance	8,874
Clothing and Uniform Allowance	3,962
Mid-Year Bonus - Civilian	35,715
Year End Bonus	35,715
Cash Gift	2,830
Productivity Enhancement Incentive	2,830
Step Increment	1,069

Total Other Compensation Common to All	114,389

Other Compensation for Specific Groups
Overseas Allowance	147,596

Total Other Compensation for Specific Groups	147,596

Other Benefits
PAG-IBIG Contributions	1,358
PhilHealth Contributions	9,445
Employees Compensation Insurance Premiums	679
Loyalty Award - Civilian	300
Terminal Leave	7,451

Total Other Benefits	19,233

Non-Permanent Positions	4,940

Total Personnel Services	714,719

JANUARY 5, 2026	OFFICIAL GAZETTE	281
DEPARTMENT OF TOURISM

Maintenance and Other Operating Expenses
Travelling Expenses	139,420
Training and Scholarship Expenses	399,945
Supplies and Materials Expenses	73,570
Utility Expenses	26,513
Communication Expenses	31,887
Awards/Rewards and Prizes	4,420
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	6,408
Professional Services	1,298,147
General Services	42,551
Repairs and Maintenance	10,309
Financial Assistance/Subsidy	5,446
Taxes, Insurance Premiums and Other Fees	6,723
Other Maintenance and Operating Expenses
Advertising Expenses	158,957
Printing and Publication Expenses	17,943
Representation Expenses	181,789
Transportation and Delivery Expenses	4,845
Rent/Lease Expenses	250,981
Membership Dues and Contributions to Organizations	3,556
Subscription Expenses	102,090
Donations	21
Bank Transaction Fee	1,290
Other Maintenance and Operating Expenses	268

Total Maintenance and Other Operating Expenses	2,767,079

Total Current Operating Expenditures	3,481,798

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	132,609
Transportation Equipment Outlay	22,200

Total Capital Outlays	154,809

TOTAL NEW APPROPRIATIONS	3,636,607

B. INTRAMUROS ADMINISTRATION

For general administration and support, support to operations and operations, as indicated hereunder	₱	161,341,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	17,569,000	₱	12,477,000	₱	₱	30,046,000

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Support to Operations		4,633,000		2,867,000		7,335,000		14,835,000
Operations		22,074,000		74,386,000		20,000,000		116,460,000

INTRAMUROS PROPERTY CONSERVATION AND DEVELOPMENT PROGRAM		7,208,000		17,951,000		20,000,000		45,159,000
INTRAMUROS COMMERCIAL PROPERTY LEASING PROGRAM		5,473,000		193,000				5,666,000
INTRAMUROS TOURISM PROMOTIONS PROGRAM		3,494,000		7,301,000				10,795,000
INTRAMUROS REGULATORY PROGRAM		5,899,000		48,941,000				54,840,000

TOTAL NEW APPROPRIATIONS	₱	44,276,000	₱	89,730,000	₱	27,335,000	₱	161,341,000

Special Provision(s)

1. Revolving Fund for the Operations of Intramuros Administration. The revolving fund constituted from the revenues generated from operations and commercial transactions of the Intramuros Administration (IA) shall be used for expenses incurred in such commercial operations, including minor repairs of buildings and other structures and facilities used directly in its commercial operations, subject to the provisions of P.D. No. 1616, and N.B.C. No. 377 dated August 27, 1984.

Disbursements or expenditures by the IA in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

2. Reporting and Posting Requirements. The IA shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	IA’s website.

The IA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	17,078,000	₱	12,477,000	₱		₱	29,555,000
Administration of Personnel Benefits		491,000						491,000

Sub-total, General Administration and Support		17,569,000		12,477,000				30,046,000

Support to Operations
Planning		4,633,000		2,867,000		7,335,000		14,835,000

Sub-total, Support to Operations		4,633,000		2,867,000		7,335,000		14,835,000

JANUARY 5, 2026	OFFICIAL GAZETTE	283
DEPARTMENT OF TOURISM

Operations
INTRAMUROS PROPERTY CONSERVATION AND DEVELOPMENT PROGRAM		7,208,000		17,951,000		20,000,000		45,159,000

Cultural Properties Conservation		7,208,000		17,951,000		20,000,000		45,159,000
INTRAMUROS COMMERCIAL PROPERTY LEASING PROGRAM		5,473,000		193,000				5,666,000

Business Management		5,473,000		193,000				5,666,000
INTRAMUROS TOURISM PROMOTIONS PROGRAM		3,494,000		7,301,000				10,795,000

Tourism Marketing and Promotions		3,494,000		7,301,000				10,795,000
INTRAMUROS REGULATORY PROGRAM		5,899,000		48,941,000				54,840,000

Urban Planning and Community Development		5,899,000		48,941,000				54,840,000

Sub-total, Operations		22,074,000		74,386,000		20,000,000		116,460,000

TOTAL NEW APPROPRIATIONS	₱	44,276,000	₱	89,730,000	₱	27,335,000	₱	161,341,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	33,667

Total Permanent Positions	33,667

Other Compensation Common to All
Personnel Economic Relief Allowance	1,320
Representation Allowance	582
Transportation Allowance	582
Clothing and Uniform Allowance	385
Mid-Year Bonus - Civilian	2,806
Year End Bonus	2,806
Cash Gift	275
Productivity Enhancement Incentive	275
Step Increment	85

Total Other Compensation Common to All	9,116

Other Benefits
PAG-IBIG Contributions	133
PhilHealth Contributions	804
Employees Compensation Insurance Premiums	65

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Terminal Leave	491

Total Other Benefits	1,493

Total Personnel Services	44,276

Maintenance and Other Operating Expenses
Travelling Expenses	730
Training and Scholarship Expenses	1,025
Supplies and Materials Expenses	3,917
Utility Expenses	3,656
Communication Expenses	1,061
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	198
Professional Services	10,582
General Services	59,264
Repairs and Maintenance	3,669
Taxes, Insurance Premiums and Other Fees	350
Other Maintenance and Operating Expenses
Advertising Expenses	510
Printing and Publication Expenses	96
Representation Expenses	1,415
Rent/Lease Expenses	157
Subscription Expenses	100
Other Maintenance and Operating Expenses	3,000

Total Maintenance and Other Operating Expenses	89,730

Total Current Operating Expenditures	134,006

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	20,000
Machinery and Equipment Outlay	7,335

Total Capital Outlays	27,335

TOTAL NEW APPROPRIATIONS	161,341

C. NATIONAL PARKS DEVELOPMENT COMMITTEE

For general administration and support and operations, as indicated hereunder	₱	316,806,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	30,606,000	₱	32,207,000	₱	15,267,000	₱	78,080,000

JANUARY 5, 2026	OFFICIAL GAZETTE	285
DEPARTMENT OF TOURISM

Operations		30,184,000		157,295,000		51,247,000		238,726,000

PARKS MANAGEMENT PROGRAM		21,597,000		141,348,000		51,247,000		214,192,000
CULTURAL AND EVENTS PROGRAM		8,587,000		15,947,000				24,534,000

TOTAL NEW APPROPRIATIONS	₱	60,790,000	₱	189,502,000	₱	66,514,000	₱	316,806,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Parks Development Committee (NPDC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NPDC’s website.

The NPDC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	29,743,000	₱	32,207,000	₱	15,267,000	₱	77,217,000
Administration of Personnel Benefits		863,000						863,000

Sub-total, General Administration and Support		30,606,000		32,207,000		15,267,000		78,080,000

Operations
PARKS MANAGEMENT PROGRAM		21,597,000		141,348,000		51,247,000		214,192,000

Development, Beautification, Preservation and Maintenance of the Rizal Park and Satellite Parks		21,597,000		99,940,000		51,247,000		172,784,000
Provision of Park Security Services				41,408,000				41,408,000
CULTURAL AND EVENTS PROGRAM		8,587,000		15,947,000				24,534,000

Promotion of Arts and Cultural Activitiesin the Parks		8,587,000		15,947,000				24,534,000

Sub-total, Operations		30,184,000		157,295,000		51,247,000		238,726,000

TOTAL NEW APPROPRIATIONS	₱	60,790,000	₱	189,502,000	₱	66,514,000	₱	316,806,000

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New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	45,164

Total Permanent Positions	45,164

Other Compensation Common to All
Personnel Economic Relief Allowance	2,664
Representation Allowance	522
Transportation Allowance	522
Clothing and Uniform Allowance	777
Mid-Year Bonus - Civilian	3,764
Year End Bonus	3,764
Cash Gift	555
Productivity Enhancement Incentive	555
Step Increment	113

Total Other Compensation Common to All	13,236

Other Benefits
PAG-IBIG Contributions	267
PhilHealth Contributions	1,087
Employees Compensation Insurance Premiums	133
Loyalty Award - Civilian	40
Terminal Leave	863

Total Other Benefits	2,390

Total Personnel Services	60,790

Maintenance and Other Operating Expenses
Travelling Expenses	557
Training and Scholarship Expenses	2,152
Supplies and Materials Expenses	12,594
Utility Expenses	27,300
Communication Expenses	3,283
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	300
Professional Services	31,053
General Services	98,371
Repairs and Maintenance	6,730
Taxes, Insurance Premiums and Other Fees	1,840
Labor and Wages	200
Other Maintenance and Operating Expenses
Advertising Expenses	60
Representation Expenses	720

JANUARY 5, 2026	OFFICIAL GAZETTE	287
DEPARTMENT OF TOURISM

Rent/Lease Expenses	922
Subscription Expenses	3,420

Total Maintenance and Other Operating Expenses	189,502

Total Current Operating Expenditures	250,292

Capital Outlays
Property, Plant and Equipment Outlay
Land Improvements Outlay	50,000
Buildings and Other Structures	1,247
Machinery and Equipment Outlay	5,767
Furniture, Fixtures and Books Outlay	9,500

Total Capital Outlays	66,514

TOTAL NEW APPROPRIATIONS	316,806

D. PHILIPPINE COMMISSION ON SPORTS SCUBA DIVING

For general administration and support and operations, as indicated hereunder	₱	43,291,000

New Appropriations, by Programs/Projects

	Personnel Expenses		Maintenance and Other Operating Expenses		Capital Outlay		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	8,144,000	₱	9,495,000	₱		₱	17,639,000
Operations		9,334,000		16,083,000		235,000		25,652,000

STANDARDS AND REGULATORY PROGRAM		6,803,000		15,191,000		235,000		22,229,000
PLANNING AND DEVELOPMENT PROGRAM		2,531,000		892,000				3,423,000

TOTAL NEW APPROPRIATIONS	₱	17,478,000	₱	25,578,000	₱	235,000	₱	43,291,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Commission on Sports Scuba Diving (PCSSD) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PCSSD’s website.

The PCSSD shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	8,144,000	₱	9,495,000	₱		₱	17,639,000

Sub-total, General Administration and Support		8,144,000		9,495,000				17,639,000

Operations
STANDARDS AND REGULATORY PROGRAM		6,803,000		15,191,000		235,000		22,229,000

Standards and Regulatory Program		6,803,000		15,191,000		235,000		22,229,000
PLANNING AND DEVELOPMENT PROGRAM		2,531,000		892,000				3,423,000

Planning and Development Program		2,531,000		892,000				3,423,000

Sub-total, Operations		9,334,000		16,083,000		235,000		25,652,000

TOTAL NEW APPROPRIATIONS	₱	17,478,000	₱	25,578,000	₱	235,000	₱	43,291,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	13,483

Total Permanent Positions	13,483

Other Compensation Common to All
Personnel Economic Relief Allowance	432
Representation Allowance	306
Transportation Allowance	306
Clothing and Uniform Allowance	126
Mid-Year Bonus - Civilian	1,123
Year End Bonus	1,123
Cash Gift	90

JANUARY 5, 2026	OFFICIAL GAZETTE	289
DEPARTMENT OF TOURISM

Productivity Enhancement Incentive	90
Step Increment	33

Total Other Compensation Common to All	3,629

Other Benefits
PAG-IBIG Contributions	43
PhilHealth Contributions	301
Employees Compensation Insurance Premiums	22

Total Other Benefits	366

Total Personnel Services	17,478

Maintenance and Other Operating Expenses
Travelling Expenses	5,460
Training and Scholarship Expenses	393
Supplies and Materials Expenses	3,615
Communication Expenses	204
Awards/Rewards and Prizes	7
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	10,156
Repairs and Maintenance	80
Taxes, Insurance Premiums and Other Fees	234
Other Maintenance and Operating Expenses
Printing and Publication Expenses	6
Representation Expenses	444
Rent/Lease Expenses	4,325
Subscription Expenses	518

Total Maintenance and Other Operating Expenses	25,578

Total Current Operating Expenditures	43,056

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	235

Total Capital Outlays	235

TOTAL NEW APPROPRIATIONS	43,291

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GENERAL SUMMARY

DEPARTMENT OF TOURISM

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	714,719,000	₱	2,767,079,000	₱	154,809,000	₱	3,636,607,000
B. INTRAMUROS ADMINISTRATION		44,276,000		89,730,000		27,335,000		161,341,000
C. NATIONAL PARKS DEVELOPMENT COMMITTEE		60,790,000		189,502,000		66,514,000		316,806,000
D. PHILIPPINE COMMISSION ON SPORTS SCUBA DIVING		17,478,000		25,578,000		235,000		43,291,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF TOURISM	₱	837,263,000	₱	3,071,889,000	₱	248,893,000	₱	4,158,045,000

JANUARY 5, 2026	OFFICIAL GAZETTE	291
DEPARTMENT OF TRADE AND INDUSTRY

XXVI. DEPARTMENT OF TRADE AND INDUSTRY

A. OFFICE OF THE SECRETARY

For general administration and support, and operations, including locally-funded project(s), and foreign-assisted project(s), as indicated hereunder	₱	7,391,898,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	599,848,000	₱	1,277,521,000	₱	266,367,000	₱	2,143,736,000
Operations		1,848,517,000		1,673,876,000		69,000,000		3,591,393,000

EXPORTS AND INVESTMENTS DEVELOPMENT PROGRAM		502,529,000		471,110,000				973,639,000
INDUSTRY DEVELOPMENT PROGRAM		366,998,000		546,849,000		19,000,000		932,847,000
MSME DEVELOPMENT PROGRAM		509,666,000		441,777,000				951,443,000
CONSUMER PROTECTION PROGRAM		446,349,000		151,043,000		50,000,000		647,392,000
CONSUMER EDUCATION AND ADVOCACY PROGRAM		22,975,000		63,097,000				86,072,000

Total, Regular Programs		2,448,365,000		2,951,397,000		335,367,000		5,735,129,000

B. PROJECT(S)
Locally-Funded Project(s)				690,490,000		470,089,000		1,160,579,000
Foreign-Assisted Project(s)				496,190,000				496,190,000

Total, Project(s)				1,186,680,000		470,089,000		1,656,769,000

TOTAL NEW APPROPRIATIONS	₱	2,448,365,000	₱	4,138,077,000	₱	805,456,000	₱	7,391,898,000

Special Provision(s)

1. Micro, Small and Medium Enterprise Development Council Fund. In addition to the amounts appropriated herein, Twenty One Million Three Hundred Twenty One Thousand Pesos (₱21,321,000) shall be used for the development of the Micro, Small and Medium Enterprises (MSMEs) sector sourced from ninety percent (90%) of the total penalties collected by the BSP from lending institutions, constituted into the MSME Development Council Fund in accordance with Section 20 of R.A. No. 9501.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Remedies Fund. In addition to the amounts appropriated herein, Two Million One Hundred Thousand Pesos (₱2,100,000) shall be used for the implementation of remedies or safeguard measures for the protection of the domestic industries and producers from increased imports which cause or threaten to cause serious injury to the local industry, sourced from fifty percent (50%) of the revenues collected from fees, charges, and safeguard duties, constituted into the Remedies Fund in accordance with Section 34 of R.A. No. 8800.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

3. Fees and Other Receipts of the Intellectual Property Office of the Philippines. The income of the Intellectual Property Office of the Philippines (IPOPHIL) shall be used for its operational requirements, including acquisition of office space and equipment, upgrading of facilities, and human resource development sourced from fees, fines, royalties, and other charges in accordance with Section 14.1 of R.A. No. 8293, as amended.

Disbursements or expenditures by the IPOPHIL in violation of the above requirement shall render any disbursement from said income void and shall subject

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the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

4. Comprehensive Agrarian Reform Program. The amount of One Hundred Thirty Four Million One Hundred Sixty Three Thousand Pesos (₱134,163,000) appropriated herein shall be used in support of the Program Beneficiaries Development component of the Comprehensive Agrarian Reform Program.

5. Implementation of Shared Service Facilities. The amount of Five Hundred Sixty Nine Million Five Hundred Forty Eight Thousand Pesos (₱569,548,000) appropriated herein for the implementation of the Shared Service Facilities (SSF) shall be used for projects that aim to improve the quality and productivity of MSMEs. Its implementation shall be primarily based on priority industry clusters identified by the Department of Trade and Industry (DTI) in consultation with key stakeholders.

Upon the procurement of the machinery and equipment for the SSF, the DTI shall turn over the management thereof to the Cooperators, which shall commit to shoulder maintenance and repair costs upon acceptance thereof. After the period of two years, the DTI may either: (i) transfer ownership of the SSF to the Cooperators that demonstrated successful management of the facilities; (ii) extend the usufruct period for another two years if the Cooperator needs additional period to establish the successful operation of the SSF; or (iii) transfer the management of the SSF equipment to another Cooperator for failure to secure, operate, properly maintain, or repair the SSF equipment upon acceptance.

6. Negosyo Centers. The amount of Four Hundred Fifty Four Million Two Hundred Sixty Four Thousand Pesos (₱454,264,000) appropriated herein shall be used for the establishment and management of Negosyo Centers in accordance with Section 3 of R.A. No. 10644. All existing similar activities undertaken by the DTI shall now be implemented by the Negosyo Centers.

7. Competitiveness Enhancement Measures Fund. In addition to the amounts appropriated herein, Fifty Million Pesos (₱50,000,000) shall be utilized for the issuance of grants relative to the implementation of non-agricultural programs, projects, and activities that promote the competitiveness of the domestic industries affected by increased imports, sourced from fifty percent (50%) of the revenues collected from fees, charges, and safeguard duties, constituted into the Competitiveness Enhancement Measures Fund in accordance with Section 34 of R.A. No. 8800.

Administration of the fund shall be subject to DA and DTI J.M.C. No. 23-01 dated March 22, 2023, and such other guidelines that may be issued for the purpose.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

8. Indicative Construction Materials Price Information. The DTI shall regularly collect and publish, on a quarterly basis, indicative market prices of standard-quality construction materials per province and per city. Such publication shall be for information and reference purposes only, to promote market transparency and assist procuring entities and contractors in monitoring price trends for reasonable project costing.

The indicative prices published by the DTI shall be for reference only and shall not replace or modify the Construction Materials Price Data (CMPD), the approved budget for the contract (ABC), or any legally prescribed cost reference, nor serve as an automatic basis for price escalation or variation orders under the law. The DTI shall coordinate with DPWH, DBM, and PSA to ensure methodological transparency, proper dating, and regional disaggregation where practicable.

9. Reporting and Posting Requirements. The DTI shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	DTI’s website.

The DTI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

10. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	552,344,000	₱	1,277,521,000	₱	266,367,000	₱	2,096,232,000

National Capital Region (NCR)		268,126,000		1,045,519,000		248,172,000		1,561,817,000

Central Office		268,126,000		1,045,519,000		248,172,000		1,561,817,000

JANUARY 5, 2026	OFFICIAL GAZETTE	293
DEPARTMENT OF TRADE AND INDUSTRY

Region I - Ilocos	16,745,000	13,315,000		30,060,000

Regional Office - I	16,745,000	13,315,000		30,060,000
Cordillera Administrative Region (CAR)	21,159,000	12,768,000		33,927,000

Regional Office - CAR	21,159,000	12,768,000		33,927,000
Region II - Cagayan Valley	18,045,000	14,014,000		32,059,000

Regional Office - II	18,045,000	14,014,000		32,059,000
Region III - Central Luzon	15,555,000	10,073,000		25,628,000

Regional Office - III	15,555,000	10,073,000		25,628,000
Region IVA - CALABARZON	30,703,000	14,049,000		44,752,000

Regional Office - IVA	30,703,000	14,049,000		44,752,000
Region IVB - MIMAROPA	14,493,000	8,403,000		22,896,000

Regional Office - IVB	14,493,000	8,403,000		22,896,000
Region V - Bicol	14,548,000	11,214,000		25,762,000

Regional Office - V	14,548,000	11,214,000		25,762,000
Region VI - Western Visayas	30,191,000	14,548,000		44,739,000

Regional Office - VI	30,191,000	14,548,000		44,739,000
Negros Island Region (NIR)		15,560,000	18,195,000	33,755,000

Regional Office - NIR		15,560,000	18,195,000	33,755,000
Region VII - Central Visayas	15,070,000	17,749,000		32,819,000

Regional Office - VII	15,070,000	17,749,000		32,819,000
Region VIII - Eastern Visayas	15,634,000	5,771,000		21,405,000

Regional Office - VIII	15,634,000	5,771,000		21,405,000
Region IX - Zamboanga Peninsula	24,871,000	19,911,000		44,782,000

Regional Office - IX	24,871,000	19,911,000		44,782,000
Region X - Northern Mindanao	14,090,000	15,356,000		29,446,000

Regional Office - X	14,090,000	15,356,000		29,446,000
Region XI - Davao	14,838,000	28,649,000		43,487,000

Regional Office - XI	14,838,000	28,649,000		43,487,000

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Region XII - SOCCSKSARGEN	5,679,000	18,3731000		24,052,000

Regional Office - XII	5,679,000	18,373,000		24,052,000
Region XIII - Caraga	32,597,000	12,249,000		44,846,000

Regional Office - XIII	32,597,000	12,249,000		44,846,000
Administration of Personnel Benefits	47,504,000			47,504,000

National Capital Region (NCR)	25,547,000			25,547,000

Central Office	25,547,000			25,547,000
Region I - Ilocos	684,000			684,000

Regional Office - I	684,000			684,000
Region III - Central Luzon	3,423,000			3,423,000

Regional Office - III	3,423,000			3,423,000
Region IVA - CALABARZON	4,454,000			4,454,000

Regional Office - IVA	4,454,000			4,454,000
Region IVB - MIMAROPA	1,112,000			1,112,000

Regional Office - IVB	1,112,000			1,112,000
Region V - Bicol	456,000			456,000

Regional Office - V	456,000			456,000
Region VI - Western Visayas	3,251,000			3,251,000

Regional Office - VI	3,251,000			3,251,000
Region VIII - Eastern Visayas	3,412,000			3,412,000

Regional Office - VIII	3,412,000			3,412,000
Region X - Northern Mindanao	2,065,000			2,065,000

Regional Office - X	2,065,000			2,065,000
Region XI - Davao	1,294,000			1,294,000

Regional Office - XI	1,294,000			1,294,000
Region XII - SOCCSKSARGEN	186,000			186,000

Regional Office - XII	186,000			186,000
Region XIII - Caraga	1,620,000			1,620,000

Regional Office - XIII	1,620,000			1,620,000

Sub-total, General Administration and Support	599,848,000	1,277,521,000	266,367,000	2,143,736,000

JANUARY 5, 2026	OFFICIAL GAZETTE	295
DEPARTMENT OF TRADE AND INDUSTRY

Operations
EXPORTS AND INVESTMENTS DEVELOPMENT PROGRAM	502,529,000	471,110,000	973,639,000

Formulation of Strategic Plans, Programs and Policies on Exports and Investments		14,067,000	14,067,000

National Capital Region (NCR)		14,067,000	14,067,000

Central Office		14,067,000	14,067,000
Development, Facilitation, and Promotion of Exports and Investments, Domestic and Foreign	502,529,000	457,043,000	959,572,000

National Capital Region (NCR)	301,616,000	421,438,000	723,054,000

Central Office	301,616,000	421,438,000	723,054,000
Region I - Ilocos	5,444,000	930,000	6,374,000

Regional Office - I	5,444,000	930,000	6,374,000
Cordillera Administrative Region (CAR)	23,751,000	533,000	24,284,000

Regional Office - CAR	23,751,000	533,000	24,284,000
Region II - Cagayan Valley	18,160,000	2,476,000	20,636,000

Regional Office - II	18,160,000	2,476,000	20,636,000
Region III - Central Luzon	26,450,000	863,000	27,313,000

Regional Office - III	26,450,000	863,000	27,313,000
Region IVA - CALABARZON	4,692,000	2,512,000	7,204,000

Regional Office - IVA	4,692,000	2,512,000	7,204,000
Region IVB - MIMAROPA	8,739,000	1,712,000	10,451,000

Regional Office - IVB	8,739,000	1,712,000	10,451,000
Region V - Bicol	12,508,000	3,049,000	15,557,000

Regional Office - V	12,508,000	3,049,000	15,557,000
Region VI - Western Visayas	4,311,000	835,000	5,146,000

Regional Office - VI	4,311,000	835,000	5,146,000
Region VII - Central Visayas	15,866,000	2,347,000	18,213,000

Regional Office - VII	15,866,000	2,347,000	18,213,000
Region VIII - Eastern Visayas	20,967,000	3,677,000	24,644,000

Regional Office - VIII	20,967,000	3,677,000	24,644,000

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Region IX - Zamboanga Peninsula	6,276,000	5,309,000		11,585,000

Regional Office - IX	6,276,000	5,309,000		11,585,000
Region X - Northern Mindanao	11,297,000	1,216,000		12,513,000

Regional Office - X	11,297,000	1,216,000		12,513,000
Region XI - Davao	15,842,000	3,562,000		19,404,000

Regional Office - XI	15,842,000	3,562,000		19,404,000
Region XII - SOCCSKSARGEN	18,425,000	3,223,000		21,648,000

Regional Office - XII	18,425,000	3,223,000		21,648,000
Region XIII - Caraga	8,185,000	3,361,000		11,546,000

Regional Office - XIII	8,185,000	3,361,000		11,546,000
INDUSTRY DEVELOPMENT PROGRAM	366,998,000	546,849,000	19,000,000	932,847,000

Formulation of Strategic Plans, Programs, and Policies to Develop Competitive Industries	321,291,000	486,967,000	19,000,000	827,258,000

National Capital Region (NCR)	214,353,000	439,951,000	19,000,000	673,304,000

Central Office	214,353,000	439,951,000	19,000,000	673,304,000
Region I - Ilocos	2,152,000	2,101,000		4,253,000

Regional Office - I	2,152,000	2,101,000		4,253,000
Cordillera Administrative Region (CAR)	816,000	5,753,000		6,569,000

Regional Office - CAR	816,000	5,753,000		6,569,000
Region II - Cagayan Valley		1,973,000		1,973,000

Regional Office - II		1,973,000		1,973,000
Region III - Central Luzon	9,014,000	2,327,000		11,341,000

Regional Office - III	9,014,000	2,327,000		11,341,000
Region IVA - CALABARZON	10,090,000	3,156,000		13,246,000

Regional Office - IVA	10,090,000	3,156,000		13,246,000
Region IVB - MIMAROPA	4,710,000	792,000		5,502,000

Regional Office - IVB	4,710,000	792,000		5,502,000
Region V - Bicol	8,575,000	3,923,000		12,498,000

Regional Office - V	8,575,000	3,923,000		12,498,000

JANUARY 5, 2026	OFFICIAL GAZETTE	297
DEPARTMENT OF TRADE AND INDUSTRY

Region VI - Western Visayas		3,177,000	3,177,000

Regional Office - VI		3,177,000	3,177,000
Region VII - Central Visayas	2,631,000	3,283,000	5,914,000

Regional Office - VII	2,631,000	3,283,000	5,914,000
Region VIII - Eastern Visayas	2,830,000	828,000	3,658,000

Regional Office - VIII	2,830,000	828,000	3,658,000
Region IX - Zamboanga Peninsula	12,429,000	2,749,000	15,178,000

Regional Office - IX	12,429,000	2,749,000	15,178,000
Region X - Northern Mindanao	13,394,000	3,757,000	17,151,000

Regional Office - X	13,394,000	3,757,000	17,151,000
Region XI - Davao	9,634,000	5,058,000	14,692,000

Regional Office - XI	9,634,000	5,058,000	14,692,000
Region XII - SOCCSKSARGEN	16,333,000	3,267,000	19,600,000

Regional Office - XII	16,333,000	3,267,000	19,600,000
Region XIII - Caraga	14,330,000	4,872,000	19,202,000

Regional Office - XIII	14,330,000	4,872,000	19,202,000
Promotion of Competitiveness through Administration of Awards Program, Voluntary Certification and Accreditation Programs	45,707,000	59,882,000	105,589,000

National Capital Region (NCR)	45,707,000	59,882,000	105,589,000

Central Office	45,707,000	59,882,000	105,589,000
MSME DEVELOPMENT PROGRAM	509,666,000	441,777,000	951,443,000

Formulation of Strategic Plans, Programs and Policies on MSME Development	6,720,000	4,957,000	11,677,000

National Capital Region (NCR)	6,720,000	4,957,000	11,677,000

Central Office	6,720,000	4,957,000	11,677,000
Implementation of the MSME Development Plan and Other Initiatives to Promote the Growth of Micro, Small and Medium Enterprises	396,519,000	409,084,000	805,603,000

National Capital Region (NCR)	97,076,000	181,452,000	278,528,000

Central Office	97,076,000	181,452,000	278,528,000

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Region I - Ilocos	31,133,000	12,461,000	43,594,000

Regional Office - I	31,133,000	12,461,000	43,594,000
Cordillera Administrative Region (CAR)	16,623,000	19,090,000	35,713,000

Regional Office - CAR	16,623,000	19,090,000	35,713,000
Region II - Cagayan Valley	17,751,000	16,761,000	34,512,000

Regional Office - II	17,751,000	16,761,000	34,512,000
Region III - Central Luzon	29,741,000	21,527,000	51,268,000

Regional Office - III	29,741,000	21,527,000	51,268,000
Region IVA - CALABARZON	15,923,000	14,355,000	30,278,000

Regional Office - IVA	15,923,000	14,355,000	30,278,000
Region IVB - MIMAROPA	22,184,000	17,168,000	39,352,000

Regional Office - IVB	22,184,000	17,168,000	39,352,000
Region V - Bicol	33,542,000	12,900,000	46,442,000

Regional Office - V	33,542,000	12,900,000	46,442,000
Region VI - Western Visayas	20,435,000	14,816,000	35,251,000

Regional Office - VI	20,435,000	14,816,000	35,251,000
Region VII - Central Visayas	16,832,000	13,909,000	30,741,000

Regional Office - VII	16,832,000	13,909,000	30,741,000
Region VIII - Eastern Visayas	20,401,000	14,665,000	35,066,000

Regional Office - VIII	20,401,000	14,665,000	35,066,000
Region IX - Zamboanga Peninsula	10,333,000	13,720,000	24,053,000

Regional Office - IX	10,333,000	13,720,000	24,053,000
Region X - Northern Mindanao	16,752,000	9,864,000	26,616,000

Regional Office - X	16,752,000	9,864,000	26,616,000
Region XI - Davao	20,650,000	18,079,000	38,729,000

Regional Office - XI	20,650,000	18,079,000	38,729,000
Region XII - SOCCSKSARGEN	12,096,000	13,590,000	25,686,000

Regional Office - XII	12,096,000	13,590,000	25,686,000

JANUARY 5, 2026	OFFICIAL GAZETTE	299
DEPARTMENT OF TRADE AND INDUSTRY

Region XIII - Caraga	15,047,000	14,727,000		29,774,000

Regional Office - XIII	15,047,000	14,727,000		29,774,000
For the Requirements of the Program Beneficiaries Development Component of the Comprehensive Agrarian Reform Program	106,427,000	27,736,000		134,163,000

National Capital Region (NCR)	106,427,000	27,736,000		134,163,000

Central Office	106,427,000	27,736,000		134,163,000
CONSUMER PROTECTION PROGRAM	446,349,000	151,043,000	50,000,000	647,392,000

Formulation of Strategic Plans, Programs, and Policies on Consumer Protection		25,139,000		25,139,000

National Capital Region (NCR)		25,139,000		25,139,000

Central Office		25,139,000		25,139,000
Monitoring and Enforcement of FTL including Consumer Complaints Handling	225,684,000	113,120,000	50,000,000	388,804,000

National Capital Region (NCR)	33,904,000	93,066,000	50,000,000	176,970,000

Central Office	33,904,000	93,066,000	50,000,000	176,970,000
Region I - Ilocos	9,472,000	705,000		10,177,000

Regional Office - I	9,472,000	705,000		10,177,000
Cordillera Administrative Region (CAR)	11,415,000	2,137,000		13,552,000

Regional Office - CAR	11,415,000	2,137,000		13,552,000
Region II - Cagayan Valley	16,620,000	847,000		17,467,000

Regional Office - II	16,620,000	847,000		17,467,000
Region III - Central Luzon	19,126,000	2,226,000		21,352,000

Regional Office - III	19,126,000	2,226,000		21,352,000
Region IVA - CALABARZON	15,498,000	1,966,000		17,464,000

Regional Office - IVA	15,498,000	1,966,000		17,464,000
Region IVB - MIMAROPA	9,878,000	509,000		10,387,000

Regional Office - IVB	9,878,000	509,000		10,387,000
Region V - Bicol	14,830,000	727,000		15,557,000

Regional Office - V	14,830,000	727,000		15,557,000

300	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region VI - Western Visayas	12,650,000	1,150,000	13,800,000

Regional Office - VI	12,650,000	1,150,000	13,800,000
Region VII - Central Visayas	10,743,000	1,773,000	12,516,000

Regional Office - VII	10,743,000	1,773,000	12,516,000
Region VIII - Eastern Visayas	8,711,000	1,694,000	10,405,000

Regional Office - VIII	8,711,000	1,694,000	10,405,000
Region IX - Zamboanga Peninsula	13,470,000	686,000	14,156,000

Regional Office - IX	13,470,000	686,000	14,156,000
Region X - Northern Mindanao	10,086,000	2,012,000	12,098,000

Regional Office - X	10,086,000	2,012,000	12,098,000
Region XI - Davao	17,762,000	500,000	18,262,000

Regional Office - XI	17,762,000	500,000	18,262,000
Region XII - SOCCSKSARGEN	11,036,000	1,670,000	12,706,000

Regional Office - XII	11,036,000	1,670,000	12,706,000
Region XIII - Caraga	10,483,000	1,452,000	11,935,000

Regional Office - XIII	10,483,000	1,452,000	11,935,000
Accreditation and Issuance of Business Licenses, Permits, Registration and Authorities	220,665,000	12,784,000	233,449,000

National Capital Region (NCR)	103,384,000	5,355,000	108,739,000

Central Office	103,384,000	5,355,000	108,739,000
Region I - Ilocos	4,835,000	631,000	5,466,000

Regional Office - I	4,835,000	631,000	5,466,000
Cordillera Administrative Region (CAR)	12,861,000		12,861,000

Regional Office - CAR	12,861,000		12,861,000
Region II - Cagayan Valley	11,386,000	390,000	11,776,000

Regional Office - II	11,386,000	390,000	11,776,000
Region III - Central Luzon	10,751,000	1,578,000	12,329,000

Regional Office - III	10,751,000	1,578,000	12,329,000
Region IVA - CALABARZON	8,592,000	1,017,000	9,609,000

Regional Office - IVA	8,592,000	1,017,000	9,609,000

JANUARY 5, 2026	OFFICIAL GAZETTE	301
DEPARTMENT OF TRADE AND INDUSTRY

Region IVB - MIMAROPA	6,650,000	220,000	6,870,000

Regional Office - IVB	6,650,000	220,000	6,870,000
Region V - Bicol	7,546,000	140,000	7,686,000

Regional Office - V	7,546,000	140,000	7,686,000
Region VI - Western Visayas	4,995,000	425,000	5,420,000

Regional Office - VI	4,995,000	425,000	5,420,000
Region VII - Central Visayas	8,439,000	440,000	8,879,000

Regional Office - VII	8,439,000	440,000	8,879,000
Region VIII - Eastern Visayas	7,309,000	391,000	7,700,000

Regional Office - VIII	7,309,000	391,000	7,700,000
Region IX - Zamboanga Peninsula	2,522,000	136,000	2,658,000

Regional Office - IX	2,522,000	136,000	2,658,000
Region X - Northern Mindanao	15,815,000	191,000	16,006,000

Regional Office - X	15,815,000	191,000	16,006,000
Region XI - Davao	5,423,000	391,000	5,814,000

Regional Office - XI	5,423,000	391,000	5,814,000
Region XII - SOCCSKSARGEN	6,205,000	814,000	7,019,000

Regional Office - XII	6,205,000	814,000	7,019,000
Region XIII - Caraga	3,952,000	665,000	4,617,000

Regional Office - XIII	3,952,000	665,000	4,617,000
CONSUMER EDUCATION AND ADVOCACY PROGRAM	22,975,000	63,097,000	86,072,000

Formulation of Strategic Plans, Programs, and Policies on Consumer Education, Awareness and Advocacy	22,975,000	7,218,000	30,193,000

National Capital Region (NCR)	22,975,000	7,218,000	30,193,000

Central Office	22,975,000	7,218,000	30,193,000
Implementation of Plans, Projects and Activities on Consumer Awareness, Education, and Advocacy		55,879,000	55,879,000

National Capital Region (NCR)		21,479,000	21,479,000

Central Office		21,479,000	21,479,000

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Region I - Ilocos	853,000	853,000

Regional Office - I	853,000	853,000
Cordillera Administrative Region (CAR)	1,898,000	1,898,000

Regional Office - CAR	1,898,000	1,898,000
Region II - Cagayan Valley	1,100,000	1,100,000

Regional Office - II	1,100,000	1,100,000
Region III - Central Luzon	2,662,000	2,662,000

Regional Office - III	2,662,000	2,662,000
Region IVA - CALABARZON	2,903,000	2,903,000

Regional Office - IVA	2,903,000	2,903,000
Region IVB - MIMAROPA	2,842,000	2,842,000

Regional Office - IVB	2,842,000	2,842,000
Region V - Bicol	3,257,000	3,257,000

Regional Office - V	3,257,000	3,257,000
Region VI - Western Visayas	2,430,000	2,430,000

Regional Office - VI	2,430,000	2,430,000
Region VII - Central Visayas	2,748,000	2,748,000

Regional Office - VII	2,748,000	2,748,000
Region VIII - Eastern Visayas	2,121,000	2,121,000

Regional Office - VIII	2,121,000	2,121,000
Region IX - Zamboanga Peninsula	3,445,000	3,445,000

Regional Office - IX	3,445,000	3,445,000
Region X - Northern Mindanao	1,883,000	1,883,000

Regional Office - X	1,883,000	1,883,000
Region XI - Davao	3,234,000	3,234,000

Regional Office - XI	3,234,000	3,234,000
Region XII - SOCCSKSARGEN	1,984,000	1,984,000

Regional Office - XII	1,984,000	1,984,000

JANUARY 5, 2026	OFFICIAL GAZETTE	303
DEPARTMENT OF TRADE AND INDUSTRY

Region XIII - Caraga		1,040,000		1,040,000

Regional Office - XIII		1,040,000		1,040,000

Sub-total, Operations	1,848,517,000	1,673,876,000	69,000,000	3,591,393,000

Total, Regular Programs	2,448,365,000	2,951,397,000	335,367,000	5,735,129,000

PROJECT(S)
Locally-Funded Project(s)
Go Lokal		6,767,000		6,767,000

National Capital Region (NCR)		6,767,000		6,767,000

Central Office		6,767,000		6,767,000
Malikhaing Pinoy Program		50,000,000		50,000,000

National Capital Region		50,000,000		50,000,000

Central Office		50,000,000		50,000,000
Pangkabuhayan sa Pagbangon at Ginhawa		80,000,000		80,000,000

National Capital Region		80,000,000		80,000,000

Central Office		80,000,000		80,000,000
Establishment of Negosyo Centers		454,264,000		454,264,000

National Capital Region (NCR)		17,513,000		17,513,000

Central Office		17,513,000		17,513,000
Region I - Ilocos		22,134,000		22,134,000

Regional Office - I		22,134,000		22,134,000
Cordillera Administrative Region (CAR)		21,431,000		21,431,000

Regional Office - CAR		21,431,000		21,431,000
Region II - Cagayan Valley		29,251,000		29,251,000

Regional Office - II		29,251,000		29,251,000
Region III - Central Luzon		33,289,000		33,289,000

Regional Office - III		33,289,000		33,289,000
Region IVA - CALABARZON		44,995,000		44,995,000

Regional Office - IVA		44,995,000		44,995,000

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Region IVB - MIMAROPA	20,172,000		20,172,000

Regional Office - IVB	20,172,000		20,172,000
Region V - Bicol	33,642,000		33,642,000

Regional Office - V	33,642,000		33,642,000
Region VI - Western Visayas	40,462,000		40,462,000

Regional Office - VI	40,462,000		40,462,000
Region VII - Central Visayas	26,867,000		26,867,000

Regional Office - VII	26,867,000		26,867,000
Region VIII - Eastern Visayas	39,627,000		39,627,000

Regional Office - VIII	39,627,000		39,627,000
Region IX - Zamboanga Peninsula	20,278,000		20,278,000

Regional Office - IX	20,278,000		20,278,000
Region X - Northern Mindanao	30,132,000		30,132,000

Regional Office - X	30,132,000		30,132,000
Region XI - Davao	27,051,000		27,051,000

Regional Office - XI	27,051,000		27,051,000
Region XII - SOCCSKSARGEN	23,205,000		23,205,000

Regional Office - XII	23,205,000		23,205,000
Region XIII - Caraga	24,215,000		24,215,000

Regional Office - XIII	24,215,000		24,215,000
Shared Service Facilities (SSF) Project	99,459,000	470,089,000	569,548,000

National Capital Region (NCR)	5,449,000	50,000,000	55,449,000

Central Office	5,449,000	50,000,000	55,449,000
Region I - Ilocos	8,139,000	17,100,000	25,239,000

Regional Office - I	8,139,000	17,100,000	25,239,000
Cordillera Administrative Region (CAR)	4,116,000	7,000,000	11,116,000

Regional Office - CAR	4,116,000	7,000,000	11,116,000
Region II - Cagayan Valley	8,476,000	27,500,000	35,976,000

Regional Office - II	8,476,000	27,500,000	35,976,000

JANUARY 5, 2026	OFFICIAL GAZETTE	305
DEPARTMENT OF TRADE AND INDUSTRY

Region III - Central Luzon	2,554,000	15,779,000	18,333,000

Regional Office - III	2,554,000	15,779,000	18,333,000
Region IVA - CALABARZON	4,168,000	22,610,000	26,778,000

Regional Office - IVA	4,168,000	22,610,000	26,778,000
Region IVB - MIMAROPA	2,960,000	50,000,000	52,960,000

Regional Office - IVB	2,960,000	50,000,000	52,960,000
Region V - Bicol	6,114,000	15,000,000	21,114,000

Regional Office - V	6,114,000	15,000,000	21,114,000
Region VI - Western Visayas	8,546,000	1,000,000	9,546,000

Regional Office - VI	8,546,000	1,000,000	9,546,000
Region VII - Central Visayas	4,235,000	100,000,000	104,235,000

Regional Office - VII	4,235,000	100,000,000	104,235,000
Region VIII - Eastern Visayas	6,951,000	13,700,000	20,651,000

Regional Office - VIII	6,951,000	13,700,000	20,651,000
Region IX - Zamboanga Peninsula	7,786,000	29,500,000	37,286,000

Regional Office - IX	7,786,000	29,500,000	37,286,000
Region X - Northern Mindanao	12,355,000	32,930,000	45,285,000

Regional Office - X	12,355,000	32,930,000	45,285,000
Region XI - Davao	4,514,000	34,370,000	38,884,000

Regional Office - XI	4,514,000	34,370,000	38,884,000
Region XII - SOCCSKSARGEN	6,072,000	11,600,000	17,672,000

Regional Office - XII	6,072,000	11,600,000	17,672,000
Region XIII - Caraga	7,024,000	42,000,000	49,024,000

Regional Office - XIII	7,024,000	42,000,000	49,024,000

Sub-total, Locally-Funded Project(s)	690,490,000	470,089,000	1,160,579,000

Foreign-Assisted Project(s)
Rural Agro-Enterprise Partnership for Inclusive Development (RAPID) Growth IFAD Loan No. 2000002109	496,190,000		496,190,000

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National Capital Region (NCR)				496,190,000				496,190,000

Central Office				496,190,000				496,190,000

Loan Proceeds				469,710,000				469,710,000
GOP Counterpart				26,480,000				26,480,000

Sub-total, Foreign-Assisted Project(s)				496,190,000				496,190,000

Total, Project(s)				1,186,680,000		470,089,000		1,656,769,000

TOTAL NEW APPROPRIATIONS	₱	2,448,365,000	₱	4,138,077,000	₱	805,456,000	₱	7,391,898,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	1,545,116

Total Permanent Positions	1,545,116

Other Compensation Common to All
Personnel Economic Relief Allowance	54,336
Representation Allowance	27,570
Transportation Allowance	27,264
Clothing and Uniform Allowance	15,848
Mid-Year Bonus - Civilian	128,762
Year End Bonus	128,762
Cash Gift	11,320
Productivity Enhancement Incentive	11,320
Step Increment	3,861

Total Other Compensation Common to All	409,043

Other Compensation for Specific Groups
Magna Carta for Science and Technology Personnel	4,486
Overseas Allowance	226,600

Total Other Compensation for Specific Groups	231,086

Other Benefits
PAG-IBIG Contributions	5,434
PhilHealth Contributions	36,101
Employees Compensation Insurance Premiums	2,713
Loyalty Award - Civilian	335
Terminal Leave	47,504

Total Other Benefits	92,087

JANUARY 5, 2026	OFFICIAL GAZETTE	307
DEPARTMENT OF TRADE AND INDUSTRY

Non-Permanent Positions	171,033

Total Personnel Services	2,448,365

Maintenance and Other Operating Expenses
Travelling Expenses	274,789
Training and Scholarship Expenses	231,942
Supplies and Materials Expenses	162,292
Utility Expenses	89,329
Communication Expenses	190,999
Awards/Rewards and Prizes	56,126
Survey, Research, Exploration and Development Expenses	1,000
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	9,041
Professional Services	844,126
General Services	278,039
Repairs and Maintenance	72,920
Financial Assistance/Subsidy	81,500
Taxes, Insurance Premiums and Other Fees	32,186
Other Maintenance and Operating Expenses
Advertising Expenses	43,733
Printing and Publication Expenses	48,180
Representation Expenses	217,948
Transportation and Delivery Expenses	30,921
Rent/Lease Expenses	976,414
Membership Dues and Contributions to Organizations	325
Subscription Expenses	101,329
Bank Transaction Fee	3
Other Maintenance and Operating Expenses	394,935

Total Maintenance and Other Operating Expenses	4,138,077

Total Current Operating Expenditures	6,586,442

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	10,000
Machinery and Equipment Outlay	651,481
Transportation Equipment Outlay	110,835
Intangible Assets Outlay	33,140

Total Capital Outlays	805,456

TOTAL NEW APPROPRIATIONS	7,391,898

B. BOARD OF INVESTMENTS

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	565,408,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

308	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

A. REGULAR PROGRAMS
General Administration and Support	₱	72,277,000	₱	209,630,000	₱	40,771,000	₱	322,678,000
Operations		129,411,000		93,087,000				222,498,000

INDUSTRY DEVELOPMENT PROGRAM		38,899,000		22,695,000				61,594,000
INVESTMENT PROMOTION PROGRAM		90,512,000		70,392,000				160,904,000

Total, Regular Programs		201,688,000		302,717,000		40,771,000		545,176,000

B. PROJECT(S)
Locally-Funded Project(s)				20,232,000				20,232,000

Total, Project(s)				20,232,000				20,232,000

TOTAL NEW APPROPRIATIONS	₱	201,688,000	₱	322,949,000	₱	40,771,000	₱	565,408,000

Special Provision(s)

1. Reporting and Posting Requirements. The Board of Investments (BOI) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) BOI’s website.

The BOI shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	68,947,000	₱	209,630,000	₱	40,771,000	₱	319,348,000
Administration of Personnel Benefits		3,330,000						3,330,000

Sub-total, General Administration and Support		72,277,000		209,630,000		40,771,000		322,678,000

Operations
INDUSTRY DEVELOPMENT PROGRAM		38,899,000		22,695,000				61,594,000

Policy Analysis and Advocacy Formulation		12,309,000		10,552,000				22,861,000

JANUARY 5, 2026	OFFICIAL GAZETTE	309
DEPARTMENT OF TRADE AND INDUSTRY

Implementation of the Comprehensive National
Industrial Strategy		26,590,000		12,143,000				38,733,000
INVESTMENT PROMOTION PROGRAM		90,512,000		70,392,000				160,904,000

Promotion of Foreign Investments		14,341,000		44,069,000				58,410,000
Promotion of Local Investments		21,746,000		13,901,000				35,647,000
Registration and Supervision of Investment Projects		29,069,000		1,143,000				30,212,000
Dispensation of Incentives		14,602,000		2,515,000				17,117,000
Provision of Investment Counselling and Aftercare Services		10,754,000		8,764,000				19,518,000

Sub-total, Operations		129,411,000		93,087,000				222,498,000

Total, Regular Programs		201,688,000		302,717,000		40,771,000		545,176,000

PROJECT(S)
Locally-Funded Project(s)
Industry Development Program				18,739,000				18,739,000
Comprehensive Automotive Resurgence Strategy (CARS)				1,493,000				1,493,000
Sub-total, Locally-Funded Project(s)				20,232,000				20,232,000

Total, Project(s)				20,232,000				20,232,000

TOTAL NEW APPROPRIATIONS	₱	201,688,000	₱	322,949,000	₱	40,771,000	₱	565,408,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	153,932

Total Permanent Positions	153,932

Other Compensation Common to All
Personnel Economic Relief Allowance	5,136
Representation Allowance	2,568
Transportation Allowance	2,568
Clothing and Uniform Allowance	1,498
Mid-Year Bonus - Civilian	12,828

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Year End Bonus	12,828
Cash Gift	1,070
Productivity Enhancement Incentive	1,070
Step Increment	385

Total Other Compensation Common to All	39,951

Other Benefits
PAG-IBIG Contributions	512
PhilHealth Contributions	3,550
Employees Compensation Insurance Premiums	258
Loyalty Award - Civilian	155
Terminal Leave	3,330

Total Other Benefits	7,805

Total Personnel Services	201,688

Maintenance and Other Operating Expenses
Travelling Expenses	28,065
Training and Scholarship Expenses	12,531
Supplies and Materials Expenses	14,381
Utility Expenses	11,298
Communication Expenses	11,302
Awards/Rewards and Prizes	1,090
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,220
Professional Services	27,244
General Services	57,863
Repairs and Maintenance	1,890
Taxes, Insurance Premiums and Other Fees	1,259
Other Maintenance and Operating Expenses
Advertising Expenses	73
Printing and Publication Expenses	923
Representation Expenses	25,888
Transportation and Delivery Expenses	639
Rent/Lease Expenses	81,316
Subscription Expenses	44,967

Total Maintenance and Other Operating Expenses	322,949

Total Current Operating Expenditures	524,637

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	24,671
Transportation Equipment Outlay	16,100

Total Capital Outlays	40,771

TOTAL NEW APPROPRIATIONS	565,408

JANUARY 5, 2026	OFFICIAL GAZETTE	311
DEPARTMENT OF TRADE AND INDUSTRY

C. CONSTRUCTION INDUSTRY AUTHORITY OF THE PHILIPPINES

For general administration and support, and operations, as indicated hereunder	₱	192,832,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	20,073,000	₱	56,433,000	₱	31,013,000	₱	107,519,000
Operations		70,871,000		14,442,000				85,313,000

CONSTRUCTION INDUSTRY DEVELOPMENT PROGRAM		37,960,000		13,313,000				51,273,000
CONSTRUCTION INDUSTRY REGULATORY PROGRAM		32,911,000		1,129,000				34,040,000

TOTAL NEW APPROPRIATIONS	₱	90,944,000	₱	70,875,000	₱	31,013,000	₱	192,832,000

Special Provision(s)

1. Fees, Fines, and Other Charges of the Philippine Contractors Accreditation Board. The amount collected by the Construction Industry Authority of the Philippines (CIAP) - Philippine Contractors Accreditation Board (PCAB) from fees, fines, and other charges in accordance with Section 4 of R.A. No. 11711, shall be deposited and maintained in a separate account to be used for its accreditation and licensing operations.

The use of income shall be in accordance with the DBM-CIAP-PCAB J.M.C. No. 1, dated September 15, 2023, and such other guidelines that may be issued for the purpose.

Disbursements or expenditures by the PCAB in violation of the above requirement shall render any disbursement from said income void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

The PCAB shall prepare and submit to the DBM not later than November 15 of the preceding year, the annual operating budget for the current fiscal year covering its retained income and the corresponding expenditures. Likewise, it shall submit to the DBM not later than March 1 of the current year its audited financial statements for the immediately preceding year.

2. Reporting and Posting Requirements. The CIAP shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CIAP’s website.

The CIAP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support

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General Management and Supervision	₱	17,904,000	₱	56,433,000	₱	31,013,000	₱	105,350,000
Administration of Personnel Benefits		2,169,000						2,169,000

Sub-total, General Administration and Support		20,073,000		56,433,000		31,013,000		107,519,000

Operations
CONSTRUCTION INDUSTRY DEVELOPMENT PROGRAM		37,960,000		13,313,000				51,273,000

Domestic and Overseas Construction
Service Promotion and Development		5,550,000		1,562,000				7,112,000
Industry Policy Development		18,133,000		3,654,000				21,787,000
Capacity Building for Human
Resources in the Construction Industry		14,277,000		8,097,000				22,374,000
CONSTRUCTION INDUSTRY REGULATORY PROGRAM		32,911,000		1,129,000				34,040,000

Licensing, Accreditation and Registration of
Construction Contractors (Domestic and Overseas) and
Issuance of Overseas Project Authorization		17,368,000						17,368,000
Investigation and Litigation of
Violations on Contractors License Law		5,924,000		620,000				6,544,000
Resolution of Claims and Disputes under Construction
Contract through Arbitration and Mediation		9,619,000		509,000				10,128,000

Sub-total, Operations		70,871,000		14,442,000				85,313,000

TOTAL NEW APPROPRIATIONS	₱	90,944,000	₱	70,875,000	₱	31,013,000	₱	192,832,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	67,102

Total Permanent Positions	67,102

Other Compensation Common to All
Personnel Economic Relief Allowance	2,496
Representation Allowance	1,056
Transportation Allowance	1,056

JANUARY 5, 2026	OFFICIAL GAZETTE	313
DEPARTMENT OF TRADE AND INDUSTRY

Clothing and Uniform Allowance	728
Mid-Year Bonus - Civilian	5,593
Year End Bonus	5,593
Cash Gift	520
Per Diems	1,927
Productivity Enhancement Incentive	520
Step Increment	168

Total Other Compensation Common to All	19,657

Other Benefits
PAG-IBIG Contributions	250
PhilHealth Contributions	1,587
Employees Compensation Insurance Premiums	124
Loyalty Award - Civilian	55
Terminal Leave	2,169

Total Other Benefits	4,185

Total Personnel Services	90,944

Maintenance and Other Operating Expenses
Travelling Expenses	4,996
Training and Scholarship Expenses	4,220
Supplies and Materials Expenses	2,937
Utility Expenses	3,315
Communication Expenses	2,458
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	678
Professional Services	21,366
General Services	3,742
Repairs and Maintenance	590
Taxes, Insurance Premiums and Other Fees	683
Other Maintenance and Operating Expenses
Advertising Expenses	27
Printing and Publication Expenses	193
Representation Expenses	3,948
Rent/Lease Expenses	16,374
Subscription Expenses	5,348

Total Maintenance and Other Operating Expenses	70,875

Total Current Operating Expenditures	161,819

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	26,663
Transportation Equipment Outlay	4,350

Total Capital Outlays	31,013

TOTAL NEW APPROPRIATIONS	192,832

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GENERAL APPROPRIATIONS ACT, FY 2026

D. COOPERATIVE DEVELOPMENT AUTHORITY

For general administration and support, support to operations, and operations, as indicated hereunder	₱	1,290,844,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	173,066,000	₱	194,924,000	₱	109,175,000	₱	477,165,000
Support to Operations		26,654,000		9,799,000				36,453,000
Operations		367,246,000		409,980,000				777,226,000

COOPERATIVE DEVELOPMENT PROGRAM		255,465,000		310,896,000				566,361,000
COOPERATIVE REGULATION PROGRAM		89,715,000		63,412,000				153,127,000
COOPERATIVE QUASI-JUDICIAL PROGRAM		22,066,000		35,672,000				57,738,000

TOTAL NEW APPROPRIATIONS	₱	566,966,000	₱	614,703,000	₱	109,175,000	₱	1,290,844,000

Special Provision(s)

1. Requirements of the Cooperative Development Authority and Reversion of Balances from Revolving Funds. The amounts appropriated herein for the programs, activities, and projects of the Cooperative Development Authority (CDA) shall be used exclusively for regulation of cooperatives and provision of technical advisory services. In no case shall said amounts be used for providing credit services in accordance with E.O. No. 138, s. 1999.

Balances of the Cooperative Development Loan Fund, Cooperative Marketing Project Fund, Cooperative Support Fund, and Cooperative Rehabilitation Development Fund, including payments from debtors arising from outstanding loans shall revert to the unappropriated surplus of the General Fund pursuant to Section 45, Chapter 5, Book VI of E.O. No. 292, s. 1987.

2. Reporting and Posting Requirements. The CDA shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CDA’s website.

The CDA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	164,969,000	₱	194,924,000	₱	109,175,000	₱	469,068,000

JANUARY 5, 2026	OFFICIAL GAZETTE	315
DEPARTMENT OF TRADE AND INDUSTRY

National Capital Region (NCR)	96,887,000	148,119,000	109,175,000	354,181,000

Central Office	92,254,000	140,747,000	109,175,000	342,176,000
Manila Extension Office	4,633,000	7,372,000		12,005,000
Region I - Ilocos	5,108,000	3,126,000		8,234,000

Dagupan Extension Office	5,108,000	3,126,000		8,234,000
Cordillera Administrative Region (CAR)	3,959,000	2,934,000		6,893,000

Cordillera Extension Office	3,959,000	2,934,000		6,893,000
Region II - Cagayan Valley	4,233,000	2,622,000		6,855,000

Tuguegarao Extension Office	4,233,000	2,622,000		6,855,000
Region III - Central Luzon	5,124,000	2,686,000		7,810,000

Pampanga Extension Office	5,124,000	2,686,000		7,810,000
Region IVA - CALABARZON	4,785,000	3,578,000		8,363,000

Calamba Extension Office	4,785,000	3,578,000		8,363,000
Region IVB - MIMAROPA	4,363,000	2,719,000		7,082,000

MIMAROPA Extension Office	4,363,000	2,719,000		7,082,000
Region V - Bicol	3,347,000	2,402,000		5,749,000

Naga Extension Office	3,347,000	2,402,000		5,749,000
Region VI - Western Visayas	4,670,000	2,458,000		7,128,000

Iloilo Extension Office	4,670,000	2,458,000		7,128,000
Negros Island Region (NIR)		4,000,000		4,000,000

Bacolod Extension Office		4,000,000		4,000,000
Region VII - Central Visayas	5,720,000	3,006,000		8,726,000

Cebu Extension Office	5,720,000	3,006,000		8,726,000
Region VIII - Eastern Visayas	5,088,000	2,911,000		7,999,000

Tacloban Extension Office	5,088,000	2,911,000		7,999,000
Region IX - Zamboanga Peninsula	4,781,000	2,628,000		7,409,000

Pagadian Extension Office	4,781,000	2,628,000		7,409,000
Region X - Northern Mindanao	3,636,000	3,131,000		6,767,000

Cagayan de Oro City Extension Office	3,636,000	3,131,000		6,767,000

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Region XI - Davao	3,551,000	3,343,000		6,894,000

Davao Extension Office	3,551,000	3,343,000		6,894,000
Region XII - SOCCSKSARGEN	5,436,000	2,619,000		8,055,000

Kidapawan Extension Office	5,436,000	2,619,000		8,055,000
Region XIII - Caraga	4,281,000	2,642,000		6,923,000

Caraga Extension Office	4,281,000	2,642,000		6,923,000
Administration of Personnel Benefits	8,097,000			8,097,000

National Capital Region (NCR)	8,097,000			8,097,000

Central Office	8,097,000			8,097,000

Sub-total, General Administration and Support	173,066,000	194,924,000	109,175,000	477,165,000

Support to Operations
Formulation of Plans and Programs including Monitoring and Evaluation, Maintenance of Management Information System (MIS)and Quality Management System (QMS)	26,654,000	9,799,000		36,453,000

National Capital Region (NCR)	8,787,000	5,844,000		14,631,000

Central Office	8,787,000	5,622,000		14,409,000
Manila Extension Office		222,000		222,000
Region I - Ilocos	1,217,000	207,000		1,424,000

Dagupan Extension Office	1,217,000	207,000		1,424,000
Cordillera Administrative Region (CAR)	2,522,000	187,000		2,709,000

Cordillera Extension Office	2,522,000	187,000		2,709,000
Region II - Cagayan Valley	1,217,000	195,000		1,412,000

Tuguegarao Extension Office	1,217,000	195,000		1,412,000
Region III - Central Luzon	1,217,000	204,000		1,421,000

Pampanga Extension Office	1,217,000	204,000		1,421,000
Region IVA - CALABARZON	1,250,000	202,000		1,452,000

Calamba Extension Office	1,250,000	202,000		1,452,000
Region IVB - MIMAROPA		77,000		77,000

MIMAROPA Extension Office		77,000		77,000

JANUARY 5, 2026	OFFICIAL GAZETTE	317
DEPARTMENT OF TRADE AND INDUSTRY

Region V - Bicol	1,217,000	207,000	1,424,000

Naga Extension Office	1,217,000	207,000	1,424,000
Region VI - Western Visayas	1,217,000	228,000	1,445,000

Iloilo Extension Office	1,217,000	228,000	1,445,000
Negros Island Region (NIR)		1,000,000	1,000,000

Bacolod Extension Office		1,000,000	1,000,000
Region VII - Central Visayas	1,217,000	212,000	1,429,000

Cebu Extension Office	1,217,000	212,000	1,429,000
Region VIII - Eastern Visayas		192,000	192,000

Tacloban Extension Office		192,000	192,000
Region IX - Zamboanga Peninsula	1,233,000	215,000	1,448,000

Pagadian Extension Office	1,233,000	215,000	1,448,000
Region X - Northern Mindanao	1,909,000	217,000	2,126,000

Cagayan de Oro City Extension Office	1,909,000	217,000	2,126,000
Region XI - Davao	1,217,000	157,000	1,374,000

Davao Extension Office	1,217,000	157,000	1,374,000
Region XII - SOCCSKSARGEN	1,217,000	228,000	1,445,000

Kidapawan Extension Office	1,217,000	228,000	1,445,000
Region XIII - Caraga	1,217,000	227,000	1,444,000

Caraga Extension Office	1,217,000	227,000	1,444,000

Sub-total, Support to Operations	26,654,000	9,799,000	36,453,000

Operations
COOPERATIVE DEVELOPMENT PROGRAM	255,465,000	310,896,000	566,361,000

Provision of Technical Assistance on Cooperative Development, Research Communication and Advocacy, Standard Setting and Accreditation, Awards and Recognition and Documentation of Best Practices, Capability Building Program for Cooperatives, and Project Development Assistance	255,465,000	310,896,000	566,361,000

National Capital Region (NCR)	32,110,000	224,478,000	256,588,000

Central Office	8,112,000	219,135,000	227,247,000
Manila Extension Office	23,998,000	5,343,000	29,341,000

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Region I - Ilocos	14,984,000	5,418,000	20,402,000

Dagupan Extension Office	14,984,000	5,418,000	20,402,000
Cordillera Administrative Region (CAR)	12,615,000	5,254,000	17,869,000

Cordillera Extension Office	12,615,000	5,254,000	17,869,000
Region II - Cagayan Valley	13,894,000	5,206,000	19,100,000

Tuguegarao Extension Office	13,894,000	5,206,000	19,100,000
Region III - Central Luzon	21,623,000	5,563,000	27,186,000

Pampanga Extension Office	21,623,000	5,563,000	27,186,000
Region IVA - CALABARZON	22,192,000	5,641,000	27,833,000

Calamba Extension Office	22,192,000	5,641,000	27,833,000
Region IVB - MIMAROPA	8,070,000	5,207,000	13,277,000

MIMAROPA Extension Office	8,070,000	5,207,000	13,277,000
Region V - Bicol	20,193,000	5,291,000	25,484,000

Naga Extension Office	20,193,000	5,291,000	25,484,000
Region VI - Western Visayas	17,596,000	5,540,000	23,136,000

Iloilo Extension Office	17,596,000	5,540,000	23,136,000
Negros Island Region (NIR)		5,776,000	5,776,000

Bacolod Extension Office		5,776,000	5,776,000
Region VII - Central Visayas	14,639,000	5,342,000	19,981,000

Cebu Extension Office	14,639,000	5,342,000	19,981,000
Region VIII - Eastern Visayas	17,716,000	5,500,000	23,216,000

Tacloban Extension Office	17,716,000	5,500,000	23,216,000
Region IX - Zamboanga Peninsula	8,888,000	5,315,000	14,203,000

Pagadian Extension Office	8,888,000	5,315,000	14,203,000
Region X - Northern Mindanao	13,526,000	5,403,000	18,929,000

Cagayan de Oro City Extension Office	13,526,000	5,403,000	18,929,000
Region XI - Davao	14,430,000	5,278,000	19,708,000

Davao Extension Office	14,430,000	5,278,000	19,708,000

JANUARY 5, 2026	OFFICIAL GAZETTE	319
DEPARTMENT OF TRADE AND INDUSTRY

Region XII - SOCCSKSARGEN	9,487,000	5,371,000	14,858,000

Kidapawan Extension Office	9,487,000	5,371,000	14,858,000
Region XIII - Caraga	13,502,000	5,313,000	18,815,000

Caraga Extension Office	13,502,000	5,313,000	18,815,000
COOPERATIVE REGULATION PROGRAM	89,715,000	63,412,000	153,127,000

Registration of Cooperatives and Amendments	44,071,000	5,918,000	49,989,000

National Capital Region (NCR)	4,708,000	2,336,000	7,044,000

Central Office	3,391,000	2,145,000	5,536,000
Manila Extension Office	1,317,000	191,000	1,508,000
Region I - Ilocos	3,947,000	243,000	4,190,000

Dagupan Extension Office	3,947,000	243,000	4,190,000
Cordillera Administrative Region (CAR)	1,332,000	109,000	1,441,000

Cordillera Extension Office	1,332,000	109,000	1,441,000
Region II - Cagayan Valley	1,316,000	143,000	1,459,000

Tuguegarao Extension Office	1,316,000	143,000	1,459,000
Region III - Central Luzon	1,465,000	315,000	1,780,000

Pampanga Extension Office	1,465,000	315,000	1,780,000
Region IVA - CALABARZON	2,825,000	227,000	3,052,000

Calamba Extension Office	2,825,000	227,000	3,052,000
Region IVB - MIMAROPA		225,000	225,000

MIMAROPA Extension Office		225,000	225,000
Region V - Bicol	1,316,000	161,000	1,477,000

Naga Extension Office	1,316,000	161,000	1,477,000
Region VI - Western Visayas	4,263,000	305,000	4,568,000

Iloilo Extension Office	4,263,000	305,000	4,568,000
Negros Island Region (NIR)		500,000	500,000

Bacolod Extension Office		500,000	500,000
Region VII - Central Visayas	2,990,000	147,000	3,137,000

Cebu Extension Office	2,990,000	147,000	3,137,000

320	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region VIII - Eastern Visayas	4,980,000	267,000	5,247,000

Tacloban Extension Office	4,980,000	267,000	5,247,000
Region IX - Zamboanga Peninsula	3,258,000	177,000	3,435,000

Pagadian Extension Office	3,258,000	177,000	3,435,000
Region X - Northern Mindanao	3,603,000	190,000	3,793,000

Cagayan de Oro City Extension Office	3,603,000	190,000	3,793,000
Region XI - Davao	3,301,000	186,000	3,487,000

Davao Extension Office	3,301,000	186,000	3,487,000
Region XII - SOCCSKSARGEN	3,451,000	224,000	3,675,000

Kidapawan Extension Office	3,451,000	224,000	3,675,000
Region XIII - Caraga	1,316,000	163,000	1,479,000

Caraga Extension Office	1,316,000	163,000	1,479,000
Regulation of Cooperatives, Formulation of Guidelines, Rules and Regulations	45,644,000	57,494,000	103,138,000

National Capital Region (NCR)	23,059,000	16,229,000	39,288,000

Central Office	20,587,000	13,112,000	33,699,000
Manila Extension Office	2,472,000	3,117,000	5,589,000
Region I - Ilocos	822,000	2,675,000	3,497,000

Dagupan Extension Office	822,000	2,675,000	3,497,000
Cordillera Administrative Region (CAR)	3,337,000	2,649,000	5,986,000

Cordillera Extension Office	3,337,000	2,649,000	5,986,000
Region II - Cagayan Valley	2,456,000	2,495,000	4,951,000

Tuguegarao Extension Office	2,456,000	2,495,000	4,951,000
Region III - Central Luzon	2,465,000	2,892,000	5,357,000

Pampanga Extension Office	2,465,000	2,892,000	5,357,000
Region IVA - CALABARZON	816,000	3,184,000	4,000,000

Calamba Extension Office	816,000	3,184,000	4,000,000
Region IVB- MIMAROPA	2,297,000	2,691,000	4,988,000

MIMAROPA Extension Office	2,297,000	2,691,000	4,988,000

JANUARY 5, 2026	OFFICIAL GAZETTE	321
DEPARTMENT OF TRADE AND INDUSTRY

Region V - Bicol	822,000	2,587,000	3,409,000

Naga Extension Office	822,000	2,587,000	3,409,000
Region VI - Western Visayas	1,518,000	2,721,000	4,239,000

Iloilo Extension Office	1,518,000	2,721,000	4,239,000
Negros Island Region (NIR)		500,000	500,000

Bacolod Extension Office		500,000	500,000
Region VII - Central Visayas	1,465,000	2,665,000	4,130,000

Cebu Extension Office	1,465,000	2,665,000	4,130,000
Region VIII - Eastern Visayas	2,297,000	2,632,000	4,929,000

Tacloban Extension Office	2,297,000	2,632,000	4,929,000
Region IX - Zamboanga Peninsula		2,704,000	2,704,000

Pagadian Extension Office		2,704,000	2,704,000
Region X - Northern Mindanao	1,491,000	2,956,000	4,447,000

Cagayan de Oro City Extension Office	1,491,000	2,956,000	4,447,000
Region XI - Davao	660,000	2,680,000	3,340,000

Davao Extension Office	660,000	2,680,000	3,340,000
Region XII - SOCCSKSARGEN	822,000	2,605,000	3,427,000

Kidapawan Extension Office	822,000	2,605,000	3,427,000
Region XIII - Caraga	1,317,000	2,629,000	3,946,000

Caraga Extension Office	1,317,000	2,629,000	3,946,000
COOPERATIVE QUASI-JUDICIAL PROGRAM	22,066,000	35,672,000	57,738,000

Case Prevention, Investigation, Prosecution Adjudication and Enforcement	22,066,000	35,672,000	57,738,000

National Capital Region (NCR)	8,804,000	32,500,000	41,304,000

Central Office	7,587,000	32,394,000	39,981,000
Manila Extension Office	1,217,000	106,000	1,323,000
Region I - Ilocos		157,000	157,000

Dagupan Extension Office		157,000	157,000
Cordillera Administrative Region (CAR)	1,094,000	190,000	1,284,000

Cordillera Extension Office	1,094,000	190,000	1,284,000

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Region II - Cagayan Valley		1,124,000		83,000				1,207,000

Tuguegarao Extension Office		1,124,000		83,000				1,207,000
Region III - Central Luzon		1,094,000		181,000				1,275,000

Pampanga Extension Office		1,094,000		181,000				1,275,000
Region IVA - CALABARZON		1,138,000		147,000				1,285,000

Calamba Extension Office		1,138,000		147,000				1,285,000
Region IVB - MIMAROPA		1,094,000		88,000				1,182,000

MIMAROPA Extension Office		1,094,000		88,000				1,182,000
Region V - Bicol		1,094,000		130,000				1,224,000

Naga Extension Office		1,094,000		130,000				1,224,000
Region VI - Western Visayas		1,094,000		173,000				1,267,000

Iloilo Extension Office		1,094,000		173,000				1,267,000
Negros Island Region (NIR)				1,000,000				1,000,000

Bacolod Extension Office				1,000,000				1,000,000
Region VII - Central Visayas		1,124,000		113,000				1,237,000

Cebu Extension Office		1,124,000		113,000				1,237,000
Region VIII - Eastern Visayas		1,124,000		193,000				1,317,000

Tacloban Extension Office		1,124,000		193,000				1,317,000
Region IX - Zamboanga Peninsula				145,000				145,000

Pagadian Extension Office				145,000				145,000
Region X - Northern Mindanao		1,094,000		162,000				1,256,000

Cagayan de Oro City Extension Office		1,094,000		162,000				1,256,000
Region XI - Davao		1,094,000		60,000				1,154,000

Davao Extension Office		1,094,000		60,000				1,154,000
Region XII - SOCCSKSARGEN		1,094,000		196,000				1,290,000

Kidapawan Extension Office		1,094,000		196,000				1,290,000
Region XIII - Caraga				154,000				154,000

Caraga Extension Office				154,000				154,000

Sub-total, Operations		367,246,000		409,980,000				777,226,000

TOTAL NEW APPROPRIATIONS	₱	566,966,000	₱	614,703,000	₱	109,175,000	₱	1,290,844,000

JANUARY 5, 2026	OFFICIAL GAZETTE	323
DEPARTMENT OF TRADE AND INDUSTRY

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	432,254

Total Permanent Positions	432,254

Other Compensation Common to All
Personnel Economic Relief Allowance	17,280
Representation Allowance	4,086
Transportation Allowance	4,086
Clothing and Uniform Allowance	5,040
Mid-Year Bonus - Civilian	36,022
Year End Bonus	36,022
Cash Gift	3,600
Productivity Enhancement Incentive	3,600
Step Increment	1,079

Total Other Compensation Common to All	110,815

Other Benefits
PAG-IBIG Contributions	1,716
PhilHealth Contributions	10,241
Employees Compensation Insurance Premiums	854
Loyalty Award - Civilian	410
Terminal Leave	8,097

Total Other Benefits	21,318

Non-Permanent Positions	2,579

Total Personnel Services	566,966

Maintenance and Other Operating Expenses
Travelling Expenses	100,189
Training and Scholarship Expenses	104,213
Supplies and Materials Expenses	30,022
Utility Expenses	12,099
Communication Expenses	43,214
Awards/Rewards and Prizes	800
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,763
Professional Services	12,117
General Services	37,226
Repairs and Maintenance	8,068
Financial Assistance/Subsidy	157,000
Taxes, Insurance Premiums and Other Fees	6,081

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Other Maintenance and Operating Expenses
Advertising Expenses	322
Printing and Publication Expenses	1,265
Representation Expenses	23,440
Transportation and Delivery Expenses	880
Rent/Lease Expenses	11,818
Membership Dues and Contributions to Organizations	714
Subscription Expenses	53,540
Other Maintenance and Operating Expenses	8,932

Total Maintenance and Other Operating Expenses	614,703

Total Current Operating Expenditures	1,181,669

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	19,250
Transportation Equipment Outlay	89,925

Total Capital Outlays	109,175

TOTAL NEW APPROPRIATIONS	1,290,844

E. DESIGN CENTER OF THE PHILIPPINES

For general administration and support, and operations, as indicated hereunder	₱	269,851,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	17,644,000	₱	54,154,000	₱	14,809,000	₱	86,607,000

Operations		52,127,000		131,117,000				183,244,000

DESIGN INNOVATION, PROMOTION, AND INDUSTRY DEVELOPMENT PROGRAM		52,127,000		131,117,000				183,244,000

TOTAL NEW APPROPRIATIONS	₱	69,771,000	₱	185,271,000	₱	14,809,000	₱	269,851,000

Special Provision(s)

1. Design Innovation. As the design innovation arm of the government, the Design Center of the Philippines (DCP) shall conduct continuing research and development on the different design strengths and assets of the Philippines to create innovative and globally competitive Philippine products, while advocating for economic and environmental sustainability. This shall be implemented through: (i) materials research and development; (ii) design research and development; and (iii) product development.

The DCP shall work with relevant stakeholders from both the design and manufacturing industries who have extensive experience in design, materials, and market exploration in the optimum development of these materials and utilization of the same into innovative and market competitive products.

JANUARY 5, 2026	OFFICIAL GAZETTE	325
DEPARTMENT OF TRADE AND INDUSTRY

2. Reporting and Posting Requirements. The DCP shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) DCP’s website.

The DCP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	16,874,000	₱	54,154,000	₱	14,809,000	₱	85,837,000
Administration of Personnel Services		770,000						770,000

Sub-total, General Administration and Support		17,644,000		54,154,000		14,809,000		86,607,000

Operations
DESIGN INNOVATION, PROMOTION, AND INDUSTRY DEVELOPMENT PROGRAM		52,127,000		131,117,000				183,244,000

Planning, Policy Formulation and Review		6,014,000		7,913,000				13,927,000
Design Innovation		28,165,000		16,782,000				44,947,000
Design Promotion and Industry Development		17,948,000		106,422,000				124,370,000

Sub-total, Operations		52,127,000		131,117,000				183,244,000

TOTAL NEW APPROPRIATIONS	₱	69,771,000	₱	185,271,000	₱	14,809,000	₱	269,851,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	53,410

Total Permanent Positions	53,410

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Other Compensation Common to All
Personnel Economic Relief Allowance	1,944
Representation Allowance	594
Transportation Allowance	594
Clothing and Uniform Allowance	567
Mid-Year Bonus - Civilian	4,451
Year End Bonus	4,451
Cash Gift	405
Productivity Enhancement Incentive	405
Step Increment	133

Total Other Compensation Common to All	13,544

Other Benefits
PAG-IBIG Contributions	195
PhilHealth Contributions	1,292
Employees Compensation Insurance Premiums	97
Loyalty Award - Civilian	35
Terminal Leave	770

Total Other Benefits	2,389

Non-Permanent Positions	428

Total Personnel Services	69,771

Maintenance and Other Operating Expenses
Travelling Expenses	8,774
Training and Scholarship Expenses	4,810
Supplies and Materials Expenses	6,310
Utility Expenses	7,573
Communication Expenses	5,835
Awards/Rewards and Prizes	90
Survey, Research, Exploration and Development Expenses	1,000
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	79,248
General Services	4,597
Repairs and Maintenance	225
Taxes, Insurance Premiums and Other Fees	1,067
Other Maintenance and Operating Expenses
Advertising Expenses	160
Printing and Publication Expenses	1,551
Representation Expenses	12,802
Transportation and Delivery Expenses	600
Rent/Lease Expenses	29,597
Membership Dues and Contributions to Organizations	3,708
Subscription Expenses	17,188

Total Maintenance and Other Operating Expenses	185,271

Total Current Operating Expenditures	255,042

JANUARY 5, 2026	OFFICIAL GAZETTE	327
DEPARTMENT OF TRADE AND INDUSTRY

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	6,859
Transportation Equipment Outlay	7,950

Total Capital Outlays	14,809

TOTAL NEW APPROPRIATIONS	269,851

F. PHILIPPINE TRADE TRAINING CENTER

For general administration and support, and operations, as indicated hereunder	₱	103,829,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	16,830,000	₱	12,840,000	₱	14,340,000	₱	44,010,000
Operations		22,116,000		37,703,000				59,819,000

TRADE BUSINESS MANAGEMENT TRAINING PROGRAM		22,116,000		37,703,000				59,819,000

TOTAL NEW APPROPRIATIONS	₱	38,946,000	₱	50,543,000	₱	14,340,000	₱	103,829,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Trade Training Center (PTTC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PTTC’s website.

The PTTC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations.

The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	16,830,000	₱	12,840,000	₱	14,340,000	₱	44,010,000

Sub-total, General Administration and Support		16,830,000		12,840,000		14,340,000		44,010,000

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Operations
TRADE BUSINESS MANAGEMENT TRAINING PROGRAM		22,116,000		37,703,000				59,819,000

Planning, Policy Formulation and Provision of
Trade Related Training Research		7,135,000		9,250,000				16,385,000
Development and Implementation of Training Modules		11,351,000		15,807,000				27,158,000
Management and Maintenance of Facilities for
Training, Exhibitions, Conferences and Other Activities		3,630,000		12,646,000				16,276,000

Sub-total, Operations		22,116,000		37,703,000				59,819,000

TOTAL NEW APPROPRIATIONS	₱	38,946,000	₱	50,543,000	₱	14,340,000	₱	103,829,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	30,078

Total Permanent Positions	30,078

Other Compensation Common to All
Personnel Economic Relief Allowance	1,080
Representation Allowance	522
Transportation Allowance	522
Clothing and Uniform Allowance	315
Mid-Year Bonus - Civilian	2,506
Year End Bonus	2,506
Cash Gift	225
Productivity Enhancement Incentive	225
Step Increment	75

Total Other Compensation Common to All	7,976

Other Benefits
PAG-IBIG Contributions	108
PhilHealth Contributions	709
Employees Compensation Insurance Premiums	55
Loyalty - Award Civilian	20

Total Other Benefits	892

Total Personnel Services	38,946

JANUARY 5, 2026	OFFICIAL GAZETTE	329
DEPARTMENT OF TRADE AND INDUSTRY

Maintenance and Other Operating Expenses
Travelling Expenses	781
Training and Scholarship Expenses	2,422
Supplies and Materials Expenses	5,162
Utility Expenses	4,087
Communication Expenses	2,792
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	102
Professional Services	15,093
General Services	9,428
Repairs and Maintenance	3,812
Taxes, Insurance Premiums and Other Fees	757
Other Maintenance and Operating Expenses
Advertising Expenses	95
Printing and Publication Expenses	550
Representation Expenses	196
Rent/Lease Expenses	57
Membership Dues and Contributions to Organizations	4
Subscription Expenses	4,708
Other Maintenance and Operating Expenses	497

Total Maintenance and Other Operating Expenses	50,543

Total Current Operating Expenditures	89,489

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	14,340

Total Capital Outlays	14,340

TOTAL NEW APPROPRIATIONS	103,829

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GENERAL SUMMARY

DEPARTMENT OF TRADE AND INDUSTRY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	2,448,365,000	₱	4,138,077,000	₱	805,456,000	₱	7,391,898,000
B. BOARD OF INVESTMENTS		201,688,000		322,949,000		40,771,000		565,408,000
C. CONSTRUCTION INDUSTRY AUTHORITY OF THE PHILIPPINES (CIAP)		90,944,000		70,875,000		31,013,000		192,832,000
D. COOPERATIVE DEVELOPMENT AUTHORITY		566,966,000		614,703,000		109,175,000		1,290,844,000
E. DESIGN CENTER OF THE PHILIPPINES		69,771,000		185,271,000		14,809,000		269,851,000
F. PHILIPPINE TRADE TRAINING CENTER		38,946,000		50,543,000		14,340,000		103,829,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF TRADE AND INDUSTRY	₱	3,416,680,000	₱	5,382,418,000	₱	1,015,564,000	₱	9,814,662,000

JANUARY 5, 2026	OFFICIAL GAZETTE	331
DEPARTMENT OF TRANSPORTATION

XXVII. DEPARTMENT OF TRANSPORTATION

A. OFFICE OF THE SECRETARY

For general administration and support, support to operations, and operations, including locally-funded and foreign-assisted project(s), as indicated hereunder	₱	91,250,683,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Financial Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	1,761,429,000	₱	2,794,910,000	₱	7,068,000	₱	482,767,000	₱	5,046,174,000
Support to Operations		368,046,000		26,391,000				3,744,158,000		4,138,595,000
Operations		1,550,253,000		4,518,100,000				126,376,000		6,194,729,000

RAIL TRANSPORT PROGRAM		406,963,000		2,395,522,000				52,373,000		2,854,858,000
MOTOR VEHICLE REGULATORY PROGRAM		895,940,000		1,803,641,000						2,699,581,000
LAND PUBLIC TRANSPORTATION PROGRAM		247,350,000		318,937,000				74,003,000		640,290,000

Total, Regular Programs		3,679,728,000		7,339,401,000		7,068,000		4,353,301,000		15,379,498,000

B. PROJECT(S)
Locally-Funded Project(s)				2,621,746,000				9,175,904,000		11,797,650,000
Foreign-Assisted Project(s)				500,000,000				63,573,535,000		64,073,535,000

Total, Project(s)				3,121,746,000				72,749,439,000		75,871,185,000

TOTAL NEW APPROPRIATIONS	₱	3,679,728,000	₱	10,461,147,000	₱	7,068,000	₱	77,102,740,000	₱	91,250,683,000

Special Provision(s)

1. Seat Belt Use Promotions and Child Restraint Systems Installation, Use, and Maintenance Promotions. In addition to the amounts appropriated for the Land Transportation Office (LTO), Sixty Nine Million Six Hundred Fifty One Thousand Pesos (₱69,651,000) shall be used for the implementation of the provisions of R.A. No. 8750 and R.A. No. 11229, including the necessary promotion campaigns on the use of seat belt devices and the installation, use, and maintenance of child restraint systems sourced from fines imposed by LTO against drivers, operators, vehicle owners, manufacturers, assemblers, importers, or distributors for violation of the rules and regulations on the use and installation of seat belts in accordance with Section 13 of R.A. No. 8750, and Sections 11 and 14 of R.A. No. 11229.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Engineering and Administrative Overhead Expenses. The DOTr is authorized to deduct engineering and administrative overhead (EAO) expenses for infrastructure projects costing more than Five Million Pesos (₱5,000,000) but not to exceed three percent (3%) of the project cost.

The authorized EAO expenses shall be limited to: (i) administrative overhead including the hiring of individuals engaged through job orders or contracts of service or such other engagement of personnel without any employer-employee relationship; (ii) pre-construction activities after detailed engineering; (iii) construction project management; (iv) testing and quality control; (v) acquisition, rehabilitation, and repair of related equipment and parts; and (vi) contingencies in relation to pre-construction activities. The EAO expenses shall be treated or booked-up as capitalized expenditures and form part of the project cost.

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Disbursements or expenditures by the DOTr in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

3. Construction of Various Airports and Navigational Facilities. The amount appropriated herein for the construction of various airports and navigational facilities, and acquisition of navigational equipment shall be recorded in the books of accounts of the DOTr and transferred to the Civil Aviation Authority of the Philippines as equity contribution of the National Government in accordance with Section 14 of R.A. No. 9497.

4. Inventory of Rail System Spare Parts. The DOTr, Philippine National Railways, Light Rail Transit Authority, and all other rail offices and agencies are authorized to maintain and ensure continued availability of adequate spare parts inventory. The purchase of spare parts exceeding the agency’s one-year requirement shall be subject to the approval of the President of the Philippines, upon the joint recommendation of the Chairperson of the COA and the Secretary of the DOTr.

5. Right-of-Way Acquisition. The amount of Two Billion Seven Hundred Eighty Nine Million Six Hundred Sixty Five Thousand Pesos (₱2,789,665,000) appropriated herein shall be used exclusively for Right-of-Way expenses authorized under R.A. No. 10752, relative to the implementation of infrastructure projects of the DOTr.

6. Active Transport Bike Share System and Safe Pathways Program. The amount of One Hundred Five Minion Three Hundred Seventy Six Thousand Pesos (₱l05,376,000) appropriated herein for the active transport program shall be used to construct, maintain, and improve protected bike lanes and pedestrian walkways, procure bike racks, construct and improve end-of-trip cycling and other support facilities, and upgrade existing pop-up bike lanes to permanent bike lanes in accordance with DOTr D.O. No. 2020-014, DPWH D.O. No. 263, s. 2022, and other applicable guidelines promoting and prioritizing active transportation. This shall include the planting of urban shade trees consistent with environmental laws.

The DOTr, in coordination with the DPWH, shall also establish proper public transport stops for the benefit of commuters, and ensure that all projects pertaining to the construction, preventive maintenance, rehabilitation, reconstruction, upgrading, off-carriageway improvement, widening and/or paving of primary, secondary, tertiary, bypass and diversion roads, and the construction, widening, or replacement of bridges, shall be so designed and implemented so as to allocate, insofar as practicable, at least fifty percent (50%) of the road space for public transport, pedestrians, and bicycles/light mobility devices.

Bike lanes should have smooth pavement, be free of hazards, and with durable physical separation from mixed traffic lanes. Pedestrian walkways and pedestrian crossings shall, by default, be at-grade for the inclusion of persons with disabilities (PWDs), senior citizens, pregnant women, children with strollers, tourists with luggage, and parents with children. For commuter safety and comfort, pedestrian and cycling infrastructure shall be protected or grade-separated and include shaded walkways and urban shade trees wherever feasible.

7. Public Transport Modernization Program (PTMP). The amount of One Billion Five Hundred Thirty Two Million Pesos (₱l,532,000,000) appropriated herein for the Public Transport Modernization Program (PTMP) shall be used for the implementation of its nine (9) components enumerated as follows:

(a) Regulatory and institutional support;

(b) Industry consolidation and development;

(c) Local public transport route plan;

(d) Route rationalization;

(e) Fleet modernization and vehicle useful life, with priority given to the acquisition and deployment of units utilizing low-emission or zero-emission propulsion technologies, including battery electric vehicles (BEVs), and units designed or retrofitted to be accessible to PWDs as well as the development or support of associated depot-based or terminal-based charging facilities necessary for the operation of such electric fleets;

(f) Financing;

(g) Stakeholder support mechanism;

(h) Communications; and

(i) Monitoring and evaluation.

The program shall be implemented in a manner that promotes sustainable, inclusive, and accessible public transportation systems.

The amount to be allotted for the equity subsidy under the financing component shall be available to all qualified Transport Service Entities (TSEs) with valid franchises and compliant units, subject to the guidelines of the DOTr, regardless of whether the financing was obtained from Government Financial Institutions (GFIs) or accredited private financial institutions.

Further, the DOTr, in partnership with GIFs such as the Development Bank of the Philippines (DBP), including DBP Leasing Corporation, and the Land Bank of the Philippines (LBP), including LBP Leasing and Finance Corporation, as well as other private and/or in-house financing institutions, shall develop financing and leasing schemes for consolidated TSEs, for the acquisition of modern fleets, including modem public utility vehicles (PUVs) with due consideration for electric, low-emission, or zero-emission and FWD-accessible vehicle models including BEVs, wherein such fleets shall be deployed under a lease-to-operate arrangement with consolidated TSEs.

Such lease contracts shall contain an irrevocable option for the TSE to convert the agreement into a lease-to-own or loan amortization contract once the TSE demonstrates sustained commercial viability and route stability over a minimum period of two (2) years.

The DOTr is further authorized to instruct DBP and LBP to convert existing delinquent loan amortization contracts into temporary lease-to-operate contracts where the capacity of the TSE to pay is demonstrably impaired due to ongoing regulatory failures, including but not limited to, delayed local public transport route plan approval or uncurbed colorum competition.

A portion of the appropriation, subject to the guidelines issued by the DOTr, shall be utilized to support pilot deployments undertaken by qualified and consolidated transport service entities or their authorized partners of public transport units utilizing low-emission or zero-emission technologies, including BEVs, and units compliant with accessibility standards for PWDs, along priority routes and corridors, including the establishment of fleet-dedicated depot-based or terminal-based charging hubs necessary for the operation of such units.

JANUARY 5, 2026	OFFICIAL GAZETTE	333
DEPARTMENT OF TRANSPORTATION

8. Service Contracting Program for Public Transport (Intermodal and Multimodal). The amount of One Billion Pesos (₱l,000,000,000) appropriated herein shall be used for the implementation of a Service Contracting Program covering both land-based PUVs and maritime passenger transport services, and the modernization of maritime passenger transport services, including the promotion and use of battery electric vessels and other environment-friendly technologies, the provision of necessary support facilities, and the retrofitting of passenger vessels to improve accessibility for PWDs. The said program shall be geared towards addressing existing traffic challenges, decongesting major urban thoroughfares, and supporting the modernization of maritime transport services across the country. The program shall include both intermodal and multimodal transportation options.

The Service Contracting Program shall be implemented in a manner that promotes sustainable, inclusive, and accessible public transportation. For this purpose, the DOTr shall prioritize:

(a) The engagement of transport service providers utilizing BEVs or other low-emission and environment-friendly vehicle technologies; and

(b) Transport units designed or retrofitted to be accessible to PWDs.

The Land Transportation Franchising and Regulatory Board (LTFRB) shall implement the land-based component of the program, while the Maritime Industry Authority (MARINA) shall implement the maritime passenger component.

The DOTr, through the LTFRB and MARINA, may enter into agreements with priority LCUs to allow the direct contracting of qualified transport cooperatives, associations, corporations, or authorized maritime operators for the delivery of public transport services.

The DOTr may implement a transport fee reduction or support mechanism for commuters availing of services under this program at such rates and under such conditions as will be determined by the DOTr.

There shall be a mechanism for monitoring performance of operators, certifying the transport services delivered, and applying incentives and penalties, as well as systems for obtaining commuter feedback to enhance service delivery.

Transparency and accountability shall be ensured through:

(a) Oversight by a multi-sectoral governance committee tasked to ensure real-time feedback and ground reports for both land and maritime operations; and

(b) A real-time public dashboard on the outputs and outcomes of the use of the service contracting funds.

The DOTr, LTFRB, and MARINA shall issue the necessary implementing guidelines in accordance with this provision.

The DOTr shall submit quarterly reports on the physical and financial accomplishments of this pilot program to the House Committee on Appropriations and the Senate Committee on Finance, within thirty (30) days after the end of every quarter. The reports shall provide the status of fund utilization, key program implementation milestones, and a comprehensive evaluation of the program’s impact, including a recommendation of the feasibility of its full-scale implementation.

9. Payment of Arrears of the Land Transportation Office for Information Technology Services. The amount of Eight Hundred Twenty Six Million Seven Hundred Eighty Nine Thousand Pesos (₱826,789,000) appropriated herein under the General Management and Supervision of the LTO-Central Office shall be used exclusively to cover the payment of arrears of LTO IT services (IT fees) actually rendered by Stradcom Corporation.

10. Biennial Sectoral Greenhouse Gas (GHG) Inventory Report. The DOTr shall, within the amounts appropriated herein, coordinate with DOE in gathering and validating data specific to the transport sector for the preparation of the CHG Inventory Report for the energy sector (including transport), pursuant to E.O. No. 174, s. 2014. The DOTr shall:

(i) Establish and maintain a robust data collection process and system to support quality CHG inventories;

(ii) Compile and provide comprehensive and quality-assured transport sub-sector activity data every two years to the DOE and the Climate Change Commission (CCC); and

(iii) Support the DOE in the calculation and reporting of CHG emissions from the transport sub-sector.

11. Reporting and Posting Requirements. The DOTr shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b) DOTr’s website.

The DOTr shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

12. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

Bew Appropriations, by Programs/activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Financial Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	1,628,582,000	₱	2,794,493,000	₱	7,068,000	₱	482,767,000	₱	4,912,910,000

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National Capital Region (NCR)	753,136,000	2,243,797,000	7,068,000	482,767,000	3,486,768,000

Central Office	447,327,000	651,281,000	7,068,000	17,743,000	1,123,419,000
Central Office (LTFRB)	25,979,000	18,261,000		200,000,000	244,240,000
Central Office (LTO)	135,287,000	1,483,381,000		265,024,000	1,883,692,000
Regional Office - NCR (LTO)	144,543,000	90,874,000			235,417,000
Region I - Ilocos	58,319,000	35,564,000			93,883,000

Regional Office - I (LTO)	58,319,000	35,564,000			93,883,000
Cordillera Administrative Region (CAR)	34,739,000	18,395,000			53,134,000

Regional Office - CAR	34,739,000	18,395,000			53,134,000
Region II - Cagayan Valley	44,414,000	33,238,000			77,652,000

Regional Office - II (LTO)	44,414,000	33,238,000			77,652,000
Region III - Central Luzon	98,916,000	57,910,000			156,826,000

Regional Office - III (LTO)	98,916,000	57,910,000			156,826,000
Region IVA - CALABARZON	107,860,000	91,000,000			198,860,000

Regional Office - IVA (LTO)	107,860,000	91,000,000			198,860,000
Region IVB - MIMAROPA	44,059,000	23,753,000			67,812,000

Regional Office - IVB (LTO)	44,059,000	23,753,000			67,812,000
Region V - Bicol	53,520,000	35,153,000			88,673,000

Regional Office - V (LTO)	53,520,000	35,153,000			88,673,000
Region VI - Western Visayas	83,448,000	32,003,000			115,451,000

Regional Office - VI (LTO)	83,448,000	32,003,000			115,451,000
Region VII - Central Visayas	60,251,000	49,845,000			110,096,000

Regional Office - VII (LTO)	60,251,000	49,845,000			110,096,000
Region VIII - Eastern Visayas	68,213,000	30,318,000			98,531,000

Regional Office - VIII (LTO)	68,213,000	30,318,000			98,531,000
Region IX - Zamboanga Peninsula	36,790,000	25,163,000			61,953,000

Regional Office - IX (LTO)	36,790,000	25,163,000			61,953,000
Region X - Northern Mindanao	53,025,000	37,522,000			90,547,000

Regional Office - X (LTO)	53,025,000	37,522,000			90,547,000

JANUARY 5, 2026	OFFICIAL GAZETTE	335
DEPARTMENT OF TRANSPORTATION

Region XI - Davao	43,205,000	32,235,000			75,440,000

Regional Office - XI (LTO)	43,205,000	32,235,000			75,440,000
Region XII - SOCCSKSARGEN	47,934,000	28,510,000			76,444,000

Regional Office - XII (LTO)	47,934,000	28,510,000			76,444,000
Region XIII - Caraga	40,753,000	20,087,000			60,840,000

Regional Office - XIII	40,753,000	20,087,000			60,840,000
Operation of the DOTr Action/ Monitoring Center	16,610,000	117,000			16,727,000

National Capital Region (NCR)	16,610,000	117,000			16,727,000

Central Office	16,610,000	117,000			16,727,000
Conduct of Conferences, Seminars and Trainings, Including the Granting of Scholarships	8,523,000	300,000			8,823,000

National Capital Region (NCR)	8,523,000	300,000			8,823,000

Central Office	8,523,000	300,000			8,823,000
Administration of Personnel Benefits	107,714,000				107,714,000

National Capital Region (NCR)	100,904,000				100,904,000

Central Office	9,822,000				9,822,000
Central Office (LTFRB)	6,812,000				6,812,000
Central Office (LTO)	84,270,000				84,270,000
Cordillera Administrative Region (CAR)	1,020,000				1,020,000

Regional Office - CAR	1,020,000				1,020,000
Region XIII - Caraga	5,790,000				5,790,000

Regional Office - XIII	5,790,000				5,790,000

Sub-total, General Administration and Support	1,761,429,000	2,794,910,000	7,068,000	482,767,000	5,046,174,000

Support to Operations
Program Planning and Standards Development for Transportation and Communications Services, Including Infrastructure Projects	324,734,000	946,000			325,680,000

National Capital Region (NCR)	324,734,000	946,000			325,680,000

Central Office	324,734,000	946,000			325,680,000

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Feasibility Studies including Pre-Feasibility and Development Research Studies/Project Management/Preliminary Detailed Engineering and Design of Transportation Infrastructure Projects			950,000,000	950,000,000

National Capital Region (NCR)			950,000,000	950,000,000

Central Office			950,000,000	950,000,000
Payment of Right-of-Way			2,789,665,000	2,789,665,000

National Capital Region (NCR)			2,789,665,000	2,789,665,000

Central Office			2,789,665,000	2,789,665,000
Operation of the Philippine Railways Institute	43,312,000	25,445,000	4,493,000	73,250,000

National Capital Region (NCR)	43,312,000	25,445,000	4,493,000	73,250,000

Central Office	43,312,000	25,445,000	4,493,000	73,250,000

Sub-total, Support to Operations	368,046,000	26,391,000	3,744,158,000	4,138,595,000

Operations
RAIL TRANSPORT PROGRAM	406,963,000	2,395,522,000	52,373,000	2,854,858,000

METRO RAIL TRANSIT (MRT) SUB-PROGRAM	406,963,000	2,395,522,000	52,373,000	2,854,858,000

Operation and Maintenance of the Metro Rail Transit	406,963,000	2,395,522,000	52,373,000	2,854,858,000

National Capital Region (NCR)	406,963,000	2,395,522,000	52,373,000	2,854,858,000

Central Office	406,963,000	2,395,522,000	52,373,000	2,854,858,000
MOTOR VEHICLE REGULATORY PROGRAM	895,940,000	1,803,641,000		2,699,581,000

Motor Vehicle Registration System	423,565,000	1,109,387,000		1,532,952,000

National Capital Region (NCR)	81,986,000	953,815,000		1,035,801,000

Central Office (LTO)	11,942,000	839,799,000		851,741,000
Regional Office - NCR (LTO)	70,044,000	114,016,000		184,060,000
Region I - Ilocos	19,459,000	12,978,000		32,437,000

Regional Office - I (LTO)	19,459,000	12,978,000		32,437,000
Cordillera Administrative Region (CAR)	31,874,000	15,845,000		47,719,000

Regional Office - CAR	31,874,000	15,845,000		47,719,000

JANUARY 5, 2026	OFFICIAL GAZETTE	337
DEPARTMENT OF TRANSPORTATION

Region II - Cagayan Valley	14,032,000	4,949,000	18,981,000

Regional Office - II (LTO)	14,032,000	4,949,000	18,981,000
Region III - Central Luzon	47,993,000	37,590,000	85,583,000

Regional Office - III (LTO)	47,993,000	37,590,000	85,583,000
Region IVA - CALABARZON	57,150,000	3,500,000	60,650,000

Regional Office - IVA (LTO)	57,150,000	3,500,000	60,650,000
Region IVB - MIMAROPA	12,127,000	4,601,000	16,728,000

Regional Office - IVB (LTO)	12,127,000	4,601,000	16,728,000
Region V - Bicol	13,884,000	3,097,000	16,981,000

Regional Office - V (LTO)	13,884,000	3,097,000	16,981,000
Region VI - Western Visayas	29,314,000	12,447,000	41,761,000

Regional Office - VI (LTO)	29,314,000	12,447,000	41,761,000
Region VII - Central Visayas	16,712,000	12,059,000	28,771,000

Regional Office - VII (LTO)	16,712,000	12,059,000	28,771,000
Region VIII - Eastern Visayas	8,872,000	6,017,000	14,889,000

Regional Office - VIII (LTO)	8,872,000	6,017,000	14,889,000
Region IX - Zamboanga Peninsula	14,930,000	14,435,000	29,365,000

Regional Office - IX (LTO)	14,930,000	14,435,000	29,365,000
Region X - Northern Mindanao	11,249,000	2,550,000	13,799,000

Regional Office - X (LTO)	11,249,000	2,550,000	13,799,000
Region XI - Davao	13,088,000	11,392,000	24,480,000

Regional Office - XI (LTO)	13,088,000	11,392,000	24,480,000
Region XII - SOCCSKSARGEN	14,749,000	4,030,000	18,779,000

Regional Office - XII (LTO)	14,749,000	4,030,000	18,779,000
Region XIII - Caraga	36,146,000	10,082,000	46,228,000

Regional Office - XIII	36,146,000	10,082,000	46,228,000
Law Enforcement and Adjudication	198,579,000	36,571,000	235,150,000

National Capital Region (NCR)	68,305,000	25,891,000	94,196,000

Central Office (LTO)	54,078,000	25,391,000	79,469,000

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Regional Office - NCR (LTO)	14,227,000	500,000	14,727,000
Region I - Ilocos	10,199,000	500,000	10,699,000

Regional Office - I (LTO)	10,199,000	500,000	10,699,000
Cordillera Administrative Region (CAR)	648,000		648,000

Regional Office - CAR	648,000		648,000
Region II - Cagayan Valley	9,828,000	500,000	10,328,000

Regional Office - II (LTO)	9,828,000	500,000	10,328,000
Region III - Central Luzon	12,437,000	500,000	12,937,000

Regional Office - III (LTO)	12,437,000	500,000	12,937,000
Region IVA - CALABARZON	10,574,000	450,000	11,024,000

Regional Office - IVA (LTO)	10,574,000	450,000	11,024,000
Region IVB - MIMAROPA	2,343,000	500,000	2,843,000

Regional Office - IVB (LTO)	2,343,000	500,000	2,843,000
Region V - Bicol	9,269,000	500,000	9,769,000

Regional Office - V (LTO)	9,269,000	500,000	9,769,000
Region VI - Western Visayas	12,422,000	500,000	12,922,000

Regional Office - VI (LTO)	12,422,000	500,000	12,922,000
Region VII - Central Visayas	14,793,000	500,000	15,293,000

Regional Office - VII (LTO)	14,793,000	500,000	15,293,000
Region VIII - Eastern Visayas	5,935,000	500,000	6,435,000

Regional Office - VIII (LTO)	5,935,000	500,000	6,435,000
Region IX - Zamboanga Peninsula	9,342,000	600,000	9,942,000

Regional Office - IX (LTO)	9,342,000	600,000	9,942,000
Region X - Northern Mindanao	11,381,000	550,000	11,931,000

Regional Office - X (LTO)	11,381,000	550,000	11,931,000
Region XI - Davao	11,683,000	1,850,000	13,533,000

Regional Office - XI (LTO)	11,683,000	1,850,000	13,533,000
Region XII - SOCCSKSARGEN	8,772,000	3,230,000	12,002,000

Regional Office - XII (LTO)	8,772,000	3,230,000	12,002,000

JANUARY 5, 2026	OFFICIAL GAZETTE	339
DEPARTMENT OF TRANSPORTATION

Region XIII - Caraga	648,000		648,000

Regional Office - XIII	648,000		648,000
Issuance of Driver’s License and Permits	273,796,000	657,683,000	931,479,000

National Capital Region (NCR)	81,360,000	616,772,000	698,132,000

Central Office (LTO)		572,162,000	572,162,000
Regional Office - NCR (LTO)	81,360,000	44,610,000	125,970,000
Region I - Ilocos	13,098,000	3,958,000	17,056,000

Regional Office - I (LTO)	13,098,000	3,958,000	17,056,000
Region II - Cagayan Valley	8,276,000	2,313,000	10,589,000

Regional Office - II (LTO)	8,276,000	2,313,000	10,589,000
Region III - Central Luzon	27,929,000	6,000,000	33,929,000

Regional Office - III (LTO)	27,929,000	6,000,000	33,929,000
Region IVA - CALABARZON	46,031,000	5,000,000	51,031,000

Regional Office - IVA (LTO)	46,031,000	5,000,000	51,031,000
Region IVB - MIMAROPA	2,924,000	2,146,000	5,070,000

Regional Office - IVB (LTO)	2,924,000	2,146,000	5,070,000
Region V - Bicol	10,633,000	1,250,000	11,883,000

Regional Office - V (LTO)	10,633,000	1,250,000	11,883,000
Region VI - Western Visayas	27,477,000	550,000	28,027,000

Regional Office - VI (LTO)	27,477,000	550,000	28,027,000
Region VII - Central Visayas	10,444,000	2,596,000	13,040,000

Regional Office - VII (LTO)	10,444,000	2,596,000	13,040,000
Region VIII - Eastern Visayas	6,034,000	4,165,000	10,199,000

Regional Office - VIII (LTO)	6,034,000	4,165,000	10,199,000
Region IX - Zamboanga Peninsula	8,131,000	2,802,000	10,933,000

Regional Office - IX (LTO)	8,131,000	2,802,000	10,933,000
Region X - Northern Mindanao	10,373,000	1,378,000	11,751,000

Regional Office - X (LTO)	10,373,000	1,378,000	11,751,000

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Region XI - Davao	7,115,000	4,523,000		11,638,000

Regional Office - XI (LTO)	7,115,000	4,523,000		11,638,000
Region XII - SOCCSKSARGEN	9,816,000	4,230,000		14,046,000

Regional Office - XII (LTO)	9,816,000	4,230,000		14,046,000
Region XIII - Caraga	4,155,000			4,155,000

Regional Office - XIII	4,155,000			4,155,000
LAND PUBLIC TRANSPORTATION PROGRAM	247,350,000	318,937,000	74,003,000	640,290,000

Issuance of Certificate of Public Convenience, Granting of Permits and Establishment of Routes	247,350,000	318,937,000	74,003,000	640,290,000

National Capital Region (NCR)	99,043,000	190,386,000	74,003,000	363,432,000

Central Office (LTFRB)	85,263,000	175,268,000	74,003,000	334,534,000
Regional Office - NCR (LTFRB)	13,780,000	15,118,000		28,898,000
Region I - Ilocos	11,987,000	5,673,000		17,660,000

Regional Office - I (LTFRB)	11,987,000	5,673,000		17,660,000
Region II - Cagayan Valley	11,958,000	8,297,000		20,255,000

Regional Office - II (LTFRB)	11,958,000	8,297,000		20,255,000
Region III - Central Luzon	12,835,000	16,983,000		29,818,000

Regional Office - III (LTFRB)	12,835,000	16,983,000		29,818,000
Region IVA - CALABARZON	11,812,000	13,142,000		24,954,000

Regional Office - IVA (LTFRB)	11,812,000	13,142,000		24,954,000
Region IVB - MIMAROPA	11,801,000	6,605,000		18,406,000

Regional Office - IVB (LTFRB)	11,801,000	6,605,000		18,406,000
Region V - Bicol	11,539,000	9,312,000		20,851,000

Regional Office - V (LTFRB)	11,539,000	9,312,000		20,851,000
Region VI - Western Visayas	13,389,000	9,508,000		22,897,000

Regional Office - VI (LTFRB)	13,389,000	9,508,000		22,897,000
Region VII - Central Visayas	9,723,000	8,719,000		18,442,000

Regional Office - VII (LTFRB)	9,723,000	8,719,000		18,442,000

JANUARY 5, 2026	OFFICIAL GAZETTE	341
DEPARTMENT OF TRANSPORTATION

Region VIII - Eastern Visayas	13,294,000	10,708,000			24,002,000

Regional Office - VIII (LTFRB)	13,294,000	10,708,000			24,002,000
Region IX - Zamboanga Peninsula	9,298,000	11,082,000			20,380,000

Regional Office - IX (LTFRB)	9,298,000	11,082,000			20,380,000
Region X - Northern Mindanao	12,087,000	9,606,000			21,693,000

Regional Office - X (LTFRB)	12,087,000	9,606,000			21,693,000
Region XI - Davao	8,264,000	10,639,000			18,903,000

Regional Office - XI (LTFRB)	8,264,000	10,639,000			18,903,000
Region XII - SOCCSKSARGEN	10,320,000	8,277,000			18,597,000

Regional Office - XII (LTFRB)	10,320,000	8,277,000			18,597,000

Sub-total, Operations	1,550,253,000	4,518,100,000		126,376,000	6,194,729,000

Total, Regular Programs	3,679,728,000	7,339,401,000	7,068,000	4,353,301,000	15,379,498,000

PROJECT(S)
Locally-Funded Project(s)
Construction, Rehabilitation and Improvement of Other Transportation Infrastructure - Railways				1,000,000	1,000,000

National Capital Region (NCR)				1,000,000	1,000,000

Central Office				1,000,000	1,000,000
LRT Line 1 Cavite Extension Project Common Station				2,000,000,000	2,000,000,000

National Capital Region (NCR)				2,000,000,000	2,000,000,000

Central Office				2,000,000,000	2,000,000,000
Construction, Rehabilitation and Improvement of Other Transportation Infrastructure - Aviation				1,000,000	1,000,000

National Capital Region (NCR)				1,000,000	1,000,000

Central Office				1,000,000	1,000,000
Laoag International Airport				507,300,000	507,300,000

National Capital Region (NCR)				507,300,000	507,300,000

Central Office				507,300,000	507,300,000

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Tacloban Airport	741,756,000	741,756,000

National Capital Region (NCR)	741,756,000	741,756,000

Central Office	741,756,000	741,756,000
Antique Airport	99,500,000	99,500,000

National Capital Region (NCR)	99,500,000	99,500,000
Central Office	99,500,000	99,500,000
Ormoc Airport	433,000,000	433,000,000

National Capital Region (NCR)	433,000,000	433,000,000

Central Office	433,000,000	433,000,000
Catbalogan Airport	200,000,000	200,000,000

National Capital Region (NCR)	200,000,000	200,000,000

Central Office	200,000,000	200,000,000
Busuanga Airport	415,000,000	415,000,000

National Capital Region (NCR)	415,000,000	415,000,000

Central Office	415,000,000	415,000,000
Central Mindanao (M’lang) Airport	100,000,000	100,000,000

National Capital Region (NCR)	100,000,000	100,000,000

Central Office	100,000,000	100,000,000
Bukidnon Airport	150,000,000	150,000,000

National Capital Region (NCR)	150,000,000	150,000,000

Central Office	150,000,000	150,000,000
New Manila International Airport	200,000,000	200,000,000

National Capital Region (NCR)	200,000,000	200,000,000

Central Office	200,000,000	200,000,000
Kalibo International Airport	195,500,000	195,500,000

National Capital Region (NCR)	195,500,000	195,500,000

Central Office	195,500,000	195,500,000
New Naga Airport	444,675,000	444,675,000

JANUARY 5, 2026	OFFICIAL GAZETTE	343
DEPARTMENT OF TRANSPORTATION

National Capital Region (NCR)	444,675,000	444,675,000

Central Office	444,675,000	444,675,000
Candon Airport	350,000,000	350,000,000

National Capital Region (NCR)	350,000,000	350,000,000

Central Office	350,000,000	350,000,000
Mati Airport	700,000,000	700,000,000

National Capital Region (NCR)	700,000,000	700,000,000

Central Office	700,000,000	700,000,000
Night Rating of Cauayan Airport	160,000,000	160,000,000

National Capital Region (NCR)	160,000,000	160,000,000

Central Office	160,000,000	160,000,000
Night Rating of Busuanga Airport	70,000,000	70,000,000

National Capital Region (NCR)	70,000,000	70,000,000

Central Office	70,000,000	70,000,000
Night Rating of Siargao Airport	23,000,000	23,000,000

National Capital Region (NCR)	23,000,000	23,000,000

Central Office	23,000,000	23,000,000
Bicol International Airport	150,000,000	150,000,000

National Capital Region (NCR)	150,000,000	150,000,000

Central Office	150,000,000	150,000,000
Daet Airport	150,000,000	150,000,000

National Capital Region (NCR)	150,000,000	150,000,000

Central Office	150,000,000	150,000,000
Camiguin Airport	150,000,000	150,000,000

National Capital Region (NCR)	150,000,000	150,000,000

Central Office	150,000,000	150,000,000
Siargao Airport	100,000,000	100,000,000

National Capital Region (NCR)	100,000,000	100,000,000

Central Office	100,000,000	100,000,000

344	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Independent Certification Engineer (ICE) of PPP Projects	316,530,000	316,530,000

National Capital Region (NCR)	316,530,000	316,530,000

Central Office	316,530,000	316,530,000
Construction, Rehabilitation and Improvement of Other Transportation Infrastructure - Maritime	1,000,000	1,000,000

National Capital Region (NCR)	1,000,000	1,000,000

Central Office	1,000,000	1,000,000
Sultan Naga Dimaporo International Port	534,986,000	534,986,000

National Capital Region (NCR)	534,986,000	534,986,000

Central Office	534,986,000	534,986,000
Construction of Marilao Port, Marilao, Bulacan	10,000,000	10,000,000

National Capital Region (NCR)	10,000,000	10,000,000

Central Office	10,000,000	10,000,000
Construction of Liputan Port, Meycauayan City, Bulacan	10,000,000	10,000,000

National Capital Region (NCR)	10,000,000	10,000,000

Central Office	10,000,000	10,000,000
Construction of Port, Brgy. 3, Malilipot, Albay	20,000,000	20,000,000

National Capital Region (NCR)	20,000,000	20,000,000

Central Office	20,000,000	20,000,000
Upgrading of Port, Brgy. Joroan, Tiwi, Albay	20,000,000	20,000,000

National Capital Region (NCR)	20,000,000	20,000,000

Central Office	20,000,000	20,000,000
Construction of Port with Facilities, Guiuan, Eastern Samar	45,000,000	45,000,000

National Capital Region (NCR)	45,000,000	45,000,000

Central Office	45,000,000	45,000,000
Construction of Monserrat Port, Brgy. Monserrat, Dapa, Surigao del Norte	25,000,000	25,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	345
DEPARTMENT OF TRANSPORTATION

National Capital Region (NCR)		25,000,000	25,000,000

Central Office		25,000,000	25,000,000
Construction, Rehabilitation and Improvement of Other Transportation Infrastructure - Land Public Transportation		1,000,000	1,000,000

National Capital Region (NCR)		1,000,000	1,000,000

Central Office		1,000,000	1,000,000
Service Contracting Program for Public Transport (Intermodal and Multimodal)	1,000,000,000		1,000,000,000

National Capital Region (NCR)	1,000,000,000		1,000,000,000

Central Office	1,000,000,000		1,000,000,000
NCR Busway Project	88,705,000		88,705,000

National Capital Region (NCR)	88,705,000		88,705,000

Central Office	88,705,000		88,705,000
Southwest Integrated Transport System Project - Annual Grantor’s Payment		100,000,000	100,000,000

National Capital Region (NCR)		100,000,000	100,000,000

Central Office		100,000,000	100,000,000
Active Transport Bike Share System and Safe Pathways Program	1,041,000	104,335,000	105,376,000

National Capital Region (NCR)	1,041,000	104,335,000	105,376,000

Central Office	1,041,000	104,335,000	105,376,000
Public Transport Modernization Program (PTMP)	1,532,000,000		1,532,000,000

National Capital Region (NCR)	1,532,000,000		1,532,000,000

Central Office	1,532,000,000		1,532,000,000
Completion of Construction of 4-Storey DOTr - Regional Office XIII (Caraga) Main Building		46,322,000	46,322,000

Region XIII - Caraga		46,322,000	46,322,000

Regional Office - XIII		46,322,000	46,322,000
Navotas Feeder Route		200,000,000	200,000,000

National Capital Region (NCR)		200,000,000	200,000,000

Central Office		200,000,000	200,000,000

346	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Construction of DOTr-CAR Regional Office		400,000,000	400,000,000

Cordillera Administrative Region (CAR)		400,000,000	400,000,000

Regional Office - CAR		400,000,000	400,000,000

Sub-total, Locally-Funded Projects	2,621,746,000	9,175,904,000	11,797,650,000

Foreign-Assisted Project(s)
Infrastructure Preparation and Innovation Facility (IPIF) - Second Additional Financing ADB Loan No. 4424-PHI		414,980,000	414,980,000

National Capital Region (NCR)		414,980,000	414,980,000

Central Office		414,980,000	414,980,000

Loan Proceeds		309,700,000	309,700,000
GOP Counterpart		105,280,000	105,280,000
Facility for Accelerating Studies for Infrastructure - AIIB LA No. LO740A		512,737,000	512,737,000

National Capital Region (NCR)		512,737,000	512,737,000

Central Office		512,737,000	512,737,000

Loan Proceeds		451,209,000	451,209,000
GOP Counterpart		61,528,000	61,528,000
Light Rail Transit (LRT) Line 1 Cavite Extension Project JICA Loan No. PH-P255		799,639,000	799,639,000

National Capital Region (NCR)		799,639,000	799,639,000

Central Office		799,639,000	799,639,000

Loan Proceeds		282,828,000	282,828,000
GOP Counterpart		516,811,000	516,811,000
Metro Manila Subway Project (MMSP) Phase I JICA Loan Nos. PH-P267, PH-P275 and PH-P279		20,388,478,000	20,388,478,000

National Capital Region (NCR)		20,388,478,000	20,388,478,000

Central Office		20,388,478,000	20,388,478,000

Loan Proceeds		17,061,064,000	17,061,064,000
GOP Counterpart		3,327,414,000	3,327,414,000

JANUARY 5, 2026	OFFICIAL GAZETTE	347
DEPARTMENT OF TRANSPORTATION

North-South Commuter Railway (NSCR) System ADB Loan Nos. 3796-PHI and 4188-PHI, and JICA Loan Nos. PH-P262, PH-P270, PH-P277 and PH-P276		28,793,610,000	28,793,610,000

National Capital Region (NCR)		28,793,610,000	28,793,610,000

Central Office		28,793,610,000	28,793,610,000

Loan Proceeds		21,675,843,000	21,675,843,000
GOP Counterpart		7,117,767,000	7,117,767,000
MRT Line 3 Rehabilitation Project	500,000,000		500,000,000

National Capital Region (NCR)	500,000,000		500,000,000

Central Office	500,000,000		500,000,000

GOP Counterpart	500,000,000		500,000,000
New Dumaguete Airport Development Project (NDADP) Korea EDCF Loan No. PHL-25		2,520,530,000	2,520,530,000

National Capital Region (NCR)		2,520,530,000	2,520,530,000

Central Office		2,520,530,000	2,520,530,000

Loan Proceeds		2,272,300,000	2,272,300,000
GOP Counterpart		248,230,000	248,230,000
New Cebu International Container Port Project (NCICPP) Korea EDCF Loan No. PHL-19		3,751,053,000	3,751,053,000

National Capital Region (NCR)		3,751,053,000	3,751,053,000

Central Office		3,751,053,000	3,751,053,000

Loan Proceeds		2,733,442,000	2,733,442,000
GOP Counterpart		1,017,611,000	1,017,611,000
Maritime Safety Capability Improvement Project (MSCIP) Phase III JICA Loan No. PH-P281		4,218,513,000	4,218,513,000

National Capital Region (NCR)		4,218,513,000	4,218,513,000

Central Office		4,218,513,000	4,218,513,000

Loan Proceeds		3,757,601,000	3,757,601,000
GOP Counterpart		460,912,000	460,912,000

348	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cebu Bus Rapid Transit (BRT) Project IBRD Loan No. 8444-PH, CTF Loan No. TF017646-PH and AFD Loan No. CPH 1007 02 R								433,285,000		433,285,000

National Capital Region (NCR)								433,285,000		433,285,000

Central Office								433,285,000		433,285,000

Loan Proceeds								257,795,000		257,795,000
GOP Counterpart								175,490,000		175,490,000
Davao Public Transport Modernization Project (DPTMP) ADB Loan Nos. 4324-PHI, 8450-PHI and 8449-PHI								1,740,710,000		1,740,710,000

National Capital Region (NCR)								1,740,710,000		1,740,710,000

Central Office								1,740,710,000		1,740,710,000

Loan Proceeds								1,337,098,000		1,337,098,000
GOP Counterpart								403,612,000		403,612,000

Sub-total, Foreign-Assisted Projects				500,000,000				63,573,535,000		64,073,535,000

Total, Project(s)				3,121,746,000				72,749,439,000		75,871,185,000

TOTAL NEW APPROPRIATIONS	₱	3,679,728,000	₱	10,461,147,000	₱	7,068,000	₱	77,102,740,000	₱	91,250,683,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	2,178,422

Total Permanent Positions	2,178,422

Other Compensation Common to All
Personnel Economic Relief Allowance	120,528
Representation Allowance	29,598
Transportation Allowance	29,454
Clothing and Uniform Allowance	35,154
Mid-Year Bonus - Civilian	181,537
Year End Bonus	181,537
Cash Gift	25,110
Productivity Enhancement Incentive	25,110
Step Increment	5,446

Total Other Compensation Common to All	633,474

JANUARY 5, 2026	OFFICIAL GAZETTE	349
DEPARTMENT OF TRANSPORTATION

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	1,372
Other Personnel Benefits	1,956

Total Other Compensation for Specific Groups	3,328

Other Benefits
PAG-IBIG Contributions	12,055
PhilHealth Contributions	52,949
Employees Compensation Insurance Premiums	6,025
Loyalty Award - Civilian	590
Terminal Leave	107,714

Total Other Benefits	179,333

Non-Permanent Positions	685,171

Total Personnel Services	3,679,728

Maintenance and Other Operating Expenses
Travelling Expenses	85,572
Training and Scholarship Expenses	43,965
Supplies and Materials Expenses	1,707,375
Utility Expenses	960,802
Communication Expenses	276,046
Awards/Rewards and Prizes	2,369
Survey, Research, Exploration and Development Expenses	1,263
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	10,436
Professional Services	124,292
General Services	2,060,332
Repairs and Maintenance	707,554
Financial Assistance/Subsidy	1,000,000
Taxes, Insurance Premiums and Other Fees	215,106
Labor and Wages	58,863
Other Maintenance and Operating Expenses
Advertising Expenses	6,211
Printing and Publication Expenses	13,094
Representation Expenses	31,651
Transportation and Delivery Expenses	19,342
Rent/Lease Expenses	411,579
Membership Dues and Contributions to Organizations	8,772
Subscription Expenses	244,331
Other Maintenance and Operating Expenses	2,472,192

Total Maintenance and Other Operating Expenses	10,461,147

Financial Expenses
Bank Charges	7,068

Total Financial Expenses	7,068

Total Current Operating Expenditures	14,147,943

350	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Capital Outlays
Property, Plant and Equipment Outlay Infrastructure Outlay	71,824,269
Buildings and Other Structures	646,322
Machinery and Equipment Outlay	349,818
Transportation Equipment Outlay	4,282,331

Total Capital Outlays	77,102,740

TOTAL NEW APPROPRIATIONS	91,250,683

B. CIVIL AERONAUTICS BOARD

For general administration and support, and operations, as indicated hereunder	₱	262,380,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	29,736,000	₱	38,082,000	₱	3,220,000	₱	71,038,000
Operations		159,449,000		31,893,000				191,342,000

AIR TRANSPORT DEVELOPMENT AND REGULATORY PROGRAM		45,446,000		491,000				45,937,000
AIR PASSENGER BILL OF RIGHTS PROGRAM		114,003,000		31,402,000				145,405,000

TOTAL NEW APPROPRIATIONS	₱	189,185,000	₱	69,975,000	₱	3,220,000	₱	262,380,000

Special Provision(s)

1. Reporting and Posting Requirements. The Civil Aeronautics Board (CAB) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) CAB’s website.

The CAB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	351
DEPARTMENT OF TRANSPORTATION

REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	28,264,000	₱	38,082,000	₱	3,220,000	₱	69,566,000
Administration of Personnel Benefits		1,472,000						1,472,000

Sub-total, General Administration and Support		29,736,000		38,082,000		3,220,000		71,038,000

Operations
AIR TRANSPORT DEVELOPMENT AND REGULATORY PROGRAM		45,446,000		491,000				45,937,000

Air Transport Policy Formulation and Implementation		20,741,000		164,000				20,905,000
Air Transport Regulatory Services		13,379,000		164,000				13,543,000
Other Organizational and System Improvement		11,326,000		163,000				11,489,000
AIR PASSENGER BILL OF RIGHTS PROGRAM		114,003,000		31,402,000				145,405,000

Implementation and Monitoring of APBR pursuant to DOTC-DTI JAO No. 1		114,003,000		31,402,000				145,405,000

Sub-total, Operations		159,449,000		31,893,000				191,342,000

TOTAL NEW APPROPRIATIONS	₱	189,185,000	₱	69,975,000	₱	3,220,000	₱	262,380,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	65,333

Total Permanent Positions	65,333

Other Compensation Common to All
Personnel Economic Relief Allowance	2,616
Representation Allowance	738
Transportation Allowance	738
Clothing and Uniform Allowance	763
Mid-Year Bonus - Civilian	5,445
Year End Bonus	5,445
Cash Gift	545
Productivity Enhancement Incentive	545
Step Increment	163

Total Other Compensation Common to All	16,998

352	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Other Benefits
PAG-IBIG Contributions	261
PhilHealth Contributions	1,576
Employees Compensation Insurance Premiums	132
Loyalty Award - Civilian	30
Terminal Leave	1,472

Total Other Benefits	3,471

Non-Permanent Positions	86,450

Military/Uniformed Personnel
Other Compensation for Specific Groups
Flying Pay	16,933

Total Other Compensation for Specific Groups	16,933

Total Personnel Services	189,185

Maintenance and Other Operating Expenses
Travelling Expenses	8,000
Training and Scholarship Expenses	3,495
Supplies and Materials Expenses	5,241
Utility Expenses	2,800
Communication Expenses	4,956
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	20,058
General Services	4,175
Repairs and Maintenance	1,500
Taxes, Insurance Premiums and Other Fees	200
Other Maintenance and Operating Expenses
Advertising Expenses	200
Representation Expenses	5,000
Rent/Lease Expenses	400
Subscription Expenses	12,814
Other Maintenance and Operating Expenses	1,000

Total Maintenance and Other Operating Expenses	69,975

Total Current Operating Expenditures	259,160

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	3,220

Total Capital Outlays	3,220

TOTAL NEW APPROPRIATIONS	262,380

JANUARY 5, 2026	OFFICIAL GAZETTE	353
DEPARTMENT OF TRANSPORTATION

C. MARITIME INDUSTRY AUTHORITY

For general administration and support, support to operations, and operations, as indicated hereunder	₱	1,477,468,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	104,076,000	₱	141,469,000	₱		₱	245,545,000
Support to Operations		13,988,000		118,734,000		37,875,000		170,597,000
Operations		454,585,000		504,696,000		102,045,000		1,061,326,000

MARITIME INDUSTRY PROMOTION AND DEVELOPMENT PROGRAM		15,035,000		17,729,000				32,764,000
MARITIME INDUSTRY REGULATORY AND SUPERVISION PROGRAM		439,550,000		486,967,000		102,045,000		1,028,562,000

TOTAL NEW APPROPRIATIONS	₱	572,649,000	₱	764,899,000	₱	139,920,000	₱	1,477,468,000

Special Provision(s)

1. Tonnage Fees. In addition to the amounts appropriated herein, Twenty Three Million Nine Hundred Ninety Three Thousand Pesos (P23,993,000) shall be used for the promotion and development of the domestic shipping industry, enhancement of maritime safety, and promotion of the ship building and ship repair industry in the country sourced from the annual tonnage fees collected by the Maritime Industry Authority (MARINA) from ship owners or operators in accordance with Section 17, Chapter VII of R.A. No. 9295.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The MARINA shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	MARINA’s website.

The MARINA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	97,609,000	₱	141,469,000	₱	₱	239,078,000

354	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

National Capital Region (NCR)	97,609,000	141,469,000		239,078,000

Central Office	97,609,000	141,469,000		239,078,000
Administration of Personnel Benefits	6,467,000			6,467,000

National Capital Region (NCR)	6,467,000			6,467,000

Central Office	6,467,000			6,467,000

Sub-total, General Administration and Support	104,076,000	141,469,000		245,545,000

Support to Operations
Implementation of the Management Information System	13,988,000	118,734,000	37,875,000	170,597,000

National Capital Region (NCR)	13,988,000	118,734,000	37,875,000	170,597,000

Central Office	13,988,000	118,734,000	37,875,000	170,597,000

Sub-total, Support to Operations	13,988,000	118,734,000	37,875,000	170,597,000

Operations
MARITIME INDUSTRY PROMOTION AND DEVELOPMENT PROGRAM	15,035,000	17,729,000		32,764,000

Formulation of Policies, Projects and Programs for the Promotion and Development of the Maritime Industry	15,035,000	17,729,000		32,764,000

National Capital Region (NCR)	15,035,000	17,729,000		32,764,000

Central Office	15,035,000	17,729,000		32,764,000
MARITIME INDUSTRY REGULATORY AND SUPERVISION PROGRAM	439,550,000	486,967,000	102,045,000	1,028,562,000

Registration and Provision of Authority for Ships and Shipyards; Certification and Documentation for Seafarers; Accreditation of Training Programs, Faculty and Other Maritime Enterprises	417,573,000	475,010,000	102,045,000	994,628,000

National Capital Region (NCR)	242,531,000	344,927,000	73,695,000	661,153,000

Central Office	242,531,000	344,927,000	73,695,000	661,153,000
Region I - Ilocos	10,861,000	9,168,000		20,029,000

Regional Office - I	10,861,000	9,168,000		20,029,000
Region IVA - CALABARZON	21,003,000	19,517,000		40,520,000
Regional Office - IVA	21,003,000	19,517,000		40,520,000
Region V - Bicol	12,845,000	8,882,000		21,727,000
Regional Office - V	12,845,000	8,882,000		21,727,000

JANUARY 5, 2026	OFFICIAL GAZETTE	355
DEPARTMENT OF TRANSPORTATION

Region VI - Western Visayas		15,235,000		17,151,000		5,550,000		37,936,000

Regional Office - VI		15,235,000		17,151,000		5,550,000		37,936,000
Region VII - Central Visayas		23,495,000		21,328,000		7,200,000		52,023,000

Regional Office - VII		23,495,000		21,328,000		7,200,000		52,023,000
Region VIII - Eastern Visayas		18,087,000		12,180,000				30,267,000

Regional Office - VIII		18,087,000		12,180,000				30,267,000
Region IX - Zamboanga Peninsula		18,492,000		8,973,000				27,465,000

Regional Office - IX		18,492,000		8,973,000				27,465,000
Region X - Northern Mindanao		14,153,000		8,589,000		5,550,000		28,292,000

Regional Office - X		14,153,000		8,589,000		5,550,000		28,292,000
Region XI - Davao		16,360,000		11,254,000		10,050,000		37,664,000

Regional Office - XI		16,360,000		11,254,000		10,050,000		37,664,000
Region XII - SOCCSKSARGEN		13,472,000		6,288,000				19,760,000

Regional Office - XII		13,472,000		6,288,000				19,760,000
Region XIII - Caraga		11,039,000		6,753,000				17,792,000

Regional Office - XIII		11,039,000		6,753,000				17,792,000
Monitoring and Enforcement of Maritime Laws and Regulations		21,977,000		11,957,000				33,934,000

National Capital Region (NCR)		21,977,000		11,957,000				33,934,000

Central Office		21,977,000		11,957,000				33,934,000

Sub-total, Operations		454,585,000		504,696,000		102,045,000		1,061,326,000

TOTAL NEW APPROPRIATIONS	₱	572,649,000	₱	764,899,000	₱	139,920,000	₱	1,477,468,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	412,227

Total Permanent Positions	412,227

356	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Other Compensation Common to All
Personnel Economic Relief Allowance	16,128
Representation Allowance	6,462
Transportation Allowance	6,462
Clothing and Uniform Allowance	4,704
Honoraria	31,171
Mid-Year Bonus - Civilian	34,351
Year End Bonus	34,351
Cash Gift	3,360
Productivity Enhancement Incentive	3,360
Step Increment	1,030

Total Other Compensation Common to All	141,379

Other Benefits
PAG-IBIG Contributions	1,613
PhilHealth Contributions	9,757
Employees Compensation Insurance Premiums	806
Loyalty Award - Civilian	400
Terminal Leave	6,467

Total Other Benefits	19,043

Total Personnel Services	572,649

Maintenance and Other Operating Expenses
Travelling Expenses	80,617
Training and Scholarship Expenses	16,720
Supplies and Materials Expenses	152,959
Utility Expenses	30,134
Communication Expenses	27,037
Awards/Rewards and Prizes	336
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,844
Professional Services	33,334
General Services	38,393
Repairs and Maintenance	65,183
Taxes, Insurance Premiums and Other Fees	8,663
Labor and Wages	90,732
Other Maintenance and Operating Expenses
Printing and Publication Expenses	3,047
Representation Expenses	67,085
Transportation and Delivery Expenses	982
Rent/Lease Expenses	49,043
Membership Dues and Contributions to Organizations	75
Subscription Expenses	31,870
Other Maintenance and Operating Expenses	66,845

Total Maintenance and Other Operating Expenses	764,899

Total Current Operating Expenditures	1,337,548

JANUARY 5, 2026	OFFICIAL GAZETTE	357
DEPARTMENT OF TRANSPORTATION

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	8,000
Machinery and Equipment Outlay	52,105
Transportation Equipment Outlay	72,000
Furniture, Fixtures and Books Outlay	7,815

Total Capital Outlays	139,920

TOTAL NEW APPROPRIATIONS	1,477,468

D. OFFICE OF TRANSPORTATION COOPERATIVES

For general administration and support, and operations, as indicated hereunder	₱	47,304,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	16,209,000	₱	5,988,000	₱	5,550,000	₱	27,747,000
Operations		13,544,000		6,013,000				19,557,000

TRANSPORTATION COOPERATIVE DEVELOPMENT PROGRAM		13,544,000		6,013,000				19,557,000

TOTAL NEW APPROPRIATIONS	₱	29,753,000	₱	12,001,000	₱	5,550,000	₱	47,304,000

Special Provision(s)

1. Reporting and Posting Requirements. The Office of Transportation Cooperatives (OTC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	OTC’s website.

The OTC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

358	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	16,209,000	₱	5,988,000	₱	5,550,000	₱	27,747,000

Sub-total, General Administration and Support		16,209,000		5,988,000		5,550,000		27,747,000

Operations
TRANSPORTATION COOPERATIVE DEVELOPMENT PROGRAM		13,544,000		6,013,000				19,557,000

Transportation Cooperative Promotion and Accreditation Services		6,344,000		2,388,000				8,732,000
Transportation Cooperative Development Services		7,200,000		3,625,000				10,825,000

Sub-total, Operations		13,544,000		6,013,000				19,557,000

TOTAL NEW APPROPRIATIONS	₱	29,753,000	₱	12,001,000	₱	5,550,000	₱	47,304,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	22,437

Total Permanent Positions	22,437

Other Compensation Common to All
Personnel Economic Relief Allowance	960
Representation Allowance	450
Transportation Allowance	450
Clothing and Uniform Allowance	280
Mid-Year Bonus - Civilian	1,870
Year End Bonus	1,870
Cash Gift	200
Per Diems	306
Productivity Enhancement Incentive	200
Step Increment	56

Total Other Compensation Common to All	6,642

Other Benefits
PAG-IBIG Contributions	96
PhilHealth Contributions	525
Employees Compensation Insurance Premiums	48
Loyalty Award - Civilian	5

Total Other Benefits	674

JANUARY 5, 2026	OFFICIAL GAZETTE	359
DEPARTMENT OF TRANSPORTATION

Total Personnel Services	29,753

Maintenance and Other Operating Expenses
Travelling Expenses	1,500
Training and Scholarship Expenses	400
Supplies and Materials Expenses	900
Utility Expenses	700
Communication Expenses	679
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	110
General Services	684
Repairs and Maintenance	422
Taxes, Insurance Premiums and Other Fees	419
Other Maintenance and Operating Expenses
Representation Expenses	355
Rent/Lease Expenses	5,454
Subscription Expenses	378

Total Maintenance and Other Operating Expenses	12,001

Total Current Operating Expenditures	41,754

Capital Outlays
Property, Plant and Equipment Outlay
Transportation Equipment Outlay	5,550

Total Capital Outlays	5,550

TOTAL NEW APPROPRIATIONS	47,304

E. OFFICE FOR TRANSPORTATION SECURITY

For general administration and support, and operations, as indicated hereunder	₱	1,156,862,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	46,448,000	₱	525,477,000	₱	172,404,000	₱	744,329,000
Operations		119,709,000		61,022,000		231,802,000		412,533,000

TRANSPORTATION SECURITY PROGRAM		119,709,000		61,022,000		231,802,000		412,533,000

TOTAL NEW APPROPRIATIONS	₱	166,157,000	₱	586,499,000	₱	404,206,000	₱	1,156,862,000

360	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Special Provision(s)

1. Aviation Security Fees. In addition to the amounts appropriated herein, Six Hundred Twelve Million Two Hundred Fifty Thousand Pesos (₱612,250,000) shall be used for the operating requirements of the National Civil Aviation Security Committee sourced from the collections of aviation security fees in accordance with L.O.I. No. 414-A dated June 17, 1976, as amended.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The Office for Transportation Security (OTS) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) OTS’ website.

The OTS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	44,955,000	₱	525,477,000	₱	172,404,000	₱	742,836,000
Administration of Personnel Benefits		1,493,000						1,493,000

Sub-total, General Administration and Support		46,448,000		525,477,000		172,404,000		744,329,000

Operations
TRANSPORTATION SECURITY PROGRAM		119,709,000		61,022,000		231,802,000		412,533,000

Assessment of the Risk Vulnerability of Transport Facilities and Infrastructure and Issuance of Threat Advisories		32,591,000		57,509,000		231,802,000		321,902,000
Evaluation of Capability of Transport Security Trainors and Personnel and Accreditation of Transport Security Training Institutions for Issuance of Compliance Certificates		16,208,000		335,000				16,543,000
Policy Formulation and Development		9,069,000		841,000				9,910,000
Audit Compliance/Non-Compliance to Security Programs and Plans		42,191,000		1,172,000				43,363,000
Evaluation of Security Plans for Issuance of Compliance Certificates		19,650,000		1,165,000				20,815,000

Sub-total, Operations		119,709,000		61,022,000		231,802,000		412,533,000

TOTAL NEW APPROPRIATIONS	₱	166,157,000	₱	586,499,000	₱	404,206,000	₱	1,156,862,000

JANUARY 5, 2026	OFFICIAL GAZETTE	361
DEPARTMENT OF TRANSPORTATION

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	127,701

Total Permanent Positions	127,701

Other Compensation Common to All
Personnel Economic Relief Allowance	4,656
Representation Allowance	1,848
Transportation Allowance	1,776
Clothing and Uniform Allowance	1,358
Mid-Year Bonus - Civilian	10,641
Year End Bonus	10,641
Cash Gift	970
Productivity Enhancement Incentive	970
Step Increment	318

Total Other Compensation Common to All	33,178

Other Benefits
PAG-IBIG Contributions	465
PhilHealth Contributions	3,032
Employees Compensation Insurance Premiums	233
Loyalty Award - Civilian	55
Terminal Leave	1,493

Total Other Benefits	5,278

Total Personnel Services	166,157

Maintenance and Other Operating Expenses
Travelling Expenses	26,499
Training and Scholarship Expenses	5,298
Supplies and Materials Expenses	63,870
Utility Expenses	11,100
Communication Expenses	82,893
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	2,290
Extraordinary and Miscellaneous Expenses	1,300
Professional Services	2,240
General Services	110,676
Repairs and Maintenance	194,405

362	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Taxes, Insurance Premiums and Other Fees	4,799
Other Maintenance and Operating Expenses
Advertising Expenses	676
Printing and Publication Expenses	2,200
Representation Expenses	41,098
Transportation and Delivery Expenses	280
Rent/Lease Expenses	16,901
Subscription Expenses	17,911
Bank Transaction Fee	2
Other Maintenance and Operating Expenses	2,061

Total Maintenance and Other Operating Expenses	586,499

Total Current Operating Expenditures	752,656

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	351,556
Transportation Equipment Outlay	52,650

Total Capital Outlays	404,206

TOTAL NEW APPROPRIATIONS	1,156,862

F. PHILIPPINE COAST GUARD

For general administration and support, support to operations, and operations, including locally-funded and foreign-assisted project(s),as indicated hereunder	₱	42,514,531,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	7,188,655,000	₱	2,196,860,000	₱		₱	9,385,515,000
Support to Operations		1,961,233,000		131,647,000				2,092,880,000
Operations		17,291,630,000		6,625,213,000		5,863,656,000		29,780,499,000

MARITIME SEARCH AND RESCUE PROGRAM		4,633,319,000		416,735,000		1,664,414,000		6,714,468,000
MARITIME SECURITY AND LAW ENFORCEMENT PROGRAM		6,556,538,000		5,626,314,000		4,065,216,000		16,248,068,000
MARINE ENVIRONMENTAL PROTECTION PROGRAM		3,272,847,000		138,310,000				3,411,157,000
MARITIME SAFETY PROGRAM		2,828,926,000		443,854,000		134,026,000		3,406,806,000

Total, Regular Programs		26,441,518,000		8,953,720,000		5,863,656,000		41,258,894,000

JANUARY 5, 2026	OFFICIAL GAZETTE	363
DEPARTMENT OF TRANSPORTATION

B. PROJECT(S)
Locally-Funded Project(s)						1,254,637,000		1,254,637,000
Foreign-Assisted Project(s)						1,000,000		1,000,000

Total, Project(s)						1,255,637,000		1,255,637,000

TOTAL NEW APPROPRIATIONS	₱	26,441,518,000	₱	8,953,720,000	₱	7,119,293,000	₱	42,514,531,000

Special Provision(s)

1. Rice Subsidy. The amount of Two Hundred Ninety Five Million Three Hundred Seventy Eight Thousand Pesos (₱295,378,000) appropriated herein shall be used for the provision of rice subsidy, equivalent to twenty (20) kilos of rice a month, in the form of financial assistance to the uniformed personnel of the Philippine Coast Guard (PCG).

2. Subsistence Allowance. The amount of Four Billion Three Hundred Eighty Four Million Five Hundred Eight Thousand Pesos (₱4,384,508,000) appropriated herein shall be used for the provision of subsistence allowance for uniformed personnel, equivalent to Three Hundred Fifty Pesos (₱350) per day effective 01 January 2026.

Implementation of this provision shall be subject to the guidelines to be issued consistent with E.O. No. 107, s. 2025.

3. Quick Response Fund. The amount of Seventy Five Million Pesos (₱75,000,000) appropriated herein for the Quick Response Fund (QRF) shall serve as a stand by fund to be used for relief and rescue operations, in order that the situation and living conditions of people living in communities or areas stricken by natural or human-induced calamities, epidemics, crises, and catastrophes which occurred in the last quarter of the immediately preceding year and those occurring during the current year may be normalized as quickly as possible. In no case shall the QRF be used for pre-disaster activities, such as conduct of training, insurance of assets, and public information and education initiatives, or for any other purpose not authorized in this provision.

Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

4. Reporting and Posting Requirements. The PCG shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PCG’s website.

The PCG shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	4,790,362,000	₱	2,196,860,000	₱	₱	6,987,222,000

National Capital Region (NCR)		4,790,362,000		2,074,261,000			6,864,623,000

Central Office		4,790,362,000		2,065,956,000			6,856,318,000
Regional Office - NCR				8,305,000			8,305,000
Region I - Ilocos				8,263,000			8,263,000

Region I - Northwestern Luzon				8,263,000			8,263,000

364	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region II - Cagayan Valley		6,560,000	6,560,000

Region II - Northeastern Luzon		6,560,000	6,560,000
Region IVA - CALABARZON		12,442,000	12,442,000

Region IV-A - Southern Tagalog		12,442,000	12,442,000
Region IVB - MIMAROPA		12,736,000	12,736,000

Region IV-B - Palawan		12,736,000	12,736,000
Region V - Bicol		6,972,000	6,972,000

Region V - Bicol		6,972,000	6,972,000
Region VI - Western Visayas		11,458,000	11,458,000

Region VI - Western Visayas		11,458,000	11,458,000
Region VII - Central Visayas		18,250,000	18,250,000

Region VII - Central Visayas		13,914,000	13,914,000
Region VII - Southern Visayas		4,336,000	4,336,000
Region VIII - Eastern Visayas		6,924,000	6,924,000

Region VIII - Eastern Visayas		6,924,000	6,924,000
Region IX - Zamboanga Peninsula		9,635,000	9,635,000

Region IX - Southwestern Mindanao		9,635,000	9,635,000
Region X - Northern Mindanao		8,306,000	8,306,000

Region X - Northern Mindanao		8,306,000	8,306,000
Region XI - Davao		8,346,000	8,346,000

Region XI - Southeastern Mindanao		8,346,000	8,346,000
Region XII - SOCCSKSARGEN		4,336,000	4,336,000

Region XII - Southern Mindanao		4,336,000	4,336,000
Region XIII - Caraga		4,305,000	4,305,000

Region XIII - Northeastern Mindanao		4,305,000	4,305,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		4,066,000	4,066,000

Regional Office - BARMM		4,066,000	4,066,000
Administration of Personnel Benefits	2,398,293,000		2,398,293,000

JANUARY 5, 2026	OFFICIAL GAZETTE	365
DEPARTMENT OF TRANSPORTATION

National Capital Region (NCR)	2,398,293,000		2,398,293,000

Central Office	2,398,293,000		2,398,293,000

Sub-total, General Administration and Support	7,188,655,000	2,196,860,000	9,385,515,000

Support to Operations
Conduct Coast Guard Training Courses	1,961,233,000	131,647,000	2,092,880,000

National Capital Region (NCR)	1,961,233,000	122,120,000	2,083,353,000

Central Office	1,961,233,000	120,727,000	2,081,960,000
Regional Office - NCR		1,393,000	1,393,000
Region I - Ilocos		536,000	536,000

Region I - Northwestern Luzon		536,000	536,000
Region II - Cagayan Valley		666,000	666,000

Region II - Northeastern Luzon		666,000	666,000
Region IVA - CALABARZON		725,000	725,000

Region IV-A - Southern Tagalog		725,000	725,000
Region IVB - MIMAROPA		945,000	945,000

Region IV-B - Palawan		945,000	945,000
Region V - Bicol		660,000	660,000

Region V - Bicol		660,000	660,000
Region VI - Western Visayas		1,025,000	1,025,000

Region VI - Western Visayas		1,025,000	1,025,000
Region VII - Central Visayas		1,234,000	1,234,000

Region VII - Central Visayas		824,000	824,000
Region VII - Southern Visayas		410,000	410,000
Region VIII - Eastern Visayas		500,000	500,000

Region VIII - Eastern Visayas		500,000	500,000
Region IX - Zamboanga Peninsula		727,000	727,000

Region IX - Southwestern Mindanao		727,000	727,000
Region X - Northern Mindanao		660,000	660,000

Region X - Northern Mindanao		660,000	660,000

366	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region XI - Davao		560,000		560,000

Region XI - Southeastern Mindanao		560,000		560,000
Region XII - SOCCSKSARGEN		410,000		410,000

Region XII - Southern Mindanao		410,000		410,000
Region XIII - Caraga		410,000		410,000

Region XIII - Northeastern Mindanao		410,000		410,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		469,000		469,000

Regional Office - BARMM		469,000		469,000

Sub-total, Support to Operations	1,961,233,000	131,647,000		2,092,880,000

Operations
MARITIME SEARCH AND RESCUE PROGRAM	4,633,319,000	416,735,000	1,664,414,000	6,714,468,000

Maritime Search and Rescue Operations	2,213,088,000	138,392,000	1,639,414,000	3,990,894,000

National Capital Region (NCR)	2,213,088,000	134,312,000	1,639,414,000	3,986,814,000

Central Office	2,213,088,000	133,297,000	1,639,414,000	3,985,799,000
Regional Office - NCR		1,015,000		1,015,000
Region I - Ilocos		200,000		200,000

Region I - Northwestern Luzon		200,000		200,000
Region II - Cagayan Valley		200,000		200,000

Region II - Northeastern Luzon		200,000		200,000
Region IVA - CALABARZON		453,000		453,000

Region IV-A - Southern Tagalog		453,000		453,000
Region IVB - MIMAROPA		300,000		300,000

Region IV-B - Palawan		300,000		300,000
Region V - Bicol		200,000		200,000

Region V - Bicol		200,000		200,000
Region VI - Western Visayas		1,092,000		1,092,000

Region VI - Western Visayas		1,092,000		1,092,000
Region VII - Central Visayas		350,000		350,000

Region VII - Central Visayas		170,000		170,000

JANUARY 5, 2026	OFFICIAL GAZETTE	367
DEPARTMENT OF TRANSPORTATION

Region VII - Southern Visayas		180,000	180,000
Region VIII - Eastern Visayas		100,000	100,000

Region VIII - Eastern Visayas		100,000	100,000
Region IX - Zamboanga Peninsula		205,000	205,000

Region IX - Southwestern Mindanao		205,000	205,000
Region X - Northern Mindanao		200,000	200,000

Region X - Northern Mindanao		200,000	200,000
Region XI - Davao		300,000	300,000

Region XI - Southeastern Mindanao		300,000	300,000
Region XII - SOCCSKSARGEN		180,000	180,000

Region XII - Southern Mindanao		180,000	180,000
Region XIII - Caraga		100,000	100,000

Region XIII - Northeastern Mindanao		100,000	100,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		200,000	200,000

Regional Office - BARMM		200,000	200,000
Disaster Response Operations	2,420,231,000	228,343,000	2,648,574,000

National Capital Region (NCR)	2,420,231,000	221,927,000	2,642,158,000

Central Office	2,420,231,000	221,573,000	2,641,804,000
Regional Office - NCR		354,000	354,000
Region I - Ilocos		584,000	584,000

Region I - Northwestern Luzon		584,000	584,000
Region II - Cagayan Valley		329,000	329,000

Region II - Northeastern Luzon		329,000	329,000
Region IVA - CALABARZON		611,000	611,000

Region IV-A - Southern Tagalog		611,000	611,000
Region IVB - MIMAROPA		619,000	619,000

Region IV-B - Palawan		619,000	619,000

368	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region V - Bicol		436,000		436,000

Region V - Bicol		436,000		436,000
Region VI - Western Visayas		366,000		366,000

Region VI - Western Visayas		366,000		366,000
Region VII - Central Visayas		776,000		776,000

Region VII - Central Visayas		388,000		388,000
Region VII - Southern Visayas		388,000		388,000
Region VIII - Eastern Visayas		285,000		285,000

Region VIII - Eastern Visayas		285,000		285,000
Region IX - Zamboanga Peninsula		447,000		447,000

Region IX - Southwestern Mindanao		447,000		447,000
Region X - Northern Mindanao		456,000		456,000

Region X - Northern Mindanao		456,000		456,000
Region XI - Davao		619,000		619,000

Region XI - Southeastern Mindanao		619,000		619,000
Region XII - SOCCSKSARGEN		388,000		388,000

Region XII - Southern Mindanao		388,000		388,000
Region XIII - Caraga		200,000		200,000

Region XIII - Northeastern Mindanao		200,000		200,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		300,000		300,000

Regional Office - BARMM		300,000		300,000
Quick Response Fund		50,000,000	25,000,000	75,000,000

National Capital Region (NCR)		50,000,000	25,000,000	75,000,000

Central Office		50,000,000	25,000,000	75,000,000
MARITIME SECURITY AND LAW ENFORCEMENT PROGRAM	6,556,538,000	5,626,314,000	4,065,216,000	16,248,068,000

Operate the National Coast Watch Center	39,275,000	7,439,000		46,714,000

National Capital Region (NCR)	39,275,000	7,439,000		46,714,000

Central Office	39,275,000	7,439,000		46,714,000

JANUARY 5, 2026	OFFICIAL GAZETTE	369
DEPARTMENT OF TRANSPORTATION

Shore Operations	1,613,069,000	691,634,000	37,934,000	2,342,637,000

National Capital Region (NCR)	1,613,069,000	685,967,000	37,934,000	2,336,970,000

Central Office	1,613,069,000	685,008,000	37,934,000	2,336,011,000
Regional Office - NCR		959,000		959,000
Region I - Ilocos		295,000		295,000

Region I - Northwestern Luzon		295,000		295,000
Region II - Cagayan Valley		432,000		432,000

Region II - Northeastern Luzon		432,000		432,000
Region IVA - CALABARZON		500,000		500,000

Region IV-A - Southern Tagalog		500,000		500,000
Region IVB - MIMAROPA		200,000		200,000

Region IV-B - Palawan		200,000		200,000
Region V - Bicol		598,000		598,000

Region V - Bicol		598,000		598,000
Region VI - Western Visayas		761,000		761,000

Region VI - Western Visayas		761,000		761,000
Region VII - Central Visayas		656,000		656,000

Region VII - Central Visayas		437,000		437,000
Region VII - Southern Visayas		219,000		219,000
Region VIII - Eastern Visayas		249,000		249,000

Region VIII - Eastern Visayas		249,000		249,000
Region IX - Zamboanga Peninsula		228,000		228,000

Region IX - Southwestern Mindanao		228,000		228,000
Region X - Northern Mindanao		550,000		550,000

Region X - Northern Mindanao		550,000		550,000
Region XI - Davao		541,000		541,000

Region XI - Southeastern Mindanao		541,000		541,000
Region XII - SOCCSKSARGEN		219,000		219,000

Region XII - Southern Mindanao		219,000		219,000

370	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XIII - Caraga		219,000		219,000

Region XIII - Northeastern Mindanao		219,000		219,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		219,000		219,000

Regional Office - BARMM		219,000		219,000
Sea Based Operations	4,904,194,000	4,927,241,000	4,027,282,000	13,858,717,000

National Capital Region (NCR)	4,904,194,000	4,920,945,000	4,027,282,000	13,852,421,000

Central Office	4,904,194,000	4,920,312,000	4,027,282,000	13,851,788,000
Regional Office - NCR		633,000		633,000
Region I - Ilocos		244,000		244,000

Region I - Northwestern Luzon		244,000		244,000
Region II - Cagayan Valley		361,000		361,000

Region II - Northeastern Luzon		361,000		361,000
Region IVA - CALABARZON		450,000		450,000

Region IV-A - Southern Tagalog		450,000		450,000
Region IVB - MIMAROPA		700,000		700,000

Region IV-B - Palawan		700,000		700,000
Region V - Bicol		1,376,000		1,376,000

Region V - Bicol		1,376,000		1,376,000
Region VI - Western Visayas		572,000		572,000

Region VI - Western Visayas		572,000		572,000
Region VII - Central Visayas		657,000		657,000

Region VII - Central Visayas		500,000		500,000
Region VII - Southern Visayas		157,000		157,000
Region VIII - Eastern Visayas		337,000		337,000

Region VIII - Eastern Visayas		337,000		337,000
Region IX - Zamboanga Peninsula		492,000		492,000

Region IX - Southwestern Mindanao		492,000		492,000
Region X - Northern Mindanao		200,000		200,000

Region X - Northern Mindanao		200,000		200,000

JANUARY 5, 2026	OFFICIAL GAZETTE	371
DEPARTMENT OF TRANSPORTATION

Region XI - Davao		300,000	300,000

Region XI - Southeastern Mindanao		300,000	300,000
Region XII - SOCCSKSARGEN		157,000	157,000

Region XII - Southern Mindanao		157,000	157,000
Region XIII - Caraga		157,000	157,000

Region XIII - Northeastern Mindanao		157,000	157,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		293,000	293,000

Regional Office - BARMM		293,000	293,000
MARINE ENVIRONMENTAL PROTECTION PROGRAM	3,272,847,000	138,310,000	3,411,157,000

Site Inspections	1,408,368,000	26,212,000	1,434,580,000

National Capital Region (NCR)	1,408,368,000	23,000,000	1,431,368,000

Central Office	1,408,368,000	22,739,000	1,431,107,000
Regional Office - NCR		261,000	261,000
Region I - Ilocos		425,000	425,000

Region I - Northwestern Luzon		425,000	425,000
Region II - Cagayan Valley		200,000	200,000

Region II - Northeastern Luzon		200,000	200,000
Region IVA - CALABARZON		261,000	261,000

Region IV-A - Southern Tagalog		261,000	261,000
Region IVB - MIMAROPA		100,000	100,000

Region IV-B - Palawan		100,000	100,000
Region V - Bicol		177,000	177,000

Region V - Bicol		177,000	177,000
Region VI - Western Visayas		150,000	150,000

Region VI - Western Visayas		150,000	150,000
Region VII - Central Visayas		450,000	450,000

Region VII - Central Visayas		300,000	300,000
Region VII - Southern Visayas		150,000	150,000

372	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VIII - Eastern Visayas		200,000	200,000

Region VIII - Eastern Visayas		200,000	200,000
Region IX - Zamboanga Peninsula		166,000	166,000

Region IX - Southwestern Mindanao		166,000	166,000
Region X - Northern Mindanao		150,000	150,000

Region X - Northern Mindanao		150,000	150,000
Region XI - Davao		283,000	283,000

Region XI - Southeastern Mindanao		283,000	283,000
Region XII - SOCCSKSARGEN		150,000	150,000

Region XII - Southern Mindanao		150,000	150,000
Region XIII - Caraga		250,000	250,000

Region XIII - Northeastern Mindanao		250,000	250,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		250,000	250,000

Regional Office - BARMM		250,000	250,000
Site Recovery Activities	931,216,000	29,790,000	961,006,000

National Capital Region (NCR)	931,216,000	25,937,000	957,153,000

Central Office	931,216,000	24,775,000	955,991,000
Regional Office - NCR		1,162,000	1,162,000
Region I - Ilocos		81,000	81,000

Region I - Northwestern Luzon		81,000	81,000
Region II - Cagayan Valley		340,000	340,000

Region II - Northeastern Luzon		340,000	340,000
Region IVA - CALABARZON		682,000	682,000

Region IV-A - Southern Tagalog		682,000	682,000
Region IVB - MIMAROPA		260,000	260,000

Region IV-B - Palawan		260,000	260,000
Region V - Bicol		222,000	222,000

Region V - Bicol		222,000	222,000

JANUARY 5, 2026	OFFICIAL GAZETTE	373
DEPARTMENT OF TRANSPORTATION

Region VI - Western Visayas		600,000	600,000

Region VI - Western Visayas		600,000	600,000
Region VII - Central Visayas		396,000	396,000

Region VII - Central Visayas		196,000	196,000
Region VII - Southern Visayas		200,000	200,000
Region VIII - Eastern Visayas		200,000	200,000

Region VIII - Eastern Visayas		200,000	200,000
Region IX - Zamboanga Peninsula		100,000	100,000

Region IX - Southwestern Mindanao		100,000	100,000
Region X - Northern Mindanao		200,000	200,000

Region X - Northern Mindanao		200,000	200,000
Region XI - Davao		82,000	82,000

Region XI - Southeastern Mindanao		82,000	82,000
Region XII - SOCCSKSARGEN		200,000	200,000

Region XII - Southern Mindanao		200,000	200,000
Region XIII - Caraga		226,000	226,000

Region XIII - Northeastern Mindanao		226,000	226,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		264,000	264,000

Regional Office - BARMM		264,000	264,000
Enforce Laws, Rules and Regulations for the Protection of Marine Environment	933,263,000	82,308,000	1,015,571,000

National Capital Region (NCR)	933,263,000	79,347,000	1,012,610,000

Central Office	933,263,000	79,069,000	1,012,332,000
Regional Office - NCR		278,000	278,000
Region I - Ilocos		198,000	198,000

Region I - Northwestern Luzon		198,000	198,000
Region II - Cagayan Valley		191,000	191,000

Region II - Northeastern Luzon		191,000	191,000

374	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVA - CALABARZON		278,000		278,000

Region IV-A - Southern Tagalog		278,000		278,000
Region IVB - MIMAROPA		191,000		191,000

Region IV-B - Palawan		191,000		191,000
Region V - Bicol		230,000		230,000

Region V - Bicol		230,000		230,000
Region VI - Western Visayas		200,000		200,000

Region VI - Western Visayas		200,000		200,000
Region VII - Central Visayas		356,000		356,000

Region VII - Central Visayas		181,000		181,000
Region VII - Southern Visayas		175,000		175,000
Region VIII - Eastern Visayas		325,000		325,000

Region VIII - Eastern Visayas		325,000		325,000
Region IX - Zamboanga Peninsula		175,000		175,000

Region IX - Southwestern Mindanao		175,000		175,000
Region X - Northern Mindanao		155,000		155,000

Region X - Northern Mindanao		155,000		155,000
Region XI - Davao		112,000		112,000

Region XI - Southeastern Mindanao		112,000		112,000
Region XII - SOCCSKSARGEN		175,000		175,000

Region XII - Southern Mindanao		175,000		175,000
Region XIII - Caraga		175,000		175,000

Region XIII - Northeastern Mindanao		175,000		175,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		200,000		200,000

Regional Office - BARMM		200,000		200,000
MARITIME SAFETY PROGRAM	2,828,926,000	443,854,000	134,026,000	3,406,806,000

Salvage Operations	525,117,000	123,643,000		648,760,000

National Capital Region (NCR)	525,117,000	120,365,000		645,482,000

Central Office	525,117,000	119,948,000		645,065,000

JANUARY 5, 2026	OFFICIAL GAZETTE	375
DEPARTMENT OF TRANSPORTATION

Regional Office - NCR	417,000	417,000
Region I - Ilocos	138,000	138,000

Region I - Northwestern Luzon	138,000	138,000
Region II - Cagayan Valley	159,000	159,000

Region II - Northeastern Luzon	159,000	159,000
Region IVA - CALABARZON	100,000	100,000

Region IV-A - Southern Tagalog	100,000	100,000
Region IVB - MIMAROPA	183,000	183,000

Region IV-B - Palawan	183,000	183,000
Region V - Bicol	439,000	439,000

Region V - Bicol	439,000	439,000
Region VI - Western Visayas	212,000	212,000

Region VI - Western Visayas	212,000	212,000
Region VII - Central Visayas	350,000	350,000

Region VII - Central Visayas	200,000	200,000
Region VII - Southern Visayas	150,000	150,000
Region VIII - Eastern Visayas	235,000	235,000

Region VIII - Eastern Visayas	235,000	235,000
Region IX - Zamboanga Peninsula	394,000	394,000

Region IX - Southwestern Mindanao	394,000	394,000
Region X - Northern Mindanao	300,000	300,000

Region X - Northern Mindanao	300,000	300,000
Region XI - Davao	244,000	244,000

Region XI - Southeastern Mindanao	244,000	244,000
Region XII - SOCCSKSARGEN	150,000	150,000

Region XII - Southern Mindanao	150,000	150,000
Region XIII - Caraga	150,000	150,000

Region XIII - Northeastern Mindanao	150,000	150,000

376	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		224,000		224,000

Regional Office - BARMM		224,000		224,000
Provision of Aids to Navigation, Vessel Traffic System and Maritime Communications	1,019,773,000	103,092,000	134,026,000	1,256,891,000

National Capital Region (NCR)	1,019,773,000	96,090,000	134,026,000	1,249,889,000

Central Office	1,019,773,000	95,165,000	134,026,000	1,248,964,000
Regional Office - NCR		925,000		925,000
Region I - Ilocos		415,000		415,000

Region I - Northwestern Luzon		415,000		415,000
Region II - Cagayan Valley		355,000		355,000

Region II - Northeastern Luzon		355,000		355,000
Region IVA - CALABARZON		730,000		730,000

Region IV-A - Southern Tagalog		730,000		730,000
Region IVB - MIMAROPA		780,000		780,000

Region IV-B - Palawan		780,000		780,000
Region V - Bicol		358,000		358,000

Region V - Bicol		358,000		358,000
Region VI - Western Visayas		320,000		320,000

Region VI - Western Visayas		320,000		320,000
Region VII - Central Visayas		999,000		999,000

Region VII - Central Visayas		530,000		530,000
Region VII - Southern Visayas		469,000		469,000
Region VIII - Eastern Visayas		485,000		485,000

Region VIII - Eastern Visayas		485,000		485,000
Region IX - Zamboanga Peninsula		581,000		581,000

Region IX - Southwestern Mindanao		581,000		581,000
Region X - Northern Mindanao		383,000		383,000

Region X - Northern Mindanao		383,000		383,000

JANUARY 5, 2026	OFFICIAL GAZETTE	377
DEPARTMENT OF TRANSPORTATION

Region XI - Davao		321,000	321,000

Region XI - Southeastern Mindanao		321,000	321,000
Region XII - SOCCSKSARGEN		469,000	469,000

Region XII - Southern Mindanao		469,000	469,000
Region XIII - Caraga		428,000	428,000

Region XIII - Northeastern Mindanao		428,000	428,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		378,000	378,000

Regional Office - BARMM		378,000	378,000
Enforce Flag and Port State Control Inspections	685,953,000	191,028,000	876,981,000

National Capital Region (NCR)	685,953,000	183,611,000	869,564,000

Central Office	685,953,000	181,488,000	867,441,000
Regional Office - NCR		2,123,000	2,123,000
Region I - Ilocos		900,000	900,000

Region I - Northwestern Luzon		900,000	900,000
Region II - Cagayan Valley		382,000	382,000

Region II - Northeastern Luzon		382,000	382,000
Region IVA - CALABARZON		594,000	594,000

Region IV-A - Southern Tagalog		594,000	594,000
Region IVB - MIMAROPA		861,000	861,000

Region IV-B - Palawan		861,000	861,000
Region V - Bicol		568,000	568,000

Region V - Bicol		568,000	568,000
Region VI - Western Visayas		1,051,000	1,051,000

Region VI - Western Visayas		1,051,000	1,051,000
Region VII - Central Visayas		430,000	430,000

Region VII - Central Visayas		254,000	254,000
Region VII - Southern Visayas		176,000	176,000
Region VIII - Eastern Visayas		300,000	300,000

Region VIII - Eastern Visayas		300,000	300,000

378	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IX - Zamboanga Peninsula		520,000	520,000

Region IX - Southwestern Mindanao		520,000	520,000
Region X - Northern Mindanao		550,000	550,000

Region X - Northern Mindanao		550,000	550,000
Region XI - Davao		475,000	475,000

Region XI - Southeastern Mindanao		475,000	475,000
Region XII - SOCCSKSARGEN		176,000	176,000

Region XII - Southern Mindanao		176,000	176,000
Region XIII - Caraga		430,000	430,000

Region XIII - Northeastern Mindanao		430,000	430,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		180,000	180,000

Regional Office - BARMM		180,000	180,000
Enforce Salvage Regulations	598,083,000	26,091,000	624,174,000

National Capital Region (NCR)	598,083,000	23,514,000	621,597,000

Central Office	598,083,000	23,314,000	621,397,000
Regional Office - NCR		200,000	200,000
Region I - Ilocos		81,000	81,000

Region I - Northwestern Luzon		81,000	81,000
Region II - Cagayan Valley		125,000	125,000

Region II - Northeastern Luzon		125,000	125,000
Region IVA - CALABARZON		199,000	199,000

Region IV-A - Southern Tagalog		199,000	199,000
Region IVB - MIMAROPA		150,000	150,000

Region IV-B - Palawan		150,000	150,000
Region V - Bicol		124,000	124,000

Region V - Bicol		124,000	124,000
Region VI - Western Visayas		218,000	218,000

Region VI - Western Visayas		218,000	218,000

JANUARY 5, 2026	OFFICIAL GAZETTE	379
DEPARTMENT OF TRANSPORTATION

Region VII - Central Visayas		331,000		331,000

Region VII - Central Visayas		131,000		131,000
Region VII - Southern Visayas		200,000		200,000
Region VIII - Eastern Visayas		160,000		160,000

Region VIII - Eastern Visayas		160,000		160,000
Region IX - Zamboanga Peninsula		235,000		235,000

Region IX - Southwestern Mindanao		235,000		235,000
Region X - Northern Mindanao		250,000		250,000

Region X - Northern Mindanao		250,000		250,000
Region XI - Davao		177,000		177,000

Region XI - Southeastern Mindanao		177,000		177,000
Region XII - SOCCSKSARGEN		200,000		200,000

Region XII - Southern Mindanao		200,000		200,000
Region XIII - Caraga		160,000		160,000

Region XIII - Northeastern Mindanao		160,000		160,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		167,000		167,000

Regional Office - BARMM		167,000		167,000

Sub-total, Operations	17,291,630,000	6,625,213,000	5,863,656,000	29,780,499,000

Total, Regular Programs	26,441,518,000	8,953,720,000	5,863,656,000	41,258,894,000

PROJECT(S)
Locally-Funded Project(s)
Philippine Coast Guard General Hospital			224,637,000	224,637,000

National Capital Region (NCR)			224,637,000	224,637,000

Central Office			224,637,000	224,637,000
Establishment of Philippine Coast Guard Headquarters			1,000,000,000	1,000,000,000

National Capital Region (NCR)			1,000,000,000	1,000,000,000

Central Office			1,000,000,000	1,000,000,000

380	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Construction of Various Multi-Purpose Buildings - Task Force Camp with Complete Facilities for Philippine Coast Guard (PCG) of Pandilusan Island, Payao, Zamboanga Sibugay						30,000,000		30,000,000

National Capital Region (NCR)						30,000,000		30,000,000

Central Office						30,000,000		30,000,000

Sub-total, Locally-Funded Projects						1,254,637,000		1,254,637,000

Foreign-Assisted Project(s)
Acquisition of 40 Units Fast Patrol Crafts						1,000,000		1,000,000

National Capital Region (NCR)						1,000,000		1,000,000

Central Office						1,000,000		1,000,000

GOP Counterpart						1,000,000		1,000,000

Sub-total, Foreign-Assisted Projects						1,000,000		1,000,000

Total, Project(s)						1,255,637,000		1,255,637,000

TOTAL NEW APPROPRIATIONS	₱	26,441,518,000	₱	8,953,720,000	₱	7,119,293,000	₱	42,514,531,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	111,386

Total Permanent Positions	111,386

Other Compensation Common to All
Personnel Economic Relief Allowance	9,240
Clothing and Uniform Allowance	2,695
Mid-Year Bonus - Civilian	9,282
Year End Bonus	9,282
Cash Gift	1,925
Productivity Enhancement Incentive	1,380
Step Increment	278

Total Other Compensation Common to All	34,082

JANUARY 5, 2026	OFFICIAL GAZETTE	381
DEPARTMENT OF TRANSPORTATION

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	107,673

Total Other Compensation for Specific Groups	107,673

Other Benefits
PAG-IBIG Contributions	924
PhilHealth Contributions	2,785
Employees Compensation Insurance Premiums	462
Terminal Leave	2,659

Total Other Benefits	6,830

Non-Permanent Positions	2,467

Total Civilian Personnel	262,438

Military/Uniformed Personnel
Basic Pay
Base Pay	12,399,851
Creation of New Positions	1,161,705

Total Basic Pay	13,561,556

Other Compensation Common to All
Personnel Economic Relief Allowance	823,704
Clothing/Uniform Allowance	303,454
Subsistence Allowance	4,384,508
Laundry Allowance	13,886
Quarters Allowance	180,336
Longevity Pay	1,534,970
Mid-Year Bonus - Military/Uniformed Personnel	1,034,005
Year-end Bonus	1,034,005
Cash Gift	171,605
Productivity Enhancement Incentive	172,150

Total Other Compensation Common to All	9,652,623

Other Compensation for Specific Groups
High Risk Duty Pay	7,020
Hazardous Duty Pay	541,805
Flying Pay	59,125
Overseas Allowance	15,150
Sea Duty Pay	340,206
Hazard Duty Pay	223,107
Instructor’s Duty Pay	113,498
Lump-sum for Filling of Positions - Military/Uniformed Personnel (MUP)	1,106,894

Total Other Compensation for Specific Groups	2,406,805

382	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Other Benefits
Special Group Term Insurance	2,471
PAG-IBIG Contributions	81,908
PhilHealth Contributions	310,172
Employees Compensation Insurance Premiums	36,510
Retirement Gratuity	52,394
Terminal Leave	74,641

Total Other Benefits	558,096

Total Military/Uniformed Personnel	26,179,080

Total Personnel Services	26,441,518

Maintenance and Other Operating Expenses
Travelling Expenses	41,135
Training and Scholarship Expenses	59,850
Supplies and Materials Expenses	4,891,456
Utility Expenses	204,577
Communication Expenses	48,032
Survey, Research, Exploration and Development Expenses	5,000
Confidential, Intelligence and Extraordinary Expenses Intelligence Expenses	550,000
Professional Services	27,186
General Services	7
Repairs and Maintenance	2,073,941
Financial Assistance/Subsidy	321,587
Taxes, Insurance Premiums and Other Fees	142,302
Other Maintenance and Operating Expenses
Advertising Expenses	434
Printing and Publication Expenses	4,406
Representation Expenses	173,897
Transportation and Delivery Expenses	19
Rent/Lease Expenses	241,463
Subscription Expenses	41,418
Other Maintenance and Operating Expenses	127,010

Total Maintenance and Other Operating Expenses	8,953,720

Total Current Operating Expenditures	35,395,238

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	1,254,637
Machinery and Equipment Outlay	747,030
Transportation Equipment Outlay	5,047,234
Other Property, Plant and Equipment Outlay	70,392

Total Capital Outlays	7,119,293

TOTAL NEW APPROPRIATIONS	42,514,531

JANUARY 5, 2026	OFFICIAL GAZETTE	383
DEPARTMENT OF TRANSPORTATION

G. TOLL REGULATORY BOARD

For general administration and support, and operations, as indicated hereunder	₱	78,650,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	17,736,000	₱	22,011,000	₱	9,181,000	₱	48,928,000
Operations		10,946,000		13,226,000		5,550,000		29,722,000

TOLLWAY REGULATORY PROGRAM		10,946,000		13,226,000		5,550,000		29,722,000

TOTAL NEW APPROPRIATIONS	₱	28,682,000	₱	35,237,000	₱	14,731,000	₱	78,650,000

Special Provision(s)

1. Reporting and Posting Requirements. The Toll Regulatory Board (TRB) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	TRB’s website.

The TRB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	16,177,000	₱	22,011,000	₱	9,181,000	₱	47,369,000
Administration of Personnel Benefits		1,559,000						1,559,000

Sub-total, General Administration and Support		17,736,000		22,011,000		9,181,000		48,928,000

Operations
TOLLWAY REGULATORY PROGRAM		10,946,000		13,226,000		5,550,000		29,722,000

Evaluation and Granting of Tollway Franchise and/or Tollway Operation Permits/Certificates		997,000		2,345,000				3,342,000

384	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Regulation and Examination of Tollway Operations and Maintenance		5,438,000		4,330,000		5,550,000		15,318,000
Regulation and Construction Supervision of Tollways, Toll Facilities and BOT Projects		3,015,000		5,044,000				8,059,000
Toll Rate Setting and Adjustment		1,496,000		1,507,000				3,003,000

Sub-total, Operations		10,946,000		13,226,000		5,550,000		29,722,000

TOTAL NEW APPROPRIATIONS	₱	28,682,000	₱	35,237,000	₱	14,731,000	₱	78,650,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	21,003

Total Permanent Positions	21,003

Other Compensation Common to All
Personnel Economic Relief Allowance	816
Representation Allowance	258
Transportation Allowance	258
Clothing and Uniform Allowance	238
Mid-Year Bonus - Civilian	1,750
Year End Bonus	1,750
Cash Gift	170
Productivity Enhancement Incentive	170
Step Increment	53

Total Other Compensation Common to All	5,463

Other Benefits
PAG-IBIG Contributions	81
PhilHealth Contributions	506
Employees Compensation Insurance Premiums	40
Loyalty Award - Civilian	30
Terminal Leave	1,559

Total Other Benefits	2,216

Total Personnel Services	28,682

Maintenance and Other Operating Expenses
Travelling Expenses	1,196

JANUARY 5, 2026	OFFICIAL GAZETTE	385
DEPARTMENT OF TRANSPORTATION

Training and Scholarship Expenses	600
Supplies and Materials Expenses	2,010
Utility Expenses	3,737
Communication Expenses	481
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	5,850
General Services	2,357
Repairs and Maintenance	1,872
Taxes, Insurance Premiums and Other Fees	662
Other Maintenance and Operating Expenses
Representation Expenses	500
Rent/Lease Expenses	15,756
Subscription Expenses	80

Total Maintenance and Other Operating Expenses	35,237

Total Current Operating Expenditures	63,919

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	3,631
Transportation Equipment Outlay	11,100

Total Capital Outlays	14,731

TOTAL NEW APPROPRIATIONS	78,650

386	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

DEPARTMENT OF TRANSPORTATION

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Financial Expenses		Capital Outlays		Total
A. OFFICE OF THE SECRETARY	₱	3,679,728,000	₱	10,461,147,000	₱	7,068,000	₱	77,102,740,000	₱	91,250,683,000
B. CIVIL AERONAUTICS BOARD		189,185,000		69,975,000				3,220,000		262,380,000
C. MARITIME INDUSTRY AUTHORITY		572,649,000		764,899,000				139,920,000		1,477,468,000
D. OFFICE OF TRANSPORTATION COOPERATIVES		29,753,000		12,001,000				5,550,000		47,304,000
E. OFFICE FOR TRANSPORTATION SECURITY		166,157,000		586,499,000				404,206,000		1,156,862,000
F. PHILIPPINE COAST GUARD		26,441,518,000		8,953,720,000				7,119,293,000		42,514,531,000
G. TOLL REGULATORY BOARD		28,682,000		35,237,000				14,731,000		78,650,000

TOTAL NEW APPROPRIATIONS, DEPARTMENT OF TRANSPORTATION	₱	31,107,672,000	₱	20,883,478,000	₱	7,068,000	₱	84,789,660,000	₱	136,787,878,000

JANUARY 5, 2026	OFFICIAL GAZETTE	387
PRESIDENTIAL COMMUNICATIONS OFFICE

XXVIII. PRESIDENTIAL COMMUNICATIONS OFFICE

A. PRESIDENTIAL COMMUNICATIONS OFFICE (PROPER)

For general administration and support, and operations, as indicated hereunder	₱	953,935,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	192,283,000	₱	104,941,000	₱	11,500,000	₱	308,724,000
Operations		7,104,000		625,738,000		12,369,000		645,211,000

PRESIDENTIAL COMMUNICATIONS PROGRAM		7,104,000		625,738,000		12,369,000		645,211,000

TOTAL NEW APPROPRIATIONS	₱	199,387,000	₱	730,679,000	₱	23,869,000	₱	953,935,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Communications Office (PCO) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	PCO’s website.

The PCO shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	191,604,000	₱	104,941,000	₱	11,500,000	₱	308,045,000

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Administration of Personnel Benefits		679,000						679,000

Sub-total, General Administration and Support		192,283,000		104,941,000		11,500,000		308,724,000

Operations
PRESIDENTIAL COMMUNICATIONS PROGRAM		7,104,000		625,738,000		12,369,000		645,211,000

Formulation, Coordination and Implementation of Integrated Public Information Plans and Programs		7,104,000		625,738,000		12,369,000		645,211,000

Sub-total, Operations		7,104,000		625,738,000		12,369,000		645,211,000

TOTAL NEW APPROPRIATIONS	₱	199,387,000	₱	730,679,000	₱	23,869,000	₱	953,935,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	150,701

Total Permanent Positions	150,701

Other Compensation Common to All
Personnel Economic Relief Allowance	3,984
Representation Allowance	3,450
Transportation Allowance	3,240
Clothing and Uniform Allowance	1,162
Mid - Year Bonus - Civilian	12,559
Year End Bonus	12,559
Cash Gift	830
Productivity Enhancement Incentive	830
Step Increment	377

Total Other Compensation Common to All	38,991

Other Benefits
PAG-IBIG Contributions	398
PhilHealth Contributions	2,941
Employees Compensation Insurance Premiums	200
Loyalty Award - Civilian	30
Terminal Leave	679

Total Other Benefits	4,248

JANUARY 5, 2026	OFFICIAL GAZETTE	389
PRESIDENTIAL COMMUNICATIONS OFFICE

Non - Permanent Positions	5,447

Total Personnel Services	199,387

Maintenance and Other Operating Expenses
Travelling Expenses	112,969
Training and Scholarship Expenses	10,096
Supplies and Materials Expenses	49,120
Utility Expenses	11,400
Communication Expenses	15,719
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,694
Professional Services	73,887
General Services	22,841
Repairs and Maintenance	8,440
Taxes, Insurance Premiums and Other Fees	3,494
Other Maintenance and Operating Expenses
Advertising Expenses	252,000
Representation Expenses	32,564
Rent/Lease Expenses	57,826
Subscription Expenses	18,937
Other Maintenance and Operating Expenses	58,692

Total Maintenance and Other Operating Expenses	730,679

Total Current Operating Expenditures	930,066

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	23,869
Total Capital Outlays	23,869

TOTAL NEW APPROPRIATIONS	953,935

B. BUREAU OF COMMUNICATIONS SERVICES

For general administration and support, and operations, as indicated hereunder	₱	95,698,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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A. REGULAR PROGRAMS
General Administration and Support	₱	14,596,000	₱	24,645,000	₱	3,120,000	₱	42,361,000
Operations		27,269,000		13,598,000		12,470,000		53,337,000

GOVERNMENT COMMUNICATIONS PROGRAM		27,269,000		13,598,000		12,470,000		53,337,000

TOTAL NEW APPROPRIATIONS	₱	41,865,000	₱	38,243,000	₱	15,590,000	₱	95,698,000

Special Provision(s)

1. Reporting and Posting Requirements. The Bureau of Communications Services (BCS) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	BCS’ website.

The BCS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	14,596,000	₱	24,645,000	₱	3,120,000	₱	42,361,000

Sub-total, General Administration and Support		14,596,000		24,645,000		3,120,000		42,361,000

Operations
GOVERNMENT COMMUNICATIONS PROGRAM		27,269,000		13,598,000		12,470,000		53,337,000

Development and Production of Special Publications and Audio-Visual Information/Communication Materials		16,468,000		6,301,000		12,470,000		35,239,000
Production and Dissemination of Print Publications		10,801,000		5,130,000				15,931,000
Research, Planning and Evaluation				2,167,000				2,167,000

Sub-total, Operations		27,269,000		13,598,000		12,470,000		53,337,000

TOTAL NEW APPROPRIATIONS	₱	41,865,000	₱	38,243,000	₱	15,590,000	₱	95,698,000

JANUARY 5, 2026	OFFICIAL GAZETTE	391
PRESIDENTIAL COMMUNICATIONS OFFICE

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	32,078

Total Permanent Positions	32,078

Other Compensation Common to All
Personnel Economic Relief Allowance	1,632
Representation Allowance	192
Transportation Allowance	192
Clothing and Uniform Allowance	476
Overtime Pay	100
Mid - Year Bonus - Civilian	2,672
Year End Bonus	2,672
Cash Gift	340
Productivity Enhancement Incentive	340
Step Increment	80

Total Other Compensation Common to All	8,696

Other Compensation for Specific Groups
Hazard Pay	50

Total Other Compensation for Specific Groups	50

Other Benefits
PAG-IBIG Contributions	164
PhilHealth Contributions	781
Employees Compensation Insurance Premiums	81
Loyalty Award - Civilian	15

Total Other Benefits	1,041

Total Personnel Services	41,865

Maintenance and Other Operating Expenses
Travelling Expenses	682
Training and Scholarship Expenses	877
Supplies and Materials Expenses	3,695
Utility Expenses	3,280
Communication Expenses	1,987

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Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	1,600
General Services	1,010
Repairs and Maintenance	5,006
Taxes, Insurance Premiums and Other Fees	745
Other Maintenance and Operating Expenses
Advertising Expenses	270
Printing and Publication Expenses	2,278
Rent/Lease Expenses	9,706
Subscription Expenses	4,407
Other Maintenance and Operating Expenses	2,564

Total Maintenance and Other Operating Expenses	38,243

Total Current Operating Expenditures	80,108

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	11,570
Transportation Equipment Outlay	3,120
Other Property Plant and Equipment Outlay	900

Total Capital Outlays	15,590

TOTAL NEW APPROPRIATIONS	95,698

C. NATIONAL PRINTING OFFICE

For general administration and support, and operations, as indicated hereunder	₱	19,628,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	8,143,000			₱	8,143,000
Operations		11,485,000				11,485,000

NATIONAL PRINTING PROGRAM		11,485,000				11,485,000

TOTAL NEW APPROPRIATIONS	₱	19,628,000			₱	19,628,000

Special Provision(s)

1. Revolving Fund for the National Printing Office. The revolving fund constituted from income derived from the production and other printing activities of the National Printing Office (NPO) shall be used to cover its operating requirements consistent with Section 3 of E.O. No. 378, s. 2004. Disbursements shall be made in accordance with budgeting, accounting, and auditing rules and regulations.

JANUARY 5, 2026	OFFICIAL GAZETTE	393
PRESIDENTIAL COMMUNICATIONS OFFICE

2. Appropriations for the National Printing Office. The amount of Nineteen Million Six Hundred Twenty Eight Thousand Pesos (₱19,628,000) appropriated herein for Personnel Services shall be used exclusively for deficiencies in the payment of regular pay, allowances and benefits of NPO personnel. In no case shall said amount be used for any other purpose.

3. Reporting and Posting Requirements. The National Printing Office (NPO) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NPO’s website.

The NPO shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

4. Appropriations for Activities or Project(s). The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	3,473,000			₱	3,473,000
Administration of Personnel Benefits		4,670,000				4,670,000

Sub-total, General Administration and Support		8,143,000				8,143,000

Operations
NATIONAL PRINTING PROGRAM		11,485,000				11,485,000

Production, Planning and Control of Printing and Binding Activities		976,000				976,000
Maintenance and Repair of Printing Machines		763,000				763,000
Type Setting, Monotyping and Photolithographic Services		2,829,000				2,829,000
Press Operation and Cutting into Standard Forms and Binding of Printed Materials		5,855,000				5,855,000
Storing, Shipping and Trucking of Finished Products		1,062,000				1,062,000

Sub-total, Operations		11,485,000				11,485,000

TOTAL NEW APPROPRIATIONS	₱	19,628,000			₱	19,628,000

394	OFFICIAL GAZETTE	VOL. 122, NO. 1
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New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	11,366

Total Permanent Positions	11,366

Other Compensation Common to All
Personnel Economic Relief Allowance	682
Representation Allowance	62
Transportation Allowance	62
Clothing and Uniform Allowance	200
Mid - Year Bonus - Civilian	947
Year End Bonus	947
Cash Gift	141
Productivity Enhancement Incentive	141
Step Increment	28

Total Other Compensation Common to All	3,210

Other Benefits
PAG-IBIG Contributions	68
PhilHealth Contributions	280
Employees Compensation Insurance Premiums	34
Terminal Leave	4,670

Total Other Benefits	5,052

Total Personnel Services	19,628

Total Current Operating Expenditures	19,628

TOTAL NEW APPROPRIATIONS	19,628

D. NEWS AND INFORMATION BUREAU

For general administration and support, and operations, as indicated hereunder	₱	153,604,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	395
PRESIDENTIAL COMMUNICATIONS OFFICE

A. REGULAR PROGRAMS
General Administration and Support	₱	29,575,000	₱	12,932,000	₱	867,000	₱	43,374,000
Operations		78,643,000		30,637,000		950,000		110,230,000

GOVERNMENT NEWS INFORMATION AND MEDIA SERVICES PROGRAM		78,643,000		30,637,000		950,000		110,230,000

TOTAL NEW APPROPRIATIONS	₱	108,218,000	₱	43,569,000	₱	1,817,000	₱	153,604,000

Special Provision(s)

1. Reporting and Posting Requirements. The News and Information Bureau (NIB) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NIB’s website.

The NIB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Project(s). The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	24,527,000	₱	12,932,000	₱	867,000	₱	38,326,000
Administration of Personnel Benefits		5,048,000						5,048,000

Sub-total, General Administration and Support		29,575,000		12,932,000		867,000		43,374,000

Operations
GOVERNMENT NEWS INFORMATION AND MEDIA SERVICES PROGRAM		78,643,000		30,637,000		950,000		110,230,000

Provision of Media Coverage of Presidential Activities and Media Relations and Accreditation		25,065,000		14,071,000				39,136,000
Provision of Daily News and Services to Both Local and Foreign Public on the Activities of the Government and the Presidency		53,578,000		16,566,000		950,000		71,094,000

Sub-total, Operations		78,643,000		30,637,000		950,000		110,230,000

TOTAL NEW APPROPRIATIONS	₱	108,218,000	₱	43,569,000	₱	1,817,000	₱	153,604,000

396	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	79,549

Total Permanent Positions	79,549

Other Compensation Common to All
Personnel Economic Relief Allowance	3,480
Representation Allowance	522
Transportation Allowance	522
Clothing and Uniform Allowance	1,015
Mid - Year Bonus - Civilian	6,628
Year End Bonus	6,628
Cash Gift	725
Productivity Enhancement Incentive	725
Step Increment	199

Total Other Compensation Common to All	20,444

Other Benefits
PAG-IBIG Contributions	348
PhilHealth Contributions	1,950
Employees Compensation Insurance Premiums	174
Loyalty Award - Civilian	30
Terminal Leave	5,048

Total Other Benefits	7,550

Non - Permanent Positions	675

Total Personnel Services	108,218

Maintenance and Other Operating Expenses
Travelling Expenses	8,238
Training and Scholarship Expenses	655
Supplies and Materials Expenses	8,610
Utility Expenses	3,996
Communication Expenses	7,476
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	9,814
General Services	1,113
Repairs and Maintenance	844
Taxes, Insurance Premiums and Other Fees	50

JANUARY 5, 2026	OFFICIAL GAZETTE	397
PRESIDENTIAL COMMUNICATIONS OFFICE

Other Maintenance and Operating Expenses
Advertising Expenses	1
Printing and Publication Expenses	438
Transportation and Delivery Expenses	108
Rent/Lease Expenses	1,554
Membership Dues and Contributions to Organizations	6
Other Maintenance and Operating Expenses	530

Total Maintenance and Other Operating Expenses	43,569

Total Current Operating Expenditures	151,787

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	1,817

Total Capital Outlays	1,817

TOTAL NEW APPROPRIATIONS	153,604

E. PHILIPPINE INFORMATION AGENCY

For general administration and support, and operations, as indicated hereunder	₱	501,594,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	69,866,000	₱	68,200,000	₱	28,000,000	₱	166,066,000
Operations		214,277,000		101,055,000		20,196,000		335,528,000

DEVELOPMENT COMMUNICATION PROGRAM		214,277,000		101,055,000		20,196,000		335,528,000

TOTAL NEW APPROPRIATIONS	₱	284,143,000	₱	169,255,000	₱	48,196,000	₱	501,594,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Information Agency (PIA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PIA’s website.

The PIA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	59,813,000	₱	64,918,000	₱	28,000,000	₱	152,731,000

National Capital Region (NCR)		59,813,000		64,918,000		28,000,000		152,731,000

Central Office		59,813,000		64,918,000		28,000,000		152,731,000
Training of PIA Personnel		7,649,000		3,282,000				10,931,000

National Capital Region (NCR)		7,649,000		3,282,000				10,931,000

Central Office		7,649,000		3,282,000				10,931,000
Administration of Personnel Benefits		2,404,000						2,404,000

National Capital Region (NCR)		2,404,000						2,404,000

Central Office		2,404,000						2,404,000

Sub-total, General Administration and Support		69,866,000		68,200,000		28,000,000		166,066,000

Operations
DEVELOPMENT COMMUNICATION PROGRAM		214,277,000		101,055,000		20,196,000		335,528,000

Coordination, Monitoring and Evaluation		7,869,000		1,347,000				9,216,000

National Capital Region (NCR)		7,869,000		1,347,000				9,216,000

Central Office		7,869,000		1,347,000				9,216,000
Communication Research		13,029,000		1,301,000				14,330,000

National Capital Region (NCR)		13,029,000		1,301,000				14,330,000

Central Office		13,029,000		1,301,000				14,330,000
Production of Developmental Information		17,153,000		1,449,000				18,602,000

National Capital Region (NCR)		17,153,000		1,449,000				18,602,000

Central Office		17,153,000		1,449,000				18,602,000

JANUARY 5, 2026	OFFICIAL GAZETTE	399
PRESIDENTIAL COMMUNICATIONS OFFICE

Information Systems Development and Maintenance		10,440,000		18,105,000		20,196,000		48,741,000

National Capital Region (NCR)		10,440,000		18,105,000		20,196,000		48,741,000

Central Office		10,440,000		18,105,000		20,196,000		48,741,000
Dissemination of Developmental Information		153,594,000		77,736,000				231,330,000

National Capital Region (NCR)		153,594,000		77,736,000				231,330,000

Central Office		153,594,000		77,736,000				231,330,000
Institutional Networking and Capability Building		12,192,000		1,117,000				13,309,000

National Capital Region (NCR)		12,192,000		1,117,000				13,309,000

Central Office		12,192,000		1,117,000				13,309,000

Sub-total, Operations		214,277,000		101,055,000		20,196,000		335,528,000

TOTAL NEW APPROPRIATIONS	₱	284,143,000	₱	169,255,000	₱	48,196,000	₱	501,594,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	215,767

Total Permanent Positions	215,767

Other Compensation Common to All
Personnel Economic Relief Allowance	9,168
Representation Allowance	2,388
Transportation Allowance	2,388
Clothing and Uniform Allowance	2,674
Mid - Year Bonus - Civilian	17,981
Year End Bonus	17,981
Cash Gift	1,910
Productivity Enhancement Incentive	1,910
Step Increment	539

Total Other Compensation Common to All	56,939

Other Compensation for Specific Groups
Anniversary Bonus - Civilian	1,146

Total Other Compensation for Specific Groups	1,146

400	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Other Benefits
PAG-IBIG Contributions	917
PhilHealth Contributions	5,202
Employees Compensation Insurance Premiums	459
Terminal Leave	2,404

Total Other Benefits	8,982

Non - Permanent Positions	1,309

Total Personnel Services	284,143

Maintenance and Other Operating Expenses
Travelling Expenses	11,405
Training and Scholarship Expenses	1,540
Supplies and Materials Expenses	23,781
Utility Expenses	22,052
Communication Expenses	17,648
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	761
Professional Services	25,253
General Services	21,600
Repairs and Maintenance	9,598
Taxes, Insurance Premiums and Other Fees	4,958
Other Maintenance and Operating Expenses
Advertising Expenses	3,420
Printing and Publication Expenses	57
Representation Expenses	5,488
Transportation and Delivery Expenses	1,907
Rent/Lease Expenses	8,493
Membership Dues and Contributions to Organizations	50
Subscription Expenses	9,082
Other Maintenance and Operating Expenses	2,162

Total Maintenance and Other Operating Expenses	169,255

Total Current Operating Expenditures	453,398

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	20,196
Transportation Equipment Outlay	28,000

Total Capital Outlays	48,196

TOTAL NEW APPROPRIATIONS	501,594

JANUARY 5, 2026	OFFICIAL GAZETTE	401
PRESIDENTIAL COMMUNICATIONS OFFICE

F. PRESIDENTIAL BROADCAST SERVICE - BUREAU OF BROADCAST SERVICES

For general administration and support, and operations, as indicated hereunder	₱	484,337,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	56,634,000	₱	53,888,000	₱		₱	110,522,000
Operations		252,446,000		107,197,000		14,172,000		373,815,000

PUBLIC RADIO BROADCASTING PROGRAM		252,446,000		107,197,000		14,172,000		373,815,000

TOTAL NEW APPROPRIATIONS	₱	309,080,000	₱	161,085,000	₱	14,172,000	₱	484,337,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Broadcast Service - Bureau of Broadcast Services (PBS - BBS) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PBS - BBS’ website.

The PBS - BBS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Project(s). The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	51,155,000	₱	53,888,000	₱	₱	105,043,000

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Administration of Personnel Benefits		5,479,000						5,479,000

Sub-total, General Administration and Support		56,634,000		53,888,000				110,522,000

Operations
PUBLIC RADIO BROADCASTING PROGRAM		252,446,000		107,197,000		14,172,000		373,815,000

Production and Transmission of Various Types of Radio Programs, Including News and Other Special Features		160,252,000		53,736,000				213,988,000
Maintenance and Operation of Radio Stations Nationwide		92,194,000		47,848,000		14,172,000		154,214,000
Provision of Creative Services for the Production of Radio Dramas and Other Special Programs				5,613,000				5,613,000

Sub-total, Operations		252,446,000		107,197,000		14,172,000		373,815,000

TOTAL NEW APPROPRIATIONS	₱	309,080,000	₱	161,085,000	₱	14,172,000	₱	484,337,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	234,980

Total Permanent Positions	234,980

Other Compensation Common to All
Personnel Economic Relief Allowance	11,880
Representation Allowance	264
Transportation Allowance	264
Clothing and Uniform Allowance	3,465
Mid - Year Bonus - Civilian	19,581
Year End Bonus	19,581
Cash Gift	2,475
Productivity Enhancement Incentive	2,475
Step Increment	637

Total Other Compensation Common to All	60,622

JANUARY 5, 2026	OFFICIAL GAZETTE	403
PRESIDENTIAL COMMUNICATIONS OFFICE

Other Benefits
PAG-IBIG Contributions	1,188
PhilHealth Contributions	5,852
Employees Compensation Insurance Premiums	594
Loyalty Award - Civilian	365
Terminal Leave	5,479

Total Other Benefits	13,478

Total Personnel Services	309,080

Maintenance and Other Operating Expenses
Travelling Expenses	6,336
Training and Scholarship Expenses	1,000
Supplies and Materials Expenses	12,664
Utility Expenses	35,918
Communication Expenses	13,878
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	136
Professional Services	36,283
General Services	35,300
Repairs and Maintenance	7,661
Taxes, Insurance Premiums and Other Fees	2,870
Other Maintenance and Operating Expenses
Advertising Expenses	90
Printing and Publication Expenses	70
Representation Expenses	2,995
Transportation and Delivery Expenses	500
Rent/Lease Expenses	2,290
Membership Dues and Contribution to Organizations	500
Subscription Expenses	1,134
Donations	50
Other Maintenance and Operating Expenses	1,410

Total Maintenance and Other Operating Expenses	161,085

Total Current Operating Expenditures	470,165

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	14,172

Total Capital Outlays	14,172

TOTAL NEW APPROPRIATIONS	484,337

G. PRESIDENTIAL BROADCAST STAFF (RTVM)

For general administration and support, and operations, as indicated hereunder	₱	247,119,000

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New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	21,566,000	₱	15,985,000	₱	13,125,000	₱	50,676,000
Operations		55,039,000		125,737,000		15,667,000		196,443,000

PRESIDENTIAL DOCUMENTATION AND BROADCAST MANAGEMENT PROGRAM		55,039,000		125,737,000		15,667,000		196,443,000

TOTAL NEW APPROPRIATIONS	₱	76,605,000	₱	141,722,000	₱	28,792,000	₱	247,119,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Broadcast Staff (RTVM) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b) PBS’ (RTVM) website.

The PBS (RTVM) shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Project(s). The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	21,566,000	₱	15,985,000	₱	13,125,000	₱	50,676,000

Sub-total, General Administration and Support		21,566,000		15,985,000		13,125,000		50,676,000

Operations
PRESIDENTIAL DOCUMENTATION AND BROADCAST MANAGEMENT PROGRAM		55,039,000		125,737,000		15,667,000		196,443,000

Provision of Audio/Video Coverage of Presidential Events and the Executives for Documentation and Broadcast Dissemination;

JANUARY 5, 2026	OFFICIAL GAZETTE	405
PRESIDENTIAL COMMUNICATIONS OFFICE

and Production of Developmental Communication Programs for Public Information		55,039,000		125,737,000		15,667,000		196,443,000

Sub-total, Operations		55,039,000		125,737,000		15,667,000		196,443,000

TOTAL NEW APPROPRIATIONS	₱	76,605,000	₱	141,722,000	₱	28,792,000	₱	247,119,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	59,129

Total Permanent Positions	59,129

Other Compensation Common to All
Personnel Economic Relief Allowance	2,808
Representation Allowance	366
Transportation Allowance	366
Clothing and Uniform Allowance	819
Mid - Year Bonus - Civilian	4,928
Year End Bonus	4,928
Cash Gift	585
Productivity Enhancement Incentive	585
Step Increment	148

Total Other Compensation Common to All	15,533

Other Benefits
PAG-IBIG Contributions	280
PhilHealth Contributions	1,438
Employees Compensation Insurance Premiums	140
Loyalty Award - Civilian	85

Total Other Benefits	1,943

Total Personnel Services	76,605

Maintenance and Other Operating Expenses
Travelling Expenses	84,595
Training and Scholarship Expenses	2,000
Supplies and Materials Expenses	11,196
Utility Expenses	600
Communication Expenses	3,978

406	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	198
Professional Services	10,689
General Services	3,360
Repairs and Maintenance	16,494
Taxes, Insurance Premiums and Other Fees	3,233
Other Maintenance and Operating Expenses
Printing and Publication Expenses	520
Representation Expenses	300
Rent/Lease Expenses	3,480
Subscription Expenses	1,079

Total Maintenance and Other Operating Expenses	141,722

Total Current Operating Expenditures	218,327

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	15,667
Transportation and Equipment Outlay	13,125

Total Capital Outlays	28,792

TOTAL NEW APPROPRIATIONS	247,119

JANUARY 5, 2026	OFFICIAL GAZETTE	407
PRESIDENTIAL COMMUNICATIONS OFFICE

GENERAL SUMMARY

PRESIDENTIAL COMMUNICATIONS OFFICE

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. PRESIDENTIAL COMMUNICATIONS OFFICE (PROPER)	₱	199,387,000	₱	730,679,000	₱	23,869,000	₱	953,935,000
B. BUREAU OF COMMUNICATIONS SERVICES		41,865,000		38,243,000		15,590,000		95,698,000
C. NATIONAL PRINTING OFFICE		19,628,000						19,628,000
D. NEWS AND INFORMATION BUREAU		108,218,000		43,569,000		1,817,000		153,604,000
E. PHILIPPINE INFORMATION AGENCY		284,143,000		169,255,000		48,196,000		501,594,000
F. PRESIDENTIAL BROADCAST SERVICE - BUREAU OF BROADCAST SERVICES		309,080,000		161,085,000		14,172,000		484,337,000
G. PRESIDENTIAL BROADCAST STAFF (RTVM)		76,605,000		141,722,000		28,792,000		247,119,000

TOTAL NEW APPROPRIATIONS, PRESIDENTIAL COMMUNICATIONS OFFICE	₱	1,038,926,000	₱	1,284,553,000	₱	132,436,000	₱	2,455,915,000

408	OFFICIAL GAZETTE	VOL. 122, NO. 1
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XXIX. OTHER EXECUTIVE OFFICES

A. ANTI-MONEY LAUNDERING COUNCIL

For the operations, as indicated hereunder	₱	333,102,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
Operations		₱	293,042,000	₱	40,060,000	₱	333,102,000

ANTI-MONEY LAUNDERING PROGRAM			293,042,000		40,060,000		333,102,000

TOTAL NEW APPROPRIATIONS		₱	293,042,000	₱	40,060,000	₱	333,102,000

Special Provision(s)

1. Reporting and Posting Requirements. The Anti-Money Laundering Council (AMLC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	AMLC’s website.

The AMLC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
Operations
ANTI-MONEY LAUNDERING PROGRAM		₱	293,042,000	₱	40,060,000	₱	333,102,000

Implementation of Anti-Money Laundering Program			293,042,000		40,060,000		333,102,000

Sub-total, Operations			293,042,000		40,060,000		333,102,000

TOTAL NEW APPROPRIATIONS		₱	293,042,000	₱	40,060,000	₱	333,102,000

JANUARY 5, 2026	OFFICIAL GAZETTE	409
OTHER EXECUTIVE OFFICES

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Travelling Expenses	7,381
Training and Scholarship Expenses	4,084
Supplies and Materials Expenses	3,217
Utility Expenses	4,464
Communication Expenses	6,119
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	9,600
Professional Services	63,584
General Services	15,467
Repairs and Maintenance	13,986
Taxes, Insurance Premiums and Other Fees	751
Other Maintenance and Operating Expenses
Advertising Expenses	2,100
Representation Expenses	24,058
Rent/Lease Expenses	3,292
Membership Dues and Contributions to Organizations	4,406
Subscription Expenses	130,090
Other Maintenance and Operating Expenses	443

Total Maintenance and Other Operating Expenses	293,042

Total Current Operating Expenditures	293,042

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	19,226
Transportation Equipment Outlay	7,770
Furniture, Fixtures and Books Outlay	13,064

Total Capital Outlays	40,060

TOTAL NEW APPROPRIATIONS	333,102

B. ANTI-RED TAPE AUTHORITY

For general administration and support, and operations, as indicated hereunder P	610,911,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	70,242,000	₱	207,621,000	₱	33,840,000	₱	311,703,000

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Operations		128,594,000		170,314,000		300,000		299,208,000

EASE OF DOING BUSINESS AND EFFICIENT
DELIVERY OF GOVERNMENT SERVICES PROGRAM		128,594,000		170,314,000		300,000		299,208,000

TOTAL NEW APPROPRIATIONS	₱	198,836,000	₱	377,935,000	₱	34,140,000	₱	610,911,000

Special Provision(s)

1. Reporting and Posting Requirements. The Anti-Red Tape Authority (ARTA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	ARTA’s website.

The ARTA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	70,242,000	₱	207,621,000	₱	33,840,000	₱	311,703,000

Sub-total, General Administration and Support		70,242,000		207,621,000		33,840,000		311,703,000

Operations
EASE OF DOING BUSINESS AND EFFICIENT
DELIVERY OF GOVERNMENT SERVICES PROGRAM		128,594,000		170,314,000		300,000		299,208,000

Monitor and Evaluate Compliance to RA 11032		63,434,000		90,126,000		300,000		153,860,000
Institutionalize Regulatory Management System and EODB Reforms		29,923,000		37,077,000				67,000,000
Provide Legal Services and Public Assistance		35,237,000		43,111,000				78,348,000

Sub-total, Operations		128,594,000		170,314,000		300,000		299,208,000

TOTAL NEW APPROPRIATIONS	₱	198,836,000	₱	377,935,000	₱	34,140,000	₱	610,911,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel

JANUARY 5, 2026	OFFICIAL GAZETTE	411
OTHER EXECUTIVE OFFICES

Permanent Positions
Basic Salary	153,904

Total Permanent Positions	153,904

Other Compensation Common to All
Personnel Economic Relief Allowance	4,944
Representation Allowance	3,036
Transportation Allowance	3,036
Clothing and Uniform Allowance	1,442
Mid-Year Bonus - Civilian	12,826
Year End Bonus	12,826
Cash Gift	1,030
Productivity Enhancement Incentive	1,030
Step Increment	385

Total Other Compensation Common to All	40,555

Other Benefits
PAG-IBIG Contributions	494
PhilHealth Contributions	3,531
Employees Compensation Insurance Premiums	247
Loyalty Award - Civilian	105

Total Other Benefits	4,377

Total Personnel Services	198,836

Maintenance and Other Operating Expenses
Travelling Expenses	11,293
Training and Scholarship Expenses	9,336
Supplies and Materials Expenses	16,828
Utility Expenses	13,000
Communication Expenses	10,333
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	6,705
Extraordinary and Miscellaneous Expenses	1,491
Professional Services	152,762
General Services	10,300
Repairs and Maintenance	3,411
Taxes, Insurance Premiums and Other Fees	2,700
Other Maintenance and Operating Expenses
Advertising Expenses	8,426
Printing and Publication Expenses	2,897
Representation Expenses	13,675
Transportation and Delivery Expenses	18
Rent/Lease Expenses	90,259
Subscription Expenses	23,213
Other Maintenance and Operating Expenses	1,288

Total Maintenance and Other Operating Expenses	377,935

Total Current Operating Expenditures	576,771

412	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	12,940
Transportation Equipment Outlay	21,200

Total Capital Outlays	34,140

TOTAL NEW APPROPRIATIONS	610,911

C. CLIMATE CHANGE COMMISSION

For general administration and support, and operations, including locally-funded projects, as indicated hereunder	₱	316,283,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	46,444,000	₱	58,192,000	₱	10,000,000	₱	114,636,000
Operations		13,497,000		94,923,000				108,420,000

CLIMATE CHANGE POLICY AND ADVISORY PROGRAM		9,263,000		91,058,000				100,321,000
RESEARCH AND DEVELOPMENT MANAGEMENT PROGRAM		4,234,000		3,865,000				8,099,000

Total, Regular Programs		59,941,000		153,115,000		10,000,000		223,056,000

B. PROJECT(S)
Locally-Funded Project(s)				93,227,000				93,227,000

Total, Project(s)				93,227,000				93,227,000

TOTAL NEW APPROPRIATIONS	₱	59,941,000	₱	246,342,000	₱	10,000,000	₱	316,283,000

Special Provision(s)

1. Technical Assistance and Capacity Building on Climate Risk Assessment and Development of Climate Change Adaptation and Mitigation Policies, Plans and Programs. The Climate Change Commission (CCC), pursuant to its mandate, shall extend the necessary technical and capacity building assistance to all agencies of the government and LGUs in the conduct of climate risk assessment and in the development of climate change adaptation and mitigation policies, plans and programs. For this purpose, the CCC may also utilize the services of the international experts under the country’s official development assistance portfolio.

2. Biennial National Greenhouse Gas (GHG) Inventory Report. The CCC shall, within the amounts appropriated herein, institutionalize a measurement, reporting, and verification system for National GHG Emissions Inventory every two years, in coordination with the DA, DENR, DOE, DOTR, and PSA, pursuant to E.O. No. 174, s. 2014. The results of said inventory shall be published biennially on the CCC website and submitted to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, and Senate Committees on Finance and on Environment, Natural Resources and Climate Change.

3. Roving Climate Change Academy. The amount of Forty Million One Hundred Seventy Nine Thousand Pesos (₱40,179,000) appropriated herein shall be used for the conduct of a Roving Climate Change Academy, in coordination with SUCs, DepEd schools, LGUs and other relevant institutions, to capacitate local stakeholders on climate science, adaptation, mitigation, and resilience-building. The Academy shall likewise serve as a platform for the dissemination and discussion of the Intergovernmental Panel on Climate Change (IPCC) Report, National Adaptation Plan (NAP), Nationally Determined Contribution (NDC), and pertinent provisions of environmental and climate change laws, including sustainable livelihood programs. For this purpose, the CCC may enter into Memoranda of Agreement with the DepEd and participating SUCs for the conduct of training sessions, workshops, and field-based learning activities in various localities and to disseminate localized adaptation primers and manuals translated to Filipino and regional languages.

JANUARY 5, 2026	OFFICIAL GAZETTE	413
OTHER EXECUTIVE OFFICES

4. Data Science Analytics Support. The CCC shall utilize the latest data science methodologies, platforms, and technologies to support the generation, validation, and publication of climate and GHG data, consistent with the Philippines’ NDC commitments.

5. Reporting and Posting Requirements. The CCC shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CCC’s website.

The CCC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

6. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	46,444,000	₱	58,192,000	₱	10,000,000	₱	114,636,000

Sub-total, General Administration and Support		46,444,000		58,192,000		10,000,000		114,636,000

Operations
CLIMATE CHANGE POLICY AND ADVISORY PROGRAM		9,263,000		91,058,000				100,321,000

Coordination Meetings with Stakeholders		3,823,000		4,935,000				8,758,000
Policy Development		1,866,000		40,394,000				42,260,000
Community Liaison		3,574,000		7,594,000				11,168,000
Training Course Development				25,048,000				25,048,000
Production of Training and Information Materials/Knowledge Management				4,132,000				4,132,000
Delivery of Training Workshops				8,955,000				8,955,000
RESEARCH AND DEVELOPMENT MANAGEMENT PROGRAM		4,234,000		3,865,000				8,099,000

Review of Project Proposals		4,234,000		3,669,000				7,903,000
Monitoring of Research Projects-in-Progress				31,000				31,000
Publication and Dissemination of Results of Completed Projects				165,000				165,000

Sub-total, Operations		13,497,000		94,923,000				108,420,000

Total, Regular Programs		59,941,000		153,115,000		10,000,000		223,056,000

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B. PROJECT(S)
Locally-Funded Project(s)
Asian-Pacific Parliamentarians’ Conference on Environment and Development				30,000,000				30,000,000
Roving Climate Change Academy				40,179,000				40,119,000
Philippine Pavillion for the 2026 UN Climate Change Conference (UNFCCC COP 31)				23,048,000				23,048,000

Sub-total, Locally-Funded Project(s)				93,227,000				93,227,000

Total, Project(s)				93,227,000				93,227,000

TOTAL NEW APPROPRIATIONS	₱	59,941,000	₱	246,342,000	₱	10,000,000	₱	316,283,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	46,481

Total Permanent Positions	46,481

Other Compensation Common to All
Personnel Economic Relief Allowance	1,440
Representation Allowance	954
Transportation Allowance	954
Clothing and Uniform Allowance	420
Mid-Year Bonus - Civilian	3,873
Year End Bonus	3,873
Cash Gift	300
Productivity Enhancement Incentive	300
Step Increment	116

Total Other Compensation Common to All	12,230

Other Benefits
PAG-IBIG Contributions	145
PhilHealth Contributions	988
Employees Compensation Insurance Premiums	72
Loyalty Award - Civilian	25

Total Other Benefits	1,230

Total Personnel Services	59,941

JANUARY 5, 2026	OFFICIAL GAZETTE	415
OTHER EXECUTIVE OFFICES

Maintenance and Other Operating Expenses
Travelling Expenses	18,603
Training and Scholarship Expenses	44,119
Supplies and Materials Expenses	15,172
Utility Expenses	2,400
Communication Expenses	5,290
Awards/Rewards and Prizes	2,500
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	900
Professional Services	71,706
General Services	5,355
Repairs and Maintenance	1,364
Taxes, Insurance Premiums and Other fees	271
Other Maintenance and Operating Expenses
Printing and Publication Expenses	11,033
Representation Expenses	15,669
Rent/Lease Expenses	24,792
Subscription Expenses	3,168
Other Maintenance and Operating Expenses	24,000

Total Maintenance and Other Operating Expenses	246,342

Total Current Operating Expenditures	306,283

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	6,300
Transportation Equipment Outlay	3,700

Total Capital Outlays	10,000

TOTAL NEW APPROPRIATIONS	316,283

D. COMMISSION ON FILIPINOS OVERSEAS

For general administration and support, and operations, as indicated hereunder	₱	263,267,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	36,155,000	₱	44,203,000	₱	8,520,000	₱	88,878,000
Operations		39,492,000		124,997,000		9,900,000		174,389,000

OVERSEAS FILIPINO WELFARE PROGRAM		39,492,000		124,997,000		9,900,000		174,389,000

TOTAL NEW APPROPRIATIONS	₱	75,647,000	₱	169,200,000	₱	18,420,000	₱	263,267,000

Special Provision(s)

1. Reporting and Posting Requirements. The Commission on Filipinos Overseas (CFO) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CFO’s website.

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The CFO shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	35,776,000	₱	44,203,000	₱	8,520,000	₱	88,499,000
Administration of Personnel Benefits		379,000						379,000

Sub-total, General Administration and Support		36,155,000		44,203,000		8,520,000		88,878,000

Operations
OVERSEAS FILIPINO WELFARE PROGRAM		39,492,000		124,997,000		9,900,000		174,389,000

Policy Formulation, Coordination, Plan Implementation of the Filipinos Overseas Program		39,492,000		124,997,000		9,900,000		174,389,000

Sub-total, Operations		39,492,000		124,997,000		9,900,000		174,389,000

TOTAL NEW APPROPRIATIONS	₱	75,647,000	₱	169,200,000	₱	18,420,000	₱	263,267,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	58,521

Total Permanent Positions	58,521

Other Compensation Common to All
Personnel Economic Relief Allowance	2,064
Representation Allowance	810

JANUARY 5, 2026	OFFICIAL GAZETTE	417
OTHER EXECUTIVE OFFICES

Transportation Allowance	810
Clothing and Uniform Allowance	602
Mid-Year Bonus - Civilian	4,877
Year End Bonus	4,877
Cash Gift	430
Productivity Enhancement Incentive	430
Step Increment	146

Total Other Compensation Common to All	15,046

Other Benefits
PAG-IBIG Contributions	207
PhilHealth Contributions	1,341
Employees Compensation Insurance Premiums	103
Loyalty Award - Civilian	50
Terminal Leave	379

Total Other Benefits	2,080

Total Personnel Services	75,647

Maintenance and Other Operating Expenses
Travelling Expenses	7,078
Training and Scholarship Expenses	26,012
Supplies and Materials Expenses	17,492
Utility Expenses	6,131
Communication Expenses	11,802
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	552
Professional Services	40,542
General Services	2,642
Repairs and Maintenance	3,832
Taxes, Insurance Premiums and Other Fees	200
Other Maintenance and Operating Expenses
Advertising Expenses	3,022
Printing and Publication Expenses	2,704
Representation Expenses	500
Rent/Lease Expenses	31,918
Subscription Expenses	12,167
Other Maintenance and Operating Expenses	2,606

Total Maintenance and Other Operating Expenses	169,200

Total Current Operating Expenditures	244,847

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	18,420

Total Capital Outlays	18,420

TOTAL NEW APPROPRIATIONS	263,267

418	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

E. COMMISSION ON HIGHER EDUCATION

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	47,521,286,000

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	96,889,000	₱	55,947,000	₱		₱	152,836,000
Support to Operations		10,904,000		1,747,000				12,651,000
Operations		418,970,000		45,515,460,000				45,934,430,000

HIGHER EDUCATION REGULATION PROGRAM		369,318,000		221,726,000				591,104,000
HIGHER EDUCATION DEVELOPMENT PROGRAM		49,592,000		45,293,734,000				45,343,326,000

Total, Regular Programs		526,163,000		45,573,154,000				46,099,917,000

B. PROJECT(S)
Locally-Funded Project(s)				876,009,000		545,360,000		1,421,369,000

Total, Project(s)				876,009,000		545,360,000		1,421,369,000

TOTAL NEW APPROPRIATIONS	₱	526,763,000	₱	46,449,163,000	₱	545,360,000	₱	47,521,286,000

Special Provision(s)

1. Higher Education Development Fund. In addition to the amounts appropriated herein, Seven Hundred Ninety Nine Million Ninety Eight Thousand Pesos (P799,098,000) shall be used for the requirements of the Commission, sourced from the following in accordance with Section 10 of R.A. No. 7722:

(i)	Travel tax collections of the Tourism Infrastructure and Enterprise Zone Authority;

(ii)	Sales from the lotto operations of PCSO; and

(iii)	Collections of the Professional Regulation Commission.

Further, the share from the proceeds from any sale, after deducting all expenses related to the sale, of portions of Metro Manila military camps by the Bases Conversion and Development Authority authorized under R.A. No. 7227, as amended by R.A. No. 7917, shall also be contributed to the Higher Education Development Fund (HEDF).

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

In the overall programming of the HEDF, the CHED shall ensure that the full requirements of existing scholars are considered to guarantee their continuing funding. Further, CHED shall prioritize support for courses or programs aligned with global innovation platforms, as well as the priorities of the government in key growth areas in the grant of research, innovation, extension and scholarships, enhancement of institutional and program quality assurance and priority developments for tourism education and regional education tourism hubs, consistent with R.A. No. 9593 and the DOT-TIEZA and CHED Joint Administrative Order No. 2025-01.

The CHED En Banc is authorized to use the HEDF to fund qualified new Tertiary Education Subsidy (TES) grantees, prioritizing those from low income households consistent with R.A. No. 10931, who cannot be covered by the current year’s appropriations for TES. Likewise, all outstanding deficiencies for SUCs’ FHE shall be charged against the HEDF, subject to accounting and auditing rules and regulations.

2. Use of the Higher Education Development Fund for the Payment of Funding Deficiencies for the Free Higher Education for State Universities and Colleges. The unused balances of the HEDF from previous years shall be used to pay the deficiencies for the Free Higher Education (FHE) for State Universities and Colleges (SUCs) amounting to Seven Billion Eight Hundred Twenty One Million Twenty Two Thousand Nine Hundred Ninety Eight Pesos and Eighteen Centavos (P7,821,022,998.18), based on the actual number of enrollees and fees as duly approved by the Board of Regents/Trustees of SUCs, which shall only apply to the deficiencies covering Academic Years 2022-2023, 2023-2024 and 2024-2025 subject to R.A. No. 10931. The HEDF may also be used to cover the current year’s FHE deficiencies.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

JANUARY 5, 2026	OFFICIAL GAZETTE	419
OTHER EXECUTIVE OFFICES

3. Rationalization of State Universities and Colleges and Local Universities and Colleges Programs and Course Offerings. The CHED shall evaluate and rationalize all existing programs and course offerings of the SUCs and local universities and colleges (LUCs), particularly LUCs-beneficiaries of R.A. No. 10931, prioritizing programs which are oversubscribed or programs identified by the National Government to be priority programs, to ensure that they are directly aligned with the SUCs’ / LUCs’ core mandate, consistent with its supervisory and regulatory functions. The CHED shall also ensure that the number of students admitted by the SUCs and LUCs does not exceed the optimal number of students that can be enrolled in each program offered and the number of students that the existing resources and capacity of the SUCs and LUCs can carry, based on predetermined parameters to be determined by the CHED. The CHED shall likewise evaluate applications for the opening of new programs and course offerings if they are within the core mandate of the SUCs/LUCs or fall under the fields of the priority programs.

4. Universal Access to Quality Tertiary Education. The amount appropriated for Universal Access to Quality Tertiary Education (UAQTE) shall be used to cover the cost of tertiary education for all Filipino students enrolled in SUCs, LUCs, and private higher education institutions (HEIs), subject to prioritization and availability of funds, pursuant to R.A. No. 10931 and its IRR.

The amount of Four Billion Four Hundred Eighty Six Million One Hundred Thirteen Thousand Pesos (₱4,486,l13,000) shall be used to pay the deficiencies for the Free Higher Education (FHE) for State Universities and Colleges (SUCs) based on the actual number of enrollees and fees as duly approved by the Board of Regents/Trustees of SUCs, which shall only apply to the deficiencies covering Academic Years 2022-2023, 2023-2024 and 2024-2025 subject to R.A. No. 10931.

In the selection of new UAQTE-TES grantees, the UNIFAST shall, pursuant to Section 7 of R.A. No. 10931, prioritize students under Listahanan 3.0, including students from 4Ps households, and other students from low-income households but not part of Listahanan 3.0: Provided, That such students submit proof of income to the UNIFAST.

The UAQTE shall also cover the education benefits for Indigenous Peoples (IPs), persons with disabilities (PWDs), those provided under R.A. No. 11861 (Expanded Solo Parents Welfare Act), and students at risk of dropping out (SARDO), subject to the guidelines set by the UNIFAST Board.

To ensure that TES benefits are received only by verified and enrolled students, the participating HEIs shall likewise post in designated public notice areas the list of qualified TES beneficiaries to uphold transparency and public access to information, subject to pertinent laws, rules and regulations.

5. Financial Support for Related Learning Experience Requirements in Allied Health Sciences Programs. The amount of Five Hundred Million Pesos (₱500,000,000) appropriated herein shall be used to provide one-time financial support to cover expenses incurred by students in allied health programs in fulfilling their related learning experience requirements: Provided, That priority shall be given to low-income students: Provided, Further, That the CHED shall issue the necessary guidelines for the equitable and efficient implementation of this provision.

6. Specialized Post-Graduate Scholarships for DepEd Personnel. Of the amounts appropriated herein under the Financial Assistance for Post Graduate Students, One Hundred Eighty Two Million Fifty Five Thousand Pesos (₱182,055,000) shall be allocated as follows:

a.

One Hundred Twenty One Million Three Hundred Seventy Thousand Pesos (₱121,370,000) for scholarships to support at least two (2) DepEd employees per Schools Division Office (SDO) to pursue a Master’s Degree in Guidance Counseling or Psychology, in line with R.A. No. 12080 (Basic Education Mental Health and Well-Being Promotion Act); and

b.

Sixty Million Six Hundred Eighty Five Thousand Pesos (₱60,685,000) for scholarships to support at least one (1) DepEd-identified qualified employee per SDO to pursue a Master’s Degree in Guidance Counseling or Psychology, in accordance with R.A. No. 11650 (Instituting a Policy of Inclusion and Services for Learners with Disabilities in Support of Inclusive Education Act).

The scholarship recipients shall commit to serve in public schools or government health facilities for a period equivalent to the number of years they received the scholarship, with priority deployment in underserved areas and schools with inclusive education programs. The implementation shall be based on joint guidelines to be issued by CHED and DepEd.

7. Merit Scholarships Program. In the implementation of the CHED Merit Scholarship Program under the Provision of Assistance and Incentives, Scholarships and Grants Through Student Financial Assistance Programs, priority shall be accorded to students enrolled in Undergraduate Programs in Educational Psychology, Physical Therapy, Occupational Therapy, and Speech Language Pathology, for the purpose of developing the necessary human resource complement for the effective implementation of R.A. No. 11650.

The CHED and the DepEd shall jointly issue the implementing guidelines covering the eligibility, selection, and return service obligations of recipients under these priority programs.

8. Medical Scholarship and Return Service Program in State Universities and Colleges. Of the amounts appropriated herein under the Medical Scholarship and Return Service Program, the amount of One Hundred Eighty Five Million Nine Hundred Seventy Six Thousand Pesos (₱185,976,000) and its corresponding scholarship slots shall be allocated equitably among all state universities and colleges offering medical programs.

(GENERAL OBSERVATION- President’s Veto Message, January 5, 2026, Volume I-B, pages 722-723, R.A. No. 12314)

9. Free Higher Education in Local Universities and Colleges. The amount required for the implementation of the Free Higher Education (FHE) program, as determined by the respective governing Boards of LUCs based on the actual number of enrollees for each academic year, shall be immediately released to such LUCs; Provided, That such determination of actual number of enrollees and the amount to be reimbursed shall be subject to validation of CHED.

The CHED shall ensure that the enrollment capacity is strictly observed by the LUCs in the implementation of this Program. In the case of SUCs, the FHE Program of the UAQTE shall be lodged in their respective budgets.

I0. Bagong Pilipinas Merit Scholarship Program. The amount of Six Hundred Thirty Four Million Eight Hundred Eighty Nine Thousand Pesos (₱634,889,000) appropriated herein under the Provision of Assistance and Incentives, Scholarships and Grants through Student Financial Assistance Programs shall be used for the implementation of the Bagong Pilipinas Merit Scholarship Program as educational support for incoming college students. The scholarship shall be given to those coming from lower middle income households and below who graduated with highest honors or equivalent academic distinction in Senior High Schools and with successful admission to priority Philippine HEIs identified by CHED.

The implementation of the Program shall be subject to guidelines to be issued jointly by the CHED, TESDA, and DepEd, in coordination with relevant government agencies.

420	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

11. Scholarship Grants for Dependents of Sugar Industry Workers. The amount of Sixty Five Million One Hundred Forty Seven Thousand Pesos (P65,147,000) under Provision of Assistance and Incentives, Scholarships and Grants through Student Financial Assistance Programs shall be used as scholarship grants for dependents of sugar industry workers and small farmers pursuant to R.A. No. 10659.

12. Agriculture and Fisheries Modernization Program. The amount of Fifteen Million Three Hundred Ninety Seven Thousand Pesos (P15,397,000) appropriated herein under the Development of Standards of Excellence for Higher Education Programs and Institutions shall be used in support of the programs and projects under the Agriculture and Fisheries Modernization Program.

13. Reporting and Posting Requirements. The CHED shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CHED’s website.

The CHED shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

14. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	82,865,000	₱	54,456,000	₱	₱	137,321,000

National Capital Region (NCR)		75,388,000		54,456,000			129,844,000

Central Office		74,496,000		54,456,000			128,952,000
Regional Office - NCR		892,000					892,000
Region I - Ilocos		892,000					892,000

Regional Office - I		892,000					892,000
Cordillera Administrative Region (CAR)		892,000					892,000

Regional Office - CAR		892,000					892,000
Region III - Central Luzon		892,000					892,000

Regional Office - III		892,000					892,000
Region IVB - MIMAROPA		892,000					892,000

Regional Office - IV - B		892,000					892,000
Region V - Bicol		892,000					892,000

Regional Office - V		892,000					892,000

JANUARY 5, 2026	OFFICIAL GAZETTE	421
OTHER EXECUTIVE OFFICES

Region XII - SOCCSKSARGEN	892,000		892 000

Regional Office - XII	892,000		892,000
Region XIII - Caraga	2,125,000		2,125,000

Regional Office - XIII	2,125,000		2,125,000
Administration of Personnel Benefits	5,098,000		5,098,000

National Capital Region (NCR)	4,213,000		4,213,000

Central Office	4,213,000		4,213,000
Cordillera Administrative Region (CAR)	497,000		497,000

Regional Office - CAR	497,000		497,000
Region VI - Western Visayas	388,000		388,000

Regional Office - VI	388,000		388,000
Management of Receipts and Payments in Relation to Higher Education Development Fund	8,926,000	1,491,000	10,417,000

National Capital Region (NCR)	8,926,000	1,491,000	10,417,000

Central Office	8,926,000	1,491,000	10,417,000

Sub-total, General Administration and Support	96,889,000	55,947,000	152,836,000

Support to Operations
Provision of Legal Service	10,904,000	1,747,000	12,651,000

National Capital Region (NCR)	10,904,000	1,747,000	12,651,000

Central Office	10,904,000	1,747,000	12,651,000

Sub-total, Support to Operations	10,904,000	1,747,000	12,651,000

Operations
HIGHER EDUCATION REGULATION PROGRAM	369,378,000	221,726,000	591,104,000

Monitoring and Evaluation of Performance of Higher Education Programs	298,488,000	92,860,000	391,348,000

National Capital Region (NCR)	23,332,000	11,568,000	34,900,000

Regional Office - NCR	23,332,000	11,568,000	34,900,000
Region I - Ilocos	21,281,000	5,295,000	26,576,000

Regional Office - I	21,281,000	5,295,000	26,576,000

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Cordillera Administrative Region (CAR)	21,605,000	3,940,000	25,545,000

Regional Office - CAR	21,605,000	3,940,000	25,545,000
Region II - Cagayan Valley	14,795,000	3,592,000	18,387,000

Regional Office - II	14,795,000	3,592,000	18,387,000
Region III - Central Luzon	17,749,000	3,813,000	21,562,000

Regional Office - III	17,749,000	3,813,000	21,562,000
Region IVA - CALABARZON	20,029,000	4,828,000	24,857,000

Regional Office - IVA	20,029,000	4,828,000	24,857,000
Region IVB - MIMAROPA	15,983,000	9,402,000	25,385,000

Regional Office - IV - B	15,983,000	9,402,000	25,385,000
Region V - Bicol	19,967,000	4,109,000	24,076,000

Regional Office - V	19,967,000	4,109,000	24,076,000
Region VI - Western Visayas	24,401,000	4,390,000	28,791,000

Regional Office - VI	24,401,000	4,390,000	28,791,000
Negros Island Region (NIR)		11,523,000	11,523,000

Regional Office - NIR		11,523,000	11,523,000
Region VII - Central Visayas	22,036,000	6,486,000	28,522,000

Regional Office - VII	22,036,000	6,486,000	28,522,000
Region VIII - Eastern Visayas	19,208,000	4,432,000	23,640,000

Regional Office - VIII	19,208,000	4,432,000	23,640,000
Region IX - Zamboanga Peninsula	12,577,000	3,981,000	16,558,000

Regional Office - IX	12,577,000	3,981,000	16,558,000
Region X - Northern Mindanao	17,484,000	4,442,000	21,926,000

Regional Office - X	17,484,000	4,442,000	21,926,000
Region XI - Davao	21,544,000	3,626,000	25,170,000

Regional Office - XI	21,544,000	3,626,000	25,170,000
Region XII - SOCCSKSARGEN	13,111,000	3,470,000	16,581,000

Regional Office - XII	13,111,000	3,470,000	16,581,000

JANUARY 5, 2026	OFFICIAL GAZETTE	423
OTHER EXECUTIVE OFFICES

Region XIII - Caraga	13,386,000	3,963,000	17,349,000

Regional Office - XIII	13,386,000	3,963,000	17,349,000
Development of Standards of Excellence for Higher Education Programs and Institutions	57,749,000	31,350,000	89,099,000

National Capital Region (NCR)	57,749,000	31,350,000	89,099,000

Central Office	57,749,000	31,350,000	89,099,000
Development of Standards and Monitoring of Expanded Tertiary Education Equivalency Accreditation Program (ETEEAP) and Ladderized Education Program and Other Non-Conventional Higher Education Programs	1,954,000	28,267,000	30,221,000

National Capital Region (NCR)	1,954,000	13,853,000	15,807,000

Central Office	1,954,000	12,424,000	14,378,000
Regional Office - NCR		1,429,000	1,429,000
Region I - Ilocos		1,229,000	1,229,000

Regional Office - I		1,229,000	1,229,000
Cordillera Administrative Region (CAR)		729,000	729,000

Regional Office - CAR		729,000	729,000
Region II - Cagayan Valley		1,079,000	1,079,000

Regional Office - II		1,079,000	1,079,000
Region III - Central Luzon		1,129,000	1,129,000

Regional Office - III		1,129,000	1,129,000
Region IVA - CALABARZON		1,129,000	1,129,000

Regional Office - IVA		1,129,000	1,129,000
Region IVB - MIMAROPA		879,000	879,000

Regional Office - IV - B		879,000	879,000
Region V - Bicol		1,129,000	1,129,000

Regional Office - V		1,129,000	1,129,000
Region VI - Western Visayas		879,000	879,000

Regional Office - VI		879,000	879,000
Negros Island Region (NIR)		679,000	679,000

Regional Office - NIR		679,000	679,000

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Region VII - Central Visayas		879,000	879,000

Regional Office - VII		879,000	879,000
Region VIII - Eastern Visayas		729,000	729,000

Regional Office - VIII		729,000	729,000
Region IX - Zamboanga Peninsula		779,000	779,000

Regional Office - IX		779,000	779,000
Region X- Northern Mindanao		879,000	879,000

Regional Office - X		879,000	879,000
Region XI - Davao		779,000	779,000

Regional Office - XI		779,000	779,000
Region XII - SOCCSKSARGEN		879,000	819,000

Regional Office - XII		879,000	879,000
Region XIIII - Caraga		629,000	629,000

Regional Office - XIII		629,000	629,000
Provision of Appropriate Incentives to Quality HEIs and Programs	11,187,000	2,400,000	13,587,000

National Capital Region (NCR)	11,187,000	2,400,000	13,587,000

Central Office	11,187,000	2,400,000	13,587,000
Legal Education Regulation Program		66,849,000	66,849,000

National Capital Region (NCR)		66,849,000	66,849,000

Central Office		66,849,000	66,849,000
HIGHER EDUCATION DEVELOPMENT PROGRAM	49,592,000	45,293,734,000	45,343,326,000

Formulation of Higher Education Plans, Directions, Priorities and Policies	25,290,000	17,317,000	42,607,000

National Capital Region (NCR)	25,290,000	17,317,000	42,601,000

Central Office	25,290,000	17,317,000	42,607,000
Development of Strategies and Schemes to Establish Linkages with International Institutions of Higher Learning	4,511,000	42,466,000	46,977,000

National Capital Region (NCR)	4,511,000	42,466,000	46,977,000

Central Office	4,511,000	42,466,000	46,977,000

JANUARY 5, 2026	OFFICIAL GAZETTE	425
OTHER EXECUTIVE OFFICES

Provision of Assistance and Incentives, Scholarships and Grants Through Student Financial Assistance Programs		2,154,418,000	2,154,418,000

National Capital Region (NCR)		2,154,418,000	2,154,418,000

Central Office		2,154,418,000	2,154,418,000
Formulation of Policies and Guidelines on Student Affairs and Provision of Student Services	15,924,000	23,109,000	39,033,000

National Capital Region (NCR)	15,924,000	23,109,000	39,033,000

Central Office	15,924,000	23,109,000	39,033,000
Development of Policies for Unified Student Financial Assistance System in Tertiary Education Program	3,867,000	13,426,000	17,293,000

National Capital Region (NCR)	3,867,000	13,426,000	17,293,000

Central Office	3,867,000	13,426,000	17,293,000
Universal Access to Quality Tertiary Education		37,546,564,000	37,546,564,000

National Capital Region (NCR)		37,546,564,000	37,546,564,000

Central Office		37,546,564,000	37,546,564,000
Tulong Dunong Program		2,727,746,000	2,727,746,000

National Capital Region (NCR)		2,727,746,000	2,727,746,000

Central Office		2,727,746,000	2,727,746,000
Seed Fund for Development of Medical Schools in SUCs		440,000,000	440,000,000

National Capital Region (NCR)		440,000,000	440,000,000

Central Office		440,000,000	440,000,000
Medical Scholarship and Return Service Program		1,095,970,000	1,095,970,000

National Capital Region (NCR)		1,095,970,000	1,095,970,000

Central Office		1,095,970,000	1,095,970,000
Financial Assistance for Post Graduate Students		1,193,000,000	1,193,000,000

National Capital Region (NCR)		1,193,000,000	1,193,000,000

Central Office		1,193,000,000	1,193,000,000
Generation of Higher Education Statistics, Mapping of Higher Education Institutions		39,718,000	39,718,000

National Capital Region (NCR)		39,718,000	39,718,000

Central Office		39,718,000	39,718,000

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Sub-total, Operations	418,970,000	45,515,460,000		45,934,430,000

Total, Regular Programs	526,763,000	45,573,154,000		46,099,917,000

PROJECT(S)
Locally-Funded Project(s)
Implementation of the Information Systems Strategic Plan (ISSP)		97,786,000	135,195,000	232,981,000

National Capital Region (NCR)		97,786,000	135,195,000	232,981,000

Central Office		97,786,000	135,195,000	232,981,000
Subsidy for Tuition Fees of Medical Students in State Universities and Colleges		223,000		223,000

National Capital Region (NCR)		223,000		223,000

Central Office		223,000		223,000
Construction of CHED Higher Education Knowledge and Analytics Development Center			160,165,000	160,165,000

National Capital Region (NCR)			160,165,000	160,165,000

Central Office			160,165,000	160,165,000
Capacity Building and Research for State Universities and Colleges		228,000,000		228,000,000

National Capital Region (NCR)		228,000,000		228,000,000

Central Office		228,000,000		228,000,000
Implementation of English Laboratory Phase I		50,000,000		50,000,000

National Capital Region (NCR)		50,000,000		50,000,000

Central Office		50,000,000		50,000,000
Improvement and Enhancement of ICT Infrastructure for a Digitally Empowered CHED Central and Regional Offices through Strengthened Office Productivity and Higher Education Information Systems			100,000,000	100,000,000

National Capital Region (NCR)			100,000,000	100,000,000

Central Office			100,000,000	100,000,000
Repair and Refurbishment Works for the the Five (5) Offices in the CHED Central Office			150,000,000	150,000,000

National Capital Region (NCR)			150,000,000	150,000,000

Central Office			150,000,000	150,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	427
OTHER EXECUTIVE OFFICES

Financial Support for Related Learning Experience Requirements in Allied Health Sciences Programs				500,000,000				500,000,000

National Capital Region (NCR)				500,000,000				500,000,000

Central Office				500,000,000				500,000,000

Sub-total, Locally-Funded Project(s)				876,009,000		545,360,000		1,421,369,000

Total, Project(s)				876,009,000		545,360,000		1,421,369,000

TOTAL NEW APPROPRIATIONS	₱	526,763,000	₱	46,449,163,000	₱	545,360,000	₱	47,521,286,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	404,351

Total Permanent Positions	404,351

Other Compensation Common to All
Personnel Economic Relief Allowance	12,816
Representation Allowance	7,482
Transportation Allowance	7,482
Clothing and Uniform Allowance	3,738
Honoraria	722
Mid-Year Bonus - Civilian	33,694
Year End Bonus	33,694
Cash Gift	2,670
Productivity Enhancement Incentive	2,670
Step Increment	1,015

Total Other Compensation Common to All	105,983

Other Benefits
PAG-IBIG Contributions	1,280
PhilHealth Contributions	9,103
Employees Compensation Insurance Premiums	638
Loyalty Award - Civilian	310
Terminal Leave	5,098

Total Other Benefits	16,429

Total Personnel Services	526,763

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Maintenance and Other Operating Expenses
Travelling Expenses	59,519
Training and Scholarship Expenses	43,004
Supplies and Materials Expenses	145,715
Utility Expenses	22,416
Communication Expenses	17,201
Awards/Rewards and Prizes	220
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	6,255
Professional Services	198,824
General Services	31,605
Repairs and Maintenance	5,661
Financial Assistance/Subsidy	668,000
Taxes, Insurance Premiums and Other Fees	5,857
Other Maintenance and Operating Expenses
Advertising Expenses	45
Printing and Publication Expenses	4,055
Representation Expenses	69,977
Transportation and Delivery Expenses	665
Rent/Lease Expenses	40,981
Membership Dues and Contributions to Organizations	242
Subscription Expenses	7,297
Donations	45,099,034
Other Maintenance and Operating Expenses	22,590

Total Maintenance and Other Operating Expenses	46,449,163

Total Current Operating Expenditures	46,975,926

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	100,000
Buildings and Other Structures	310,165
Machinery and Equipment Outlay	135,195

Total Capital Outlays	545,360

TOTAL NEW APPROPRIATIONS	47,521,286

F. COMMISSION ON THE FILIPINO LANGUAGE

For general administration and support, and operations, as indicated hereunder	₱	120,115,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	11,470,000	₱	20,372,000	₱	4,000,000	₱	35,842,000

JANUARY 5, 2026	OFFICIAL GAZETTE	429
OTHER EXECUTIVE OFFICES

Operations		41,847,000		35,426,000		7,000,000		84,273,000

FILIPINO AND OTHER PHILIPPINE LANGUAGES DEVELOPMENT PROGRAM		41,847,000		35,426,000		7,000,000		84,273,000

TOTAL NEW APPROPRIATIONS	₱	53,317,000	₱	55,798,000	₱	11,000,000	₱	120,115,000

Special Provision(s)

1. Reporting and Posting Requirements. The Commission on the Filipino Language (CFL) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CFL’s website.

The CFL shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	10,168,000	₱	20,372,000	₱	4,000,000	₱	34,540,000

Administration of Personnel Benefits		1,302,000						1,302,000

Sub-total, General Administration and Support		11,470,000		20,372,000		4,000,000		35,842,000

Operations
FILIPINO AND OTHER PHILIPPINE LANGUAGES DEVELOPMENT PROGRAM		41,847,000		35,426,000		7,000,000		84,273,000

Policy Advisory on Filipino and Other Philippine Languages		25,188,000		3,906,000				29,094,000
Promotion and Enrichment of Filipino and Other Philippine Languages		16,659,000		31,520,000		7,000,000		55,179,000

Sub-total, Operations		41,847,000		35,426,000		7,000,000		84,273,000

TOTAL NEW APPROPRIATIONS	₱	53,317,000	₱	55,798,000	₱	11,000,000	₱	120,115,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services

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Civilian Personnel
Permanent Positions
Basic Salary	39,886

Total Permanent Positions	39,886

Other Compensation Common to All
Personnel Economic Relief Allowance	1,176
Representation Allowance	966
Transportation Allowance	966
Clothing and Uniform Allowance	343
Honoraria	225
Mid-Year Bonus - Civilian	3,324
Year End Bonus	3,324
Cash Gift	245
Productivity Enhancement Incentive	245
Step Increment	99

Total Other Compensation Common to All	10,913

Other Compensation for Specific Groups
Anniversary Bonus - Civilian	132

Total Other Compensation for Specific Groups	132

Other Benefits
PAG-IBIG Contributions	117
PhilHealth Contributions	843
Employees Compensation Insurance Premiums	59
Loyalty Award - Civilian	65
Terminal Leave	1,302

Total Other Benefits	2,386

Total Personnel Services	53,317

Maintenance and Other Operating Expenses
Travelling Expenses	8,540
Training and Scholarship Expenses	750
Supplies and Materials Expenses	6,097
Utility Expenses	2,200
Communication Expenses	1,250
Awards/Rewards and Prizes	500
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	600
Professional Services	13,699
General Services	1,950
Repairs and Maintenance	150
Taxes, Insurance Premiums and Other Fees	100
Other Maintenance and Operating Expenses
Advertising Expenses	500
Printing and Publication Expenses	3,400

JANUARY 5, 2026	OFFICIAL GAZETTE	431
OTHER EXECUTIVE OFFICES

Representation Expenses	690
Transportation and Delivery Expenses	127
Rent/Lease Expenses	12,900
Subscription Expenses	190
Other Maintenance and Operating Expenses	2,155

Total Maintenance and Other Operating Expenses	55,798

Total Current Operating Expenditures	109,115

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	7,000
Transportation Equipment Outlay	4,000

Total Capital Outlays	11,000

TOTAL NEW APPROPRIATIONS	120,115

G. DANGEROUS DRUGS BOARD

For general administration and support, support to operations, and operations, as indicated hereunder	₱	490,085,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	63,245,000	₱	78,728,000	₱	53,110,000	₱	195,083,000
Support to Operations		10,826,000		89,803,000				100,629,000
Operations		29,028,000		158,245,000		7,100,000		194,373,000

DRUG ABUSE PREVENTION AND CONTROL PROGRAM		29,028,000		158,245,000		7,100,000		194,373,000

TOTAL NEW APPROPRIATIONS	₱	103,099,000	₱	326,776,000	₱	60,210,000	₱	490,085,000

Special Provision(s)

1. Collections for Drug Rehabilitation Activities. In addition to the amounts appropriated herein, One Hundred Million Pesos (P100,000,000) shall be sourced from and used for the following:

(a)	Twenty five percent (25%) gross receipts from breakage by the Metro Manila Turf Club, Inc. under R.A. No. 7978, as amended, for the rehabilitation of drug dependents;

(b)

Ten percent (10%) of unclaimed and forfeited sweepstakes and lotto prizes of the PCSO for the implementation of R.A. No. 9165, except for operating expenses of the Board and other agencies concerned. At least fifty percent (50%) thereof shall be reserved for assistance to government-owned or operated rehabilitation centers; and

(c)

Five Million Pesos (P5,000,000) a month from the National Government share in the income of the PAGCOR for the establishment, maintenance and operations of drug rehabilitation centers in accordance with Section 87 of R.A. No. 9165.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

432	OFFICIAL GAZETTE	VOL. 122, NO. 1
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2. Reporting and Posting Requirements. The Dangerous Drugs Board (DDB) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	DDB’s website.

The DDB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	48,723,000	₱	78,728,000	₱	53,110,000	₱	180,561,000
Administration of Personnel Benefits		14,522,000						14,522,000

Sub-total, General Administration and Support		63,245,000		78,728,000		53,110,000		195,083,000

Support to Operations
Program Monitoring and Evaluation		10,826,000		89,803,000				100,629,000

Sub-total, Support to Operations		10,826,000		89,803,000				100,629,000

Operations
DRUG ABUSE PREVENTION AND CONTROL PROGRAM		29,028,000		158,245,000		7,100,000		194,373,000

Policy Formulation and Other Issuances Through the Conduct of Surveys / Researches / Studies on Drug Related Issues and Concerns		16,650,000		90,664,000		4,600,000		111,914,000
Development and Implementation of Advocacies / Information Programs and Production of IEC Materials on Drug Abuse Prevention and Control		6,084,000		47,703,000		2,500,000		56,287,000
Conduct of Capacity Building Programs for Stakeholders		6,294,000		19,878,000				26,172,000

Sub-total, Operations		29,028,000		158,245,000		7,100,000		194,373,000

TOTAL NEW APPROPRIATIONS	₱	103,099,000	₱	326,776,000	₱	60,210,000	₱	490,085,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel

JANUARY 5, 2026	OFFICIAL GAZETTE	433
OTHER EXECUTIVE OFFICES

Permanent Positions
Basic Salary	67,367

Total Permanent Positions	67,367

Other Compensation Common to All
Personnel Economic Relief Allowance	2,712
Representation Allowance	1,128
Transportation Allowance	840
Clothing and Uniform Allowance	791
Mid-Year Bonus - Civilian	5,614
Year End Bonus	5,614
Cash Gift	565
Per Diems	70
Productivity Enhancement Incentive	565
Step Increment	169

Total Other Compensation Common to All	18,068

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	1,230

Total Other Compensation for Specific Groups	1,230

Other Benefits
PAG-IBIG Contributions	272
PhilHealth Contributions	1,460
Employees Compensation Insurance Premiums	135
Loyalty Award - Civilian	45
Terminal Leave	14,522

Total Other Benefits	16,434

Total Personnel Services	103,099

Maintenance and Other Operating Expenses
Travelling Expenses	6,917
Training and Scholarship Expenses	79,984
Supplies and Materials Expenses	15,343
Utility Expenses	10,806
Communication Expenses	6,939
Survey, Research, Exploration and Development Expenses	37,621
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,248
Professional Services	69,104
General Services	17,294
Repairs and Maintenance	10,249
Taxes, Insurance Premiums and Other Fees	1,468
Other Maintenance and Operating Expenses
Advertising Expenses	6,754
Printing and Publication Expenses	6,909
Representation Expenses	14,813
Rent/Lease Expenses	12,749

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Subscription Expenses	17,038
Other Maintenance and Operating Expenses	11,540

Total Maintenance and Other Operating Expenses	326,776

Total Current Operating Expenditures	429,875

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	46,810
Transportation Equipment Outlay	12,700
Furniture, Fixtures and Books Outlay	700

Total Capital Outlays	60,210

TOTAL NEW APPROPRIATIONS	490,085

H. ENERGY REGULATORY COMMISSION

For general administration and support, and operations, as indicated hereunder	₱	903,495,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	146,575,000	₱	377,488,000	₱	31,666,000	₱	555,729,000
Operations		175,771,000		170,513,000		1,482,000		347,766,000

ELECTRIC POWER INDUSTRY REGULATORY PROGRAM		175,771,000		170,513,000		1,482,000		347,766,000

TOTAL NEW APPROPRIATIONS	₱	322,346,000	₱	548,001,000	₱	33,148,000	₱	903,495,000

Special Provision(s)

1. Creation of the Grid Advisory Board. The amount of Twenty Five Million Six Hundred Thousand Pesos (₱25,600,000) appropriated herein under the Regulation of Energy Related Industries Through Screening and Registration shall be used for the establishment and initial operations of the Grid Advisory Board within the Energy Regulatory Commission (ERC), subject to the review and evaluation of the DBM and approval of the President. The Board shall assist in the review and implementation of the Philippine Grid and Distribution Codes, pursuant to Section 43(b) of R.A. No. 9136 (Electric Power Industry Reform Act of 2001).

2. Reporting and Posting Requirements. The Energy Regulatory Commission (ERC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	ERC’s website.

The ERC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	435
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	144,335,000	₱	377,488,000	₱	31,666,000	₱	553,489,000
Administration of Personnel Benefits		2,240,000						2,240,000

Sub-total, General Administration and Support		146,575,000		377,488,000		31,666,000		555,729,000

Operations
ELECTRIC POWER INDUSTRY REGULATORY PROGRAM		175,771,000		170,513,000		1,482,000		347,766,000

Regulation of Energy Related Industries
Through Screening and Registration		46,669,000		77,576,000		400,000		124,645,000
Enforcement of Rules and Regulations		33,364,000		6,974,000				40,338,000
Monitoring of Regulated Entities		35,224,000		35,721,000				70,945,000
Consumer Education and Protection Program		60,514,000		50,242,000		1,082,000		111,838,000

Sub-total, Operations		175,771,000		170,513,000		1,482,000		347,766,000

TOTAL NEW APPROPRIATIONS	₱	322,346,000	₱	548,001,000	₱	33,148,000	₱	903,495,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	245,345

Total Permanent Positions	245,345

Other Compensation Common to All
Personnel Economic Relief Allowance	6,984
Representation Allowance	3,216
Transportation Allowance	3,216
Clothing and Uniform Allowance	2,037
Mid-Year Bonus - Civilian	20,445
Year End Bonus	20,445
Cash Gift	1,455

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Productivity Enhancement Incentive	1,455
Step Increment	937

Total Other Compensation Common to All	60,190

Other Compensation for Specific Groups
Lump-sum for Personnel Services	6,980
Anniversary Bonus - Civilian	873

Total Other Compensation for Specific Groups	7,853

Other Benefits
PAG-IBIG Contributions	699
PhilHealth Contributions	5,373
Employees Compensation Insurance Premiums	361
Loyalty Award - Civilian	285
Terminal Leave	2,240

Total Other Benefits	8,958

Total Personnel Services	322,346

Maintenance and Other Operating Expenses
Travelling Expenses	55,833
Training and Scholarship Expenses	33,377
Supplies and Materials Expenses	47,339
Utility Expenses	19,800
Communication Expenses	25,122
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,200
Professional Services	125,867
General Services	24,085
Repairs and Maintenance	5,205
Taxes, Insurance Premiums and Other Fees	3,504
Other Maintenance and Operating Expenses
Advertising Expenses	500
Printing and Publication Expenses	50
Representation Expenses	2,491
Rent/Lease Expenses	134,600
Subscription Expenses	68,028

Total Maintenance and Other Operating Expenses	548,001

Total Current Operating Expenditures	870,347

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	32,748
Furniture, Fixtures and Books Outlay	400

Total Capital Outlays	33,148

TOTAL NEW APPROPRIATIONS	903,495

JANUARY 5, 2026	OFFICIAL GAZETTE	437
OTHER EXECUTIVE OFFICES

I. FILM DEVELOPMENT COUNCIL OF THE PHILIPPINES

For general administration and support, and operations, as indicated hereunder	₱367,349,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	14,984,000	₱	85,986,000	₱	4,701,000	₱	105,671,000
Operations		20,560,000		241,118,000				261,678,000

FILM INDUSTRY PROMOTION AND
DEVELOPMENT PROGRAM		18,447,000		234,997,000				253,444,000
FILM HERITAGE PRESERVATION PROGRAM		2,113,000		6,121,000				8,234,000

TOTAL NEW APPROPRIATIONS	₱	35,544,000	₱	327,104,000	₱	4,701,000	₱	367,349,000

Special Provision(s)

1. Reporting and Posting Requirements. The Film Development Council of the Philippines (FDCP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	FDCP’s website.

The FDCP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	14,984,000	₱	85,986,000	₱	4,701,000	₱	105,671,000

Sub-total, General Administration and Support		14,984,000		85,986,000		4,701,000		105,671,000

Operations
FILM INDUSTRY PROMOTION AND DEVELOPMENT PROGRAM		18,447,000		234,997,000				253,444,000

Film Industry Promotion and Development		18,447,000		234,997,000				253,444,000

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FILM HERITAGE PRESERVATION PROGRAM		2,113,000		6,121,000				8,234,000

Film Preservation		2,113,000		6,121,000				8,234,000

Sub-total, Operations		20,560,000		241,118,000				261,678,000

TOTAL NEW APPROPRIATIONS	₱	35,544,000	₱	327,104,000	₱	4,701,000	₱	367,349,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	22,609

Total Permanent Positions	22,609

Other Compensation Common to All
Personnel Economic Relief Allowance	768
Representation Allowance	486
Transportation Allowance	486
Clothing and Uniform Allowance	224
Mid-Year Bonus - Civilian	1,884
Year End Bonus	1,884
Cash Gift	160
Productivity Enhancement Incentive	160
Step Increment	57

Total Other Compensation Common to All	6,109

Other Benefits
PAG-IBIG Contributions	77
PhilHealth Contributions	506
Employees Compensation Insurance Premiums	39

Total Other Benefits	622

Non-Permanent Positions	6,204

Total Personnel Services	35,544

Maintenance and Other Operating Expenses
Travelling Expenses	32,770
Training and Scholarship Expenses	2,600
Supplies and Materials Expenses	11,964
Utility Expenses	36,632

JANUARY 5, 2026	OFFICIAL GAZETTE	439
OTHER EXECUTIVE OFFICES

Communication Expenses	2,758
Awards/Rewards and Prizes	600
Professional Services	52,973
General Services	7,817
Repairs and Maintenance	1,788
Financial Assistance/Subsidy	144,915
Taxes, Insurance Premiums and Other Fees	2,231
Other Maintenance and Operating Expenses
Advertising Expenses	3,581
Representation Expenses	1,854
Rent/Lease Expenses	6,051
Membership Dues and Contributions to Organizations	138
Subscription Expenses	1,275
Other Maintenance and Operating Expenses	17,157

Total Maintenance and Other Operating Expenses	327,104

Total Current Operating Expenditures	362,648

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	2,701
Intangible Assets Outlay	2,000

Total Capital Outlays	4,701

TOTAL NEW APPROPRIATIONS	367,349

J. GAMES AND AMUSEMENTS BOARD

For general administration and support, and operations, as indicated hereunder	₱	151,292,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	42,588,000	₱	50,686,000	₱	3,380,000	₱	96,654,000
Operations		47,032,000		7,606,000				54,638,000

PROFESSIONAL GAMES AND AMUSEMENTS REGULATORY PROGRAM		47,032,000		7,606,000				54,638,000

TOTAL NEW APPROPRIATIONS	₱	89,620,000	₱	58,292,000	₱	3,380,000	₱	151,292,000

Special Provision(s)

1. Income from Admission Receipts and Radio, Television and Motion Picture Rights. In addition to the amounts appropriated herein, Nine Million Five Hundred Thousand Pesos (₱9,500,000) shall be used to augment the MOOE of Games and Amusements Board (GAB) sourced from three percent (3%) of the gross gate receipts and income from television, radio, and motion picture rights of all professional games under the supervision and regulation of the GAB in accordance with Section 8 of P.D. No. 871.

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Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The GAB shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	GAB’s website.

The GAB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	41,401,000	₱	50,686,000	₱	3,380,000	₱	95,467,000
Administration of Personnel Benefits		1,187,000						1,187,000

Sub-total, General Administration and Support		42,588,000		50,686,000		3,380,000		96,654,000

Operations
PROFESSIONAL GAMES AND AMUSEMENTS REGULATORY PROGRAM		47,032,000		7,606,000				54,638,000

Supervision of Professional Games and Amusements		27,466,000		6,444,000				33,910,000
Supervision of Betting During Horse Racing		19,566,000		1,162,000				20,728,000

Sub-total, Operations		47,032,000		7,606,000				54,638,000

TOTAL NEW APPROPRIATIONS	₱	89,620,000	₱	58,292,000	₱	3,380,000	₱	151,292,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	65,305

Total Permanent Positions	65,305

JANUARY 5, 2026	OFFICIAL GAZETTE	441
OTHER EXECUTIVE OFFICES

Other Compensation Common to All
Personnel Economic Relief Allowance	3,288
Representation Allowance	738
Transportation Allowance	738
Clothing and Uniform Allowance	959
Mid-Year Bonus - Civilian	5,443
Year End Bonus	5,443
Cash Gift	685
Productivity Enhancement Incentive	685
Step Increment	163

Total Other Compensation Common to All	18,142

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	217
Anniversary Bonus - Civilian	411

Total Other Compensation for Specific Groups	628

Other Benefits
PAG-IBIG Contributions	329
PhilHealth Contributions	1,562
Employees Compensation Insurance Premiums	164
Loyalty Award - Civilian	95
Terminal Leave	1,187

Total Other Benefits	3,337

Non-Permanent Positions	2,208

Total Personnel Services	89,620

Maintenance and Other Operating Expenses
Travelling Expenses	12,800
Training and Scholarship Expenses	3,000
Supplies and Materials Expenses	6,335
Utility Expenses	1,720
Communication Expenses	2,180
Awards, Rewards and Prizes	3,908
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	4,000
Extraordinary and Miscellaneous Expenses	150
Professional Services	4,050
General Services	2,377
Repairs and Maintenance	4,714
Taxes, Insurance Premiums and Other Fees	1,020
Other Maintenance and Operating Expenses
Advertising Expenses	3,000
Printing and Publication Expenses	100
Representation Expenses	700
Rent/Lease Expenses	4,104

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GENERAL APPROPRIATIONS ACT, FY 2026

Subscription Expenses	630
Bank Transaction Fee	30
Other Maintenance and Operating Expenses	3,474

Total Maintenance and Other Operating Expenses	58,292

Total Current Operating Expenditures	147,912

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	3,380

Total Capital Outlays	3,380

TOTAL NEW APPROPRIATIONS	151,292

K. GOVERNANCE COMMISSION FOR GOVERNMENT-OWNED OR CONTROLLED CORPORATIONS

For general administration and support, and operations, as indicated hereunder	₱	377,079,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	121,424,000	₱	132,688,000		₱	254,112,000
Operations		67,123,000		55,844,000			122,967,000

GOCC REGULATORY PROGRAM		67,123,000		55,844,000			122,967,000

TOTAL NEW APPROPRIATIONS	₱	188,547,000	₱	188,532,000		₱	377,079,000

Special Provision(s)

1. Submission of Annual Report. The Governance Commission for Government-Owned or Controlled Corporations (GCG) shall submit to the Office of the President, the House of Representatives, the Senate of the Philippines, the House Committee on Appropriations, and the Senate Committee on Finance, either in printed form or by way of electronic document, an annual report on the performance of the GOCCs under its coverage pursuant to Section 4 of R.A. No. 10149. Said annual report shall contain the following information on the GOCCs concerned: (i) FY 2025 performance targets and accomplishments; (ii) GCG performance assessment for FY 2025; (iii) summary of year-end financial statements; (iv) dividends remitted to the National Government; and (v) FYs 2024 and 2025 comparative report on basic salaries, allowances, benefits, and incentives received by members of the boards of directors or trustees, officers and personnel of GOCCs.

2. Reporting and Posting Requirements. The GCG shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	GCG’s website.

The GCG shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	443
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	121,424,000	₱	132,688,000		₱	254,112,000

Sub-total, General Administration and Support		121,424,000		132,688,000			254,112,000

Operations
GOCC REGULATORY PROGRAM		67,123,000		55,844,000			122,967,000

CORPORATE STANDARDS SERVICES SUB-PROGRAM		16,203,000		51,573,000			67,776,000

GOCC Compensation and Position Classification Services		6,731,000		49,034,000			55,765,000
GOCC Leadership Management		9,472,000		2,539,000			12,011,000
CORPORATE GOVERNANCE SERVICES SUB-PROGRAM		50,920,000		4,271,000			55,191,000

Performance Monitoring and Evaluation Services		30,564,000		2,167,000			32,731,000
GOCC Rationalization Services		20,356,000		2,104,000			22,460,000

Sub-total, Operations		67,123,000		55,844,000			122,967,000

TOTAL NEW APPROPRIATIONS	₱	188,547,000	₱	188,532,000		₱	377,079,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	145,584

Total Permanent Positions	145,584

Other Compensation Common to All
Personnel Economic Relief Allowance	4,344

444	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Representation Allowance	3,522
Transportation Allowance	3,522
Clothing and Uniform Allowance	1,267
Mid Year Bonus - Civilian	12,132
Year End Bonus	12,132
Cash Gift	905
Productivity Enhancement Incentive	905
Step Increment	364

Total Other Compensation Common to All	39,093

Other Benefits
PAG-IBIG Contributions	435
PhilHealth Contributions	3,219
Employees Compensation Insurance Premiums	216

Total Other Benefits	3,870

Total Personnel Services	188,547

Maintenance and Other Operating Expenses
Travelling Expenses	4,435
Training and Scholarship Expenses	10,908
Supplies and Materials Expenses	3,340
Utility Expenses	3,625
Communication Expenses	10,520
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,986
Professional Services	48,800
General Services	10,640
Repairs and Maintenance	950
Taxes, Insurance Premiums and Other Fees	2,907
Other Maintenance and Operating Expenses
Advertising Expenses	110
Printing and Publication Expenses	350
Representation Expenses	9,122
Transportation and Delivery Expenses	400
Rent/Lease Expenses	42,622
Membership Dues and Contributions to Organizations	40
Subscription Expenses	9,470
Other Maintenance and Operating Expenses	28,307

Total Maintenance and Other Operating Expenses	188,532

Total Current Operating Expenditures	377,079

TOTAL NEW APPROPRIATIONS	377,079

L. MARAWI COMPENSATION BOARD

For general administration and support, and operations, as indicated hereunder	₱	2,213,390,000

JANUARY 5, 2026	OFFICIAL GAZETTE	445
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	151,211,000	₱	50,000,000		₱	201,211,000
Operations		12,179,000		2,000,000,000			2,012,179,000

MARAWI SIEGE VICTIMS COMPENSATION PROGRAM		12,179,000		2,000,000,000			2,012,179,000

TOTAL NEW APPROPRIATIONS	₱	163,390,000	₱	2,050,000,000		₱	2,213,390,000

Special Provision(s)

1. Marawi Siege Victims Compensation Fund. The amount of Two Billion Pesos (₱2,000,000,000) appropriated herein shall be used for the compensation to: (i) any lawful owner of a residential, cultural, commercial structures, and other properties in Marawi’s Main Affected Areas or Other Affected Areas destroyed or damaged, either totally or partially, on the occasion of the Marawi Siege; or (ii) the heirs of those who died or are legally presumed dead, in accordance with R.A. No. 11696 and guidelines to be promulgated by the Marawi Compensation Board (MCB).

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The MCB shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	MCB’s website.

The MCB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	151,211,000	₱	50,000,000		₱	201,211,000

Sub-total, General Administration and Support		151,211,000		50,000,000			201,211,000

Operations
MARAWI SIEGE VICTIMS COMPENSATION PROGRAM		12,179,000		2,000,000,000			2,012,179,000

Awarding of Monetary Compensation		12,179,000		2,000,000,000			2,012,179,000

Sub-total, Operations		12,179,000		2,000,000,000			2,012,179,000

TOTAL NEW APPROPRIATIONS	₱	163,390,000	₱	2,050,000,000		₱	2,213,390,000

446	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	125,904

Total Permanent Positions	125,904

Other Compensation Common to All
Personnel Economic Relief Allowance	3,768
Representation Allowance	1,692
Transportation Allowance	1,692
Clothing and Uniform Allowance	1,099
Mid-Year Bonus - Civilian	10,492
Year End Bonus	10,492
Cash Gift	785
Productivity Enhancement Incentive	785
Step Increment	315

Total Other Compensation Common to All	31,120

Other Benefits
PAG-IBIG Contributions	377
PhilHealth Contributions	2,781
Employees Compensation Insurance Premiums	189

Total Other Benefits	3,347

Non-Permanent Positions	3,019

Total Personnel Services	163,390

Maintenance and Other Operating Expenses
Travelling Expenses	6,129
Training and Scholarship Expenses	6,308
Supplies and Materials Expenses	7,044
Utility Expenses	127
Communication Expenses	560
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,866
Professional Services	17,962
General Services	4,127
Repairs and Maintenance	425
Financial Assistance/Subsidy	2,000,000
Taxes, Insurance Premiums and Other Fees	655
Other Maintenance and Operating Expenses
Other Maintenance and Operating Expenses	4,797

JANUARY 5, 2026	OFFICIAL GAZETTE	447
OTHER EXECUTIVE OFFICES

Total Maintenance and Other Operating Expenses	2,050,000

Total Current Operating Expenditures	2,213,390

TOTAL NEW APPROPRIATIONS	2,213,390

M. METROPOLITAN BAGUIO CITY, LA TRINIDAD, ITOGON, SABLAN, TUBA, AND TUBLAY DEVELOPMENT AUTHORITY

For general administration and support, and operations, as indicated hereunder	₱	24,663,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	3,618,000	₱	10,673,000	₱	6,607,000	₱	20,898,000
Operations				3,765,000				3,765,000

POLICY FORMULATION, PLANNING, INVESTMENT PROGRAMMING, AND PROJECT DEVELOPMENT AND MONITORING PROGRAM				1,600,000				1,600,000
OPERATIONS SERVICES PROGRAM				2,165,000				2,165,000

TOTAL NEW APPROPRIATIONS	₱	3,618,000	₱	14,438,000	₱	6,607,000	₱	24,663,000

Special Provision(s)

1. Reporting and Posting Requirements. The Metropolitan Baguio City, La Trinidad, Itogon, Sablan, Tuba, and Tublay Development Authority (MBLISTTDA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	MBLISTTDA’s website.

The MBLISTTDA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	3,618,000	₱	10,673,000	₱	6,607,000	₱	20,898,000

Sub-total, General Administration and Support		3,618,000		10,673,000		6,607,000		20,898,000

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Operations
POLICY FORMULATION, PLANNING, INVESTMENT PROGRAMMING, AND PROJECT DEVELOPMENT AND MONITORING PROGRAM				1,600,000				1,600,000

Policy Formulation and Development Planning				1,600,000				1,600,000
OPERATION SERVICES PROGRAM				2,165,000				2,165,000

Urban Renewal, Land Use Planning and Shelter				665,000				665,000
Transport and Traffic Management				1,500,000				1,500,000

Sub-total, Operations				3,765,000				3,765,000

TOTAL NEW APPROPRIATIONS	₱	3,618,000	₱	14,438,000	₱	6,607,000	₱	24,663,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	2,631

Total Permanent Positions	2,631

Other Compensation Common to All
Personnel Economic Relief Allowance	48
Representation Allowance	138
Transportation Allowance	138
Clothing and Uniform Allowance	14
Honoraria	137
Mid-Year Bonus - Civilian	219
Year End Bonus	219
Cash Gift	10
Productivity Enhancement Incentive	10
Step Increment	7

Total Other Compensation Common to All	940

Other Benefits
PAG-IBIG Contributions	5
PhilHealth Contributions	40
Employees Compensation Insurance Premiums	2

Total Other Benefits	47

Total Personnel Services	3,618

JANUARY 5, 2026	OFFICIAL GAZETTE	449
OTHER EXECUTIVE OFFICES

Maintenance and Other Operating Expenses
Travelling Expenses	1,175
Training and Scholarship Expenses	266
Supplies and Materials Expenses	1,797
Communication Expenses	290
Survey, Research, Exploration and Development Expenses	1,500
General Services	120
Repairs and Maintenance	154
Taxes, Insurance Premiums and Other Fees	160
Other Maintenance and Operating Expenses
Printing and Publication Expenses	200
Representation Expenses	3,976
Rent/Lease Expenses	4,800

Total Maintenance and Other Operating Expenses	14,438

Total Current Operating Expenditures	18,056

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	3,207
Transportation Equipment Outlay	3,400

Total Capital Outlays	6,607

TOTAL NEW APPROPRIATIONS	24,663

N. MINDANAO DEVELOPMENT AUTHORITY

For general administration and support, support to operations, and operations, as indicated hereunder	₱	363,409,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	64,308,000	₱	55,177,000	₱		₱	119,485,000
Support to Operations		13,045,000		59,664,000		77,266,000		149,975,000
Operations		49,219,000		44,730,000				93,949,000

MINDANAO DEVELOPMENT PLANNING AND MANAGEMENT PROGRAM		14,041,000		23,468,000				37,509,000
MINDANAO GOVERNANCE AND INSTITUTIONAL SUPPORT PROGRAM		20,205,000		3,502,000				23,707,000
MINDANAO INVESTMENTS PROMOTION PROGRAM		14,973,000		17,760,000				32,733,000

TOTAL NEW APPROPRIATIONS	₱	126,572,000	₱	159,571,000	₱	77,266,000	₱	363,409,000

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Special Provision(s)

1. Reporting and Posting Requirements. The Mindanao Development Authority (MinDA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	MinDA’s website.

The MinDA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	64,308,000	₱	55,177,000	₱		₱	119,485,000

Sub-total, General Administration and Support		64,308,000		55,177,000				119,485,000

Support to Operations
Performance Management/ Operations Audit Service (OAS)				1,070,000				1,070,000
Technical Support on Program Communication and Knowledge Management		11,693,000		58,426,000		77,266,000		147,385,000
Legal Services		1,352,000		168,000				1,520,000

Sub-total, Support to Operations		13,045,000		59,664,000		77,266,000		149,975,000

Operations
MINDANAO DEVELOPMENT PLANNING AND MANAGEMENT PROGRAM		14,041,000		23,468,000				37,509,000

Planning and Policy Development		11,166,000		540,000				11,706,000
Project Development and Resource Generation		2,875,000		22,928,000				25,803,000
MINDANAO GOVERNANCE AND INSTITUTIONAL SUPPORT PROGRAM		20,205,000		3,502,000				23,707,000

Institutional Strengthening		20,205,000		3,502,000				23,707,000
MINDANAO INVESTMENTS PROMOTION PROGRAM		14,973,000		17,760,000				32,733,000

Investment Promotion		10,147,000		10,085,000				20,232,000
BIMP-EAGA and Other International Trade Cooperations		4,826,000		7,675,000				12,501,000

Sub-total, Operations		49,219,000		44,730,000				93,949,000

TOTAL NEW APPROPRIATIONS	₱	126,572,000	₱	159,571,000	₱	77,266,000	₱	363,409,000

JANUARY 5, 2026	OFFICIAL GAZETTE	451
OTHER EXECUTIVE OFFICES

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	96,872

Total Permanent Positions	96,872

Other Compensation Common to All
Personnel Economic Relief Allowance	3,000
Representation Allowance	2,040
Transportation Allowance	2,040
Clothing and Uniform Allowance	875
Mid-Year Bonus - Civilian	8,072
Year End Bonus	8,072
Cash Gift	625
Productivity Enhancement Incentive	625
Step Increment	242

Total Other Compensation Common to All	25,591

Other Benefits
PAG-IBIG Contributions	300
PhilHealth Contributions	2,161
Employees Compensation Insurance Premiums	149
Loyalty Award - Civilian	100

Total Other Benefits	2,710

Non-Permanent Positions	1,399

Total Personnel Services	126,572

Maintenance and Other Operating Expenses
Travelling Expenses	16,793
Training and Scholarship Expenses	2,531
Supplies and Materials Expenses	14,437
Utility Expenses	6,378
Communication Expenses	3,868
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,109
Professional Services	9,374
General Services	18,306
Repairs and Maintenance	1,080
Taxes, Insurance Premiums and Other Fees	910

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Other Maintenance and Operating Expenses
Printing and Publication Expenses	704
Representation Expenses	22,280
Rent/Lease Expenses	28,159
Subscription Expenses	30,738
Other Maintenance and Operating Expenses	2,904

Total Maintenance and Other Operating Expenses	159,571

Total Current Operating Expenditures	286,143

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	45,911
Intangible Assets Outlay	31,355

Total Capital Outlays	77,266

TOTAL NEW APPROPRIATIONS	363,409

O. MOVIE AND TELEVISION REVIEW AND CLASSIFICATION BOARD

For general administration and support, and operations, as indicated hereunder	₱	75,288,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	22,804,000	₱	13,940,000	₱		₱	36,744,000
Operations		29,193,000				9,351,000		38,544,000

MOVIE AND TELEVISION REGULATORY AND DEVELOPMENTAL PROGRAM		29,193,000				9,351,000		38,544,000

TOTAL NEW APPROPRIATIONS	₱	51,997,000	₱	13,940,000	₱	9,351,000	₱	75,288,000

Special Provision(s)

1. Fees, Charges and Assessments. In addition to the amounts appropriated herein, One Hundred Sixty Five Million Six Hundred Ninety Eight Thousand Pesos (₱165,698,000) shall be used for the MOOE and Capital Outlay requirements of the Movie and Television Review and Classification Board (MTRCB) sourced from fees and charges levied, assessed, and collected by the MTRCB in the conduct of its operations, in accordance with Section 20 of P.D. No. 1986.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The MTRCB shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	MTRCB’s website.

JANUARY 5, 2026	OFFICIAL GAZETTE	453
OTHER EXECUTIVE OFFICES

The MTRCB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	22,700,000	₱	13,940,000	₱		₱	36,640,000
Administration of Personnel Benefits		104,000						104,000

Sub-total, General Administration and Support		22,804,000		13,940,000				36,744,000

Operations
MOVIE AND TELEVISION REGULATORY AND DEVELOPMENTAL PROGRAM		29,193,000				9,351,000		38,544,000

Registration of Entities; Review and Classification of Movies, Television Programs, Publicity and Optical Media Material		20,279,000						20,279,000
Monitoring and Enforcement of Movies and Television Programs		7,057,000				9,351,000		16,408,000
Implementation of Awareness, Information Dissemination, Advocacy Campaigns and Partnerships		1,857,000						1,857,000

Sub-total, Operations		29,193,000				9,351,000		38,544,000

TOTAL NEW APPROPRIATIONS	₱	51,997,000	₱	13,940,000	₱	9,351,000	₱	75,288,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	30,019

Total Permanent Positions	30,019

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Other Compensation Common to All
Personnel Economic Relief Allowance	1,320
Representation Allowance	468
Transportation Allowance	468
Clothing and Uniform Allowance	385
Mid-Year Bonus - Civilian	2,502
Year End Bonus	2,502
Cash Gift	275
Per Diems	6,324
Productivity Enhancement Incentive	275
Step Increment	75

Total Other Compensation Common to All	14,594

Other Compensation for Specific Groups
RATA of Sectoral/Alternate Sectoral Representatives	6,324

Total Other Compensation for Specific Groups	6,324

Other Benefits
PAG-IBIG Contributions	132
PhilHealth Contributions	702
Employees Compensation Insurance Premiums	67
Loyalty Award - Civilian	55
Terminal Leave	104

Total Other Benefits	1,060

Total Personnel Services	51,997

Maintenance and Other Operating Expenses
Supplies and Materials Expenses	7,000
Repairs and Maintenance	6,940

Total Maintenance and Other Operating Expenses	13,940

Total Current Operating Expenditures	65,937

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	9,351

Total Capital Outlays	9,351

TOTAL NEW APPROPRIATIONS	75,288

P. NATIONAL AMNESTY COMMISSION

For general administration and support, and operations, as indicated hereunder	₱	305,544,000

JANUARY 5, 2026	OFFICIAL GAZETTE	455
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	58,883,000	₱	13,696,000		₱	72,579,000
Operations		49,467,000		183,498,000			232,965,000

AMNESTY GRANT PROGRAM		49,467,000		183,498,000			232,965,000

TOTAL NEW APPROPRIATIONS	₱	108,350,000	₱	197,194,000		₱	305,544,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Amnesty Commission (NAC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NAC’s website.

The NAC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	58,883,000	₱	13,696,000		₱	72,579,000

Sub-total, General Administration and Support		58,883,000		13,696,000			72,579,000

Operations
AMNESTY GRANT PROGRAM		49,467,000		183,498,000			232,965,000

Processing and Issuance of Amnesty Grants		49,467,000		183,498,000			232,965,000

Sub-total, Operations		49,467,000		183,498,000			232,965,000

TOTAL NEW APPROPRIATIONS	₱	108,350,000	₱	197,194,000		₱	305,544,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

456	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Current Operating Expenditures
Personnel Services
Civilian Personnel
Non-Permanent Positions	108,350

Total Personnel Services	108,350

Maintenance and Other Operating Expenses
Travelling Expenses	36,697
Training and Scholarship Expenses	1,511
Supplies and Materials Expenses	13,177
Utility Expenses	7,755
Communication Expenses	10,968
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,042
Professional Services	52,109
Repairs and Maintenance	523
Other Maintenance and Operating Expenses
Printing and Publication Expenses	1,098
Representation Expenses	19,395
Rent/Lease Expenses	48,618
Subscription Expenses	412
Other Maintenance and Operating Expenses	2,889

Total Maintenance and Other Operating Expenses	197,194

Total Current Operating Expenditures	305,544

TOTAL NEW APPROPRIATIONS	305,544

Q. NATIONAL COMMISSION FOR CULTURE AND THE ARTS

Q.1. NATIONAL COMMISSION FOR CULTURE AND THE ARTS (PROPER)

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	775,745,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	11,073,000	₱		₱	11,073,000
Support to Operations		4,522,000				4,522,000
Operations		25,439,000				25,439,000

NATIONAL CULTURE AND ARTS COORDINATION PROGRAM		20,485,000				20,485,000

JANUARY 5, 2026	OFFICIAL GAZETTE	457
OTHER EXECUTIVE OFFICES

NATIONAL CULTURE AND ARTS DEVELOPMENT PROGRAM		4,954,000				4,954,000

Total, Regular Programs		41,034,000				41,034,000

B. PROJECT(S)
Locally-Funded Project(s)				734,711,000		734,711,000

Total, Project(s)				734,711,000		734,711,000

TOTAL NEW APPROPRIATIONS	₱	41,034,000	₱	734,711,000	₱	775,745,000

Special Provision(s)

1. National Endowment Fund for Culture and Arts. In addition to the amounts appropriated herein, Five Hundred Eighty One Million Four Hundred Ninety Six Thousand Pesos (₱581,496,000) shall be used for the operating requirements of the National Commission for Culture and the Arts (NCCA) sourced from the contributions of PAGCOR and share from travel tax collections, constituted into the National Endowment Fund for Culture and Arts (NEFCA) in accordance with Section 20 of R.A. No. 7356. In no case shall more than twenty percent (20%) of said amount be used for Personnel Services.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of fund shall be subject to the submission of Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Revolving Fund for Fabrication of Cultural Items and Printing Publications. The revolving fund in the amount of Five Hundred Thousand Pesos (₱500,000) constituted from the sale of cultural items and publications shall be used to cover the fabrication of cultural items and printing of publications. The income collected in excess of said amount shall be deposited with the National Treasury as income of the General Fund pursuant to Section 22 of R.A. No. 7356.

Disbursements or expenditures by the NCCA in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5 and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

3. Assessment of Vulnerability of Cultural Heritage Sites to Climate Risks. The NCCA, in collaboration with the Climate Change Commission (CCC), the National Historical Commission of the Philippines (NHCP), and the National Commission on Indigenous Peoples (NCIP), shall conduct comprehensive assessments of cultural heritage sites to evaluate their vulnerability to climate risks. Further, the NCCA, in coordination with the National Mapping and Resource Information Authority (NAMRIA), shall develop detailed vulnerability maps to identify high-risk areas and prioritize preservation efforts to safeguard important aspects of Filipino history and identity.

4. Cultural Mapping Program. Implementation of cultural mapping initiatives under the NCCA shall be in collaboration with the Department of Education (DepEd), State Universities and Colleges (SUCs), and LGUs.

The NCCA shall ensure that teachers in basic and higher education, as well as the LGUs, are capacitated and engaged in community-based cultural mapping activities to document, preserve, and promote tangible and intangible cultural heritage, consistent with R.A. No. 11961, or the Cultural Mapping Act.

5. Reporting and Posting Requirements. The NCCA shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NCCA’s website.

The NCCA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

6. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	11,073,000			₱	11,073,000

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Sub-total, General Administration and Support		11,073,000				11,073,000

Support to Operations
Project Monitoring and Evaluation Services		4,522,000				4,522,000

Sub-total, Support to Operations		4,522,000				4,522,000

Operations
NATIONAL CULTURE AND ARTS COORDINATION PROGRAM		20,485,000				20,485,000

Formulation and Development of Plans and Policies and Coordination with Affiliated Cultural Agencies		20,485,000				20,485,000
NATIONAL CULTURE AND ARTS DEVELOPMENT PROGRAM		4,954,000				4,954,000

Administration and Supervision of the NEFCA Funds		4,954,000				4,954,000

Sub-total, Operations		25,439,000				25,439,000

Total, Regular Programs		41,034,000				41,034,000

PROJECT(S)
Locally-Funded Project(s)
Documentation and Cultural Hub, Promotion, Exhibition, Training and Film Production to Preserve and Promote the Tangible and Intangible Heritage, Assistance to Artisans including the Documentation of Philippine Participation in International and Local Fairs				551,505,000		551,505,000
Curatorial Activities for Bukidnon Museum				10,000,000		10,000,000
Curatorial Development for the Bocaue Museum, Art Gallery and Multi-Purpose Workshop Rooms				40,000,000		40,000,000
Musikatahan and Mathdali: Learning Foundational Numeracy and Mathematics Through Arts and Creativity				40,000,000		40,000,000
Operations, Maintenance and Continued Conservation of the Metropolitan Theater (MET)				45,248,000		45,248,000
Implementation of National Music Competitions for Young Artists (NAMCYA) Programs				15,986,000		15,986,000
Venice Biennale				31,972,000		31,972,000

Sub-total, Locally-Funded Project(s)				734,711,000		734,711,000

Total, Project(s)				734,711,000		734,711,000

TOTAL NEW APPROPRIATIONS	₱	41,034,000	₱	734,711,000	₱	775,745,000

JANUARY 5, 2026	OFFICIAL GAZETTE	459
OTHER EXECUTIVE OFFICES

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	31,140

Total Permanent Positions	31,140

Other Compensation Common to All
Personnel Economic Relief Allowance	1,080
Representation Allowance	708
Transportation Allowance	708
Clothing and Uniform Allowance	315
Mid-Year Bonus - Civilian	2,595
Year End Bonus	2,595
Cash Gift	225
Per Diems	486
Productivity Enhancement Incentive	225
Step Increment	78

Total Other Compensation Common to All	9,015

Other Benefits
PAG-IBIG Contributions	107
PhilHealth Contributions	718
Employees Compensation Insurance Premiums	54

Total Other Benefits	879

Total Personnel Services	41,034

Maintenance and Other Operating Expenses
Supplies and Materials Expenses	1,200
Utility Expenses	9,798
Communication Expenses	1,200
Professional Services	4,070
General Services	21,000
Financial Assistance/Subsidy	689,463
Taxes, Insurance Premiums and Other Fees	7,980

Total Maintenance and Other Operating Expenses	734,711

Total Current Operating Expenditures	775,745

TOTAL NEW APPROPRIATIONS	775,745

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Q.2. NATIONAL HISTORICAL COMMISSION OF THE PHILIPPINES

For general administration and support, support to operations, and operations, including locally-funded project(s), as indicated hereunder	₱	579,613,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	30,261,000	₱	16,348,000	₱	89,207,000	₱	135,816,000
Support to Operations		1,366,000		27,549,000		1,470,000		30,385,000
Operations		83,582,000		173,708,000		7,800,000		265,090,000

HISTORICAL ASSET PRESERVATION AND MANAGEMENT PROGRAM		71,145,000		112,025,000		7,800,000		190,970,000
HISTORICAL COMMEMORATION AND PROMOTION PROGRAM		12,437,000		61,683,000				74,120,000

Total, Regular Programs		115,209,000		217,605,000		98,477,000		431,291,000

B. PROJECT(S)
Locally-Funded Project(s)				31,564,000		116,758,000		148,322,000

Total, Project(s)				31,564,000		116,758,000		148,322,000

TOTAL NEW APPROPRIATIONS	₱	115,209,000	₱	249,169,000	₱	215,235,000	₱	579,613,000

Special Provision(s)

1. Revolving Fund for Projects of the National Historical Commission of the Philippines. The revolving fund in the amount of One Million Pesos (₱1,000,000) constituted from the fees and other charges collected by the National Historical Commission of the Philippines (NHCP) shall be used to cover implementation of projects where the income was derived.

The income in excess of the said amount shall be deposited with the National Treasury as income of the General Fund in accordance with Section 24 of R.A. No. 10086.

Disbursements or expenditures by the NHCP in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, s. 1987, and to appropriate civil and criminal actions under existing laws.

2. Reporting and Posting Requirements. The NHCP shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NHCP’s website.

The NHCP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	461
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	25,304,000	₱	16,348,000	₱	89,207,000	₱	130,859,000
Administration of Personnel Benefits		4,957,000						4,957,000

Sub-total, General Administration and Support		30,261,000		16,348,000		89,207,000		135,816,000

Support to Operations
Formulation of Plans and Policies		822,000		980,000				1,802,000
Development and Maintenance of the Information System		544,000		26,569,000		1,470,000		28,583,000

Sub-total, Support to Operations		1,366,000		27,549,000		1,470,000		30,385,000

Operations
HISTORICAL ASSET PRESERVATION AND MANAGEMENT PROGRAM		71,145,000		112,025,000		7,800,000		190,970,000

Maintenance and Administration of National Shrines, Museums and Landmarks		44,026,000		104,917,000		7,800,000		156,743,000
Restoration, Preservation, Survey and Documentation of Historic Structures, Edifices, Ancestral Houses and Maintenance of the National Registry of Historical Structures of the Philippines		16,687,000		3,351,000				20,038,000
Restoration, Preservation and Conservation of Relics of National Heroes and Other Illustrious Filipinos		10,432,000		3,757,000				14,189,000
HISTORICAL COMMEMORATION AND PROMOTION PROGRAM		12,437,000		61,683,000				74,120,000

Design and Supervision of Heraldry Objects		2,439,000		1,100,000				3,539,000
Research and Production of Educational Materials on Philippine History and Translation of Philippine Historical Works		4,285,000		6,561,000				10,846,000
Publication of Result of Historical Researches and Studies		1,498,000		2,830,000				4,328,000
Maintenance of Historical Data Bank		1,753,000		648,000				2,401,000
Conduct of Commemorative Activities including Lectures, Symposia and Exhibits on Historical Events and Personages for the Public		2,462,000		50,544,000				53,006,000

462	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Sub-total, Operations		83,582,000		173,708,000		7,800,000		265,090,000

Total, Regular Programs		115,209,000		217,605,000		98,477,000		431,291,000

PROJECT(S)
Locally-Funded Project(s)
Restoration of Patnongon Old Casa Municipal (Phase 3)				525,000		14,475,000		15,000,000
Restoration of Anini-y Church, (Phase 2)				263,000		7,237,000		7,500,000
Restoration of Bahay Na Bato in San Jose Buenavista, Antique				175,000		4,825,000		5,000,000
Restoration and Structural Works at the Museo ni Jose Rizal, Fort Santiago, Manila				700,000		19,300,000		20,000,000
Conservation of San Cristobal Panel Painting, St. James the Apostle Church				3,533,000				3,533,000
Restoration of Leon Church, Iloilo (Phase 2)				1,050,000		28,950,000		30,000,000
Restoration of Sarrat Church, Ilocos Norte (Phase 2)				1,318,000		30,471,000		31,789,000
Milestone Commemoration of the 125th Anniversary of the Philippine Independence and Nationhood				9,000,000		1,500,000		10,500,000
Philippine Muslim History Project				5,000,000		10,000,000		15,000,000
Dekada ng Kasaysayan ng Pilipinas				10,000,000				10,000,000

Sub-total, Locally-Funded Project(s)				31,564,000		116,758,000		148,322,000

Total, Project(s)				31,564,000		116,758,000		148,322,000

TOTAL NEW APPROPRIATIONS	₱	115,209,000	₱	249,169,000	₱	215,235,000	₱	579,613,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	83,825

Total Permanent Positions	83,825

Other Compensation Common to All
Personnel Economic Relief Allowance	4,368
Representation Allowance	672
Transportation Allowance	672
Clothing and Uniform Allowance	1,274
Honoraria	627
Mid-Year Bonus - Civilian	6,985
Year End Bonus	6,985
Cash Gift	910

JANUARY 5, 2026	OFFICIAL GAZETTE	463
OTHER EXECUTIVE OFFICES

Productivity Enhancement Incentive	910
Step Increment	210

Total Other Compensation Common to All	23,613

Other Benefits
PAG-IBIG Contributions	437
PhilHealth Contributions	2,019
Employees Compensation Insurance Premiums	218
Loyalty Award - Civilian	140
Terminal Leave	4,957

Total Other Benefits	7,771

Total Personnel Services	115,209

Maintenance and Other Operating Expenses
Travelling Expenses	11,284
Training and Scholarship Expenses	1,606
Supplies and Materials Expenses	19,616
Utility Expenses	17,043
Communication Expenses	8,654
Awards/Rewards and Prizes	747
Survey, Research, Exploration and Development Expenses	998
Professional Services	23,908
General Services	46,559
Repairs and Maintenance	15,039
Taxes, Insurance Premiums and Other Fees	53,935
Other Maintenance and Operating Expenses
Printing and Publication Expenses	6,723
Representation Expenses	14,959
Transportation and Delivery Expenses	200
Rent/Lease Expenses	11,912
Membership Dues and Contributions to Organizations	52
Subscription Expenses	14,934
Other Maintenance and Operating Expenses	1,000

Total Maintenance and Other Operating Expenses	249,169

Total Current Operating Expenditures	364,378

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	1,470
Heritage Assets	124,558
Other Property Plant and Equipment Outlay	89,207

Total Capital Outlays	215,235

TOTAL NEW APPROPRIATIONS	579,613

464	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Q.3. NATIONAL LIBRARY OF THE PHILIPPINES

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	301,475,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	23,266,000	₱	84,178,000	₱		₱	107,444,000
Operations		68,816,000		73,661,000		48,454,000		190,931,000

NATIONAL LIBRARY PROGRAM		59,060,000		69,625,000		48,454,000		177,139,000
LIBRARY EXTENSION PROGRAM		9,756,000		4,036,000				13,792,000

Total, Regular Programs		92,082,000		157,839,000		48,454,000		298,375,000

B. PROJECT(S)
Locally-Funded Project(s)				3,100,000				3,100,000

Total, Project(s)				3,100,000				3,100,000

TOTAL NEW APPROPRIATIONS	₱	92,082,000	₱	160,939,000	₱	48,454,000	₱	301,475,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Library of the Philippines (NLP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NLP’s website.

The NLP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	20,834,000	₱	84,178,000	₱	₱	105,012,000
Administration of Personnel Benefits		2,432,000					2,432,000

JANUARY 5, 2026	OFFICIAL GAZETTE	465
OTHER EXECUTIVE OFFICES

Sub-total, General Administration and Support		23,266,000		84,178,000				107,444,000

Operations
NATIONAL LIBRARY PROGRAM		59,060,000		69,625,000		48,454,000		177,139,000

Acquisition, Organization and Access of Library Materials		25,147,000		10,397,000				35,544,000
Preservation and Conservation of Filipiniana Collection		15,649,000		32,116,000		23,000,000		70,765,000
Improvement and Maintenance of Information Systems		4,835,000		25,610,000		25,454,000		55,899,000
Library Promotional, Educational and Cultural Activities		7,166,000		983,000				8,149,000
Research and Publication of Library and Information, Sources, Services, Methods and New Practices		6,263,000		519,000				6,782,000
LIBRARY EXTENSION PROGRAM		9,756,000		4,036,000				13,792,000

Development and Support to Affiliated Public Libraries		9,756,000		4,036,000				13,792,000

Sub-total, Operations		68,816,000		73,661,000		48,454,000		190,931,000

Total, Regular Programs		92,082,000		157,839,000		48,454,000		298,375,000

PROJECT(S)
Locally-Funded Project(s)
Operation of Congressional Library in Tayuman, Tondo, Manila				2,448,000				2,448,000
Operation of Congressional Library in Balilihan, Bohol				652,000				652,000

Sub-total, Locally-Funded Project(s)				3,100,000				3,100,000

Total, Project(s)				3,100,000				3,100,000

TOTAL NEW APPROPRIATIONS	₱	92,082,000	₱	160,939,000	₱	48,454,000	₱	301,475,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	68,845

Total Permanent Positions	68,845

Other Compensation Common to All
Personnel Economic Relief Allowance	3,120

466	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Representation Allowance	810
Transportation Allowance	810
Clothing and Uniform Allowance	910
Mid-Year Bonus - Civilian	5,736
Year End Bonus	5,736
Cash Gift	650
Productivity Enhancement Incentive	650
Step Increment	172

Total Other Compensation Common to All	18,594

Other Benefits
PAG-IBIG Contributions	312
PhilHealth Contributions	1,668
Employees Compensation Insurance Premiums	156
Loyalty Award - Civilian	75
Terminal Leave	2,432

Total Other Benefits	4,643

Total Personnel Services	92,082

Maintenance and Other Operating Expenses
Travelling Expenses	7,911
Training and Scholarship Expenses	3,270
Supplies and Materials Expenses	25,699
Utility Expenses	20,930
Communication Expenses	8,407
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	150
Professional Services	2,000
General Services	37,262
Repairs and Maintenance	28,384
Taxes, Insurance Premiums and Other Fees	7,400
Other Maintenance and Operating Expenses
Printing and Publication Expenses	700
Representation Expenses	1,500
Transportation and Delivery Expense	5
Membership Dues and Contributions to Organizations	194
Subscription Expenses	7,545
Other Maintenance and Operating Expenses	9,582

Total Maintenance and Other Operating Expenses	160,939

Total Current Operating Expenditures	253,021

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	48,454

Total Capital Outlays	48,454

TOTAL NEW APPROPRIATIONS	301,475

JANUARY 5, 2026	OFFICIAL GAZETTE	467
OTHER EXECUTIVE OFFICES

Q.4. NATIONAL ARCHIVES OF THE PHILIPPINES

For general administration and support, and operations, as indicated hereunder	₱	303,790,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	18,600,000	₱	78,457,000	₱	5,531,000	₱	102,588,000
Operations		67,996,000		129,016,000		4,190,000		201,202,000

GOVERNMENT RECORDS MANAGEMENT PROGRAM		38,582,000		25,417,000		200,000		64,199,000
GOVERNMENT ARCHIVES ADMINISTRATION PROGRAM		29,414,000		103,599,000		3,990,000		137,003,000

TOTAL NEW APPROPRIATIONS	₱	86,596,000	₱	207,473,000	₱	9,721,000	₱	303,790,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Archives of the Philippines (NAP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NAP’s website.

The NAP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	18,441,000	₱	78,457,000	₱	5,531,000	₱	102,429,000
Administration of Personnel Benefits		159,000						159,000

Sub-total, General Administration and Support		18,600,000		78,457,000		5,531,000		102,588,000

Operations
GOVERNMENT RECORDS MANAGEMENT PROGRAM		38,582,000		25,417,000		200,000		64,199,000

Training for Government Agencies on the Creation, Maintenance, Disposal and Retirement of All Government Records		23,177,000		17,067,000				40,244,000

468	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Management of Transference of Records of All Government Including Those of Abolished Offices		10,004,000		6,624,000		200,000		16,828,000
Conduct of Research Studies, Promulgation of Policies, Rules and Regulations on the Creation, Maintenance, and Disposition of All Government Records		5,401,000		1,726,000				7,127,000
GOVERNMENT ARCHIVES ADMINISTRATION PROGRAM		29,414,000		103,599,000		3,990,000		137,003,000

Maintenance, Preservation, Rehabilitation and Servicing of Archival Holdings		29,414,000		103,599,000		3,990,000		137,003,000

Sub-total, Operations		67,996,000		129,016,000		4,190,000		201,202,000

TOTAL NEW APPROPRIATIONS	₱	86,596,000	₱	207,473,000	₱	9,721,000	₱	303,790,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	65,540

Total Permanent Positions	65,540

Other Compensation Common to All
Personnel Economic Relief Allowance	3,312
Representation Allowance	984
Transportation Allowance	984
Clothing and Uniform Allowance	966
Mid-Year Bonus - Civilian	5,462
Year End Bonus	5,462
Cash Gift	690
Productivity Enhancement Incentive	690
Step Increment	164

Total Other Compensation Common to All	18,714

Other Benefits
PAG-IBIG Contributions	332
PhilHealth Contributions	1,575
Employees Compensation Insurance Premiums	166
Loyalty Award - Civilian	110
Terminal Leave	159

Total Other Benefits	2,342

Total Personnel Services	86,596

JANUARY 5, 2026	OFFICIAL GAZETTE	469
OTHER EXECUTIVE OFFICES

Maintenance and Other Operating Expenses
Travelling Expenses	3,635
Training and Scholarship Expenses	12,318
Supplies and Materials Expenses	12,965
Utility Expenses	10,341
Communication Expenses	7,412
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	198
Professional Services	57,122
General Services	47,412
Repairs and Maintenance	4,140
Taxes, Insurance Premiums and Other Fees	3,231
Other Maintenance and Operating Expenses
Advertising Expenses	50
Printing and Publication Expenses	452
Representation Expenses	2,822
Transportation and Delivery Expenses	75
Rent/Lease Expenses	27,920
Membership Dues and Contributions to Organizations	40
Subscription Expenses	17,340

Total Maintenance and Other Operating Expenses	207,473

Total Current Operating Expenditures	294,069

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	4,353
Transportation Equipment Outlay	2,168
Leased Assets Improvement	3,200

Total Capital Outlays	9,721

TOTAL NEW APPROPRIATIONS	303,790

R. NATIONAL COMMISSION ON INDIGENOUS PEOPLES

For general administration and support, support to operations, and operations, as indicated hereunder	₱	1,803,577,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	252,005,000	₱	114,652,000	₱	73,150,000	₱	439,807,000
Support to Operations		244,078,000		97,593,000		57,596,000		399,267,000

470	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Operations		479,516,000		484,987,000				964,503,000

ANCESTRAL DOMAINS PROGRAM		123,779,000		187,200,000				310,979,000
SELF-GOVERNANCE AND EMPOWERMENT PROGRAM		70,998,000		2,809,000				73,807,000
SOCIAL JUSTICE AND HUMAN RIGHTS PROGRAM		249,099,000		290,046,000				539,145,000
CULTURAL INTEGRITY PROGRAM		35,640,000		4,932,000				40,572,000

TOTAL NEW APPROPRIATIONS	₱	975,599,000	₱	697,232,000	₱	130,746,000	₱	1,803,577,000

Special Provision(s)

1. PAyapa at MAsaganang PamayaNAn Program. The amount of Fifty Eight Million Forty Two Thousand Pesos (₱58,042,000) appropriated herein for the PAyapa at MAsaganang PamayaNAn (PAMANA) Program shall be used exclusively to implement projects in conflict-affected areas already identified by Office of the Presidential Adviser on Peace, Reconciliation and Unity (OPAPRU).

2. Reporting and Posting Requirements. The National Commission on Indigenous Peoples (NCIP) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NCIP’s website.

The NCIP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	247,557,000	₱	114,652,000	₱	73,150,000	₱	435,359,000

National Capital Region (NCR)		76,366,000		41,979,000				118,345,000

Central Office		76,366,000		41,979,000				118,345,000
Region I - Ilocos		12,586,000		4,757,000				17,343,000

Regional Office - I		12,586,000		4,757,000				17,343,000
Cordillera Administrative Region (CAR)		20,884,000		7,534,000		1,450,000		29,868,000

Regional Office - CAR		20,884,000		7,534,000		1,450,000		29,868,000
Region II - Cagayan Valley		14,699,000		5,898,000				20,597,000

Regional Office - II		14,699,000		5,898,000				20,597,000

JANUARY 5, 2026	OFFICIAL GAZETTE	471
OTHER EXECUTIVE OFFICES

Region III - Central Luzon	17,362,000	6,033,000	2,400,000	25,795,000

Regional Office - III	17,362,000	6,033,000	2,400,000	25,795,000
Region IVA - CALABARZON	8,503,000	3,263,000	2,400,000	14,166,000

Regional Office - IVA	8,503,000	3,263,000	2,400,000	14,166,000
Region IVB - MIMAROPA	9,880,000	5,979,000	2,400,000	18,259,000

Regional Office - IVB	9,880,000	5,979,000	2,400,000	18,259,000
Region V - Bicol	11,095,000	4,110,000	2,400,000	17,605,000

Regional Office - V	11,095,000	4,110,000	2,400,000	17,605,000
Region VI - Western Visayas	7,193,000	6,149,000	2,400,000	15,742,000

Regional Office - VI	7,193,000	6,149,000	2,400,000	15,742,000
Region VII - Central Visayas	2,228,000	50,000		2,278,000

Regional Office - VII	2,228,000	50,000		2,278,000
Region IX - Zamboanga Peninsula	12,176,000	4,624,000	52,400,000	69,200,000

Regional Office - IX	12,176,000	4,624,000	52,400,000	69,200,000
Region X - Northern Mindanao	9,586,000	5,701,000		15,287,000

Regional Office - X	9,586,000	5,701,000		15,287,000
Region XI - Davao	14,852,000	7,774,000	1,800,000	24,426,000

Regional Office - XI	14,852,000	7,774,000	1,800,000	24,426,000
Region XII - SOCCSKSARGEN	17,089,000	5,866,000	3,700,000	26,655,000

Regional Office - XII	17,089,000	5,866,000	3,700,000	26,655,000
Region XIII - Caraga	13,058,000	4,935,000	1,800,000	19,793,000

Regional Office - XIII	13,058,000	4,935,000	1,800,000	19,793,000
Administration of Personnel Benefits	4,448,000			4,448,000

Region I - Ilocos	201,000			201,000

Regional Office - I	201,000			201,000
Cordillera Administrative Region (CAR)	1,191,000			1,191,000

Regional Office - CAR	1,191,000			1,191,000
Region III - Central Luzon	509,000			509,000

Regional Office - III	509,000			509,000

472	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVA - CALABARZON	164,000			164,000

Regional Office -IVA	164,000			164,000
Region IVB - MIMAROPA	328,000			328,000

Regional Office - IVB	328,000			328,000
Region V - Bicol	903,000			903,000

Regional Office - V	903,000			903,000
Region XI - Davao	934,000			934,000

Regional Office - XI	934,000			934,000
Region XIII - CARAGA	218,000			218,000

Regional Office - XIII	218,000			218,000

Sub-total, General Administration and Support	252,005,000	114,652,000	73,150,000	439,807,000

Support to Operations
Policy Formulation, Planning and Coordination of Programs and Projects	244,078,000	97,593,000	57,596,000	399,267,000

National Capital Region (NCR)	58,295,000	97,593,000	57,596,000	213,484,000

Central Office	58,295,000	97,593,000	57,596,000	213,484,000
Region I - Ilocos	13,496,000			13,496,000

Regional Office - I	13,496,000			13,496,000
Cordillera Administrative Region (CAR)	31,402,000			31,402,000

Regional Office - CAR	31,402,000			31,402,000
Region II - Cagayan Valley	21,623,000			21,623,000

Regional Office - II	21,623,000			21,623,000
Region III - Central Luzon	18,749,000			18,749,000

Regional Office - III	18,749,000			18,749,000
Region IVA - CALABARZON	7,059,000			7,059,000

Regional Office - IVA	7,059,000			7,059,000
Region V - Bicol	9,621,000			9,621,000

Regional Office - V	9,621,000			9,621,000
Region VI - Western Visayas	6,298,000			6,298,000

Regional Office - VI	6,298,000			6,298,000

JANUARY 5, 2026	OFFICIAL GAZETTE	473
OTHER EXECUTIVE OFFICES

Region VII - Central Visayas	5,711,000			5,711,000

Regional Office - VII	5,711,000			5,711,000
Region IX - Zamboanga Peninsula	15,037,000			15,037,000

Regional Office - IX	15,037,000			15,037,000
Region X - Northern Mindanao	11,821,000			11,821,000

Regional Office - X	11,821,000			11,821,000
Region XI - Davao	19,483,000			19,483,000

Regional Office - XI	19,483,000			19,483,000
Region XII - SOCCSKSARGEN	12,031,000			12,031,000

Regional Office - XII	12,031,000			12,031,000
Region XIII - Caraga	13,452,000			13,452,000

Regional Office - XIII	13,452,000			13,452,000

Sub-total, Support to Operations	244,078,000	97,593,000	57,596,000	399,267,000

Operations
ANCESTRAL DOMAINS PROGRAM	123,779,000	187,200,000		310,979,000

Domain/Land Recognition, Management and Development Services	123,779,000	187,200,000		310,979,000

National Capital Region (NCR)		129,602,000		129,602,000

Central Office		129,602,000		129,602,000
Region I - Ilocos	6,580,000	3,610,000		10,190,000

Regional Office - I	6,580,000	3,610,000		10,190,000
Cordillera Administrative Region (CAR)	13,965,000	9,794,000		23,759,000

Regional Office - CAR	13,965,000	9,794,000		23,759,000
Region II - Cagayan Valley	8,836,000	4,630,000		13,466,000

Regional Office - II	8,836,000	4,630,000		13,466,000
Region III - Central Luzon	7,810,000	6,154,000		13,964,000

Regional Office - III	7,810,000	6,154,000		13,964,000
Region IVA - CALABARZON	3,173,000	1,825,000		4,998,000

Regional Office - IVA	3,173,000	1,825,000		4,998,000

474	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IVB - MIMAROPA	32,651,000	4,971,000	37,622,000

Regional Office - IVB	32,651,000	4,971,000	37,622,000
Region V - Bicol	4,596,000	2,767,000	7,363,000

Regional Office - V	4,596,000	2,767,000	7,363,000
Region VI - Western Visayas	5,836,000	1,666,000	7,502,000

Regional Office - VI	5,836,000	1,666,000	7,502,000
Region VII - Central Visayas	1,697,000	1,467,000	3,164,000

Regional Office - VII	1,697,000	1,467,000	3,164,000
Region IX - Zamboanga Peninsula	6,327,000	3,570,000	9,897,000

Regional Office - IX	6,327,000	3,570,000	9,897,000
Region X - Northern Mindanao	5,726,000	56,000	5,782,000

Regional Office - X	5,726,000	56,000	5,782,000
Region XI - Davao	12,977,000	8,690,000	21,667,000

Regional Office - XI	12,977,000	8,690,000	21,667,000
Region XII - SOCCSKSARGEN	7,167,000	2,500,000	9,667,000

Regional Office - XII	7,167,000	2,500,000	9,667,000
Region XIII - Caraga	6,438,000	5,898,000	12,336,000

Regional Office - XIII	6,438,000	5,898,000	12,336,000
SELF-GOVERNANCE AND EMPOWERMENT PROGRAM	70,998,000	2,809,000	73,807,000

IP Governance and Empowerment Services	70,998,000	2,809,000	73,807,000

National Capital Region (NCR)		369,000	369,000

Central Office		369,000	369,000
Region I - Ilocos	4,479,000	220,000	4,699,000

Regional Office - I	4,479,000	220,000	4,699,000
Cordillera Administrative Region (CAR)	12,382,000	300,000	12,682,000

Regional Office - CAR	12,382,000	300,000	12,682,000
Region II - Cagayan Valley	6,432,000	170,000	6,602,000

Regional Office - II	6,432,000	170,000	6,602,000

JANUARY 5, 2026	OFFICIAL GAZETTE	475
OTHER EXECUTIVE OFFICES

Region III - Central Luzon	6,867,000	170,000	7,037,000

Regional Office - III	6,867,000	170,000	7,037,000
Region IVA - CALABARZON	1,716,000	200,000	1,916,000

Regional Office - IVA	1,716,000	200,000	1,916,000
Region IVB - MIMAROPA	1,987,000	160,000	2,147,000

Regional Office - IVB	1,987,000	160,000	2,147,000
Region V - Bicol	3,164,000	200,000	3,364,000

Regional Office - V	3,164,000	200,000	3,364,000
Region VI - Western Visayas	2,360,000	100,000	2,460,000

Regional Office - VI	2,360,000	100,000	2,460,000
Region VII - Central Visayas	1,562,000	70,000	1,632,000

Regional Office - VII	1,562,000	70,000	1,632,000
Region IX - Zamboanga Peninsula	5,357,000	100,000	5,457,000

Regional Office - IX	5,357,000	100,000	5,457,000
Region X - Northern Mindanao	5,911,000	150,000	6,061,000

Regional Office - X	5,911,000	150,000	6,061,000
Region XI - Davao	7,405,000	250,000	7,655,000

Regional Office - XI	7,405,000	250,000	7,655,000
Region XII - SOCCSKSARGEN	5,367,000	150,000	5,517,000

Regional Office - XII	5,367,000	150,000	5,517,000
Region XIII - Caraga	6,009,000	200,000	6,209,000

Regional Office - XIII	6,009,000	200,000	6,209,000
SOCIAL JUSTICE AND HUMAN RIGHTS PROGRAM	249,099,000	290,046,000	539,145,000

IP Human Rights, Legal and Basic Social Services	249,099,000	290,046,000	539,145,000

National Capital Region (NCR)	4,495,000	48,547,000	53,042,000

Central Office	4,495,000	48,547,000	53,042,000
Region I - Ilocos	19,786,000	25,324,000	45,110,000

Regional Office - I	19,786,000	25,324,000	45,110,000

476	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Cordillera Administrative Region (CAR)	37,755,000	38,707,000	76,462,000

Regional Office - CAR	37,755,000	38,707,000	76,462,000
Region II - Cagayan Valley	24,444,000	23,661,000	48,105,000

Regional Office - II	24,444,000	23,661,000	48,105,000
Region III - Central Luzon	27,554,000	10,724,000	38,278,000

Regional Office - III	27,554,000	10,724,000	38,278,000
Region IVA - CALABARZON	9,045,000	6,302,000	15,347,000

Regional Office - IVA	9,045,000	6,302,000	15,347,000
Region IVB - MIMAROPA	1,094,000	16,058,000	17,152,000

Regional Office - IVB	1,094,000	16,058,000	17,152,000
Region V - Bicol	14,028,000	8,780,000	22,808,000

Regional Office - V	14,028,000	8,780,000	22,808,000
Region VI - Western Visayas	5,402,000	11,489,000	16,891,000

Regional Office - VI	5,402,000	11,489,000	16,891,000
Region VII - Central Visayas	6,568,000	2,354,000	8,922,000

Regional Office - VII	6,568,000	2,354,000	8,922,000
Region IX - Zamboanga Peninsula	17,938,000	41,955,000	59,893,000

Regional Office - IX	17,938,000	41,955,000	59,893,000
Region X - Northern Mindanao	16,511,000		16,511,000

Regional Office - X	16,511,000		16,511,000
Region XI - Davao	24,432,000	29,615,000	54,047,000

Regional Office - XI	24,432,000	29,615,000	54,047,000
Region XII - SOCCSKSARGEN	18,610,000	14,044,000	32,654,000

Regional Office - XII	18,610,000	14,044,000	32,654,000
Region XIII - Caraga	21,437,000	12,486,000	33,923,000

Regional Office - XIII	21,437,000	12,486,000	33,923,000
CULTURAL INTEGRITY PROGRAM	35,640,000	4,932,000	40,572,000

IP Cultural Services	35,640,000	4,932,000	40,572,000

JANUARY 5, 2026	OFFICIAL GAZETTE	477
OTHER EXECUTIVE OFFICES

National Capital Region (NCR)		1,736,000	1,736,000

Central Office		1,736,000	1,736,000
Region I - Ilocos	2,606,000	375,000	2,981,000

Regional Office - I	2,606,000	375,000	2,981,000
Cordillera Administrative Region (CAR)	7,419,000	490,000	7,909,000

Regional Office - CAR	7,419,000	490,000	7,909,000
Region II - Cagayan Valley	4,069,000	370,000	4,439,000

Regional Office - II	4,069,000	370,000	4,439,000
Region III - Central Luzon	3,385,000	180,000	3,565,000

Regional Office - III	3,385,000	180,000	3,565,000
Region IVA - CALABARZON	731,000	150,000	881,000

Regional Office - IVA	731,000	150,000	881,000
Region IVB - MIMAROPA		125,000	125,000

Regional Office - IVB		125,000	125,000
Region V - Bicol	1,122,000	140,000	1,262,000

Regional Office - V	1,122,000	140,000	1,262,000
Region VI - Western Visayas	731,000	100,000	831,000

Regional Office - VI	731,000	100,000	831,000
Region VII - Central Visayas	735,000	115,000	850,000

Regional Office - VII	735,000	115,000	850,000
Region IX - Zamboanga Peninsula	1,874,000	146,000	2,020,000

Regional Office - IX	1,874,000	146,000	2,020,000
Region X - Northern Mindanao	2,988,000	270,000	3,258,000

Regional Office - X	2,988,000	270,000	3,258,000
Region XI - Davao	3,725,000	305,000	4,030,000

Regional Office - XI	3,725,000	305,000	4,030,000
Region XII - SOCCSKSARGEN	3,652,000	220,000	3,872,000

Regional Office - XII	3,652,000	220,000	3,872,000

478	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region XIII - Caraga		2,603,000		210,000				2,813,000

Regional Office - XIII		2,603,000		210,000				2,813,000

Sub-total, Operations		479,516,000		484,987,000				964,503,000

TOTAL NEW APPROPRIATIONS	₱	975,599,000	₱	697,232,000	₱	130,746,000	₱	1,803,577,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	716,919

Total Permanent Positions	716,919

Other Compensation Common to All
Personnel Economic Relief Allowance	34,608
Representation Allowance	9,714
Transportation Allowance	9,474
Clothing and Uniform Allowance	10,094
Mid Year Bonus - Civilian	59,747
Year End Bonus	59,747
Cash Gift	7,210
Productivity Enhancement Incentive	7,210
Step Increment	1,792

Total Other Compensation Common to All	199,596

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	31,038

Total Other Compensation for Specific Groups	31,038

Other Benefits
PAG-IBIG Contributions	3,456
PhilHealth Contributions	17,018
Employees Compensation Insurance Premiums	1,727
Loyalty Award - Civilian	1,095
Terminal Leave	4,448

Total Other Benefits	27,744

Non-Permanent Positions	302

Total Personnel Services	975,599

JANUARY 5, 2026	OFFICIAL GAZETTE	479
OTHER EXECUTIVE OFFICES

Maintenance and Other Operating Expenses
Travelling Expenses	50,847
Training and Scholarship Expenses	238,748
Supplies and Materials Expenses	54,371
Utility Expenses	15,447
Communication Expenses	30,244
Awards/Rewards and Prizes	229
Survey, Research, Exploration and Development Expenses	59,786
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	4,298
Professional Services	62,744
General Services	18,026
Repairs and Maintenance	8,099
Financial Assistance/Subsidy	3,175
Taxes, Insurance Premiums and Other Fees	3,332
Labor and Wages	1,823
Other Maintenance and Operating Expenses
Advertising Expenses	70
Printing and Publication Expenses	5,050
Representation Expenses	64,978
Transportation and Delivery Expenses	12,683
Rent/Lease Expenses	41,130
Subscription Expenses	11,212
Donations	6,955
Other Maintenance and Operating Expenses	3,985

Total Maintenance and Other Operating Expenses	697,232

Total Current Operating Expenditures	1,672,831

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	50,000
Machinery and Equipment Outlay	57,596
Transportation Equipment Outlay	23,150

Total Capital Outlays	130,746

TOTAL NEW APPROPRIATIONS	1,803,577

S. NATIONAL INTELLIGENCE COORDINATING AGENCY

For general administration and support, and operations, as indicated hereunder	₱	2,798,424,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	197,672,000	₱	27,550,000	₱	₱	225,222,000

480	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Operations		703,688,000		1,768,439,000		101,075,000		2,573,202,000

NATIONAL INTELLIGENCE MANAGEMENT PROGRAM		703,688,000		1,768,439,000		101,075,000		2,573,202,000

TOTAL NEW APPROPRIATIONS	₱	901,360,000	₱	1,795,989,000	₱	101,075,000	₱	2,798,424,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Intelligence Coordinating Agency (NICA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NICA’s website.

The NICA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	179,755,000	₱	27,550,000	₱		₱	207,305,000
Administration of Personnel Benefits		17,917,000						17,917,000

Sub-total, General Administration and Support		197,672,000		27,550,000				225,222,000

Operations
NATIONAL INTELLIGENCE MANAGEMENT PROGRAM		703,688,000		1,768,439,000		101,075,000		2,573,202,000

Direction, Coordination, Collection and Production of Intelligence Pertaining to National Security		698,154,000		1,753,549,000		101,075,000		2,552,778,000
Provision of Secretariat Services to the Anti-Terrorism Council		5,534,000		14,890,000				20,424,000

Sub-total, Operations		703,688,000		1,768,439,000		101,075,000		2,573,202,000

TOTAL NEW APPROPRIATIONS	₱	901,360,000	₱	1,795,989,000	₱	101,075,000	₱	2,798,424,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services

JANUARY 5, 2026	OFFICIAL GAZETTE	481
OTHER EXECUTIVE OFFICES

Civilian Personnel
Permanent Positions
Basic Salary	521,589

Total Permanent Positions	521,589

Other Compensation Common to All
Personnel Economic Relief Allowance	21,360
Representation Allowance	12,594
Transportation Allowance	12,594
Clothing and Uniform Allowance	6,230
Mid-Year Bonus - Civilian	43,466
Year End Bonus	43,466
Cash Gift	4,450
Productivity Enhancement Incentive	4,450

Total Other Compensation Common to All	148,610

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	145
Quarters Allowance	14,583
Overseas Allowance	21,587
Longevity Pay	154,432

Total Other Compensation for Specific Groups	190,747

Other Benefits
PAG-IBIG Contributions	2,136
PhilHealth Contributions	12,368
Employees Compensation Insurance Premiums	1,068
Loyalty Award-Civilian	500
Terminal Leave	17,917

Total Other Benefits	33,989

Non-Permanent Positions	6,425

Total Personnel Services	901,360

Maintenance and Other Operating Expenses
Travelling Expenses	29,880
Training and Scholarship Expenses	16,571
Supplies and Materials Expenses	64,391
Utility Expenses	37,136
Communication Expenses	30,647
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	351,000
Extraordinary and Miscellaneous Expenses	5,806
Intelligence Expenses	1,120,200

482	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Professional Services	6,258
Repairs and Maintenance	28,612
Taxes, Insurance Premiums and Other Fees	4,159
Other Maintenance and Operating Expenses
Printing and Publication Expenses	49
Representation Expenses	75,103
Transportation and Delivery Expenses	1,531
Rent/Lease Expenses	8,242
Subscription Expenses	16,394
Donations	10

Total Maintenance and Other Operating Expenses	1,795,989

Total Current Operating Expenditures	2,697,349

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	75,875
Transportation Equipment Outlay	25,200

Total Capital Outlays	101,075

TOTAL NEW APPROPRIATIONS	2,798,424

T. NATIONAL SECURITY COUNCIL

For general administration and support, support to operations, and operations, as indicated hereunder	₱	1,235,019,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	86,080,000	₱	356,263,000	₱	24,994,000	₱	467,337,000
Support to Operations		17,023,000		290,213,000		165,360,000		472,596,000
Operations		47,630,000		224,558,000		22,898,000		295,086,000

NATIONAL SECURITY POLICY ADVISORY PROGRAM		33,116,000		212,378,000		22,898,000		268,392,000
NATIONAL SECURITY MANAGEMENT PROGRAM		14,514,000		12,180,000				26,694,000

TOTAL NEW APPROPRIATIONS	₱	150,733,000	₱	871,034,000	₱	213,252,000	₱	1,235,019,000

Special Provision(s)

1. Reporting and Posting Requirements. The National Security Council (NSC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	NSC’s website.

JANUARY 5, 2026	OFFICIAL GAZETTE	483
OTHER EXECUTIVE OFFICES

The NSC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	78,619,000	₱	356,263,000	₱	24,994,000	₱	459,876,000
Administration of Personnel Benefits		7,461,000						7,461,000

Sub-total, General Administration and Support		86,080,000		356,263,000		24,994,000		467,337,000

Support to Operations
Information and Communications Technology Management Services		11,511,000		275,495,000		165,360,000		452,366,000
Agency Planning and Management Services		2,736,000		13,450,000				16,186,000
Legislative and Legal Services		2,776,000		1,268,000				4,044,000

Sub-total, Support to Operations		17,023,000		290,213,000		165,360,000		472,596,000

Operations
NATIONAL SECURITY POLICY ADVISORY PROGRAM		33,116,000		212,378,000		22,898,000		268,392,000

National Security Strategic Planning		5,419,000		30,946,000				36,365,000
National Security Policy and Strategic Studies		17,352,000		128,390,000		22,898,000		168,640,000
National Security Situational Awareness		10,345,000		53,042,000				63,387,000
NATIONAL SECURITY MANAGEMENT PROGRAM		14,514,000		12,180,000				26,694,000

Guidance and Supervision to the NICA and the Intelligence Community		3,714,000		7,780,000				11,494,000
Crisis Management Support Services		4,002,000						4,002,000
Secretariat Support to the National Security Council and Cabinet Cluster for Security, Justice and Peace, and Other Meetings of the NSC Secretariat		6,798,000		4,400,000				11,198,000

Sub-total, Operations		47,630,000		224,558,000		22,898,000		295,086,000

TOTAL NEW APPROPRIATIONS	₱	150,733,000	₱	871,034,000	₱	213,252,000	₱	1,235,019,000

484	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	107,270

Total Permanent Positions	107,270

Other Compensation Common to All
Personnel Economic Relief Allowance	2,808
Representation Allowance	3,336
Transportation Allowance	3,336
Clothing and Uniform Allowance	819
Mid-Year Bonus - Civilian	8,941
Year End Bonus	8,941
Cash Gift	585
Productivity Enhancement Incentive	585
Step Increment	268

Total Other Compensation Common to All	29,619

Other Benefits
PAG-IBIG Contributions	280
PhilHealth Contributions	2,213
Employees Compensation Insurance Premiums	140
Terminal Leave	7,461

Total Other Benefits	10,094

Non-Permanent Positions	3,750

Total Personnel Services	150,733

Maintenance and Other Operating Expenses
Travelling Expenses	84,356
Training and Scholarship Expenses	40,233
Supplies and Materials Expenses	98,101
Utility Expenses	13,332
Communication Expenses	24,290
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	250,000
Extraordinary and Miscellaneous Expenses	2,797
Professional Services	71,335
Repairs and Maintenance	20,573
Taxes, Insurance Premiums and Other Fees	1,455

JANUARY 5, 2026	OFFICIAL GAZETTE	485
OTHER EXECUTIVE OFFICES

Other Maintenance and Operating Expenses
Printing and Publication Expenses	3,605
Representation Expenses	65,179
Rent/Lease Expenses	11,607
Subscription Expenses	172,806
Other Maintenance and Operating Expenses	11,365

Total Maintenance and Other Operating Expenses	871,034

Total Current Operating Expenditures	1,021,767

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	10,000
Machinery and Equipment Outlay	187,543
Transportation Equipment Outlay	10,109
Furniture, Fixtures and Books Outlay	5,600

Total Capital Outlays	213,252

TOTAL NEW APPROPRIATIONS	1,235,019

U. OFFICE OF THE PRESIDENTIAL ADVISER ON PEACE, RECONCILIATION AND UNITY

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	8,133,437,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	148,860,000	₱	279,997,000	₱	18,420,000	₱	447,277,000
Operations		94,076,000		529,713,000				623,789,000

TECHNICAL ADVISORY AND SUPPORT SERVICES ON THE COMPREHENSIVE PEACE PROCESS PROGRAM		94,076,000		529,713,000				623,789,000

Total, Regular Programs		242,936,00		0809,710,000		18,420,000		1,071,066,000

B. PROJECT(S)
Locally-Funded Project(s)		32,966,000		2,080,965,000		4,948,440,000		7,062,371,000

Total, Project(s)		32,966,000		2,080,965,000		4,948,440,000		7,062,371,000

TOTAL NEW APPROPRIATIONS	₱	275,902,000	₱	2,890,675,000	₱	4,966,860,000	₱	8,133,437,000

486	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Special Provision(s)

1. PAyapa at MAsaganang PamayaNAn Program. The following implementing agencies of the PAMANA Program shall submit monthly and quarterly progress reports to the Office of the Presidential Adviser on Peace, Reconciliation and Unity (OPAPRU), as the program’s supervising agency, no later than ten (10) and fifteen (15) working days from the end of the period covered, respectively:

Implementing Agency	Amount
DSWD	₱1,400,112,000
NCIP	58,042,000
PHILHEALTH	127,560,000

All regular reports shall also be supported by field and central office reports, available upon request. Any discrepancies from the monthly reports that need to be amended or adjusted for the quarterly reports shall have a dedicated annex with justifications on such changes.

In the implementation of projects under the PAMANA Program, changes as to the project modalities and their title styling, project targeting, and programming shall only be done through the recommendation of the concerned heads of agencies and approved by the head of the supervising agency.

The implementation of this provision shall be subject to the guidelines jointly issued by the OPAPRU and the direct implementing agencies.

(GENERAL OBSERVATION- President’s Veto Message, January 5, 2026, Volume I-B, page 723, R.A. No.12314)

2. Implementation of the PAMANA Program. The amount of Six Billion One Hundred Eight Million Two Hundred Thousand Pesos (P6,108,200,000) appropriated herein for the PAMANA Program shall be used exclusively by OPAPRU to implement the following projects in conflict-affected and conflict-vulnerable areas:

Project Type	Project Cost
Agricultural Productivity Support	₱	35,000,000
Bridge		230,000,000
Community Infrastructure		369,490,000
Electrification		139,000,000
Housing		100,000,000
Road		3,851,510,000
Water Supply System		200,000,000
Social Protection		258,200,000
Implementation Support		75,000,000
Educational Assistance		807,500,000
Educational Assistance Administrative Support		42,500,000

Total	₱	6,108,200,000

In no case shall these amounts be used for any purpose other than those specifically identified herein.

Of the Five Billion Pesos (P5,000,000,000) allotted above for infrastructure projects, the OPAPRU shall be allowed to utilize not more than one and one half percent (1.5%) for coordination, monitoring, and evaluation activities.

Of the amounts appropriated herein, Eight Hundred Seven Million Five Hundred Thousand Pesos (P807,500,000) shall be used for the implementation of the Educational Assistance Program (EAP) by State Universities and Colleges (SUCs) and/or Local Universities and Colleges (LUCs), as endorsed by the OPAPRU through a Memorandum of Agreement (MOA) and Forty Two Million Five Hundred Thousand Pesos (P42,500,000) shall be used exclusively as administrative cost for monitoring and evaluation.

In the implementation of the projects, the OPAPRU may enter into a MOA with the DPWH, SUCs or other appropriate government agency, or LGU with capability to implement the project, subject to Section 103 of the General Provisions in this Act.

3. Normalization Program in the Bangsamoro. The amount of Nine Hundred Eigtheen Million Ninety One Thousand Pesos (P918,091,000) appropriated herein shall be used exclusively for the implementation of the Normalization Program in the Bangsamoro, subject to the execution of a MOA between the OPAPRU and other government agencies concerned.

4. Government of the Philippines-Moro National Liberation Front Peace Process Program. The amount of Thirty Six Million Eighty Thousand Pesos (P36,080,000) appropriated herein shall be used exclusively for the socio-economic development assistance to the former Moro National Liberation Front (MNLF) combatants in pursuit of the Government of the Philippines-MNLF Peace Process Program, subject to the execution of a MOA between the OPAPRU and other government agencies concerned.

5. Women, Peace and Security (WPS) in Education and Training. The OPAPRU shall work with the Department of Education (DepEd), the Commission on Higher Education (CHED), and the Technical Education and Skills Development Authority (TESDA) to integrate WPS principles across all levels of education and training. This shall include the development of age-appropriate curricula on peace education, gender equality, conflict resolution, conflict-sensitive and peace-promoting (CSPP) approaches, and women’s roles in peacebuilding for basic education; the integration of WPS principles into the academic programs, research agenda, and community extension services of SUCs and other Higher Education Institutions (HEIs); and the inclusion of WPS modules in technical-vocational training programs.

JANUARY 5, 2026	OFFICIAL GAZETTE	487
OTHER EXECUTIVE OFFICES

The OPAPRU, in coordination with the DepEd, CHED, and TESDA, shall develop capacity-building initiatives for educators and trainers and establish monitoring mechanisms to ensure systematic implementation of WPS initiatives nationwide.

6. Local Implementation of the Women, Peace and Security Agenda. The OPAPRU shall work with the Department of the Interior and Local Government (DILG) and LGUs to support the localization and implementation of WPS initiatives at the community level.

The OPAPRU, in coordination with the DILG, shall provide technical assistance to LGUs in developing local WPS action plans and incorporating WPS principles into local governance, development planning, and disaster risk reduction.

7. Reporting and Posting Requirements. The OPAPRU shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	OPAPRU’s website.

The OPAPRU shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

8. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	148,860,000	₱	279,997,000	₱	18,420,000	₱	447,277,000

Sub-total, General Administration and Support		148,860,000		279,997,000		18,420,000		447,277,000

Operations
TECHNICAL ADVISORY AND SUPPORT SERVICES ON THE COMPREHENSIVE PEACE PROCESS PROGRAM		94,076,000		529,713,000				623,789,000

Management and Supervision of the Comprehensive Peace Process		94,076,000		529,713,000				623,789,000

Sub-total, Operations		94,076,000		529,713,000				623,789,000

Total, Regular Programs		242,936,000		809,710,000		18,420,000		1,071,066,000

PROJECT(S)
Locally-Funded Project(s)
Normalization Program in the Bangsamoro		32,966,000		885,125,000				918,091,000
PAMANA Program				1,159,760,000		4,948,440,000		6,108,200,000
Government of the Philippines - Moro National Liberation Front Peace Process Program				36,080,000				36,080,000

Sub-total, Locally-Funded Project(s)		32,966,000		2,080,965,000		4,948,440,000		7,062,371,000

488	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Total, Project(s)		32,966,000		2,080,965,000		4,948,440,000		7,062,371,000

TOTAL NEW APPROPRIATIONS	₱	275,902,000	₱	2,890,675,000	₱	4,966,860,000	₱	8,133,437,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Non-Permanent Positions	275,902

Total Personnel Services	275,902

Maintenance and Other Operating Expenses
Travelling Expenses	104,810
Training and Scholarship Expenses	20,881
Supplies and Materials Expenses	55,320
Utility Expenses	18,673
Communication Expenses	11,213
Awards/Rewards and Prizes	45
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	60,000
Extraordinary and Miscellaneous Expenses	4,327
Professional Services	346,910
General Services	7,615
Repairs and Maintenance	3,894
Financial Assistance/Subsidy	1,941,283
Taxes, Insurance Premiums and Other Fees	1,037
Other Maintenance and Operating Expenses
Advertising Expenses	52
Printing and Publication Expenses	6,547
Representation Expenses	138,543
Transportation and Delivery Expenses	181
Rent/Lease Expenses	135,536
Subscription Expenses	18,713
Bank Transaction Fee	141
Other Maintenance and Operating Expenses	14,954

Total Maintenance and Other Operating Expenses	2,890,675

Total Current Operating Expenditures	3,166,577

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	4,925,000
Machinery and Equipment Outlay	26,860
Transportation Equipment Outlay	15,000

Total Capital Outlays	4,966,860

TOTAL NEW APPROPRIATIONS	8,133,437

JANUARY 5, 2026	OFFICIAL GAZETTE	489
OTHER EXECUTIVE OFFICES

V. OPTICAL MEDIA BOARD

For general administration and support, and operations, as indicated hereunder	₱	47,032,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support	₱	8,915,000	₱	9,110,000		₱	18,025,000
Operations		24,333,000		4,674,000			29,007,000

OPTICAL MEDIA INDUSTRY REGULATORY PROGRAM		24,333,000		4,674,000			29,007,000

TOTAL NEW APPROPRIATIONS	₱	33,248,000	₱	13,784,000		₱	47,032,000

Special Provision(s)

I. Winding Down of the Optical Media Board. The amount of Forty Seven Million Thirty Two Thousand Pesos (₱47,032,000) appropriated herein for the Optical Media Board (OMB) shall be used exclusively for the winding down activities of the agency, including the payment of personnel services, maintenance and other operating expenses, and other necesssary costs for a period not exceeding three (3) months, subject to the provisions of R.A. No. 12231 and its Implementing Rules and Regulations (IRR).

Affected personnel shall be absorbed by the Film Development Council of the Philippines, subject to pertinent laws, rules and regulations: Provided, That officers and employees who are separated from the government service as a result of the cessation of the operations of the OMB shall receive the corresponding separation benefits under applicable laws, rules, and regulations.

2. Reporting and Posting Requirements. The OMB shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	OMB’s website.

The OMB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	8,327,000	₱	9,110,000		₱	17,437,000
Administration of Personnel Benefits		588,000					588,000

Sub-total, General Administration and Support		8,915,000		9,110,000			18,025,000

Operations
OPTICAL MEDIA INDUSTRY REGULATORY PROGRAM		24,333,000		4,674,000			29,007,000

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Regulatory Services for Optical Media Industry		24,333,000		4,674,000		29,007,000

Sub-total, Operations		24,333,000		4,674,000		29,007,000

TOTAL NEW APPROPRIATIONS	₱	33,248,000	₱	13,784,000	₱	47,032,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	25,242

Total Permanent Positions	25,242

Other Compensation Common to All
Personnel Economic Relief Allowance	1,200
Representation Allowance	144
Transportation Allowance	144
Clothing and Uniform Allowance	350
Mid-Year Bonus - Civilian	2,104
Year End Bonus	2,104
Cash Gift	250
Productivity Enhancement Incentive	250
Step Increment	63

Total Other Compensation Common to All	6,609

Other Benefits
PAG-IBIG Contributions	120
PhilHealth Contributions	629
Employees Compensation Insurance Premiums	60
Terminal Leave	588

Total Other Benefits	1,397

Total Personnel Services	33,248

Maintenance and Other Operating Expenses
Travelling Expenses	1,570
Training and Scholarship Expenses	1,171
Supplies and Materials Expenses	1,300
Utility Expenses	1,770
Communication Expenses	914
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	150
Professional Services	1,352

JANUARY 5, 2026	OFFICIAL GAZETTE	491
OTHER EXECUTIVE OFFICES

General Services	2,100
Repairs and Maintenance	1,924
Taxes, Insurance Premiums and Other Fees	538
Other Maintenance and Operating Expenses
Representation Expenses	775
Subscription Expenses	220

Total Maintenance and Other Operating Expenses	13,784

Total Current Operating Expenditures	47,032

TOTAL NEW APPROPRIATIONS	47,032

W. PHILIPPINE COMPETITION COMMISSION

For general administration and support, and operations, including foreign-assisted project(s), as indicated hereunder	₱	566,508,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	115,151,000	₱	188,720,000	₱	6,000,000	₱	309,871,000
Operations		109,400,000		110,286,000				219,686,000

COMPETITION POLICY ENFORCEMENT PROGRAM		109,400,000		110,286,000				219,686,000

Total, Regular Programs		224,551,000		299,006,000		6,000,000		529,557,000

B. PROJECTS
Foreign-Assisted Project(s)		10,000,000		26,951,000				36,951,000

Total, Project(s)		10,000,000		26,951,000				36,951,000

TOTAL NEW APPROPRIATIONS	₱	234,551,000	₱	325,957,000	₱	6,000,000	₱	566,508,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Competition Commission (PCC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PCC’s website.

The PCC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

492	OFFICIAL GAZETTE	VOL. 122, NO. 1
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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	115,151,000	₱	188,720,000	₱	6,000,000	₱	309,871,000

Sub-total, General Administration and Support		115,151,000		188,720,000		6,000,000		309,871,000

Operations
COMPETITION POLICY ENFORCEMENT PROGRAM		109,400,000		110,286,000				219,686,000

Enforcement of Rules and Regulations, Review of Mergers and Acquisition, and Policy Research and Advocacy/Capacity Building Program		109,400,000		110,286,000				219,686,000

Sub-total, Operations		109,400,000		110,286,000				219,686,000

Total, Regular Program(s)		224,551,000		299,006,000		6,000,000		529,557,000

B. PROJECT(S)
Foreign-Assisted Project(s)
Capacity Building to Foster Competition ADB Loan No. 52078		10,000,000		26,951,000				36,951,000

GOP Counterpart		10,000,000		26,951,000				36,951,000

Sub-total, Foreign-Assisted Project(s)		10,000,000		26,951,000				36,951,000

Total, Project(s)		10,000,000		26,951,000				36,951,000

TOTAL NEW APPROPRIATIONS	₱	234,551,000	₱	325,957,000	₱	6,000,000	₱	566,508,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	175,401

Total Permanent Positions	175,401

JANUARY 5, 2026	OFFICIAL GAZETTE	493
OTHER EXECUTIVE OFFICES

Other Compensation Common to All
Personnel Economic Relief Allowance	5,040
Representation Allowance	2,982
Transportation Allowance	2,982
Clothing and Uniform Allowance	1,470
Honoraria	10,000
Mid-Year Bonus - Civilian	14,616
Year End Bonus	14,616
Cash Gift	1,050
Productivity Enhancement Incentive	1,050
Step Increment	731

Total Other Compensation Common to All	54,537

Other Benefits
PAG-IBIG Contributions	504
PhilHealth Contributions	3,697
Employees Compensation Insurance Premiums	252
Loyalty Award - Civilian	160

Total Other Benefits	4,613

Total Personnel Services	234,551

Maintenance and Other Operating Expenses
Travelling Expenses	6,005
Training and Scholarship Expenses	11,298
Supplies and Materials Expenses	6,975
Utility Expenses	7,060
Communication Expenses	7,680
Survey, Research, Exploration and Development Expenses	7,172
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	2,246
Professional Services	74,413
General Services	23,693
Repairs and Maintenance	12,230
Taxes, Insurance Premiums and Other Fees	31,153
Other Maintenance and Operating Expenses
Advertising Expenses	180
Printing and Publication Expenses	709
Representation Expenses	7,497
Rent/Lease Expenses	95,231
Membership Dues and Contributions to Organizations	5
Subscription Expenses	32,410

Total Maintenance and Other Operating Expenses	325,957

Total Current Operating Expenditures	560,508

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	6,000

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Total Capital Outlays	6,000

TOTAL NEW APPROPRIATIONS	566,508

X. PHILIPPINE DRUG ENFORCEMENT AGENCY

For general administration and support, and operations, as indicated hereunder	₱	4,372,010,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	179,948,000	₱	139,584,000	₱	107,449,000	₱	426,981,000
Operations		1,920,109,000		1,348,494,000		676,426,000		3,945,029,000

DANGEROUS DRUGS SUPPLY REDUCTION AND SUPPRESSION PROGRAM		1,920,109,000		1,348,494,000		676,426,000		3,945,029,000
TOTAL NEW APPROPRIATIONS	₱	2,100,057,000	₱	1,488,078,000	₱	783,875,000	₱	4,372,010,000

Special Provision(s)

1. Reporting and Posting Requirements. The Philippine Drug Enforcement Agency (PDEA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PDEA’s website.

The PDEA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	179,091,000	₱	139,584,000	₱	107,449,000	₱	426,124,000

National Capital Region (NCR)		179,091,000		139,584,000		107,449,000		426,124,000

Central Office		179,091,000		139,584,000		107,449,000		426,124,000

JANUARY 5, 2026	OFFICIAL GAZETTE	495
OTHER EXECUTIVE OFFICES

Administration of Personnel Benefits		857,000						857,000

National Capital Region (NCR)		857,000						857,000

Central Office		857,000						857,000

Sub-total, General Administration and Support		179,948,000		139,584,000		107,449,000		426,981,000

Operations
DANGEROUS DRUGS SUPPLY REDUCTION AND SUPPRESSION PROGRAM		1,920,109,000		1,348,494,000		676,426,000		3,945,029,000

Operations Planning, Support and Supervision Services		241,576,000		61,110,000				302,686,000

National Capital Region (NCR)		241,576,000		61,110,000				302,686,000

Central Office		241,576,000		61,110,000				302,686,000
Anti-Drug Operations		1,678,533,000		1,287,384,000		676,426,000		3,642,343,000

National Capital Region (NCR)		1,678,533,000		1,287,384,000		676,426,000		3,642,343,000

Central Office		1,678,533,000		1,287,384,000		676,426,000		3,642,343,000

Sub-total, Operations		1,920,109,000		1,348,494,000		676,426,000		3,945,029,000

TOTAL NEW APPROPRIATIONS	₱	2,100,057,000	₱	1,488,078,000	₱	783,875,000	₱	4,372,010,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	1,553,503

Total Permanent Positions	1,553,503

Other Compensation Common to All
Personnel Economic Relief Allowance	70,128
Representation Allowance	16,308
Transportation Allowance	16,308
Clothing and Uniform Allowance	20,454
Mid-Year Bonus - Civilian	129,453
Year End Bonus	129,453
Cash Gift	14,610
Productivity Enhancement Incentive	14,610
Step Increment	8,020

Total Other Compensation Common to All	419,344

496	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Other Compensation for Specific Groups
Magna Carta for Public Health Workers	75
Magna Carta for Science and Technology Personnel	25,181
Hazard Duty Pay	49,008
Special Counsel Allowance	2,000

Total Other Compensation for Specific Groups	76,264

Other Benefits
PAG-IBIG Contributions	7,015
PhilHealth Contributions	37,805
Employees Compensation Insurance Premiums	3,509
Loyalty Award - Civilian	1,760
Terminal Leave	857

Total Other Benefits	50,946

Total Personnel Services	2,100,057

Maintenance and Other Operating Expenses
Travelling Expenses	24,632
Training and Scholarship Expenses	38,810
Supplies and Materials Expenses	360,763
Utility Expenses	25,709
Communication Expenses	16,210
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	500,000
Extraordinary and Miscellaneous Expenses	2,700
Professional Services	38,022
General Services	73,922
Repairs and Maintenance	27,718
Taxes, Insurance Premiums and Other Fees	380
Other Maintenance and Operating Expenses
Printing and Publication Expenses	4,924
Representation Expenses	271,162
Rent/Lease Expenses	70,952
Subscription Expenses	30,985
Other Maintenance and Operating Expenses	1,189

Total Maintenance and Other Operating Expenses	1,488,078

Total Current Operating Expenditures	3,588,135

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	6,400
Buildings and Other Structures	452,587
Machinery and Equipment Outlay	281,088
Transportation Equipment Outlay	43,800

Total Capital Outlays	783,875

TOTAL NEW APPROPRIATIONS	4,372,010

JANUARY 5, 2026	OFFICIAL GAZETTE	497
OTHER EXECUTIVE OFFICES

Y. PHILIPPINE RACING COMMISSION

For general administration and support, and operations, as indicated hereunder	₱	199,765,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	25,005,000	₱	12,632,000	₱	605,000	₱	38,242,000
Operations		27,994,000		133,529,000				161,523,000

HORSE RACING INCENTIVE PROGRAM				126,540,000				126,540,000
HORSE RACING REGULATORY PROGRAM		27,994,000		6,989,000				34,983,000

TOTAL NEW APPROPRIATIONS	₱	52,999,000	₱	146,161,000	₱	605,000	₱	199,765,000

Special Provision(s)

1. Trust Receipts on Share from Breakages. Breakages or the fraction of ten (10) centavos eliminated from the dividends paid to the winning tickets remitted by the Metro Manila Turf Club, Inc. under R.A. No. 7978, as amended, shall be used exclusively for the payment of additional prizes for races sponsored by the Philippine Racing Commission (PhilRaCom) and for the necessary Capital Outlays and other expenses relative to the horse-breeding activities of the Commission. Said amount shall be deposited with the National Treasury and recorded as trust receipts in accordance with E.O. No. 338, s. 1996.

2. Reporting and Posting Requirements. The PhilRaCom shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PhilRaCom’s website.

The PhilRaCom shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	24,784,000	₱	12,632,000	₱	605,000	₱	38,021,000
Administration of Personnel Benefits		221,000						221,000

Sub-total, General Administration and Support		25,005,000		12,632,000		605,000		38,242,000

498	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Operations
HORSE RACING INCENTIVE PROGRAM				126,540,000				126,540,000

Granting of Racing Incentives for the Promotion of Racing Industry Including Prizes in Stakes Races				126,540,000				126,540,000
HORSE RACING REGULATORY PROGRAM		27,994,000		6,989,000				34,983,000

Formulation and Implementation of Policies and Rules on Horse Racing and Regulation of Horse Racing Operations		27,994,000		6,989,000				34,983,000

Sub-total, Operations		27,994,000		133,529,000				161,523,000

TOTAL NEW APPROPRIATIONS	₱	52,999,000	₱	146,161,000	₱	605,000	₱	199,765,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	39,080

Total Permanent Positions	39,080

Other Compensation Common to All
Personnel Economic Relief Allowance	1,704
Representation Allowance	522
Transportation Allowance	522
Clothing and Uniform Allowance	497
Mid-Year Bonus - Civilian	3,256
Year End Bonus	3,256
Cash Gift	355
Per Diems	1,854
Productivity Enhancement Incentive	355
Step Increment	97

Total Other Compensation Common to All	12,418

Other Benefits
PAG-IBIG Contributions	170
PhilHealth Contributions	934
Employees Compensation Insurance Premiums	86
Loyalty Award - Civilian	90

Terminal Leave	221

Total Other Benefits	1,501

Total Personnel Services	52,999

JANUARY 5, 2026	OFFICIAL GAZETTE	499
OTHER EXECUTIVE OFFICES

Maintenance and Other Operating Expenses
Travelling Expenses	1,750
Training and Scholarship Expenses	300
Supplies and Materials Expenses	6,800
Utility Expenses	1,235
Communication Expenses	3,630
Awards/Rewards and Prizes	126,540
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	200
Professional Services	1,464
General Services	600
Repairs and Maintenance	522
Taxes, Insurance Premiums and Other Fees	200
Other Maintenance and Operating Expenses
Printing and Publication Expenses	100
Representation Expenses	1,000
Rent/Lease Expenses	500
Subscription Expenses	120
Other Maintenance and Operating Expenses	1,200

Total Maintenance and Other Operating Expenses	146,161

Total Current Operating Expenditures	199,160

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	605

Total Capital Outlays	605

TOTAL NEW APPROPRIATIONS	199,765

Z. PHILIPPINE SPACE AGENCY

For general administration and support, and operations, as indicated hereunder	₱	1,136,900,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	63,561,000	₱	375,961,000	₱		₱	439,522,000
Operations		118,842,000		205,736,000		372,800,000		697,378,000

SPACE SCIENCE AND TECHNOLOGY APPLICATION (SSTA) PROGRAM		118,842,000		205,736,000		372,800,000		697,378,000

TOTAL NEW APPROPRIATIONS	₱	182,403,000	₱	581,697,000		₱372,800,000	₱	1,136,900,000

500	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Special Provision(s)

1. Philippine Space Development Fund. In addition to the amounts appropriated herein, the amount of Three Hundred Seventeen Million Eight Hundred Fifty Thousand Pesos (₱317,850,000) shall be used exclusively for the capital outlay requirements of the Philippine Space Agency (PhilSA) constituted into the Philippine Space Development Fund (PSDF) in accordance with Section 22(a) of R.A. No. 11363.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations, and BTr certification that amount herein is available for the PSDF.

2. Flood Control Project Monitoring and Geospatial Validation. The PhilSA shall coordinate with the DPWH for the sharing of technical expertise, satellite imagery, analytical tools, and data infrastructure to support timely monitoring and validation of infrastructure projects. The collaboration shall include: (a) mutual access to remote-sensing and other geospatial data for project validation and tracking, with PhilSA providing space-enabled products; (b) joint development or subscription to AI-assisted flood-mapping systems; and (c) technical training for DPWH personnel in geospatial analytics.

3. Reporting and Posting Requirements. The Philippine Space Agency (PhilSA) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PhilSA’s website.

The PhilSA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

4. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	63,561,000	₱	375,961,000		₱	₱	439,522,000

Sub-total, General Administration and Support		63,561,000		375,961,000				439,522,000

Operations
SPACE SCIENCE AND TECHNOLOGY APPLICATION (SSTA) PROGRAM		118,842,000		205,736,000		372,800,000		697,378,000

Research and Development and Capacity Building		54,838,000		127,788,000				182,626,000
Technical Operations and Services		40,652,000		73,138,000		372,800,000		486,590,000
Promotion, Policy Planning and International Cooperation		23,352,000		4,810,000				28,162,000

Sub-total, Operations		118,842,000		205,736,000		372,800,000		697,378,000

TOTAL NEW APPROPRIATIONS	₱	182,403,000	₱	581,697,000	₱	372,800,000	₱	1,136,900,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

JANUARY 5, 2026	OFFICIAL GAZETTE	501
OTHER EXECUTIVE OFFICES

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	124,196

Total Permanent Positions	124,196

Other Compensation Common to All
Personnel Economic Relief Allowance	3,912
Representation Allowance	2,136
Transportation Allowance	2,136
Clothing and Uniform Allowance	1,141
Mid-Year Bonus - Civilian	10,349
Year End Bonus	10,349
Cash Gift	815
Productivity Enhancement Incentive	815
Step Increment	310

Total Other Compensation Common to All	31,963

Other Compensation for Specific Groups
Magna Carta for Science & Technology Personnel	19,531
Total Other Compensation for Specific Groups	19,531

Other Benefits
PAG-IBIG Contributions	391
PhilHealth Contributions	2,835
Employees Compensation Insurance Premiums	195

Total Other Benefits	3,421

Non-Permanent Positions	3,292

Total Personnel Services	182,403

Maintenance and Other Operating Expenses
Travelling Expenses	12,815
Training and Scholarship Expenses	28,372
Supplies and Materials Expenses	9,470
Utility Expenses	10,857
Communication Expenses	9,693
Survey, Research, Exploration and Development Expenses	106,222
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,761
Professional Services	41,986
General Services	1,920
Repairs and Maintenance	12,463

502	OFFICIAL GAZETTE	VOL. 112, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Financial Assistance/Subsidy	43,469
Taxes, Insurance Premiums and Other Fees	179,912
Other Maintenance and Operating Expenses
Printing and Publication Expenses	3,728
Representation Expenses	2,011
Rent/Lease Expenses	87,487
Subscription Expenses	29,531

Total Maintenance and Other Operating Expenses	581,697

Total Current Operating Expenditures	764,100

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	372,800

Total Capital Outlays	372,800

TOTAL NEW APPROPRIATIONS	1,136,900

AA. PHILIPPINE SPORTS COMMISSION

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱	2,206,808,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	50,421,000	₱	47,066,000	₱	33,000,000	₱	130,487,000
Operations		37,788,000		138,912,000				176,700,000

AMATEUR SPORTS DEVELOPMENT PROGRAM		37,788,000		138,912,000				176,700,000

Total, Regular Programs		88,209,000		185,978,000		33,000,000		307,187,000

B. PROJECTS
Locally-Funded Project(s)				1,269,216,000		630,405,000		1,899,621,000

Total, Project(s)				1,269,216,000		630,405,000		1,899,621,000

TOTAL NEW APPROPRIATIONS	₱	88,209,000	₱	1,455,194,000	₱	663,405,000	₱	2,206,808,000

Special Provision(s)

1. National Sports Development Fund. In addition to the amounts appropriated herein, the National Sports Development Fund (NSDF) shall be used for the National Sports Development Program sourced from the following, in accordance with Section 26 of R.A. No. 6847:

(a)

Twenty Nine Million Eight Hundred Twenty Six Thousand Pesos (₱29,826,000) from taxes on horse races during special holidays, share from all taxes collected on imported athletic equipment and proceeds from the sale of stamps depicting sports events.

JANUARY 5, 2026	OFFICIAL GAZETTE	503
OTHER EXECUTIVE OFFICES

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Said amount shall be deposited with the National Treasury and released subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

(b)

Proceeds of sweepstakes or lottery draws of the PCSO and the Philippine Sports Commission’s (PSC) share from the gross income of the PAGCOR which shall be deposited with an authorized government depository bank.

The NSDF shall likewise be used for the following purposes:

(a)	At least Six Million Pesos (₱6,000,000) for the research, promotion, development and implementation of Sports Science and Sports Medicine in the country;

(b)	Assistance to national sports associations, private associations and entities, civil service organizations and individuals relative to the implementation of the National Physical Fitness and Sports;

(c)

Training and preparation of national athletes and coaches, as well as the selection of individual athletes at the elementary and high school levels for individual sports events and for maintenance of the training venues for the national athletes and coaches; and

(d)	Payment of cash incentives and retirement benefits to national athletes and coaches in accordance with the provisions of R.A. No. 10699.

In no case shall the foregoing amounts be used for any other purpose.

2. Appropriations for the Philippine Sports Commission. The amounts appropriated herein shall be used for the following:

(a)	One Hundred Twenty Nine Million Seven Hundred Eighty Thousand Pesos (₱129,780,000) for General Management and Supervision;

(b)	Ninety Six Million Six Hundred Thirty One Thousand Pesos (₱96,631,000) for Policy and Program Formulation and Amateur Sport Development and Promotion; and

(c)	Eighty Million Sixty Nine Thousand Pesos (₱80,069,000) for National Sport for All-Grassroot Centerpiece Program.

In no case shall said amounts be used as assistance to national sports associations and entities, civil service organizations, and individuals.

3. Basic and Meal Allowances of Athletes. The PSC shall ensure that all qualified national athletes are uniformly granted basic and meal allowances which should be charged against the NSDF. For this purpose, regular national athletes shall receive the following monthly basic allowance based on their classification:

(a)	Class A - Thirty Thousand Pesos (₱30,000);

(b)	Class B - Twenty Seven Thousand Pesos (₱27,000);

(c)	Class C - (i) Silver Medalist - Twenty Four Thousand Pesos (P24,000); and (ii) Bronze Medalist - Twenty One Thousand Pesos (₱21,000);

(d)	Team Sports - Seventeen Thousand Pesos (₱17,000); and

(e)	Training Pool - (i) Non-medalist/downgraded - Twelve Thousand Six Hundred Pesos (₱12,600); and (ii) New Entries/Alternates/Sparring Partners - Ten Thousand Two Hundred Pesos (₱10,200)

For athletes who garnered medals during international competition for the year shall be allowed the following allowance scheme under the Priority Athletes Program of the Commission, with the following rates:

(a)	Platinum - Forty Five Thousand Pesos (₱45,000);

(b)	Priority A - Forty Three Thousand Pesos (₱43,000);

(c)	Priority B - Thirty Six Thousand Pesos (₱36,000); and

(d)	Priority C - Thirty Three Thousand Pesos (₱33,000).

The scheme shall cover athletes who are qualified and endorsed by their respective National Sports Associations to be part of the said program.

Implementation of this provision shall be in accordance with PSC Resolution No. 400-2019 dated March 21, 2019, PSC Board Resolution No. 493-2020 dated March 2, 2020, and such other guidelines that may be issued for the purpose.

4. Reporting and Posting Requirements. The PSC shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PSC’s website.

The PSC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱49,714,000	₱47,066,000	₱33,000,000	₱129,780,000

504	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Administration of Personnel Benefits		707,000						707,000

Sub-total, General Administration and Support		50,421,000		47,066,000		33,000,000		130,487,000

Operations
AMATEUR SPORTS DEVELOPMENT PROGRAM		37,788,000		138,912,000				176,700,000

Policy and Program Formulation and Amateur Sport Development and Promotion		37,788,000		58,843,000				96,631,000
National Sport for All-Grassroot Centerpiece Program				80,069,000				80,069,000

Sub-total, Operations		37,788,000		138,912,000				176,700,000

Total, Regular Programs		88,209,000		185,978,000		33,000,000		307,187,000

PROJECT(S)
Locally-Funded Project(s)
Financial Assistance to Athletes Including Community Sports Development, Sportsfest and Sports Activities				545,000,000				545,000,000
Construction of 12-storey Multi-purpose Gym at Rizal Memorial Sports Complex						200,000,000		200,000,000
Rehabilitation and Upgrading of Rizal Memorial Sports Complex Baseball Field and Lighting System						280,405,000		280,405,000
Philippine Hosting of International Competitions				163,779,000				163,779,000
Preparation, Training and Participation in Various International Games				110,437,000				110,437,000
Construction of the University of the Philippines Mindanao Aquatics Center						50,000,000		50,000,000
Construction of High Altitude Sports Facility in Baguio City						50,000,000		50,000,000
Construction of Olympic Water Sports Training Facility in Siargao						50,000,000		50,000,000
National Grassroots Sports Development Program				150,000,000				150,000,000
Sports Tourism Programs				300,000,000				300,000,000

Sub-total, Locally-Funded Project(s)				1,269,216,000		630,405,000		1,899,621,000

Total, Project(s)				1,269,216,000		630,405,000		1,899,621,000

TOTAL NEW APPROPRIATIONS	₱	88,209,000	₱	1,455,194,000	₱	663,405,000	₱	2,206,808,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

JANUARY 5, 2026	OFFICIAL GAZETTE	505
OTHER EXECUTIVE OFFICES

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	66,935

Total Permanent Positions	66,935

Other Compensation Common to All
Personnel Economic Relief Allowance	2,544
Representation Allowance	1,482
Transportation Allowance	1,410
Clothing and Uniform Allowance	742
Mid-Year Bonus - Civilian	5,578
Year End Bonus	5,578
Cash Gift	530
Productivity Enhancement Incentive	530
Step Increment	167

Total Other Compensation Common to All	18,561

Other Benefits
PAG-IBIG Contributions	254
PhilHealth Contributions	1,475
Employees Compensation Insurance Premiums	127
Loyalty Award - Civilian	150
Terminal Leave	707

Total Other Benefits	2,713

Total Personnel Services	88,209

Maintenance and Other Operating Expenses
Travelling Expenses	59,300
Training and Scholarship Expenses	1,500
Supplies and Materials Expenses	211,164
Utility Expenses	20,100
Communication Expenses	2,655
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	1,130
Professional Services	3,000
General Services	35,000
Repairs and Maintenance	550
Financial Assistance/Subsidy	955,000
Taxes, Insurance Premiums and Other Fees	1,617
Other Maintenance and Operating Expenses
Advertising Expenses	1,175

506	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Transportation and Delivery Expenses	3,940
Rents/Lease Expenses	7,600
Subscription Expenses	700
Other Maintenance and Operating Expenses	150,763

Total Maintenance and Other Operating Expenses	1,455,194

Total Current Operating Expenditures	1,543,403

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	630,405
Transportation Equipment Outlay	33,000

Total Capital Outlays	663,405

TOTAL NEW APPROPRIATIONS	2,206,808

AB. PRESIDENTIAL MANAGEMENT STAFF

For general administration and support, support to operations, and operations, as indicated hereunder	₱	854,313,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	114,730,000	₱	403,865,000	₱	20,680,000	₱	539,275,000
Support to Operations		18,842,000		6,771,000				25,613,000
Operations		176,290,000		113,135,000				289,425,000

PRESIDENTIAL STAFF SUPPORT PROGRAM		176,290,000		113,135,000				289,425,000

TOTAL NEW APPROPRIATIONS	₱	309,862,000	₱	523,771,000	₱	20,680,000	₱	854,313,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Management Staff (PMS) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PMS’ website.

The PMS shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	507
OTHER EXECUTIVE OFFICES

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	110,579,000	₱	403,865,000	₱	20,680,000	₱	535,124,000

National Capital Region (NCR)		110,579,000		403,865,000		20,680,000		535,124,000

Central Office		110,579,000		403,865,000		20,680,000		535,124,000
Administration of Personnel Benefits		4,151,000						4,151,000

National Capital Region (NCR)		4,151,000						4,151,000

Central Office		4,151,000						4,151,000

Sub-total, General Administration and Support		114,730,000		403,865,000		20,680,000		539,275,000

Support to Operations
Provision of Legal and Information Communication Technology (ICT) Services		18,842,000		6,771,000				25,613,000

National Capital Region (NCR)		18,842,000		6,771,000				25,613,000

Central Office		18,842,000		6,771,000				25,613,000

Sub-total, Support to Operations		18,842,000		6,771,000				25,613,000

Operations
PRESIDENTIAL STAFF SUPPORT PROGRAM		176,290,000		113,135,000				289,425,000

Provision of Decision Inputs for the Presidency and the Conduct of Policy Research and Complete Staff Work in Support of the President’s Priority Development Agenda		57,514,000		11,497,000				69,011,000

National Capital Region (NCR)		57,514,000		11,497,000				69,011,000

Central Office		57,514,000		11,497,000				69,011,000
Monitoring and Evaluation of and Facilitation Work on Presidential Directives, Priority Programs, and Projects		53,067,000		73,073,000				126,140,000

National Capital Region (NCR)		53,067,000		73,073,000				126,140,000

Central Office		53,067,000		73,073,000				126,140,000

508	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Management of Presidential Engagements and Provision of Secretariat Support to Various Presidential Bodies		65,709,000		28,565,000				94,274,000

National Capital Region (NCR)		65,709,000		28,565,000				94,274,000

Central Office		65,709,000		28,565,000				94,274,000

Sub-total, Operations		176,290,000		113,135,000				289,425,000

TOTAL NEW APPROPRIATIONS	₱	309,862,000	₱	523,771,000	₱	20,680,000	₱	854,313,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	235,492

Total Permanent Positions	235,492

Other Compensation Common to All
Personnel Economic Relief Allowance	7,080
Representation Allowance	5,898
Transportation Allowance	5,898
Clothing and Uniform Allowance	2,065
Mid-Year Bonus - Civilian	19,625
Year End Bonus	19,625
Cash Gift	1,475
Productivity Enhancement Incentive	1,475
Step Increment	589

Total Other Compensation Common to All	63,730

Other Benefits
PAG-IBIG Contributions	708
PhilHealth Contributions	5,090
Employees Compensation Insurance Premiums	354
Terminal Leave	4,151

Total Other Benefits	10,303

Non-Permanent Positions	337

Total Personnel Services	309,862

Maintenance and Other Operating Expenses
Travelling Expenses	50,101
Training and Scholarship Expenses	4,000

JANUARY 5, 2026	OFFICIAL GAZETTE	509
OTHER EXECUTIVE OFFICES

Supplies and Materials Expenses	73,967
Utility Expenses	18,500
Communication Expenses	13,718
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	4,356
Professional Services	52,959
General Services	87,067
Repairs and Maintenance	72,299
Taxes, Insurance Premiums and Other Fees	7,840
Other Maintenance and Operating Expenses
Printing and Publication Expenses	7,016
Representation Expenses	42,331
Rent/Lease Expenses	22,389
Membership Dues and Contributions to Organizations	53
Subscription Expenses	67,175

Total Maintenance and Other Operating Expenses	523,771

Total Current Operating Expenditures	833,633

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	20,680

Total Capital Outlays	20,680

TOTAL NEW APPROPRIATIONS	854,313

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GENERAL SUMMARY

OTHER EXECUTIVE OFFICES

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. ANTI-MONEY LAUNDERING COUNCIL	₱		₱	293,042,000	₱	40,060,000	₱	333,102,000
B. ANTI-RED TAPE AUTHORITY		198,836,000		377,935,000		34,140,000		610,911,000
C. CLIMATE CHANGE COMMISSION		59,941,000		246,342,000		10,000,000		316,283,000
D. COMMISSION ON FILIPINOS OVERSEAS		75,647,000		169,200,000		18,420,000		263,267,000
E. COMMISSION ON HIGHER EDUCATION		526,763,000		46,449,163,000		545,360,000		47,521,286,000
F. COMMISSION ON THE FILIPINO LANGUAGE		53,317,000		55,798,000		11,000,000		120,115,000
G. DANGEROUS DRUGS BOARD		103,099,000		326,776,000		60,210,000		490,085,000
H. ENERGY REGULATORY COMMISSION		322,346,000		548,001,000		33,148,000		903,495,000
I. FILM DEVELOPMENT COUNCIL OF THE PHILIPPINES		35,544,000		327,104,000		4,701,000		367,349,000
J. GAMES AND AMUSEMENTS BOARD		89,620,000		58,292,000		3,380,000		151,292,000
K. GOVERNANCE COMMISSION FOR GOVERNMENT-OWNED OR CONTROLLED CORPORATIONS		188,547,000		188,532,000				377,079,000
L. MARAWI COMPENSATION BOARD		163,390,000		2,050,000,000				2,213,390,000
M. METROPOLITAN BAGUIO CITY, LA TRINIDAD, ITOGON, SABLAN, TUBA, AND TUBLAY DEVELOPMENT AUTHORITY		3,618,000		14,438,000		6,607,000		24,663,000
N. MINDANAO DEVELOPMENT AUTHORITY		126,572,000		159,571,000		77,266,000		363,409,000
O. MOVIE AND TELEVISION REVIEW AND CLASSIFICATION BOARD		51,997,000		13,940,000		9,351,000		75,288,000
P. NATIONAL AMNESTY COMMISSION		108,350,000		197,194,000				305,544,000
Q. NATIONAL COMMISSION FOR CULTURE AND THE ARTS
Q.1. NATIONAL COMMISSION FOR CULTURE AND THE ARTS (PROPER)		41,034,000		734,711,000				775,745,000
Q.2. NATIONAL HISTORICAL COMMISSION OF THE PHILIPPINES		115,209,000		249,169,000		215,235,000		579,613,000
Q.3. NATIONAL LIBRARY OF THE PHILIPPINES		92,082,000		160,939,000		48,454,000		301,475,000
Q.4. NATIONAL ARCHIVES OF THE PHILIPPINES		86,596,000		207,473,000		9,721,000		303,790,000

SUB-TOTAL, NATIONAL COMMISSION FOR CULTURE AND THE ARTS		334,921,000		1,352,292,000		273,410,000		1,960,623,000

JANUARY 5, 2026	OFFICIAL GAZETTE	511
OTHER EXECUTIVE OFFICES

R. NATIONAL COMMISSION ON INDIGENOUS PEOPLES		975,599,000		697,232,000		130,746,000		1,803,577,000
S. NATIONAL INTELLIGENCE COORDINATING AGENCY		901,360,000		1,795,989,000		101,075,000		2,798,424,000
T. NATIONAL SECURITY COUNCIL		150,733,000		871,034,000		213,252,000		1,235,019,000
U. OFFICE OF THE PRESIDENTIAL ADVISER ON PEACE, RECONCILIATION AND UNITY		275,902,000		2,890,675,000		4,966,860,000		8,133,437,000
V. OPTICAL MEDIA BOARD		33,248,000		13,784,000				47,032,000
W. PHILIPPINE COMPETITION COMMISSION		234,551,000		325,957,000		6,000,000		566,508,000
X. PHILIPPINE DRUG ENFORCEMENT AGENCY		2,100,057,000		1,488,078,000		783,875,000		4,372,010,000
Y. PHILIPPINE RACING COMMISSION		52,999,000		146,161,000		605,000		199,765,000
Z. PHILIPPINE SPACE AGENCY		182,403,000		581,697,000		372,800,000		1,136,900,000
AA. PHILIPPINE SPORTS COMMISSION		88,209,000		1,455,194,000		663,405,000		2,206,808,000
AB. PRESIDENTIAL MANAGEMENT STAFF		309,862,000		523,771,000		20,680,000		854,313,000

TOTAL NEW APPROPRIATIONS, OTHER EXECUTIVE OFFICES	₱	7,747,431,000	₱	63,617,192,000	₱	8,386,351,000	₱	79,750,974,000

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XXX. THE JUDICIARY

A. SUPREME COURT OF THE PHILIPPINES AND THE LOWER COURTS

For general administration and support, support to operations, and operations, including the requirements of the Strategic Plan for Judicial Innovations and locally-funded project(s), as indicated hereunder	₱	58,544,943,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	10,847,301,000	₱	4,362,952,000	₱	944,691,000	₱	16,154,944,000
Support to Operations		860,037,000		586,809,000		24,973,000		1,471,819,000
Operations		27,270,113,000		4,151,377,000		21,043,000		31,442,533,000

ADJUDICATION PROGRAM		27,270,113,000		4,151,377,000		21,043,000		31,442,533,000

Total, Regular Programs		38,977,451,000		9,101,138,000		990,707,000		49,069,296,000

B. PROJECT(S)
Locally-Funded Project(s)				4,280,269,000		5,195,378,000		9,475,647,000

Total, Project(s)				4,280,269,000		5,195,378,000		9,475,647,000

TOTAL NEW APPROPRIATIONS	₱	38,977,451,000	₱	13,381,407,000	₱	6,186,085,000	₱	58,544,943,000

Special Provision(s)

1. Judiciary Development Fund. In addition to the amounts appropriated herein, all income derived from increase in the legal fees prescribed in the amendments to Rule 141 of the Rules of Court promulgated by the Supreme Court of the Philippines after July 18, 1984, constituted into the Judiciary Development Fund (JDF), shall be used to augment the allowances of the members and personnel of the Judiciary and finance the acquisition, maintenance, and repair of office equipment and facilities in accordance with Sections 1 and 3 of P.D. No. 1949. At least eighty percent (80%) of said amount shall be used for the payment of cost of living allowances and not more than twenty percent (20%) for the purchase of office equipment and facilities of the courts.

The COA shall audit the receipts, revenues, uses, disbursements and expenditures of the JDF every quarter and submit the appropriate report in writing to the Chief Justice of the Supreme Court, the Presiding Justice of the Court of Appeals, and all Executive Judges.

2. Special Allowance of Justices and Judges. Considering that the special allowance of Justices, Judges, and all other positions in the Judiciary with equivalent rank of Justices of the Court of Appeals and Judges of the Regional Trial Court under R.A. No. 9227, has already been fully integrated into their salaries as of June 1, 2012, the amount of Six Hundred Eighty Two Million Nine Hundred Five Thousand One Hundred Twenty Pesos (₱682,905,120) corresponding to the Special Allowance for the Judiciary component of their salaries shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292, s. 1987. Once deposited, the salary being received by the members of the Judiciary shall be sourced and funded from the General Fund.

3. Administration of Appropriations. The appropriations provided herein for the Supreme Court of the Philippines and the Lower Courts shall be administered by the Chief Justice of the Supreme Court, subject to the provisions of P.D. No. 985, as amended, E.O. No. 292, s. 1987, and other budgeting, accounting, and auditing rules and regulations.

4. Organizational Structure. Notwithstanding any provision of law to the contrary and within the limits of appropriations in this Act, the Chief Justice of the Supreme Court as Head of the Judiciary and as Chairperson of the Presidential Electoral Tribunal is hereby authorized to:

(a) formulate and implement the organizational structure of the Judiciary and the Presidential Electoral Tribunal;

(b) fix and determine the salaries, allowances and other benefits of the personnel of the Judiciary and the Presidential Electoral Tribunal in accordance with the rates and levels authorized under R.A. No. 6758, as amended, and R.A. No. 6686, as amended; and

JANUARY 5, 2026	OFFICIAL GAZETTE	513
THE JUDICIARY

(c) create new positions, transfer an item, or make other adjustments in the Personnel Services Itemization, whenever public interest so requires.

Implementation of the foregoing shall be subject to: (i) compliance with organization, staffing, and position classification and compensation standards of the DBM; (ii) scrap and build policy; and (iii) submission to DBM of a resolution stating the changes in the organization and staffing in accordance with the foregoing standards and policy for proper documentation.

The officials and employees whose positions are affected by a reorganization shall be granted retirement benefits or separation pay in accordance with existing laws, which shall be payable from any unexpended balance of, or savings in the appropriations of the Judiciary and the Presidential Electoral Tribunal.

5. Use of Savings. The Chief Justice of the Supreme Court is authorized to use savings to augment actual deficiencies in accordance with Section 25(5), Article VI of the Constitution and the General Provisions of this Act.

6. Non-Recurring Expenses. All non-recurring items of appropriations authorized herein, such as, but not limited to, foreign-assisted projects and locally-funded projects, shall not form part of the Judiciary’s appropriations that may not be reduced by Congress under Section 3, Article VIII of the Constitution. The Supreme Court en banc, through a resolution, shall affirm the items of appropriation in the Judiciary’s budget that are non-recurring, as defined above, and which shall not be considered in the total appropriations that may not be reduced.

7. Maintenance and Other Operating Expenses of the Lower Courts. The amount of Three Billion Four Hundred Seven Million Seven Hundred Seven Thousand Pesos (₱3,407,707,000) appropriated herein shall be used for the MOOE of the lower courts; Provided , That the Supreme Court shall continuously ensure the equitable allocation and prompt release of the MOOE allocations to the lower courts for the efficient administration of justice.

To facilitate the utilization of said MOOE allocation and ensure that the requirements of lower courts are readily available and provided, the Procurement Service (PS), through its Regional Depots, shall provide an easy access facility for lower courts to source all their MOOE requirements from the PS.

The Chief Justice of the Supreme Court and the Court’s web administrator or his/her equivalent shall be responsible for ensuring that the utilization of funds allocated for each lower court is posted on the Supreme Court’s website.

8. Expenses for Official Travel. The Chief Justice of the Supreme Court may authorize the reimbursement of actual and reasonable expenses incurred during official travel in carrying out the supervisory functions of the Supreme Court over the lower courts, subject to the limits prescribed under E.O. No. 77, s. 2019 and duly supported by receipts pursuant to accounting and auditing rules and regulations.

9. Payment of Adjusted Pension. The amounts appropriated herein for payment of pensions to retired Justices and Judges shall be adjusted at the rates authorized under Section 3-A of R.A. No. 910, as amended, and implemented by SC A.M. No. 91-8-225-C.A.

10. Public-Private Partnership for Major Infrastructure Projects and/or Procurements. The Supreme Court may consider entering into Public-Private Partnership arrangements with respect to its major infrastructure projects and/or procurements, as may be appropriate or allowed by law, in order to facilitate the attainment of its objectives for a more efficient, innovative and accessible judicial system.

11. Reporting and Posting Requirements. The Supreme Court shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	Supreme Court’s website.

The Supreme Court shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

12. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	607,078,000	₱	3,674,594,000	₱	738,725,000	₱	5,020,397,000
Administration of Personnel Benefits		9,541,335,000						9,541,335,000

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Supervision of Lower Courts	698,888,000	688,358,000	205,966,000	1,593,212,000

Sub-total, General Administration and Support	10,847,301,000	4,362,952,000	944,691,000	16,154,944,000

Support to Operations
Judicial Bar Council	70,260,000	32,743,000		103,003,000
Operations of Philippine Judicial Academy (PHILJA)	120,138,000	108,954,000	24,973,000	254,065,000
Operations of Mandatory Continuing Legal Education (MCLE)	14,400,000	7,463,000		21,863,000
Philippine Judicial Marshal Service	460,000,000	250,000,000		710,000,000
Unified Legal Aid Service	39,098,000	100,000,000		139,098,000
Judicial Integrity Office	156,141,000	87,649,000		243,790,000

Sub-total, Support to Operations	860,037,000	586,809,000	24,973,000	1,471,819,000

Operations
ADJUDICATION PROGRAM	27,270,113,000	4,151,377,000	21,043,000	31,442,533,000

Adjudication of Regional Trial Court Cases	14,600,936,000	1,620,161,000		16,221,097,000
Adjudication of Metropolitan Court Cases	1,306,033,000	171,606,000		1,477,639,000
Adjudication of Municipal Trial Court Cases in Cities	2,529,739,000	355,922,000		2,885,661,000
Adjudication of Municipal Circuit Court Cases	3,134,199,000	503,500,000		3,637,699,000
Adjudication of Municipal Court Cases	2,696,948,000	432,455,000		3,129,403,000
Adjudication of Shari’ah District Court Cases	61,162,000	32,932,000	2,340,000	96,434,000
Adjudication of Shari’ah Circuit Court Cases	254,941,000	96,497,000	7,020,000	358,458,000
Adjudication of Child and Family Court Cases	1,273,108,000	194,634,000		1,467,742,000
Adjudication of Supreme Court Cases	1,313,047,000	443,670,000	11,683,000	1,768,400,000
Adjudication of Supreme Court Cases - Offices of the Chief Justice and Associate Justices	100,000,000	300,000,000		400,000,000

Sub-total, Operations	27,270,113,000	4,151,377,000	21,043,000	31,442,533,000

Total, Regular Programs	38,977,451,000	9,101,138,000	990,707,000	49,069,296,000

PROJECT(S)
Locally-Funded Project(s)
Subsidy to Integrated Bar of the Philippines (IBP)		130,900,000		130,900,000
Construction/Completion and/or Repair/Rehabilitation of the Halls of Justice Nationwide (JUSIP)			2,688,606,000	2,688,606,000

JANUARY 5, 2026	OFFICIAL GAZETTE	515
THE JUDICIARY

Justice Sector Convergence Program				175,819,000		150,000,000		325,819,000
Strategic Plan for Judicial Innovations				2,802,503,000		2,356,772,000		5,159,275,000
Developmental and Social Lawyering				100,000,000				100,000,000
PCB on the Sustainable Development Goals				29,500,000				29,500,000
Bar Examinations				882,448,000				882,448,000
Shari’ah Bar Examinations				159,099,000				159,099,000

Sub-total, Locally-Funded Project(s)				4,280,269,000		5,195,378,000		9,475,647,000

Total, Project(s)				4,280,269,000		5,195,378,000		9,475,647,000

TOTAL NEW APPROPRIATIONS	₱	38,977,451,000	₱	13,381,407,000	₱	6,186,085,000	₱	58,544,943,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	14,685,817
Creation of New Positions	2,178,960

Total Permanent Positions	16,864,777

Other Compensation Common to All
Personnel Economic Relief Allowance	651,108
Representation Allowance	358,554
Transportation Allowance	358,368
Clothing and Uniform Allowance	189,910
Mid-Year Bonus - Civilian	1,223,817
Year End Bonus	1,223,817
Cash Gift	135,650
Productivity Enhancement Incentive	135,650
Step Increment	36,714

Total Other Compensation Common to All	4,313,588

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	15,704
Magna Carta for Public Social Workers	18,774
Longevity Pay	371,998
Lump-sum for Filling of Positions - Civilian	7,981,003
Other Personnel Benefits	432,309
Anniversary Bonus - Civilian	118,929

Total Other Compensation for Specific Groups	8,938,717

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Other Benefits
PAG-IBIG Contributions	65,114
PhilHealth Contributions	307,700
Employees Compensation Insurance Premiums	32,556
Retirement Gratuity	618,575
Loyalty Award - Civilian	20,840
Terminal Leave	941,757

Total Other Benefits	1,986,542

Other Personnel Benefits
Pension, Civilian Personnel	6,289,873

Total Other Personnel Benefits	6,289,873

Non-Permanent Positions	583,954

Total Personnel Services	38,977,451

Maintenance and Other Operating Expenses
Travelling Expenses	329,930
Training and Scholarship Expenses	501,963
Supplies and Materials Expenses	2,223,795
Utility Expenses	691,579
Communication Expenses	450,328
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	445,908
Professional Services	1,153,055
General Services	425,000
Repairs and Maintenance	738,185
Financial Assistance/Subsidy	161,801
Taxes, Insurance Premiums and Other Fees	86,175
Other Maintenance and Operating Expenses
Advertising Expenses	14,597
Printing and Publication Expenses	1,404
Representation Expenses	65,982
Transportation and Delivery Expenses	116,479
Rent/Lease Expenses	872,186
Subscription Expenses	2,852,646
Other Maintenance and Operating Expenses	2,250,394

Total Maintenance and Other Operating Expenses	13,381,407

Total Current Operating Expenditures	52,358,858

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	2,688,606
Machinery and Equipment Outlay	964,729
Furniture, Fixtures and Books Outlay	25,978
Intangible Assets Outlay	2,506,772

JANUARY 5, 2026	OFFICIAL GAZETTE	517
THE JUDICIARY

Total Capital Outlays	6,186,085

TOTAL NEW APPROPRIATIONS	58,544,943

B. PRESIDENTIAL ELECTORAL TRIBUNAL

For general administration and support, and operations, as indicated hereunder	₱	166,802,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total

A. REGULAR PROGRAMS
General Administration and Support	₱	86,306,000	₱	8,518,000	₱	6,000,000	₱	100,824,000
Operations		60,470,000		5,508,000				65,978,000

ADJUDICATION OF PRESIDENTIAL AND VICE-PRESIDENTIAL ELECTORAL PROTEST PROGRAM		60,470,000		5,508,000				65,978,000

TOTAL NEW APPROPRIATIONS	₱	146,776,000	₱	14,026,000	₱	6,000,000	₱	166,802,000

Special Provision(s)

1. Reporting and Posting Requirements. The Presidential Electoral Tribunal (PET) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	PET’s website.

The PET shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	11,740,000	₱	8,518,000	₱	6,000,000	₱	26,258,000
Administration of Personnel Benefits		74,566,000						74,566,000

Sub-total, General Administration and Support		86,306,000		8,518,000		6,000,000		100,824,000

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Operations
ADJUDICATION OF PRESIDENTIAL AND VICE-PRESIDENTIAL ELECTORAL PROTEST PROGRAM		60,470,000		5,508,000				65,978,000

Adjudication of Electoral Cases/Contests Involving the President and Vice President of the Republic		60,470,000		5,508,000				65,978,000

Sub-total, Operations		60,470,000		5,508,000				65,978,000

TOTAL NEW APPROPRIATIONS	₱	146,776,000	₱	14,026,000	₱	6,000,000	₱	166,802,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	54,318

Total Permanent Positions	54,318

Other Compensation Common to All
Personnel Economic Relief Allowance	1,728
Representation Allowance	1,080
Transportation Allowance	1,080
Clothing and Uniform Allowance	504
Mid-Year Bonus - Civilian	4,526
Year End Bonus	4,526
Cash Gift	360
Productivity Enhancement Incentive	360
Step Increment	136

Total Other Compensation Common to All	14,300

Other Compensation for Specific Groups
Lump-sum for Filling of Positions - Civilian	70,509
Other Personnel Benefits	6,057

Total Other Compensation for Specific Groups	76,566

Other Benefits
PAG-IBIG Contributions	173
PhilHealth Contributions	1,282
Employees Compensation Insurance Premiums	87
Loyalty Award - Civilian	50

Total Other Benefits	1,592

Total Personnel Services	146,776

JANUARY 5, 2026	OFFICIAL GAZETTE	519
THE JUDICIARY

Maintenance and Other Operating Expenses
Supplies and Materials Expenses	262
Utility Expenses	365
Communication Expenses	807
Repairs and Maintenance	740
Taxes, Insurance Premiums and Other Fees	39
Other Maintenance and Operating Expenses
Transportation and Delivery Expenses	42
Rent/Lease Expenses	70
Other Maintenance and Operating Expenses	11,701

Total Maintenance and Other Operating Expenses	14,026

Total Current Operating Expenditures	160,802

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	6,000

Total Capital Outlays	6,000

TOTAL NEW APPROPRIATIONS	166,802

C. SANDIGANBAYAN

For general administration and support, support to operations, and operations, as indicated hereunder	₱	2,677,969,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	1,014,942,000	₱	695,229,000	₱	252,059,000	₱	1,962,230,000
Support to Operations		17,517,000		14,209,000		6,027,000		37,753,000
Operations		406,883,000		213,190,000		57,913,000		677,986,000

SANDIGANBAYAN ADJUDICATION PROGRAM		406,883,000		213,190,000		57,913,000		677,986,000

TOTAL NEW APPROPRIATIONS	₱	1,439,342,000	₱	922,628,000	₱	315,999,000	₱	2,677,969,000

Special Provision(s)

1. Administration of Appropriations. The appropriations provided herein for the Sandiganbayan shall be administered by the Presiding Justice of the Sandiganbayan, subject to the provisions of P.D. No. 985, as amended, E.O. No. 292, s. 1987, and other budgeting, accounting, and auditing rules, and regulations.

2. Non-Recurring Expenses. All non-recurring items of appropriations authorized herein such as, but not limited to, foreign-assisted projects and locally-funded projects, shall not form part of the Sandiganbayan’s appropriations that may not be reduced by Congress under Section 3, Article VIII of the Constitution. The Supreme Court en banc, through a resolution, shall affirm the items of appropriation in the Judiciary’s budget that are non-recurring, as defined above, and which shall not be considered in the total appropriations that may not be reduced.

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3. Payment of Adjusted Pension. The amounts appropriated herein for payment of pensions to retired Justices shall be adjusted at the rates authorized under Section 3-A of R.A. No. 910, as amended, and implemented by SC A.M. No. 91-8-225-C.A.

4. Reporting and Posting Requirements. The Sandiganbayan shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Sandiganbayan’s website.

The Sandiganbayan shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total

REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	549,320,000	₱	695,229,000	₱	252,059,000	₱	1,496,608,000
Administration of Personnel Benefits		465,622,000						465,622,000

Sub-total, General Administration and Support		1,014,942,000		695,229,000		252,059,000		1,962,230,000

Support to Operations
Legal and Compliance Services		17,517,000		14,209,000		6,027,000		37,753,000

Sub-total, Support to Operations		17,517,000		14,209,000		6,027,000		37,753,000

Operations
SANDIGANBAYAN ADJUDICATION PROGRAM		406,883,000		213,190,000		57,913,000		677,986,000

CASE MANAGEMENT SUB-PROGRAM		65,113,000		37,999,000		16,368,000		119,480,000

Docketing, Processing, Reporting and Calendaring of Cases for Hearing and Conduct of Proceedings		65,113,000		37,999,000		16,368,000		119,480,000
TRIAL MANAGEMENT SUB-PROGRAM		51,711,000		15,437,000		5,460,000		72,608,000

Trial of Cases, Preparation and Promulgation of Decisions and Issuance Processes		51,711,000		15,437,000		5,460,000		72,608,000
CASE DISPOSITION MANAGEMENT SUB-PROGRAM		290,059,000		159,754,000		36,085,000		485,898,000

Review of Case Records, Drafting and Promulgation of Decisions or Resolutions Disposing Cases		290,059,000		159,754,000		36,085,000		485,898,000

Sub-total, Operations		406,883,000		213,190,000		57,913,000		677,986,000

TOTAL NEW APPROPRIATIONS	₱	1,439,342,000	₱	922,628,000	₱	315,999,000	₱	2,677,969,000

JANUARY 5, 2026	OFFICIAL GAZETTE	521
THE JUDICIARY

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	361,605
Creation of New Positions	76,769
Reclassification of Positions	56,027

Total Permanent Positions	494,401

Other Compensation Common to All
Personnel Economic Relief Allowance	12,024
Representation Allowance	12,402
Transportation Allowance	12,402
Clothing and Uniform Allowance	3,507
Honoraria	5,880
Overtime Pay	26,669
Mid-Year Bonus - Civilian	30,135
Year End Bonus	30,135
Cash Gift	2,505
Productivity Enhancement Incentive	2,505
Step Increment	904

Total Other Compensation Common to All	139,068

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	971
Hazard Pay	10,305
Longevity Pay	12,644
Night Shift Differential Pay	2,697
Lump-sum for Filling of Positions - Civilian	65,975
Other Personnel Benefits	299,443

Total Other Compensation for Specific Groups	392,035

Other Benefits
PAG-IBIG Contributions	1,202
PhilHealth Contributions	8,836
Employees Compensation Insurance Premiums	701
Retirement Gratuity	157,693
Loyalty Award - Civilian	390
Terminal Leave	109,158

Total Other Benefits	277,980

Other Personnel Benefits
Pension, Civilian Personnel	77,989

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Total Other Personnel Benefits	77,989

Non-Permanent Positions	57,869

Total Personnel Services	1,439,342

Maintenance and Other Operating Expenses
Travelling Expenses	74,906
Training and Scholarship Expenses	38,894
Supplies and Materials Expenses	135,949
Utility Expenses	30,248
Communication Expenses	23,703
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	5,038
Professional Services	18,770
General Services	25,015
Repairs and Maintenance	127,081
Taxes, Insurance Premiums and Other Fees	7,304
Other Maintenance and Operating Expenses
Advertising Expenses	298
Printing and Publication Expenses	363
Representation Expenses	7,738
Transportation and Delivery Expenses	158
Rent/Lease Expenses	173,837
Subscription Expenses	7,646
Donations	5
Other Maintenance and Operating Expenses	245,675

Total Maintenance and Other Operating Expenses	922,628

Total Current Operating Expenditures	2,361,970

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	84,150
Machinery and Equipment Outlay	193,780
Transportation Equipment Outlay	25,500
Furniture, Fixtures and Books Outlay	12,569

Total Capital Outlays	315,999

TOTAL NEW APPOPRIATIONS	2,677,969

D. COURT OF APPEALS

For general administration and support, and operations, as indicated hereunder	₱	5,949,754,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	523
THE JUDICIARY

A. REGULAR PROGRAMS
General Administration and Support	₱	2,413,317,000	₱	1,765,362,000	₱	149,942,000	₱	4,328,621,000
Operations		538,095,000		660,825,000		422,213,000		1,621,133,000

APPELLATE ADJUDICATION PROGRAM		538,095,000		660,825,000		422,213,000		1,621,133,000

TOTAL NEW APPROPRIATIONS	₱	2,951,412,000	₱	2,426,187,000	₱	572,155,000	₱	5,949,754,000

Special Provision(s)

1. Administration of Appropriations. The appropriations provided herein for the Court of Appeals shall be administered by the Presiding Justice of the Court of Appeals, subject to the provisions of P.D. No. 985, as amended, E.O. No. 292, s. 1987, and other budgeting, accounting, and auditing rules, and regulations.

2. Non-Recurring Expenses. All non-recurring items of appropriations authorized herein such as, but not limited to, foreign-assisted projects and locally-funded projects, shall not form part of the Court of Appeals’ appropriations that may not be reduced by Congress under Section 3, Article VIII of the Constitution. The Supreme Court en banc, through a resolution, shall affirm the items of appropriation in the Judiciary’s budget that are non-recurring, as defined above, and which shall not be considered in the total appropriations that may not be reduced.

3. Payment of Adjusted Pension. The amounts appropriated herein for payment of pensions to retired Justices shall be adjusted at the rates authorized under Section 3-A of R.A. No. 910, as amended, and implemented by SC A.M. No. 91-8-225-C.A.

4. Reporting and Posting Requirements. The Court of Appeals shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Court of Appeals’ website.

The Court of Appeals shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	1,735,479,000	₱	1,765,362,000	₱	149,942,000	₱	3,650,783,000
Administration of Personnel Benefits		677,838,000						677,838,000

Sub-total, General Administration and Support		2,413,317,000		1,765,362,000		149,942,000		4,328,621,000

Operations
APPELLATE ADJUDICATION PROGRAM		538,095,000		660,825,000		422,213,000		1,621,133,000

Adjudication of Appealed and Other Court Cases		538,095,000		660,825,000		422,213,000		1,621,133,000

Sub-total, Operations		538,095,000		660,825,000		422,213,000		1,621,133,000

TOTAL NEW APPROPRIATIONS	₱	2,951,412,000	₱	2,426,187,000	₱	572,155,000	₱	5,949,754,000

524	OFFICIAL GAZETTE	VOL. 122, NO. 1
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New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	1,182,673

Total Permanent Positions	1,182,673

Other Compensation Common to All
Personnel Economic Relief Allowance	36,024
Representation Allowance	32,640
Transportation Allowance	32,640
Clothing and Uniform Allowance	10,507
Honoraria	3,602
Overtime Pay	9,150
Mid-Year Bonus—Civilian	98,556
Year End Bonus	98,556
Cash Gift	7,505
Productivity Enhancement Incentive	7,505
Step Increment	2,957

Total Other Compensation Common to All	339,642

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	3,178
Longevity Pay	39,626
Night Shift Differential Pay	1,500
Lump-sum for Filling of Positions—Civilian	299,815
Other Personnel Benefits	177,767
Anniversary Bonus—Civilian	5,562

Total Other Compensation for Specific Groups	527,448

Other Benefits
PAG-IBIG Contributions	3,603
PhilHealth Contributions	24,297
Employees Compensation Insurance Premiums	1,801
Retirement Gratuity	193,847
Loyalty Award—Civilian	1,490
Terminal Leave	249,136

Total Other Benefits	474,174

Other Personnel Benefits
Pension, Civilian Personnel	407,023

Total Other Personnel Benefits	407,023

JANUARY 5, 2026	OFFICIAL GAZETTE	525
THE JUDICIARY

Non-Permanent Positions	20,452

Total Personnel Services	2,951,412

Maintenance and Other Operating Expenditures
Travelling Expenses	170,481
Training and Scholarship Expenses	71,083
Supplies and Materials Expenses	560,496
Utility Expenses	274,762
Communication Expenses	99,670
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	19,860
Professional Services	108,438
General Services	176,993
Repairs and Maintenance	194,779
Taxes, Insurance Premiums and Other Fees	13,385
Other Maintenance and Operating Expenses
Advertising Expenses	4,410
Printing and Publication Expenses	2,044
Representation Expenses	20,049
Transportation and Delivery Expenses	1,947
Rent/Lease Expenses	85,903
Membership Dues and Contributions to Organizations	130
Subscription Expenses	421,757
Other Maintenance and Operating Expenses	200,000

Total Maintenance and Other Operating Expenses	2,426,187

Total Current Operating Expenditures	5,377,599

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	384,653
Machinery and Equipment Outlay	146,563
Transportation Equipment Outlay	37,560
Furniture, Fixtures and Books Outlay	561
Other Property Plant and Equipment Outlay	2,818

Total Capital Outlays	572,155

TOTAL NEW APPROPRIATIONS	5,949,754

E. COURT OF TAX APPEALS

For general administration and support, and operations, as indicated hereunder	₱	1,094,995,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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A. REGULAR PROGRAMS
General Administration and Support	₱	582,370,000	₱	168,466,000	₱	50,682,000	₱	801,518,000
Operations		163,930,000		129,547,000				293,477,000

TAX APPELLATE ADJUDICATION PROGRAM		163,930,000		129,547,000				293,477,000

TOTAL NEW APPROPRIATIONS	₱	746,300,000	₱	298,013,000	₱	50,682,000	₱	1,094,995,000

Special Provision(s)

1. Administration of Appropriations. The appropriations provided herein for the Court of Tax Appeals shall be administered by the Presiding Justice of the Court of Tax Appeals, subject to the provisions of P.D. No. 985, as amended, E.O. No. 292, s. 1987, and other budgeting, accounting, and auditing rules, and regulations.

2. Non-Recurring Expenses. All non-recurring items of appropriations authorized herein such as, but not limited to, foreign-assisted projects and locally-funded projects, shall not form part of the Court of Tax Appeals’ appropriations that may not be reduced by Congress under Section 3, Article VIII of the Constitution. The Supreme Court en banc, through a resolution, shall affirm the items of appropriation in the Judiciary’s budget that are non-recurring, as defined above, and which shall not be considered in the total appropriations that may not be reduced.

3. Payment of Adjusted Pension. The amounts appropriated herein for payment of pensions to retired Justices shall be adjusted at the rates authorized under Section 3-A of R.A. No. 910, as amended, and implemented by SC A.M. No. 91-8-225-C.A.

4. Reporting and Posting Requirements. The Court of Tax Appeals shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Court of Tax Appeals’ website.

The Court of Tax Appeals shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	364,781,000	₱	168,466,000	₱	50,682,000	₱	583,929,000
Administration of Personnel Benefits		217,589,000						217,589,000

Sub-total, General Administration and Support		582,370,000		168,466,000		50,682,000		801,518,000

Operations
TAX APPELLATE ADJUDICATION PROGRAM		163,930,000		129,547,000				293,477,000

Adjudication of Tax, Customs and Assessment Cases		163,930,000		129,547,000				293,477,000

Sub-total, Operations		163,930,000		129,547,000				293,477,000

TOTAL NEW APPROPRIATIONS	₱	746,300,000	₱	298,013,000	₱	50,682,000	₱	1,094,995,000

JANUARY 5, 2026	OFFICIAL GAZETTE	527
THE JUDICIARY

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	257,651
Creation of New Positions	11,005
Reclassification of Positions	5,330

Total Permanent Positions	273,986

Other Compensation Common to All
Personnel Economic Relief Allowance	7,404
Representation Allowance	7,350
Transportation Allowance	7,350
Clothing and Uniform Allowance	2,163
Overtime Pay	12,962
Mid-Year Bonus—Civilian	21,471
Year End Bonus	21,471
Cash Gift	1,545
Productivity Enhancement Incentive	1,545
Step Increment	644

Total Other Compensation Common to All	83,905

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	1,346
Longevity Pay	6,451
Lump-sum for Filling of Positions—Civilian	45,277
Other Personnel Benefits	106,842

Total Other Compensation for Specific Groups	159,916

Other Benefits
PAG-IBIG Contributions	742
PhilHealth Contributions	5,442
Employees Compensation Insurance Premiums	371
Retirement Gratuity	94,567
Loyalty Award—Civilian	275
Terminal Leave	61,410

Total Other Benefits	162,807

Other Personnel Benefits
Pension, Civilian Personnel	57,542

Total Other Personnel Benefits	57,542

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Non-Permanent Positions	8,144

Total Personnel Services	746,300

Maintenance and Other Operating Expenses
Travelling Expenses	56,519
Training and Scholarship Expenses	24,854
Supplies and Materials Expenses	49,685
Utility Expenses	22,764
Communication Expenses	12,450
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	3,206
Professional Services	2,909
General Services	38,859
Repairs and Maintenance	31,783
Taxes, Insurance Premiums and Other Fees	5,632
Other Maintenance and Operating Expenses
Advertising Expenses	1,478
Printing and Publication Expenses	211
Representation Expenses	25,110
Transportation and Delivery Expenses	3,649
Rent/Lease Expenses	13,658
Membership Dues and Contributions to Organizations	314
Subscription Expenses	3,406
Other Maintenance and Operating Expenses	1,526

Total Maintenance and Other Operating Expenses	298,013

Total Current Operating Expenditures	1,044,313

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	40,112
Transportation Equipment Outlay	8,900
Furniture, Fixtures and Books Outlay	1,110
Intangible Assets Outlay	560

Total Capital Outlays	50,682

TOTAL NEW APPROPRIATIONS	1,094,995

JANUARY 5, 2026	OFFICIAL GAZETTE	529
THE JUDICIARY

GENERAL SUMMARY

THE JUDICIARY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. SUPREME COURT OF THE PHILIPPINES AND THE LOWER COURTS	₱	38,977,451,000	₱	13,381,407,000	₱	6,186,085,000	₱	58,544,943,000
B. PRESIDENTIAL ELECTORAL TRIBUNAL		146,776,000		14,026,000		6,000,000		166,802,000
C. SANDIGANBAYAN		1,439,342,000		922,628,000		315,999,000		2,677,969,000
D. COURT OF APPEALS		2,951,412,000		2,426,187,000		572,155,000		5,949,754,000
E. COURT OF TAX APPEALS		746,300,000		298,013,000		50,682,000		1,094,995,000

TOTAL NEW APPROPRIATIONS, THE JUDICIARY	₱	44,261,281,000	₱	17,042,261,000	₱	7,130,921,000	₱	68,434,463,000

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XXXI. CIVIL SERVICE COMMISSION

A. CIVIL SERVICE COMMISSION

For general administration and support, support to operations, and operations, including locally-funded and foreign-assisted project(s) as indicated hereunder	₱	2,751,651,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	703,451,000	₱	310,164,000	₱		₱	1,013,615,000
Support to Operations		53,425,000		178,440,000		168,615,000		400,480,000
Operations		889,239,000		71,489,000				960,728,000

CIVIL SERVICE HUMAN RESOURCE GOVERNANCE PROGRAM		40,752,000		25,326,000				66,078,000
CIVIL SERVICE PROFESSIONALIZATION AND WORKPLACE COOPERATION PROGRAM		668,106,000		37,951,000				706,057,000
ADMINISTRATIVE JUSTICE PROGRAM		180,381,000		8,212,000				188,593,000

Total, Regular Programs		1,646,115,000		560,093,000		168,615,000		2,374,823,000

B. PROJECT(S)
Locally-Funded Project(s)				43,018,000				43,018,000

Foreign-Assisted Project(s)				185,816,000		147,994,000		333,810,000

Total, Project(s)				228,834,000		147,994,000		376,828,000

TOTAL NEW APPROPRIATIONS	₱	1,646,115,000	₱	788,927,000	₱	316,609,000	₱	2,751,651,000

Special Provision(s)

1. Organizational Structure. Notwithstanding any provision of law to the contrary and within the limits of appropriations in this Act, the Chairperson of the Civil Service Commission (CSC) is hereby authorized to:

(a)	formulate and implement the CSC’s organizational structure;

(b)

fix and determine the salaries, allowances and other benefits of personnel of the CSC in accordance with the rates and levels authorized under R.A. No. 6758, as amended, and R.A. No. 6686, as amended; and

(c)	create new positions, transfer an item, or make other adjustments in the Personnel Services Itemization, whenever public interest so requires.

Implementation of the foregoing shall be subject to: (i) compliance with organization, staffing, and position classification and compensation standards of the DBM; (ii) scrap and build policy; and (iii) submission to DBM of a resolution stating the changes in the organization and staffing in accordance with the foregoing standards and policy for proper documentation.

The officials and employees whose positions are affected by a reorganization shall be granted retirement benefits or separation pay in accordance with existing laws, which shall be payable from any unexpended balance of, or savings in the appropriations of the CSC.

JANUARY 5, 2026	OFFICIAL GAZETTE	531
CIVIL SERVICE COMMISSION

2. Use of Savings. The Chairperson of CSC is hereby authorized to use savings to augment actual deficiencies in its appropriations in accordance with Section 25(5), Article VI of the Constitution and the General Provisions of this Act.

3. Reporting and Posting Requirements. The CSC shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	CSC’s website.

The CSC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

4. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	473,379,000	₱	310,164,000	₱	₱	783,543,000

National Capital Region (NCR)		307,527,000		225,948,000			533,475,000

Central Office		288,081,000		219,580,000			507,661,000
Regional Office - NCR		19,446,000		6,368,000			25,814,000
Region I - Ilocos		11,998,000		4,786,000			16,784,000

Regional Office - I		11,998,000		4,786,000			16,784,000
Cordillera Administrative Region (CAR)		9,593,000		4,942,000			14,535,000

Regional Office - CAR		9,593,000		4,942,000			14,535,000
Region II - Cagayan Valley		5,877,000		8,070,000			13,947,000

Regional Office - II		5,877,000		8,070,000			13,947,000
Region III - Central Luzon		9,706,000		5,949,000			15,655,000

Regional Office - III		9,706,000		5,949,000			15,655,000
Region IVA - CALABARZON		13,741,000		8,068,000			21,809,000

Regional Office - IVA		13,741,000		8,068,000			21,809,000

532	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region V - Bicol	11,795,000	5,202,000		16,997,000

Regional Office - V	11,795,000	5,202,000		16,997,000
Region VI - Western Visayas	10,238,000	4,695,000		14,933,000

Regional Office - VI	10,238,000	4,695,000		14,933,000
Region VII - Central Visayas	10,581,000	5,707,000		16,288,000

Regional Office - VII	10,581,000	5,707,000		16,288,000
Region VIII - Eastern Visayas	12,865,000	5,689,000		18,554,000

Regional Office - VIII	12,865,000	5,689,000		18,554,000
Region IX - Zamboanga Peninsula	11,648,000	2,649,000		14,297,000

Regional Office - IX	11,648,000	2,649,000		14,297,000
Region X - Northern Mindanao	9,273,000	4,234,000		13,507,000

Regional Office - X	9,273,000	4,234,000		13,507,000
Region XI - Davao	12,567,000	14,551,000		27,118,000

Regional Office - XI	12,567,000	14,551,000		27,118,000
Region XII - SOCCSKSARGEN	11,539,000	2,454,000		13,993,000

Regional Office - XII	11,539,000	2,454,000		13,993,000
Region XIII - Caraga	12,753,000	4,795,000		17,548,000

Regional Office - XIII	12,753,000	4,795,000		17,548,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	11,678,000	2,425,000		14,103,000

Regional Office - BARMM	11,678,000	2,425,000		14,103,000
Administration of Personnel Benefits	230,072,000			230,072,000

National Capital Region (NCR)	230,072,000			230,072,000

Central Office	230,072,000			230,072,000

Sub-total, General Administration and Support	703,451,000	310,164,000		1,013,615,000

Support to Operations
Corporate Communication, Internal Planning, Internal Audit, ICT Management, and Commission Secretariat and Legislative/ External Relations Activities	53,425,000	178,440,000	168,615,000	400,480,000

National Capital Region (NCR)	53,425,000	178,440,000	168,615,000	400,480,000

Central Office	53,425,000	178,440,000	168,615,000	400,480,000

Sub-total, Support to Operations	53,425,000	178,440,000	168,615,000	400,480,000

JANUARY 5, 2026	OFFICIAL GAZETTE	533
CIVIL SERVICE COMMISSION

Operations
CIVIL SERVICE HUMAN RESOURCE GOVERNANCE PROGRAM	40,752,000	25,326,000	66,078,000

CIVIL SERVICE HR POLICY AND INFORMATION MANAGEMENT SUB-PROGRAM	20,272,000	19,174,000	39,446,000

HR Accreditation and HR Policy Research Development, Implementation, and Monitoring and Evaluation	19,022,000	18,203,000	37,225,000

National Capital Region (NCR)	19,022,000	7,517,000	26,539,000

Central Office	19,022,000	6,238,000	25,260,000
Regional Office - NCR		1,279,000	1,279,000
Region I - Ilocos		648,000	648,000

Regional Office - I		648,000	648,000
Cordillera Administrative Region (CAR)		719,000	719,000

Regional Office - CAR		719,000	719,000
Region II - Cagayan Valley		663,000	663,000

Regional Office - II		663,000	663,000
Region III - Central Luzon		984,000	984,000

Regional Office - III		984,000	984,000
Region IVA - CALABARZON		1,371,000	1,371,000

Regional Office - IVA		1,371,000	1,371,000
Region V - Bicol		746,000	746,000

Regional Office - V		746,000	746,000
Region VI - Western Visayas		962,000	962,000

Regional Office - VI		962,000	962,000
Region VII - Central Visayas		661,000	661,000

Regional Office - VII		661,000	661,000
Region VIII - Eastern Visayas		790,000	790,000

Regional Office - VIII		790,000	790,000
Region IX - Zamboanga Peninsula		484,000	484,000

Regional Office - IX		484,000	484,000

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Region X - Northern Mindanao		625,000	625,000

Regional Office - X		625,000	625,000
Region XI - Davao		757,000	757,000

Regional Office - XI		757,000	757,000
Region XII - SOCCSKSARGEN		346,000	346,000

Regional Office - XII		346,000	346,000
Region XIII - Caraga		507,000	507,000

Regional Office - XIII		507,000	507,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		423,000	423,000

Regional Office - BARMM		423,000	423,000
Government HR Records Management and Government HR Inventory	1,250,000	971,000	2,221,000

National Capital Region (NCR)	1,250,000	971,000	2,221,000

Central Office	1,250,000	971,000	2,221,000
PUBLIC ASSISTANCE SUB-PROGRAM	20,480,000	6,152,000	26,632,000

Public Assistance and Contact Center ng Bayan Operations/Services	20,480,000	6,152,000	26,632,000

National Capital Region (NCR)	20,480,000	6,152,000	26,632,000

Central Office	20,480,000	6,152,000	26,632,000
CIVIL SERVICE PROFESSIONALIZATION AND WORKPLACE COOPERATION PROGRAM	668,106,000	37,951,000	706,057,000

CIVIL SERVICE PROFESSIONALIZATION SUB-PROGRAM	490,378,000	24,241,000	514,619,000

Grant of Eligibility (Via Eligibility Examinations and Special Laws), Appointments Validation/ Attestation and Rewards and Recognition/Honor Awards	490,378,000	24,241,000	514,619,000

National Capital Region (NCR)	107,810,000	20,946,000	128,756,000

Central Office	34,075,000	20,501,000	54,576,000
Regional Office - NCR	73,735,000	445,000	74,180,000
Region I - Ilocos	26,189,000	345,000	26,534,000

Regional Office - I	26,189,000	345,000	26,534,000
Cordillera Administrative Region (CAR)	21,461,000	205,000	21,666,000

Regional Office - CAR	21,461,000	205,000	21,666,000

JANUARY 5, 2026	OFFICIAL GAZETTE	535
CIVIL SERVICE COMMISSION

Region II - Cagayan Valley	21,840,000	196,000	22,036,000

Regional Office - II	21,840,000	196,000	22,036,000
Region III - Central Luzon	33,069,000	265,000	33,334,000

Regional Office - III	33,069,000	265,000	33,334,000
Region IVA - CALABARZON	41,860,000	305,000	42,165,000

Regional Office - IVA	41,860,000	305,000	42,165,000
Region V - Bicol	27,425,000	215,000	27,640,000

Regional Office - V	27,425,000	215,000	27,640,000
Region VI - Western Visayas	27,452,000	201,000	27,653,000

Regional Office - VI	27,452,000	201,000	27,653,000
Region VII - Central Visayas	24,182,000	205,000	24,387,000

Regional Office - VII	24,182,000	205,000	24,387,000
Region VIII - Eastern Visayas	26,237,000	212,000	26,449,000

Regional Office - VIII	26,237,000	212,000	26,449,000
Region IX - Zamboanga Peninsula	19,475,000	208,000	19,683,000

Regional Office - IX	19,475,000	208,000	19,683,000
Region X - Northern Mindanao	19,394,000	152,000	19,546,000

Regional Office - X	19,394,000	152,000	19,546,000
Region XI - Davao	28,887,000	158,000	29,045,000

Regional Office - XI	28,887,000	158,000	29,045,000
Region XII - SOCCSKSARGEN	24,385,000	256,000	24,641,000

Regional Office - XII	24,385,000	256,000	24,641,000
Region XIII - Caraga	20,716,000	127,000	20,843,000

Regional Office - XIII	20,716,000	127,000	20,843,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	19,996,000	245,000	20,241,000

Regional Office - BARMM	19,996,000	245,000	20,241,000
CIVIL SERVICE CAPABILITY BUILDING SUB-PROGRAM	160,060,000	11,769,000	171,829,000

Competency-Based Learning and Development including GAD Mainstreaming	160,060,000	11,769,000	171,829,000

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National Capital Region (NCR)	36,627,000	6,327,000	42,954,000

Central Office	24,960,000	5,752,000	30,712,000
Regional Office - NCR	11,667,000	575,000	12,242,000
Region I - Ilocos	9,155,000	341,000	9,496,000

Regional Office - I	9,155,000	341,000	9,496,000
Cordillera Administrative Region (CAR)	5,504,000	278,000	5,782,000

Regional Office - CAR	5,504,000	278,000	5,782,000
Region II - Cagayan Valley	10,185,000	243,000	10,428,000

Regional Office - II	10,185,000	243,000	10,428,000
Region III - Central Luzon	11,182,000	560,000	11,742,000

Regional Office - III	11,182,000	560,000	11,742,000
Region IVA - CALABARZON	5,876,000	678,000	6,554,000

Regional Office - IVA	5,876,000	678,000	6,554,000
Region V - Bicol	7,008,000	342,000	7,350,000

Regional Office - V	7,008,000	342,000	7,350,000
Region VI - Western Visayas	7,498,000	416,000	7,914,000

Regional Office - VI	7,498,000	416,000	7,914,000
Region VII - Central Visayas	7,932,000	415,000	8,347,000

Regional Office - VII	7,932,000	415,000	8,347,000
Region VIII - Eastern Visayas	10,050,000	344,000	10,394,000

Regional Office - VIII	10,050,000	344,000	10,394,000
Region IX - Zamboanga Peninsula	8,272,000	281,000	8,553,000

Regional Office - IX	8,272,000	281,000	8,553,000
Region X - Northern Mindanao	8,165,000	348,000	8,513,000

Regional Office - X	8,165,000	348,000	8,513,000
Region XI - Davao	9,487,000	311,000	9,798,000

Regional Office - XI	9,487,000	311,000	9,798,000
Region XII - SOCCSKSARGEN	8,634,000	290,000	8,924,000

Regional Office - XII	8,634,000	290,000	8,924,000

JANUARY 5, 2026	OFFICIAL GAZETTE	537
CIVIL SERVICE COMMISSION

Region XIII - Caraga	7,882,000	296,000	8,178,000

Regional Office - XIII	7,882,000	296,000	8,178,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	6,603,000	299,000	6,902,000

Regional Office - BARMM	6,603,000	299,000	6,902,000
PUBLIC SECTOR UNIONISM SUB-PROGRAM	17,668,000	1,941,000	19,609,000

Promoting and Harnessing Public Sector Unionism	17,668,000	1,941,000	19,609,000

National Capital Region (NCR)	17,668,000	1,248,000	18,916,000

Central Office	17,668,000	1,160,000	18,828,000
Regional Office - NCR		88,000	88,000
Region I - Ilocos		40,000	40,000

Regional Office - I		40,000	40,000
Cordillera Administrative Region (CAR)		30,000	30,000

Regional Office - CAR		30,000	30,000
Region II - Cagayan Valley		30,000	30,000

Regional Office - II		30,000	30,000
Region III - Central Luzon		50,000	50,000

Regional Office - III		50,000	50,000
Region IVA - CALABARZON		65,000	65,000

Regional Office - IVA		65,000	65,000
Region V - Bicol		40,000	40,000

Regional Office - V		40,000	40,000
Region VI - Western Visayas		50,000	50,000

Regional Office - VI		50,000	50,000
Region VII - Central Visayas		40,000	40,000

Regional Office - VII		40,000	40,000
Region VIII - Eastern Visayas		40,000	40,000

Regional Office - VIII		40,000	40,000
Region IX - Zamboanga Peninsula		40,000	40,000

Regional Office - IX		40,000	40,000

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Region X - Northern Mindanao		50,000	50,000

Regional Office - X		50,000	50,000
Region XI - Davao		50,000	50,000

Regional Office - XI		50,000	50,000
Region XII - SOCCSKSARGEN		88,000	88,000

Regional Office - XII		88,000	88,000
Region XIII - Caraga		40,000	40,000

Regional Office - XIII		40,000	40,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		40,000	40,000

Regional Office - BARMM		40,000	40,000
ADMINISTRATIVE JUSTICE PROGRAM	180,381,000	8,212,000	188,593,000

Efficient and Effective Administrative Justice	180,381,000	8,212,000	188,593,000

National Capital Region (NCR)	68,832,000	4,149,000	72,981,000

Central Office	56,833,000	3,699,000	60,532,000
Regional Office - NCR	11,999,000	450,000	12,449,000
Region I - Ilocos	8,461,000	149,000	8,610,000

Regional Office - I	8,461,000	149,000	8,610,000
Cordillera Administrative Region (CAR)	6,857,000	148,000	7,005,000

Regional Office - CAR	6,857,000	148,000	7,005,000
Region II - Cagayan Valley	9,400,000	141,000	9,541,000

Regional Office - II	9,400,000	141,000	9,541,000
Region III - Central Luzon	8,795,000	261,000	9,056,000

Regional Office - III	8,795,000	261,000	9,056,000
Region IVA - CALABARZON	9,497,000	497,000	9,994,000

Regional Office - IVA	9,497,000	497,000	9,994,000
Region V - Bicol	8,248,000	240,000	8,488,000

Regional Office - V	8,248,000	240,000	8,488,000
Region VI - Western Visayas	7,604,000	244,000	7,848,000

Regional Office - VI	7,604,000	244,000	7,848,000

JANUARY 5, 2026	OFFICIAL GAZETTE	539
CIVIL SERVICE COMMISSION

Region VII - Central Visayas	7,903,000	240,000		8,143,000

Regional Office - VII	7,903,000	240,000		8,143,000
Region VIII - Eastern Visayas	7,044,000	240,000		7,284,000

Regional Office - VIII	7,044,000	240,000		7,284,000
Region IX - Zamboanga Peninsula	7,776,000	240,000		8,016,000

Regional Office - IX	7,776,000	240,000		8,016,000
Region X - Northern Mindanao	7,310,000	240,000		7,550,000

Regional Office - X	7,310,000	240,000		7,550,000
Region XI - Davao	8,288,000	250,000		8,538,000

Regional Office - XI	8,288,000	250,000		8,538,000
Region XII - SOCCSKSARGEN	4,302,000	571,000		4,873,000

Regional Office - XII	4,302,000	571,000		4,873,000
Region XIII - Caraga	5,815,000	402,000		6,217,000

Regional Office - XIII	5,815,000	402,000		6,217,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	4,249,000	200,000		4,449,000

Regional Office - BARMM	4,249,000	200,000		4,449,000

Sub-total, Operations	889,239,000	71,489,000		960,728,000

Total, Regular Programs	1,646,115,000	560,093,000	168,615,000	2,374,823,000

PROJECT(S)
Locally-Funded Project(s)
Implementation of R.A. No. 9485, otherwise known as the “Anti-Red Tape Act of 2007”, as amended by R.A. No. 11032, otherwise known as the “Ease of Doing Business and Efficient Government Service Delivery Act of 2018”		43,018,000		43,018,000

National Capital Region (NCR)		43,018,000		43,018,000

Central Office		43,018,000		43,018,000

Sub-total, Locally-Funded Project(s)		43,018,000		43,018,000

Foreign-Assisted Project(s)
Philippine Civil Service Modernization Project IBRD Loan No. 9766-PH		185,816,000	147,994,000	333,810,000

National Capital Region (NCR)		185,816,000	147,994,000	333,810,000

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Central Office				185,816,000		147,994,000		333,810,000

Loan Proceeds				185,816,000		147,994,000		333,810,000

Sub-total, Foreign-Assisted Project(s)				185,816,000		147,994,000		333,810,000

Total, Project(s)				228,834,000		147,994,000		376,828,000

TOTAL NEW APPROPRIATIONS	₱	1,646,115,000	₱	788,927,000	₱	316,609,000	₱	2,751,651,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	1,014,519

Total Permanent Positions	1,014,519

Other Compensation Common to All
Personnel Economic Relief Allowance	29,808
Representation Allowance	24,528
Transportation Allowance	23,304
Clothing and Uniform Allowance	8,694
Mid-Year Bonus—Civilian	84,542
Year End Bonus	84,542
Cash Gift	6,210
Productivity Enhancement Incentive	6,210
Step Increment	2,536

Total Other Compensation Common to All	270,374

Other Compensation for Specific Groups
Lump-sum for Filling of Positions—Civilian	230,072

Total Other Compensation for Specific Groups	230,072
Other Benefits
PAG-IBIG Contributions	2,977
PhilHealth Contributions	22,714
Employees Compensation Insurance Premiums	1,491
Loyalty Award—Civilian	745
Terminal Leave	22,370

Total Other Benefits	50,297

JANUARY 5, 2026	OFFICIAL GAZETTE	541
CIVIL SERVICE COMMISSION

Other Personnel Benefits
Pension, Civilian Personnel	46,229

Total Other Personnel Benefits	46,229

Non-Permanent Positions	34,624

Total Personnel Services	1,646,115

Maintenance and Other Operating Expenses
Travelling Expenses	40,919
Training and Scholarship Expenses	16,590
Supplies and Materials Expenses	56,885
Utility Expenses	57,807
Communication Expenses	40,004
Awards/Rewards and Prizes	24,165
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	7,478
Professional Services	23,567
General Services	68,820
Repairs and Maintenance	36,195
Financial Assistance/Subsidy	3,000
Taxes, Insurance Premiums and Other Fees	7,196
Labor and Wages	28,095
Other Maintenance and Operating Expenses
Advertising Expenses	6,197
Printing and Publication Expenses	5,053
Representation Expenses	13,325
Transportation and Delivery Expenses	4,963
Rent/Lease Expenses	4,471
Membership Dues and Contributions to Organizations	109
Subscription Expenses	344,088

Total Maintenance and Other Operating Expenses	788,927

Total Current Operating Expenditures	2,435,042

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	316,609

Total Capital Outlays	316,609

TOTAL NEW APPROPRIATIONS	2,751,651

B. CAREER EXECUTIVE SERVICE BOARD

For general administration and support, support to operations, and operations, as indicated hereunder	₱	102,753,000

New Appropriations, by Programs/Projects

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	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	21,877,000	₱	19,406,000	₱	390,000	₱	41,673,000
Support to Operations		8,097,000		12,200,000		240,000		20,537,000
Operations		15,692,000		24,851,000				40,543,000

CAREER EXECUTIVE SCREENING AND DEVELOPMENT PROGRAM		15,692,000		24,851,000				40,543,000

TOTAL NEW APPROPRIATIONS	₱	45,666,000	₱	56,457,000	₱	630,000	₱	102,753,000

Special Provision(s)

1. Reporting and Posting Requirements. The Career Executive Service Board (CESB) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	CESB’s website.

The CESB shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	21,877,000	₱	19,406,000	₱	390,000	₱	41,673,000

Sub-total, General Administration and Support		21,877,000		19,406,000		390,000		41,673,000

Support to Operations
Formulation, Implementation and Monitoring of Policies, Regulations, Rulings or Legal Opinions on the CES		4,879,000		1,839,000				6,718,000
Information Systems Development and Management		3,218,000		10,361,000		240,000		13,819,000

Sub-total, Support to Operations		8,097,000		12,200,000		240,000		20,537,000

Operations
CAREER EXECUTIVE SCREENING AND DEVELOPMENT PROGRAM		15,692,000		24,851,000				40,543,000

JANUARY 5, 2026	OFFICIAL GAZETTE	543
CIVIL SERVICE COMMISSION

CES Eligibility Process and Appointment/ Promotion in CESO Rank		5,686,000		9,600,000				15,286,000
CES Capacity Building		5,605,000		7,368,000				12,973,000
CES Performance Management and External Relations		4,401,000		7,883,000				12,284,000

Sub-total, Operations		15,692,000		24,851,000				40,543,000

TOTAL NEW APPROPRIATIONS	₱	45,666,000	₱	56,457,000	₱	630,000	₱	102,753,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	32,304

Total Permanent Positions	32,304

Other Compensation Common to All
Personnel Economic Relief Allowance	984
Representation Allowance	654
Transportation Allowance	654
Clothing and Uniform Allowance	287
Mid-Year Bonus - Civilian	2,692
Year End Bonus	2,692
Cash Gift	205
Per Diems	427
Productivity Enhancement Incentive	205
Step Increment	81

Total Other Compensation Common to All	8,881

Other Benefits
PAG-IBIG Contributions	99
PhilHealth Contributions	740
Employees Compensation Insurance Premiums	49

Total Other Benefits	888

Non-Permanent Positions	3,593

Total Personnel Services	45,666

Maintenance and Other Operating Expenses
Travelling Expenses	2,880
Training and Scholarship Expenses	12,928

544	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Supplies and Materials Expenses	4,138
Utility Expenses	2,298
Communication Expenses	2,452
Awards/Rewards and Prizes	800
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	383
Professional Services	17,475
General Services	4,036
Repairs and Maintenance	2,263
Taxes, Insurance Premiums and Other Fees	917
Other Maintenance and Operating Expenses
Advertising Expenses	464
Printing and Publication Expenses	864
Representation Expenses	1,434
Transportation and Delivery Expenses	98
Membership Dues and Contributions to Organizations	27
Subscription Expenses	2,996
Bank Transaction Fee	4

Total Maintenance and Other Expenses	56,457

Total Current Operating Expenditures	102,123

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	630

Total Capital Outlays	630

TOTAL NEW APPROPRIATIONS	102,753

JANUARY 5, 2026	OFFICIAL GAZETTE	545
CIVIL SERVICE COMMISSION

GENERAL SUMMARY

CIVIL SERVICE COMMISSION

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. CIVIL SERVICE COMMISSION	₱	1,646,115,000	₱	788,927,000	₱	316,609,000	₱	2,751,651,000
B. CAREER EXECUTIVE SERVICE BOARD		45,666,000		56,457,000		630,000		102,753,000

TOTAL NEW APPROPRIATIONS, CIVIL SERVICE COMMISSION	₱	1,691,781,000	₱	845,384,000	₱	317,239,000	₱	2,854,404,000

546	OFFICIAL GAZETTE	VOL. 122, NO. 1
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XXXII. COMMISSION ON AUDIT

For general administration and support, support to operations, and operations, as indicated hereunder	₱	14,415,347,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	5,399,195,000	₱	618,117,000	₱	649,517,000	₱	6,666,829,000
Support to Operations		483,226,000		15,702,000				498,928,000
Operations		7,158,482,000		91,108,000				7,249,590,000

GOVERNMENT AUDITING PROGRAM		6,854,819,000		87,875,000				6,942,694,000
GOVERNMENT ACCOUNTANCY PROGRAM		72,994,000		957,000				73,951,000
GOVERNMENT FINANCIAL ADJUDICATION PROGRAM		230,669,000		2,276,000				232,945,000

TOTAL NEW APPROPRIATIONS	₱	13,040,903,000	₱	724,927,000	₱	649,517,000	₱	14,415,347,000

Special Provision(s)

1. Organizational Structure. Notwithstanding any provision of law to the contrary and within the limits of appropriations in this Act, the Chairperson of the Commission on Audit (COA) is hereby authorized to:

(a)	formulate and implement the COA’s organizational structure;

(b)

fix and determine the salaries, allowances and other benefits of the COA personnel in accordance with the rates and levels authorized under R.A. No. 6758, as amended, and R.A. No. 6686, as amended; and

(c)	create new positions, transfer an item or make other adjustments in the Personnel Services Itemization, whenever public interest so requires.

Implementation of the foregoing shall be subject to: (i) compliance with organization, staffing, and position classification and compensation standards of the DBM; (ii) scrap and build policy; and (iii) submission to DBM of a resolution stating the changes in the organization and staffing in accordance with the foregoing standards and policy for proper documentation.

The officials and employees whose positions are affected by a reorganization shall be granted retirement benefits or separation pay in accordance with existing laws, which shall be payable from any unexpended balance of, or savings in the appropriations of the COA.

2. Use of Savings. The Chairperson of COA is hereby authorized to use savings to augment actual deficiencies in accordance with Section 25(5), Article VI of the Constitution and the General Provisions of this Act.

3. Appropriations for Auditing Services to Local Government Units (LGUs). The amounts appropriated herein include the requirements for the audit of LGU accounts. The cost of auditing services rendered to LGUs shall be deducted from the national tax collections and recorded in the National Treasury as income of the General Fund in accordance with Section 24(3) of P.D. No. 1445.

4. Assessments from Auditing Services to Government-Owned or-Controlled Corporations (GOCCs). The COA shall assess GOCCs for the cost of audit services rendered in accordance with the provisions of E.O. No. 271, s. 1987. Proceeds from such assessments, including receipts derived from other sources authorized under P.D. No. 1445 shall be deposited with the National Treasury as income of the General Fund in accordance with Section 44, Chapter 5, Book VI of E.O. No. 292, s. 1987.

5. Submission of Annual Reports of the Commission on Audit. The COA shall submit within one hundred twenty (120) days after the end of every fiscal year, the Annual Report on Appropriations, Allotments, Obligations, and Disbursements (ARAAOD) of National Government Agencies (NGAs) and Government Corporations (GCs) receiving subsidies from the national government and maintaining special accounts in the General Fund, which includes the approved budget, utilizations, and disbursements for off-budgetary funds and trust receipts, to the Congress and the President of the Philippines.

Furthermore, the COA shall submit the Annual Financial Reports (AFRs) for national government, local government, and GCs, including recommended measures necessary to improve their effectiveness and efficiency, on or before September 30 of each fiscal year.

The Chairperson of COA and the Commission’s web administrator or his/her equivalent shall ensure the posting of the ARAAOD (including approved budget, utilizations, and disbursements for off-budgetary funds and trust receipts), and AFRs on the COA website.

JANUARY 5, 2026	OFFICIAL GAZETTE	547
COMMISSION ON AUDIT

6. Reporting and Posting Requirements. The COA shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following: (a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and (b) COA’s website.

The COA shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

7. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	996,890,000	₱	618,117,000	₱	649,517,000	₱	2,264,524,000

National Capital Region (NCR)		681,293,000		474,827,000		647,917,000		1,804,037,000

Central Office		681,293,000		474,827,000		647,917,000		1,804,037,000
Region I - Ilocos		18,241,000		8,904,000				27,145,000

Regional Office - I		18,241,000		8,904,000				27,145,000
Cordillera Administrative Region (CAR)		23,295,000		8,516,000				31,811,000

Regional Office - CAR		23,295,000		8,516,000				31,811,000
Region II - Cagayan Valley		20,292,000		8,539,000				28,831,000

Regional Office - II		20,292,000		8,539,000				28,831,000
Region III - Central Luzon		18,799,000		9,354,000				28,153,000

Regional Office - III		18,799,000		9,354,000				28,153,000
Region IVA - CALABARZON		21,300,000		5,570,000				26,870,000

Regional Office - IVA		21,300,000		5,570,000				26,870,000
Region IVB - MIMAROPA		18,984,000		5,197,000				24,181,000

Regional Office - IVB		18,984,000		5,197,000				24,181,000
Region V - Bicol		21,953,000		8,881,000				30,834,000

Regional Office - V		21,953,000		8,881,000				30,834,000

548	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VI - Western Visayas	20,756,000	9,470,000		30,226,000

Regional Office - VI	20,756,000	9,470,000		30,226,000
Negros Island Region (NIR)		10,168,000	1,600,000	11,768,000

Regional Office - NIR		10,168,000	1,600,000	11,768,000
Region VII - Central Visayas	18,361,000	9,766,000		28,127,000

Regional Office - VII	18,361,000	9,766,000		28,127,000
Region VIII - Eastern Visayas	20,007,000	8,963,000		28,970,000

Regional Office - VIII	20,007,000	8,963,000		28,970,000
Region IX - Zamboanga Peninsula	19,261,000	8,188,000		27,449,000

Regional Office - IX	19,261,000	8,188,000		27,449,000
Region X - Northern Mindanao	19,043,000	8,387,000		27,430,000

Regional Office - X	19,043,000	8,387,000		27,430,000
Region XI - Davao	20,389,000	8,659,000		29,048,000

Regional Office - XI	20,389,000	8,659,000		29,048,000
Region XII - SOCCSKSARGEN	17,530,000	7,941,000		25,471,000

Regional Office - XII	17,530,000	7,941,000		25,471,000
Region XIII - Caraga	21,852,000	8,209,000		30,061,000

Regional Office - XIII	21,852,000	8,209,000		30,061,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	15,534,000	8,578,000		24,112,000

Regional Office - BARMM	15,534,000	8,578,000		24,112,000
Administration of Personnel Benefits	4,402,305,000			4,402,305,000

National Capital Region (NCR)	4,402,305,000			4,402,305,000

Central Office	4,402,305,000			4,402,305,000

Sub-total, General Administration and Support	5,399,195,000	618,117,000	649,517,000	6,666,829,000

Support to Operations
Legal Assistance Services	146,764,000	417,000		147,181,000

National Capital Region (NCR)	9,626,000	268,000		9,894,000

Central Office	9,626,000	268,000		9,894,000

JANUARY 5, 2026	OFFICIAL GAZETTE	549
COMMISSION ON AUDIT

Region I - Ilocos	7,614,000	10,000	7,624,000

Regional Office - I	7,614,000	10,000	7,624,000
Cordillera Administrative Region (CAR)	8,267,000	10,000	8,277,000

Regional Office - CAR	8,267,000	10,000	8,277,000
Region II - Cagayan Valley	10,757,000	10,000	10,767,000

Regional Office - II	10,757,000	10,000	10,767,000
Region III - Central Luzon	11,974,000	10,000	11,984,000

Regional Office - III	11,974,000	10,000	11,984,000
Region IVA - CALABARZON	9,651,000	10,000	9,661,000

Regional Office - IVA	9,651,000	10,000	9,661,000
Region IVB - MIMAROPA	8,992,000	10,000	9,002,000

Regional Office - IVB	8,992,000	10,000	9,002,000
Region V - Bicol	12,466,000	10,000	12,476,000

Regional Office - V	12,466,000	10,000	12,476,000
Region VI - Western Visayas	8,527,000	8,000	8,535,000

Regional Office - VI	8,527,000	8,000	8,535,000
Region VII - Central Visayas	3,884,000	8,000	3,892,000

Regional Office - VII	3,884,000	8,000	3,892,000
Region VIII - Eastern Visayas	9,064,000	10,000	9,074,000

Regional Office - VIII	9,064,000	10,000	9,074,000
Region IX - Zamboanga Peninsula	10,410,000	9,000	10,419,000

Regional Office - IX	10,410,000	9,000	10,419,000
Region X - Northern Mindanao	8,901,000	10,000	8,911,000

Regional Office - X	8,901,000	10,000	8,911,000
Region XI - Davao	7,559,000	10,000	7,569,000

Regional Office - XI	7,559,000	10,000	7,569,000
Region XII - SOCCSKSARGEN	9,306,000	8,000	9,314,000

Regional Office - XII	9,306,000	8,000	9,314,000

550	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Region XIII - Caraga	4,175,000	8,000	4,183,000

Regional Office - XIII	4,175,000	8,000	4,183,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	5,591,000	8,000	5,599,000

Regional Office - BARMM	5,591,000	8,000	5,599,000
Development, Installation and Maintenance of In-House Financial and Other Management Information Systems	94,614,000	11,616,000	106,230,000

National Capital Region (NCR)	94,614,000	11,616,000	106,230,000

Central Office	94,614,000	11,616,000	106,230,000
Comprehensive Training Program for Commission Personnel, Including the Provision of Auditing Materials and the Dissemination of Information Including Laws, Rules, and Regulations	65,146,000	3,250,000	68,396,000

National Capital Region (NCR)	65,146,000	3,250,000	68,396,000

Central Office	65,146,000	3,250,000	68,396,000
Technical Assistance Rendered to the Commission	176,702,000	419,000	177,121,000

Region I - Ilocos	8,533,000	27,000	8,560,000

Regional Office - I	8,533,000	27,000	8,560,000
Cordillera Administrative Region (CAR)	9,300,000	30,000	9,330,000

Regional Office - CAR	9,300,000	30,000	9,330,000
Region II - Cagayan Valley	8,580,000	27,000	8,607,000

Regional Office - II	8,580,000	27,000	8,607,000
Region III - Central Luzon	12,557,000	27,000	12,584,000

Regional Office - III	12,557,000	27,000	12,584,000
Region IVA - CALABARZON	13,119,000	27,000	13,146,000

Regional Office - IVA	13,119,000	27,000	13,146,000
Region IVB - MIMAROPA	12,928,000	27,000	12,955,000

Regional Office - IVB	12,928,000	27,000	12,955,000
Region V - Bicol	14,447,000	27,000	14,474,000

Regional Office - V	14,447,000	27,000	14,474,000
Region VI - Western Visayas	9,271,000	27,000	9,298,000

Regional Office - VI	9,271,000	27,000	9,298,000

JANUARY 5, 2026	OFFICIAL GAZETTE	551
COMMISSION ON AUDIT

Region VII - Central Visayas	10,261,000	26,000	10,287,000

Regional Office - VII	10,261,000	26,000	10,287,000
Region VIII - Eastern Visayas	11,424,000	27,000	11,451,000

Regional Office - VIII	11,424,000	27,000	11,451,000
Region IX - Zamboanga Peninsula	13,460,000	27,000	13,487,000

Regional Office - IX	13,460,000	27,000	13,487,000
Region X - Northern Mindanao	9,400,000	27,000	9,427,000

Regional Office - X	9,400,000	27,000	9,427,000
Region XI - Davao	12,511,000	27,000	12,538,000

Regional Office - XI	12,511,000	27,000	12,538,000
Region XII - SOCCSKSARGEN	8,886,000	27,000	8,913,000

Regional Office - XII	8,886,000	27,000	8,913,000
Region XIII - Caraga	15,334,000	27,000	15,361,000

Regional Office - XIII	15,334,000	27,000	15,361,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	6,691,000	12,000	6,703,000

Regional Office - BARMM	6,691,000	12,000	6,703,000

Sub-total, Support to Operations	483,226,000	15,702,000	498,928,000

Operations
GOVERNMENT AUDITING PROGRAM	6,854,819,000	87,875,000	6,942,694,000

NATIONAL GOVERNMENT AUDITING SUB-PROGRAM	870,616,000	27,996,000	898,612,000
Audit of Accounts and Transactions of National Government Agencies, Including Government Operations in Foreign Countries, Conduct of Fraud Audit and Audit of Public Debts; Custody and Preservation of Vouchers and Other Supporting Documents	760,595,000	26,060,000	786,655,000

National Capital Region (NCR)	760,595,000	5,841,000	766,436,000

Central Office	760,595,000	5,841,000	766,436,000
Region I - Ilocos		1,282,000	1,282,000

Regional Office - I		1,282,000	1,282,000
Cordillera Administrative Region (CAR)		1,294,000	1,294,000

Regional Office - CAR		1,294,000	1,294,000

552	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region II - Cagayan Valley	1,316,000	1,316,000

Regional Office - II	1,316,000	1,316,000
Region III - Central Luzon	1,488,000	1,488,000

Regional Office - III	1,488,000	1,488,000
Region IVA - CALABARZON	1,440,000	1,440,000

Regional Office - IVA	1,440,000	1,440,000
Region IVB - MIMAROPA	1,247,000	1,247,000

Regional Office - IVB	1,247,000	1,247,000
Region V - Bicol	1,387,000	1,387,000

Regional Office - V	1,387,000	1,387,000
Region VI - Western Visayas	1,151,000	1,151,000

Regional Office - VI	1,151,000	1,151,000
Region VII - Central Visayas	1,147,000	1,147,000

Regional Office - VII	1,147,000	1,147,000
Region VIII - Eastern Visayas	1,383,000	1,383,000

Regional Office - VIII	1,383,000	1,383,000
Region IX - Zamboanga Peninsula	1,009,000	1,009,000

Regional Office - IX	1,009,000	1,009,000
Region X - Northern Mindanao	1,627,000	1,627,000

Regional Office - X	1,627,000	1,627,000
Region XI - Davao	1,482,000	1,482,000

Regional Office - XI	1,482,000	1,482,000
Region XII - SOCCSKSARGEN	919,000	919,000

Regional Office - XII	919,000	919,000
Region XIII - Caraga	1,203,000	1,203,000

Regional Office -XIII	1,203,000	1,203,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	844,000	844,000

Regional Office - BARMM	844,000	844,000

JANUARY 5, 2026	OFFICIAL GAZETTE	553
COMMISSION ON AUDIT

Formulation and Development of Operating Standards and Administrative Techniques for the Implementation of Accounting and Auditing Rules and Regulations in National Offices/Agencies	110,021,000	1,936,000	111,957,000

National Capital Region (NCR)	110,021,000	1,936,000	111,957,000

Central Office	110,021,000	1,936,000	111,957,000
CORPORATE GOVERNMENT AUDITING SUB-PROGRAM	570,428,000	30,490,000	600,918,000

Audit of Accounts and Transactions of Corporate Government Agencies and their Subsidiaries, Including Government Operations in Foreign Countries; Custody and Preservation of Vouchers and Other Supporting Documents	508,902,000	28,283,000	537,185,000

National Capital Region (NCR)	508,902,000	7,284,000	516,186,000
Central Office	508,902,000	7,284,000	516,186,000
Region I - Ilocos		1,639,000	1,639,000

Regional Office - I		1,639,000	1,639,000
Cordillera Administrative Region (CAR)		1,359,000	1,359,000

Regional Office - CAR		1,359,000	1,359,000
Region II - Cagayan Valley		1,399,000	1,399,000

Regional Office - II		1,399,000	1,399,000
Region III - Central Luzon		1,592,000	1,592,000

Regional Office - III		1,592,000	1,592,000
Region IVA - CALABARZON		1,287,000	1,287,000

Regional Office - IVA		1,287,000	1,287,000
Region IVB - MIMAROPA		1,168,000	1,168,000

Regional Office - IVB		1,168,000	1,168,000
Region V - Bicol		1,565,000	1,565,000

Regional Office - V		1,565,000	1,565,000
Region VI - Western Visayas		1,358,000	1,358,000

Regional Office - VI		1,358,000	1,358,000
Region VII - Central Visayas		1,208,000	1,208,000

Regional Office - VII		1,208,000	1,208,000
Region VIII - Eastern Visayas		1,075,000	1,075,000

Regional Office - VIII		1,075,000	1,075,000

554	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region IX - Zamboanga Peninsula		1,250,000	1,250,000

Regional Office -IX		1,250,000	1,250,000
Region X - Northern Mindanao		1,579,000	1,579,000

Regional Office - X		1,579,000	1,579,000
Region XI - Davao		1,364,000	1,364,000

Regional Office - XI		1,364,000	1,364,000
Region XII - SOCCSKSARGEN		1,023,000	1,023,000

Regional Office - XII		1,023,000	1,023,000
Region XIII - Caraga		1,198,000	1,198,000

Regional Office - XIII		1,198,000	1,198,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)		935,000	935,000

Regional Office - BARMM		935,000	935,000
Formulation and Development of Operating Standards and Administrative Techniques for the Implementation of Accounting and Auditing Rules and Regulations in Corporate Government Offices/ Agencies	61,526,000	2,207,000	63,733,000

National Capital Region (NCR)	61,526,000	2,207,000	63,733,000

Central Office	61,526,000	2,207,000	63,733,000
LOCAL GOVERNMENT AUDITING SUB-PROGRAM	5,088,466,000	14,569,000	5,103,035,000

Audit of Accounts and Transactions of Local Government Units; Custody and Preservation of Vouchers and Other Supporting Documents	5,077,139,000	13,349,000	5,090,488,000

National Capital Region (NCR)	192,875,000	5,702,000	198,577,000

Central Office	192,875,000	5,702,000	198,577,000
Region I - Ilocos	384,551,000	473,000	385,024,000

Regional Office - I	384,551,000	473,000	385,024,000
Cordillera Administrative Region (CAR)	299,396,000	568,000	299,964,000

Regional Office - CAR	299,396,000	568,000	299,964,000
Region II - Cagayan Valley	319,373,000	502,000	319,875,000

Regional Office - II	319,373,000	502,000	319,875,000

JANUARY 5, 2026	OFFICIAL GAZETTE	555
COMMISSION ON AUDIT

Region III - Central Luzon	366,632,000	373,000	367,005,000

Regional Office - III	366,632,000	373,000	367,005,000
Region IVA - CALABARZON	387,021,000	571,000	387,592,000

Regional Office - IVA	387,021,000	571,000	387,592,000
Region IVB - MIMAROPA	255,116,000	480,000	255,596,000

Regional Office - IVB	255,116,000	480,000	255,596,000
Region V - Bicol	389,524,000	389,000	389,913,000

Regional Office - V	389,524,000	389,000	389,913,000
Region VI - Western Visayas	372,673,000	485,000	373,158,000

Regional Office - VI	372,673,000	485,000	373,158,000
Region VII - Central Visayas	262,345,000	395,000	262,740,000

Regional Office - VII	262,345,000	395,000	262,740,000
Region VIII - Eastern Visayas	283,684,000	501,000	284,185,000

Regional Office - VIII	283,684,000	501,000	284,185,000
Region IX - Zamboanga Peninsula	223,980,000	479,000	224,459,000

Regional Office - IX	223,980,000	479,000	224,459,000
Region X - Northern Mindanao	336,047,000	568,000	336,615,000

Regional Office - X	336,047,000	568,000	336,615,000
Region XI - Davao	297,175,000	436,000	297,611,000

Regional Office - XI	297,175,000	436,000	297,611,000
Region XII - SOCCSKSARGEN	256,765,000	485,000	257,250,000

Regional Office - XII	256,765,000	485,000	257,250,000
Region XIII - Caraga	288,100,000	558,000	288,658,000

Regional Office - XIII	288,100,000	558,000	288,658,000
Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	161,882,000	384,000	162,266,000

Regional Office - BARMM	161,882,000	384,000	162,266,000
Formulation and Development of Operating Standards and Administrative Techniques for the Implementation of Accounting and Auditing Rules and Regulations in Local Government Offices/Agencies	11,327,000	1,220,000	12,547,000

556	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

National Capital Region (NCR)	11,327,000	1,220,000	12,547,000

Central Office	11,327,000	1,220,000	12,547,000
SPECIAL AUDIT SUB-PROGRAM	181,945,000	11,246,000	193,191,000

Special Audit, Fraud Audit and Performance Audit Conducted on Some Government Agencies, as well as to Non-Government Entities, Concerning Subsidies and Fund Transfers From the National Government, Payment of Levies or Government Shares and Financial Operations of Public Utilities for Rate Determination Purposes	181,945,000	11,246,000	193,191,000

National Capital Region (NCR)	181,945,000	11,246,000	193,191,000

Central Office	181,945,000	11,246,000	193,191,000
TECHNICAL SERVICES AND SYSTEMS AUDIT SUB-PROGRAM	143,364,000	3,574,000	146,938,000

Technical Services Necessary for the Discharge of the Commission’s Functions Including Monitoring, Analysis and Evaluation of Prices of Goods and Services Purchased by Government Agencies	129,711,000	3,528,000	133,239,000

National Capital Region (NCR)	129,711,000	3,528,000	133,239,000

Central Office	129,711,000	3,528,000	133,239,000
Information System/Technology Audit Conducted on Government Agencies with Computerized Environment		23,000	23,000

National Capital Region (NCR)		23,000	23,000

Central Office		23,000	23,000
Consultancy Services Rendered to Government Agencies Related to the Design/Development and Installation of Internal Control Systems	13,653,000	23,000	13,676,000

National Capital Region (NCR)	13,653,000	23,000	13,676,000

Central Office	13,653,000	23,000	13,676,000
GOVERNMENT ACCOUNTANCY PROGRAM	72,994,000	957,000	73,951,000

Preparation of Annual and Other Financial Reports as may be Required of the Commission	62,969,000	446,000	63,415,000

National Capital Region (NCR)	62,969,000	446,000	63,415,000

Central Office	62,969,000	446,000	63,415,000
Formulation and Development of Accounting Standards, Policies, Rules and Regulations for Implementation in Government Agencies		140,000	140,000

National Capital Region (NCR)		140,000	140,000

Central Office		140,000	140,000

JANUARY 5, 2026	OFFICIAL GAZETTE	557
COMMISSION ON AUDIT

Development, Installation and Maintenance of Accounting-Related Information System for Implementation in Government Agencies				31,000				31,000

National Capital Region (NCR)				31,000				31,000

Central Office				31,000				31,000
Maintenance of the General Accounts of the Government		10,025,000		340,000				10,365,000

National Capital Region (NCR)		10,025,000		340,000				10,365,000

Central Office		10,025,000		340,000				10,365,000
GOVERNMENT FINANCIAL ADJUDICATION PROGRAM		230,669,000		2,276,000				232,945,000

Adjudication of Cases Concerning Settlement of All Accounts Pertaining to the Revenue and Receipts, and Expenditures or Uses of Funds and Property in the National, Local and Corporate Agencies, as well as, Money Claims Against the Government		230,669,000		2,276,000				232,945,000

National Capital Region (NCR)		230,669,000		2,276,000				232,945,000

Central Office		230,669,000		2,276,000				232,945,000

Sub-total, Operations		7,158,482,000		91,108,000				7,249,590,000

TOTAL NEW APPROPRIATIONS	₱	13,040,903,000	₱	724,927,000	₱	649,517,000	₱	14,415,347,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	6,508,499

Total Permanent Positions	6,508,499

Other Compensation Common to All
Personnel Economic Relief Allowance	200,784
Representation Allowance	53,742
Transportation Allowance	53,742
Clothing and Uniform Allowance	58,562
Mid-Year Bonus - Civilian	542,373
Year End Bonus	542,373
Cash Gift	41,830
Productivity Enhancement Incentive	41,830
Step Increment	16,272

Total Other Compensation Common to All	1,551,508

558	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Other Compensation for Specific Groups
Lump-sum for Filling of Positions - Civilian	4,402,305
Total Other Compensation for Specific Groups	4,402,305

Other Benefits
PAG-IBIG Contributions	20,079
PhilHealth Contributions	155,508
Employees Compensation Insurance Premiums	10,038
Loyalty Award - Civilian	11,798
Terminal Leave	325,932

Total Other Benefits	523,355

Other Personnel Benefits
Pension, Civilian Personnel	55,236

Total Other Personnel Benefits	55,236

Total Personnel Services	13,040,903

Maintenance and Other Operating Expenses
Travelling Expenses	177,630
Training and Scholarship Expenses	35,330
Supplies and Materials Expenses	41,906
Utility Expenses	122,715
Communication Expenses	90,306
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	10,000
Extraordinary and Miscellaneous Expenses	9,145
General Services	155,430
Repairs and Maintenance	13,438
Taxes, Insurance Premiums and Other Fees	16,154
Other Maintenance and Operating Expenses
Advertising Expenses	1,020
Printing and Publication Expenses	174
Representation Expenses	45,389
Rent/Lease Expenses	3,418
Membership Dues and Contributions to Organizations	566
Subscription Expenses	2,206
Other Maintenance and Operating Expenses	100

Total Maintenance and Other Operating Expenses	724,927

Total Current Operating Expenditures	13,765,830

JANUARY 5, 2026	OFFICIAL GAZETTE	559
COMMISSION ON AUDIT

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	581,762
Machinery and Equipment Outlay	54,930
Transportation Equipment Outlay	1,600
Furniture, Fixtures and Books Outlay	11,225

Total Capital Outlays	649,517

TOTAL NEW APPROPRIATIONS	14,415,347

560	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

COMMISSION ON AUDIT

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. COMMISSION ON AUDIT	₱	13,040,903,000	₱	724,927,000	₱	649,517,000	₱	14,415,347,000

TOTAL NEW APPROPRIATIONS, COMMISSION ON AUDIT	₱	13,040,903,000	₱	724,927,000	₱	649,517,000	₱	14,415,347,000

JANUARY 5, 2026	OFFICIAL GAZETTE	561
COMMISSION ON ELECTIONS

XXXIII. COMMISSION ON ELECTIONS

For general administration and support, and operations, including locally-funded project(s), as indicated hereunder	₱19,873,373,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	1,261,963,000	₱	388,825,000	₱		₱	1,650,788,000
Operations		2,710,385,000		330,857,000		173,434,000		3,214,676,000

ELECTION ADMINISTRATION PROGRAM		2,644,194,000		329,882,000		173,434,000		3,147,510,000
ELECTORAL ENFORCEMENT AND ADJUDICATION PROGRAM		66,191,000		975,000				67,166,000

Total, Regular Programs		3,972,348,000		719,682,000		173,434,000		4,865,464,000

B. PROJECT(S)
Locally-Funded Project(s)		609,970,000		10,969,085,000		3,428,854,000		15,007,909,000

Total, Project(s)		609,970,000		10,969,085,000		3,428,854,000		15,007,909,000

TOTAL NEW APPROPRIATIONS	₱	4,582,318,000	₱	11,688,767,000	₱	3,602,288,000	₱	19,873,373,000

Special Provision(s)

1. Organizational Structure. Notwithstanding any provision of law to the contrary and within the limits of appropriations in this Act, the Chairperson of the Commission on Elections (COMELEC) is hereby authorized to:

(a)	formulate and implement the COMELEC’s organizational structure;

(b)

fix and determine the salaries, allowances, and other benefits of personnel of the COMELEC in accordance with the rates and levels authorized under R.A. No. 6758, as amended, and R.A. No. 6686, as amended; and

(c)	create new positions, transfer an item, or make other adjustments in the Personnel Services Itemization, whenever public interest so requires.

Implementation of the foregoing shall be subject to: (i) compliance with organization, staffing, and position classification and compensation standards of the DBM; (ii) scrap and build policy; and (iii) submission to DBM of a resolution stating the changes in the organization and staffing in accordance with the foregoing standards and policy for proper documentation.

The officials and employees whose positions are affected by a reorganization shall be granted retirement benefits or separation pay in accordance with existing laws, which shall be payable from any unexpended balance of, or savings in the appropriations of the COMELEC.

2. Use of Savings. The Chairperson of COMELEC is authorized to use savings to augment actual deficiencies in accordance with Section 25(5), Article VI of the Constitution and the General Provisions of this Act.

3. Special Audit of Printing Expenditures. The amounts appropriated herein for registration, plebiscite, referendum and election related expenditures, including those incurred for printing of ballots and similar paraphernalia shall be used exclusively for said purposes. A special audit on all expenditures incurred for printing jobs and materials used during said activities shall be undertaken by the COA within six (6) months from the conduct thereof.

The COA shall submit to the DBM, the Speaker of the House of Representatives, and the President of the Senate of the Philippines, copies of the COA Special Audit report within one (1) month after the said audit.

4. Reporting and Posting Requirements. The COMELEC shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	COMELEC’s website.

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GENERAL APPROPRIATIONS ACT, FY 2026

The COMELEC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

5. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	691,544,000	₱	388,825,000	₱		₱	1,080,369,000

National Capital Region (NCR)		691,544,000		388,825,000				1,080,369,000

Central Office		691,544,000		388,825,000				1,080,369,000
Administration of Personnel Benefits		570,419,000						570,419,000

National Capital Region (NCR)		570,419,000						570,419,000

Central Office		570,419,000						570,419,000

Sub-total, General Administration and Support		1,261,963,000		388,825,000				1,650,788,000

Operations
ELECTION ADMINISTRATION PROGRAM		2,644,194,000		329,882,000		173,434,000		3,147,510,000

VOTER EDUCATION AND REGISTRATION MANAGEMENT SUB-PROGRAM		18,667,000		839,000				19,506,000

Conduct of Voter’s Education and Information Campaign Print/Radio/Television and Social Media		18,667,000		839,000				19,506,000

National Capital Region (NCR)		18,667,000		839,000				19,506,000

Central Office		18,667,000		839,000				19,506,000
ELECTORAL SUPERVISION AND MONITORING SUB-PROGRAM		2,625,527,000		329,043,000		173,434,000		3,128,004,000

Preparation of Maps of Territorial Units of Voting Centers, the Establishment of New Voting Centers, and the Transfer, Merger or Abolition of Existing Ones		29,324,000		1,969,000				31,293,000

National Capital Region (NCR)		29,324,000		1,969,000				31,293,000

Central Office		29,324,000		1,969,000				31,293,000

JANUARY 5, 2026	OFFICIAL GAZETTE	563
COMMISSION ON ELECTIONS

Development of Software System and Procedures	42,188,000	248,166,000	173,434,000	463,788,000

National Capital Region (NCR)	42,188,000	248,166,000	173,434,000	463,788,000

Central Office	42,188,000	248,166,000	173,434,000	463,788,000
Monitoring the Implementation of the Conduct of Election and Other Political Exercises and Development of Measures to Improve the Registration and Election Systems Including the Dissemination of Election Results of Previous Elections	18,170,000	539,000		18,709,000

National Capital Region (NCR)	18,170,000	539,000		18,709,000

Central Office	18,170,000	539,000		18,709,000
Conduct and Supervision of Elections, Referenda, Recall Votes and Plebiscites	2,502,194,000	77,459,000		2,579,653,000

National Capital Region (NCR)	139,755,000	4,416,000		144,171,000

Central Office	25,950,000			25,950,000
Regional Office - NCR	113,805,000	4,416,000		118,221,000
Region I - Ilocos	159,552,000	3,236,000		162,788,000

Regional Office - I	159,552,000	3,236,000		162,788,000
Cordillera Administrative Region (CAR)	115,282,000	2,658,000		117,940,000

Regional Office - CAR	115,282,000	2,658,000		117,940,000
Region II - Cagayan Valley	130,488,000	2,709,000		133,197,000

Regional Office - II	130,488,000	2,709,000		133,197,000
Region III - Central Luzon	203,231,000	3,320,000		206,551,000

Regional Office - III	203,231,000	3,320,000		206,551,000
Region IVA - CALABARZON	213,564,000	28,424,000		241,988,000

Regional Office - IVA	213,564,000	28,424,000		241,988,000
Region IVB - MIMAROPA	105,317,000	3,559,000		108,876,000

Regional Office - IVB	105,317,000	3,559,000		108,876,000
Region V - Bicol	173,707,000	2,769,000		176,476,000

Regional Office - V	173,707,000	2,769,000		176,476,000
Region VI - Western Visayas	206,064,000	3,425,000		209,489,000

Regional Office - VI	206,064,000	3,425,000		209,489,000

564	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Region VII - Central Visayas	189,438,000	5,366,000	194,804,000

Regional Office - VII	189,438,000	5,366,000	194,804,000
Region VIII - Eastern Visayas	190,036,000	2,709,000	192,745,000

Regional Office - VIII	190,036,000	2,709,000	192,745,000
Region IX - Zamboanga Peninsula	105,378,000	3,096,000	108,474,000

Regional Office - IX	105,378,000	3,096,000	108,474,000
Region X - Northern Mindanao	133,929,000	3,424,000	137,353,000

Regional Office - X	133,929,000	3,424,000	137,353,000
Region XI - Davao	91,132,000	1,743,000	92,875,000

Regional Office - XI	91,132,000	1,743,000	92,875,000
Region XII - SOCCSKSARGEN	237,342,000	4,643,000	241,985,000

Regional Office - BARMM	146,368,000	1,914,000	148,282,000
Regional Office - XII	90,974,000	2,729,000	93,703,000
Region XIII - Caraga	107,979,000	1,962,000	109,941,000

Regional Office - XIII	107,979,000	1,962,000	109,941,000
Maintenance, Updating and Safekeeping of Voter Registration Records, Election Statistics, Results and Records for Record Services	33,651,000	910,000	34,561,000

National Capital Region (NCR)	33,651,000	910,000	34,561,000

Central Office	33,651,000	910,000	34,561,000
ELECTORAL ENFORCEMENT AND ADJUDICATION PROGRAM	66,191,000	975,000	67,166,000

Legal Research and Issuance of Rulings and Opinions	5,976,000	330,000	6,306,000

National Capital Region (NCR)	5,976,000	330,000	6,306,000

Central Office	5,976,000	330,000	6,306,000
Investigation and Prosecution of Violations of Election Laws	23,117,000	117,000	23,234,000

National Capital Region (NCR)	23,117,000	117,000	23,234,000

Central Office	23,117,000	117,000	23,234,000
Processing and Control of Election Records/Paraphernalia Subject to Contests	9,046,000		9,046,000

National Capital Region (NCR)	9,046,000		9,046,000

Central Office	9,046,000		9,046,000

JANUARY 5, 2026	OFFICIAL GAZETTE	565
COMMISSION ON ELECTIONS

Hearing/Trial of Cases		28,052,000		528,000				28,580,000

National Capital Region (NCR)		28,052,000		528,000				28,580,000

Central Office		28,052,000		528,000				28,580,000

Sub-total, Operations		2,710,385,000		330,857,000		173,434,000		3,214,676,000

Total, Regular Programs		3,972,348,000		719,682,000		173,434,000		4,865,464,000

PROJECT(S)
Locally-Funded Project(s)
Preparatory National and Local Elections				2,869,800,000				2,869,800,000

National Capital Region (NCR)				2,869,800,000				2,869,800,000

Central Office				2,869,800,000				2,869,800,000
Barangay and Sangguniang Kabataan Elections		548,764,000		6,917,173,000				7,465,937,000

National Capital Region (NCR)		548,764,000		6,917,173,000				7,465,937,000

Central Office		548,764,000		6,917,173,000				7,465,937,000
BARMM Parliamentary Elections		60,000,000		1,149,684,000				1,209,684,000

National Capital Region (NCR)		60,000,000		1,149,684,000				1,209,684,000

Central Office		60,000,000		1,149,684,000				1,209,684,000
Overseas Absentee Voting Continuing Registration		33,000		22,412,000				22,445,000

National Capital Region (NCR)		33,000		22,412,000				22,445,000

Central Office		33,000		22,412,000				22,445,000
Construction of Main and Integrated Field Office Building						3,428,854,000		3,428,854,000

National Capital Region (NCR)						3,428,854,000		3,428,854,000

Central Office						3,428,854,000		3,428,854,000
Recall, Special Elections, Referenda and Initiatives		1,173,000		10,016,000				11,189,000

National Capital Region (NCR)		1,173,000		10,016,000				11,189,000

Central Office		1,173,000		10,016,000				11,189,000

Sub-total, Locally-Funded Project(s)		609,970,000		10,969,085,000		3,428,854,000		15,007,909,000

Total, Project(s)		609,970,000		10,969,085,000		3,428,854,000		15,007,909,000

TOTAL NEW APPROPRIATIONS	₱	4,582,318,000	₱	11,688,767,000	₱	3,602,288,000	₱	19,873,373,000

566	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	2,313,640

Total Permanent Positions	2,313,640

Other Compensation Common to All
Personnel Economic Relief Allowance	115,584
Representation Allowance	14,208
Transportation Allowance	14,208
Clothing and Uniform Allowance	33,712
Honoraria	1,206
Overtime Pay	608,764
Mid-Year Bonus - Civilian	192,804
Year End Bonus	192,804
Cash Gift	24,080
Productivity Enhancement Incentive	24,080
Step Increment	5,783

Total Other Compensation Common to All	1,227,233

Other Compensation for Specific Groups
Lump-sum for Filling of Positions - Civilian	494,189

Total Other Compensation for Specific Groups	494,189

Other Benefits
PAG-IBIG Contributions	11,556
PhilHealth Contributions	55,573
Employees Compensation Insurance Premiums	5,779
Terminal Leave	76,230

Total Other Benefits	149,138

Other Personnel Benefits
Pension, Civilian Personnel	112,826

Total Other Personnel Benefits	112,826

Non-Permanent Positions	285,292

Total Personnel Services	4,582,318

JANUARY 5, 2026	OFFICIAL GAZETTE	567
COMMISSION ON ELECTIONS

Maintenance and Other Operating Expenses
Travelling Expenses	318,534
Training and Scholarship Expenses	1,135,563
Supplies and Materials Expenses	989,984
Utility Expenses	46,351
Communication Expenses	125,303
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	6,316
Professional Services	4,059,460
General Services	105,069
Repairs and Maintenance	15,530
Taxes, Insurance Premiums and Other Fees	18,139
Other Maintenance and Operating Expenses
Advertising Expenses	1,667
Printing and Publication Expenses	2,618,865
Representation Expenses	46,644
Transportation and Delivery Expenses	408,698
Rent/Lease Expenses	928,979
Subscription Expenses	445,135
Donations	919
Other Maintenance and Operating Expenses	417,611

Total Maintenance and Other Operating Expenses	11,688,767

Total Current Operating Expenditures	16,271,085

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	3,428,854
Machinery and Equipment Outlay	173,434

Total Capital Outlays	3,602,288

TOTAL NEW APPROPRIATIONS	19,873,373

568	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

COMMISSION ON ELECTIONS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. COMMISSION ON ELECTIONS	₱	4,582,318,000	₱	11,688,767,000	₱	3,602,288,000	₱	19,873,373,000

TOTAL NEW APPROPRIATIONS, COMMISSION ON ELECTIONS	₱	4,582,318,000	₱	11,688,767,000	₱	3,602,288,000	₱	19,873,373,000

JANUARY 5, 2026	OFFICIAL GAZETTE	569
OFFICE OF THE OMBUDSMAN

XXXIV. OFFICE OF THE OMBUDSMAN

For general administration and support, support to operations and operations, including locally-funded project(s), as indicated hereunder	₱	6,418,333,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	2,446,994,000	₱	1,379,228,000	₱	422,407,000	₱	4,248,629,000
Support to Operations		53,140,000		94,290,000				147,430,000
Operations		1,069,103,000		814,171,000		30,000,000		1,913,274,000

ANTI-CORRUPTION INVESTIGATION PROGRAM		602,344,000		267,800,000				870,144,000
ANTI-CORRUPTION ENFORCEMENT PROGRAM		358,244,000		272,669,000				630,913,000
OMBUDSMAN PUBLIC ASSISTANCE PROGRAM		66,037,000		213,353,000		30,000,000		309,390,000
CORRUPTION PREVENTION PROGRAM		42,478,000		60,349,000				102,827,000

Total, Regular Programs		3,569,237,000		2,287,689,000		452,407,000		6,309,333,000

B. PROJECT(S)
Locally-Funded Project(s)				109,000,000				109,000,000

Total, Project(s)				109,000,000				109,000,000

TOTAL NEW APPROPRIATIONS	₱	3,569,237,000	₱	2,396,689,000	₱	452,407,000	₱	6,418,333,000

Special Provision(s)

1. Organizational Structure. Notwithstanding any provision of law to the contrary and within the limits of appropriations in this Act, the Ombudsman is hereby authorized to:

(a)	formulate and implement the Office of the Ombudsman’s organizational structure;

(b)

fix and determine the salaries, allowances, and other benefits of personnel of the Office of the Ombudsman in accordance with the rates and levels authorized under R.A. No. 6758, as amended, and R.A. No. 6686, as amended; and

(c)	create new positions, transfer an item, or make other adjustments in the Personnel Services Itemization, whenever public interest so requires.

Implementation of the foregoing shall be subject to: (i) compliance with organization, staffing, and position classification and compensation standards of the DBM; (ii) scrap and build policy; and (iii) submission to DBM of a resolution stating the changes in the organization and staffing in accordance with the foregoing standards and policy for proper documentation.

The officials and employees whose positions are affected by a reorganization shall be granted retirement benefits or separation pay in accordance with existing laws, which shall be payable from any unexpended balance of, or savings in the appropriations of the Office of the Ombudsman.

2. Non-Recurring Expenses. All non-recurring appropriations authorized herein such as, but not limited to, foreign-assisted projects and locally-funded projects, shall not form part of the Office of the Ombudsman’s appropriations that may not be reduced by Congress under Section 38 of R.A. No. 6770.

3. Use of Savings. The Ombudsman is authorized to use savings from the appropriations of the Office of the Ombudsman to augment actual deficiencies in any item of its appropriations for the current year, which may include the following purposes: (i) printing and/or publications of decisions, resolutions, and training information materials; (ii) repair, maintenance and improvement of central and regional offices, facilities and equipment; (iii) purchase of equipment, books, journals, and periodicals; (iv) necessary expenses for the employment of temporary, contractual and casual employees; and (v) payment of extraordinary and miscellaneous expenses, representation and transportation allowances, and other authorized benefits of its officials and employees, subject to pertinent budgeting, accounting, and auditing rules and regulations.

4. Use of Income. The Office of the Ombudsman may use the income it generates from fees and other authorized collections subject to the pertinent sections in the General Provisions of this Act and for purposes as may be specifically authorized therein or by applicable provisions of law.

570	OFFICIAL GAZETTE	VOL. 122, NO. 1
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5. Release of Payment of Retirement Benefits and Pensions. Appropriations authorized for the payment of retirement benefits and pensions of the Ombudsman and his or her Deputies, the Special Prosecutor, and all qualified officials and employees of the Office of the Ombudsman with Salary Grade 26 to 29 covered under Section 2 of R.A. No. 11059 (Retirement Law of the Office of the Ombudsman) shall be released directly to the Office of the Ombudsman, subject to the computation and conditions prescribed in applicable retirement laws, rules and regulations.

6. Retirement of the Ombudsman, Deputy Ombudsman or the Special Prosecutor. Service for a full term for the purposes of the retirement of the Ombudsman, Deputy Ombudsman, or the Special Prosecutor under R.A. No. 11059 may be satisfied if the concerned official has rendered a continuous service in the Office of the Ombudsman of at least two (2) years as Ombudsman, Deputy Ombudsman or Special Prosecutor and has rendered a cumulative service with the government of a total of seven (7) years, including the two (2) years rendered continuously as Ombudsman, Deputy Ombudsman or Special Prosecutor.

In any event, an Ombudsman, Deputy Ombudsman or Special Prosecutor who has rendered at least seven (7) years in the government, with the last two (2) years of that service having been rendered continuously in the Office of the Ombudsman as Ombudsman, Deputy Ombudsman or Special Prosecutor, shall likewise be entitled to retire and receive, during the residue of his or her natural life, the same benefits provided for under R.A. No. 11059.

An official or employee claiming retirement benefits under R.A. No. 11059 may only do so once.

(CONDITIONAL IMPLEMENTATION- President’s Veto Message, January 5, 2026, Volume I-B, page 720, R.A. No.12314)

7. Reporting and Posting Requirements. The Office of the Ombudsman shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	Office of the Ombudsman’s website.

The Office of the Ombudsman shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules and regulations. The date of notice of said agencies shall be considered the date of compliance with this requirement.

8. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	498,525,000	₱	1,379,228,000	₱	422,407,000	₱	2,300,160,000
Administration of Personnel Benefits		1,948,469,000						1,948,469,000

Sub-total, General Administration and Support		2,446,994,000		1,379,228,000		422,407,000		4,248,629,000

Support to Operations
Operation and Maintenance of Computerized Management Information System		49,907,000		92,339,000				142,246,000
Statistical Services		3,233,000		1,951,000				5,184,000

Sub-total, Support to Operations		53,140,000		94,290,000				147,430,000

Operations
ANTI-CORRUPTION INVESTIGATION PROGRAM		602,344,000		267,800,000				870,144,000

Conduct of Fact-Finding Investigation and Lifestyle Check for Case Build-up Against Erring Public Officials		585,060,000		231,816,000				816,876,000
Preliminary Investigation of Criminal and Forfeiture Cases Against Erring Public Officials		17,284,000		35,984,000				53,268,000

JANUARY 5, 2026	OFFICIAL GAZETTE	571
OFFICE OF THE OMBUDSMAN

ANTI-CORRUPTION ENFORCEMENT PROGRAM		358,244,000		272,669,000				630,913,000

Adjudication on Administrative Cases Against Erring Public Officials to Enforce Anti-Corruption Laws		119,323,000		45,497,000				164,820,000
Prosecution of Criminal and Forfeiture Cases Filed Against Erring Public Officials with the Sandiganbayan and Regional Trial Courts		219,377,000		226,421,000				445,798,000
Advocacy of Ombudsman Cases Appealed to the Court of Appeals and Supreme Court Including the Filing of Special Civil Actions with the Supreme Court		19,544,000		751,000				20,295,000
OMBUDSMAN PUBLIC ASSISTANCE PROGRAM		66,037,000		213,353,000		30,000,000		309,390,000

Delivery of Responsive and Meaningful Public Assistance to Address Red Tape in the Bureaucracy		66,037,000		213,353,000		30,000,000		309,390,000
CORRUPTION PREVENTION PROGRAM		42,478,000		60,349,000				102,827,000

Development and Implementation of Integrity Promotion Programs to Generate a Critical Mass of Anti-Corruption Advocates in the Campaign Against Official Abuse		10,428,000		33,884,000				44,312,000
Conduct of Integrity Assessments and Corruption Diagnostics to Reduce the Vulnerability of Government Agencies to Corruption, Inefficiency, and Red Tape		32,050,000		26,465,000				58,515,000

Sub-total, Operations		1,069,103,000		814,171,000		30,000,000		1,913,274,000

Total, Regular Programs		3,569,237,000		2,287,689,000		452,407,000		6,309,333,000

PROJECT(S)
Locally-Funded Project(s)
Whistleblower Account/Reward				10,000,000				10,000,000
Counterpart Fund for the “Aral and Asal” Project per Memorandum of Understanding (MOU) between the Office of the Ombudsman, Commission on Higher Education (CHED) and the University of the Philippines System (UPS) Signed on September 26, 2019				99,000,000				99,000,000

Sub-total, Locally-Funded Project(s)				109,000,000				109,000,000

Total, Project(s)				109,000,000				109,000,000

TOTAL NEW APPROPRIATIONS	₱	3,569,237,000	₱	2,396,689,000	₱	452,407,000	₱	6,418,333,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services

572	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Civilian Personnel
Permanent Positions
Basic Salary	1,099,600
Creation of New Positions	57,950

Total Permanent Positions	1,157,550

Other Compensation Common to All
Personnel Economic Relief Allowance	28,560
Representation Allowance	46,116
Transportation Allowance	46,116
Clothing and Uniform Allowance	8,330
Honoraria	6,038
Overtime Pay	3,500
Mid-Year Bonus - Civilian	91,633
Year End Bonus	91,633
Cash Gift	5,950
Productivity Enhancement Incentive	5,950
Step Increment	2,749

Total Other Compensation Common to All	336,575

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	551
Longevity Pay	2,437
Lump-sum for Filling of Positions - Civilian	1,558,842

Total Other Compensation for Specific Groups	1,561,830

Other Benefits
PAG-IBIG Contributions	2,858
PhilHealth Contributions	21,416
Employees Compensation Insurance Premiums	1,428
Retirement Gratuity	313,412
Loyalty Award - Civilian	1,150
Terminal Leave	76,215

Total Other Benefits	416,479

Other Personnel Benefits
Pension, Civilian Personnel	96,803

Total Other Personnel Benefits	96,803

Total Personnel Services	3,569,237

Maintenance and Other Operating Expenses
Travelling Expenses	262,580
Training and Scholarship Expenses	178,998
Supplies and Materials Expenses	677,163

JANUARY 5, 2026	OFFICIAL GAZETTE	573
OFFICE OF THE OMBUDSMAN

Utility Expenses	209,319
Communication Expenses	106,027
Awards/Rewards and Prizes	10,000
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	51,468
Extraordinary and Miscellaneous Expenses	26,865
Professional Services	47,931
General Services	234,755
Repairs and Maintenance	76,974
Taxes, Insurance Premiums and Other Fees	18,995
Other Maintenance and Operating Expenses
Advertising Expenses	15,271
Printing and Publication Expenses	15,731
Representation Expenses	25,639
Transportation and Delivery Expenses	13,827
Rent/Lease Expenses	161,363
Subscription Expenses	98,449
Other Maintenance and Operating Expenses	165,334

Total Maintenance and Other Operating Expenses	2,396,689

Total Current Operating Expenditures	5,965,926

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	268,998
Transportation Equipment Outlay	36,130
Furniture, Fixtures and Books Outlay	96,670
Intangible Assets Outlay	50,609

Total Capital Outlays	452,407

TOTAL NEW APPROPRIATIONS	6,418,333

574	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

OFFICE OF THE OMBUDSMAN

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. OFFICE OF THE OMBUDSMAN	₱	3,569,237,000	₱	2,396,689,000	₱	452,407,000	₱	6,418,333,000

TOTAL NEW APPROPRIATIONS, OFFICE OF THE OMBUDSMAN	₱	3,569,237,000	₱	2,396,689,000	₱	452,407,000	₱	6,418,333,000

JANUARY 5, 2026	OFFICIAL GAZETTE	575
COMMISSION ON HUMAN RIGHTS

XXXV. COMMISSION ON HUMAN RIGHTS

A. COMMISSION ON HUMAN RIGHTS

For general administration and support, support to operations, and operations, as indicated hereunder	₱	1,294,763,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	206,046,000	₱	161,353,000	₱	65,619,000	₱	433,018,000
Support to Operations		33,264,000		115,666,000		86,546,000		235,476,000
Operations		375,946,000		250,323,000				626,269,000

HUMAN RIGHTS PROTECTION PROGRAM		287,180,000		159,062,000				446,242,000
HUMAN RIGHTS PROMOTION PROGRAM		58,162,000		45,557,000				103,719,000
HUMAN RIGHTS POLICY ADVISORY PROGRAM		30,604,000		45,704,000				76,308,000

TOTAL NEW APPROPRIATIONS	₱	615,256,000	₱	527,342,000	₱	152,165,000	₱	1,294,763,000

Special Provision(s)

1. Reporting and Posting Requirements. The Commission on Human Rights (CHR) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	CHR’s website.

The CHR shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

2. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support

576	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

General Management and Supervision	₱	196,365,000	₱	161,353,000	₱	65,619,000	₱	423,337,000
Administration of Personnel Benefits		9,681,000						9,681,000

Sub-total, General Administration and Support		206,046,000		161,353,000		65,619,000		433,018,000

Support to Operations
Formulation, Coordination, Monitoring and Evaluation of Agency Plans, Policies, Programs and Projects; Management of Databank; Information Systems; and Corporate Communications		33,264,000		115,666,000		86,546,000		235,476,000

Sub-total, Support to Operations		33,264,000		115,666,000		86,546,000		235,476,000

Operations
HUMAN RIGHTS PROTECTION PROGRAM		287,180,000		159,062,000				446,242,000

Documentation and Management of Complaints of Human Rights Violations (HRVs), Forensic and Medico-Legal Services, Legal Assistance and Counseling, Financial Assistance, Witness Security and Other Adjunct Protection Services		275,200,000		139,289,000				414,489,000
Conduct of Regular Visitations in Places of Detention and Rehabilitation Facilities and Preventive Monitoring of Human Rights Conditions Herein		11,980,000		19,773,000				31,753,000
HUMAN RIGHTS PROMOTION PROGRAM		58,162,000		45,557,000				103,719,000

Implementation of a Continuing Program of Research, Education and Information		58,162,000		45,557,000				103,719,000
HUMAN RIGHTS POLICY ADVISORY PROGRAM		30,604,000		45,704,000				76,308,000

Formulation and Advocacy of Human Rights Policies, Plans and Programs; and Monitoring Implementation of International Human Rights Instruments		30,604,000		45,704,000				76,308,000

Sub-total, Operations		375,946,000		250,323,000				626,269,000

TOTAL NEW APPROPRIATIONS	₱	615,256,000	₱	527,342,000	₱	152,165,000	₱	1,294,763,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	443,995

Total Permanent Positions	443,995

JANUARY 5, 2026	OFFICIAL GAZETTE	577
COMMISSION ON HUMAN RIGHTS

Other Compensation Common to All
Personnel Economic Relief Allowance	16,104
Representation Allowance	4,116
Transportation Allowance	4,116
Clothing and Uniform Allowance	4,697
Mid-Year Bonus - Civilian	36,605
Year End Bonus	36,605
Cash Gift	3,355
Productivity Enhancement Incentive	3,355
Step Increment	1,099

Total Other Compensation Common to All	110,052

Other Compensation for Specific Groups
Magna Carta for Public Health Workers	1,293

Total Other Compensation for Specific Groups	1,293

Other Benefits
PAG-IBIG Contributions	1,611
PhilHealth Contributions	10,366
Employees Compensation Insurance Premiums	805
Loyalty Award - Civilian	540
Terminal Leave	9,681

Total Other Benefits	23,003

Other Personnel Benefits
Pension, Civilian Personnel	22,615

Total Other Personnel Benefits	22,615

Non-Permanent Positions	14,298

Total Personnel Services	615,256

Maintenance and Other Operating Expenses
Travelling Expenses	69,673
Training and Scholarship Expenses	56,916
Supplies and Materials Expenses	45,006
Utility Expenses	20,210
Communication Expenses	29,004
Confidential, Intelligence and Extraordinary Expenses
Confidential Expenses	1,000
Extraordinary and Miscellaneous Expenses	3,334
Professional Services	68,850
General Services	62,993
Repairs and Maintenance	10,159
Financial Assistance/Subsidy	57,340
Taxes, Insurance Premiums and Other Fees	2,645
Other Maintenance and Operating Expenses

578	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Advertising Expenses	148
Printing and Publication Expenses	13,812
Representation Expenses	9,983
Transportation and Delivery Expenses	2,781
Rent/Lease Expenses	16,348
Membership Dues and Contributions to Organizations	450
Subscription Expenses	17,326
Donations	21,200
Bank Transaction Fee	10
Other Maintenance and Operating Expenses	18,154

Total Maintenance and Other Operating Expenses	527,342

Total Current Operating Expenditures	1,142,598

Capital Outlays
Property, Plant and Equipment Outlay
Buildings and Other Structures	14,419
Machinery and Equipment Outlay	86,546
Transportation Equipment Outlay	51,200

Total Capital Outlays	152,165

TOTAL NEW APPROPRIATIONS	1,294,763

B. HUMAN RIGHTS VIOLATIONS VICTIMS’ MEMORIAL COMMISSION

For general administration and support, and operations, as indicated hereunder	₱	62,504,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support	₱	14,750,000	₱	26,165,000	₱	2,910,000	₱	43,825,000
Operations		11,251,000		7,428,000				18,679,000

HUMAN RIGHTS EDUCATION PROGRAM		11,251,000		7,428,000				18,679,000

TOTAL NEW APPROPRIATIONS	₱	26,001,000	₱	33,593,000	₱	2,910,000	₱	62,504,000

Special Provision(s)

1. Release of Trust Receipts. Pursuant to Section 26 of R.A. No. 10368 (Human Rights Victims Reparation and Recognition Act of 2013), the Bureau of the Treasury (BTr) and the Department of Budget and Management (DBM) shall release to the Human Rights Violations Victims’ Memorial Commission (HRVVMC) the accrued interest of Five Hundred Ninety Seven Million Seven Hundred Forty Two Thousand Eight Hundred Two Pesos and Seventy Eight Centavos (P597,742,802.78) as of June 30, 2025, notwithstanding the expiration of the balance of the said principal of Ten Billion Pesos (P10,000,000,000) Reparation Fund as of December 31, 2019. The said interest, which is constituted as a trust fund in the National Treasury for the HRVVMC, shall be released upon request of the Memorial Commission to support its budgetary requirements for the establishment and operation of Human Rights Violations Victims’ Memorial, Museum, Library and Compendium until the fund is fully utilized subject to budgeting, accounting, and auditing rules and regulations.

JANUARY 5, 2026	OFFICIAL GAZETTE	579
COMMISSION ON HUMAN RIGHTS

2. Reporting and Posting Requirements. The Human Rights Violations Victims’ Memorial Commission (HRVVMC) shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	HRVVMC’s website.

The HRVVMC shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

3. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	13,321,000	₱	26,165,000	₱	2,910,000	₱	42,396,000
Administration of Personnel Benefits		1,429,000						1,429,000

Sub-total, General Administration and Support		14,750,000		26,165,000		2,910,000		43,825,000

Operations
HUMAN RIGHTS EDUCATION PROGRAM		11,251,000		7,428,000				18,679,000

Memorialization of the Lessons of the Martial Law Atrocities		11,251,000		7,428,000				18,679,000

Sub-total, Operations		11,251,000		7,428,000				18,679,000

TOTAL NEW APPROPRIATIONS	₱	26,001,000	₱	33,593,000	₱	2,910,000	₱	62,504,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	18,880

Total Permanent Positions	18,880

Other Compensation Common to All
Personnel Economic Relief Allowance	624

580	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Representation Allowance	450
Transportation Allowance	450
Clothing and Uniform Allowance	182
Mid-Year Bonus - Civilian	1,574
Year End Bonus	1,574
Cash Gift	130
Productivity Enhancement Incentive	130
Step Increment	47

Total Other Compensation Common to All	5,161

Other Benefits
PAG-IBIG Contributions	62
PhilHealth Contributions	432
Employees Compensation Insurance Premiums	32
Loyalty Award - Civilian	5
Terminal Leave	1,429

Total Other Benefits	1,960

Total Personnel Services	26,001

Maintenance and Other Operating Expenses
Travelling Expenses	648
Training and Scholarship Expenses	2,484
Supplies and Materials Expenses	3,021
Utility Expenses	1,060
Communication Expenses	612
Confidential, Intelligence and Extraordinary Expenses
Extraordinary and Miscellaneous Expenses	162
Professional Services	7,625
General Services	5,692
Repairs and Maintenance	465
Taxes, Insurance Premiums and Other Fees	123
Other Maintenance and Operating Expenses
Printing and Publication Expenses	444
Representation Expenses	195
Transportation and Delivery Expenses	5
Rent/Lease Expenses	8,921
Subscription Expenses	1,262
Other Maintenance and Operating Expenses	874

Total Maintenance and Other Operating Expenses	33,593

Total Current Operating Expenditures	59,594

Capital Outlays
Property, Plant and Equipment Outlay
Machinery and Equipment Outlay	2,910

Total Capital Outlays	2,910

TOTAL NEW APPROPRIATIONS	62,504

JANUARY 5, 2026	OFFICIAL GAZETTE	581
COMMISSION ON HUMAN RIGHTS

GENERAL SUMMARY

COMMISSION ON HUMAN RIGHTS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. COMMISSION ON HUMAN RIGHTS	₱	615,256,000	₱	527,342,000	₱	152,165,000	₱	1,294,763,000
B. HUMAN RIGHTS VIOLATIONS VICTIMS’ MEMORIAL COMMISSION		26,001,000		33,593,000		2,910,000		62,504,000

TOTAL NEW APPROPRIATIONS, COMMISSION ON HUMAN RIGHTS	₱	641,257,000	₱	560,935,000	₱	155,075,000	₱	1,357,267,000

582	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

XXXVI. BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

A. DEPARTMENT OF AGRICULTURE

A.1. NATIONAL DAIRY AUTHORITY

For subsidy requirements in accordance with the program, and project, as indicated hereunder	₱	2,378,993,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	23,262,000		₱	23,262,000
Support to Operations			39,729,000			39,729,000
Operations			468,025,000			468,025,000

DAIRY INDUSTRY DEVELOPMENT PROGRAM			468,025,000			468,025,000

Total, Regular Programs			531,016,000			531,016,000

B. PROJECT(S)
Locally-Funded Project(s)			1,847,977,000			1,847,977,000

Total, Project(s)			1,847,977,000			1,847,977,000

TOTAL NEW APPROPRIATIONS		₱	2,378,993,000		₱	2,378,993,000

Special Provision(s)

1. Subsidy to the National Dairy Authority. The amount of Two Billion Three Hundred Sixteen Million Two Thousand Pesos (₱2,316,002,000) appropriated herein under the subsidy to the National Dairy Authority (NDA) shall be used for the implementation of the Dairy Industry Development Program.

The NDA shall ensure that the implementation of the foregoing shall directly benefit farmers registered under the Registry System for Basic Sectors in Agriculture (RSBSA), with priority given to the provinces or regions where the absolute number of poor farmers and the incidence of poverty are high as identified in the latest official poverty statistics of the PSA.

2. Milk Feeding Component of the Department of Education’s School-Based Feeding Program. The amount of One Billion Eight Hundred Forty Seven Million Nine Hundred Seventy Seven Thousand Pesos (₱1,847,977,000) appropriated herein for the milk feeding component of the Department of Education’s School-Based Feeding Program shall be used exclusively as mandated by R.A. No. 11037 (Masustansyang Pagkain Para sa Batang Pilipino Act), specifically for the (i) procurement of fresh milk and (ii) packaging, storage, cold-chain logistics, and distribution to designated drop-off schools. The procurement of local milk and milk-based products shall strictly comply with the provisions of R.A. Nos. 11037 and 12009, and all applicable guidelines.

The NDA shall coordinate with DepEd, Philippine Carabao Center (PCC), Local Dairy Cooperatives, and other appropriate agencies to ensure quality, safety, and stable supply and the efficient and timely delivery of milk to all eligible designated drop-off schools.

The NDA shall maintain a separate accounting and reporting of all funds utilized for this program, including any revenue generated and savings realized from its implementation.

The NDA and PCC shall jointly submit to the DepEd, the Senate Committee on Finance, and the House Committee on Appropriations an implementation and fund utilization report within thirty (30) days from the start of the milk feeding component, and every quarter thereafter, including key implementation metrics and financial status.

3. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NDA.

JANUARY 5, 2026	OFFICIAL GAZETTE	583
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	23,262,000		₱	23,262,000

Sub-total, General Administration and Support			23,262,000			23,262,000

Support to Operations
Industry Support Program			39,729,000			39,729,000

Sub-total, Support to Operations			39,729,000			39,729,000

Operations
DAIRY INDUSTRY DEVELOPMENT PROGRAM			468,025,000			468,025,000

Sub-total, Operations			468,025,000			468,025,000

Total, Regular Programs			531,016,000			531,016,000

PROJECT(S)
Locally-Funded Project(s)
Milk Feeding Component of the Department of Education’s School-Based Feeding Program			1,847,977,000			1,847,977,000

Sub-total, Locally-Funded Project(s)			1,847,977,000			1,847,977,000

Total, Project(s)			1,847,977,000			1,847,977,000

TOTAL NEW APPROPRIATIONS		₱	2,378,993,000		₱	2,378,993,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	2,378,993

Total Maintenance and Other Operating Expenses	2,378,993

Total Current Operating Expenditures	2,378,993

TOTAL NEW APPROPRIATIONS	2,378,993

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A.2. NATIONAL FOOD AUTHORITY

For subsidy requirements in accordance with the program, and projects, indicated hereunder	₱	11,291,528,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	11,176,528,000		₱	11,176,528,000

BUFFER STOCKING PROGRAM			11,176,528,000			11,176,528,000

Total, Regular Programs			11,176,528,000			11,176,528,000

B. PROJECT(S)
Locally-Funded Project(s)			115,000,000			115,000,000

Total, Project(s)			115,000,000			115,000,000

TOTAL NEW APPROPRIATIONS		₱	11,291,528,000		₱	11,291,528,000

Special Provision(s)

1. Subsidy to the National Food Authority. The amount of Eleven Billion Two Hundred Ninety One Million Five Hundred Twenty Eight Thousand Pesos (₱11,291,528,000) appropriated herein as subsidy to the National Food Authority (NFA) shall be used for the following: (a) Eleven Billion One Hundred Seventy Six Million Five Hundred Twenty Eight Thousand Pesos (₱11,176,528,000) for the implementation of the Buffer Stocking Program of the NFA in times of calamities, fortuitous events, or shortfall in production. Sufficient rice buffer stock shall be sourced solely from local farmers; (b) Thirty Five Million Pesos (₱35,000,000) for the Procurement of Recirculating Mechanical Dryers in support to the Buffer Stocking Program; and (c) Eighty Million Pesos (₱80,000,000) for the Establishment of NFA Warehouses in support to the Buffer Stocking Program.

Of the amount appropriated herein under the Buffer Stocking Program, the amount of Two Billion One Hundred Seventy Six Million Five Hundred Twenty Eight Thousand Pesos (₱2,176,528,000) shall be used to cover the direct cost to be incurred from the conversion of palay into rice, delivery to the designated strategic locations and completion of proper prepositioning.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NFA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
BUFFER STOCKING PROGRAM		₱	11,176,528,000		₱	11,176,528,000

Sub-total, Operations			11,176,528,000			11,176,528,000

Total, Regular Programs			11,176,528,000			11,176,528,000

JANUARY 5, 2026	OFFICIAL GAZETTE	585
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

PROJECT(S)
Locally-Funded Project(s)
Procurement of Recirculating Mechanical Dryers in support to the Buffer Stocking Program		35,000,000		35,000,000
Establishment of NFA Warehouses in support to the Buffer Stocking Program		80,000,000		80,000,000

Sub-total, Locally-Funded Project(s)		115,000,000		115,000,000

Total, Project(s)		115,000,000		115,000,000

TOTAL NEW APPROPRIATIONS	₱	11,291,528,000	₱	11,291,528,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)
Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy				11,291,528

Total Maintenance and Other Operating Expenses				11,291,528

Total Current Operating Expenditures				11,291,528

TOTAL NEW APPROPRIATIONS				11,291,528

A.3. PHILIPPINE COCONUT AUTHORITY

For subsidy requirements in accordance with the program and projects, as indicated hereunder	₱	1,919,320,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	330,002,000		₱	330,002,000
Operations			291,985,000			291,985,000

COCONUT INDUSTRY DEVELOPMENT PROGRAM			291,985,000			291,985,000

Total, Regular Programs			621,987,000			621,987,000

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B. PROJECT(S)
Locally-Funded Project(s)		1,297,333,000		1,297,333,000

Total, Project(s)		1,297,333,000		1,297,333,000

TOTAL NEW APPROPRIATIONS	₱	1,919,320,000	₱	1,919,320,000

Special Provision(s)

1. Coconut Development Fund and Coconut Consumers Stabilization Fund. In addition to the amounts appropriated herein, Five Million Four Hundred Thousand Pesos (P5,400,000) shall be used for the development of the coconut industry sourced from service fees on desiccated coconut and from levies on copra rececada, constituted into the Coconut Development Fund and Coconut Consumers Stabilization Fund in accordance with Section 14 of R.A. No. 1145 and Section 1, Article III of P.D. No. 1468, respectively.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Subsidy to the Philippine Coconut Authority. The amount of One Billion Five Hundred Eighty Nine Million Three Hundred Eighteen Thousand Pesos (P1,589,318,000) appropriated herein under subsidy for the Philippine Coconut Authority (PCA) shall be used for the implementation of the Coconut and Oil Palm Industry Development Program.

In the implementation of said Programs, the PCA shall give priority to major coconut producing provinces and other provinces identified in the Focus Geographical Areas in accordance with National Budget Memorandum No. 126 dated April 4, 2016.

3. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PCA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	330,002,000		₱	330,002,000

Sub-total, General Administration and Support			330,002,000			330,002,000

Operations
COCONUT INDUSTRY DEVELOPMENT PROGRAM			291,985,000			291,985,000

Coconut Productivity Enhancement (CPE) Subprogram			243,091,000			243,091,000
Coconut Research and Development Subprogram			48,894,000			48,894,000

Sub-total, Operations			291,985,000			291,985,000

Total, Regular Programs			621,987,000			621,987,000

PROJECT(S)
Locally-Funded Project(s)
Coconut Fertilization Project			153,333,000			153,333,000

JANUARY 5, 2026	OFFICIAL GAZETTE	587
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Coconut Village Development Project		65,000,000		65,000,000
Massive Coconut Planting Program		1,000,000,000		1,000,000,000
Smallholders Oil Palm Plantation
Development Project		79,000,000		79,000,000

Sub-total, Locally-Funded Project(s)		1,297,333,000		1,297,333,000

Total, Project(s)		1,297,333,000		1,297,333,000

TOTAL NEW APPROPRIATIONS	₱	1,919,320,000	₱	1,919,320,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,919,320

Total Maintenance and Other Operating Expenses	1,919,320

Total Current Operating Expenditures	1,919,320

TOTAL NEW APPROPRIATIONS	1,919,320

A.4. PHILIPPINE CROP INSURANCE CORPORATION

For subsidy requirements in accordance with the program, as indicated hereunder	₱	6,500,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	6,500,000,000		₱	6,500,000,000

CROP INSURANCE PROGRAM			6,500,000,000			6,500,000,000

TOTAL NEW APPROPRIATIONS		₱	6,500,000,000		₱	6,500,000,000

Special Provision(s)

1. Subsidy to the Philippine Crop Insurance Corporation. The amount of Six Billion Five Hundred Million Pesos (P6,500,000,000) appropriated herein under the subsidy to the Philippine Crop Insurance Corporation (PCIC) shall be used for the full insurance premiums of subsistence farmers and fisherfolk to cover crops, livestock, fisheries, and non-crop agricultural assets. The PCIC shall ensure that the beneficiaries identified are registered under the RSBSA and are not insured for the same type of insurance, with priority given to those in localities declared as critical geo-hazard areas or no build zones identified by the Mines and Geo-Sciences Bureau.

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2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PCIC.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
CROP INSURANCE PROGRAM		₱	6,500,000,000		₱	6,500,000,000

Sub-total, Operations			6,500,000,000			6,500,000,000

TOTAL NEW APPROPRIATIONS		₱	6,500,000,000		₱	6,500,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	6,500,000

Total Maintenance and Other Operating Expenses	6,500,000

Total Current Operating Expenditures	6,500,000

TOTAL NEW APPROPRIATIONS	6,500,000

A.5. PHILIPPINE FISHERIES DEVELOPMENT AUTHORITY

For the subsidy requirements in accordance with the projects, as indicated hereunder	₱	4,530,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. PROJECT(S)
Locally-Funded Projects		₱	4,530,000,000		₱	4,530,000,000

TOTAL NEW APPROPRIATIONS		₱	4,530,000,000		₱	4,530,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	589
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Special Provision(s)

1. Subsidy to the Philippine Fisheries Development Authority. The amount of Four Billion Five Hundred Thirty Million Pesos (₱4,530,000,000) appropriated herein as subsidy to the Philippine Fisheries Development Authority (PFDA) shall be used for the implementation of Fisheries Infrastructure Development Program.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PFDA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
PROJECT(S)
Locally-Funded Project(s)
Construction/Rehabilitation/Improvement of Fish Ports		₱	2,130,000,000		₱	2,130,000,000
Deep Water Ports for Fish and Agri-Industrial Products Projects			2,400,000,000			2,400,000,000

Sub-total, Locally-Funded Project(s)			4,530,000,000			4,530,000,000

Total, Project(s)			4,530,000,000			4,530,000,000

TOTAL NEW APPROPRIATIONS		₱	4,530,000,000		₱	4,530,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	4,530,000

Total Maintenance and Other Operating Expenses	4,530,000

Total Current Operating Expenditures	4,530,000

TOTAL NEW APPROPRIATIONS	4,530,000

A.6. PHILIPPINE RICE RESEARCH INSTITUTE

For subsidy requirements in accordance with the program, as indicated hereunder	₱	979,832,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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A. PROGRAMS
General Administration and Support	₱	338,135,000	₱	338,135,000
Operations		641,697,000		641,697,000

RESEARCH AND DEVELOPMENT PROGRAM		641,697,000		641,697,000

TOTAL NEW APPROPRIATIONS	₱	979,832,000	₱	979,832,000

Special Provision(s)

1. Subsidy to the Philippine Rice Research Institute. The amount of Six Hundred Forty One Million Six Hundred Ninety Seven Thousand Pesos (₱641,697,000) appropriated herein under the subsidy to Philippine Rice Research Institute (PhilRice) shall be used for its Rice Research and Development Program, consistent with the National Rice Program of the DA.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PhilRice.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	338,135,000		₱	338,135,000

Sub-total, General Administration and Support			338,135,000			338,135,000

Operations
RESEARCH AND DEVELOPMENT PROGRAM			641,697,000			641,697,000

Sub-total, Operations			641,697,000			641,697,000

TOTAL NEW APPROPRIATIONS		₱	979,832,000		₱	979,832,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	979,832

Total Maintenance and Other Operating Expenses	979,832

Total Current Operating Expenditures	979,832

TOTAL NEW APPROPRIATIONS	979,832

JANUARY 5, 2026	OFFICIAL GAZETTE	591
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

A.7. SUGAR REGULATORY ADMINISTRATION

For subsidy requirements in accordance with the projects, as indicated hereunder	₱	1,020,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. PROJECT(S)
Locally-Funded Project(s)		₱	1,020,000,000		₱	1,020,000,000

TOTAL NEW APPROPRIATIONS		₱	1,020,000,000		₱	1,020,000,000

Special Provision(s)

1. Subsidy to the Sugar Regulatory Administration. The amount of One Billion Twenty Million Pesos (₱1,020,000,000) appropriated herein under the subsidy to the Sugar Regulatory Administration (SRA) shall be used for the implementation of the Sugarcane Industry Development Program.

2. Farm-to-Mill Roads Construction Projects. Of the amounts appropriated herein, Five Hundred Twenty Million Pesos (₱520,000,000) shall be used for Farm-to-Mill Road (FMR) construction projects which shall be released directly to the DPWH for the construction or rehabilitation of FMRs in key sugarcane producing provinces in accordance with the approved FMR Master Plan. For this purpose, the SRA shall ensure that: (i) the Master Plan shall include the scope of work, estimated length in kilometers, and specific location for each of the FMRs, as well as the list of priority FMR projects, which, for FMRs, must be connected to the national highways or arterial roads leading to sugarcane plantations, farms, and areas of influence; and (ii) the FMR implemented are properly geo-tagged.

The approved Master Plan shall be regularly updated to prioritize: (a) sugarcane plantations of at least one hundred (100) hectares which lead to block farms, small farms, and expansion areas; (b) sugarcane farms and expansion areas of at least one hundred (100) hectares regardless of farm sizes and ownership; and (c) sugarcane area of influence of at least ten (10) hectares.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations, including submission of a MOA between SRA and DPWH which shall contain the project description coverage, outline of milestones, measures of success, bill of materials and its corresponding costs.

Upon completion of the construction or rehabilitation of the FMRs, the DPWH shall turn over the management and ownership thereof to the LGUs concerned, which shall commit to shoulder the operations, repair, and maintenance costs thereof.

3. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the SRA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
PROJECT(S)
Locally-Funded Project(s)
Construction of Farm-to-Mill Roads		₱	520,000,000		₱	520,000,000
Socialized Credit			150,000,000			150,000,000
Block Farm Program			150,000,000			150,000,000

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Scholarship		50,000,000		50,000,000
Conduct of Research, Development and Extension Services		150,000,000		150,000,000

Sub-total, Locally-Funded Project(s)		1,020,000,000		1,020,000,000

Total, Project(s)		1,020,000,000		1,020,000,000

TOTAL NEW APPROPRIATIONS	₱	1,020,000,000	₱	1,020,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,020,000

Total Maintenance and Other Operating Expenses	1,020,000

Total Current Operating Expenditures	1,020,000

TOTAL NEW APPROPRIATIONS	1,020,000

B. DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT

B.1. DEVELOPMENT ACADEMY OF THE PHILIPPINES

For subsidy requirements in accordance with the programs and project, as indicated hereunder	₱	1,099,955,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	674,188,000		₱	674,188,000

EDUCATION AND TRAINING PROGRAM			476,011,000			476,011,000
RESEARCH AND TECHNICAL ASSISTANCE ON PUBLIC SECTOR PRODUCTIVITY PROGRAM			198,177,000			198,177,000

Total, Regular Programs			674,188,000			674,188,000

B. PROJECT(S)
Locally-Funded Project(s)			425,767,000			425,767,000

JANUARY 5, 2026	OFFICIAL GAZETTE	593
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Total, Project(s)		425,767,000		425,767,000

TOTAL NEW APPROPRIATIONS	₱	1,099,955,000	₱	1,099,955,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Development Academy of the Philippines.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
EDUCATION AND TRAINING PROGRAM		₱	476,011,000		₱	476,011,000
RESEARCH AND TECHNICAL ASSISTANCE ON PUBLIC SECTOR PRODUCTIVITY PROGRAM			198,177,000			198,177,000

Sub-total, Operations			674,188,000			674,188,000

Total, Regular Programs			674,188,000			674,188,000

PROJECT(S)
Locally-Funded Project(s)
Construction of New Training Building in Tagaytay			425,767,000			425,767,000

Sub-total, Locally-Funded Project(s)			425,767,000			425,767,000

Total, Project(s)			425,767,000			425,767,000

TOTAL NEW APPROPRIATIONS		₱	1,099,955,000		₱	1,099,955,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,099,955

Total Maintenance and Other Operating Expenses	1,099,955

Total Current Operating Expenditures	1,099,955

TOTAL NEW APPROPRIATIONS	1,099,955

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B.2. PHILIPPINE INSTITUTE FOR DEVELOPMENT STUDIES

For subsidy requirements in accordance with the programs, as indicated hereunder	₱368,033,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	123,008,000		₱	123,008,000
Support to Operations			22,324,000			22,324,000
Operations			222,701,000			222,701,000

SOCIO-ECONOMIC POLICY RESEARCH PROGRAM			222,701,000			222,701,000

TOTAL NEW APPROPRIATIONS		₱	368,033,000		₱	368,033,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Philippine Institute for Development Studies.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	123,008,000		₱	123,008,000

Sub-total, General Administration and Support			123,008,000			123,008,000

Support to Operations
Operations of the Philippine APEC Study Center Network (PASCN)			3,113,000			3,113,000
Publication, Seminars, Information and Communications Technology Services, and Research Program Management			19,211,000			19,211,000

Sub-total, Support to Operations			22,324,000			22,324,000

JANUARY 5, 2026	OFFICIAL GAZETTE	595
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Operations
SOCIO-ECONOMIC POLICY RESEARCH PROGRAM		222,701,000		222,701,000

Sub-total, Operations		222,701,000		222,701,000

TOTAL NEW APPROPRIATIONS	₱	368,033,000	₱	368,033,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	368,033

Total Maintenance and Other Operating Expenses	368,033

Total Current Operating Expenditures	368,033

TOTAL NEW APPROPRIATIONS	368,033

C. DEPARTMENT OF ENERGY

C.1. NATIONAL ELECTRIFICATION ADMINISTRATION

For subsidy and equity requirements in accordance with the program and project(s), as indicated hereunder	₱	10,134,200,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
Operations			₱9,104,200,000	₱	810,000,000		₱9,914,200,000

NATIONAL RURAL ELECTRIFICATION PROGRAM			9,104,200,000		810,000,000		9,914,200,000

Total, Regular Programs			9,104,200,000		810,000,000		9,914,200,000

B. PROJECT(S)
Locally-Funded Project(s)			220,000,000				220,000,000

Total, Project(s)			220,000,000				220,000,000

TOTAL NEW APPROPRIATIONS		₱	9,324,200,000	₱	810,000,000	₱	10,134,200,000

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Special Provision(s)

1. Subsidy to the National Electrification Administration. The amount of Nine Billion Three Hundred Twenty Four Million Two Hundred Thousand Pesos (₱9,324,200,000) appropriated herein under the subsidy to NEA shall be used for the implementation of the National Rural Electrification Program.

The NEA is authorized to deduct engineering and administrative overhead (EAO) expenses not exceeding three percent (3%) of the project cost. The authorized EAO expenses shall be limited to: (i) pre-construction activities after detailed engineering; (ii) construction project management; (iii) testing and quality control; (iv) acquisition, rehabilitation, and repair of related equipment and parts; (v) contingencies in relation to pre-construction activities; and (vi) administrative expenses in relation to the monitoring, supervision and evaluation of government subsidy-funded projects. The EAO expenses shall be treated or booked-up as capitalized expenditures and form part of the project cost.

In the implementation of the Strategized Rural Electrification and Operational Reliability for Electric Cooperatives Projects, the NEA shall observe the following:

(a)

Prioritize sitios where the absolute number of indigents and the incidence of poverty are high as identified in the latest official poverty statistics of the PSA as well as those with the high probability of being energized;

(b)

Loans outlay to electric cooperatives shall be recorded as equity contribution of the National Government to NEA when its authorized capitalization is increased by law, while grants thereto remain to be treated as subsidy;

(c)

Release funds only to electric cooperatives which have fully liquidated funds from previous years’ electrification projects: Provided, That non-delinquent electric cooperatives with ongoing projects that are not yet due for liquidation are entitled to a release of subsidy upon a new MOA with NEA subject to COA Circular No. 2012-001: Provided, further, That electric cooperatives must completely liquidate the subsidy within three (3) months from project completion: Provided, finally, That in cases where the electric cooperatives are not qualified to implement projects for barangay and sitio electrification, the NEA is authorized to download the subsidy to qualified electric cooperatives in strategically located neighboring areas consistent with the National Rural Electrification Program. The electric cooperative that implements the program shall liquidate the subsidy within three (3) months from project completion. This provision shall not apply to NEA releases for calamity grants and subsidies; and

(d)	Prohibition on the use of subsidy for the payment of salaries, allowances, incentives, separation, or retirement benefits.

(CONDITIONAL IMPLEMENTATION- President’s Veto Message, January 5, 2026, Volume I-B, page 720, R.A. No.12314)

2. Electrification of DepEd Schools. The amount of One Billion Two Hundred Ninety Five Million Pesos (₱1,295,000,000) appropriated herein under the National Rural Electrification Program shall be used exclusively for the electrification of unenergized schools or off-grid schools, and for the modernization and upgrading of electrical systems of on-grid schools. This shall include the upgrading of existing electrical power systems of existing buildings, purchase and installation of appropriate transformers, and/or purchase and installations of solar power systems, as may be necessary and appropriate in promoting the use of renewable energy. The NEA shall prioritize the use of solar energy sources in providing electricity to off-grid and on-grid public schools.

Implementation of this program shall be in consultation with the DepEd. The DepEd shall prepare and transmit to NEA the official list of priority schools to be electrified or upgraded, based on validated data from the DepEd masterplan, national school building inventory, and regional submissions.

Implementation of this provision shall be subject to the guidelines to be issued jointly by NEA and DepEd.

3. Electric Cooperatives Emergency and Resiliency Fund. The amount of Two Hundred Million Pesos (₱200,000,000) appropriated herein shall be used exclusively for the Electric Cooperatives Emergency and Resiliency Fund pursuant to R.A. No. 11039.

4. Equity from National Government. The amount of Eight Hundred Ten Million Pesos (₱810,000,000) shall be used as loans outlay to electric cooperatives and shall be recorded as equity contribution of the National Government to NEA.

5. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NEA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
Operations
NATIONAL RURAL ELECTRIFICATION PROGRAM		₱	9,104,200,000	₱	810,000,000	₱	9,914,200,000

Sub-total, Operations			9,104,200,000		810,000,000		9,914,200,000

Total, Regular Programs			9,104,200,000		810,000,000		9,914,200,000

PROJECT(S)
Locally-Funded Project(s)
Electric Cooperatives Emergency and Resiliency Fund			200,000,000				200,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	597
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Construction of Distribution Line for Bukidnon Airport		20,000,000				20,000,000

Sub-total, Locally-Funded Project(s)		220,000,000				220,000,000

Total, Project(s)		220,000,000				220,000,000

TOTAL NEW APPROPRIATIONS	₱	9,324,200,000	₱	810,000,000	₱	10,134,200,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	9,324,200

Total Maintenance and Other Operating Expenses	9,324,200

Total Current Operating Expenditures	9,324,200

Capital Outlays
Investment Outlay	810,000

Total Capital Outlays	810,000

TOTAL NEW APPROPRIATIONS	10,134,200

C.2. NATIONAL POWER CORPORATION

For subsidy requirements in accordance with the program and project, as indicated hereunder	₱	1,948,377,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	1,866,377,000		₱	1,866,377,000

MISSIONARY ELECTRIFICATION PROGRAM			1,866,377,000			1,866,377,000

Total, Regular Programs			1,866,377,000			1,866,377,000

B. PROJECT(S)
Locally-Funded Project(s)			82,000,000			82,000,000

Total, Project(s)			82,000,000			82,000,000

TOTAL NEW APPROPRIATIONS		₱	1,948,377,000		₱	1,948,377,000

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Special Provision(s)

1. Subsidy to the National Power Corporation. The amount of One Billion Nine Hundred Forty Eight Million Three Hundred Seventy Seven Thousand Pesos (₱1,948,377,000) appropriated herein under the subsidy to NPC shall be used for the requirements of the Missionary Electrification Program.

The implementation of this provision shall be subject to the submission of: (i) program of work for each Small Power Utilities Group plant covered indicating the project description and implementation schedule; and (ii) originating letter request from electric cooperatives which shall contain the description of work.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NPC.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
MISSIONARY ELECTRIFICATION PROGRAM		₱	1,866,377,000		₱	1,866,377,000

Sub-total, Operations			1,866,377,000			1,866,377,000

Total, Regular Programs			1,866,377,000			1,866,377,000

PROJECT(S)
Locally-Funded Project(s)
Retrofitting of NPC Head Office Building			82,000,000			82,000,000

Sub-total, Locally-Funded Project(s)			82,000,000			82,000,000

Total, Project(s)			82,000,000			82,000,000

TOTAL NEW APPROPRIATIONS		₱	1,948,377,000		₱	1,948,377,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,948,377

Total Maintenance and Other Operating Expenses	1,948,377

Total Current Operating Expenditures	1,948,377

TOTAL NEW APPROPRIATIONS	1,948,377

JANUARY 5, 2026	OFFICIAL GAZETTE	599
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

D. DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES

D.1. METROPOLITAN WATERWORKS AND SEWERAGE SYSTEM - REGULATORY OFFICE

For subsidy requirements in accordance with the program, as indicated hereunder	₱	207,047,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	207,047,000		₱	207,047,000

CONCESSION MONITORING PROGRAM			207,047,000			207,047,000

TOTAL NEW APPROPRIATIONS		₱	207,047,000		₱	207,047,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Metropolitan Waterworks and Sewerage System-Regulatory Office.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
CONCESSION MONITORING PROGRAM		₱	207,047,000		₱	207,047,000

Sub-total, Operations			207,047,000			207,047,000

TOTAL NEW APPROPRIATIONS		₱	207,047,000		₱	207,047,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	207,047

Total Maintenance and Other Operating Expenses	207,047

Total Current Operating Expenditures	207,047

TOTAL NEW APPROPRIATIONS	207,047

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GENERAL APPROPRIATIONS ACT, FY 2026

E. DEPARTMENT OF FINANCE

E.1. PHILIPPINE TAX ACADEMY

For subsidy requirements in accordance with the program, as indicated hereunder	₱	58,227,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	58,227,000		₱	58,227,000

SPECIALIZED TAX TRAINING AND EDUCATION MANAGEMENT PROGRAM			58,227,000			58,227,000

TOTAL NEW APPROPRIATIONS		₱	58,227,000		₱	58,227,000

Special Provision(s)

1. Subsidy to the Philippine Tax Academy. The amount of Fifty Eight Million Two Hundred Twenty Seven Thousand Pesos (₱58,227,000) appropriated herein under the subsidy to the Philippine Tax Academy (PTA) shall be used for the implementation of the Specialized Tax Training and Education Management Program.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PTA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
SPECIALIZED TAX TRAINING AND EDUCATION MANAGEMENT PROGRAM		₱	58,227,000		₱	58,227,000

Sub-total, Operations			58,227,000			58,227,000

TOTAL NEW APPROPRIATIONS		₱	58,227,000		₱	58,227,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses

JANUARY 5, 2026	OFFICIAL GAZETTE	601
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Financial Assistance/Subsidy	58,227

Total Maintenance and Other Operating Expenses	58,227

Total Current Operating Expenditures	58,227

TOTAL NEW APPROPRIATIONS	58,227

F. DEPARTMENT OF HEALTH

F.1. LUNG CENTER OF THE PHILIPPINES

For subsidy requirements in accordance with the program and projects, as indicated hereunder	₱	2,748,790,000

New Appropriations, by Programs/Projects

1	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	1,728,790,000		₱	1,728,790,000

HOSPITAL SERVICES PROGRAM			1,728,790,000			1,728,790,000

Total, Regular Programs			1,728,790,000			1,728,790,000

B. PROJECT(S)
Locally-Funded Project(s)			1,020,000,000			1,020,000,000

Total, Project(s)			1,020,000,000			1,020,000,000

TOTAL NEW APPROPRIATIONS		₱	2,748,790,000		₱	2,748,790,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Lung Center of the Philippines.

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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REGULAR PROGRAMS
Operations
HOSPITAL SERVICES PROGRAM	₱	1,728,790,000	₱	1,728,790,000

Sub-total, Operations		1,728,790,000		1,728,790,000

Total, Regular Programs		1,728,790,000		1,728,790,000

PROJECT(S)
Locally-Funded Project(s)
Implementation of the Advance Lung Integrated Interventions and Networking for Comprehensive Endoscopy (ALLIANCE) - Care Program		50,000,000		50,000,000
Establishment of the Integrated Robotic Surgery (iROSE) and Endoscopic Center		200,000,000		200,000,000
Advancement of Biobanking - Phase 3		50,000,000		50,000,000
Procurement of Linear Accelerator (LINAC)		400,000,000		400,000,000
Procurement of Positron Emission Tomography-Computed Tomography (PET-CT) Scanner		320,000,000		320,000,000

Sub-total, Locally-Funded Project(s)		1,020,000,000		1,020,000,000

Total, Project(s)		1,020,000,000		1,020,000,000

TOTAL NEW APPROPRIATIONS	₱	2,748,790,000	₱	2,748,790,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	2,748,790

Total Maintenance and Other Operating Expenses	2,748,790

Total Current Operating Expenditures	2,748,790

TOTAL NEW APPROPRIATIONS	2,748,790

F.2. NATIONAL KIDNEY AND TRANSPLANT INSTITUTE

For subsidy requirements in accordance with the program and projects, as indicated hereunder	₱	3,212,329,000

New Appropriations, by Programs/Projects

JANUARY 5, 2026	OFFICIAL GAZETTE	603
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	2,312,329,000		₱	2,312,329,000

HOSPITAL SERVICES PROGRAM			2,312,329,000			2,312,329,000

Total, Regular Programs			2,312,329,000			2,312,329,000

B. PROJECT(S)
Locally-Funded Project(s)			900,000,000			900,000,000

Total, Project(s)			900,000,000			900,000,000

TOTAL NEW APPROPRIATIONS		₱	3,212,329,000		₱	3,212,329,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the National Kidney and Transplant Institute.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
HOSPITAL SERVICES PROGRAM		₱	2,312,329,000		₱	2,312,329,000

Sub-total, Operations			2,312,329,000			2,312,329,000

Total, Regular Programs			2,312,329,000			2,312,329,000

PROJECT(S)
Locally-Funded Project(s)
Construction of an Outpatient Services Building			500,000,000			500,000,000
Procurement of a Linear Accelerator with Stereotactic Body Radiotherapy Capability			400,000,000			400,000,000

Sub-total, Locally-Funded Project(s)			900,000,000			900,000,000

Total, Project(s)			900,000,000			900,000,000

TOTAL NEW APPROPRIATIONS		₱	3,212,329,000		₱	3,212,329,000

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GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	3,212,329

Total Maintenance and Other Operating Expenses	3,212,329

Total Current Operating Expenditures	3,212,329

TOTAL NEW APPROPRIATIONS	3,212,329

F.3. PHILIPPINE CHILDREN’S MEDICAL CENTER

For subsidy requirements in accordance with the programs and projects, as indicated hereunder	₱	3,502,594,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	2,497,336,000		₱	2,497,336,000

HOSPITAL SERVICES PROGRAM			2,282,095,000			2,282,095,000
TRAINING AND RESEARCH DEVELOPMENT PROGRAM			215,241,000			215,241,000

Total, Regular Programs			2,497,336,000			2,497,336,000

B. PROJECT(S)
Locally-Funded Project(s)			1,005,258,000			1,005,258,000

Total, Project(s)			1,005,258,000			1,005,258,000

TOTAL NEW APPROPRIATIONS		₱	3,502,594,000		₱	3,502,594,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Philippine Children’s Medical Center.

New Appropriations, by Programs/Activities/Projects

JANUARY 5, 2026	OFFICIAL GAZETTE	605
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
HOSPITAL SERVICES PROGRAM		₱	2,282,095,000		₱	2,282,095,000
TRAINING AND RESEARCH DEVELOPMENT PROGRAM			215,241,000			215,241,000

Sub-total, Operations			2,497,336,000			2,497,336,000

Total, Regular Programs			2,497,336,000			2,497,336,000

PROJECT(S)
Locally-Funded Project(s)
Construction of New Building Phase 2			100,000,000			100,000,000
Renovation of Old Building Phase 2			100,258,000			100,258,000
Procurement of Medical Equipment			200,000,000			200,000,000
Completion of Eskwelahang Munti			10,000,000			10,000,000
Subsidy for Medium-Term Information and Communications Technology Harmonization Initiative (MITHI)			595,000,000			595,000,000

Sub-total, Locally-Funded Project(s)			1,005,258,000			1,005,258,000

Total, Project(s)			1,005,258,000			1,005,258,000

TOTAL NEW APPROPRIATIONS		₱	3,502,594,000		₱	3,502,594,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	3,502,594

Total Maintenance and Other Operating Expenses	3,502,594

Total Current Operating Expenditures	3,502,594

TOTAL NEW APPROPRIATIONS	3,502,594

606	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

F.4. PHILIPPINE HEALTH INSURANCE CORPORATION

For subsidy requirements in accordance with the program and project, as indicated hereunder	₱	129,782,163,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	129,654,603,000		₱	129,654,603,000

NATIONAL HEALTH INSURANCE PROGRAM			129,654,603,000			129,654,603,000

Total, Regular Programs			129,654,603,000			129,654,603,000

B. PROJECT(S)
Locally-Funded Project(s)			127,560,000			127,560,000

Total, Project(s)			127,560,000			127,560,000

TOTAL NEW APPROPRIATIONS		₱	129,782,163,000		₱	129,782,163,000

Special Provision(s)

1. Subsidy for the National Health Insurance Program. The amount of Fifty Three Billion One Hundred Thirty Four Million Three Hundred Seventy Thousand Pesos (₱53,134,370,000) appropriated herein under the subsidy for the National Health Insurance Program (NHIP) shall be used for the health insurance premiums of indirect contributors as defined under R.A. No. 11223. Accordingly, indirect contributors refer to all others not included as direct contributors, as well as their qualified dependents, whose premium shall be subsidized by the National Government, including those who are subsidized as a result of special laws, such as, but not limited to, the following: (i) indigents under the National Household Targeting System for Poverty Reduction as identified by the DSWD; (ii) senior citizens pursuant to R.A. No. 10645; (iii) unemployed persons with disability as jointly determined by the DOH and the National Council on Disability Affairs; and (iv) financially-incapable Point-of-Service patients as identified by the DOH: Provided, That in no case shall the subsidy be used for the payment of Personnel Services.

Release of funds shall be subject to the submission of the following: (i) Board-approved Corporate Operating Budget which shall be compliant with existing organization, staffing, and position classification, and compensation standards; and (ii) billing indicating the names of enrollees approved by the PhilHealth Board. The DOH and PhilHealth shall ensure the conduct of special audit on the implementation of the NHIP.

PhilHealth shall comply with budget accountability requirements and ensure judicious utilization of its budget.

The administrative cost of implementing the NHIP shall not exceed seven and one half percent (7.5%) of the actual total premium collected from direct and indirect contributory members during the immediately preceding year in accordance with Section 12 of R.A. No. 11223.

2. Additional Appropriation in Compliance with the Supreme Court Decision. The amount of Sixty Billion Pesos (₱60,000,000,000) appropriated under the National Health Insurance Program constitutes the mandatory allocation required to ensure compliance with the Supreme Court decision in Aquilino Pimentel III, et al. vs. House of Representatives, et al. (G.R. No. 274778), Colmenares, et al. vs. Marcos, et al. (G.R. No. 275405), and 1Sambayan Coalition, et al. vs. House of Representatives, et al. (G.R. No. 276233), promulgated on December 3, 2025.

3. Benefit Package Improvement Under Universal Health Care Law. The amount of Sixteen Billion Five Hundred Twenty Million Two Hundred Thirty Three Thousand Pesos (₱16,520,233,000) appropriated herein for the benefit package improvement under the Universal Health Care Law shall be used for the increase in benefit packages including, but not limited to, the expansion of dialysis coverage, mental health outpatient coverage, improvement of Z-Benefit packages, severe acute malnutrition, all case rate, rationalization of selected medical and surgical procedures; continuous implementation of the Zero Balance Billing (ZBB) Program; introduction and scale-up of benefit packages for catastrophic and high-cost conditions, including those under the Z-Benefits and related packages; expansion of coverage for outpatient and primary care services through the Yaman ng Kalusugan Program (YAKAP), including the Guaranteed Accessible Medications for Outpatient Treatment (GAMOT) program; implementation of Diagnosis-Related Group (DRG) payment system to ensure fair and responsive provider payments; and the implementation of the comprehensive outpatient benefit package, such as free consultation fees, laboratory tests, other diagnostic services, outpatient drug benefit, and emergency medical services.

JANUARY 5, 2026	OFFICIAL GAZETTE	607
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

4. PAyapa at MAsaganang PamayaNAn Program. The amount of One Hundred Twenty Seven Million Five Hundred Sixty Thousand Pesos (P127,560,000) appropriated herein shall be used for the health insurance premiums of the beneficiaries under the PAyapa at MAsaganang PamayaNAn (PAMANA) Program. The DOH, OPAPRU and PhilHealth shall ensure that there shall be no duplication of the enrolled beneficiaries with other indirect contributors covered by the above-mentioned subsidy under the immediately preceding Section, and with members of direct contributors.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

5. Submission of Reports and Documents. The PhilHealth shall submit the following to the DBM, the Senate of the Philippines, the House of Representatives, the Senate Committee on Finance, and the House Committee on Appropriations on or before December 31, 2026, unless otherwise stated:

(a)	a Management Audit Report detailing policies and reforms to control fraudulent practices;

(b)	a Fund Viability Plan including policies and reforms to increase premium collection rates and minimize the risk of deficits;

(c)

an undertaking by PhilHealth to undergo a third-party review of its actuarial projections and benefit packages by the first quarter of 2026 to ensure PhilHealth’s effective implementation of its mandate to reform benefit packages which may be underutilized or subject to fraud or abuse; and

(d)	a Comprehensive Report on all fund releases received from the DBM and the corresponding utilization thereof, including unutilized balances, not later than June 30 of the following fiscal year.

6. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PhilHealth.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
NATIONAL HEALTH INSURANCE PROGRAM		₱	129,654,603,000		₱	129,654,603,000

Sub-total, Operations			129,654,603,000			129,654,603,000

Total, Regular Programs			129,654,603,000			129,654,603,000

PROJECT(S)
Locally-Funded Project(s)
Special Purpose Insurance Coverage			127,560,000			127,560,000

Sub-total, Locally-Funded Project(s)			127,560,000			127,560,000

Total, Project(s)			127,560,000			127,560,000

TOTAL NEW APPROPRIATIONS		₱	129,782,163,000		₱	129,782,163,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	129,782,163

Total Maintenance and Other Operating Expenses	129,782,163

608	OFFICIAL GAZETTE	VOL. 122, NO. 1
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Total Current Operating Expenditures	129,782,163

TOTAL NEW APPROPRIATIONS	129,782,163

F.5. PHILIPPINE HEART CENTER

For subsidy requirements in accordance with the program and project, as indicated hereunder	₱	4,086,715,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	3,223,665,000		₱	3,223,665,000

HOSPITAL SERVICES PROGRAM			3,223,665,000			3,223,665,000

Total, Regular Programs			3,223,665,000			3,223,665,000

B. PROJECT(S)
Locally-Funded Project(s)			863,050,000			863,050,000

Total, Project(s)			863,050,000			863,050,000

TOTAL NEW APPROPRIATIONS		₱	4,086,715,000		₱	4,086,715,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Philippine Heart Center.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
HOSPITAL SERVICES PROGRAM		₱	3,223,665,000		₱	3,223,665,000

Sub-total, Operations			3,223,665,000			3,223,665,000

Total, Regular Programs			3,223,665,000			3,223,665,000

JANUARY 5, 2026	OFFICIAL GAZETTE	609
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

PROJECT(S)
Locally-Funded Project(s)
Procurement of various medical equipment		863,050,000		863,050,000

Sub-total, Locally-Funded Project(s)		863,050,000		863,050,000

Total, Project(s)		863,050,000		863,050,000

TOTAL NEW APPROPRIATIONS	₱	4,086,715,000	₱	4,086,715,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	4,086,715

Total Maintenance and Other Operating Expenses	4,086,715

Total Current Operating Expenditures	4,086,715

TOTAL NEW APPROPRIATIONS	4,086,715

F.6. PHILIPPINE INSTITUTE OF TRADITIONAL AND ALTERNATIVE HEALTH CARE

For subsidy requirements in accordance with the programs, as indicated hereunder	₱	206,419,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	152,339,000		₱	152,339,000
Operations			54,080,000			54,080,000

TRADITIONAL AND COMPLEMENTARY MEDICINE
DEVELOPMENT AND PROMOTION PROGRAM			54,080,000			54,080,000

TOTAL NEW APPROPRIATIONS		₱	206,419,000		₱	206,419,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Philippine Institute of Traditional and Alternative Health Care.

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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	152,339,000		₱	152,339,000

Sub-total, General Administration and Support			152,339,000			152,339,000

Operations
TRADITIONAL AND COMPLEMENTARY MEDICINE DEVELOPMENT AND PROMOTION PROGRAM			54,080,000			54,080,000

Sub-total, Operations			54,080,000			54,080,000

TOTAL NEW APPROPRIATIONS		₱	206,419,000		₱	206,419,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	206,419

Total Maintenance and Other Operating Expenses	206,419

Total Current Operating Expenditures	206,419

TOTAL NEW APPROPRIATIONS	206,419

G. DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT

G.l. NATIONAL HOUSING AUTHORITY

For subsidy requirements in accordance with the program and project(s), as indicated hereunder	₱	3,897,272,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Support to Operations		₱	500,000,000		₱	500,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	611
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Operations		1,000,450,000		1,000,450,000

COMPREHENSIVE AND INTEGRATED HOUSING PROGRAM		1,000,450,000		1,000,450,000

Total, Regular Programs		1,500,450,000		1,500,450,000

B. PROJECT(S)
Locally-Funded Project(s)		2,396,822,000		2,396,822,000

Total, Project(s)		2,396,822,000		2,396,822,000

TOTAL NEW APPROPRIATIONS	₱	3,897,272,000	₱	3,897,272,000

Special Provision(s)

1. Subsidy to the National Housing Authority. The amount of Three Billion Three Hundred Ninety Seven Million Two Hundred Seventy Two Thousand Pesos (₱3,397,272,000) appropriated herein under the subsidy to the NHA shall be used in support of the implementation of priority programs and projects under the Lot Development and Provision of Housing and Community Facilities Sub-program in accordance with R.A. No. 7279 and R.A. No. 7835.

2. Subsidy for Quick Response Fund. The amount of Five Hundred Million Pesos (₱500,000,000) appropriated herein for the Quick Response Fund (QRF) shall serve as a stand-by fund to be used for reconstruction, rehabilitation, and repair of damaged housing units, in order that the situation and living conditions of people in communities or areas stricken by calamities, epidemics, crises, and catastrophes, which occurred in the last quarter of the immediately preceding year and those occurring during the current year may be normalized as quickly as possible. In no case shall the QRF be used for pre-disaster activities nor for any other purpose not authorized under this provision.

Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

3. Multi-Year Planning for Utility Compliance and Resettlement. The NHA shall prepare multi-year work and financial plans for utility compliance, such as water, electricity, drainage, and roads, to be submitted to the DBM, House Committee on Appropriations, and Senate Committee on Finance on or before March 31, 2026.

The NHA shall develop a Program Convergence Budgeting Strategy focusing on Transit-Oriented Development (TOD) and leveraging partnerships with the DOTR, DHSUD, and DENR to facilitate moving people out of river easements and flood plains, for compliance with the water code.

4. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NHA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Support to Operations
Quick Response Fund		₱	500,000,000		₱	500,000,000

Sub-total, Support to Operations			500,000,000			500,000,000

Operations
COMPREHENSIVE AND INTEGRATED HOUSING PROGRAM			1,000,450,000			1,000,450,000

Lot Development and Provision of Housing and Community Facilities Sub-program			1,000,450,000			1,000,450,000

Sub-total, Operations			1,000,450,000			1,000,450,000

Total, Regular Programs			1,500,450,000			1,500,450,000

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PROJECT(S)
Locally-Funded Project(s)
Resettlement Program for ISFs Affected by the Supreme Court’s Mandamus to Clean-Up the Manila Bay Area		1,000,000,000		1,000,000,000
Emergency Housing Assistance Program		762,000,000		762,000,000
Resettlement Housing Project for Barangay Malis in the Municipality of Guiguinto, Bulacan, Phase 1		70,000,000		70,000,000
Construction of Multipurpose Community Facility in New Ormoc Housing Project, Brgy Mabini, Ormoc City, Leyte		20,000,000		20,000,000
Construction of Multipurpose Community Facility in Ormoc Highlands 2, Brgy. Dolores, Ormoc City, Leyte		20,000,000		20,000,000
Construction of Resettlement Housing for Las Pinas City		254,822,000		254,822,000
Resettlement Housing Project for Brgy. Batasan Hills, Quezon City		200,000,000		200,000,000
Resettlement Housing Project for Tubig Putih, Luuk, Sulu		30,000,000		30,000,000
Pangantucan Resettlement Project at Kinalayan Village, Barangay Poblacion, Pangantucan, Bukidnon		40,000,000		40,000,000

Sub-total, Locally-Funded Project(s)		2,396,822,000		2,396,822,000

Total, Project(s)		2,396,822,000		2,396,822,000

TOTAL NEW APPROPRIATIONS	₱	3,897,272,000	₱	3,897,272,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	3,897,272

Total Maintenance and Other Operating Expenses	3,897,272

Total Current Operating Expenditures	3,897,272

TOTAL NEW APPROPRIATIONS	3,897,272

G.2. SOCIAL HOUSING FINANCE CORPORATION

For subsidy requirements in accordance with the programs and project(s), as indicated hereunder	₱	166,080,000

JANUARY 5, 2026	OFFICIAL GAZETTE	613
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	90,088,000		₱	90,088,000

COMMUNITY MORTGAGE PROGRAM			90,088,000			90,088,000

Total, Regular Programs			90,088,000			90,088,000

B. PROJECT(S)
Locally-Funded Project(s)			75,992,000			75,992,000

Total, Project(s)			75,992,000			75,992,000

TOTAL NEW APPROPRIATIONS		₱	166,080,000		₱	166,080,000

Special Provision(s)

1. Subsidy to the Social Housing Finance Corporation. The amount of Seventy Five Million Nine Hundred Ninety Two Thousand Pesos (₱75,992,000) appropriated herein under the subsidy for the Social Housing Finance Corporation (SHFC) shall be used for the High Density Housing Program-the Housing Program for Informal Settler Families Residing in Danger Areas in Metro Manila.

Release of funds shall be subject to the submission of the SHFC Board-approved People’s Plan, list of community associations, number of targeted beneficiaries, and the total amount of estimated housing loan to be availed of. For this purpose, the People’s Plan shall be prepared in coordination with the Presidential Commission for the Urban Poor, the NAPC and their partner civil society organizations.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the SHFC.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
COMMUNITY MORTGAGE PROGRAM		₱	90,088,000		₱	90,088,000

Sub-total, Operations			90,088,000			90,088,000

Total, Regular Programs			90,088,000			90,088,000

PROJECT(S)
Locally-Funded Project(s)
Housing Program for Informal Settler Families Residing in Danger Areas in Metro Manila			75,992,000			75,992,000

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Sub-total, Locally-Funded Project(s)		75,992,000		75,992,000

Total, Project(s)		75,992,000		75,992,000

TOTAL NEW APPROPRIATIONS	₱	166,080,000	₱	166,080,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	166,080

Total Maintenance and Other Operating Expenses	166,080

Total Current Operating Expenditures	166,080

TOTAL NEW APPROPRIATIONS	166,080

H. DEPARTMENT OF TOURISM

H.1. TOURISM INFRASTRUCTURE AND ENTERPRISE ZONE AUTHORITY

For subsidy requirements in accordance with the program as indicated hereunder	₱	248,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	248,000,000		₱	248,000,000

TOTAL NEW APPROPRIATIONS		₱	248,000,000		₱	248,000,000

Special Provision(s)

1 . Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Tourism Infrastructure and Enterprise Zone Authority (TIEZA).

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	615
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

REGULAR PROGRAMS
General Administration and Support
General Management and Supervision	₱	248,000,000	₱	248,000,000

Sub-total, General Administration and Support		248,000,000		248,000,000

TOTAL NEW APPROPRIATIONS	₱	248,000,000	₱	248,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	248,000

Total Maintenance and Other Operating Expenses	248,000

Total Current Operating Expenditures	248,000

TOTAL NEW APPROPRIATIONS	248,000

H.2. TOURISM PROMOTIONS BOARD

For subsidy requirements in accordance with the program(s) as indicated hereunder	₱	28,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	28,000,000		₱	28,000,000

MARKETING AND PROMOTIONS PROGRAM			28,000,000			28,000,000

TOTAL NEW APPROPRIATIONS		₱	28,000,000		₱	28,000,000

Special Provision(s)

1. Tourism Promotions Fund. In addition to the amounts appropriated herein, the amount of One Billion Three Hundred Thirty Nine Million Six Hundred Eight Thousand Pesos (₱1,339,608,000) shall be used for tourism promotions and marketing activities of the Tourism Promotions Board (TPB) sourced from the following and constituted into the Tourism Promotions Fund in accordance with Section 55 of R.A. No. 9593:

(a)	At least twenty five percent (25%) of the National Government share from PAGCOR; and

(b)	At least twenty five percent (25%) of the National Government share from international airports and seaports.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

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2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the TPB.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
MARKETING AND PROMOTIONS PROGRAM		₱	28,000,000		₱	28,000,000

Sub-total, Operations			28,000,000			28,000,000

TOTAL NEW APPROPRIATIONS		₱	28,000,000		₱	28,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	28,000

Total Maintenance and Other Operating Expenses	28,000

Total Current Operating Expenditures	28,000

TOTAL NEW APPROPRIATIONS	28,000

I. DEPARTMENT OF TRADE AND INDUSTRY

I.1. AURORA PACIFIC ECONOMIC ZONE AND FREEPORT AUTHORITY

For subsidy and equity requirements in accordance with the program, as indicated hereunder	₱	381,535,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱125,858,000	₱	₱125,858,000

JANUARY 5, 2026	OFFICIAL GAZETTE	617
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Operations				255,677,000		255,677,000
ECOZONE DEVELOPMENT PROGRAM				255,677,000		255,677,000

TOTAL NEW APPROPRIATIONS	₱	125,858,000	₱	255,677,000	₱	381,535,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Aurora Pacific Economic Zone and Freeport Authority.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	125,858,000	₱		₱	125,858,000

Sub-total, General Administration and Support			125,858,000				125,858,000

Operations
ECOZONE DEVELOPMENT PROGRAM					255,677,000		255,677,000

Sub-total, Operations					255,677,000		255,677,000

TOTAL NEW APPROPRIATIONS		₱	125,858,000	₱	255,677,000	₱	381,535,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	125,858

Total Maintenance and Other Operating Expenses	125,858

Total Current Operating Expenditures	125,858

Capital Outlays
Investment Outlay	255,677

Total Capital Outlays	255,677

TOTAL NEW APPROPRIATIONS	381,535

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I.2. CENTER FOR INTERNATIONAL TRADE EXPOSITIONS AND MISSIONS

For subsidy requirements in accordance with the programs, as indicated hereunder	₱	711,372,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	36,226,000		₱	36,226,000
Support to Operations			55,018,000			55,018,000
Operations			620,128,000			620,128,000

EXPORT/TRADE PROMOTION PROGRAM			620,128,000			620,128,000

TOTAL NEW APPROPRIATIONS		₱	711,372,000		₱	711,372,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Center for International Trade Expositions and Missions.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	36,226,000		₱	36,226,000

Sub-total, General Administration and Support			36,226,000			36,226,000

Support to Operations
Institutional Promotion and Information
Services Management			55,018,000			55,018,000

Sub-total, Support to Operations			55,018,000			55,018,000

Operations
EXPORT/TRADE PROMOTION PROGRAM			620,128,000			620,128,000

Sub-total, Operations			620,128,000			620,128,000

TOTAL NEW APPROPRIATIONS		₱	711,372,000		₱	711,372,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

JANUARY 5, 2026	OFFICIAL GAZETTE	619
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	711,372

Total Maintenance and Other Operating Expenses	711,372

Total Current Operating Expenditures	711,372

TOTAL NEW APPROPRIATIONS	711,372

I.3. SMALL BUSINESS CORPORATION

For subsidy requirements in accordance with the program, as indicated hereunder	₱	1,000,000,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱1,000,000,000		₱1,000,000,000

PONDO SA PAGBABAGO AT PAG-ASENSO PROGRAM		1,000,000,000		1,000,000,000

TOTAL NEW APPROPRIATIONS		₱1,000,000,000		₱1,000,000,000

Special Provision(s)

1. Pondo sa Pagbabago at Pag-Asenso. The amount of One Billion Pesos (₱1,000,000,000) appropriated herein as subsidy to the Small Business Corporation (SBC) shall be used for the implementation of the Pondo sa Pagbabago at Pag-Asenso Program, which is a microfinancing program for Micro, Small and Medium Scale Enterprises (MSMEs). The amount shall be set-up as a separate fund and the transactions thereon shall be recorded and maintained in a separate book by the SBC.

The Secretary of Trade and Industry shall approve the program mechanics and components including the selection criteria for beneficiaries and such other factors in the implementation of the program, which shall be in accordance with R.A. No. 6977, as amended. The DTI shall prioritize the provinces where the absolute number of indigents and the incidence of poverty are high as identified in the latest official poverty statistics of the PSA, MSMEs of indigenous people, and sustainable rural livelihood.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the SBC.

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
Operations

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PONDO SA PAGBABAGO AT PAG-ASENSO PROGRAM	₱	1,000,000,000	₱	1,000,000,000

Sub-total, Operations		1,000,000,000		1,000,000,000

TOTAL NEW APPROPRIATIONS	₱	1,000,000,000	₱	1,000,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,000,000

Total Maintenance and Other Operating Expenses	1,000,000

Total Current Operating Expenditures	1,000,000

TOTAL NEW APPROPRIATIONS	1,000,000

J. DEPARTMENT OF TRANSPORTATION

J.1. LIGHT RAIL TRANSIT AUTHORITY

For subsidy requirements in accordance with the programs and project(s), as indicated hereunder	₱	2,261,377,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	177,398,000		₱	177,398,000

Total, Regular Programs			177,398,000			177,398,000

B. PROJECT(S)
Locally-Funded Project(s)			2,083,979,000			2,083,979,000

Total, Project(s)			2,083,979,000			2,083,979,000

TOTAL NEW APPROPRIATIONS		₱	2,261,377,000		₱	2,261,377,000

Special Provision(s)

1. Subsidy to the Light Rail Transit Authority. The amount of Two Billion Two Hundred Sixty One Million Three Hundred Seventy Seven Thousand Pesos (₱2,261,377,000) appropriated herein as subsidy to the Light Rail Transit Authority (LRTA) shall be used for its operating requirements and Systems and Facilities Improvement, Rehabilitation and Modernization Program.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the LRTA.

JANUARY 5, 2026	OFFICIAL GAZETTE	621
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	177,398,000		₱	177,398,000

Sub-total, General Administration and Support			177,398,000			177,398,000

Total, Regular Programs			177,398,000			177,398,000

PROJECT(S)
Locally-Funded Project(s)
Systems and Facilities Improvement			2,083,979,000			2,083,979,000

Sub-total, Locally-Funded Project(s)			2,083,979,000			2,083,979,000

Total, Project(s)			2,083,979,000			2,083,979,000

TOTAL NEW APPROPRIATIONS		₱	2,261,377,000		₱	2,261,377,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	2,261,377

Total Maintenance and Other Operating Expenses	2,261,377

Total Current Operating Expenditures	2,261,377

TOTAL NEW APPROPRIATIONS	2,261,377

J.2. PHILIPPINE NATIONAL RAILWAYS

For subsidy requirements in accordance with the programs and project(s), as indicated hereunder	₱	851,622,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	309,638,000		₱	309,638,000

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Operations		41,984,000		41,984,000

RAILWAY SYSTEM MAINTENANCE PROGRAM		41,984,000		41,984,000

Total, Regular Programs		351,622,000		351,622,000

B. PROJECT(S)
Locally-Funded Project(s)		500,000,000		500,000,000

Total, Project(s)		500,000,000		500,000,000

TOTAL NEW APPROPRIATIONS	₱	851,622,000	₱	851,622,000

Special Provision(s)

1. Subsidy to the Philippine National Railways. The amount of Eight Hundred Fifty One Million Six Hundred Twenty Two Thousand Pesos (₱851,622,000) appropriated herein under the subsidy for the Philippine National Railways (PNR) shall be used for its operating requirements and railway system maintenance.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PNR.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	309,638,000		₱	309,638,000

Sub-total, General Administration and Support			309,638,000			309,638,000

Operations
RAILWAY SYSTEM MAINTENANCE PROGRAM			41,984,000			41,984,000

Sub-total, Operations			41,984,000			41,984,000

Total, Regular Programs			351,622,000			351,622,000

PROJECT(S)
Locally-Funded Project(s)
Design/Repair/Construction/Rehabilitation of Bridges			500,000,000			500,000,000

Sub-total, Locally-Funded Project(s)			500,000,000			500,000,000

Total, Project(s)			500,000,000			500,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	623
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

TOTAL NEW APPROPRIATIONS	₱	851,622,000	₱	851,622,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	851,622

Total Maintenance and Other Operating Expenses	851,622

Total Current Operating Expenditures	851,622

TOTAL NEW APPROPRIATIONS	851,622

K. PRESIDENTIAL COMMUNICATIONS OFFICE

K.1. INTERCONTINENTAL BROADCASTING CORPORATION

For subsidy requirements as indicated hereunder	₱	122,000,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	122,000,000		₱	122,000,000

TOTAL NEW APPROPRIATIONS		₱	122,000,000		₱	122,000,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Intercontinental Broadcasting Corporation.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	122,000,000		₱	122,000,000

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Sub-total, General Administration and Support		122,000,000		122,000,000

TOTAL NEW APPROPRIATIONS	₱	122,000,000	₱	122,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	122,000

Total Maintenance and Other Operating Expenses	122,000

Total Current Operating Expenditures	122,000

TOTAL NEW APPROPRIATIONS	122,000

K.2. PEOPLE’S TELEVISION NETWORK, INCORPORATED

For subsidy requirements as indicated hereunder	₱	136,764,000

New Appropriations, by Program/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	136,764,000		₱	136,764,000

TOTAL NEW APPROPRIATIONS		₱	136,764,000		₱	136,764,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the People’s Television Network, Incorporated.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	136,764,000		₱	136,764,000

JANUARY 5, 2026	OFFICIAL GAZETTE	625
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Sub-total, General Administration and Support		136,764,000		136,764,000

TOTAL NEW APPROPRIATIONS	₱	136,764,000	₱	136,764,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	136,764

Total Maintenance and Other Operating Expenses	136,764

Total Current Operating Expenditures	136,764

TOTAL NEW APPROPRIATIONS	136,764

L. OTHER EXECUTIVE OFFICES

L.1. AUTHORITY OF THE FREEPORT AREA OF BATAAN

For subsidy and equity requirements in accordance with the program, as indicated hereunder	₱	250,000,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
A. REGULAR PROGRAMS
Operations		₱100,000,000	₱	150,000,000	₱250,000,000

ECOZONE DEVELOPMENT PROGRAM		100,000,000		150,000,000	250,000,000

TOTAL NEW APPROPRIATIONS		₱100,000,000		₱150,000,000	₱250,000,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Authority of the Freeport Area of Bataan.

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
REGULAR PROGRAMS
Operations

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ECOZONE DEVELOPMENT PROGRAM	₱	100,000,000	₱	150,000,000	₱	250,000,000

Sub-total, Operations		100,000,000		150,000,000		250,000,000

TOTAL NEW APPROPRIATIONS	₱	100,000,000	₱	150,000,000	₱	250,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	100,000

Total Maintenance and Other Operating Expenses	100,000

Total Current Operating Expenditures	100,000

Capital Outlays
Investment Outlay	150,000

Total Capital Outlays	150,000

TOTAL NEW APPROPRIATIONS	250,000

L.2. BASES CONVERSION AND DEVELOPMENT AUTHORITY

For subsidy requirements in accordance with the program, as indicated hereunder	₱	1,147,175,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
Operations		₱	1,147,175,000		₱	1,147,175,000
INFRASTRUCTURE DEVELOPMENT PROGRAM			1,147,175,000			1,147,175,000

TOTAL NEW APPROPRIATIONS		₱	1,147,175,000		₱	1,147,175,000

Special Provision(s)

1. Subsidy to the Bases Conversion and Development Authority. The amount of One Billion One Hundred Forty Seven Million One Hundred Seventy Five Thousand Pesos (P1,147,175,000) appropriated herein under the subsidy to the Bases Conversion and Development Authority (BCDA) shall be used for the implementation of the Infrastructure Development Program of the BCDA.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the BCDA.

JANUARY 5, 2026	OFFICIAL GAZETTE	627
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
INFRASTRUCTURE DEVELOPMENT PROGRAM		₱	1,147,175,000		₱	1,147,175,000

Sub-total, Operations			1,147,175,000			1,147,175,000

TOTAL NEW APPROPRIATIONS		₱	1,147,175,000		₱	1,147,175,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,147,175

Total Maintenance and Other Operating Expenses	1,147,175

Total Current Operating Expenditures	1,147,175

TOTAL NEW APPROPRIATIONS	1,147,175

L.3. CAGAYAN ECONOMIC ZONE AUTHORITY

For equity requirements in accordance with the program, as indicated hereunder	₱	1,095,231,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
A. REGULAR PROGRAMS
Operations			₱	1,095,231,000	₱	1,095,231,000

ECOZONE DEVELOPMENT PROGRAM				1,095,231,000		1,095,231,000

TOTAL NEW APPROPRIATIONS			₱	1,095,231,000	₱	1,095,231,000

628	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Special Provision(s)

1. Shares of Cagayan Economic Zone Authority from the Five Percent (5%) of Gross Income Paid by All Business Establishments Operating within Cagayan Economic Zone. The amount of Fifty Million Pesos (₱50,000,000) appropriated herein shall be used for the implementation of the Ecozone Development Program, sourced from the one and a half percent (1 1/2%) share of Cagayan Economic Zone Authority (CEZA) from the 5% of gross income paid by all establishments operating within the zone in FY 2016 to FY 2020 pursuant to Section 4 of R.A. No. 7922.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the CEZA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
REGULAR PROGRAMS
Operations
ECOZONE DEVELOPMENT PROGRAM			₱	1,095,231,000	₱	1,095,231,000

Sub-total, Operations				1,095,231,000		1,095,231,000

TOTAL NEW APPROPRIATIONS			₱	1,095,231,000	₱	1,095,231,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Capital Outlays
Investment Outlay	1,095,231

Total Capital Outlays	1,095,231

TOTAL NEW APPROPRIATIONS	1,095,231

L.4. CULTURAL CENTER OF THE PHILIPPINES

For subsidy requirements in accordance with the programs, as indicated hereunder	₱	755,517,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS

JANUARY 5, 2026	OFFICIAL GAZETTE	629
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

General Administration and Support	₱	185,957,000	₱	185,957,000
Operations		569,560,000		569,560,000

PHILIPPINE ARTS AND CULTURE PROMOTION AND DEVELOPMENT PROGRAM		569,560,000		569,560,000

TOTAL NEW APPROPRIATIONS	₱	755,517,000	₱	755,517,000

Special Provision(s)

1. Tobacco Inspection Fees. In addition to the amounts appropriated herein, Four Million Eight Hundred Thirty Eight Thousand Pesos (₱4,838,000) shall be used by the Cultural Center of the Philippines (CCP) to augment its MOOE sourced from fifty percent (50%) of the tobacco inspection fees collected in accordance with Section 143 of P.D. No. 1158, as amended.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the CCP.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	185,957,000		₱	185,957,000

Sub-total, General Administration and Support			185,957,000			185,957,000

Operations
PHILIPPINE ARTS AND CULTURE PROMOTION AND DEVELOPMENT PROGRAM			569,560,000			569,560,000

Sub-total, Operations			569,560,000			569,560,000

Total, Regular Programs			755,517,000			755,517,000

TOTAL NEW APPROPRIATIONS		₱	755,517,000		₱	755,517,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	755,517

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GENERAL APPROPRIATIONS ACT, FY 2026

Total Maintenance and Other Operating Expenses	755,517

Total Current Operating Expenditures	755,517

TOTAL NEW APPROPRIATIONS	755,517

L.5. NATIONAL IRRIGATION ADMINISTRATION

For subsidy requirements in accordance with the programs and project(s), as indicated hereunder	₱	63,246,735,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	10,664,812,000		₱	10,664,812,000
Support to Operations			2,458,600,000			2,458,600,000
Operations			33,287,176,000			33,287,176,000

IRRIGATION SYSTEMS RESTORATION PROGRAM			21,895,599,000			21,895,599,000
IRRIGATION SYSTEMS DEVELOPMENT PROGRAM			11,391,577,000			11,391,577,000

Total, Regular Programs			46,410,588,000			46,410,588,000

B. PROJECT(S)
Locally-Funded Project(s)			11,080,583,000			11,080,583,000
Foreign-Assisted Project(s)			5,755,564,000			5,755,564,000

Total, Project(s)			16,836,147,000			16,836,147,000

TOTAL NEW APPROPRIATIONS		₱	63,246,735,000		₱	63,246,735,000

Special Provision(s)

1. Subsidy for Operating Requirements. The amount of Nine Billion Six Hundred Fifty Three Million Three Hundred Sixty Four Thousand Pesos (₱9,653,364,000) appropriated herein shall be used to cover the operating requirements of National Irrigation Administration (NIA) and the cost for the operations and maintenance of existing irrigation facilities.

In no case shall NIA collect irrigation service fees from farmers with landholdings of eight (8) hectares and below in accordance with Section 3 of R.A. No. 10969. Of the amounts appropriated herein, Twenty Five Million Pesos (₱25,000,000) shall be used for the implementation of the Learning and Development for Delivering Excellent Results (LADDER) Program of the NIA, to be conducted by the Development Academy of the Philippines (DAP).

Moreover, an amount of Twenty Two Million Four Hundred Thousand Pesos (₱22,400,000) shall be used for the implementation of the study “Masaganang Ani sa Tagtuyot: Double Cropping System for Climate Resilient Farming ,” which will also be undertaken by the DAP in support of NIA’s double dry cropping initiative aimed at increasing rice productivity in national irrigation systems.

2. Right-of-Way and Feasibility Studies. The amounts of Two Hundred Million Pesos (₱200,000,000) and Two Hundred Fifty Two Million One Hundred Fifty Eight Thousand Pesos (₱252,158,000) appropriated herein shall be used for: (i) right-of-way expenses authorized under R.A. No. 10752; and (ii) feasibility study and detailed engineering design, respectively, relative to the implementation of projects of NIA.

The implementation of these activities shall be subject to the guidelines issued by NIA for the purpose.

JANUARY 5, 2026	OFFICIAL GAZETTE	631
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

3. Comprehensive Agrarian Reform Program. The amount of Eight Hundred Eighty Two Million One Hundred Eighty Eight Thousand Pesos (₱882,188,000) appropriated herein under the subsidy for NIA shall be used for Other Irrigation Systems Sub-Program in support of the Program Beneficiaries Development component of the Comprehensive Agrarian Reform Program.

4. Subsidy for National Irrigation Systems and Communal Irrigation Systems. The amount of Thirty Five Billion One Hundred Forty Four Million Two Hundred Forty Three Thousand Pesos (₱35,144,243,000) appropriated herein shall be used for expenses directly related to the implementation of National Irrigation Systems and Communal Irrigation Systems. The NIA shall ensure that the master plan for irrigation projects gives priority to key production areas in major rice producing provinces and irrigation projects are undertaken by qualified Irrigators Associations consistent with the standard specifications set by DPWH, taking into account climate risk information, and using coconut bio-engineering solutions and high-density polyethylene pipes.

In no case shall said amount be used for administrative expenses or for the payment of Personnel Services or MOOE requirements.

5. Subsidy for Small Irrigation Projects. The amount of Two Billion One Hundred Fifty Four Million Five Hundred Thousand Pesos (₱2,154,500,000) appropriated herein under the Special Irrigation Sub-program for Small Irrigation Projects (SIPs) shall be used for the implementation of irrigation projects that will generate new service areas within a year and the construction of dams or intake structures and canals, and drainage structures and facilities.

Upon completion of the construction of the SIPs, NIA may turn over its operation and maintenance to capable Irrigators Association concerned, which shall commit to shoulder the costs thereof. Implementation of this project shall be subject to the guidelines issued by NIA.

6. Compliance with the National Irrigation Master Plan. The construction, improvement, rehabilitation, and repair work for all irrigation projects shall be implemented in accordance with the National Irrigation Master Plan (2020–2030).

7. Transparency Of Irrigation Projects. Of the amounts appropriated herein under the Operating Subsidy, the amount of Fifty Million Pesos (₱50,000,000) shall be allocated for the set-up, operation, and maintenance of systems, including activities related to data integration, information systems development, geo-tagging, and capacity building of concerned NIA offices.

The NIA shall establish and maintain a publicly accessible online dashboard on its official website for all irrigation projects to ensure transparency and accountability. The dashboard shall include the project timeline, name of contractors, details of awarded contracts, physical and financial status, and geo-tagged photos of the projects taken at the start, middle, and completion stages.

8. Modification of Irrigation Project List. No change or modification to the approved list of irrigation projects shall be allowed except when supported by clear, verifiable, and scientifically established grounds. These grounds are specifically limited to:

i.	Hydrogeological failure evidenced by failed pump tests due to insufficient groundwater recharge and shift in river course validated through hydrogeological survey results;

ii.

Realignment of canals where original alignments are no longer viable due to high siltation, erosion, landslide-prone slopes, or unsafe soil bearing capacity, and unstable subsurface conditions during well development;

iii.

Physical inaccessibility established by certified documentation from relevant government authorities in cases of permanent site inaccessibility, such as landslide, flooding, or a legally unresolved right-of-way; or

iv	Reconstruction of damaged irrigation structures due to typhoons, floods, and acts of man, such as but not limited to quarrying.

Provided , That any modification shall require joint certification by the NIA regional manager and a licensed geologist or geotechnical/civil engineer who is independent of the project proponent, endorsement by the NIA Administrator, and final approval by the NIA Board, and shall not be based solely on administrative or managerial discretion: Provided, further , That any relocation shall remain strictly within the same province, be limited to sites meeting the same technical criteria, and comply fully with applicable laws, rules, and regulations.

9. Subsidy for Quick Response Fund. The amount of Three Hundred Million Pesos (₱300,000,000) appropriated herein for the Quick Response Fund (QRF) shall serve as a stand-by fund to be used for reconstruction and rehabilitation programs, activities or projects in order that the situation and living conditions of people in communities or areas stricken by calamities, epidemics, crises, and catastrophes, which occurred in the last quarter of the immediately preceding year and those occurring during the current year may be normalized as quickly as possible. In no case shall the QRF be used for pre-disaster activities, such as conduct of training, insurance of assets, and public information and education initiatives, or any other purpose not authorized in this provision.

Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

10. Reportorial Requirement. The NIA shall submit to the DBM, the Speaker of the House of Representatives, the President of the Senate of the Philippines, the House Committee on Appropriations and Senate Committee on Finance, either in printed form or by way of electronic document, quarterly reports on the utilization of funds, including the master plan of irrigation projects, inventory of all existing and ongoing irrigation projects, and detailed report on the projects’ status, implementation progress, financial and physical accomplishments, and any issues affecting completion. The Administrator of NIA and the Administration’s web administrator or his/her equivalent shall be responsible for ensuring that said quarterly reports are likewise posted on the NIA’s website.

11. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provisions, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the NIA.

New Appropriations, by Programs/Activities/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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GENERAL APPROPRIATIONS ACT, FY 2026

REGULAR PROGRAMS
General Administration and Support
Operating Subsidy	₱	9,653,364,000	₱	9,653,364,000
Operation and Maintenance of NIS Pump Irrigation Systems		911,448,000		911,448,000
Operation and Maintenance of CIS Pump Irrigation Systems		100,000,000		100,000,000

Sub-total, General Administration and Support		10,664,812,000		10,664,812,000

Support to Operations
Payment for Right-of-Way (ROW), Completion Works and Unpaid Claims and Damages of Completed Projects		200,000,000		200,000,000
Heavy Equipment Procurement for Irrigation System		500,000,000		500,000,000
Feasibility Study and Detailed Engineering (FSDE) and Pre-Engineering Activities of Various Projects - Proper		252,158,000		252,158,000
Irrigation Management Transfer Support Services-Proper		396,442,000		396,442,000
Quick Response Fund		300,000,000		300,000,000
Pre-construction Activities for Irrigation Projects		710,000,000		710,000,000
Farming Services Support Program		100,000,000		100,000,000

Sub-total, Support to Operations		2,458,600,000		2,458,600,000

Operations
IRRIGATION SYSTEMS RESTORATION PROGRAM		21,895,599,000		21,895,599,000

National Irrigation System Sub-program		14,432,368,000		14,432,368,000
Communal Irrigation System Sub-program		6,795,826,000		6,795,826,000
Other Irrigation Systems Sub-program		667,405,000		667,405,000
IRRIGATION SYSTEMS DEVELOPMENT PROGRAM		11,391,577,000		11,391,577,000

Establishment of Pump Irrigation Sub-Program		7,473,641,000		7,473,641,000
Special Irrigation Sub-program		2,154,500,000		2,154,500,000
Extension/Expansion of Existing Irrigation System Sub-program		881,248,000		881,248,000
Other Irrigation Systems Sub-program		882,188,000		882,188,000

JANUARY 5, 2026	OFFICIAL GAZETTE	633
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Sub-total, Operations	33,287,176,000	33,287,176,000

Total, Regular Programs	46,410,588,000	46,410,588,000

PROJECT(S)
Locally-Funded Project(s)
New National Irrigation Sub-Program	7,279,237,000	7,279,237,000

Tumauini River Multipurpose Project, Isabela	2,000,000,000	2,000,000,000
Panay River Basin Integrated Development Project, Iloilo & Capiz	420,000,000	420,000,000
Balog - Balog Multipurpose Project Phase II, Tarlac	641,671,000	641,671,000
Ilocos Sur Transbasin Irrigation Project, Ilocos Sur	10,000,000	10,000,000
Tanjay - Bais River Irrigation Project, Negros Oriental	236,238,000	236,238,000
Libang River Irrigation Project, Agusan del Sur	165,000,000	165,000,000
Bayabas Irrigation Project, Bulacan	300,000,000	300,000,000
Ilocos Norte - Ilocos Sur - Abra Irrigation Project, Stage 2	1,500,000,000	1,500,000,000
Upi Integrated River Irrigation Project, Maguindanao	106,500,000	106,500,000
Lower Apayao River Irrigation Project, Apayao	20,000,000	20,000,000
Imelda Irrigation Project (formerly Lower Sibuguey II RIS Extension Project), Zamboanga Sibugay	129,828,000	129,828,000
Lusod Integrated National Irrigation Project, Quirino	100,000,000	100,000,000
Bustos Dam Afterbay Structure, Bulacan	100,000,000	100,000,000
Upper Banaoang Irrigation Project	10,000,000	10,000,000
Paoay Lake Irrigation Project, Ilocos Norte	100,000,000	100,000,000
Sta. Filomena Irrigation Project, Cagayan	100,000,000	100,000,000
Cabiao Water Impounding Project, Nueva Ecija	200,000,000	200,000,000
Abuan River Irrigation Project, Isabela	1,000,000,000	1,000,000,000
Catarman - Bobon Irrigation Project, Bobon, Northern Samar	70,000,000	70,000,000
Bugko Irrigation Project, Mondragon, Northern Samar	70,000,000	70,000,000
Small Reservoir Irrigation Sub-Program	3,801,346,000	3,801,346,000

Marimay Small Reservoir Irrigation Project (SRIP), Apayao	50,000,000	50,000,000

634	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Bagtingon Small Reservoir Irrigation Project (SRIP), Marinduque	100,000,000	100,000,000
Bayaoas Small Reservoir Irrigation Project (SRIP), Pangasinan	50,000,000	50,000,000
Bayuyan Small Reservoir Irrigation Project (SRIP), Capiz	10,563,000	10,563,000
Cabano Small Reservoir Irrigation Project (SRIP), Guimaras	100,000,000	100,000,000
Calunasan Small Reservoir Irrigation Project (SRIP), Bohol	15,000,000	15,000,000
Hibale Small Reservoir Irrigation Project (SRIP), Bohol	250,000,000	250,000,000
Tulunan Small Reservoir Irrigation Project (SRIP), North Cotabato	178,000,000	178,000,000
Dumuloc Small Reservoir Irrigation Project (SRIP), Pangasinan	50,000,000	50,000,000
Balasig Small Reservoir Irrigation Project (SRIP), Isabela	528,741,000	528,741,000
Calapangan Small Reservoir Irrigation Project (SRIP), Cagayan	210,000,000	210,000,000
Linoan Small Reservoir Irrigation Project (SRIP), Davao de Oro	110,000,000	110,000,000
Cabacanan Small Reservoir Irrigation Project (SRIP), Ilocos Norte	490,871,000	490,871,000
Lopez Small Reservoir Irrigation Project (SRIP), Quezon	330,000,000	330,000,000
San Felipe Small Reservoir Irrigation Project (SRIP), La Union	308,111,000	308,111,000
Waras Small Reservoir Irrigation Project (SRIP), boundary between Baao and Iriga City, Camarines Sur	350,000,000	350,000,000
Ugasan - Juanico Small Reservoir Irrigation Project (SRIP), Iloilo	100,000,000	100,000,000
Tyabanan Small Reservoir Irrigation Project (SRIP), Negros Occidental	100,000,000	100,000,000
Lipitan Small Reservoir Irrigation Project (SRIP), Occidental Mindoro	100,000,000	100,000,000
Tumaga River-Pasonanca Small Reservoir Irrigation Project (SRIP), Zamboanga City	370,060,000	370,060,000

JANUARY 5, 2026	OFFICIAL GAZETTE	635
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Sub-total, Locally-Funded Project(s)		11,080,583,000		11,080,583,000

Foreign - Assisted Project(s)
Jalaur River Multi Purpose Project, Stage II,
Iloilo Korea EDCF Loan No. PHL-15		5,755,564,000		5,755,564,000

GOP Counterpart		5,755,564,000		5,755,564,000

Sub-total, Foreign-Assisted Project(s)		5,755,564,000		5,755,564,000

Total, Project(s)		16,836,147,000		16,836,147,000

TOTAL NEW APPROPRIATIONS	₱	63,246,735,000	₱	63,246,735,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	63,246,735

Total Maintenance and Other Operating Expenses	63,246,735

Total Current Operating Expenditures	63,246,735

TOTAL NEW APPROPRIATIONS	63,246,735

L.6. PHILIPPINE CENTER FOR ECONOMIC DEVELOPMENT

For subsidy requirements in accordance with the programs, as indicated hereunder	₱	121,764,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
A. REGULAR PROGRAMS
General Administration and Support		₱	63,668,000		₱	63,668,000

Operations			58,096,000			58,096,000

TEACHING AND RESEARCH PROGRAM			58,096,000			58,096,000

TOTAL NEW APPROPRIATIONS		₱	121,764,000		₱	121,764,000

Special Provision(s)

1. Subsidy to the Philippine Center for Economic Development. The amount of Fifty Eight Million Ninety Six Thousand Pesos (₱58,096,000) appropriated herein under the subsidy to the Philippine Center for Economic Development (PCED) shall be used for the implementation of the Teaching and Research Program of the PCED.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the PCED.

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New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	63,668,000		₱	63,668,000

Sub-total, General Administration and Support			63,668,000			63,668,000

Operations
TEACHING AND RESEARCH PROGRAM			58,096,000			58,096,000

Sub-total, Operations			58,096,000			58,096,000

TOTAL NEW APPROPRIATIONS		₱	121,764,000		₱	121,764,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	121,764

Total Maintenance and Other Operating Expenses	121,764

Total Current Operating Expenditures	121,764

TOTAL NEW APPROPRIATIONS	121,764

L.7. PHILIPPINE POSTAL CORPORATION

For subsidy requirements in accordance with the program, as indicated hereunder	₱	1,383,465,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
A. REGULAR PROGRAMS

JANUARY 5, 2026	OFFICIAL GAZETTE	637
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Operations	₱	1,383,465,000	₱	1,383,465,000

POSTAL SERVICE PROGRAM		1,383,465,000		1,383,465,000

TOTAL NEW APPROPRIATIONS	₱	1,383,465,000	₱	1,383,465,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Philippine Postal Corporation.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
POSTAL SERVICE PROGRAM		₱	1,383,465,000		₱	1,383,465,000

Sub-total, Operations			1,383,465,000			1,383,465,000

TOTAL NEW APPROPRIATIONS		₱	1,383,465,000		₱	1,383,465,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,383,465

Total Maintenance and Other Operating Expenses	1,383,465

Total Current Operating Expenditures	1,383,465

TOTAL NEW APPROPRIATIONS	1,383,465

L.8. SOUTHERN PHILIPPINES DEVELOPMENT AUTHORITY

For subsidy requirements as indicated hereunder	₱	158,029,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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GENERAL APPROPRIATIONS ACT, FY 2026

A. REGULAR PROGRAMS
General Administration and Support	₱	158,029,000	₱	158,029,000

TOTAL NEW APPROPRIATIONS	₱	158,029,000	₱	158,029,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Southern Philippines Development Authority.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	158,029,000		₱	158,029,000

Sub-total, General Administration and Support			158,029,000			158,029,000

TOTAL NEW APPROPRIATIONS		₱	158,029,000		₱	158,029,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	158,029

Total Maintenance and Other Operating Expenses	158,029

Total Current Operating Expenditures	158,029

TOTAL NEW APPROPRIATIONS	158,029

L.9. SUBIC BAY METROPOLITAN AUTHORITY

For subsidy requirements in accordance with the program, as indicated hereunder	₱	500,000,000

New Appropriations, by Programs/Projects

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	639
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

A. REGULAR PROGRAMS
Operations	₱	500,000,000	₱	500,000,000

ECOZONE DEVELOPMENT PROGRAM		500,000,000		500,000,000

TOTAL NEW APPROPRIATIONS	₱	500,000,000	₱	500,000,000

Special Provision(s)

1. Subsidy to the Subic Bay Metropolitan Authority. The amount of Five Hundred Million Pesos (₱500,000,000) appropriated herein as subsidy to the Subic Bay Metropolitan Authority (SBMA) shall be used for its ecozone infrastructure development.

2. Special Provisions Applicable to All Government Corporations. In addition to the foregoing special provision, the special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the SBMA.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
REGULAR PROGRAMS
Operations
ECOZONE DEVELOPMENT PROGRAM		₱	500,000,000		₱	500,000,000

Sub-total, Operations			500,000,000			500,000,000

TOTAL NEW APPROPRIATIONS		₱	500,000,000		₱	500,000,000

New Appropriations, by Object of Expenditures
(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	500,000

Total Maintenance and Other Operating Expenses	500,000

Total Current Operating Expenditures	500,000

TOTAL NEW APPROPRIATIONS	500,000

L.10. ZAMBOANGA CITY SPECIAL ECONOMIC ZONE AUTHORITY

For subsidy and equity requirements in accordance with the programs, as indicated hereunder	₱	354,651,000

New Appropriations, by Programs/Projects

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GENERAL APPROPRIATIONS ACT, FY 2026

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
General Administration and Support		₱	44,651,000	₱		₱	44,651,000
Operations					310,000,000		310,000,000

ECOZONE DEVELOPMENT PROGRAM					310,000,000		310,000,000

TOTAL NEW APPROPRIATIONS		₱	44,651,000	₱	310,000,000	₱	354,651,000

Special Provision(s)

1. Special Provisions Applicable to All Government Corporations. The special provisions applicable to all government corporations enumerated under the Budgetary Support to Government Corporations-Others shall be observed by the Zamboanga City Special Economic Zone Authority.

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
General Administration and Support
General Management and Supervision		₱	44,651,000	₱		₱	44,651,000

Sub-total, General Administration and Support			44,651,000				44,651,000

Operations
ECOZONE DEVELOPMENT PROGRAM					310,000,000		310,000,000

Sub-total, Operations					310,000,000		310,000,000

TOTAL NEW APPROPRIATIONS		₱	44,651,000	₱	310,000,000	₱	354,651,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	44,651

Total Maintenance and Other Operating Expenses	44,651

Total Current Operating Expenditures	44,651

JANUARY 5, 2026	OFFICIAL GAZETTE	641
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

Capital Outlays
Investment Outlay	310,000

Total Capital Outlays	310,000

TOTAL NEW APPROPRIATIONS	354,651

M. BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS - OTHERS

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱	28,606,000		₱	28,606,000

Special Provision(s) Applicable to All Government-Owned or -Controlled Corporations

1. Budgetary Support to Government Corporations. Income and revenues collected by GOCCs from all sources shall be used to cover all its operating requirements. Any deficiency may be augmented by the budgetary support from the National Government, which may either be:

(a)

Subsidy, which shall be used in accordance with the purposes identified in this Act: Provided , That unless otherwise stated in the special provisions, subsidy releases may be used by GOCCs which are financially unable to pay for the separation or retirement benefits and incentives resulting from an approved reorganization, merger, streamlining, abolition, or privatization plan under R.A. No. 10149, and other laws and issuances.

(b)

Equity, which shall be used as capital investment of the National Government in accordance with the capitalization requirement under pertinent laws. In no case shall equity investments be used for the payment of salaries, allowances, incentives, and retirement and separation benefits, except in cases authorized by the DBM.

2. Offsets Against Budgetary Support to Government Corporations. The appropriations authorized herein may be offset by the BTr against the: (i) corporate payments of cash dividends under R.A. No. 7656; (ii) guarantee fees; (iii) advances for loans relent to corporations; (iv) obligations which are guaranteed by the National Government; and (v) other receivables of the government from the GOCCs.

If the total level of actual revenues at the end of the immediately preceding year, including income from liquid assets such as, but not limited to, interest in cash deposits, short-term and bond investments, and other fund sources of the GOCC, exceed the corresponding projections considered in the formulation of the current year’s budgetary support program, the excess may be deducted from said program and the budgetary support may be reduced to the extent of such favorable result.

3. Prior Years’ Subsidy Releases from the National Government. The GOCCs concerned are hereby authorized to use subsidy released for programs and projects in prior years to cover the additional funding requirements of activities or projects covered by the programs or sub-programs indicated in this Act. Accordingly, they shall prepare a work and financial plan covering the projects or activities to be funded from prior years’ subsidies subject to the endorsement of the GOCC’s governing board, to be submitted to the DBM for approval.

Implementation of this provision shall be subject to the guidelines issued by the DBM.

4. Payment of Compensation and Benefits. Payment of basic salaries, allowances, benefits, and incentives by GOCCs shall be made in accordance with applicable laws, rules, and regulations such as, but not limited to, P.D. No. 985, as amended, R.A. No. 6758, as amended, R.A. No. 10149, E.O. No. 150, s. 2021, Memorandum Order No. 20, s. 2001, and Corporate Compensation Circular No. 10 dated February 15, 1999. In addition, payment of separation or retirement benefits shall be computed in accordance with the rates, conditions, and procedure prescribed under existing separation or retirement laws, and such pertinent guidelines issued thereon.

5. Submission of Corporate Operating Budgets and Other Related Financial Statements. All GOCCs, including GFIs, whether or not receiving budgetary support from the National Government, shall prepare their FY 2026 Corporate Operating Budgets (COBs) in accordance with E.O. No. 518, s. 1979, and the procedures and guidelines prescribed by the DBM. Said COBs, together with their supporting financial statements, shall be approved by their governing boards, and submitted to the Secretary of Budget and Management for review and evaluation as part of the budget process pursuant to Section 10, Chapter 4, Title XVII, Book IV of E.O. No. 292, s. 1987. The NEA, NPC, and PNOC shall be governed further by the provisions of R.A. No. 7638.

6. Implementation of Infrastructure Projects. The respective heads of GOCCs shall comply with the restrictions on critical geo-hazard areas or no-build zones identified by the Mines and Geosciences Bureau and such other conditions provided under Section 27 of the General Provisions of this Act. In the case of housing projects, the shelter agencies shall likewise adopt and promote the use of new and innovative housing technologies and materials to bring down the cost of housing and reduce any adverse impact of construction on the environment.

(GENERAL OBSERVATION- President’s Veto Message, January 5, 2026, Volume I-B, page 723, R.A. No. 12314)

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7. Tobacco Fund. The amount of Five Hundred Fifty Six Million Twenty Seven Thousand Pesos (₱556,027,000) shall be used by the National Tobacco Administration (NTA) for its operating requirements sourced from the forty percent (40%) of the balance of the entire collection from the specific taxes on locally-manufactured Virginia-type cigarettes and tariff duties on imported leaf tobacco, after setting aside the share of the LGUs and BIR, in accordance with Section 5 of R.A. No. 4155, as amended by Section 3 of R.A. No. 5447.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

8. Proceeds from the Exploration, Development and Exploitation of Energy Resources. The amount of Eight Billion Pesos (₱8,000,000,000) shall be used for the payment of stranded contract costs and stranded debts transferred to and assumed by the Power Sector Assets and Liabilities Management Corporation (PSALM), including anticipated shortfalls in accordance with Section 4 of R.A. No. 11371, sourced from the proceeds of the net national government share from the Malampaya Fund under Section 8 of P.D. No. 910.

Implementation of this provision shall be subject to judicious fiscal programming by the National Government.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

9. Remittance of Cash Dividends. Cash Dividends equivalent to at least fifty percent (50%) of the annual net earnings of GOCCs shall be remitted to the National Treasury as income of the General Fund pursuant to R.A. No. 7656.

10. Transparency Seal. To enhance transparency and enforce accountability, and promote systematized access to government information, all GOCCs shall maintain a Transparency Seal to be posted on their websites. The Transparency Seal shall contain the following:

a)	corporation’s mandate and functions, names of its officials with their position and designation, and its contact information;

b)	approved COB and corresponding targets including any amount of budgetary support from the National Government;

c)	budgetary adjustment;

d)	annual procurement plan/s and contracts awarded with the winning supplier, contractor, or consultant;

e)	major programs or projects and their target beneficiaries;

f)	status of implementation, evaluation, or assessment reports of said programs or projects;

g)

all subsidy and assistance programs of the government, including details on the manner of the execution, the amounts allocated, and relevant data of the target beneficiaries subject to R.A. No. 10173 or the Data Privacy Act;

h)	Budget and Financial Accountability Reports;

i)	Updated People’s Freedom of Information (FOI) Manual signed by head of agency, Updated One-Page FOI Manual, and Agency FOI Reports;

j)	year-end financial reports for the last three (3) fiscal years;

k)	particulars of concessions, permits, or authorizations granted by the GOCC, subject to R.A. No. 10173 or the Data Privacy Act; and

l)	current news and updated events conducted by GOCCs.

GOCCs shall ensure that the content posted under the transparency seal is regularly reviewed, updated, and maintained using internal systems and procedures that support accountability, data integrity, and operational efficiency.

The respective heads of GOCCs and their web administrators or equivalent shall be responsible for ensuring compliance with this requirement.

The DBM shall post on its website the status of compliance of GOCCs. The GOCCs are responsible in ensuring that the contents and data of their posts in their respective official websites and communication channels are searchable for the public’s easy access to information regarding matters on public funds.

11. Fund Releases. Funds appropriated herein shall be under the administration of the DBM and released directly to the recipient GOCCs through the BTr, subject to the submission of a Special Budget Request, and other relevant budgetary requirements, as applicable, in accordance with applicable laws, rules, and regulations. All requests for fund release either as subsidy or equity investment to GOCCs shall be included in the GOCCs’ COB duly approved by their respective governing boards.

12. Reporting and Posting Requirements. The GOCC shall submit quarterly reports on their financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	GOCCs’ websites.

The GOCCs shall send written notice when said reports have been submitted or posted on their websites to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

New Appropriations, by Purpose

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

JANUARY 5, 2026	OFFICIAL GAZETTE	643
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

REGULAR PROGRAMS
BSGC - Others
1. Rest of Budgetary Support to Government-Owned and/or Controlled Corporations, subject to Section 35, Chapter 5, Book VI of E.O. No. 292 and Letter of Implementation No. 29	₱	28,606,000	₱	28,606,000

Sub-total, BSGC-Others		28,606,000		28,606,000

TOTAL NEW APPROPRIATIONS	₱	28,606,000	₱	28,606,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	28,606

Total Maintenance and Other Operating Expenses	28,606

Total Current Operating Expenditures	28,606

TOTAL NEW APPROPRIATIONS	28,606

644	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. DEPARTMENT OF AGRICULTURE (DA)
A.1. National Dairy Authority		₱	2,378,993,000	₱		₱	2,378,993,000
A.2. National Food Authority			11,291,528,000				11,291,528,000
A.3. Philippine Coconut Authority			1,919,320,000				1,919,320,000
A.4. Philippine Crop Insurance Corporation			6,500,000,000				6,500,000,000
A.5. Philippine Fisheries Development Authority			4,530,000,000				4,530,000,000
A.6. Philippine Rice Research Institute			979,832,000				979,832,000
A.7. Sugar Regulatory Administration			1,020,000,000				1,020,000,000

Sub Total, DEPARTMENT OF AGRICULTURE (DA)			28,619,673,000				28,619,673,000

B. DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT (DEPDEV)
B.1. Development Academy of the Philippines			1,099,955,000				1,099,955,000
B.2. Philippine Institute for Development Studies			368,033,000				368,033,000

Sub Total, DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT (DEPDEV)			1,467,988,000				1,467,988,000

C. DEPARTMENT OF ENERGY (DOE)
C.1. National Electrification Administration			9,324,200,000		810,000,000		10,134,200,000
C.2. National Power Corporation			1,948,377,000				1,948,377,000

Sub Total, DEPARTMENT OF ENERGY (DOE)			11,272,577,000		810,000,000		12,082,577,000

D. DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES (DENR)
D.1. Metropolitan Waterworks and Sewerage System - Regulatory Office			207,047,000				207,047,000

Sub Total, DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES (DENR)			207,047,000				207,047,000

E. DEPARTMENT OF FINANCE (DOF)
E.1. Philippine Tax Academy			58,227,000				58,227,000

Sub Total, DEPARTMENT OF FINANCE (DOF)			58,227,000				58,227,000

F. DEPARTMENT OF HEALTH (DOH)
F.1. Lung Center of the Philippines			2,748,790,000				2,748,790,000
F.2. National Kidney and Transplant Institute			3,212,329,000				3,212,329,000
F.3. Philippine Children’s Medical Center			3,502,594,000				3,502,594,000
F.4. Philippine Health Insurance Corporation			129,782,163,000				129,782,163,000
F.5. Philippine Heart Center			4,086,715,000				4,086,715,000
F.6. Philippine Institute of Traditional and Alternative Health Care			206,419,000				206,419,000

Sub Total, DEPARTMENT OF HEALTH (DOH)			143,539,010,000				143,539,010,000

G. DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT (DHSUD)
G.1. National Housing Authority			3,897,272,000				3,897,272,000
G.2. Social Housing Finance Corporation			166,080,000				166,080,000

Sub Total, DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT (DHSUD)			4,063,352,000				4,063,352,000

JANUARY 5, 2026	OFFICIAL GAZETTE	645
BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS

H. DEPARTMENT OF TOURISM
H.1. Tourism Infrastructure and Enterprise Zone Authority		248,000,000				248,000,000
H.2. Tourism Promotions Board		28,000,000				28,000,000

Sub Total, DEPARTMENT OF TOURISM (DOT)		276,000,000				276,000,000

I. DEPARTMENT OF TRADE AND INDUSTRY (DTI)
I.1. Aurora Pacific Economic Zone and Freeport Authority		125,858,000		255,677,000		381,535,000
I.2. Center for International Trade Expositions and Missions		711,372,000				711,372,000
I.3. Small Business Corporation		1,000,000,000				1,000,000,000

Sub Total, DEPARTMENT OF TRADE AND INDUSTRY (DTI)		1,837,230,000		255,677,000		2,092,907,000

J. DEPARTMENT OF TRANSPORTATION (DOTr)
J.1. Light Rail Transit Authority		2,261,377,000				2,261,377,000
J.2. Philippine National Railways		851,622,000				851,622,000

Sub Total, DEPARTMENT OF TRANSPORTATION (DOTr)		3,112,999,000				3,112,999,000

K. PRESIDENTIAL COMMUNICATIONS OFFICE (PCO)
K.1. Intercontinental Broadcasting Corporation		122,000,000				122,000,000
K.2. People’s Television Network, Incorporated		136,764,000				136,764,000

Sub Total, PRESIDENTIAL COMMUNICATIONS OFFICE (PCO)		258,764,000				258,764,000

L. OTHER EXECUTIVE OFFICES (OEOs)
L.1. Authority of the Freeport Area of Bataan		100,000,000		150,000,000		250,000,000
L.2. Bases Conversion and Development Authority		1,147,175,000				1,147,175,000
L.3. Cagayan Economic Zone Authority				1,095,231,000		1,095,231,000
L.4. Cultural Center of the Philippines		755,517,000				755,517,000
L.5. National Irrigation Administration		63,246,735,000				63,246,735,000
L.6. Philippine Center for Economic Development		121,764,000				121,764,000
L.7. Philippine Postal Corporation		1,383,465,000				1,383,465,000
L.8. Southern Philippines Development Authority		158,029,000				158,029,000
L.9. Subic Bay Metropolitan Authority		500,000,000				500,000,000
L.10. Zamboanga City Special Economic Zone Authority		44,651,000		310,000,000		354,651,000

Sub Total, OTHER EXECUTIVE OFFICES (OEOs)		67,457,336,000		1,555,231,000		69,012,567,000

M. BSGC - OTHERS		28,606,000				28,606,000

TOTAL NEW APPROPRIATIONS, BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS	₱	262,198,809,000	₱	2,620,908,000	₱	264,819,717,000

646	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

XXXVII. ALLOCATIONS TO LOCAL GOVERNMENT UNITS

A. METROPOLITAN MANILA DEVELOPMENT AUTHORITY

For subsidy requirements and operations, including locally-funded and foreign-assisted project(s), in accordance with the programs indicated hereunder	₱	6,777,103,000

New Appropriations, by Programs/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. REGULAR PROGRAMS
Operations	₱	71,498,000	₱	2,628,703,000	₱		₱	2,700,201,000

METROPOLITAN MANILA SOLID WASTE MANAGEMENT PROGRAM				1,989,973,000				1,989,973,000
METROPOLITAN MANILA TRAFFIC MANAGEMENT PROGRAM				69,295,000				69,295,000
METROPOLITAN MANILA FLOOD CONTROL PROGRAM		71,498,000		569,435,000				640,933,000

Total, Regular Programs		71,498,000		2,628,703,000				2,700,201,000

B. PROJECT(S)
Locally-Funded Project(s)				323,296,000		3,724,557,000		4,047,853,000
Foreign-Assisted Project(s)						29,049,000		29,049,000

Total, Projects				323,296,000		3,753,606,000		4,076,902,000

TOTAL NEW APPROPRIATIONS	₱	71,498,000	₱	2,951,999,000	₱	3,753,606,000	₱	6,777,103,000

Special Provision(s)

1. Operating Requirements of the Metropolitan Manila Development Authority. All income and revenues collected by the MMDA from all sources, including the national tax allotment and the mandatory remittances of component LGUs, shall be used to cover all of its operating requirements. The subsidy appropriated in this Act for MMDA shall be used only to augment any deficiency from its income and revenues to cover valid and authorized expenditures.

The MMDA shall submit to the DBM, not later than November 15 of the preceding year, its detailed and consolidated operating budget for the current fiscal year. The detailed and consolidated operating budget shall reflect the MMDA’s income and revenues from all sources, including its national tax allotment and the mandatory remittances of component LGUs, as well as its projected expenditures, targeted program, activities, and projects.

The MMDA shall likewise submit to the DBM, the Speaker of the House of Representatives, the President of the Senate of the Philippines, the House Committee on Appropriations, and the Senate Committee on Finance, either in printed form or by way of electronic document, an annual report on financial and physical accomplishments. The Chairperson of MMDA and the Authority’s web administrator or his/her equivalent shall be responsible for ensuring that said report shall likewise be posted on the MMDA’s website.

2. Implementation of Flood Control Projects. In the implementation of flood control projects, the MMDA shall conform with the respective flood control master plans of local government units and the drainage master plan approved by the Metro Manila Council.

3. Promotion of People Mobility. The MMDA shall promote people mobility through road sharing projects and activities as well as the use of non-motorized modes of transportation. The amount appropriated herein for the Traffic Management Program shall be used to cover the funding requirements for the promotion of people mobility.

4. Appropriations for Activities or Projects. The amounts appropriated herein shall be used specifically for the following activities or projects in the indicated amounts and conditions:

JANUARY 5, 2026	OFFICIAL GAZETTE	647
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

New Appropriations, by Programs/Activities/Projects

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
REGULAR PROGRAMS
Operations	₱	71,498,000	₱	2,628,703,000	₱		₱	2,700,201,000

METROPOLITAN MANILA SOLID WASTE MANAGEMENT PROGRAM				1,989,973,000				1,989,973,000

Solid Waste Disposal and Management of Designated Sanitary Landfill Facilities for the Payment of Disposal Fees				1,989,973,000				1,989,973,000
METROPOLITAN MANILA TRAFFIC MANAGEMENT PROGRAM				69,295,000				69,295,000

Operation and Maintenance of Various Transport Facilities and Infrastructures				69,295,000				69,295,000
METROPOLITAN MANILA FLOOD CONTROL PROGRAM		71,498,000		569,435,000				640,933,000

Flood Control and Management Personnel		71,498,000						71,498,000
Operation and Maintenance of Various Flood Control Structures, Facilities, Equipment and Waterways				569,435,000				569,435,000

Sub-total, Operations		71,498,000		2,628,703,000				2,700,201,000

Total, Regular Programs		71,498,000		2,628,703,000				2,700,201,000

PROJECT(S)
Locally-Funded Project(s)
MMDA Roadside Maintenance Program - Out-of-School Youth Towards Economic Recovery Program (OYSTERS)				180,574,000				180,574,000
Operation and Maintenance of the Traffic Discipline Office - Traffic Personnel				45,140,000				45,140,000
Operation of Pasig River Ferry Service				97,582,000				97,582,000
LED Solar-Powered Streetlights at various locations in Metro Manila (Package I)						872,280,000		872,280,000
Upgrading and Rehabilitation of Effective Flood Control Operation System (EFCOS) Existing Telemetry Sub-System Phase I						355,000,000		355,000,000
Upgrading and Rehabilitation of Effective Flood Control Operation System (EFCOS) Warning System						225,000,000		225,000,000

648	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Improvement of Drainage System along Brgy. 90 and Vicinity, Tondo, District I, Manila	10,831,000	10,831,000
Improvement of Drainage System along Herbosa St. and Vicinity, Tondo, District I, Manila	10,831,000	10,831,000
Improvement of Drainage System along Moriones St. and Vicinity, Tondo, District I, Manila	10,831,000	10,831,000
Improvement of Estero de San Lazaro, Sta. Cruz
(Phase III), District II, Manila	32,493,000	32,493,000
Drainage Improvement along Lope De Vega St. and Vicinity, Sta. Cruz, District III, Manila	15,000,000	15,000,000
Drainage Improvement along Felix Huertas St. and Vicinity, Sta. Cruz, District III, Manila	17,493,000	17,493,000
Drainage Improvement along M. Dela Fuente St.,
V.G. Cruz St. and Vicinity, Sampaloc, District IV, Manila	15,000,000	15,000,000
Drainage Improvement along Algeciras St. (Phase II) and Vicinity, Sampaloc, District IV, Manila	17,493,000	17,493,000
Improvement of Estero de Abad and Vicinity,
Malate, District V, Manila	10,000,000	10,000,000
Improvement of Drainage System along Quirino Ave. Ext. and Vicinity, Paco, District V, Manila	7,493,000	7,493,000
Improvement of Drainage System along Escoda St. and Vicinity, Ermita, District V, Manila	15,000,000	15,000,000
Improvement of Estero de Concordia and Vicinity, District VI, Manila	10,000,000	10,000,000
Improvement of Estero de Santibañez and Vicinity, District VI, Manila	7,493,000	7,493,000
Improvement of Drainage System along Suter St. and Vicinity, Sta. Ana, District VI, Manila	15,000,000	15,000,000
Deepening of Catmon Retarding Pond, adjacent Governor Pascual Avenue, Brgy. Catmon, Malabon City	22,493,000	22,493,000
Improvement of Catmon-Niugan Creek and Vicinity (Phase III), Brgy. Niugan, Malabon City	10,000,000	10,000,000
Deepening of Navotas River, Brgy. NBBS Kaunlaran/ NBBS Dagat-Dagatan, adjacent Lapu-Lapu Bridge, Navotas City	22,493,000	22,493,000
Deepening of Navotas River, Brgy. Bangkulasi/ NBBS Dagat-Dagatan, Navotas City	10,000,000	10,000,000
Improvement along Susano Creek (Phase III), District I, Caloocan City	32,493,000	32,493,000

JANUARY 5, 2026	OFFICIAL GAZETTE	649
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

Drainage Improvement along Sabalo St. and Vicinity, District II, Caloocan City	17,493,000	17,493,000
Drainage Improvement along J.P. Rizal St. and Vicinity, District II, Caloocan City	15,000,000	15,000,000
Improvement along Marilao River, District III, Caloocan City	32,493,000	32,493,000
Deepening along Maysan Creek, District I, Valenzuela City	15,000,000	15,000,000
Improvement along Santolan River (Phase IV), District I, Valenzuela City	17,493,000	17,493,000
Drainage Improvement along Caridad St. and Vicinity, District II, Valenzuela City	17,501,000	17,501,000
Improvement along Tullahan River, District II, Valenzuela City	15,000,000	15,000,000
Drainage Improvement at Brgy. Lourdes, District I, Quezon City	15,000,000	15,000,000
Drainage Improvement at Brgy. Manresa, District I, Quezon City	10,000,000	10,000,000
Drainage Improvement at Brgy. Bahay Toro, District I, Quezon City	7,493,000	7,493,000
Drainage Improvement at Brgy. Commonwealth, District II, Quezon City	17,493,000	17,493,000
Drainage Improvement at Brgy. Batasan Hills, District II, Quezon City	15,000,000	15,000,000
Improvement of Tributary of Tullahan River, District V, Quezon City	10,000,000	10,000,000
Drainage Improvement at Brgy. Pasong Putik, District V, Quezon City	10,000,000	10,000,000
Drainage Improvement at Brgy. San Agustin,
District V, Quezon City Drainage Improvement at Brgy. Sta. Lucia,	7,493,000	7,493,000
District V, Quezon City Drainage Improvement at Brgy. Tandang Sora,	5,000,000	5,000,000
District VI, Quezon City	17,493,000	17,493,000
Drainage Improvement at Brgy. Baesa, District VI, Quezon City	15,000,000	15,000,000
Drainage Improvement at Brgy. E. Rodriguez, District III, Quezon City	7,493,000	7,493,000

650	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Drainage Improvement at Brgy. Socorro, District III, Quezon City	15,000,000	15,000,000
Drainage Improvement at Brgy. West Kamias, District III, Quezon City	10,000,000	10,000,000
Drainage Improvement at Brgy. San Isidro, District IV, Quezon City	7,493,000	7,493,000
Drainage Improvement at Brgy. Tatalon, District IV, Quezon City	15,000,000	15,000,000
Improvement of Lagarian Creek, District IV, Quezon City	10,000,000	10,000,000
Rehabilitation of Drainage System along Jupiter St. and Vicinity (Phase II), Brgy. Rosario, District II, Pasig City	17,493,000	17,493,000
Rehabilitation of Drainage System along Mercury St. and Vicinity (Phase II), Brgy. Rosario, District II, Pasig City	15,000,000	15,000,000
Construction of Lopez Jaena St. and Vicinity (Phase I), Drainage Outfall (RCBC) to Marikina River, Brgy. Jesus Dela Peña, District I, Marikina City	17,493,000	17,493,000
Drainage Improvement along Aquilina St. and Vicinity (Phase II), Brgy. Sto. Niño, District I, Marikina City	15,000,000	15,000,000
Rehabilitation of Drainage System along Kabayani Road, Brgy. Nangka and Vicinity, District II, Marikina City	17,493,000	17,493,000
Desilting and Drainage Improvement along Usiw-Bangkaan Creek (RCBC) and Vicinity, Brgy. Concepcion Uno, District II, Marikina City	15,000,000	15,000,000
Drainage Improvement along F. Ortigas St., Brgy. New Zaniga, Mandaluyong City	7,000,000	7,000,000
Improvement of Maytunas Creek, Brgy. Daang Bakal to Brgy. Bagong Silang, Mandaluyong City	15,000,000	15,000,000
Drainage Improvement along Star St. Interior and Vicinity, Brgy. Poblacion, Mandaluyong City	5,493,000	5,493,000
Desilting of Buayang Bato Creek, Brgy. Buayang Bato, Mandaluyong City	5,000,000	5,000,000
Drainage Improvement at D. Vicencio St. and Vicinity, Brgy. Sta. Lucia, San Juan City	7,493,000	7,493,000
Improvement of Ermitaño Creek, Brgy. Greenhills, San Juan City	15,000,000	15,000,000
Improvement of Maytunas Creek, Brgy. Maytunas to Brgy. Addition Hills, San Juan City	10,000,000	10,000,000
Improvement of Sapang Malaki Creek, Brgy. Ususan, District I, Taguig City	15,000,000	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	651
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

Improvement of Sto. Rosario River, Brgy. Sto. Rosario - Silangan, District I, Pateros	7,493,000	7,493,000
Drainage Improvement along C-5 East Service Road, Brgy. Pembo, District I, Taguig City	10,000,000	10,000,000
Reinforced Concrete Box Culvert along C-5 West Service Road, Brgy. Pinagsama, District II, Taguig City	10,000,000	10,000,000
Improvement of Maricaban Creek, Brgy. Western Bicutan, District II, Taguig City	15,000,000	15,000,000
Improvement of Pinagsama Drainage Main Manhole, Brgy. Pinagsama to Brgy. Ususan, District II, Taguig City	7,493,000	7,493,000
Improvement along Estero Tripa de Gallina, Pasay City	15,000,000	15,000,000
Deepening of Retarding Pond at the back of Tripa Pumping Station, Pasay City	10,000,000	10,000,000
Deepening of Estero Tripa de Gallina from Tramo Retarding Pond to EDSA, Pasay City	7,493,000	7,493,000
Deepening of Estero Tripa de Gallina, District I, Makati City	15,000,000	15,000,000
Deepening of Bangkal Creek, District I, Makati City	2,493,000	2,493,000
Deepening of Sta. Clara Creek, District I, Makati City	5,000,000	5,000,000
Deepening of Makati Pumping Station Retarding Pond, District I, Makati City	10,000,000	10,000,000
Deepening along Makati - Pateros River, District II, Makati City	27,493,000	27,493,000
Deepening of Pinos Canal and Declogging of Drainage Laterals within the Vicinity, District II, Makati City	5,000,000	5,000,000
Deepening along San Dionisio - Kay Boboy River, Brgy. San Dionisio, District I, Parañaque City	12,493,000	12,493,000
Deepening along Villanueva Creek, Brgy. San Isidro, District I, Parañaque City	15,000,000	15,000,000
Deepening along Coastal Open Canal, Brgy. Dongalo, District I, Parañaque City	5,000,000	5,000,000
Deepening and Improvement along Sapang Buwaya Creek and Tributaries, Brgy. San Antonio, District II, Parañaque City	7,493,000	7,493,000
Deepening and Improvement along Moonwalk - Merville Creek, Brgy. Merville and Brgy. Moonwalk, District II, Parañaque City	15,000,000	15,000,000

652	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Deepening and Improvement along Paete Creek, Brgy. Don Bosco, District II, Parañaque City						10,000,000		10,000,000
Deepening along Tuntong Creek, Manuyo Dos, Las Piñas City						9,493,000		9,493,000
Deepening and Improvement along Naga Creek at Doña Manuela Phase IV-D, Brgy. Pamplona Tres, Las Piñas City						8,000,000		8,000,000
Deepening along Zapote River, Brgy. Pulang Lupa Uno, Las Piñas City						15,000,000		15,000,000
Deepening and Improvement along Magdaong River, Boundary of Brgy. Tunasan and Brgy. Poblacion, Muntinlupa City						15,000,000		15,000,000
Deepening and Improvement along Mangangate River, Brgy. Cupang, Muntinlupa City						10,000,000		10,000,000
Drainage Improvement at Hillsview Subdivision, Brgy. Putatan, Muntinlupa City						7,493,000		7,493,000
Improvement and Rehabilitation along Pasig River						300,000,000		300,000,000
Rehabilitation and Operations/Maintenance of Sunog Apog Pumping Station						200,000,000		200,000,000
Improvement and Operations/Maintenance of Manila Bay Pumping Stations						200,000,000		200,000,000
Drainage Improvement along Marcos Highway, Pasig-Marikina-Cainta Section						500,000,000		500,000,000

Sub-total, Locally-Funded Project(s)				323,296,000		3,724,557,000		4,047,853,000

Foreign-Assisted Project(s)
Metro Manila Flood Management Project Phase 1 Component 2 Minimizing Solid Waste in Waterways and Component 4 Project Management and Coordination IBRD Loan No. 8784-PH and AIIB Loan No. 000023-1-PH						29,049,000		29,049,000

Loan Proceeds						29,049,000		29,049,000

Sub-total, Foreign-Assisted Project(s)						29,049,000		29,049,000

Total, Project(s)				323,296,000		3,753,606,000		4,076,902,000

TOTAL NEW APPROPRIATIONS	₱	71,498,000	₱	2,951,999,000	₱	3,753,606,000	₱	6,777,103,000

New Appropriations, by Object of Expenditures (In Thousand Pesos)

Current Operating Expenditures

JANUARY 5, 2026	OFFICIAL GAZETTE	653
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

Personnel Services
Civilian Personnel
Permanent Positions
Basic Salary	55,338

Total Permanent Positions	55,338

Other Compensation Common to All
Personnel Economic Relief Allowance	2,760
Representation Allowance	144
Transportation Allowance	144
Clothing and Uniform Allowance	805
Mid-Year Bonus - Civilian	4,612
Year End Bonus	4,612
Cash Gift	575
Productivity Enhancement Incentive	575
Step Increment	138

Total Other Compensation Common to All	14,365

Other Benefits
PAG-IBIG Contributions	276
PhilHealth Contributions	1,381
Employees Compensation Insurance Premiums	138

Total Other Benefits	1,795

Total Personnel Services	71,498

Maintenance and Other Operating Expenses
Supplies and Materials Expenses	195,713
Utility Expenses	135,950
Communication Expenses	1,150
Professional Services	382,510
General Services	2,092,285
Repairs and Maintenance	137,831
Taxes, Insurance Premiums and Other Fees	5,800
Other Maintenance and Operating Expenses
Advertising Expenses	60
Representation Expenses	300
Litigation/Acquired Assets Expenses	300
Other Maintenance and Operating Expenses	100

Total Maintenance and Other Operating Expenses	2,951,999

Total Current Operating Expenditures	3,023,497

Capital Outlays
Property, Plant and Equipment Outlay Infrastructure Outlay	3,173,606

654	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Machinery and Equipment Outlay	580,000

Total Capital Outlays	3,753,606

TOTAL NEW APPROPRIATIONS	6,777,103

B. SPECIAL SHARES OF LOCAL GOVERNMENT UNITS IN THE PROCEEDS OF NATIONAL TAXES

For apportionment of the shares of local government units in the proceeds of other national taxes in accordance with the purposes as indicated hereunder	₱	31,724,961,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱	31,724,961,000		₱	31,724,961,000

Special Provision(s)

1. National Tax Allotment of Local Government Units. In addition to the LGU shares appropriated herein, One Trillion One Hundred Ninety Billion Five Hundred Nine Million Six Hundred Seventy Two Thousand Pesos (₱1,190,509,672,000) is automatically appropriated for the LGU share in the national taxes in accordance with Section 4 of R.A. No. 9358 and shall be allocated pursuant to Section 285 of R.A. No. 7160, as amended by R.A. No. 11683, and Section 102 of the General Provisions of this Act.

2. Shares in National Wealth. The amount of Eight Billion Eight Hundred Four Million Seventy Six Thousand Pesos (₱8,804,076,000) appropriated herein for the LGU share in mining taxes, royalties from mineral reservations, forestry charges, and fees and revenues collected from energy resources in the utilization and development of national wealth, including prior years, shall be subject to the following:

(a)	Use - in accordance with Section 294 of R.A. No. 7160;

(b)	Allocation - pursuant to Section 292 of R.A. No. 7160; and

(c)	Release - upon certification of actual collections by the revenue collecting agencies concerned and remittance to the BTr.

3. Shares in Excise Taxes from Locally Manufactured Virginia-type Cigarettes. The amount of Seventeen Billion Pesos (₱17,000,000,000) is appropriated herein for the LGU share in excise taxes from locally manufactured Virginia-type cigarettes.

The allocation, release, and utilization of the herein LGU share in excise taxes from locally manufactured Virginia-type cigarettes shall be subject to the provisions of R.A. No. 11346, as implemented by DA-DBM-National Tobacco Administration (NTA) J.M.C. No. 2020-1 dated June 25, 2020, and other guidelines to be issued for the purpose.

4. Shares in Excise Taxes from Burley and Native Tobacco Products. The amount of Four Billion Pesos (₱4,000,000,000) is appropriated herein for the LGU share in excise taxes from burley and native tobacco products.

The allocation, release, and utilization of the herein LGU share in excise taxes from burley and native tobacco products shall be subject to the provisions of R.A. No. 11346, as implemented by DA-DBM-NTA J.M.C. No. 2020-1 dated June 25, 2020, and other guidelines to be issued for the purpose.

5. Shares in Incremental Collections from Value-Added Tax. The amount of One Billion Nine Hundred Sixteen Million Fifty Two Thousand Pesos (₱1,916,052,000) appropriated herein for the LGU share in incremental collections from value-added tax authorized under R.A. No. 7643, R.A. No. 8424, and R.A. No. 9337 shall be subject to the following:

(a)

Use - fifty percent (50%) of the LGU’s share shall be used exclusively for the purposes specified under Section 21 (D) of R.A. No. 9337, while the remaining 50% shall be subject to Section 308 of R.A. No. 7160;

(b)	Allocation - in accordance with Section 150 of R.A. No. 7160, as implemented by DBM-DOF-DILG J.C. No. 1-02 dated February 6, 2002; and

(c)	Release - upon certification of actual collections by the BIR and remittance to the BTr.

6. Shares in Gross Income Tax Paid by all Businesses and Enterprises within the Economic Zones. The amount of Four Million Eight Hundred Thirty Three Thousand Pesos (₱4,833,000) appropriated herein for the LGU share in the gross income tax paid by all businesses and enterprises located within the economic zones shall be subject to the following:

(a)	Allocation - in accordance with the provisions of R.A. No. 7922; and

(b)	Release - upon certification of actual collections by the BIR and actual remittance to the BTr.

JANUARY 5, 2026	OFFICIAL GAZETTE	665
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

7. Direct Release of all Local Government Unit Shares. The national tax allotment, and all LGU shares appropriated herein, shall be released directly by the BTr to the beneficiary LGUs through authorized government servicing banks.

The LGU shall submit quarterly reports on the utilization of the LGU shares through electronic means and post the required reports on the LGU’s website.

The LGU shall send written notice when said reports have been submitted and posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
PURPOSE(S)
Special Shares of LGUs in the Proceeds of National Taxes		₱	31,724,961,000		₱	31,724,961,000

Share in Tobacco Excise Tax Pursuant to R.A. No. 7171 (Virginia Tobacco)			17,000,000,000			17,000,000,000
Share in Tobacco Excise Tax Pursuant to R.A. No. 8240, as amended by R.A. No. 10351 (Burley and Native Tobacco)			4,000,000,000			4,000,000,000
Share in the Utilization and Development of National Wealth under R.A. No. 7160 and R.A. No. 9513			8,804,076,000			8,804,076,000
Share in the Gross Income Taxes paid by all Businesses and Enterprises within the ECOZONES pursuant to R.A. No. 7922			4,833,000			4,833,000
Share in Incremental Collections from Value Added Tax pursuant to R.A. Nos. 7643 and 8424			1,916,052,000			1,916,052,000

TOTAL NEW APPROPRIATIONS		₱	31,724,961,000		₱	31,724,961,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	31,724,961

Total Maintenance and Other Operating Expenses	31,724,961

TOTAL NEW APPROPRIATIONS	31,724,961

C. LOCAL GOVERNMENT SUPPORT FUND

For financial subsidy to local government units, as indicated hereunder	₱	57,872,578,000

656	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱	57,872,578,000		₱	57,872,578,000

Special Provision(s)

1. Financial Assistance to Local Government Units. The amount of Thirty Seven Billion Four Hundred Ninety Two Million Five Hundred Seventy Eight Thousand Pesos (₱37,492,578,000) appropriated herein shall be used for financial assistance to all LGUs for the following projects:

(a) implementation of agriculture-related programs and projects, such as: (i) provision of agricultural support services, which include planting materials distribution system and operation of farm produce collection and buying stations; (ii) extension of on-site research services and facilities related to agriculture and fishery activities; (iii) construction, restoration, and improvement of infrastructure facilities, including farm-to-market roads, slaughterhouses, small water impounding projects, fish ports, and water supply systems; and (iv) provision of various production inputs for crops, livestock and poultry, and fisheries;

(b)	implementation of programs, projects, and activities to support the cotton and textile industry and development of local arts and crafts;

(c)	support to women-led social enterprises;

(d)	support to micro, small, and medium enterprises (MSMEs);

(e)

implementation of programs, projects, and activities for the protection, preservation, and promotion of cultural heritage, including restoration, rehabilitation, repair, improvement, and/ or maintenance of national heritage structures and sites;

(f)

Information and Communications Technology systems and infrastructure development, such as, but not limited to, establishment of Integrated Business Permit and Licensing System, digitalization of payments for collections and disbursements, and purchase and installation of Closed-Circuit Television (CCTV) Surveillance System;

(g)

construction, concreting, rehabilitation, repair, improvement, expansion, or upgrading of any of the following: (i) local roads or bridges; (ii) public markets; (iii) multipurpose buildings; (iv) hospital buildings; (v) water supply and sanitation projects; (vi) evacuation centers; and (vii) public cemeteries;

(h)	purchase of medical or hospital equipment;

(i)	purchase of equipment to support evacuation and camp management operations;

(j)	establishment of Materials Recovery Facility with sorting station, drop-off center, composting facility, and recycling facility;

(k)

implementation of programs, projects, and activities for disaster response, rehabilitation, and recovery, which include procurement/acquisition of disaster equipment and vehicles for disaster response and rescue activities;

(l)	adaptation and mitigation projects;

(m)	purchase of ambulance, mobile medical vehicle with apparatus/equipment, trucks, including mini firetrucks, and multi-purpose vehicles;

(n)	construction, supply, delivery, installation, and commissioning of electric vehicle charging stations (EVCS) from the Department of Energy (DOE) accredited EVCS providers;

(o)	conversion of day care centers to child development center standards by fourth and fifth class municipalities;

(p)

support for the initial creation by LGUs of plantilla positions for child development workers with at least a salary grade 8 level for the fourth and fifth class municipalities, subject to the professional requirements under R.A. No. 12199, existing civil service laws, rules, and regulations, and the DBM issuances on organization, staffing, position classification, and compensation. The DBM and DILG, in coordination with the ECCD Council, shall issue the guidelines to ensure that LGUs can fund on a sustainable basis the requirements therefor;

(q)

assistance to indigent individuals or families in any of the following forms : (i) medical/health related programs; (ii) funeral, which includes burial or cremation; (iii) transportation; (iv) food assistance; (v) educational assistance/scholarship; and (vi) purchase of construction or repair materials for houses destroyed during human-induced or natural calamities, upon endorsement by the local social welfare and development office or equivalent of partially/totally destroyed houses; and

(r)	flagship infrastructure projects with counterpart funding from the LGUs.

The allocation of the financial assistance to LGUs shall be based on criteria to be developed by the DBM, in coordination with the other relevant agencies, taking into consideration LGUs’ adherence to established governance standards; financial management, fiscal transparency and absorptive capacity; service delivery; economic development; environmental management; public safety; and citizens’ engagement.

Disbursement and utilization by the LGUs shall be subject to the pertinent provisions of existing government procurement laws, applicable budgeting, accounting, and auditing rules and regulations, and such other guidelines to be issued by the DBM in coordination with the relevant agencies.

2. Support to the Barangay Development Program of the National Task Force to End Local Communist Armed Conflict. The amount of Eight Billion Eighty Million Pesos (₱8,080,000,000) appropriated herein shall be used for the implementation of specific programs and projects of the National Task Force to End Local Communist Armed Conflict (NTF-ELCAC) for the eight hundred eight (808) cleared barangays as certified by the NTF-ELCAC, listed in Volume I-B of this Act: Provided, That each cleared barangay shall be allocated with an amount to be used for the following projects: (i) farm-to-market road; (ii) school building; (iii) water and sanitation system; (iv) health stations; and (v) electrification.

The DBM shall ensure that funds are released in the first quarter of the fiscal year, provided that the concerned LGUs have completed all the necessary documentary requirements for project implementation. Duly accredited civil society organizations are encouraged to actively participate in the implementation by way of: (i) serving as observer in the procurement process; (ii) municipal development council project monitoring; and (iii) third party monitoring and evaluation. Citizens are also encouraged to provide feedback on the implementation of projects.

The release of funds shall be subject to the guidelines to be issued by the DBM, in coordination with the NTF-ELCAC.

JANUARY 5, 2026	OFFICIAL GAZETTE	657
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

3. Support and Assistance Fund to Participatory Budgeting. The amount of One Billion Pesos (P1,000,000,000) appropriated herein shall be used for the following activities identified through local participatory budgeting process: (i) construction, expansion, and upgrading of water supply system projects; and (ii) construction, improvement or enhancement, and rehabilitation of climate-smart evacuation centers.

Consistent with Sustainable Development Goal Nos. 6 and 13, the program shall contribute to ensuring access to safely managed and resilient water supply and sanitation services, and strengthening disaster resilience and accelerating climate action, respectively.

The fund shall be used to support eligible municipalities based on the following criteria:

(a)

Accelerating the access to safely managed and resilient water supply and sanitation services of the identified lagging municipalities. These focus municipalities are determined based on the following criteria:

(i)	Municipalities that belong to the low-income classes based on the applicable income classification of the DOF; and/or

(ii)

With established municipality-managed water utility and project ready as validated by the DILG (with Municipal Water Supply Sanitation and Hygiene Master Plan duly endorsed by accredited Civil Society Organization (CSO) and adopted by the municipality, and with identified feasible water sources).

(b)	Accelerating climate action and strengthening disaster resilience through climate-smart evacuation centers. The eligible municipalities will be determined based on the following criteria:

(i)	Municipalities within the top eighteen (18) most at-risk provinces in the country as identified in the National Adaptation Plan of the Philippines 2023-2050;

(ii)	Municipalities with no designated permanent evacuation centers based on submitted evacuation center inventory;

(iii)

Two-thirds of the municipalities with highest poverty incidence; and (iv) Construction of the said center is determined as priority of the municipality as reflected in their development plan in which CSO is actively involved in the prioritization process.

Implementation, monitoring and evaluation, and progress reporting of the program shall be subject to the guidelines to be issued by the DBM and the DILG.

Disbursement and utilization by the municipalities concerned shall be subject to the pertinent provisions of existing government procurement laws, applicable budgeting, accounting, and auditing rules and regulations, and such other guidelines to be issued for the purpose.

4. Growth Equity Fund. The amount of Eleven Billion Three Hundred Million Pesos (P11,300,000,000) appropriated herein shall be used as financial assistance to assist poor, disadvantaged, lagging, and low-income LGUs, and those with fiscal gaps arising from the devolution, or to augment provincial resources for inter-municipal programs and projects, in order to gradually enable the full and efficient implementation of the functions, services and facilities devolved to the LGUs concerned in accordance with Section 17 of R.A. No. 7160 and other pertinent laws, as well as E.O. No. 138, s. 2021, as amended by E.O. No. 103, s. 2025.

Release of funds shall be subject to the guidelines to be issued by the DBM, in coordination with the DILG, DOF, DEPDev, and other relevant agencies.

5. Use of Local Government Support Fund. The amounts appropriated for the Local Government Support Fund (LGSF) shall be used exclusively in accordance with the purposes specified under the relevant special provisions in this Act.

In no case shall the LGSF be used for the following: (i) programs, projects, and activities of the beneficiary LGUs, such as construction of waiting sheds, purchase of road studs, attendance to study tours or seminars, conduct of capacity building activities, implementation of flood control projects, and for those projects already fully covered by other sources of funds; (ii) administrative expenses; and (iii) payment of personnel services expenses, such as salaries, honoraria, allowances, and bonuses, except as otherwise provided herein.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
PURPOSE(S)
Local Government Support Fund		₱	57,872,578,000		₱	57,872,578,000

Financial Assistance to Local Government Units			37,492,578,000			37,492,578,000
Support to the Barangay Development Program of the National Task Force to End Local Communist Armed Conflict (NTF-ELCAC)			8,080,000,000			8,080,000,000
Growth Equity Fund			11,300,000,000			11,300,000,000
Support and Assistance Fund to Participatory Budgeting			1,000,000,000			1,000,000,000

TOTAL NEW APPROPRIATIONS		₱	57,872,578,000		₱	57,872,578,000

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New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	57,872,578

Total Maintenance and Other Operating Expenses	57,872,578

TOTAL NEW APPROPRIATIONS	57,872,578

D. SPECIAL SHARES OF LOCAL GOVERNMENT UNITS IN THE PROCEEDS OF FIRE CODE FEES

For the operation and maintenance of local fire stations, as indicated hereunder	₱	1,405,731,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱	1,405,731,000		₱	1,405,731,000

Special Provision(s)

1. Use and Release of Local Government Unit Shares in the Fire Code Fees. The amount of One Billion Four Hundred Five Million Seven Hundred Thirty One Thousand Pesos (P1,405,731,000) appropriated herein for the LGU shares in the taxes, fees, and fines collected by the Bureau of Fire Protection pursuant to R.A. No. 9514 shall be used by the LGUs in accordance with the purposes under Section 8 of R.A No. 11589. The amounts shall be released in accordance with DOF-DBM-DILG J.C. No. 2015-1 dated February 12, 2015, as amended by DBM-DILG-DOF J.C. No. 1 dated April 17, 2023.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
PURPOSE(S)
Special Shares of LGUs in the Proceeds of Fire Code Fees		₱	1,405,731,000		₱	1,405,731,000

Share in Fire Code Fees pursuant to R.A. No. 9514 (Revised Fire Code)			1,405,731,000			1,405,731,000

TOTAL NEW APPROPRIATIONS		₱	1,405,731,000		₱	1,405,731,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures

JANUARY 5, 2026	OFFICIAL GAZETTE	659
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	1,405,731

Total Maintenance and Other Operating Expenses	1,405,731

TOTAL NEW APPROPRIATIONS	1,405,731

E. BANGSAMORO AUTONOMOUS REGION IN MUSLIM MINDANAO

For financial subsidy to local government units, as indicated hereunder	₱	10,590,087,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱	10,590,087,000		₱	10,590,087,000

Special Provision(s)

1. Annual Block Grant. In addition to the BARMM shares appropriated herein, the amount of Ninety Three Billion Nine Hundred Eighty Two Million Three Hundred Ninety Eight Thousand Pesos (P93,982,398,000) is automatically appropriated for the share of the BARMM in the national internal revenue tax collections of the BIR and the collections of the BOC, in accordance with Sections 15 to 18, Article XII of R.A. No. 11054.

2. Special Development Fund. The amount of Five Billion Pesos (P5,000,000,000) is appropriated for the rebuilding, rehabilitation, and development of the conflict-affected communities in the BARMM in accordance with Section 2, Article XIV of R.A. No. 11054.

Release of funds shall be subject to submission of the Bangsamoro Development Plan (BDP) adopted by the Bangsamoro Government, and the utilization thereof shall be in accordance with the BDP, as provided in Section 6, Article XIII of R.A. No. 11054.

3. Share in Taxes, Fees, and Charges Collected in the Bangsamoro Autonomous Region. The amount of Five Billion Five Hundred Ninety Million Eighty Seven Thousand Pesos (P5,590,087,000) appropriated herein for the shares of the BARMM in taxes, fees, and charges under Section 10, Article XII of R.A. No. 11054 shall be subject to the following:

(a)

Allocation - in accordance with Section 10 (a) and (b), Article XII of R.A. No. 11054, which state that twenty five percent (25%) shall pertain to the National Government share and seventy five percent (75%) shall be the share of the Bangsamoro Government, inclusive of the shares of the constituent LGUs: Provided , That for the first ten (10) years from the effectivity of the said law, the twenty five percent (25%) share of the National Government shall accrue to the Bangsamoro Government; and

(b)	Release - upon certification of actual collections by the revenue collecting agencies concerned and remittance to the BTr.

4. Direct Release to Bangsamoro Autonomous Region in Muslim Mindanao. The amounts under Special Provisions Nos. 1, 2, and 3 shall be released directly by the BTr to the Bangsamoro Government through an authorized government servicing bank, subject to cash programming by the National Government.

The Bangsamoro Government shall submit quarterly reports on the utilization of its shares to the COA through electronic means and post the required reports on the BARMM’s website.

The Bangsamoro Government shall send written notice when said reports have been submitted and posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Failure or refusal of the responsible officials or employees to submit and post the required reports without any justifiable cause may be a ground for administrative disciplinary action, subject to the pertinent provisions under the Bangsamoro Civil Service Code.

New Appropriations, by Purpose

Current Operating Expenditures
Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total

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PURPOSE(S)
Bangsamoro Autonomous Region in Muslim Mindanao	₱	10,590,087,000	₱	10,590,087,000

Special Development Fund		5,000,000,000		5,000,000,000
Share in National Taxes		5,590,087,000		5,590,087,000

TOTAL NEW APPROPRIATIONS	₱	10,590,087,000	₱	10,590,087,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	10,590,087

Total Maintenance and Other Operating Expenses	10,590,087

TOTAL NEW APPROPRIATIONS	10,590,087

JANUARY 5, 2026	OFFICIAL GAZETTE	661
ALLOCATIONS TO LOCAL GOVERNMENT UNITS

GENERAL SUMMARY

ALLOCATIONS TO LOCAL GOVERNMENT UNITS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. METROPOLITAN MANILA DEVELOPMENT AUTHORITY	₱	71,498,000	₱	2,951,999,000	₱	3,753,606,000	₱	6,777,103,000
B. SPECIAL SHARES OF LGUS IN THE PROCEEDS OF NATIONAL TAXES				31,724,961,000				31,724,961,000
C. LOCAL GOVERNMENT SUPPORT FUND (FORMERLY FINANCIAL SUBSIDY TO LGUS)				57,872,578,000				57,872,578,000
D. SPECIAL SHARES OF LGUS IN THE PROCEEDS OF FIRE CODE FEES				1,405,731,000				1,405,731,000
E. BANGSAMORO AUTONOMOUS REGION IN MUSLIM MINDANAO (BARMM)				10,590,087,000				10,590,087,000

TOTAL NEW APPROPRIATIONS, ALLOCATIONS TO LOCAL GOVERNMENT UNITS	₱	71,498,000	₱	104,545,356,000	₱	3,753,606,000	₱	108,370,460,000

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GENERAL APPROPRIATIONS ACT, FY 2026

XXXVIII. CONTINGENT FUND

Fund subsidies for contingencies	₱13,000,000,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
TOTAL NEW APPROPRIATIONS		₱	8,000,000,000	₱	5,000,000,000	₱	13,000,000,000

Special Provision(s)

1. Contingent Fund. The amount of Thirteen Billion Pesos (₱13,000,000,000) appropriated herein shall cover the funding requirements of new or urgent activities or projects of national government agencies, GOCCs, and LGUs that need to be implemented or paid during the year, such as, but not limited to, the following: (i) legal obligation of the National Government arising from final and executory decisions of competent authorities, such as compromise agreements, arbitral awards, mediation settlement agreements, and professional services in connection thereto; (ii) requirements of newly created offices; or (iii) deficiencies in the appropriations for local and external travels of the President of the Philippines.

In no case shall this Fund be used for: (i) the provision of confidential and intelligence funds to civilian departments and agencies with no mandate to perform security and intelligence-related functions unless the President certifies as to the extreme necessity thereof; or (ii) the purchase of motor vehicles, including any improvements thereon.

Release of funds shall be made directly to the agencies concerned, except for GOCCs and LGUs which shall be made through the BTr, subject to the approval by the President of the Philippines, other than payment resulting from final and executory decisions of competent authorities, which shall be subject to the approval of the DBM.

The DBM shall include information on the releases from the Contingent Fund in its quarterly and annual reports submitted to Congress.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
PURPOSE(S)
Fund Subsidies for Contingencies		₱	8,000,000,000	₱	5,000,000,000	₱	13,000,000,000

TOTAL NEW APPROPRIATIONS		₱	8,000,000,000	₱	5,000,000,000	₱	13,000,000,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	8,000,000

Total Maintenance and Other Operating Expenses	8,000,000

Total Current Operating Expenditures	8,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	663
CONTINGENT FUND

Capital Outlays
Property, Plant and Equipment Outlay Infrastructure Outlay	5,000,000

Total Capital Outlays	5,000,000

TOTAL NEW APPROPRIATIONS	13,000,000

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GENERAL SUMMARY

CONTINGENT FUND

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. CONTINGENT FUND		₱	8,000,000,000	₱	5,000,000,000	₱	13,000,000,000

TOTAL NEW APPROPRIATIONS, CONTINGENT FUND		₱	8,000,000,000	₱	5,000,000,000	₱	13,000,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	665
MISCELLANEOUS PERSONNEL BENEFITS FUND

XXXIX. MISCELLANEOUS PERSONNEL BENEFITS FUND

For payment of miscellaneous personnel benefits to or on behalf of national government officials and employees	₱	77,047,627,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS	₱	76,847,627,000	₱	200,000,000		₱	77,047,627,000

Special Provision(s)

1. Payment of Personnel Benefits. The amount of Seventy Six Billion Eight Hundred Forty Seven Million Six Hundred Twenty Seven Thousand Pesos (₱76,847,627,000) appropriated herein for the payment of personnel benefits shall be used for the following: (i) deficiencies in authorized salaries, bonuses, allowances, associated premiums, and other similar personnel benefits of National Government personnel, including Personnel Services requirements for filling of, and creation of positions, compensation adjustments, as may be authorized by law, the President of the Philippines, or the DBM, and for Career Executive Service Officers (CESOs) placed under the Government Executive Resource Pool (GERP) Program of the CESB; and (ii) grant of medical allowance as subsidy to qualified employees in the National Government, pursuant to Section 65 of the General Provisions of this Act, for the availment of Health Maintenance Organization (HMO)-type benefits. Implementation of this Program shall be subject to the guidelines to be issued by the DBM, in coordination with the agencies concerned.

Release of funds shall be subject to the determination by the DBM that the Personnel Services requirements cannot be accommodated within the agency’s Personnel Services appropriations as authorized under Section 60 of the General Provisions of this Act.

2. Legal Defense Fund. The amount of Two Hundred Million Pesos (₱200,000,000) appropriated herein for the Legal Defense Fund shall be used for the actual expenses, including payment of premiums for posting of bail bonds and cash advance for expense of officials and employees of departments, bureaus, and offices, in relation to the defense of administrative, civil, or criminal cases filed against them in courts for acts committed in the performance of their actual functions.

The claims that may be charged against this Fund shall include the claims duly filed starting FY 2016, which have not been released without the fault of the claimant, and limited to the amounts provided in the guidelines issued for this purpose. The maximum allowable amounts shall be applied per case and consolidated cases shall be considered as one case.

The amount of legal expenses charged against this Fund shall be refunded to the government when the claimant is found guilty by final judgment by the Court in relation to the offense charged.

Implementation of this special provision shall be subject to the provisions of N.B.C. No. 566 dated December 15, 2016, as amended by N.B.C. No. 582 dated December 29, 2020, and such other guidelines issued thereon.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
PURPOSE(S)
1. Performance-Based Bonus	₱	27,201,769,000	₱			₱	27,201,769,000
2. Funding Requirements for the Filling up of Unfilled Positions		12,521,017,000					12,521,017,000
3. Legal Defense Fund				200,000,000			200,000,000
4. For Payment of Other Personnel Benefits		9,928,996,000					9,928,996,000

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5. Funding Requirements for Staffing Modifications and Upgrading of Salaries		27,195,845,000				27,195,845,000

TOTAL NEW APPROPRIATIONS	₱	76,847,627,000	₱	200,000,000	₱	77,047,627,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Other Compensation Common to All
Performance Based Bonus	27,201,769

Total Other Compensation Common to All	27,201,769

Other Compensation for Specific Groups
Lump-sum for filling of Positions - Civilian	12,521,017
Lump-sum for Personnel Services	20,033,094
Other Personnel Benefits	17,091,747

Total Other Compensation for Specific Groups	49,645,858

Total Personnel Services	76,847,627

Maintenance and Other Operating Expenses
Professional Services	200,000

Total Maintenance and Other Operating Expenses	200,000

Total Current Operating Expenditures	77,047,627

TOTAL NEW APPROPRIATIONS	77,047,627

JANUARY 5, 2026	OFFICIAL GAZETTE	667
MISCELLANEOUS PERSONNEL BENEFITS FUND

GENERAL SUMMARY

MISCELLANEOUS PERSONNEL BENEFITS FUND

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. MISCELLANEOUS PERSONNEL BENEFITS FUND	₱	76,847,627,000	₱	200,000,000		₱	77,047,627,000

TOTAL NEW APPROPRIATIONS, MISCELLANEOUS PERSONNEL BENEFITS FUND	₱	76,847,627,000	₱	200,000,000		₱	77,047,627,000

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GENERAL APPROPRIATIONS ACT, FY 2026

XL. NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND (CALAMITY FUND)

For aid, relief and rehabilitation services to communities/areas affected by human-induced and natural calamities, and repair and reconstruction of permanent structures, including other capital expenditures for disaster operation, and rehabilitation activities, as indicated hereunder	₱	39,822,355,000

New Appropriations, by Purpose

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
TOTAL NEW APPROPRIATIONS		₱27,355,000,000	₱12,467,355,000	₱39,822,355,000

Special Provision(s)

1. National Disaster Risk Reduction and Management Program. The amount of Twenty Three Billion Four Hundred Ninety Two Million Three Hundred Fifty Five Thousand Pesos (₱23,492,355,000) appropriated herein for Purposes 1 and 2 may be used for, and released in accordance with the following:

(a)

Reconstruction, rehabilitation, repair, aid, relief and other works or services, including pre-disaster activities, in connection with the occurrence of natural or human-induced calamities, epidemics as declared by the DOH, crises resulting from armed conflicts, insurgency, terrorism, and other catastrophes occurring in the current or two (2) preceding years, subject to the approval of the President of the Philippines who may take into consideration the recommendation of the National Disaster Risk Reduction and Management Council (NDRRMC) for local disasters or the appropriate agency for the international crises. The NDRRMC shall consider the donations or grants received by agencies in support of calamities in making the foregoing recommendation.

Reconstruction or rehabilitation projects shall be implemented by the appropriate department, agency, or LGUs with the capability to implement the projects concerned and subject to the guidelines provided under Section 103 of the General Provisions of this Act; and

(b)

Additional funding source to the Quick Response Fund (QRF) of the implementing agency concerned when the balance thereof has reached fifty percent (50%), subject to the approval of the DBM, copy furnished the NDRRMC. Utilization of the QRF shall be subject to DBM-OCD J.C. No. 2025-01 dated April 2, 2025, and such other guidelines as may be issued by the OCD and DBM.

2. Quick Response Fund. The QRF allocations authorized in this Act shall be exclusively limited to those under the budgets of the following agencies:

DA – OSEC	₱	1,000,000,000
DepEd – OSEC		3,000,000,000
DENR-MGB		10,000,000
DOH – OSEC		500,000,000
DILG – BFP		50,000,000
DILG – PNP		50,000,000
DND – OCD		1,000,000,000
DPWH – OSEC		1,200,000,000
DSWD – OSEC		3,000,000,000
DOTr – PCG		75,000,000
BSGC-DHSUD-NHA		500,000,000
BSGC-OEO-NIA		300,000,000

TOTAL	₱	10,685,000,000

3. People’s Survival Fund. The amount of One Billion Pesos (P1,000,000,000) appropriated herein for Purpose 3 shall be used in support of the adaptation projects and activities of LGUs and community organization as may be approved by the People’s Survival Fund Board in accordance with Sections 20 and 21 of R.A. No. 9729, as amended.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

Utilization of this Fund shall be subject to the guidelines to be issued by the People’s Survival Fund Board.

JANUARY 5, 2026	OFFICIAL GAZETTE	669
NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND

4. Disaster Rehabilitation and Reconstruction Assistance Program for Local Government Units. The amount of Fifteen Billion Three Hundred Thirty Million Pesos (₱15,330,000,000) appropriated herein for Purpose 4 shall be used for the disaster rehabilitation and reconstruction assistance for LGUs to aid in the recovery and reconstruction of the economy and livelihood in the LGUs that are directly affected by the occurrence of natural or human-induced calamities, epidemics as declared by the DOH, crises resulting from armed conflicts, insurgency, terrorism, and other catastrophes occurring in the current or two (2) preceding years, subject to the approval of the President of the Philippines who may take into consideration the recommendation of the NDRRMC: Provided, That such amount shall be used for the following projects based on the approved local rehabilitation and recovery plans by the LGUs: (i) shelter and resettlements; (ii) public infrastructure – roads, bridges, and public buildings, and multi-purpose/evacuation facilities; (iii) education and health services; (iv) agriculture – crops, livestock, fisheries; and (v) social protection: Provided, further, That the amount for rehabilitation and reconstruction assistance activities/projects shall be subject to the capability of the LGU to implement the same.

Release of funds shall be subject to the guidelines to be issued by the OCD and DILG, in coordination with the DBM, for the purpose.

5. Appropriations under the National Disaster Risk Reduction and Management Fund. The DBM is hereby authorized to approve the following:

(a)	Modification of amounts within the authorized purposes; and

(b)	Use of amounts in any of the purposes of the NDRRMF to cover the deficiencies in the amounts authorized in any of the other purposes under the NDRRMF.

6. Reporting and Posting Requirements. The implementing agencies shall submit quarterly reports on their financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a) Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b) Implementing agencies’ websites.

The implementing agencies shall send written notice when said reports have been submitted or posted on their websites to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
PURPOSE(S)
1.Aid, Relief and Rehabilitation Services to Communities/Areas Affected by Calamities, including Training of Personnel, and Other Pre-disaster Activities		₱	11,025,000,000	₱		₱	11,025,000,000
2.Repair and Reconstruction of Permanent Structures, including Capital Expenditures for Pre-disaster Operations, Rehabilitation and Other Related Activities					12,467,355,000		12,467,355,000
3.Adaptation Projects and Activities of Local Government Units and Community Organizations			1,000,000,000				1,000,000,000
4.Disaster Rehabilitation and Reconstruction Assistance Program for Local Government Units			15,330,000,000				15,330,000,000

TOTAL NEW APPROPRIATIONS		₱	27,355,000,000	₱	12,467,355,000	₱	39,822,355,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	27,355,000

Total Maintenance and Other Operating Expenses	27,355,000

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Total Current Operating Expenditures	27,355,000

Capital Outlays
Property, Plant and Equipment Outlay
Infrastructure Outlay	12,467,355

Total Capital Outlays	12,467,355

TOTAL NEW APPROPRIATIONS	39,822,355

JANUARY 5, 2026	OFFICIAL GAZETTE	671
NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND

GENERAL SUMMARY

NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND (CALAMITY FUND)

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND (CALAMITY FUND)		₱	27,355,000,000	₱	12,467,355,000	₱	39,822,355,000

TOTAL NEW APPROPRIATIONS, NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND (CALAMITY FUND)		₱	27,355,000,000	₱	12,467,355,000	₱	39,822,355,000

672	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

XLI. PENSION AND GRATUITY FUND

For payment of pension and retirement gratuity and terminal leave benefits, including separation benefits and/or incentives, as indicated hereunder	₱	165,518,761,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
TOTAL NEW APPROPRIATIONS	₱	165,495,100,000	₱	23,661,000		₱	165,518,761,000

Special Provision(s)

1. Pension and Gratuity Fund. The amount of One Hundred Sixty Five Billion Five Hundred Eighteen Million Seven Hundred Sixty One Thousand Pesos (₱165,518,761,000) appropriated herein shall cover the payment of the following:

(a)

Pension of: (i) AFP retirees; (ii) war or military veterans of the DND; (iii) retired uniformed personnel of the DILG, including those for retired PNP uniformed personnel to be paid by the National Police Commission pursuant to R.A. No. 6975, as amended by R.A. No. 8551, Police Constabulary-Integrated National Police (PC-INP), NAMRIA, and Philippine Coast Guard; (iv) total administrative disability (TAD) arrears to surviving heirs of deceased veterans, pursuant to R.A. No. 6948, as amended by R.A. No. 7696, subject to COA’s validation of the list of claimants; and (v) other retirees of the National Government;

(b)

Retirement benefits of: (i) optional retirees of the National Government; (ii) retired personnel of GOCCs, which are financially unable to pay said benefits, subject to the submission of the streamlining program and measures that will enhance efficiency and effectiveness; and (iii) personnel devolved to LGUs in accordance with N.B.C. Nos. 429 and 429-A dated September 30, 1993 and December 29, 1993, respectively;

(c)

Separation benefits or incentives of affected personnel pursuant to the implementation of: (i) reorganization, streamlining, optimization, merger/consolidation, abolition, privatization, and other forms of organizational restructuring authorized under applicable laws, rules, and regulations; and (ii) abolition of the Autonomous Regional Government in Muslim Mindanao pursuant to R.A. No. 11054;

(d)

Monetization of leave credits of National Government personnel and transferred leave credits of National Government personnel devolved to the LGUs in accordance with R.A. No. 7160, as implemented by E.O. No. 503, s. 1992 and N.B.C. Nos. 429 and 429-A; and

(e)	Other deficiencies in the authorized appropriations for retirement and terminal leave benefits.

In no case shall this Fund be used to pay any additional compensation component of pension or retirement and terminal leave benefits, such as year-end bonus, cash gifts, bonuses, per diems, allowances, overtime pay or such other benefits, unless otherwise specifically authorized under existing laws.

2. Retirement Benefits and Pension Differentials of Philippine Constabulary - Integrated National Police Retirees. The payment of retirement benefits and pension differential of the PC-INP retirees pursuant to the Supreme Court Decision in DBM vs. Manila’s Finest Retirees Association, Inc., G.R. No. 169466 promulgated on May 9, 2007 shall be based on the list of eligible PC-INP retirees with the corresponding computation of their respective retirement benefits and pensions. Said list shall be duly authenticated by the PNP and submitted to the DBM for validation of computed benefits. The computation shall exclude retirement benefits and pension previously paid to, or currently being received by, said retirees.

3. Release of Funds. Release of funds shall be made directly to the agencies concerned except for GOCCs and LGUs which shall be made through the BTr.

New Appropriations, by Purpose

Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays	Total
PURPOSE(S)
1. For Payment of Pension	₱147,072,270,000	₱		₱147,072,270,000

JANUARY 5, 2026	OFFICIAL GAZETTE	673
PENSION AND GRATUITY FUND

2. For Payment of Retirement and Terminal Leave Benefits		10,754,082,000		21,948,000		10,776,030,000
3. For Payment of Separation Benefits and/or Incentives		7,100,000,000				7,100,000,000
4. For Payment of Monetization of Leave Credits		568,748,000		1,713,000		570,461,000

TOTAL NEW APPROPRIATIONS	₱	165,495,100,000	₱	23,661,000	₱	165,518,761,000

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Other Compensation for Specific Groups
Other Personnel Benefits	7,000,000

Total Other Compensation for Specific Groups	7,000,000

Other Benefits
Retirement Gratuity	2,544,157
Terminal Leave	2,198,714

Total Other Benefits	4,742,871

Other Personnel Benefits
Pension, Civilian Personnel	1,904,910

Total Other Personnel Benefits	1,904,910

Military/Uniformed Personnel
Other Benefits
Retirement Gratuity	3,095,692
Terminal Leave	3,584,267

Total Other Benefits	6,679,959

Other Personnel Benefits
Pension, Military/Uniformed Personnel	133,906,406
Pension, Veterans	11,260,954

Total Other Personnel Benefits	145,167,360

Total Personnel Services	165,495,100

674	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Maintenance and Other Operating Expenses
Financial Assistance/Subsidy	23,661

Total Maintenance and Other Operating Expenses	23,661

Total Current Operating Expenditures	165,518,761

TOTAL NEW APPROPRIATIONS	165,518,761

JANUARY 5, 2026	OFFICIAL GAZETTE	675
PENSION AND GRATUITY FUND

GENERAL SUMMARY

PENSION AND GRATUITY FUND

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays	Total
A. PENSION AND GRATUITY FUND	₱	165,495,100,000	₱	23,661,000		₱	165,518,761,000

TOTAL NEW APPROPRIATIONS, PENSION AND GRATUITY FUND	₱	165,495,100,000	₱	23,661,000		₱	165,518,761,000

676	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

XLII. REVISED AFP MODERNIZATION PROGRAM

For the Revised AFP Modernization Program in accordance with RA No. 10349, as indicated hereunder	₱	40,000,000,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
TOTAL NEW APPROPRIATIONS			₱	40,000,000,000	₱	40,000,000,000

Special Provision(s)

1. Release and Use of Fund. The amount of Forty Billion Pesos (₱40,000,000,000) appropriated herein for the Revised AFP Modernization Program shall be used exclusively to support the funding requirements for the modernization projects of the AFP and shall be administered by the Secretary of National Defense in accordance with R.A. No. 10349.

The allotment for the purpose shall be issued only upon submission by the DND of the recommendation by the appropriate Bids and Awards Committee of the award of contracts for the modernization projects.

2. Foreign and Domestic Financing Arrangements. In addition to the annual appropriations for the AFP Modernization Act Trust Fund, the Secretary of Finance, in consultation with the DND is authorized to negotiate, contract, and enter into foreign and domestic financing arrangements, including but not limited to loans, grants, credit facilities, and blended financing mechanisms for the implementation of AFP Modernization projects, subject to the approval of the President of the Republic of the Philippines with the prior concurrence of the Monetary Board, and such limitations as may be provided by law.

3. Reporting and Posting Requirements. The AFP shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	AFP’s website.

The AFP shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
PURPOSE(S)
Revised AFP Modernization Program
For the Acquisition and Upgrading of AFP Equipment/ System under the Revised AFP Modernization Program			₱	40,000,000,000	₱	40,000,000,000

Sub-total, Purpose(s)				40,000,000,000		40,000,000,000

TOTAL NEW APPROPRIATIONS			₱	40,000,000,000	₱	40,000,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	677
REVISED AFP MODERNIZATION PROGRAM

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Capital Outlay(s)
Property, Plant and Equipment Outlay Machinery and Equipment Outlay	40,000,000

Total Capital Outlays	40,000,000

TOTAL NEW APPROPRIATIONS	40,000,000

678	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

GENERAL SUMMARY

REVISED AFP MODERNIZATION PROGRAM

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
A. REVISED AFP MODERNIZATION PROGRAM			₱	40,000,000,000	₱	40,000,000,000

TOTAL NEW APPROPRIATIONS, REVISED AFP MODERNIZATION PROGRAM			₱	40,000,000,000	₱	40,000,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	679
UNPROGRAMMED APPROPRIATIONS

XLIII. UNPROGRAMMED APPROPRIATIONS

For fund requirements in accordance with the purposes indicated hereunder	₱	243,400,650,000

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
TOTAL NEW APPROPRIATIONS	₱43,245,110,000	₱	56,849,506,000	₱	143,306,034,000	₱	243,400,650,000

Special Provision(s)

1. Availment of the Unprogrammed Appropriations. The amounts authorized herein for Purpose Nos. 2-4, 6, and 9-10 may be used when any of the following exists:

(a)	Excess revenue collections in any one of the identified non-tax revenue sources from its corresponding revenue collection target, as reflected in the BESF;

(b)	New revenue collections or those arising from new tax or non-tax sources which are not part of, nor included in, the original revenue sources reflected in the BESF; or

(c)	Approved loans for foreign-assisted projects.

Release of funds shall be subject to the submission of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations, and the following: (i) for excess revenue collections, issuance of a certification that remitted collections to the BTr from a particular revenue source has exceeded the corresponding revenue collections target; or (ii) for new revenue collections, issuance of a certification that remitted collections identified were not part of, nor included in, the original revenue collection targets reflected.

In the case of approved loans for foreign-assisted projects, the loan proceeds shall be promptly released to the agency concerned, through the issuance of corresponding SARO upon submission of a Special Budget Request, supported by a copy of the perfected loan agreement, as approved in accordance with pertinent laws, rules, regulations, and guidelines issued thereon.

~~[In the case of fiscal support arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program and Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program, the issuance of SARO is required for book entry purposes chargeable against Purpose Nos. 7 and 8, respectively.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No. 12314)

In view of the nature of the sources of funding for Unprogrammed Appropriations, the validity period of releases covering Unprogrammed Appropriations shall be until December 31, 2026, while obligations and disbursements therefrom shall be subject to the rule under Section 77 of the General Provisions of this Act.

~~[2. Conversion of National Government Advances into Subsidy for Government-Owned-or-Controlled Corporations. The amount of Six Billion Eight Hundred Ninety-Five Million Pesos (₱6,895,000,000) used to cover the National Government advances for debt servicing of loan obligations of GOCCs and interest on the National Government advances, shall be converted into subsidy. Such conversion shall require the issuance of SARO for book entry purposes chargeable against Purpose No. 1.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No. 12314)

3. Program on Risk Management. The amount of Three Billion Six Hundred Million Pesos (₱3,600,000,000) chargeable against Purpose No. 4 shall be used for the payment of contingent liabilities arising from Public-Private Partnerships, in accordance with R.A. No. 11966 and its IRR.

Release of funds shall be subject to Special Provision No. 1 hereof, and to the issuance of guidelines by the Public-Private Partnership Center of the Philippines, in coordination with the Inter-Agency Technical Working Group on Contingent Liabilities.

~~[4. Prior Years’ Local Government Unit Shares. The amount of Fourteen Million Six Hundred Twenty Three Thousand Pesos (₱14,623,000) chargeable against Purpose No. 5 for prior years’ LGU shares from Special Privilege Tax shall be released by the BTr to the beneficiary LGUs only through authorized government servicing banks upon certification of actual collections by the revenue collecting agency and actual remittance to the BTr.~~

~~The LGU shall submit quarterly reports on the utilization of the prior years’ LGU shares through electronic means and post the required reports on the LGU’s website.~~

~~The LGU shall send written notice when said reports have been submitted and posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No.12314)

~~[5. Fiscal Support Arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program. The amount of Four Billion Three Hundred Twenty Million Seven Hundred Sixty Five Thousand Pesos (P4,320,765,000) appropriated under the Fiscal Support Arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program chargeable against Purpose No. 7 shall be used for payment of the tax payment certificates issued to registered and eligible participants pursuant to E.0. No. 182, s. 2015.~~

~~Release of funds for the purpose shall be subject to Special Provision No. 1 hereof.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No.12314)

~~[6. Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program. The amount of Two Hundred Fifty Million Pesos (₱250,000,000) appropriated herein under the Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program chargeable against Purpose No. 8 shall be used to implement and provide fiscal support, as evidenced by a non-transferable tax payment certificate or through any other appropriate mechanism, to newly registered and qualified participating car makers.~~

~~Implementation of the program shall be subject to the guidelines issued jointly by the DTI, DOF, and DBM, and to other pertinent budgeting, accounting, and auditing laws, rules, and regulation.~~

~~Release of funds for the purpose shall be subject to Special Provision No. 1 hereof.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No.12314)

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~~[7. Insurance Premium for Government Assets. In addition to the trust receipts from the excess payouts from the 2019-2021 Philippine Catastrophe Bond, the amount of Two Billion Pesos (₱2,000,000,000) appropriated herein chargeable against Purpose No. 9 shall be used for the payment of premiums and related expenses to insure strategically important and critical government assets against natural or human-induced calamities, epidemics, crises, and catastrophes by adopting global best practices in risk transfer mechanisms.~~

~~Release of funds for the purpose shall be subject to Special Provision No. 1 hereof.]~~

(DIRECT VETO- President’s Veto Message, January 5, 2026, Volume I-B, pages 717-719, R.A. No. 12314)

8. Amounts under the Unprogrammed Appropriations. The DBM is hereby authorized to approve the following:

(a)	Use of appropriations within the authorized purposes; and

(b)

Use of appropriations under the Purposes of the Unprogrammed Appropriations, except the Budgetary Support to GOCCs and the Support to Foreign-Assisted Projects, to cover deficiencies in the amounts authorized in any of the purposes under the Unprogrammed Appropriations.

The DBM shall post on its website the status of monthly releases charged against the Unprogrammed Appropriations.

9. Reportorial Requirement. The DBM shall submit to the Speaker of the House of Representatives, the President of the Senate of the Philippines, the House Committee on Appropriations, and the Senate Committee on Finance, either in printed form or by way of electronic document, quarterly reports on releases from the Unprogrammed Appropriations.

New Appropriations, by Purpose

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
PURPOSE(S)
 ~~1. Budgetary Support to Government-Owned and/or -Controlled Corporations~~	~~₱~~		~~₱~~	~~6,895,000,000~~	~~₱~~		~~₱~~	~~6,895,000,000~~
2. Support to Foreign-Assisted Projects				34,238,418,000		63,067,253,000		97,305,671,000
~~[3. Government of the Philippines Counterpart of Foreign-Assisted Projects~~				~~5,530,700,000~~		~~30,238,781,000~~		~~35,769,481,000~~	]
4. Program on Risk Management				3,600,000,000				3,600,000,000
~~[5. Prior Years’ LGU Shares~~				~~14,623,000~~				~~14,623,000~~
6. Revised AFP Modernization Program						50,000,000,000		50,000,000,000
~~[7. Fiscal Support Arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program~~				~~4,320,765,000~~				~~4,320,765,000~~	]
~~[8. Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program~~				~~250,000,000~~				~~250,000,000~~	]
~~[9. Comprehensive and Adequate Insurance Protection of Strategically Important Government Assets and Interest~~				~~2,000,000,000~~				~~2,000,000,000~~	]
~~[10. For Payment of Personnel Services Requirements~~		~~43,245,110,000~~						~~43,245,110,000~~	]

TOTAL NEW APPROPRIATIONS	₱	43,245,110,000	₱	56,849,506,000	₱	143,306,034,000	₱	243,400,650,000

JANUARY 5, 2026	OFFICIAL GAZETTE	681
UNPROGRAMMED APPROPRIATIONS

New Appropriations, by Object of Expenditures

(In Thousand Pesos)

Current Operating Expenditures
Personnel Services
Civilian Personnel
Other Compensation for Specific Groups
Lump-sum for Personnel Services	7,935,339
Other Personnel Benefits	2,837,249

Total Other Compensation for Specific Groups	10,772,588

Other Benefits
Retirement Gratuity	6,250,000
Terminal Leave	19,472,522

Total Other Benefits	25,722,522

Military/Uniformed Personnel
Other Benefits
Retirement Gratuity	3,875,000
Terminal Leave	2,875,000

Total Other Benefits	6,750,000

Total Personnel Services	43,245,110

Maintenance and Other Operating Expenses
Travelling Expenses	586,155
Training and Scholarship Expenses	1,307,803
Supplies and Materials Expenses	201,429
Utility Expenses	35,766
Communication Expenses	53,033
Survey, Research, Exploration and Development Expenses	18,608
Professional Services	9,697,034
Repairs and Maintenance	677,093
Financial Assistance/Subsidy	13,623,313
Taxes, Insurance Premiums and Other Fees	2,823,241
Other Maintenance and Operating Expenses
Advertising Expenses	2,000
Printing and Publication Expenses	20
Representation Expenses	4,244
Transportation and Delivery Expenses	28,757
Rent/Lease Expenses	272,495
Subscription Expenses	7,681
Other Maintenance and Operating Expenses	27,510,834

Total Maintenance and Other Operating Expenses	56,849,506

Total Current Operating Expenditures	100,094,616

682	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Capital Outlays
Investment Outlay	1,314,457
Property, Plant and Equipment Outlay
Infrastructure Outlay	81,674,928
Machinery and Equipment Outlay	51,316,264
Transportation Equipment Outlay	9,000,385

Total Capital Outlays	143,306,034

TOTAL NEW APPROPRIATIONS	243,400,650

JANUARY 5, 2026	OFFICIAL GAZETTE	683
UNPROGRAMMED APPROPRIATIONS

GENERAL SUMMARY

UNPROGRAMMED APPROPRIATIONS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses		Capital Outlays		Total
A. UNPROGRAMMED APPROPRIATIONS	₱	43,245,110,000	₱	56,849,506,000	₱	143,306,034,000	₱	243,400,650,000

TOTAL NEW APPROPRIATIONS, UNPROGRAMMED APPROPRIATIONS	₱	43,245,110,000	₱	56,849,506,000	₱	143,306,034,000	₱	243,400,650,000

JANUARY 5, 2026	OFFICIAL GAZETTE
BUDGETS OF DEPARTMENT OF ENERGY ATTACHED CORPORATIONS

BUDGETS OF DEPARTMENT OF ENERGY

ATTACHED CORPORATIONS

FISCAL YEAR 2026

684	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

I. NATIONAL ELECTRIFICATION ADMINISTRATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026

(In Thousand Pesos)

SUMMARY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	854,180	₱	314,466	₱		₱	1,168,646
2. Support to Operations						48,432		48,432
3. Operations				9,324,200		2,610,000		11,934,200
a. National Rural Electrification Program				9,324,200				9,324,200
b. Loans to Electric Cooperatives						2,610,000		2,610,000
4. Prior Years’ Subsidy				8,139				8,139

GRAND TOTAL	₱	854,180	₱	9,646,805	₱	2,658,432	₱	13,159,417

a/ Net of depreciation expense

I. NATIONAL ELECTRIFICATION ADMINISTRATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026	Schedule I
(In Thousand Pesos)
NATIONAL GOVERNMENT EQUITY AND/OR SUBSIDY

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. Operations
a. National Rural Electrification Program		₱	9,324,200	₱		₱	9,324,200
b. Loans to Electric Cooperatives					810,000		810,000
2. Prior Years’ Subsidy			8,139				8,139

TOTAL		₱	9,332,339	₱	810,000	₱	10,142,339

JANUARY 5, 2026	OFFICIAL GAZETTE	685
BUDGETS OF DEPARTMENT OF ENERGY ATTACHED CORPORATIONS

I. NATIONAL ELECTRIFICATION ADMINISTRATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026	Schedule II
(In Thousand Pesos)
CORPORATE FUNDS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	854,180	₱	314,466	₱		₱	1,168,646
2. Support to Operations						48,432		48,432
3. Operations
a. Loans to Electric Cooperatives						1,800,000		1,800,000

TOTAL	₱	854,180	₱	314,466	₱	1,848,432	₱	3,017,078

a/ Net of depreciation expense

Special Provision(s)

1. Approval of the FY 2026 Corporate Operating Budget of the National Electrification Administration under R.A. No. 7638. The FY 2026 Corporate Operating Budget (COB) of the NEA is hereby approved by the Congress of the Philippines pursuant to Section 13, Chapter III of R.A. No. 7638.

2. Acquisition of Equipment. The acquisition of equipment included in the approved COB shall be subject to the provisions of Corporate Budget Circular No. 17 dated February 9, 1996, A.O. No. 14 dated December 10, 2018, Budget Circular No. 2022-1 dated February 11, 2022, B.C. No. 2022-1A dated March 1, 2023, and other guidelines issued thereon.

3. Payment of Compensation and Benefits. Payment of salaries, allowances, and other benefits shall be in accordance with applicable laws, rules, and regulations such as, but not limited to, P.D. No. 985, as amended, R.A. No. 6758, as amended, R.A. No. 10149, Corporate Compensation Circular No. 10 dated February 15, 1999, Memorandum Order No. 20, s. 2001, E.O. No. 150, s. 2021, and such other guidelines issued by the GCG.

4. Payment of Terminal Leave Benefits. Payment of terminal leave benefits shall be computed in accordance with the rates, conditions, and procedure prescribed under applicable laws and guidelines issued thereon.

The amount of Twenty One Million Four Hundred Forty Thousand Pesos (₱21,440,000) shall be used exclusively for the payment of terminal leave benefits to the affected NEA personnel.

5. Budget Flexibility. The NEA Board of Administrators is authorized to modify programs and projects, reallocate the corresponding budgetary requirements approved herein, as well as augment the deficiencies which may arise from factors beyond the NEA’s control such as, but not be limited to: (i) currency depreciation; (ii) inflation; (iii) change in interest rates; (iv) change in programs or projects; and (v) change in schedule of project implementation.

In the exercise of said authority, the NEA shall observe the following limitations:

(a)	No acquisition of motor vehicles and payment of travelling, representation, discretionary, or extraordinary and miscellaneous expenses; and

(b)	Personnel Services allocation in the approved COB shall not be augmented by new funding sources, which shall include, but not limited to, MOOE and Capital Outlays.

6. Augmentation Beyond Approved Corporate Operating Budget. The NEA Board of Administrators is authorized to augment and disburse funds beyond the total amount approved in this Act for the continuous implementation of the Strategized Rural Electrification and Operational Reliability for Electric Cooperatives Projects, and the rehabilitation, repair or reconstruction of distribution facilities damaged by natural and human-induced calamities, and provision for EC’s capital requirements through loans outlay. The funds shall be sourced from the unutilized balances of prior years’ subsidy by the National Government, new funding sources as certified by the Chief Accountant and Administrator of NEA, and available corporate funds to finance loan’s outlay to ECs.

In no case shall Personnel Services allocation be augmented beyond the total amount approved in this Act.

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7. Remittance of Cash Dividends. Cash dividends equivalent to at least fifty percent (50%) of the annual net earnings of the NEA shall be deposited with the National Treasury as income of the General Fund pursuant to R.A. No. 7656.

8. Audit of Government Funds. Government funds authorized herein to be invested as equity by the corporation to its subsidiaries, as well as the grant of subsidy, loan contribution or any kind of financial assistance to end-user entities both in the private or public sector, shall be subject to audit by the COA pursuant to the provisions of P.D. No. 1445, as amended.

9. Transparency Seal. To enhance transparency and enforce accountability, and promote systematized access to government information, the NEA shall maintain a Transparency Seal to be posted on its website. The Transparency Seal shall contain the following:

(a)	corporation’s mandate and functions, names of its officials with their position and designation, and its contact information;

(b)	approved COB and corresponding targets including any amount of budgetary support from the National Government;

(c)	budgetary adjustment;

(d)	annual procurement plan/s and contracts awarded with the winning supplier, contractor, or consultant;

(e)	major programs or projects and their target beneficiaries;

(f)	status of implementation, evaluation, or assessment reports of said programs or projects;

(g)

all subsidy and assistance programs of the government, including details on the manner of the execution, the amounts allocated, and relevant data of the target beneficiaries subject to R.A. No. 10173 or the Data Privacy Act;

(h)	Budget and Financial Accountability Reports;

(i)	Updated People’s Freedom of Information (FOI) Manual signed by head of agency, Updated One-Page FOI Manual, and Agency FOI Reports;

(j)	year-end financial reports for the last three (3) fiscal years;

(k)	particulars of concessions, permits, or authorizations granted by NEA, subject to R.A. No. 10173 or the Data Privacy Act; and

(l)	current news and updated events conducted by NEA.

NEA shall ensure that the content posted under the Transparency Seal is regularly reviewed, updated, and maintained using internal systems and procedures that support accountability, data integrity, and operational efficiency.

The Administrator of the NEA and its web administrators or equivalent shall be responsible for ensuring compliance with this requirement.

The DBM shall post on its website the status of compliance of NEA. NEA is responsible in ensuring that the contents and data of its posts on its official website and communication channels are searchable for the public’s easy access to information regarding matters on public funds.

JANUARY 5, 2026	OFFICIAL GAZETTE	687
BUDGETS OF DEPARTMENT OF ENERGY ATTACHED CORPORATIONS

II. NATIONAL POWER CORPORATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026

(In Thousand Pesos)

SUMMARY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	889,072	₱	815,657	₱	134,630	₱	1,839,359
2. Support to Operations				202,982				202,982
3. Operations		1,214,825		15,865,636		2,376,079		19,456,540
a. Missionary Electrification Program		1,121,850		15,713,645		2,375,381		19,210,876
b. Watershed Management		92,975		151,991		698		245,664
4. Debt Servicing				1,272,568				1,272,568
5. Other Expenditures		24,797		16,877,903				16,902,700
6. As Operator of PSALM’s Assets		1,007,211		744,399				1,751,610
7. Prior Years’ Subsidy						1,474,553		1,474,553

GRAND TOTAL	₱	3,135,905	₱	35,779,145	₱	3,985,262	₱	42,900,312

a/ Net of depreciation expense

II. NATIONAL POWER CORPORATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026	Schedule I
(In Thousand Pesos)
NATIONAL GOVERNMENT SUBSIDY

	Current Operating Expenditures
	Personnel Services	Maintenance and Other Operating Expenses	Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support			₱	82,000	₱	82,000

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2. Operations
a. Missionary Electrification Program		1,866,377		1,866,377
3. Prior Years’ Subsidy		1,474,553		1,474,553

TOTAL	₱	3,422,930	₱	3,422,930

II. NATIONAL POWER CORPORATION

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026	Schedule II
(In Thousand Pesos)
CORPORATE FUNDS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	889,072	₱	815,657	₱	52,630	₱	1,757,359
2. Support to Operations				202,982				202,982
3. Operations		1,214,825		15,865,636		509,702		17,590,163
a. Missionary Electrification Program		1,121,850		15,713,645		509,004		17,344,499
b. Watershed Management		92,975		151,991		698		245,664
4. Debt Servicing				1,272,568				1,272,568
5. Other Expenditures		24,797		16,877,903				16,902,700
6. As Operator of PSALM’s Assets		1,007,211		744,399				1,751,610

TOTAL	₱	3,135,905	₱	35,779,145	₱	562,332	₱	39,477,382

a/ Net of depreciation expense

Special Provision(s)

1. Approval of the FY 2026 Corporate Operating Budget of the National Power Corporation under R.A. No. 7638. The FY 2026 Corporate Operating Budget (COB) of the NPC is hereby approved by the Congress of the Philippines pursuant to Section 13, Chapter III of R.A. No. 7638.

2. Acquisition of Equipment. The acquisition of equipment included in the approved COB shall be subject to the provisions of Corporate Budget Circular No. 17 dated February 9, 1996, A.O. No. 14 dated December 10, 2018, Budget Circular No. 2022-1 dated February 11, 2022, B.C. No. 2022-1A dated March 1, 2023, and other guidelines issued thereon.

3. Payment of Compensation and Benefits. Payment of salaries, allowances, and other benefits shall be in accordance with applicable laws, rules, and regulations such as, but not limited to, P.D. No. 985, as amended, R.A. No. 6758, as amended, R.A. No. 10149, Corporate Compensation Circular No. 10 dated February 15, 1999, Memorandum Order No. 20, s. 2001, E.O. No. 150, s. 2021, and such other guidelines issued by the GCG.

JANUARY 5, 2026	OFFICIAL GAZETTE	689
BUDGETS OF DEPARTMENT OF ENERGY ATTACHED CORPORATIONS

4. Payment of Terminal Leave Benefits. Payment of terminal leave benefits shall be computed in accordance with the rates, conditions, and procedure prescribed under applicable laws and guidelines issued thereon.

The amount of Two Hundred Sixteen Million Six Hundred Forty Nine Thousand Pesos (₱216,649,000) shall be used exclusively for the payment of terminal leave benefits to the affected NPC personnel.

5. Budget Flexibility. The NPC Board of Directors is authorized to modify programs and projects, reallocate the corresponding budgetary requirements approved herein, as well as augment the deficiencies which may arise from factors beyond the NPC’s control such as, but not limited to: (i) occurrence of natural calamities; (ii) currency depreciation; (iii) inflation; (iv) change in interest rates; (v) increase in oil, steam, coal or natural gas prices; (vi) change in generation mix and demand including purchased power; (vii) change in generation or transmission system plan or program; (viii) change in programs or projects; (ix) change in schedule of project implementation; (x) transfer or elimination of projects or installations that are hazardous to the health or safety of inhabitants; and (xi) reorganization, subsidiarization or privatization should conditions warrant.

In the exercise of said authority, the NPC shall observe the following limitations:

(a)	No acquisition of motor vehicles and payment of travelling, representation, discretionary, or extraordinary and miscellaneous expenses; and

(b)	Personnel Services allocation in the approved COB shall not be augmented by new funding sources.

6. Augmentation Beyond Approved Corporate Operating Budget. The NPC Board of Directors is authorized to augment and disburse funds beyond the total amount approved in this Act exclusively for the MOOE and Capital Outlay requirements related to missionary electrification, and rehabilitation and management of watershed areas due to the effects of peso devaluation, fuel price increase in the market, improvement or changes in power generation activities or demand of customers, electrification of new areas, increase in taxes and production costs, or imposition of new taxes, man-made crises, including but not limited to armed conflict, sabotage, terrorism, cyberattacks, or other human-induced disruptions that materially affect power generation, transmission, distribution, or watershed management operations, and circumstances arising from government actions, policies, or directives, such as regulatory disputes, imposition of new compliance requirements, delays or suspension of permits, or other governmental measures that materially hinder or disrupt NPC’s operations, electrification programs, or watershed management activities.

The fund shall be sourced from new funding sources, such as income arising from increase in universal and generation charges approved by the Energy Regulatory Commission or grant of financial assistance by LGUs and other sources as authorized under existing laws, guidelines and issuances such as, but not limited to, R.A. No. 9136 and its IRR, as certified by the Chief Accountant and President of NPC.

In no case shall Personnel Services allocation be augmented beyond the total amount approved in this Act.

7. Collection of Delinquent Receivables from Electric Cooperatives under the Small Power Utilities Group. In order to augment the fund sources necessary to support the budgetary requirements of the NPC and ensure the viability of its operations, the NPC Board of Directors is hereby authorized to act with finality, without further need of confirmation, appraisal, or assessment from other government agencies, the settlement and compromise of accrued penalties, interest and other charges due from electric cooperatives. In all cases, the NPC Board of Directors shall ensure that the approved settlement and compromise shall not be against provisions of law or public policy, and shall be consistent with public interest and redound to the benefit of the National Government.

8. Remittance of Cash Dividends. Cash dividends equivalent to at least fifty percent (50%) of the annual net earnings of the NPC shall be deposited with the National Treasury as income of the General Fund pursuant to R. A. No. 7656.

9. Audit of Government Funds. Government funds authorized herein to be invested as equity by the corporation to its subsidiaries, as well as the grant of subsidy, loan contribution or any kind of financial assistance to end-user entities both in the private or public sector, shall be subject to audit by the COA pursuant to the provisions of P.D. No. 1445, as amended.

10. Transparency Seal. To enhance transparency and enforce accountability, and promote systematized access to government information, the NPC shall maintain a Transparency Seal to be posted on its website. The Transparency Seal shall contain the following:

(a)	corporation’s mandate and functions, names of its officials with their position and designation, and its contact information;

(b)	approved COB and corresponding targets including any amount of budgetary support from the National Government;

(c)	budgetary adjustment;

(d)	annual procurement plan/s and contracts awarded with the winning supplier, contractor, or consultant;

(e)	major programs or projects and their target beneficiaries;

(f)	status of implementation, evaluation, or assessment reports of said programs or projects;

(g)

all subsidy and assistance programs of the government, including details on the manner of the execution, the amounts allocated, and relevant data of the target beneficiaries subject to R.A. No. 10173 or the Data Privacy Act;

(h)	Budget and Financial Accountability Reports;

(i)	Updated People’s Freedom of Information (FOI) Manual signed by head of agency, Updated One-Page FOI Manual, and Agency FOI Reports;

(j)	year-end financial reports for the last three (3) fiscal years;

(k)	particulars of concessions, permits, or authorizations granted by NPC, subject to R.A. No. 10173 or the Data Privacy Act; and

(l)	current news and updated events conducted by NPC.

NPC shall ensure that the content posted under the Transparency Seal is regularly reviewed, updated, and maintained using internal systems and procedures that support accountability, data integrity, and operational efficiency.

The President of the NPC and its web administrators or equivalent shall be responsible for ensuring compliance with this requirement.

The DBM shall post on its website the status of compliance of NPC. NPC is responsible in ensuring that the contents and data of its posts on its official website and communication channels are searchable for the public’s easy access to information regarding matters on public funds.

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III. PHILIPPINE NATIONAL OIL COMPANY

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026

(In Thousand Pesos)

SUMMARY

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	150,561	₱	416,743	₱	120,220	₱	687,524
2. Support to Operations		21,281		3,841				25,122
3. Operations		65,402		687,542		408,169		1,161,113

GRAND TOTAL	₱	237,244	₱	1,108,126	₱	528,389	₱	1,873,759

a/ Net of depreciation expense

III. PHILIPPINE NATIONAL OIL COMPANY

SOURCES AND USES OF FUNDS BY EXPENSE CLASS, FY 2026	Schedule I
(In Thousand Pesos)
CORPORATE FUNDS

	Current Operating Expenditures
	Personnel Services		Maintenance and Other Operating Expenses a/		Capital Outlays		Total
A. PROGRAM/ACTIVITY/PROJECT
1. General Administration and Support	₱	150,561	₱	416,743	₱	120,220	₱	687,524
2. Support to Operations		21,281		3,841				25,122
3. Operations		65,402		687,542		408,169		1,161,113

TOTAL	₱	237,244	₱	1,108,126	₱	528,389	₱	1,873,759

a/ Net of depreciation expense

Special Provision(s)

1. Approval of the FY 2026 Corporate Operating Budget of the Philippine National Oil Company under R.A. No. 7638. The FY 2026 Corporate Operating Budget (COB) of the PNOC is hereby approved by the Congress of the Philippines pursuant to Section 13, Chapter III of R.A. No. 7638.

JANUARY 5, 2026	OFFICIAL GAZETTE	691
BUDGETS OF DEPARTMENT OF ENERGY ATTACHED CORPORATIONS

2. Acquisition of Equipment. The acquisition of equipment included in the approved COB shall be subject to the provisions of Corporate Budget Circular No. 17 dated February 9, 1996, A.O. No. 14 dated December 10, 2018, Budget Circular No. 2022-1 dated February 11, 2022, B.C. No. 2022-1A dated March 1, 2023, and other guidelines issued thereon.

3. Payment of Compensation and Benefits. Payment of salaries, allowances, and other benefits shall be in accordance with applicable laws, rules, and regulations such as, but not limited to, P.D. No. 985, as amended, R.A. No. 6758, as amended, R.A. No. 10149, Corporate Compensation Circular No. 10 dated February 15, 1999, Memorandum Order No. 20, s. 2001, E.O. No. 150, s. 2021, and such other guidelines issued by the GCG.

4. Payment of Terminal Leave, Separation or Retirement Benefits. Payment of terminal leave, separation or retirement benefits shall be computed in accordance with the rates, conditions, and procedure prescribed under applicable laws and guidelines issued thereon.

The amounts of Ten Million Three Hundred Thirty Thousand Pesos (₱10,330,000) and One Million Seven Hundred Twenty Thousand Pesos (₱1,720,000) shall be used exclusively for the payment of terminal leave and separation benefits, respectively, to the affected PNOC personnel based on the list submitted by PNOC to the DBM. In no case shall said amounts be used to pay affected personnel who are eligible to receive separation or retirement benefits under applicable laws.

5. Budget Flexibility. The PNOC Board of Directors is authorized to modify programs and projects, reallocate the corresponding budgetary requirements approved herein, as well as augment the deficiencies which may arise from factors beyond the PNOC’s control such as, but not limited to: (i) currency depreciation; (ii) inflation; (iii) change in interest rates; (iv) change in programs or projects; (v) increase in taxes; (vi) increase in costs associated with the privatization of subsidiaries; and (vii) payment of obligations as a result of final judgment of the court.

In the exercise of said authority, PNOC shall observe the following limitations:

(a)	No acquisition of motor vehicles and payment of travelling, representation, discretionary, or extraordinary and miscellaneous expenses; and

(b)	Personnel Services allocation in the approved COB shall not be augmented by new funding sources.

6. Funds for Capital Outlays. Notwithstanding the provisions of Special Provision No. 5, the PNOC and its subsidiaries shall utilize Capital Outlays provided herein for the primary purposes of exploration, exploitation, and development of energy resources as well as the production, refining, tankerage and/or shipping, storage, and transport of oil or petroleum operations: Provided , That any use of funds for Capital Outlays for production, refining, tankerage, and/or shipping, storage, and transport of oil or petroleum operations shall be subject to a detailed feasibility study.

An amount not exceeding One Billion Pesos (₱1,000,000,000) in the aggregate and with equity investment not to exceed thirty six percent (36%) of the outstanding capital stock may be invested in entities not engaged in the above primary purposes but are engaged in any of PNOC’s purposes as specified in Section 4 of P.D. No. 334, as amended.

In no case shall Capital Outlays be used as loans or advances to entities not engaged in the above primary purposes.

7. De-Risk Program. The amount of Four Hundred Eighty Million Four Hundred Eighty Thousand Pesos (₱480,480,000) shall be used exclusively for the implementation of the PNOC’s Equity-for-Derisking Model, in particular: (i) Four Hundred Seventy Million Six Hundred Thirty Thousand Pesos (₱470,630,000) for pre-development activities for energy projects identified under the program; and Nine Million Eight Hundred Fifty Thousand Pesos (₱9,850,000) for capacity building and software licenses required for the program.

8. PNOC Renewables Corporation. The PNOC shall not provide funds for additional investment, capitalization, loans, or advances to the PNOC Renewables Corporation unless it is for the purpose of winding down of the latter.

9. Augmentation Beyond Approved Corporate Operating Budget. The PNOC is hereby authorized to augment and disburse funds beyond the total amount approved in this Act, using corporate funds, for the payment of monetary claims, tax deficiency assessments, damages, and all other judgment obligations pursuant to any final and executory decision that may be rendered during the year.

In no case shall Personnel Services allocation be augmented beyond the total amount approved in this Act.

10. Remittance of Cash Dividends. Cash dividends equivalent to at least fifty percent (50%) of the annual net earnings of the PNOC shall be deposited with the National Treasury as income of the General Fund pursuant to R.A. No. 7656.

11. Audit of Government Funds. Government funds authorized herein to be invested as equity by the corporation to its subsidiaries, as well as the grant of subsidy, loan contribution or any kind of financial assistance to end-user entities both in the private or public sector, shall be subject to audit by the COA pursuant to the provisions of P.D. No. 1445, as amended.

12. Transparency Seal. To enhance transparency and enforce accountability, and promote systematized access to government information, the PNOC shall maintain a Transparency Seal to be posted on its website. The Transparency Seal shall contain the following:

(a)	corporation’s mandate and functions, names of its officials with their position and designation, and its contact information;

(b)	approved COB and corresponding targets including any amount of budgetary support from the National Government;

(c)	budgetary adjustment;

(d)	annual procurement plan/s and contracts awarded with the winning supplier, contractor, or consultant;

(e)	major programs or projects and their target beneficiaries;

(f)	status of implementation, evaluation, or assessment reports of said programs or projects;

(g)

all subsidy and assistance programs of the government, including details on the manner of the execution, the amounts allocated, and relevant data of the target beneficiaries subject to R.A. No. 10173 or the Data Privacy Act;

(h)	Budget and Financial Accountability Reports;

(i)	Updated People’s Freedom of Information (FOI) Manual signed by head of agency, Updated One-Page FOI Manual, and Agency FOI Reports;

(j)	year-end financial reports for the last three (3) fiscal years;

(k)	particulars of concessions, permits, or authorizations granted by PNOC, subject to R.A. No. 10173 or the Data Privacy Act; and

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(l)	current news and updated events conducted by PNOC.

PNOC shall ensure that the content posted under the Transparency Seal is regularly reviewed, updated, and maintained using internal systems and procedures that support accountability, data integrity, and operational efficiency.

The President of the PNOC and its web administrators or equivalent shall be responsible for ensuring compliance with this requirement.

The DBM shall post on its website the status of compliance of PNOC. PNOC is responsible in ensuring that the contents and data of its posts on its official website and communication channels are searchable for the public’s easy access to information regarding matters on public funds.

JANUARY 5, 2026	OFFICIAL GAZETTE
GENERAL PROVISIONS

GENERAL PROVISIONS

FISCAL YEAR 2026

JANUARY 5, 2026	OFFICIAL GAZETTE	693
GENERAL PROVISIONS

GENERAL PROVISIONS

Sec. 2. FY 2026 Budget with Unified Accounts Code Structure. All items of appropriations in this Act shall be given account codes by the DBM pursuant to the Unified Accounts Code Structure. These account codes shall be used in the release of the appropriations in this Act for a unified accounting, auditing, and reporting of all the financial transactions of the government.

Sec. 3. The General Appropriations Act as the Allotment Order. The General Appropriations Act (GAA), upon its effectivity, shall be considered the allotment authorizing agencies to obligate in accordance with its provisions, except for the following:

(a)	Appropriations that by virtue of law, general or special provisions, and rules and regulations have conditions or requirements before release; and

(b)	Lump-sum appropriations in the agency budget and special purpose funds that have no details necessary for release.

In the case of automatic appropriations, the allotment shall be issued by the DBM upon compliance with the conditions provided by law.

The DBM shall identify the items of appropriations in the GAA which are not covered by the GAA as the allotment order and submit a copy thereof to the Speaker of the House of Representatives, President of the Senate of the Philippines, House Committee on Appropriations, and Senate Committee on Finance.

RECEIPTS AND INCOME

Sec. 4. Receipts or Revenues Collected by Agencies. As a general rule, all fees, charges, assessments, and other receipts or revenues collected by departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy in the exercise of their mandated functions, at such rates as are now or may be approved by the appropriate approving authority shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292, s. 1987, and Section 65 of P.D. No. 1445.

Exceptions to the foregoing are:

(a)

Receipts authorized by law to be recorded as a Special Account in the General Fund, Trust Fund, or a fund other than the General Fund which shall be established in accordance with rules and regulations as may be issued by the Permanent Committee created under Section 45, Chapter 5, Book VI of E.O. No. 292. The said special funds may be made available for expenditure, subject to any special provision of the agencies concerned; and

(b)	Other instances authorized by law.

Disbursements or expenditures by agencies from use or retention of income absent the above legal authority or from income deposited outside of the National Treasury without legal basis shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

All agencies shall ensure that fees, charges, and assessments collected cover the costs of services delivered to the public. They may be allowed to raise their fees and charges in accordance with A.O. No. 31, s. 2012, DOF-DBM-NEDA J.C. No. 1-2013 dated January 30, 2013, and such other guidelines issued by the agencies concerned. The schedule of fees, charges, and assessments collectible by any government agency, as well as any updates thereon, shall be posted on their respective websites and in big bold characters in a conspicuous place within the agency, including its regional, provincial, field, or extension offices.

Sec. 5. Donations. Departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs may accept donations, contributions, grants, bequests, or gifts, in cash or in kind, from various sources, domestic or foreign, for purposes relevant to their functions. In the case of grants, in cash or in kind, from governments of foreign countries, their agencies and instrumentalities or multilateral institutions or organizations, acceptance thereof shall be subject to the prior clearance and approval by the President or his authorized representative based on the recommendation of the Secretary of Finance. On the other hand, other donations, in cash or in kind, from foreign governments shall require prior clearance and approval by the President or his authorized representative based on the recommendation of the Secretary of Foreign Affairs.

Receipts from donations, whether in cash or in kind, shall be accounted for in the books of the donee-government agency in accordance with accounting and auditing rules and regulations. The receipts from cash donations and proceeds from sale of donated commodities shall be deposited with the National Treasury and recorded as a Special Account in the General Fund and shall be available to the implementing agency concerned through a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations.

The cash value of the donations shall be deemed automatically appropriated for the purpose specified by the donor. Donations with a term not exceeding one (1) year shall be treated as trust receipts in accordance with Section 6 hereof.

Disbursements or expenditures by agencies in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The donee-agency concerned shall submit its quarterly reports of all donations received, whether in cash or in kind, and expenditures or disbursements thereon, within thirty (30) days after the end of every quarter, through the following:

(a)

Unified Reporting System (URS) or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the Budget and Treasury Management System (BTMS); and

(b)	Agency’s website.

The donee-agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 6. Trust Receipts. The following shall be deposited with the National Treasury and recorded as trust receipts in accordance with E.O. No. 338, s. 1996, as implemented by COA-DBM-DOF J.C. No. 1-97 dated January 2, 1997, and such other guidelines issued thereon:

(a)

Receipts collected or received by departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs: (i) from non-tax sources, such as insurance proceeds, acting as trustee, agent, or administrator; (ii) as a guaranty for the fulfillment of an obligation; or (iii) from donations authorized by law or contract with a term not exceeding one (1) year; and

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(b)	Those classified by law or regulations as trust receipts.

Trust receipts shall be disbursed in accordance with the purpose for which it is created, subject to the applicable special provisions and accounting and auditing rules and regulations.

Disbursements or expenditures by agencies in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The agency concerned shall submit its quarterly reports of all trust receipts collected or received, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 7. Performance Bonds and Deposits. Performance bonds and deposits filed or posted by private persons or entities with departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs shall be deposited with the National Treasury and recorded as trust receipts in accordance with E.O. No. 338, as implemented by COA-DBM-DOF J.C. No. 1-97, and such other guidelines issued thereon.

Upon faithful performance of the undertaking or termination of the obligation for which the bond or deposit was required, any amount due shall be returned by the agency concerned to the filing party, withdrawable in accordance with accounting and auditing rules and regulations.

Disbursements or expenditures by agencies in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The agency concerned shall submit its quarterly reports of all trust receipts collected or received, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 8. Receipts from Public-Private Partnership Projects. Receipts collected or received by departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, and GOCCs, such as toll fees, charges and other revenues arising from public sector projects implemented through build-operate-and-transfer arrangement and other variants pursuant to R.A. No. 11966, intended for the private proponent, shall be deposited in an authorized government depository bank. Said receipts shall be booked as trust liability account of the agency concerned, notwithstanding the provisions of Section 4 hereof, subject to the guidelines to be issued by the Permanent Committee.

The National Government share from receipts arising from Public-Private Partnership (PPP) projects, if any, including interests earned thereon, shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292.

Disbursements or expenditures by agencies in violation of the above requirements shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The agency concerned shall submit its quarterly reports of all trust receipts collected or received, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 9. Revolving Funds. The following receipts may be constituted, established, and maintained as revolving funds:

(a)	Those expressly created and authorized by law;

(b)

Rentals for the use of buildings and facilities or from fees imposed for board and lodging, by agencies to be used for the MOOE or Capital Outlay requirements of said buildings and facilities, subject to any guidelines issued by the agency concerned and to budgeting, accounting, and auditing rules and regulations; and

(c)

Other business-type activities of agencies, including sale of products, which are authorized by the Permanent Committee to be utilized for the operational expenses of said business-type activity, subject to any conditions prescribed under the special provision of the agency concerned and the rules and regulations as may be prescribed by the Permanent Committee.

Revolving funds shall be separately recorded and deposited in an authorized government depository bank, and considered self-perpetuating and self-liquidating. All eligible obligations or expenditures incurred for the operations of the foregoing activities shall be charged against the revolving fund. In no case shall said fund be used for the payment of discretionary and representation expenses.

Disbursements or expenditures by agencies in violation of the above requirement shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The agency concerned shall submit its quarterly reports on income and expenditure, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

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The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 10. Revolving Fund for Research and Development, Science and Technology Capability Building, and Technology Transfer Activities. All income generated from commercialization of intellectual property and/or intellectual property rights from research and development funded by public funds shall be constituted as a revolving fund for use of the research and development institutes or institutions undertaking technology transfer, deposited in an authorized government depository bank, subject to accounting and auditing rules and regulations: Provided, That said income shall be used to defray intellectual property management costs and expenses and to fund research and development, science and technology capability building, and technology transfer activities, including operation of technology licensing offices: Provided, further, That no amount of said income shall be used for payment of salaries and other allowances: Provided, finally, That the use of said income shall be subject to the limitations provided under Section 18 of R.A. No. 10055.

Disbursements or expenditures by agencies in violation of the above requirement shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

The agency concerned shall submit its quarterly reports on income and expenditure, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 11. Reversion, Closure, and Transfer of Balances of Special Accounts, Fiduciary or Trust Funds, Revolving Funds, and Unauthorized Accounts. Executive agencies, such as, but not limited to, departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, and GOCCs shall immediately assess the status of all Special Accounts, Fiduciary or Trust Funds, and Revolving Funds and submit assessment reports to the Permanent Committee within ninety (90) days from the issuance of the guidelines for the purpose.

The agency shall, based on its assessment, close and revert all balances of Special Accounts, Fiduciary or Trust Funds, and Revolving Funds to the General Fund in any of the following instances: (i) when there is no legal basis for its creation; (ii) when their terms have expired; (iii) when they are no longer necessary for the attainment of the purposes for which said funds were established; (iv) when their purpose is duplicative or unnecessarily overlaps with the purposes of other funds; (v) when their purposes are fulfilled or accomplished; (vi) when they have remained dormant for an unreasonable length of time; or (vii) when their purposes are funded under this Act.

In case an agency fails or refuses to implement such closure, reversion or transfer, the Permanent Committee may recommend for approval of the President the closure, reversion or transfer of Special Accounts, Fiduciary or Trust Funds, Revolving Funds and Unauthorized Accounts, as the case may be, on any applicable grounds, to wit: (i) in the cases above-mentioned; (ii) when used in violation of the rules and regulations issued by the Permanent Committee; or (iii) when needed by the General Fund in times of emergency.

Said agencies shall likewise transfer to the National Treasury all balances of unauthorized accounts with any banking institution. Unauthorized Accounts shall refer to cash account balances maintained by agencies without legal basis or those while legally authorized are maintained outside of the National Treasury in violation of law.

Implementation of this Section shall be subject to Permanent Committee J.C. No. 4-2012 dated September 11, 2012, and such other guidelines to be issued by the Permanent Committee.

Sec. 12. Transparency on Public Funds. Consistent with the State policy on full public disclosure of government transactions, the BTr shall post on its official website information relating to all Special Accounts and Funds deposited with the National Treasury, which shall include, but not limited to the following: (i) agency under whose name the account or fund was constituted or created; (ii) funding source/s of the account or fund; (iii) legal basis for the creation of the account or fund; (iv) allowable uses/purposes of the account or fund; (v) monthly balances of each account or fund; and (vi) such other pertinent information as may be reasonably required to be posted on the BTr website.

In like manner, departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, and GOCCs shall post on their respective official websites information relating to public funds deposited, maintained, and invested by them with any banking or financial institution which shall include, but not limited to the following: (i) name of the banking or financial institution/s where public funds are deposited, maintained or invested; (ii) specific income or fund sources; (iii) legal basis for depositing, maintaining or investing said income/fund source/s with the bank/s or financial institution/s; (iv) allowable uses/purposes of the income or fund; (v) monthly balances of each account or fund; and (vi) such other pertinent information as may be reasonably required to be posted by the agency concerned on its website.

The head of the agency concerned and the agency’s web administrator or his/her equivalent shall be responsible for ensuring compliance with the foregoing requirements.

Agencies shall ensure that posts in their website are searchable for public’s easy access of information regarding matters on public funds.

Sec. 13. Conduct of Seminar, Conference, Training, and Oath Taking Programs. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy which conduct seminar, conference, training, and oath taking programs, in relation to their mandated functions are authorized to collect fees from government and private agency participants for said activities. The proceeds derived from each seminar, conference, training, and oath taking activities shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292.

However, the agencies which do not have sufficient appropriations in their budgets for the purpose may use the proceeds for the conduct of the said seminar, conference, training, and oath taking activities subject to budgeting, accounting, and auditing rules and regulations. Any excess proceeds shall be deposited with the National Treasury as income of the General Fund.

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The agency concerned shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 14. Sale of Official Publications. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy are authorized to sell their official publications whether electronically or through other means.

The proceeds derived from such sale shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292. However, the agencies which do not have appropriations in their budgets for the purpose may use said proceeds to defray the cost of preparing, printing, and disseminating such official publications, subject to budgeting, accounting, and auditing rules and regulations. Any excess proceeds shall be deposited with the National Treasury as income of the General Fund.

The agency concerned shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 15. Sale of Unserviceable, Obsolete or Unnecessary Equipment. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy are hereby authorized to sell unserviceable, obsolete, or unnecessary equipment, including motor vehicles in accordance with Section 79 of P.D. No. 1445, E.O. No. 309, s. 1996, COA-DBM J.C. No. 2024-1 dated January 30, 2024, and such other guidelines issued thereon. The proceeds from the sale of such equipment shall be deposited with the National Treasury as income of the General Fund pursuant to Section 44, Chapter 5, Book VI of E.O. No. 292.

The agency concerned shall submit quarterly reports on its financial and physical accomplishments, within thirty (30) days after the end of every quarter, through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The agency concerned shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 16. National Internal Revenue Taxes and Import Duties. The amounts pertaining to the following taxes and duties shall be considered as both revenue and expenditure of the government, and are deemed automatically appropriated:

(a)

National internal revenue taxes and import duties payable or assumed by departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs to the government arising from foreign donations, grants, and loans;

(b)

Non-cash tax transactions of the following government agencies: (i) the BTr for documentary stamp taxes on the issuance of foreign and domestic securities, and foreign currency acquisition for payment of debt service; (ii) DND and PNP on importations of military hardware, software, munitions, arms and equipment; (iii) Bureau of Fire Protection on importations of fire-fighting equipment, rescue equipment, and personal protective gears; (iv) the DOTr for the Metro Rail Transit Line 3 System incurred starting FY 1997 in accordance with the provisions of the Build-Lease-Transfer Agreement executed thereon; (v) Philippine Coast Guard and National Coast Watch Center of the Office of the President of the Philippines on importation, grants, and donations of hardware, software, munitions, arms, and equipment for maritime security and law enforcement, marine environmental protection, maritime safety, maritime communications, maritime domain awareness, and search and rescue; (vi) special hospitals, specialty hospitals, DOH-retained hospitals and SUC hospitals on importation of health equipment; (vii) Office of the President on donations of electric vehicles to the government; and (viii) other tax obligations assumed by the National Government pursuant to a valid PPP agreement; and

(c)

Tax expenditure subsidies approved by the Fiscal Incentives Review Board, which include, among others, the AFP Commissary and Exchange Service, the PNP Service Store System, and the Procurement Service Exchange Marts or PX Marts, in accordance with E.O. No. 93, s. 1986, as amended, R.A. No. 11534, and other pertinent laws, rules, and regulations issued thereon.

Implementation of this Section shall be subject to the guidelines issued by the DOF and DBM, and such other guidelines issued by the agencies concerned.

Sec. 17. Loan Agreements. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, and GOCCs, except those engaged in banking, shall in no case enter into foreign or domestic loan agreements, whether in cash or in kind, unless the following conditions, as may be applicable are complied with:

(a)	Prior approval of the President of the Philippines;

(b)	Concurrence of the Monetary Board;

(c)	Conditions provided by pertinent laws; and

(d)

Issuance of Forward Obligational Authority (FOA) by the DBM for project loans or issuance of a DBCC resolution covering the full amount in the case of program loans, and an equivalent document for those undertaken by GOCCs. In the issuance of a FOA, the DBM shall consider the budgetary implications of foreign-assisted projects.

The Monetary Board shall, within thirty (30) days from the end of every quarter, submit to the Congress a report of its decisions on applications for loans to be contracted or guaranteed by the government or GOCCs which have the effect of increasing the foreign debt.

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EXPENDITURE

Sec. 18. Use of Government Funds. Government funds shall be utilized in accordance with the appropriations authorized for the purpose and comply with applicable laws, rules, and regulations, such as, but not limited to, the following:

(a)	Purchase of goods, infrastructure projects, and consulting services, including common-use supplies, shall be made in accordance with the existing government procurement laws, rules, and regulations;

(b)

Purchase of motor vehicles shall be made pursuant to A.O. No. 14, s. 2018, GPPB Resolution No. 06-2024 dated October 4, 2024, B.C. No. 2022-1 dated February 11, 2022, B.C. No. 2022-1A dated March 1, 2023, and such other pertinent guidelines; Provided, That priority shall be given to motor vehicles deemed critical to health, uniformed services, and disaster risk preparedness and response;

(c)

Purchase of electric vehicles in compliance with the targets of the Comprehensive Roadmap for the Electric Vehicle Industry shall be made pursuant to R.A. No. 11697, its IRR, and other pertinent guidelines;

(d)

Payment of foreign travel expenses of any government official and employee for training, seminar, or conference abroad when the foreign mission cannot effectively represent our country or travels necessitated by authorized international commitments shall be made in accordance with E.O. No. 77, s. 2019, and such other issuances as may be issued thereon: Provided, That no official or employee may be sent to foreign training when they are due to retire within one (1) year after the said foreign travel;

(e)

Provisions for fuel, parts, repair and maintenance of government vehicles shall be made a priority during transport crisis, such as that occasioned by street demonstrations, welgang bayan, floods, typhoons, and other emergencies, to ensure availability of government vehicles of any type which may be utilized to transport, for free, commuters on a round-the-clock basis; and

(f)

Provisions for food and refreshments in government meetings, seminars, conferences, and other activities shall observe preference and priority to locally produced goods or Philippine products consistent with Section 4(f) of R.A. No. 6713 in relation to Section 2(g) of R.A. No. 11981.

All agencies of the government are encouraged to optimize the use of government funds through the implementation of efficiency measures that would result in the reduction of overhead and non-vital maintenance and other operating expenses.

In the implementation of programs, activities, or projects authorized in this Act, all heads of agencies of the government, including GOCCs, GFIs, SUCs, and LGUs, are responsible for all government funds and property pertaining to their agencies, consistent with Section 51, Chapter 9, Subtitle B, Title I, Book V of E.O. No. 292.

In case of multiple entries for an item of appropriation, it shall be implemented provided that the total amount released shall not exceed the total project cost and the total amount appropriated.

Sec. 19. Prohibition on Political Involvement in the Distribution of Cash and Other Forms of Financial Assistance. All cash assistance and other forms of financial aid distributions shall be conducted exclusively by authorized government officers and personnel or accredited partners.

No public officials holding elective positions, electoral candidates, politicians, political parties, or any of their representatives, except for officials having direct administrative and executive authority over the implementing agency, shall influence, be present in, participate in, or take part in the actual distribution of any cash assistance and other forms of financial aid in the following programs: Protective Services for Individuals and Families in Difficult Circumstances, Tulong Panghanapbuhay sa Ating Disadvantaged/Displaced Workers, Medical Assistance to Indigent and Financially Incapacitated Patients Program, and other similar government financial assistance programs.

No political signage, branding, paraphernalia, or activity shall be displayed or conducted within the distribution area.

The national government agencies responsible for distributing cash assistance and other forms of financial aid shall establish, formulate, adopt, and enforce mandatory requirements, protocols, and reporting mechanisms to ensure strict compliance with this policy.

The Joint Congressional Oversight Committee on Public Expenditures shall monitor agencies’ compliance with the requirements of this General Provision.

Sec. 20. Prohibition on the Display and/or Affixture of the Name, Image, and Likeness of Public Officials on Government Projects. The display and/or affixture of the name, picture, image, motto, logo, color motif, initials, or other symbol or graphic representation associated with any public official, whether elected or appointed, on signboards for all programs, activities, and projects funded under this Act shall be considered as unnecessary pursuant to COA Circular No. 2013-004 dated January 30, 2013, as amended, and therefore, prohibited.

Sec. 21. Strict Adherence to Procurement Laws, Rules, and Regulations. All agencies of the government shall strictly adhere to the provisions of existing government procurement laws, rules, and regulations in the procurement of goods, infrastructure projects, and consulting services.

To promote transparency and achieve efficiency in the procurement process, the Philippine Government Electronic Procurement System (PhilGEPS) shall be the primary source of information and channel in the conduct of all procurement activities of the government.

Sec. 22. Early Procurement Activities. For goods to be delivered, infrastructure projects to be implemented, and consulting services to be rendered in the following fiscal year, agencies are authorized to undertake early procurement activities as soon as the proposed national budget is submitted to Congress. However, agencies may only proceed with the issuance of notice of award of contract upon approval or enactment of their respective appropriations and issuance of budget authorization document and based on the amount authorized therein.

For foreign-assisted projects, agencies may undertake early procurement activities, subject to the guidelines prescribed under GPPB Circular No. 06-2019 dated July 17, 2019, and such other guidelines issued thereon.

Sec. 23. National Food Purchase and Local Sourcing. To ensure the availability of food for all sectors and increase the income of farmers and fisherfolk, the government, as a procuring entity, shall directly purchase available agricultural and fishery products from local farmers, fisherfolk, or their associations or cooperatives. This must comply with R.A. No. 11321 (Sagip Saka Act) and its implementing guidelines, GPPB Resolution 08-2025, and other applicable laws, rules, and regulations.

The DA, DSWD, DEPED, DOH, DILG, DOJ, AFP, PNP, LGUs, and other concerned agencies shall adopt this policy in the implementation of their feeding programs, rice subsidies, and the purchase of food necessary for their operations including calamity and relief operations, and other related programs.

The DBM, in coordination with the implementing agencies, shall submit a consolidated report to Congress quarterly. The report shall include the list of participating NGAs and LGUs, the items and amounts of direct purchases, and the corresponding farmers and fisherfolk beneficiaries.

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Sec. 24. Procurement of Common-Use Supplies and Equipment. Consistent with Section 40 of R.A. No. 12009 and its IRR, all national government agencies, GOCCs, GFIs, SUCs, and LGUs shall procure their common-use supplies and equipment from the Procurement Service-DBM (PS-DBM), subject to availabilty. In case of unavailability of stock or for purposes of efficiency, practicality, and/or economic viability, procuring entities may procure their common-use supplies and equipment from other sources, subject to guidelines to be issued by the GPPB.

Common-Use Supplies and Equipment shall refer to goods, materials, and equipment that are used repetitively in the day-to-day operations of procuring entities in the performance of their functions which are included in the Electronic Catalogue of the PhilGEPS.

The PhilGEPS Virtual Store and Electronic Marketplace shall be utilized for the procurement of common-use supplies and equipment, subject to existing procurement laws, rules, and regulations.

Sec. 25. Printing Expenditures. All agencies of the government shall engage the services of the National Printing Office, BSP, and APO Production Unit as Recognized Government Printers (RGPs) for the printing of accountable forms and sensitive, high quality or high volume requirements, subject to the following:

(a)	The RGPs shall undertake the printing requirements themselves and shall not sub-contract any portion thereof to other printers; and

(b)

An agency may be allowed to engage private printers for the printing of accountable forms and sensitive, high quality or high volume requirements upon certification by the RGPs that they are unable to service the said requirements. Said engagement of private printers shall be in accordance with existing government procurement laws, rules, and regulations.

Sec. 26. Use and Procurement of Information Technology Equipment. The amounts authorized in this Act for Information and Communications Technology (ICT) equipment shall be used for the provision of personal computers inclusive of operating systems, basic software and other essential electronic devices to their respective officials and employees. Said ICT equipment, if included in the electronic catalogue of the PhilGEPS, shall be procured exclusively from the PS-DBM as common-use supplies and equipment, pursuant to L.O.I. No. 755, E.O. No. 359, and A.O. No. 17, and existing procurement laws, rules, and regulations.

Sec. 27. Medium-term Information and Communication Technology Harmonization Initiative (MITHI). The amounts authorized in this Act for ICT requirements shall be used in accordance with the agency’s Information Systems Strategic Plan and other issuances of the MITHI Steering Committee.

Sec. 28. Inventory of Supplies, Materials, and Equipment Spare Parts. The inventory of supplies, materials, and equipment spare parts to be procured shall not exceed the agency’s two-month requirement.

The head of agencies may increase their inventory of critical supplies, materials and equipment spare parts to be procured in any of the following instances: (i) in anticipation of cost increases; (ii) necessitated by a national emergency; (iii) when there is an impending shortage; and (iv) when otherwise authorized in this Act or in the charter of the agency concerned. The purchase of stocks exceeding an agency’s one-year requirement shall be subject to approval by the President of the Philippines, upon the joint recommendation of the Chairperson of the COA and the agency head concerned.

Sec. 29. Implementation of Infrastructure Projects. The following requirements shall be observed in the implementation of infrastructure projects:

(a)	The location, areas or sites of all infrastructure projects are not included in the critical geo-hazard areas or no build zones identified or certified by the Mines and Geosciences Bureau;

(b)

The standards of construction, rehabilitation, improvement or repair of all infrastructure projects in all areas and zones, including the standards on rehabilitation or construction of government buildings or office spaces, and the acquisition or outright purchase of lots and buildings, are consistent with the pertinent rules and regulations determined by the DPWH and/or other relevant agencies, which shall consider, among others, the structural strength and climate and disaster resilience required for infrastructure projects in all areas and zones;

(c)

The planning and construction of all infrastructure projects to be implemented within the National Integrated Protected Area System are done in a way that eliminates or minimizes the risk of biodiversity loss while the specifications thereon are in accordance with those determined by the DPWH, in coordination with the DENR. Major infrastructure projects may only be undertaken in said areas if intended to enhance biodiversity. The DPWH shall consider climate data and risk assessment and green building standards in the planning, designing, construction, engineering, and renovation of government buildings and facilities;

(d)

For foreign-assisted projects and infrastructure projects utilizing government-managed Official Development Assistance funds, the implementing agencies shall ensure that technical knowledge for the application and implementation of relevant processes, including the technologies required for such application and implementation, for the operation, maintenance, and further development of such projects, shall be systematically transferred to the government: Provided, That such technology transfer agreements shall abide by any and all relevant laws, rules, and regulations; and

(e)

As provided under Section 18 of the General Provisions of this Act, all heads of agencies of the government are responsible for all government funds and property pertaining to their agencies, consistent with Section 51, Chapter 9, Subtitle B, Title I, Book V of E.O. No. 292.
For purposes of payment, the heads of agencies or implementing units, as the case may be, shall certify the valid and legal obligations covering infrastructure projects implemented, consistent with the approved plans, specifications, and standards, and in accordance with budgeting, procurement, accounting, and auditing laws, rules, and regulations.

Sec. 30. Installation of Rainwater Collection System. Rainwater collection system (RWCS) shall be installed in public markets, school sites, and government buildings and sites as an adaptation measure to combat climate change and to ensure sufficient water supply, which shall be in accordance with the prescribed design of DPWH. In no case shall the RWCS be constructed in private lots or privately-owned or operated market places.

Sec. 31. Certification of Availability of Funds. No obligations chargeable against any authorized allotment shall be incurred by departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, GOCCs, and LGUs, without first securing a certification of availability of funds (CAF) for the purpose from the agency chief accountant, subject to Section 40, Chapter 5, and Section 58, Chapter 7, Book VI of E.O. No. 292. The CAF sufficient to cover the cost of the contracted activities shall be contained in, and made part of, the contract duly signed by the chief accountant of the contracting agency.

For multi-year projects, the CAF shall be issued annually based on the budget for the year. In case of multi-year projects with no funding requirement on any given year, instead of the CAF, the chief accountant shall issue a certification that no fund is needed for the year, as indicated in the approved multi-year contractual authority (MYCA).

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GENERAL PROVISIONS

Sec. 32. Multi-Year Contracts. The issuance of a MYCA or any similar document shall be required before agencies may enter into multi-year contracts, subject to the requirements and guidelines prescribed by the DBM: Provided, That for foreign-assisted projects funded by foreign loans, the issuance of a MYCA shall no longer be necessary.

In the procurement of multi-year projects, the MYCA or any similar document shall be required prior to commencement of any procurement activity.

In the case of GOCCs, they shall secure prior authority from their respective governing boards before entering into multi-year contracts.

For LGUs, they shall secure any equivalent document issued by their respective sanggunian authorizing them to enter into multi-year contracts.

For the multi-year PPP projects with government undertakings authorized under R.A. No. 11966, the same shall be covered by a letter of commitment issued in accordance with the guidelines issued by the DBM.

The implementing agency shall ensure that the annual funding requirements for the multi-year projects shall be included in its budget proposals for the covered years, consistent with the funding schedule in the MYCA and equivalent authorities, and letter of commitment. In the case of national government agencies and qualified GOCCs, the DBM shall ensure that the funding requirement for the multi-year projects are included in the National Expenditure Program to be submitted to Congress who shall give due consideration of the said proposal. In the case of GOCCs and LGUs, due consideration shall be given by the governing board of GOCCs and the sanggunian of the LGUs, respectively.

In all instances, the disbursements to be incurred for multi-year contracts shall in no case exceed the cash appropriations for the purpose during the year. Procurement of multi-year projects shall be subject to the provisions of existing government procurement laws, rules, and regulations.

Sec. 33. Harmonized National Research and Development Agenda. All government agencies shall align their research and development agenda programs under the Harmonized National Research and Development Agenda for funding amounting to Ten Million Pesos (₱10,000,000) and above.

The DOST, in coordination with government research institutions and other agencies, shall facilitate dissemination of all output programs and projects under the Harmonized National Research and Development Agenda to appropriate government agencies, LGUs, academe, industry and communities, whenever applicable.

A copy of the progress report shall also be submitted to the Speaker of the House of Representatives, President of the Senate of the Philippines, House Committee on Appropriations and Senate Committee on Finance, either in printed form or by way of electronic document.

Sec. 34. Programs and Projects Related to Gender and Development. All agencies of the government shall formulate a Gender and Development (GAD) Plan designed to address gender issues within their concerned sectors or mandate and implement the applicable provisions under R.A. No. 9710, Convention on the Elimination of All Forms of Discrimination Against Women, the Beijing Platform for Action, the Philippine Plan for Gender-Responsive Development (1995-2025), and the Philippine Development Plan (2023-2028).

The GAD Plan shall be integrated in the regular activities of the agencies, which shall be at least five percent (5%) of their budgets. For this purpose, activities currently being undertaken by agencies which relate to GAD or those that contribute to poverty alleviation, economic empowerment especially of marginalized women, protection, promotion, and fulfilment of women’s human rights, and practice of gender-responsive governance are considered sufficient compliance with said requirement. Utilization of GAD budget shall be evaluated based on the GAD performance indicators identified by said agencies.

The annual GAD Plan and Budget and the Annual GAD Accomplishment Report shall be prepared in accordance with the guidelines issued by the Philippine Commission on Women (PCW) and other concerned agencies.

Sec. 35. Gender and Development Budget Tagging. All national government agencies, SUCs, GOCCs, and LGUs shall tag their GAD Budget and the utilization thereof by submitting the Annual GAD Plan and Budget and the Annual GAD Accomplishment Report, respectively, to the PCW and the DBM through the Gender Mainstreaming Monitoring System (GMMS).

The data from the submited reports shall be used in the development of a Gender Financing Framework, to be undertaken by the PCW, which shall serve as a roadmap to the Philippine compliance with the international standards of GAD Budgeting.

The DBM shall create an enabling Public Financial Management System which shall support the GAD Budget Tagging initiative. The implementation of the system shall be subject to the guidelines to be issued jointly by the PCW and the DBM.

Sec. 36. Programs and Projects Related to Senior Citizens and Persons with Disability. All agencies of the government shall formulate plans, programs, and projects intended to address the concerns of senior citizens and persons with disability, insofar as it relates to their mandated functions, and integrate the same in their regular activities.

Moreover, all government infrastructures and facilities shall provide architectural or structural features, designs or facilities that will reasonably enhance the mobility, safety, and welfare of persons with disability pursuant to Batas Pambansa Blg. 344 and R.A. No. 7277, as amended.

All national agencies, GOCCS and LGUs are directed to provide qualified Filipino sign language interpreters and accessible materials for all public transactions, services and facilities involving the deaf, pursuant to R.A. Nos. 11106, 10533, 12199, 7277, and 11650, including the United Nations Convention on the Rights of Persons with Disabilities. (GENERAL OBSERVATION- President’s Veto Message, January 5, 2026, Volume I-B, page 724, R.A. No. 12314)

Sec. 37. Projects Related to the Youth. All agencies of the government are encouraged to provide allocations for youth development projects and activities within the framework of the Philippine Youth Development Plan (2023-2028).

Sec. 38. Institutional Linkage with the National Cultural Agencies. In the implementation of their activities or projects authorized in this Act, agencies identified under Section 32 of R.A. No. 10066, as amended, shall consult, coordinate, and work closely with the National Commission for Culture and the Arts (NCCA) to ensure that their respective responsibilities embodied under the said law are implemented.

Sec. 39. Protection of Built Heritage, Cultural Properties, and Cultural Landscapes. Alteration, renovation, or demolition of government buildings and open spaces declared or presumed to be important cultural properties by government cultural agencies concerned shall be undertaken only upon prior approval of the said government cultural agencies and proper consultation with stakeholders and cultural groups to be administered by the NCCA. This includes the protection of the sight line with regard to built heritage, cultural properties, and cultural landscapes.

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In addition, the DPWH shall be responsible in the planning, design, construction, and maintenance of national roads and bridges as they impact on heritage structures or aspects or heritage conservation pursuant to R.A. No. 10066, as amended.

Sec. 40. Disaster Risk Reduction and Climate Change Adaptation and Mitigation Measures Incorporated in All Agencies Projects and Activities. All agencies of the government should implement projects incorporating risk reduction, climate change adaptation, and where feasible, climate change mitigation.

To ensure that the disaster risk reduction and climate change adaptation measures are appropriate in the light of intensifying hazards, all national government projects should be subjected to multi-scenario, probabilistic analysis. For this purpose, the CCC shall extend the necessary technical and capacity building assistance to all agencies of the government in the conduct of risk assessment, as well as adaptation and mitigation planning.

Agencies shall likewise integrate energy-saving solutions and consider climate resilience in the planning and implementation of all infrastructure projects, office programs, and activities, as well as assess their organizational carbon footprint and pursue appropriate emission reduction measure to achieve net zero emissions, to mitigate and adapt to the effects of climate change pursuant to the provisions of R.A. No. 9729, as amended.

Sec. 41. Disaster Risk Budget Tagging. All national government agencies, SUCs, GOCCs, and LGUs shall endeavour to tag their budgets relating to disaster risk and resilience management and to submit periodic reports on the utilization thereof in the form to be prescribed by the DBM.

The data from the submitted reports shall guide the formulation of the succeeding budget to mainstream disaster risk and resilience management strategies in the national development process.

The DBM shall create an enabling Public Financial Management System which shall support the disaster risk budget tagging initiative. The implementation of the system shall be subject to the guidelines to be issued jointly by the OCD and the DBM.

Sec. 42. Climate Budget Tagging. All national government agencies, SUCs, and GOCCs shall tag their budgets for climate change adaptation and mitigation in accordance with the DBM-CCC J.M.C. No. 2015-01 dated March 24, 2015, and the LGUs shall tag their climate budget in their Annual Investment Plans pursuant to DBM-CCC-DILG J.M.C. No. 2015-01 dated July 23, 2015.

The DBM and CCC shall issue guidelines on the reporting of the utilization of the items tagged as climate change expenditures.

The results of the budget tagging shall guide the formulation of subsequent budgets to mainstream climate change adaptation and mitigation strategies in the national development process.

Sec. 43. Government Compliance to the Electric Vehicle Industry Development Act. All government entities (GEs), including national government agencies, LGUs, GOCCs, Constitutional Offices enjoying fiscal autonomy, as well as the Legislative and Judicial branches, shall comply with R.A. No. 11697 and its IRR. All GEs shall ensure that at least five percent (5%) of their fleet, whether owned or leased, shall be electric vehicles within the time frame indicated in the Comprehensive Roadmap for the Electric Vehicle Development Industry: Provided, That only recognized electric vehicles shall be purchased based on guidelines issued by DOE and subject to the provisions of existing government procurement laws, rules, and regulations.

All GEs, through their head offices, shall inform the DOE of the new electric vehicle purchases for government use. GEs shall also ensure regular updating of their fleets through the Government Energy Management Program (GEMP) online system.

Sec. 44. Energy Efficiency. All national government agencies, LGUs, and GOCCs shall comply with the GEMP, and existing laws, rules, and regulations on energy efficiency and conservation. These energy efficiency measures may include the (i) adoption of a standard thermostat level based on the DOE’s energy conservation program; (ii) use of energy efficient lighting, such as light-emitting diode (LED) lamps, in their office buildings, school buildings, hospitals, markets, parks, street lights and other public places; (iii) use of inverter type air-conditioning units or similar equivalent technologies in their office buildings, school buildings, hospitals, and similar facilities; and (iv) adoption of flexible work arrangement, which may include the combination of a four (4)-day onsite work and one (1)-day uniform work from home arrangement, consistent with CSC Memorandum Circular No. 6 dated June 6, 2022, DBM-COA J.C. No. 1 dated September 13, 2022 and Inter-Agency Efficiency and Conservation Committee Resolution No. 7, s. 2023, and other pertinent laws, rules, and regulations.

Sec. 45. Maintenance and Operation of Dams. As part of the disaster risk reduction program of the government, agencies and GOCCs that have control or supervision over the major dams shall ensure that said dams are properly maintained, managed, and operated with updated and promulgated protocols. The agencies and GOCCs concerned shall take into account climate change and extreme weather events and ensure coordination with the Philippine Atmospheric, Geophysical and Astronomical Services Administration on precipitation forecast. They shall also establish and maintain an efficient and effective early flood warning system and functional water level monitoring system that is periodically tested together with the LGUs and communities at risk of flooding from dam water releases.

Sec. 46. Multi-Hazard Impact-Based Forecasting and Early Warning Systems for Climate and Disaster Resilience. The National Government shall promote the establishment of multi-hazard impact-based forecasting and early warning systems and services, including the development and enhancement of protocols for climate, weather, and risk communication, early warning dissemination, and implementation of early action procedures, to prevent and minimize loss and damage from impacts of extreme weather and slow onset events in communities. Such instrumentation, communication, and implementation protocols should be actionable and verifiable to the last mile, reaching the most vulnerable.

Sec. 47. Protection of Biodiversity. All agencies of the government, including LGUs, SUCs, and GOCCs, shall endeavor to support the Kunming:Montreal Global Biodiversity Framework and its implementation through the Philippine Biodiversity Strategy and Action Plan, and ensure that protection of biological diversity is integrated and mainstreamed into their development programs and projects. Agencies shall likewise prioritize the conservation and restoration of natural ecosystems.

Sec. 48. Mainstreaming Green Practices. All national government agencies, LGUs, SUCs, and GOCCs shall, as much as possible, institute practices that promote the protection and conservation of the environment. Day-to-day operations of agencies shall be guided by principles directed towards sustainability and mitigation of the effects of climate change.

Agencies shall, in the implementation of their respective programs, activities, and projects, practice energy efficiency and conservation, recycling initiatives, and explore alternative solutions that promote conservation of natural resources, such as the use of electronic and digital platforms for provision of resource materials.

Sec. 49. Implementation of Sustainable Practices in Government Operations. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, GOCCs, and LGUs, shall review their day-to-day operations and adopt necessary measures to integrate sustainable practices and initiatives as applicable. These efforts aim to ensure that the government addresses the present needs without compromising the ability

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of future generations to meet their own.

Agencies shall develop their respective Sustainability Strategic Plans in accordance with the guidelines to be issued by the DBM.

Sec. 50. Sustainable Development Goals, Resilience and Protection of the Environment. For the purpose of protecting the people and the planet, the state must develop strategies to build resilience to achieve intergenerational fairness and ensure a better life for all, national government agencies, GOCCs, and LGUs shall adopt measures to support the following:

(a)	The 2030 Agenda for Sustainable Development;

(b)	The Philippines’ Nationally Determined Contributions (NDCs);

(c)	Monitoring and evaluation of programs, projects, and activities consistent with the applicable Sustainable Development Goals (SDG) indicators and targets;

(d)	SDC mapping and alignment of programs and expenditures; and

(e)	The National Adaptation Plan (NAP).

Sec. 51. Repair and Retrofitting of Government Structures. The government agencies concerned shall prioritize the repair and retrofitting of government structures in areas considered highly vulnerable to seismic activity and shall ensure that the retrofitting shall result in structural strength required for the area concerned in accordance with R.A. No. 10121, R.A. No. 11285, and the National Structural Code of the Philippines.

Sec. 52. Materials Recovery Facility. All government agencies shall establish a Materials Recovery Facility (MRF) in a suitable open space within the office premises to promote environmental awareness and action. The design of the MRF shall be pursuant to the guidelines under R.A. No. 9003 (Ecological Solid Waste Management Act of 2000).

Sec. 53. Solid Waste and Water Quality Compliance in Protected Areas and LGUs, National Government Agencies, and GOCCs. All protected areas, whether legislated or established through administrative issuance, all LGUs, whether within or outside protected area boundaries, national government agencies, and GOCCs, shall strictly comply with R.A. No. 9003 (Ecological Solid Waste Management Act of 2000) and R.A. No. 9275 (Philippine Clean Water Act of 2004). Such compliance shall include the waste avoidance; segregation-at-source; recycling, composting, and other resource recovery activities; proper waste disposal in DENR-approved disposal facilities; compliance with the commitments in the approved I0-year solid waste management plans; strict implementation of wastewater and septage management; and adherence to blue economy principles.

The DENR, through the Environmental Management Bureau and Biodiversity Management Bureau, in coordination with concerned PAMBS and LGUs, shall ensure that protected areas serve as model implementers and centers of excellence in ecological governance, pollution control, plastic waste management, reduction of non-recyclable single-use plastics, and sustainable resource management.

Sec. 54. Philippine Open Government Partnership. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy, SUCs, GOCCs, and LGUs, shall adopt the open government partnership values of transparency, accountability, citizen participation, and leveraging on technology in the implementation of their programs, activities, and projects, as institutionalized under E.O. No. 31, s. 2023.

The Philippine Open Government Partnership (PH-OGP) Steering Committee shall embed open government values in government policies and programs and promote open and participatory governance through advocacy and outreach programs, activities, and projects. Funding for the implementation of the PH-OGP programs, activities, and projects shall be in accordance with Section 7 of E.O. No. 31.

The implementation of this provision shall be consistent with E.O. No. 31, the strategies identified under the Philippine Development Plan (2023-2028), and the applicable guidelines to be issued by the DBM, in coordination with other agencies concerned.

Pursuant to Presidential Proclamation No. 916, s. 2025, the third week of May of every year shall be observed as “Open Government Week”.

Sec. 55. Use of Alternative Dispute Resolution. Pursuant to Section 2 of R.A. No. 9285 (Alternative Dispute Resolution Act of 2004), all government agencies shall continually promote and provide the means for the use of Alternative Dispute Resolution (ADR) as an efficient tool and alternative procedure for the resolution of appropriate cases to achieve speedy and impartial justice and declog court dockets, including the enlistment of active private sector participation.

Agencies in the Executive branch, including departments, administrative offices, quasi-judicial bodies, and COCCs, shall develop, fund, implement, and report ADR programs in accordance with their respective administrative and regulatory functions and external and internal services, and E.O. No. 97, s. 2012 and applicable issuances of the Department of Justice, the Office for Alternative Dispute Resolution, and other concerned agencies.

PERSONNEL BENEFITS

Sec. 56. Employment of Contractual Personnel. Contractual personnel may be hired by agencies as part of their organization in order to perform agency functions or specific vital activities or services which cannot be provided by the regular or permanent staff of the hiring agency, subject to compliance with the organizational, staffing and compensation standards set by DBM. The total annual Personnel Services requirement for contractual personnel, to cover salaries, and other personnel benefits and fixed expenditures, shall in no case exceed the lump-sum appropriations for the purpose, except when there is an urgent need to hire contractual personnel in the implementation of the priority activities or projects, subject to approval of the DBM. In which case, the payment for contractual personnel shall be sourced from the Miscellaneous Personnel Benefits Fund.

Contractual personnel shall be considered as an employee of the hiring agency but only during the period when their services are reasonably required. Existing qualified contractual employees shall be considered by the government agencies for appointment to their vacant positions, subject to existing civil service laws, rules, and regulations, as well as the CSC-approved Merit Selection Plan of agencies concerned.

Sec. 57. Extraordinary and Miscellaneous Expenses. Appropriations authorized in this Act may be used for the annual extraordinary expenses of the following officials with the following ranks and their equivalent, as may be determined by the DBM or by the GCC for GOCCs/GFls covered by R.A. No. 10149, not exceeding the amounts indicated:

(a)	₱264,000 for each Department Secretary;

(b)	₱108,000 for each Department Undersecretary;

(c)	₱60,000 for each Department Assistant Secretary;

(d)	₱45,600 for each head of bureau or organization of equivalent rank, and for each head of a Department Regional Office including General Manager of Local

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Water District in Categories A and B; and

(e)	₱26,400 for each head of a Bureau Regional Office or organization of equivalent rank including General Manager of Local Water District in Categories C and D.

In addition, annual miscellaneous expenses not exceeding Ninety Thousand Pesos (P90,000) for each of the offices under the above-named officials and their equivalent are authorized herein.

For the purpose of this Section, extraordinary and miscellaneous expenses include, but not be limited to, expenses incurred for:

(a)	Meetings, seminars and conferences;

(b)	Official entertainment;

(c)	Public relations;

(d)	Educational, athletic and cultural activities;

(e)	Contributions to civic or charitable institutions;

(f)	Membership in government associations;

(g)	Membership in national professional organizations duly accredited by the Professional Regulation Commission;

(h)	Membership in the Integrated Bar of the Philippines;

(i)	Subscription to professional technical journals and informative magazines, library books and materials;

(j)	Office equipment and supplies; and

(k)	Other similar expenses not supported by the regular budget allocation.

In case of deficiency, the requirements for the foregoing purposes shall be charged against available allotments of the agency concerned. No portion of the amounts authorized herein shall be used for the payment of salaries, allowances and other benefits, and confidential and intelligence expenses.

Sec. 58. Cultural and Athletic Activities. An amount not exceeding One Thousand Five Hundred Pesos (P1,500) in a year, may be used for the purchase of uniform or costume and other related expenses in the conduct of cultural and athletic activities per employee-participant.

Sec. 59. Funding of Personnel Benefits. Notwithstanding any provision of law to the contrary, all personnel benefits costs of government personnel shall be chargeable against the funds from which their salaries are paid. If the personnel benefits costs, in whatever form, are partly sourced from the General Fund and partly from other sources, only the portion attributed to the personnel benefits costs chargeable against the General Fund shall be sourced therefrom in the payment of retirement and terminal leave benefits and pension.

In no case shall personnel benefits costs drawn from Special Accounts, Trust Funds or other sources of funds be chargeable against the General Fund of the National Government.

The personnel benefits costs of officials and employees on detail to other offices, including the representatives and support personnel of auditing units assigned to serve other offices or agencies, shall be chargeable against the appropriations of their parent agencies, except as otherwise authorized by the DBM.

Personnel benefits costs shall include salary increases, step increments, all kinds of authorized allowances, benefits and incentives, monetized vacation and sick leave credits, government share in retirement and life insurance premiums, employees compensation insurance premiums, health insurance premiums and Home Development Mutual Fund (HDMF) contributions, and other authorized benefits.

Sec. 60. Appropriations for Personnel Services. The appropriations for Personnel Services under this Act shall be used for the payment of personnel benefits authorized by law to be given to National Government personnel. Any available allotment for Personnel Services within a department or agency may be utilized by said department or agency for the payment of deficiencies in authorized personnel benefits.

Implementation of this Section shall be subject to guidelines issued by the DBM.

Sec. 61. Remittance of Compulsory Contributions. The government and employee shares in the compulsory contributions to the Employees’ Compensation Commission, PhilHealth, GSIS, and HDMF pursuant to P.D. No. 626, as amended, R.A. No. 6111, R.A. No. 7875, as amended, R.A. No. 8291, and R.A. No. 9679, respectively, shall be remitted directly by departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs to the respective recipient agencies unless a different arrangement is agreed upon in writing between the DBM and the recipient agency.

Any proposed increase in government and employee compulsory contributions may only be implemented after consultation by the agency concerned with the DBM in order that the budgetary implications of such proposal be duly considered. The implementation of any increase in government and employee compulsory contributions, after said consultation, shall be made effective only upon inclusion thereof in an appropriations law.

Sec. 62. Authorized Deductions. Deductions from salaries and other benefits accruing to any government employee, chargeable against the appropriations for Personnel Services, may be allowed for the payment of an individual employee’s contributions or obligations due the following:

(a)	The BIR, PhilHealth, GSIS, and HDMF;

(b)	The National Government, as decreed in a final and executory decision of COA;

(c)	Non-stock savings and loans associations and mutual benefit associations duly operating under existing laws and cooperatives which are managed by and/or for the benefit of government employees;

(d)	Associations or Provident Funds organized and managed by government employees for their benefit and welfare;

(e)	GFls and authorized government depository banks authorized by law and accredited by appropriate government regulating bodies to engage in lending;

(f)	Licensed insurance companies; and

(g)	Thrift banks or rural banks accredited by the BSP.

Obligations due the BIR and contributions to PhilHealth, GSIS, and HDMF shall be satisfied ahead of all other obligations. The remaining obligations due the other entities listed above shall be satisfied in the order in which they were incurred.

In no case shall the foregoing deductions reduce the employee’s monthly net take home pay to an amount lower than Five Thousand Pesos (₱5,000).

Sec. 63. Personnel Economic Relief Allowance. In order to supplement the salaries of government personnel covered by R.A. No. 6758, as amended, Personnel Economic Relief Allowance (PERA), in the amount of Two Thousand Pesos (P2,000) per month, is granted to the following:

(a)	Civilian government personnel stationed in the Philippines, whether occupying regular, contractual or casual positions, appointive or elective; and

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(b)	Military and uniformed personnel.

Government personnel stationed abroad shall be granted overseas allowances to defray the cost of their living expenses and shall no longer be entitled to receive PERA for the duration of their station abroad.

The grant of PERA shall be subject to the rules and regulations prescribed under B.C. No. 2009-3 dated August 18, 2009, as amended, and such other guidelines issued by the DBM or by the GCG for GOCCs/GFIs covered by R.A. No. 10149.

Sec. 64. Uniform or Clothing Allowance. An amount not exceeding Seven Thousand Pesos (P7,000) per year is hereby authorized for the payment of uniform or clothing allowance to each qualified government employee, subject to B.C. No. 2024-1 dated April 4, 2024, and such other guidelines issued by the DBM.

Sec. 65. Medical Allowance for the Availment of Health Maintenance Organization (HMO)-type Benefit. An amount not exceeding Seven Thousand Pesos (P7,000) per year is hereby authorized for the grant of Medical Allowance as subsidy to qualified government employees for the availment of HMO-type benefits, subject to B.C. No. 2024-6 dated December 12, 2024, and such other the guidelines issued by the DBM.

Sec. 66. Magna Carta Benefits. The payment of magna carta benefits of public health workers, school teachers, social workers, scientists, engineers and researchers, and other science and technology personnel in the government shall be subject to the guidelines of the DBM.

Sec. 67. Special Counsel Allowance. Government lawyers assigned in the legal staff of the agencies are hereby authorized an allowance of Five Thousand Pesos (P5,000) for each appearance or attendance to court hearings, subject to the following:

(a)

The government lawyer has been deputized by the Office of the Solicitor General (OSG) or authorized by the head of agency to assist the OSG, prosecutors, or provide legal representation to the agency or its personnel as its counsel, as the case may be;

(b)	The court appearance is not pursuant to motion for extension or postponement of hearing; and

(c)	The aggregate allowance per month shall not exceed fifty percent (50%) of the government lawyer’s monthly basic salary.

Court as used in this Section shall pertain to those under the Judiciary. In no case shall special counsel allowance be granted to government lawyers appearing before quasi-judicial and administrative agencies.

Sec. 68. Hazard Duty Pay. Hazard duty pay shall be granted only to government personnel who are actually assigned to, and performing their duties in, strife-torn or embattled areas as may be determined and certified by the Secretary of National Defense and for the duration of such assignment.

The grant of hazard duty pay shall be subject to the rules and regulations prescribed under B.C. No. 2005-4 dated July 13, 2005, and such other guidelines issued by the DBM.

Sec. 69. Night Shift Differential Pay. Night shift differential pay at a rate not exceeding twenty percent (20%) of the hourly basic rate of the employee, as determined by the head of the agency, for each hour of work performed between 6:00PM and 6:00AM of the following day, shall be granted to eligible government employees, who are occupying Division Chief positions and below, or their equivalent, including those in GOCCs, whether the nature of their employment is permanent, contractual, temporary, or casual, pursuant to R.A. No. 11701. The grant of night shift differential pay shall be subject to the rules and regulations prescribed under CSC-DBM-GCG J.C. No. 1 dated August 1, 2023, and such other guidelines that may be issued for the purpose.

For LGUs, the amount for the payment of night shift differential pay shall be charged against their respective funds, subject to the provisions of Sections 325 and 331 of R.A. No. 7160. While for GOCCs and their subsidiaries, the amount shall be charged against their respective corporate funds.

Sec. 70. Honoraria. Honoraria may be paid only to the following:

(a)

Teaching personnel of the DepEd, TESDA, SUCs, and other educational institutions, engaged in actual classroom teaching, whose teaching load is outside of the regular office hours or in excess of the regular load;

(b)	Those who act as lecturers, resource persons, coordinators and facilitators in seminars, training programs, and other similar activities in training institutions;

(c)

Chairpersons and members of commissions, boards, councils, and other similar entities, including personnel thereof who are not paid salaries nor per diems but compensated in the form of honoraria as provided by laws, rules, and regulations;

(d)	Those who are involved in science and technological activities and render services beyond their regular workload;

(e)	Officials and employees assigned to special projects, subject to the following conditions:

(i)

Said special projects are reform-oriented or developmental, contribute to the improvement of service delivery and enhancement of the performance of the core functions of the agency, and have specific timeframes and deliverables in accomplishing objectives and milestones set by the agency for the year;

(ii)

Such assignment entails rendition of work in addition to, or over and above, their regular workload. In these instances, the rates of honoraria shall depend on the level of responsibilities, nature of work rendered, and extent of individual contribution to produce the desired outputs. The total honoraria received from all special projects shall not exceed twenty five percent (25%) of the annual basic salaries; and

(iii)	Officials and employees authorized to receive honoraria under existing government procurement laws, rules, and regulations.

The grant of honoraria to the foregoing shall be subject to the guidelines prescribed under B.C. No. 2003-5 dated September 26, 2003, as amended by B.C. No. 2007-1 dated April 23, 2007 and N.B.C. No. 2007-510 dated May 8, 2007, B.C. No. 2007-2 dated October 1, 2007, B.C. No. 2004-5A dated October 7, 2005, as amended by B.C. No. 2007-3 dated November 29, 2007, DBM-DOST J.C. No. 1 dated June 25, 2013, and such other guidelines issued by the DBM.

Sec. 71. Representation and Transportation Allowances. Government officials with the following ranks and their equivalent, as determined by the DBM or by the GCG for GOCCs/GFIs covered by R.A. No. 10149, while in the actual performance of their respective functions, are hereby authorized monthly commutable representation and transportation allowances at the rates indicated below, for each type of allowance:

(a)	₱15,500 for Department Secretaries;

(b)	₱12,500 for Department Undersecretaries;

(c)	₱11,500 for Department Assistant Secretaries;

(d)	₱10,000 for Bureau Directors and Department Regional Directors;

(e)	₱9,500 for Assistant Bureau Directors, Department Assistant Regional Directors, Bureau Regional Directors, and Department Service Chiefs;

(f)	₱8,500 for Assistant Bureau Regional Directors; and

(g)	₱6,000 for Chief of Divisions, identified as such in the Personnel Services Itemization and Plantilla of Personnel.

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The grant of representation and transportation allowances shall be subject to the following:

(a)

Transportation allowance, whether in full or partial amounts, shall not be granted to officials who are assigned or actually using government motor transportation. Officials who are assigned government motor transportation, but are not able to use said vehicle for justifiable reasons, as determined by the DBM, may be granted transportation allowance during the said period;

(b)

Representation and transportation allowances of local government officials who are of equivalent rank to the foregoing officials, as determined by the DBM, shall be at the same percentages of the salary rates authorized for their corresponding income classification in accordance with Section 10 of R.A. No. 6758 and subject to the Personnel Services limitations under Section 325(a) of R.A. No. 7160;

(c)

No amount of representation or transportation allowances, whether commutable or reimbursable, which exceed the rates authorized under this Section may be granted to the foregoing officials. Previous administrative authorizations inconsistent with the rates and conditions specified herein shall no longer be valid and payment shall not be allowed; and

(d)	The pertinent provisions of N.B.C. No. 593 and Local Budget Circular No. 157, both dated May 3, 2024, and such other guidelines issued by the DBM.

Sec. 72. Officials Authorized to Use Government Motor Vehicles. Government motor vehicles may be used by the following officials with costs chargeable to the appropriations authorized for their respective offices:

(a)	The President of the Philippines;

(b)	The Vice President;

(c)	The President of the Senate;

(d)	The Speaker of the House of Representatives;

(e)	The Chief Justice and Associate Justices of the Supreme Court;

(f)	The Presiding Justices of the Court of Appeals, Court of Tax Appeals, and the Sandiganbayan;

(g)	The Department Secretaries, Undersecretaries, Assistant Secretaries and officials of equivalent rank;

(h)	Ambassadors, Ministers Plenipotentiary and Consuls in charge of consulates, in their respective stations abroad;

(i)	The Chief of Staff, the Vice Chief of Staff, and the Commanding Generals of the Major Services of the AFP;

(j)	Heads of Constitutional Commissions and the Ombudsman;

(k)	Bureau Directors, Department Regional Directors and Bureau Regional Directors; and

(l)

Those who may be specifically authorized by the President of the Philippines, with respect to the Executive branch, the Senate President, with respect to the Senate, the Speaker, with respect to the House of Representatives, and the Chief Justice, in the case of the Judiciary.

Sec. 73. Quarters Privileges. Officials who are transferred from one station to another by virtue of agency policies on reshuffling or rotation of personnel and do not own houses or rooms therein, shall be provided free quarters within their office premises.

Where there are no available quarters, the agency may rent rooms which shall serve as quarters for said officials, subject to the rules and regulations prescribed under N.B.C. No. 571 dated December 4, 2017. For those who opt for more expensive quarters other than those rented by their agencies, such preferred quarters may be secured provided that the difference in amount between the one preferred by the officials and that rented by their respective agencies shall be paid by the officials concerned.

Government personnel who are not entitled to quarters privileges but are allowed to use government quarters shall be charged the corresponding cost of rentals subject to guidelines as may be issued by the DBM.

Sec. 74. Mid-year Bonus. The Mid-year Bonus equivalent to one (1) month basic salary, shall be granted to all National Government personnel, whether under regular, temporary, casual, or contractual status, on full-time or part-time basis, subject to the following:

(a)

Personnel have rendered at least a total or an aggregate of four (4) months of service from July 1 of the immediately preceding year to May 15 of the current year and who are still in the government service as of May 15 of the current year;

(b)	Personnel have obtained at least a satisfactory performance rating in the immediately preceding rating period; and

(c)	The provisions of R.A. No. 11466 dated January 8, 2020, B.C. No. 2017-2 dated May 8, 2017, B.C. No. 2019-4 dated July 5, 2019, and such other guidelines issued by the DBM.

Personnel of GOCCs covered by the Compensation and Position Classification System (CPCS) under R.A. No. 6758, as amended, and LGUs are likewise entitled to Mid-year Bonus chargeable against their respective corporate and local funds.

Sec. 75. Year-end Bonus and Cash Gift. The Year-end Bonus equivalent to one (1) month basic salary and additional Cash Gift of Five Thousand Pesos (P5,000) provided under R.A. No. 6686, as amended by R.A. No. 8441, shall be granted to all National Government personnel, whether under regular, temporary, casual, or contractual status, on full-time or part-time basis, subject to the following:

(a)

At least a total of four (4) months of service including leaves of absence with pay from January 1 to October 31 have been rendered during the current year, and who are still in the service by October 31 of the same year;

(b)

Those who have rendered at least a total or an aggregate of four (4) months of service from January 1 of the current year but who have retired or separated from government service before October 31 of the same year shall be granted within the month of retirement or separation, a prorated share of the Year-end Bonus based on the monthly basic pay immediately preceding the date of retirement or separation and a Cash Gift of ₱5,000; and

(c)	The provisions of B.C. No. 2016-4 dated April 28, 2016, as amended by B.C. No. 2024-3 dated October 22, 2024, and such other guidelines issued by the DBM.

Personnel of GOCCs covered by the CPCS under R.A. No. 6758, as amended, and LGUs are likewise entitled to Year-end Bonus and Cash Gift chargeable against their respective corporate and local funds.

Such Year-end Bonus and Cash Gift shall be given in November of each year pursuant to R.A. No. 11466.

Sec. 76. Use of Appropriations for Retirement Gratuity and Terminal Leave. Appropriations authorized in this Act to cover the payment of retirement benefits shall be released directly to the agencies concerned computed based on the provisions of, and subject to the conditions prescribed in, applicable retirement laws, rules, and regulations.

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GENERAL PROVISIONS

Unless authorized by law and duly covered by guidelines issued by the DBM, public funds shall not be used for the payment of salary increases or adjustments resulting from automatic promotions with the intent of increasing the retirement and terminal leave benefits of government personnel as provided in CSC-DBM J.C. No. 3 dated November 8, 1991.

The payment of any unauthorized retirement benefits shall be null and void and shall accordingly be refunded by the beneficiary-employee. The officials and employees who authorized, allowed, or connived with others in the payment of any unauthorized retirement benefits shall be subject to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

RELEASE AND USE OF FUNDS

Sec. 77. Cash Budgeting System. All appropriations authorized in this Act shall be available for release and obligation for the purpose specified, and under the same general and special provisions applicable thereto, until December 31, 2027, except for Personnel Services which shall be available for release, obligation, and disbursement until December 31, 2026.

In exceptional circumstances, payments for obligations incurred for Personnel Services may be allowed within an extended payment period until March 31, 2027.

In the case of MOOE and Capital Outlays, the delivery of goods and services, and the completion of construction of infrastructure projects, including inspection and acceptance, shall be made not later than December 31, 2027: Provided, That the payment thereof shall be made not later than two (2) years from the date of acceptance.

After the end of validity period, all unreleased appropriations, unobligated allotments, and obligated allotments for goods/services/projects not yet delivered, rendered, or completed, and accepted shall revert to the unappropriated surplus of the General Fund in accordance with Section 28, Chapter 4, Book VI of E.O. No. 292 and shall not thereafter be available for expenditure except by subsequent legislative enactment. Departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy, and SUCs shall strictly observe the validity of appropriations and the reversion of funds.

Notwithstanding this provision and any other issuance, subsidies released to LGUs and GOCCs under this Act shall be valid until fully expended.

All funds transferred between national government agencies, or by national government agencies to GOCCs and vice versa, or by national government agencies to LGUs shall not be considered disbursed under this Section by the source agency until the transferred amounts have been actually utilized to pay for completed construction, goods delivered, and services rendered, inspected, and accepted within the validity period. It is understood that transfer of funds shall strictly be in accordance with pertinent budgeting, accounting, auditing, and existing government procurement laws, rules, and regulations.

The DBM is authorized to issue the necessary guidelines for the continued implementation of the cash budgeting system.

Sec. 78. Suspension of Expenditure. The President is authorized to suspend or otherwise stop further expenditure of funds allotted for any agency, or any other expenditure authorized in this Act, except for Personnel Services, under the Executive branch, when any of the following conditions are present: (1) when public interest so requires, or (2) when there is unmanageable National Government budget deficit.

Unmanageable National Government budget deficit as used in this Section shall be construed to mean that: (i) the actual National Government budget deficit has exceeded the quarterly budget deficit targets consistent with the full-year target deficit as indicated in the BESF submitted by the President and approved by Congress pursuant to Section 22, Article VII of the Constitution; or (ii) there are clear economic indications of an impending occurrence of such condition, as determined by the DBCC and approved by the President.

Implementation of this provision shall be in accordance with the guidelines to be issued by the DOF, in coordination with the DBM.

Sec. 79. Prohibition Against Retention or Deduction of Funds. Fund releases from appropriations provided in this Act shall be transmitted to the agency concerned, subject to Section 3 hereof, applicable special and general provisions, and budgeting rules and regulations. No retention or deduction as reserves or overhead shall be made, except as authorized by law, the general or special provisions in this Act.

Sec. 80. Direct Release of Funds to Regional Offices and Operating Units. Funds appropriated in this Act shall be released directly to the Regional Offices (ROs) and Operating Units (OUs) of agencies where funds are specifically appropriated to the ROs and OUs of agencies, except non-implementing units.

Sec. 81. Lump-Sum Appropriations. Release of lump-sum appropriations shall be made upon compliance with the requirements under the applicable general and/ or special provisions and submission by the agency concerned of a Special Budget Request, and other relevant budgetary requirements in accordance with applicable laws, rules, and regulations. The Special Budget Request shall include the complete details of the activities or projects covering the lump-sum appropriations with the corresponding cost up to the lowest level, i.e., provincial, city or municipal level, as the case may be.

Sec. 82. Fund Transfers to Civil Society Organizations. A government agency may transfer public funds to a Civil Society Organization (CSO) only if all of the following conditions are present:

(a)	The CSO is either:

(i)	implementing a government program or project jointly with the government agency; or

(ii)	a beneficiary of a government program or project.

(b)	There is an appropriation in the GAA or some other appropriation law for such government program or project.

(c)	The government agency has accredited the CSO in accordance with its guidelines. The guidelines shall include, as a minimum, the following requirements:

(i)	The presence of the CSO in its stated address and area of operation has been validated;

(ii)	The CSO has an identified membership and leadership and defined organizational structure;

(iii)	The CSO is in good standing with all government agencies from which the CSO has received public funds;

(iv)	The CSO is not in default or in delay in liquidating any public funds received from any government agency;

(v)

For implementing CSOs, the CSO must have a proven track record and good standing in undertaking civil society works; the CSO must not have any Director, Trustee, Officer or key personnel related within the fourth civil degree of consanguinity or affinity to any official involved in the processing of its accreditation, or any official of the government agency funding or implementing the program or project to be implemented by the CSO; and the CSO must have proven legal existence; and

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(vi)	For beneficiary CSOs, the CSO must have the appropriate social preparation from the government agency providing the grant of financial assistance.

In case of a cooperative who wishes to become a CSO partner, the submission of certificate of registration and certificate of compliance as issued by the Cooperative Development Authority specifically for that purpose including meeting the minimum requirements as stated herein shall be sufficient for it to qualify as a CSO partner.

Government agencies shall post the lists of their accredited CSOs in their respective websites, and shall update such lists quarterly.

A government agency may opt to consider a CSO accredited by another government agency as deemed accredited for its purpose.

(d)

The CSO has liquidated in accordance with existing COA regulations all fund transfers due for liquidation. Only CSOs with proven absorptive capacity and good track records to implement several projects at the same time shall be considered as implementing CSO of multiple projects.

(e)	The CSO was selected by the government agency in accordance with existing government procurement laws, rules, and regulations.

To ensure the CSOs comply with all pertinent rules and regulations covering the transfer, use, liquidation, and audit of public funds, government agencies shall put into place the needed monitoring, evaluation, and reporting mechanisms. Government agencies shall remain accountable for funds transferred to CSOs in accordance with government accounting and auditing rules and regulations.

Government agencies shall submit to the DBM, Speaker of the House of Representatives, President of the Senate of the Philippines, House Committee on Appropriations, and Senate Committee on Finance, either in printed form or by way of electronic document, quarterly reports on funds transferred and the government programs or projects involved.

The head of the respective government agencies and their web administrator or his/her equivalent shall be responsible for ensuring that said quarterly reports are likewise posted on their websites.

Sec. 83. Authority to Use Savings. The President of the Philippines, the President of the Senate of the Philippines, the Speaker of the House of Representatives, the Chief Justice of the Supreme Court, the Heads of the CSC, the COMELEC, and the COA are hereby authorized to augment a deficiency in any existing item of their respective appropriations in this Act.

The foregoing constitutional officers authorized to use savings shall be responsible for ensuring that a semestral and annual report on their respective use of savings shall be submitted to the President of the Senate of the Philippines and the Speaker of the House of Representatives, copy furnished the DBM. The report shall indicate, among others, the amount of savings generated, the sources and grounds used therefor, and the existing program, activity, or project in their respective appropriations augmented. They shall likewise ensure that said reports are posted on their respective websites.

Sec. 84. Meaning of Savings. Savings refer to portions or balances of any released appropriations in this Act which have not been obligated as a result of any of the following:

(a)	Completion, final discontinuance, or abandonment of a program, activity, or project for which the appropriation is authorized; or

(b)

Implementation of measures resulting in improved systems and efficiencies and thus enabled an agency to meet and deliver the required or planned targets, programs, and services approved in this Act at a lesser cost.

In case final discontinuance or abandonment is used as basis in the declaration of savings, such discontinued or abandoned program, activity, or project shall no longer be proposed for funding in the next two (2) fiscal years.

Allotments that were not obligated due to the fault of the agency concerned shall not be considered savings.

Sec. 85. Rules on Augmentation. Augmentation is the act of the constitutional officers authorized to use savings in their respective appropriations in this Act to cover a deficiency in any existing item of appropriation within their respective offices. A deficiency in an item of appropriation may result from:

(a)	Unforeseen modifications or adjustments in the program, activity, or project; or

(b)	Re-assessment in the use, prioritization, and/ or distribution of resources.

An item of appropriation shall pertain to the amount appropriated for an activity or project authorized in this Act.

The particulars of the expenditures to be funded from savings should be within the scope of, or covered by, an existing activity or project. The existence of an activity or project regardless of the availability of allotment class/ es is sufficient for the purpose of augmentation.

In no case shall a non-existent activity or project be funded by augmentation from savings or by the use of appropriations authorized in this Act.

Sec. 86. Priority in the Use of Savings. In the use of savings, priority shall be given to the payment of compensation, Year-end Bonus and Cash Gift, retirement gratuity, terminal leave benefits, old-age pension of veterans, and other personnel benefits authorized by law, as well as the implementation of programs, activities, or projects that address and respond to natural or human-induced disasters and calamities covered in this Act.

Sec. 87. Rules on Modification in the Allotment. As a general rule, departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy, and SUCs shall spend what is programmed in their respective appropriations in this Act. In exceptional circumstances, agencies may modify the allotment issued within an activity or project subject to approval of the following ensued by the timely submission of reports by all offices concerned:

(a)

The heads of agencies or their duly authorized representatives who shall be the official next-in-rank, for the following: (i) change in the details of an activity or project without changing its nature and within the same operating unit; and (ii) change in the object of expenditure (travelling expenses or investment outlays) within an allotment class (MOOE or Capital Outlays);

(b)	The DBM, in the following modifications: (i) from one allotment class to another; and (ii) from one operating unit to another; and

(c)	The President of the Philippines, for the payment of intelligence funds within the Executive branch.

All modification in the allotment shall not entail any increase in the total amount appropriated for an activity or project.

Sec. 88. Use of Appropriations within the Special Purpose Funds. As a general rule, the amounts appropriated for Special Purpose Funds shall be utilized in accordance with the purposes specified in this Act: Provided, That in exceptional cases, any available amount in one purpose may be used to cover a deficiency in another purpose within the same Special Purpose Fund, subject to the approval of the DBM.

Sec. 89. Rules in the Grant of Collective Negotiation Agreement Incentive. Departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy, and SUCs may grant Collective Negotiation Agreement (CNA) Incentive sourced from the allowable MOOE allotments identified by the DBM, subject to the following:

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GENERAL PROVISIONS

(a)

There is a valid CNA executed between the agency and the recognized employee organization which includes a provision on cost-cutting measures to be undertaken collectively by the agency and its personnel;

(b)	The one-time annual payment of CNA Incentive shall be made through a written resolution signed by agency representatives from both labor and management, and approved by the agency head;

(c)	The CNA Incentive that may be granted shall be limited to the amount determined by the DBM; and

(d)

The use of MOOE for the payment of CNA Incentive shall be subject to approval by the agency head and made only during the validity of appropriations. Any excess amounts therefrom after payment of the CNA Incentive shall revert to the General Fund.

GOCCs and LGUs may likewise grant CNA Incentive to their respective personnel, subject to the policies, rules, and regulations issued by the DBM.

Sec. 90. Mandatory Expenditures. The amounts programmed for petroleum, oil and lubricants, water, illumination and power services, telephone and other communication services, and rental expenses shall be disbursed exclusively for such items of expenditures. Any available allotment from these items after taking into consideration the agency’s full year requirements may be modified only in the last quarter and subject to the provisions of Section 87 hereof.

Disbursements or expenditures by agencies in violation of this Section shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

Sec. 91. Expenditures for Business-type Activities. Funds for the procurement of supplies and materials intended to be utilized in the conduct of business-type activities shall be disbursed exclusively for such business-type activity. In no case shall said appropriations be used for any other purpose.

Disbursements or expenditures by agencies in violation of this Section shall be void and shall subject the erring officials and employees to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292, and to appropriate civil and criminal actions under existing laws.

Sec. 92. Intelligence Funds. No appropriations authorized in this Act as intelligence fund shall be released or disbursed for intelligence activities, including amounts sourced from savings, unless approved by the President of the Philippines.

The use of savings to augment intelligence funds is subject to prior approval of the President of the Philippines, upon joint recommendation by the Secretary of National Defense and the Secretary of Budget and Management.

Intelligence expenses refer to those related to intelligence information gathering activities of uniformed and military personnel, and intelligence practitioners that have direct impact to national security.

Agencies utilizing intelligence funds shall submit to the President of the Philippines a quarterly report on the accomplishments in the use of said funds.

Implementation of this Section shall be subject to COA-DBM-DILG-GCG-DND J.C. No. 2015-01 dated January 8, 2015 and such other guidelines issued thereon.

Sec. 93. Confidential Funds. Confidential funds authorized in this Act shall be released or disbursed only upon approval of the Department Secretary concerned.

Confidential expenses refer to those related to surveillance activities in civilian government agencies that are intended to support the mandate or operations of the agency.

Agencies utilizing confidential funds shall submit to the President of the Philippines and both Houses of Congress a quarterly report on the accomplishments in the use of said funds.

Implementation of this Section shall be subject to COA-DBM-DILG-GCG-DND J.C. No. 2015-01 dated January 8, 2015 and such other guidelines issued thereon.

Sec. 94. Limitations on Cash Advance and Reportorial Requirements. Notwithstanding any provision of law to the contrary, cash advances shall not be granted until such time that the earlier cash advances availed of by the officials or employees concerned shall have been liquidated in accordance with accounting and auditing rules and regulations.

For this purpose, the head of the agency and the COA auditor shall be jointly responsible for the preparation and submission to the House Committee on Appropriations and Senate Committee on Finance, either in printed form or by way of electronic document, the Annual Report on Cash Advances indicating the names of the recipients, the items of expenditures for which said cash advances were disbursed, and the dates of liquidation as reflected in the Agency Books of Accounts.

Sec. 95. Use of Funds for Foreign-Assisted Projects. The amounts appropriated in this Act for the implementation of foreign-assisted projects, composed of loan proceeds and peso counterpart components shall be utilized in accordance with the rules and regulations prescribed under DBM-COA-DOF J.C. No. 2-97 dated March 21, 1997, N.B.C. No. 581 dated December 27, 2020, and such other guidelines that may be issued thereon.

Sec. 96. Disbursement of Funds. Public funds for obligations incurred with proper authorization shall be disbursed only through the BTr or authorized government servicing banks under the Modified Disbursement System, subject to guidelines issued thereon.

Sec. 97. lncurrence or Payment or Unauthorized or Unlawful Obligation or Expenditure. Disbursements or expenditures incurred in violation of existing laws, rules, and regulations shall be rendered void. Any and all public officials or employees who will authorize, allow or permit, as well as those who are negligent in the performance of their duties and functions which resulted in the incurrence or payment of unauthorized and unlawful obligation or expenditure shall be, personally liable to the government for the full amount committed or expended and, subject to disciplinary actions in accordance with Section 43, Chapter 5, and Section 80, Chapter 7, Book VI of E.O. No. 292.

ADMINISTRATIVE PROCEDURES

Sec. 98. Institutional Strengthening and Productivity Improvement in Agency Organization and Operations. Heads of departments, bureaus, offices, and instrumentalities under the Executive branch shall adopt institutional strengthening measures to enhance productivity and improve service delivery. For this purpose, they shall: (i) conduct a comprehensive review of their respective mandates, missions, objectives, and functions, systems and procedures, programs, activities, and projects, and corresponding human resource system: Provided, That they shall prioritize the filling up of existing and relevant vacant plantilla positions prior to requesting the creation of new positions; and (ii) identify areas where improvements are necessary and more resources need to be rechanneled.

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In pursuit of said institutional strengthening efforts, the DBM, in consultation with the agencies, shall determine the functions, programs, activities, and projects that could be strengthened, scaled down, phased out or abolished and recommend the corresponding structural, functional, and operational adjustments to streamline the organization and operations of the agency and improve its performance and productivity.

Accordingly, the DBM may recommend the: (i) creation, abolition, renaming, consolidation, or merger of bureaus, offices and units; or (ii) creation, abolition, reclassification, conversion, or transfer of existing positions, from one unit to another.

The President of the Philippines or the DBM, as the case may be, is authorized to approve the organizational and staffing modifications needed in streamlining and improving productivity in agency organization and operations, in accordance with Section 99 hereof.

Sec. 99. Organizational Structure and Staffing Pattern Changes. Notwithstanding any provision of law to the contrary and within the limits of the appropriations authorized in this Act, the President of the Philippines is authorized to create new offices and modify the existing organizational structure of the agencies in the Executive branch, as well as create new positions or modify existing ones whenever public interest so requires.

The DBM may approve minor changes in the organizational structure and staffing pattern of agencies, and create positions up to a division chief and equivalent level under the Executive branch. It may likewise determine the organizational structure and provide positions in the organizational units of agencies or offices created or reorganized pursuant to law.

Sec. 100. Foreign Travel. In order to ensure that the delivery of services and the operations of the agency is not hampered, all personal and official foreign travels of Department Secretaries or those of equivalent rank in the Executive Department, Chairpersons and Members of Governing Boards and Chief Executive Officers of GOCCs and GFls under or attached to the Office of the President, as well as the heads of national government agencies under or attached thereto, shall require clearance from the Office of the President prior to foreign travel, pursuant to Section 10 of E.O. No. 77, s. 2019, and such other guidelines that may be issued for the purpose.

Government officials and employees, other than those mentioned under the preceding paragraph of this Section, shall submit a report on the purpose of their official foreign travel and expenses incurred.

The NGAs, GOCCs, and SUCs shall also submit a summarized list of individuals whose travel was charged against their prior year’s budget for travelling expenses. The summary shall include the purpose of travel, period covered, the location of each travel, and the expenses incurred.

A copy of the travel report and the summarized list herein required shall be submitted to the Senate Committee on Finance and the House Committee on Appropriations on or before July 30 of every year as part of the requirements for the evaluation of the subsequent year’s budget.

Sec. 101. Allocation for Reorganized Departments, Bureaus, and Offices of the National Government, including Constitutional Offices Enjoying Fiscal Autonomy and State Universities and Colleges. The amount appropriated in this Act for departments, bureaus, and offices of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs, which were reorganized during the immediately preceding fiscal year and the current year, shall be released to the successor agency subject to any transitory provision in the issuance authorizing its reorganization, and budgeting, accounting, and auditing rules and regulations.

Sec. 102. National Tax Allotment of Local Government Units. The national tax allotment which is automatically appropriated in accordance with Section 4 of R.A. No. 9358 shall be apportioned among LGUs, including those created, approved, and ratified in FY 2025 in accordance with the allocation formula prescribed under Section 285 of R.A. No. 7160, taking into consideration the following:

(a)

The land area shall be based on the FY 2001 Land Management Bureau (LMB) certified Masterlist of Land Area unless the latest LMB certified Masterlist of Land Area has been validated by the DILG, NAMRIA, and representatives of the Leagues of Provinces, Cities, and Municipalities, and endorsed by the Secretary of DENR and the Chief Minister of the BARMM to DBM on or before December 31, 2025; and

(b)	The population shall be based on the FY 2024 Census of Population by Province, City, Municipality, and Barangay, as approved under Presidential Proclamation No. 973 dated July 11, 2025.

All valid adjustments, changes, modifications, or alterations in any of the factors affecting the computation of national tax allotment that occurred or happened, including final and executory court decisions, and new certifications relative to the aforementioned items (a) and (b), which were made effective during the current fiscal year, shall only be considered and implemented by the DBM in the subsequent fiscal year from receipt by the DBM of the notice of said change.

LGUs shall include in their budgets income from both local and external sources, including the amount of their national tax allotment, based on the allocation by the DBM, and receipts from borrowings, which shall be approved by their respective sanggunian.

Enforcement of the Personnel Services limitations under Sections 325(a) and 331(b) of R.A. No. 7160 shall be waived to enable LGUs to: (i) absorb the cost of hospital services transferred from provinces to newly created cities; (ii) pay the CNA incentives of their employees upon compliance with the rules and regulations issued by the DBM; (iii) pay the retirement and terminal leave benefits, including the monetization of leave credits of their employees; (iv) pay the minimum Year-end Bonus of One Thousand Pesos (₱1,000) for the punong barangay and Six Hundred Pesos (₱600) for other mandatory barangay officials, and their Cash Gifts; (v) pay the salaries and benefits of health/medical personnel that may be hired to perform functions related to emergency situations; (vi) pay the special benefits that may be authorized to be granted to LGU personnel during emergency situations; (vii) pay the salary differentials of LGU-hired public health workers to fully implement the provisions of R.A. No. 7305; (viii) pay the salaries and other benefits of additional personnel that may be hired by the LGUs to implement the full devolution of certain functions of the Executive branch to LGUs, subject to the guidelines to be issued by the DBM; and (ix) pay the compensation of the Child Development Teachers and Child Development Workers hired by the LGUs. The waiver of the enforcement of the Personnel Services limitation shall be implemented in accordance with the guidelines to be issued by the DBM.

The national tax allotment, and all LGU shares appropriated herein, shall be directly released by the BTr to the LGU beneficiaries through authorized government servicing banks.

Sec. 103. Implementation of Nationally Funded Projects. National government agencies shall coordinate with the LGUs concerned in the implementation of Nationally Funded Projects within their respective jurisdictions. Further, pursuant to Section 17(c) of R.A. No. 7160, the national government agencies, such as DPWH, DA, NIA, DOH, DSWD, DepEd, DENR, DILG, and DOTr, may designate LGUs as implementing agencies for public works and infrastructure projects and other programs, services, and facilities, including the construction of local roads and facilities appropriated in this Act, subject to the following:

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(a)

The LGU has the capability to implement the foregoing by administration or contract and in accordance with the design, plan, specifications, and such other standards and policies of the National Government;

(b)	The LGU-recipient of nationally funded public works and infrastructure projects and other programs, services, and facilities shall commit to fund the cost of maintenance and repairs thereof, and

(c)

The amounts appropriated for the nationally funded projects to be implemented by LGUs shall be released during the fiscal year to be deposited in a trust fund and shall be made available for disbursement for the purpose specified until December 31, 2027.

After the end of validity period, all unreleased appropriations, unobligated allotments, and obligated allotments for goods/services/projects not yet delivered, rendered, or completed, and accepted shall revert to the unappropriated surplus of the General Fund in accordance with Section 28, Chapter 4, Book VI of E.O. No. 292 and shall not thereafter be available for expenditure except by subsequent legislative enactment.

The LGU shall submit quarterly reports on fund utilization and accomplishments through electronic means and post the required reports on the LGU’s website.

The LGU shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 104. Digital Payments for Government Financial Transactions. All national government agencies, SUCs, GOCCs, and LGUs shall utilize secure and efficient digital disbursements in the payment of goods, services and other disbursements, such as government purchase cards (GPC), and offer a digital mode of collecting payments for taxes, fees, tolls, and other charges and impositions, in accordance with E.O. No. 170, s. 2022. The agencies may use facilities of government servicing banks and engage the services of established Financial Service Providers registered with the BSP: Provided, That only interoperable digital payment solutions which are compliant with the National Retail Payment System Framework shall be availed, subject to the existing procurement laws, rules, and regulations.

Sec. 105. Government Purchase Card Program. All national government agencies shall adopt the GPC as an additional mode of payment for the purchase of eligible goods and services used for official functions and purposes.

Implementation of the GPC program shall be in accordance with DBM B.C. No. 2025-1 dated March 12, 2025, and such other guidelines as may be issued thereon.

Sec. 106. Submission of Annual Reports and Audited Financial Statements on Accounts Deposited Outside of the National Treasury. All departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs authorized by law to retain or use income and deposit the same outside of the National Treasury shall submit their respective audited financial statements, annual reports, and narrative report stating therein a detailed description of the utilization of funds through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

The statement and report shall include the beginning balance, income collected and its sources, expenditures, and ending balance for the preceding fiscal year.

The agency shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

Sec. 107. Report on Commission on Audit Observations and Recommendation. Within sixty (60) days from receipt of the COA Annual Audit Report, agencies concerned shall submit to the COA, either in printed form or by way of electronic document, a status report on the actions taken on said audit observations and recommendations using the form prescribed by the COA. Upon receipt, COA shall publish said status report in the COA website as appendix to the annual audit report of the agency concerned.

The COA shall likewise furnish copies of the annual audit reports, either in printed form or electronic document, to the following offices:

(a)	President of the Philippines;

(b)	President of the Senate;

(c)	Speaker of the House of Representatives;

(d)	Chairperson, Senate Committee on Finance;

(e)	Chairperson, House Committee on Appropriations;

(f)	Secretary of the DBM; and

(g)	GCG.

Further, the Chairperson of COA and the Commission’s web administrator or his/her equivalent shall publish in the COA website the copies of the annual audit reports on or before October 31 of the following year.

Sec. 108. Citizen Participatory Audit. To promote transparency, accountability, and citizen engagement in government audits, all departments, bureaus, offices, and instrumentalities of the National Government, including GOCCs and LGUs, shall support the Citizens Participatory Audit (CPA) Program of the COA, pursuant to COA Resolution No. 2018-006 and related issuances.

The CPA shall serve as a formal mechanism for civil society to help audit programs, projects, and activities funded by this Act, ensuring public funds are used legally and efficiently.

The COA shall submit to Congress, on an annual basis, a report on CPA implementation, including the agencies and projects audited, findings and recommendations, and measures undertaken to strengthen citizen participation and improve public financial accountability.

Sec. 109. Financial and Physical Accountability Reports. Departments, bureaus, offices, and instrumentalities of the National Government, including Constitutional Offices enjoying fiscal autonomy and SUCs, shall submit reports on its financial and physical accomplishments, on a monthly, quarterly, or yearly basis, as required under existing guidelines through the following:

(a)	URS or other electronic means for reports not covered by the URS until such time that all agencies have fully migrated to the BTMS; and

(b)	Agency’s website.

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The agency shall send written notice when said reports have been submitted or posted on its website to the DBM, House of Representatives, Senate of the Philippines, House Committee on Appropriations, Senate Committee on Finance, COA, and other offices where the submission of reports is required under existing laws, rules, and regulations. The date of notice to said agencies shall be considered the date of compliance with this requirement.

The DBM shall likewise submit to the Speaker of the House of Representatives, President of the Senate of the Philippines, House Committee on Appropriations, and Senate Committee on Finance, either in printed form or by way of electronic document, quarterly reports on releases from, obligations incurred, liquidated and unliquidated obligations, total disbursements and balances of, regular agency fund including Special Purpose Funds, Supplemental Appropriations, Continuing Appropriations, and Automatic Appropriations as well as modification of funds approved by it pursuant to the General Provisions of this Act.

Failure to comply with any of the foregoing shall result in the automatic suspension of the salaries of the responsible official or employee until they have complied with the above requirements pursuant to Section 57, Chapter 6, Book VI of E.0. No. 292.

Repeated failure or refusal of said official or employee to submit the above reports without any justifiable cause may be ground for administrative disciplinary action, subject to pertinent civil service rules and regulations. The head of agency shall be responsible for ensuring compliance with this penalty provision.

Sec. 110. Submission of Post FY 2026 Budget Status. The DBM shall submit to the Speaker of the House of Representatives, President of the Senate of the Philippines, House Committee on Appropriations, and Senate Committee on Finance a post FY 2026 budget status report not later than May 31, 2027. The report shall indicate a brief accomplishment on all programs, activities, and projects of agencies of the government as reflected in this Act and including specific activities or projects funded from lump-sum appropriations and special purpose funds.

The DBM shall post the said report on its website. The heads of the agencies and the agencies’ web administrators or their equivalent shall be responsible for ensuring that the portion of the status report pertinent to them are likewise posted on their respective websites.

Sec. 111. Transparency in Infrastructure Projects. All agencies of the government shall post the following documents (in optical character recognition format), on their respective websites, within the period indicated:

(a)

The project title, location including the exact coordinates, and detailed description; detailed estimates in arriving at the Approved Budget for the Contract; feasibility study, detailed engineering design, program of work, right of way acquisition, proof of coordination with the LGU/s where the project will be implemented; and winning contractor and/or supplier, the detailed estimates of the bid as awarded, source of fund, mode of procurement, implementing office, and construction start date and target completion date, within thirty (30) calendar days from entering into contract;

(b)	The detailed actual cost of the project; and variation orders issued, if any, within thirty (30) calendar days from the issuance of a certificate of completion; and

(c)	Quarterly status update, including geotagged photos, of the project, and in case of delay, state the reason/s.

Further, all agencies shall post updates on the financial and physical status of infrastructure projects in the Project Digital Information for Monitoring and Evaluation (DIME) transparency website, subject to the guidelines that may be issued by the DBM.

All agencies must ensure that every infrastructure project funded under this Act shall have a project signboard showing, among others, project title, location, brief description, Approved Budget for the Contract, name of contractor, and project duration including the start and completion dates. In addition, the project signboard shall also display a QR code, accessible to the public, that is linked to all documents required under this Section.

All implementing agencies shall maintain an online infrastructure transparency dashboard on its official website, accessible to the public, indicating all the documents required under this Section.

The heads of the agencies and web administrators or their equivalent shall be responsible for ensuring compliance with this Section: Provided, That the requirements prescribed in this Section shall not apply to any project, information, record, or document the disclosure of which would compromise national security.

Sec. 112. Transparency Seal. To enhance transparency, enforce accountability, and promote systematized access to government information, all agencies of the government shall maintain a Transparency Seal to be posted on their websites. The Transparency Seal shall contain the following:

(a)	the agency’s mandates and functions, names of its officials with their position and designation, and contact information;

(b)	approved budgets and corresponding targets, immediately upon approval of this Act;

(c)	modifications made pursuant to the general and special provisions in this Act;

(d)	annual procurement plan/s and contracts awarded with the winning supplier, contractor, or consultant;

(e)	major programs, activities, or projects and their target beneficiaries;

(f)	status of implementation, evaluation or assessment reports of said programs, activities, or projects;

(g)

all subsidy and assistance programs of the government, including details on the manner of the execution, the amounts allocated, and relevant data of the target beneficiaries, subject to R.A. No. 10173 or the Data Privacy Act;

(h)	Budget and Financial Accountability Reports;

(i)	Updated People’s Freedom of Information (FOI) Manual signed by head of agency, Updated One-Page FOI Manual, and Agency FOI Reports;

(j)

annual reports on the status of income authorized by law to be retained or used and be deposited outside of the National Treasury, which shall include the legal basis for its retention or use, the beginning balance, income collected and its sources, expenditures, and ending balance for the preceding fiscal year;

(k)	particulars of concessions, permits, or authorizations granted by the agency, subject to R.A. No. 10173 or the Data Privacy Act; and

(l)	current news and updated events conducted by agencies.

Agencies shall ensure that the content posted under the Transparency Seal is regularly reviewed, updated, and maintained using internal systems and procedures that support accountability, data integrity, and operational efficiency.

The heads of the agencies and their web administrators or their equivalent shall be responsible for ensuring compliance with this Section.

The DBM shall post on its website the status of compliance by all agencies of the government. The agencies are responsible in ensuring that the contents and data of their posts in their respective official websites and communication channels are searchable for the public’s easy access to information regarding matters on public funds.

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GENERAL PROVISIONS

Sec. 113. Joint Congressional Oversight Committee on Public Expenditures. The Senate and the House of Representatives shall constitute a Joint Congressional Oversight Committee on Public Expenditures which shall primarily monitor compliance by agencies with the requirements or conditions in the utilization of public funds under this Act and pertinent laws.

The Joint Congressional Oversight Committee shall be co-chaired by the Chairperson of the Committee on Finance of the Senate and the Chairperson of the Committee on Appropriations of the House of Representatives. The President of the Senate and the Speaker of the House of Representatives shall each designate seven (7) Senators and seven (7) members of the House of Representatives, respectively, as members of the Joint Congressional Oversight Committee. The minority group in the Senate and the House of Representatives shall each have at least one (1) seat in the Joint Congressional Oversight Committee.

The Joint Congressional Oversight Committee on Public Expenditures shall not intervene, participate, or undertake any role or function in any of the various post-enactment stages of the budget execution, such as, but not limited to, project identification or modification, fund releases, and other activities beyond its oversight congressional functions as defined under applicable laws or jurisprudence.

Sec. 114. Exemption from Garnishment, Levy and Execution. Any court, agency, or office is hereby cautioned from garnishing or subjecting to levy and execution all public funds, especially the amounts appropriated under this Act.

Sec. 115. Separability Clause. If for any reason, any section or provision of this Act is declared unconstitutional or invalid, other sections or provisions which are not affected thereby shall continue to be in full force and effect.

Sec. 116. Effectivity. The provisions of this Act, detailed in Volume Nos. I-A, I-B, I-C and II shall take effect on January One, Two Thousand and Twenty Six, unless otherwise provided herein.

Approved,

This Act which originated from the House of Representatives was passed by the House of Representatives and’ the Senate of the Philippines on December  , 2025.

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FISCAL YEAR 2026

PRESIDENT’S VETO MESSAGE

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MALACAÑAN PALACE

MANILA

05 January 2026

THE HONORABLE SPEAKER

LADIES AND GENTLEMEN OF

THE HOUSE OF REPRESENTATIVES

By the power vested in me by the 1987 Constitution, I hereby sign into law Republic Act (RA) No. 12314, the General Appropriations Act (GAA) for Fiscal Year (FY) 2026, entitled:

“AN ACT APPROPRIATING FUNDS FOR THE OPERATION OF THE GOVERNMENT OF THE REPUBLIC OF THE PHILIPPINES FROM JANUARY ONE TO DECEMBER THIRTY ONE, TWO THOUSAND AND TWENTY SIX.”

The FY 2026 National Budget comes at a critical juncture in our nation’s development journey. At the Administration’s midterm, the urgency to deliver on our commitments is clear – foremost among them, reducing poverty to single-digit levels and attaining upper-middle income country status by 2028.

Guided by these goals, we continue to pursue long-term, evidence-based socioeconomic planning, implement strategic reforms to strengthen accountability and oversight, and maintain strict fiscal discipline in public spending. These efforts are built on solid macroeconomic fundamentals, powered by our young and dynamic workforce, and supported by the governance reforms we continue to advance and institutionalize.

The National Budget is our most powerful tool to deliver on our commitments. I, therefore, commend Congress for its close and constructive collaboration with the Executive, fully respecting the separation of powers and distinct constitutional roles, in ensuring that the PHP 6.793 trillion FY 2026 National Budget places the Filipino people at the center of our growth. This budget reflects our collective resolve and an unprecedented investment in our people: education, health care, agriculture, and social services are at their highest levels in history. Equally important, it strengthens cooperation between national and local governments to ensure inclusive development reaches every barangay.

Beyond its high multiplier effects, we assure the Filipino people that this is a clean, disciplined, and responsive budget. We laud Congress for the principled exercise of its power of the purse and for the meaningful reforms undertaken to strengthen transparency and accountability throughout the budget authorization process. For the first time, the Bicameral Conference Committee proceedings were televised, allowing the public to

THE PRESIDENT OF THE PHILIPPINES

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witness how the proposed budget was reconciled. On the part of the Executive, we undertook a comprehensive review to ensure that the budget complies with the Constitution, that every peso is directed with purpose, and that every program is aligned with national priorities. As a result, we enacted a National Budget worthy of the trust of the Filipino people and of the aspirations of the next generation.

Yet the passage of the National Budget is only the beginning. Its true measure lies in execution. On the part of the Executive, we will implement this budget with discipline, heightened transparency, and constant vigilance. We will ensure that no one takes advantage of public funds, and that only the Filipino people truly benefit.

We will press forward with reforms that strengthen oversight, sharpen agency performance, modernize public financial management, accelerate government optimization and digitalization, and uphold transparent and accountable procurement. Specifically, we are harnessing cutting-edge technologies, such as public blockchain infrastructure and digital monitoring and evaluation systems to provide citizens with real-time and verifiable updates on the status of projects.

With renewed resolve, and as we prepare to host the 2026 ASEAN Summit, we will mobilize the National Budget as a central tool to build a Bagong Pilipinas where Filipinos can dream bigger, trust their government, and fully benefit from inclusive and sustainable growth.

I.	GENERAL COMMENTS

In 2025, our nation faced various challenges – from climate-related disruptions, economic volatility, to global and domestic uncertainties that tested both policy action and public trust.

The government decisively responded to these headwinds by adopting a proactive, citizen-centered approach. We strengthened local agricultural production, calibrated tariffs to stabilize supply, and shielded Filipino families from rising costs, bringing average inflation down to 1.6 percent as of November 2025.

The country’s low and stable inflation environment has been cited as a key strength by S&P Global Ratings, which recently reaffirmed the Philippines’ ‘BBB+’ high investment-grade rating with a Positive Outlook. Lower prices, combined with a vibrant labor market, will boost domestic demand and consumption, and support the Philippines’ economic growth.

We also recognized that innovation is the backbone of lasting economic stability. By advancing industrial growth, promoting smarter automation, and fostering healthy competition, we elevated our standing in the Global Innovation Index to 50th out of 139 economies. We likewise expanded and institutionalized targeted interventions to boost investor confidence, with the overall business confidence index increasing in the fourth

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quarter of 2025 based on the latest Business Expectation Survey of the Bangko Sentral ng Pilipinas.

Building on these gains, the FY 2026 National Budget reaffirms our commitment to sustaining economic momentum and institutional integrity. At PHP 6.793 trillion, or 22 percent of GDP, this budget is firmly aligned with the Philippine Development Plan 2023-2028 and AmBisyon Natin 2040 – our roadmap for inclusive growth and shared prosperity.

The FY 2026 National Budget is people-centered. It prioritizes strategic investments in education, health, social welfare, and food security – sectors that deliver lasting economic and social returns and lay the foundation for inclusive development.

Education

Education receives the highest allocation in the 2026 National Budget, amounting to PHP 1.345 trillion or equivalent to 4.36 percent of the country’s GDP. This unprecedented level of investment meets the United Nations Educational, Scientific and Cultural Organization’s global benchmark for education spending, and will empower the sector to close persistent learning gaps, expand opportunities at all levels, and build a system that honors the dignity, aspirations, and potential of every Filipino.

Consistent with this effort, the creation of 32,916 teaching and 32,268 non-teaching plantilla positions in public schools marks a significant step toward reducing teachers’ excessive workload and ensuring the highest quality of teaching and learning.

It is also noteworthy that recent developments in the career progression of our educators are beginning to materialize. Since the enactment of RA No. 12288 or the Career Progression System for Public School Teachers and School Leaders Act on 12 September 2025, more than 16,000 teachers have already been promoted through the Expanded Career Progression System, while 113,000 teachers are set for promotion or reclassification – an acknowledgment of their years of hard work and dedication.

The budget also strengthens the Department of Education’s (DepEd) School-Based Feeding Program, benefitting 4.64 million learners from Kindergarten to Grade 6 students, including pregnant adolescent learners and other marginalized and vulnerable students. This will help improve nutrition status, boost attendance, and enhance learning outcomes of our children.

To provide safe and functional learning environments, I fully support the expanded funding for the Basic Education Facilities Program. This will enable the construction of 24,964 classrooms nationwide, closing the backlog and bringing us closer to our goal of 40,000 classrooms by the end of this Administration in 2028.

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Health

It has always been my priority to widen Universal Health Care access to our people. I welcome Congress’ shared commitment on this priority by providing the healthcare sector its highest budget level ever, amounting to PHP 448.125 billion or 1.45 percent of GDP.

At least PHP 1.0 billion has been allocated to the Department of Health (DOH) Universal Health Care Fund for Zero Balance Billing (ZBB) in LGU hospitals, covering in-patient services in basic accommodations. We will continue to make health services affordable and accessible by providing timely interventions for both communicable and non-communicable diseases. The budget allocates resources for disease surveillance, rapid response mechanisms, and sustainable health financing to protect the welfare of every Filipino.

The budget also covers the hiring of additional 3,017 doctors and 12,593 nurses under the National Health Workers Support Services (NHWSS) to support rural health and improve care delivery nationwide.

The FY 2026 National Budget further strengthens the Philippine Health Insurance Corporation (PhilHealth) with PHP 129.8 billion, including the PHP 60 billion I directed to be restored in September 2025, aligned with the later decision of the Supreme Court. I expect that this expanded fiscal space will enable PhilHealth to fulfill its mandate of reducing out-of-pocket expenses and expanding benefit packages for every Filipino.

Agriculture

The agriculture sector, which serves as the backbone of the resilient and sustainable food systems, receives PHP 297.102 billion or equivalent to about one percent of GDP, demonstrating the Executive and Legislative’s shared commitment to boosting food security, modernizing supply systems, and further capacitating farmers and fisherfolk.

Significant investments in Farm-to-Market Roads will improve rural infrastructure, connect farming communities to key economic hubs, reduce transportation costs, and minimize post-harvest losses. These initiatives also reinforce our goal of positioning agriculture as a key driver of export-led growth and a stronger local supply chain.

Social Services

In 2025, we continued to enhance the income-earning capacity of Filipinos through labor initiatives such as wage adjustments, empowering them to earn better and live longer. In 2026, we aim to transform our social protection system, moving beyond short-term relief to address systemic vulnerabilities and promote sustained and inclusive growth.

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The social services sector is therefore provided with PHP 270.189 billion or equivalent to about one percent of GDP. We will prioritize social services that directly improve the quality of life of Filipinos, reduce vulnerabilities, protect the welfare of all sectors, and advance human capital development. Through these sustainable flagship programs, this budget drives us toward our goal of lowering the national poverty rate to single-digit levels.

We welcome the provision on Prohibition on Political Involvement in the Distribution of Cash and Other Forms of Financial Assistance as it will ensure that assistance reaches its intended beneficiaries fairly, transparently, and solely on the basis of need. This aims to insulate social protection programs from political patronage and promote transparent, agency-led implementation.

Local Governance

Our Local Government Units (LGUs) are at the forefront of governance, delivering essential services and enhancing the well-being of their constituents through programs responsive to genuine local needs. I commend the significant increase in the allocation to LGUs through the Local Government Support Fund (LGSF), reinforcing LGUs as vital partners of the national government in nation-building.

The LGSF empowers LGUs to address local development challenges, including conflict prevention and recovery, support for local production and livelihoods, creation of safe and resilient communities, and strengthened water security. By expanding fiscal space for low-income LGUs, we ensure that no community is left behind.

Complementing the LGSF, the FY 2026 National Budget likewise provides significant support for LGUs through the Disaster Rehabilitation and Reconstruction Assistance Program under the National Disaster Risk Reduction and Management Fund (NDRRMF), with an allocation of PHP 15.33 billion. This program is intended to assist LGUs in the recovery and reconstruction of local economies and livelihoods affected by natural or human-induced calamities, public health emergencies, armed conflict, and other catastrophic events occurring in the current or two preceding years. Funds shall be utilized for priority rehabilitation and recovery projects - such as shelter and resettlement, public infrastructure, education and health services, agriculture, and social protection - based on approved local rehabilitation and recovery plans, and subject to the LGU’s implementation capacity and the approval of the President, taking into account the recommendations of the NDRRMC.

In line with strengthening LGU capacity amid devolution, I likewise issued Executive Order (EO) No. 103, s. 2025, (Amending Executive Order No. 138 [s. 2021] to Extend the Transition Period for the Full Implementation of Devolution of Certain Functions of the Executive Branch to Local Governments, to Provide Additional Policies Therefor, and for Other Purposes). This effectively continues the grant of the Growth Equity Fund (GEF) to assist low-income LGUs in implementing priority programs and projects, addressing fiscal gaps arising from devolution, and augmenting provincial resources for inter-municipal initiatives. The substantial increase provided by Congress

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will further promote inclusive development, particularly among our most resource-constrained LGUs.

Military and Uniformed Personnel

This budget likewise underscores our commitment to uphold the welfare of those who safeguard the nation – our military and uniformed personnel – through the implementation of EO No. 107, s. 2025 (Updating the Base Pay Schedule and Increasing the Subsistence Allowance of the Military and Uniformed Personnel), starting in 2026. Through this, we sustain the morale of our dedicated and service-ready workforce committed to the country’s sovereignty and territorial integrity.

II.	DIRECT VETO

I acknowledge the support of the Congress in limiting the coverage of the Unprogrammed Appropriations (UA), heeding the public’s call for transparency and accountability. However, I push further and reduce the same to the bare minimum, at a level that is the lowest since FY 2019, consistent with the true nature of UA as standby appropriations, intended for priorities that are equally urgent and important as those programmed in the GAA.

This reflects the common understanding between the Executive and Legislative Branches that these funds shall be tapped only when absolutely necessary and strictly in accordance with conditions set in this Act.

I assure the Filipino people that we will not allow the UA to be misused or treated as a backdoor for discretionary spending that will exceed our fiscal program and widen our deficit from our original projection. Let me be clear: the UA are not blank checks. Its utilization is provided with safeguards, with the UA only available when clearly defined triggers are met and released only after careful validation. This administration will enforce these safeguards without exception to serve the public interest and advance our national development goals. We will make releases charged from the UA transparent, providing the necessary details on the funding source and the corresponding purpose.

Accordingly, it is imperative that I veto the following items of appropriations with their Purposes and corresponding Special Provisions under the UA:

•

Purpose 1, “Budgetary Support to Government-Owned and/or -Controlled Corporations,” Volume I-B, page 680; UA, Special Provision No. 2, “Conversion of National Government Advances into Subsidy for Government-Owned or -Controlled Corporations,” Volume I-B, page 679;

•	Purpose 3, “Government of the Philippines Counterpart of Foreign-Assisted Projects,” Volume I-B, page 680;

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•	Purpose 5, “Prior Years’ LGU Shares,” Volume I-B, page 680; UA, Special Provision No. 4, “Prior years’ Local Government Unit Shares,” Volume I-B, page 679;

•

Purpose 7, “Fiscal Support Arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program,” Volume I-B, page 680; UA, Special Provision No. 5, “Fiscal Support Arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program,” Volume I-B, page 679;

•

Purpose 8, “Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program,” Volume I-B, page 680; UA, Special Provision No. 6, “Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program,” Volume I-B, page 679;

•

Purpose 9, “Comprehensive and Adequate Insurance Protection of Strategically Important Government Assets and Interest,” Volume I-B, page 680; UA, Special Provision No. 7, “Insurance Premium for Government Assets,” Volume I-B, page 680; and,

•	Purpose 10, “For Payment of Personnel Services Requirements,” Volume I-B, page 680.

As a consequence of the veto of the items of appropriations for the CARS Program and RACE Program per Purpose Nos. 7 and 8, respectively, under the UA as above-indicated, the following related proviso under UA, Special Provision No. 1, “Availment of the Unprogrammed Appropriations,” Volume I-B, page 679, is likewise hereby subjected to veto:

“In the case of fiscal support arrearages for Comprehensive Automotive Resurgence Strategy (CARS) Program and Revitalizing the Automotive Industry for Competitiveness Enhancement (RACE) Program, the issuance of SARO is required for book entry purposes chargeable against Purpose Nos. 7 and 8, respectively.”

The veto of these items is a measured exercise of Executive authority to rebuild public trust in the budget process, by ensuring that public funds are expended in clear service of national interests. I direct all concerned departments and agencies of the national government to exercise prudent fiscal management to ensure uninterrupted quality public service.

I specifically note that the scheduled increases in benefits of our civil servants, including our military and uniformed personnel, are part of programmed expenditures and will not be affected by the veto of the pertinent purpose of the UA. The same is also true for the Government’s counterpart funding for ongoing foreign-assisted projects that are lodged within the concerned departments to ensure continuous implementation of our flagship projects that will provide greater benefit to our people. Likewise, insurance of

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government assets and interest may continuously be funded using available agency appropriations, or if necessary, to be augmented through other available sources as may be determined by the Department of Budget and Management (DBM).

I am retaining the three remaining purposes of the UA to ensure that our obligations and commitments to implement foreign-assisted projects and public-private partnerships can be readily complied with upon meeting the strict conditions set for such purposes. I also stress the imperative to advance support for the continuing implementation of the Revised AFP Modernization Program as soon as additional resources become available as we continue to strengthen our national defense posture to protect our sovereignty and guarantee the safety and security of our people.

The Government will mobilize all available mechanisms to ensure optimal utilization of the budget. Should additional funding requirements arise during the fiscal year that cannot be supported by this budget, I trust that the Congress will support the Executive in enacting the necessary supplemental appropriations upon satisfactory compliance with the requisites laid down under the Constitution.

III.	CONDITIONAL IMPLEMENTATION

I stand firm in my constitutional duty to ensure the faithful execution of laws, and in this Administration’s reignited commitment to promote the prudent use of public funds. Therefore, I hereby condition the implementation of the following provisions in this Act to conform to existing laws, policies, rules, and regulations:

A.	STRICT ADHERENCE TO LAWS, POLICIES, RULES, AND REGULATIONS

1.	Quick Response Fund

Under RA No. 10121 (The Philippine Disaster Risk Reduction and Management Act of 2010), the Quick Response Fund (QRF) serves as a standby fund for relief and recovery programs in order that the situation and living conditions of people in communities or areas stricken by disasters, calamities, epidemics, or complex emergencies may be normalized as quickly as possible.

Considering the very nature of the QRF, I place Department of National Defense (DND)-Office of Civil Defense (OCD), Special Provision No. 1, “Quick Response Fund,” Volume I-A, page 1343, under conditional implementation requiring the DND-OCD to ensure that in the utilization of the QRF, priority shall be given to the quick relief and recovery programs and projects for affected communities. Conversely, the construction of logistics hubs and procurement of drones for disaster assessment, among other disaster risk reduction or mitigation, prevention, preparedness activities, reconstruction and other work or services, shall primarily be sourced from the DND-OCD’s regular

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budget or the National Disaster Risk Reduction and Management Fund, as applicable.

2.	Engineering and Administrative Overhead Expenses

Consistent with RA No. 8150 (The Public Works and Highways Infrastructure Program Act of 1995), appropriations for infrastructure projects authorized in this Act shall be used solely for project implementation which shall include direct Engineering and Administrative Overhead (EAO) expenses incidental thereto, including but not limited to, salaries of employees who may be hired for the duration of the project, office supplies, and similar operational costs.

Accordingly, to strengthen internal controls in the incurrence of EAO expenses as enumerated under Budgetary Support to Government Corporations (BSGC)-Department of Energy (DOE)-National Electrification Administration (NEA), Special Provision No. 1, “Subsidy to the National Electrification Administration,” Volume I-B, page 596, the NEA shall be guided by RA No. 8150 and other pertinent laws, rules, and regulations.

3.	Payment of Retirement Benefits and Pensions

RA No. 11059 (The Retirement Law of the Office of the Ombudsman) governs the entitlement to retirement benefits of select officials and employees of the Office of the Ombudsman. Hence, the implementation of Office of the Ombudsman, Special Provision No. 6, “Retirement of the Ombudsman, Deputy Ombudsman or the Special Prosecutor,” Volume I-B, page 570 shall be in accordance with Section 2 of RA No. 11059 as to the required term for the enjoyment of the relevant retirement and other benefits. This requisite is highlighted in the immediately preceding Special Provision on the Release of Payment of Retirement Benefits and Pensions which expressly states that the payment of retirement benefits and pensions shall be “subject to the computation and conditions prescribed in applicable retirement laws, rules and regulations.”

4.	Capacity Development Programs

In recognition of their invaluable contribution and dedication to public service, Contract of Service (COS) and Job Order (JO) workers across government agencies are granted ancillary benefits of overtime pay, reimbursement of travel expenses for official travel, and flexible work arrangement, pursuant to Civil Service Commission (CSC)-Commission on Audit (COA)-Department of Budget and Management (DBM) Joint Circular (JC) No. 1 dated December 15, 2025 (The Revised Rules and Regulations on the Engagement of the COS and JO Workers in the Government).

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In addition, the same JC prescribes, among others, that agency heads shall provide support programs to enhance the welfare of the COS and JO workers, such as review sessions to prepare them for the civil service exams, and training programs to improve their job-related skills, etc., subject to existing budgeting, accounting, and auditing rules and regulations.

Therefore, the implementation of Department of Agriculture (DA)-Office of the Secretary (OSEC), Special Provision No. 16, “DA-REACH Program Component of the Other ESETS Activities,” Volume I-A, page 82 shall be subject to CSC-COA-DBM JC No. 1 and to pertinent budgeting, accounting, and auditing rules and regulations, and the issuance of guidelines for the purpose by the DA in coordination with the DBM.

5.	Foreign Service Posts

The National Government remains steadfast in fostering and safeguarding the interest of Filipinos abroad by providing the familiar warmth and comfort of home through our foreign service posts. However, in continuing its mission of quality public service delivery to Filipinos abroad, the implementation of Department of Foreign Affairs (DFA)-OSEC, Special Provision No. 3, “Building Fund,” Volume I-A, page 1047, shall be subject to the updated guidelines to be issued by the DFA, Department of Finance, and DBM, and to pertinent budgeting, accounting, and auditing laws, rules, and regulations.

B.	SHARED FISCAL RESPONSIBILITY

Section 29 (1) of Article VI of the 1987 Constitution states that no money shall be paid out of the Treasury except in pursuance of an appropriation made by law. Relatedly, Section 32, Chapter 5, Book VI of EO No. 292, s. 1987 (The Administrative Code of 1987) provides that all moneys appropriated for functions, activities, projects, and programs shall be available solely for the specific purposes for which these are appropriated.

Hence, as in previous years, I am placing Congress of the Philippines, Special Provision No. 6, “Availability of Appropriations and Cash Allocations,” Volume I-A, page 14 under conditional implementation to emphasize that the use and disbursements of funds shall be for the specified purposes and within the period of availability as prescribed under the General Provision on Cash Budgeting System in this Act.

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IV.	GENERAL OBSERVATION

Keeping in mind our earnest pursuit to achieve economic recovery and sustainable growth, aided by the efficient and effective use of government resources, I hereby convey my stance on the implementation of certain provisions in this Act, as follows:

A.	ORGANIZATIONAL STRUCTURE

I place my unwavering trust in Congress for its proper execution of Congress of the Philippines, Special Provision No. 2, “Organizational Structure of the Senate, the House of Representatives, the Senate and House of Representatives Electoral Tribunals and the Commission on Appointments,” Volume I-A, page 14.

The laws, policies, rules, and regulations on organization, position classification, and compensation are adopted to ensure a stable organizational structure across all government agencies. Hence, the responsibility to comply therewith, including pertinent budgeting, accounting, and auditing laws, rules, and regulations, rests upon all branches of the government.

B.	COMPLIANCE WITH EXISTING LAWS, POLICIES, RULES, AND REGULATIONS

1.	School-Based Feeding Program

The reciprocal and crucial relationship between nutrition and education cannot be overemphasized, with school-based feeding programs significantly impacting both health and academic performance. Accordingly, in the implementation of Department of Education (DepEd)-OSEC, Special Provision No. 25, “School-Based Feeding Program (SBFP),” Volume I-A, page 278, the DepEd shall comply with the relevant provisions of RA No. 11037 (The Masustansyang Pagkain para sa Batang Pilipino Act). Moreover, the participation of LGUs as implementing partners of the program shall be subject to the General Provision on Implementation of Nationally Funded Projects in this Act.

2.	Medical Scholarship and Return Service Program

It cannot be denied that aspiring doctors in the Philippines face high costs for medical education. In response, the Commission on Higher Education (CHED) Medical Scholarship and Return Service Program offers scholarships to talented students who cannot afford medical school.

In this regard, to ensure equitable implementation, Other Executive Offices (OEO)-CHED, Special Provision No. 8, “Medical Scholarship and Return Service Program in State Universities and Colleges,” Volume I-B,

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page 419 shall be implemented in accordance with Section 20 of RA No. 11509 (The Doktor Para sa Bayan Act), which partly provides that utmost priority shall be given to regions with low doctor-to-population ratios.

3.	PAyapa at MAsaganang PamayaNAn Program

Consistent with EO No. 158, s. 2021 (Strengthening the Policy Framework on Peace, Reconciliation and Unity, and Reorganizing the Government’s Administrative Structure for the Purpose), aimed at attaining a just, comprehensive, and sustainable peace, it is understood that in the execution of OEO-Office of the Presidential Adviser on Peace, Reconciliation and Unity (OPAPRU), Special Provision No. 1, “PAyapa at MAsaganang PamayaNAn Program,” Volume I-B, page 486, the OPAPRU shall continue to perform its crucial function of overseeing the status of programs and projects undertaken by government agencies and instrumentalities as part of the implementation of the comprehensive peace process, such as, but not limited to, the PAyapa at MAsaganang PamayaNAn (PAMANA) Program.

4.	Residential Care Services to Vulnerable Groups by Accredited Social Welfare and Development Agencies

Accredited social welfare and development agencies are tapped by the government, through the Department of Social Welfare and Development (DSWD), to support the provision of residential care services. A Social Welfare and Development Agency or SWDA is a non-stock, nonprofit corporation, organization, or association engaged in providing, directly or indirectly, social welfare and development programs and services to its intended clients. On this note, it should be clarified that the implementation of DSWD-OSEC, Special Provision No. 8, “Residential Care Services to Vulnerable Groups by Accredited Social Welfare and Development Agencies,” Volume I-B, page 233, shall be in accordance with the General Provision on Fund Transfers to Civil Society Organizations in this Act.

5.	Implementation of Infrastructure Projects

I continue to give priority and support to infrastructure projects, which is one of the key drivers of our economy. Relative thereto, the General Provision on Implementation of Infrastructure Projects prescribes rules on the implementation of infrastructure projects under this Act. Consequently, it must follow that the infrastructure projects of government-owned or -controlled corporations (GOCCs) shall similarly be in accordance therewith. Hence, BSGC-Others-Special Provisions Applicable to All GOCCs, Special Provision No. 6, “Implementation of Infrastructure Projects”, Volume I-B, page 641 shall make reference and be subject to the above-mentioned General Provision.

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6.	Programs and Projects Related to Senior Citizens and Persons with Disability

I commend the inclusive policy set forth under Section 36, General Provisions, “Programs and Projects Related to Senior Citizens and Persons with Disability,” Volume I-B, page 699, directing all national government agencies, GOCCs, and LGUs to provide qualified Filipino Sign Language (FSL) interpreters and accessible materials for all public transactions, services and facilities involving the deaf, consistent with the objectives of RA No. 11106 (The Filipino Sign Language Act). It is now acknowledged that inclusivity goes beyond the recognition of the rights of all persons with disabilities – it should, more importantly, enable all citizens, regardless of ability, to take part in nation-building.

Nevertheless, it must be clarified that the provision of qualified FSL interpreters can be accomplished by capacitating existing personnel through learning and development programs. Accordingly, compliance with the requirements under this General Provision may not necessarily entail the creation of additional plantilla positions.

V.	EXPENDITURES INCURRED PRIOR TO THE APPROVAL OF THE FY 2026 GAA

As I approve the FY 2026 GAA today, I likewise acknowledge that by operation of law, the FY 2025 GAA was deemed re-enacted and remained in force and effect until 04 January 2026. In this regard, the DBM shall consider the expenditures lawfully incurred under the re-enacted budget in formulating its fund release guidelines for FY 2026.

VI.	INCREASES IN APPROPRIATIONS AND NEW BUDGETARY ITEMS

In the exercise of the budget execution function vested upon the Executive Branch, it is understood that the increases in appropriations and new budgetary items introduced by the Congress in this Budget shall be subject to the national government’s cash programming, observance of prudent fiscal management, applicable budget execution rules and procedures, and approval by the President based on the programmed priorities of the government.

Considering that such increases in appropriations and new budgetary items will have corresponding effects on the outputs and outcomes of the agencies concerned, the DBM shall inform the said agencies of the changes in their respective appropriations and require the submission of their revised performance targets.

JANUARY 5, 2026	OFFICIAL GAZETTE	725
PRESIDENT’S VETO MESSAGE

VII.	CLOSING STATEMENT

The FY 2026 National Budget reflects our strong commitment not only to meet the needs and aspirations of the Filipino people today, but also to nurture future-ready generations who will carry our nation forward.

Guided by the hard lessons of recent fiscal years, this budget charts a renewed and more disciplined course—anchored on prudent fiscal management, targeted and evidence-based investments, and reforms that ensure public resources are translated into real, measurable improvements in the lives of our people. It corrects inefficiencies, strengthens institutions, and ensures that government spending serves the people, fully and faithfully.

As we step into 2026, guided by transparency, strengthened by accountability, and driven by the principle that every peso must serve the Filipino, I am confident that, through the FY 2026 GAA, we will uplift our people, fortify our institutions, and lead the nation towards a Bagong Pilipinas we all deserve.

Very truly yours,

Copy furnished:

SENATOR VICENTE C. SOTTO III

Senate President

Senate of the Philippines

GSIS Bldg., Pasay City

THE HEAD

Presidential Legislative Liaison Office

2/F New Executive Building

Malacañang, Manila

JANUARY 5, 2026	OFFICIAL GAZETTE
SUMMARY OF FY 2026 NEW APPROPRIATIONS

SUMMARY OF FISCAL YEAR 2026

NEW APPROPRIATIONS

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SUMMARY OF FY 2026 NEW APPROPRIATIONS

Amount, In Thousand Pesos

DEPARTMENTS		3,694,229,121

I.	CONGRESS OF THE PHILIPPINES	38,600,212

A.	Senate	8,571,988
B.	Senate Electoral Tribunal	389,888
C.	Commission on Appointments	1,680,256
D.	House of Representatives	27,702,099
E.	House of Representatives Electoral Tribunal	255,981

II.	OFFICE OF THE PRESIDENT	28,028,733

A.	The President’s Offices	28,028,733

III.	OFFICE OF THE VICE-PRESIDENT	889,236

A.	Office of the Vice-President	889,236

IV.	DEPARTMENT OF AGRARIAN REFORM	16,848,770

A.	Office of the Secretary	16,848,770

V.	DEPARTMENT OF AGRICULTURE	185,766,021

A.	Office of the Secretary	165,541,320
B.	Agricultural Credit Policy Council	3,114,121
C.	Bureau of Fisheries and Aquatic Resources	11,764,420
D.	Fertilizer and Pesticide Authority	423,233
E.	National Fisheries Research and Development Institute	743,511
F.	National Meat Inspection Service	677,494
G.	Philippine Carabao Center	2,080,478
H.	Philippine Center for Postharvest Development and Mechanization	479,892
I.	Philippine Council for Agriculture and Fisheries	264,404
J.	Philippine Fiber Industry Development Authority	677,148

VI.	DEPARTMENT OF BUDGET AND MANAGEMENT	3,464,394

A.	Office of the Secretary	3,282,641
B.	Government Procurement Policy Board - Technical Support Office	181,753

JANUARY 5, 2026	OFFICIAL GAZETTE	727
SUMMARY OF FY 2026 NEW APPROPRIATIONS

VII.	DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT	13,621,852

A.	Office of the Secretary	2,706,733
B.	Commission on Population and Development	696,419
C.	Philippine National Volunteer Service Coordinating Agency	39,011
D.	Public-Private Partnership Center of the Philippines	1,168,111
E.	Philippine Statistical Research and Training Institute	152,320
F.	Philippine Statistics Authority	8,734,578
G.	Tariff Commission	124,680

VIII.	DEPARTMENT OF EDUCATION	961,323,626

A.	Office of the Secretary	958,696,109
B.	National Academy of Sports	540,887
C.	National Book Development Board	202,057
D.	National Council for Children’s Television	116,264
E.	National Museum of the Philippines	986,964
F.	Philippine High School for the Arts	218,454
G.	Teacher Education Council	562,891

IX.	STATE UNIVERSITIES AND COLLEGES	137,903,774

A.	University of the Philippines System (The National University)	29,546,851

A.1	University of the Philippines System	29,474,779
A.2	Philippine Energy Research and Policy Institute	72,072

B.	National Capital Region	9,411,153

B.1	Eulogio “Amang” Rodriguez Institute of Science and Technology	530,947
B.2	Marikina Polytechnic College	332,171
B.3	Philippine Normal University	1,563,269
B.4	National Aviation Academy of the Philippines	526,149
B.5	Polytechnic University of the Philippines	3,793,196
B.6	Rizal Technological University	1,108,552
B.7	Technological University of the Philippines	1,556,869

C.	Region I – ILOCOS	7,075,227

C.1	Don Mariano Marcos Memorial State University	1,816,527
C.2	Ilocos Sur Polytechnic State College	751,720
C.3	Mariano Marcos State University	1,752,921
C.4	Pangasinan State University	1,747,093
C.5	University of Northern Philippines	1,006,966

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D.	CORDILLERA ADMINISTRATIVE REGION	3,573,843

D.1	Abra State Institute of Sciences and Technology	394,038
D.2	Apayao State College	349,666
D.3	Benguet State University	1,072,488
D.4	Ifugao State University	726,182
D.5	Kalinga State University	505,865
D.6	Mountain Province State University	525,604

E.	Region II – CAGAYAN VALLEY	5,102,874

E.1	Batanes State College	195,055
E.2	Cagayan State University	1,536,305
E.3	Isabela State University	2,076,989
E.4	Nueva Vizcaya State University	864,542
E.5	Quirino State University	429,983

F.	Region III – CENTRAL LUZON	11,008,023

F.1	Aurora State College of Technology	362,833
F.2	Bataan Peninsula State University	1,034,266
F.3	Bulacan Agricultural State College	343,082
F.4	Bulacan State University	2,036,641
F.5	Central Luzon State University	1,257,111
F.6	Nueva Ecija University of Science and Technology	1,426,141
F.7	Pampanga State Agricultural University	630,737
F.8	Pampanga State University	1,266,277
F.9	Philippine Merchant Marine Academy	350,429
F.10	President Ramon Magsaysay State University	742,648
F.11	Tarlac Agricultural University	521,144
F.12	Tarlac State University	1,036,714

G.	Region IV-A – CALABARZON	7,307,009

G.1	Batangas State University	2,325,267
G.2	Cavite State University	2,116,592
G.3	Laguna State Polytechnic University	1,171,621
G.4	Southern Luzon State University	760,255
G.5	University of Rizal System	933,274

H.	Region IV-B – MIMAROPA	3,845,161

H.1	Marinduque State University	417,706
H.2	Mindoro State University	486,016
H.3	Occidental Mindoro State College	682,939
H.4	Palawan State University	1,054,878
H.5	Romblon State University	614,294
H.6	Western Philippines University	589,328

JANUARY 5, 2026	OFFICIAL GAZETTE	729
SUMMARY OF FY 2026 NEW APPROPRIATIONS

I.	Region V – BICOL	6,980,168

I.1	Bicol State College of Applied Sciences and Technology	318,586
I.2	Bicol University	1,584,635
I.3	Camarines Norte State College	584,782
I.4	Camarines Sur Polytechnic Colleges	744,304
I.5	Catanduanes State University	793,490
I.6	Central Bicol State University of Agriculture	1,203,548
I.7	Dr. Emilio B. Espinosa, Sr. Memorial State College of Agriculture and Technology	346,302
I.8	Partido State University	727,311
I.9	Sorsogon State University	677,210

J.	Region VI – WESTERN VISAYAS	8,140,042

J.1	Aklan State University	760,901
J.2	Capiz State University	1,274,576
J.3	Guimaras State University	380,551
J.4	Iloilo Science and Technology University	1,158,556
J.5	Iloilo State University of Fisheries Science and Technology	601,076
J.6	Northern Iloilo State University	827,477
J.7	University of Antique	801,454
J.8	West Visayas State University	2,335,451

K.	NEGROS ISLAND REGION	3,168,169

K.1	Carlos Hilado Memorial State University	789,331
K.2	Central Philippines State University	632,252
K.3	Negros Oriental State University	1,177,643
K.4	Siquijor State College	203,278
K.5	State University of Northern Negros	365,665

L.	Region VII – CENTRAL VISAYAS	4,604,083

L.1	Bohol Island State University	1,014,342
L.2	Cebu Normal University	644,751
L.3	Cebu Technological University	2,944,990

M.	Region VIII – EASTERN VISAYAS	8,903,251

M.1	Biliran Province State University	832,326
M.2	Eastern Samar State University	927,760
M.3	Eastern Visayas State University	996,583
M.4	Leyte Normal University	618,943
M.5	Northwest Samar State University	680,278
M.6	Palompon Institute of Technology	460,659

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M.7	Samar State University	733,775
M.8	Southern Leyte State University	912,287
M.9	University of Eastern Philippines	1,118,288
M.10	Visayas State University	1,622,352

N.	Region IX – ZAMBOANGA PENINSULA	4,304,862

N.1	Basilan State College	315,318
N.2	J.H. Cerilles State College	604,175
N.3	Jose Rizal Memorial State University	938,741
N.4	Western Mindanao State University	1,384,843
N.5	Zamboanga Peninsula Polytechnic State University	719,320
N.6	Zamboanga State College of Marine Sciences and Technology	342,465

O.	Region X – NORTHERN MINDANAO	6,790,079

O.1	Bukidnon State University	1,140,990
O.2	Camiguin Polytechnic State College	286,989
O.3	Central Mindanao University	1,155,307
O.4	MSU – Iligan Institute of Technology	1,657,584
O.5	Northern Bukidnon State College	295,145
O.6	Northwestern Mindanao State College of Science and Technology	500,618
O.7	University of Science and Technology of Southern Philippines	1,753,446

P.	Region XI – DAVAO	3,307,445

P.1	Davao de Oro State College	439,390
P.2	Davao del Norte State College	537,822
P.3	Davao del Sur State College	390,493
P.4	Davao Oriental State University	669,728
P.5	Southern Philippines Agri-Business and Marine and Aquatic School of Technology	266,643
P.6	University of Southeastern Philippines	1,003,369

Q.	Region XII – SOCCSKSARGEN	2,359,810

Q.1	Cotabato Foundation College of Science and Technology	420,315
Q.2	South Cotabato State College	142,884
Q.3	Sultan Kudarat State University	692,552
Q.4	University of Southern Mindanao	1,104,059

R.	REGION XIII – CARAGA	3,882,453

R.1	Agusan del Sur State College of Agriculture and Technology	544,152
R.2	Caraga State University	1,190,158
R.3	North Eastern Mindanao State University	1,425,893
R.4	Surigao del Norte State University	722,250

JANUARY 5, 2026	OFFICIAL GAZETTE	731
SUMMARY OF FY 2026 NEW APPROPRIATIONS

S.	BANGSAMORO AUTONOMOUS REGION IN MUSLIM MINDANAO (BARMM)	8,593,271

S.1	Adiong Memorial State College	165,621
S.2	Cotabato State University	407,916
S.3	Mindanao State University	6,256,665
S.4	MSU-Tawi-Tawi College of Technology and Oceanography	1,006,853
S.5	Sulu State College	476,271
S.6	Tawi-Tawi Regional Agricultural College	279,945

X.	DEPARTMENT OF ENERGY	2,963,524

A.	Office of the Secretary	2,963,524

XI.	DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES	27,028,144

A.	Office of the Secretary	19,291,005
B.	Environmental Management Bureau	3,464,856
C.	Mines and Geosciences Bureau	1,846,411
D.	National Mapping and Resource Information Authority	1,983,228
E.	National Water Resources Board	294,405
F.	Palawan Council for Sustainable Development Staff	148,239

XII.	DEPARTMENT OF FINANCE	29,353,874

A.	Office of the Secretary	1,278,317
B.	Bureau of Customs	4,922,461
C.	Bureau of Internal Revenue	17,231,086
D.	Bureau of Local Government Finance	974,023
E.	Bureau of the Treasury	4,650,643
F.	Central Board of Assessment Appeals	17,119
G.	Insurance Commission	6
H.	National Tax Research Center	145,616
I.	Privatization and Management Office	134,603

XIII.	DEPARTMENT OF FOREIGN AFFAIRS	28,626,060

A.	Office of the Secretary	28,318,364
B.	Foreign Service Institute	173,147
C.	Presidential Commission on Visiting Forces	51,575
D.	Technical Cooperation Council of the Philippines	31,560
E.	UNESCO National Commission of the Philippines	51,414

XIV.	DEPARTMENT OF HEALTH	297,857,214

A.	Office of the Secretary	297,489,464
B.	National Nutrition Council	304,546
C.	Philippine National AIDS Council	63,204

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XV.	DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT	1,909,167

A.	Office of the Secretary	1,382,250
B.	Human Settlements Adjudication Commission	526,917

XVI.	DEPARTMENT OF INFORMATION AND COMMUNICATIONS TECHNOLOGY	13,100,770

A.	Office of the Secretary	11,371,671
B.	Cybercrime Investigation and Coordination Center	573,779
C.	National Privacy Commission	428,866
D.	National Telecommunications Commission	726,454

XVII.	DEPARTMENT OF THE INTERIOR AND LOCAL GOVERNMENT	308,464,121

A.	Office of the Secretary	9,434,728
B.	Bureau of Fire Protection	35,200,080
C.	Bureau of Jail Management and Penology	31,252,492
D.	Early Childhood Care and Development Council	356,793
E.	Local Government Academy	544,847
F.	National Commission on Muslim Filipinos	1,313,603
G.	National Police Commission	2,465,656
H.	National Youth Commission	315,469
I.	Philippine Commission on Women	204,894
J.	Philippine National Police	226,140,071
K.	Philippine Public Safety College	1,235,488

XVIII.	DEPARTMENT OF JUSTICE	42,820,525

A.	Office of the Secretary	12,207,645
B.	Bureau of Corrections	10,869,946
C.	Bureau of Immigration	4,514,163
D.	Land Registration Authority	1,361,033
E.	National Bureau of Investigation	3,791,376
F.	Office for Alternative Dispute Resolution	160,581
G.	Office of the Government Corporate Counsel	304,017
H.	Office of the Solicitor General	1,694,826
I.	Parole and Probation Administration	1,226,908
J.	Presidential Commission on Good Government	275,252
K.	Public Attorney’s Office	6,414,778

XIX.	DEPARTMENT OF LABOR AND EMPLOYMENT	61,173,498

A.	Office of the Secretary	29,982,139
B.	Institute for Labor Studies	77,904
C.	National Conciliation and Mediation Board	371,162

JANUARY 5, 2026	OFFICIAL GAZETTE	733
SUMMARY OF FY 2026 NEW APPROPRIATIONS

D.	National Labor Relations Commission	1,803,038
E.	National Wages and Productivity Commission	357,063
F.	Professional Regulation Commission	2,521,636
G.	Technical Education and Skills Development Authority	26,060,556

XX.	DEPARTMENT OF MIGRANT WORKERS	11,020,271

A.	Office of the Secretary	6,770,018
B.	Overseas Workers Welfare Administration	4,250,253

XXI.	DEPARTMENT OF NATIONAL DEFENSE	305,872,697

A.	Office of the Secretary – Proper	2,353,995
B.	Government Arsenal	2,873,405
C.	National Defense College of the Philippines	310,011
D.	Office of Civil Defense	2,638,769
E.	Philippine Veterans Affairs Office (PVAO) – Proper	1,525,447
F.	Veterans Memorial Medical Center	3,687,246

G.	Armed Forces of the Philippines	292,483,824

G.1	Philippine Army (Land Forces)	145,161,444
G.2	Philippine Air Force (Air Forces)	60,634,248
G.3	Philippine Navy (Naval Forces)	59,929,370
G.4	General Headquarters, AFP and AFP Wide Service Support Units (AFPWSSUS)	26,758,762

XXII.	DEPARTMENT OF PUBLIC WORKS AND HIGHWAYS	529,595,195

A.	Office of the Secretary	529,595,195

XXIII.	DEPARTMENT OF SCIENCE AND TECHNOLOGY	31,743,918

A.	Office of the Secretary	8,123,129
B.	Advanced Science and Technology Institute	400,849
C.	Food and Nutrition Research Institute	1,127,241
D.	Forest Products Research and Development Institute	286,634
E.	Industrial Technology Development Institute	585,922
F.	Metals Industry Research and Development Center	303,255
G.	National Academy of Science and Technology	171,242
H.	National Research Council of the Philippines	255,523
I.	Philippine Atmospheric, Geophysical and Astronomical Services Administration	2,838,780
J.	Philippine Council for Agriculture, Aquatic and Natural Resources Research and Development	1,685,546
K.	Philippine Council for Health Research and Development	905,406
L.	Philippine Council for Industry, Energy and Emerging Technology Research and Development	1,126,506
M.	Philippine Institute of Volcanology and Seismology	1,057,033
N.	Philippine Nuclear Research Institute	887,981
O.	Philippine Science High School System	3,468,029

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P.	Philippine Textile Research Institute	473,500
Q.	Science Education Institute	7,599,698
R.	Science and Technology Information Institute	174,636
S.	Technology Application and Promotion Institute	273,008

XXIV.	DEPARTMENT OF SOCIAL WELFARE AND DEVELOPMENT	269,932,864

A.	Office of the Secretary	264,447,950
B.	Council for the Welfare of Children	202,625
C.	Juvenile Justice and Welfare Council	133,058
D.	National Anti-Poverty Commission	369,393
E.	National Authority for Child Care	747,467
F.	National Commission of Senior Citizens	3,596,953
G.	National Council on Disability Affairs	187,216
H.	Presidential Commission for the Urban Poor	248,202

XXV.	DEPARTMENT OF TOURISM	4,158,045

A.	Office of the Secretary	3,636,607
B.	Intramuros Administration	161,341
C.	National Parks Development Committee	316,806
D.	Philippine Commission on Sports Scuba Diving	43,291

XXVI.	DEPARTMENT OF TRADE AND INDUSTRY	9,814,662

A.	Office of the Secretary	7,391,898
B.	Board of Investments	565,408
C.	Construction Industry Authority of the Philippines	192,832
D.	Cooperative Development Authority	1,290,844
E.	Design Center of the Philippines	269,851
F.	Philippine Trade Training Center	103,829

XXVII.	DEPARTMENT OF TRANSPORTATION	136,787,878

A.	Office of the Secretary	91,250,683
B.	Civil Aeronautics Board	262,380
C.	Maritime Industry Authority	1,477,468
D.	Office of Transportation Cooperatives	47,304
E.	Office for Transportation Security	1,156,862
F.	Philippine Coast Guard	42,514,531
G.	Toll Regulatory Board	78,650

XXVIII.	PRESIDENTIAL COMMUNICATIONS OFFICE	2,455,915

A.	Presidential Communications Office (Proper)	953,935
B.	Bureau of Communications Services	95,698

JANUARY 5, 2026	OFFICIAL GAZETTE	735
SUMMARY OF FY 2026 NEW APPROPRIATIONS

C.	National Printing Office	19,628
D.	News and Information Bureau	153,604
E.	Philippine Information Agency	501,594
F.	Presidential Broadcast Service-Bureau of Broadcast Services	484,337
G.	Presidential Broadcast Staff (RTVM)	247,119

XXIX.	OTHER EXECUTIVE OFFICES	79,750,974

A.	Anti-Money Laundering Council	333,102
B.	Anti-Red Tape Authority	610,911
C.	Climate Change Commission	316,283
D.	Commission on Filipinos Overseas	263,267
E.	Commission on Higher Education	47,521,286
F.	Commission on the Filipino Language	120,115
G.	Dangerous Drugs Board	490,085
H.	Energy Regulatory Commission	903,495
I.	Film Development Council of the Philippines	367,349
J.	Games and Amusements Board	151,292
K.	Governance Commission for Government-Owned or Controlled Corporations	377,079
L.	Marawi Compensation Board	2,213,390
M.	Metropolitan Baguio City, La Trinidad, Itogon, Sablan, Tuba, and Tublay Development Authority	24,663
N.	Mindanao Development Authority	363,409
O.	Movie and Television Review and Classification Board	75,288
P.	National Amnesty Commission	305,544

Q.	National Commission for Culture and the Arts	1,960,623

Q.1	National Commission for Culture and the Arts (Proper)	775,745
Q.2	National Historical Commission of the Philippines	579,613
Q.3	National Library of the Philippines	301,475
Q.4	National Archives of the Philippines	303,790

R.	National Commission on Indigenous Peoples	1,803,577
S.	National Intelligence Coordinating Agency	2,798,424
T.	National Security Council	1,235,019
U.	Office of the Presidential Adviser on Peace, Reconciliation and Unity	8,133,437
V.	Optical Media Board	47,032
W.	Philippine Competition Commission	566,508
X.	Philippine Drug Enforcement Agency	4,372,010
Y.	Philippine Racing Commission	199,765
Z.	Philippine Space Agency	1,136,900
AA.	Philippine Sports Commission	2,206,808
AB.	Presidential Management Staff	854,313

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XXX.	THE JUDICIARY	68,434,463

A.	Supreme Court of the Philippines and the Lower Courts	58,544,943
B.	Presidential Electoral Tribunal	166,802
C.	Sandiganbayan	2,677,969
D.	Court of Appeals	5,949,754
E.	Court of Tax Appeals	1,094,995

XXXI.	CIVIL SERVICE COMMISSION	2,854,404

A.	Civil Service Commission	2,751,651
B.	Career Executive Service Board	102,753

XXXII.	COMMISSION ON AUDIT	14,415,347

XXXIII.	COMMISSION ON ELECTIONS	19,873,373

XXXIV.	OFFICE OF THE OMBUDSMAN	6,418,333

XXXV.	COMMISSION ON HUMAN RIGHTS	1,357,267

A.	Commission on Human Rights	1,294,763
B.	Human Rights Violations Victims’ Memorial Commission	62,504

SPECIAL PURPOSE FUNDS		951,979,570

XXXVI.	BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS	264,819,717

A.	DEPARTMENT OF AGRICULTURE	28,619,673

A.1	National Dairy Authority	2,378,993
A.2	National Food Authority	11,291,528
A.3	Philippine Coconut Authority	1,919,320
A.4	Philippine Crop Insurance Corporation	6,500,000
A.5	Philippine Fisheries Development Authority	4,530,000
A.6	Philippine Rice Research Institute	979,832
A.7	Sugar Regulatory Administration	1,020,000

B.	DEPARTMENT OF ECONOMY, PLANNING, AND DEVELOPMENT	1,467,988

B.1	Development Academy of the Philippines	1,099,955
B.2	Philippine Institute for Development Studies	368,033

JANUARY 5, 2026	OFFICIAL GAZETTE	737
SUMMARY OF FY 2026 NEW APPROPRIATIONS

C.	DEPARTMENT OF ENERGY	12,082,577

C.1	National Electrification Administration	10,134,200
C.2	National Power Corporation	1,948,377

D.	DEPARTMENT OF ENVIRONMENT AND NATURAL RESOURCES	207,047

D.1	Metropolitan Waterworks and Sewerage System – Regulatory Office	207,047

E.	DEPARTMENT OF FINANCE	58,227

E.1	Philippine Tax Academy	58,227

F.	DEPARTMENT OF HEALTH	143,539,010

F.1	Lung Center of the Philippines	2,748,790
F.2	National Kidney and Transplant Institute	3,212,329
F.3	Philippine Children’s Medical Center	3,502,594
F.4	Philippine Health Insurance Corporation	129,782,163
F.5	Philippine Heart Center	4,086,715
F.6	Philippine Institute of Traditional and Alternative Health Care	206,419

G.	DEPARTMENT OF HUMAN SETTLEMENTS AND URBAN DEVELOPMENT	4,063,352

G.1	National Housing Authority	3,897,272
G.2	Social Housing Finance Corporation	166,080

H.	DEPARTMENT OF TOURISM	276,000

H.1	Tourism Infrastructure and Enterprise Zone Authority	248,000
H.2	Tourism Promotions Board	28,000

I.	DEPARTMENT OF TRADE AND INDUSTRY	2,092,907

I.1	Aurora Pacific Economic Zone and Freeport Authority	381,535
I.2	Center for International Trade Expositions and Missions	711,372
I.3	Small Business Corporation	1,000,000

J.	DEPARTMENT OF TRANSPORTATION	3,112,999

J.1	Light Rail Transit Authority	2,261,377
J.2	Philippine National Railways	851,622

K.	PRESIDENTIAL COMMUNICATIONS OFFICE	258,764

K.1	Intercontinental Broadcasting Corporation	122,000
K.2	People’s Television Network, Incorporated	136,764

738	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

L.	OTHER EXECUTIVE OFFICES	69,012,567

L.1	Authority of the Freeport Area of Bataan	250,000
L.2	Bases Conversion and Development Authority	1,147,175
L.3	Cagayan Economic Zone Authority	1,095,231
L.4	Cultural Center of the Philippines	755,517
L.5	National Irrigation Administration	63,246,735
L.6	Philippine Center for Economic Development	121,764
L.7	Philippine Postal Corporation	1,383,465
L.8	Southern Philippines Development Authority	158,029
L.9	Subic Bay Metropolitan Authority	500,000
L.10	Zamboanga City Special Economic Zone Authority	354,651

M.	BUDGETARY SUPPORT TO GOVERNMENT CORPORATIONS - OTHERS	28,606

XXXVII.	ALLOCATIONS TO LOCAL GOVERNMENT UNITS	108,370,460

A.	Metropolitan Manila Development Authority	6,777,103
B.	Special Shares of LGUs in the Proceeds of National Taxes	31,724,961
C.	Local Government Support Fund	57,872,578
D.	Special Shares of LGUs in the Proceeds of Fire Code Fees	1,405,731
E.	Bangsamoro Autonomous Region in Muslim Mindanao (BARMM)	10,590,087

XXXVIII.	CONTINGENT FUND	13,000,000

XXXIX.	MISCELLANEOUS PERSONNEL BENEFITS FUND	77,047,627

XL.	NATIONAL DISASTER RISK REDUCTION AND MANAGEMENT FUND	39,822,355

XLI.	PENSION AND GRATUITY FUND	165,518,761

XLII.	REVISED AFP MODERNIZATION PROGRAM	40,000,000

XLIII.	UNPROGRAMMED APPROPRIATIONS	243,400,650

	TOTAL NEW APPROPRIATIONS	4,646,208,691

JANUARY 5, 2026	OFFICIAL GAZETTE	739
SUMMARY OF FY 2026 NEW APPROPRIATIONS

Budgets of Department of Energy Attached Corporations
I.	National Electrification Administration	13,159,417
II.	National Power Corporation	42,900,312
III.	Philippine National Oil Company	1,873,759

	Total	57,933,488

JANUARY 5, 2026	OFFICIAL GAZETTE
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

DEPARTMENT OF AGRICULTURE

FARM-TO-MARKET ROADS

FISCAL YEAR 2026

740	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

DEPARTMENT OF AGRICULTURE
LOCALLY-FUNDED PROJECTS
FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
REPAIR/REHABILITATION AND CONSTRUCTION OF FARM-TO-MARKET ROADS IN DESIGNATED KEY PRODUCTION AREAS	33,009,763,000

Region I - ILOCOS	1,843,400,000

Concreting of Brgy. Payac FMR Phase II, Brgy. Payac, Bangui, Ilocos Norte START: 18.4852387, 120.7217384 END: 18.4763678, 120.7171022	30,000,000
Concreting of Brgy. Mandaloque FMR, Brgy. Mandaloque, Dingras, Ilocos Norte START: 18.123331167, 120.7091567 END: 18.1193264, 120.713165	30,000,000
Concreting of Brgy. Pug-os-Brgy. Nasantaan FMR, Brgy. Pug-os and Brgy. Nasantaan, Cabugao, Ilocos Sur START: 17.8192967, 120.481825 END: 17.8211377, 120.4574587	15,000,000
Concreting of Brgy. Daligan-Brgy. Bugbuga FMR, Brgy. Daligan and Brgy. Bugbuga, Sta. Cruz, Ilocos Sur START: 17.0590689, 120.4983636 END: 17.0681617, 120.5027983	15,000,000
Concreting of Brgy. Lon-oy to Brgy. Bayabas FMR, Brgy. Lon-oy and Brgy. Bayabas, San Gabriel, La Union START: 16.689822, 120.508380 END: 16.678892, 120.512973	30,000,000
Concreting of Brgy. San Julian East to Brgy. Sta. Monica FMR, Brgy. San Julian East and Brgy. Sta. Monica, Agoo, La Union START: 16.325954, 120.352389 END: 16.328700, 120.355009	15,000,000
Concreting of Brgy. Sta. Ana FMR, Brgy. Sta. Ana, Agoo, La Union START: 16.354728, 120.362389 END: 16.348939, 120.361871	15,000,000
Concreting of Brgy. Sabangan-Brgy. Cabatuan FMR, Brgy. Sabangan and Brgy. Cabatuan, Alaminos City, Pangasinan START: 16.156615, 120.021882 END: 16.132142, 120.034168	30,000,000
Concreting of Brgy. Gueteb-Brgy. Balangay FMR, Brgy. Gueteb and Brgy. Balangay, Urbiztondo, Pangasinan START: 15.845949, 120.357107 END: 15.849310, 120.364030	15,000,000
Concreting of Brgy. Baug FMR, Brgy. Baug, Urbiztondo, Pangasinan START: 15.820911, 120.366448 END: 15.819774, 120.361978	7,500,000
Concreting of Brgy. San Jose FMR, Brgy. San Jose, Aguilar, Pangasinan START: 15.8724657, 120.2714102 END: 15.8707261, 120.2669315	5,000,000
Concreting of Brgy. Naguilayan FMR, Brgy. Naguilayan, San Carlos City, Pangasinan START: 15.966532, 120.342132 END: 15.965371, 120.348117	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	741
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Lilimasan FMR Phase II, Brgy. Lilimasan, San Carlos City, Pangasinan START: 15.933880, 120.375421 END: 15.929077, 120.381009	15,000,000
Concreting of Brgy. David to Brgy. Gegesangen FMR, Brgy. David and Brgy. Gegesangen, Mangaldan, Pangasinan START: 16.032384, 120.427437 END: 16.028947, 120.423558	15,000,000
Concreting of Brgy. San Jose FMR Phase II, Brgy. San Jose, San Jacinto, Pangasinan START: 16.0967955, 120.4558938 END: 16.0908273, 120.4505791	15,000,000
Concreting of Sitio Canit, Brgy. Inmalog FMR, Brgy. Inmalog, Sison, Pangasinan START: 16.177525, 150.540172 END: 16.180712, 120.546661	30,000,000
Concreting of Brgy. Coldit to Brgy. San Vicente West FMR, Brgy. Coldit and Brgy. San Vicente West, Asingan, Pangasinan START: 16.035188, 120.651691 END: 16.035307, 120.660564	5,000,000
Concreting of Brgy. Bungro FMR, Brgy. Bungro, San Ildefonso, Ilocos Sur START: 17.6261721, 120.4221685 END: 17.61643, 120.4226633	18,000,000
Concreting of Brgy. Aguing-Brgy. Masadag FMR, Brgy. Aguing and Brgy. Masadag, San Ildefonso, Ilocos Sur START: 17.8619403, 120.484276 END: 17.8582814, 120.4834986	12,000,000
Concreting of Brgy. Remedios FMR, Brgy. Remedios, Cervantes, Ilocos Sur START: 17.0012067, 120.715005 END: 17.0002333, 120.7126317	15,000,000
Concreting of Brgy. San Rafael to Brgy. Lungao to Brgy. Fianza FMR, Brgy. San Rafael, Brgy. Lungao and Brgy. Fianza, Nicolas, Pangasinan START: 16.0817802, 120.7610126 END: 16.0924977, 120.778266	30,000,000
Rehabilitation/Improvement of Brgy. Nagsantaan FMR, Brgy. Nagsantaan, Cabugao, Ilocos Sur START: 17.8177207, 120.487956 END: 17.8225194, 120.4864337	15,000,000
Concreting of Brgy. Tamorong FMR, Brgy. Tamorong, Sta. Catalina, Ilocos Sur START: 17.598800, 120.361081 END: 17.601678, 120.360265	13,700,000
Concreting of Brgy. Naglao-an FMR, Brgy. Naglao-an, Sto. Domingo, Ilocos Sur START: 17.6362922, 120.3879744 END: 17.6344054, 120.3766118	24,800,000
Concreting and Opening of Brgy. Cabittaogan FMR, Brgy. Cabittaogan, Sta. Catalina, Ilocos Sur START: 17.573024, 120.354189 END: 17.570773, 120.348007	12,500,000
Concreting of Brgy. Aragan-Brgy. Catucdaan FMR, Brgy. Aragan and Brgy. Catucdaan, Cabugao, Ilocos Sur START: 17.7835482, 120.5060265 END: 17.7895941, 120.507395	12,500,000
Concreting of Brgy. Subec FMR, Brgy. Subec, Sta. Catalina, Ilocos Sur START: 17.581114; 120.352582 END: 17.576187;120.356454	12,000,000

742	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Rehabilitation/Concreting of Brgy. Padu Chico FMR, Brgy. Padu Chico, Sto. Domingo, Ilocos Sur START: 17.6371367, 120.3904233 END: 17.6437833, 120.3841733	18,000,000
Concreting of Brgy.Catucdaan FMR, Brgy. Catucdaan Cabugao, Ilocos Sur START: 17.801869, 120.5069501 END: 17.80468056, 120.5084278	11,000,000
Concreting of Brgy. Cabbittaoagan FMR, Brgy. Cabbittaoagan, Sta. Catalina, Ilocos Sur START: 17.572971, 120.354119 END: 17.572285, 120.348155	14,000,000
Construction of Brgy. Lacuben FMR, Brgy. Lacuben, Badoc, Ilocos Norte START: 17.9319613, 120.4789309 END: 17.9267948, 120.4887229	10,000,000
Construction of Brgy. Colo-Brgy. Mabaleng - Brgy.Tabug FMR, Brgy. Colo, Brgy. Mabaleng, and Brgy.Tabug, Batac City, Ilocos Norte START: 18.0349241, 120.5603939 END: 18.0274728 , 120.5485985	10,000,000
Concreting of Brgy. Sagayaden Norte-Brgy.Sagayaden Sur FMR, Brgy. Sagayaden Norte and Brgy.Sagayaden Sur, Cabugao, Ilocos Sur START: 17.7720584, 120.4617735 END: 17.7675318, 120.4534977	24,000,000
Concreting of Brgy. Nagcullooban FMR, Brgy. Nagcullooban, Sinait, Ilocos Sur START: 17.8541025, 120.5160623 END: 17.8532083, 120.5232633	15,000,000
Rehabilitation/Construction of Brgy. Pudoc FMR, Brgy. Pudoc, San Vicente, Ilocos Sur START: 17.6108033, 120.3553933 END: 17.6133433, 120.356465	10,000,000
Concreting of Brgy. Alinaay-Brgy. Sisim FMR, Brgy. Alinaay and Brgy. Sisim, Cabugao, Ilocos Sur START: 17.7926727, 120.4775201 END: 17.7952244, 120.4859022	17,500,000
Concreting of Brgy. Parian to Brgy. Pagudpud to Brgy. San Vicente FMR, Brgy. Parian, Brgy. Pagudpud and Brgy. San Vicente, San Fernando, La Union START: 16.594851, 120.314637 END: 16.585802, 120.316119	22,000,000
Rehabilitation/Improvement of Brgy. Bambanay to Brgy. Pacpacac FMR, Brgy. Bambanay and Brgy. Pacpacac, San Juan, La Union START: 16.6690678, 120.3707961 END: 16.6633142, 120.3759527	15,000,000
Rehabilitation/Improvement of Brgy. Corro-oy to Brgy. Paagan West FMR, Brgy. Corro-oy and Brgy. Paagan West, Santol, La Union START: 16.80963611, 120.4471389 END: 16.8037444, 120.4444917	15,000,000
Concreting of Brgy. Daramuangen FMR, Brgy. Daramuangen, Naguilian, La Union START: 16.538583, 120.3719543 END: 16.5415572, 120.3785507	10,000,000
Rehabilitation/Improvement of Gusing Sur FMR, Brgy. Gusing Sur, Naguillian, La Union START: 16.5618783, 120.4126238 END: 16.5575206, 120.120.4061078	10,000,000
Concreting of Brgy. Dal-lipaoen FMR, Brgy. Dal-lipaoen, Naguilian, La Union START: 16.5386404, 120.37019641 END: 16.5372723, 120.3804626	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	743
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Gusing Norte FMR, Brgy. Gusing Norte, Naguilian, La Union START: 16.5591522, 120.4292848 END: 16.562651, 120.4198513	10,000,000
Concreting of Brgy. Natividad FMR, Brgy. Natividad, Naguilian, La Union START: 16.5299928, 120.3885362 END: 16.5307394, 120.3910782	7,600,000
Concreting of Brgy.Casilagan-Brgy. Namunitan FMR, Brgy.Casilagan and Brgy. Namunitan, Sto Tomas, La Union START: 16.264243, 120.413245 END: 16.257635, 120.413430	13,500,000
Concreting of Brgy. Bucayab-Brgy. Palugsi-Brgy. Limmansangan FMR, Brgy. Bucayab, Brgy. Palugsi and Brgy. Limmansangan, Bauang, La Union START: 16.5101226, 120.3539339 END: 16.4969444, 120.3511451	30,000,000
Concreting of Tapaw Brgy. Urayong FMR, Brgy. Urayong, Caba, La Union START: 16.454075, 120.345880 END: 16.451951, 120.346842	3,900,000
Concreting of Brgy. Parasapas FMR, Brgy. Parasapas, Rosario, La Union START: 16.276256, 120.4481087 END: 16.2734674, 120.4486121	8,400,000
Construction of Brgy. Pocal-Pocal FMR, Brgy. Pocal-Pocal, Alaminos City, Pangasinan START: 16.147328, 119.9985151 END: 16.1446464, 119.9981274	5,000,000
Construction of Brgy. Sabangan FMR, Brgy. Sabangan, Alaminos City, Pangasinan START: 16.1599818, 120.0262823 END: 16.1579989, 120.0289894	5,000,000
Construction of Brgy. Tawin-Tawin FMR, Brgy. Tawin-Tawin, Alaminos City, Pangasinan START: 16.1700757, 119. 9279969 END: 16.1726611, 119.929402	5,000,000
Construction of Brgy. Bolaney FMR, Brgy. Bolaney, Alaminos City, Pangasinan START: 16.1242644, 119.9728118 END: 16.1214599, 119.9712467	5,000,000
Construction of Brgy. Macatiw FMR, Brgy. Macatiw, Alaminos City, Pangasinan START: 16.0951289, 120.0060751 END: 16.098487,120.0031119	5,000,000
Construction of Brgy. Telbang FMR, Brgy. Telbang, Alaminos City, Pangasinan START: 16.1546478, 120.0580679 END: 16.1549057, 120.058518	5,000,000
Construction of Brgy. Quibuar FMR, Brgy. Quibuar, Alaminos City, Pangasinan START: 16.0896688, 119.9746634 END: 16.0875891, 119.9758649	5,000,000
Construction of Brgy. San Vicente FMR, Brgy. San Vicente, Alaminos City, Pangasinan START: 16.1304271, 119.99213 END: 16.1294202, 119.9948343	5,000,000
Construction of Brgy. Tambobong FMR, Brgy. Tambobong, Dasol, Pangasinan START: 15.926970, 119.768155 END: 15.931721, 119.776325	5,000,000
Construction of Brgy. Tambac FMR, Brgy. Tambac, Dasol, Pangasinan START: 15.905323, 119.898851 END: 15.907205, 119.909467	5,000,000
Construction of Brgy. Petal FMR, Brgy. Petal, Dasol, Pangasinan START: 15.926780, 119.884821 END: 16.294580, 119.826402	5,000,000

744	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Hermosa FMR, Brgy. Hermosa, Dasol, Pangasinan START: 15.940726, 119.869553 END: 15.939363, 119.871032	8,000,000
Construction of Brgy. Banog Sur FMR, Brgy. Banog Sur, Bani, Pangasinan START: 16.1714355,119.8978586 END:16.1702078, 119.8937292	5,000,000
Construction of Brgy. Dolaoan FMR, Brgy. Dolaoan, Anda, Pangasinan START: 16.3272587, 119.9733977 END: 16.327986, 119.965473	5,000,000
Construction of Brgy. Awile FMR, Brgy. Awile, Anda, Pangasinan START: 16.259313, 119.971428, END: 16.261663, 119.962179	5,000,000
Construction of Brgy. Mal-ong FMR, Brgy. Mal-ong, Anda, Pangasinan START: 16.2982, 119.9405461 END: 16.306935, 119.9464415	5,000,000
Construction of Brgy. Liwa-Liwa FMR, Brgy. Liwa-Liwa, Bolinao, Pangasinan START: 16.365121, 119.889882 END: 16.360522, 119.887115	5,000,000
Construction of Brgy. Catuday FMR, Brgy. Catuday, Bolinao, Pangasinan START: 16.296914, 119.818425 END: 16.300603, 119.824953	5,000,000
Construction of Brgy. Patar FMR, Brgy. Patar, Agno, Pangasinan START: 16.157199, 119.814289 END: 16.163567, 119.815074	5,000,000
Construction of Brgy. Magsaysay FMR, Brgy. Magsaysay, Agno, Pangasinan START: 16.100256, 119.783220 END: 16.104553, 119.785051	5,000,000
Construction of Brgy. Gayusan FMR, Brgy. Gayusan, Agno, Pangasinan START: 16.061765, 119.779333 END: 16.059676, 119. 776969	5,000,000
Construction of Brgy. Viga FMR, Brgy. Viga, Agno, Pangasinan START: 15.9816472, 120.4161947 END: 15.9836211, 120.4206976	5,000,000
Construction of Brgy. Pogo FMR, Brgy. Pogo, Alaminos City, Pangasinan START: 16.172709, 119.9557953 END: 16.1697731, 119.9607928	5,000,000
Rehabilitation/Improvement of Brgy. Bued FMR, Brgy. Bued, Alaminos City, Pangasinan START: 16.1749611, 120.0045947 END: 16.1723283, 120. 004884	5,000,000
Construction of Brgy. Bogtong Silag FMR, Brgy. Bogtong Silag, Mangatarem, Pangasinan START: 15.8183383, 120.2964117 END: 15.8202734, 120.2965504	5,000,000
Construction/Concreting of Brgy. Tampac FMR, Brgy. Tampac, Aguilar, Pangasinan START: 15.875530, 120.245325 END: 15.874340, 120.246667	5,000,000
Construction/ Concreting of Brgy. Laguit Centro FMR, Brgy. Laguit Centro, Bugallon, Pangasinan START: 15.954476, 120.189688 END: 15.953599, 120.196131	5,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	745
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction/ Concreting of Brgy. Catarataraan FMR, Brgy. Catarataraan, Mangatarem, Pangasinan START: 15.7325619, 120.2901681 END: 15.7290698, 120.2908325	5,000,000
Construction/ Concreting of Brgy. Calsib FMR, Brgy. Calsib, Aguilar, Pangasinan START: 15.8504217, 120.273145 END: 15.8545696, 120.2726524	5,000,000
Construction/ Concreting of Brgy. Mapolopolo FMR, Brgy. Mapolopolo, Basista, Pangasinan START: 15.8858403, 120.385061 END: 15.8840198, 120.3800416	5,000,000
Construction/ Concreting of Brgy. Bayaoas FMR, Brgy. Bayaoas, Aguilar, Pangasinan START: 15.8276617, 120.2570233 END: 15.8287573, 120.2608244	5,000,000
Concreting of Brgy. Baloling FMR to Angalacan River, Brgy. Baloling, Mapandan, Pangasinan START: 16.03669, 120.4549367 END: 16.0342732, 120.4534083	5,000,000
Concreting of Brgy. Sonquil FMR, Brgy. Sonquil, Sta. Barbara, Pangasinan START: 15.9833517, 120.3905583 END: 15.9870767, 120.388495	8,000,000
Concreting of Brgy. Buayaen FMR, Brgy. Buayaen, Bayambang, Pangasinan START: 15.78894444, 120.4458278 END: 15.78715, 120.4476972	5,000,000
Concreting of Brgy. Apalen FMR, Brgy. Apalen, Bayambang, Pangasinan START: 15.78555278, 120.428025 END: 15.78552222, 120.4316778	6,000,000
Concreting of Brgy. Reynado FMR, Brgy. Reynado, Bayambang, Pangasinan START: 15.7916767, 120.40243 END: 15.7931317, 120.4039567	10,000,000
Concreting of Brgy. Managos FMR, Brgy. Managos, Bayambang, Pangasinan START: 15.75649167, 120.419075 END: 15.75341389, 120.42271389	7,000,000
Concreting of Brgy. Ican FMR, Brgy. Ican, Malasiqui, Pangasinan START: 15.9421085, 120.4119846 END: 15.9516517, 120.4175717	11,000,000
Concreting of Brgy. Barang FMR, Brgy. Barang, Malasiqui, Pangasinan START: 15.939, 120.4139117 END: 15.9402876, 120.4161399	6,000,000
Concreting of Brgy. Waig FMR, Brgy. Waig, Malasiqui, Pangasinan START: 15.863216, 120.5001961 END: 15.8654919, 120.4953207	6,000,000
Concreting of Brgy. Bongar FMR, Brgy. Bongar, Malasiqui, Pangasinan START: 15.880335, 120.5027267 END: 15.8775416, 120.5022164	6,000,000
Concreting of Brgy. Pamaranum FMR, Brgy. Pamaranum, Malasiqui, Pangasinan START: 15.8922967, 1204735767 END: 15.8888875, 120.4753204	6,000,000
Concreting of Brgy. Sanlibo-Maigpa FMR, Brgy. Sanlibo and Brgy. Maigpa, Bayambang, Pangasinan START: 15.8020333, 120.3885567 END: 15.80449294, 120.3878363	5,000,000

746	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Palua FMR, Brgy. Palua, Mangaldan, Pangasinan START: 16.0863767, 120.40031 END: 16.0853486, 120.3987304	5,000,000
Construction of Brgy. Inlambo FMR, Brgy. Inlambo, Mangaldan, Pangasinan START: 16.0984267, 120.4088767 END: 16.0900453, 120.4084973	5,000,000
Construction of Brgy. Maasin FMR, Brgy. Maasin, Mangaldan, Pangasinan START: 16.062855, 120.378722 END: 16.058204, 120.382266	5,000,000
Construction of Brgy. Macayug FMR, Brgy. Macayug, Mangaldan, Pangasinan START: 16.0814857, 120.4172529 END: 16.0814857, 120.4172529	5,000,000
Construction of Brgy. Buenlag FMR, Brgy. Buenlag, Mangaldan, Pangasinan START: 15.8047319, 120.2548345 END: 15.8050199, 120.2610412	5,000,000
Construction of Brgy. Pogo FMR, Brgy. Pogo, Mangaldan, Pangasinan START: 16.0966668, 120.4010898 END: 16.0997788, 120.4045146	5,000,000
Construction of Brgy. Bari FMR, Brgy. Bari, Mangaldan, Pangasinan START: 16.0587517, 120.4010683 END: 16.0552939, 120.402856	5,000,000
Construction of Brgy. Gueguesangin FMR, Brgy. Gueguesangin, Mangaldan, Pangasinan START: 16.033731, 120.4134292 END: 16.0302367, 120.4128933	5,000,000
Construction of Brgy. Gomot FMR, Brgy. Gomot, San Fabian, Pangasinan START: 16.191060, 120.451286 END: 16.188080, 120.624166	5,000,000
Rehabilitation/Improvement of Brgy. Rabon FMR, Brgy. Rabon, San Fabian, Pangasinan START: 16.2012928599, 120.427059564 END: 16.189467, 120.435037	5,000,000
Construction of Brgy. Bolaoen FMR, Brgy. Bolaoen, San Fabian, Pangasinan START: 16.179931, 120.463042 END: 16.156185, 120.467554	5,000,000
Construction of Brgy. Labney to Brgy. San Jose FMR, Brgy. Labney and Brgy. San Jose, San Jacinto, Pangasinan START: 16.082383, 120.452355 END: 16.089145, 120. 452539	5,000,000
Construction of Brgy. Guibel to Brgy. San Jose FMR, Brgy. Guibel and Brgy. San Jose, San Jacinto, Pangasinan START: 16.079693, 120.449612 END: 16.076620, 120.449969	5,000,000
Construction of Brgy. Lelemaan FMR, Brgy. Lelemaan, Manaoag, Pangasinan START: 16.009748, 120.5343842 END: 16.0114521, 120.5218091	5,000,000
Construction of Brgy. Sta Ines to Laoc FMR, Brgy. Sta. Ines, Manaoag, Pangasinan START: 16.018944, 120.5332886 END: 16.0142625, 120.538481	15,000,000
Rehabilitation/Improvement of Balballosa to Brgy. Duplas FMR, San Juan, La Union START: 16.6580783, 120.4128073 END: 16.6593494, 120.4206228	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	747
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Rehabilitation/Improvement of Brgy. Naguitaban to Brgy. Lubing FMR, San Juan, La Union START: 16.651245, 120.3373726 END: 16.6547516, 120.3447808	20,000,000
Construction of Pader, Lacong FMR, San Gabriel, La Union START: 16.726787, 120.441677 END: 16.723248, 120.444227	15,000,000
Construction of Sablig-Macandocandong Road FMR, Brgy. Sablig, Anda, Pangasinan START: 16.2614589, 119.9944915 END: 16.2598394, 119.9865997	10,000,000
Construction of Talalang FMR, Brgy. Lacong, San Gabriel, La Union START: 16.728232, 120.426900 END: 16.724033, 120.427395	20,000,000
Construction of Brgy. Salinap FMR, Brgy. Salinap, San Carlos City, Pangasinan START: 15.8907683, 120.273325 END: 15.898312, 120.272999	15,000,000
Construction of Brgy. Abanon FMR, Brgy. Abanon, San Carlos City, Pangasinan START: 15.873048, 120.332417 END: 15.865968, 120.335779	15,000,000
Construction of Brgy. Guelew FMR, Brgy. Guelew, San Carlos City, Pangasinan START: 15.845395, 120.310707 END: 15.846282, 120.305425	10,000,000
Construction of Brgy. Baldog FMR, Brgy. Baldog, San Carlos City, Pangasinan START: 15.915150, 120.326505 END: 15.914551, 120.321005	10,000,000
Construction of Brgy. Palaming FMR, Brgy. Palaming, San Carlos City, Pangasinan START: 15.9457417, 120.3163117 END: 15.9421209, 120.3194445	10,000,000
Construction of Brgy. Calobaoan FMR, Brgy. Calobaoan, San Carlos City, Pangasinan START: 15.86569, 120.335792 END: 15.865473, 120.328713	10,000,000
Construction of Brgy. Palospos FMR, Brgy. Palospos, San Carlos City, Pangasinan START: 15.868079, 120.360953 END: 15.864493, 120.354627	15,000,000
Construction of Brgy. Bocboc FMR, Brgy. Bocboc, San Carlos City, Pangasinan START: 15.896465, 120.270216 END: 15.900073, 120.271686	15,000,000
Construction of Brgy. Dalongue FMR, Brgy. Dalongue, Sta. Barbara, Pangasinan START: 16.0000033, 120.38315 END: 15.9950133, 120.3832317	12,500,000
Construction of Brgy. Banzal FMR, Brgy. Banzal, Pangasinan START: 16.014515, 120.4395617 END: 16.0108751, 120.4382767	12,500,000
Construction of Mangcasuy- Sta Maria Norte FMR, Brgy. Mangcasuy and Brgy. Sta. Maria Norte, Binalonan, Pangasinan START: 16.0664417, 120.6031433 END: 16.0644592, 120.6069839	10,000,000
Concreting of Brgy. Camindoroan to Brgy. Sto. Tomas FMR, Brgy. Camindoroan and Brgy. Sto. Tomas, San Nicolas, Pangasinan START: 16.091332, 120.728176 END: 16.080988, 120.728448	15,000,000

748	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. San Jose to Brgy. San Roque FMR, Brgy. San Jose and Brgy. San Roque, San Nicolas, Pangasinan START: 16.0486752, 120.7677891 END: 16. 0482114, 120.7711513	10,000,000
Concreting of Brgy. Dalumpinas to Brgy. Bensican FMR, Brgy. Dalumpinas and Brgy. Bensican, San Nicolas, Pangasinan START: 16.085682, 120.745891 END: 16.093334, 120.762080	15,000,000
Concreting of Brgy. San Rafael to Brgy. Lungao to Brgy. Salingcob FMR, Brgy. San Rafael to Brgy. Lungao and Brgy. Salingcob, San Nicolas, Pangasinan START: 16.0749367, 120.754865 END: 16.08178, 120.7609983	15,000,000
Concreting of Brgy. Decreto to Brgy. Sta. Cruz FMR, Brgy. Decreto, Umingan and Brgy. Sta. Cruz, Sta. Maria, Pangasinan START: 15.914033, 120.726813 END: 15.922341, 120.724042	15,000,000
Construction/Rehabilitation of Brgy. Bantog FMR, Brgy. Bantog, Asingan, Pangasinan START: 15.9987667, 120.6974567 END: 15.9970483, 120.6937783	5,000,000
Construction/Rehabilitation of Brgy. Ariston West FMR, Brgy. Ariston West, Asingan, Pangasinan START: 15.9989167, 120.6978217 END: 16.0004864, 120.7013031	5,000,000
Construction/Rehabilitation of Brgy. Carosucan Sur FMR, Brgy. Carosucan Sur, Asingan, Pangasinan START: 15.9490818, 120.6276099 END: 15.9465557, 120.6260686	5,000,000
Construction/Rehabilitation of Brgy. Ariston East FMR, Brgy. Ariston East, Asingan, Pangasinan START: 16.0159167, 120.699835 END: 16.0187168, 120.6999107	5,000,000
Construction/Rehabilitation of Brgy. Esmeralda FMR, Brgy. Esmeralda, Balungao, Pangasinan START: 15.61992, 120.727151 END: 15.852261, 120.728996	5,000,000
Concreting of Brgy. Canarem FMR, Brgy. Canarem, Natividad, Pangasinan START: 16.0335317, 120.7683452 END: 16.034208, 120.770842	5,000,000
Construction/Rehabilitation of Brgy. Silag FMR, Brgy. Silag, Natividad, Pangasinan START: 16.013941, 120.7772293 END: 16.0142209, 120.7832407	10,000,000
Concreting of Brgy. San Juan FMR, Brgy. San Juan, San Manuel, Pangasinan START: 16.0416012, 120.6691179 END: 16.0412824, 120.6614265	10,000,000
Construction/Rehabilitation of Brgy. Sto Domingo FMR, Brgy. Sto Domingo, San Manuel, Pangasinan START: 16.0663858, 120.6475687 END: 16.0667382, 120.6436998	5,000,000
Construction/Rehabilitation of Brgy. San Jose FMR, Brgy. San Jose, San Nicolas, Pangasinan START: 16.0142209, 120.7832407 END: 16.048690, 120.767816	5,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	749
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction/Rehabilitation of Brgy. San Roque to Brgy. Sobol FMR, Brgy. San Roque and Brgy. Sobol, San Nicolas, Pangasinan START: 16.056095, 120.749425 END: 16.05502, 120.7469517	5,000,000
Concreting of Brgy. Cabitnongan to Brgy. Calaocan FMR, Brgy. Cabitnongan and Brgy. Calaocan, San Nicolas, Pangasinan START: 16.0815842, 120. 7700647 END: 16.0835877, 120.773773	5,000,000
Concreting of Brgy. Baligayan to Brgy. Labuan FMR, Brgy. Baligayan, San Quintin, Pangasinan START: 15.9486723, 120.7401385 END: 15.9471292, 120.7367438	5,000,000
Concreting of Brgy. San Pablo to Brgy. Sta Cruz FMR, Brgy. Sta Cruz, Sta. Maria, Pangasinan START: 15.9336574, 120.7247674 END: 15.9352793, 120.7304608	10,000,000
Concreting of Brgy. Pataquid to Brgy. C. Lichauco FMR, Brgy. Pataquid, Sta. Maria and Brgy. C. Lichauco, Tayug, Pangasinan START: 15.9336574, 120.7247674 END: 15.9352793, 120.7304608	5,000,000
Construction/Rehabilitation of Brgy. Legaspi to Brgy. Amistad FMR, Brgy. Legaspi and Brgy. Amistad, Tayug, Pangasinan START: 16.0408475, 120.741835 END: 16.0317456, 120.7445938	15,000,000
Rehabilitation of Brgy. Magallanes FMR, Brgy. Magallanes, Tayug, Pangasinan START: 16.0134467, 120.7334213 END: 16.012091, 120.7294452	5,000,000
Concreting of Brgy. Carriedo to Brgy. Trenchera FMR, Brgy. Carriedo and Brgy. Trenchera, Natividad, Pangasinan START: 16.027448, 120.7543946 END: 16.024488, 120.7542151	5,000,000
Construction/Rehabilitation of Brgy. Lubong FMR, Brgy. Lubong, Umingan, Pangasinan START: 15.9167733, 120.814395 END: 15.9170373, 120.8098906	5,000,000
Construction/Rehabilitation of Brgy. Luna Weste FMR, Brgy. Luna Weste, Umingan, Pangasinan START: 15.863353, 120.78478 END: 15.8576283, 1207916067	5,000,000
Construction/Rehabilitation of Brgy. Labuan FMR, Brgy. Labuan, Umingan, Pangasinan START: 15.9436533, 120.746765 END: 15.9452967, 120.7502783	5,000,000
Construction/Rehabilitation of Brgy. Bantug FMR, Brgy. Bantug, Umingan, Pangasinan START: 15.9177783, 120.85158 END: 15.9177433, 120.88590	5,000,000
Construction/Rehabilitation of Brgy. Fulgosino FMR, Brgy. Fulgosino, Umingan, Pangasinan START: 15.8963217, 120.8056167 END: 15.88951, 120.8077917	10,000,000
Rehabilitation of Brgy. San Julian FMR, Brgy. San Julian, Balungao, Pangasinan START: 15.871709, 120.705128 END: 15.933834, 120.682895	5,000,000
Rehabilitation of Brgy. San Marcelino FMR, Brgy. San Marcelino, Balungao, Pangasinan START: 15.938039, 120.698712 END: 15.934388, 120.670358	5,000,000

750	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction/Rehabilitation of Brgy. Capulaan FMR, Brgy. Capulaan, Balungao, Pangasinan START: 15.913408, 120.673303 END: 15.911241, 120.669488	5,000,000
Construction/Rehabilitation of Brgy. Evangelista FMR, Brgy. Evangelista, Umingan, Pangasinan START: 15.9674938, 120.8456857 END: 15.9646604, 120.8423874	5,000,000
Construction/Rehabilitation of Brgy. Cadiz to Brgy. Sta. Rosa FMR, Brgy. Cadiz and Brgy. Sta. Rosa, Umingan, Pangasinan START: 15.8815767, 120.738165 END: 15.8783133, 120.7365983	5,000,000
Construction/Rehabilitation of Brgy. Papallasen to Brgy. La Paz FMR, Brgy. Papallasen and Brgy. La Paz, Umingan, Pangasinan START: 15.920225, 120.7431967 END: 15.9172667, 120.744855	5,000,000
Construction/Rehabilitation of Brgy. Diaz FMR, Brgy. Diaz, Umingan, Pangasinan START: 15.819345, 120.8212283 END: 15.8175472, 120.8188475	5,000,000
Concreting of Brgy. Lagasit FMR, Brgy. Lagasit, San Quintin, Pangasinan START: 15.9923693, 120.784736 END: 15.991855, 120.7804217	5,000,000
Concreting of Brgy. Nangapugan FMR, Brgy. Nangapugan, San Quintin, Pangasinan START: 15.9734264, 120.8500109 END: 15.9711486, 120.8472474	5,000,000
Rehabilitation of Brgy. Ungib to Brgy. San Pedro FMR, Brgy. Ungib and Brgy. San Pedro, San Quintin, Pangasinan START: 15.9714153, 120.7867842 END: 15.9684924, 120.7872951	5,000,000
Construction/Rehabilitation of Brgy. San Pedro East FMR, Brgy. San Pedro East, Rosales, Pangasinan START: 15.8985554, 120.6463529 END: 15.9003767, 120.647725	5,000,000
Construction/Rehabilitation of Brgy. Station District FMR, Brgy. Station District, Rosales, Pangasinan START: 15.889275, 120.6390877 END: 15.8910572, 120.6377513	5,000,000
Construction/Rehabilitation of Brgy. Coliling FMR, Brgy. Coliling, Rosales, Pangasinan START: 15.8503367, 120.6119517 END: 15.8478246, 120.6104077	5,000,000
Construction/Rehabilitation of Brgy. San Luis FMR, Brgy. San Luis, Rosales, Pangasinan START: 15.8326305, 120.654723 END: 15.8290172, 120.6558728	5,000,000
Construction/Rehabilitation of Brgy. Guiling FMR, Brgy. Guiling, Rosales, Pangasinan START: 15.83689, 120.62113 END: 15.8336591, 120.6226967	5,000,000
Construction/Rehabilitation of Brgy. Cabalaoangan Sur FMR, Brgy. Cabalaoangan Sur, Rosales, Pangasinan START: 15.8768433, 12.628625 END: 15.876425, 1206250233	5,000,000
Concreting of Brgy. Lipit-Brgy. Cuantacla FMR, Brgy. Lipit and Brgy. Cuantacla, Cabugao, Ilocos Sur START: 17.7644614, 120.4908903 END: 17.7602306, 120.4939229	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	751
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Rizal FMR, Brgy. Pila, Cabugao, Ilocos Sur START: 17.7755168, 120.4492185 END: 17.7785432, 120.4494015	5,000,000
Concreting of Brgy. Pila- Brgy. Refaro FMR, Brgy. Pila and Brgy. Refaro, San Juan, Ilocos Sur START: 17.7730271, 120.4493639 END: 17.7671977, 120.4449368	14,000,000
Construction of Brgy. Allangigan 2nd-Sitio Nagrebcan, Brgy. Oaig Daya FMR, Brgy. Allangigan 2nd and Sitio Nagrebcan, Brgy. Oaig Daya, Candon City, Ilocos Sur START: 17.1742118, 120.4827168 END: 17.1780087, 120.4875339	10,000,000
Construction of Sitio Timpuyog, Brgy. Oaig Daya FMR, Brgy. Oaig Daya, Candon City, Ilocos Sur START: 17.1775667, 120.4502833 END: 17.1799005, 120.4503918	20,000,000
Concreting of Brgy. Nagsantaan to Brgy. Maradodon FMR, Brgy. Nagsantaan, Cabugao, Ilocos Sur Start: 17.8247032, 120.4818189 End: 17.8242834, 120.4992158	20,000,000
Construction of Brgy. Cabeldatan FMR, Brgy. Cabeldatan, Basista, Pangasinan START: 15.8903385, 120.3945406 END: 15.8920614, 120.3990489	7,500,000
Construction of Brgy. Lekep-Butao FMR, Brgy. Lekep-Butao, San Fabian, Pangasinan START: 16.105475, 120.406953 END: 16.103451, 120.407392	5,000,000
Construction of Brgy. Sta. Cruz FMR, Brgy. Brgy. Sta. Cruz, San Jacinto, Pangasinan START: 16.1259746, 120.4705194 END: 16.135444, 120.473132	5,000,000
Construction of Brgy. Cabanbanan FMR, Brgy. Cabanbanan, Manaoag, Pangasinan START: 16.011004, 120.519257 END: 16.009728, 120.524373	15,000,000
Concreting of Asin East FMR, Brgy. Asin East, Malasiqui, Pangasinan START: 15.956168, 120.477905 END: 15.956073, 120.468567	15,000,000
Construction of Brgy. San Vicente FMR, Brgy. San Vicente, Umingan, Pangasinan START: 15.8689226, 120.7614668 END: 15.8645224, 120.7661488	5,000,000
Concreting of Sitio Cosocs, Brgy. San Juan FMR, Cervantes, Ilocos Sur Start: 16.990069; 120.717094 End: 16.991462; 120.712500	10,000,000
Concreting of Gonzales- Sta. Maria FMR, Brgy. Gonzales- Sta.Maria, Umingan, Pangasinan START: 15.914340, 120.774213 END: 15.909869, 120.782329	20,000,000
Concreting of Brgy. Bantog FMR, Brgy. Bantog, Sta. Maria, Pangasinan START: 15.980428, 120.720558 END: 15.9781189, 120.714624	10,000,000
Concreting of Brgy. Cabaloangan Sur to Brgy. Calanutan FMR, Brgy. Cabaloangan, Rosales, Pangasinan START: 15.869269, 120.643721 END: 15.861189, 120.643541	20,000,000

752	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Maseil-Seil Bantug FMR, Brgy. Maseil, Umingan, Pangasinan START: 15.913219, 120.858303 END: 15.913572, 120.874390	25,000,000
Concreting of Decreto- Sta. Cruz FMR Phase II, Brgy. Decreto, Umingan, Pangasinan START: 15.922341, 120.724042 END: 15.924671, 120.734001	25,000,000
Concreting of Brgy. Bical Sur FMR, Brgy. Bical Sur, Bayambang, Pangasinan START: 15.801880, 120.447945 END: 15.806228, 120.4410099	10,000,000

CORDILLERA ADMINISTRATIVE REGION (CAR)	939,650,000

Concreting of Brgy. Bazar FMR, Brgy. Bazar, Sallapadan, Abra START: 17.465017, 120.811283 END: 17.467909, 120.818556	15,000,000
Concreting of Poblacion-Sitio Mausoc, Brgy. Labaan FMR, Brgy. Labaan, San Quintin, Abra START: 17.541633, 120.516650 END: 17.535569, 120.511265	15,000,000
Concreting of Brgy. Tumog (ROS-Apayao) FMR, Brgy. Tumog, Luna, Apayao START: 18.321335, 121.380508 END: 18.317644, 121.375472	15,000,000
Concreting of Sitio Mayaw to Sitio Tamuha, Brgy. Madatag FMR, Brgy. Madatag, Kabugao, Apayao START: 18.032485,121.109669 END: 18.031954, 121.116779	15,000,000
Concreting of Sitio Mangitit, Purok 2, Brgy. Camp 7 FMR Phase II, Brgy. Camp 7, Baguio City START: 16.371056, 120.601738 END: 16.367816, 120.601843	10,000,000
Construction of Bokig-Dituan, Brgy. Pasdong FMR, Brgy. Pasdong, Atok, Benguet START: 16.637352, 120.731101 END: 16.633960, 120.727078	15,000,000
Concreting and Opening of Sitio Baresbes, Camp 1 to Sitio Cobicob, Brgy. Ansagan FMR, Brgy. Camp 1, Tuba, Benguet START: 16.209410, 120.607975 END: 16.206046, 120.613952	15,000,000
Concreting and Opening of Ala-Baguinge FMR Phase II, Baguinge, Kiangan, Ifugao START: 16.764762, 121.115270 END: 16.770837, 121.114133	15,000,000
Concreting and Opening of Hulungan-Lilit FMR, Brgy. Umalbong, Hingyon, Ifugao START: 16.850108, 121.125768 END: 16.854656, 121.129297	15,000,000
Concreting of Sitio Canaan, Brgy. Butbut FMR, Brgy. Butbut, Tinglayan, Kalinga START: 17.227038, 121.081675 END: 17.224060, 121.082904	15,000,000
Concreting of Nabutigan to Nabilig, Brgy. Mabaay FMR, Brgy. Mabaay, Bauko, Mt. Province START: 16.916737, 120.871636 END: 16.910005, 120.874073	15,000,000
Concreting and Improvement of Gistang-Dapdapogan-Dalangtayan-Gisgisean, Brgy. Data FMR, Brgy. Data, Sabangan, Mt. Province START: 17.028816, 120.901414 END: 17.034840, 120.903901	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	753
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Guiweng-Tocmo-Tollebeng FMR, Loacan, Itogon Phase 1, Loacan, Itogon, Benguet START: 16.433707, 120.654044 END: 16.441536, 120.654977	50,000,000
Construction of Brgy. Balangbang to Banao FMR, Brgy. Balangbang and Brgy. Banao, Mayoyao, Ifugao START: 16.949301, 121.258596 END: 16.947531, 121.265713	15,000,000
Construction of Brgy. Banhal FMR, Brgy. Banhal, Mayoyao, Ifugao START: 16.960633, 121.222174 END: 16.957097, 121.222110	10,000,000
Construction of Brgy.Guinihon to Epeng FMR, Brgy. Guinihon, Mayoyao, Ifugao START: 16.958176, 121.186316 END: 16.961378, 121.189886	10,000,000
Construction of Brgy. Buninan FMR, Brgy. Buninan, Mayoyao, Ifugao START: 16.965757, 121.252607 END: 16.963477, 121.252136	5,000,000
Construction of Yukko to Duit FMR, Baguinge, Kiangan, Ifugao START: 16.763604, 121.095350 END: 16.761731, 121.097116	5,000,000
Construction of Brgy. Pinto FMR, Brgy. Pinto, Alfonso Lista, Ifugao START: 16.995522, 121.482864 END: 16.997725, 121.477561	10,000,000
Construction of Sitio Hulbo, Brgy. Ubao FMR, Brgy. Ubao, Aguinaldo, Ifugao START: 16.956102, 121.449364 END: 16.959648, 121.453087	10,000,000
Concreting of Potia-Upper Pojnaan FMR, Brgy. Potia, Alfonso Lista, Ifugao START: 16.892382, 121.452965 END: 16.888365, 121.452030	5,000,000
Construction of Chalalo to Butigan FMR, Brgy. Chalalo, Aguinaldo, Ifugao START: 16.973523, 121.393116 END: 16.976537, 121.395720	10,000,000
Construction of Mongol to Talboc FMR, Brgy. Mongol, Mayoyao, Ifugao START: 16.942365, 121.196635 END: 16.940755, 121.189884	15,000,000
Construction of Palaad to Ayangan FMR, Brgy. Ayangan, Mayoyao, Ifugao START: 16.936635, 121.203008 END: 16.933430, 121.200416	10,000,000
Construction of Brgy. Epeng-Brgy. Maga-Brgy. Magulon FMR, Brgy. Maga, Mayoyao, Ifugao START: 16.967806, 121.190041 END: 16.970842, 121.185282	15,000,000
Construction of Sitio Polig FMR, Brgy. Balangbang, Mayoyao, Ifugao START: 16.953431, 121.254283 END: 16.951500, 121.258317	10,000,000
Construction of Alimit to Banao FMR, Brgy. Banao, Mayoyao, Ifugao START: 16.900903, 121.243234 END: 16.902179, 121.247893	15,000,000
Construction of Brgy. Cambulo FMR, Brgy. Cambulo, Banaue, Ifugao START: 16.932809, 121.114944 END: 16.933548, 121.119710	10,000,000

754	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Pulaan FMR, Brgy. Pulaan , Lagawe, Ifugao START: 16.801375, 121.165132 END: 16.800278, 121.166961	5,000,000
Concreting of Sitio Mabbug, Brgy. Tuppaya FMR, Brgy. Tupaya, Lagawe, Ifugao START: 16.742194, 121.256929 END: 16.742568, 121.259507	5,000,000
Construction of Brgy. Montabiong, Lagawe to Brgy. Banao, Banaue FMR, Brgy. Montabiong, Lagawe, Ifugao START: 16.854885, 121.174930 END: 16.858305, 121.177557	10,000,000
Concreting of Brgy. Calot to Brgy. Malita FMR, Brgy. Calot, Bangued, Abra START: 17.532257, 120.617745 END: 17.547298, 120.614969	30,000,000
Concreting/Rehabilitation of Brgy. Lagawa-Coputan FMR, Brgy. Lagawa, Bauko, Mountain Province START:16.9617561,120.8889573 END: 16.9559722, 120.8890634	15,000,000
Concreting and Improvement of Brgy. Mabaay to Brgy. Leseb FMR, Brgy. Leseb, Bauko, Mountain Province START:16.9186483, 120,8711317 END:16.92152, 120.8723883	15,000,000
Concreting and Improvement of Bansa-Balicog FMR, Brgy. Monamon Norte, Bauko, Mountain Province START: 16.898363, 120.893103 END: 16.889310,120.893533	15,000,000
Construction/Concreting of Tinmacdeg, Brgy. Napua FMR, Brgy. Napua, Sabangan, Mountain Province START: 16.90878889,120.90038389 END: 16.91538278, 120.90749389	15,000,000
Concreting of Sitio Kilong to Sitio Baang, Brgy. Kilong FMR, Brgy. Kilong, Sagada, Mountain Province START: 17.09121028,120.92113194 END: 17.09863639, 120.91473667	15,000,000
Concreting and Opening of Tonglayan FMR, Brgy. Tonglayan, Natonin, Mountain Province START: 17.087966, 121.229076 END: 17.081361, 121.233235	15,000,000
Construction of Anonat Proper FMR, Brgy. Anonat Proper, Paracelis, Mountain Province START: 17.113548, 121.524085 END: 17.121737, 121.522437	15,000,000
Concreting/Rehabilitation of Luagan FMR, Brgy. Poblacion, Tadian, Mountain Province START: 16.997467, 120.819450 END: 17.002817, 120.824867	15,000,000
Concreting of Lower Abiang FMR, Brgy. Lower Abiang, Atok, Benguet START: 16.564136, 120.703663 END: 16.561614, 120.706615	7,650,000
Concreting of Pilpiloy to Sitio Ambanga-an, Brgy. Pito FMR, Brgy. Pito, Bokod, Benguet START: 16.390647, 120.857775 END: 16.386247, 120.851690	15,000,000
Concreting of Tikem-Saguday FMR Phase 1, Brgy. Banguitan, Besao, Mt. Province START: 17.073689, 120.854601 END: 17.068379, 120.847742	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	755
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Camanboler (Camanbuli), Brgy. Dacudac FMR, Brgy. Dacudac, Tadian, Mt. Province START: 16.922202, 120.797779 END: 16.920639, 120.791565	15,000,000
Construction of Manangol-Upper Uma FMR, Brgy. Mabilong, Lubuagan, Kalinga START: 17.364478, 121.153426 END: 17.352446, 121.155817	35,000,000
Concreting of Brgy. Magsilay FMR, Brgy. Magsilay, Pasil, Kalinga START: 17.398159, 121.181453 END: 17.397362, 121.181237	2,000,000
Concreting and Opening of Brgy. Balinciagao Norte-Brgy. Bagtayan FMR, Brgy. Balinciagao Norte, Pasil, Kalinga START: 17.423822, 121.195628 END: 17.422193, 121.190431	15,000,000
Construction of Baaw-Galdang FMR, Brgy. Guina-ang, Pasil, Kalinga START: 17.387259, 121.147666 END: 17.389259, 121.143054	10,000,000
Construction of Waya-Tangbay-Nambucayan FMR, Brgy. Gobgob and Brgy. Nambucayan, Tabuk City, Kalinga START: 17.473729, 121.409171 END: 17.471941, 121.408984	3,000,000
Concreting and Opening of Sukiap-Mabongtot FMR Phase II, Lubuagan, Kalinga START: 17.365992, 121.194007 END: 17.363279, 121.189435	10,000,000
Construction of Bullaguiyan- Dao (Cagaluan)- Balbalan Proper FMR, Pasil and Balbalan, Kalinga START: 17.406681, 121.246106 END: 17.407573, 121.242324	10,000,000
Concreting of Brgy. Allaguia FMR, Brgy. Allaguia, Pinukpuk, Kalinga START: 17.506006, 121.316775 End: 17.502003, 121.316866	9,000,000
Construction of Bonnong FMR, Brgy. Wagud, Pinukpuk, Kalinga START: 17.583031, 121.320845 END: 17.584914, 121.326810	3,000,000
Construction of Mapaco FMR, Brgy. Mapaco, Pinukpuk, Kalinga START: 17.563017, 121.432917 END: 17.562917, 121.430203	3,000,000
Construction of Ballayangon-Ab-abaan FMR, Pinukpuk and Balbalan, Kalinga START: 17.556438, 121.305124 END: 17.551189, 121.303239	10,000,000
Construction of Cadao, Kawayan FMR, Brgy. Babalag West, Bulbul, Rizal, Kalinga START: 17.509483, 121.579689 END: 17.509474, 121.576323	5,000,000
Concreting of Santor FMR, Rizal, Kalinga START: 17.485949, 121.629695 END: 17.492806,121.629455	8,000,000
Construction of Ileb, Nambaran-Balong FMR, Tabuk City, Kalinga START: 17.464150, 121.529843 END: 17.460904, 121.525944	20,000,000
Construction of Gobgob FMR, Brgy. Gobgob, Tabuk City, Kalinga START: 17.470997, 121.431006 END: 17.470578, 121.434100	5,000,000

756	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction (Completion) of Pa-o, Nambucayan FMR, Brgy. Nambucayan, Tabuk City, Kalinga START: 17.457978, 121.373800 END: 17.464912, 121.368616	3,000,000
Construction of Tulgao East-Tulgao West FMR, Tinglayan, Kalinga START: 17.260997, 121.095529 END: 17.261898, 121.094313	10,000,000
Construction of Poblacion, Tinglayan-Tulgao West FMR, Tinglayan, Kalinga START: 17.257201, 121.104638 END: 17.256036 121.110322	5,000,000
Concreting Brgy. Dilong FMR Phase II, Brgy. Dilong, Tubo, Abra START: 17.182916, 120.723829 END: 17.179321, 120.716802	15,000,000
Opening of Lower Benin Road, Brgy. Pinsao Proper to Purok 9-A, Brgy. Irisan FMR, Baguio City START: 16.424626, 120.567415 END: 16.424722, 120.564075	15,000,000
Concreting of Upper Benin Road, Brgy. Pinsao Proper FMR, Brgy. Pinsao Proper, Baguio City START: 16.424612, 120.569906 END: 16.429468, 120.568757	15,000,000
Concreting of Alayan-Uchu-od FMR, Brgy. Awayan, Aguinaldo, Ifugao START: 17. 033950, 121.336950 END: 17.037663, 121.336246	10,000,000
Continuation of Sandara FMR, Andarayan-Santor, Brgy. Santor, Rizal, Kalinga START:17.456886; 121.634767 END: 17.454475; 121.641225	15,000,000
Construction of Malin-ao to Tapao, Brgy. Balbalasang FMR, Balbalan, Kalinga START: 17.486350, 121.063833 END: 17.477589, 121.060511	20,000,000
Concreting of Sitio Burubur to Sitio Bulo Bassit, Brgy. Bulo FMR, Brgy. Bulo, Tabuk City, Kalinga START: 17.374236,121.507151 END: 17.364979, 121.511814	3,000,000
Concreting of Sambu-Dangtalan FMR, Brgy. Dangtalan, Pasil, Kalinga START: 17.380888, 121.155542 END: 17.383056, 121.157518	5,000,000
Concreting of Sitio Cogawe to Sitio Allubagan, Brgy. Cudal FMR, Brgy. Cudal, Tabuk City, Kalinga START: 17.334795, 121.400759 END: 17.333009, 121.400826	3,000,000
Concreting of Brgy. Tamalunog-Brgy. Malubibit Sur FMR, Brgy. Tamalunog, Flora, Apayao START: 18.207750, 121.422956 END: 18.199883, 121.420267	15,000,000
Concreting of Kaliat-Gohoban-Buquit FMR, Brgy. EKB (Kaliat), Kabugao to Brgy. Guina-ang, Conner, Apayao START: 17.930009, 121.243697 END: 17.943501, 121.246467	25,000,000
Concreting of Kilong-Teptep-an FMR, Brgy. Tetep-an Norte, Sagada, Mt. Province START: 17.088336, 120.921386 END: 17.092263, 120.919055	10,000,000
Conceting of Bana-ang-Cupis FMR, Brgy. Cupis FMR, Conner, Apayao START: 17.78216, 121.300915 END: 17.79237, 121.300993	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	757
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Bugallo to Sitio Alao, Bgry. Awayan FMR, Brgy. Awayan, Aguinaldo, Ifugao START: 17.030792, 121.334733 END: 17.035914, 121.332090	10,000,000

Region II - CAGAYAN VALLEY	3,782,600,000

Concreting of Vatang-Matu FMR, Brgy. San Vicente, Ivana, Batanes START: 20.394346 121.925238 END: 20.396045 121.935097	20,000,000
Concreting of Alejon Street to Limon Street FMR, Brgy. Centro Sur, Alcala, Cagayan START: 17.900157 121.656951 END: 17.893951 121.660378	15,000,000
Concreting of Brgy. San Antonio FMR Phase 2, Brgy. San Antonio, Delfin Albano, Isabela START: 17.282147, 121.765961 END: 17.305346, 121.754964	15,000,000
Concreting of Brgy. Guiddam FMR, Brgy. Guiddam, Abulug, Cagayan START: 18.327041,121.450400 END: 18.333089,121.450359	25,000,000
Concreting of Sitio Malasi-San Antonio FMR Phase II, Brgy. San Antonio, Cabagan, Isabela START: 17.414207, 121.685867 END: 17.405457, 121.685497	15,000,000
Concreting of Brgy. Barcolan-Brgy. Linglingay FMR, Brgy. Barcolan and Brgy. Linglingay, Gamu, Isabela START: 17.067396, 121.787032 END: 17.053669, 121.799074	15,000,000
Concreting of Andabuen-Sinipit FMR, Brgy. Andabuen, Benito Soliven, Isabela START: 16.874856, 121.973707 END: 16.877653, 121.965685	15,000,000
Concreting of Brgy. Bugalion Proper-Brgy. Burgos FMR Phase II, Brgy. Bugalion Proper and Brgy. Burgos, Ramon, Isabela START: 16.788986, 121.519615 END: 16.796398, 121. 516544	15,000,000
Concreting of Brgy. Tanglagan FMR, Brgy. Tanglagan, Gattaran, Cagayan START: 18.045926, 121.938462 END: 18.058666, 121.947768	15,000,000
Concreting of Brgy. Villa Santiago-Brgy. Santo Domingo FMR, Brgy. Santo Domingo, Alicia, Isabela START: 16.841201, 121.642040 END: 16.835419, 121.737847	15,000,000
Concreting of Brgy. Dadap FMR, Brgy. Dadap, Luna, Isabela START: 16.955794, 121.738926 END: 16.953272, 121.754682	15,000,000
Concreting of Brgy. Macañao-Brgy. Luyao FMR, Brgy. Macañao and Brgy. Luyao, Luna, Isabela START: 16.975830, 121.737197 END: 16.973232, 121.756298	15,000,000
Concreting of Brgy. San Andres FMR, Brgy. San Andres, Sanchez Mira, Cagayan START: 18.592617, 121.170914 END: 18.59256, 121.166024	15,000,000
Concreting of Brgy. Santa Luciana-Brgy. San Francisco FMR Phase II, Brgy. Santa Luciana and Brgy. San Francisco, Cauayan City, Isabela START: 16.892546, 121.808358 END: 16.892134, 121.799407	15,000,000

758	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Caniguing FMR, Brgy. Caniguing, Echague, Isabela START: 16.643424, 121.755036 END: 16.638625, 121.763531	15,000,000
Concreting of Mapatang, Brgy.San Fernando FMR, Brgy. San Fernando, Bambang, Nueva Vizcaya START: 16.378783, 121.128353 END: 16.363924, 121.119912	30,000,000
Concreting of Brgy. Limmubong, Papan Este FMR Phase II, Brgy. Limmubong, Papan Este, Jones, Isabela START: 16.519545, 121.807499 END: 16.511521, 121.806366	15,000,000
Concreting of Brgy. Banguian FMR, Brgy. Banguian, Abulug, Cagayan START: 18.378864, 121.451507 END: 18.385085, 121.457889	15,000,000
Concreting of Pinaron Brgy. Guiddam FMR, Brgy. Guiddam, Abulug, Cagayan START: 18.332210, 121.479498 END: 18.338839, 121.479211	35,000,000
Concreting of Purok 2, Brgy. Calaocan FMR, Brgy. Calaocan, Cabarroguis, Quirino START: 16.466686, 121.458595 END: 16.471388, 121.451792	15,000,000
Concreting of Brgy. Naddungan FMR, Brgy. Naddungan, Gattaran, Cagayan START: 18.063641, 121.739764 END: 18.063462, 121.732816	11,000,000
Concreting of Brgy. Bangatan FMR, Brgy. Bangatan, Gattaran, Cagayan START: 18.037316, 121.760804 END: 18.041520, 121.770389	20,000,000
Concreting of Brgy. Taligan-Brgy. Sta. Ana FMR, Brgy. Taligan and Brgy. Sta. Ana, Gattaran, Cagayan START: 18.056927, 121.693398 END: 18.055149, 121.703854	15,000,000
Concreting of Brgy. Sidem FMR, Brgy. Sidem, Gattaran, Cagayan START: 18.063926, 121.692445 END: 18.070300, 121.696693	15,000,000
Concreting of Brgy. Palagao Sur FMR, Brgy. Palagao Sur, Gattaran, Cagayan START: 18.033023, 121.720150 END: 18.024640,121.711481	19,000,000
Concreting of Pallay, Brgy. Unib FMR, Brgy. Unib, Sta. Fe, Nueva Vizcaya START: 16.177328, 120.899209 END: 16.186596, 120.896111	15,000,000
Construction of Brgy.Villa Pagaduan-Brgy. Nilamanan FMR, Brgy. Villa Pagaduan, Aglipay, Quirino START: 16.520217, 121.641348 END: 16.527018, 121.643435	15,000,000
Concreting of Brgy. Capiddigan FMR, Brgy. Capiddigan, Gattaran, Cagayan START: 18.028359, 121.749365 END: 18.023683, 121.755405	15,000,000
Concreting of Brgy. Sto. Tomas FMR, Brgy. Sto. Tomas, Abulug, Cagayan START 18.447957, 121.431199 END 18.454916, 121.425665	20,000,000
Concreting of Brgy. Dipangit FMR, Brgy. Dipangit, Jones, Isabela START: 16.559670, 121.678210 END: 16.565529, 121.658878	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	759
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Dadda-Brgy. Magogod-Brgy. Gangauan FMR, Brgy. Dadda, Brgy. Magogod and Brgy. Gangauan, Amulung, Cagayan START: 17.848398, 121.790703 END: 17.852527, 121.797194	15,000,000
Concreting of Brgy. Masical-Brgy. Calintaan FMR Phase II, Brgy. Masical and Brgy. Calintaan, Amulung, Cagayan START: 17.823595, 121.639721 END: 17.815192, 121.638461	15,000,000
Concreting of Brgy. Caratacat FMR, Brgy. Caratacat, Amulung, Cagayan START: 17.791749, 121.629116 END: 17.784713, 121.625060	15,000,000
Concreting of Brgy. Iraga-Brgy. Maguirig FMR, Brgy. Iraga and Brgy. Maguirig, Solana, Cagayan START: 17.702861, 121.636539 END: 17.691932, 121.639256	15,000,000
Concreting of Brgy. Cattaran FMR, Brgy. Cattaran , Solana, Cagayan START: 17.710237, 121.711798 END: 17.719356, 121.714525	15,000,000
Concreting of Brgy. Ignacio B. Jurado-Brgy. Viga FMR Phase I, Brgy. Ignacio B. Jurado and Brgy. Viga, Lasam, Cagayan START: 18.042549, 121.565304 END: 18.042879, 121.571572	50,000,000
Concreting of Purok 6-Sitio Sarat, Brgy. Abbangkeruan FMR, Brgy. Abbangkeruan, Pamplona, Cagayan START: 18.319631, 121.450388 END: 18.451786, 121.373091	25,000,000
Concreting of Purok 5-Purok 6, Brgy. Bagu FMR, Brgy. Bagu, Pamplona, Cagayan START: 18.412686, 121.349644 END: 18.410977, 121.345495	25,000,000
Concreting of Brgy. Lucban-Brgy. Maquire FMR, Brgy. Lucban, Abulug, Cagayan START: 18.340488, 121.514041 END: 18.332752, 121.508960	15,000,000
Concreting of Brgy. Danipa to Brgy. La Salette FMR, Brgy. Danipa and Brgy. La Salette, Benito Soliven, Isabela START: 16.957163, 121.947686 END: 16.950755, 121.932312	10,000,000
Concreting of Brgy. San Carlos FMR, Brgy. San Carlos, Benito Soliven, Isabela START: 16.877560, 121.968480 END: 16.881382, 121.945240	10,000,000
Concreting of Brgy. Baraoidan FMR, Brgy. Baraoidan, Gattaran, Cagayan START: 18.028069, 121.739765 END: 18.020005, 121.740813	15,000,000
Concreting of Brgy. Aguinaldo FMR, Brgy. Aguinaldo, Cordon, Isabela START: 16.735659, 121.473146 END:16.742470, 121.475149	8,600,000
Concreting of Brgy. Dallao FMR, Brgy. Dallao, Cordon, Isabela START: 16.767475, 121.438673 END: 16.757189, 121.437745	8,600,000
Concreting of Brgy. Dumawing FMR, Brgy. Dumawing, Jones, Isabela START: 16.488018, 121.855799 END: 16.483301, 121.861022	9,000,000

760	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Sta. Maria FMR, Brgy. Sta. Maria, Gattaran, Cagayan START: 18.023872, 121.632203 END: 18.017202, 121.628493	15,000,000
Construction of Diajang to Divia FMR Phase I, Brgy. San Antonio, Basco, Batanes START: 20.4627, 121.96724333 END: 20.46195080, 121.96572904	15,000,000
Concreting of Brgy. San Jose-Brgy. Luna FMR, Brgy. San Jose and Brgy. Luna, Santiago City, Isabela START: 16.602702, 121.573585 END: 16.613318, 121.580894	15,000,000
Concreting of Brgy. Wigan FMR, Brgy. Wigan, Cordon, Isabela START: 16.713034, 121.450414 END: 16.711791, 121.444444	25,000,000
Concreting of Brgy. Guiddam Phase II FMR, Brgy. Guiddam, Abulug, Cagayan START: 18.319631, 121.450388 END: 18.328632, 121.450413	35,000,000
Concreting of Brgy. Salvador FMR, Santiago City, Isabela START: 16.750087, 121.578275 END: 16.752836, 121.595002	15,000,000
Concreting of Brgy. Villa Marso FMR, Cordon, Isabela START: 16.727274 121.459761 END: 16.715991 121.459075	15,000,000
Rehabilitation/Concreting of Purok Nieto FMR, Brgy. Batal, Santiago City, Isabela START: 16.692652, 121.580350 END: 16.690885, 121.583141	15,000,000
Concreting of Brgy. San Julian FMR, Brgy. San Julian, Abulug, Cagayan START: 18.444896, 121.390507 END: 18.445391, 121.384225	20,000,000
Concreting of Sitio Gawed, Brgy. Anonang FMR, Brgy. Anonang, Cordon, Isabela START: 16.689180, 121.412470 END: 16.695200, 121.418048	15,000,000
Concreting of Brgy. Mangcuram-Brgy. Siffu-Brgy. Bigao FMR, Brgy. Mangcuram, Brgy. Siffu and Brgy. Bigao, Ilagan City, Isabela START: 17.143806 121.814334 END: 17.126772 121.783376	30,000,000
Concreting of Brgy. Ammugauan FMR, Brgy. Ammugauan, Santo Tomas, Isabela START: 17.407961, 121.768606 END: 17.402552, 121.773066	20,000,000
Concreting of Brgy. Fermeldy-Brgy. Santa FMR, Brgy. Fermeldy and Brgy. Santa, Tumauini, Isabela START: 17.352618, 121.806675 END: 17.340093, 121.813575	15,000,000
Concreting of Brgy. Guiddam Phase I FMR, Brgy. Guiddam, Abulug, Cagayan START: 18.444896, 121.390507 END: 18.445391, 121.384225	15,000,000
Concreting of Brgy. Aggub to Brgy. Tallag FMR, Brgy. Aggub and Brgy. Tallag, Cabagan, Isabela START: 17.413466, 121.740667 END: 17.426289, 121.725973	50,000,000
Concreting of Brgy. Pilig Abajo Phase I FMR, Brgy. Pilig, Cabagan, Isabela START: 17.366444, 121.786550 END: 17.373552, 121.780162	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	761
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Dacque, Tallag to Sitio Annaronan, San Antonio Phase I FMR, Cabagan, Isabela START: 17.418642, 121.674283 END: 17.423271, 121.668542	15,000,000
Concreting of Brgy. Cubag FMR, Brgy. Cubag, Cabagan, Isabela START: 17.414559, 121.803211 END: 17.416966, 121.795264	15,000,000
Concreting of Brgy. Capitol FMR, Brgy. Capitol, Delfin Albano, Isabela START: 17.299933, 121.723780 END: 17.293655, 121.713976	20,000,000
Concreting of Purok 2, Brgy. Batu FMR, Brgy. Batu, Rizal, Cagayan START: 17.85853, 121.36049 END: 17.86728, 121.35683	15,000,000
Concreting of Brgy. Binatug Sitio Curauitan to Brgy. Gangalan Proper FMR, Brgy. Binatug Sitio Curauitan and Brgy. Gangalan Proper, San Mariano, Isabela START: 16.9287801, 122.076007 END: 16.914996, 122.099355	50,000,000
Concreting of Brgy. Guilingan FMR, Benito Soliven, Isabela START: 16.783682, 121.982959 END: 16.780393, 121.976240	15,000,000
Concreting of Brgy. Buenavista FMR, Brgy. Buenavista, Gamu, Isabela START: 17.063840,121.824269 END: 17.067111,121.816212	15,000,000
Concreting of Brgy. Rizal (Zone 1) FMR, Brgy. Rizal, Alicia, Isabela START: 16.834211, 121.671062 END: 16.833723, 121.60462	15,000,000
Concreting of Brgy. La Suerte FMR, Brgy. La Suerte, Angadanan, Isabela START: 16.756575, 121.813086 END: 16.743994, 121.813022	15,000,000
Concreting of Brgy. Libertad FMR, Brgy. Libertad, Abulug, Cagayan START: 18.343301, 121.409553 END: 18.333939, 121.409605	25,000,000
Concreting of Brgy. Dassun FMR, Brgy. Dassun, Solana, Cagayan START: 17.74474, 121.71355 END: 17.74745, 121.72025	15,000,000
Concreting of Brgy. San Vicente FMR, Brgy. San Vicente, Tuao, Cagayan START: 17.583014, 121.516337 END: 17.599732, 121.520504	15,000,000
Concreting of Brgy. Masaya Norte FMR, Brgy. Masaya Norte, San Agustin, Isabela START: 16.521528, 121.747570 END: 16.529700, 121.742383	10,000,000
Concreting of Brgy. Tubungan Este FMR, Brgy. Tubungan Este, Gattaran, Cagayan START: 18.034755, 121.677924 END: 18.034207, 121.675033	10,000,000
Concreting of Brgy. Nemmatan FMR, Brgy. Nemmatan, San Agustin, Isabela START: 16.522435, 121.732181 END: 16.527699, 121.737543	10,000,000
Concreting of Brgy. Diarao FMR Phase II, Brgy. Diarao, Jones, Isabela START: 16.590682, 121.727823 END: 16.598885, 121.731709	10,000,000

762	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Alunan FMR, Brgy. Alunan, Quezon, Isabela START: 17.289805, 121.606434 END: 17.289046, 121.615993	18,000,000
Concreting of Purok 5-Purok 4, Brgy. Eden FMR, Brgy. Eden, San Manuel, Isabela START: 17.037293,121.599878 END: 17.049245,121.594157	17,000,000
Concreting of Brgy. Agaman Proper FMR, Brgy. Agaman Proper, Baggao, Cagayan START: 17.998985, 121.924570 END: 18.004839, 121.918831	15,000,000
Concreting of San Pedro to Centro 1, Brgy. San Pedro FMR, Brgy. San Pedro, Mallig, Isabela START: 17.231359, 121.602397 END: 17.224234, 121.599850	15,000,000
Concreting of Brgy. Guam-Brgy. Burgos FMR, Brgy. Guam and Brgy. Burgos, San Guillermo, Isabela START: 16.709916, 121.891319 END: 16.724428, 121.933722	15,000,000
Concreting of Brgy. Gappal FMR, Brgy. Gappal, Cauayan City, Isabela START: 16.856422, 121.826434 END: 16.861664, 121.838403	30,000,000
Concreting of Brgy. Maligaya FMR, Brgy. Maligaya, Cauayan City, Isabela START: 16.851757, 121.918312 END: 16.874209, 121.924432	15,000,000
Concreting of Katuyan, Sta. Rosa FMR, Brgy. Sta. Rosa, Itbayat, Batanes START: 20.795996, 121.842866 END: 20.802587, 121.841644	20,000,000
Concreting of Brgy. Arabiat-Sta. Monica FMR, Brgy. Arabiat and Sta. Monica Echague, Isabela START: 16.638935, 121.603174 END: 16.660360, 121.592790	15,000,000
Concreting of Brgy. Sta Cruz FMR, Brgy. Sta Cruz, Echague, Isabela START: 16.681368, 121.700788 END: 16.687048, 121.705581	15,000,000
Concreting of Brgy. Victoria-Brgy. Camarag FMR, Brgy. Victoria and Brgy. Camarag, San Isidro, Isabela START: 16.718027, 121.634794 END: 16.726943, 121.641175	20,000,000
Concreting of Brgy. Limmubong, Papan Este FMR Phase III, Brgy. Limmubong, Papan Este, Jones, Isabela START: 16.511521, 121.806366 END: 16.507813, 121.800193	15,000,000
Concreting of Brgy. Malapat FMR Phase I, Brgy. Malapat, Cordon, Isabela START: 16.694282, 121.489704 END: 16.659213, 121.513785	20,000,000
Concreting of Brgy. Victoria-Brgy. Gomez FMR, Brgy. Victoria and Brgy. Gomez, San Isidro, Isabela START: 16.726564, 121.627163 END: 16.730848, 121.634815	15,000,000
Concreting of Brgy. Sta. Catalina to Brgy. Imbiao, Brgy. Sta. Catalina and Brgy. Imbiao, Quirino, Isabela START: 17.159382, 121.677575 END: 17.154563, 121.671532	40,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	763
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Bagong Tanza-Brgy. San Rafael FMR, Brgy. Bagong Tanza and Brgy. San Rafael, Aurora, Isabela START: 16.985463, 121.603221 END: 16.968328, 121.572823	22,500,000
Concreting of Sitio Villa Corazon FMR, Brgy. Manano, Mallig, Isabela START: 17.193220, 121.676931 END: 17.190455, 121.681195	20,000,000
Concreting of Brgy. Macañao to Brgy. Lalog FMR, Brgy. Macañao and Brgy. Lalog, Luna, Isabela START: 16.975170, 121.730973 END: 16.985426, 121.730939	17,500,000
Concreting of Brgy. Estrella-Brgy. Nakar FMR, Brgy. Estrella and Brgy. Nakar, San Guillermo, Isabela START:16.711443, 121.797957 END: 16.707151, 121.804755	15,000,000
Concreting of Brgy. Centro 2 to Brgy. Villa Remedios Access Road FMR, Brgy. Centro 2 and Brgy. Villa Remedios, San Guillermo, Isabela START:16.706730, 121.815454 END: 16.695615, 121.833282	15,000,000
Concreting of Brgy. Minuri FMR, Brgy. Minuri , Jones, Isabela START: 16.531836, 121.859726 END: 16.530065, 121.850396	8,600,000
Concreting of Brgy. Masipi East FMR, Brgy. Masipi East, Cabagan, Isabela START: 17.389513, 121.909700 END: 17.384060, 121.920445	20,000,000
Concreting of Brgy. Sta. Isabel Sur FMR, Brgy. Sta. Isabel Sur, Ilagan City, Isabela START: 17.190945, 121.807915 END: 17.197663, 121.800911	20,000,000
Concreting of Brgy. San Rodrigo-Brgy. San Lorenzo FMR, Brgy. San Rodrigo and Brgy. San Lorenzo, Ilagan City, Isabela START: 17.193132, 121.915113 END: 17.210350, 121.924018	20,000,000
Concreting of Brgy. Tunggui FMR, Brgy. Tunggui, Tumauini, Isabela START: 17.356737, 121.776368 END: 17.369853, 121,768332	25,000,000
Concreting of Brgy. San Vicente FMR, Brgy. San Vicente, Santo Tomas, Isabela START: 17.298188, 121.844134 END: 17.313906, 121.837126	15,000,000
Construction of Brgy. Pilig-Alto FMR, Brgy. Pilig-Alto, Cabagan, Isabela START: 17.364848, 121.800552 END: 17.365065, 121.808612	25,000,000
Concreting of Sitio Alibagu-Brgy. Tallag FMR, Brgy. Tallag, Cabagan, Isabela START: 17.427494, 121.720797 END: 17.421282, 121.708381	25,000,000
Concreting of Purok 4, Brgy. Baracbac FMR, Brgy. Baracbac, Santa Fe, Nueva Vizcaya START: 16.151150, 120.923848 END: 16.145595, 120.920771	15,000,000
Concreting of Brgy. Siffu to Brgy.Cabannungan 2nd FMR, Brgy. Siffu, Ilagan City, Isabela START: 17.135858, 121.809834 END: 17.128192, 121.791428	20,000,000
Concreting of Brgy. Guibang to Brgy. Songsong FMR, Brgy. Guibang, Gamu, Isabela START: 17.054156, 121.857034 END: 17.064271, 121.873492	30,000,000

764	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Mabauang (Upper and Lower) FMR, Brgy. Beti, Aritao, Nueva Vizcaya START: 16.231286, 121.044381 END: 16.227516, 121.036799	15,000,000
Concreting of Brgy. Barat-Brgy. Macalanga-Brgy. Pallas-Brgy. Salinas FMR, Bambang, Nueva Vizcaya START: 16.380983, 121.054885 END: 16.393753, 121.049762	15,000,000
Concreting of Kimbutan (Purok Gunot-Pinakdetan) FMR, Brgy. Kimbutan, Dupax del Sur, Nueva Vizcaya START: 16.143987, 121.219401 END: 16.134734, 121.218878	15,000,000
Concreting of Brgy. San Pedro-San Pablo-Brgy. Bagong Tanza FMR, Aurora, Isabela START: 17.002656, 121.634342 END: 16.990743,121.627484	20,000,000
Concreting along Brgy. Villa Pereda to Brgy. San Nicolas FMR, Delfin Albano, Isabela START: 17.230422, 121.784772 END: 17.236640, 121.791216	20,000,000
Concreting of Brgy. Bangquero to Brgy. Furao FMR, Brgy. Furao, Gamu, Isabela START:17.025369,121.777587 END:17.036176, 121.78660	20,000,000
Construction of Brgy. Gayung-gayong Norte to Brgy. Cabeseria 3 FMR, Brgy. Gayung-gayong Norte and Brgy. Cabeseria, Ilagan City, Isabela START: 17.062590,121.930500 END: 17.061811,121.924180	20,000,000
Concreting/Rehabilitation of Brgy. Bugallon Norte FMR, Brgy. Bugallon Norte, Ramon, Isabela START: 16.790087, 121.519720 END: 16.800680, 121.524137	20,000,000
Construction of Brgy. Dangan FMR, Brgy. Dangan, Reina Mercedes, Isabela START: 16.991560, 121.758347 END: 16.993090, 121.768060	5,000,000
Construction Brgy. Salinungan West FMR, Brgy. Salinungan West, San Mateo, Isabela START: 16.875507, 121.610252 END: 16.884352, 121.604413	15,000,000
Concreting of Purok 7, Brgy. Nueva Era FMR, Brgy. Nueva Era, San Manuel, Isabela START: 16.931414, 121.656442 END: 16.924903, 121.650440	13,000,000
Concreting of Brgy. Abbangkeruan FMR, Brgy. Abbangkeruan, Pamplona, Cagayan START: 18.457162, 121.346784 END: 18.450478, 121.318081	20,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Jones, Isabela START: 16.579912, 121.701344 END: 16.578050, 121.708721	8,600,000
Concreting of Brgy. Abulan FMR, Brgy. Abulan, Jones, Isabela START: 16.554984, 121.734297 END: 16.557036, 121.743893	8,600,000
Concreting of Zone 5-7, Brgy. Curva FMR, Pamplona, Cagayan START: 18.376336, 121.379590 END: 18.381493, 121.369934	15,000,000
Concreting of Sitio Lumittung, Sta. Cruz FMR, Brgy. Sta. Cruz, Pamplona, Cagayan START: 18.435206, 121.374709 END: 18.440803, 121.377800	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	765
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Sta. Maria FMR 2, Brgy. Sta. Maria, Cauayan City, Isabela START: 16.882585, 121.772099 END: 16.880829, 121.779260	22,000,000
Concreting of. Brgy. San Miguel to. Brgy. Dadap FMR, Brgy. San Miguel and Brgy. Dadap Luna, Isabela START: 16.957635, 121.730970 END: 16.947219, 121.730990	20,000,000
Concreting of Brgy. Mambabanga to Brgy. Harana FMR, Brgy. Mambabanga and Brgy. Harana, Luna, Isabela START: 16.951212, 121.698468 END: 16.956490, 121.711990	40,000,000
Concreting of Brgy. Concepcion FMR, Brgy. Concepcion, Luna, Isabela START: 16.964506, 121.723133 END: 16.964918, 121.715185	30,000,000
Concreting of Brgy. Luyao FMR, Brgy. Luyao, Luna, Isabela START: 16.968296,121.736193 END: 16.971247,121.747202	30,000,000
Concreting of Brgy. Bustamante to Brgy. Harana FMR, Brgy. Bustamante and Brgy.Harana, Luna, Isabela START: 16.942692, 121.731015 END: 16.934259, 121.712522	30,000,000
Construction of Brgy. Rizal FMR, Brgy. Rizal, Diffun, Quirino START: 16.595699, 121.514090 END: 16.597483, 121.522692	5,000,000
Construction of Brgy. Pao FMR, Brgy. Pao, Kasibu, Nueva Vizcaya START: 16.231067, 121.346568 END: 16.225579, 121.342825	10,000,000
Concreting of Brgy. Disimuray Phase II FMR, Brgy. Disimuray, Cauayan City, Isabela START: 16.871744, 121.898227 END: 16.872044, 121.907202	24,000,000
Concreting of Brgy. San Pablo FMR, Brgy. San Pablo, Cauayan City, Isabela START: 16.892569, 121.829928 END: 16.892821, 121.845123	28,500,000
Concreting of Brgy. Liwan Norte to Brgy. II FMR, Enrile, Cagayan START: 17.548175, 121.636340 END: 17.561332, 121.64324	13,200,000
Construction of Brgy. San Dionisio II FMR, Brgy. San Dionisio II, Nagtipunan, Quirino START: 16.245363, 121.604547 END: 16.254002, 121.603682	10,000,000
Concreting of Brgy. Caniguing FMR Phase I, Brgy. Caniguing, Echague, Isabela START: 16.643424, 121.755036 END: 16.638625, 121.763531	15,000,000
Concreting of Brgy. Rizal-Brgy. San Francisco FMR Phase I, Brgy. Rizal, Cauayan City, Isabela START: 16.908834, 121.798569 END: 16.898274, 121.788283	15,000,000
Concreting of Brgy. Disimuray FMR Phase I, Brgy. Disimuray, Cauayan City, Isabela START: 16.879640, 121.888431 END: 16.871744, 121.898227	15,000,000
Construction of Brgy. Liwayway FMR, Brgy. Liwayway, Diffun, Quirino START: 16.577836, 121.490760 END: 16.570178, 121.500242	5,000,000

766	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Dangan to Brgy. Turod Phase I FMR, Brgy. Dangan and Brgy. Turod, Reina Mercedes, Isabela START: 16.989284, 121.759488 END: 16.993072, 121.767246	10,000,000
Concreting of Brgy. Banquero to Brgy. Santiago FMR, Reina Mercedes, Isabela START: 17.018544, 121.776054 END: 17.026472, 121.759503	10,000,000
Concreting of Brgy. Roxas FMR, Naguilian, Isabela START: 17.021313, 121.839749 END: 17.028659, 121.855429	10,000,000
Concreting of Purok 6 to Purok 10 FMR, Brgy. Lublub, Alfonso Castañeda, Nueva Vizcaya START: 15.806003, 121.311067 END: 15.807286, 121.305949	15,000,000
Concreting of Brgy. Balite FMR, Brgy. Balite, Aritao, Nueva Vizcaya START: 16.210380, 120.983016 END: 16.203649, 120.988286	15,000,000
Concreting of Sitio Dacque, Tallag to Sitio Annaroanan, San Antonio FMR Phase II, Brgy. Tallag, Cabagan, Isabela START: 17.432889, 121.680798 END: 17.432343, 121.690051	15,000,000
Concreting of Sitio Alugu, Brgy. Casibarag Norte FMR, Brgy. Casibarag, Cabagan, Isabela START: 17.437742, 121.750883 END: 17.439149, 121.744767	15,000,000
Concreting of Brgy. Dadap to Brgy. Macañao FMR, Brgy. Dapdap, Luna, Isabela START: 16.955791,121.738934 END: 16.958652,121.752328	30,000,000
Concreting of Sawmill FMR, Brgy. Sawmill, Villaverde, Nueva Vizcaya START: 16.627699, 121.143230 END: 16.625644, 121.134372	15,000,000
Concreting of Chaina-Tayaran-Gidem FMR, Phase III Brgy. Panatayan, Mahatao, Batanes START: 20.40390556, 121.94318250 END: 20.40269611, 121.94350528	10,000,000
Concreting of Brgy. Casitan-Brgy. Gattu FMR, Brgy. Casitan and Brgy. Gattu, Pamplona, Cagayan START: 18.477482, 121.309708 END: 18.481894, 121.313630	15,000,000
Concreting of Brgy. Flores FMR, Brgy. Flores, Naguilian, Isabela START 16.961311, 121.865148 END 16.955917, 121.881370	20,000,000
Concreting of Pantal-Pinayag, Gubot, Latbang FMR, Brgy. Pinayag, Kayapa, Nueva Vizcaya START: 16.441719, 120.989270 END: 16.465560, 120.989429	15,000,000
Concreting of Brgy. Calitlitan to Brgy. Buyasyas FMR, Brgy. Calitlitan, Aritao and Brgy. Buyasyas, Sta. Fe, Nueva Vizcaya START: 16.231196, 120.972262 END: 16.261314, 120.967540	15,000,000
Concreting of Brgy. San Antonio FMR, Brgy. San Antonio, Cauayan City, Isabela START: 16.866849, 121.797443 END: 16.875486, 121.792291	15,000,000
Concreting of San Antonio Minit-Libertad FMR, Echague, Isabela START: 16.635091, 121.640371 END: 16.649208, 121.635357	28,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	767
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Sto. Tomas FMR, Brgy. Sto. Tomas, Maddela, Quirino START: 16.420173, 121.714500 END: 16.420977, 121.706875	5,000,000
Construction of Brgy. Guribang FMR, Brgy. Guribang, Diffun, Quirino START:16.639374, 121.454493 END:16.639144, 121.448426	5,000,000
Concreting of Brgy. Salvador FMR Phase II, Santiago City, Isabela START: 16.750087, 121.578275 END: 16.759969, 121.556505	15,000,000
Concreting of Brgy. Dietban-Brgy. Burgos FMR, San Guillermo, Isabela START: 16.738006, 121.926687 END: 16.726584, 121.933598	24,750,000
Concreting of Nagassican, Santiago City to Arabiat, Echague FMR, Brgy. Nagassican, Echague, Isabela START: 16.660296, 121.592804 END: 16.645755, 121.601126	30,000,000
Concreting of Sta Monica to Libertad FMR, Brgy. Sta. Monica, Echague, Isabela START: 16.679711, 121.626862 END: 16.670509, 121.627539	19,750,000
Concreting of Brgy. Nungnungan I FMR Phase II, Cauayan City, Isabela START: 16.880787, 121.726727 END: 16.873675, 121.730120	20,000,000
Concreting of Brgy. Nagrumbuan-Brgy. Pinoma FMR Phase III, Cauayan City, Isabela START: 16.898313, 121.702347 END: 16.894816, 121.689879	20,000,000
Concreting of Brgy. Faustino FMR, Cauayan City, Isabela START: 16.882585, 121.772099 END: 16.880829, 121.779260	15,000,000
Concreting of Brgy. Minante 2 FMR Phase II, Cauayan City, Isabela START: 16.892391, 121.771744 END: 16.905809, 121.771424	22,500,000
Concreting of San Agustin FMR, Brgy. San Agustin, Abulug, Cagayan START: 18.348827, 121.468381 END: 18.355947, 121.471831	20,000,000
Concreting of Brgy. Furao Section 2 FMR, Brgy. Furao, Gamu, Isabela START: 17.042658,121.792783 END: 17. 048581,121.790841	15,000,000
Concreting of Pintor-Rizal-Union FMR, Gamu, Isabela START: 17.101345, 121.760815 END: 17.118664, 121.781142	15,000,000
Concreting of Brgy. San Manuel Isabela FMR, Brgy. San Manuel Isabela, Naguillian, Isabela START: 17.017782, 121.871333 END: 17.000963, 121.873406	15,000,000
Construction of Brgy. Canayun FMR, Brgy. Canayun, Abulug, Cagayan START: 16.892569, 121.829928 END: 16.892821, 121.845123	20,000,000
Concreting of Brgy. Tomines FMR, Brgy. Tomines, Naguilian, Isabela START: 17.041778, 121.902335 END: 17.040039, 121.891609	15,000,000

768	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Dangan to Brgy.Turod FMR Phase II, Brgy. Dangan, Reina Mercedes, Isabela START: 16.993172, 121.769304 END: 16.998165, 121.771378	15,000,000
Concreting of Brgy. Bigao FMR, Brgy. Bigao, Ilagan City, Isabela START: 17.129952, 121.796473 END: 17.126765, 121.783369	15,000,000
Concreting of Brgy. Capellan FMR, Brgy. Capellan, Ilagan City, Isabela START: 17.232845, 121.931155 END: 17.226816, 121.938454	10,000,000
Concreting of Brgy. Masipi West 3 FMR, Brgy. Masipi West 3, Cabagan, Isabela START: 17.375055, 121.838077 END: 17.368546, 121.836205	10,000,000
Concreting of Brgy. Pilig Abajo FMR Phase II, Brgy. Pilig Abajo, Cabagan, Isabela START: 17.370750, 121.791804 END: 17.375242, 121.797543	15,000,000
Concreting of Brgy. Basao FMR, Brgy. Basao, Gattaran, Cagayan START: 18.089272, 121.677703 END: 18.085854, 121.684480	10,000,000
Concreting of Brgy. Bugallon Proper to Brgy. Burgos FMR Phase II, Brgy. Bugallon Proper and Brgy. Burgos, Ramon, Isabela START: 16.788986, 121.519615 END: 16.796398, 121. 516544	30,000,000
Concreting of Gunot Road, Rizal National Highschool Street-Lopez Street, Rizal FMR, Brgy. Rizal, Santiago City, Isabela START: 16.729126, 121.538842 END:16.716416, 121.546210	35,000,000
Concreting of Gamu-Roxas Road Junction to Brgy. Furao FMR, Brgy. Furao, Gamu, Isabela START: 17.051418,121.793974 END: 17.036176, 121.786605	30,000,000
Concreting of Brgy. Cabuaan, Ladao Road, Purok 4 FMR, Brgy. Cabuaan, Bayombong, Nueva Vizcaya START: 16.542460, 121.099598 END: 16.548099, 121.091115	20,000,000
Concreting of Brgy. Busilac, Sitio Simmusu and Sitio Pacpaco, Purok 7 FMR, Brgy. Busilac, Bayombong, Nueva Vizcaya START: 16.477062, 121.098328 END: 16.467575, 121.0965980	25,000,000
Concreting of Brgy. San Francisco FMR, Brgy. San Francisco, Cauayan City, Isabela START: 16.883977, 121.797066 END: 16.889780, 16.808475	21,300,000
Concreting of Brgy. Lasilat FMR, Brgy. Lasilat, Baggao, Cagayan START: 17.914588, 121.904964 END: 17.914964, 121.892530	15,000,000
Concreting of Brgy. San Isidro to Alinam FMR, Brgy. San Isidro, Cauayan City, Isabela START: 16.861330, 121.768696 END: 16.855988, 121.755787	28,100,000
Construction of Brgy. Manano FMR, Brgy. Manano, Mallig, Isabela START: 17.201324 121.661640 END: 17.183193 121.662884	35,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	769
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Puroc-Centro 2 FMR, Brgy. Puroc, Luna, Isabela START: 16.976312,121.719664 END: 16.968555,121.726752	15,000,000
Concreting of Gaddangao FMR, Rizal, Cagayan START: 17.797921, 121.442532 END: 17.791022, 121.438790	15,000,000
Concreting of Dikalaw FMR, Brgy. Bisag-Didiyan, Palanan, Isabela START: 17.010690, 122.382869 END: 17.013096, 122.366539	35,000,000
Concreting of Brgy. Panninan FMR, Brgy. Panninan, San Mariano, Isabela START: 16.847295,122.068582 END: 16.839207,122.062958	10,000,000
Concreting of Brgy. Magapuy, Purok 6, Bantil Road FMR, Brgy. Magapuy, Bayombong, Nueva Vizcaya START: 16.459170, 121.141932 END: 16.460273, 121.160349	20,000,000
Concreting of Brgy. Malannit FMR Phase III, Brgy. Malannit, Jones, Isabela START: 16.565554, 121.643759 END: 16.559084, 121.638444	10,000,000
Concreting of Mauanan FMR, Rizal, Cagayan START: 17.807285, 121.4225 END: 17.7979, 121.41362	15,000,000
Concreting of Brgy. Diarao FMR, Brgy. Diarao, Jones, Isabela START: 16.587298, 121.721138 END: 16.590682, 121.727823	16,500,000
Concreting of Brgy. Cabuluan FMR, Brgy. Cabuluan, Alcala, Cagayan START: 16.602274, 121.144383 END: 16.603665, 121.45663	30,000,000
Concreting of Brgy. Poblacion-Brgy. Lacab FMR, Brgy. Poblacion to Brgy. Lacab, Jones, Isabela START: 16.555650, 121.700242 END: 16.549631, 121.685867	25,500,000
Concreting of Divinan FMR Phase I, Brgy. Divinan, Jones, Isabela START: 16.536912, 121.657784 END: 16.538087, 121.649857	15,000,000
Concreting of Zone 5-Zone 7, Brgy. Curva FMR Phase II, Brgy. Curva, Pamplona, Cagayan START: 18.381493, 121.369934 END: 18.388334, 121.374128	15,000,000
Concreting of Brgy. Dibuluan-Brgy. Papan Weste FMR, Brgy. Dibuluan and Brgy. Papan Weste, Jones, Isabela START: 16.518771, 121.769705 END: 16.526493, 121.791706	30,000,000
Concreting of Brgy. Rizal-Brgy. Salvador Road to Brgy. Rizal-Villa Marcos FMR, Brgy. Rizal, Santiago City, Isabela START: 16.740800, 121.562538 END: 16.752180, 121.562532	18,000,000
Concreting of Brgy. Dammao FMR, Brgy. Dammao, Gamu, Isabela START: 17.075898, 121.805836 END: 17.078825, 121.818417	30,000,000

770	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Bantay to Brgy. Bulala FMR, Brgy. Bantay and Brgy. Bulala, Camalaniuhan, Cagayan START: 18.261201, 121.690614 END: 18.250495, 121.696547	15,000,000
Concreting of Brgy. Sto Tomas to Brgy. Placer FMR, Naguilian, Brgy. Sto Tomas, Naguilian, Isabela START: 16.920142, 121.911503 END: 16.923824, 121.926214	30,000,000
Concreting of Brgy. Malannit to Brgy. Pongpongan FMR, Brgy. Malannit and Brgy. Pongpongan, Jones, Isabela START: 16.559073, 121.638438 END: 16.553993, 121.630833	15,000,000
Concreting of Purok 5B, Brgy. Sto. Tomas FMR, Abulug, Cagayan START: 18.451193, 121.433618 END: 18.457622, 121.433062	25,000,000
Concreting of Brgy. Dagupan FMR, Brgy. Dagupan, Benito Soliven, Isabela START: 16.917024, 121.941883 END: 16.925079, 121.942126	15,000,000
Concreting of Brgy. Usol FMR, Jones, Isabela START: 16.540439, 121.758389 END: 16.549686, 121.773309	20,000,000

Region III - CENTRAL LUZON	4,891,150,000

Concreting of Brgy. Borlongan FMR, Brgy. Borlongan, Dipaculao, Aurora START: 15.977601, 121.647190 END: 15.986558,121.644326	30,000,000
Concreting of Purok 3 Brgy. Bamban FMR, Brgy. Bamban, Hermosa, Bataan START: 16.3072023, 121.1445469 END: 16.313185, 122.138258	15,000,000
Concreting of Brgy. Dulong Malabon FMR, Brgy. Dulong Malabon, Pulilan, Bulacan START: 14.927595, 120.811785 END: 14.929454, 120.805893	10,000,000
Concreting of Kaimito St. Brgy. Nagbunga FMR, Brgy. Nagbunga, Castillejos, Zambales START: 14.944713, 120.187123 END: 14.937124, 120.180138	30,000,000
Concreting of Brgy. San Roque FMR, Brgy. San Roque, San Jose del Monte City, Bulacan START: 14.8108079, 121.1106826 END: 14.8106656, 121.1110846	30,000,000
Concreting of Brgy. Monic FMR, Brgy. Monic, Nampicuan, Nueva Ecija START: 15.689339 120.664870 END: 15.689417 120.673422	15,000,000
Concreting of San Brgy. Antonio FMR, Bagac, Bataan START: 14.609820,120.428977 END:14.606869,120.427863	15,000,000
Concreting of Sitio Ibaba, Brgy. Bacong FMR, Brgy. Bacong, Hermosa, Bataan START 14.8330435, 120.4371483 END: 14.82808, 120.4367717	15,000,000
Concreting of Brgy. Balingog West FMR, Brgy. Balingog, Guimba, Nueva Ecija START: 15.6183971, 120722194 END: 15.618866, 120.7342657	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	771
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Balatong A FMR, Brgy. Balatong A, Pulilan, Bulacan START: 14.935107, 120.855612 END: 14.931152, 120.849993	20,000,000
Concreting of Brgy. Sto. Domingo FMR, Brgy. Sto. Domingo, Talugtug, Nueva Ecija START: 15.785958, 120.774674 END: 15.783358, 120.76135	15,000,000
Concreting of Brgy. Manaul FMR, Brgy. Manaul, Zaragoza, Nueva Ecija START: 15.4159267, 120.8036967 END: 15.405395, 120.8011267	16,900,000
Concreting of Brgy. Casilagan FMR, Brgy. Casilagan, Rizal , Nueva Ecija START: 15.697875, 121.169331 END: 15.702989, 121.167263	15,000,000
Concreting of Upper Dangcol Brgy. Dangcol FMR, Brgy. Dangcol, Balanga City, Bataan START: 14.665950, 120.464871 END: 14.657872, 120.466361	15,000,000
Concreting of Brgy. Cacapasan FMR, Brgy. Cacapasan, Cuyapo, Nueva Ecija START: 15.722480, 120.723398 END: 15.717110, 120.713364	15,000,000
Concreting of Sitio Talamsi, Brgy. Kalawakan FMR Phase III, Brgy. Kalawakan, DRT, Bulacan START: 15.186876, 121.125970 END: 15.199427, 121.132566	30,000,000
Concreting of Brgy. Calawagan FMR, Brgy. Calawagan, Cabanatuan City, Nueva Ecija START: 15.534531, 121.032914 END: 15.526976, 121.030579	15,000,000
Concreting of Brgy. Quinawan leading to Hatchery FMR, Brgy. Quinawan, Bagac, Bataan START: 14.484428, 120.40735 END: 14.479697, 120.391706	15,000,000
Concreting of Brgy. Sta. Isabel FMR, Brgy. Sta. Isabel, Cabiao, Nueva Ecija START: 15.23889276, 120.80516235 END: 15.2526438, 120.79395807	15,000,000
Concreting of Brgy. Tagtagumbao FMR, Brgy. Tagtagumbao, Cuyapo, Nueva Ecija START: 15.733835, 120.707049 END: 15.739067, 120.717488	20,000,000
Concreting of Brgy. Sapang Bato FMR, Brgy. Sapang Bato, Angeles City, Pampanga START: 15.164282,120.507295 END: 15.160969, 120.501126	15,000,000
Concreting of Sitio Duplas, Brgy. Kalawakan FMR Phase II, Brgy. Kalawakan, DRT, Bulacan START: 15.177728, 121.125673 END: 15.182668, 121.118576	30,000,000
Concreting of Sitio Maligaya, Brgy. Bucanan FMR, Brgy. Bucanan, Magalang, Pampanga START: 15.2398606, 120.6715311 END: 15.239686, 120.681105	15,000,000
Concreting of Brgy. San Juan FMR, Brgy. San Juan, Aliaga, Nueva Ecija START: 15.50638, 120.9013067 END: 15.5025033, 120.890815	18,200,000
Construction of Brgy. Papaac FMR, Brgy. Papaac, Camiling, Tarlac START: 15.674103, 120.429937 END: 15.666712, 120.430541	15,000,000

772	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Manga Brgy. Batiawan FMR, Brgy. Batiawan, Subic, Zambales START: 14.930905, 120.410364 END: 14.920778, 120.417443	30,000,000
Concreting of Brgy. Balutu FMR, Brgy. Balutu, Concepcion Tarlac START: 15.297501, 120.293344 END: 15.701686, 120.693583	15,000,000
Concreting of Brgy. Tabacao FMR, Brgy. Tabacao, Talavera, Nueva Ecija START: 15.643836, 120.919720 END: 15.650307, 120.925089	13,000,000
Concreting of Purok Mahabang Barrior, Brgy. Bicos FMR, Brgy. Bicos, Rizal, Nueva Ecija START: 15.667958, 121.04389 END: 15.676427,121.043519	50,000,000
Concreting of Pasong Bangkal FMR, Brgy. Pasong Bangkal, San Ildefonso, Bulacan START: 15.016217, 121.002413 END: 15.012109, 121.002623	10,000,000
Concreting of Brgy. Gabihan FMR, Brgy. Gabihan, San Ildefonso, Bulacan START:15.050423, 121.016132 END: 15.056345, 121.017567	15,000,000
Construction of Brgy. Calamay FMR, Brgy. Calamay, Moncada, Tarlac START: 15.780009, 120.568044 END: 15.771743, 120.565172	15,000,000
Concreting of Brgy. San Agustin to Brgy. Concepcion FMR, Brgy. San Agustin and Brgy. Concepcion, Sto. Domingo, Nueva Ecija START: 15.589751, 120.905612 END: 15.602218, 120.907424	17,000,000
Concreting of Brgy. San Vicente (Ebus) FMR, Brgy. San Vicente, Guagua, Pampanga START: 15.009183, 120.563048 END: 15.006317, 120.568990	15,000,000
Concreting of Purok Mulawin, Brgy. Del Pilar FMR, Brgy. Del Pilar, Rizal, Nueva Ecija START: 15.707457, 121.084810 END: 15.717915, 121.094217	50,000,000
Concreting of Brgy. Caingin Tabing Ilog FMR, Brgy. Caingin Tabing Ilog, Guimba, Nueva Ecija START: 15.5723575, 120.7592117 END: 15.5784327, 120.7672348	14,300,000
Concreting of Sitio Kanyakan, Brgy. Matictic FMR, Brgy. Matictic, Norzagaray, Bulacan START: 14.9082546, 121.0679356 END: 14.9147753, 121.0723593	15,000,000
Concreting of Brgy. Maite FMR, Brgy. Maite, Hermosa, Bataan START: 14.82996, 120.41297 END: 14.791633, 120.403847	30,000,000
Concreting of Cavesa to Sitio Sepu, Brgy. Candating FMR, Arayat, Pampanga START: 15.149564, 120.820699 END: 15.006317, 120.568990	15,000,000
Concreting of Brgy. Lamorito FMR, Brgy. Lamorito, Guimba, Nueva Ecija START: 15.6621697, 120.6961893 END: 15.6705237, 120.6897785	16,900,000
Construction of Brgy. Bagong Barrio FMR, Brgy. Bagong Barrio, San Ildefonso, Bulacan START: 14.82996, 120.41297 END: 14.834106°, 120.417986	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	773
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Pasong Intsik FMR, San Rafael, Bulacan START: 14.994941, 120.952503 END: 14.997670, 120.959404	8,200,000
Concreting of Brgy. Santiago FMR, Brgy. Santiago, Aliaga, Nueva Ecija START: 15.4790793, 120.822686 END: 15.4739083, 120.81278	18,200,000
Concreting of Ina ng Buhay FMR, Brgy. Encanto, Angat, Bulacan START: 14.920068, 121.006590 END: 14.911882, 121.006675	15,000,000
Concreting of Brgy. Anupul FMR, Brgy. Anupul, Bamban, Tarlac START: 15.252091, 120.478175 END: 15.247036, 120.471068	15,000,000
Concreting of Brgy. Sinulatan FMR, Brgy. Sinulatan, Guimba, Nueva Ecija START: 15.6969053, 120.8224203 END: 15.6976133, 120.8275509	13,000,000
Concreting of Brgy. Imelda FMR Phase 4, Brgy. Imelda, Samal, Bataan START: 14.7639267,120.4652867 END: 14.7601333,120.4566033	50,000,000
Construction of Brgy. Basuit FMR, Brgy. Basuit, San Ildefonso, Bulacan START: 15.047797, 120.999093 END: 15.044413, 120.994866	20,000,000
Construction of Brgy. Sapang Dayap FMR, Brgy. Sapang Dayap San Ildefonso, Bulacan START: 15.036253, 121.020728 END: 15.0371, 121.017408	39,000,000
Construction of Brgy. Colubot (Irrigation) FMR, Brgy. Colubot, San Manuel, Tarlac START: 15.676904, 120.656965 END: 15.678717, 120.650112	15,000,000
Construction of Brgy. Bulusukan FMR, Brgy. Bulusukan, San Ildefonso, Bulacan START: 15.084450, 121.012241 END: 15.083096, 121.025331	50,000,000
Construction of Brgy. Bagong Silang FMR, Brgy. Bagong Silang, San Miguel, Bulacan START: 15.168923, 120.934236 END: 15.168533, 120.932886	50,000,000
Concreting of Brgy. Tampac I to Brgy. Caballero FMR, Brgy. Tampac I and Brgy. Caballero, Guimba, Nueva Ecija START: 15.6352648, 120.7972783 END: 15.6377206, 129.8030109	20,000,000
Construction of Brgy. Gabihan FMR Phase II, Brgy. Gabihan, San Ildefonso, Bulacan START: 15.050423, 121.016132 END: 15.056345, 121.017567	8,600,000
Construction of Ubihan FMR, Brgy. Ubihan, Meycauayan City, Bulacan START: 14.755609, 120.917947 END: 14.755895, 120.919349	100,000,000
Concreting of Brgy. Sabit FMR, Brgy. Sabit, Cuyapo, Nueva Ecija START: 15.822354, 120.681430 END: 15.828605, 120.684506	15,600,000
Construction of Brgy. Manarog FMR, Brgy. Manarog, General Mamerto Natividad, Nueva Ecija START: 15.61402596, 121.02991451 END: 15.61402596, 121.02991451	20,000,000

774	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Telepatio FMR, Brgy. Telepatio, San Ildefonso, Bulacan START: 15.056064, 120.921632 END: 15.049320, 120.920210	10,000,000
Concreting of Brgy. Sto. Rosario Young to Brgy. Del Pilar FMR, Brgy. Sto. Rosario Young and Brgy. Del Pilar, Zaragoza, Nueva Ecija START: 15.4514617, 120.7753417 END: 15.4515159, 120.7823187	20,000,000
Concreting of Brgy. Paligui FMR, Brgy. Paligui, Candaba, Pampanga START: 15.049781, 120.882884 END: 15.058529, 120.880929	15,000,000
Construction of Brgy. San Francisco to Brgy. Dungan FMR, Brgy. San Francisco, Concepcion, Tarlac START: 15.295472, 120.637607 END: 15.291227, 120.628969	30,000,000
Concreting of Brgy. San Juan to Brgy. Bucot FMR, Brgy. San Juan and Brgy. Bucot, Aliaga, Nueva Ecija START: 15.4991317, 120.8855283 END: 15.4974817, 120.8763967	15,000,000
Concreting of Brgy. Biak na Bato to Brgy. Talbak FMR, Brgy. Biak na Bato, San Miguel, Bulacan START: 15.106837, 121.064355 END: 15.096859, 121.070545	30,000,000
Concreting of Brgy. Mabiga FMR, Brgy. Mabiga, Hermosa, Bataan START: 14.810172, 120.378553 END: 14.802697, 120.375434	50,000,000
Concreting of Sitio Banag, Balucuc FMR, Brgy. Balucuc, Apalit, Pampanga START: 14.955939, 120.818139 END: 14.956121, 120.808712	15,000,000
Concreting of Sitio Bakero, Brgy. Pamibian FMR, Brgy. Pamibian, Candelaria, Zambales START: 15.621711, 119.955370 END: 15.620607, 119.957123	50,000,000
Concreting of Brgy. San Jose, Licab to Brgy. Pulong Bahay, Quezon FMR, Nueva Ecija START: 15.52646397, 120.82718379 END: 15.52149773, 120.8187623	37,900,000
Concreting of Brgy. Bagbaguin FMR Phase II, Brgy. Bagbaguin, Pandi, Bulacan START: 14.888705, 120.913564 END: 14.881959, 120.908954	20,000,000
Concreting of Brgy. Casalat FMR, Brgy. Casalat San Ildefonso, Bulacan START: 15.017784, 121.055744 END: 15.009855, 121.051933	15,000,000
Concreting of Brgy. Malbeg FMR, Brgy. Malbeg, Cuyapo, Nueva Ecija START: 15.762685, 120.636770 END: 15.769154, 120.636423	15,000,000
Construction of Constantino-Ubihan Brgy. Poblacion 2 FMR, Brgy. Poblacion 2, Marilao, Bulacan START: 14.756656, 120.938564 END: 14.75652, 120.937406	126,800,000
Concreting of Brgy. Pantingan FMR Phase II, Brgy. Pantingan, Pilar, Bataan START: 14.624094, 120.474596 END: 14.619467, 120.474689	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	775
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Yuson FMR, Brgy. Yuson, Guimba, Nueva Ecija START: 15.686527, 120.7020358 END: 15.6855568, 120.704272	12,100,000
Construction of Brgy. Labney FMR, Brgy. Labney, Mayantoc, Tarlac START: 15.576549, 120.309532 END: 15.56929, 120.302194	10,000,000
Concreting of Brgy. San Pedro FMR, Brgy. San Pedro, Bustos, Bulacan START: 14.940548, 120.902691 END: 14.935536, 120.900426	10,000,000
Concreting of Brgy. Landig-Brgy. Latap-Brgy. District II-Brgy. Malineng FMR, Cuyapo, Nueva Ecija START: 15.788267, 120.655747 END: 15.791922, 120.665660	19,600,000
Concreting of Brgy. San Roque FMR, Brgy. San Roque, Magalang, Pampanga START: 15.261121, 120.654027 END: 15.262339, 120.120.665516	20,000,000
Concreting of Brgy. Kalawakan FMR, Brgy. Kalawakan, Doña Remedios Trinidad, Bulacan START: 15.2325327, 121.1476663 END: 15.2324962, 121.1476814	15,000,000
Concreting of Brgy. Sta. Clara FMR, Brgy. Sta. Clara, Quezon, Nueva Ecija START: 15.590734, 120.816147 END: 15.581905, 120.795879	15,000,000
Concreting of Brgy. Caramutan FMR, Brgy. Caramutan, La Paz Tarlac START: 15.437390, 120.712166 END: 15.445661, 120.707260	23,000,000
Concreting of Masula-Sili, Brgy. Banawang to A. Ricardo FMR, Bagac, Bataan START: 14.626375, 120.402540 END: 14.630152, 120.413018	15,000,000
Concreting of Brgy. Ubihan FMR, Brgy. Ubihan, Meycauayan, Bulacan START: 14.755260, 120.915435 END: 14.755601, 120.918316	30,000,000
Concreting of Sitio Nagtuturican, Brgy. Surgui 3rd FMR, Brgy. Surgui 3rd, Camiling, Tarlac START: 15.674103, 120.429937 END: 15.666712, 120.430541	15,000,000
Concreting of Brgy. Sto. Rosario Old FMR, Brgy. Sto. Rosario Old, Zaragoza, Nueva Ecija START: 15.4389883, 120.771965 END: 15.438205, 120.761773	15,000,000
Concreting of Brgy. Calayaan FMR, Brgy. Calayaan, Gerona, Tarlac START: 15.566148, 120.612839 END: 15.574823, 120.616698	15,000,000
Concreting of Brgy. Gen. Luna FMR, Brgy. Gen. Luna, Llanera, Nueva Ecija START: 15.622991, 120.996841 END: 15.637405, 120.992404	15,000,000
Construction of San Miguel FMR, Brgy. San Miguel, San Simon, Pampanga START: 14.99361362, 120.785223 END: 14.9896387, 120.78519114	5,000,000
Concreting of Brgy. Dolores FMR, Brgy. Dolores, Santo Domingo, Nueva Ecija START: 15.556841, 120.890249 END: 15.554762, 120.880614	15,000,000

776	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Buliran FMR, Brgy. Buliran, San Miguel, Bulacan START: 15.175239, 121.003251 END: 15.178500, 120.993346	25,000,000
Concreting of Brgy. Aquino FMR, Brgy. Aquino, Licab, Nueva Ecija START: 15.514796, 120.755169 END: 15.513689, 120.760645	15,000,000
Construction of Brgy. Biak na Bato FMR, Brgy. Biak na Bato, San Miguel, Bulacan START: 15.118242, 121.062452 END: 15.119568, 121.069181	20,000,000
Construction of Brgy. Coral na Bato FMR, Brgy. Coral na Bato, San Rafael, Bulacan START: 14.98161, 120.974519 END: 14.9848, 120.975489	25,000,000
Concreting of Brgy. San Roque Bitas FMR, Brgy. San Roque, Arayat, Pampanga START: 15.155285, 120.718723 END: 15.147053, 120.717898	15,000,000
Concreting of Sitio Talisay Brgy. Bacong FMR, Brgy. Bacong, Hermosa, Bataan START: 14.8330512, 120.4371305 END: 14.8397198, 120.4392416	10,000,000
Concreting of Brgy. Sta. Maria FMR, Brgy. Sta. Maria, Licab, Nueva Ecija START: 15.506754, 120.779336 END: 15.485958, 120.772984	20,000,000
Concreting of Dumanas Brgy. San Fernando Sur FMR, Brgy. San Fernando Sur, Cabiao, Nueva Ecija START: 15.200028, 120.90206381 END: 15.22319175, 120.90040525	15,000,000
Concreting of Brgy. Portal FMR, Brgy. Portal, Rizal, Nueva Ecija START: 15.736377, 121.068931 END: 15.739777, 121.072304	15,000,000
Concreting of Brgy. Lennec FMR, Brgy. Lennec, Guimba, Nueva Ecija START: 15.703074, 120.732330 END: 15.712196, 120.735620	20,000,000
Concreting of Apga Road 1, Brgy. Apostol FMR, San Felipe, Zambales START: 15.048286, 120.116452 END: 15.053502, 120.110926	15,000,000
Concreting of Brgy. General Luna to Brgy. Sto. Rosario FMR, Brgy. General Luna and Brgy. Sto. Rosario, Sto. Domingo, Nueva Ecija START: 15.61898988, 120.842172551 END: 15.62661701, 120.84317636	15,000,000
Construction of Poblacion West 3 to Brgy. Santiago FMR, Aliaga, Nueva Ecija START: 15.4902883, 120.8354983 END: 14.495355, 120.8380533	10,000,000
Concreting of Brgy. Bularit FMR, Brgy. Bularit, Gerona, Tarlac START: 15.645373, 120.330476 END: 15.649754, 120.337045	15,000,000
Concreting of Sitio Pag-asa Brgy. Tibag FMR, Brgy. Tibag, Tarlac City, Tarlac START: 15.482335, 120.552732 END: 15.477224, 120.560863	16,250,000
Concreting of Greatest Manimas Brgy. Cupang Proper FMR, Brgy. Cupang Proper, Balanga City, Bataan START: 14.652286, 120.498899 END: 14.649909, 120.503716	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	777
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Luna FMR, Brgy. Luna, Cuyapo, Nueva Ecija START: 15.819653, 120.645957 END: 15.816102, 120.639235	20,000,000
Concreting of Brgy. Cafe FMR, Brgy. Cafe, Concepcion Tarlac START: 15.335847, 120.707416 END: 15.331104, 120.701169	15,000,000
Concreting of Brgy. Camba FMR, Brgy. Camba, Arayat, Pampanga START: 15.178006, 120.782727 END: 15.175557, 120.777615	15,000,000
Concreting of Purok 1, Sitio Lupang Tagalog, Brgy. Nagwaling FMR, Pilar, Bataan START: 14.633917, 120.538048 END: 14.632673, 120.542817	9,750,000
Concreting of Brgy. Betes FMR, Brgy. Betes, Aliaga, Nueva Ecija START: 15.5347483, 120.900443 END: 15.536550, 120.899938	15,600,000
Construction of Brgy. Papaac FMR, Brgy. Papaac, Camiling, Tarlac START: 15.645373, 120.330476 END: 15.649754, 120.337045	10,000,000
Concreting of Brgy. Telapayong FMR, Brgy. Telapayong, Arayat, Pampanga START: 15.180667, 120.677429 END: 15.174955, 120.671057	20,000,000
Concreting of Brgy. Bertese FMR, Brgy. Bertese, Quezon, Nueva Ecija START: 15.56568162, 120.80458307 END: 15.57581136, 120.81501746	15,000,000
Concreting of Brgy. Lower Dangcol FMR, Brgy. Lower Dangcol, City of Balanga, Bataan START: 14.602829,120.472275 END: 14.599921,120.468936	15,000,000
Concreting of Sitio Gumahan Brgy. Mangan-Vaca FMR, Brgy. Mangan-Vaca, Subic, Zambales START: 14.902514, 120.246095 END: 14.903108, 120.255344	30,000,000
Concreting of Brgy. Bagong Barrio FMR, Brgy. Bagong Barrio, Guimba, Nueva Ecija START: 15.6630001, 120.7138575 END: 15:6675758, 120.7109422	17,000,000
Concreting of Sitio Mamala, Brgy. San Francisco De Asis FMR, Brgy. San Francisco De Asis, Limay, Bataan START: 14.569732, 120.551293 END: 14.567428,120.542452	15,000,000
Concreting of Brgy. San Juan De Mata FMR, Brgy. San Juan De Mata, Tarlac City, Tarlac START: 15.526342, 120.513300 END: 15.532710, 120.515760	16,250,000
Concreting of Brgy. Santo Tomas FMR, Brgy. Santo Tomas, Aliaga, Nueva Ecija START: 15.4757515, 120.8354983 END: 15.495355, 120.8380533	15,000,000
Concreting of Brgy. San Nicolas FMR, Brgy. San Nicolas, San Luis, Pampanga START: 15.044230, 120.809969 END: 15.039182, 120.815071	15,000,000
Concreting of Brgy. Sta. Monica FMR, Brgy. Sta Monica, Floridablanca, Pampanga START: 14.960937, 120.499947 END: 14.952201, 120.499327	15,000,000

778	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Villaflores FMR, Brgy. Villaflores, Cuyapo, Nueva Ecija START: 15.812187, 120.620150 END: 15. 817427, 120.618360	21,000,000
Concreting of Davil-Davilan-Brgy. Paltic FMR, Brgy. Paltic, Dingalan, Aurora START: 16.3072023, 121.1445469 END: 16.313185, 122.138258	15,000,000
Concreting of Kaingin FMR, Brgy. Kaingin, Bongabon, Nueva Ecija START: 15.621038, 121.136054 END: 15.614279, 121.132419	15,000,000
Concreting of Brgy. Calancuasan Norte FMR, Brgy. Calancuasan Norte, Cuyapo, Nueva Ecija START: 15.802525, 120. 640213 END: 15.811542, 120.639669	15,000,000
Concreting of Sitio Balong Brgy. Esperanza FMR, Brgy. Esperanza, Casiguran, Aurora START: 16.3072023, 121.1445469 END: 16.313185, 122.138258	15,000,000
Concreting of Sitio Ibayo, Brgy. Sabang FMR, Brgy. Sabang, Morong, Bataan START: 14.7077419, 120.2710559 END: 14.710589,120.2723887	15,000,000
Concreting of Brgy. Pulong Bahay FMR, Brgy. Pulong Bahay, Quezon, Nueva Ecija START: 15.53925244, 120.8218094 END: 15.53528115, 120.81936075	15,000,000
Concreting of Barceñas Road Sitio Bani FMR, Brgy. Catanig, City of Balanga, Bataan START: 14.662166, 120.508012 END: 14.656691, 120.511409	15,000,000
Concreting of Brgy. Sto. Rosario FMR, Brgy. Sto. Rosario, Candaba, Pampanga START: 15.1364617, 120.823335 END: 15.1357684, 120.8226652	10,000,000
Concreting of Donya Turu at Brgy. San Agustin FMR, Brgy. San Agustin, Candaba, Pampanga START: 15.071480, 120.852156 END: 15.082146, 120.862851	40,000,000
Concreting Brgy. Bakal II to Brgy. Bakal I FMR, Brgy. Bakal II and Brgy. Bakal I, Talavera, Nueva Ecija START: 15.692995, 120.896236 END: 15.689791, 120.890839	21,500,000
Construction of Brgy. San Pedro, General Tinio to Soledad FMR, Sta. Rosa, Nueva Ecija START: 15.39758248, 121.05363532 END: 15.405556, 121.053109	15,000,000
Concreting of Brgy. Yamot to Brgy. Binabalian FMR, Brgy. Yamot and Brgy. Binabalian, Candelaria, Zambales START: 15.608230, 119.936365 END: 15.604034, 119.924294	50,000,000
Concreting of Cabuaan, Brgy. Patrocinio to Samat, Brgy. Simminublan FMR, Brgy. Patrocinio and Brgy. Simminublan, San Narciso, Zambales START: 14.994491, 120.109914 END: 14.993684, 120.115229	35,000,000
Concreting of Brgy. Sta. Lucia Old FMR, Brgy. Sta. Lucia Old, Zaragoza, Nueva Ecija START: 15.4797673, 120.7722753 END: 15.4773867, 120.7586983	20,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	779
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Mabini to Brgy. San Agustin FMR, Brgy. Mabini and Brgy. San Agustin, Gerona, Tarlac START: 15.602855, 120.519455 END: 15.610523, 120.517357	15,000,000
Concreting of Brgy. Catacte FMR Phase II, Brgy. Catacte, Bustos, Bulacan START: 14.914088, 120.950345 END: 14.920694, 120.947910	20,000,000
Concreting of Brgy. Sta. Rita FMR, Brgy. Sta. Rita, Quezon, Nueva Ecija START: 15.60031804, 120.82028638 END: 15.60530154, 120.82514693	27,220,000
Concreting of Sitio Malupa Brgy. Calumpang FMR, Brgy. Calumpang, Mabalacat City, Pampanga START: 15.228711, 120.547752 END: 15.231992, 120.552921	20,000,000
Construction of Brgy. San Felipe FMR, Brgy. San Felipe, San Manuel, Tarlac START: 15.821484, 120.598196 END: 15.823677, 120.588609	20,000,000
Concreting of Brgy. San Bernardino to Brgy. Sta. Cruz FMR, Brgy. Bernardino and Brgy. Sta. Cruz, Guimba, Nueva Ecija START: 15.6072291, 120.8072536 END: 15.6151089, 120.8134565	15,600,000
Concreting of Brgy. Gen. Luna FMR, Brgy. Gen. Luna, Carangalan, Nueva Ecija START: 15.956257, 121.078888 END: 15.6957173, 121.076624	7,500,000
Concreting of Sitio Maballegen, Brgy. East Dirita, San Antonio to Brgy. Beddeng, San Narciso FMR, Brgy. East Dirita, San Antonio and Brgy. Beddeng, San Narciso, Zambales START: 14.975211, 120.126829 END: 14.985362, 120.129151	50,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Minalin, Pampanga START: 14.951406, 120.726224 END: 14.955533, 120.725038	15,000,000
Concreting of Brgy. Sibul FMR, Brgy. Sibul, Talavera, Nueva Ecija START: 15.626408, 120.957117 END: 15.621085, 120.954915	18,200,000
Concreting of Brgy. Santiago FMR, Brgy. Santiago, Concepcion, Tarlac START: 15.318948, 120.618407 END: 15.326194, 120.615913	26,000,000
Construction of Brgy. Sacdalan FMR, Brgy. Sacdalan, San Miguel, Bulacan START: 15.203496, 120.954297 END: 15.199197, 120.935469	15,700,000
Concreting of Brgy. Casongsong FMR, Brgy. Casongsong, Guimba, Nueva Ecija START: 15.6746991, 120.7496199 END: 15.6799633, 120.7514944	19,500,000
Concreting of Sitio Dapla, Brgy. Salaza to Sito Sta Marta, Brgy. Pangolingan FMR, Brgy. Salaza, Palauig, Zambales START: 15.461604, 119.988876 END: 15.479151, 120.000809	65,000,000
Concreting of Brgy. Talabutab Norte to Brgy. Panacsac FMR, Brgy. Talabutab Norte to Brgy. Panacsac, General Mamerto Natividad, Nueva Ecija START: 15.592040, 121.087032 END: 15.594560, 121.093857	15,000,000

780	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Tibag Brgy. Naugsol FMR, Brgy. Naugsol, Subic, Zambales START: 14.89523709, 120.27885941 END: 14.90046181, 120.28126395	30,000,000
Concreting of Brgy. Sto. Rosario to Brgy. Comitang FMR, Brgy. Sto. Rosario and Brgy. Comitang, Sto. Domingo, Nueva Ecija START: 15.6412792, 120.86637183 END: 15.63957182, 120.85726713	20,000,000
Concreting of Brgy. Sta. Catalina FMR, Brgy. Sta. Catalina, San Luis, Pampanga START: 15.057819, 120.793651 END: 15.063619, 120.800086	15,000,000
Construction of Pinagrealan FMR Phase II, Brgy. Pinagrealan, Candelaria, Zambales START: 15.595097, 119.995794 END: 15.608810, 120.012925	45,000,000
Concreting of Brgy. San Andres I FMR, Brgy. San Andres I, Quezon, Nueva Ecija START: 15.53171963, 120.84645888 END: 15.53421069, 120.84027954	20,000,000
Concreting of Brgy. Laput FMR, Brgy. Laput, Mexico, Pampanga START: 15.098764, 120.718701 END: 15.098173, 120.723841	15,000,000
Concreting of Brgy. Alalay Grande FMR, Brgy. Alalay Grande, Lupao, Nueva Ecija START: 15.84690543, 120.87154533 END: 15.84026988, 120.867707	15,000,000
Concreting of Brgy. San Pascual FMR, Brgy. San Pascual, Sto. Domingo, Nueva Ecija START: 15.599089, 120.867540 END: 15.603605, 120.870548	13,130,000
Concreting of Brgy. Calisitan FMR Phase 2, Brgy. Calisitan, Talugtug, Nueva Ecija START: 15.738698, 120.837372 END: 15.729426, 120.841175	15,000,000
Concreting of Brgy. Dalayap FMR, Brgy. Dalayap, Tarlac City, Tarlac START: 15.542071, 120.619020 END: 15.619020, 120.621073	7,500,000
Concreting of Brgy. Villa Boado FMR Phase 2, Brgy. Villa Boado, Talugtug, Nueva Ecija START: 15.762747, 120.780389 END: 15.763557, 120.775838	9,000,000
Concreting of Brgy. Northwest Poblacion FMR, Brgy. Northwest Poblacion, Nampicuan, Nueva Ecija START: 15.7384092, 120.6292045 END: 15.7426326, 120.6286573	15,500,000
Concreting of Purok 3, Brgy. Bawa FMR, Brgy. Bawa, Gerona, Tarlac START: 15.600311, 120.627854 END: 15.603353, 120.626086	3,250,000
Concreting of Brgy. Bicos FMR, Brgy. Bicos, Rizal, Nueva Ecija START: 15.667958, 121.043839 END: 15.676427, 121.043519	15,000,000
Concreting of Brgy. Burgos to Brgy. Bantug to Brgy. Bentigan FMR, Cuyapo, Nueva Ecija START: 15. 763203, 120.695924 END: 15.759649, 120.682380	24,000,000
Concreting of Sitio Tumana Brgy. San Esteban FMR, Brgy. San Esteban, Rizal, Nueva Ecija START: 15.682646, 121.121219 END: 15.689599, 121.121438	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	781
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Tabulac FMR, Brgy. Tabulac, San Jose City, Nueva Ecija START: 15.951454, 121.036086 END: 15.94983, 121.039087	15,000,000
Concreting of Brgy. Edy to Ambassador Alzate Village FMR, Nampicuan, Nueva Ecija START: 15.712612, 120.649574 END: 15.71469, 120.668821	15,000,000
Concreting of Brgy. Porais FMR, Brgy. Porais, San Jose City, Nueva Ecija START: 15.754518, 121.031949 END: 15.745609, 121.032821	15,000,000
Concreting of Brgy. San Francisco FMR, Brgy. San Francisco, Victoria, Tarlac START: 15.554677, 120.631280 END: 15.560217, 120.635827	11,750,000
Concreting of Brgy. San Marcelino FMR, Brgy. San Marcelino, Guimba, Nueva Ecija START: 15.506424, 120.779221 END: 15.486237, 120.773201	15,000,000
Concreting of Purok 1, Brgy. Laoang FMR, Brgy. Laoang, Tarlac City, Tarlac START: 15.541077, 120.542800 END: 15.536706, 120.546305	15,000,000
Concreting of Brgy. Macatcatuit to Brgy. Calem FMR, Brgy. Macatcatuit and Brgy. Calem, Guimba, Nueva Ecija START: 15.6472727, 120.734761 END: 15.6409634, 120.7171897	20,000,000
Concreting of Brgy. San Josef-Brgy. San Isidro FMR, Brgy. San Josef and Brgy. San Isidro, Laur, Nueva Ecija START: 15.558375, 121.146316 END: 15.546805, 121.146043	20,000,000
Concreting of Sitio matang-ev Brgy. Cawag FMR, Brgy. Cawag, Subic, Zambales START: 14.85875734, 120.19639932 END: 14.85647523, 120.19308018	50,000,000
Concreting of Brgy. Tabing Ilog FMR, Brgy. Tabing Ilog, Licab, Nueva Ecija START: 15.575973, 120.772311 END: 15.569556, 120.772627	15,000,000
Construction of Brgy. San Felipe FMR, Brgy. San Felipe, Laur, Nueva Ecija START: 15.553452, 121.217206 END: 15.546283, 121.211538	19,000,000
Concreting of Purok 8, Brgy. San Agustin FMR, Brgy. San Agustin, Castillejos, Zambales START: 14.92843723, 120.18664624 END: 14.924808, 120.193368	30,000,000
Concreting of Brgy. Calancuasan Sur FMR, Brgy. Calancuasan Sur, Cuyapo, Nueva Ecija START: 15.791518, 120.635876 END: 15.788775, 120.632421	15,000,000
Concreting of Brgy. Paligui FMR Phase II, Brgy. Paligui, Candaba, Pampanga START: 15.058475, 120.880940 END: 15.073155, 120.880960	35,000,000
Construction of Brgy. Kaingin FMR, Brgy. Kaingin, Bongabon, Nueva Ecija START: 15.621038, 121.136054 END: 15.614279, 121.132419	15,000,000
Concreting of Brgy. Paltoc to Brgy. Carmen to Brgy. H. Romero FMR, Zaragoza, Nueva Ecija START: 15.6072291, 120.8072536 END: 15.6151089, 120.8134565	18,200,000

782	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Camachile FMR, Brgy. Camachile, Gabaldon, Nueva Ecija START: 15.44731048, 121.32293472 END: 15.4525193, 121.31803356	15,000,000
Concreting of Batangas III, Brgy. Liyang FMR, Brgy. Liyang, Pilar, Bataan START: 14.607956, 120.479050 END:14.603209, 120.475244	15,000,000
Construction of Brgy. Baloy FMR, Brgy. Baloy, Cuyapo, Nueva Ecija START: 15.8029582, 120.7539793 END: 15.789383, 120.756337	20,000,000
Concreting of Purok 2, Brgy. Laoang FMR, Brgy. Laoang, Tarlac City, Tarlac START: 15.549240, 120.542480 END: 15.555118, 120.546720	15,000,000
Concreting of Brgy. Cabucbucan FMR, Brgy. Cabucbucan, Rizal, Nueva Ecija START: 15.688505, 121.15025 END: 15.694164, 121.158388	10,500,000
Concreting of Brgy. San Pascual FMR, Brgy. San Pascual, Tarlac City, Tarlac START: 15.10083, 120658378 END: 15.506803, 120.650910	15,000,000
Concreting of Brgy. Mabini FMR, Brgy. Mabini, Santo Domingo, Nueva Ecija START: 15.6668627, 120.9206424 END: 15.6617498, 120.9145922	15,000,000
Concreting of Sitio Lanipan Brgy. San Pablo FMR, Brgy. San Pablo, Castillejos, Zambales START: 15.161503, 120.043618 END: 15.153845, 120.044120	30,000,000
Concreting of Brgy. Agbannawag-Maligaya FMR, Brgy. Agbannawag- Maligaya, Rizal, Nueva Ecija START: 15.672406, 121.077788 END: 15.644808, 121.054367	70,000,000
Concreting of Brgy. Balsic to Iron FMR, Brgy. Balsic, Hermosa, Bataan START: 14.880831, 120.484186 END: 14.882717, 120.479517	13,200,000
Concreting of Brgy. Agbannawag-Del Pilar FMR, Brgy. Agbannawag-Del Pilar, Rizal, Nueva Ecija START: 15.680401, 121.080049 END: 15.697535, 121.093924	30,000,000
Concreting of Sitio Sta Rita Diaya Brgy. Bangantalinga FMR, Iba, Zambales START: 15.35399401, 119.97041649 END: 15.35938521, 119.97614547	20,000,000
Concreting of Brgy. Batitang FMR, Brgy. Batitang, Zaragoza, Nueva Ecija START: 15.4159267, 120.8036967 END: 15.405395, 120.8011267	19,500,000
Construction of Brgy. Dulong Ilog FMR, Brgy. Dulong Ilog, Candaba, Pampanga START: 15.034532, 120.871629 END: 15.053846, 120.853643	5,000,000
Concreting of Brgy. Cawayan-Brgy. Buenavista-Brgy. Tangle FMR, Brgy. Cawayan, Brgy. Buenavista and Brgy. Buenavista, Mexico, Pampanga START: 15.156299, 120.668355 END: 15.166402, 120.653421	25,000,000
Concreting of Sitio Mapasigpasig Brgy. Batiawan FMR Phase II, Brgy. Batiawan, Subic, Zambales START: 14.943092, 120.458199 END: 14.951868, 120.459749	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	783
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Bibiclat FMR, Brgy. Bibiclat, Aliaga, Nueva Ecija START: 15.52701, 120.8776617 END: 15.5324345, 120.8804016	10,000,000
Concreting of Brgy. Sta. Lucia Young FMR, Brgy. Sta. Lucia Young, Zaragoza, Nueva Ecija START: 15.4634148, 120.7948876 END: 15.4779641, 120.7962135	25,000,000
Construction of Brgy. Bacsay FMR, Brgy. Bacsay, Camiling, Tarlac START: 15.638141, 120.340417 END: 15.640009, 120.338452	10,000,000
Concreting of Brgy. Daungan to Brgy. Cutcut FMR, Brgy. Daungan, Guiguinto, Bulacan START: 14.86165, 120.88265 END: 14.85887, 120.89140	10,000,000
Concreting of Brgy. Partida I FMR, Brgy. Partida I, Guimba, Nueva Ecija START: 15.649551, 120.707195 END: 15.648726, 120.711669	12,500,000
Concreting of Purok 2 to Purok 3, Brgy. Bamban FMR, Brgy. Bamban, Hermosa, Bataan START: 14.835914, 120.428592 END: 14.829053, 120.427983	15,000,000
Concreting of Brgy. Yamot to Brgy. Taposo FMR, Brgy. Yamot and Brgy. Taposo, Candelaria, Zambales START: 15.611591, 119.962627 END: 15.597732, 119.974955	50,000,000
Concreting of Brgy. Umangan FMR, Brgy. Umangan, Aliaga, Nueva Ecija START: 15.52000867, 120.9238933 END: 15.51378, 120.9237217	15,000,000
Concreting of Sitio San Rafael, Brgy. Tuyo FMR, Brgy. Tuyo, City of Balanga, Bataan START: 14.6964446 120.5282782 END: 14.6991767 120.5258883	13,200,000
Construction of Brgy. Barit to Brgy. San Juan FMR, Brgy. Barit and Brgy. San Juan, Candaba and San Luis, Pampanga START: 15.0351694, 120.836259 END: 15.0420558, 120.8313485	15,000,000
Construction of Bahay Pare FMR, Brgy. Bahay Pare, Candaba, Pampanga START: 15.0336723, 120.8815088 END: 15.0331195, 120.885184	5,000,000
Concreting of Brgy. San Felipe Bata FMR, Brgy. San Felipe Bata, Aliaga, Nueva Ecija START: 15.4919417, 120.90341 END: 15.4811516, 120.8956697	25,000,000
Rehabilitation and Upgrading of Sitio Maasim, Wakas North FMR, Brgy. Wakas North, Pilar, Bataan START: 14.657951, 120.566557 END: 14.661171,120.572815	10,250,000
Concreting of Brgy. Bantan to Brgy. Sto Domingo FMR, Orion, Bataan START: 14.639169, 120.558409 END: 14.644833, 120.572967	30,000,000
Concreting of Brgy. San Manuel FMR, Brgy. San Manuel, Quezon, Nueva Ecija START: 15.6021055, 120.83980822 END: 15.59744436, 120.83286346	15,000,000
Concreting of Brgy. Alangan FMR Phase II, Brgy. Alangan, Limay, Bataan START: 14.520043, 120.569464 END: 14.513940,120.554250	15,000,000

784	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Bantan FMR Phase II, Brgy. Bantan, Orion, Bataan START: 14.634135, 120.558055 END: 14.638400, 120.555156	18,000,000
Concreting of Brgy. San Juan FMR, Brgy. San Juan, Licab, Nueva Ecija START: 15.530886, 120.766634 END: 15.522435, 120.766713	15,000,000
Concreting of Brgy. Tanato FMR Phase II, Brgy. Tanato, Pilar, Bataan START: 14.659068, 120.453210 END: 14.663464, 120.436188	15,000,000
Concreting of Brgy. Concepcion FMR, Brgy. Concepcion, San Simon, Pampanga START: 14.992708, 120.837901 END: 14.986091, 120.833224	15,000,000
Concreting of Brgy. Maniango FMR, Brgy. Maniango, Minalin, Pampanga START: 14.947516, 120.681302 END: 14.939803, 120.679559	15,000,000
Concreting of Brgy. Sta. Cruz to Brgy. Caballero FMR, Brgy. Sta. Cruz and Brgy. Caballero, Guimba, Nueva Ecija START: 15.6209583, 120.8033627 END: 15.6301562, 120.8148019	20,000,000
Concreting of Brgy. Sto. Domingo FMR, Brgy. Sto. Domingo, Minalin, Pampanga START: 14.993392, 120.743623 END: 14.994047, 120.745021	15,000,000
Concreting of Brgy. Castillo FMR, Brgy. Castillo, Concepcion, Tarlac START: 15.302320, 120.766620 END: 15.295823, 120.775351	20,000,000
Concreting of Brgy. Balutu-Brgy. Panalicsican FMR, Brgy. Balutu, Concepcion, Tarlac START: 15.297488, 120.701815 END: 15.302194, 120.711887	15,000,000
Concreting of Brgy. General Luna to Brgy. Sta. Cruz FMR, Brgy. General Luna and Brgy. Sta. Cruz, Zaragoza, Nueva Ecija START: 15.4633055, 120.8275794 END: 15.4633257, 120.8227303	20,000,000
Concreting of Sitio Pagkisang Brgy. Mabatang FMR, Brgy. Mabatang, Abucay, Bataan START: 14.7335417, 120.4789533 END: 14.7377255,120.4947163	50,000,000
Concreting of Brgy. Malibong Bata FMR, Brgy. Malibong Bata, Pandi, Bulacan START: 14.832592, 120.930760 END: 14.823808, 120.920841	10,000,000
Concreting of F. Barron St., Brgy. San Agustin FMR, Brgy. San Agustin, Iba, Zambales START: 15.388666, 119.960977 END: 15.399130, 119.966853	20,000,000
Concreting of Brgy. San Antonio, Cuyapo to Brgy. Recuerdo FMR, Nampicuan, Nueva Ecija START: 15.7225332, 120.7061952 END: 15.7217294, 120.7030212	20,000,000
Concreting of Wagwag, Brgy. Patrocinio to Brgy. Namatacan FMR, Brgy. Patrocinio and Brgy. Namatacan, San Narciso, Zambales START: 15.003947, 120.121825 END: 14.997881, 120.148871	35,000,000
Concreting of Sitio Banaba, Brgy. Bangantalinga FMR, Iba, Zambales START: 15.35179645, 119.97985796 END: 15.35938045, 119.9942148	35,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	785
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. San Miguel FMR, Brgy. San Miguel, Guimba, Nueva Ecija START: 15.631826, 120.691262 END: 15.629777, 120.695280	15,000,000
Concreting of Brgy. San Isidro to Brgy. Sto Niño FMR, Brgy. San Isidro, Cabangan, Zambales START: 15.161503, 120.043618 END: 15.153845, 120.044120	15,000,000
Concreting of Brgy. Talimundoc Marimla FMR, Brgy. Talimundoc Marimla, Concepcion Tarlac START: 15.280264, 120.726418 END: 15.280139, 120.706067	21,000,000
Concreting of Brgy. Cabubulaonan FMR, Brgy. Cabubulaonan, Talavera, Nueva Ecija START: 15.673286, 120.988467 END: 15.668164, 120.987306	15,000,000
Concreting of Brgy. Paralaya FMR, Brgy. Paralaya, Candaba,Pampanga START: 15.105069, 120.836421 END: 15.093873, 120.838002	45,000,000
Concreting of Brgy. Jefmin FMR, Brgy. Jefmin, Concepcion, Tarlac START: 15.33615, 120.620055 END: 15.335226, 120.619934	30,000,000
Concreting of Brgy. Burgos FMR, Brgy. Burgos, Sto. Domingo, Nueva Ecija START: 15.6199477, 120.8774238 END: 15.609662, 120.8755497	14,300,000
Construction of Sitio Paligue to Sitio Bebe FMR, Brgy. San Isidro, San Luis, Pampanga START: 15.024910, 120.827963 END: 15.019610, 120.832422	12,000,000

Region IVA - CALABARZON	2,651,852,000

Concreting of Brgy. Manggahan FMR, Brgy. Manggahan, General Trias City, Cavite START: 14.3049298, 120.9127181 END: 14.3108788, 120.9134505	10,000,000
Construction of Brgy. San Pedro to Brgy. Sta. Isabel FMR, Brgy. San Pedro and Brgy. Sta. Isabel, San Pablo City, Laguna START: 14. 099470, 121.338566 END: 14. 095940, 121.343030	15,000,000
Construction of Brgy. Santa Maria FMR, Brgy. Santa Maria, San Pablo City, Laguna START: 14.018453, 121.307532 END: 14.013741, 121.302693	15,000,000
Concreting of Brgy. Sambungan FMR Phase II, Brgy. Sambungan, Calatagan, Batangas START: 13.88200463, 120.66104145 END: 13.89251365, 120.66320761	15,000,000
Concreting of Sitio Batangas to Sitio Panusugin, Brgy. San Jose FMR, Brgy. San Jose, Antipolo City, Rizal START: 14.631713, 121.271503 END: 14.649454, 121.267672	15,000,000
Construction of Purok Tayabasan, Brgy. San Jose FMR, Brgy. San Jose, Antipolo City, Rizal START: 14.7057525, 121.30809 END: 14.7102151, 121.309676	15,000,000
Construction of Brgy. Rizal FMR, Brgy. Rizal, Panukulan, Quezon START: 15.050079, 121.967977 END: 15.042990, 121.950569	30,000,000

786	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Buenavista East FMR Phase III, Brgy. Buenavista East, Candelaria, Quezon START: 13.905654, 121.387636 END: 13.899370, 121.387594	15,000,000
Construction of Brgy. Canda FMR, Brgy. Canda, Sariaya, Quezon START: 13.922364, 121.513653 END: 13.916946, 121.517945	15,000,000
Construction of Laiya Ibabao FMR, Brgy. Laiya Ibabao, San Juan, Batangas START: 13.675878, 121.418185 END: 13.675099, 121.428896	15,000,000
Concreting of Brgy. Bukal FMR, Brgy. Bukal, Taysan, Batangas START: 13.775281, 121.217554 END: 13.772390, 121.214028	15,000,000
Concreting of Sitio Mayagay, Brgy. Sampaloc FMR, Brgy. Sampaloc, Tanay, Rizal START: 14.5817948 121.3710309 END: 14.5886724 121.3747572	18,000,000
Concreting of Brgy. Casay FMR, Brgy. Casay, San Francisco, Quezon START: 13.269849, 122.553604 END: 13.290604, 122.560946	30,000,000
Concreting of Brgy. Kaytambog FMR, Brgy. Kaytambog, Indang, Cavite START: 14.181635, 120.8739674 END: 14.660546, 120.8774833	20,000,000
Concreting of Sitio Bontog, Brgy. A. Dalusag FMR, Brgy. A. Dalusag, General Emilio Aguinaldo, Cavite START: 14.1583539, 120.7982759 END: 14.1628726, 120.7907351	15,000,000
Concreting of Brgy. San Quintin FMR, Brgy. San Quintin, Calauag, Quezon START: 14.055878, 122.307356 END: 14.067146, 122.302841	15,000,000
Construction of Brgy. Argosino to Brgy. Magsino FMR, Brgy. Argosino to Brgy. Magsino, Quezon, Quezon START: 14.060136, 122.142339 END: 14.053744, 122.127926	15,000,000
Concreting of Brgy. Ilayang Bulo to Brgy. Burgos FMR, Brgy. Ilayang Bulo and Brgy. Burgos, Unisan, Quezon START: 13.8858067, 121.9582283 END: 13.8891367, 121.9579122	25,000,000
Conreting of Brgy. Mairok Ibaba FMR, Brgy. Mairok Ibaba, Unisan, Quezon START: 13.8948071, 121.9809024 END: 13.9003469, 121.9670606	30,000,000
Construction of Brgy. Talisoy FMR, Brgy. Talisoy, Jomalig, Quezon START: 14.694229, 122.336652 END: 14.698765, 122.363199	50,000,000
Concreting of Brgy. Jaybanga FMR Phase II, Brgy. Jaybanga, Lobo, Batangas START: 13.684998 , 121.273629 END: 13.680317,121.277351	15,000,000
Construction of Brgy. Maymangga FMR, Brgy. Maymangga, Amadeo, Cavite START: 14.1559832, 120.933442 END: 14.1557314, 120. 9292628	10,000,000
Construction of Brgy. Languyin FMR, Brgy. Languyin, Polillo, Quezon START: 14.732355, 122.02528833 END: 14.733563 122.002520	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	787
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Sabang to Brgy. Bislian FMR, Brgy. Sabang and Brgy. Bislian, Polilio, Quezon START: 14.658314, 121.9100721 END: 14.6389758, 121.9164956	25,000,000
Construction of Brgy. Aluyon-Mabini FMR, Brgy. Aluyon, Burdeos, Quezon START: 14.912717 121.980333 END: 14.919959 121.991081	25,000,000
Construction of Brgy. Bato to Brgy. Lipata FMR, Brgy. Bato to Brgy. Lipata, Panukulan, Quezon START: 14.9467402, 121.8675783 END: 14.9539777, 121.8882666	30,000,000
Construction of Brgy. Patnanungan Norte-Luod FMR, Brgy. Patnanungan, Norte, Patnanungan, Quezon START: 14.797504 122.139264 END: 14.800923 122.116970	50,000,000
Construction of Brgy. San Joaquin FMR, Brgy. San Joaquin, Sto. Tomas City, Batangas START: 4.04680978, 121.19730069 END: 14.05180379, 121.19730022	15,000,000
Construction of Brgy. Manggalang 1 FMR, Brgy. Manggalang 1, Sariaya, Quezon START: 13.874564, 121.463658 END: 13.871265, 121.453289	10,000,000
Construction of Brgy. Bignay 1 FMR, Brgy. Bignay 1, Sariaya, Quezon START: 13.862114, 121.489201 END: 13.858790, 121.489899	10,000,000
Concreting of Zone 6, Brgy. Balele FMR, Brgy. Balele, Tanauan City, Batangas START: 14.07088988, 121. 09619757 END: 14.06975586, 121.09118108	15,000,000
Construction of Brgy. Lagalag FMR, Brgy. Lagalag, Tiaong, Quezon START: 13.958432, 121.379992 END: 13.956410, 121.383067	10,000,000
Concreting of Brgy. Cawayan FMR, Brgy. Cawayan, Gumaca, Quezon START: 13.842098, 122.196543 END: 13.844031, 122.205771	8,400,000
Concreting of Brgy. Buli to Brgy. Tiniguiban FMR, Brgy. Buli and Brgy. Tiniguiban, Calauag, Quezon START: 14.136343, 121.384674 END: 14.139626, 121.376678	10,000,000
Concreting of Brgy. Mataas na Bundok FMR, Brgy. Mataas na Bundok, Gumaca, Quezon START: 13.883511, 122.079175 END: 13.881196, 122.066719	15,000,000
Concreting of Brgy. Dungawan Pantay FMR, Brgy. Dungawan Pantay, Guinayangan, Quezon START: 13.864658, 122.436742 END: 13.856889, 122.440944	19,500,000
Concreting of Brgy. Magallanes FMR, Brgy. Magallanes, Guinayangan, Quezon START: 13.815528, 122.419052 END: 13.814177, 122.412145	15,000,000
Concreting of Brgy. San Roque FMR, Brgy. San Roque, San Pedro City, Laguna START: 14. 367006, 121.061550 END: 14.368455, 121.066923	24,000,000

788	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Villa Hiwasayan to Brgy. Ligpit Bantayan FMR, Brgy. Villa Hiwasayan to Brgy. Ligpit Bantayan, Guinayangan, Quezon START: 13.8465098, 122.4438561 END: 13.8250376, 122.459954	22,500,000
Concreting of Brgy. Matanag FMR, Brgy. Matanag, Atimonan, Quezon START: 13.91013511, 122.02006212 END: 13.90554527, 122.02644733	20,000,000
Concreting of Bonifacio to Malvar St., Brgy. Bitin FMR, Brgy. Bitin, Bay, Laguna START: 14.087655, 121.215168 END: 14.089213, 121.218861	10,000,000
Concreting of Brgy. Balugohin to Brgy. Sokol to Brgy. Rizal FMR, Brgy. Balugohin, Brgy. Sokol and Brgy. Rizal, Atimonan, Quezon START: 14.0041319, 121.88745698 END: 14.00590342, 121.8789015	15,000,000
Concreting of Sta. Catalina FMR, Brgy. Sta. Catalina, Atimonan, Quezon START: 14.000272, 121.836604 END: 14.003831, 121.846473	15,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Guinayangan, Quezon START: 13.782468, 122.481890 END: 13.792653, 122.491700	15,000,000
Construction of Brgy. Salinas FMR, Brgy. Salinas, Lucena City, Quezon START: 13.903890, 121.589652 END: 13.899383, 121.591895	22,000,000
Construction of Brgy. Mayao Crossing FMR, Brgy. Mayao Crossing, Lucena City, Quezon START: 13.928480, 121.632501 END: 13.922961, 121.630822	12,000,000
Construction of Purok Ipil-Ipil, Brgy. Isabang FMR, Brgy. Isabang, Lucena City, Quezon START: 13.935139, 121.576872 END: 13.935453, 121.580991	12,000,000
Construction of Purok Diway Nagkaisa, Brgy. Ibabang Talim FMR, Brgy. Ibabang Talim, Lucena City, Quezon START: 13.916496, 121.585255 END: 13.914439, 121.582041	10,000,000
Concreting of Brgy. Limbon FMR, Brgy. Limbon, Sariaya, Quezon START: 13.899911, 121.543051 END: 13.8952663, 121.5336167	15,000,000
Construction of Brgy. Sampaloc 1 FMR, Brgy. Sampaloc 1, Sariaya, Quezon START: 14.008786, 121.511440 END: 14.016964, 121.510151	15,000,000
Concreting of Brgy. Talaan Aplaya FMR, Brgy. Talaan Aplaya, Sariaya, Quezon START: 13.889337, 121.564012 END: 13.893184, 121.571772	10,000,000
Concreting of Sitio Makisig to Sitio Maharlika, Brgy. Manggalang Tulo-Tulo FMR, Brgy. Manggalang Tulo-Tulo, Sariaya, Quezon START: 13.880642, 121.443658 END: 13.872145, 121.445211	18,000,000
Concreting of Janagdong 1 FMR, Brgy. Janagdong 1, Sariaya, Quezon START: 13.926185, 121.503967 END: 13.933690, 121.504911	10,000,000
Concreting of Sitio Antipolo, Brgy. Bignay 1 FMR, Sariaya, Quezon START: 13.874173, 121.476418 END: 13.867230, 121.476006	12,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	789
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Purok 1 to 2, Brgy. Gibanga FMR, Brgy. Gibanga, Sariaya, Quezon START: 13.975257, 121.538090 END: 13.974212, 121.542988	10,000,000
Construction of Purok 6 to Purok 7, Brgy. Pili FMR, Brgy. Pili, Sariaya, Quezon START: 13.951886, 121.541211 END: 13.946011, 121.544468	12,000,000
Construction of Brgy. Antipolo FMR, Brgy. Antipolo, Sariaya, Quezon START: 13.905224, 121.573710 END: 13.914400, 121.569310	10,000,000
Construction of Sitio Ilayang Masay, Brgy. Bucal FMR, Brgy. Bucal, Sariaya, Quezon START: 13.925654, 121.542483 END: 13.930391, 121.539956	14,000,000
Construction of Sitio Ulbok to Sitio Tangkil, Brgy. Castañas FMR, Brgy. Castañas, Sariaya, Quezon START: 13.880772, 121.546382 END: 13.882966, 121.538276	12,000,000
Concreting of Sitio Delantar, Brgy. Lutucan Bata FMR, Brgy. Lutucan Bata, Sariaya, Quezon START: 13.885824, 121.503395 END: 13.896875, 121.503143	18,000,000
Concreting of Sitio Sagingan to Sitio Silangan, Brgy. Guisguis San Roque FMR, Brgy. Guisguis San Roque, Sariaya, Quezon START: 13.869144, 121.520374 END: 13.868037, 121.528366	15,000,000
Concreting of Sitio Pung-Ol, Brgy. Lutucan Malabag FMR, Brgy. Lutucan Malabag, Sariaya, Quezon START: 13.909460, 121.482089 END: 13.904535, 121.485231	9,000,000
Concreting of Sitio Hacienda Marquez, Brgy. Manggalang Bantilan FMR, Brgy. Manggalang Bantilan, Sariaya, Quezon START: 13.848838, 121.431616 END: 13.852100, 121.425783	15,000,000
Concreting of Sitio School to Sitio Pili, Brgy. Manggalang Kiling FMR, Brgy. Manggalang Kiling, Sariaya, Quezon START: 13.839433, 121.445548 END: 13.837225, 121.442246	18,000,000
Concreting of Brgy. Buenavista West FMR, Brgy. Buenavista, Candelaria, Quezon START: 13.903812, 121.373111 END: 13.897212, 121.374329	12,000,000
Concreting of Brgy. Bukal Sur FMR, Brgy. Bukal Sur, Candelaria, Quezon START: 13.934397, 121.391839 END: 13.925669, 121.390892	18,000,000
Construction of Brgy. Calumpang Cerca FMR, Brgy. Calumpang Cerca, Indang, Cavite START: 14.2166645, 120.8646448 END: 14.2192434, 120.8701485	10,000,000
Concreting of Brgy. Kinatihan II FMR, Brgy. Kinatihan II, Candelaria, Quezon START: 13.875886, 121.400424 END: 13.880227, 121.405941	16,500,000
Concreting of Bgry. Masalukot I FMR, Brgy. Masalukot I, Candelaria,Quezon START: 13.9369501, 121.4312468 END: 13.9367465, 121.4297199	7,500,000

790	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Boot FMR, Brgy. Boot, Tanauan City, Batangas START: 14.043923 , 121.081417 END: 14.037381,121.084179	15,000,000
Concreting of Brgy. Masalukot II FMR, Brgy. Masalukot II, Candelaria, Quezon START: 13.954388 121.427644 END: 13.964089 121.430242	10,000,000
Construction of Brgy. Kayquit 1 FMR, Brgy. Kayquit 1, Indang, Cavite START: 14.1573855, 120.8888295 END: 14.1531659, 120.8878654	10,000,000
Construction of Bgry.Masalukot III FMR, Brgy. Masalukot III, Candelaria,Quezon START: 13.9810334, 121.4389705 END: 13.985322, 121.435061	12,000,000
Concreting of Bonifacio St. Brgy. Muzon FMR, Bonifacio St. Brgy. Muzon, Naic, Cavite START: 14.2863398, 120.7612738 END: 14.2888787, 120.7576876	10,000,000
Concreting of Bgry. Masalukot V FMR, Brgy. Masalukot V, Candelaria,Quezon START: 14.0096452, 121.4673409 END: 14.0092051, 121.4698802	13,000,000
Concreting of Brgy. Masin Sur FMR, Brgy. Masin Sur, Candelaria, Quezon START: 13.920000, 121.405017 END: 13.915601, 121.403799	10,000,000
Concreting of Brgy. Sta. Maria FMR, Brgy. Sta. Maria, Laurel, Batangas START: 14.048027, 120.897593 END: 14.044977, 120.892631	10,000,000
Concreting of Bgry. Mayabobo FMR, Brgy. Mayabobo, Candelaria, Quezon START: 13.9583747, 121.4459946 END: 13.9667306, 121.4471209	12,000,000
Concreting of Brgy. Bayudbod FMR, Brgy. Bayudbod, Tuy, Batangas START: 14.045894,120.732187 END: 14.04332898,120.728645	15,000,000
Concreting of Brgy. Narvaez FMR, Brgy. Narvaez, General Emilio Aguinaldo, Cavite START: 14.1519083, 120.8099737 END: 14.1624492, 120. 806649	15,000,000
Concreting of Brgy. Silongin FMR, Brgy. Silongin, San Francisco, Quezon START: 13.326292, 122.523100 END: 13.318532, 122.522911	15,000,000
Construction of Brgy. Luta Norte FMR, Brgy. Luta Norte, Malvar, Batangas START: 14.037914, 121.156181 END: 14.036628, 121.153621	7,000,000
Concreting of Sitio Hibanga Phase I, Brgy. San Isidro FMR, Brgy. San Isidro, Candelaria, Quezon START: 13.85185192, 121.40059665 END: 13.85554992,121.40291414	15,000,000
Concreting of Sitio Usiw to Sitio Loob 1, Brgy. Ayusan 1 FMR, Brgy. Ayusan 1, Tiaong, Quezon START: 13.947290, 121.311034 END: 13.953985, 121.313158	10,000,000
Concreting of Sitio Tabing Ilog, Brgy. Bilaran FMR, Brgy. Bilaran, Nasugbu, Batangas START: 14.048823, 120.681143 END: 14.042059, 120.680208	10,000,000
Concreting of Brgy. Ayusan 2 FMR, Brgy. Ayusan 2, Tiaong, Quezon START: 13.954879, 121.2818941 END: 13.9563833, 121.2807818	5,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	791
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Behia FMR, Brgy. Behia, Tiaong, Quezon START: 13.900065, 121.336356 END: 13.903294, 121.343450	10,000,000
Concreting of Brgy. Lapu-lapu-Brgy. Sto. Niño FMR, Brgy. Lapu-lapu and Brgy. Sto. Niño, Ibaan, Batangas START: 13.853586,121.126515 END: 13.855774, 121.128934	25,000,000
Concreting of Brgy. Paiisa FMR, Brgy. Paiisa, Tiaong, Quezon START: 13.914076, 121.352313 END: 13.914548, 121.349509	8,000,000
Construction of Brgy. Tulo FMR Phase IV, Brgy. Tulo, Batangas City, Batangas START: 13.749366, 121.125718 END: 13.750776, 121.117619	5,000,000
Construction of Brgy. Litlit to Brgy. Batas FMR, Brgy. Litlit to Brgy. Batas, Silang, Cavite START: 14.2305858, 120.9351336 END: 14.2356183, 120.9344468	16,500,000
Concreting of Brgy. San Roque FMR, Brgy. San Roque, Naic, Cavite START: 14.3132493, 120.7759431 END: 14.3099849, 120.783	20,000,000
Concreting of Brgy. San Francisco FMR, Brgy.San Francisco, Tiaong, Quezon START: 13.885478, 121.351012 END: 13.891081, 121.350197	7,000,000
Concreting of San Jose FMR, Brgy. San Jose, Tiaong, Quezon START: 13.910497, 121.339782 END: 13.916362, 121.334766	10,000,000
Construction of Brgy. Poblacion FMR, Brgy. Poblacion, Malvar, Batangas START: 14.040454, 121.151913 END: 14.046327, 121.153047	17,500,000
Concreting of Brgy. Talon to to Brgy. Dalima FMR, Brgy. Talon to Brgy. Dalima, Tuy, Batangas START: 14. 027835, 120.698859 END: 14.021397, 120.698212	15,000,000
Construction of San Pedro FMR, Brgy. San Pedro, Tiaong, Quezon START: 13.976078, 121.302419 END: 13.972041, 121.309979	10,000,000
Concreting of Brgy. Bula FMR, Brgy. Bula, Tiaong, Quezon START: 13.929867, 121.319774 END: 13.932622, 121.317896	15,000,000
Construction of Brgy. Paliparan FMR, Brgy. Paliparan, Laurel, Batangas START: 14.079640, 120.871692 END: 14.058008, 120.883331	30,000,000
Concreting of Brgy. Cabatang FMR, Brgy. Cabatang, Tiaong, Quezon START: 13.971962, 121.393102 END: 13.975908, 121.397016	10,000,000
Conceting of Sitio Tabora, Brgy. Del Rosario FMR, Brgy. Del Rosario, Tiaong, Quezon START: 13.860326, 121.377817 END: 13.862702, 121.376160	10,000,000
Construction of Brgy. Pinamucan Silangan FMR, Brgy. Pinamucan Silangan, Batangas City, Batangas START: 13.690736, 121.080210 END: 13.684566, 121.074043	15,000,000

792	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Sitio Pulong Kawayanan, Brgy. Cabay FMR, Brgy. Cabay, Tiaong, Quezon START: 13.885547, 121.369859 END: 13.882861, 121.366294	10,000,000
Construction of Brgy. San Juan FMR, Brgy. San Juan, Tiaong, Quezon START: 13.893554, 121.362720 END: 13.894868, 121.357592	10,000,000
Concreting of Brgy. Dagatan FMR, Brgy. Dagatan, San Jose, Batangas START: 13.855304 ,121.110062 END: 13.852437 , 121.107174	30,000,000
Concreting of Sitio Alvarez, Brgy. Lusacan FMR, Brgy. Lusacan, Tiaong, Quezon START: 13.958545, 121.346088 END: 13.963942, 121.344964	10,000,000
Construction of Brgy. San Andres FMR, Brgy. San Andres, Malvar, Batangas START: 14.002188, 121.152547 END: 13.996351, 121.153254	16,000,000
Construction of Brgy. Bula Site 2 FMR, Brgy. Bula to Brgy. Tamisian, Tiaong, Quezon START: 13.931609, 121.309265 END: 13.934237, 121.308058	10,000,000
Construction of Brgy. Lumingon to Brgy. San Isidro FMR, Brgy. Lumingon to Brgy. San Isidro, Tiaong, Quezon START: 13.945826, 121.326871 END: 13.941871, 121.327406	10,000,000
Concreting of Brgy. Buliran to Brgy. Sinturisan FMR, Brgy. Buliran to Brgy. Sinturisan, San Antonio Quezon START: 13.885691, 121.301547 END: 13.888485, 121.317919	60,000,000
Construction of Brgy. Talisay FMR, Brgy. Talisay, Lipa City, Batangas START: 13.973402 121.229418 END: 13.974135 121.235971	10,000,000
Concreting of Brgy. Briones to Brgy. Callejon FMR, Brgy. Briones to Brgy. Callejon, San Antonio Quezon START: 13.877381, 121.321209 END: 13.878094, 121.341000	70,000,000
Construction of Brgy. San Pioquinto FMR, Brgy. San Pioquinto, Malvar, Batangas START: 14.045994, 121.152267 END: 14.055480, 121.149214	20,000,000
Construction of Brgy. Manggahan FMR, Brgy. Manggahan, Dolores, Quezon START: 14.016089, 121.405242 END: 14.016535, 121.412561	15,000,000
Construction of Brgy. Antonino to Brgy. Pinagdanlayan FMR, Brgy. Antonino to Brgy. Pinagdanlayan, Dolores, Quezon START: 13.998813, 121.427352 END: 14.004620, 121.433707	15,000,000
Concreting of Brgy. Concepcion Palasan FMR, Brgy. Concepcion Palasan, Sariaya, Quezon START: 13.899639, 121.468216 END: 13.894309, 121.465637	13,052,000
Construction of Brgy. Alumbrado FMR, Brgy. Alumbrado, Nagcarlan, Laguna START: 14.135882, 121.382362 END: 14.140993, 121.377374	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	793
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Tubigan Ibaba to Brgy. Pajarillo FMR, Brgy. Tubigan Ibaba and Brgy. Pajarillo, Macalelon, Quezon START: 13.775041, 122.155097 END: 13.784514, 122.151951	22,000,000
Concreting of Brgy. Tubigan Ilaya FMR, Brgy. Tubigan Ilaya, Macalelon, Quezon START: 13.783202, 122.163763 END: 13.782421, 122.163813	8,000,000
Concreting of Sitio Anos, Brgy. Sta. Teresa FMR, Brgy. Sta. Teresa, Alfonso, Cavite START: 14.132658, 120.8239701 END: 14.1380319, 120.8215282	10,000,000
Concreting of Brgy. Cawayan I FMR, Brgy. Cawayan 1, San Francisco, Quezon START: 13.365002, 122.530858 END: 13.368325, 122.531817	10,000,000
Construction of Brgy. Cahil FMR, Brgy. Cahil, Calaca City, Batangas START: 14.004194, 120.811462 END: 14.003611, 120.806676	8,400,000
Construction of Brgy. Cabuco FMR, Brgy. Cabuco, Trece Martires, Cavite	15,000,000
Construction of Brgy. Malabanan FMR, Brgy. Malabanan, Biñan, Laguna START: 14.2935, 121.0803 END: 14.2848, 121.0804	10,000,000
Construction of Brgy. Mayao Castillo FMR, Brgy. Mayao Castillo, Lucena City, Quezon START: 13.922856, 121.654974 END: 13.916810, 121.659817	25,000,000
Concreting of Brgy. Bungahan FMR, Brgy. Bungahan, Lian, Batangas START: 14.031035, 120.653168 END: 14.036509, 120.633045	15,000,000
Construction of Brgy. Conde Labac FMR, Brgy. Conde Labac, Batangas City, Batangas START: 13.733548, 121.119546 END: 13.738596, 121.118675	10,000,000
Construction of Brgy. Iba to Brgy. Sabutan FMR, Brgy. Iba, Silang, Cavite START: 14.2225294, 120.9774235 END: 14.2295698, 120.9841575	20,000,000
Construction of Brgy. San Juan FMR, Brgy. San Juan, Luisiana, Laguna START: 14.199966, 121.522882 END: 14.203272, 121.528036	15,000,000
Construction of Sitio Gisgis, Brgy. Galalan FMR, Brgy. Galalan, Pangil, Laguna START: 14.441494, 121.519624 END: 14.439436, 121.526856	15,000,000
Construction of Purok 2, Brgy. Santa Ana FMR, Brgy. Santa Ana, San Pablo, Laguna START: 14.0121601, 121.3172892 END: 14.0048683, 121.3211867	15,000,000
Concreting of Brgy. San Pedro to San Diego FMR, Brgy. San Pedro, San Pablo City, Laguna START: 14.099241, 121.341890 END: 14.105218, 121.343888	15,000,000
Construction of Brgy. Ilayang Dupay FMR, Brgy. Ilayang Dupay, Lucena City, Quezon START: 13.970953, 121.617610 END: 13.961911, 121.616569	25,000,000
Construction of Brgy. Kanlurang Palale FMR, Brgy. Kanlurang Palale, Tayabas, Quezon START: 14.040594, 121.650609 END: 14.036650, 121.639941	10,000,000

794	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Valencia FMR, Brgy. Valencia, Tayabas, Quezon START: 14.063240, 121.652642 END: 14.068025, 121.655438	10,000,000
Construction of Brgy. Atonilao FMR, Brgy. Atonilao, Lucban, Quezon START: 14.128789, 121.592234 END: 14.128899, 121.581818	10,000,000
Concreting of Brgy. Piis FMR, Brgy. Piis, Lucban, Quezon START: 14.143108, 121.591315 END: 14.141154, 121.598604	10,000,000
Concreting of Brgy. Bagong Silang FMR, Brgy. Bagong Silang, Real, Quezon START: 14.555423 121.519279 END: 14.561706 121.519973	10,000,000
Opening and Concreting of Buhangin to Brgy. Talaba to Brgy. Habingan FMR, Buhangin to Brgy. Talaba to Brgy. Habingan, Atimonan, Quezon START: 13.971498 121.96644 END: 13.978648 121.975037	35,000,000
Construction of Brgy. Labnig to Brgy. Villa Perez FMR, Brgy. Labnig to Brgy. Villa Perez, Gumaca, Quezon START: 13.894636 122.139616 END: 13.890617 122.134208	35,000,000
Construction of Brgy. Lalaguna to Brgy. Monteclaro to Brgy. Pisipis FMR, Brgy. Lalaguna to Brgy. Monteclaro to Brgy. Pisipis, Lopez, Quezon START: 13.886447, 122.359840 END: 13.900696, 122.365396	35,000,000
Concreting of Brgy. Sumilang FMR, Brgy. Sumilang, General Luna, Quezon START: 3.706228, 122.223263 END: 13.713322, 122.214924	25,000,000
Construction of Brgy. Cometa FMR, Brgy. Cometa, Quezon, Quezon START: 14.035146, 122.121592 END: 14.045035, 122.121289	25,000,000
Construction of Brgy. Maabot to Brgy. Maiinit Sur FMR, Brgy. Maabot to Brgy. Mainit Sur, Perez, Quezon START: 14.134166, 121.982773 END: 14.129909, 121.975373	25,000,000
Concreting of Brgy. Amontay to Brgy. Ilayang Burgos FMR, Brgy. Amontay and Brgy. Ilayang Burgos, Pitogo, Quezon START: 13.8336832, 122.1031735 END: 13.8452447, 122.0951197	40,000,000
Concreting of Brgy. Ibabang Pacatin FMR, Brgy. Ibabang Pacatin, Pitogo, Quezon START: 13.793928, 122.125716 END: 13.778096, 122.116971	30,000,000
Concreting of Brgy. Pagdadamayan FMR, San Narciso, Quezon START: 13.568092, 122.575828 END: 13.567615, 122.576852	20,000,000
Concreting of Brgy. Punta FMR, Brgy. Punta, San Narciso, Quezon START: 13.533227, 122.612546 END: 13.532214, 122.623851	20,000,000
Opening and Concreting of Brgy. Vigo Central FMR, Vigo Central, San Narciso, Quezon START: 13.442081, 122.599003 END: 13.440107, 122.615101	40,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	795
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. San Vicente FMR, Brgy. San Vicente, San Narciso, Quezon START: 13.487786, 122.566844 END: 13.500937, 122.565654	20,000,000
Construction of Sitio Calasiao, Brgy. Bagumbayan FMR, Brgy. Bagumbayan, Pililia, Rizal START: 14.47842271, 121.32913145 END: 14.47257857, 121.33140753	12,000,000
Concreting of Brgy. Daraitan FMR, Brgy. Daraitan, Tanay, Rizal START: 14.570066, 121.411881 END: 14.568676, 121.421115	15,000,000
Construction of Brgy. Abiacao FMR, Brgy. Abiacao, San Luis, Batangas START: 13.835798, 120.949148 END: 13.836151, 120.947798	7,500,000
Construction of Brgy. Bonliw FMR, Brgy. Bonliw, San Luis, Batangas START: 13.832521, 120.947885 END: 13.831811, 120.944299	7,500,000
Concreting of Brgy. Gamao FMR, Brgy. Gamao, Tingloy, Batangas START: 13.654426, 120.934194 END: 13.649502, 120.928733	10,000,000
Concreting of Brgy. Langgas to Brgy. Alitas FMR, Brgy. Langgas to Brgy. Alitas, Infanta, Quezon START: 14.7122694, 121.660713888 END: 14.7154417, 121.6602777	15,000,000
Concreting of Brgy. Ayuti FMR, Brgy. Brgy. Ayuti, Lucban, Quezon START: 14.12816389, 121.53803889 END: 14.13547222, 121.53687778	15,000,000
Concreting of Brgy. Busdak FMR, Brgy. Busdak, Patnanungan, Quezon START: 14.778395, 122.204873 END: 14.795754, 122.209395	20,000,000
Construction of Brgy. Manggahan FMR, Brgy. Manggahan, Mataas na Kahoy, Batangas START: 13.965008, 121.107241 END : 13.959583, 121.094104	19,000,000

Region IVB - MIMAROPA	480,000,000

Concreting of Brgy. Balagasan FMR Phase 2, Brgy. Balagasan, Boac, Marinduque START: 13.416147, 121.887827 END: 13.408614, 121.889072	15,000,000
Concreting of Brgy. Murtha FMR, Brgy. Murtha, San Jose, Occidental Mindoro START:12.435853, 121.109173 END: 12.431168, 121.116422	15,000,000
Concreting of Brgy. Lagnas FMR, Brgy. Lagnas, Sablayan, Occidental Mindoro START: 12.940927, 120.859158 END: 12.946905, 120.853234	15,000,000
Concreting of Brgy. Bugtong na Tuog FMR, Brgy. Bugtong na Tuog, Socorro, Oriental Mindoro START: 13.08189, 121.1921067 END: 13.0755367, 121.1946917	15,000,000
Concreting of Brgy. Villa Cerveza FMR, Brgy. Villa Cerveza, Victoria, Oriental Mindoro START:13.08189, 121.1921067 END: 13.0755367, 121.1946917	15,000,000
Concreting of Brgy. Bato FMR, Brgy. Bato, Bansud, Oriental Mindoro START: 12.769043, 121.40564 END: 12.77472, 121.401377	15,000,000

796	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Anilao to Brgy. Masaguisi FMR, Brgy. Anilao, Bongabong, Oriental Mindoro START: 12.697999, 121.524528 END: 12.689105, 121.529945	15,000,000
Concreting of Brgy. Danleg FMR, Brgy. Danleg, Dumaran, Palawan START: 10.5192738, 119.6705154 END: 10.5285045,119.6733587	15,000,000
Concreting of Brgy. IV FMR, Brgy. IV, Roxas, Palawan START:10.3229284, 119.3233559 END: 10.3285873, 119.321375	15,000,000
Concreting of Sitio Malacalaca, Brgy. Campong Ulay FMR Phase II, Brgy. Campong Ulay, Rizal, Palawan START: 8.9475526, 117.5920119 END: 8.9646349, 117.589251	30,000,000
Concreting of Brgy. Lucbuan FMR, Brgy. Lucbuan, Puerto Princesa City, Palawan START: 9.9821898, 118.8725021 END: 9.99840093, 118.8810266	15,000,000
Concreting of Brgy. Victoria FMR, Brgy. Victoria, San Andres, Romblon START: 12.50596667, 122.0500833 END: 12.50075, 122.0490167	15,000,000
Concreting of Sitio Hinaklupan, Brgy. Magsaysay FMR, Brgy. Magsaysay, Sta. Fe, Romblon START: 12.1507209, 122.0228658 END: 12.1487835, 122.0276551	15,000,000
Construction of Sitio Maasim FMR, Brgy. Payompon, Mamburao, Occidental Mindoro START: 13.19970607, 120.61618383 END: 13.19894838, 120.6287201	20,000,000
Construction of Red Hills FMR, Brgy. New Dagupan, Calintaan, Occidental Mindoro START: 12.548080, 120.943096 END: 12.550751, 120.933509	15,000,000
Concreting of Brgy. Cabacao FMR, Brgy. Cabacao, Abra de Ilog, Occidental Mindoro START: 13.335046, 120.651882 END: 13.324417, 120.650662	10,000,000
Concreting of Brgy. Pinagturilan FMR, Pinagturilan, Sta. Cruz, Occidental Mindoro START: 12.457236, 121.042762 END: 12.467811, 121.053391	10,000,000
Concreting of Brgy. Central FMR, Brgy. Central, San Jose, Occidental Mindoro START: 12.999298, 120.821722 END: 12.996431, 120.814733	10,000,000
Concreting of Brgy. Langogan FMR, Puerto Princesa City, Palawan START: 10.0876654, 119.1223011 END: 10.0924938, 119.1202187	10,000,000
Concreting of Brgy. Maasin FMR, Brgy. Maasin, Brooke’s Point, Palawan START:8.8937435, 117.9450716 END: 8.899395, 117.9380883	15,000,000
Concreting of Brgy. Barong Barong FMR, Brgy. Barong Barong, Brooke’s Point, Palawan START: 8.8312255, 117.8642645 END: 8.8397353, 117.8633393	15,000,000
Concreting of Sitio Dangare-Sitio Viakalan, Brgy. Villa Cerveza FMR, Brgy. Villa Cerveza, Victoria, Oriental Mindoro START: 13.088397, 121.184831 END: 13.084139, 121.191117	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	797
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio 4, Brgy. San Cristobal FMR, Brgy. San Cristobal, Victoria, Oriental MIndoro START: 13.125159, 121.2642739 END: 13.119338, 121.255866	15,000,000
Concreting of Sitio Guinto, Brgy. Mahabang Parang FMR, Brgy. Mahabang Parang, Naujan, Oriental Mindoro START:13.211382, 121.145739 END: 13.211681, 121.136777	15,000,000
Concreting of Brgy. Yook FMR, Brgy. Yook , Buenavista, Marinduque START: 13.227089, 121.968698 END: 13.231410, 121.974939	15,000,000
Concreting of Brgy. Balok-Balok FMR, Sablayan, Occidental Mindoro START: 12.963227, 120.780186 END: 12.965674, 120.79065	15,000,000
Concreting of Brgy. Maruyugon FMR Phase 1, Puerto Princesa City, Palawan START: 9.8271884, 118.7006629 END: 9.8225777, 118.6968975	15,000,000
Concreting of Brgy. Manalo FMR, Puerto Princesa City, Palawan START: 9.9682157, 118.8406466 END: 9.9764359, 118.8380004	10,000,000
Concreting of Brgy. Maruyugon FMR Phase 2, Puerto Princesa City, Palawan START: 9.8225777, 118.6968975 END: 9.9922457, 118.8536588	15,000,000
Construction of Brgy. San Roque FMR, Brgy. San Roque, Bulalacao, Oriental Mindoro START: 12.413081, 121.369942 END: 12.408386, 121.381315	50,000,000

Region V - BICOL	1,509,200,000

Concreting of Brgy. Canaway to Brgy. Calbayog FMR, Brgy. Canaway and Brgy. Calbayog, Malilipot, Albay START: 13.319421, 123.719263 END: 13.306800, 123.717181	30,000,000
Concreting of Sitio Danlagan Brgy. 66—Banquerohan, Brgy. 43 FMR, Brgy. 66-Banquerohan, Legazpi City, Albay START: 13.054166, 123.766322 END: 13.055642, 123.758367	15,000,000
Concreting of Brgy. Tagoytoy FMR, Brgy. Tagoytoy, Camalig, Albay START: 13.1522125, 123.6689573 END: 13.1579727, 123.6678341	15,000,000
Concreting of Sitio Ragacay, Brgy. Mapaco FMR, Brgy. Mapaco, Guinobatan, Albay START: 13.171028, 123.591735 END: 13.175836, 123.577322	30,000,000
Concreting of Brgy. Malaya FMR, Brgy. Malaya, Labo, Camarines Norte START: 14.10419, 122.59106 END: 14.097142, 122.590394	15,000,000
Concreting of Brgy. Cabusay FMR, Brgy. Cabusay, Labo, Camarines Norte START: 14.190472, 122.830367 END: 14.193705, 122.823211	15,000,000
Concreting of Brgy. Gabon to Brgy. Sto. Niño FMR, Brgy. Gabon and Brgy. Sto. Niño, Talisay, Camarines Norte START: 14.137488, 122.92265 END: 14.133911, 122.914225	15,000,000

798	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Sto. Domingo to Brgy. Guinacutan FMR, Brgy. Sto. Domingo and Brgy. Guinacutan, Vinzons, Camarines Norte START: 14.139724, 122.874792 END: 14.147622, 122.872847	15,000,000
Concreting of Zone 3 to Zone 4 Brgy. Mangapo FMR, Brgy. Mangapo, Sipocot, Camarines Sur START: 13.767617, 122.990000 END: 13.760533, 122.985967	15,000,000
Concreting of Brgy. San Pedro FMR, Brgy. San Pedro, Cabusao, Camarines Sur START: 13.768548, 123.023622 END: 13.776217, 123.025142	15,000,000
Concreting of Sitio Buyuan, Brgy. Grijalvo FMR, Brgy. Grijalvo, San Fernando, Camarines Sur START: 13.5462848, 123.1337963 END: 13.539019, 123.128894	15,000,000
Concreting of Brgy. Dalupaon FMR, Brgy. Dalupaon, Pasacao, Camarines Sur START: 13.554198, 122.949291 END: 13.555497, 122.945956	15,000,000
Construction of Zone 4, Brgy. Lugsad FMR, Brgy. Lugsad, Calabanga, Camarines Sur START: 13.68431, 123.3180194 END: 13.680139, 123.324667	30,000,000
Concreting of Sitio Agawan, Brgy. Tabog to Sitio Pisoson, Brgy. Maqueda FMR, Brgy. Tabog and Brgy. Maqueda, Caramoan, Camarines Sur START: 13.805388, 123.83127 END: 13.818592, 123.837003	30,000,000
Concreting of Yakal St., Brgy. Santiago FMR, Brgy. Santiago, Iriga City, Camarines Sur START: 13.530694, 123.438683 END: 13.529225, 123.447092	15,000,000
Concreting of Sitio Gawad Kalinga, Brgy. Sta. Justina FMR, Sta. Justina, Buhi, Camarines Sur START: 13.403589, 123.470336 END: 13.405106, 123.476400	15,000,000
Concreting of Brgy. Porot to Brgy. San Isidro FMR, Brgy. Porot and Brgy. San Isidro, Pandan, Catanduanes START: 14.039458, 124.224107 END: 14.030133, 124.211517	30,000,000
Concreting of Sitio Acacia, Brgy. Boca Chica FMR, Brgy. Boca Chica, San Pascual, Masbate START: 13.100744, 122.970961 END: 13.115950, 122.970233	30,000,000
Construction of Brgy. Bartolabac to Brgy. Danao FMR, Brgy. Bartolabac and Brgy. Danao, San Jacinto, Masbate START: 12.5477011, 123.6571353 END: 12.552420, 123.641728	30,000,000
Concreting of Brgy. Recodo to Brgy. Guiom FMR, Brgy. Recodo and Brgy. Guiom, Cawayan, Masbate START: 11.956957, 123.734447 END: 11.975523, 123.731044	30,000,000
Construction of Brgy. Lungib to Brgy. Calpi FMR, Brgy. Lungib and Brgy. Calpi, Pilar, Sorsogon START: 12.9299667, 123.73849 END: 12.932759, 123.726844	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	799
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Sta. Barbara to Brgy. San Isidro FMR, Brgy. Sta. Barbara and Brgy. San Isidro, Bulusan, Sorsogon START: 12.797176, 124.124913 END: 12.786792, 124.112867	30,000,000
Concreting of Brgy. San Ramon to Brgy. San Isidro FMR, Brgy. San Ramon and Brgy. San Isidro, Donsol, Sorsogon START: 12.9418346,123.5904832 END: 12.956580, 123.607986	50,000,000
Concreting of Brgy. Pandan FMR, Brgy. Pandan, Castilla, Sorsogon START: 12.8941609,123.8066711 END: 12.918678, 123.807089	50,000,000
Concreting of Sitio Malbog, Brgy. San Vicente FMR Phase III, Brgy. San Vicente, Castilla, Sorsogon START: 12.9921383, 123.806905 END: 13.000569, 123.815911	20,000,000
Concreting of Brgy. Cristo FMR, Brgy. Cristo, Donsol, Sorsogon START: 12.9292031, 123.6198077 END: 12.924806, 123.612325	15,000,000
Construction/Concreting of Brgy. Banawang to Sitio Bontosanan FMR, Brgy. Banawang, Bato, Catanduanes START: 13.600340, 124.2979583 END: 13.595327, 124.292972	15,000,000
Construction/Concreting of Brgy. Tariwara to Brgy. Canlubi FMR Phase 2, Brgy. Tariwara to Brgy. Canlubi, Pandan, Catanduanes START: 14.056816, 124.189059 END: 14.064142, 124.190999	15,000,000
Construction/Concreting of Brgy. Hinipaan to Brgy. Cahan FMR, Brgy. Hinipaan to Brgy. Cahan, Bagamanoc, Catanduanes START: 13.971672, 124.256860 END: 13.964033, 124.254489	15,000,000
Construction/Concreting of Brgy. Obo to Brgy. Dayawa FMR, Brgy. Obo to Brgy. Dayawa, San Miguel, Catanduanes START: 13.676468, 124.314032 END: 13.682707, 124.307430	15,000,000
Construction/Concreting of Brgy. Rizal FMR, Brgy. Rizal, Viga, Catanduanes START: 13.8519347, 124.3030801 END: 13.843222, 124.301369	15,000,000
Construction/Concreting of Brgy. F. Tacorda to Brgy. Calampong FMR, Brgy. Tacorda to Brgy. Calampong, Virac, Catanduanes START: 13.5573086,124.1818212 END: 13.551428, 124.187080	15,000,000
Construction/Concreting of Brgy. Panique to Sitio San Jose, Brgy. Mabini FMR, Brgy. Panique to Brgy. Mabini, Caramoran, Catanduanes START: 13.907776, 124.147666 END: 13.905595, 124.155792	15,000,000
Construction/Concreting of Brgy. Alinawan to Brgy. Maculiw FMR, Brgy. Alinawan to Brgy. Maculiw, Panganiban, Catanduanes START: 13.7853877, 124.37489043 END: 13.78825775, 124.3697762	15,000,000

800	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction/Concreting of Brgy. San Vicente FMR, Brgy. San Vicente, San Andres, Catanduanes START: 13.6209338,124.0837909 END: 13.6273002,124.0828879	15,000,000
Construction/Concreting of Brgy. San Pedro to Nahulogan Falls FMR, Brgy. San Pedro, Gigmoto, Catanduanes START: 13.781344, 124.383986 END: 13.784565, 124.377547	15,000,000
Construction of Brgy. Caloco FMR, Brgy. Caloco, Tinambac, Camarines Sur START: 13.9843083 , 123.3849373 END: 13.992844, 123.385108	15,000,000
Construction of Brgy. La-Purisima FMR, Brgy. La-Purisima and Mabuhay, Siruma, Camarines Sur START: 14.0216532, 123.3224692 END: 14.0257981, 123.3292837	15,000,000
Construction of Brgy. Catalotoan FMR, Brgy. Catalotoan, Sagñay, Camarines Sur START: 13.549075, 123.449658 END: 13.544908, 123.459878	20,000,000
Construction of Brgy. Bahao FMR, Brgy. Bahao, Siruma, Camarines Sur START: 14.0076217, 123.2753265 END: 14.003733, 123.277820	10,000,000
Construction of Brgy. Cabalinadan to Sitio Pinilpigan Brgy. San Rafael FMR, Brgy. Cabalinadan and Brgy. San Rafael, Tigaon, Camarines Sur START: 13.662611, 123.4874734 END: 13.655006, 123.486389	15,000,000
Construction of Brgy. Lupi FMR, Brgy. Lupi, Tinambac, Camarines Sur START: 13.7235254, 123.3752631 END: 13.728919, 123.374639	10,000,000
Construction of Brgy. Libod (Sitio Gati) FMR, Brgy. Libod, Tigaon, Camarines Sur START: 13.62153, 123.438589 END: 13.639861, 123.446272	50,000,000
Construction of Brgy. Catanusan-Brgy. Maalo FMR, Brgy. Catanusan and Brgy. Maalo, Juban, Sorsogon START: 12.795733, 123.991600 END: 12.798564, 123.9746015	30,000,000
Construction of Brgy. Catanusan-Sitio Maphag FMR, Brgy. Catanusan and Brgy. Buraburan, Juban, Sorsogon START: 12.778661, 123.989882 END: 12.787373, 123.983733	23,000,000
Concreting of Brgy. Manapao to Brgy. Sangat FMR, Brgy. Manapao and Brgy. Sangat , Gubat, Sorsogon START: 12.906752, 124.081950 END: 12.900406, 124.077138	15,000,000
Concreting of Brgy. Sisigon FMR, Brgy. Sisigon, Matnog, Sorsogon START: 12.653919, 124.004744 END: 12.646996, 124.001481	15,000,000
Concreting of Purok 1 to Purok 2, Brgy. San Ignacio FMR, Brgy. San Ignacio, Gubat, Sorsogon START: 12.9350022 , 124.117416 END: 12.934496, 124.124092	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	801
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Veneracion FMR, Brgy. Veneracion, Pamplona, Camarines Sur START: 13.551135, 123.060132 END: 13.557705, 123.063168	20,000,000
Construction of Brgy. Baliuag Viejo to Brgy. Catanusan FMR, Brgy. Baliuag Viejo, Minalabac, Camarines Sur START: 13.523833, 123.203450 END: 13.528678, 123.208175	20,000,000
Construction of Brgy. Malabnig FMR, Brgy. Malabnig, Guinobatan, Albay START: 13.179535, 123.581551 END: 13.175354, 123.588335	15,000,000
Construction of Brgy. Centro Occidental FMR, Brgy. Centro Occidental, Polangui, Albay START: 13.298208, 123.482910 END: 13.313148 , 123.465340	40,000,000
Improvement of Brgy. Estancia-Brgy. Ogob FMR, Brgy. Estancia and Brgy. Ogob, Malinao, Albay START: 13.357097, 123.677980 END: 13.357767, 123.670113	13,200,000
Concreting of Brgy. Mandazo FMR, Brgy. Mandazo, Basud, Camarines Norte START: 14.022795, 123.019507 END: 13.994113, 123.022582	50,000,000
Concreting of Brgy. Pinagwarasan to Brgy. Manmuntay FMR, Brgy. Pinagwarasan, Basud, Camarines Norte START: 14.03928, 122.984827 END: 14.037492, 122.976147	25,000,000
Construction of Brgy. Calasgasan FMR, Brgy. Calasgasan, Daet, Camarines Norte START: 14.074413 ,122.927587 END: 14.069323, 122.938814	25,000,000
Construction of Brgy. Sipaya-Brgy. Calateo FMR, Brgy. Sipaya and Brgy. Calateo, Juban, Sorsogon START: 12.8147083, 123.9810433 END: 12.811373, 123.967750	25,000,000
Concreting of Zone 6, Brgy. Upper Binogsacan-Brgy. Calzada-Brgy. Malabnig FMR, Brgy. Upper Binogsacan, Brgy. Calzada and Brgy. Malabning, Guinobatan, Albay START: 13.184332, 123.582817 END: 13.198023 , 123.573576	35,000,000
Concreting of Brgy. Bañadero to Brgy. Alacala FMR Phase II, Brgy. Bañadero, Daraga, Albay START: 13.1729353, 123. 7042200 END: 13.1682044, 123.7124732	15,000,000
Construction of Brgy. Imalnud- Mayon FMR, Brgy. Imalnud, Legazpi City, Albay START: 13.0635196 , 123.7211903 END: 13.0625432 , 123.7125461	15,000,000
Construction of Brgy. Malobago, Guinobatan-Brgy. Manawan, Camalig FMR, Brgy. Malobago, Guinobatan and Brgy. Manawan, Camalig, Albay START: 13.119477, 123.573698 END: 13.115045, 123.580403	20,000,000
Concreting of Brgy. Laniton FMR, Brgy. Laniton, Basud, Camarines Norte START: 14.0579233, 122.9492883 END: 14.058207 ,122.934014	30,000,000

802	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Mampili FMR, Brgy. Mampili, Basud, Camarines Norte START: 14.077985, 122.976696 END: 14.080126, 122.972182	10,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, San Lorenzo Ruiz, Camarines Norte START: 13.982463, 122.86938 END: 13.975198, 122.867720	15,000,000
Concreting of Del Pilar FMR, Brgy. Del Pilar, San Fernando, Camarines Sur START: 13.572047, 123.143399 END: 13.576936, 123.151469	20,000,000
Concreting of Zone 6 Uson FMR, Brgy. Uson, Libmanan, Camarines Sur START: 13.71611, 123.012505 END: 13.725443, 123.014407	20,000,000
Construction of Brgy. Mambayawas FMR, Brgy. Mambayawas, Libmanan, Camarines Sur START: 13.717103, 122.995411 END: 13.706695, 122.998452	20,000,000
Construction of Brgy. Agban FMR, Brgy. Agban, Baras, Catandaunes START: 13.713644, 124.381596 END: 13.700761, 124.381639	50,000,000
Construction of Brgy. Añog-Brgy. Bacolod FMR, Brgy. Añog and Brgy. Bacolod, Juban, Sorsogon START: 12.800625, 124.013054 END: 12.792347, 124.001325	28,000,000

REGION VI - WESTERN VISAYAS	1,426,500,000

Concreting of Brgy. Mobo FMR, Brgy. Mobo, Kalibo, Aklan START: 11.569088, 122.330919 END: 11.573054, 122.322213	30,000,000
Concreting of Brgy. Cogon FMR, Brgy. Cogon, Malay, Aklan START: 11.897222, 121.940833 END: 11.901389, 121.938333	30,000,000
Concreting of Sitio Cansilayan 1, Brgy. Imparayan FMR, Brgy. Imparayan, Sibalom, Antique START: 10.792125, 122.110395 END: 10.799639, 122.104217	30,000,000
Concreting of Brgy. Manayupit FMR, Brgy. Manayupit, Maayon, Capiz START: 11.358562, 122.898880 END: 11.355229, 122.897270	30,000,000
Concreting of Brgy. Parian FMR Phase II, Brgy. Parian, Sigma, Capiz START: 11.478617, 122.848432 END: 11.471795, 122.692222	30,000,000
Concreting of Brgy. Calaya FMR, Brgy. Calaya, Nueva Valencia, Guimaras START: 10.472157, 122.573639 END: 10.487896, 122.585594	30,000,000
Concreting of Brgy. Nagba to Brgy. Canabuan FMR, Brgy. Nagba and Brgy. Canabuan, Tigbauan, Iloilo START: 10.729315, 122.377902 END 10.736343, 122.3813	30,000,000
Concreting of Brgy. Cabugao Norte, Sta. Barbara to Brgy. Cabugao Norte, Pavia FMR, Brgy. Cabugao Norte, Sta. Barbara and Brgy. Cabugao Norte, Pavia, Iloilo START: 10.801921, 122.549005 END: 10.789635, 122.547910	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	803
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Macatol FMR, Brgy. Macatol, Pototan, Iloilo START: 10.970094, 122.625541 END: 10.864911, 122.550529	30,000,000
Concreting of Brgy. Guipis FMR, Brgy. Guipis, Anilao, Iloilo START: 11.056464, 122.622227 END: 11.052895, 122.731740	30,000,000
Concreting of Sitio Tunga to Sitio Bantud, Brgy. Pinantanan Diel FMR, Brgy. Pinantanan Diel, Ajuy, Iloilo START: 11.017940, 123.000694 END: 11.345897, 123.006390	30,000,000
Concreting of Brgy. Magdungao FMR, Brgy. Magdungao, Passi City, Iloilo START: 11.186253, 122.680834 END: 11.199880, 122.680906	30,000,000
Concreting of Brgy. Badiang to Brgy. Dawis FMR, Brgy. Badiang and Brgy. Dawis, New Lucena, Iloilo START: 10.902023, 122.585693 END: 10.889037; 122.604797	30,000,000
Concreting of Brgy. Cuyad FMR, Brgy. Cuyad, Alimodian, Iloilo START: 10.829823, 122.409950 END: 10.8389041, 122.4054432	30,000,000
Concreting of Brgy. Buga FMR, Brgy. Buga, Leon, Iloilo START: 10.812109, 122.393044 END: 10.8232827, 122.3961831	30,000,000
Concreting of Brgy. Tigum FMR, Brgy. Tigum, Pavia, Iloilo START: 10.786607, 122.567657 END: 10.779860, 122.562149	20,000,000
Concreting of Brgy. Laylayan to Brgy. Pajo FMR, Brgy. Laylayan to Brgy. Pajo, Alimodian, Iloilo START: 10.87683, 122.389821 END: 10.872099, 122.385546	15,000,000
Concreting of Brgy. Dalid to Brgy. Atabay FMR, Brgy. Dalid and Brgy. Atabay, Alimodian, Iloilo START: 10.860677, 122.411644 END: 10.867312, 122.398354	15,000,000
Construction of Sitio Miac-ac, Brgy. Poblacion to Brgy. Camando FMR, Brgy. Poblacion and Brgy. Camando, Leon, Iloilo START: 10.791958, 122.384598 END: 10.797879, 122.381554	15,000,000
Concreting of Brgy. Tunguan FMR, Brgy. Tunguan, Leon, Iloilo START: 10.871202, 122.342262 END: 10.870408, 122.334861	20,000,000
Concreting of Brgy. Tuog FMR, Brgy. Tuog, Leon, Iloilo START: 10.794536, 122.404152 END: 10.788453, 122.411888	12,000,000
Concreting of Brgy. Pedada FMR, Brgy. Pedada, Ajuy, Iloilo START: 11.053747, 122.947738 END: 11.048149, 122.954109	10,000,000
Concreting of Brgy. Bakhaw Norte FMR, Brgy. Bakhaw Norte, Kalibo, Aklan START: 11.7222741, 122.36709813 END: 11.71907385, 122.36890367	13,200,000

804	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Ipil to Brgy. Sapal Proper FMR, Brgy. Sapal, San Lorenzo, Guimaras START: 10.5397502, 122.6827914 END: 10.5434285, 122.6759317	15,000,000
Concreting of Sitio Buyuan to Brgy. Cabungahan Proper FMR, Brgy. Cabungahan, San Lorenzo, Guimaras START: 10.6228746, 122.6898509 END: 10.6171037, 122.6909134	15,000,000
Concreting of Sitio Tigkalayo FMR, Brgy. Lapaz, Nueva Valencia, Guimaras START: 10.418324, 122.530228 END: 10.410792, 122.533027	10,000,000
Concreting of Brgy. Iyasan to Brgy. Calampitao FMR, Brgy. Iyasan and Brgy. Calampitao, Guimbal, Iloilo START: 10.6816335, 122.2754946 END: 10.67605, 122.2736145	34,300,000
Concreting of Brgy. Bacong to Brgy. Nito-an Lupsag FMR, Brgy. Bacong and Brgy. Nito-an Lupsag, Guimbal, Iloilo START: 10.6985129, 122.2949829 END: 10.6925304, 122.2970556	25,000,000
Concreting of Brgy. Roma to Brgy. Danawan FMR, Brgy. Roma and Brgy. Danawan, San Joaquin, Iloilo START: 10.794536, 122.404152 END: 10.788453, 122.411888	25,000,000
Concreting of Brgy. 5, Poblacion to San Ambrosio FMR, Brgy. 5 and Brgy. San Ambrosio, Igbaras, Iloilo START: 10.722693, 122.252754 END: 10.723150, 122.240471	30,000,000
Concreting of Brgy. Catiringan FMR, Brgy. Catiringan, Igbaras, Iloilo START: 10.702884, 122.288582 END: 10.697037, 122.292732	25,000,000
Concreting of Brgy. Bita Sur to Bita Norte FMR, Brgy. Bita Sur and Brgy. Bita Norte, Oton, Iloilo START: 10. 735864, 122.476631 END: 10.742266, 122.471031	27,000,000
Concreting of Brgy. Calam-isan FMR, Brgy. Calam-isan, Oton, Iloilo START: 10.711162, 122.436852 END: 10.705319, 122.43831	25,000,000
Concreting of Brgy. Baraclayan to Brgy. Maricolcol, Miag-ao to Sitio Moro Tiki, Brgy. Bagacayan, Igbaras FMR, Brgy. Baraclayan to Brgy. Maricolcol, Miag-ao & Sitio Moro Tiki, Brgy. Bagacayan, Igbaras, Iloilo START: 10.680395, 122.234840 END: 10.6915782, 122.2378843	62,500,000
Concreting of Brgy. Naga FMR, Brgy. Naga, Pototan, Iloilo START: 10.905845, 122.627627 END: 10.896425, 122.639725	15,000,000
Concreting of Brgy. Cauayan FMR, Brgy. Cauayan, Pototan, Iloilo START: 10.948032, 122.647757 END: 10.941323, 122.644189	20,000,000
Concreting of Brgy. Cairohan to Brgy. Bulabog FMR, Brgy. Cairohan and Brgy. Bulabog, Bingawan, Iloilo START: 11.156104, 122.572014 END: 11.163201, 122.57981	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	805
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Gines Patag to Brgy. Janipaan Olo FMR, Brgy. Gines Patag and Brgy. Janipaan Olo, Cabatuan, Iloilo START: 10.933565, 122.050168 END: 10.930244, 122.507823	15,000,000
Concreting of Brgy. Aguingay FMR, Brgy. Aguingay, Janiuay, Iloilo START: 10.962033, 122.46142 END: 10.967801, 122.472709	15,000,000
Concreting of Brgy. Caloy-Ahan FMR, Brgy. Caloy-Ahan, Lambunao, loilo START: 11.034904, 122.486624 END: 11.041120, 122.481174	15,000,000
Concreting of Brgy. Lanot Grande to Brgy. Lanot Pequeno FMR, Brgy. Lanot Grande and Brgy. Lanot Pequeno, Lambunao, Iloilo START: 11.059618, 122.526952 END: 11.055218, 122.519702	27,500,000
Concreting of Brgy. Tumcon Ilawod FMR, Brgy. Tumcon Ilawod, Pototan, Iloilo START: 10.913541, 122.647536 END: 10.913419, 122.650726	20,000,000
Concreting of Brgy. Callan FMR, Brgy. Callan, Pototan, Iloilo START: 10.939766, 122.670165 END: 10.932950, 122.669159	15,000,000
Concreting of Brgy. Ubang to Brgy. Iwa Ilaya FMR, Brgy. Ubang to Brgy. Iwa Ilaya, Pototan, Iloilo START: 10.983841, 122.619142 END: 10.987294, 122.625612	20,000,000
Concreting of Brgy. Guibuangan FMR, Brgy. Guibuangan, Pototan, Iloilo START: 10.937958, 122.660448 END: 10.94406, 122.667025	15,000,000
Concreting of Brgy. Dongsol FMR, Brgy. Dongsol, Pototan, Iloilo START: 10.867896, 122.638851 END: 10.873537, 122.635957	15,000,000
Concreting of Brgy. Pulao FMR, Brgy. Pulao, Dumangas, Iloilo START: 10.835704, 122.672915 END: 10.832339, 122.671325	9,000,000
Concreting of Brgy. Bolilao FMR, Brgy. Bolilao, Dumangas, Iloilo START: 10.861994, 122.746902 END: 10.857924, 122.743392	9,000,000
Concreting of Sitio Carida, Brgy. Bolilao FMR, Brgy. Bolilao, Dumangas, Iloilo START: 10.861994, 122.746902 END: 10.857924, 122.743392	9,000,000
Concreting of Brgy. Bitaogan FMR, Brgy. Bitaogan, Passi, Iloilo START: 11.190901, 122.614897 END: 11.178275, 122.609605	10,000,000
Concreting of Brgy. Bayan FMR, Brgy. Bayan, Passi City, Iloilo START: 11.154233, 122.637008 END: 11.151721, 122.642294	10,000,000
Concreting of Brgy. Calao FMR, Brgy. Calao, Dumangas, Iloilo START: 10.864014, 122.699752 END: 10.866644,122.694369	10,000,000
Concreting of Brgy. Balabag FMR, Brgy. Balabag, Dumangas, Iloilo START: 10.847473, 122.651041 END: 10.852030, 122.657041	10,000,000

806	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Palaguian FMR, Brgy. Palaguian, Ma-ayon, Capiz START: 11.402445, 122.767465 END: 11.405833, 122.769618	15,000,000
Concreting of Brgy. Aglimocon FMR, Brgy. Aglimocon, Maayon, Capiz START: 11.343947, 122.919303 END: 11.343579, 122.924070	15,000,000
Concreting of Brgy. Bongbongan FMR, Brgy. Bongbongan, Maayon, Capiz START: 11.332968, 122.865622 END: 11.330132, 122.856591	35,000,000
Concreting of Brgy. Pudpud to Brgy.Tig-amaga FMR, Brgy. Pudpud and Brgy. Tig-amaga, Miag-ao, Iloilo START: 10.7049870, 122.1640160 END: 10.6921620, 122.1739650	7,500,000
Concreting of Sitio Taraw, Brgy. Buga FMR, Brgy. Buga, Igbaras, Iloilo START: 10.7285280, 122.2823790 END: 10.7169760, 122.2803870	10,500,000
Concreting of Sitio Tagbak, Brgy. Buga FMR, Brgy. Buga, Igbaras, Iloilo START: 10.7290100, 122.2796850 END: 10.7218320, 122.2693860	32,000,000
Concreting of Brgy. Sibucao to Brgy. Dawog FMR, Brgy. Sibucao and Brgy. Dawog, Miag-ao, Iloilo START: 10.694001, 122.224084 END: 10.675385, 122.225790	60,000,000
Concreting of Brgy. Rosario FMR, Brgy. Rosario, Dumangas, Iloilo START: 10.857641, 122.690795 END: 10.858396, 122.695991	3,000,000
Concreting of Brgy. Agdahon FMR, Brgy. Agdahon. Passi City, Iloilo START: 11.121443, 122.609337 END: 11.127334, 122.613438	20,000,000
Concreting of Brgy. Quinagaringan Pequeño FMR, Brgy. Quinagaringan Pequeño, Passi City, Iloilo START: 11.119847, 122.598946 END: 11.110413, 122.597352	20,000,000
Concreting of Brgy. Apian to Brgy. Coyugan Norte FMR, Brgy. Apian to Brgy. Coyugan Norte, Leon, Iloilo START: 10.821879, 122.345288 END: 10.494008, 122.205093	30,000,000
Concreting of Brgy. Caguisanan FMR, Brgy. Caguisanan, Lambunao, Iloilo START: 11.092898, 122.435330 END: 11.091467, 122.442530	10,000,000
Concreting of Sitio Tagbak, Brgy. Buga FMR, Brgy. Buga, Igbaras, Iloilo START: 10.729011; 122.279686 END: 10.7218320, 122.2693860	30,000,000

NEGROS ISLAND REGION - (NIR)	1,138,344,000

Concreting of Brgy. Granada FMR, Brgy. Granada, Bacolod City, Negros Occidental START: 10.650219, 123.063406 END : 10.644082, 123.060819	15,000,000
Concreting of Brgy. Alangilan FMR, Brgy. Alangilan, Bacolod City, Negros Occidental START : 10.663939, 123.082494 END: 10.668864, 123.084022	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	807
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Udtongan FMR, Brgy. Udtongan, Escalante City, Negros Occidental START: 10.770278, 123.515 END : 10.778333, 123.515	15,000,000
Concreting of Brgy. Pandanon FMR, Brgy. Pandanon, Don Salvador Benedicto, Negros Occidental START : 10.581225, 123.189635 END: 10.571082, 123.183314	15,000,000
Concreting of Brgy. Lopez Jaena FMR, Brgy. Lopez Jaena, Sagay City, Negros Occidental START : 10.581225, 123.189635 END: 10.571082, 123.183314	15,000,000
Concreting of Sitio Pacol, Brgy. Celestino Villacin FMR, Brgy. Celestino Villacin. Cadiz City, Negros Occidental START : 10.7704178, 123.2564955 END: 10.771245, 123.2506978	15,000,000
Concreting of Sitio Vargas, Brgy. Talotog FMR, Brgy. Talotog, Murcia, Negros Occidental START : 10.569236, 123.036661 END: 10.566752, 123.031107	15,000,000
Concreting of Hacienda Hopia to Hacienda Romana, Brgy. 12 FMR, Brgy. 12, Victorias City, Negros Occidental START :10.877799, 123.085818 END: 10.871198, 123.092469	15,000,000
Concreting of Purok Sampaguita, Brgy. Lacaron FMR, Brgy. Lacaron, Valladolid, Negros Occidental START : 10.465104, 122.869189 END: 10.463141, 122.877231	15,000,000
Concreting of Purok 2-Purok 4, Brgy. Gomez FMR, Brgy. Gomez, Pontevedra, Negros Occidental START : 10.366472, 122.971218 END: 10.369915, 122.964837	15,000,000
Concreting of Sitio Canlusong, Brgy. Cansalongon FMR, Brgy. Cansalongon, Isabela, Negros Occidental START: 10.154058, 123.011542 END: 10.152002, 123.017042	15,000,000
Concreting of Sitio Jalandoni, Brgy. Aranda FMR, Brgy. Aranda, Hinigaran, Negros Occidental START: 10.240480, 122.933577 END: 10.240944, 122.938778	15,000,000
Concreting of Sitio Baslay, Brgy. Talacdan FMR, Brgy. Talacdan, Cauayan, Negros Occidental START : 9.902321, 122.702341 END: 9.905553, 122.696059	15,000,000
Concreting of Brgy. Trinidad FMR, Brgy. Trinidad, Guihulngan City, Negros Oriental START: 10.256768, 123.220354 END: 10.252985, 123.21259	15,000,000
Concreting of Brgy. Manghulyawon FMR, Brgy. Manghulyawon, La Libertad, Negros Oriental START: 10.0439495, 123.2075739 END: 10.043026, 123.2101578	15,000,000

808	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Enrique Villanueva FMR Phase II, Brgy. Enrique Villanueva, Sibulan, Negros Oriental START: 9.3313627, 123.0754536 END: 9.3256384, 123.0593926	15,000,000
Concreting of Brgy. Maricalum FMR, Brgy. Maricalum, Sipalay City, Negros Occidental START: 9.708909, 122.431935 END: 9.713587, 122.436843	15,000,000
Concreting of Brgy. Dobdob FMR Phase II, Brgy. Dobdob, Valencia, Negros Oriental START: 9.3064585, 123.0951635 END: 9.3100257, 123.097671	15,000,000
Construction of Brgy. Calasga-an FMR, Brgy. Calasga-an, Bais City, Negros Oriental START: 9.5356582, 123.0908586 END: 9.5414346, 123.0887984	15,000,000
Concreting of Hacienda Paz II, Brgy. X to Hacienda Nasipunan, Brgy. XII FMR, Brgy. X and Brgy. XII, Victorias City, Negros Occidental START: 10.866161, 123.124459 END: 10.871289, 123.113406	28,000,000
Concreting of Hacienda San Ramon, Brgy. XIV, Victorias City, Negros Occidental FMR, Brgy. XIV, Victorias City, Negros Occidental START: 10.897309, 123.091576 END: 10.893696 , 123.096368	37,000,000
Concreting of Brgy. Nanca FMR, Brgy. Nanca, Enrique B. Magalona, Negros Occidental START: 10.837217, 123.038865 END: 10.827474, 123.048492	25,000,000
Concreting of Hacienda Gleceria to Hacienda Mambaloso FMR, Brgy. Consing, Enrique B. Magalona, Negros Occidental START: 10.814202, 123.102101 END: 10.814395, 123.108836	27,500,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Enrique B. Magalona, Negros Occidental START: 10.788542, 123.136280 END: 10.787752, 123.31066	15,000,000
Concreting of Brgy. Bagtic FMR, Brgy. Bagtic, Silay City, Negros Occidental START: 10.750725, 123.063837 END: 10.757285, 123.058068	25,000,000
Concreting of Brgy. Zone 12-A FMR, Brgy. Zone 12-A, Talisay City, Negros Occidental START: 10.7457096, 122.9899018 END: 10.730961, 122.984524	30,000,000
Concreting of Purok Panlawigan, Brgy. Lopez Jaena FMR, Brgy. Lopez Jaena, Murcia, Negros Occidental START : 10.5821418, 123.0851931 END: 10.5868313, 123.0915528	25,000,000
Concreting of Sitio Simagwan, Brgy. Minoyan FMR, Brgy. Minoyan, Murcia, Negros Occidental START : 10.5278464, 123.1122976 END: 10.5278464, 123.1190085	15,000,000
Concreting of Hacienda Gaston to Hacienda Lourdes Brgy. VIII FMR, Brgy. VIII, Victorias City, Negros Occidental START : 10.8440639, 123.0986499 END: 10.8265361, 123.110125	38,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	809
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Hacienda Gaston to Hacienda Sangay Brgy. VIII FMR, Brgy. VIII, Victorias City, Negros Occidental START: 10.8436639, 123.09918888888889 END: 10.8546306, 123.11422222222221	38,000,000
Concreting of Brgy. XIX-A to Hacienda Malihaw Brgy. XX FMR, Brgy. XIX-A and Brgy. XX, Victorias City, Negros Occidental START : 10.8709194, 123.06514444444444 END: 10.8583972, 123.07062222222221	25,000,000
Concreting of Sitio Minoro to Hacienda Salome, Brgy. X FMR, Brgy. X, Victorias City, Negros Occidental START : 10.860945, 123.126822 END: 10.877272, 123.130915	30,000,000
Concreting of Brgy. Alacaygan FMR, Brgy. Alacaygan, Enrique B. Magalona, Negros Occidental START: 10.842019, 123.052726 END: 10.835965, 123.059234	19,000,000
Concreting of Hacienda Nasipunan, Brgy. XII FMR, Brgy. XII, Victorias City, Negros Occidental START : 10.866101, 123.124436 END: 10.867200, 123.119263	10,000,000
Construction of Cambagahan Proper to Sitio Saging, Brgy. Cambagahan FMR, Brgy. Cambagahan, Bais City, Negros Oriental START: 9.6027678, 122.8988257 END: 9.5655989, 122.9290672	20,000,000
Construction of Brgy. Malalangsi to Brgy. Poblacion FMR, Brgy. Malalangsi and Brgy. Poblacion, Pamplona, Negros Oriental START: 9.4874069, 123.1292741 END: 9.4805459, 123.125606	15,000,000
Construction of Brgy. Simborio FMR, Brgy. Simborio, Pamplona, Negros Oriental START : 9.469564, 123.0996381 END: 9.48302544, 123.099693656	15,000,000
Construction of Brgy. Cabanlutan to Brgy. Panala-an FMR, Brgy. Cabanlutan and Brgy. Panala-an, Bais City, Negros Oriental START: 9.581743, 123.073852 END: 9.577108, 123.064980	15,000,000
Construction of Brgy. Oringao FMR, Brgy. Oringao, Kabankalan City, Negros Occidental START: 9.896788, 122.900770 END: 9.890335, 122.904893	15,000,000
Construction of Brgy. Camalandaan FMR Phase II, Brgy. Camalandaan, Cauayan, Negros Occidental START: 9.904581, 122.517010 END: 9.901340, 122.513084	15,000,000
Concreting of Brgy. Manlucahoc FMR, Brgy. Manlucahoc, Sipalay City, Negros Occidental START: 9.737103, 122.498357 END: 9.735141, 122.511920	15,000,000
Concreting of Brgy. Pinggot, Ilog to Sitio Nava, Brgy. Agboy, Candoni FMR, Brgy. Pinggot, Ilog, and Brgy. Agboy, Candoni, Negros Occidental START: 9.672107, 122.679931 END: 9.671848, 122.672173	15,000,000
Concreting of Brgy. Bongalonan FMR, Brgy. Bongalonan, Basay, Negros Oriental START: 9.433062, 122.620526 END: 9.458355, 122.633587	40,000,000
Concreting of Brgy. Malaunay FMR, Brgy. Malaunay, Valencia, Negros Oriental START: 9.3110508, 123.1729173 END: 9.3139032, 123.1677928	25,000,000

810	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Cabangahan FMR, Brgy. Cabangahan, Siaton, Negros Oriental START: 9.093887, 122.960180 END: 9.102897, 122.965538	40,000,000
Concreting of Brgy. Mayabon FMR, Brgy. Mayabon, Zamboanguita, Negros Oriental START: 9.2622404, 123.2575581 END: 9.2555253, 123.2544602	60,000,000
Concreting of Sitio Sawaan leading to Sitio Lobo Lobo, Brgy. Mansagomayon FMR, Brgy. Mansagomayon, Sta. Catalina, Negros Oriental START: 9.384774, 122.955646 END: 9.366017, 122.952350	40,844,000
Concreting of Sitio Michaela, Brgy. Talotog FMR, Brgy. Talotog, Murcia, Negros Occidental START: 10.566752, 123.031407 END: 10.561317, 123.025303	25,000,000
Concreting of Brgy. Abaca FMR, Brgy. Abaca, Cauayan, Negros Occidental START: 9.926510, 122.595315 END: 9.930346, 122.588972	15,000,000
Concreting of Brgy. Camansi FMR, Brgy. Camansi, Kabankalan City, Negros Occidental START: 9.921238, 122.804943 END: 9.914744, 122.802762	20,000,000
Concreting of Brgy. Cawitan FMR, Brgy. Cawitan, Sta. Catalina, Negros Oriental START: 9.3034609, 122.8893923 END: 9.3091749, 122.905083	15,000,000
Concreting of Brgy. Libo to Brgy. Olave FMR, Brgy. Libo and Brgy. Olave, Enrique Villanueva, Siquijor START: 9.248422, 123.646760 END: 9.247142, 123.639202	15,000,000
Concreting of Brgy. Tignao FMR, Brgy. Tignao, Lazi, Siquijor START: 9.119005, 123.6045208 END: 9.1232606, 123.5974129	15,000,000
Concreting of Brgy. VF Gustilo to Brgy. Magsaysay FMR, Brgy. VF Gustilo, Cadiz City, Negros Occidental START: 10.798597, 123.285605 END: 10.808094, 123.280968	30,000,000

REGION VII - CENTRAL VISAYAS	1,308,712,000

Concreting of Brgy. Santo Rosario, Antequera to Brgy. Toril, Maribojoc to Brgy. Busao, Maribojoc FMR, Brgy. Santo Rosario, Antequera, Brgy. Toril and Brgy. Busao, Maribojoc, Bohol START:15.448086, 120.829268 END: 15.450769, 120.835795	15,000,000
Concreting of Brgy. Magsaysay FMR Phase II, Brgy. Magsaysay, Talibon, Bohol START: 10.067757, 124.240933 END: 10.060357, 124.242738	15,000,000
Concreting of Brgy. Governor Boyles FMR, Brgy. Governor Boyles, Ubay, Bohol START: 9.916319, 124.379280 END: 9.917744, 124.369942	15,000,000
Concreting of Sitio Maasin, Brgy. El Salvador FMR Phase II, Brgy. El Salvador, Carmen, Bohol START: 9.852582, 124.251332 END: 9.859716, 124.261879	30,000,000
Concreting of Brgy. Lusaran FMR, Brgy. Lusaran, Cebu City START: 10.48602, 123.882585 END:10.493244, 123.880851	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	811
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Adlaon FMR, Brgy. Adlaon, Cebu City START: 10.436618, 123.872224 END:10.444705, 123.877375	15,000,000
Concreting Sitio Satuhan Brgy. Sudlon I to Brgy. Sudlon II FMR, Brgy. Sudlon I, Cebu City START: 10.3776627, 123.7967049 END:10.3812735, 123.7987485	43,000,000
Concreting of Tagbao FMR, Brgy. Tagbao, Cebu City START: 10.439526, 123.835437 END:10.436884, 123.831829	30,000,000
Concreting of Brgy. Bug-ot FMR, Brgy. Bug-ot, Argao, Cebu START: 9.883112, 123.558473 END: 9.890212, 123.565641	15,000,000
Concreting of Brgy. Patupat to Cagay FMR, Brgy. Patupat, Barili, Cebu START: 10.13202, 123.5267196 END: 10.143165, 123.53598	15,000,000
Concreting of Brgy. Tanibag, Pinamungajan leading to Sitio Mojon, Brgy. Awihao FMR, Brgy. Tanibag, Toledo City, Cebu START: 10.3216867, 123.6104433 END: 10.327068, 123.611799	15,000,000
Concreting of Brgy. Sillon FMR, Brgy. Sillon, Bantayan, Cebu START: 11.201065, 123.77259 END: 11.19146, 123.759244	30,000,000
Concreting of Sitio Caminoan, Liboron to Sitio Sunihon, Caurasan FMR, Brgy. Liboron and Brgy. Caurasan, Carmen, Cebu START: 10.589354, 123.92616 END: 10.609984, 123.934872	15,000,000
Concreting of Daan Paz to Rizal FMR, Brgy. Daan Paz, Poro, Cebu START: 10.692837, 124.470923 END:10.686755, 124.46898	15,000,000
Concreting of Brgy. Manga to Bayabas FMR, Brgy. Manga, Alcantara, Cebu START: 9.9407759, 123.4903427 END: 9.9291191, 123.4901195	15,000,000
Concreting of Sitio Lower Lanao FMR, Brgy. Lanao, Moalboal, Cebu START: 9.9523436, 123.411863 END: 9.9505763, 123.4072022	15,000,000
Concreting of Brgy. Anao to Brgy. Salamanca FMR, Brgy. Anao, Ginatilan, Cebu START: 9.591761, 123.344468 END: 9.6038467, 123.3546967	30,000,000
Concreting of Brgy.Tubog to Brgy. Hambabauran FMR, Ubay, Bohol START: 10.039713, 124.417995 END: 10.008182, 124.414088	50,000,000
Concreting of Brgy. Buangan to Brgy. Katipunan to Brgy. Buacao FMR, Brgy. Buangan to Brgy. Katipunan to Brgy. Buacao, Clarin, Bohol START: 9.936779, 124.025670 END: 9.937514, 124.015092	15,000,000
Concreting of Brgy. Baunos Circumferential FMR, Brgy. Baunos Circumferential, San Isidro, Bohol START: 9.810206, 123.949967 END: 9.814448, 123.960870	26,537,000

812	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Abehilan to Cansague Sur FMR, Brgy. Abehilan to Cansague Sur, San Isidro, Bohol START: 9.840388, 123.930358 END: 9.831243, 123.958182	45,000,000
Concreting of Brgy. Zamora to Brgy. Sikatuna FMR, Brgy. Zamora to Brgy. Sikatuna, Talibon, Bohol START: 10.092009, 124.296085 END: 10.087539, 124.277977	31,575,000
Concreting of Brgy. Kinan-oan to Brgy. Poblacion to Brgy. San Vicente FMR, Brgys. Kinan-oan, Poblacion and San Vicente, Trinidad, Bohol START: 10.055001; 124.322376 END: 10.069048; 124.321612	15,000,000
Concreting of Brgy. Cabadiangan FMR, Brgy. Cabadiangan, Alcantara, Cebu START: 9.957346, 123.457929 END: 9.952795, 123.461816	25,000,000
Concreting of Sitio Malarid, Brgy. Nug-As FMR, Brgy. Nug-As, Alcoy, Cebu START: 9.7240717, 123.4504533 END: 9.7422277, 123.4558393	50,000,000
Concreting of Brgy. Napo FMR, Brgy. Napo, Carcar City, Cebu START: 10.071298, 123.610801 END: 10.072815, 123.596608	10,000,000
Construction of Brgy. Ceiling FMR, Brgy. Ceiling, Antequera, Bohol START: 9.787824, 123.893114 END: 9.792302, 123.894480	10,000,000
Construction of Brgy. Bugho-Brgy. Bala FMR, Brgy. Bala, Moalboal, Cebu START: 9.949678,123.440291 END: 9.948183, 123.448400	10,000,000
Construction of Brgy. Batadbatad-Brgy. Buguil FMR, Brgy. Batadbatad and Brgy. Buguil, Moalboal, Cebu START: 9.930185, 123.478018 END: 9.925268, 123.474498	10,000,000
Construction of Ilithon, Brgy. Vive FMR, Brgy. Vive, Ronda, Cebu START: 9.970957, 123.46377 END: 9.966599, 123.466942	10,000,000
Concreting of Sitio Badiang Brgy. Malbago FMR, Brgy. Malbago, Daanbatayan, Cebu START: 11.158910,124.022981 END: 11.161803,124.004135	15,000,000
Concreting of Brgy. Malingin FMR, Brgy. Malingin, Daanbantayan, Cebu START: 11.225490,124.015960 END: 11.216785,124.039488	10,000,000
Concreting of Brgy. Balidbid FMR, Brgy. Balidbid, Sta. Fe, Cebu START: 11.171519, 123.781995 END: 11.168225, 123.774955	15,000,000
Concreting of Brgy. Alegria Norte FMR, Brgy. Alegria Norte, Loay, Bohol START: 9.620026, 123.981412 END: 9.612289, 123.988860	25,000,000
Concreting of Purok 1 to Purok 4 to Purok 5 to Purok 7, Brgy. Cansiwang FMR, Guindulman, Bohol START: 9.746164; 124.439907 END: 9.766900; 124.427847	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	813
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Ubojan to Brgy. Tan-awan FMR, Brgy. Ubojan and Brgy. Tan-awan, Tubigon, Bohol START: 9.932796, 123.967493 END: 9.928295, 123.974113	25,000,000
Concreting of Brgy. San Jose FMR, Brgy. San Jose, Mabini, Bohol START: 9.951907, 124.530096 END : 9.953875, 124.520346	25,000,000
Construction of Brgy. Tubod FMR, Brgy. Tubod, San Fernando, Cebu START: 10.2225992, 124.645066 END: 10.237786, 123.659403	30,000,000
Concreting of Brgy. Bagay FMR, Brgy. Bagay, Daanbantayan, Cebu START: 11.198757,124.028888 END: 11.186460,124.031636	60,600,000
Concreting of Brgy. Tabla FMR, Brgy. Tabla, Liloan, Cebu START: 10.4534417, 123.9522933 END: 10.4573532, 123.9527058	25,000,000
Construction of Brgy. Dalingding FMR, Brgy. Dalingding, Daanbantayan, Cebu START: 11.206356, 123.995226 END: 11.194987, 123.983289	30,000,000
Concreting of Brgy. Tilhaong FMR, Brgy. Tilhaong, Consolacion, Cebu START: 10.399917,123.959499 END: 10.408297,123.957019	10,000,000
Concreting of Brgy. Mabunao FMR, Brgy. Mabunao, Tabuelan, Cebu START: 10.826095, 123.900446 END: 10.840204, 123.909966	50,000,000
Concreting of Brgy. Mag-alwa to Brgy. Ga-ang FMR, Brgy. Mag-alwa, Tuburan, Cebu START: 10.636172,123.873383 END: 10.613575,123.869667	50,000,000
Concreting of Brgy. Putian FMR, Brgy. Putian, Bantayan, Cebu START: 11.223685,123.708142 END: 11.212955, 123.709022	30,000,000
Concreting of Brgy. Dasitam FMR, Baclayon, Bohol START: 9.652499, 123.900478 END: 9.665936, 123.908552	15,000,000
Concreting of Brgy. Sal-ing to Brgy. San Isidro FMR, Brgy. Sal-ing, Balilihan, Bohol START: 9.778039, 123.97716 END: 9.776903, 123.96999	15,000,000
Concreting of Brgy. Tagustusan FMR, Brgy. Tagustusan, Balilihan, Bohol START: 9.779441, 124.043572 END: 9.771018, 124.049570	10,000,000
Concreting of Brgy. Poblacion to Brgy. San Agustin FMR, Sierra Bullones, Bohol START: 9.818438, 124.293548 END: 9.837753, 124.295969	25,000,000
Concreting of Brgy. Cabayugan-Brgy. Sohoton FMR, Brgy. Cabayugan, Calape, Bohol START: 9.842042, 123.901425 END: 9.854845, 123.901425	10,000,000
Construction of Sitio Lasang, Brgy. Dangay FMR, Brgy. Dangay, Alburquerque, Bohol START: 9.656888, 123.972328 END: 9.666844, 123.976165	15,000,000

814	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. San Francisco FMR, Brgy. San Francisco, Ubay, Bohol START: 9.943786, 124.417774 END: 9.945323, 124.404498	35,000,000
Concreting of Brgy. Pamutan to Brgy. Sapangdaku FMR,Cebu City START: 10.345291, 123.842456 END: 10.344299, 123.862844	22,000,000
Concreting of Pamutan to Cabatbatan FMR, Cebu City START: 10.352311, 123.804088 END: 10.339783, 123.816760	35,000,000
Concreting of Brgy. Sudlon I FMR, Cebu City START: 10.3812735,123.7987485	25,000,000

Region VIII - EASTERN VISAYAS	4,397,265,000

Concreting of Brgy. Rizal 2 to Brgy. Villa Magsaysay FMR, Brgy. Rizal 2 and Brgy. Villa Magsaysay, Babatngon, Leyte START: 11.383139, 124.884972 END: 11.370806, 124.890639	30,000,000
Concreting of Brgy. Balite FMR Phase 2, Brgy. Balite, Kawayan, Biliran START: 11.677707, 124.366733 END: 11.678283, 124.374490	15,000,000
Concreting of Brgy. Camitoc to Brgy. Bulod to Brgy. San Isidro FMR, Bgry. Camitoc, Brgy. Bulod and Brgy. San Isidro, Dulag, Leyte START: 10.999328, 124.988400 END: 11.010950, 125.001308	30,000,000
Concreting of Brgy. Catigahan to Brgy. San Pablo to Brgy. San Roque FMR, Palompon, Leyte START: 10.985197, 124.462183 END: 10.975653, 124.466700	30,000,000
Concreting of Brgy. Hitoog to Brgy. Esperanza FMR, Brgy. Hitoog and Brgy. Esperanza, Matalom, Leyte START: 10.235678, 124.810542 END: 10.225306, 124.810186	15,000,000
Concreting of Brgy. Tagaytay to Sitio Bayogan, Brgy. Himamara FMR, Brgy. Tagaytay, Mahaplag, Leyte START: 10.632217, 124.962778 END: 10.631978, 124.969375	15,000,000
Concreting of Sitio Mangmang, Brgy. Salvador FMR, Brgy. Salvador, Macrohon, Southern Leyte START: 10.078644, 124.979733 END: 10.084283, 124.986653	30,000,000
Concreting of Sitio Guintigui-an to Sitio Capatagan, Brgy. Marvel FMR, Brgy. Marvel, Culaba, Biliran START: 11.64326389, 124.5167194 END: 11.63911111, 124.5133361	15,000,000
Concreting of Brgy. Anislag to Brgy. Cagdaja FMR, Brgy. Anislag and Brgy. Cagdaja, Quinapondan, Eastern Samar START: 11.197233, 125.482539 END: 11.215764, 125.468303	30,000,000
Concreting of Sitio Naga, Brgy. Calbugos to Brgy. Capiñahan FMR, Brgy. Calbugos and Brgy. Capiñahan, Villaba, Leyte START: 11.242156, 124.465447 END: 11.223967, 124.467094	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	815
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio Bantiling to Sitio Lunoy, Brgy. Dancalan to Sitio Inamburacay, Brgy. San Isidro FMR, Brgy. Dancalan and Brgy. San Isidro, Bobon, Northern Samar START: 12.511246, 124.525298 END: 12.503993, 124.529317	30,000,000
Concreting of Brgy. Blanca Aurora to Brgy. Tomogbong FMR, Brgy. Blanca Aurora and Brgy. Tomogbong, San Jorge, Samar START: 11.962689, 124.897256 END: 11.960497, 124.960556	15,000,000
Concreting of Brgy. Buenavista to Brgy. Ranera FMR, Brgy. Buenavista and Brgy. Ranera, San Jorge, Samar START: 11.966975, 124.877052 END: 11.958905, 124.875314	15,000,000
Concreting of Sitio Sagkahan, Brgy. Looc FMR Phase 2, Brgy. Looc, Cabucgayan, Biliran START: 11.484098, 124.547713 END: 11.479327, 124.555795	15,000,000
Concreting of Brgy. Inasuyan FMR, Brgy. Inasuyan, Kawayan, Biliran START: 11.692263, 124.487615 END: 11.684370 , 124.486763	15,000,000
Concreting of Brgy. Tucdao FMR Phase 3, Brgy. Tucdao, Kawayan, Biliran START: 11.69283889, 124.4688139 END: 11.69568611, 124.4638444	15,000,000
Concreting of Brgy. Baganito FMR, Brgy. Baganito, Kawayan, Biliran START: 11.701382, 124.433815 END: 11.694068, 124.437630	15,000,000
Concreting of Brgy. Caanibongan FMR, Brgy. Caanibongan, Cabucgayan, Biliran START: 11.501973, 124.559417 END: 11.505825, 124.553332	15,000,000
Concreting of Sitio Buri, Brgy. Ungale FMR, Brgy. Ungale, Kawayan, Biliran START: 11.6878267, 124.4590233 END: 11.68236389, 124.4590000	15,000,000
Concreting of Brgy. Sabang FMR, Brgy. Sabang, Naval, Biliran START: 11.596687, 124.3990972 END: 11.487864, 124.576853	15,000,000
Concreting of Brgy. Libertad FMR, Brgy. Libertad, Cabucgayan, Biliran START: 11.476967, 124.577556 END: 11.487864, 124.576853	15,000,000
Concreting of Sitio Barayon, Brgy. Villa Caneja to Brgy. Anislagan FMR, Brgy. Villa Caneja and Brgy. Anislagan, Naval, Biliran START: 11.546239, 124.448739 END: 11.551408, 124.445378	15,000,000
Concreting of Brgy. Villa Caneja FMR, Brgy. Villa Caneja, Naval, Biliran START: 11.557278,124.453417 END: 11.561389, 124.448361	15,000,000
Construction of Brgy. Santo Thomas to Brgy. Kandalakit FMR, Brgy. Santo Thomas to Brgy. Kandalakit, Sulat, Eastern Samar START: 11.836342,125.409286 END: 11.833972, 125.400300	20,000,000
Construction of Dolores - Maslog Road FMR, Brgy. Magsaysay, Dolores, Eastern Samar START: 12.037097, 125.344897 END: 12.038494, 125.345933	7,000,000

816	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Dolores - Maslog Road FMR, Brgy. Cagtabon, Dolores, Eastern Samar START: 12.037589,125.371842 END: 12.032797, 125.367744	12,500,000
Construction of Brgy. Maca-anga to Brgy. San Miguel FMR, Brgy. Maca-anga and Brgy. San Miguel, Llorente, Eastern Samar START: 11.387183, 125.480686 END: 11.391486, 125.483228	8,400,000
Concreting of Brgy. Uguiao to Brgy. Pitogo FMR, Brgy. Uguiao and Brgy. Pitogo, Jaro, Leyte START: 11.166703, 124.767225 END: 11.170389, 124.777378	20,000,000
Concreting of Brgy. Bias Zabala to Sitio Ilawod FMR, Brgy. Bias Zabala, Jaro, Leyte START: 11.148236, 124.775297 END: 11.157622, 124.786858	47,500,000
Construction of Brgy. Casuguran to Brgy. Habag FMR, Brgy. Casuguran to Brgy. Habag Homonhon Island, Guiuan, Eastern Samar START: 10.743387, 125.721200 END: 10.757532, 125.713712	30,000,000
Concreting of Sitio Combado to Brgy. Tinambacan FMR, Brgy. Tinambacan, Jaro, Leyte START: 11.138889, 124.751111 END: 11.147944, 124.748417	17,400,000
Concreting of Brgy. Caglawaan to Brgy. Bukid to Brgy. Tuba FMR, Brgy. Caglawaan, Brgy. Bukid and Brgy. Tuba, Jaro, Leyte START: 11.210619, 124.789781 END: 11.237678, 124.788592	60,600,000
Concreting of Brgy. Moguing to Brgy. Ilihan FMR, Brgy. Moguing and Brgy. Ilihan, Burauen, Leyte START: 10.956814, 124.902864 END: 10.954275, 124.896236	15,000,000
Concreting of Brgy. Manloy FMR, Brgy. Manloy, Capoocan, Leyte START: 11.270383, 124.653042 END: 11.262361, 124.647953	15,000,000
Concreting of Brgy. Pongon to Brgy. Villa Imelda FMR, Brgy. Pongon and Brgy. Villa Imelda, MacArthur, Leyte START: 10.799722, 124.996761 END: 10.793600, 124.985292	36,000,000
Concreting of Brgy. Tarugan to Brgy. Mag-aso FMR, Brgy. Tarugan and Brgy. Mag-aso, La Paz, Leyte START: 10.890992, 124.927281 END: 10.880389, 124.921503	15,000,000
Concreting of Brgy. Pawa to Brgy. Tarugan FMR, Brgy. Pawa and Brgy. Tarugan, La Paz, Leyte START: 10.882031, 124.934781 END: 10.887469, 124.928914	15,000,000
Concreting of Brgy. San Juan to Brgy. Nauguisan to Brgy. Manloy to Brgy. Barayong FMR, Brgy. San Juan, Brgy. Nauguisan, Brgy. Manloy and Brgy. Barayong, Carigara, Leyte START: 11.284933, 124.660908 END: 11.282239, 124.675544	35,000,000
Concreting of Brgy. Malitbogay to Brgy. Lima FMR, Brgy. Malitbogay and Brgy. Lima, Pastrana, Leyte START: 11.126383, 124.868375 END: 11.140481, 124.870819	25,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	817
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Yapad to Sitio Bayok, Brgy. Yapad FMR, Brgy. Yapad, Pastrana, Leyte START: 11.103271, 124.896533 END: 11.094263, 124.905170	15,500,000
Concreting of Brgy. Wilson FMR, Brgy. Wilson, Mayorga, Leyte START: 10.850608, 124.970733 END: 10.848442, 124.964892	15,000,000
Concreting of Brgy. Ormocay to Brgy. Sta. Cruz FMR, Brgy. Ormocay and Brgy. Sta. Cruz, Mayorga, Leyte START: 10.872333, 124.979536 END: 10.863047, 124.970439	15,000,000
Concreting of Luan FMR, Brgy. Luan, Dulag, Leyte START: 10.979089, 125.037014 END: 10.978236, 125.028933	15,000,000
Construction of Brgy. Sitio Alegria to Brgy. Catagbacan FMR, Brgy. Sitio Alegria and Brgy. Catagbacan, Villaba, Leyte START: 11.187925, 124.406872 END: 11.184344, 124.401867	15,000,000
Construction of Brgy. Tag Abaca to Brgy. Wague FMR, Brgy. Tag Abaca and Brgy. Wague, Leyte, Leyte START: 11.275399, 124.497776 END:11.282629, 124.494185	20,000,000
Construction of Brgy. Cabungahan to Brgy. Cahigan FMR, Brgy. Cabungahan and Brgy. Cahigan, Villaba, Leyte START: 11.253511, 124.473928 END: 11.249242, 124.472211	10,000,000
Construction of Brgy. Dolores-Luna FMR, Brgy. Dolores-Luna, Ormoc City, Leyte START: 11.078575, 124.620892 END: 11.075864, 124.615906	10,000,000
Construction of Brgy. Dolores to Brgy. Juaton FMR, Brgy. Dolores and Brgy. Juaton, Ormoc City, Leyte START: 11.074008, 124.624342 END: 11.081500, 124.619111	20,000,000
Construction of Brgy. Libertad FMR, Brgy. Libertad, Kananga, Leyte START: 11.215914, 124.537506 END: 11.217619, 124.538106	3,000,000
Construction of Brgy. San Ignacio FMR, Brgy. San Ignacio, Kananga, Leyte START: 11.120797, 124.614278 END: 11.120847, 124.611469	3,000,000
Construction of Brgy. Sto. Domingo FMR, Brgy. Sto. Domingo, Kananga, Leyte START: 11.221831, 124.561094 END: 11.223233, 124.561269	3,000,000
Construction of Brgy. Montebello FMR, Brgy. Montebello, Kananga, Leyte START: 11.144208, 124.584272 END: 11.146825, 124.585981	4,000,000
Construction of Brgy. Aguiting FMR, Brgy. Aguiting, Kananga, Leyte START: 11.139772, 124.621211 END: 11.141258, 124.620875	3,000,000
Construction of Brgy. Libongao FMR, Brgy. Libongao, Kananga, Leyte START: 11.164625, 124.569839 END: 11.165497, 124.571328	3,000,000

818	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Lonoy FMR, Brgy. Lonoy, Kananga, Leyte START: 11.210672, 124.566578 END: 11.211242, 124.564897	3,000,000
Construction of Brgy. Natubgan FMR, Brgy. Natubgan, Kananga, Leyte START: 11.201000, 124.566472 END: 11.201289, 124.568344	3,000,000
Construction of Brgy. Kadaohan-San Jose Sitio Hubas FMR, Brgy. Kadaohan, Ormoc City, Leyte START: 11.120961, 124.569108 END: 11.124686, 124.562886	15,000,000
Concreting of Brgy. Kang-iras to Brgy. Tuguipa FMR, Brgy. Kang-iras and Brgy. Tuguipa, Hilongos, Leyte START: 11.120961, 124.569108 END: 11.124686, 124.562886	50,000,000
Concreting of Brgy. Libertad to Brgy. Parasanon FMR, Brgy. Libertad and Brgy. Parasanon, Abuyog, Leyte START: 10.588269, 125.046689 END: 10.609247, 125.039714	52,500,000
Concreting of Brgy. E.J. Dulay, Laoang to Brgy. Nagbobtac, Palapag FMR, Brgy. E.J. Dulay, Laoang and Brgy. Nagbobtac, Palapag, Northern Samar START: 12.4736236, 125.0708873 END: 12.467885, 125.0816278	40,000,000
Construction of Balud-Dale FMR, Brgy. Balud and Brgy. Dale, San Roque, Northern Samar START: 12.540439, 124.894067 END: 12.534997,124.904317	25,000,000
Concreting of Brgy. Mapgap to Brgy. San Juan FMR, Brgy. Mapgap and Brgy. San Juan, Baybay City, Leyte START: 10.612139, 124.862361 END: 10.624111, 124.842917	51,000,000
Concreting of Sitio Kasilihan, Brgy. San Juan FMR, Brgy. San Juan, Matalom, Leyte START: 10.259292, 124.831019 END: 10.262328, 124.835142	22,500,000
Concreting of Brgy. Tanval to Brgy. Himalandrog FMR, Brgy. Tanval and Brgy. Himalandrog, Calbayog City, Samar START: 12.186289, 124.709461 END: 12.194153, 124.735214	60,000,000
Concreting of Brgy. Malayog to Brgy. Cangumaod to Sitio Peña FMR, Brgy. Malayog, Brgy. Cangumaod and Sitio Peña, Calbayog City, Samar START: 12.209289, 124.400333 END: 12.228067, 124.419644	60,000,000
Concreting of Brgy. Ponong to Brgy. Tugas FMR, Brgy. Ponong and Brgy. Tugas, Bato, Leyte START: 10.313389, 124.792089 END: 10.313467, 124.799761	12,000,000
Concreting of Brgy. Tinabanan FMR, Brgy. Tinabanan, Marabut, Samar START: 11.220531,125.198867 END: 11.235669, 125.218431	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	819
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Balante to Brgy. Sto. Niño FMR, Brgy. Balante and Brgy. Sto. Niño, Julita, Leyte START: 10.936917, 124.944364 END: 10.928403, 124.956917	25,000,000
Concreting of Brgy. Tagkip to Brgy. Tolosahay FMR, Brgy. Tagkip & Brgy. Tolosahay, Julita, Leyte START: 10.951169, 124.955708 END: 10.941225, 124.961922	21,000,000
Concreting of Brgy. Lipata FMR, Brgy. Lipata, Marabut, Samar START: 11.104028, 125.212667 END: 11.105750, 125.221611	10,000,000
Concreting of Brgy. Bugho to Brgy. Jurao FMR, Brgy. Bugho and Brgy. Jurao, Julita, Leyte START: 10.946736, 124.941789 END: 10.956392, 124.925731	15,000,000
Concreting of Brgy. Caluwayan FMR, Brgy. Caluwayan, Marabut, Samar START: 11.215083, 125.183056 END: 11.221667, 125.185333	10,000,000
Concreting of Brgy. Cadac-an FMR, Brgy. Cadac-an, Abuyog, Leyte START: 10.722956, 125.006147 END: 10.730997, 125.005414	15,000,000
Concreting of Brgy. Pinamanagan to Brgy. Mahayahay FMR Phase II, Brgy. Pinamanagan and Brgy. Mahayahay, Abuyog, Leyte START: 10.530453, 125.070097 END: 10.525698, 125.067897	15,000,000
Concreting of Brgy. Hilusig to Brgy. Magsuganao FMR, Brgy. Hilusig and Brgy. Magsuganao, Mahaplag, Leyte START: 10.652358, 124.935864 END: 10.653736, 124.927947	15,000,000
Concreting of Brgy. Paticua to Brgy. San Pascual FMR, Brgy. Paticua and Brgy. San Pascual, Catarman, Northern Samar START: 12.391116, 124.583795 END: 12.392097, 124.565065	100,000,000
Concreting of Brgy. Cag-abaca to Brgy. San Julian FMR, Brgy. Cag-abaca and Brgy. San Julian, Catarman, Northern Samar START: 12.4255786, 124.5991379 END: 12.43000556, 124.5746694	39,000,000
Concreting of Brgy. Nenita to Sitio Genito FMR, Brgy. Nenita, Mondragon, Northern Samar START: 12.469264, 124.807861 END: 12.462314, 124.803133	15,000,000
Concreting of Brgy. Caridad to Brgy. Alegria FMR, Brgy. Caridad and Brgy. Alegria, Julita, Leyte START: 10.950147, 124.947247 END: 10.937936, 124.949678	20,000,000
Concreting of Brgy. Tagkip to Brgy. Alegria FMR, Brgy. Tagkip and Brgy. Alegria, Julita, Leyte START: 10.950067, 124.955414 END: 10.941669, 124.953061	15,000,000
Concreting of Sitio Hibabaogan, Brgy. Washington to Brgy. Tinowaran FMR, Brgy. Washington and Brgy. Tinowaran, Catarman, Northern Samar START: 12.44195278, 124.6383861 END: 12.43994722, 124.640900	40,000,000

820	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. San Jose (Hibubullao) to Brgy. Claro M. Recto FMR, Brgy. San Jose and Brgy. Claro M. Recto, Catubig, Northern Samar START: 12.379769, 125.104311 END: 12.385156, 125.106400	10,000,000
Concreting of Sitio Malaguinara, Brgy. Zone 3 to Brgy. Malobago FMR, Brgy. Zone 3 and Brgy. Malobago, San Roque, Northern Samar START: 12.500517,124.862042 END: 12.494572,124.858722	25,000,000
Concreting of Brgy. San Miguel FMR, Brgy. San Miguel, Las Navas, Northern Samar START: 12.308751, 125.134562 END: 12.320885, 125.138550	30,000,000
Concreting of Sitio Camambanan to Sitio Guinbanderahan, Brgy. Bantayan FMR, Brgy. Bantayan, San Roque, Northern Samar START: 12.511994, 124.823014 END: 12.503645, 124.826681	20,000,000
Concreting of Sitio Lubog to Brgy. Coroconog FMR, Brgy. Pagsang-an and Brgy. Coroconog, San Roque, Northern Samar START: 12.459544, 124.862550 END:12.452603, 124.867633	30,000,000
Concreting of Brgy. Osmeña to Brgy. Bangon FMR, Brgy. Osmeña and Brgy. Bangon, Palapag, Northern Samar START: 12.497267, 125.130511 END: 12.506925, 125.140697	25,000,000
Concreting of Brgy. Imelda to Brgy. Can Omanio to Brgy. Pio del Pilar (Phase III) FMR, Brgy. Imelda, Brgy. Can Omanio and Brgy. Pio del Pilar, Lapinig, Northern Samar START: 12.308750, 125.134561 END: 12.312889, 125.142144	20,000,000
Concreting of Brgy. San Vicente to Brgy. Luna FMR, Brgy. San Vicente and Brgy. Luna, Tagapul-an, Samar START: 12.0680172, 124.1659961 END: 12.0718481, 124.1721479	60,000,000
Construction of Brgy. Biasong I to Brgy. Biasong II to Brgy. Imelda FMR, Brgy. Biasong I, Brgy. Biasong II, and Brgy. Imelda, Almagro, Samar START: 11.9248563,124.2918048 END: 11.9319114,124.2986003	43,000,000
Concreting of Brgy. Canhumadac to Brgy. Patong FMR, Brgy. Canhumadac and Brgy. Patong, Calbayog City, Samar START: 12.194728, 124.691883 END: 12.200378, 124.683072	49,000,000
Concreting of Brgy. Bangon to Brgy. San Isidro FMR, Brgy. Bangon and Brgy. San Isidro, Pinabacdao, Samar START: 11.591928, 124.977067 END: 11.597728, 124.970858	52,000,000
Concreting of Brgy. Old Manunca to Sitio Salcedo FMR, Brgy. Old Manunca, Santa Rita, Samar START: 11.43679451, 125.0227799 END: 11.430891, 125.037417	30,000,000
Concreting of Brgy. Guinbalot-an to Brgy. Aslum FMR, Brgy. Guinbalot-an and Brgy. Aslum, Santa Rita, Samar START: 11.434769, 124.976711 END: 11.433729, 124.996006	60,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	821
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Lim-ao to Malihao FMR, Brgy. Lim-ao and Brgy. Malihao, Hinabangan, Samar START: 11.713172, 125.086811 END: 11.711392, 125.069797	55,000,000
Concreting of Brgy. Langit, Alangalang to Brgy. San Isidro, Sta. Fe FMR, Brgy. Langit and Brgy. San Isidro, Alangalang and Sta. Fe, Leyte START: 11.232300, 124.909092 END: 11.213631, 124.933950	50,000,000
Concreting of Brgy. 103-A Paglaum to Brgy. 103 Palanog FMR Phase 3, Brgy. 103-A Paglaum and Brgy. 103 Palanog, Tacloban City START: 11.261167, 124.929122 END: 11.256611, 124.936261	50,000,000
Concreting of Brgy. Veteranos to Brgy. Tabangohay FMR, Brgy. Veteranos and Brgy. Tabangohay, Alangalang, Leyte START: 11.263222, 124.881875 END: 11.282556, 124.899631	50,000,000
Concreting of Brgy. San Francisco West to Brgy. Lourdes FMR, Brgy. San Francisco West and Brgy. Lourdes, Alangalang, Leyte START: 11.228261, 124.799222 END: 11.225136, 124.808113	20,000,000
Concreting of Brgy. Calaasan to Brgy. Bugho FMR, Brgy. Calaasan and Brgy. Bugho, Alangalang, Leyte START: 11.234839, 124.866964 END: 11.254419, 124.098056	15,000,000
Concreting of Brgy. Hubang to Brgy. Bugho FMR, Brgy. Hubang and Brgy. Bugho, Alangalang, Leyte START: 11.244472, 124.854692 END: 11.254456, 124.861481	20,000,000
Concreting of Brgy. Aslum to Brgy. Bobonon FMR, Brgy. Aslum and Brgy. Bobonon, Alangalang, Leyte START: 11.173142, 124.890550 END: 11.188697, 124.909092	30,000,000
Concreting of Brgy. Lukay FMR, Brgy. Lukay, Babatngon, Leyte START: 11.385611, 124.896194 END: 11.380778, 124.890333	15,000,000
Concreting of Brgy. Lungsob to Brgy. Mawacat to Brgy. Mantaong FMR, Brgy. Lungsob, Brgy. Mawacat and Brgy. Mantaong, Calbayog City, Samar START: 12.162814, 124.528067 END: 12.172539, 124.526317	60,000,000
Concreting of Brgy. Blanca Aurora to Brgy. Moboob FMR, Brgy. Blanca Aurora and Brgy. Moboob, San Jorge, Samar START: 11.961797, 124.909311 END: 11.999203, 124.945217	60,000,000
Concreting of Brgy. Taguite to Brgy. San Agustin FMR, Brgy. Taguite and Brgy. San Agustin, Babatngon, Leyte START: 11.390478, 124.954856 END: 11.377544, 124.951272	30,000,000
Concreting of Brgy. Victory FMR, Brgy. Victory, Babatngon, Leyte START: 11.377556, 124.914361 END: 11.370556, 124.912722	15,000,000

822	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Bagong Silang to Brgy. San Agustin FMR, Brgy. Bagong Silang and Brgy. San Agustin, Babatngon, Leyte START: 11.368111, 124.941528 END: 11.370444, 124.942194	15,000,000
Concreting of Brgy. Barayong to Brgy. San Jose FMR, Brgy. Barayong and Brgy. San Jose, Palo, Leyte START: 11.194575, 124.966056 END: 11.191606, 124.974992	25,000,000
Concreting of Brgy. San Victor to Brgy. Cabongaan FMR, Brgy. San Victor and Brgy. Cabongaan , Tanauan, Leyte START: 11.049103, 124.973619 END: 11.053114, 124.982964	15,000,000
Concreting of Brgy. Cagnituan-Brgy. Canyuom FMR, Brgy. Cagnituan and Brgy. Canyuom, Maasin City, Southern Leyte START: 10.171972, 124.907597 END: 10.159928, 124.906608	25,000,000
Concreting of Brgy. Sta. Cruz FMR, Brgy. Sta. Cruz, Matuguinao, Samar START: 12.170281, 124.902683 END: 12.176958, 124.904167	38,000,000
Concreting of Brgy. Macaalan FMR, Brgy. Macaalan, Calbiga, Samar START: 11.615383, 125.031636 END: 11.609558, 125.026269	30,000,000
Concreting of Brgy. Hitaasan, San Sebastian to Brgy. Calingonan, Calbiga FMR, Brgy. Hitaasan, San Sebastian and Brgy. Calingonan, Calbiga, Samar START: 11.685683, 124.99261 END: 11.674744, 124.992711	13,200,000
Concreting of Brgy. Basak-Sitio Lipayhan FMR, Brgy. Basak, Maasin City, Southern Leyte START: 10.186600, 124.903456 END: 10.194322, 124.911858	25,000,000
Construction of Brgy. New Katipunan, Malitbog-Brgy. Hinapo Tomas Oppus FMR, Brgy. New Katipunan, Malitbog and Brgy. Hinapo Tomas Oppus, Southern Leyte START: 10.229959, 124.955410 END: 10.240951, 124.942567	30,000,000
Construction of Brgy. Hinapo-Brgy. Hinagtican FMR, Brgy. Hinapo and Brgy. Hinagtican, Tomas Oppus, Southern Leyte START: 10.249031, 124.954774 END: 10.260272, 124.960935	30,000,000
Concreting of Brgy. Sta. Rita FMR, Brgy. Sta. Rita, Marabut, Samar START: 11.123586, 125.244647 END: 11.138094, 125.239708	30,000,000
Concreting of Brgy. Conception to Brgy. Tejero FMR, Brgy. Conception and Brgy. Tejero, Hilongos, Leyte START: 10.395911, 124.784613 END: 10.387281, 124.776667	50,000,000
Concreting of Brgy. Balud to Brgy. Jasminez FMR, Brgy. Balud and Brgy. Jasminez, Gandara, Samar START: 12.030272, 124.762389 END: 12.026942, 124.758281	13,200,000
Concreting of Brgy. Magsuganao to Sitio Lagdek FMR, Brgy. Magsuganao, Mahaplag, Leyte START: 10.659680, 124.922234 END: 10.671459, 124.913322	25,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	823
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Esperanza to Brgy. San Vicente FMR, Brgy. Esperanza and Brgy. San Vicente, Matalom, Leyte START: 10.223257, 124.802434 END: 10.210423, 124.798597	25,000,000
Concreting of Brgy. Poblacion-Sitio Coot FMR, Brgy. Dinahugan, Padre Burgos, Southern Leyte START: 10.051431, 125.016722 END: 10.058986, 125.016525	10,000,000
Concreting of Brgy. Sto. Nino - Sitio Loblobon FMR, Brgy. Sto. Nino, Maasin City, Southern Leyte START: 10.210653, 124.882831 END: 10.205786, 124.878361	25,000,000
Opening/Concreting of Brgy. Nonok Norte-Sitio Tabunan, Brgy. Sta Cruz FMR, Brgy. Nonok Norte and Sta. Cruz, Maasin City, Southern Leyte START: 10.221500, 124.890889 END: 10.227278, 124.878917	5,000,000
Concreting of Brgy. Nonok Sur-Purok Lansones FMR, Brgy. Nonok Sur, Maasin City, Southern Leyte START: 10.220183, 124.904903 END: 10.223053, 124.910939	25,000,000
Concreting of Brgy. Guinsangaan FMR, Brgy. Guinsangaan, Bontoc, Southern Leyte START: 10.353783, 124.945442, END: 10.350047, 124.949203	10,000,000
Construction of Brgy. San Isidro-Brgy. Padang FMR, Brgy. San Isidro and Brgy. Padang, Hernani, Eastern Samar START: 11.328081, 125.601956 END: 11.330147, 125.608942	15,000,000
Concreting of Brgy. Canloterio FMR, Brgy. Canloterio, Maydolong, Eastern Samar START: 11.472642, 125.403500 END: 11.472183, 125.401542	10,000,000
Construction of Brgy. Dao-Brgy. Japay FMR Phase II, Brgy. Dao and Brgy. Japay, Oras, Eastern Samar START: 12.097872,125.426325 END: 12.099608, 125.419019	12,000,000
Construction of Brgy. Cagaut to Brgy. Sta. Cruz FMR, Brgy. Cagaut and Brgy. Sta. Cruz, Salcedo, Eastern Samar START: 11.124422, 125.586233 END: 11.128239, 125.581961	10,000,000
Construction of Brgy. Tautag FMR, Brgy. Tautag, Pintuyan, Southern Leyte START: 9.958958, 125.249150 END: 9.965033, 125.245925	45,000,000
Concreting of Brgy. Majacob to Brgy. Mancares FMR, Brgy. Majacob and Brgy. Mancares, Tarangnan, Samar START: 11.860336, 124.802531 END: 11.872475, 124.802489	50,000,000
Concreting of Brgy. Palanogan FMR, Brgy. Palanogan, Calbayog City, Samar START: 12.181311, 124.649244 END: 12.182947, 124.658700	25,000,000
Construction of Brgy. Buenavista FMR, Brgy. Buenavista, Pintuyan, Southern Leyte START: 9.956308, 125.268694 END: 9.958578, 125.263511	45,000,000

824	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Tapa-e to Brgy. Alibaba FMR, Brgy. Tapa-e and Brgy. Alibaba, Calbayog City, Samar START: 12.092208, 124.641064 END: 12.105053, 124.641283	30,000,000
Construction of Brgy. Magaupas FMR, Brgy. Magaupas, Liloan, Southern Leyte START: 10.227833, 125.083722 END: 10.230583, 125.091028	50,000,000
Concreting of Brgy. Hampangan to Morena to Cacao FMR, Brgy. Hampangan, Hilongos, Leyte START: 10.4096275, 124.8512734 END: 10.4147963, 124.8549404	20,000,000
Construction of Brgy. Bonghon to Brgy. Caglao-an FMR, Brgy. Bonghon, Dolores, Eastern Samar START: 12.056767, 125.439168 END: 12.079023, 125.386152	100,000,000
Construction of Brgy. Lapgap to Brgy. Malobago FMR, Brgy. Lapgap, Maydolong, Eastern Samar START: 11.4750751, 125.4398983 END: 11.498659, 125.425309	50,000,000
Concreting of Brgy. Anolon to Brgy. Himacugo FMR, Brgy. Anolon, Hindang, Leyte START: 10.467611, 124.761833 END: 10.468822, 124.747261	20,000,000
Construction of Brgy. Tapol to Brgy. Bagabao FMR, Brgy. Tapol and Brgy. Bagabao, Leyte, Leyte START: 11.257089, 124.535732 END: 11.244242, 124.518550	45,000,000
Construction of Brgy. Buga Buga to Brgy. Camparog FMR, Brgy. Buga Buga and Brgy. Camparog, Villaba, Leyte START: 11.172958, 124.433933 END: 11.165583, 124.436539	20,000,000
Construction of Brgy. Macupa FMR, Brgy. Macupa, Leyte, Leyte START: 11.333626, 124.522284 END: 11.333152, 124.514399	20,000,000
Construction of Brgy. Danus FMR, Brgy. Danus, Leyte, Leyte START: 11.386758, 124.492508 END: 11.389838, 124.501107	25,000,000
Concreting of Brgy. Calsadahay FMR, Brgy. Calsadahay, Tanauan, Leyte START: 11.061003, 124.974067 END: 11.058006, 124.970328	10,000,000
Concreting of Brgy. Calsadahay to Brgy. Cogon FMR, Brgy. Calsadahay and Brgy. Cogon, Tanauan, Leyte START: 11.062217, 124.989392 END: 11.061492, 124.984731	10,000,000
Concreting of Brgy. Borseth to Brgy. Hupit FMR, Brgy. Borseth and Brgy. Hupit, Alangalang, Leyte START: 11.250394, 124.810419 END: 11.249464, 124.812839	10,000,000
Construction of Sitio Buracan, Brgy. Liberty FMR, Brgy. Liberty, Ormoc City, Leyte START: 10.996022, 124.745972 END: 11.002872, 124.741558	15,965,000

JANUARY 5, 2026	OFFICIAL GAZETTE	825
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Opening/Concreting of Brgy. San Pablo to Brgy. Bagong Buhay FMR, Brgy. San Pablo and Brgy. Bagong Buhay, Ormoc City, Leyte START: 11.034469, 124.595216 END: 11.028933, 124.586861	19,500,000
Concreting of Brgy. Guintigui-an FMR, Brgy. Guintigui-an, Ormoc City, Leyte START: 11.111691, 124.537991 END: 11.126722, 124.530841	25,500,000
Concreting of Brgy. 98 Camansihay to Brgy. 93 Bagacay FMR, Brgy. 98 Camansihay and Brgy. 93 Bagacay, Tacloban City START: 11.295935, 124.935221 END: 11.290075, 124.953510	30,000,000
Concreting of Brgy. Impo to Brgy. Canap FMR, Brgy. Impo and Brgy. Canap, San Miguel, Leyte START: 11.328822, 124.530841 END: 11.311369, 124.819577	30,000,000
Concreting of Brgy. Tibak to Brgy. Bulod FMR, Brgy. Tibak and Brgy. Bulod, Sta. Fe, Leyte START: 11.170091, 124.930200 END: 11.168667, 124.926073	10,000,000
Construction of Brgy. Casilion to Brgy. New Balanac FMR, Brgy. Casilion and Brgy. New Balanac, Villaba, Leyte START: 11.173778, 124.468083 END: 11.181400, 124.473514	20,000,000
Concreting of Brgy. Vigo to Brgy. San Antonio FMR, Brgy. Vigo and Brgy. San Antonio, Laoang, Northern Samar START: 12.5105628, 125.0571497 END: 12.4993815, 125.0497705	30,000,000
Concreting of Brgy. Salvacion to Brgy. Toog FMR, Brgy. Salvacion and Brgy. Toog, Lavezares, Northern Samar START: 12.490983, 124.357760 END: 12.4894052, 124.380471	50,000,000
Concreting of Brgy. Bugtong-Brgy. Bayo FMR Phase III, Brgy. Bugtong and Brgy. Bayo, Cabayog City, Samar START: 12.270900, 124.384875 END: 12.275542, 124.407814	10,000,000
Concreting of Brgy. Layo to Brgy. Canlobo to Canlobo- Water Source FMR, Brgy. Layo and Brgy. Canlobo, Pinabacdao, Samar START: 11.525667, 125.085167 END: 11.517972, 125.114417	40,000,000
Concreting of Brgy. Pusongan, Motiong to Brgy. Casapa to Brgy. Cristina, Jiabong FMR, Brgy. Pusongan, Motiong , Brgy. Casapa and Brgy. Cristina, Jiabong, Samar START: 11.887431, 125.032725 END: 11.870250, 125.016794	40,000,000
Concreting of Brgy. Cadaruhan Sur to Brgy. Fatima to Brgy. Kauswagan FMR, Brgy. Cadaruhan Sur, Brgy, Fatima and Brgy. Kauswagan, Malitbog, Southern Leyte START: 10.206469, 124.957664 END: 10.194614, 124.953967	25,000,000
Concreting of Brgy. San Andres to Bangon Falls FMR, Brgy. San Andres, Catbalogan City, Samar START: 11.7947853, 124.8981823 END: 11.810903, 124.898041	30,000,000

826	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Capacuhan to Brgy. Hugon Rosales FMR, Brgy. Capacuhan to Brgy. Hugon Rosales, Calbayog City, Samar START: 12.242614, 124.587814 END: 12.252897, 124.587019	60,000,000
Concreting of Brgy. Guintoylan FMR, Brgy. Guintoylan, Liloan, Southern Leyte START: 10.131340, 125.165257 END: 10.109056, 125.168094	44,000,000
Construction of Brgy. Mahayag FMR, Brgy. Mahayag, St. Bernard, Southern Leyte START: 10.323943, 125.144608 END: 10.321536, 125.156267	34,000,000
Concreting of Brgy. Gabi to Brgy. Pag Ubayan FMR, Brgy. Gabi and Brgy. Pag Ubayan, San Francisco, Southern Leyte START: 10.070017, 125.163423 END: 10.081931, 125.174209	30,000,000
Concreting of Brgy. Pociano D. Equipilag FMR, Brgy. Pociano D. Equipilag, Pintuyan, Southern Leyte START: 9.938722, 125.257417 END: 9.935750, 125.264167	30,000,000
Concreting of Brgy. Carnaga to Brgy. Manlico FMR, Brgy. Carnaga and Brgy. Manlico, Saint Bernard, Southern Leyte START: 10.333639, 125.122142 END: 10.333987, 125.128224	10,000,000
Concreting of Brgy. Sabang Tabok to Brgy. Datag FMR, Brgy. Sabang Tabok, Lavezares, Northern Samar START: 12.527672, 124.342211 END: 12.520553, 124.346188	10,000,000
Concreting of Catmon-Sta. Cruz FMR, Brgy. Catmon, Saint Bernard, Southern Leyte START: 10.371206, 125.118909 END: 10.374974, 125.118723	10,000,000

Region IX - ZAMBOANGA PENINSULA	1,219,000,000

Concreting of Brgy. Labuan FMR Phase 2, Brgy. Labuan, Zamboanga City START: 7.094292, 121.9048418 END: 7.0950093, 121.91364	15,000,000
Concreting of Brgy. Baluno FMR, Brgy. Baluno, Zamboanga City START:7.0293748, 122.015531 END: 7.0325953, 122.0192541	15,000,000
Concreting of Brgy. Manicahan FMR, Brgy. Manicahan, Zamboanga City START: 7.023648, 122.1821406 END: 7.024447, 122.1767791	15,000,000
Concreting of Brgy. Bolong Sitio Apasan FMR, Brgy. Bolong, Zamboanga City START: 7.111477, 122.2280126 END: 7.1290767, 122.2192757	15,000,000
Concreting of Brgy. Alvenda FMR, Brgy. Alvenda, Mutia, Zamboanga del Norte START:8.3468942, 123.5249495 END: 8.3496932, 123.5202834	15,000,000
Concreting of Brgy. Balatakan FMR, Brgy. Balatakan, Jose Dalman, Zamboanga del Norte START: 8.4290328, 123.0439317 END: 8.4249, 123.0498	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	827
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Biniray FMR, Brgy. Biniray, Katipunan, Zamboanga del Norte START:8.4720943, 123.2921233 END: 8.4815711, 123.2893138	15,000,000
Concreting of Brgy. Lower Lux FMR, Brgy. Lower Lux, Gutalac, Zamboanga del Norte START: 8.01386358, 122.41784553 END: 8.00620818, 122.414272	15,000,000
Concreting of Brgy. Matunoy-Brgy. Buenavista FMR, Brgy. Matunoy, Gutalac, Zamboanga del Norte START: 7.9888774, 122.3907458 END: 7.987316, 122.373684	15,000,000
Concreting of Brgy. Tulbong FMR, Midsalip, Zamboanga del Sur START:8.07823, 123.2671267 END: 8.0855617, 123.27577	15,000,000
Concreting of Masola-Mahogany-Sampinit FMR, Isabela City, Basilan START: 6.604653, 122.009828 END: 6.601499, 122.014422	15,000,000
Concreting of Brgy. Lantawan FMR, Brgy. Lantawan, Buug, Zamboanga Sibugay START: 7.7070714, 123.065468 END: 7.698104, 123.0689641	15,000,000
Concreting of Brgy. Dagum FMR, Brgy. Dagum, Bayog, Zamboanga del Sur START: 7.917736, 123.143119 END: 7.910225, 123.143272	15,000,000
Construction/Concreting of Brgy. Tunggol FMR, Brgy. Tunggol, Kalingalan Caluang, Sulu START: 5.922381 , 121.260239 END: 5.926968, 121.267128	15,000,000
Concreting of Brgy. Gubac FMR, Brgy. Gubac, Pagadian City, Zamboanga del Sur START: 8.88103, 123. 355477 END: 8. 889973, 123. 355447	15,000,000
Concreting of Kapayawan Purok Banso-Kasanyangan, Isabela City, Basilan START: 6.605990, 121.953338 END: 6.605479, 121.958547	15,000,000
Concreting of Brgy. Pitogo FMR, Brgy. Pitogo, Kalingalan Caluang, Sulu START: 5.887208, 121.312250 END: 5.890082, 121.316510	15,000,000
Construction/Concreting of Brgy. Gulangan FMR, Brgy. Gulangan, Maimbung, Sulu START: 5.949540, 121.056013 END: 5.955822, 121.059070	15,000,000
Construction/Concreting of Brgy. Matatal FMR, Brgy. Matatal, Maimbung, Sulu START: 5.962070, 121.002337 END: 5.970256, 121.000493	15,000,000
Concreting of Brgy. Siawang FMR, Brgy. Siawang, R.T. Lim, Zamboanga Sibugay START:7.7170633, 122.42225 END: 7.7243167, 122.4176367	15,000,000
Concreting of Brgy. Pangi FMR, Brgy. Pangi, Ipil, Zamboanga Sibugay START: 7.7958567, 122.61535 END: 7.7914133, 122.6225017	15,000,000
Concreting of Brgy. Luop FMR, Brgy. Luop, Diplahan, Zamboanga Sibugay START: 7.732929, 122.9510371 END: 7.7417053, 122.9526934	15,000,000

828	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Upper Sibul FMR, Brgy. Upper Sibol, Dinas Zamboanga del Sur START: 7.603982, 123.263879 END: 7.606502, 123.272547	15,000,000
Concreting of Brgy. Sinubong FMR Phase 2, Brgy. Sinubong, Zamboanga City START: 7.0216436, 121.9212802 END: 7.0215573, 121.9285352	10,000,000
Concreting of Brgy. Tulungatung FMR Phase 2, Brgy. Tulungatung, Zamboanga City START: 6.9779988,1219689878 END: 6.9759019, 121.9638319	10,000,000
Concreting of Sitio Upper Latap, Brgy. Limpapa FMR, Brgy. Limpapa, Zamboanga City START: 7.1086224, 121.9046384 END: 7.1145829, 121.9147832	10,000,000
Concreting of Brgy. Pange FMR, Brgy. Pange, Siayan, Zamboanga del Norte START: 8.11790, 123.1697144 END: 8.1232775, 123.1703906	15,000,000
Concreting of Brgy. Diongan to Brgy. Guibo FMR, Brgy. Diongan and Guibo, Siayan, Zamboanga del Norte START: 8.1548767, 121.1307583 END: 8.148562, 123.1247606	15,000,000
Concreting of Brgy. Dabiak FMR, Brgy. Dabiak, Katipunan, Zamboanga del Norte START: 8.3368724, 123.2706276 END: 8.3437044, 123.2741546	15,000,000
Concreting of Brgy. Carupay FMR, Brgy. Carupay, Katipunan, Zamboanga del Norte START: 8.336724, 123.2706276 END: 8.3437044, 123.2741546	15,000,000
Concreting of Brgy. Manawan FMR, Brgy. Manawan, Jose Dalman, Zamboanga del Norte START: 8.440517, 123.012376 END: 8.419034, 122.986664	15,000,000
Concreting of Sitio Tomiklas, Brgy. Pangandao FMR, Brgy. Pangandao, Manukan, Zamboanga del Norte START: 8.396533, 123.117083 END: 8.394267, 123.114350	10,000,000
Concreting of Purok 1, Brgy. Panampalay FMR, Brgy. Panampalay, Pres. Manuel Roxas, Zamboanga del Norte START: 8.3851224, 123.1741927 END: 8.3799056, 123.159789	8,000,000
Concreting of Purok 3-4, Brgy. Minang FMR, Brgy. Minang, Pres. Manuel Roxas, Zamboanga del Norte START: 8.4895222, 123.2578041 END: 8.4871108, 123.257929	8,000,000
Concreting of Purok 3 Layasan, Brgy. Galokso FMR, Brgy. Galokso, Pres. Manuel Roxas, Zamboanga del Norte START: 8.504804, 123.1847022 END: 8.5016357, 123.1871908	8,000,000
Concreting of Purok 2, Sitio Manggahan, Brgy. Mabuhay FMR, Brgy. Mabuhay, Rizal, Zamboanga del Norte START: 8.490443, 123. 559518 END: 8.500132, 123.55337	30,000,000
Construction of Brgy. Alvenda-Sitio Cuyot FMR, Brgy. Alvenda, Mutia, Zamboanga del Norte START: 8.349905, 123.53958 END: 8.343878, 123.546475	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	829
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Bacuyong, Piñan-Brgy. Lingasad FMR, Brgy. Bacuyong, Piñan and Brgy. Lingasad, Polanco, Zamboanga del Norte START: 8.49689, 123.401925 END: 8.489935, 123.389643	10,000,000
Construction of Brgy. Ma. Uray-Brgy. Ma. Cristina FMR, Brgy. Ma. Uray and Brgy. Ma. Cristina, Dapitan City, Zamboanga del Norte START: 8.6220241, 123.4332064 END: 8.6344723, 123.4354556	20,000,000
Concreting of Brgy. Saloagan FMR, Brgy. Saloagan, Dimataling, Zamboanga del Sur START: 7.537792, 123.272466 END: 7.544495, 123.272438	15,000,000
Concreting of Brgy. Legarda Dos-Brgy. Beray FMR, Dinas, Zamboanga del Sur START: 7.637247, 123.2939 END: 7.634432, 123.300053	20,000,000
Concreting of Brgy. Sapang Pinoles FMR, Brgy. Sapang Pinoles, Lakewood,Zamboanga del sur START: 7.877600, 123.124878 END: 7.887690, 123.129684	20,000,000
Concreting of Brgy. Tugaya-Brgy. Mahalingeb FMR, Lapuyan, Zamboanga del Sur START: 7.690648, 123.1734209: END: 7.6858107, 123.184957	20,000,000
Concreting of Brgy. Tigbao-Brgy. New Tuburan FMR, Tigbao, Zamboanga del Sur START:7.809333, 123.230056 END: 7.8004141, 123.2314609	10,000,000
Concreting of Brgy. Colojo, FMR, Brgy. Colojo, Pitogo, Zamboanga del Sur START: 7.475143, 123.349978 END: 7.482645, 123.353816	10,000,000
Concreting of Brgy. Maculay-Brgy. Sagucan FMR, Vincenzo A. Sagun, Zamboanga del Sur START:7.535903, 123.216957 END: 7.5405884, 123.2237905	10,000,000
Concreting of Brgy. Liangan-Brgy. Lunib FMR, Brgy. Liangan and Brgy. Lunib, Vincenso A. Sagun, Zamboanga del Sur START: 7.540339, 123.206847 END: 7.536149, 123.205649	5,000,000
Construction of Masquid Punjungan-Tongkol Road FMR, Kalingalan Caluang 2nd District, Sulu START:5.921335, 121.282297 END: 5.929425. 121.266730	60,000,000
Construction of Junction Lahing Lahing-Circumferential, Brgy. Tubig Puti FMR, Brgy. Tubig Puti, Luuk, Sulu START: 5.965567, 121.319187 END: 5.977260, 121.321067	25,000,000
Construction of Brgy. Magdaup FMR, Brgy. Magdaup, Ipil, Zamboanga Sibugay START: 7.7558967, 122.5839133 END: 7.7529467, 122.5919467	15,000,000
Concreting of Brgy. Baga FMR, Brgy. Baga, Naga, Zamboanga Sibugay START: 7.8092862, 122.7119201 END: 7.8179379, 122.7088369	15,000,000

830	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Don Perfecto FMR, Brgy. Don Perfecto, R. T. Lim, Zamboanga Sibugay START: 7.74045, 122.3759417 END: 7.7414483, 122.38411	15,000,000
Concreting of Brgy. San Fernandino FMR, Brgy. San Fernandino, R.T Lim, Zamboanga Sibugay START: 7.7237767, 122.3642067 END: 7.7287567, 122.3594367	15,000,000
Concreting of Brgy. Tilasan FMR, Brgy. Tilasan, R.T Lim, Zamboanga Sibugay START: 7.76491633, 122.3982567 END: 7.649315, 122.3892933	15,000,000
Concreting of Brgy. Lumbia FMR, Brgy. Lumbia, Ipil, Zamboanga Sibugay START: 7.7913, 122.540885 END: 7.7904167, 122.5324617	15,000,000
Concreting of Brgy. Tupilac FMR, Brgy. Tupilac, RT Lim, Zamboanga Sibugay START: 7.63599, 122.4522033 END: 7.6361967, 122.4433883	15,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Titay, Zamboanga Sibugay START: 7.7952712, 122.4744406 END: 7.7884893, 122.470771	15,000,000
Concreting of Brgy. Upper Tungawan FMR, Brgy. Upper Tungawan, Tungawan, Zamboanga Sibugay START: 7.539845, 122.378845 END: 7.5473267, 122.3752467	15,000,000
Concreting of Brgy. Salinding FMR, Brgy. Salinding, Siay, Zamboanga Sibugay START: 7.6764819, 122.8536349 END: 7.6701225, 122.8485518	15,000,000
Concreting of Brgy. Fatima FMR, Brgy. Fatima, Kalawit, Zamboanga del Norte START: 8.0001428, 122.6057735 END: 7.9990824, 122.5985375	18,000,000
Concreting of Brgy. Botong FMR, Brgy. Botong, Kalawit, Zamboanga del Norte START: 7.983226, 122.592674 END: 7.972249, 122.5866537	18,000,000
Concreting of Brgy. Sarawagan FMR, Brgy. Sarawagan, Godod, Zamboanga del Norte START:8.0368984, 122.7619904 END: 8.043115, 122.7680317	7,000,000
Concreting of Brgy. Miampic FMR, Brgy. Miampic, Godod, Zamboanga del Norte START: 7.9979867, 122.7484533 END: 7.9954783, 122.7457294	7,000,000
Concreting of Brgy. Campo Uno-Brgy. Inasagan-Brgy. Gubaan FMR, Brgy. Campo Uno, Brgy. Inasagan and Brgy. Gubaan, Aurora, Zamboanga del Sur START: 7.9825433, 123.55338 END: 7.983275, 123.56248	15,000,000
Concreting of Brgy. Mansanas FMR, Brgy. Mansanas, Josefina, Zamboanga del Sur START: 8.226225, 123.533595 END: 8.229763, 123.5214515	15,000,000
Concreting of Brgy. Canipay Sur-Brgy. Tuluan FMR, Brgy. Canipay Sur and Brgy. Tuluan, Midsalip, Zamboanga del Sur START: 8.0402867, 123.2958617 END: 8.0447333, 123.29311	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	831
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Baclay FMR, Brgy. Baclay Tukuran, Zamboanga del Sur START: 7.890439, 123.610528 END: 7.898433, 123.608509	15,000,000
Concreting of Brgy. Gabunon-Brgy. Tuluan FMR, Brgy. Gabunon and Brgy. Tuluan, Tambulig, Zamboanga del Sur START: 8.0805141, 123.5233949 END: 8.1081115, 123.5451911	15,000,000
Concreting of Brgy. Maya Maya FMR, Brgy. Maya Maya, Tambulig Zamboanga del Sur START: 8.156704, 123.547732 END: 8.158510, 123.539373	15,000,000
Concreting of Brgy. New Labangan FMR, Brgy. New Labangan, Zamboanga del Sur START: 7.866225,123.503763 END: 7.867603,123.496268	10,000,000
Concreting of Brgy. Bulanit FMR, Brgy. Bulanit, Labangan, Zamboanga del Sur START: 7.8411359, 123.4859090 END: 7.8360040, 123.4866044	10,000,000
Concreting of Brgy. Gumpingan FMR, Brgy. Gumpingan, Dumingag, Zamboanga del Sur START: 8.1016784,123.26206 END: 8.1105928,123.2644726	15,000,000
Concreting of Brgy. Simata-Brgy. Alicia FMR, Brgy. Simata and Brgy. Alicia, Molave, Zamboanga del Sur START: 8.2189838, 123.4841125 END: 8.2130307, 123.470638	15,000,000
Concreting of Brgy. Eastern Bobongan-Brgy. Lower Sambulawan FMR, Brgy. Eastern Bobongan and Brgy. Lower Sambulawan, Ramon Magsaysay, Zamboanga del Sur START: 7.991747, 123. 480658 END: 7. 967672, 123. 476443	15,000,000
Concreting of Brgy. Picturan-Brgy. Bag-ong Baroy FMR, Brgy. Picturan and Brgy. Bag-ong Baroy, Sominot, Zamboanga del Sur START: 7.9957718,123.4056392 END: 7.9906917,123.3988117	15,000,000
Concreting of Brgy. Pelocuban-Brgy. Bag-ong Kauswagan FMR, Brgy. Pelocuban and Brgy. Bag-ong Kauswagan, Tambulig, Zamboanga del Sur START: 8.1266094, 123.4935835 END: 8.1293711, 123.5021977	15,000,000
Concreting of Sitio Sandal, Brgy. San Isidro FMR, Brgy. San Isidro, Mahayag, Zamboanga del Sur START: 8.1107449, 23.46357 END:8.11816, 23.4660567	15,000,000
Concreting of Small Kapatagan-Palasanan FMR, Brgy. Kapatagan and Brgy. Palasanan, Isabela City, Basilan START: 6.6329583, 122.0215117 END: 6.624978, 122.019269	15,000,000
Construction of Brgy. Linguisan FMR, Brgy. Linguisan, Tungawan, Zamboanga Sibugay START: 7.534696, 122.4740678 END: 7.5095129, 122.4586122	20,000,000
Concreting of Brgy. Dansullan FMR, Brgy. Dansullan, Polanco, Zamboanga Del Norte START: 8.427138, 123.381003 END: 8.41964, 123.383583	25,000,000

832	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. La Union FMR Phase II, Labason, Zamboanga del Norte START: 8.043474, 122.533464 END: 8.037988, 122.540775	10,000,000

Region X - NORTHERN MINDANAO	1,560,400,000

Concreting of Brgy. Bugo FMR, Brgy. Bugo, Cagayan de Oro City START: 8.499622, 124.773981 END: 8.502792, 124.768936	20,000,000
Concreting of Brgy. Kalilangan FMR, Brgy. Kalilangan, Baungon, Bukidnon START: 8.2277645, 124.6635721 END: 8.2319759, 124.6547145	20,000,000
Concreting of Brgy. Kiabo FMR, Brgy. Kiabo, Malitbog, Bukidnon START: 8.5818486, 124.9383442 END: 8.5882933, 124.94305	10,000,000
Concreting of Brgy. Maligaya FMR, Brgy. Maligaya, Malaybalay City, Bukidnon START: 8.0423442, 125.2069568 END: 8.0494013, 125.2109783	20,000,000
Concreting of Brgy. Simaya FMR, Brgy. Simaya, Malaybalay City, Bukidnon START: 8.0062383, 125.15537 END: 8.0171717, 125.157245	10,000,000
Concreting of Brgy. Calapaton to Brgy. Pagan FMR, Brgy. Calapaton, Kitaotao, Bukidnon START: 7.498630, 125.103711 END: 7.515700, 125.105903	30,000,000
Concreting of Brgy. Dagat Ki Davao to Brgy. Banlag FMR, Brgy. Dagat Ki Davao to Brgy. Banlag, Valencia City, Bukidnon START: 7.823167, 125.139953 END: 7.820789, 125.148639	30,000,000
Concreting of Brgy. Poblacion FMR, Brgy. Poblacion, Sagay, Camiguin START: 9.117639, 124.730225 END: 9.128628, 124.730428	20,000,000
Concreting of Brgy. Alangilan FMR, Brgy. Alangilan, Sagay, Camiguin START: 9.112594, 124.748722 END: 9.116633, 124.758814	10,000,000
Concreting of Brgy. Maliwanag FMR, Brgy. Maliwanag, Maigo, Lanao del Norte START: 8.1169324, 123.9626492 END: 8.1084349, 123.9623219	20,000,000
Concreting of Brgy. Andil to Brgy. Princesa FMR, Brgy. Andil, Baroy, Lanao del Norte START: 7.99846, 123.8166517 END: 8.0044267, 123.8083017	10,000,000
Concreting of Brgy. La Libertad to Brgy. Tipolo FMR, Brgy. La Libertad, Kapatagan, Lanao del Norte START: 7.883106, 123.704706 END: 7.885861, 123.695464	30,000,000
Concreting of Brgy. Kiwalan FMR, Brgy. Kiwalan, Iligan City START: 8.283347, 124.300181 END: 8.297331, 124.301317	30,000,000
Concreting of Brgy. Colambutan Settlement to Brgy. Colambutan Bajo FMR, Tudela, Misamis Occidental START: 8.2597225, 123.7234643 END: 8.249786, 123.738394	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	833
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Malibud to San Jose to Kianlagan FMR, Brgy. Malibud, Gingoog City, Misamis Oriental START:8.3664678;124.3765311 END: 8.3504278,124.3612344	30,000,000
Concreting of Brgy. Cabacungan to Brgy. Hinaplanan FMR, Brgy. Cabacungan, Claveria, Misamis Oriental START: 8.643489, 124.810406 END: 8.635425, 124.811697	30,000,000
Concreting of Brgy. Dansolihon FMR Phase II, Brgy. Dansolihon, Cagayan de Oro City START: 8.313917, 124.498597 END: 8.316736, 124.493891	30,000,000
Concreting of Brgy. Tablon FMR Phase II, Brgy. Tablon, Cagayan de Oro City START: 8.476344, 124.741803 END: 8.477283, 124.746944	20,000,000
Concreting of Brgy. Cugman FMR, Brgy. Cugman , Cagayan de Oro City START: 8.430667, 124.688775 END: 8.435383, 124.682950	10,000,000
Concreting of Brgy. Kidalos FMR, Brgy. Kidalos, Kapatagan, Lanao del Norte START:7.8430642, 123.7766085 END: 7.8284592, 123.7796097	30,000,000
Concreting of Brgy. Tenazas FMR, Brgy. Tenazas, Lala, Lanao del Norte START: 7.9341422, 123.7874187 END: 7.9391154, 123.7939853	20,000,000
Concreting of Brgy. Bagong Badian to Kahayagan FMR, Brgy. Bagong Badian, Kapatagan, Lanao del Norte START: 7.913497, 123.686792 END: 7.918367, 123.675631	30,000,000
Concreting of Brgy. Libertad FMR, Brgy. Libertad, Calamba, Misamis Occidental START: 8.5618419; 123.6096518 END: 8.5453924; 123.6159707	50,000,000
Concreting of Brgy. Dapacan Alto FMR, Brgy. Dapacan Alto, Calamba, Misamis Occidental START: 8.5105778, 123.6269574 END: 8.5439769, 123.6224676	50,000,000
Concreting of Brgy. Guinabot to Ventura FMR, Brgy. Guinabo, Sapang Dalaga, Misamis Occidental START: 8.5323563; 123.6000715 END: 8.50335; 123.606369	60,000,000
Concreting of Brgy. Sapang Ama to Brgy. Macabibo FMR, Brgy. Sapang Ama and Brgy. Macabibo, Sapang Dalaga, Misamis Occidental START: 8.594775,123.5853184 END: 8.603480, 123.591516	30,000,000
Concreting of Brgy. Delabayan West FMR, Brgy. Delabayan West, Bacolod, Lanao del Norte START: 8.103651, 124.058169 END: 8.109936, 124.05576	15,000,000
Concreting of Brgy. Pendulonan FMR, Brgy. Pendulonan, Baroy, Lanao del Norte START: 7.9454057, 123.8294337 END: 7.9462933, 123.819285	30,000,000

834	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Bubong FMR, Brgy. Bubong, Kolambugan, Lanao del Norte START: 8.068267, 123.934592 END: 8.057854, 123.929585	20,000,000
Concreting of Brgy. Andil FMR, Brgy. Andil, Baroy, Lanao del Norte START: 7.9959833, 123. 8172367 END: 7.9917108, 123.8242459	15,000,000
Concreting of Purok 1, Brgy. Purakan FMR, Brgy. Purakan, Linamon, Lanao del Norte START: 8.1582933, 124.1625238 END: 8.1646534, 124.1624473	15,000,000
Construction/Completion of Brgy. Manacab FMR, Brgy. Manacab, Buadipuso Buntong, Lanao del Sur START: 7.9464895, 124.387935 END: 7.94752, 124.3940867	15,000,000
Concreting of Brgy. Ranao FMR, Brgy. Ranao, Amai Manabilang, Lanao del Sur START: 7.8274472, 124.5980013 END: 7.8184041, 124.6005039	30,000,000
Construction of Mentring-Paridi-Basak FMR, Piagapo, Lanao del Sur START: 8.0162217 , 124.2079667 END: 8.0161417 , 124. 1921817	30,000,000
Construction of Tambo-Ringib-Pantaon FMR, Piagapo, Lanao del Sur START: 7.9730817, 124.1800217 END: 7.9621644 , 124.1710227	30,000,000
Construction of Brgy. Paridi to Pantao Ragat FMR, Brgy. Paridi, Piagapo Lano del Sur START: 8.020115, 124.2034433 END: 8.0306917 , 124.2036468	30,000,000
Concreting of Brgy. Dilausan to Brgy. Pamacutan FMR, Saguiaran, Lanao del Sur START: 8.0274133, 124.23859 END: 8.0327321, 124.2375955	25,000,000
Concreting of Brgy. Bagumbayan FMR, Amai Manabilang, Lanao del Sur START: 7.8184734, 124.6359349 END: 7.8157884, 124.6313907	10,000,000
Concreting of Brgy. Balintad FMR, Brgy. Balintad, Manticao, Misamis Oriental START: 8.3664678, 124.3765311 END: 8.3504278, 124.3612344	15,000,000
Concreting of Brgy. Poblacion to Brgy. Taytayan FMR, Libertad, Misamis Oriental START: 8.3664678, 124.3765311 END: 8.3527004, 124.3652456	15,000,000
Construction of Brgy. Maliwanag to Brgy. Ratian FMR, Brgy. Maliwanag, Bayang, Lanao Del Sur START: 7.7987447,124.1970022 END: 7.7991713, 124.1916105	10,000,000
Construction of Brgy. Durian FMR, Brgy. Durian, Picong, Lanao del Sur START: 7.6508202, 123.987308 END: 7.6483225, 123.9781571	15,000,000
Construction of Brgy. Dapao FMR, Brgy. Dapao, Pualas, Lanao del Sur START: 7.792313,124.024161 END: 7.783263, 124.028227	80,000,000
Construction of Brgy. Bazagad FMR, Brgy. Bazagad, Pualas, Lanao del Sur START: 7.8005648, 124.0661193 END: 7.8061455, 124.0668979	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	835
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Biabi FMR, Brgy. Biabi, Madamba, Lanao del Sur START: 7.8648366 , 124.0666605 END: 7.8676763 , 124.0663442	15,000,000
Concreting of Brgy. Indahag FMR (Moloypoloy) Brgy. Indahag, Cagayan de Oro City START: 8.439652, 124.647141 END: 8.444167, 124.644267	20,000,000
Concreting of Brgy. FS Catanico FMR, Sitio Kamansi, Brgy. FS Catanico, Cagayan de Oro City START: 8.442169, 124.709244 END: 8.438819, 124.705744	15,000,000
Concreting of Brgy. Base Camp FMR, Brgy. Base Camp, Maramag, Bukidnon START: 7.773533, 124.980997 END: 7.776692, 124.977608	8,400,000
Construction of Brgy. Manaka to Brgy. Labinay FMR, Ozamiz City, Misamis Occidental START: 8.147335, 123.736662 END: 8.134762, 123.743286	30,000,000
Concreting of Brgy. Pigsag-an FMR, Brgy. Pigsag-an, Cagayan de Oro City, Misamis Oriental START: 8.355883, 124.493008 END: 8.346405, 124.496731	7,000,000
Concreting of Brgy. Lower Matampay FMR, Brgy. Lower Matampay, Matungao, Lanao del Norte START: 8.1416771, 124.188588 END: 8.1482253, 124.1772652	30,000,000
Congreting of Brgy. Pinuyak to Brgy. El Salvador FMR Phase II, Brgy. Pinuyak to Brgy. El Salvador, Lala, Lanao del Norte START: 7.913825, 123.7449833 END: 7.9245167, 123.7333717	20,000,000
Concreting of Brgy. Pelong to Brgy. Conat FMR, Pelong Aloran, Misamis Occidental START: 8.444401, 123.811787 END: 8.443416, 123.822348	30,000,000
Concreting of Brgy. Dullan to Brgy. Calube FMR, Brgy. Dullan and Brgy. Calube, Aloran, Misamis Occidental START: 8.402811, 123.814462 END: 8.378813, 123.780123	50,000,000
Concreting of Brgy. Agunod FMR, Brgy. Agunod, Plaridel, Misamis Occidental START: 8.5677877, 123.6699605 END: 8.533268, 123.666399	60,000,000
Concreting of Sitio Kawilihan, Brgy. San Miguel FMR, Brgy. San Miguel, Talakag, Bukidnon START: 8.028267, 124.754997 END: 8.042227, 124.752272	85,500,000
Concreting of Sitio Tinaytayan, Brgy. San Miguel FMR, Brgy. San Miguel, Talakag, Bukidnon START: 8.008581, 124.762128 END: 8.047130, 124.736546	60,000,000
Concreting of Brgy. Lapok FMR, Brgy. Lapok, Talakag, Bukidnon START: 8.010197, 124.769420 END: 8.019245, 124.759017	39,500,000

836	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Region XI - DAVAO	1,495,000,000

Concreting of Brgy. Kapatagan FMR Phase III, Brgy. Kapatagan, Digos City, Davao del Sur START: 6.938359, 125.331599 END: 6.946400, 125.331144	15,000,000
Concreting of Brgy. Dolo FMR Phase II, Brgy. Dolo, Bansalan, Davao del Sur START: 6.815577, 125.187811 END: 6.810475, 125.180126	15,000,000
Concreting of Brgy. Bolton FMR, Brgy. Bolton, Malalag, Davao del Sur START: 6.544168, 125.381444 END: 6.532988, 125.386065	35,000,000
Concreting of Brgy. Kalbay FMR, Brgy. Kalbay, Jose Abad Santos, Davao Occidental START: 5.720487, 125.497784 END: 5.722098, 125.489356	15,000,000
Concreting of Brgy. Calian FMR, Brgy. Calian, Don Marcelino, Davao Occidental START: 6.115852, 125.688294 END: 6.117769, 125.680785	15,000,000
Concreting of Brgy. Mapula FMR Phase II, Brgy. Mapula, Paquibato District, Davao City START: 7.445297, 125.433661 END: 7.450361, 125.43695	15,000,000
Concreting of Brgy. Salapawan FMR Phase III, Brgy. Salapawan, Paquibato District, Davao City START: 7.449422, 125.492958 END: 7.457119, 125.491814	15,000,000
Concreting of Brgy. Magsaysay FMR, Brgy. Magsaysay, Marilog District, Davao City START: 7.314533, 125.262236 END: 7.32265, 125.259819	15,000,000
Concreting of Lower Kibangay, Brgy. Suawan FMR, Brgy. Suawan, Marilog District, Davao City START: 7.271147, 125.31725 END: 7.264483, 125.314522	15,000,000
Concreting of Brgy. La Filipina FMR Phase II, Brgy. La Filipina, Tagum City, Davao del Norte START: 7.484572, 125.48295 END: 7.48295, 125.820397	15,000,000
Concreting of Brgy. Mambing FMR Phase III, Brgy. Mambing, New Corella, Davao del Norte START: 7.667067, 125.906781 END: 7.674925, 125.909178	15,000,000
Concreting of Brgy.Bandera FMR, Brgy. Bandera, IGaCoS, Davao del Norte START: 6.991678, 1256674 END: 6.989935, 125.745152	15,000,000
Concreting of Brgy. Alejal FMR, Brgy. Alejal, Carmen, Davao del Norte START: 7.388631, 125.650942 END: 7.394322, 125.648053	15,000,000
Concreting of Brgy. Canidkid to Brgy. New Calape FMR Phase II, Brgy. Canidkid and Brgy. New Calape, Montevista, Davao de Oro START: 7.771556, 125.984514 END: 7.76965, 125.990092	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	837
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. San Jose FMR Phase II, Brgy. San Jose, Monkayo, Davao de Oro START: 7.838272, 126.033467 END: 7.852689, 126.033564	30,000,000
Concreting of Brgy. Malinawon FMR Phase V, Brgy. Malinawon, Mawab, Davao de Oro START: 7.529961, 125.886489 END: 7.524022, 125.882797	15,000,000
Concreting of Brgy. Zaragoza FMR, Brgy. Zaragosa, Manay, Davao Oriental START: 7.200257, 126.506992 END: 7.196605, 126.512414	15,000,000
Concreting of Brgy. Tubaon FMR Phase IV, Brgy. Tubaon, Tarragona, Davao Oriental START: 7.117411, 126.406188 END: 7.121248, 126.401726	15,000,000
Concreting of Purok Makiangayon, Brgy. Bagumbayan - Bundas, Brgy. Bagumbayan FMR, Brgy. Bagumbayan, Lupon, Davao Oriental START: 6.925906, 125.998335 END: 6.919955, 125.994724	15,000,000
Concreting of Brgy. Sanghay FMR, Brgy. Sanghay, City of Mati, Davao Oriental START: 6.975101, 126.141483 END: 6.974919, 126.146550	15,000,000
Concreting of Brgy. Golden Valley FMR Phase V, Brgy. Golden Valley, Mabini, Davao de Oro START: 7.321108, 125.974036 END: 7.697031, 125.133889	15,000,000
Concreting of Sitio Lubog, Purok 15, Ngan FMR, Brgy. Ngan, Compostela, Davao de Oro START: 7.699889, 126.137978 END: 7.678642, 126.162033	85,000,000
Concreting of Camantangan to Taglaki Bandihasan FMR, Brgy. Camantangan, Montevista, Davao de Oro START: 7.745117, 125.973642 END: 7.753314, 125.983314	30,000,000
Concreting of Sitio Candelaria, Brgy. Mapawa FMR, Brgy. Mapawa, Maragusan, Davao de Oro START: 7.271036, 126.134323 END: 7.286940, 126.145724	50,000,000
Concreting of Brgy. Buas FMR, Brgy. Buas, Matanao, Davao del Sur START: 6.695966, 125.207933 END: 6.686867, 125.222438	32,000,000
Concreting of Brgy. Litos to Brgy. Sulop to Brgy. Cogon Bacaca FMR, Kiblawan, Davao del Sur START: 6.518325, 125.24463055 END: 6.52994167, 125.25840556	33,000,000
Concreting from NHJ to Brgy. Taocanga FMR, Brgy. Taocanga, Manay, Davao Oriental START: 7.261778, 126.388894 END: 7.263253, 126.343078	100,000,000
Concreting from Sitio Cabanbanan to Sitio Lapaz FMR, Brgy. Dapnan, Baganga, Davao Oriental START: 7.64792, 126.53079 END: 7.65275, 126.51781	35,000,000
Concreting from Junction Sitio Tubigan to Sitio Mahayahay FMR, Brgy. Batawan, Baganga, Davao Oriental START: 7.479175, 126.513975 END: 7.467092, 126.511358	35,000,000

838	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Mabuhay FMR, Brgy. Mabuhay, Bansalan, Davao del Sur START: 6.758436, 125.214745 END: 6.753041, 125.222075	15,000,000
Construction of Brgy. Eman FMR, Brgy. Eman, Bansalan, Davao del Sur START: 6.856996, 125.191916 END: 6.865103, 125.191606	15,000,000
Construction of Brgy. Maniki to Brgy. Camoning FMR, Brgy. Maniki and Brgy. Camoning, Asuncion, Davao del Norte START: 7.587137, 125.714877 END: 7.594228, 125.715508	10,000,000
Concreting of Purok 4-A Alson to Purok Asinan Cadunan FMR, Brgy. Cadunan, Mabini, Davao de Oro START: 7.337094, 125.858583 END: 7.337469, 125.853117	10,000,000
Concreting of Mapaca FMR, Brgy. Mapaca, Compostela, Davao de Oro START: 7.716522, 126.049761 END: 7.720267, 126.055864	15,000,000
Concreting of Brgy. Macopa FMR, Brgy. Macopa, Monkayo, Davao de Oro START: 7.743897, 126.054894 END: 7.751008, 126.061847	25,000,000
Concreting of Brgy. Osmeña FMR, Brgy. Osmeña, Compostela, Davao de Oro START: 7.660154, 126.106028 END: 7.661465, 126.116865	15,000,000
Concreting of Brgy. Bankerohan Norte FMR, Brgy. Bankerohan Norte, Montevista, Davao de Oro START: 7.744657, 125.989043 END: 7.753267, 125.983384	30,000,000
Concreting of Brgy. San Jose to Sitio Bulahan, Brgy. Tibal-og FMR, Brgy. San Jose, Santo Tomas, Davao Del Norte START: 7.560329, 125.593699 END: 7.550013, 125.60042	100,000,000
Concreting of Brgy. Pangubatan FMR, Brgy. Pangubatan, IGACOS, Davao Del Norte START: 6.947034, 125.766725 END: 6.953568, 125.764680	50,000,000
Concreting of Masalam Road, Brgy. Clib to Purok 1 Brgy. Malabang FMR, Brgy. Clib and Brgy. Malabang, Hagonoy, Davao del Sur START: 6.671423, 125.263558 END: 6.672430, 125.236181	50,000,000
Concreting of Brgy. Labon to Brgy. Laperas FMR, Brgy. Laperas Sulop, Davao del Sur START: 6.547488, 125.301788 END: 6.543471, 125.314561	50,000,000
Concreting of JNHW Buan to Canteen Road Via Pagsilaan and Anibongan FMR, Brgy. Holy Cross, Manay, Davao Oriental START: 7.175277, 126.450836 END: 7.191346, 126.439481	30,000,000
Concreting of JHW Lambog-Capasnan to Purok Coon, Brgy. Capasnaan FMR, Brgy. Capasnaan, Manay, Davao Oriental START: 7.229438, 126.448731 END: 7.240996, 126.449394	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	839
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Olaycon to Purok 6, Brgy. San Isidro FMR, Brgy. Olaycon and Brgy. San Isidro, Monkayo, Davao de Oro START: 7.799855, 126.033021 END: 7.819617, 126.007408	75,000,000
Concreting of Brgy. Macopa to Brgy. Dauman FMR, Brgy. Macopa and Brgy. Dauman, Monkayo, Davao de Oro START: 7.746372, 126.054575 END: 7.737367, 126.013410	75,000,000
Concreting of Purok Rosal, Brgy. Sto. Nino to Sitio Dinaugan Tuk-an, Brgy. Poblacion FMR, Brgy. Sto. Nino and Brgy. Poblacion, Laak, Davao de Oro START: 7.843708, 125.779172 END: 7.839370, 125.798392	60,000,000
Concreting of Purok 3 to Dalingdingan, Brgy. Nueva Visayas FMR, Brgy. Nueva Visayas, Mawab, Davao de Oro START: 7.491341, 125.953235 END: 7.480629, 125.968065	40,000,000
Concreting of Purok Binogsayan to Sitio Manikap, Brgy. Napnapan FMR, Brgy. Napnapan, Pantukan, Davao de Oro START: 7.124983, 125.965760 END: 7.119316, 125.977398	50,000,000

Region XII - SOCCSKSARGEN	3,568,490,000

Concreting of Brgy. Bagolibas to Sitio Poypoyon, Brgy. Dualing FMR, Brgy. Bagolibas and Brgy. Dualing, Aleosan, Cotabato START: 7.1216244, 124.5610437 END: 7.1285094, 124.568226	15,000,000
Concreting of Brgy. Batiocan to Brgy. Gumaga FMR, Brgy. Batiocan and Brgy. Gumaga, Libungan, Cotabato START: 7.2572058, 124.4954192 END: 7.2463626, 124.4955367	15,000,000
Concreting of Brgy. Camutan Proper to Sitio Embangan, Brgy. Camutan to Sitio Sumin, Brgy. B. Cadungon to Brgy. Poblacion FMR Phase II, Brgy. Camutan, Brgy. B. Cadungon and Brgy. Poblacion, Antipas, Cotabato START: 7.26354421, 125.1093277 END: 7.2705722, 125.1081222	15,000,000
Concreting of Purok 6, Brgy. Katipunan to Purok Balite, Brgy. Malinan FMR, Brgy. Katipunan and Brgy. Malinan, Kidapawan City START: 7.06866968, 124.99826818 END: 7.0668543, 124.99055464	15,000,000
Concreting of Sitio Kibales, Brgy. Kayaga to Sitio Lagundungan, Brgy. Magatos FMR, Brgy. Kayaga and Brgy. Magatos, Kabacan, Cotabato START: 7.1151609, 124.7938241 END: 7.1102748, 124.7917393	15,000,000
Concreting of Purok 4, Brgy. Kidama FMR, Brgy. Kidama, Matalam, Cotabato START: 7.1002659, 124.9127975 END: 7.0982967, 124.9216233	15,000,000
Concreting of Brgy. Alegria to Purok Pait, Brgy. Alegria FMR, Brgy. Alegria, Alabel, Sarangani START: 5.975896, 124.6779405 END: 5.9786127, 124.6834549	15,000,000

840	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Sitio New Egaña, Brgy. D’lotilla FMR, Brgy. D’lotilla, Isulan, Sultan Kudarat START: 6.6703929, 124.5378811 END: 6.6589983, 124.5461781	15,000,000
Concreting of Junction National Highway Poblacion to Brgy. Pimbalayan FMR, Brgy. Poblacion and Brgy. Pimbalayan, Lambayong, Sultan Kudarat START: 6.8061849, 124.6313831 END: 6.8094788, 124.639635	15,000,000
Concreting of Purok Pag-asa to Purok Matingao, Brgy. Tambilil FMR, Brgy. Tambilil, Kiamba, Sarangani START: 5.975896, 124.6779405 END: 5.9786127, 124.6834549	15,000,000
Concreting of Junction National Highway Campo 3, Brgy. Masiag to Brgy. Sumilil FMR, Brgy. Masiag and Brgy. Sumilil, Bagumbayan, Sultan Kudarat START: 6.7278299, 124.7019539 END: 6.7312369, 124.7103364	15,000,000
Concreting of Purok 1 to Purok 4 Brgy. Kangkong FMR, Brgy. Kangkong, Esperanza, Sultan Kudarat START: 6.6790449, 124.5340794 END: 6.6856023, 124.5317868	15,000,000
Concreting of Purok 5 to Purok Salol to Sitio Palacasam to Sitio Alnamang, Brgy. Palkan FMR Phase I, Brgy. Palkan, Polomolok, South Cotabato START: 6.293611, 125.037500 END: 6.308611, 125.055556	30,000,000
Concreting of Junction National Highway Purok Andam, Brgy. Liwanay to Purok Liberty, Brgy. Cinco FMR, Brgy. Liwanay and Brgy. Cinco, Banga, South Cotabato START: 6.39153833, 124.75771333 END: 6.38608, 124.76697833	15,000,000
Concreting of Junction National Highway to Purok Damsite FMR, Brgy. Saravia, City of Koronadal, South Cotabato START: 6.43198167, 124.88145667 END: 6.426155, 124.89036167	15,000,000
Concreting of Brgy. Lamfugon to Sitio Tabayung FMR, Brgy. Lamfugon, Lake Sebu, South Cotabato START: 6.25491, 124.675525 END: 6.25754333, 124.66973333	15,000,000
Concreting of Purok Corazon, Brgy. Poblacion FMR, Brgy. Poblacion, Norala, South Cotabato START: 6.53568333, 124.656015 END: 6.53607833, 124.64159667	15,000,000
Concreting of Corn Ville, Brgy. Sinawal FMR, Brgy. Sinawal, General Santos City START: 6.145408, 125.1079485 END: 6.151793, 125.1018908	15,000,000
Concreting of Brgy. Conel-Brgy. Katangawan FMR, Brgy. Conel and Brgy. Katangawan, General Santos City START 6.18875, 125.2070127 END: 6.1759829, 125.2067348	15,000,000
Construction of Brgy. Cannery Site to Brgy. Poblacion FMR, Brgy. Poblacion and Brgy. Cannery, Polomolok South, Cotabato START: 6.23306, 125.09778 END: 6.21111, 125.07667	50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	841
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Purok Makugihon, Brgy. Upper Klinan, Klinan 6 to Cannery Road FMR, Brgy. Upper Klinan, Polomolok, South Cotabato START: 6.222825, 125.120659 END: 6.216046, 125.113466	20,000,000
Construction of Purok Cassava to Purok Pagkakaisa, Brgy. Maligo FMR, Brgy. Maligo, Polomolok, South Cotabato START: 6.256271, 125.131018 END: 6.268707, 125. 123955	30,000,000
Concreting of Sitio Palacasam to Sitio Alnamang, Brgy. Palkan to Purok 8, Brgy. Kinilis FMR, Brgy. Palkan and Brgy. Kinilis, Polomolok, South Cotabato START: 6.318758, 125.058227 END: 6.328038, 125 075296	50,000,000
Construction/Concreting of Purok Blagan Bridge to Ondok Gawan, Brgy. San Jose FMR, Brgy. San Jose, General Santos City, South Cotabato START: 6.0842033, 125.0803067 END: 6.0861302, 125.0873753	15,000,000
Concreting of Purok Bia-o to Purok Banwalan, Brgy. San Jose FMR, Brgy. San Jose, General Santos City, South Cotabato START: 6.0681186, 125.0431246 END: 6.0589583, 125.0456033	15,000,000
Construction/Concreting of Purok Cabuay Brgy. Sinawal FMR, Brgy. Sinawal, General Santos City, South Cotabato START: 6.1362933, 125.0997833 END: 6.1448567, 125.0915233	15,000,000
Construction/Concreting of Purok Nopol Brgy. Conel FMR, Brgy. Conel, General Santos City, South Cotabato START: 6.1984292, 125.1601775 END: 6.2073392, 125.1599379	15,000,000
Concreting of Purok Kidam, Brgy. Olympog to Purok 9, Brgy. Tinagacan FMR, General Santos City, South Cotabato START: 6.2334375, 125.2018649 END: 6.2282079, 125.2090309	15,000,000
Construction/Concreting of Purok 6 Brgy. Katangawan FMR, Brgy. Katangawan, General Santos City, South Cotabato START: 6.17574333, 125.21274833 END: 6.17370333, 125.20657167	15,000,000
Construction/Concreting of Purok 2 Brgy. Buayan FMR, Brgy. Buayan, General Santos City, South Cotabato START: 6.1126083, 125.2378633 END: 6.0983083, 125.23203	20,000,000
Concreting of Purok 1-Purok Pendatun, Brgy. Upper Labay FMR, Brgy. Upper Labay, General Santos City START: 6.2616035, 125.2211111 END: 6.2662763, 125.2174711	15,000,000
Construction/Concreting of Purok Masagana, Brgy. Baluan FMR, Brgy. Baluan, General Santos City, South Cotabato START: 6.1294171, 125.2251025 END: 6.1405537, 125.2242466	10,000,000

842	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Purok San Vicente - Purok Banla, Brgy. Olympog FMR, Brgy. Olympog, General Santos City START: 6.228156,125.185651 END: 6.24002,125.178994	15,000,000
Construction of Brgy. Linandangan FMR, Brgy. Linandangan, Pagalungan, Maguindanao del Sur START: 7.0939417, 124.7120217 END: 7.0944067, 124.7118817	50,000,000
Construction of Brgy. Galakit FMR, Brgy. Galakit, Pagalungan, Maguindanao del Sur START: 7.0545372, 124.7115853 END: 7.0685156, 124.7115674	25,000,000
Construction of Brgy. Talitay to Brgy. Popol FMR, Brgy. Talitay and Brgy. Popol, Buluan, Maguindanao del Sur START: 6.6609167, 124.785555 END: 6.66092, 124.7856433	25,000,000
Construction of Brgy. Datang FMR, Brgy. Datang, Datu Paglas, Maguindanao del Sur START: 6.7568768, 124.8928485 END: 6.75376, 124.9016283	50,000,000
Concreting of Brgy. Kitango to Brgy. Elian FMR, Brgy. Kitango and Brgy. Elian, Datu Saudi Ampatuan, Maguindanao del Sur START: 6.9583917, 124.4449917 END: 6.9603442, 124.4472297	10,000,000
Concreting of Sitio Malipayon, Brgy. Buenaflores FMR, Brgy. Buenaflores, Senator Ninoy Aquino, Sultan Kudarat START: 6.4301866, 124.3316484 END: 6.433087, 124.3339103	10,000,000
Concreting of Purok 3 to Purok 4, Brgy. Baluan FMR, Brgy. Baluan, Palimbang, Sultan Kudarat START: 6.3398301, 124.379577 END: 6.3349103, 124.3738642	15,000,000
Concreting of Brgy. Kadi FMR, Brgy. Kadi, Senator Ninoy Aquino, Sultan Kudarat START: 6.46427833, 124.35974667 END: 6.459755, 124.361245	10,000,000
Concreting of Purok 6 to Purok 5, Brgy. Kinudalan FMR, Brgy. Kinudalan, Lebak, Sultan Kudarat START: 6.651885, 124.0563283 END: 6.6522633, 124.0466467	10,000,000
Concreting of Sitio Proper Nuling to Lower Nuling FMR Phase 3, Brgy. Nuling, Lebak, Sultan Kudarat START: 6.6613667, 124.1003117 END: 6.6588433, 124.0838117	10,000,000
Concreting of Purok Apitong 1 to Purok Apitong 2, Brgy. Poblacion III FMR, Brgy. Poblacion III, Lebak, Sultan Kudarat START: 6.630097, 124.0640467, END: 6.6306933; 124.0635517	10,000,000
Construction of Brgy. Puting Bato FMR, Brgy. Puting Bato, Banisilan, Cotabato START: 7.361575, N 124.64667 END: 7.3579683, N 124.6423933	10,000,000
Construction of Brgy. Tumbao-Brgy. Camalig FMR, Brgy. Tumbao and Brgy. Camalig, Banisilan, Cotabato START: 7.5336182, 124.7054906 END: 7.532235, 124.7138133	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	843
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Salapungan FMR, Brgy. Salapungan, Kabacan, Cotabato START: 7.115226, 124.7938127 END: 7.1102748, 124.7917393	10,000,000
Concreting of Purok Forever, Brgy. Perez FMR, Brgy. Perez, Kidapawan City START: 7.01358722, 125.16418154 END: 7.02190714, 125.16900321	10,000,000
Concreting of Brgy. Lipawan to Brgy. Lipa FMR, Brgy. and Brgy. Lipa, Barira, Maguindanao del Norte START: 7.461754, 124.326055 END: 7.453090, 124.327117	10,000,000
Concreting of Brgy. Kiga FMR, Brgy. Kiga, North Upi, Maguindanao del Norte START: 7.03992, 124.00871 END: 7.034036, 124.002150	10,000,000
Concreting of Brgy. Pura to Brgy. Penansaran FMR, Brgy. Pura and Brgy. Pinansaran, Datu Blah Sinsuat, Maguindanao del Norte START: 7.0524417, 124.0198683 END: 7.026879, 124.105097	15,000,000
Concreting of Brgy. Maitong FMR, Mother Kabuntalan, Maguindanao del Norte START: 7.11041, 124.40486 END: 7.103500, 124.407377	15,000,000
Construction of Brgy. Pag-asa FMR, Brgy. Pag-asa, M’lang, Cotabato START: 6.9129109, 124.9676205 END: 6.9056532, 124.9700028	7,000,000
Construction of Brgy. Pulang-lupa FMR, Brgy. Pulang-lupa, M’lang, Cotabato START: 6.9320595, 124.9672437 END: 6.932158, 124.9590589	8,000,000
Construction of Brgy. Dugong FMR, Brgy. Dugong, M’lang, Cotabato START: 6.92293454, 124.871733 END: 6.92295597, 124.86283813	7,000,000
Construction of Brgy. New Kalibo FMR, Brgy. New Kalibo, M’lang, Cotabato START: 6.931922, 124.94409 END: 6.9320753, 124.9532429	8,000,000
Construction of Brgy. Paradise FMR, Brgy. Paradise, Banisilan, Cotabato START: 7.5728517, 124.690265 END: 7.5815274, 124.6918475	5,000,000
Concreting of Junction National Highway Boundary Bukay Pait-Maibo FMR, Brgy. Bukay Pait & Brgy. Maibo, Tantangan, South Cotabato START: 6.559945, 124.77418833 END: 6.580115, 124.79150833	30,000,000
Concreting of Purok Quezon, Brgy. Lamba FMR, Brgy. Lamba, Banga, South Cotabato START: 6.3510344, 124.8165672 END: 6.3349067, 124.8195483	25,000,000
Concreting of Sitio Supon, Brgy. San Jose FMR Phase II, Brgy. San Jose, Koronadal City, South Cotabato START: 6.54251333, 124.92121333 END: 6.53619, 124.91758833	25,000,000
Concreting of Purok Kahirup to Purok Mainuswagon, Brgy. Kusan FMR, Brgy. Kusan, Banga, South Cotabato START: 6.4137283, 1247346083 END: 6.4202301, 124.723541	25,000,000

844	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Purok Paglaom to Purok Upper Riverside, Brgy. San Jose FMR, Brgy. San Jose, Banga, South Cotabato START: 6.3691933, 124.7953267 END: 6.3592017, 124.7978133	10,000,000
Concreting of Sitio Lamkot, Brgy. Malaya FMR Phase II, Brgy. Malaya, Banga, South Cotabato START: 6.4952883, 124.7591267 END: 6.4916283, 124.758855	10,000,000
Concreting of Junction National Highway to Purok Namnama Road, Brgy. Poblacion FMR, Brgy. Poblacion, Tantangan, South Cotabato START: 6.60964148, 124.75079158 END: 6.6126251, 124.7688144	15,000,000
Concreting of Junction National Highway to Purok Salukag, Brgy. Poblacion FMR, Brgy. Poblacion, Tantangan, South Cotabato START: 6.625635, 124.7469667 END: 6.633165, 124.7636483	15,000,000
Concreting of Purok Maligaya to Purok Masagana FMR, Brgy. Magsaysay, Koronadal City, South Cotabato START: 6.46335, 124.928833 END: 6.457711667, 124.90921167	25,000,000
Concreting of Purok 3, Brgy. San Vicente FMR, San Vicente, Banga, South Cotabato START: 6.44794167, 124.79209667 END: 6.43892333, 124.80691	30,000,000
Concreting of Purok Makiangayon, Brgy. Esperanza to Purok Sampaguita, Brgy. New Pangasinan FMR, Brgy. Esperanza and Brgy. New Pangasinan, Koronadal City, South Cotabato START: 6.50036167, 124.91604 END: 6.48170667, 124.91634167	30,000,000
Concreting of Campo 2 to Sitio Biao, Brgy. Milbuk FMR, Brgy. Milbuk, Palimbang, Sultan Kudarat START: 6.101412, 124.162649 END: 6.132674, 124.175787	200,000,000
Concreting of Brgy. Kulaman to National Road FMR, Brgy. Kulaman, Sen Ninoy Aquino, Sultan Kudarat START: 6.456583, 124.320872 END: 6.4036389, 124.25076388	200,000,000
Concreting of Purok 2, Brgy. Limulan to Sitio Meles, Brgy. Hinalaan FMR, Brgy. Limulan and Brgy. Hinalaan, Kalamansig, Sultan Kudarat START: 6.536034, 124.1685536 END: 6.5553687, 124.0965025	200,000,000
Concreting of National Highway Junction, Purok San Juan, Brgy. Datu Wasay to Sitio Laes to Sitio Bato-Bato to Sitio Banigan to KM 43 to Sabanal Proper, Brgy. Sabanal FMR, Brgy. Datu Wasay and Brgy. Sabanal, Kalamansig, Sultan Kudarat START: 6.4901605, 124.223874 END: 6.552423, 124.2359204	200,000,000
Construction of Brgy. Basak to Brgy. Salangsang FMR, Brgy. Basak to Brgy. Salangsang, Lebak, Sultan Kudarat START: 6.706619, 124.150526 END: 6.635192, 124.177982	180,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	845
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Construction of Brgy. Gapok to Brgy. Bagsing to Brgy. Camison Bugso FMR, Brgy. Gapok to Brgy. Bagsing to Brgy. Camison Bugso, Senator Ninoy Aquino, Sultan Kudarat START: 6.418333, 124.407778 END: 6.455833, 124.386111	240,000,000
Construction of Purok Riverside, Kadi to Sitio Sakuling to Sitio Masiva to Buenaflores NHJ FMR, Sentator Ninoy Aquino, Sultan Kudarat START: 6.435343, 124.329302 END: 6.430709, 124.302583	123,800,000
Construction of NHJ Gapok to Upper Limuhay to Langgal to Crossing Banali FMR, Senator Ninoy Aquino, Sultan Kudarat START: 6.385276, 124.343104 END: 6.405914, 124.399129	105,600,000
Construction of Brgy. Kulaman to Brgy. Nati to Brgy. Mulawin to Brgy. Blete to Brgy. Tinalon FMR, Senator Ninoy Aquino, Sultan Kudarat START: 6.489778, 124.284735 END: 6.458112, 124.320935	240,000,000
Construction of Sitio Elem, Brgy. Salansang FMR, Brgy. Salansang, Lebak, Sultan Kudarat START: 6.627605, 124.211692 END: 6.579376, 124.219484	102,600,000
Construction of NHJ Brgy. Nalilindan to Brgy. Blanga Proper FMR, Brgy. Nalilindan to Brgy. Blanga Proper, Kalamansig, Sultan Kudarat START: 6.541009,124.063019 END: 6.489175,124.109588	208,000,000
Construction of Highway Jct. San Vicente to Sto. Niño FMR, Brgy. San Vicente and Sto. Nino, Bagumbayan, Sultan Kudarat START: 6.44361955291217, 124.45137399229 END: 6.44777638718684, 124.500204103746	78,000,000
Construction of Sitio Binanduson to Capla, Brgy. Capilan FMR, Brgy. Capilan, Lebak, Sultan Kudarat START: 6.72437539890479, 124.172953409961 END: 6.72544366875284, 124.215920759442	78,490,000
Construction of Sitio Foko Wayeg, Brgy. Keydotac FMR, Brgy. Keydotac, Lebac, Sultan Kudarat START: 6.64492455646075, 124.240102951736 END: 6.59353056458357, 124.262146531154	72,000,000
Construction of Brgy. Kulaman to Brgy. Kiadsam to Brgy. Midtungok FMR, Brgy. Kulaman, Senator Ninoy Aquino, Sultan Kudarat START: 6.45654, 124.32083667 END: 6.43596, 124.30274667	50,000,000
Construction of Brgy. Bugso Proper to Sitio Lomogkot FMR, Brgy. Bugso, Senator Ninoy Aquino, Sultan Kudarat START: 6.46630167, 124.370923 END: 6.47111, 124.39333	50,000,000
Construction of Buenaflores-Kadi-Sewod FMR, Senator Ninoy Aquino, Sultan Kudarat START: 6.4307998, 124.3326153 END: 6.4333911, 124.3460451	50,000,000

Region XIII - CARAGA	798,200,000

846	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Brgy. Tungao FMR, Brgy. Tungao, Butuan City START: 8.769932, 125.51383 END: 8.780944, 125.513292	30,000,000
Concreting of Brgy. San Isidro FMR, Brgy. San Isidro, Sibagat, Agusan del Sur START: 8.886177, 125.730294 END :8.885586, 125.736602	20,000,000
Concreting of Brgy. Dakutan FMR, Brgy. Dakutan, Esperanza, Agusan del Sur START: 8.670125, 125.673447 END: 8.670772, 125.676008	10,000,000
Concreting of Purok 3A-Tagbuaya FMR Phase II, Brgy. Poblacion, Bunawan, Agusan del Sur START: 8.153572, 125.990872 END: 8.146133, 125.995878	20,000,000
Concreting of Brgy. Mambalili FMR Phase II, Brgy. Mambalili, Bunawan, Agusan del Sur START: 8.211992, 125.957539 END: 8.206925, 125.955094	10,000,000
Concreting of Junction Sta. Cruz - Sitio Sinibayan to Sitio Buayahan FMR, Brgy. Sta. Cruz, Socorro, Surigao del Norte START: 9.6468133, 125.91251 END: 9.641744, 125.91334	20,000,000
Concreting of Brgy. Cabawa to Brgy. Dagohoy FMR, Brgy. Cabawa, Dapa, Surigao del Norte START: 9.7158067, 126.063445 END: 9.709855, 126.061352	10,000,000
Concreting of Brgy. Bunga FMR, Brgy. Bunga, Lanuza, Surigao del Sur START: 9.2513817; 126.011475 END: 9.243635; 126.0129667	20,000,000
Concreting of NRJ Sitio Janlutong to Usawan Fish Landing FMR, Brgy. Tigao, Cortes, Surigao del Sur START: 9.2221733; 126.167485 END: 9.223667; 126.173431	40,000,000
Concreting of Brgy. Burboanan FMR Phase II, Brgy. Burboanan, Bislig City, Surigao del Sur START: 8.183927; 126.230288 END: 8.186183 ; 126.221978	15,000,000
Concreting of Brgy. Pamanlinan to Brgy. Burboanan FMR, Brgy. Pamanlinan and Brgy. Burboanan, Bislig City, Surigao del Sur START: 8.203478; 126.266723 END: 8.197119; 126.261911	15,000,000
Concreting of Navarro to Malinao FMR, Brgy. Navarro, Tubajon, Dinagat Islands START: 10.258056, 125.600781 END: 10.254606, 125.595797	20,000,000
Concreting of Cortes-Melgar FMR, Brgy. Cortes, Basilisa, Dinagat Islands START: 10.078931, 125.537461 END: 10.071022, 125.533839	10,000,000
Concreting of Brgy. Cabongbongan to Brgy. Trinidad FMR Phase II, Brgy. Cabongbongan, Surigao City, Surigao del Norte START: 9.721992, 125.550486 END: 9.720395, 125.533331	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	847
DEPT. OF AGRICULTURE - FARM-TO-MARKET ROADS

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of Tanug -Tanugon - Magdagunot FMR Phase II, Brgy. Poblacion 2, Tubay, Agusan del Norte START: 9.164991, 125.549719 END: 8.737876, 125.501863	30,000,000
Construction of Brgy. San Miguel to Brgy. Montserrat FMR, Brgy. Caridad, Dapa, Surigao del Norte START: 9.7350904, 126.0284723 END: 9.7266383, 126.0335502	30,000,000
Construction of Brgy. San Mateo to Brgy. Matin-ao FMR, Brgy. San Mateo and Brgy. Matin-ao, Burgos, Surigao del Norte START: 9.985369, 126.071336 END: 9.969745, 126.074050	30,000,000
Construction of Brgy. Antipolo to Brgy. Cancohoy FMR, Brgy. Antipolo and Brgy. Cancohoy, Del Carmen, Surigao del Norte START: 9.815955, 126.0130817 END: 9.8226615, 126.010103	30,000,000
Construction of Brgy. Caridad to Brgy. Consolacion FMR, Brgy. Caridad and Brgy. Consolacion, Pilar, Surigao del Norte START: 9.901569, 126.101850 END: 9.882989, 126.105317	30,000,000
Concreting of Purok 5 to Sitio Bagang, Brgy. Simbalan FMR, Brgy. Simbalan, Buenavista, Agusan del Norte START: 8.803941, 125.410089 END: 8.801961, 125.395186	30,000,000
Construction of Brgy. Montag FMR, Brgy. Montag, Basilisa, Dinagat Islands START: 10.112035, 125.533841 END: 10.118883, 125.522377	13,200,000
Construction and Concreting of Dayaohay to Consolacion FMR, Brgy. Dayaohay, Pilar, Surigao del Norte START: 9.876521, 126.096618 END: 9.875543, 126.104474	10,000,000
Concreting of Brgy. Del Carmen-Sta. Paz FMR Phase II, San Isidro, Surigao del Norte START: 9.928436, 126.080078 END: 9.924475, 126.077308	10,000,000
Concreting of Maasin to Katipunan FMR Phase II, Brgy. Maasin, Pilar, Surigao del Norte START: 9.812143, 126.060265 END: 9.815560, 126.072542	10,000,000
Construction of Brgy. San Pedro FMR, Brgy. San Pedro, Alegria, Surigao del Norte START: 9.477211, 125.577586 END: 9.478781, 125.561397	10,000,000
Concreting of Brgy. Banbanon to Diaz FMR, Brgy. Banbanon, San Francisco, Surigao del Norte START: 9.768970, 125.405047 END: 9.770086, 125.409431	10,000,000
Concreting of NRJ Purok Kalipay, Brgy. Burgos to Sitio Sabang, Brgy. Poblacion FMR, Cortes, Surigao del Sur START: 9.255478, 126.171660 END: 9.259281, 126.180003	30,000,000

848	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

NAME OF PROJECTS	AMOUNT IN PESOS
Concreting of NRJ to Sitio Malinawon FMR, Brgy. Poblacion, Lingig, Surigao del Sur START: 8.058066, 126.400524 END: 8.042908, 126.381316	50,000,000
Concreting of Purok 6 Sitio Kalubihan, Brgy. Maligaya to Purok 5, Brgy. Roxas FMR, Brgy. Maligaya and Brgy. Roxas, Hinatuan, Surigao del Sur START: 8.413486, 126.254944 END: 8.394905, 126.254994	50,000,000
Concreting of Brgy. Burboanan FMR Phase III, Brgy. Burboanan, Bislig City, Surigao del Sur START: 8.186183, 126.222533 END: 8.196428, 126.203150	50,000,000
Concreting of Sitio Sitrosan, Purok 3 FMR, Brgy. Amparo, Butuan City, Agusan del Norte START: 8.845747, 125.549847 END: 8.837069, 125.556247	30,000,000
Concreting of PRJ, Brgy. Anislagan to Brgy. Anolingan FMR, Brgy. Anislagan, San Luis, Agusan Del Sur START: 8.59998; 7.96625 END: 8.612538; 125.776595	20,000,000
Concreting of Brgy. Baylo to Poblacion FMR, Brgy. Baylo, San Luis, Agusan Del Sur START: 8.445864, 125.725850 END: 8.447869, 125.733619	15,000,000
Concreting of Sitio Bayanihan, Brgy. Poblacion to Brgy. Culi FMR, Brgy. Poblacion and Brgy. Culi, San Luis, Agusan del Sur START: 8.490512, 125.743342 END: 8.494203, 125.757809	15,000,000
Concreting of Brgy. Don Alejandro to Brgy. San Pedro FMR, Brgy. Don Alejandro and Brgy. San Pedro, San Luis, Agusan del Sur START: 8.449174, 125.718939 END: 8.449455, 125.708217	15,000,000
Concreting of Brgy. Danao to Brgy. Mat-I FMR (Phase II), Brgy. Danao and Brgy. Mat-I, Surigao City, Surigao del Norte START: 9.738611, 125.449019 END: 9.734291, 125.450481	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

DEPARTMENT OF EDUCATION

LIST OF NON-IMPLEMENTING UNIT

SECONDARY SCHOOLS

FISCAL YEAR 2026

JANUARY 5, 2026	OFFICIAL GAZETTE	849
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

DEPARTMENT OF EDUCATION - OFFICE OF THE SECRETARY

NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

Amount in Pesos

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE

National Capital Region (NCR)	3,757,120,000	345,394,000	4,102,514,000	158,745,000

Division of Caloocan	593,586,000	51,957,000	645,543,000	17,672,000

Division Office - Proper	11,882,000	-	11,882,000	-
Antonio Luna High School	8,482,000	1,837,000	10,319,000	-
Antonio Uy Tan Senior High School	-	-	-	1,067,000
Bagong Barrio Senior High School	-	-	-	1,335,000
Benigno Aquino, Jr. High School	37,076,000	4,912,000	41,988,000	-
Brixton Senior High School	-	-	-	1,177,000
Caloocan City Business High School (Urduja Business High School)	45,088,000	7,088,000	52,176,000	2,733,000
Caloocan City Science High School	13,169,000	1,312,000	14,481,000	974,000
Caloocan National Science and Technology High School	12,948,000	1,553,000	14,501,000	917,000
Camarin High School-Cielito Zamora Annex 1	90,522,000	-	90,522,000	1,952,000
Camarin High School-Cielito Zamora Annex 2	-	6,097,000	6,097,000	-
Horacio Dela Costa High School (Horacio Dela Costa-Amparo High School Annex)	18,605,000	2,196,000	20,801,000	1,483,000
Kasarinlan High School	50,611,000	3,845,000	54,456,000	-
Llano High School (Deparo High School - Llano Annex)	54,136,000	4,550,000	58,686,000	-
Maria Clara High School	57,023,000	4,020,000	61,043,000	-
Maypajo High School	43,184,000	3,144,000	46,328,000	850,000
Mountain Heights High School	20,227,000	1,494,000	21,721,000	-
N.H.C. High School (Main)	26,320,000	2,484,000	28,804,000	1,642,000
Samaria Senior High School	-	-	-	1,062,000
Sampaguita High School	79,200,000	5,229,000	84,429,000	-
Tandang Sora Integrated School	25,113,000	2,196,000	27,309,000	637,000
Vicente Malapitan (North Caloocan) Senior High School	-	-	-	1,843,000

Division of Las Piñas	428,487,000	26,979,000	455,466,000	12,321,000

Division Office - Proper	8,644,000	-	8,644,000	-
Equitable Village National High School	43,993,000	2,545,000	46,538,000	-
Gonzalo Gatchalian National High School	34,136,000	2,578,000	36,714,000	-
Las Piñas CAA National High School	73,821,000	4,823,000	78,644,000	-
Las Piñas City National Science High School	33,298,000	1,441,000	34,739,000	815,000
Las Piñas City National Senior High School - CAA Campus	-	-	-	3,399,000
Las Piñas City National Senior High School - Doña Josefa Campus	-	-	-	5,073,000
Las Piñas City National Senior High School - Manuyo Campus	-	-	-	1,559,000
Las Piñas City National Senior High School - Talon Dos Campus	-	-	-	1,060,000
Las Piñas City Technical Vocational High School	40,312,000	2,514,000	42,826,000	415,000
Las Piñas National High School - Almanza	61,573,000	5,881,000	67,454,000	-
Lydia Aguilar National High School	73,595,000	3,777,000	77,372,000	-
Talon Village National High School	59,115,000	3,420,000	62,535,000	-
Division of Makati	-	1,442,000	1,442,000	4,242,000

Division Office - Proper	-	-	-	-
Bangkal Senior High School	-	-	-	826,000
Makati Integrated School		558,000	558,000
Maximo Estrella Senior High School	-	-	-	1,480,000
Nemesio I. Yabut Integrated School		884,000	884,000
Nemesio I. Yabut Senior High School	-	-	-	1,936,000
Division of Malabon City	185,171,000	18,280,000	203,451,000	4,159,000

Division Office - Proper	3,640,000	-	3,640,000	-
Acacia National High School	33,419,000	2,312,000	35,731,000	428,000
Catmon Integrated School	41,696,000	4,192,000	45,888,000	-
Col. Ramon Camus Integrated School (Col. R. Camus Integrated School)	15,073,000	1,185,000	16,258,000	-
Concepcion Technical-Vocational School	22,896,000	1,678,000	24,574,000	382,000

850	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Dampalit Integrated School	10,792,000	1,077,000	11,869,000	-
Imelda Integrated Secondary School	14,503,000	1,948,000	16,451,000	478,000
Malabon City National Science and Mathematics High School	3,032,000	914,000	3,946,000	697,000
Malabon City Techvoc and Entrepreneurship Senior High School (CMPI Campus)	-	-	-	805,000
Ninoy Aquino Senior High School	-	-	-	1,035,000
Santiago Syjuco Memorial Integrated Secondary School	13,238,000	921,000	14,159,000	334,000
Tañong Integrated School	26,882,000	3,497,000	30,379,000	-
Tonsuya Integrated School	-	556,000	556,000	-

Division of Mandaluyong	209,779,000	16,916,000	226,695,000	7,236,000

Division Office - Proper	4,128,000	-	4,128,000	-
Addition Hills Integrated School	32,253,000	2,924,000	35,177,000	1,340,000
City of Mandaluyong Science High School	24,903,000	1,627,000	26,530,000	922,000
Hulo Integrated School	22,687,000	2,732,000	25,419,000	-
Ilaya Barangka Integrated School	19,975,000	1,797,000	21,772,000	515,000
Mataas na Paaralang Neptali A. Gonzales	84,604,000	5,535,000	90,139,000	4,459,000
Senate President Neptali A. Gonzales Integrated School	21,229,000	2,301,000	23,530,000	-

Division of Manila	83,818,000	6,653,000	90,471,000	4,112,000

Division Office - Proper	1,775,000	-	1,775,000
E. Quirino Senior High School within Bacood	-	-	-	1,372,000
Pres. Corazon Aquino High School - Manila High School Annex	82,043,000	6,653,000	88,696,000	1,643,000
SHS within A.Maceda Intg. Sch.-Elem.			-	1,097,000

Division of Marikina	365,487,000	26,126,000	391,613,000	4,832,000

Division Office - Proper	7,268,000	-	7,268,000	-
Concepcion Integrated School (Concepcion Integrated HS)	118,893,000	4,648,000	123,541,000	760,000
Industrial Valley Complex National High School	8,182,000	1,616,000	9,798,000	-
Jesus dela Peña National High School	16,613,000	1,526,000	18,139,000	581,000
Kalumpang National High School	18,358,000	1,518,000	19,876,000	386,000
Marikina Heights National High School (Marikina High School Annex)	36,286,000	2,864,000	39,150,000	-
Marikina Science High School	23,655,000	1,820,000	25,475,000	835,000
Nangka High School	44,990,000	4,061,000	49,051,000	466,000
San Roque National High School	25,497,000	2,064,000	27,561,000	722,000
SSS National High School	20,611,000	2,489,000	23,100,000	-
Sto. Niño National High School	45,134,000	3,520,000	48,654,000	1,082,000

Division of Muntinlupa	191,911,000	26,094,000	218,005,000	16,981,000

Division Office - Proper	3,918,000	-	3,918,000	-
Cupang Senior High School	-	-	-	5,585,000
Lakeview Integrated School	42,579,000	4,026,000	46,605,000	976,000
Muntinlupa Business High School - Sucat Annex	499,000	5,089,000	5,588,000	-
Muntinlupa National High School - NBP Annex	59,363,000	5,373,000	64,736,000	-
Muntinlupa National High School - Tunasan Annex	58,662,000	9,131,000	67,793,000	6,527,000
Muntinlupa Science High School	26,890,000	2,475,000	29,365,000	1,651,000
Sucat Senior High School	-	-	-	2,242,000

Division of Navotas City	13,559,000	2,637,000	16,196,000	3,799,000

Division Office - Proper	277,000	-	277,000	-
Bangkulasi National High School	6,127,000	1,460,000	7,587,000	-
Bangkulasi Senior High School	-	-	-	1,022,000
Filemon T. Lizan Senior High School	-	-	-	2,332,000
Navotas National Science High School	7,155,000	1,177,000	8,332,000	445,000
Division of Parañaque	511,821,000	40,705,000	552,526,000	13,721,000

Division Office - Proper	10,543,000	-	10,543,000	-
Don Bosco High School Parañaque	35,936,000	3,569,000	39,505,000	1,593,000
Don Galo National High School	30,629,000	2,310,000	32,939,000	426,000
La Huerta National High School	32,926,000	3,405,000	36,331,000	-
Marcelo Green High School Parañaque	25,709,000	2,750,000	28,459,000	-
Masville National High School (Dr. Arcadio Santos National High School - Masville Annex)	33,876,000	2,491,000	36,367,000	942,000

JANUARY 5, 2026	OFFICIAL GAZETTE	851
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Moonwalk National High School	75,983,000	5,229,000	81,212,000	3,111,000
Parañaque National High School - Baclaran Annex	50,677,000	3,602,000	54,279,000	998,000
Parañaque Science High School - PNHS Annex	21,474,000	1,332,000	22,806,000	745,000
Parañaque Senior High School	-	-	-	1,389,000
San Antonio High School Parañaque	72,657,000	5,322,000	77,979,000	-
Sto. Niño National High School	32,184,000	3,295,000	35,479,000	-
Sto. Niño Senior High School	-	-	-	1,740,000
Sun Valley National High School	57,758,000	4,445,000	62,203,000	2,777,000
Tambo National High School	31,469,000	2,955,000	34,424,000	-

Division of Pasay City	83,124,000	6,580,000	89,704,000	2,862,000

Division Office - Proper	1,609,000	-	1,609,000	-
Pasay City North High School - Tramo Campus (Pasay City North
High School - Cuneta Annex)	43,712,000	3,695,000	47,407,000	1,867,000
President Corazon “Cory” C. Aquino National High School	37,803,000	2,885,000	40,688,000	995,000

Division of Pasig City	216,534,000	18,410,000	234,944,000	19,181,000

Division Office - Proper	4,461,000	-	4,461,000
Dela Paz High School	2,993,000	1,772,000	4,765,000	-
Nagpayong High School	178,169,000	13,151,000	191,320,000	5,367,000
Pasig City Science High School	27,911,000	2,366,000	30,277,000	1,398,000
San Lorenzo Ruiz Senior High School	-	-	-	4,177,000
SHS in Buting, Pasig City			-	7,465,000
Ugong Pasig National High School	3,000,000	1,121,000	4,121,000	774,000

Division of Quezon City	80,931,000	14,221,000	95,152,000	19,059,000

Division Office - Proper	1,853,000	-	1,853,000	-
Apolonio Samson National High School	-	-	-	1,035,000
Carlos P. Romulo Senior High School	-	-	-	1,209,000
Emilio Jacinto National High School	5,989,000	3,248,000	9,237,000	1,432,000
Eugenio M. Lopez, Jr. Center for Media Arts Senior High School	-	-	-	1,212,000
Fernando C. Amorsolo Senior High School	-	-	-	1,069,000
Jose Maria Panganiban Senior High School	-	-	-	1,040,000
Jose V. Palma Senior High School	-	-	-	1,150,000
Justice Cecilia Muñoz Palma Senior High School	-	-	-	2,088,000
Leandro Locsin Integrated School	3,995,000	3,593,000	7,588,000	1,352,000
Lucrecia R. Kasilag Senior High School	-	-	-	1,444,000
Melchora Aquino High School	24,466,000	2,213,000	26,679,000	1,387,000
Nick M. Joaquin Senior High School	-	-	-	1,184,000
NOH-Sta. Lucia Senior High School	-	482,000	482,000	1,246,000
Pedro Tuason Senior High School	-	-	-	867,000
Talipapa Senior High School	-	720,000	720,000	584,000
Vito L. Belarmino Senior High School	-	-	-	760,000
West Fairview High School	44,628,000	3,965,000	48,593,000	-

Division of San Juan City	16,118,000	3,188,000	19,306,000	3,257,000

Division Office - Proper	325,000	-	325,000	-
Kabayanan Integrated School	499,000	666,000	1,165,000	-
Salapan Integrated School	499,000	554,000	1,053,000	-
San Juan City Academic Senior High School	-	-	-	1,534,000
San Juan City Integrated School	499,000	811,000	1,310,000	-
San Juan City Science High School	14,296,000	1,157,000	15,453,000	241,000
San Juan City Technical-Vocational and Livelihood - Senior High School	-	-	-	1,482,000

Division of Taguig and Pateros	277,969,000	47,116,000	325,085,000	12,771,000

Division Office - Proper	5,860,000	-	5,860,000
Agripino Manalo National High School	12,749,000	842,000	13,591,000	316,000
Bagong Tanyag Integrated School	7,140,000	4,090,000	11,230,000	-
Barangay Fort Bonifacio Senior High School	-	-	-	1,029,000
Fort Bonifacio High School - Tibagan High School Annex	-	3,038,000	3,038,000	271,000

852	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Gat. Andres Bonifacio High School	20,205,000	2,530,000	22,735,000	-
Gen. Ricardo G. Papa, Sr. Memorial High School Annex	499,000	2,668,000	3,167,000	1,705,000
Kapitan Eddie T. Reyes Memorial Integrated School	51,878,000	4,696,000	56,574,000	1,220,000
Kapt. Jose Cardones Integrated School	7,534,000	4,409,000	11,943,000	-
Maharlika Integrated School	2,502,000	2,609,000	5,111,000	-
Maria Asuncion Rodriguez Tinga National High School	50,292,000	2,624,000	52,916,000	2,053,000
Maria Concepcion Cruz High School	18,137,000	956,000	19,093,000	289,000
Napindan Integrated School	23,593,000	3,937,000	27,530,000	-
Palar Integrated School	5,005,000	4,005,000	9,010,000	-
Pres. Diosdado Macapagal High School - Signal Village National
High School Annex	499,000	2,986,000	3,485,000	2,398,000
Stand Alone SHS within Taguig Integrated School			-	3,490,000
Taguig Integrated School	72,076,000	7,726,000	79,802,000	-

Division of Valenzuela	498,825,000	38,090,000	536,915,000	12,540,000

Division Office - Proper	9,444,000	-	9,444,000	-
Arkong Bato National High School	20,904,000	1,873,000	22,777,000	375,000
Bagbaguin National High School	38,674,000	2,928,000	41,602,000	-
Canumay East National High School (Valenzuela National High
School - Canumay East Annex)	22,265,000	2,305,000	24,570,000	-
Canumay West National High School	43,760,000	3,108,000	46,868,000	-
Disiplina Village - Bignay National High School	25,744,000	3,002,000	28,746,000	-
Justice Eliezer R. Delos Santos High School	32,300,000	2,269,000	34,569,000	-
Lingunan National High School	33,931,000	3,424,000	37,355,000	-
Lingunan Senior High School	-	-	-	1,428,000
Malanday National High School	36,760,000	2,938,000	39,698,000	495,000
Paso de Blas National High School	31,323,000	3,060,000	34,383,000	-
Paso de Blas Senior High School	-	-	-	1,329,000
Punturin Senior High School	-	-	-	2,794,000
Sitero Francisco Memorial National High School	66,559,000	5,134,000	71,693,000	2,554,000
Ugong Senior High School	-	-	-	805,000
Valenzuela City Science High School	30,044,000	1,642,000	31,686,000	894,000
Veinte Reales National High School	34,184,000	2,130,000	36,314,000	-
Vicente P. Trinidad National High School	49,078,000	2,457,000	51,535,000	1,400,000
Wawang Pulo National High School (Valenzuela NHS - Wawang
Pulo Annex)	23,855,000	1,820,000	25,675,000	466,000

Region I - Ilocos	3,889,616,000	401,265,000	4,290,881,000	185,615,000

Division of Alaminos City	43,098,000	4,326,000	47,424,000	1,886,000

Division Office - Proper	821,000	-	821,000	-
Cayucay National High School	9,370,000	916,000	10,286,000	396,000
Ildefonso Quimson Community High School	6,736,000	858,000	7,594,000	415,000
Inerangan National High School	11,598,000	934,000	12,532,000	415,000
Pangapisan Integrated School	6,413,000	764,000	7,177,000	310,000
Polo National High School	8,160,000	854,000	9,014,000	350,000

Division of Batac City	16,824,000	2,595,000	19,419,000	3,792,000

Division Office - Proper	343,000	-	343,000	-
City of Batac National High School - Rayuray	1,499,000	853,000	2,352,000	-
City of Batac National High School Payao	7,051,000	904,000	7,955,000	394,000
Crispina Marcos Valdez National High School	7,931,000	838,000	8,769,000	384,000
Ferdinand E. Marcos Senior High School	-	-	-	1,510,000
Gen. Artemio Ricarte Senior High School	-	-	-	1,504,000

Division of Candon City	50,315,000	5,296,000	55,611,000	2,415,000

Division Office - Proper	911,000	-	911,000	-
Bugnay Integrated School	-	292,000	292,000	-
Candon City High School	7,633,000	842,000	8,475,000	533,000
Candon City Information Technology National High School	11,735,000	1,154,000	12,889,000	598,000
Dr. Ricardo Gacula Memorial National High School	14,593,000	1,094,000	15,687,000	623,000
Langlangca Integrated School	-	281,000	281,000	-
Paypayad Integrated School	-	345,000	345,000	-

JANUARY 5, 2026	OFFICIAL GAZETTE	853
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Sto. Tomas National High School	15,443,000	1,288,000	16,731,000	661,000

Division of Dagupan City	91,493,000	7,278,000	98,771,000	3,572,000

Division Office - Proper	1,775,000	-	1,775,000	-
Carael National High School	24,720,000	1,627,000	26,347,000	818,000
East Central Integrated School	25,668,000	2,092,000	27,760,000	1,082,000
Federico Narag Ceralde Integrated School	16,726,000	1,673,000	18,399,000	784,000
Pugaro Integrated School	11,692,000	880,000	12,572,000	475,000
Salapingao National High School	10,912,000	1,006,000	11,918,000	413,000

Division of Ilocos Norte	227,150,000	27,168,000	254,318,000	14,004,000

Division Office - Proper	4,431,000	-	4,431,000	-
Adams National High School	6,077,000	759,000	6,836,000	396,000
Adriano P. Arzadon National High School	7,207,000	751,000	7,958,000	376,000
Bagbag Solsona National High School	16,813,000	1,321,000	18,134,000	949,000
Balaoi Integrated School	499,000	374,000	873,000	-
Banban National High School	12,113,000	1,064,000	13,177,000	573,000
Banna National High School	11,858,000	1,024,000	12,882,000	619,000
Bingao National High School	16,484,000	1,490,000	17,974,000	1,039,000
Cababaan Integrated School	-	284,000	284,000	-
Cabulalaan Integrated School	-	292,000	292,000	-
Caraitan Integrated School	8,690,000	918,000	9,608,000	681,000
Carasi National High School	6,853,000	677,000	7,530,000	319,000
Currimao National High School	15,942,000	1,300,000	17,242,000	756,000
Dingras National High School & Lt. Edgar Foz Memorial National
High School (Barong Campus)	-	916,000	916,000	504,000
Dingras National High School & Lt. Edgar Foz Memorial National
High School (San Marcos Campus)	-	700,000	700,000	336,000
Dingras National High School & Lt. Edgar Foz Memorial National
High School (Sulquian Campus)	-	652,000	652,000	327,000
Estancia Integrated School	-	292,000	292,000	-
Florentino Camaquin Integrated School	12,490,000	1,233,000	13,723,000	1,100,000
Garnaden Integrated School	499,000	411,000	910,000	-
Isic-Isic National High School	7,027,000	655,000	7,682,000	334,000
Lanao National High School	5,807,000	825,000	6,632,000	487,000
Malaguip Integrated School	5,924,000	702,000	6,626,000	295,000
Marcos National High School (Agunit Campus)	4,732,000	768,000	5,500,000	436,000
Marcos National High School (Santiago Campus)	7,460,000	854,000	8,314,000	474,000
Pallas Integrated School	7,259,000	755,000	8,014,000	354,000
Pandan Integrated School	3,748,000	531,000	4,279,000	232,000
Paoay Lake National High School	10,936,000	1,313,000	12,249,000	525,000
Sacritan Integrated School	4,503,000	559,000	5,062,000	226,000
Salpad Integrated School	3,884,000	547,000	4,431,000	251,000
San Marcelino National High School	13,721,000	1,286,000	15,007,000	747,000
Sto. Tomas Integrated School	-	277,000	277,000	-
Suyo National High School	8,941,000	837,000	9,778,000	428,000
Talugtog Solsona National High School	10,069,000	866,000	10,935,000	504,000
Tubburan Integrated School	-	301,000	301,000	-
Uguis Integrated School	4,186,000	724,000	4,910,000	247,000
Vintar National High School	8,997,000	910,000	9,907,000	489,000

Division of Ilocos Sur	438,447,000	53,529,000	491,976,000	21,726,000

Division Office - Proper	8,827,000	-	8,827,000	-
Ag-agrao National High School	7,247,000	791,000	8,038,000	409,000
Alilem National High School	15,145,000	1,231,000	16,376,000	560,000
Amarao National High School	6,725,000	1,086,000	7,811,000	483,000
Ambalayat Integrated School	6,782,000	690,000	7,472,000	209,000
Banayoyo National High School	15,026,000	1,215,000	16,241,000	585,000
Bantay National High School	12,465,000	1,339,000	13,804,000	586,000
Bantay West Integrated School	1,497,000	495,000	1,992,000	-
Bantugo-Mission Integrated School	1,061,000	468,000	1,529,000	-
Baringcucurong National High School	6,356,000	727,000	7,083,000	342,000
Basug National High School	6,594,000	631,000	7,225,000	287,000
Belen National High School	6,685,000	749,000	7,434,000	392,000

854	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Binacud Integrated School	2,757,000	502,000	3,259,000	228,000
Boguibog Integrated School	1,497,000	355,000	1,852,000	-
Busiing Integrated School	997,000	541,000	1,538,000	-
Butac Integrated School	997,000	467,000	1,464,000	-
Cabittaogan National High School	7,682,000	888,000	8,570,000	432,000
Cabugao Integrated School	-	560,000	560,000	-
Caoayan National High School	7,111,000	749,000	7,860,000	317,000
Comillas North Integrated School	3,493,000	635,000	4,128,000	253,000
Dadalaquiten Integrated School	2,059,000	360,000	2,419,000	165,000
Daing Integrated School	997,000	506,000	1,503,000	-
Dan-ar Integrated School	1,561,000	574,000	2,135,000	-
Dili National High School	15,798,000	1,390,000	17,188,000	676,000
Dinaratan National High School	4,646,000	643,000	5,289,000	334,000
G. del Pilar National High School	7,334,000	742,000	8,076,000	338,000
Galimuyod Integrated School	1,561,000	653,000	2,214,000	-
Garitan Integrated School	4,844,000	508,000	5,352,000	219,000
Imelda National High School	4,788,000	623,000	5,411,000	304,000
Kalumsing Integrated School	3,877,000	534,000	4,411,000	179,000
Libtong Integrated School	6,439,000	606,000	7,045,000	238,000
Lidlidda National High School	7,867,000	1,012,000	8,879,000	548,000
Lipit National High School	10,322,000	1,018,000	11,340,000	506,000
Lungog Integrated School	6,062,000	723,000	6,785,000	291,000
Mabilbila Integrated School	9,883,000	892,000	10,775,000	477,000
Malamin Integrated School	-	266,000	266,000	-
Manzante National High School	5,609,000	676,000	6,285,000	334,000
Nagbukel National High School	13,922,000	1,101,000	15,023,000	480,000
Nagsuputan National High School	4,460,000	790,000	5,250,000	375,000
Nagtablaan National High School	8,693,000	693,000	9,386,000	359,000
Namitpit Integrated School	1,561,000	497,000	2,058,000	-
Pagangpang National High School	9,064,000	773,000	9,837,000	355,000
Palali National High School	4,955,000	694,000	5,649,000	390,000
Pangada-Cabaroan Integrated School	997,000	539,000	1,536,000	150,000
Pantay Tamurong National High School	7,234,000	767,000	8,001,000	357,000
Paoc Integrated School	997,000	464,000	1,461,000	-
Patong Integrated School	997,000	418,000	1,415,000	-
Patungcaleo Integrated School	1,497,000	465,000	1,962,000	215,000
Pias Integrated School	-	387,000	387,000	-
Pudoc West Integrated School	10,440,000	851,000	11,291,000	416,000
Pug-os National High School, Cabugao	6,558,000	728,000	7,286,000	352,000
Puro National High School (Magsingal)	9,942,000	977,000	10,919,000	522,000
Puro National High School, Caoayan	4,196,000	633,000	4,829,000	331,000
Quirino National High School	10,342,000	986,000	11,328,000	472,000
Rancho National High School	4,511,000	655,000	5,166,000	329,000
Salcedo National High School	15,725,000	1,311,000	17,036,000	784,000
San Emilio National High School	6,677,000	897,000	7,574,000	514,000
San Esteban National High School	16,887,000	1,338,000	18,225,000	661,000
San Pedro National High School	5,989,000	774,000	6,763,000	375,000
San Sebastian National High School	5,562,000	781,000	6,343,000	384,000
San Vicente Integrated School	10,766,000	1,119,000	11,885,000	525,000
Santa National High School	1,997,000	755,000	2,752,000	285,000
Santiago National High School	17,457,000	1,625,000	19,082,000	1,042,000
Sigay National High School	3,898,000	643,000	4,541,000	315,000
Silag-Pacang Integrated School	-	360,000	360,000	-
Sisim National High School	7,784,000	967,000	8,751,000	472,000
Solotsolot National High School	9,047,000	815,000	9,862,000	462,000
Sto. Domingo Integrated School	1,497,000	732,000	2,229,000	-
Sugpon National High School	8,813,000	849,000	9,662,000	380,000
Sulvec Integrated School	4,412,000	522,000	4,934,000	226,000
Tagudin Integrated School	499,000	714,000	1,213,000	-
Tay-ac National High School	8,480,000	1,064,000	9,544,000	506,000

Division of La Union	585,291,000	66,474,000	651,765,000	31,118,000

Division Office - Proper	11,183,000	-	11,183,000	-
Agoo National Vocational High School	5,007,000	854,000	5,861,000	361,000

JANUARY 5, 2026	OFFICIAL GAZETTE	855
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Amlang-Nagtagaan National High School	7,864,000	1,028,000	8,892,000	512,000
Anduyan National High School	11,957,000	984,000	12,941,000	481,000
Aringay Senior High School	-	-	-	1,013,000
Baay Integrated School	6,239,000	622,000	6,861,000	219,000
Baccuit National High School	14,101,000	1,363,000	15,464,000	497,000
Bail National High School	8,891,000	943,000	9,834,000	447,000
Balbalayang National High School	9,895,000	745,000	10,640,000	434,000
Ballay National High School	5,074,000	745,000	5,819,000	-
Basca National High School	3,410,000	655,000	4,065,000	329,000
Basig Integrated School	-	308,000	308,000	-
Bawanta National High School	8,489,000	926,000	9,415,000	451,000
Bay-o Integrated School	1,625,000	482,000	2,107,000	-
Bitalag Integrated School	4,465,000	822,000	5,287,000	291,000
Bucayab Integrated School	499,000	355,000	854,000	-
Bungol National High School	7,317,000	735,000	8,052,000	342,000
Bungro-Sucoc Integrated School	3,218,000	524,000	3,742,000	188,000
Burgos National High School	17,554,000	1,172,000	18,726,000	512,000
Butubut National High School	8,179,000	832,000	9,011,000	369,000
Caba National High School (Poblacion Norte National High School)	19,274,000	1,536,000	20,810,000	922,000
Cabaritan Sur Integrated School	1,998,000	549,000	2,547,000	-
Cabaruan Integrated School	4,388,000	561,000	4,949,000	226,000
Cambaly National High School	5,450,000	717,000	6,167,000	361,000
Canbarbusuy National High School	4,831,000	682,000	5,513,000	348,000
Capas Integrated School	5,500,000	559,000	6,059,000	213,000
Casacristo National High School	6,736,000	1,067,000	7,803,000	512,000
Casilagan Integrated School	8,269,000	535,000	8,804,000	364,000
Casilagan-Naguilian Integrated School	2,060,000	521,000	2,581,000	-
Corrooy National High School	8,713,000	938,000	9,651,000	459,000
Cubal Integrated School	997,000	717,000	1,714,000	-
Cuenca National High School	3,961,000	674,000	4,635,000	323,000
Cupang Integrated School	2,059,000	593,000	2,652,000	-
Dagup Integrated School	9,951,000	858,000	10,809,000	274,000
Daramuangan Integrated School	6,986,000	545,000	7,531,000	160,000
Dasay Integrated School	-	332,000	332,000	-
Delles Integrated School	499,000	367,000	866,000	-
DMMMSU National High School (Alipang)	3,277,000	723,000	4,000,000	352,000
Don Rufino Olarte Memorial National High School (Lloren National High School)	9,369,000	914,000	10,283,000	472,000
Dr. Manuel T. Cases, Sr. National High School	15,284,000	1,399,000	16,683,000	613,000
Dulao Integrated School	2,560,000	776,000	3,336,000	-
Duplas National High School	4,882,000	625,000	5,507,000	313,000
Eastern Naguilian National High School	9,092,000	989,000	10,081,000	346,000
Eulogio Clarence de Guzman Junior Memorial National Vocational High School	7,792,000	871,000	8,663,000	554,000
Halog West National High School	3,980,000	805,000	4,785,000	-
La Union Special School for Culture and Arts	3,753,000	414,000	4,167,000	-
Lacong Integrated School	997,000	355,000	1,352,000	-
Leones National High School	8,417,000	931,000	9,348,000	451,000
Libtong Integrated School	5,043,000	573,000	5,616,000	192,000
Lipay Integrated School	7,618,000	778,000	8,396,000	249,000
Liquicia Integrated School	5,128,000	520,000	5,648,000	213,000
Luna National Vocational High School	7,636,000	788,000	8,424,000	564,000
Luzong Sur Integrated School	2,496,000	591,000	3,087,000	-
Manga Community High School	6,119,000	747,000	6,866,000	390,000
Maoasoas National High School	8,389,000	924,000	9,313,000	369,000
Mindoro Integrated School	4,260,000	644,000	4,904,000	262,000
Naguilian Senior High School	-	-	-	1,507,000
Nayba Integrated School	997,000	444,000	1,441,000	-
Northern Naguilian National High School (Gusing National High School)	14,982,000	1,072,000	16,054,000	417,000
Oanari National High School	15,974,000	1,148,000	17,122,000	493,000
Old Sudipen National High School	8,201,000	749,000	8,950,000	357,000

856	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Paraoir National High School	12,304,000	1,091,000	13,395,000	476,000
Parasapas National High School	8,814,000	921,000	9,735,000	487,000
Paratong Integrated School	499,000	371,000	870,000	—
Parian Este Integrated School	2,059,000	492,000	2,551,000	—
Paringao National High School	12,749,000	1,174,000	13,923,000	464,000
Pugo Central National High School	19,134,000	1,616,000	20,750,000	932,000
Quirino Integrated School	499,000	376,000	875,000	—
Rimos National High School	4,703,000	756,000	5,459,000	380,000
San Francisco National High School	8,010,000	818,000	8,828,000	434,000
San Gabriel Senior High School	—	—	—	1,123,000
San Gregorio National High School	7,960,000	761,000	8,721,000	375,000
San Jose National High School	9,581,000	972,000	10,553,000	459,000
San Juan Senior High School	—	—	—	1,532,000
San Julian Integrated School	4,874,000	704,000	5,578,000	304,000
San Luis National High School	7,964,000	832,000	8,796,000	365,000
San Simon Integrated School	3,342,000	519,000	3,861,000	—
Santiago Sur Integrated School	4,373,000	552,000	4,925,000	232,000
Santol Vocational High School (Santol National High School)	16,414,000	999,000	17,413,000	527,000
Santol Vocational High School (Santol National High School) Lignay Annex	—	875,000	875,000	415,000
Saytan National High School	5,510,000	727,000	6,237,000	308,000
Sinapangan National High School	8,521,000	859,000	9,380,000	411,000
Southern Naguilian National High School (Magungunay National High School)	9,163,000	744,000	9,907,000	327,000
Sta. Teresa National High School	11,398,000	950,000	12,348,000	418,000
Sudipen Vocational High School	8,877,000	873,000	9,750,000	462,000
Suguidan Integrated School	3,317,000	403,000	3,720,000	—
Suyo National High School	8,454,000	845,000	9,299,000	439,000
Tagudtod National High School	6,852,000	791,000	7,643,000	422,000
Tanglag National High School	7,800,000	909,000	8,709,000	407,000
Upper Tumapoc National High School	1,137,000	752,000	1,889,000	355,000
Wenceslao National High School	7,101,000	737,000	7,838,000	342,000
Zaragosa Integrated School	997,000	429,000	1,426,000	—

Division of Laoag City	16,481,000	3,807,000	20,288,000	1,085,000

Division Office - Proper	332,000	—	332,000	—
Balatong Integrated School	7,992,000	1,143,000	9,135,000	582,000
Buttong Integrated School	2,496,000	668,000	3,164,000	—
Caaoacan High School	4,661,000	688,000	5,349,000	338,000
Rodolfo CG. Fariñas, Jr. National Science High School	—	666,000	666,000	—
San Mateo Integrated School	1,000,000	642,000	1,642,000	165,000

Division of Pangasinan I	1,156,062,000	106,265,000	1,262,327,000	51,924,000

Division Office - Proper	22,319,000	—	22,319,000	—
A.P. Guevara Integrated School	9,130,000	844,000	9,974,000	308,000
Abagatanen Integrated School	4,724,000	518,000	5,242,000	234,000
Aguilar Integrated School	24,768,000	2,093,000	26,861,000	1,648,000
Aliaga High School	8,510,000	967,000	9,477,000	489,000
Ambayat Integrated School	5,808,000	543,000	6,351,000	219,000
Anda Integrated School	5,077,000	774,000	5,851,000	394,000
Arnedo National High School	10,244,000	863,000	11,107,000	443,000
Awag Integrated School	3,633,000	500,000	4,133,000	182,000
Bacnit Integrated School	7,115,000	659,000	7,774,000	270,000
Balangay National High School	11,403,000	929,000	12,332,000	462,000
Baloling National High School	7,025,000	703,000	7,728,000	321,000
Banaoang National High School	18,491,000	1,428,000	19,919,000	502,000
Bani East Integrated School	14,209,000	1,367,000	15,576,000	779,000
Banog Sur National High School	4,432,000	676,000	5,108,000	325,000
Barlo Integrated School	4,364,000	541,000	4,905,000	279,000
Bayambang National High School (Infanta)	8,765,000	892,000	9,657,000	459,000
Bayaoas Integrated School	17,579,000	1,339,000	18,918,000	549,000
Bayoyong National High School	5,056,000	659,000	5,715,000	344,000
Beleng National High School	8,546,000	978,000	9,524,000	514,000
Bocboc East National High School	14,021,000	1,089,000	15,110,000	506,000

JANUARY 5, 2026	OFFICIAL GAZETTE	857
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Bogtong National High School	10,456,000	1,065,000	11,521,000	418,000
Bolinao Integrated School	24,029,000	2,427,000	26,456,000	2,309,000
Botao National High School	14,927,000	1,320,000	16,247,000	522,000
Buenlag National High School	17,556,000	1,504,000	19,060,000	497,000
Bugallon Integrated School	43,907,000	3,656,000	47,563,000	2,204,000
Cabanaetan National High School	4,488,000	688,000	5,176,000	346,000
Cabayaoasan National High School	13,771,000	1,203,000	14,974,000	627,000
Cabungan National High School	8,799,000	905,000	9,704,000	436,000
Calbeg National High School	11,092,000	997,000	12,089,000	439,000
Canan National High School	11,438,000	1,038,000	12,476,000	544,000
Carot National High School	9,339,000	995,000	10,334,000	478,000
Catalino D. Cerezo National High School	6,989,000	967,000	7,956,000	472,000
Cato National High School	16,642,000	1,064,000	17,706,000	558,000
Catubig Integrated School	5,460,000	630,000	6,090,000	333,000
Catuday National High School	6,843,000	849,000	7,692,000	478,000
Clemente Cristobal National High School	6,583,000	752,000	7,335,000	367,000
Dalanguiring Integrated School	11,286,000	912,000	12,198,000	274,000
Dalupang Integrated School	—	345,000	345,000	—
Dasol Integrated School	7,464,000	1,277,000	8,741,000	597,000
De Guzman Integrated School	—	385,000	385,000	—
Dewey National High School	8,408,000	803,000	9,211,000	422,000
Domalandan Center Integrated School	16,891,000	1,386,000	18,277,000	628,000
Domingo P. Boquiren National High School	10,273,000	904,000	11,177,000	390,000
Don Gaudencio B. Dumlao National High School	8,517,000	846,000	9,363,000	325,000
Don Pedro National High School	11,717,000	1,065,000	12,782,000	441,000
Doyong Malabago National High School	25,271,000	2,057,000	27,328,000	1,056,000
Galarin National High School	15,215,000	1,163,000	16,378,000	474,000
Garrita National High School	9,163,000	851,000	10,014,000	403,000
Gayusan Integrated School	6,049,000	670,000	6,719,000	249,000
Hermosa National High School	11,838,000	1,200,000	13,038,000	481,000
Ilog Malino National High School	7,771,000	950,000	8,721,000	424,000
Infanta Integrated School	18,282,000	1,623,000	19,905,000	1,110,000
Jose Rivera Bonsay National High School	15,473,000	1,216,000	16,689,000	636,000
Lareg-Lareg National High School	6,608,000	759,000	7,367,000	369,000
Liwa-Liwa Integrated School	6,013,000	566,000	6,579,000	279,000
Lokeb Norte National High School	9,212,000	900,000	10,112,000	413,000
Lokeb Sur National High School	19,659,000	1,550,000	21,209,000	711,000
Luciente II National High School	9,972,000	837,000	10,809,000	445,000
Lunec National High School	9,236,000	1,041,000	10,277,000	481,000
Mabulitec Integrated School	8,387,000	718,000	9,105,000	386,000
Macaleeng National High School	7,515,000	922,000	8,437,000	462,000
Magalong National High School	10,492,000	846,000	11,338,000	443,000
Malawa Integrated School	10,317,000	643,000	10,960,000	300,000
Malimpin National High School	7,889,000	696,000	8,585,000	388,000
Mapita Integrated School	2,631,000	457,000	3,088,000	160,000
Matic-Matic National High School	13,120,000	1,106,000	14,226,000	554,000
Minien National High School	15,773,000	1,252,000	17,025,000	502,000
Moises Rebamontan National High School	14,344,000	1,453,000	15,797,000	630,000
Naguilayan National High School	4,491,000	645,000	5,136,000	312,000
Nalsian Tomling National High School	20,680,000	1,589,000	22,269,000	691,000
Nancapian National High School	5,199,000	637,000	5,836,000	390,000
Olo National High School	9,238,000	1,011,000	10,249,000	441,000
Paitan Integrated School	11,574,000	1,213,000	12,787,000	559,000
Palapar National High School	9,522,000	876,000	10,398,000	466,000
Pangascasan Integrated School	12,286,000	1,051,000	13,337,000	499,000
Pita Integrated School	—	456,000	456,000	209,000
Portic Integrated School	6,626,000	575,000	7,201,000	175,000
Primicias National High School	9,348,000	820,000	10,168,000	357,000
Quetegan National High School	10,890,000	1,200,000	12,090,000	640,000
Quinaoayanan National High School	8,224,000	795,000	9,019,000	359,000
Ramon Magsaysay Integrated School	6,002,000	679,000	6,681,000	215,000
Ranao National High School	11,716,000	929,000	12,645,000	522,000
Ranom Iloco National High School	8,956,000	917,000	9,873,000	436,000
Real National High School	16,355,000	1,257,000	17,612,000	615,000

858	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Sampaloc National High School	13,084,000	1,121,000	14,205,000	581,000
San Jose National High School, Anda	14,999,000	1,171,000	16,170,000	579,000
San Julian National High School	11,056,000	1,082,000	12,138,000	533,000
San Miguel National High School, Bani	7,486,000	793,000	8,279,000	365,000
Sanlibo National High School	13,376,000	1,160,000	14,536,000	523,000
Sapa Grande Integrated School	4,990,000	512,000	5,502,000	175,000
Siapar Integrated School	3,574,000	471,000	4,045,000	203,000
Sioasio Integrated School	—	585,000	585,000	—
Tagudin National High School	20,791,000	1,625,000	22,416,000	849,000
Talospatang National High School	17,985,000	1,441,000	19,426,000	594,000
Tambobong National High School	12,272,000	1,026,000	13,298,000	508,000
Tampac Integrated School	3,762,000	607,000	4,369,000	268,000
Tanolong National High School	11,908,000	1,181,000	13,089,000	543,000
Tiep National High School	8,782,000	910,000	9,692,000	478,000
Tobor National High School	8,219,000	963,000	9,182,000	455,000
Tondol National High School	11,070,000	878,000	11,948,000	489,000
Torres National High School	13,372,000	955,000	14,327,000	405,000
Tuliao National High School	15,567,000	1,108,000	16,675,000	535,000
Tupa Integrated School	7,522,000	571,000	8,093,000	316,000
Urbiztondo Integrated School	42,816,000	3,634,000	46,450,000	1,951,000

Division of Pangasinan II	812,167,000	78,687,000	890,854,000	35,135,000

Division Office - Proper	14,947,000	—	14,947,000	—
Alibeng National High School	7,097,000	754,000	7,851,000	348,000
Amagbagan National High School	10,108,000	684,000	10,792,000	192,000
Ambalangan-Dalin National High School	7,397,000	810,000	8,207,000	405,000
Anonang National High School	16,379,000	1,361,000	17,740,000	695,000
Ariston Bantog National High School	16,422,000	1,237,000	17,659,000	632,000
Atainan-Caranglaan Integrated School	4,061,000	488,000	4,549,000	—
Baguinay National High School	8,860,000	681,000	9,541,000	336,000
Baluyot National High School	7,758,000	834,000	8,592,000	420,000
Bantay Insik Integrated School	4,596,000	557,000	5,153,000	211,000
Baracbac National High School	9,524,000	944,000	10,468,000	399,000
Barangobong National High School	9,293,000	737,000	10,030,000	331,000
Batasan National High School	6,998,000	793,000	7,791,000	327,000
Bersamin Agro-Industrial High School	13,242,000	1,064,000	14,306,000	453,000
Binday National High School	12,024,000	973,000	12,997,000	432,000
Bugayong Integrated School	9,078,000	668,000	9,746,000	226,000
Bulaoen East National High School	9,586,000	853,000	10,439,000	392,000
Cabalitian National High School	6,591,000	686,000	7,277,000	359,000
Cabanbanan National High School	17,242,000	1,366,000	18,608,000	818,000
Cacabugaoan National High School	3,915,000	557,000	4,472,000	270,000
Calepaan Integrated School	5,055,000	464,000	5,519,000	196,000
Calmay Integrated School	5,430,000	540,000	5,970,000	177,000
Caloscaoayan National High School	19,571,000	1,410,000	20,981,000	707,000
Canarvacanan National High School	5,114,000	655,000	5,769,000	313,000
Capulaan National High School	10,046,000	893,000	10,939,000	428,000
Carusucan Norte National High School	8,705,000	827,000	9,532,000	418,000
Carusucan Sur National High School	8,099,000	793,000	8,892,000	413,000
Castusu Integrated School	3,891,000	591,000	4,482,000	207,000
Dalumpinas National High School	7,744,000	660,000	8,404,000	312,000
Dilan Integrated School	7,800,000	678,000	8,478,000	281,000
Don Amadeo Perez, Sr. National High School	8,927,000	844,000	9,771,000	359,000
Don Benito Agro-Industrial High School	8,334,000	864,000	9,198,000	417,000
Don Maximo G. Gombio Panaga-Tabao Integrated School	3,970,000	521,000	4,491,000	192,000
Don Montano Central Integrated School	—	347,000	347,000	—
Don Robert Estrella, Sr. National High School	3,761,000	580,000	4,341,000	308,000
Don Valentin Torres Integrated School	3,882,000	557,000	4,439,000	253,000
Dungon Integrated School	4,572,000	512,000	5,084,000	241,000
Esmeralda Integrated School	499,000	356,000	855,000	—
Esperanza National High School	4,976,000	577,000	5,553,000	295,000
Eugenio Perez National High School	9,598,000	764,000	10,362,000	355,000
Flores Integrated School	16,957,000	1,298,000	18,255,000	723,000
Flores National High School	9,334,000	842,000	10,176,000	439,000

JANUARY 5, 2026	OFFICIAL GAZETTE	859
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Gualsic Integrated School	1,497,000	512,000	2,009,000	—
Gueguesangen Integrated School	10,454,000	1,132,000	11,586,000	508,000
La Paz National High School	20,848,000	1,240,000	22,088,000	688,000
Labayug National High School	10,449,000	985,000	11,434,000	560,000
Labney Integrated School	—	306,000	306,000	—
Lagasit National High School	8,234,000	919,000	9,153,000	340,000
Lawak Integrated School	—	275,000	275,000	—
Linmansangan Integrated School	499,000	400,000	899,000	—
Lipit National High School	9,285,000	899,000	10,184,000	409,000
Lumayao Integrated School	6,235,000	774,000	7,009,000	420,000
Macayo Integrated School	6,601,000	578,000	7,179,000	287,000
Malico National High School	4,603,000	596,000	5,199,000	270,000
Mangaldan Integrated School	18,570,000	1,594,000	20,164,000	574,000
Maseil-seil National High School	9,234,000	907,000	10,141,000	457,000
Nama National High School	8,647,000	904,000	9,551,000	439,000
Nantangalan National High School	11,922,000	1,176,000	13,098,000	462,000
Palguyod National High School	9,067,000	860,000	9,927,000	361,000
Panganiban National High School	10,262,000	912,000	11,174,000	472,000
Pangaoan Integrated School	997,000	398,000	1,395,000	—
Piaz National High School	10,352,000	1,079,000	11,431,000	476,000
Pindangan National High School, Sison	11,455,000	771,000	12,226,000	331,000
Pinmilapil National High School	8,367,000	830,000	9,197,000	373,000
Prado National High School	9,850,000	980,000	10,830,000	451,000
Rabago Integrated School	—	288,000	288,000	—
Rajal Angayan National High School	11,060,000	994,000	12,054,000	520,000
Robert Estrella National High School	14,876,000	1,089,000	15,965,000	594,000
Rosario National High School	7,855,000	882,000	8,737,000	378,000
Saguitlang Integrated School	1,497,000	355,000	1,852,000	—
Salud-San Eugenio National High School	6,578,000	727,000	7,305,000	376,000
San Antonio National High School	9,086,000	1,087,000	10,173,000	464,000
San Aurelio National High School	9,280,000	861,000	10,141,000	438,000
San Fabian Integrated School	13,283,000	858,000	14,141,000	496,000
San Felipe Integrated School	7,233,000	875,000	8,108,000	430,000
San Felipe National High School	13,050,000	1,004,000	14,054,000	502,000
San Isidro National High School	8,175,000	616,000	8,791,000	340,000
San Joaquin Integrated School	—	275,000	275,000	—
San Juan National High School	8,272,000	776,000	9,048,000	371,000
San Leon National High School	8,603,000	924,000	9,527,000	403,000
San Luis National High School	15,813,000	963,000	16,776,000	470,000
San Macario National High School	5,305,000	793,000	6,098,000	407,000
San Miguel National High School	5,470,000	757,000	6,227,000	321,000
San Pedro Apartado National High School	11,394,000	1,065,000	12,459,000	571,000
San Rafael National High School	6,781,000	764,000	7,545,000	378,000
San Roque Integrated School	499,000	433,000	932,000	—
San Vicente Integrated School	1,509,000	566,000	2,075,000	184,000
San Vicente West Integrated School	4,338,000	446,000	4,784,000	163,000
Sison Central Integrated School	10,935,000	998,000	11,933,000	603,000
Sta. Catalina Integrated School	1,997,000	528,000	2,525,000	—
Sta. Cruz Integrated School	4,801,000	700,000	5,501,000	264,000
Sta. Maria East Integrated School	18,054,000	2,133,000	20,187,000	1,510,000
Sta. Maria National High School, Binalonan	13,847,000	875,000	14,722,000	396,000
Sta. Maria National High School, San Nicolas	8,939,000	917,000	9,856,000	466,000
Sto. Domingo National High School	9,493,000	961,000	10,454,000	565,000
Sto. Tomas National High School	9,142,000	851,000	9,993,000	329,000
Sumabnit National High School	8,644,000	768,000	9,412,000	359,000
Tombod Integrated School	6,986,000	607,000	7,593,000	226,000
Unzad National High School	9,564,000	946,000	10,510,000	453,000
Vacante Integrated School	997,000	358,000	1,355,000	—

Division of San Carlos City	184,383,000	16,368,000	200,751,000	7,192,000

Division Office - Proper	3,462,000	—	3,462,000	—
Agdao Integrated School	14,462,000	1,295,000	15,757,000	432,000
Bacnar National High School	14,652,000	1,206,000	15,858,000	489,000
Bolingit National High School	11,513,000	950,000	12,463,000	443,000

860	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Candido Marcellano Integrated School	7,244,000	865,000	8,109,000	319,000
Cobol National High School	9,713,000	970,000	10,683,000	411,000
Coliling National High School	14,047,000	1,363,000	15,410,000	590,000
Doyong National High School	16,343,000	1,351,000	17,694,000	627,000
Guelew Integrated School	9,476,000	943,000	10,419,000	359,000
Libas National High School	11,473,000	1,050,000	12,523,000	508,000
Lilimasan National High School	8,420,000	878,000	9,298,000	344,000
Mabalbalino National High School	14,540,000	1,249,000	15,789,000	630,000
Malacañang National High School	13,020,000	975,000	13,995,000	514,000
Salinap National High School	14,157,000	1,036,000	15,193,000	489,000
Tamayo National High School	10,995,000	1,171,000	12,166,000	554,000
Tarece Integrated School	10,866,000	1,066,000	11,932,000	483,000

Division of San Fernando City	65,665,000	10,446,000	76,111,000	4,018,000

Division Office - Proper	1,255,000	—	1,255,000	—
Bangbangolan National High School	5,570,000	691,000	6,261,000	344,000
Dalumpinas Integrated School	—	292,000	292,000	—
Dr. Quintin Balcita, Sr. National High School	9,853,000	870,000	10,723,000	451,000
La Union National High School - Sacyud Annex	2,770,000	633,000	3,403,000	319,000
Lingsat Integrated School	3,060,000	1,709,000	4,769,000	808,000
Nagyubuyuban Integrated School	—	409,000	409,000	165,000
Pagudpud Integrated School	2,560,000	773,000	3,333,000	222,000
Pao National High School	3,909,000	592,000	4,501,000	292,000
San Fernando City National Vocational High School	7,227,000	1,167,000	8,394,000	—
San Fernando City SPED Integrated High School	4,593,000	435,000	5,028,000	169,000
San Fernando South Central Integrated School	24,306,000	2,454,000	26,760,000	1,088,000
Sibuan-Otong Integrated School	562,000	421,000	983,000	160,000

Division of Urdaneta City	175,085,000	16,383,000	191,468,000	6,733,000

Division Office - Proper	3,197,000	—	3,197,000	—
Anonas National High School	13,779,000	995,000	14,774,000	352,000
Bactad East National High School	7,196,000	684,000	7,880,000	342,000
Cabaruan National High School	15,550,000	1,126,000	16,676,000	457,000
Cabuloan National High School	9,372,000	1,007,000	10,379,000	424,000
Calegu Integrated School	2,124,000	473,000	2,597,000	209,000
Camabu National High School	8,526,000	919,000	9,445,000	338,000
Camantiles National High School	12,727,000	1,152,000	13,879,000	523,000
Casabula National High School	5,986,000	711,000	6,697,000	313,000
Catablan Integrated School	10,404,000	849,000	11,253,000	342,000
Cayambanan National High School	11,586,000	1,069,000	12,655,000	472,000
Don Alipio Fernandez, Sr. Integrated School	5,458,000	611,000	6,069,000	306,000
Don Antonio Bongolan Memorial High School	13,283,000	890,000	14,173,000	441,000
Labit National High School	8,913,000	975,000	9,888,000	373,000
Mariano Q. Umipig National High School	11,681,000	932,000	12,613,000	386,000
Nancalobasaan National High School	10,541,000	866,000	11,407,000	361,000
Nancalobasaan Riverside Integrated School	499,000	345,000	844,000	—
Palina West National High School	8,273,000	824,000	9,097,000	369,000
Pedro T. Orata National High School	9,959,000	1,028,000	10,987,000	470,000
San Jose Leet Integrated School	5,034,000	582,000	5,616,000	255,000
Tulong Integrated School	997,000	345,000	1,342,000	—

Division of Vigan City	27,155,000	2,643,000	29,798,000	1,015,000

Division Office - Proper	489,000	—	489,000	—
Pantay Integrated School	499,000	363,000	862,000	—
Vigan National High School East	17,583,000	1,402,000	18,985,000	625,000
Vigan National High School West	8,584,000	878,000	9,462,000	390,000

Cordillera Administrative Region (CAR)	1,982,714,000	246,164,000	2,228,878,000	89,676,000

Division of Abra	270,588,000	31,879,000	302,467,000	13,849,000

Division Office - Proper	4,892,000	—	4,892,000	—
Abas National High School	5,517,000	696,000	6,213,000	338,000
Abra High School - Calot Extension	—	659,000	659,000	321,000

JANUARY 5, 2026	OFFICIAL GAZETTE	861
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Alfredo D. Bersamina National High School	—	771,000	771,000	338,000
An-Anaao Integrated School	2,496,000	607,000	3,103,000	312,000
Baay National High School	8,999,000	754,000	9,753,000	333,000
Ba-i Integrated School	1,497,000	415,000	1,912,000	—
Bolbolo National High School	5,647,000	633,000	6,280,000	298,000
Boliney National High School	5,674,000	673,000	6,347,000	365,000
Caganayan National High School	4,533,000	604,000	5,137,000	334,000
Capitan National High School	7,143,000	815,000	7,958,000	405,000
Cayapa National High School	8,333,000	735,000	9,068,000	373,000
Dalit National High School	11,074,000	957,000	12,031,000	485,000
Danac Integrated School	1,497,000	462,000	1,959,000	—
Dilong National High School	4,514,000	614,000	5,128,000	317,000
Dugong National High School	8,747,000	883,000	9,630,000	459,000
Gaddani National High School	20,927,000	1,592,000	22,519,000	754,000
La Paz Integrated School	4,000,000	931,000	4,931,000	491,000
Langiden National High School	6,840,000	759,000	7,599,000	420,000
Layugan Integrated School	1,499,000	549,000	2,048,000	—
Licuan Integrated School	1,499,000	468,000	1,967,000	—
Lul-luno National High School	5,106,000	640,000	5,746,000	289,000
Lumaba Integrated School	499,000	362,000	861,000	—
Luzong National High School	5,981,000	706,000	6,687,000	357,000
Maguyepyep Integrated School	2,000,000	558,000	2,558,000	—
Marc Ysrael B. Bernos Memorial National High School	19,023,000	1,625,000	20,648,000	890,000
Naglibacan Integrated School	997,000	378,000	1,375,000	—
Pangtod National High School	9,842,000	910,000	10,752,000	459,000
Peñarrubia Integrated School	6,388,000	1,084,000	7,472,000	445,000
Pulot National High School	10,100,000	914,000	11,014,000	457,000
Quidaoen National High School	5,636,000	674,000	6,310,000	361,000
Rosalio Eduarte National High School	13,404,000	1,392,000	14,796,000	669,000
San Isidro National High School	10,247,000	943,000	11,190,000	495,000
San Quintin National High School	9,637,000	924,000	10,561,000	441,000
Supo National High School	5,312,000	647,000	5,959,000	315,000
Suyo National High School	18,104,000	1,506,000	19,610,000	835,000
Tabangao Integrated School	2,498,000	422,000	2,920,000	—
Tagodtod National High School	12,984,000	1,421,000	14,405,000	779,000
Tamac Integrated School	1,497,000	435,000	1,932,000	—
Tiempo National High School	6,307,000	694,000	7,001,000	357,000
Tineg National High School	8,075,000	694,000	8,769,000	357,000
Tuquib Integrated School	1,623,000	373,000	1,996,000	—

Division of Apayao	231,092,000	29,408,000	260,500,000	11,862,000

Division Office - Proper	4,329,000	—	4,329,000	—
Allangigan Integrated School	499,000	345,000	844,000	—
Allig National Agricultural and Trade High School	6,308,000	664,000	6,972,000	334,000
Apayao Science High School	7,324,000	815,000	8,139,000	567,000
Bacsay Dagupan National High School	10,709,000	968,000	11,677,000	543,000
Butao Integrated School	1,497,000	374,000	1,871,000	—
Cadaclan Integrated School	3,057,000	355,000	3,412,000	—
Calanasan National High School	8,546,000	662,000	9,208,000	392,000
Conner National High School	12,922,000	1,001,000	13,923,000	537,000
Consuelo National High School	3,168,000	592,000	3,760,000	281,000
Cupis National High School	5,115,000	734,000	5,849,000	327,000
Dagara Integrated School	997,000	434,000	1,431,000	—
Gov. Benjamin Leguiab, Sr. Memorial National High School	7,378,000	785,000	8,163,000	386,000
Guina-ang National High School	2,754,000	748,000	3,502,000	—
Ili National High School	6,550,000	943,000	7,493,000	611,000
Kabugao Agro-Industrial High School	13,197,000	720,000	13,917,000	334,000
Kabugao National High School	—	739,000	739,000	375,000
Kalliat Integrated School	2,558,000	429,000	2,987,000	—
Karikitan Integrated School	997,000	367,000	1,364,000	—
Katablangan Integrated School	499,000	345,000	844,000	—
Luna National High School	13,899,000	1,234,000	15,133,000	604,000
Malama Integrated School	499,000	532,000	1,031,000	—

862	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Malayugan Integrated School	499,000	389,000	888,000	—
Marag Valley Agricultural and Trade High School	4,842,000	665,000	5,507,000	346,000
Mataguisi Comprehensive High School	6,541,000	768,000	7,309,000	380,000
Mayor Bartolome Serut National Agricultural and Trade High School	5,263,000	734,000	5,997,000	—
Mayor Guillermo Barsatan Memorial School of Arts and Trade	7,606,000	873,000	8,479,000	405,000
Mayor Ricardo de San Jose, Sr. Comprehensive High School	10,103,000	1,038,000	11,141,000	596,000
Musimut National High School	2,639,000	726,000	3,365,000	—
Pio Dalim Memorial School of Arts and Trades	12,550,000	586,000	13,136,000	296,000
Pudtol Vocational High School	15,123,000	1,597,000	16,720,000	1,178,000
Sacpil National High School	2,187,000	705,000	2,892,000	—
San Francisco National Agricultural and Trade High School	3,938,000	650,000	4,588,000	308,000
San Jose Integrated School	1,997,000	382,000	2,379,000	—
Sipa-Imelda National High School	9,127,000	731,000	9,858,000	365,000
Sta. Filomena School of Arts and Trades	499,000	592,000	1,091,000	296,000
Sta. Marcela National High School	12,150,000	1,377,000	13,527,000	758,000
Swan National Agricultural and Trade High School	5,749,000	705,000	6,454,000	—
Talifugo National High School	7,103,000	847,000	7,950,000	439,000
Tanglagan National High School	499,000	720,000	1,219,000	363,000
Tawit National High School	3,134,000	671,000	3,805,000	369,000
Tumog National Agricultural and Trade High School	6,741,000	866,000	7,607,000	472,000

Division of Baguio City	153,578,000	19,956,000	173,534,000	8,214,000

Division Office - Proper	2,997,000	—	2,997,000	—
Baguio City National Science High School	9,865,000	1,472,000	11,337,000	3,105,000
Bakakeng National High School (Baguio City NHS - Bakakeng Annex)	7,324,000	1,161,000	8,485,000	—
Crystal Cave Integrated School	—	343,000	343,000	—
Dominican-Mirador National High School (Pines City National High School - Dominican Mirador Annex)	6,957,000	1,000,000	7,957,000	—
Doña Aurora National High School (Baguio City National High School - Doña Aurora Annex)	16,156,000	1,412,000	17,568,000	369,000
Fort Del Pilar National High School	—	1,701,000	1,701,000	434,000
Happy Hollow National High School (Baguio City National High School - Happy Hollow Annex)	4,240,000	665,000	4,905,000	365,000
Hillside National High School	—	954,000	954,000	—
Joaquin Smith National High School	19,442,000	1,528,000	20,970,000	682,000
Lindawan National High School (Baguio City National High School - Lindawan Annex)	5,959,000	758,000	6,717,000	292,000
Pinget National High School (Pines City National High School - Pinsao Extension)	10,750,000	1,297,000	12,047,000	327,000
Pinsao National High School	16,573,000	1,130,000	17,703,000	354,000
Quezon Hill National High School (Pines City National High School - Quezon Hill Annex)	15,496,000	1,841,000	17,337,000	415,000
Rizal National High School (Baguio City National High School - Rizal Annex)	14,984,000	2,009,000	16,993,000	693,000
San Vicente National High School (Baguio City National High School - San Vicente Annex)	12,779,000	1,399,000	14,178,000	483,000
Sto. Tomas National High School (Baguio City National High School - Sto. Tomas Annex)	10,056,000	1,286,000	11,342,000	695,000

Division of Benguet	415,233,000	54,551,000	469,784,000	20,058,000

Division Office - Proper	7,861,000	—	7,861,000	—
Abucot Integrated School	997,000	567,000	1,564,000	186,000
Adaoay National High School	12,425,000	830,000	13,255,000	499,000
Alno National High School	9,738,000	1,181,000	10,919,000	445,000
Ambangeg National High School	7,936,000	997,000	8,933,000	625,000
Ambiong National High School	6,697,000	976,000	7,673,000	—
Ambuklao National High School	1,497,000	776,000	2,273,000	418,000
Amlimay Integrated School	3,995,000	483,000	4,478,000	125,000
Ampucao National High School	10,354,000	1,050,000	11,404,000	883,000
Bad-ayan Integrated School	3,995,000	522,000	4,517,000	217,000
Bagu Integrated School	—	367,000	367,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	863
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Bakun National High School	8,617,000	674,000	9,291,000	313,000
Balili National High School	13,600,000	856,000	14,456,000	455,000
Ballay Integrated School	997,000	517,000	1,514,000	—
Bangao National High School	12,556,000	1,302,000	13,858,000	636,000
Bantic National High School	1,997,000	630,000	2,627,000	298,000
Bedbed National High School	6,013,000	613,000	6,626,000	340,000
Bineng National High School	3,493,000	762,000	4,255,000	315,000
Binga National High School	6,091,000	647,000	6,738,000	323,000
Boneng Integrated School	3,057,000	384,000	3,441,000	171,000
Bulalacao National High School	8,429,000	786,000	9,215,000	376,000
Cabacab National High School	—	723,000	723,000	336,000
Cabiten National High School	5,438,000	756,000	6,194,000	380,000
Cagui-ing Integrated School	—	396,000	396,000	—
Camanpaguey Integrated School	997,000	355,000	1,352,000	—
Camp 30 National High School	7,326,000	1,053,000	8,379,000	483,000
Catlubong National High School	9,573,000	987,000	10,560,000	422,000
Cordillera Regional Science High School	10,834,000	2,060,000	12,894,000	702,000
Daklan National High School	7,477,000	744,000	8,221,000	438,000
Datakan Integrated School	5,692,000	511,000	6,203,000	230,000
Eastern La Trinidad National High School	12,504,000	1,218,000	13,722,000	674,000
Evelio Javier Memorial National High School	19,092,000	1,288,000	20,380,000	527,000
Franklin Guy Haight National High School	1,499,000	932,000	2,431,000	—
Gaswiling Integrated School	569,000	345,000	914,000	—
Gatawa C. Dontongan Integrated School	3,995,000	473,000	4,468,000	—
Guinaoang National High School	11,054,000	1,111,000	12,165,000	602,000
Gumatdang Integrated School	1,563,000	519,000	2,082,000	—
Kabayan Central Integrated School	—	455,000	455,000	—
Kapangan Central National High School	13,071,000	1,135,000	14,206,000	611,000
Kapangan National High School	8,354,000	871,000	9,225,000	464,000
Kayapa National High School	—	754,000	754,000	363,000
Kiwas Integrated School	2,498,000	492,000	2,990,000	—
Lam-ayan Integrated School	3,621,000	413,000	4,034,000	186,000
Laurencio Fianza National High School	8,624,000	749,000	9,373,000	403,000
Lengaoan-Waking Integrated School	1,997,000	481,000	2,478,000	—
Loacan National High School (Alejo M. Pacalso Memorial National High School)	8,033,000	927,000	8,960,000	636,000
Lubo Integrated School	1,497,000	384,000	1,881,000	—
Madaymen National High School	7,398,000	973,000	8,371,000	459,000
Manganese Integrated School	6,115,000	591,000	6,706,000	—
Marcelo Marquez National High School	1,997,000	631,000	2,628,000	308,000
Miguel Palispis Integrated School	997,000	355,000	1,352,000	—
Mocgao Integrated School	997,000	355,000	1,352,000	—
Mogao Integrated School	2,496,000	514,000	3,010,000	—
Natubleng National High School	—	917,000	917,000	382,000
Nawal Integrated School	2,994,000	403,000	3,397,000	—
Omas Ampaguey Integrated School	1,497,000	479,000	1,976,000	—
Palidan Integrated School	2,499,000	475,000	2,974,000	—
Palina Integrated School	—	288,000	288,000	—
Puguis National High School	4,491,000	964,000	5,455,000	—
Sablan National High School	13,003,000	1,071,000	14,074,000	550,000
Sagandoy Integrated School	—	316,000	316,000	—
Sagpat Integrated School	4,060,000	574,000	4,634,000	—
Saguitlang Integrated School	3,560,000	355,000	3,915,000	—
Sinacbat National High School	1,508,000	669,000	2,177,000	329,000
Sinipsip National High School	14,874,000	936,000	15,810,000	523,000
Taba-ao Integrated School	2,993,000	571,000	3,564,000	300,000
Tabio National High School	6,154,000	720,000	6,874,000	386,000
Tacadang Integrated School	4,726,000	478,000	5,204,000	167,000
Taloy Sur National High School	8,462,000	882,000	9,344,000	443,000
Tawangan-Lusod National High School	5,717,000	660,000	6,377,000	315,000
Tocmo Integrated School	1,497,000	589,000	2,086,000	—
Trazon S. Fianza, Sr. National High School	6,955,000	682,000	7,637,000	371,000
Tuba Central National High School	13,817,000	1,385,000	15,202,000	539,000
Tublay National Trade High School	7,485,000	740,000	8,225,000	361,000

864	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Twin Peaks National High School (Tuba National High School, Twin Peaks)	12,291,000	1,128,000	13,419,000	543,000
Virac Integrated School	997,000	798,000	1,795,000	—

Division of Ifugao	231,952,000	28,968,000	260,920,000	11,155,000

Division Office - Proper	4,241,000	—	4,241,000	—
Aguinaldo National High School	9,646,000	1,198,000	10,844,000	590,000
Alupapan Integrated School	—	554,000	554,000	243,000
Asipulo National High School	11,638,000	1,242,000	12,880,000	432,000
Ayangan National Agricultural & Vocational High School	5,412,000	605,000	6,017,000	310,000
Banaue National High School Extension	—	734,000	734,000	382,000
Bangbang National High School	6,643,000	725,000	7,368,000	292,000
Caba National High School	5,314,000	674,000	5,988,000	296,000
Camandag National High School	4,914,000	693,000	5,607,000	308,000
Caragasan National High School	8,876,000	919,000	9,795,000	407,000
Cudog National High School	1,497,000	904,000	2,401,000	—
Danggo National High School	6,320,000	650,000	6,970,000	—
Eastern Potia National High School	12,587,000	1,041,000	13,628,000	441,000
Gohang National High School	12,253,000	985,000	13,238,000	418,000
Haliap National High School	12,576,000	982,000	13,558,000	493,000
Hungduan National High School	9,419,000	876,000	10,295,000	354,000
Ifugao Provincial Science High School	9,396,000	900,000	10,296,000	745,000
Ifugao Technical Vocational School	—	1,159,000	1,159,000	692,000
Itab Integrated School	1,497,000	360,000	1,857,000	—
Kalanguya National High School	3,817,000	730,000	4,547,000	380,000
Kiangan National High School	10,156,000	810,000	10,966,000	373,000
Lagawe National High School	7,274,000	714,000	7,988,000	—
Mongilit Ligmayo National High School	7,274,000	812,000	8,086,000	—
Mungayang National High School	2,527,000	684,000	3,211,000	275,000
Namulditan Senior High School	—	—	—	900,000
Nangkatengey National High School	—	734,000	734,000	—
Natcak National High School (Haliap National High School - Ammoweg Annex)	3,911,000	700,000	4,611,000	352,000
Panopdopan Integrated School	—	501,000	501,000	—
Pinto National High School	10,738,000	916,000	11,654,000	460,000
Potia National High School	2,496,000	1,211,000	3,707,000	—
Rufino I. Chungalao Science High School	5,975,000	796,000	6,771,000	434,000
Southern Hingyon National High School	14,828,000	1,142,000	15,970,000	—
Tinoc National High School	13,738,000	1,428,000	15,166,000	657,000
Tulaed National High School	8,307,000	885,000	9,192,000	—
Ubao National High School	18,682,000	1,147,000	19,829,000	577,000
Ubao National High School Extension	—	557,000	557,000	344,000

Division of Kalinga	205,620,000	23,121,000	228,741,000	10,664,000

Division Office - Proper	3,820,000	—	3,820,000
Allaguia National High School	4,489,000	701,000	5,190,000	361,000
Asibanglan National High School (Kalinga National High School - Asibanglan Annex)	5,068,000	599,000	5,667,000	308,000
Balbalan National High School	—	708,000	708,000	411,000
Bangad National High School	7,215,000	756,000	7,971,000	375,000
Batong Buhay National High School (Pasil National High School - Batong Buhay Annex)	6,698,000	745,000	7,443,000	302,000
Biga National High School	3,306,000	650,000	3,956,000	329,000
Cal-owan Agricultural and Vocational National High School	9,940,000	887,000	10,827,000	474,000
Camalog National High School	10,678,000	807,000	11,485,000	409,000
Cawagayan National High School	10,391,000	955,000	11,346,000	411,000
Central Pasil National High School (Pasil National High School - Amdalao National High School Annex)	12,343,000	874,000	13,217,000	436,000
Dao-angan Integrated School	499,000	365,000	864,000	—
Eastern Balbalan National High School	499,000	721,000	1,220,000	—
Kinama National High School	8,320,000	876,000	9,196,000	462,000
Limos National High School	8,800,000	625,000	9,425,000	329,000
Lubuagan National High School	7,903,000	1,098,000	9,001,000	397,000
Macutay-Palao National High School	13,478,000	1,278,000	14,756,000	800,000

JANUARY 5, 2026	OFFICIAL GAZETTE	865
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Magtoma Pangol National High School	14,236,000	907,000	15,143,000	355,000
Malagnat National High School	1,563,000	992,000	2,555,000	470,000
Mananig National High School (Kalinga National High School - Mananig Annex)	4,558,000	729,000	5,287,000	—
Pasil National High School	8,476,000	732,000	9,208,000	409,000
Santor National High School	3,188,000	868,000	4,056,000	396,000
SHS in Lubuagan, Kalinga			—	909,000
Socbot National High School (Cawagayan National High School - Socbot Annex)	6,636,000	808,000	7,444,000	367,000
Southern Tinglayan National High School	8,722,000	847,000	9,569,000	350,000
Sumadel National High School	9,498,000	659,000	10,157,000	317,000
Taloctoc General Comprehensive National High School (Tanudan Vocational School - Taloctoc Annex)	5,243,000	568,000	5,811,000	300,000
Tanudan National High School	8,597,000	687,000	9,284,000	270,000
Tappo Vocational High School	9,153,000	921,000	10,074,000	—
Tinglayan National High School	5,017,000	643,000	5,660,000	365,000
Tulgao West Integrated School	2,999,000	409,000	3,408,000	—
Western Kalinga National High School	4,287,000	706,000	4,993,000	352,000

Division of Mt. Province	342,875,000	40,777,000	383,652,000	9,526,000

Division Office - Proper	6,523,000	—	6,523,000	—
Abatan National High School	4,245,000	692,000	4,937,000	—
Agawa National High School	4,199,000	702,000	4,901,000	—
Albago National High School	6,068,000	758,000	6,826,000	—
Am-Am National High School	5,477,000	662,000	6,139,000	312,000
Ankileng National High School	9,797,000	763,000	10,560,000	388,000
Anonat National Agricultural and Vocational High School	4,961,000	660,000	5,621,000	350,000
Bacarri National Trade Agricultural High School - Bunot Extension	—	681,000	681,000	—
Bagnen National High School	5,747,000	788,000	6,535,000	—
Balaoa National High School (Tadian School of Arts and Trades - Balaoa Extension)	3,753,000	680,000	4,433,000	—
Balugan National High School	5,539,000	733,000	6,272,000	—
Banao National High School	8,328,000	894,000	9,222,000	—
Banawel National High School	4,398,000	753,000	5,151,000	—
Bangaan National High School	9,210,000	902,000	10,112,000	—
Banguitan National High School	4,346,000	673,000	5,019,000	—
Bansa National High School	5,450,000	868,000	6,318,000	—
Barlig National High School	8,288,000	746,000	9,034,000	—
Belwang National High School	3,663,000	668,000	4,331,000	—
Besao National High School	5,647,000	674,000	6,321,000	455,000
Betwagan National High School	8,214,000	932,000	9,146,000	—
Bunga National High School	4,226,000	681,000	4,907,000	—
Buringal National High School	6,591,000	824,000	7,415,000	—
Butigue National High School	8,605,000	822,000	9,427,000	661,000
Cagubatan National High School	8,051,000	732,000	8,783,000	375,000
Dacudac National High School	4,887,000	689,000	5,576,000	294,000
Dalican National High School	4,942,000	714,000	5,656,000	—
Data National High School	4,911,000	690,000	5,601,000	—
Guinaang National High School	6,987,000	606,000	7,593,000	241,000
Kadaclan National High School	6,224,000	712,000	6,936,000	285,000
Leseb National High School	4,411,000	710,000	5,121,000	—
Lias National High School	4,357,000	666,000	5,023,000	—
Lubon National High School	10,818,000	734,000	11,552,000	313,000
Mabaay National High School	11,132,000	786,000	11,918,000	413,000
Mabalite National High School	1,997,000	637,000	2,634,000	—
Mainit National High School	2,496,000	685,000	3,181,000	—
Masla National High School	8,693,000	639,000	9,332,000	401,000
Mayag National High School	4,061,000	695,000	4,756,000	—
Mt. Data National High School	11,772,000	1,029,000	12,801,000	714,000
Namatec National High School	5,384,000	746,000	6,130,000	—
Natonin Senior High School	—	—	—	1,205,000
Otucan-Bila National High School	8,598,000	788,000	9,386,000	438,000
Palitod National High School	7,809,000	816,000	8,625,000	357,000

866	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Pingad National High School	9,654,000	914,000	10,568,000	621,000
Sabangan National High School	8,478,000	769,000	9,247,000	396,000
Saclit National High School	4,271,000	705,000	4,976,000	—
Sadanga National Technical-Vocational and Skills Training High School	7,587,000	836,000	8,423,000	432,000
Sagada National High School	8,720,000	832,000	9,552,000	552,000
Saliok National Technical-Vocational and Skills Training High School	4,760,000	770,000	5,530,000	—
San Rafael National High School	7,829,000	913,000	8,742,000	—
Sta. Isabel National High School	6,382,000	801,000	7,183,000	—
Subaba National High School	4,213,000	774,000	4,987,000	—
Talubin National High School	5,494,000	666,000	6,160,000	—
Tamboan National High School	4,825,000	676,000	5,501,000	—
Tapapan National High School	7,301,000	832,000	8,133,000	323,000
Tipunan National High School	7,977,000	1,017,000	8,994,000	—
Tocucan National High School	4,579,000	642,000	5,221,000	—

Division of Tabuk City	131,776,000	17,504,000	149,280,000	4,348,000

Division Office - Proper	2,440,000	—	2,440,000	—
Agbannawag National High School	24,559,000	2,091,000	26,650,000	1,293,000
Amlao Integrated School	1,497,000	387,000	1,884,000	—
Appas Integrated School	997,000	455,000	1,452,000	—
Bado Dangwa National High School (Tuga National High School - Bado Dangwa Annex)	9,014,000	859,000	9,873,000	445,000
Balawag National High School	6,195,000	796,000	6,991,000	405,000
Balong National High School (Tabuk National High School - Balong Annex)	7,691,000	842,000	8,533,000	363,000
Bantay National High School	3,258,000	782,000	4,040,000	—
Bulo National High School (Sumadel National High School - Bulo Annex)	7,234,000	747,000	7,981,000	325,000
Calaccad National High School	8,892,000	808,000	9,700,000	—
Cudal National High School	8,913,000	875,000	9,788,000	386,000
Dilag Integrated School	5,259,000	653,000	5,912,000	308,000
Dupag National High School	—	704,000	704,000	—
Eastern Kalinga National High School	6,652,000	745,000	7,397,000	—
Guilayon Integrated School	1,497,000	369,000	1,866,000	—
Ipil Integrated School	499,000	347,000	846,000	—
Lacnog Integrated School	1,000,000	440,000	1,440,000	—
Laya Integrated School	997,000	534,000	1,531,000	—
Maledda Integrated School	1,530,000	502,000	2,032,000	—
Nambaran Agro-Industrial National High School (Nambaran National High School)	7,303,000	905,000	8,208,000	397,000
Nambucayan National High School	5,668,000	712,000	6,380,000	—
Naneng National High School	7,967,000	741,000	8,708,000	—
New Tanglag National High School	7,126,000	808,000	7,934,000	426,000
San Pablo Integrated School	2,059,000	543,000	2,602,000	—
Southern Tabuk Integrated School	1,031,000	481,000	1,512,000	—
Toppan Integrated School	2,498,000	378,000	2,876,000	—

Region II - Cagayan Valley	3,249,310,000	363,882,000	3,613,192,000	176,301,000

Division of Batanes	39,314,000	3,602,000	42,916,000	1,206,000

Division Office - Proper	700,000	—	700,000	—
Batanes General Comprehensive High School (BPC-Uyugan High School)	6,520,000	609,000	7,129,000	258,000
Itbud Integrated School	6,117,000	602,000	6,719,000	167,000
Ivana National High School	10,447,000	771,000	11,218,000	308,000
Mahatao National High School	10,446,000	745,000	11,191,000	313,000
Raele Integrated School	4,023,000	504,000	4,527,000	160,000
Valugan Integrated School	1,061,000	371,000	1,432,000	—

Division of Cagayan	1,292,815,000	127,586,000	1,420,401,000	63,185,000

Division Office - Proper	25,045,000	—	25,045,000	—
Afusing National High School	17,072,000	1,463,000	18,535,000	680,000

JANUARY 5, 2026	OFFICIAL GAZETTE	867
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Alig Valley National High School	7,697,000	705,000	8,402,000	367,000
Amulung National High School - Baculud Extension	1,081,000	902,000	1,983,000	415,000
Andarayan National High School	39,677,000	2,768,000	42,445,000	1,818,000
Aparri East National High School	37,293,000	2,775,000	40,068,000	2,082,000
Asassi Integrated School	499,000	352,000	851,000	—
Awallan Integrated School	997,000	534,000	1,531,000	—
Babuyan Claro Integrated School	5,491,000	560,000	6,051,000	238,000
Baggao National Agricultural School - Sta. Margarita Annex	10,641,000	1,564,000	12,205,000	946,000
Baggao National High School	35,549,000	2,628,000	38,177,000	1,959,000
Baggao National High School - Agaman Annex	11,387,000	1,172,000	12,559,000	571,000
Baggao National School of Arts and Trades	24,593,000	1,787,000	26,380,000	1,090,000
Bangag Integrated School	2,496,000	686,000	3,182,000	—
Banua-Pilid Integrated School	997,000	355,000	1,352,000	—
Batangan Integrated School	—	349,000	349,000	—
Baua National High School	17,726,000	1,564,000	19,290,000	857,000
Bayabat National High School	14,280,000	965,000	15,245,000	459,000
Bayabat National High School - La Suerte Extension	2,266,000	853,000	3,119,000	399,000
Baybayog National High School	28,004,000	2,176,000	30,180,000	1,512,000
Bical National High School	—	657,000	657,000	—
Bidduang National High School	11,508,000	950,000	12,458,000	504,000
Bolos Point Integrated School	—	270,000	270,000	—
Bural Integrated School	2,499,000	458,000	2,957,000	203,000
Cabatacan High School	14,089,000	1,057,000	15,146,000	667,000
Cabatacan High School - Nabannagan Annex	10,675,000	1,036,000	11,711,000	434,000
Cabbo National High School	18,540,000	1,664,000	20,204,000	711,000
Cabiraoan National High School	6,876,000	839,000	7,715,000	411,000
Calaoagan Dackel National High School	38,382,000	2,079,000	40,461,000	1,248,000
Calaoagan Dackel National High School - Capissayan Annex	—	1,462,000	1,462,000	732,000
Calayan High School	24,385,000	1,339,000	25,724,000	799,000
Calayan High School - Dibay Extension	2,705,000	705,000	3,410,000	292,000
Calayan High School - Dilam Extension	—	745,000	745,000	291,000
Calayan High School Annex (Camiguin)	4,501,000	935,000	5,436,000	—
Callao Norte High School	9,358,000	717,000	10,075,000	365,000
Caridad B. Trinidad National High School	9,448,000	1,023,000	10,471,000	457,000
Casambalangan National High School (Sta. Ana High School)	13,175,000	1,261,000	14,436,000	586,000
Cataratan Integrated School	4,422,000	529,000	4,951,000	241,000
Catotoran Integrated School	1,696,000	882,000	2,578,000	447,000
Claveria National High School	5,097,000	650,000	5,747,000	375,000
Cordova National High School	21,259,000	1,428,000	22,687,000	838,000
Dadda National High School	8,164,000	904,000	9,068,000	432,000
Dassun National High School	14,463,000	1,281,000	15,744,000	623,000
David M. Puzon Memorial National High School	18,971,000	1,569,000	20,540,000	1,017,000
Don Mariano Marcos High School	23,122,000	1,576,000	24,698,000	946,000
Don Severino Paglilauan High School (Nannarian National High School)	21,339,000	1,582,000	22,921,000	830,000
Dungao Integrated School	3,064,000	536,000	3,600,000	215,000
Felipe Tuzon Agricultural High School	6,266,000	667,000	6,933,000	350,000
Fuga Island Integrated School	1,499,000	506,000	2,005,000	—
Gabut Integrated School	997,000	385,000	1,382,000	—
Gadu National High School	35,224,000	2,268,000	37,492,000	1,295,000
Gadu National High School - Nangalisan Extension	12,105,000	2,159,000	14,264,000	1,077,000
Gammad National High School	15,565,000	1,308,000	16,873,000	449,000
Gonzaga National High School	22,171,000	1,866,000	24,037,000	1,348,000
Gonzaga National High School - Sta. Clara Annex	—	820,000	820,000	401,000
Hacienda Intal National High School (Baggao National High School)	16,471,000	1,377,000	17,848,000	739,000
Illuru High School	13,524,000	1,161,000	14,685,000	670,000
Imurung National High School	12,592,000	1,184,000	13,776,000	531,000
Ipil High School	8,924,000	1,053,000	9,977,000	573,000
Itawes National Agriculture and Technological School - Bagumbayan Annex	10,380,000	1,443,000	11,823,000	705,000
Itawes National High School	33,179,000	2,586,000	35,765,000	1,964,000
Joaquin Dela Cruz Integrated School	997,000	345,000	1,342,000	—

868	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Lagum Integrated School	1,499,000	497,000	1,996,000	—
Lal-lo National High School	51,595,000	3,443,000	55,038,000	2,797,000
Lal-lo National High School - Bulala Norte Annex	7,167,000	885,000	8,052,000	459,000
Lal-lo National High School - Cabayabasan Annex	2,755,000	864,000	3,619,000	497,000
Lemu National High School	18,489,000	1,178,000	19,667,000	640,000
Libertad High School	25,903,000	2,458,000	28,361,000	1,771,000
Licerio Antiporda, Sr. High School	27,199,000	1,820,000	29,019,000	1,170,000
Licerio Antiporda, Sr. High School - Dalaya Extension	1,132,000	904,000	2,036,000	466,000
Licerio Antiporda, Sr. High School - Sta. Isabel Extension	1,692,000	813,000	2,505,000	409,000
Lipatan Integrated School	1,565,000	484,000	2,049,000	—
Logac National High School	21,398,000	1,633,000	23,031,000	909,000
Mabuno Integrated School	—	400,000	400,000	—
Magalalag National High School	19,643,000	1,424,000	21,067,000	791,000
Magapit National High School	13,995,000	1,368,000	15,363,000	802,000
Magsaysay Integrated School	499,000	365,000	864,000	—
Magsidel National High School	—	674,000	674,000	241,000
Mapurao Integrated Learning School	4,960,000	521,000	5,481,000	—
Maraburab Integrated School	—	301,000	301,000	—
Marede Integrated School	1,497,000	611,000	2,108,000	—
Matucay High School	14,018,000	1,582,000	15,600,000	796,000
Mauanan High School	9,789,000	909,000	10,698,000	396,000
Minabel Integrated School	2,002,000	514,000	2,516,000	—
Minanga Integrated School	1,497,000	567,000	2,064,000	—
Morol Integrated School	997,000	363,000	1,360,000	—
Namuccayan Integrated School	4,782,000	541,000	5,323,000	257,000
Nangalasauan Integrated School	499,000	387,000	886,000	—
Pacac Grande National High School	15,052,000	1,327,000	16,379,000	697,000
Pacac Integrated School	2,994,000	444,000	3,438,000	—
Paddaya Integrated School	—	323,000	323,000	—
Palaui Integrated School	1,998,000	385,000	2,383,000	—
Parog-Parog Integrated School	—	363,000	363,000	—
Pata Integrated School	1,499,000	565,000	2,064,000	—
Pattao National High School	21,685,000	1,428,000	23,113,000	764,000
Pattao National High School - Maddalero Extension	573,000	836,000	1,409,000	405,000
Patunungan Integrated School	499,000	345,000	844,000	—
Peñablanca East National High School	13,506,000	1,213,000	14,719,000	649,000
Piat National High School	27,440,000	2,037,000	29,477,000	1,258,000
Quibal Integrated School	499,000	585,000	1,084,000	—
Rebecca High School	22,543,000	1,183,000	23,726,000	686,000
Sampaguita National High School	24,600,000	1,979,000	26,579,000	1,149,000
San Isidro Integrated School	6,561,000	1,004,000	7,565,000	—
San Juan Integrated School	2,500,000	423,000	2,923,000	238,000
Sanchez Mira High School	13,392,000	1,290,000	14,682,000	781,000
Sicalao Integrated School	6,713,000	565,000	7,278,000	224,000
Sta. Praxedes High School	9,624,000	977,000	10,601,000	483,000
Sta. Teresita National High School	26,725,000	2,014,000	28,739,000	1,194,000
Sta. Teresita National High School - Luga Extension	6,060,000	820,000	6,880,000	375,000
Sto. Niño National High School	24,517,000	1,674,000	26,191,000	1,416,000
Sto. Niño National High School - Abariongan Annex	10,601,000	1,024,000	11,625,000	535,000
Sto. Niño National High School - Lubo Extension	7,841,000	871,000	8,712,000	439,000
Tabang Integrated School	1,499,000	730,000	2,229,000	—
Taguing Integrated School	4,189,000	495,000	4,684,000	—
Taribubu Integrated School	499,000	525,000	1,024,000	—
Tuao Vocational and Technical School - Culung Annex	12,468,000	1,359,000	13,827,000	731,000
Tuao Vocational and Technical School - Malummin Annex	5,759,000	1,092,000	6,851,000	562,000
Tuao Vocational and Technical School - Pata Extension	4,934,000	757,000	5,691,000	354,000
Utan Integrated School	5,414,000	602,000	6,016,000	249,000
Valley Cove Integrated School	4,116,000	438,000	4,554,000	—
Western Enrile Vocational School	11,520,000	987,000	12,507,000	436,000

Division of Cauayan City	120,404,000	15,690,000	136,094,000	15,028,000

Division Office - Proper	2,143,000	—	2,143,000	—
Buyon Integrated School	1,997,000	525,000	2,522,000	—
Cauayan City National High School - Cabaruan Annex	1,143,000	802,000	1,945,000	371,000

JANUARY 5, 2026	OFFICIAL GAZETTE	869
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cauayan City National High School - Research Annex	6,467,000	1,426,000	7,893,000	556,000
Cauayan City Stand-Alone Senior High School	—	—	—	8,771,000
Cauayan National High School - Marabulig Extension	—	1,174,000	1,174,000	455,000
Gappal National High School	14,248,000	1,132,000	15,380,000	539,000
Linglingay National High School - (Isabela National High School Linglingay Extension)	6,731,000	638,000	7,369,000	411,000
Maligaya Integrated School	—	402,000	402,000	—
Pinoma National High School (Isabela National High School - Pinoma Extension)	14,350,000	1,576,000	15,926,000	688,000
San Antonio National High School	10,548,000	1,045,000	11,593,000	464,000
San Luis Integrated School	3,555,000	547,000	4,102,000	—
Sillawit National High School	9,738,000	1,232,000	10,970,000	562,000
Villa Concepcion High School - Baculod Annex	562,000	895,000	1,457,000	413,000
Villa Concepcion High School - Rogus Extension	1,132,000	883,000	2,015,000	373,000
Villa Concepcion National High School	34,534,000	1,946,000	36,480,000	842,000
West Tabacal Region National High School	13,256,000	1,467,000	14,723,000	583,000

Division of Ilagan City	114,312,000	12,507,000	126,819,000	4,959,000

Division Office - Proper	2,166,000	—	2,166,000	—
Abuan National High School	2,060,000	731,000	2,791,000	—
Alinguigan 2nd Integrated School	1,000,000	626,000	1,626,000	—
Dappat Integrated School (Isabela National High School - Dappat Extension)	9,974,000	685,000	10,659,000	306,000
Gayong-Gayong Sur Integrated School	5,069,000	542,000	5,611,000	270,000
Ilagan East Integrated SPED Center	2,098,000	355,000	2,453,000	—
Ilagan Sports High School	11,188,000	854,000	12,042,000	—
Isabela School of Arts and Trades - Cabannungan Annex	2,873,000	1,033,000	3,906,000	459,000
Lupigue Integrated School	9,070,000	644,000	9,714,000	456,000
Manaring Integrated School	12,431,000	1,155,000	13,586,000	555,000
Rang-Ayan National High School (Isabela National High School - Rang-ayan Annex)	14,905,000	1,545,000	16,450,000	808,000
San Antonio Agricultural High School - San Rafael Annex	8,992,000	1,096,000	10,088,000	569,000
San Lorenzo Integrated School	10,736,000	909,000	11,645,000	477,000
San Pedro Integrated School	4,564,000	546,000	5,110,000	222,000
Sindun Bayabo Integrated School	1,629,000	467,000	2,096,000	207,000
Sta. Isabel National High School	15,557,000	1,319,000	16,876,000	630,000

Division of Isabela	1,011,572,000	116,991,000	1,128,563,000	53,377,000

Division Office - Proper	19,491,000	—	19,491,000	—
Addalam Region High School - Divinan Annex	1,062,000	743,000	1,805,000	—
Alfreda Albano National High School - Masipi Annex	—	889,000	889,000	—
Alibadabad National High School	12,248,000	1,280,000	13,528,000	556,000
Alicia Vocational School	16,019,000	1,329,000	17,348,000	789,000
Andabuen National High School	13,191,000	1,251,000	14,442,000	708,000
Aneg National High School	4,458,000	825,000	5,283,000	—
Antagan National High School (Isabela National High School - Antagan I Annex)	13,590,000	1,113,000	14,703,000	552,000
Aurora Senior High School	—	—	—	4,305,000
Ayod Integrated School	997,000	462,000	1,459,000	—
Babaran Integrated School	—	341,000	341,000	—
Bacnor National High School (Calaguian National High School - Bacnor Annex)	12,368,000	1,441,000	13,809,000	636,000
Bagnos Integrated School	1,998,000	510,000	2,508,000	—
Balagan Integrated School	2,560,000	549,000	3,109,000	—
Balliao Integrated School	2,060,000	421,000	2,481,000	—
Banquero Integrated School	6,106,000	706,000	6,812,000	125,000
Barucboc National High School	11,869,000	1,201,000	13,070,000	581,000
Bayabo East Integrated School	2,496,000	528,000	3,024,000	—
Biga Integrated School	2,000,000	451,000	2,451,000	—
Bimonton Integrated School	5,182,000	625,000	5,807,000	236,000
Bitabian National High School	3,628,000	880,000	4,508,000	—
Buenaventura G. Masigan National High School	15,486,000	1,291,000	16,777,000	638,000
Buyasan Integrated School	997,000	418,000	1,415,000	—
Cabagan Riverside National High School	10,544,000	1,521,000	12,065,000	862,000

870	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cabaruan Integrated School	11,729,000	986,000	12,715,000	430,000
Cadaloria High School	11,435,000	958,000	12,393,000	451,000
Cadsalan Integrated School	5,429,000	664,000	6,093,000	—
Candanum Integrated School	—	371,000	371,000	—
Cebu Integrated School	4,970,000	594,000	5,564,000	230,000
Colorado Integrated School	6,815,000	698,000	7,513,000	—
Cordon National High School	10,112,000	1,802,000	11,914,000	1,027,000
Cubag Integrated School	997,000	563,000	1,560,000	—
Cumabao Integrated School	12,249,000	981,000	13,230,000	458,000
Cumu Integrated School	5,519,000	524,000	6,043,000	—
Dabubu High School	18,328,000	1,053,000	19,381,000	560,000
Dalena High School	5,622,000	916,000	6,538,000	—
Daragutan West Integrated School	2,062,000	593,000	2,655,000	—
Del Pilar Integrated School	8,864,000	673,000	9,537,000	230,000
Delfin Albano (Magsaysay) Stand-Alone Senior High School	—	—	—	1,565,000
Diadi Region High School	13,863,000	1,438,000	15,301,000	667,000
Dibewan Integrated School	1,998,000	497,000	2,495,000	—
Dibulo Integrated School	1,499,000	479,000	1,978,000	—
Dicamay Integrated School	4,213,000	531,000	4,744,000	209,000
Dicamay National High School	3,570,000	923,000	4,493,000	—
Dietban Integrated School	7,034,000	710,000	7,744,000	—
Dinapigue National High School	12,247,000	1,125,000	13,372,000	586,000
Dingading Integrated School	8,301,000	761,000	9,062,000	327,000
Divilacan National High School (Isabela National High School - Divilacan Annex)	8,737,000	926,000	9,663,000	371,000
Dolores Integrated School	4,326,000	560,000	4,886,000	—
Doña Josefa E. Marcos National High School	13,602,000	1,212,000	14,814,000	598,000
Doña Magdalena Gaffud National High School	11,738,000	1,194,000	12,932,000	544,000
Dorganda High School	5,496,000	640,000	6,136,000	334,000
Duroc Integrated School	5,969,000	523,000	6,492,000	—
Echague National High School	32,846,000	2,906,000	35,752,000	1,883,000
Eden Integrated School	2,755,000	544,000	3,299,000	201,000
Fermeldy National High School	14,300,000	1,212,000	15,512,000	604,000
Fugaru Integrated School	5,086,000	530,000	5,616,000	—
Gamu Rural School - Junction Upi Annex	3,934,000	1,304,000	5,238,000	—
General Emilio Aguinaldo National High School	14,599,000	1,329,000	15,928,000	627,000
Highway Region High School	9,198,000	978,000	10,176,000	422,000
Ibujan Integrated School	997,000	398,000	1,395,000	—
Imbiao Integrated School	2,496,000	409,000	2,905,000	—
Imelda Marcos High School - Mabbayad Annex	499,000	722,000	1,221,000	—
Imelda Marcos National High School	12,815,000	1,084,000	13,899,000	703,000
Ingud - Ramona Integrated School	5,516,000	474,000	5,990,000	—
Isabela SPED Center Extension (School for the Deaf)	2,000,000	424,000	2,424,000	—
Isabela Sports Senior High School	—	—	—	840,000
Jones West High School	2,560,000	691,000	3,251,000	348,000
Josefina Albano National High School (San Antonio High School - Paragu Extension)	6,714,000	735,000	7,449,000	312,000
La Paz National High School	9,211,000	955,000	10,166,000	401,000
La Suerte High School (Isabela National High School - La Suerte Extension)	7,385,000	928,000	8,313,000	—
Lanna National High School (Isabela National High School - Camp Samal Annex)	14,855,000	1,251,000	16,106,000	571,000
Lanting Region National High School (Roxas National High School - Lanting Region Annex)	14,244,000	1,138,000	15,382,000	552,000
Lapogan Integrated School	3,493,000	679,000	4,172,000	—
Lomboy Integrated School	9,396,000	713,000	10,109,000	—
Luis Fe - Gomez Diamantina National High School (Cabatuan National High School - Diamantina Annex)	11,109,000	1,050,000	12,159,000	418,000
Luna General Comprehensive High School	10,063,000	999,000	11,062,000	565,000
Macaniao Integrated School	9,395,000	718,000	10,113,000	—
Maconacon National High School	8,786,000	837,000	9,623,000	499,000
Malalinta National High School	4,991,000	795,000	5,786,000	355,000
Mallig National High School - Main	26,282,000	1,637,000	27,919,000	701,000
Mallig Plains National High School	8,113,000	1,433,000	9,546,000	522,000

JANUARY 5, 2026	OFFICIAL GAZETTE	871
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Maluno Integrated School	5,689,000	643,000	6,332,000	—
Manuel L. Quezon National High School	8,152,000	796,000	8,948,000	350,000
Mapalad Integrated School	997,000	396,000	1,393,000	—
Marannao Integrated School	5,128,000	424,000	5,552,000	—
Matusalem National High School	7,034,000	926,000	7,960,000	399,000
Minagbag High School	9,891,000	1,040,000	10,931,000	—
Monico Rarama National High School (Muñoz High School Extension)	8,719,000	842,000	9,561,000	430,000
Naganacan - Villabuena National High School	8,412,000	950,000	9,362,000	451,000
New Magsaysay Integrated School	2,131,000	417,000	2,548,000	—
Nueva Era National High School	1,997,000	777,000	2,774,000	—
Old San Mariano Integrated School	3,195,000	666,000	3,861,000	—
Palanan School of Agriculture and Trades	4,593,000	1,271,000	5,864,000	—
Palawan Integrated School	4,503,000	535,000	5,038,000	—
Palayan Region High School (Palayan National High School)	17,221,000	1,621,000	18,842,000	823,000
Pangal Sur National High School	9,172,000	990,000	10,162,000	537,000
Panninan Integrated School	1,561,000	580,000	2,141,000	—
Planas Integrated School	—	451,000	451,000	—
Ragan Sur National High School (San Antonio High School - Ragan Sur Annex)	11,657,000	1,473,000	13,130,000	808,000
Rang-Ayan Integrated School	4,896,000	507,000	5,403,000	—
Reina Mercedes Integrated School	1,061,000	355,000	1,416,000	—
Reina Mercedes National High School	6,713,000	1,128,000	7,841,000	659,000
Rizal Comprehensive National High School	10,772,000	931,000	11,703,000	420,000
Rizal Integrated School	4,918,000	571,000	5,489,000	234,000
Rodolfo B. Albano Stand-Alone Senior High School	—	—	—	2,591,000
Roxas Stand-Alone Senior High School	—	—	—	2,683,000
Salinungan Stand-Alone Senior High School	—	—	—	2,119,000
San Antonino National High School	17,345,000	1,507,000	18,852,000	762,000
San Guillermo Agro-Industrial School (San Guillermo VIS)	15,973,000	1,543,000	17,516,000	1,141,000
San Isidro Integrated School	3,756,000	492,000	4,248,000	—
San Jose Integrated School	7,241,000	648,000	7,889,000	213,000
San Juan Integrated School	4,928,000	571,000	5,499,000	—
San Mariano II Central Integrated School	8,377,000	910,000	9,287,000	—
San Mariano National High School - Cataguing Extension	569,000	741,000	1,310,000	—
San Mariano National High School - Daragutan East Extension	7,258,000	858,000	8,116,000	449,000
San Mateo General Comprehensive High School	8,091,000	987,000	9,078,000	365,000
San Mateo National High School	16,596,000	1,494,000	18,090,000	676,000
San Miguel Integrated School	16,282,000	1,519,000	17,801,000	677,000
San Sebastian Integrated School, Jones	1,499,000	404,000	1,903,000	—
San Sebastian Integrated School, Ramon	11,567,000	982,000	12,549,000	525,000
San Vicente Integrated School	2,496,000	662,000	3,158,000	—
Sgt. Prospero Bello High School - Dumaweng Annex	1,124,000	738,000	1,862,000	—
Sgt. Prospero Bello High School - Main	13,753,000	1,018,000	14,771,000	783,000
Simanu National High School	10,260,000	922,000	11,182,000	518,000
Simiimbaan Integrated School	8,151,000	817,000	8,968,000	338,000
Southeastern Region High School	499,000	756,000	1,255,000	329,000
Sta. Cruz Integrated School	2,000,000	567,000	2,567,000	—
Sta. Filomena Integrated School	3,934,000	454,000	4,388,000	—
Sto. Domingo Integrated School	5,063,000	565,000	5,628,000	207,000
Sto. Domingo-San Isidro Integrated School	2,568,000	585,000	3,153,000	—
Sto. Niño Integrated School	7,843,000	1,063,000	8,906,000	319,000
Sto. Tomas Integrated School	3,128,000	620,000	3,748,000	—
Surcoc Integrated School	1,997,000	464,000	2,461,000	—
Taliktik Integrated School	1,561,000	596,000	2,157,000	—
Tomas Pua, Sr. Integrated School	7,791,000	759,000	8,550,000	—
Tumauini Stand-Alone Senior High School	—	—	—	2,685,000
Turod Integrated School	7,445,000	724,000	8,169,000	245,000
Ueg National High School	10,392,000	933,000	11,325,000	531,000
Victoria Integrated School	997,000	534,000	1,531,000	—
Villa Cacho Integrated School	4,391,000	611,000	5,002,000	226,000
Villa Domingo National High School (Angadanan High School - Villa Domingo Annex)	7,367,000	854,000	8,221,000	397,000

872	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Villa Fugu Integrated School	1,499,000	418,000	1,917,000	—
Villa Miranda Integrated School	5,307,000	558,000	5,865,000	—
Villaluz Integrated School	8,919,000	819,000	9,738,000	—
Wigan Integrated School	9,596,000	808,000	10,404,000	388,000
Yeban Integrated School (Isabela National High School - Yeban Annex)	6,885,000	657,000	7,542,000	—

Division of Nueva Vizcaya	315,066,000	38,709,000	353,775,000	15,418,000

Division Office - Proper	6,633,000	—	6,633,000	—
Abuyo National High School	1,134,000	603,000	1,737,000	302,000
Alimit Integrated School	2,000,000	415,000	2,415,000	—
Ambaguio National High School	13,076,000	1,209,000	14,285,000	550,000
Balong Integrated School	1,000,000	426,000	1,426,000	—
Bambang CS Integrated SPED Center	499,000	355,000	854,000	—
Bascaran National High School	11,481,000	1,113,000	12,594,000	468,000
Belance High School (NVSIT Campus)	18,653,000	1,627,000	20,280,000	898,000
Binalian Integrated School	7,099,000	812,000	7,911,000	359,000
Binogawan Integrated School	1,499,000	477,000	1,976,000	—
Bone North Integrated School	2,498,000	1,169,000	3,667,000	—
Bua Integrated School	1,499,000	688,000	2,187,000	—
Bugkalot National High School	4,903,000	618,000	5,521,000	338,000
Cabayo Integrated School	1,499,000	355,000	1,854,000	—
Canabuan National High School	5,599,000	793,000	6,392,000	436,000
Carolotan National High School - NVSPC Campus	4,978,000	723,000	5,701,000	323,000
Casat National High School - NVSIT Campus	7,725,000	950,000	8,675,000	397,000
Casecnan National High School	8,709,000	786,000	9,495,000	413,000
Dippog National High School	5,002,000	756,000	5,758,000	310,000
Dulli Integrated School	1,499,000	427,000	1,926,000	150,000
Dupax Del Norte National High School	8,709,000	1,089,000	9,798,000	628,000
Eastern Nueva Vizcaya National High School	8,015,000	1,053,000	9,068,000	502,000
Ganao National High School	7,458,000	885,000	8,343,000	327,000
Indiana Integrated School	1,497,000	440,000	1,937,000	—
Kakiduguen National High School	6,665,000	839,000	7,504,000	405,000
Kayapa National High School	12,559,000	1,048,000	13,607,000	464,000
Kongkong Valley National High School	15,541,000	1,509,000	17,050,000	762,000
Luclocos Integrated School	1,497,000	369,000	1,866,000	—
Malabing Valley High School (Malabing High School - NVSPC Campus)	8,768,000	1,089,000	9,857,000	499,000
Mapayao Integrated School	1,497,000	433,000	1,930,000	—
Martinez Cuyangan National High School	2,729,000	757,000	3,486,000	409,000
Mungia National High School (NVSPC Campus)	10,430,000	1,220,000	11,650,000	583,000
Murong National High School (NVSPC Campus)	8,663,000	1,012,000	9,675,000	470,000
Napo-Tuyak National High School	5,552,000	621,000	6,173,000	310,000
Paima National High School	6,252,000	737,000	6,989,000	407,000
Paniki High School (NVSPC Campus)	9,080,000	951,000	10,031,000	430,000
Paquet Integrated School	1,499,000	774,000	2,273,000	—
Pinayag National High School	6,697,000	885,000	7,582,000	470,000
Runruno National High School	11,985,000	1,291,000	13,276,000	676,000
San Fernando Integrated School	997,000	468,000	1,465,000	—
Solano East Integrated School	1,997,000	355,000	2,352,000	—
Sta. Clara High School (NVSPC Campus)	8,665,000	927,000	9,592,000	430,000
Sta. Cruz Pingkian High School (NVSIT Campus)	18,955,000	1,249,000	20,204,000	712,000
Sta. Fe National High School (NVSIT Campus)	26,170,000	1,865,000	28,035,000	1,149,000
Sto. Domingo Integrated School	4,501,000	875,000	5,376,000	—
Tiblac National High School	3,121,000	733,000	3,854,000	426,000
Tuao High School (NVSIT Campus)	8,582,000	933,000	9,515,000	415,000

Division of Quirino	238,474,000	26,673,000	265,147,000	7,793,000

Division Office - Proper	4,614,000	—	4,614,000	—
Aglipay National High School	12,781,000	950,000	13,731,000	571,000
Alicia Integrated School	5,092,000	571,000	5,663,000	177,000
Anak Integrated School	1,500,000	481,000	1,981,000	—
Asaclat Integrated School	997,000	464,000	1,461,000	—
Balligui High School	8,093,000	844,000	8,937,000	504,000

JANUARY 5, 2026	OFFICIAL GAZETTE	873
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Bannawag Integrated School	9,605,000	748,000	10,353,000	270,000
Burgos National High School	10,142,000	893,000	11,035,000	422,000
Cabarroguis Central School - Integrated SPED Center	1,500,000	355,000	1,855,000	—
Cabaruan Integrated School	5,917,000	500,000	6,417,000	236,000
Calaocan Integrated School	4,379,000	484,000	4,863,000	—
Cofcaville Integrated School	2,000,000	376,000	2,376,000	—
Dagupan Integrated School	1,002,000	437,000	1,439,000	—
Debibi Integrated School	6,668,000	782,000	7,450,000	—
Der-an Integrated School	1,500,000	435,000	1,935,000	—
Dicuraban Integrated School	—	270,000	270,000	—
Diffun CS - Integrated SPED Center	1,998,000	355,000	2,353,000	—
Dingasan Integrated School	4,574,000	456,000	5,030,000	—
Dioryong Integrated School	4,396,000	459,000	4,855,000	175,000
Dipintin High School	9,337,000	840,000	10,177,000	466,000
Disimungal Integrated School	4,576,000	526,000	5,102,000	—
Divisoria Sur Integrated School	3,913,000	461,000	4,374,000	232,000
Dumabel Integrated School	4,464,000	469,000	4,933,000	—
Dumanisi Integrated School	2,000,000	574,000	2,574,000	—
Eden Integrated School	1,499,000	479,000	1,978,000	—
Giayan Integrated School	6,824,000	577,000	7,401,000	249,000
Gulac Integrated School	1,497,000	501,000	1,998,000	—
Ifugao Village Integrated School	7,115,000	633,000	7,748,000	272,000
Kimmabayo Integrated School	1,000,000	369,000	1,369,000	—
Landingan Integrated School	3,877,000	437,000	4,314,000	—
Maddela Integrated School of Arts and Trades	8,419,000	764,000	9,183,000	487,000
Maddela North CS Integrated SPED Center	1,499,000	355,000	1,854,000	—
Magsaysay National High School	8,008,000	943,000	8,951,000	577,000
Mataddi Integrated School	1,497,000	382,000	1,879,000	—
Matmad Integrated School	5,388,000	370,000	5,758,000	—
Nagabgaban Integrated School	6,916,000	487,000	7,403,000	152,000
Nagtipunan CS Integrated SPED Center	1,098,000	355,000	1,453,000	—
Nagtipunan National High School	12,243,000	934,000	13,177,000	823,000
Salvacion Integrated School	2,499,000	415,000	2,914,000	156,000
San Antonio Integrated School	7,807,000	736,000	8,543,000	323,000
San Isidro Integrated School	5,092,000	556,000	5,648,000	175,000
San Manuel Integrated School	997,000	355,000	1,352,000	—
San Martin Integrated School	5,917,000	436,000	6,353,000	186,000
Sangbay Integrated School	7,431,000	595,000	8,026,000	441,000
Scala Integrated School	10,107,000	764,000	10,871,000	399,000
Tucod High School	5,064,000	689,000	5,753,000	340,000
Upper Gabriela Integrated School	1,563,000	389,000	1,952,000	—
Villa Gracia Integrated School	4,954,000	438,000	5,392,000	160,000
Villarose Integrated School	4,256,000	489,000	4,745,000	—
Wasid Integrated School	4,859,000	495,000	5,354,000	—

Division of Santiago City	41,021,000	9,926,000	50,947,000	3,999,000

Division Office - Proper	678,000	—	678,000	—
Balintocatoc Integrated School	4,070,000	715,000	4,785,000	289,000
Bannawag Integrated School	499,000	407,000	906,000	—
Divisoria High School - Naggasican Extension	—	1,047,000	1,047,000	457,000
Nabbuan Integrated School	997,000	431,000	1,428,000	—
Patul High School	19,458,000	1,737,000	21,195,000	743,000
Rosario National High School	7,315,000	1,380,000	8,695,000	634,000
Sagana National High School	1,997,000	1,240,000	3,237,000	550,000
Salvador Integrated School	1,000,000	492,000	1,492,000	241,000
San Jose Integrated School	2,001,000	541,000	2,542,000	217,000
Santiago City National High School-Sinsayon	1,497,000	1,155,000	2,652,000	583,000
Santiago North Central School - Integrated SPED Center	—	308,000	308,000	—
Sinili Integrated School	1,509,000	473,000	1,982,000	285,000

Division of Tuguegarao City	76,332,000	12,198,000	88,530,000	11,336,000

Division Office - Proper	1,342,000	—	1,342,000	—
Annafunan Integrated School	5,494,000	1,473,000	6,967,000	—
Bagay Integrated School	1,497,000	629,000	2,126,000	—

874	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cagayan National High School - Senior High School	—	—	—	8,430,000
Capatan Integrated School	5,492,000	1,229,000	6,721,000	—
Carig Integrated School	6,998,000	1,097,000	8,095,000	523,000
Cataggaman National High School (Cagayan National High School - Cataggaman Annex)	21,242,000	1,933,000	23,175,000	1,160,000
Libag Integrated School	3,997,000	943,000	4,940,000	—
Namabbalan Integrated School	2,000,000	495,000	2,495,000	—
Pallua Integrated School	1,497,000	600,000	2,097,000	—
Tuguegarao City Science High School	12,586,000	1,536,000	14,122,000	787,000
Tuguegarao City West High School	11,193,000	1,015,000	12,208,000	436,000
Tuguegarao Northeast Central Integrated School	1,997,000	767,000	2,764,000	—
Ugac Integrated School	997,000	481,000	1,478,000	—

Region III - Central Luzon	4,357,362,000	625,430,000	4,982,792,000	236,867,000

Division of Angeles City	187,790,000	22,378,000	210,168,000	8,822,000

Division Office - Proper	3,663,000	—	3,663,000	—
Amsic Integrated School	17,406,000	2,017,000	19,423,000	1,107,000
Angeles City Senior High School	—	—	—	2,117,000
CM Recto ICT High School	25,457,000	3,664,000	29,121,000	—
Don Ambrocio Mendiola Integrated School	2,000,000	547,000	2,547,000	—
Dr. Clemente N. Dayrit, Sr. Memorial High School	16,320,000	3,201,000	19,521,000	—
Enrica Sandico Integrated School	—	376,000	376,000	—
Gov. Rafael L. Lazatin Integrated School	23,840,000	2,484,000	26,324,000	1,027,000
Leoncia Village Integrated School	499,000	345,000	844,000	—
Malabanias Integrated School	20,307,000	2,236,000	22,543,000	1,092,000
Northville 15 Integrated School	29,354,000	2,450,000	31,804,000	1,311,000
Sapang Bato National High School	27,129,000	2,487,000	29,616,000	1,092,000
Sitio Target Integrated School	997,000	453,000	1,450,000	—
Sto. Domingo Integrated School	20,818,000	2,118,000	22,936,000	1,076,000

Division of Aurora	231,798,000	26,178,000	257,976,000	8,324,000

Division Office - Proper	4,053,000	—	4,053,000	—
Aurora National Science High School	17,255,000	1,162,000	18,417,000	674,000
Baler Stand-Alone Senior High School	—	—	—	1,166,000
Bayanihan National High School	10,632,000	786,000	11,418,000	273,000
Borlongan National High School	7,533,000	1,064,000	8,597,000	—
Cabog Integrated School	1,382,000	728,000	2,110,000	249,000
Calabuanan National High School	12,335,000	1,065,000	13,400,000	—
Calantas Integrated School	499,000	345,000	844,000	—
Calaocan Integrated School	997,000	371,000	1,368,000	—
Canili Area National High School	8,728,000	922,000	9,650,000	403,000
Carmen T. Valenzuela Integrated School	8,457,000	649,000	9,106,000	171,000
Diabarasin National High School	10,830,000	734,000	11,564,000	439,000
Diagyan National High School	11,310,000	982,000	12,292,000	470,000
Dianawan National High School	7,367,000	781,000	8,148,000	—
Dibacong National High School	14,502,000	768,000	15,270,000	279,000
Dibut Integrated School	—	299,000	299,000	—
Dikapinisan National High School	9,783,000	822,000	10,605,000	375,000
Dimanayat Integrated School	3,132,000	483,000	3,615,000	186,000
Dimaseset National High School	2,645,000	777,000	3,422,000	—
Dinadiawan National High School	13,070,000	1,065,000	14,135,000	472,000
Diniog High School	7,550,000	771,000	8,321,000	336,000
Lipit Integrated School	1,007,000	517,000	1,524,000	—
Mariano D. Marquez Memorial National High School	10,537,000	929,000	11,466,000	430,000
Mariano Sindac Integrated School	5,033,000	496,000	5,529,000	165,000
Mijares National High School	3,370,000	1,117,000	4,487,000	—
Obligacion Integrated School	4,127,000	528,000	4,655,000	—
Puangi National High School	8,292,000	926,000	9,218,000	—
Ramada National High School	9,314,000	790,000	10,104,000	262,000
Rodrigo D. Palmero Memorial National High School	6,200,000	676,000	6,876,000	260,000
Rosauro R. Tangson, Sr. National High School	2,975,000	939,000	3,914,000	466,000
Suguit National High School	2,158,000	662,000	2,820,000	275,000

JANUARY 5, 2026	OFFICIAL GAZETTE	875
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Teresita Ong Palmero National High School	997,000	705,000	1,702,000	—
Tinib-Calangcuasan Integrated School	564,000	666,000	1,230,000	291,000
Umiray National High School	10,561,000	1,103,000	11,664,000	424,000
Villa Aurora National High School	6,615,000	665,000	7,280,000	258,000
Wenceslao National High School	7,988,000	885,000	8,873,000	—

Division of Balanga City	15,300,000	6,672,000	21,972,000	11,703,000

Division Office - Proper	331,000	—	331,000	—
Balanga City National Science High School	3,496,000	1,125,000	4,621,000	510,000
Bani Integrated School	1,497,000	523,000	2,020,000	—
Bataan National High School - Senior High School	—	—	—	11,193,000
Cabog-Cabog Integrated School	1,497,000	530,000	2,027,000	—
Cataning Integrated School	997,000	424,000	1,421,000	—
Cupang Integrated School	997,000	793,000	1,790,000	—
Dangcol National High School	—	851,000	851,000	—
G.L. David Memorial Integrated School	1,497,000	558,000	2,055,000	—
Tanato Integrated School	997,000	378,000	1,375,000	—
Tenejero Integrated School	997,000	475,000	1,472,000	—
Tortugas Integrated School	1,497,000	382,000	1,879,000	—
Tuyo Integrated School	1,497,000	633,000	2,130,000	—

Division of Baliwag City	14,790,000	2,611,000	17,401,000	810,000

Division Office - Proper	—	—	—	—
Baliuag Senior High School	—	—	—	810,000
Sta. Barbara High School	997,000	932,000	1,929,000	—
Teodoro Evangelista Memorial High School	13,793,000	1,679,000	15,472,000	—

Division of Bataan	277,279,000	41,659,000	318,938,000	22,966,000

Division Office - Proper	5,768,000	—	5,768,000	—
Alion National High School	5,777,000	847,000	6,624,000	369,000
Bagac National High School, Parang	14,595,000	1,176,000	15,771,000	604,000
Bangkal High School	3,532,000	672,000	4,204,000	312,000
Baseco National High School	4,564,000	964,000	5,528,000	—
Bigaan Integrated School	4,767,000	413,000	5,180,000	165,000
BLISS Integrated School	—	360,000	360,000	—
Bonifacio Camacho National High School - Senior High School	—	—	—	2,152,000
Doña Integrated School	499,000	345,000	844,000	—
Dr. Victoria B. Roman Memorial High School	13,593,000	1,117,000	14,710,000	418,000
F.C. Del Rosario Integrated School	499,000	530,000	1,029,000	—
Gov. Efren B. Pascual, Sr. Orani Integrated Central School	—	—	—	3,331,000
Hermosa National High School - Annex	7,059,000	1,621,000	8,680,000	653,000
Ipag National High School	13,827,000	1,582,000	15,409,000	—
Kanawan Integrated School	2,030,000	608,000	2,638,000	287,000
Kinaragan Integrated School	997,000	387,000	1,384,000	211,000
Layac Integrated School	499,000	468,000	967,000	—
Legua Integrated School	1,000,000	355,000	1,355,000	160,000
Luakan National High School - Annex	21,100,000	2,091,000	23,191,000	409,000
Lucanin Integrated School	499,000	501,000	1,000,000	—
Mabatang National High School	7,760,000	783,000	8,543,000	363,000
Mabiga Integrated School	499,000	358,000	857,000	—
Maite Integrated School	499,000	345,000	844,000	—
Mariveles National High School - Camaya Campus	—	—	—	4,537,000
Mariveles National High School, Cabcaben Annex (Alasasin)	12,021,000	2,158,000	14,179,000	—
Mariveles National High School, Cabcaben Annex (Batangas II)	8,466,000	1,213,000	9,679,000	527,000
Mariveles National High School, Malaya	15,095,000	1,091,000	16,186,000	821,000
Mariveles Senior High School - Sitio Mabuhay	—	—	—	2,952,000
Morong National High School - Mabayo Annex	7,441,000	1,239,000	8,680,000	415,000
Nagbalayong High School	12,235,000	1,106,000	13,341,000	472,000
Orani National High School - Parang-Parang	31,281,000	2,424,000	33,705,000	1,452,000
Orani National High School Annex, Pagasa	4,623,000	1,002,000	5,625,000	357,000
Palili Integrated School	499,000	534,000	1,033,000	—
Pastolan Integrated School	499,000	363,000	862,000	—
Payangan Integrated School	499,000	521,000	1,020,000	—

876	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Pulo Integrated School, Hermosa	499,000	345,000	844,000	—
Pulo Integrated School, Orani	1,497,000	556,000	2,053,000	—
Quinawan Integrated School	1,497,000	355,000	1,852,000	—
Roosevelt National High School	8,022,000	1,635,000	9,657,000	472,000
Saba Integrated School	499,000	363,000	862,000	—
Samal National High School - Annex	8,997,000	1,438,000	10,435,000	—
Sampaloc Integrated School	1,499,000	457,000	1,956,000	139,000
Saysain High School	8,239,000	1,177,000	9,416,000	375,000
Sisiman National High School	504,000	1,420,000	1,924,000	—
St. Francis National High School	21,919,000	2,009,000	23,928,000	623,000
St. Ma. Virginia P. Leonzon Memorial Integrated School	499,000	374,000	873,000	—
Sta. Lucia High School	13,591,000	1,307,000	14,898,000	390,000
Sumalo Integrated School	2,002,000	804,000	2,806,000	—
Tubo-Tubo Integrated School	1,497,000	382,000	1,879,000	—
Tucop Integrated School	2,499,000	842,000	3,341,000	—
Udyong National High School	1,997,000	1,021,000	3,018,000	—

Division of Bulacan	293,160,000	52,867,000	346,027,000	9,365,000

Division Office - Proper	6,147,000	—	6,147,000
Banga High School	31,419,000	2,700,000	34,119,000	481,000
Batia High School	18,320,000	1,961,000	20,281,000	—
Binagbag High School (Angel M. Del Rosario High School)	15,233,000	1,365,000	16,598,000	432,000
Binagbag National High School Annex (DRT) - Sapang Bulac High School	6,665,000	870,000	7,535,000	384,000
Binagbag National High School Annex (DRT) - Talbak High School	4,490,000	730,000	5,220,000	373,000
Bulihan High School	9,232,000	1,041,000	10,273,000	323,000
Catacte Integrated School	499,000	442,000	941,000	—
Dr. Pablito V. Mendoza, Sr. High School	19,729,000	1,970,000	21,699,000	867,000
Dulong Malabon Integrated School	2,498,000	732,000	3,230,000	—
Emilia Perez Ligon High School	6,495,000	868,000	7,363,000	350,000
Esteban Paulino High School	3,699,000	795,000	4,494,000	371,000
F.F. Halili National Agricultural School - Annex	—	1,216,000	1,216,000	—
Fortunato F. Halili National Agricultural School, Cay Pambo-Annex	21,540,000	3,259,000	24,799,000	—
Gabihan High School	2,496,000	1,338,000	3,834,000	—
GAT Francisco Balagtas High School	16,063,000	1,669,000	17,732,000	—
Gen. Gregorio H. del Pilar Integrated School	6,140,000	4,840,000	10,980,000	—
Guiguinto National Vocational High School - Annex	5,517,000	1,971,000	7,488,000	—
Heritage Homes Integrated School	5,993,000	1,755,000	7,748,000	276,000
Inaon Integrated School	2,498,000	1,024,000	3,522,000	—
Kalayakan High School	4,496,000	954,000	5,450,000	—
Kapitangan National High School	10,517,000	1,166,000	11,683,000	382,000
Lydia D. Villangca Trade School	15,235,000	2,028,000	17,263,000	810,000
Mapulang Lupa High School	1,509,000	1,163,000	2,672,000	—
Marilao Central Integrated School	499,000	2,165,000	2,664,000	—
Matictic Integrated School	499,000	1,106,000	1,605,000	—
National Power Corporation National High School	6,219,000	906,000	7,125,000	—
Obando Senior High School	—	—	—	993,000
Pinag-anakan Integrated School	1,497,000	355,000	1,852,000	—
Pinagkuartelan Integrated School	1,513,000	1,253,000	2,766,000	—
Pinalagdan High School	4,996,000	856,000	5,852,000	—
Romeo Acuña Santos Memorial High School	12,006,000	1,244,000	13,250,000	302,000
San Gabriel National High School	5,992,000	2,535,000	8,527,000	—
San Miguel - Meysulao High School	7,374,000	1,133,000	8,507,000	399,000
SHS within Luis Gravador Elementary School			—	830,000
Sta. Catalina Bata National High School	7,452,000	1,166,000	8,618,000	485,000
Sta. Cruz High School	14,465,000	2,446,000	16,911,000	575,000
Sta. Cruz National High School	7,604,000	861,000	8,465,000	294,000
Upig High School	6,614,000	984,000	7,598,000	438,000

Division of Cabanatuan City	50,367,000	18,757,000	69,124,000	1,593,000

Division Office - Proper	1,032,000	—	1,032,000	—
Bakod Bayan Integrated School	1,497,000	1,097,000	2,594,000	—
Balite Integrated School	1,497,000	651,000	2,148,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	877
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Caalibangbangan Integrated School	997,000	1,558,000	2,555,000	—
Cabanatuan City Senior High School	—	—	—	1,593,000
Daan Sarile Integrated School	4,697,000	1,631,000	6,328,000	—
Imelda Integrated School	10,280,000	2,110,000	12,390,000	—
Lazaro Francisco Integrated School	6,642,000	3,576,000	10,218,000	—
Luis O. Renon Integrated School	997,000	936,000	1,933,000	—
Mabini Homesite Integrated School	3,624,000	2,090,000	5,714,000	—
Macatbong Integrated School	1,007,000	732,000	1,739,000	—
P.G. Crisostomo Integrated School	1,528,000	1,607,000	3,135,000	—
Palagay Integrated School	4,754,000	725,000	5,479,000	—
San Isidro Integrated School	11,815,000	2,044,000	13,859,000	—

Division of Gapan City	29,876,000	4,832,000	34,708,000	1,442,000

Division Office - Proper	564,000	—	564,000	—
Gapan East Integrated School	2,060,000	899,000	2,959,000	—
Herminio G. Nicolas High School	7,975,000	967,000	8,942,000	502,000
Kapalangan National High School	7,758,000	844,000	8,602,000	386,000
Marelo Integrated School	1,998,000	449,000	2,447,000	—
Maruhat National High School	8,517,000	1,082,000	9,599,000	554,000
Sto. Cristo Proper Integrated School	1,004,000	591,000	1,595,000	—

Division of Mabalacat City	136,794,000	14,966,000	151,760,000	5,064,000

Division Office - Proper	2,740,000	—	2,740,000
Air Force City High School	6,951,000	882,000	7,833,000	—
Atlu Bola National High School	29,307,000	1,897,000	31,204,000	—
Bical High School	12,492,000	1,220,000	13,712,000	424,000
Dr. Adelaido C. Bernardo National High School	10,833,000	1,230,000	12,063,000	—
Duquit High School	36,189,000	2,611,000	38,800,000	—
Haduan Negrito Integrated School	—	374,000	374,000	—
Hearing Impaired Special Education (HI - SPED)	—	666,000	666,000	—
Mabalacat Technical Vocational High School	28,552,000	1,890,000	30,442,000	552,000
Monicayo Integrated School	—	560,000	560,000	—
Santos Ventura National High School	9,730,000	1,407,000	11,137,000	1,617,000
SHS within Sapang Biabas Resettlement ES			—	2,471,000
Sta. Ines Integrated School	—	2,229,000	2,229,000	—

Division of Malolos City	180,903,000	17,859,000	198,762,000	3,735,000

Division Office - Proper	3,729,000	—	3,729,000	—
Barasoain Memorial Integrated School	10,486,000	2,486,000	12,972,000	—
City of Malolos High School - Canalate	7,444,000	921,000	8,365,000	—
City of Malolos Integrated School - Atlag	19,414,000	1,524,000	20,938,000	663,000
City of Malolos Integrated School - Babatnin	3,291,000	565,000	3,856,000	—
City of Malolos Integrated School - Catmon	7,972,000	1,028,000	9,000,000	—
City of Malolos Integrated School - Sto. Rosario	45,382,000	3,642,000	49,024,000	1,483,000
City of Malolos Senior High School	—	—	—	880,000
Cong. Teodulo Natividad High School	26,518,000	1,985,000	28,503,000	—
Look 2nd Integrated School	499,000	462,000	961,000	—
Malolos City High School - Bungahan	15,982,000	1,366,000	17,348,000	—
Malolos City High School - Santisima Trinidad	18,554,000	2,148,000	20,702,000	—
Pamarawan High School (M. H. del Pilar Annex)	8,822,000	873,000	9,695,000	249,000
President Corazon Cojuangco-Aquino Memorial National High School	12,810,000	859,000	13,669,000	460,000

Division of Meycauayan City	45,272,000	12,817,000	58,089,000	3,081,000

Division Office - Proper	954,000	—	954,000	—
Academic Senior High School of the City of Meycauayan	—	—	—	1,159,000
Caingin National High School	13,973,000	1,610,000	15,583,000	294,000
City of Meycauayan Vocational Senior High School	—	—	—	948,000
Langka Integrated School	2,125,000	674,000	2,799,000	144,000
Libtong National High School	—	654,000	654,000	—
Liputan Integrated School	—	259,000	259,000	—
Malhacan Integrated School	7,040,000	2,607,000	9,647,000	—
Meycauayan West Central Integrated School	10,859,000	4,403,000	15,262,000	—

878	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Saluysoy Integrated School	6,658,000	1,907,000	8,565,000	228,000
Ubihan High School	3,663,000	703,000	4,366,000	308,000

Division of Muñoz Science City	37,853,000	4,805,000	42,658,000	1,244,000

Division Office - Proper	743,000	—	743,000	—
Curva Integrated School	—	259,000	259,000	—
Gabaldon Integrated School	7,902,000	706,000	8,608,000	245,000
Inday Melencio National High School	—	673,000	673,000	—
Magtanggol Integrated School	3,258,000	578,000	3,836,000	186,000
Maligaya Integrated School	—	259,000	259,000	—
Maragol Integrated School	7,201,000	696,000	7,897,000	186,000
Palusapis Integrated School	4,811,000	751,000	5,562,000	226,000
San Antonio Integrated School	13,938,000	883,000	14,821,000	401,000

Division of Nueva Ecija	580,394,000	87,955,000	668,349,000	51,786,000

Division Office - Proper	11,278,000	—	11,278,000	—
Aliaga National High School - Annex	6,869,000	907,000	7,776,000	363,000
Aliaga Senior High School	—	—	—	2,760,000
Alula Integrated School	—	558,000	558,000	—
Andres Bonifacio National High School	8,110,000	1,060,000	9,170,000	464,000
Azarcon Integrated School	1,755,000	508,000	2,263,000	—
Bagong Sikat Integrated School	3,718,000	899,000	4,617,000	—
Bagting National High School	2,903,000	858,000	3,761,000	399,000
Bakal II Integrated School	2,512,000	541,000	3,053,000	—
Baloy National High School (Paitan Sur High School - Baloy Annex)	4,738,000	779,000	5,517,000	386,000
Barangay Militar National High School	10,779,000	1,194,000	11,973,000	541,000
Bartolome R. Sangalang National High School Annex - Macatcatuit	7,084,000	994,000	8,078,000	396,000
Batitang National High School	11,694,000	1,188,000	12,882,000	525,000
Binbin Integrated School	2,000,000	427,000	2,427,000	192,000
Bongabon Senior High School	—	—	—	5,277,000
Bued-Luna High School	1,998,000	733,000	2,731,000	—
Bulac High School	8,567,000	927,000	9,494,000	441,000
Bunga Integrated School	5,778,000	727,000	6,505,000	365,000
Bunol Integrated School	2,001,000	646,000	2,647,000	—
Burgos National High School	9,698,000	1,007,000	10,705,000	443,000
Cabiao National High School Annex - Sta. Isabel	4,100,000	798,000	4,898,000	354,000
Cabiao Senior High School	—	—	—	5,003,000
Callos Integrated School	1,000,000	565,000	1,565,000	—
Cambitala National High School	5,306,000	747,000	6,053,000	317,000
Caridad Sur Integrated School	1,997,000	624,000	2,621,000	—
Carranglan National High School - Capintalan Annex	11,531,000	1,132,000	12,663,000	590,000
Cinense Integrated School	2,004,000	679,000	2,683,000	—
Concepcion Integrated School	2,500,000	662,000	3,162,000	—
Conversion Integrated School	3,581,000	885,000	4,466,000	371,000
Cuyapo National High School - Annex	4,584,000	807,000	5,391,000	359,000
Doña Juana Chioco National High School Annex - Agupalo Weste	8,732,000	941,000	9,673,000	480,000
Dr. A. Oliveros Integrated School	1,497,000	802,000	2,299,000	—
Emilia Belmonte Acosta National High School	7,801,000	1,511,000	9,312,000	579,000
Eng’r. J. & F. Vallarta Integrated School	997,000	367,000	1,364,000	—
Engr. Porfirio V. Reyes High School	997,000	947,000	1,944,000	—
Eusebio G. Asuncion Integrated School	1,787,000	484,000	2,271,000	—
F. Buencamino, Sr. Integrated School	8,010,000	1,196,000	9,206,000	735,000
Fronda Integrated School	1,497,000	626,000	2,123,000	—
G. Villegas Integrated School	997,000	497,000	1,494,000	—
Gabaldon Vocational Agricultural High School - Annex	17,660,000	1,371,000	19,031,000	672,000
Ganduz National High School	11,721,000	978,000	12,699,000	438,000
Gen. Luna Integrated School	5,022,000	446,000	5,468,000	188,000
Gen. Mariano N. Llanera High School	1,497,000	795,000	2,292,000	315,000
General Tinio National High School (Pias Campus Annex)	10,292,000	1,177,000	11,469,000	516,000
Gregorio T. Crespo Memorial High School	7,078,000	904,000	7,982,000	354,000
Irenea Integrated School	1,000,000	455,000	1,455,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	879
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Jaen National High School - Marawa Annex	9,313,000	1,141,000	10,454,000	401,000
Jaen National High School Annex - San Pablo	9,601,000	1,484,000	11,085,000	567,000
Lambakin High School (Putlod - San Jose National High School Annex)	18,077,000	1,472,000	19,549,000	745,000
Las Piñas Integrated School	2,004,000	699,000	2,703,000	—
Luis Gonzales Integrated School	2,001,000	591,000	2,592,000	—
Malacañang National High School	10,058,000	933,000	10,991,000	424,000
Maligaya National High School Annex - Doña Josefa	5,135,000	643,000	5,778,000	298,000
Mambangnan National High School	14,321,000	1,298,000	15,619,000	663,000
Marikit Integrated School	2,000,000	495,000	2,495,000	—
Mataas Na Kahoy National High School	10,862,000	1,106,000	11,968,000	493,000
Maybubon Integrated School	1,500,000	534,000	2,034,000	—
Nagcancionan Integrated School	499,000	355,000	854,000	—
Nagpandayan High School Annex	5,697,000	1,018,000	6,715,000	445,000
Nagpandayan National High School	10,784,000	844,000	11,628,000	426,000
Nampicuan National High School (Recuerdo National High School Annex)	11,315,000	1,307,000	12,622,000	604,000
NEHS Senior High School	—	—	—	4,935,000
Pagtalunan High School	997,000	720,000	1,717,000	258,000
Paitan Sur National High School	11,728,000	1,361,000	13,089,000	625,000
Palale High School	2,000,000	609,000	2,609,000	296,000
Pantabangan National High School - Cadaclan Integrated School	7,967,000	856,000	8,823,000	397,000
Pantabangan West Integrated School	499,000	422,000	921,000	—
Patola Integrated School	—	400,000	400,000	—
Peñaranda Senior High School	—	—	—	1,865,000
Pulo National High School	12,199,000	1,257,000	13,456,000	531,000
Puncan Integrated School	997,000	624,000	1,621,000	—
Quezon Integrated School	2,001,000	910,000	2,911,000	—
Rajal Centro Integrated School	499,000	486,000	985,000	—
Recuerdo National High School	8,481,000	956,000	9,437,000	460,000
Restituto B. Peria High School Annex - San Carlos	9,364,000	1,055,000	10,419,000	401,000
Salagusog National High School	8,018,000	836,000	8,854,000	401,000
Salazar Integrated School	—	325,000	325,000	—
Salvacion 2nd Integrated School	997,000	422,000	1,419,000	—
San Alejandro Integrated School	2,001,000	543,000	2,544,000	—
San Andres High School	7,702,000	1,116,000	8,818,000	481,000
San Andres High School - Annex	9,717,000	1,196,000	10,913,000	525,000
San Andres I Integrated School	2,008,000	712,000	2,720,000	—
San Bernardino Integrated School	2,504,000	525,000	3,029,000	—
San Isidro National High School, Laur	997,000	896,000	1,893,000	—
San Isidro National High School, Lupao	11,962,000	1,370,000	13,332,000	533,000
San Juan Integrated School	2,500,000	593,000	3,093,000	—
San Leonardo National High School	7,659,000	939,000	8,598,000	394,000
San Marcelino Integrated School	—	279,000	279,000	—
San Pascual Integrated School	1,502,000	668,000	2,170,000	—
Santa Rosa Integrated School	4,002,000	2,336,000	6,338,000	—
Santor National High School	3,893,000	983,000	4,876,000	—
Sicsican Matanda Integrated School	—	389,000	389,000	—
Simimbaan High School	997,000	695,000	1,692,000	—
St. Joseph National High School	1,566,000	672,000	2,238,000	304,000
Sta. Ana Integrated School	—	270,000	270,000	—
Sta. Barbara Integrated School	4,210,000	598,000	4,808,000	219,000
Sta. Barbara National High School	16,115,000	1,387,000	17,502,000	609,000
Sta. Barbara National High School Annex - Panabingan	7,649,000	885,000	8,534,000	426,000
Sta. Lucia (O) Integrated School	—	259,000	259,000	—
Sta. Maria National High School	14,471,000	1,108,000	15,579,000	430,000
Sto. Cristo Integrated School	1,497,000	787,000	2,284,000	—
Sto. Rosario National High School, Sto. Domingo	12,927,000	1,271,000	14,198,000	602,000
Tabacao High School	13,512,000	1,419,000	14,931,000	606,000
Tagumpay Integrated School	1,000,000	369,000	1,369,000	—
Tagumpay Nagaño High School	16,116,000	1,399,000	17,515,000	569,000
Talabutab National High School - E. L. Joson Annex	11,257,000	1,172,000	12,429,000	550,000
Talavera Senior High School	—	—	—	4,960,000

880	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Talugtug National High School Annex - Saverona	997,000	905,000	1,902,000	415,000
Vaca Valley National High School Annex - San Felipe Integrated School	4,478,000	715,000	5,193,000	287,000
Vega National High School	11,070,000	1,121,000	12,191,000	818,000
Villaflores Integrated School	499,000	389,000	888,000	—
Virginia D. Dulay Integrated School	2,002,000	481,000	2,483,000	—

Division of Olongapo City	86,721,000	9,295,000	96,016,000	8,888,000

Division Office - Proper	1,743,000	—	1,743,000	—
Bangal Integrated School	499,000	404,000	903,000	—
Barretto Senior High School	—	—	—	1,259,000
City of Olongapo National High School - James L. Gordon Integrated School	13,711,000	1,402,000	15,113,000	—
Gordon Heights National High School - Sta. Rita High School	11,873,000	1,581,000	13,454,000	371,000
Iram High School (resettlement school)	11,359,000	1,108,000	12,467,000	382,000
Mabayuan Senior High School Stand-Alone 2	—	—	—	1,435,000
New Cabalan Senior High School	—	—	—	2,061,000
Old Cabalan High School	26,992,000	2,754,000	29,746,000	—
Sergia Soriano Esteban High School	15,612,000	1,468,000	17,080,000	—
Sergia Soriano Esteban High School II	4,932,000	578,000	5,510,000	—
Tapinac Senior High School	—	—	—	3,380,000

Division of Pampanga	607,268,000	81,321,000	688,589,000	29,140,000

Division Office - Proper	12,120,000	—	12,120,000
Ambrosio S. Simpao Educational and Trade Center of Learning (ASSET)	11,160,000	1,140,000	12,300,000	363,000
Ayala High School	15,698,000	1,635,000	17,333,000	959,000
Bacolor High School	11,038,000	1,089,000	12,127,000	417,000
Bacolor Integrated School	997,000	734,000	1,731,000	—
Bancal Pugad Integrated School	4,141,000	664,000	4,805,000	256,000
Baruya National High School	18,572,000	1,108,000	19,680,000	313,000
Batang II Integrated School	997,000	426,000	1,423,000	—
Bulac High School	5,430,000	1,132,000	6,562,000	394,000
Calantipe High School	2,002,000	985,000	2,987,000	—
Camias High School	5,304,000	719,000	6,023,000	275,000
Candating High School	9,454,000	985,000	10,439,000	241,000
Carmelo F. Lazatin National High School	499,000	878,000	1,377,000	—
Cawayan Integrated School	—	279,000	279,000	—
Concepcion Integrated School (San Pedro National High School - Concepcion Integrated School)	22,643,000	1,037,000	23,680,000	400,000
Conrado C. Macapinlac, Sr. National High School	5,187,000	953,000	6,140,000	285,000
Dalayap High School	6,753,000	749,000	7,502,000	331,000
Del Carmen National High School	14,954,000	1,349,000	16,303,000	518,000
Don Antonio Lee Chi Uan Integrated School	15,172,000	1,472,000	16,644,000	604,000
Emigdio A. Bondoc Senior High School	—	—	—	2,797,000
Gatiawin High School	11,563,000	2,008,000	13,571,000	399,000
Gerry Rodriguez High School	13,883,000	1,227,000	15,110,000	757,000
Gulap High School	499,000	776,000	1,275,000	—
Lanang High School	4,043,000	1,062,000	5,105,000	252,000
Macabebe High School	17,129,000	1,616,000	18,745,000	606,000
Malauli High School	7,456,000	951,000	8,407,000	420,000
Malusac National High School	7,455,000	788,000	8,243,000	388,000
Mangga High School	5,519,000	1,147,000	6,666,000	480,000
Mapaniqui National High School	12,897,000	1,346,000	14,243,000	537,000
Nabuclod Integrated School	1,997,000	498,000	2,495,000	203,000
Paralaya High School	20,410,000	1,986,000	22,396,000	—
Pasay City North High School - Basa Air Base Annex	9,080,000	916,000	9,996,000	—
Pedrita National High School	499,000	697,000	1,196,000	—
Planas High School	11,735,000	1,259,000	12,994,000	413,000
Prado Siongco High School	2,496,000	1,136,000	3,632,000	—
Pulong Gubat High School	2,109,000	734,000	2,843,000	277,000
Rizal Concepcion Integrated School	—	393,000	393,000	—
Rodolfo V. Feliciano Memorial High School	15,871,000	2,647,000	18,518,000	—
Salapungan National High School - Annex Mandili	9,331,000	1,470,000	10,801,000	630,000

JANUARY 5, 2026	OFFICIAL GAZETTE	881
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Sampaga High School	16,591,000	1,499,000	18,090,000	268,000
San Agustin Integrated School	—	299,000	299,000	—
San Antonio Integrated School, Guagua	—	591,000	591,000	—
San Antonio Integrated School, Bacolor	—	363,000	363,000	—
San Basilio National High School	13,194,000	1,223,000	14,417,000	397,000
San Esteban National High School	9,869,000	897,000	10,766,000	270,000
San Esteban National High School-Consuelo	—	665,000	665,000	317,000
San Isidro National High School (San Jose Integrated)	6,434,000	876,000	7,310,000	327,000
San Isidro National High School, Bacolor	12,290,000	1,087,000	13,377,000	334,000
San Jose Gumi Integrated School	2,533,000	805,000	3,338,000	—
San Jose Integrated School	—	308,000	308,000	—
San Jose National High School	11,768,000	1,332,000	13,100,000	518,000
San Juan Baño High School	5,494,000	1,526,000	7,020,000	401,000
San Juan-San Luis National High School	11,532,000	1,194,000	12,726,000	459,000
San Luis National High School	28,603,000	2,600,000	31,203,000	1,949,000
San Nicolas Integrated School, San Luis	5,377,000	525,000	5,902,000	—
San Nicolas Integrated School, San Simon	—	284,000	284,000	—
San Roque Arbol High School	6,885,000	1,135,000	8,020,000	380,000
San Simon High School	26,854,000	2,247,000	29,101,000	906,000
Santiago National High School	3,493,000	1,106,000	4,599,000	350,000
Sapang Kawayan High School	5,477,000	786,000	6,263,000	346,000
Sapang Uwak High School	499,000	609,000	1,108,000	291,000
Sebitanan Integrated School	4,001,000	496,000	4,497,000	167,000
SHS in Apalit, Pampanga			—	1,362,000
SHS in Magalang, Pampanga			—	1,568,000
Sitio Mindanao Integrated School	1,497,000	402,000	1,899,000	154,000
Sta. Ana Central High School	997,000	1,511,000	2,508,000	—
Sta. Catalina High School	9,763,000	972,000	10,735,000	306,000
Sta. Monica High School, San Simon	5,107,000	1,154,000	6,261,000	369,000
Sta. Monica High School, Sasmuan		697,000	697,000
Sta. Teresa II Integrated School	4,791,000	848,000	5,639,000	—
Sto. Nino Integrated School	—	310,000	310,000	—
Sto. Rosario National High School	1,997,000	1,429,000	3,426,000	392,000
Sto. Tomas National High School, Sto. Tomas	13,584,000	1,203,000	14,787,000	579,000
Sucad National High School, Apalit	12,776,000	1,159,000	13,935,000	634,000
Tagulod National High School	6,967,000	883,000	7,850,000	430,000
Tarik Suliman High School	16,288,000	1,319,000	17,607,000	617,000
Telacsan National High School	15,057,000	1,194,000	16,251,000	575,000
Telesforo Natividad National High School	13,408,000	1,577,000	14,985,000	632,000
Tinajero Integrated School	—	600,000	600,000	—
Turu Integrated School	—	363,000	363,000	—
Valdez High School	4,167,000	976,000	5,143,000	—
Villa Maria Integrated School	5,509,000	655,000	6,164,000	327,000
Vizal San Pablo National High School	499,000	654,000	1,153,000	—
Wenceslao Village High School	7,874,000	971,000	8,845,000	—

Division of San Fernando City	283,033,000	30,018,000	313,051,000	10,347,000

Division Office - Proper	5,592,000	—	5,592,000	—
Archbishop Emilio Cinense Integrated School	3,578,000	626,000	4,204,000	287,000
Baliti Integrated School	11,079,000	918,000	11,997,000	426,000
Calulut Integrated School	10,364,000	1,985,000	12,349,000	911,000
City of San Fernando Tech-Voc Senior High School	—	—	—	756,000
City of San Fernando West Integrated School	10,208,000	659,000	10,867,000	264,000
Del Carmen Integrated School	5,092,000	982,000	6,074,000	510,000
Del Rosario Integrated School	1,998,000	985,000	2,983,000	—
Dolores Integrated School	1,998,000	1,158,000	3,156,000	—
Dolores Stand-Alone Senior High School	—	—	—	1,002,000
Information and Communication Technology (ICT) High School	13,064,000	1,438,000	14,502,000	783,000
Lara Integrated School	7,850,000	980,000	8,830,000	—
Magliman Integrated School	6,381,000	853,000	7,234,000	182,000
Maimpis Integrated School	11,762,000	1,080,000	12,842,000	424,000
Malino Integrated School	3,131,000	765,000	3,896,000	—
Malpitic Integrated School	4,043,000	732,000	4,775,000	—
Northville High School	38,650,000	2,540,000	41,190,000	1,321,000

882	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Nuestra Señora del Pilar Integrated School	26,410,000	1,279,000	27,689,000	614,000
Pandaras Integrated School	2,001,000	448,000	2,449,000	160,000
Panipuan High School	19,673,000	1,397,000	21,070,000	674,000
Pulungbulu Integrated School	3,574,000	647,000	4,221,000	179,000
Saguin Integrated School	8,798,000	911,000	9,709,000	160,000
San Agustin Integrated School	4,153,000	928,000	5,081,000	—
San Isidro Integrated School	22,101,000	1,972,000	24,073,000	—
San Jose Panlumacan Integrated School	4,544,000	1,128,000	5,672,000	—
San Nicolas Integrated School	13,420,000	957,000	14,377,000	241,000
San Pablo Integrated School	4,078,000	1,026,000	5,104,000	—
San Pedro Integrated School	997,000	835,000	1,832,000	—
St. Vincent of Quebiawan Integrated School	14,025,000	882,000	14,907,000	407,000
Sta. Lucia Integrated School	10,835,000	1,075,000	11,910,000	510,000
Telabastagan Integrated School	13,634,000	832,000	14,466,000	536,000

Division of San Jose City	99,119,000	14,163,000	113,282,000	4,461,000

Division Office - Proper	1,966,000	—	1,966,000	—
Bagong Sikat Integrated School	—	591,000	591,000	—
Caanawan National High School (Constancio Padilla National High School - Caanawan Annex)	25,516,000	2,460,000	27,976,000	1,186,000
Kaliwanagan National High School	—	942,000	942,000	—
Kita-Kita High School	12,034,000	1,373,000	13,407,000	501,000
Palestina Agricultural High School	—	620,000	620,000	—
Porais National High School	17,691,000	1,620,000	19,311,000	712,000
Salvador and Ofelia Dysico Tabulac High School	—	812,000	812,000	—
Sampugu Integrated School	—	486,000	486,000	—
San Agustin Integrated School	4,182,000	886,000	5,068,000	376,000
Sto. Niño 3rd National High School	17,993,000	1,865,000	19,858,000	646,000
Tayabo High School	7,815,000	1,223,000	9,038,000	478,000
Tondod National High School	11,922,000	1,285,000	13,207,000	562,000

Division of San Jose del Monte City	299,463,000	39,222,000	338,685,000	7,655,000

Division Office - Proper	6,158,000	—	6,158,000	—
Bagong Buhay A Integrated School	997,000	1,594,000	2,591,000	—
Bagong Buhay B Integrated School	1,508,000	2,143,000	3,651,000	371,000
Bagong Buhay F Integrated School	1,997,000	1,165,000	3,162,000	—
Citrus National High School (Citrus High School)	41,854,000	3,100,000	44,954,000	499,000
City of San Jose del Monte National Science High School	7,186,000	1,521,000	8,707,000	988,000
Kakawate High School	26,175,000	2,399,000	28,574,000	1,437,000
Kaypian National High School	36,165,000	4,273,000	40,438,000	1,327,000
Marangal National High School	42,725,000	4,777,000	47,502,000	951,000
Mulawin National High School	7,093,000	2,060,000	9,153,000	369,000
Muzon Harmony Hills High School	50,221,000	4,159,000	54,380,000	375,000
San Isidro National High School	1,497,000	1,232,000	2,729,000	—
San Jose del Monte Heights High School	20,974,000	3,458,000	24,432,000	—
San Manuel National High School	5,494,000	2,086,000	7,580,000	—
San Rafael National High School	9,329,000	1,870,000	11,199,000	355,000
Sto. Cristo National High School	40,090,000	3,385,000	43,475,000	983,000

Division of Tarlac	494,856,000	67,454,000	562,310,000	31,376,000

Division Office - Proper	9,874,000	—	9,874,000	—
Alfonso Integrated School	—	352,000	352,000	—
Amacalan Integrated School	1,497,000	796,000	2,293,000	—
Anastacio G. Yumul High School	23,174,000	2,416,000	25,590,000	1,064,000
Aranguren Integrated School	16,586,000	1,335,000	17,921,000	496,000
Balayang High School	8,768,000	1,273,000	10,041,000	607,000
Bamban National High School	12,093,000	1,167,000	13,260,000	628,000
Bantog Integrated School	499,000	352,000	851,000	—
Baquero Norte Integrated School	1,998,000	686,000	2,684,000	—
Bigbiga Integrated School	499,000	347,000	846,000	—
Birbira High School	17,572,000	1,630,000	19,202,000	827,000
Buenlag National High School	9,412,000	941,000	10,353,000	403,000
Bueno Integrated School	1,997,000	398,000	2,395,000	125,000
Burgos Integrated School	997,000	648,000	1,645,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	883
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Burog Integrated School	499,000	418,000	917,000	—
Caanamongan National High School	8,232,000	827,000	9,059,000	445,000
Calawitan High School (resettlement school) - Calangitan High School (resettlement school)	8,136,000	927,000	9,063,000	399,000
Calayaan Integrated School	997,000	448,000	1,445,000	—
Calipayan National High School	—	785,000	785,000	380,000
Camiling Science High School	997,000	655,000	1,652,000	375,000
Capas Senior High School	—	—	—	5,134,000
Carabaoan-Caocaoayan National High School	2,144,000	737,000	2,881,000	352,000
Cardona National High School	8,661,000	922,000	9,583,000	522,000
Comillas National High School	16,674,000	1,332,000	18,006,000	693,000
Culatingan Integrated School	—	666,000	666,000	—
Demetrio F. Nagtalon Integrated School	1,497,000	467,000	1,964,000	156,000
Don Casimiro G. Tanedo Integrated School	7,758,000	902,000	8,660,000	367,000
Dueg High School (resettlement school)	4,567,000	614,000	5,181,000	298,000
Estipona National High School - Annex	9,298,000	1,414,000	10,712,000	751,000
Estrella Aquino National High School	3,702,000	916,000	4,618,000	376,000
Gerona Western National High School	12,554,000	1,069,000	13,623,000	539,000
Jose V. Yap National High School	56,729,000	5,575,000	62,304,000	3,158,000
Josephine M. Cojuangco National Technical Vocational High School	9,567,000	1,281,000	10,848,000	772,000
La Purisima Integrated School	499,000	620,000	1,119,000	—
Labney Integrated School	1,497,000	431,000	1,928,000	—
Maamot Integrated School	997,000	789,000	1,786,000	—
Magao High School	1,997,000	1,477,000	3,474,000	—
Mainang High School	1,497,000	730,000	2,227,000	266,000
Malacampa National High School	29,514,000	2,792,000	32,306,000	2,902,000
Malasa Integrated School	997,000	355,000	1,352,000	—
Maungib National High School	6,428,000	842,000	7,270,000	376,000
Nambalan Integrated School	1,997,000	461,000	2,458,000	196,000
O’Donnel High School - Annex	5,688,000	1,179,000	6,867,000	485,000
Pacpaco Integrated School	2,066,000	530,000	2,596,000	165,000
Pansiguan Integrated School	—	314,000	314,000	—
Pilpila National High School	4,935,000	706,000	5,641,000	348,000
Pitombayog National High School	15,447,000	1,246,000	16,693,000	496,000
Quezon National High School	7,988,000	890,000	8,878,000	436,000
Sacata National High School	10,481,000	1,065,000	11,546,000	539,000
San Agustin Integrated School, Gerona	997,000	501,000	1,498,000	—
San Agustin Integrated School, San Manuel	3,497,000	680,000	4,177,000	179,000
San Bartolome National High School	9,791,000	691,000	10,482,000	336,000
San Clemente Integrated School	2,077,000	993,000	3,070,000	177,000
San Jose National High School	9,013,000	825,000	9,838,000	422,000
San Juan de Valdez Integrated School	9,764,000	924,000	10,688,000	321,000
San Juan Integrated School	997,000	358,000	1,355,000	—
San Manuel National High School	12,151,000	1,465,000	13,616,000	940,000
Santa Ignacia National High School	1,997,000	1,280,000	3,277,000	—
Santiago Integrated School	1,563,000	512,000	2,075,000	—
Sapang National High School	14,792,000	1,448,000	16,240,000	506,000
Sta. Ines National High School	8,657,000	883,000	9,540,000	453,000
Sta. Monica Integrated School	1,497,000	462,000	1,959,000	—
Sta. Rosa Integrated School	9,464,000	1,266,000	10,730,000	460,000
Surgui Integrated School	1,623,000	624,000	2,247,000	190,000
Tarlac Information and Communication Technology High School	—	685,000	685,000	—
Timmaguab Integrated School	1,497,000	543,000	2,040,000	—
Toledo Integrated School	997,000	392,000	1,389,000	—
Vargas National High School	9,849,000	1,069,000	10,918,000	466,000
Ventinilla High School	16,584,000	1,790,000	18,374,000	571,000
Victoria National High School - Annex	9,718,000	1,172,000	10,890,000	401,000
Villa Aglipay National High School - Iba High School	10,098,000	1,205,000	11,303,000	481,000
Villa Aglipay National High School - Moriones High School	9,227,000	963,000	10,190,000	397,000

Division of Tarlac City	134,571,000	15,415,000	149,986,000	3,874,000

Division Office - Proper	2,641,000	—	2,641,000	—
Armenia Integrated School	8,447,000	947,000	9,394,000	293,000

884	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Balanti High School	2,530,000	711,000	3,241,000	334,000
Balibago Primero Integrated School	14,578,000	1,170,000	15,748,000	479,000
Baras Baras High School	17,925,000	1,528,000	19,453,000	357,000
Batangbatang Integrated School	4,203,000	701,000	4,904,000	—
Burot Integrated School	10,115,000	1,112,000	11,227,000	230,000
Central Azucarera De Tarlac National High School Annex	—	1,065,000	1,065,000	—
Matatalaib High School	18,312,000	2,019,000	20,331,000	615,000
San Juan De Mata High School	—	647,000	647,000	—
Sapang Maragul Integrated School	5,058,000	969,000	6,027,000	—
Sinait Integrated School	1,998,000	500,000	2,498,000	137,000
Sto. Cristo Integrated School	48,764,000	4,046,000	52,810,000	1,429,000

Division of Zambales	270,755,000	54,186,000	324,941,000	11,191,000

Division Office - Proper	5,867,000	—	5,867,000	—
Acoje National High School	7,763,000	594,000	8,357,000	287,000
Agusuhin High School	5,117,000	834,000	5,951,000	308,000
Angeles National High School	10,782,000	897,000	11,679,000	392,000
Babuyan Integrated School	1,497,000	394,000	1,891,000	167,000
Bamban National High School	6,182,000	1,654,000	7,836,000	399,000
Bancal Integrated School	3,000,000	1,005,000	4,005,000	451,000
Bangan-Capayawan Integrated School	2,059,000	501,000	2,560,000	—
Bani National High School Coto Annex	4,156,000	628,000	4,784,000	319,000
Baquilan High School (resettlement school)	11,456,000	1,086,000	12,542,000	497,000
Batiawan-I Integrated School	—	399,000	399,000	215,000
Beneg National High School	7,069,000	654,000	7,723,000	325,000
Botolan North Integrated School	2,007,000	607,000	2,614,000	—
Bucao Integrated School	1,497,000	484,000	1,981,000	—
Buhawen High School	5,179,000	776,000	5,955,000	348,000
Bunga Integrated School	—	345,000	345,000	—
Cabatuan Integrated School	—	355,000	355,000	—
Cabitaugan Integrated School	4,266,000	415,000	4,681,000	—
Calapandayan Integrated School	997,000	1,605,000	2,602,000	—
Carael Integrated School	1,497,000	444,000	1,941,000	—
Cawag High School (resettlement school)	10,423,000	788,000	11,211,000	294,000
Collat Integrated School	2,496,000	2,514,000	5,010,000	—
Consuelo Integrated School	1,528,000	385,000	1,913,000	—
Dojoc Balite Integrated School	1,528,000	355,000	1,883,000	160,000
Don Brigido Miraflor Integrated School	6,055,000	1,161,000	7,216,000	327,000
Don Marcelo C. Marty High School	—	1,749,000	1,749,000	355,000
Doña Luisa Obieta Integrated School	—	345,000	345,000	—
Gov. Manuel Barreto National High School Annex II - Don Getulio F. Arendaeng High School	3,356,000	978,000	4,334,000	—
Hanjin Integrated School	5,119,000	971,000	6,090,000	—
Ilwas Integrated School (Josephine Khonghun Special Education Center)	6,971,000	952,000	7,923,000	—
Judd Hendricks Memorial Aeta Integrated School	997,000	355,000	1,352,000	—
Kinabuksan Integrated School	1,497,000	396,000	1,893,000	194,000
Lakas High School	3,216,000	734,000	3,950,000	321,000
Laoag Integrated School	3,520,000	842,000	4,362,000	—
Longos Integrated School	2,029,000	813,000	2,842,000	—
Loob Bunga High School (resettlement school)	13,340,000	1,169,000	14,509,000	472,000
Looc Integrated School	2,059,000	510,000	2,569,000	—
Lupang Pangako Resettlement Integrated School	—	321,000	321,000	—
Maguisguis Integrated School	1,497,000	370,000	1,867,000	188,000
Mambog Integrated School	2,002,000	470,000	2,472,000	—
Moraza Integrated School	—	363,000	363,000	—
Nacolcol Integrated School	1,497,000	437,000	1,934,000	—
Nagbunga Integrated School	—	475,000	475,000	—
Nagyantok High School	8,240,000	1,206,000	9,446,000	583,000
Namatacan National High School	3,767,000	681,000	4,448,000	327,000
Naugsol Integrated School	5,694,000	723,000	6,417,000	241,000
Paite-Balincaguing National High School	4,966,000	785,000	5,751,000	325,000
Pamatawan Integrated School	4,399,000	991,000	5,390,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	885
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Poonbato Integrated School	1,497,000	378,000	1,875,000	—
Porac Integrated School	1,528,000	411,000	1,939,000	—
Pundakit High School	2,016,000	802,000	2,818,000	306,000
Sagpat High School	4,354,000	638,000	4,992,000	300,000
San Agustin Integrated School	6,072,000	991,000	7,063,000	—
San Fernando High School	—	906,000	906,000	—
San Isidro Integrated School	1,497,000	479,000	1,976,000	—
San Juan Integrated School	1,497,000	461,000	1,958,000	160,000
San Marcelino High School	4,925,000	679,000	5,604,000	327,000
San Rafael High School	4,304,000	870,000	5,174,000	411,000
San Salvador High School	8,073,000	853,000	8,926,000	445,000
Santiago Integrated School	1,997,000	355,000	2,352,000	—
Sta. Barbara Integrated School	1,997,000	807,000	2,804,000	—
Sta. Fe National High School	6,174,000	642,000	6,816,000	313,000
Sto. Rosario Integrated School	21,667,000	1,311,000	22,978,000	350,000
Sto. Tomas National High School	10,718,000	1,303,000	12,021,000	298,000
Subic National High School Annex III - Batiawan Annex Integrated School	5,183,000	666,000	5,849,000	—
Subic National High School Annex IV - San Isidro High School	—	1,329,000	1,329,000	602,000
Subic National High School Annex V - Iiwas High School	—	2,561,000	2,561,000	—
Subic National High School Annex VI - Sacatihan High School	—	683,000	683,000	—
Uacon Integrated School	8,175,000	784,000	8,959,000	—
Ubat Integrated School	997,000	406,000	1,403,000	184,000
Villar Integrated School	1,497,000	355,000	1,852,000	—

Region IVA - CALABARZON	3,909,644,000	641,870,000	4,551,514,000	386,992,000

Division of Antipolo City	76,684,000	9,582,000	86,266,000	11,304,000

Division Office - Proper	1,631,000	—	1,631,000	—
Antipolo City National Science and Technology High School	7,896,000	1,208,000	9,104,000	688,000
Antipolo City Senior High School	—	—	—	7,926,000
Apia Integrated School	2,496,000	506,000	3,002,000	—
Binayoyo Integrated School	3,028,000	582,000	3,610,000	—
Calawis National High School	12,098,000	1,274,000	13,372,000	646,000
Canumay National High School	4,127,000	824,000	4,951,000	401,000
Kaysakat National High School	11,308,000	1,402,000	12,710,000	529,000
Old Boso-Boso National High School	17,545,000	2,142,000	19,687,000	600,000
Rizza National High School	16,555,000	1,644,000	18,199,000	514,000

Division of Bacoor City	144,340,000	32,339,000	176,679,000	12,549,000

Division Office - Proper	3,062,000	—	3,062,000
Bacoor National High School - Gawaran Annex	16,757,000	2,710,000	19,467,000	—
Bacoor National High School - Villa Maria Annex	—	3,528,000	3,528,000	—
City of Bacoor National High School - Georgetown	18,260,000	4,818,000	23,078,000	—
City of Bacoor National High School - San Nicolas	24,121,000	4,922,000	29,043,000	—
City of Bacoor National High School - Springville	21,112,000	3,554,000	24,666,000	—
City of Bacoor National High School- Salinas	15,107,000	3,240,000	18,347,000	—
Ciudad de Strike Integrated School		259,000	259,000
Mariano Gomes National High School	38,921,000	7,344,000	46,265,000	—
Progressive Senior High School			—	1,782,000
Responsible Village Leaders Learning Academy (REVILLA) High School	7,000,000	1,964,000	8,964,000	—
Senior High School-Dulong Bayan			—	1,202,000
SHS in San Nicholas III, Bacoor City			—	6,862,000
SHS within Bacoor Elementary School			—	1,615,000
SHS within Sineguelasan Elementary School			—	1,088,000

Division of Batangas	775,632,000	102,134,000	877,766,000	97,674,000

Division Office - Proper	15,107,000	—	15,107,000	—
Agoncillo National High School	14,586,000	1,359,000	15,945,000	—
Agoncillo Senior High School	—	—	—	2,239,000
Alitagtag Senior High School	—	—	—	1,942,000
Alupay Integrated National High School	15,678,000	1,536,000	17,214,000	990,000
Ananias C. Hernandez Memorial National High School	12,302,000	1,312,000	13,614,000	—

886	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Angeles Luistro Integrated Senior High School	3,725,000	669,000	4,394,000	327,000
Apacay Integrated School	1,497,000	530,000	2,027,000	—
Aplaya National High School	7,313,000	957,000	8,270,000	—
Apolinario Mabini National High School	3,800,000	822,000	4,622,000	—
As-Is Integrated School	2,498,000	919,000	3,417,000	—
Balakilong Integrated School	2,504,000	969,000	3,473,000	—
Balayan Senior High School	—	—	—	7,610,000
Balaytigue National High School	13,583,000	1,326,000	14,909,000	—
Balibago-Biga National High School	9,966,000	1,023,000	10,989,000	—
Banyaga National High School	16,119,000	1,251,000	17,370,000	—
Basilio S. Marasigan Memorial National High School	2,558,000	693,000	3,251,000	—
Batangas High School for Culture and Arts	4,343,000	717,000	5,060,000	319,000
Batangas Province Science High School	3,876,000	820,000	4,696,000	—
Bayanan National High School	10,807,000	1,271,000	12,078,000	—
Bayawang Integrated School	1,508,000	455,000	1,963,000	—
Bigain Integrated School	9,216,000	994,000	10,210,000	367,000
Bilogo Integrated National High School	13,314,000	960,000	14,274,000	415,000
Bolbok National High School	9,158,000	1,137,000	10,295,000	—
Bugaan Integrated School	3,503,000	1,178,000	4,681,000	—
Bukal Integrated National High School	15,179,000	1,417,000	16,596,000	544,000
Bulihan Integrated Senior High School	12,256,000	1,089,000	13,345,000	520,000
Bunducan National High School	8,117,000	1,029,000	9,146,000	—
Cahil National High School	11,613,000	1,197,000	12,810,000	—
Calaca Senior High School	—	—	—	7,066,000
Calantas Integrated School	1,497,000	961,000	2,458,000	—
Calantas National High School	5,557,000	945,000	6,502,000	—
Calantas Senior High School	—	—	—	869,000
Calatagan 2.0 National High School	—	911,000	911,000	—
Calatagan Senior High School	—	—	—	3,576,000
Calubcub I Senior High School	—	—	—	1,371,000
Canda Integrated School	997,000	598,000	1,595,000	—
Catandaan Yabut National High School	7,786,000	1,185,000	8,971,000	—
Cubamba Integrated School	1,497,000	521,000	2,018,000	—
Cuenca National High School	19,542,000	2,108,000	21,650,000	—
Cuenca Senior High School	—	—	—	3,161,000
Dionisio P. Vito National High School	8,196,000	1,161,000	9,357,000	—
Don Julio Leviste Memorial National High School	7,943,000	1,086,000	9,029,000	—
Doña Maria Laurel Platon School of Agriculture	21,023,000	2,386,000	23,409,000	—
Dr. Bonifacio A. Masilungan National High School	10,220,000	1,450,000	11,670,000	789,000
Emilia L. Malabanan Integrated School	1,499,000	508,000	2,007,000	—
Francisco G. Perez Memorial National High School	8,317,000	1,069,000	9,386,000	—
Ilat National High School	10,878,000	959,000	11,837,000	—
Inicluban National High School	8,525,000	938,000	9,463,000	—
Itlugan National High School	13,840,000	1,215,000	15,055,000	750,000
Jaybanga Integrated National High School	8,839,000	929,000	9,768,000	386,000
Kaylaway National High School	19,778,000	2,058,000	21,836,000	—
Lemery Senior High School	—	—	—	8,552,000
Lian Senior High School	—	—	—	2,195,000
Libato National High School	1,997,000	822,000	2,819,000	—
Lipahan National High School	12,131,000	1,616,000	13,747,000	—
Lobo Senior High School	—	—	—	2,787,000
Lucban National High School	14,528,000	1,357,000	15,885,000	—
Lucsuhin Integrated School	1,499,000	462,000	1,961,000	—
Lumangbayan Integrated National High School	4,060,000	919,000	4,979,000	384,000
Lumbang Na Matanda National High School	7,824,000	1,100,000	8,924,000	—
Luta Sur National High School	2,496,000	1,515,000	4,011,000	—
Luya Integrated School	1,499,000	598,000	2,097,000	—
Mabalor - Catandala Integrated School	1,563,000	453,000	2,016,000	—
Mabini National High School	7,800,000	988,000	8,788,000	—
Macalamcam-B National High School	9,116,000	925,000	10,041,000	—
Mahanadiong National High School	5,611,000	1,679,000	7,290,000	—
Mainaga-San Francisco Integrated School	1,497,000	721,000	2,218,000	—
Malabrigo National High School	9,981,000	1,221,000	11,202,000	—
Malaking Pook National High School	9,891,000	1,081,000	10,972,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	887
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Malapad na Bato National High School	9,451,000	1,041,000	10,492,000	—
Malapad na Parang National High School	8,420,000	1,115,000	9,535,000	—
Malvar Senior High School	—	—	—	4,830,000
Marcos Espejo Integrated School	2,560,000	978,000	3,538,000	—
Maria Paz Fronda National High School	7,289,000	921,000	8,210,000	—
Mataasnakahoy Senior High School	—	—	—	2,061,000
Matabungkay National High School	20,277,000	1,806,000	22,083,000	—
Mavalor Integrated School	2,498,000	565,000	3,063,000	—
Maximo T. Hernandez Memorial Integrated High School	11,012,000	1,213,000	12,225,000	538,000
Mayuro National High School	14,828,000	1,367,000	16,195,000	—
Mayuro Senior High School	—	—	—	982,000
Nagsaulay Integrated National High School	11,584,000	1,118,000	12,702,000	449,000
Nasugbu East Senior High School	—	—	—	3,508,000
Nasugbu National High School	499,000	892,000	1,391,000	—
Pacita Ramos Mendoza Memorial National High School	4,398,000	872,000	5,270,000	—
Palakpak Integrated National High School	7,858,000	660,000	8,518,000	386,000
Pantalan Senior High School	—	—	—	6,144,000
Papaya National High School	9,077,000	993,000	10,070,000	—
Payapa Senior High School	—	—	—	1,428,000
Pinagbayanan Integrated National High School	12,959,000	1,261,000	14,220,000	692,000
Pinagsibaan Integrated School	1,504,000	558,000	2,062,000	—
Placido T. Amo Senior High School	—	—	—	3,140,000
Primitivo Kalaw Senior High School	—	—	—	1,155,000
Procopio Mailig Memorial Integrated School	2,562,000	1,002,000	3,564,000	—
Pulangbato National High School	2,124,000	937,000	3,061,000	—
Puting Kahoy National High School	2,716,000	1,007,000	3,723,000	—
Rosario Technical High School	16,131,000	1,774,000	17,905,000	—
Sampa-Pacifico Integrated School	2,000,000	705,000	2,705,000	251,000
Sampiro Integrated Senior High School	8,120,000	871,000	8,991,000	338,000
San Agustin Integrated School	4,096,000	1,330,000	5,426,000	—
San Gregorio Integrated School	1,561,000	703,000	2,264,000	—
San Isidro National High School	6,753,000	1,588,000	8,341,000	—
San Isidro National High School, Malvar	13,851,000	870,000	14,721,000	—
San Isidro-Malvar Senior High School	—	—	—	948,000
San Jose T. Reyes Integrated School	—	343,000	343,000	—
San Juan Senior High School	—	—	—	1,986,000
San Luis Senior High School	—	—	—	1,090,000
San Nicolas Integrated High School	14,610,000	1,943,000	16,553,000	1,019,000
San Pascual Senior High School 1	—	—	—	3,282,000
San Pascual Senior High School 2	—	—	—	1,026,000
San Pedro I Integrated School	499,000	609,000	1,108,000	—
San Piro National High School	18,468,000	1,676,000	20,144,000	—
San Vicente Manalupang National High School	8,250,000	813,000	9,063,000	—
Santiago Malvar Senior High School	—	—	—	1,042,000
Santiago National High School	16,050,000	1,571,000	17,621,000	—
Taal Senior High School	—	—	—	3,328,000
Tala Senior High School	—	—	—	1,126,000
Talisay Senior High School	—	—	—	2,816,000
Tambo Integrated School	997,000	409,000	1,406,000	—
Taysan Senior High School	—	—	—	2,085,000
The Saint Isidore National High School	9,314,000	959,000	10,273,000	—
Tilambo National High School	9,958,000	1,005,000	10,963,000	—
Timbugan National High School	8,881,000	1,072,000	9,953,000	—
Tingloy Senior High School	—	—	—	1,320,000
Tulos National High School	8,999,000	849,000	9,848,000	—
Tumalim National High School	13,079,000	1,328,000	14,407,000	—
Tuy National High School	10,846,000	1,335,000	12,181,000	—
Tuy Senior High School	—	—	—	3,545,000

Division of Batangas City	109,008,000	14,773,000	123,781,000	11,890,000

Division Office - Proper	2,264,000	—	2,264,000	—
Alangilan Senior High School	—	—	—	5,073,000
Batangas City High School for the Arts	2,060,000	820,000	2,880,000	—
Batangas City South Senior High School	—	—	—	1,067,000

888	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Conde Itaas Integrated School	—	336,000	336,000	—
Conde Labac Integrated School	12,311,000	1,263,000	13,574,000	739,000
Gulod Integrated School	499,000	862,000	1,361,000	—
Gulod Senior High School	—	—	—	1,693,000
Haligue Silangan National High School	1,499,000	933,000	2,432,000	—
Mahabang Dahilig Senior High School - Stand-Alone	—	—	—	1,399,000
Malitam National High School	5,741,000	1,402,000	7,143,000	—
San Agapito Integrated High School	5,750,000	654,000	6,404,000	331,000
San Agustin Integrated School	8,232,000	735,000	8,967,000	415,000
San Antonio National High School	4,770,000	731,000	5,501,000	—
Sta. Rita National High School	26,965,000	2,876,000	29,841,000	—
Talahib Pandayan National High School	8,074,000	888,000	8,962,000	264,000
Talumpok Integrated School	10,331,000	927,000	11,258,000	445,000
Tinga Sorosoro Integrated School	20,512,000	2,346,000	22,858,000	464,000

Division of Biñan City	7,144,000	11,833,000	18,977,000	6,994,000

Division Office - Proper	156,000	—	156,000	—
Biñan City Science and Technology High School	2,496,000	1,403,000	3,899,000	—
Biñan City Senior High School - San Antonio Campus	—	—	—	2,629,000
Biñan City Senior High School - West Campus	—	—	—	2,197,000
Biñan Senior High School Sto. Tomas Campus	—	—	—	938,000
Biñan Senior High School Timbao Campus	—	—	—	1,230,000
Dela Paz National High School	—	2,645,000	2,645,000	—
Mamplasan National High School - Jacobo Annex	—	2,021,000	2,021,000	—
Southville 5-A Integrated National High School	3,993,000	5,058,000	9,051,000
St. Anthony Integrated School	499,000	706,000	1,205,000	—

Division of Cabuyao City	27,663,000	11,161,000	38,824,000	3,429,000

Division Office - Proper	598,000	—	598,000	—
Casile Integrated National High School	2,670,000	948,000	3,618,000	359,000
Diezmo Integrated School	1,497,000	1,106,000	2,603,000	—
Mamatid National High School	12,475,000	6,507,000	18,982,000	—
Mamatid Senior High School	—	—	—	1,552,000
Marinig National High School	10,423,000	2,245,000	12,668,000	—
Pittland Integrated School	—	355,000	355,000	—
Pulo Senior High School	—	—	—	1,518,000

Division of Calamba City	104,824,000	15,534,000	120,358,000	4,820,000

Division Office - Proper	2,021,000	—	2,021,000	—
Bubuyan Integrated School	8,893,000	1,387,000	10,280,000	502,000
Bunggo National High School	10,812,000	1,150,000	11,962,000	478,000
Buntog National High School	5,136,000	729,000	5,865,000	—
Calamba City School for the Arts	4,197,000	1,052,000	5,249,000	418,000
Calamba City Science Integrated School	9,534,000	1,535,000	11,069,000	1,522,000
Canlubang Integrated School	8,211,000	737,000	8,948,000	336,000
Integrated School of Lawa	18,456,000	2,093,000	20,549,000	697,000
Mabato National High School	11,236,000	716,000	11,952,000	—
Majada In Integrated School	20,855,000	2,266,000	23,121,000	867,000
San Cristobal National High School	5,473,000	2,996,000	8,469,000	—
Turbina National High School		873,000	873,000

Division of Cavite	202,656,000	56,397,000	259,053,000	22,710,000

Division Office - Proper	4,106,000	—	4,106,000	—
Angelo L. Loyola Senior High School	—	—	—	6,828,000
Anuling Integrated High School	7,844,000	939,000	8,783,000	460,000
Banaba Cerca Integrated School	3,534,000	945,000	4,479,000	—
Bucal National High School - Sta. Mercedes Annex	—	801,000	801,000	—
Buck Estate National High School	7,723,000	1,059,000	8,782,000	—
Caluangan National High School	10,402,000	1,024,000	11,426,000	—
Calumpang National High School	1,497,000	1,189,000	2,686,000	388,000
Centro De Naic National High School	12,822,000	5,053,000	17,875,000	—
Ciudad Nuevo De Naic National High School	18,484,000	6,162,000	24,646,000	—
Emilia Ambalada Poblete Integrated High School	33,866,000	5,916,000	39,782,000	2,291,000
Escuela Secondaria Señor de Salinas	—	—	—	1,157,000
Eugenio Cabezas National High School	11,032,000	2,434,000	13,466,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	889
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Fiscal Mundo National High School	12,016,000	1,760,000	13,776,000	—
General Mariano Alvarez National High School	3,694,000	1,899,000	5,593,000	—
Halang Banaybanay Integrated School	9,023,000	1,116,000	10,139,000	392,000
Indang Integrated National High School	1,002,000	3,770,000	4,772,000	2,424,000
Kaysuyo National High School	4,963,000	813,000	5,776,000	—
Malainen Bago Integrated School	997,000	1,884,000	2,881,000	—
Mendez-Nuñez National High School	5,010,000	1,379,000	6,389,000	—
Naic Senior High School Stand-Alone	—	—	—	1,416,000
Noveleta Senior High School	—	—	—	1,290,000
Palocpoc National High School	8,229,000	926,000	9,155,000	—
Pangil National High School	7,457,000	1,069,000	8,526,000	—
Pedro Alegre Aure Senior High School	—	—	—	1,151,000
Pueblo del Mar National High School	1,100,000	1,259,000	2,359,000	—
Pulo Ni Sara Integrated School	7,830,000	956,000	8,786,000	405,000
Punta National High School	499,000	1,074,000	1,573,000	—
Tagaytay City Integrated School	7,707,000	1,341,000	9,048,000	—
Talon Integrated School	8,162,000	1,135,000	9,297,000	376,000
Tanza National Trade School Annex	—	3,804,000	3,804,000	—
Taywanak National High School	4,601,000	861,000	5,462,000	—
Timalan Hillsview Integrated School	1,497,000	2,937,000	4,434,000	—
Trece Martires City National High School - Conchu Annex	—	2,106,000	2,106,000	—
Trece Martires City Senior High School	—	—	—	3,906,000
Ulat Integrated School	7,559,000	786,000	8,345,000	226,000

Division of Cavite City	—	707,000	707,000	—

Cavite City National Science High School		707,000	707,000

Division of Dasmariñas City	210,769,000	21,318,000	232,087,000	12,206,000

Division Office - Proper	4,262,000	—	4,262,000	—
Dr. Jose P. Rizal Senior High School	—	—	—	2,357,000
Edilberto S. Legaspi Integrated High School	3,128,000	3,542,000	6,670,000	—
Francisco E. Barzaga Integrated High School	69,861,000	4,938,000	74,799,000	1,870,000
Langkaan II National High School - Congressional National High School Annex	45,656,000	3,364,000	49,020,000	—
New Era Senior High School	—	—	—	1,018,000
Paliparan II Integrated High School	81,829,000	4,462,000	86,291,000	1,661,000
Paliparan III Senior High School	—	—	—	5,300,000
Salawag National High School	6,033,000	5,012,000	11,045,000	—

Division of General Trias City	157,427,000	25,360,000	182,787,000	10,697,000

Division Office - Proper	3,129,000	—	3,129,000	—
Andres A. Nocon National High School	25,384,000	3,057,000	28,441,000	—
Governor Luis A. Ferrer, Jr. East National High School	47,464,000	6,884,000	54,348,000	—
Lucio A. Nocon National High School	9,502,000	4,756,000	14,258,000	—
Luis Y. Ferrer, Jr. North National High School	39,359,000	5,367,000	44,726,000	—
Luis Y. Ferrer, Jr. Senior High School	—	—	—	10,697,000
Luis Y. Ferrer, Jr. West National High School	32,589,000	5,296,000	37,885,000	—

Division of Imus City	85,701,000	21,764,000	107,465,000	12,179,000

Division Office - Proper	1,820,000	—	1,820,000	—
Anastacio Advincula Integrated School	—	677,000	677,000	—
City of Imus Integrated School	—	1,734,000	1,734,000	—
Francisca Tirona Benitez Integrated School	—	448,000	448,000	—
Gen. Flaviano Yengko Senior High School (Senior High School in Pasong Buaya)	—	—	—	3,067,000
Gen. Juan Castañeda Senior High School (Senior High School in Anabu)	—	—	—	2,080,000
Gen. Pantaleon Garcia Senior High School (Senior High School in Pedro Reyes)	—	—	—	3,754,000
Gen. Tomas Mascardo National High School	31,437,000	6,886,000	38,323,000	—
General Licerio Topacio National High School	34,216,000	4,641,000	38,857,000	—
Gov. D. M. Camerino Integrated School	8,600,000	5,165,000	13,765,000	—
Gov. Juanito Reyes Remulla Senior High School (Senior High School in Toclong)	—	—	—	3,278,000

890	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Hipolito Saquilayan National High School	9,628,000	2,213,000	11,841,000	—

Division of Laguna	299,627,000	52,976,000	352,603,000	40,302,000

Division Office - Proper	5,914,000	—	5,914,000
B.N. Calara Integrated National High School	3,998,000	1,601,000	5,599,000	611,000
Banca-Banca Integrated National High School	12,024,000	1,198,000	13,222,000	361,000
Barangay Longos Senior High School	—	—	—	1,033,000
Biñan Pagsanjan Senior High School	—	—	—	722,000
Bitin Integrated National High School	21,017,000	1,790,000	22,807,000	537,000
Buenaventura E. Fundialan Memorial Integrated National High School	7,709,000	1,244,000	8,953,000	453,000
Buenavista Integrated National High School	38,931,000	1,887,000	40,818,000	632,000
Bukal National High School, Cavinti	7,964,000	966,000	8,930,000	—
Calangay Integrated High School	—	655,000	655,000	319,000
Calminue Integrated National High School	—	640,000	640,000	323,000
Cavinti Integrated National High School	18,812,000	1,625,000	20,437,000	915,000
Dambo National High School	4,787,000	803,000	5,590,000	—
Dayap National High School (Mabacan Annex)	—	1,386,000	1,386,000	—
Dayap National Integrated High School	—	3,430,000	3,430,000	2,568,000
Galalan Integrated National High School	—	682,000	682,000	306,000
Gaudencio Octavio Integrated High School	3,091,000	802,000	3,893,000	367,000
Gov. Felicisimo T. San Luis Integrated Senior High School	39,752,000	2,810,000	42,562,000	1,085,000
Gov. Felicisimo T. San Luis National Agro-Industrial Integrated High School	12,333,000	1,402,000	13,735,000	658,000
Ibayiw Integrated National High School	19,720,000	1,659,000	21,379,000	773,000
J. Santiago Integrated High School	—	941,000	941,000	554,000
Laguna Science Integrated High School	—	987,000	987,000	560,000
Laguna Senior High School	—	—	—	7,171,000
Liliw Senior High School	—	—	—	1,471,000
Los Baños - Bayog Senior High School Stand-Alone	—	—	—	986,000
Los Baños Bambang Senior High School Stand-Alone	—	—	—	828,000
Los Baños Integrated School (LBCHS Annex)	—	2,588,000	2,588,000	—
Los Baños Lalakay Senior High School Stand-Alone	—	—	—	950,000
Los Baños Senior High School Stand-Alone	—	—	—	1,779,000
Lowland Integrated National High School	499,000	1,041,000	1,540,000	365,000
Luis C. Obial Senior High School	—	—	—	1,186,000
Luisiana Integrated National High School	3,863,000	1,404,000	5,267,000	779,000
Lumban Senior High School	—	—	—	1,002,000
Magdalena Integrated National High School	—	2,628,000	2,628,000	1,090,000
Masico National High School	14,512,000	1,619,000	16,131,000	—
Matalatala Integrated National High School	—	1,210,000	1,210,000	413,000
Nagcarlan Senior High School	—	—	—	711,000
Nanhaya National High School	—	1,314,000	1,314,000	—
Paagahan Integrated National High School	18,752,000	1,210,000	19,962,000	466,000
Pagsanjan Stand-Alone Senior High School	—	—	—	837,000
Pakil Senior High School (Stand-Alone Senior High School No. 2 Pakil)	—	—	—	853,000
Pila Senior High School	—	—	—	1,486,000
Poten & Eliseo M. Quesada Memorial National High School - Papatahan Annex	—	731,000	731,000	—
San Antonio Integrated National High School	3,562,000	1,164,000	4,726,000	506,000
San Benito National High School	2,060,000	896,000	2,956,000	—
San Buenaventura Integrated National High School - Main	9,253,000	728,000	9,981,000	369,000
San Roque National High School	10,254,000	1,228,000	11,482,000	—
Santa Cruz Integrated National High School	6,000,000	1,501,000	7,501,000	760,000
Sta. Catalina National High School Extension (Bakia-Botocan)	—	764,000	764,000	—
Stand Alone SHS No. 21 Papatahan			—	745,000
Sto. Tomas Integrated High School	5,489,000	2,093,000	7,582,000	740,000
Suba National High School	12,791,000	1,000,000	13,791,000	—
Suba National High School (Gagalot Annex)	499,000	827,000	1,326,000	—
Tuntungin-Putho Integrated National High School	6,420,000	1,489,000	7,909,000	480,000
Upland Integrated National High School	9,621,000	1,033,000	10,654,000	523,000
Victoria Senior High School	—	—	—	1,029,000

JANUARY 5, 2026	OFFICIAL GAZETTE	891
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Division of Lipa City	64,674,000	18,144,000	82,818,000	6,521,000

Division Office - Proper	1,331,000	—	1,331,000	—
Anilao Integrated National High School	15,927,000	1,506,000	17,433,000	378,000
Cumba-Quezon Integrated School	2,091,000	914,000	3,005,000	—
Gaudencio B. Lontok Memorial Integrated School	7,129,000	4,040,000	11,169,000	—
Lipa City Science Integrated National High School	9,277,000	1,065,000	10,342,000	558,000
Lipa City Senior High School	—	—	—	4,613,000
Lipa City Sports Academy	—	591,000	591,000	605,000
Pangao Integrated School	2,499,000	1,128,000	3,627,000	—
Plaridel National High School	5,626,000	1,657,000	7,283,000	—
Rizal Integrated National High School	9,077,000	997,000	10,074,000	367,000
San Jose Integrated School	3,591,000	2,108,000	5,699,000	—
Sen. Claro M. Recto Memorial Integrated School	7,129,000	3,402,000	10,531,000	—
Tangway Integrated School	997,000	736,000	1,733,000	—

Division of Lucena City	30,480,000	7,707,000	38,187,000	1,108,000

Division Office - Proper	632,000	—	632,000	—
Ibabang Talim Integrated High School	7,029,000	1,334,000	8,363,000	441,000
Lucena City National High School - Ilayang Dupay Extension	—	848,000	848,000	—
Lucena City National High School - Mayao Crossing Extension	—	1,443,000	1,443,000	—
Lucena Dalahican National High School - Barra Annex	5,644,000	1,192,000	6,836,000	—
Mayao Parada Agricultural Integrated High School	7,395,000	1,157,000	8,552,000	667,000
Napoleon Ravanzo National High School	6,717,000	1,197,000	7,914,000	—
Ransohan Integrated School	3,063,000	536,000	3,599,000	—

Division of Quezon	1,028,607,000	137,424,000	1,166,031,000	54,150,000

Division Office - Proper	21,003,000	—	21,003,000	—
Adela S. Torres National High School	7,916,000	1,223,000	9,139,000	—
Ajos National High School	8,315,000	851,000	9,166,000	310,000
Alejandro P. Libao National High School	12,933,000	967,000	13,900,000	317,000
Alibihaban Integrated School	—	371,000	371,000	—
Alitap Integrated School	499,000	400,000	899,000	—
Aloneros National High School	7,838,000	866,000	8,704,000	388,000
Ananias A. Diamante Integrated National High School	2,042,000	664,000	2,706,000	325,000
Angeles Caglate Integrated School	1,563,000	538,000	2,101,000	—
Apad Jomalig National High School	—	887,000	887,000	—
Apad National High School	6,392,000	740,000	7,132,000	334,000
Atty. Celso M. Reyes Integrated National High School	3,031,000	1,545,000	4,576,000	567,000
Bagong Silang National High School	7,161,000	914,000	8,075,000	399,000
Bagupaye Integrated High School	15,719,000	1,499,000	17,218,000	695,000
Balesin Integrated School	4,646,000	503,000	5,149,000	179,000
Balubad Integrated School	2,002,000	754,000	2,756,000	—
Bamban National High School	8,474,000	929,000	9,403,000	363,000
Bantad National High School	5,168,000	718,000	5,886,000	354,000
Bantulinao Integrated School	9,417,000	769,000	10,186,000	359,000
Batangan National High School	11,281,000	975,000	12,256,000	468,000
Bignay National High School	8,062,000	1,018,000	9,080,000	434,000
Binagbag Integrated High School	7,317,000	778,000	8,095,000	323,000
Binahaan Integrated School	5,616,000	1,127,000	6,743,000	420,000
Bonbon National High School	3,037,000	926,000	3,963,000	464,000
Bonifacio National High School	5,822,000	810,000	6,632,000	296,000
Burgos National High School	2,001,000	640,000	2,641,000	334,000
Busdak National High School, Patnanungan	8,695,000	1,115,000	9,810,000	439,000
Butanguiad National High School	6,181,000	791,000	6,972,000	376,000
Cabibihan National High School	4,838,000	703,000	5,541,000	325,000
Cabong National High School	5,288,000	638,000	5,926,000	317,000
Cabulihan National High School	5,822,000	781,000	6,603,000	334,000
Cagbalete Island National High School	8,724,000	929,000	9,653,000	459,000
Cagsiay III National High School	1,500,000	672,000	2,172,000	300,000
Caigdal National High School	9,150,000	1,019,000	10,169,000	443,000
Calantas National High School	8,646,000	1,074,000	9,720,000	453,000
Calasumanga National High School	7,638,000	965,000	8,603,000	420,000
Callejon National High School	15,832,000	1,451,000	17,283,000	649,000

892	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Calutcot Integrated School	2,001,000	635,000	2,636,000	—
Camohaguin National High School	14,455,000	1,422,000	15,877,000	564,000
Caridad Ilaya Integrated School	1,499,000	534,000	2,033,000	—
Carlagan Integrated School	2,499,000	800,000	3,299,000	—
Casay National High School	15,124,000	1,392,000	16,516,000	705,000
Castañas National High School	17,710,000	2,084,000	19,794,000	764,000
Catanauan National High School	12,647,000	1,145,000	13,792,000	415,000
CB Encarnado Integrated School	997,000	472,000	1,469,000	—
Cesar C. Tan Memorial National High School	2,503,000	1,317,000	3,820,000	651,000
Cogorin Ibaba National High School (Lopez National Comprehensive High School)	11,670,000	910,000	12,580,000	411,000
Danlagan National High School	8,740,000	1,069,000	9,809,000	627,000
Dao National High School	4,689,000	660,000	5,349,000	310,000
Dinigman Integrated School	499,000	404,000	903,000	—
Doña Francisca Alvarez Rejano Integrated School	14,478,000	1,186,000	15,664,000	588,000
Doña Salud National High School	4,255,000	909,000	5,164,000	—
Doongan Ilaya National High School (Catanauan National High School - Doongan Ilaya Extension)	11,773,000	999,000	12,772,000	478,000
Dr. Arsenio C. Nicolas Integrated National High School	6,959,000	870,000	7,829,000	397,000
Dr. Vivencio V. Marquez National High School	6,588,000	849,000	7,437,000	451,000
Dungawan National High School	8,020,000	812,000	8,832,000	455,000
Emilio V. Quizon National High School	7,634,000	1,302,000	8,936,000	537,000
Estanislao Perlas National High School	5,316,000	786,000	6,102,000	352,000
Evaristo R. Macalintal Memorial National High School (Cometa National High School)	15,456,000	1,024,000	16,480,000	390,000
General Luna National High School	2,499,000	1,181,000	3,680,000	449,000
Gloria Umali Integrated National High School	12,283,000	1,269,000	13,552,000	441,000
Gov. Anacleto C. Alcala National High School	11,566,000	1,189,000	12,755,000	529,000
Gregorio Reyes National High School	9,003,000	1,035,000	10,038,000	455,000
Guinayangan Senior High School	—	—	—	2,268,000
Guites National High School (Hondagua National High School - Guites Extension)	4,198,000	597,000	4,795,000	300,000
Gumaca Integrated School	8,840,000	779,000	9,619,000	348,000
Hagonghong Integrated High School	10,521,000	1,096,000	11,617,000	506,000
Huyon-Uyon National High School	6,634,000	907,000	7,541,000	373,000
Ilayang Ilog-A National High School	4,224,000	582,000	4,806,000	310,000
Ilayang Yuni Junior and Senior Integrated National High School	17,411,000	1,448,000	18,859,000	806,000
Jacinto G. Esplana National High School	8,255,000	841,000	9,096,000	382,000
Joel B. Arquiza National High School	3,045,000	669,000	3,714,000	310,000
Jomalig National High School (Talisay National High School)	15,626,000	1,273,000	16,899,000	595,000
Jongo National High School	2,512,000	914,000	3,426,000	480,000
Juanito C. Wagan Integrated National High School	2,139,000	914,000	3,053,000	333,000
Katimo National High School	8,919,000	973,000	9,892,000	485,000
Kinatakutan National High School	7,752,000	847,000	8,599,000	392,000
Lagay National High School	7,533,000	907,000	8,440,000	403,000
Lalig National High School	8,697,000	1,507,000	10,204,000	575,000
Lamon Bay School of Fisheries Annex - Capalohan, Calauag	—	671,000	671,000	296,000
Langgas National High School	9,682,000	1,035,000	10,717,000	422,000
Lina Gayeta - Lasquety National High School	7,846,000	851,000	8,697,000	438,000
Liwayway National High School	11,372,000	1,251,000	12,623,000	522,000
Lualhati D. Edaño National High School	6,738,000	819,000	7,557,000	350,000
Lubayat National High School	5,064,000	1,171,000	6,235,000	504,000
Luod Integrated School	2,001,000	509,000	2,510,000	—
Mabunga National High School	4,588,000	1,024,000	5,612,000	—
Madagoldol Integrated School	1,000,000	440,000	1,440,000	—
Magsaysay National High School (Ajos National High School - Magsaysay Extension)	5,276,000	705,000	5,981,000	241,000
Magsikap Integrated School	1,500,000	624,000	2,124,000	—
Malaya National High School	7,695,000	761,000	8,456,000	359,000
Maligaya Integrated National High School	12,739,000	1,164,000	13,903,000	367,000
Maligaya National High School	2,032,000	893,000	2,925,000	392,000
Maligaya National High School - Buenavista	7,037,000	762,000	7,799,000	338,000
Malusak National High School	8,453,000	1,070,000	9,523,000	447,000

JANUARY 5, 2026	OFFICIAL GAZETTE	893
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Mamala Integrated School	2,025,000	856,000	2,881,000	241,000
Mansilay National High School	4,949,000	773,000	5,722,000	342,000
Mapulot National High School	5,837,000	909,000	6,746,000	396,000
Mararaot Integrated School	1,000,000	437,000	1,437,000	—
Matandang Sabang National High School	10,994,000	1,217,000	12,211,000	646,000
Nabangka National High School	11,223,000	1,067,000	12,290,000	457,000
Nagsinamo National High School	4,958,000	739,000	5,697,000	333,000
Paaralang Sekundarya ng Patnanungan Norte	1,634,000	866,000	2,500,000	—
Paaralang Sekundarya ng Umiray	1,497,000	972,000	2,469,000	497,000
Pablo D. Maningas National High School (Cometa National High School Extension - Argosino)	4,281,000	698,000	4,979,000	313,000
Pakiing National High School	9,534,000	1,057,000	10,591,000	445,000
Pamampangin National High School	6,786,000	841,000	7,627,000	375,000
Pambuhan Integrated School	501,000	369,000	870,000	—
Panikihan National High School	11,083,000	1,091,000	12,174,000	554,000
Panukulan National High School	8,908,000	990,000	9,898,000	449,000
Pili National High School	19,400,000	1,919,000	21,319,000	571,000
Pisipis National High School	4,164,000	606,000	4,770,000	308,000
Pitogo Community High School	15,361,000	1,485,000	16,846,000	869,000
Polillo National High School Extension	—	944,000	944,000	—
Polo Integrated School	1,497,000	479,000	1,976,000	211,000
Pugon National High School	8,264,000	946,000	9,210,000	336,000
Quezon Science High School	8,099,000	1,154,000	9,253,000	499,000
Renato Edaño Vicencio National High School	7,317,000	1,120,000	8,437,000	499,000
RT Camacho Integrated School	1,563,000	455,000	2,018,000	—
Rufina P. Trinidad Memorial National High School	6,656,000	802,000	7,458,000	403,000
Sabang National High School	8,763,000	1,077,000	9,840,000	476,000
Sampaloc National High School, Pitogo	5,787,000	822,000	6,609,000	—
San Francisco B National High School	10,367,000	1,123,000	11,490,000	514,000
San Isidro Integrated School	10,411,000	1,130,000	11,541,000	548,000
San Isidro National High School, Padre Burgos	8,597,000	856,000	9,453,000	422,000
San Jose National High School	997,000	681,000	1,678,000	319,000
San Nicolas Integrated School	1,499,000	442,000	1,941,000	—
San Pedro National High School	1,499,000	752,000	2,251,000	—
San Rafael National High School	6,280,000	964,000	7,244,000	—
San Roque Ilaya National High School	7,817,000	960,000	8,777,000	367,000
San Roque National High School - Catanauan	15,527,000	1,181,000	16,708,000	476,000
San Vicente Kanluran National High School	6,252,000	810,000	7,062,000	373,000
Sanmandelcar National High School	8,330,000	825,000	9,155,000	411,000
Sariaya National High School	6,712,000	1,976,000	8,688,000	—
Sergio Balane Integrated School	1,500,000	423,000	1,923,000	160,000
Severo Tejada Integrated School	1,509,000	565,000	2,074,000	—
Sta. Catalina National High School	1,499,000	647,000	2,146,000	298,000
Sta. Cruz National High School, Guinayangan	5,364,000	727,000	6,091,000	340,000
Sta. Lucia National High School (Dagatan National High School Annex - Sta. Lucia)	10,957,000	1,307,000	12,264,000	544,000
Sto. Angel National High School, Calauag	5,684,000	734,000	6,418,000	340,000
Sto. Niño Ilaya National High School	5,717,000	742,000	6,459,000	373,000
Sto. Niño National High School	10,049,000	1,077,000	11,126,000	609,000
Tabason National High School	8,853,000	985,000	9,838,000	418,000
Talisay Integrated School	12,496,000	1,521,000	14,017,000	474,000
Taluong National High School	8,668,000	1,055,000	9,723,000	405,000
Tumbaga National High School	4,642,000	658,000	5,300,000	289,000
Ungos National High School Extension	—	1,130,000	1,130,000	481,000
Veronica National High School, Lopez	4,787,000	795,000	5,582,000	357,000
Villa Ibaba Integrated School	1,499,000	486,000	1,985,000	—
Villa Perez National High School (Gumaca)	5,878,000	764,000	6,642,000	298,000
Villa San Isidro National High School	6,651,000	749,000	7,400,000	346,000
White Cliff National High School	6,724,000	859,000	7,583,000	413,000

Division of Rizal	391,432,000	55,473,000	446,905,000	53,211,000

Division Office - Proper	8,046,000	—	8,046,000	—
Aldea National High School	8,291,000	1,846,000	10,137,000	—
Baras - Pinugay National High School	53,208,000	3,525,000	56,733,000	2,056,000

894	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Baras Senior High School	—	—	—	1,335,000
Baras-Pinugay Phase 2 National High School	9,509,000	3,571,000	13,080,000	—
Bugarin National High School	7,043,000	907,000	7,950,000	380,000
Cainta Senior High School	—	—	—	6,821,000
Cardona Senior High School	—	—	—	3,355,000
Cayabu National High School	2,500,000	711,000	3,211,000	321,000
Daraetan National High School	10,536,000	1,268,000	11,804,000	525,000
Dr. Vivencio B. Villamayor National High School (Angono National High School)	17,382,000	1,936,000	19,318,000	678,000
Francisco P. Felix Memorial National High School - Jica Annex	—	5,020,000	5,020,000	—
Francisco P. Felix Memorial National High School - Karangalan Annex	—	2,285,000	2,285,000	—
Hulo National High School	7,076,000	910,000	7,986,000	352,000
Kasiglahan Village Senior High School	—	—	—	3,697,000
Laiban National High School	5,232,000	679,000	5,911,000	313,000
Macabud National High School	12,181,000	1,402,000	13,583,000	—
Macaingalan High School	4,672,000	722,000	5,394,000	—
Mascap National High School	11,965,000	1,127,000	13,092,000	—
Mascap National High School - Puray Annex	—	866,000	866,000	—
Morong Integrated Science High School	1,500,000	800,000	2,300,000	—
Morong National Senior High School	—	—	—	4,723,000
Pag-asa National High School	26,196,000	2,499,000	28,695,000	—
Pintong Bukawe National High School	8,582,000	1,055,000	9,637,000	466,000
Regional Pilot School for the Arts	8,867,000	943,000	9,810,000	460,000
Rizal Sports Academy	—	—	—	778,000
Sampaloc National High School - Cuyambay Annex	—	1,216,000	1,216,000	—
San Isidro Senior High School	—	—	—	3,093,000
San Jose Litex Senior High School	—	—	—	7,980,000
San Mateo National High School - Guinayang Annex	17,103,000	3,137,000	20,240,000	—
San Mateo Senior High School	—	—	—	3,479,000
Southville 8B National High School	43,087,000	4,358,000	47,445,000	—
Southville 8B Senior High School	—	—	—	1,792,000
Southville 8C National High School	36,864,000	3,595,000	40,459,000	—
Sta. Ines National High School	6,760,000	921,000	7,681,000	420,000
Sto. Niño National High School	16,166,000	810,000	16,976,000	340,000
Talim Point National High School	9,504,000	1,121,000	10,625,000	642,000
Tanay East National High School (Jesus S. Yujuico Memorial
National High School)	12,407,000	1,620,000	14,027,000	357,000
Tanay National Science High School	499,000	769,000	1,268,000	—
Tanay North National High School	6,916,000	1,184,000	8,100,000	—
Tanay Senior High School	—	—	—	1,221,000
Tanay West National High School	14,416,000	2,086,000	16,502,000	535,000
Taytay National High School - Simone Annex	15,332,000	1,609,000	16,941,000	—
Taytay Senior High School	—	—	—	6,612,000
Tuna Balibago National High School	9,592,000	975,000	10,567,000	480,000

Division of San Pablo City	57,067,000	5,880,000	62,947,000	10,236,000

Division Office - Proper	1,087,000	—	1,087,000	—
Atisan Integrated School	2,993,000	444,000	3,437,000	—
Crecencia Drucila Lopez Senior High School	—	—	—	5,741,000
Dolores National High School	12,766,000	1,494,000	14,260,000	—
Felix Amante Senior High School	—	—	—	3,576,000
Paaralang Pag-Ibig at Pag-Asa	8,306,000	452,000	8,758,000	—
San Isidro National High School	11,367,000	1,077,000	12,444,000	—
San Pablo City Science Integrated High School	12,254,000	1,336,000	13,590,000	919,000
Sta. Filomena Integrated School	8,294,000	1,077,000	9,371,000	—

Division of San Pedro City	10,081,000	12,175,000	22,256,000	2,843,000

Division Office - Proper	211,000	—	211,000	—
Adelina I National High School - Sampaguita Annex	—	3,376,000	3,376,000	—
Cuyab Integrated National High School	3,993,000	2,285,000	6,278,000	396,000
Doña Pilar M. Alberto Integrated High School	5,877,000	4,003,000	9,880,000	942,000
Pacita Complex Senior High School	—	—	—	1,505,000

JANUARY 5, 2026	OFFICIAL GAZETTE	895
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Southville 3A National High School (Sampaguita Extension)	—	2,511,000	2,511,000	—

Division of Sta. Rosa City	16,896,000	9,546,000	26,442,000	4,448,000

Division Office - Proper	366,000	—	366,000	—
Aplaya National High School - Annex 1 Apex School	—	6,967,000	6,967,000	—
Labas Senior High School Stand-Alone	—	—	—	3,072,000
Sinalhan Senior High School	16,530,000	2,579,000	19,109,000	1,376,000

Division of Sto. Tomas City	3,571,000	1,978,000	5,549,000	4,122,000

Division Office - Proper	78,000	—	78,000	—
Sto. Tomas City National High School	3,493,000	1,978,000	5,471,000	—
Sto. Tomas Senior High School	—	—	—	4,122,000

Division of Tanauan City	73,741,000	10,286,000	84,027,000	628,000

Division Office - Proper	1,453,000	—	1,453,000	—
Balele Integrated High School	11,978,000	1,703,000	13,681,000	628,000
Banjo Laurel National High School	8,031,000	1,072,000	9,103,000	—
Dr. Alcantara National High School	6,785,000	1,086,000	7,871,000	—
Janopol Oriental National High School	12,450,000	1,727,000	14,177,000	—
Malaking Pulo National High School	8,963,000	1,132,000	10,095,000	—
Pres. Jose P. Laurel National High School (Sulpok)	10,766,000	1,227,000	11,993,000	—
Trapiche Integrated School	—	686,000	686,000	—
Ulango Integrated School	5,406,000	800,000	6,206,000	—
Wawa National High School	7,909,000	853,000	8,762,000	—

Division of Tayabas City	31,620,000	7,379,000	38,999,000	2,971,000

Division Office - Proper	627,000	—	627,000	—
Alsam Integrated School	499,000	365,000	864,000	—
Buenaventura Alandy National High School	3,495,000	1,618,000	5,113,000	1,500,000
Busal Integrated School	499,000	345,000	844,000	—
Dapdap Integrated School	2,657,000	829,000	3,486,000	300,000
Eugenio Francia Integrated School	499,000	358,000	857,000	—
Ilasan Integrated School	501,000	512,000	1,013,000	—
Mate Integrated School	499,000	345,000	844,000	—
Mayuwi Integrated School	—	259,000	259,000	—
Pandakake Integrated School	501,000	345,000	846,000	—
Rosario Quesada Integrated National High School	6,670,000	882,000	7,552,000	344,000
West Palale National High School	15,173,000	1,521,000	16,694,000	827,000

Region IVB - MIMAROPA	2,485,589,000	359,203,000	2,844,792,000	109,123,000

Division of Calapan City	57,031,000	6,031,000	63,062,000	1,983,000

Division Office - Proper	1,076,000	—	1,076,000	—
Arturo Arce Ignacio Integrated School	997,000	563,000	1,560,000	—
Bucayao National High School	12,994,000	1,118,000	14,112,000	363,000
Ceriaco A. Abes Memorial National High School (Jose J. Leido, Jr. Memorial NHS - Mahal na Pangalan Annex)	10,839,000	1,123,000	11,962,000	445,000
Nag-iba National High School (Jose J. Leido, Jr. Memorial National High School - Nag-iba II Annex)	12,488,000	1,225,000	13,713,000	615,000
Parang National High School (Jose J. Leido, Jr. Memorial National High School - Parang Annex)	18,637,000	1,370,000	20,007,000	560,000
Personas National High School	—	632,000	632,000	—

Division of Marinduque	278,418,000	32,586,000	311,004,000	13,214,000

Division Office - Proper	5,602,000	—	5,602,000	—
Alobo National High School	6,212,000	793,000	7,005,000	—
Argao National High School	8,294,000	795,000	9,089,000	346,000
Bagtingon National High School	5,370,000	761,000	6,131,000	325,000
Balanacan National High School	11,700,000	1,103,000	12,803,000	445,000
Bonliw National High School	5,562,000	691,000	6,253,000	312,000
Botilao National High School	4,326,000	623,000	4,949,000	292,000
Buenavista National High School - Bagacay Annex	2,687,000	715,000	3,402,000	371,000
Buenavista National High School - Daykitin Annex	3,689,000	952,000	4,641,000	—

896	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Buenavista National High School - Lipata-Tungib Annex	2,099,000	708,000	2,807,000	323,000
Buenavista National High School - Sihi Annex	2,545,000	786,000	3,331,000	—
Butansapa National High School	8,488,000	1,021,000	9,509,000	—
Cawit National Comprehensive High School	12,671,000	1,128,000	13,799,000	342,000
Dolores National High School	7,902,000	788,000	8,690,000	392,000
Hupi National High School	7,283,000	762,000	8,045,000	386,000
Ilaya National High School	11,084,000	1,029,000	12,113,000	394,000
Ipil National High School	7,488,000	885,000	8,373,000	394,000
Kasily National High School	5,020,000	755,000	5,775,000	—
Kilo-Kilo National High School	7,821,000	859,000	8,680,000	373,000
Makapuyat National High School - Masaguisi Annex	2,038,000	604,000	2,642,000	310,000
Malibago National High School	10,557,000	1,091,000	11,648,000	485,000
Maniwaya National High School	4,129,000	732,000	4,861,000	313,000
Maranlig National High School	6,702,000	880,000	7,582,000	466,000
Matalaba National High School	10,287,000	999,000	11,286,000	577,000
Matuyatuya National High School	17,097,000	1,254,000	18,351,000	649,000
Mogpog National Comprehensive High School	13,988,000	1,281,000	15,269,000	628,000
Mongpong National High School	4,494,000	700,000	5,194,000	323,000
Paciano A. Sena Memorial High School (Tabionan National High School)	4,739,000	700,000	5,439,000	331,000
Poctoy National High School	8,826,000	844,000	9,670,000	445,000
Polo National High School	4,131,000	726,000	4,857,000	—
Punong National High School	5,071,000	667,000	5,738,000	304,000
Puting Buhangin National High School	4,678,000	693,000	5,371,000	312,000
Sayao National High School	7,187,000	822,000	8,009,000	319,000
Sibuyao National High School	7,404,000	922,000	8,326,000	449,000
Tagum National High School	8,004,000	841,000	8,845,000	319,000
Tambangan National High School	4,041,000	728,000	4,769,000	—
Tapuyan National High School	8,177,000	929,000	9,106,000	449,000
Tiguion National High School	9,718,000	948,000	10,666,000	363,000
Torrijos Senior High School	—	—	—	986,000
Yook National High School	11,307,000	1,071,000	12,378,000	491,000

Division of Occidental Mindoro	241,969,000	39,687,000	281,656,000	7,912,000

Division Office - Proper	4,847,000	—	4,847,000	—
Abra de Ilog National High School - Camurong Annex	2,171,000	1,019,000	3,190,000	—
Abra de Ilog National High School Extension (Biga Extension)	3,182,000	918,000	4,100,000	—
Aguas National High School	13,267,000	1,057,000	14,324,000	—
Ambulong Island Integrated School	8,937,000	675,000	9,612,000	—
Barahan National High School - Sinagtala Annex	3,352,000	858,000	4,210,000	—
Bubog National High School	14,027,000	1,552,000	15,579,000	—
Burgos National High School	1,061,000	839,000	1,900,000	—
Cabacao National High School (Abra de Ilog - Cabacao National High School)	15,739,000	1,273,000	17,012,000	554,000
Claudio Salgado National High School	3,969,000	910,000	4,879,000	388,000
Concepcion National High School	10,706,000	1,065,000	11,771,000	514,000
Iling National High School - Pawikan Annex	—	1,077,000	1,077,000	—
Iriron National High School	10,033,000	1,103,000	11,136,000	539,000
La Curva National High School	1,497,000	950,000	2,447,000	—
Looc National High School	9,207,000	956,000	10,163,000	357,000
Lubang Vocational High School - Cabra Annex	1,497,000	760,000	2,257,000	—
Magsaysay National High School - Alibog Annex	2,654,000	940,000	3,594,000	—
Magsaysay National High School - Pumaga Annex	2,812,000	1,017,000	3,829,000	—
Magsikap National High School	14,723,000	1,374,000	16,097,000	—
Malisbong National High School	2,558,000	806,000	3,364,000	—
Malpalon National High School	6,665,000	901,000	7,566,000	—
Mangarin National High School	3,047,000	985,000	4,032,000	474,000
Manoot National High School	9,628,000	1,392,000	11,020,000	653,000
Mapaya National High School	7,256,000	1,477,000	8,733,000	695,000
Paclolo National High School	2,993,000	950,000	3,943,000	—
Pambuhan Indigenous People Village High School	1,623,000	820,000	2,443,000	—
Paulino Legaspi, Sr. Memorial National High School	8,186,000	980,000	9,166,000	510,000
Pinagturilan National High School	6,792,000	1,676,000	8,468,000	842,000

JANUARY 5, 2026	OFFICIAL GAZETTE	897
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Poypoy National High School	1,687,000	892,000	2,579,000	—
Prudencio L. Gadiano National High School	6,413,000	953,000	7,366,000	474,000
Rizal Integrated School	3,057,000	752,000	3,809,000	—
Sablayan National High School - Sta. Lucia Annex	4,924,000	1,132,000	6,056,000	—
San Francisco National High School	3,619,000	916,000	4,535,000	—
San Vicente National High School - Yapang Annex	4,213,000	1,065,000	5,278,000	504,000
Sta. Teresa National High School	10,950,000	1,121,000	12,071,000	531,000
Tagumpay National High School	2,124,000	916,000	3,040,000	—
Tanyag National High School	11,558,000	967,000	12,525,000	480,000
Tilik National High School	7,556,000	928,000	8,484,000	—
Victoria National High School	11,221,000	949,000	12,170,000	—
Victoria National High School - Ilvita Annex	2,218,000	766,000	2,984,000	397,000

Division of Oriental Mindoro	388,324,000	68,829,000	457,153,000	19,772,000

Division Office - Proper	7,563,000	—	7,563,000	—
Alcate High School (formerly A. Arago MNHS-Alcate Annex)	3,831,000	1,053,000	4,884,000	268,000
Anastacio Dela Chica High School	5,140,000	1,103,000	6,243,000	560,000
Anoling High School	2,753,000	885,000	3,638,000	—
Apitong National High School	11,308,000	1,007,000	12,315,000	445,000
Apnagan High School	1,497,000	648,000	2,145,000	361,000
Araceli B. Pantilanan - Bacawan High School	2,155,000	791,000	2,946,000	376,000
Bacungan High School	2,685,000	848,000	3,533,000	—
Bagong Sikat High School	997,000	724,000	1,721,000	—
Bailan Katutubong Mangyan High School	997,000	734,000	1,731,000	—
Balatasan National High School	1,561,000	728,000	2,289,000	—
Baras National High School	2,059,000	714,000	2,773,000	—
Batangan Buhid High School	1,497,000	758,000	2,255,000	—
Bayuin National High School	11,020,000	1,109,000	12,129,000	483,000
Benli National High School	6,532,000	698,000	7,230,000	405,000
Bethel High School	4,371,000	933,000	5,304,000	260,000
Bonbon High School	1,497,000	770,000	2,267,000	—
Bongabong Technical and Vocational High School	4,371,000	841,000	5,212,000	380,000
Buli High School	1,997,000	897,000	2,894,000	384,000
Buong Lupa Integrated School	2,496,000	470,000	2,966,000	—
Cabugao National High School	—	803,000	803,000	439,000
Cacawan High School	7,990,000	1,193,000	9,183,000	365,000
Carmundo National High School (Vicente B. Ylagan NHS - Carmundo Annex)	14,712,000	1,133,000	15,845,000	502,000
Cawayan National High School	15,987,000	1,137,000	17,124,000	562,000
Conrazon High School	5,867,000	779,000	6,646,000	415,000
Don Pedro High School	4,491,000	1,524,000	6,015,000	485,000
Dr. Aristeo Baldos, Sr. Papandayan High School	3,246,000	904,000	4,150,000	367,000
Ecological Public Secondary School	6,723,000	842,000	7,565,000	397,000
Elim Lisap Mangyan High School	3,619,000	856,000	4,475,000	323,000
Evangelista National High School	10,158,000	1,072,000	11,230,000	451,000
Facundo C. Lopez - Palangan Integrated School	3,216,000	862,000	4,078,000	—
Felimon M. Salcedo, Sr. Memorial National High School	9,971,000	1,132,000	11,103,000	569,000
Formon National High School	8,847,000	944,000	9,791,000	495,000
Fortuna National High School	7,664,000	820,000	8,484,000	359,000
Fortunato Perez High School	—	691,000	691,000	411,000
Francisco “Kiko” Manlises - Calingag High School	5,905,000	684,000	6,589,000	273,000
Gatol Mangyan High School	2,496,000	803,000	3,299,000	—
Gerardo Fanoga, Sr. - Pambisan Munti High School	2,685,000	740,000	3,425,000	—
Graciano Politico Dela Chica Mangyan School	997,000	902,000	1,899,000	—
Gregorio Manalo, Sr. Mangyan High School	499,000	844,000	1,343,000	—
Guillermo Raymundo - Calima High School	2,059,000	684,000	2,743,000	369,000
Jose D. Udasco Mangangan I National High School	7,790,000	1,048,000	8,838,000	516,000
Julio R. Hernandez Integrated School	—	615,000	615,000	—
Kilapnit High School	997,000	695,000	1,692,000	—
Laguna National High School	2,907,000	1,041,000	3,948,000	—
Leandro Panganiban, Sr. - Tagumpay High School	1,997,000	876,000	2,873,000	415,000
Lumangbayan National High School	997,000	744,000	1,741,000	310,000
Maasin High School	997,000	620,000	1,617,000	296,000

898	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Macatoc National High School (Aurelio Arago Memorial National High School - Macatoc)	17,089,000	1,518,000	18,607,000	971,000
Malamig National High School	11,156,000	1,018,000	12,174,000	466,000
Malo High School	2,496,000	856,000	3,352,000	—
Malvar National High School	—	923,000	923,000	—
Manaul National High School	14,933,000	1,171,000	16,104,000	499,000
Manuel Adriano Memorial National High School	8,284,000	885,000	9,169,000	359,000
Masaguing High School	2,186,000	782,000	2,968,000	—
Matulatula High School	10,864,000	1,014,000	11,878,000	480,000
Maujao National High School	16,985,000	1,084,000	18,069,000	648,000
Milagrosa National High School	1,497,000	884,000	2,381,000	—
Morente National High School	21,035,000	1,060,000	22,095,000	624,000
Nasucob High School	997,000	784,000	1,781,000	—
Panluan Hagan Mangyan High School	2,186,000	990,000	3,176,000	—
Puerto Galera National High School - Dulangan Extension	—	1,029,000	1,029,000	—
Puerto Galera National High School - San Isidro Extension	—	1,217,000	1,217,000	487,000
Ranzo National High School	6,643,000	750,000	7,393,000	—
Rufino Asi National High School	4,537,000	654,000	5,191,000	438,000
Sabang High School	5,615,000	858,000	6,473,000	371,000
San Roque National High School	25,907,000	1,602,000	27,509,000	1,050,000
San Roque National High School - Bangkal Extension	997,000	896,000	1,893,000	—
San Vicente High School	997,000	800,000	1,797,000	—
San Vicente National High School	11,172,000	926,000	12,098,000	422,000
Sinariri High School	1,497,000	901,000	2,398,000	—
Tacligan High School	2,186,000	785,000	2,971,000	380,000
Tigbao High School	997,000	752,000	1,749,000	—
Umabang Katutubong Mangyan High School	997,000	692,000	1,689,000	—
Victoria National High School	5,243,000	1,791,000	7,034,000	—
Villa Cerveza High School	1,687,000	786,000	2,473,000	336,000
Waring Katutubong Mangyan High School	997,000	722,000	1,719,000	—

Division of Palawan	1,132,316,000	157,807,000	1,290,123,000	45,799,000

Division Office - Proper	23,323,000	—	23,323,000	—
Abaroan National High School	12,290,000	1,006,000	13,296,000	619,000
Agutayan National High School	499,000	719,000	1,218,000	—
Alava Integrated School	499,000	382,000	881,000	—
Alimaguan National High School	16,091,000	1,414,000	17,505,000	706,000
Amando Carlos Lahoz National High School	1,514,000	947,000	2,461,000	—
Apurawan National High School	10,022,000	926,000	10,948,000	462,000
Araceli Plainview National High School	2,023,000	760,000	2,783,000	—
Araceli Western National High School	6,791,000	975,000	7,766,000	—
Bacao National High School	8,591,000	839,000	9,430,000	445,000
Bagong Bayan National High School	10,720,000	1,111,000	11,831,000	453,000
Bagong Sikat National High School	7,367,000	817,000	8,184,000	—
Balisungan Integrated School	—	604,000	604,000	—
Banbanan National High School	513,000	813,000	1,326,000	363,000
Bancalaan National High School	9,087,000	2,113,000	11,200,000	828,000
Banuang Daan Integrated School	—	490,000	490,000	—
Baratuan National High School	18,799,000	1,274,000	20,073,000	1,779,000
Bato National High School	16,418,000	1,513,000	17,931,000	1,301,000
Bintuan High School	1,002,000	856,000	1,858,000	—
Biriran Integrated School	1,000,000	384,000	1,384,000	—
Bohol National High School	5,228,000	722,000	5,950,000	359,000
Borac National High School (Coron SOF - Borac Annex)	39,434,000	2,037,000	41,471,000	529,000
Bubusawin National High School	1,571,000	719,000	2,290,000	—
Bucana National High School	11,162,000	1,220,000	12,382,000	—
Buenavista National High School	2,065,000	820,000	2,885,000	—
Bugsuk National High School	16,630,000	694,000	17,324,000	—
Bulalacao Integrated School	2,630,000	631,000	3,261,000	—
Bulawit National High School	4,815,000	732,000	5,547,000	373,000
Buliluyan National High School	3,085,000	971,000	4,056,000	—
Bunog National High School	7,644,000	980,000	8,624,000	—
Burirao National High School	5,265,000	815,000	6,080,000	—
Busy Bees National High School	7,099,000	764,000	7,863,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	899
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cabigaan National High School	4,224,000	834,000	5,058,000	—
Cabugao High School	—	757,000	757,000	—
Cagayancillo National High School	14,602,000	1,394,000	15,996,000	697,000
Calandagan National High School	8,532,000	892,000	9,424,000	413,000
Calasaguen National High School	7,393,000	944,000	8,337,000	—
Calategas National High School	9,416,000	1,233,000	10,649,000	—
Calawag National High School	9,121,000	1,152,000	10,273,000	535,000
Calawit - Quezon High School	—	716,000	716,000	—
Calumpang National High School	1,066,000	806,000	1,872,000	—
Candawaga National High School	19,112,000	1,662,000	20,774,000	949,000
Canimango National High School	3,502,000	860,000	4,362,000	—
Canipaan National High School	3,581,000	883,000	4,464,000	369,000
Canipo Integrated School	—	448,000	448,000	—
Canique National High School	6,550,000	871,000	7,421,000	365,000
Capayas National High School	—	752,000	752,000	—
Caponayan National High School	2,528,000	655,000	3,183,000	367,000
Caruray National High School	10,997,000	939,000	11,936,000	415,000
Casian National High School	9,567,000	1,052,000	10,619,000	481,000
Catagupan National High School	2,000,000	822,000	2,822,000	—
Catama Barangay High School	4,227,000	685,000	4,912,000	—
Central Taytay Senior High School	—	—	—	3,129,000
Cheey National High School	5,102,000	832,000	5,934,000	396,000
Concepcion National High School, Agutaya	22,301,000	1,910,000	24,211,000	762,000
Concepcion National High School, Busuanga	1,522,000	1,052,000	2,574,000	1,191,000
Culadanun National High School	4,101,000	800,000	4,901,000	—
Danawan National High School	12,314,000	1,225,000	13,539,000	476,000
Danleg National High School	501,000	805,000	1,306,000	—
Decalachao National High School	2,000,000	1,149,000	3,149,000	548,000
Diapila National High School	1,497,000	770,000	2,267,000	—
Doris E. Martinez National High School	17,803,000	1,349,000	19,152,000	966,000
Dumagueña National High School	8,437,000	961,000	9,398,000	487,000
Dumaran National High School	10,121,000	963,000	11,084,000	550,000
Dumaran National High School (Mainland)	9,789,000	1,227,000	11,016,000	590,000
Dumarao Barangay High School	7,132,000	865,000	7,997,000	—
Eliseo A. Lagrada Oblian National High School	4,644,000	796,000	5,440,000	—
Estrella Village National High School	2,085,000	704,000	2,789,000	—
F. Lagan, Sr. Memorial National High School (Caramay National High School)	8,359,000	1,021,000	9,380,000	—
Federico G. Del Rosario National High School (formerly Berong Barangay High School)	7,746,000	973,000	8,719,000	443,000
Galoc Integrated School	499,000	378,000	877,000	—
Gaudencio Abordo Memorial National High School - Balaguen National High School	—	812,000	812,000	—
Gaudencio Abordo Memorial National High School - Bisucay National High School	—	788,000	788,000	—
Gaudencio Abordo Memorial National High School - Rizal National High School	—	863,000	863,000	—
Green Island National High School	997,000	868,000	1,865,000	—
Halsey National High School	2,065,000	707,000	2,772,000	306,000
Ilian National High School	1,066,000	806,000	1,872,000	—
Inil U. Taha National High School	4,584,000	1,053,000	5,637,000	697,000
Ipilan National High School	13,855,000	1,451,000	15,306,000	867,000
Iraan-Sagpangan National High School	7,205,000	820,000	8,025,000	—
Isaub National High School	10,028,000	1,109,000	11,137,000	849,000
Isla Sombrero National High School	4,028,000	728,000	4,756,000	—
Isugod National High School	13,922,000	1,204,000	15,126,000	—
Jose Rizal Apoc-Apoc National High School	7,458,000	848,000	8,306,000	—
Labog National High School	—	892,000	892,000	—
Lajala Integrated School	—	501,000	501,000	—
Lapu-Lapu National High School	4,299,000	686,000	4,985,000	—
Liminangcong National High School	17,349,000	1,358,000	18,707,000	833,000
Little Baguio - Maasin National High School	2,127,000	1,016,000	3,143,000	—
Lumber Camp National High School	1,997,000	785,000	2,782,000	392,000
Maasin National High School (Bernas National High School)	16,386,000	1,271,000	17,657,000	770,000

900	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Mabini National High School	1,527,000	800,000	2,327,000	—
Magbabadil National High School	10,026,000	745,000	10,771,000	270,000
Maglalambay High School	—	741,000	741,000	—
Magsaysay National High School	6,003,000	778,000	6,781,000	350,000
Malaking Ilog National High School	1,561,000	752,000	2,313,000	—
Malampaya - San Jose National High School	499,000	839,000	1,338,000	—
Malatgao National High School, Narra	1,000,000	870,000	1,870,000	—
Malatgao National High School, Quezon	9,374,000	872,000	10,246,000	—
Malihud National High School	3,081,000	1,016,000	4,097,000	—
Malis National High School	6,125,000	866,000	6,991,000	388,000
Manamoc National High School	7,385,000	988,000	8,373,000	483,000
Mangsee National High School	7,846,000	1,541,000	9,387,000	915,000
Manlag National High School	2,002,000	866,000	2,868,000	417,000
Marcelo A. Bantug National High School	7,202,000	793,000	7,995,000	—
Marcilla Integrated School	—	545,000	545,000	—
Mendoza National High School	6,351,000	837,000	7,188,000	—
Nangalao National High School	4,028,000	793,000	4,821,000	396,000
New Busuanga National High School	13,724,000	933,000	14,657,000	474,000
New Canipo National High School	8,066,000	880,000	8,946,000	462,000
New Guinlo National High School	8,672,000	1,083,000	9,755,000	—
New Ibajay National High School	15,119,000	981,000	16,100,000	525,000
Nicanor Zabala National High School	8,449,000	975,000	9,424,000	392,000
Ocam Ocam Integrated School	1,497,000	355,000	1,852,000	—
Ocayan Integrated School	499,000	479,000	978,000	—
Pag-asa Integrated School	997,000	355,000	1,352,000	—
Paly National High School	3,074,000	923,000	3,997,000	—
Pamantolon National High School	3,081,000	847,000	3,928,000	388,000
Panalingaan National High School	4,821,000	961,000	5,782,000	396,000
Pancol National High School	10,437,000	828,000	11,265,000	382,000
Panitian National High School	18,457,000	1,385,000	19,842,000	849,000
Panlaitan National High School	6,283,000	861,000	7,144,000	399,000
Pasadeña National High School	2,002,000	1,062,000	3,064,000	—
Pawa National High School	15,324,000	863,000	16,187,000	—
Peace and Development Community National High School	4,084,000	774,000	4,858,000	—
Pical National High School	1,499,000	782,000	2,281,000	—
Pinaglabanan National High School	7,316,000	1,021,000	8,337,000	—
Port Barton National High School	13,105,000	1,370,000	14,475,000	714,000
Punang National High School	3,581,000	1,023,000	4,604,000	—
Quezon Panitian National High School	12,861,000	1,079,000	13,940,000	627,000
Quezon-Aramaywan National High School	13,313,000	1,232,000	14,545,000	640,000
Quinlogan National High School	13,626,000	1,108,000	14,734,000	607,000
Ramos High School	997,000	890,000	1,887,000	—
Ransang National High School	9,542,000	1,211,000	10,753,000	—
Salang National High School	1,061,000	827,000	1,888,000	—
Samariñana National High School	4,437,000	916,000	5,353,000	464,000
San Carlos National High School	4,569,000	704,000	5,273,000	—
San Fernando National High School	8,738,000	993,000	9,731,000	—
San Jose (Roxas) National High School (Roxas National Comprehensive High School - San Jose Annex)	12,821,000	1,436,000	14,257,000	882,000
San Miguel National High School	20,503,000	1,749,000	22,252,000	1,113,000
San Nicolas National High School	530,000	930,000	1,460,000	—
Sandoval National High School, Narra	12,446,000	1,113,000	13,559,000	716,000
Sandoval National High School, Taytay	10,980,000	871,000	11,851,000	604,000
Sarong National High School	3,811,000	815,000	4,626,000	—
Sibaltan National High School	5,037,000	751,000	5,788,000	483,000
Sibaring National High School	4,287,000	612,000	4,899,000	298,000
Silanga National High School	2,127,000	839,000	2,966,000	—
Southern Bataraza National High School	11,856,000	989,000	12,845,000	538,000
Sowangan National High School	2,749,000	774,000	3,523,000	—
Speaker Ramon V. Mitra, Jr. National High School	13,500,000	1,472,000	14,972,000	—
Sta. Maria National High School	4,069,000	707,000	4,776,000	—
Sta. Monica High School	2,002,000	1,096,000	3,098,000	—
Suba National High School	11,641,000	1,177,000	12,818,000	—
Sumbiling National High School	10,249,000	1,359,000	11,608,000	742,000

JANUARY 5, 2026	OFFICIAL GAZETTE	901
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Tabon National High School	7,686,000	980,000	8,666,000	—
Taburi National High School	4,067,000	985,000	5,052,000	409,000
Tagumpay High School	—	884,000	884,000	—
Tagumpay National High School	5,903,000	873,000	6,776,000	—
Tagusao National High School	12,183,000	1,179,000	13,362,000	564,000
Tara High School	1,506,000	806,000	2,312,000	—
Tarusan National High School	24,304,000	1,524,000	25,828,000	784,000
Teneguiban National High School (El Nido National High School - Teneguiban Extension)	6,284,000	849,000	7,133,000	—
Tinitian National High School	6,397,000	858,000	7,255,000	—
Tumarbong National High School	10,190,000	1,064,000	11,254,000	615,000
Turda National High School	—	896,000	896,000	—
Villa Libertad National High School	1,513,000	1,011,000	2,524,000	—
Villa Paz National High School	1,500,000	714,000	2,214,000	—
Vito Pechangco Memorial National High School	21,170,000	1,465,000	22,635,000	453,000
Wenceslao Villapa High School (Mainit NHS)	4,850,000	935,000	5,785,000	—

Division of Puerto Princesa City	152,546,000	22,775,000	175,321,000	14,142,000

Division Office - Proper	3,355,000	—	3,355,000	—
Babuyan National High School (Palawan National School - Babuyan Annex)	10,190,000	977,000	11,167,000	657,000
Bacungan National High School	9,475,000	1,240,000	10,715,000	638,000
Bahile National High School	9,160,000	970,000	10,130,000	483,000
Buenavista High School	1,497,000	729,000	2,226,000	—
Cabayugan National High School	14,802,000	1,166,000	15,968,000	585,000
Inagawan National High School	14,084,000	1,463,000	15,547,000	474,000
Langogan National High School	11,342,000	1,094,000	12,436,000	657,000
Luzviminda National High School	9,267,000	970,000	10,237,000	466,000
Macarascas National High School	8,669,000	776,000	9,445,000	439,000
Mandaragat - San Miguel Senior High School	—	—	—	2,129,000
Marufinas Integrated School	499,000	385,000	884,000	—
Matahimik-Bucana High School	1,997,000	832,000	2,829,000	—
Napsan National High School	9,346,000	1,069,000	10,415,000	621,000
Puerto Princesa City National Science High School	11,922,000	1,230,000	13,152,000	762,000
San Rafael National High School	9,778,000	1,225,000	11,003,000	621,000
Simpucan National High School (Napsan National High School - Simpucan Annex)	5,280,000	851,000	6,131,000	544,000
Sta. Lourdes National High School	11,700,000	1,353,000	13,053,000	636,000
Sta. Monica High School	9,186,000	4,503,000	13,689,000	4,002,000
Tagabinet High School	—	719,000	719,000	—
Talaudyong Integrated School	997,000	367,000	1,364,000	—
Ubaldo L. Conde High School	—	856,000	856,000	428,000

Division of Romblon	234,985,000	31,488,000	266,473,000	6,301,000

Division Office - Proper	4,571,000	—	4,571,000	—
Agojo Integrated School	997,000	532,000	1,529,000	—
Agripino Armedilla National High School	1,539,000	846,000	2,385,000	—
Agutay National High School	5,093,000	922,000	6,015,000	445,000
Alad National High School	6,191,000	836,000	7,027,000	—
Anahao Integrated School	499,000	352,000	851,000	—
Armin Rios - Marin National High School	4,190,000	776,000	4,966,000	—
Azagra National High School	10,158,000	1,016,000	11,174,000	—
Bakhawan National High School (formerly Concepcion National High School - Annex)	997,000	669,000	1,666,000	—
Buenavista National High School	997,000	872,000	1,869,000	—
Cabolutan National High School (RCFF - San Agustin)	9,190,000	839,000	10,029,000	—
Cambalo National High School (RCFF - Sibuyan)	9,398,000	919,000	10,317,000	580,000
Carmen National High School	8,212,000	781,000	8,993,000	682,000
Danao National High School	14,620,000	1,295,000	15,915,000	504,000
Eduardo M. Moreno National High School (Bachawan National High School - Binongaan Annex)	10,366,000	988,000	11,354,000	—
Ferrol National High School (RCFF - Ferrol)	13,939,000	1,292,000	15,231,000	627,000
Gabawan National High School	1,997,000	752,000	2,749,000	—
Guinbirayan National High School	16,024,000	1,297,000	17,321,000	544,000

902	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Limon Norte National High School	3,342,000	896,000	4,238,000	—
Linawan Integrated School	1,497,000	488,000	1,985,000	—
Lindero Integrated School	1,497,000	367,000	1,864,000	—
Lumbang East National High School	8,132,000	1,029,000	9,161,000	520,000
Marigondon Norte Integrated School	499,000	358,000	857,000	—
Mauricio F. Fabito National High School	5,099,000	808,000	5,907,000	—
Mayha National High School	11,974,000	994,000	12,968,000	346,000
Melodias Imperial, Sr. National High School	5,851,000	810,000	6,661,000	—
Pascual Catajay Linao National High School	6,032,000	784,000	6,816,000	—
Pinamihagan National High School	3,028,000	947,000	3,975,000	—
San Agustin National Trade School	11,069,000	1,031,000	12,100,000	424,000
San Andres Cultural High School	1,500,000	812,000	2,312,000	—
Sta. Maria National High School (RCFF - Sta. Maria)	12,870,000	1,324,000	14,194,000	716,000
Sto. Niño National High School	3,781,000	854,000	4,635,000	—
Talisay Integrated School	—	341,000	341,000	—
Tanagan National High School (RCFF - Tanagan)	12,633,000	1,174,000	13,807,000	502,000
Tranquilino Cawaling, Sr. National High School	7,943,000	918,000	8,861,000	—
Tugdan National High School	10,405,000	1,004,000	11,409,000	411,000
Tungonan National High School	7,858,000	733,000	8,591,000	—
Victorio Sixon - Balogo National High School	997,000	832,000	1,829,000	—

Region V - Bicol	4,689,357,000	548,513,000	5,237,870,000	232,334,000

Division of Albay	547,746,000	57,520,000	605,266,000	23,604,000

Division Office - Proper	10,938,000	—	10,938,000	—
Alabangpuro High School	8,218,000	887,000	9,105,000	424,000
Alimsog Integrated School	5,473,000	526,000	5,999,000	228,000
Anislag National High School - San Vicente Grande	6,486,000	1,106,000	7,592,000	502,000
Balangibang Integrated School	—	286,000	286,000	—
Bañadero High School	7,406,000	756,000	8,162,000	329,000
Bangiawon Integrated School	499,000	345,000	844,000	—
Bariw Integrated School	499,000	356,000	855,000	—
Bascaran High School	4,445,000	1,370,000	5,815,000	428,000
Batan National High School	7,754,000	875,000	8,629,000	550,000
Batbat High School	5,923,000	740,000	6,663,000	344,000
Bical National High School	7,802,000	790,000	8,592,000	399,000
Bilbao National High School	7,261,000	999,000	8,260,000	457,000
Bogtong National High School	6,834,000	893,000	7,727,000	394,000
Bonbon High School	20,849,000	1,541,000	22,390,000	707,000
Caguiba National High School	8,992,000	837,000	9,829,000	394,000
Cawayan High School, Manito	10,378,000	914,000	11,292,000	417,000
Cawayan National High School, Bacacay	18,182,000	1,426,000	19,608,000	623,000
Estancia National High School	8,297,000	1,045,000	9,342,000	434,000
Joroan High School	15,790,000	1,242,000	17,032,000	642,000
Julian B. Gonzales Memorial National High School	499,000	652,000	1,151,000	292,000
Kidaco Integrated School	—	314,000	314,000	—
Kinuartelan Integrated School	997,000	360,000	1,357,000	—
La Medalla High School	2,558,000	873,000	3,431,000	—
La Medalla National High School	5,295,000	654,000	5,949,000	359,000
Labnig National High School	12,939,000	1,086,000	14,025,000	495,000
Lacag National High School	12,675,000	967,000	13,642,000	392,000
Lanigay High School	14,437,000	1,206,000	15,643,000	474,000
Macabugos High School	10,639,000	933,000	11,572,000	418,000
Magpanambo National High School	6,457,000	805,000	7,262,000	354,000
Malabiga High School	4,279,000	637,000	4,916,000	331,000
Malapay High School	10,919,000	967,000	11,886,000	443,000
Malidong High School	18,761,000	1,528,000	20,289,000	672,000
Mamlad High School	4,760,000	643,000	5,403,000	331,000
Mananao Integrated School	499,000	380,000	879,000	—
Mancao High School	10,880,000	1,069,000	11,949,000	525,000
Manuel Andaya Bustamante High School	6,727,000	1,060,000	7,787,000	485,000
Marigondon National High School	12,901,000	932,000	13,833,000	464,000
Matacon National High School	16,655,000	1,331,000	17,986,000	606,000
Matara High School	6,980,000	623,000	7,603,000	357,000

JANUARY 5, 2026	OFFICIAL GAZETTE	903
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Maysua National High School	7,001,000	965,000	7,966,000	514,000
Medalla Milagrosa Integrated School	499,000	481,000	980,000	—
Misibis Integrated School	499,000	519,000	1,018,000	—
Nagotgot High School	10,420,000	1,159,000	11,579,000	630,000
Namantao Integrated School	499,000	369,000	868,000	—
Panoypoy High School	7,946,000	807,000	8,753,000	399,000
Paraian National High School	11,353,000	936,000	12,289,000	371,000
Rawis High School	12,556,000	1,014,000	13,570,000	491,000
Sabino Rebagay Memorial High School	7,918,000	841,000	8,759,000	417,000
San Agustin Integrated High School	20,196,000	1,197,000	21,393,000	521,000
San Andres Integrated School	997,000	574,000	1,571,000	—
San Antonio Integrated School	499,000	369,000	868,000	—
San Fernando National High School	12,042,000	1,109,000	13,151,000	487,000
San Francisco National High School	10,347,000	934,000	11,281,000	434,000
San Isidro National High School, Jovellar	8,571,000	698,000	9,269,000	334,000
San Isidro National High School, Malilipot	13,428,000	1,157,000	14,585,000	522,000
San Jose National High School, Libon	12,216,000	1,045,000	13,261,000	483,000
San Juan High School	17,523,000	1,269,000	18,792,000	489,000
San Miguel High School	9,745,000	931,000	10,676,000	497,000
San Pablo High School	10,008,000	887,000	10,895,000	439,000
San Pascual High School	7,095,000	808,000	7,903,000	386,000
San Ramon High School	5,831,000	669,000	6,500,000	319,000
San Vicente National High School	12,835,000	1,048,000	13,883,000	560,000
Soa Integrated School	997,000	400,000	1,397,000	—
Sogod National High School	8,397,000	820,000	9,217,000	359,000
Sugcad Integrated School	1,997,000	457,000	2,454,000	—
Taloto Integrated School	1,497,000	415,000	1,912,000	—
Tinopan High School	6,622,000	834,000	7,456,000	342,000
Tobog High School	6,329,000	854,000	7,183,000	340,000

Division of Camarines Norte	294,098,000	40,310,000	334,408,000	14,980,000

Division Office - Proper	5,749,000	—	5,749,000	—
Anameam High School	1,497,000	1,036,000	2,533,000	—
Aniceta De Lara Pimentel High School	6,221,000	1,038,000	7,259,000	266,000
Baay High School	997,000	872,000	1,869,000	—
Bagong Silang II High School	8,026,000	1,006,000	9,032,000	447,000
Bulala High School	8,492,000	880,000	9,372,000	417,000
Calabaca Integrated School	2,496,000	788,000	3,284,000	234,000
Calabasa Integrated School	1,561,000	787,000	2,348,000	—
Camarines Norte Senior High School	—	—	—	1,673,000
Capalonga National High School	997,000	1,050,000	2,047,000	—
Caringo High School (San Roque NHS Annex)	499,000	708,000	1,207,000	325,000
Colasi Integrated School	1,997,000	619,000	2,616,000	293,000
Dominador G. Mendoza High School	1,497,000	1,043,000	2,540,000	—
Dominador Narido High School	10,005,000	1,016,000	11,021,000	459,000
Dumagmang Integrated School	9,671,000	668,000	10,339,000	255,000
E.P. Borja High School	10,983,000	981,000	11,964,000	432,000
Eugenia Morana - Quintela Memorial High School	11,050,000	1,050,000	12,100,000	485,000
Fabrica High School	8,353,000	861,000	9,214,000	472,000
Gawad Kalinga High School	7,344,000	807,000	8,151,000	409,000
Gonzales-Azcutia High School	9,592,000	1,023,000	10,615,000	460,000
Gumaus National High School	9,993,000	1,171,000	11,164,000	487,000
Hamoraon Integrated School	499,000	457,000	956,000	—
Kabatuhan Integrated School	1,497,000	486,000	1,983,000	—
Lalawigan National High School	9,369,000	859,000	10,228,000	470,000
Lazaro Cabezudo High School	5,177,000	735,000	5,912,000	355,000
Magsaysay National High School	7,597,000	863,000	8,460,000	388,000
Malaya Integrated School	1,497,000	607,000	2,104,000	—
Mangcawayan Island Integrated School	1,497,000	538,000	2,035,000	—
Matango National High School	8,056,000	905,000	8,961,000	443,000
Maulawin National High School	9,852,000	977,000	10,829,000	401,000
Maximo Manarang High School	1,497,000	800,000	2,297,000	430,000
Pag-asa High School, Labo	4,412,000	672,000	5,084,000	365,000
Pagsangahan Integrated School	4,990,000	725,000	5,715,000	—

904	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Palali Integrated School	997,000	421,000	1,418,000	190,000
Pambuhan National High School	17,723,000	1,286,000	19,009,000	483,000
Pinagtigasan Calaguas Island Integrated School	997,000	545,000	1,542,000	—
Porfirio R. Ponayo High School	9,030,000	948,000	9,978,000	354,000
Regino A. Yet Integrated School	499,000	506,000	1,005,000	—
Sabang National High School, Vinzons	12,694,000	1,278,000	13,972,000	554,000
San Antonio High School	2,155,000	762,000	2,917,000	—
San Francisco National High School	13,781,000	1,278,000	15,059,000	468,000
San Isidro High School	6,223,000	821,000	7,044,000	388,000
San Pedro - Domingo Llarena High School	9,975,000	830,000	10,805,000	441,000
Sarah Jane Ferrer High School	12,248,000	1,130,000	13,378,000	422,000
Sta. Cruz National High School	9,617,000	1,012,000	10,629,000	474,000
Sta. Elena Integrated School	2,124,000	1,497,000	3,621,000	386,000
Tuaca High School	13,367,000	1,038,000	14,405,000	443,000
Victoria Tuacar High School	9,708,000	930,000	10,638,000	411,000

Division of Camarines Sur	1,471,793,000	173,242,000	1,645,035,000	73,752,000

Division Office - Proper	28,800,000	—	28,800,000	—
Adiangao High School	2,774,000	751,000	3,525,000	375,000
Agapito E. De Lima National High School	—	904,000	904,000	—
Agay-ayan National High School	6,755,000	710,000	7,465,000	354,000
Aldezar Sipocot Integrated School	—	378,000	378,000	—
Anib National High School	12,886,000	1,191,000	14,077,000	474,000
Antipolo Heights Integrated School	499,000	806,000	1,305,000	184,000
Antipolo National High School, Tinambac	11,342,000	1,038,000	12,380,000	474,000
Apad Provincial High School	12,531,000	1,375,000	13,906,000	692,000
Aroro-Abad Integrated School	—	525,000	525,000	—
Atulayan Sagñay Integrated School	499,000	426,000	925,000	—
Bagacay High School	13,629,000	1,273,000	14,902,000	575,000
Bagadion High School	997,000	665,000	1,662,000	308,000
Bagolatao National High School	4,153,000	762,000	4,915,000	357,000
Bahao National High School	15,007,000	1,200,000	16,207,000	575,000
Bahi National High School	11,139,000	991,000	12,130,000	459,000
Balaogan National High School	14,860,000	1,274,000	16,134,000	596,000
Balaton National High School	9,801,000	892,000	10,693,000	424,000
Banga National High School	4,944,000	645,000	5,589,000	369,000
Bantugan National High School	4,950,000	665,000	5,615,000	302,000
Bikol High School for Arts and Culture	2,993,000	900,000	3,893,000	273,000
Binagasbasan National High School	11,038,000	700,000	11,738,000	352,000
Binahian Sipocot Integrated School	499,000	552,000	1,051,000	—
Binobong High School	9,966,000	999,000	10,965,000	417,000
Bitaogan National High School	6,827,000	778,000	7,605,000	422,000
Bolo Norte High School	16,933,000	1,217,000	18,150,000	571,000
Buenavista National High School, Presentacion	5,159,000	739,000	5,898,000	373,000
Buenavista National High School, Tinambac	9,728,000	941,000	10,669,000	480,000
Buhi High School	7,363,000	2,513,000	9,876,000	457,000
Buhi SPED Integrated School	4,726,000	623,000	5,349,000	277,000
Bula National High School - Caorasan NHS Annex (Bula)	—	744,000	744,000	369,000
Burabod Integrated School	499,000	378,000	877,000	—
Burabod National High School	12,679,000	1,069,000	13,748,000	373,000
Cabalinadan High School	1,076,000	965,000	2,041,000	501,000
Cabotonan High School	6,309,000	841,000	7,150,000	438,000
Cagbibi National High School	4,388,000	652,000	5,040,000	319,000
Calabnigan Green Meadows High School	—	689,000	689,000	338,000
Camarines Sur National Agro-Industrial High School	1,497,000	806,000	2,303,000	—
Camarines Sur Sports Academy	5,049,000	633,000	5,682,000	319,000
Canayonan National High School	6,285,000	946,000	7,231,000	443,000
Caranday National High School	8,854,000	803,000	9,657,000	396,000
Carmel National High School	12,499,000	1,200,000	13,699,000	407,000
Casay Provincial High School	14,745,000	1,333,000	16,078,000	606,000
Casugad National High School	10,463,000	1,040,000	11,503,000	537,000
Catalotoan National High School	8,242,000	841,000	9,083,000	394,000
Coguit Provincial High School	16,140,000	1,604,000	17,744,000	793,000
Computer Science High School of Bicolandia	7,709,000	1,372,000	9,081,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	905
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cristobal D. Aquino Memorial High School	2,912,000	921,000	3,833,000	418,000
Curry National High School	12,080,000	880,000	12,960,000	399,000
Dahat National Vocational High School	23,142,000	1,688,000	24,830,000	940,000
Dalipay High School	2,369,000	693,000	3,062,000	348,000
Dalupaon National High School	19,004,000	1,012,000	20,016,000	558,000
Del Rosario National High School	8,144,000	749,000	8,893,000	363,000
Denrica National High School	—	783,000	783,000	401,000
Divine Shepherd High School	—	745,000	745,000	—
Don Mariano C. San Juan High School	4,833,000	669,000	5,502,000	313,000
Don Teofilo H. Dilanco Memorial High School	16,923,000	1,298,000	18,221,000	794,000
Doña Basilia S. Quilon Memorial High School	12,237,000	1,164,000	13,401,000	613,000
Doroteo Federis, Sr. National High School	8,315,000	858,000	9,173,000	445,000
Dr. Lorenzo P. Ziga Memorial High School	11,329,000	958,000	12,287,000	453,000
Dr. Nelson Mejia National High School	7,507,000	745,000	8,252,000	357,000
Eduardo T. Agomaa National High School	8,029,000	916,000	8,945,000	376,000
Eleonor P. Lelis Senior High School	—	—	—	848,000
Eusebia Paz Arroyo Memorial National High School	15,826,000	1,428,000	17,254,000	645,000
Fabrica High School	15,377,000	990,000	16,367,000	439,000
Federico P. Condat National High School, Presentacion	13,825,000	1,176,000	15,001,000	607,000
Felipe P. Panton High School	12,614,000	1,128,000	13,742,000	565,000
Gibgos National High School	8,715,000	921,000	9,636,000	476,000
Goa Science High School	3,021,000	978,000	3,999,000	724,000
Gov. Mariano E. Villafuerte High School, Pili	9,842,000	1,594,000	11,436,000	623,000
Gregorio O. Bercasio Memorial High School	12,022,000	953,000	12,975,000	476,000
Guijalo National High School	11,778,000	1,130,000	12,908,000	580,000
Gata Integrated School		585,000	585,000
Haluban National High School	7,473,000	900,000	8,373,000	403,000
Harrison Integrated School	—	656,000	656,000	243,000
Himanag National High School	14,012,000	1,271,000	15,283,000	539,000
Huyonhuyon High School	11,124,000	1,278,000	12,402,000	682,000
Iraya High School	2,029,000	975,000	3,004,000	338,000
Iyagan National High School	499,000	770,000	1,269,000	—
Jaime Macatangay, Sr. National High School	15,520,000	1,205,000	16,725,000	609,000
Jose de Villa National High School	25,351,000	2,064,000	27,415,000	815,000
Jose T. Fuentebella National High School	997,000	866,000	1,863,000	—
La Purisima Pili National High School	4,991,000	997,000	5,988,000	—
La Salvacion National High School	20,751,000	1,627,000	22,378,000	765,000
La Victoria High School (Fabrica NHS Annex)	4,559,000	846,000	5,405,000	403,000
Laganac High School	8,665,000	842,000	9,507,000	390,000
Lamon National High School	997,000	825,000	1,822,000	—
Leon A. Ablaza High School	1,997,000	776,000	2,773,000	—
Lidong High School	4,742,000	672,000	5,414,000	308,000
Lip-ac Integrated School (Sitio Catagbacan)	1,502,000	492,000	1,994,000	—
Lipata Integrated School		453,000	453,000
Lourdes Provincial High School	7,104,000	773,000	7,877,000	361,000
Lubigan, Sr. High School	—	846,000	846,000	407,000
Lupi National High School	16,631,000	1,382,000	18,013,000	592,000
Lupi-Iligan National High School	11,540,000	919,000	12,459,000	905,000
Mabca National High School	1,997,000	992,000	2,989,000	—
Macalinao Integrated School	—	358,000	358,000	—
Magsaysay National High School	8,338,000	866,000	9,204,000	417,000
Malansad National High School	7,018,000	832,000	7,850,000	397,000
Malate-Olos High School	4,562,000	987,000	5,549,000	—
Mambayawas High School	4,432,000	734,000	5,166,000	357,000
Manangle High School	9,193,000	827,000	10,020,000	317,000
Mangayawan National High School	7,972,000	807,000	8,779,000	338,000
Mansalaya National High School	9,340,000	995,000	10,335,000	470,000
Mantalisay National High School	9,245,000	880,000	10,125,000	392,000
Marangi High School	4,028,000	762,000	4,790,000	432,000
Masoli National High School	11,105,000	1,021,000	12,126,000	485,000
Medroso Mendoza High School	14,965,000	931,000	15,896,000	481,000
New Partido High School	3,998,000	980,000	4,978,000	478,000
Nonito Paz Arroyo Memorial National High School	10,623,000	960,000	11,583,000	392,000
Northern Canaman High School	6,662,000	847,000	7,509,000	388,000

906	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Northern Plain High School	8,097,000	771,000	8,868,000	323,000
Ombao National High School	7,223,000	715,000	7,938,000	415,000
Oring National High School	11,453,000	1,300,000	12,753,000	510,000
Pablo Lim Olivan National High School	21,018,000	1,827,000	22,845,000	1,071,000
Pag-Oring Nuevo National High School	5,421,000	790,000	6,211,000	338,000
Palangon High School	5,589,000	703,000	6,292,000	329,000
Palo Integrated School	3,365,000	514,000	3,879,000	—
Pambuhan National High School	15,949,000	1,688,000	17,637,000	1,170,000
Panagan High School	13,765,000	882,000	14,647,000	483,000
Pararao National High School	16,128,000	1,402,000	17,530,000	585,000
Payak High School	5,845,000	931,000	6,776,000	413,000
Payatan National High School	10,382,000	984,000	11,366,000	438,000
Pinamasagan National High School	10,157,000	1,070,000	11,227,000	520,000
Ponong Integrated School	4,984,000	605,000	5,589,000	205,000
Presentacion National High School	18,189,000	1,632,000	19,821,000	1,014,000
Pulang Daga National High School	6,631,000	705,000	7,336,000	375,000
R.T. Subastil Memorial High School	6,581,000	795,000	7,376,000	312,000
Rabano High School	1,623,000	604,000	2,227,000	264,000
Ragay Science and Mathematics Oriented High School	4,672,000	752,000	5,424,000	466,000
Ramon B. Felipe, Sr. High School	13,024,000	1,181,000	14,205,000	598,000
Rangas Ramos National High School (San Jose Fishery)	10,180,000	908,000	11,088,000	422,000
Rolando R. Andaya, Sr. Memorial High School	12,594,000	1,361,000	13,955,000	642,000
Rosita Narvaez-Saavedra National High School	—	705,000	705,000	—
Sabang High School, Calabanga	17,722,000	1,582,000	19,304,000	699,000
Sacred Heart High School	12,378,000	1,354,000	13,732,000	606,000
Sagrada National High School - Tinambac	10,396,000	825,000	11,221,000	417,000
Sagrada Provincial High School	15,123,000	1,336,000	16,459,000	474,000
Sagurong High School, Sagurong	2,170,000	774,000	2,944,000	369,000
Salogon High School	10,296,000	919,000	11,215,000	436,000
Salvacion High School (Sagnay Southeastern)	5,115,000	936,000	6,051,000	413,000
Salvacion High School, Buhi	997,000	791,000	1,788,000	—
Salvacion High School, Sipocot	997,000	706,000	1,703,000	342,000
Salvacion Libmanan Integrated School	1,497,000	409,000	1,906,000	—
San Antonio High School	1,997,000	729,000	2,726,000	—
San Antonio National High School, Milaor	15,566,000	1,358,000	16,924,000	520,000
San Antonio National High School, Pasacao	—	781,000	781,000	—
San Jose Alanao High School	7,617,000	970,000	8,587,000	403,000
San Jose Integrated School	2,527,000	435,000	2,962,000	—
San Pablo Integrated School	3,218,000	496,000	3,714,000	205,000
San Ramon National High School - Bula	10,901,000	990,000	11,891,000	529,000
San Ramon Provincial High School	7,045,000	807,000	7,852,000	352,000
San Roque High School, Bato	11,786,000	1,249,000	13,035,000	711,000
San Sebastian Fisheries High School	1,000,000	812,000	1,812,000	285,000
San Vicente High School, Sipocot	6,306,000	739,000	7,045,000	312,000
Severo High School	6,641,000	1,098,000	7,739,000	401,000
Sibaguan Agro-Industrial High School	15,198,000	1,170,000	16,368,000	420,000
Siembre High School	6,560,000	890,000	7,450,000	367,000
Sinuknipan National High School	16,652,000	1,426,000	18,078,000	776,000
Siruma High School (Fundado High School Annex)	1,898,000	667,000	2,565,000	321,000
Sisa Feliciano Memorial High School	13,285,000	1,106,000	14,391,000	775,000
Sto. Nino Integrated School	1,899,000	530,000	2,429,000	—
Sumaoy Integrated School	275,000	604,000	879,000	266,000
Tabgon High School	12,131,000	1,227,000	13,358,000	594,000
Tabgon National High School	13,683,000	1,319,000	15,002,000	949,000
Tambo National High School	21,767,000	1,783,000	23,550,000	1,140,000
Tandoc National High School	13,479,000	1,385,000	14,864,000	562,000
Tapayas National High School	13,002,000	1,198,000	14,200,000	537,000
Tawog National High School - Eastern Coast NHS (Tawog)	—	829,000	829,000	436,000
Tawog National High School - Northern Peninsula	275,000	861,000	1,136,000	405,000
Tierra Nevada National High School	8,109,000	882,000	8,991,000	420,000
Tinalmud National High School, Pasacao	3,843,000	1,035,000	4,878,000	632,000
Tinawagan National High School	12,938,000	1,390,000	14,328,000	556,000
Tinorongan National High School	3,585,000	992,000	4,577,000	434,000
Toytoy Integrated School	774,000	502,000	1,276,000	192,000

JANUARY 5, 2026	OFFICIAL GAZETTE	907
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
V. Bagasina, Sr. Memorial High School	29,163,000	1,943,000	31,106,000	527,000
Victor Bernal Provincial High School	11,362,000	1,133,000	12,495,000	558,000
Villafuerte - Peña High School	6,654,000	824,000	7,478,000	432,000
Villamayor National High School	14,816,000	1,311,000	16,127,000	586,000
Visita De Salog High School	7,430,000	938,000	8,368,000	413,000
Vito National High School	9,945,000	975,000	10,920,000	434,000
West Coast National High School (West Coast High School)	7,867,000	876,000	8,743,000	415,000

Division of Catanduanes	253,361,000	26,833,000	280,194,000	11,901,000

Division Office - Proper	4,992,000	—	4,992,000	—
Agban National High School	7,902,000	858,000	8,760,000	415,000
Antipolo National High School	7,867,000	863,000	8,730,000	472,000
Baldoc Integrated School	499,000	345,000	844,000	—
Bote Integrated School	7,938,000	756,000	8,694,000	319,000
Bugao National High School	7,989,000	842,000	8,831,000	384,000
Buyo Integrated School	14,252,000	1,008,000	15,260,000	481,000
Cabcab National High School	11,509,000	1,086,000	12,595,000	493,000
Cabugao Integrated School	13,522,000	1,310,000	14,832,000	648,000
Cobo Integrated School	7,427,000	767,000	8,194,000	266,000
Codon National High School	8,017,000	710,000	8,727,000	384,000
Dariao National High School	7,062,000	820,000	7,882,000	373,000
Dororian National High School	4,667,000	643,000	5,310,000	313,000
Hawan National High School	8,641,000	769,000	9,410,000	373,000
Lictin Integrated School	6,126,000	692,000	6,818,000	247,000
Magnesia National High School	8,186,000	853,000	9,039,000	371,000
Manambrag National High School	12,291,000	1,082,000	13,373,000	569,000
Mayngaway National High School	12,847,000	1,138,000	13,985,000	594,000
Milaviga Integrated School	6,202,000	587,000	6,789,000	249,000
Obi Integrated School	—	385,000	385,000	—
Pagsangahan Integrated School	1,997,000	508,000	2,505,000	—
Palta National High School	10,618,000	1,070,000	11,688,000	497,000
Palumbanes Integrated School	499,000	499,000	998,000	260,000
Panganiban National High School	18,282,000	864,000	19,146,000	464,000
Panganiban National High School, Caic Compound (Panganiban)	—	1,306,000	1,306,000	781,000
San Jose National High School	14,186,000	1,313,000	15,499,000	472,000
San Miguel Rural Development High School (Mabato High School Annex)	578,000	856,000	1,434,000	478,000
San Vicente National High School	7,717,000	781,000	8,498,000	346,000
Sicmil Integrated School	4,336,000	623,000	4,959,000	228,000
Tabugoc National High School	16,720,000	1,378,000	18,098,000	554,000
Tambongon National High School	11,811,000	1,083,000	12,894,000	516,000
Tinago National High School	8,681,000	717,000	9,398,000	354,000
Tucao-Maysuram Integrated School	—	321,000	321,000	—

Division of Iriga City	63,873,000	9,703,000	73,576,000	4,654,000

Division Office - Proper	1,232,000	—	1,232,000	—
Antipolo Integrated School	1,000,000	371,000	1,371,000	—
Cristo Rey Integrated School	8,749,000	861,000	9,610,000	316,000
Don Lazaro Madara Memorial Integrated School	—	341,000	341,000	—
Iriga City Division Integrated Special School (SPED)	—	488,000	488,000	—
Iriga City Science High School	—	717,000	717,000	—
Rinconada National Technical Vocational School - San Francisco High School Annex	—	1,408,000	1,408,000	—
Salvacion Integrated School	3,057,000	739,000	3,796,000	—
San Agustin (Stand-Alone) Senior High School	—	—	—	2,484,000
San Juan Integrated School	2,125,000	589,000	2,714,000	—
San Pedro National High School	8,007,000	875,000	8,882,000	457,000
Santiago Integrated School	10,218,000	930,000	11,148,000	340,000
Sta. Maria High School	11,563,000	1,048,000	12,611,000	476,000
Sto. Niño National High School	17,922,000	1,336,000	19,258,000	581,000

Division of Legazpi City	78,345,000	10,954,000	89,299,000	3,068,000

Division Office - Proper	1,532,000	—	1,532,000	—

908	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Bagumbayan-East Washington National High School	—	1,575,000	1,575,000	—
Bariis Integrated School	997,000	402,000	1,399,000	—
Buyoan National High School	—	1,048,000	1,048,000	—
Cagbacong High School	6,894,000	769,000	7,663,000	375,000
Gogon High School	22,006,000	2,123,000	24,129,000	1,126,000
Maslog National High School	8,627,000	1,142,000	9,769,000	460,000
Pawa High School	12,507,000	1,009,000	13,516,000	485,000
San Francisco Integrated School	997,000	464,000	1,461,000	—
Special Education Center	600,000	623,000	1,223,000	—
Taysan Resettlement Integrated School	24,185,000	1,799,000	25,984,000	622,000

Division of Ligao City	107,860,000	8,897,000	116,757,000	4,347,000

Division Office - Proper	2,131,000	—	2,131,000	—
Amtic National High School	14,221,000	1,215,000	15,436,000	569,000
Barayong High School	15,251,000	1,192,000	16,443,000	443,000
Cabarian National High School	14,750,000	1,239,000	15,989,000	684,000
Ligao City National Technical-Vocational High School	32,544,000	2,050,000	34,594,000	1,134,000
Maonon High School	6,324,000	939,000	7,263,000	449,000
Oma-Oma National High School	9,614,000	982,000	10,596,000	510,000
Palapas National High School	13,025,000	1,280,000	14,305,000	558,000

Division of Masbate	1,139,129,000	134,656,000	1,273,785,000	58,498,000

Division Office - Proper	21,641,000	—	21,641,000	—
Adelina P. Laurio National High School	11,043,000	905,000	11,948,000	508,000
Aguilar-Salgarino National High School	—	642,000	642,000	—
Alejandra B. Tambago High School	9,525,000	817,000	10,342,000	392,000
Allanaraiz-Marfil High School	17,231,000	1,592,000	18,823,000	833,000
Amado E. Lazaro High School	—	839,000	839,000	512,000
Amador-Bello High School	—	941,000	941,000	445,000
Amotag National High School	—	844,000	844,000	470,000
Antonio Lee Llacer, Sr. Integrated School	8,175,000	770,000	8,945,000	266,000
Arce-Gastardo National High School	—	692,000	692,000	—
Aroroy Stand-Alone Senior High School	—	—	—	1,047,000
Arriesgado-Sevillano High School	10,722,000	1,047,000	11,769,000	478,000
Balete High School	2,001,000	771,000	2,772,000	323,000
Bangalisan Barangay High School	10,628,000	880,000	11,508,000	418,000
Bartolabac Integrated School	1,500,000	490,000	1,990,000	222,000
Batuila Integrated School	1,497,000	376,000	1,873,000	—
Bibiano A. Avenir Parina Integrated School	499,000	378,000	877,000	—
Boca Chica Integrated School	—	596,000	596,000	—
Bonifacio Integrated School	—	519,000	519,000	—
Bricio Aninang, Sr. Memorial High School (Panguiranan National High School)	18,144,000	1,423,000	19,567,000	592,000
Buenasuerte Integrated School	5,135,000	1,352,000	6,487,000	486,000
Buenavista Integrated School	1,062,000	820,000	1,882,000	340,000
Bugtong High School	7,685,000	773,000	8,458,000	417,000
Buracan National High School	15,120,000	1,231,000	16,351,000	502,000
Burgos National High School	10,121,000	989,000	11,110,000	518,000
Busing Integrated School	1,500,000	447,000	1,947,000	192,000
Buyo National High School	7,940,000	834,000	8,774,000	413,000
Cabangcalan High School	997,000	715,000	1,712,000	405,000
Cabas-an High School	997,000	757,000	1,754,000	—
Cabitan High School	24,653,000	2,052,000	26,705,000	1,019,000
Cantorna Integrated School	—	360,000	360,000	—
Casamongan Integrated School	1,002,000	490,000	1,492,000	188,000
Casinillo-Monteroyo High School	3,000,000	875,000	3,875,000	409,000
Cawayan National High School	10,650,000	802,000	11,452,000	407,000
Ceasar C. Altarejos, Sr. National High School	—	686,000	686,000	—
Centro Integrated School	2,001,000	410,000	2,411,000	163,000
Chico Integrated School	—	824,000	824,000	—
Cleofe A. Arce Memorial High School	9,154,000	892,000	10,046,000	451,000
Cogon High School	16,798,000	1,285,000	18,083,000	669,000
Conrada Tero Kho Memorial High School	13,572,000	938,000	14,510,000	420,000
Costa Rica Integrated School	10,997,000	885,000	11,882,000	264,000

JANUARY 5, 2026	OFFICIAL GAZETTE	909
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Cristeta Bagano Memorial High School	1,962,000	1,764,000	3,726,000	852,000
Dacu Integrated School	1,497,000	492,000	1,989,000	—
Dalipe High School	10,958,000	975,000	11,933,000	451,000
Damaso R. Rubia Memorial High School	11,259,000	1,116,000	12,375,000	548,000
Delavin-Rubia High School	9,407,000	861,000	10,268,000	422,000
Don Benito Maristela Memorial High School	11,654,000	919,000	12,573,000	426,000
Eastern Capsay Integrated School	1,002,000	438,000	1,440,000	184,000
Emilio Lee Llacer, Sr. High School	4,392,000	732,000	5,124,000	361,000
Enrique A. Bayola, Sr. Memorial Integrated School	499,000	437,000	936,000	236,000
F. Alindogan National High School	17,054,000	1,399,000	18,453,000	697,000
Famosa Integrated School	—	358,000	358,000	—
Feliciano S. Samonte Memorial High School	9,797,000	968,000	10,765,000	501,000
Felixberto del Rosario, Jr. Memorial High School	13,097,000	1,023,000	14,120,000	455,000
Floro L. Medina Memorial High School	7,480,000	793,000	8,273,000	371,000
Francisca Conag Lavisto Memorial High School	6,366,000	737,000	7,103,000	369,000
Gerardo C. Cardiño, Sr. High School	6,784,000	905,000	7,689,000	422,000
Guin-awayan Integrated School	499,000	493,000	992,000	203,000
Gulapo Jumao-as High School	499,000	820,000	1,319,000	331,000
Halabangbaybay National High School	8,042,000	769,000	8,811,000	399,000
Iniwaran Integrated School	997,000	675,000	1,672,000	308,000
Ipil National High School	9,930,000	895,000	10,825,000	401,000
Isidro C. Mendoza High School	1,997,000	701,000	2,698,000	256,000
Jamorawon Barangay High School	19,341,000	1,303,000	20,644,000	672,000
John Miller Integrated School	—	545,000	545,000	—
Labangco High School	—	796,000	796,000	350,000
Lagta National High School	12,096,000	1,044,000	13,140,000	453,000
Lahong National High School	10,907,000	915,000	11,822,000	443,000
Lantangan High School	6,844,000	899,000	7,743,000	443,000
Lara-Orcullo National High School	—	688,000	688,000	—
Liberato P. Tacurda, Sr. High School	10,435,000	1,006,000	11,441,000	478,000
Libertad High School	9,075,000	742,000	9,817,000	348,000
Liong National High School	17,678,000	1,611,000	19,289,000	588,000
Mababangbaybay National High School	9,140,000	1,016,000	10,156,000	514,000
Mabuhay Integrated School	2,001,000	514,000	2,515,000	—
Madamba Integrated School	1,502,000	491,000	1,993,000	215,000
Magdalena National High School	13,607,000	959,000	14,566,000	485,000
Magsalangi Integrated School	499,000	528,000	1,027,000	—
Malaking Ilog National High School	9,226,000	888,000	10,114,000	478,000
Malbug High School	21,310,000	1,546,000	22,856,000	808,000
Manamoc Upland Integrated School	1,497,000	549,000	2,046,000	—
Maolingon Integrated School	—	418,000	418,000	—
Maravilla National High School	—	1,302,000	1,302,000	539,000
Marcelo A. Añonuevo National High School	11,010,000	887,000	11,897,000	464,000
Marintoc National High School	15,606,000	1,336,000	16,942,000	604,000
Mary Perpetua E. Brioso National High School	12,868,000	1,099,000	13,967,000	512,000
Masbate Sports Academy	499,000	538,000	1,037,000	279,000
Mataba Integrated School	8,749,000	670,000	9,419,000	346,000
Matagangtang National High School	9,736,000	924,000	10,660,000	428,000
Matiporon Integrated School	499,000	514,000	1,013,000	—
Melchor B. Burlaos Memorial High School	16,131,000	945,000	17,076,000	445,000
Milagros National High School	14,211,000	1,205,000	15,416,000	690,000
Morocborocan Integrated School	1,563,000	508,000	2,071,000	—
Nabongsoran High School	7,602,000	890,000	8,492,000	455,000
Naro High School	27,753,000	1,907,000	29,660,000	1,228,000
Nonilon C. Hermosa, Sr. High School	997,000	772,000	1,769,000	—
Osmeña High School	12,219,000	1,084,000	13,303,000	485,000
Paguihaman Integrated School	—	488,000	488,000	—
Palanas National Agricultural High School	12,345,000	1,136,000	13,481,000	497,000
Palanas National High School	9,333,000	747,000	10,080,000	361,000
Palani Integrated School	1,563,000	483,000	2,046,000	217,000
Paral Integrated School	499,000	390,000	889,000	156,000
Pedro C. Sese, Sr. Memorial High School	11,094,000	963,000	12,057,000	491,000
Pena Integrated School	—	644,000	644,000	—
Pinamandayan High School	7,388,000	648,000	8,036,000	287,000

910	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Polot Integrated School	1,997,000	428,000	2,425,000	173,000
Puro High School	24,325,000	1,644,000	25,969,000	912,000
Quezon National High School	10,578,000	975,000	11,553,000	466,000
Quinayangan National High School	8,956,000	897,000	9,853,000	392,000
Revil-Bajar National High School	—	844,000	844,000	527,000
Rivera-Brizo National High School	2,496,000	1,072,000	3,568,000	—
Rizal Integrated School	501,000	550,000	1,051,000	268,000
Rodolfo Z. Titong National High School	12,874,000	987,000	13,861,000	550,000
Rondina - Atendido National High School	27,293,000	1,731,000	29,024,000	804,000
Roxas Integrated High School	1,497,000	402,000	1,899,000	—
Royroy Integrated School	—	459,000	459,000	—
Salvacion High School	—	671,000	671,000	313,000
Salvacion Integrated School	997,000	556,000	1,553,000	352,000
San Carlos National High School	1,563,000	722,000	2,285,000	369,000
San Isidro National High School	11,887,000	1,026,000	12,913,000	439,000
San Pablo National High School	16,348,000	1,341,000	17,689,000	607,000
San Pedro National High School	14,138,000	1,170,000	15,308,000	598,000
San Ramon National High School	18,383,000	1,226,000	19,609,000	636,000
Santos E. Conag National High School	19,612,000	1,366,000	20,978,000	661,000
Serafin C. Rosero Memorial High School	13,617,000	1,342,000	14,959,000	569,000
Severino P. Arellano National High School	997,000	1,083,000	2,080,000	—
Simawa National High School	—	900,000	900,000	449,000
Sulpicio T. Condor, Sr. National High School	—	1,220,000	1,220,000	701,000
Syndicate National High School	1,497,000	893,000	2,390,000	409,000
Tagpu High School	4,066,000	1,014,000	5,080,000	348,000
Taisan High School	499,000	864,000	1,363,000	411,000
Tanque National High School	21,420,000	1,843,000	23,263,000	1,100,000
Temistocles A. Merioles, Sr. Memorial High School	22,780,000	1,605,000	24,385,000	804,000
Teresita C. Young Memorial High School	10,142,000	1,147,000	11,289,000	529,000
Tiburcio Berdida High School (Pasig NHS)	18,688,000	1,518,000	20,206,000	743,000
Tigbao Integrated School	11,424,000	785,000	12,209,000	338,000
Tinapian Integrated School	997,000	345,000	1,342,000	—
Tinigban National High School	12,846,000	1,237,000	14,083,000	529,000
Tito R. Espinosa Memorial National Agricultural High School (Burias National Agricultural High School)	15,943,000	1,399,000	17,342,000	707,000
Tomas V. Rivera National High School	40,381,000	2,401,000	42,782,000	1,636,000
Tugbo Integrated School	1,564,000	474,000	2,038,000	169,000
Tumalaytay High School	—	970,000	970,000	470,000
Ubo Integrated School	1,066,000	624,000	1,690,000	—
Uson National High School	21,002,000	1,488,000	22,490,000	741,000
Verdida Sabrido High School	17,278,000	1,234,000	18,512,000	651,000
Vicente D. Alburo High School	—	955,000	955,000	428,000
Victory Integrated School	997,000	573,000	1,570,000	251,000
Villa Integrated School	3,002,000	890,000	3,892,000	533,000
Vivencio P. Casas, Sr. Memorial High School, Placer	27,992,000	1,662,000	29,654,000	1,042,000
Zapatos Integrated School	501,000	376,000	877,000	152,000

Division of Masbate City	74,271,000	9,628,000	83,899,000	3,419,000

Division Office - Proper	1,444,000	—	1,444,000	—
Alejandro Delos Reyes Integrated School	8,590,000	922,000	9,512,000	390,000
Asid Integrated School	—	308,000	308,000	—
B. Titong High School	499,000	930,000	1,429,000	—
Bantigue High School	10,412,000	1,092,000	11,504,000	489,000
Bayombon High School	8,039,000	951,000	8,990,000	417,000
Bolo High School	17,281,000	1,523,000	18,804,000	857,000
City of Masbate Science High School	—	678,000	678,000	—
Igang Integrated School	1,497,000	552,000	2,049,000	—
Nursery High School	11,287,000	1,190,000	12,477,000	537,000
Usab High School	15,222,000	1,482,000	16,704,000	729,000

Division of Naga City	17,478,000	6,115,000	23,593,000	983,000

Division Office - Proper	377,000	—	377,000	—
Balatas National High School	1,997,000	1,439,000	3,436,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	911
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Del Rosario High School	6,622,000	1,101,000	7,723,000	331,000
Mabolo National High School	—	846,000	846,000	—
San Isidro National High School	1,497,000	1,043,000	2,540,000	325,000
Sta. Cruz National High School	6,985,000	1,686,000	8,671,000	327,000

Division of Sorsogon	498,114,000	55,549,000	553,663,000	23,452,000

Division Office - Proper	9,875,000	—	9,875,000	—
Alegria Integrated School	1,004,000	440,000	1,444,000	—
Bagacay National High School	15,791,000	1,101,000	16,892,000	481,000
Bagatao National High School	7,456,000	749,000	8,205,000	359,000
Bagong Sirang High School	4,342,000	701,000	5,043,000	344,000
Bantayan National High School	8,250,000	849,000	9,099,000	443,000
Bartolome G. Lee, Sr. Integrated School	1,061,000	355,000	1,416,000	—
Batang Integrated School	1,497,000	815,000	2,312,000	—
Bayasong National High School	14,669,000	1,132,000	15,801,000	493,000
Beguin High School, Bulan	7,693,000	861,000	8,554,000	334,000
Bentuco National High School	10,588,000	922,000	11,510,000	350,000
Biton High School	6,910,000	985,000	7,895,000	445,000
Buenavista National High School, Castilla	6,555,000	825,000	7,380,000	417,000
Butag School of Fisheries	8,541,000	967,000	9,508,000	506,000
Cabugao National High School	7,832,000	887,000	8,719,000	453,000
Cadandanan National High School	7,068,000	800,000	7,868,000	388,000
Caditaan National High School	11,677,000	1,016,000	12,693,000	420,000
Cagbolo National Vocational High School	7,499,000	768,000	8,267,000	388,000
Calateo Integrated School	1,500,000	426,000	1,926,000	—
Calintaan Integrated School	997,000	548,000	1,545,000	203,000
Calpi Integrated School	1,497,000	389,000	1,886,000	—
Celso F. Falcotelo National High School	7,690,000	875,000	8,565,000	367,000
Culasi National High School	10,968,000	1,005,000	11,973,000	497,000
Danao National High School	7,580,000	774,000	8,354,000	375,000
Del Carmen Memorial High School	10,169,000	924,000	11,093,000	359,000
Donsol National Comprehensive High School - Banuang Gurang Extension	10,894,000	1,157,000	12,051,000	590,000
Donsol National Comprehensive High School - Sta. Cruz Extension High School	1,997,000	1,201,000	3,198,000	672,000
Donsol Vocational High School - Gimagaan	—	1,378,000	1,378,000	567,000
Donsol Vocational High School - Gogon Annex	—	994,000	994,000	399,000
Faustino G. Glua High School	8,755,000	1,021,000	9,776,000	478,000
Gate National High School	13,450,000	1,072,000	14,522,000	491,000
Guruyan High School	9,078,000	975,000	10,053,000	464,000
Irosin North National High School	12,446,000	1,061,000	13,507,000	529,000
J.P. Laurel High School	14,338,000	1,400,000	15,738,000	625,000
Jupi National High School	9,777,000	847,000	10,624,000	338,000
Lajong National High School	4,339,000	723,000	5,062,000	344,000
Lungib National High School	8,988,000	837,000	9,825,000	418,000
Manlabong National High School	7,642,000	858,000	8,500,000	407,000
Manuel T. Sia Memorial High School	11,323,000	984,000	12,307,000	508,000
Mayon National High School	15,306,000	1,220,000	16,526,000	531,000
Milagrosa National High School	13,052,000	958,000	14,010,000	447,000
Olimpio A. Guarin, Jr. National High School	10,681,000	1,067,000	11,748,000	417,000
Oras National High School	10,610,000	1,058,000	11,668,000	510,000
Palanas National High School	11,020,000	1,115,000	12,135,000	569,000
Pandan High School	8,703,000	1,029,000	9,732,000	439,000
Patag Integrated School	4,491,000	766,000	5,257,000	287,000
Pawik Integrated School	499,000	354,000	853,000	—
Pili National High School	7,965,000	883,000	8,848,000	340,000
Quezon National High School	11,910,000	1,024,000	12,934,000	386,000
Quirapi Integrated School	1,497,000	517,000	2,014,000	—
Rizal National High School - Gubat	12,651,000	936,000	13,587,000	462,000
Sablayan High School	1,497,000	633,000	2,130,000	355,000
San Antonio National High School	6,955,000	900,000	7,855,000	375,000
San Juan Bag-o High School	10,232,000	989,000	11,221,000	417,000
San Rafael High School, Castilla	12,459,000	1,315,000	13,774,000	653,000
San Rafael High School, Pilar	7,979,000	883,000	8,862,000	474,000

912	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
San Rafael Integrated School	2,496,000	393,000	2,889,000	—
San Roque National High School	10,377,000	1,029,000	11,406,000	470,000
Sisigon Integrated School	3,066,000	637,000	3,703,000	—
Siuton National High School	12,464,000	1,029,000	13,493,000	478,000
Sua High School, Matnog	12,292,000	1,091,000	13,383,000	499,000
Tingco National High School	9,022,000	853,000	9,875,000	417,000
Tiong Hen So Memorial High School	9,154,000	938,000	10,092,000	474,000
Tongdol Integrated School	—	310,000	310,000	—

Division of Sorsogon City	89,668,000	9,906,000	99,574,000	7,721,000

Division Office - Proper	1,785,000	—	1,785,000	—
Bogña Integrated School	9,527,000	934,000	10,461,000	382,000
Buenavista National High School	6,117,000	698,000	6,815,000	355,000
Buhatan Integrated National School	7,130,000	786,000	7,916,000	306,000
Buhatan National High School	10,380,000	802,000	11,182,000	394,000
Capuy Integrated National School	1,997,000	537,000	2,534,000	163,000
Gatbo National High School	7,587,000	870,000	8,457,000	403,000
Lydia D. Martinez Memorial High School (Sugod NHS)	11,942,000	1,197,000	13,139,000	—
Mercedes B. Peralta Senior High School	—	—	—	1,275,000
Osiao Paglingap National High School	7,454,000	810,000	8,264,000	378,000
Pamurayan Integrated School	8,417,000	762,000	9,179,000	338,000
Rawis Senior High School	—	—	—	1,745,000
San Lorenzo Integrated National School	2,060,000	522,000	2,582,000	173,000
Sawanga National High School	7,860,000	837,000	8,697,000	464,000
Sto. Domingo Integrated School	—	347,000	347,000	—
Sto. Niño Integrated School	7,412,000	804,000	8,216,000	416,000
Sugod Senior High School	—	—	—	929,000

Division of Tabaco City	53,621,000	5,200,000	58,821,000	1,955,000

Division Office - Proper	1,032,000	—	1,032,000	—
Bongabong High School	8,725,000	921,000	9,646,000	390,000
Comon High School	8,312,000	895,000	9,207,000	304,000
Hacienda High School	15,128,000	914,000	16,042,000	428,000
Malictay High School	5,619,000	922,000	6,541,000	386,000
Mariroc High School	14,805,000	1,157,000	15,962,000	447,000
Mayon Integrated School	—	391,000	391,000	—

Region VI - Western Visayas	1,592,761,000	220,652,000	1,813,413,000	68,031,000

Division of Aklan	332,005,000	37,571,000	369,576,000	15,386,000

Division Office - Proper	6,705,000	—	6,705,000	—
Agdugayan Integrated Farm School	—	319,000	319,000	—
Agtughangin Integrated School	6,012,000	674,000	6,686,000	279,000
Alfonso XII National High School	5,965,000	779,000	6,744,000	403,000
Altavas National High School (Cabangila Annex)	7,027,000	798,000	7,825,000	373,000
Angas Integrated School	3,821,000	558,000	4,379,000	207,000
Anselmo B. Legazpi National High School (Formerly Cayangwan National High School)	7,728,000	893,000	8,621,000	439,000
Bacan National High School - Mangan Extension	7,759,000	900,000	8,659,000	441,000
Bagong Barrio Integrated School	5,596,000	517,000	6,113,000	—
Bakhaw Norte Integrated School	5,443,000	590,000	6,033,000	287,000
Balete Integrated School	13,903,000	1,139,000	15,042,000	546,000
Baybay-Alibagon Integrated School	4,227,000	553,000	4,780,000	272,000
Buruanga National High School	7,087,000	757,000	7,844,000	386,000
Catalino M. Prado National High School	8,467,000	877,000	9,344,000	396,000
Catmon Integrated School	4,425,000	511,000	4,936,000	198,000
Dalagsaan Integrated School	4,072,000	501,000	4,573,000	192,000
Don Edecio S. Venturanza Integrated School	3,496,000	440,000	3,936,000	—
Guadalupe National High School	12,794,000	1,147,000	13,941,000	592,000
Habana Integrated School	5,188,000	686,000	5,874,000	270,000
Ibajay Integrated School	23,363,000	1,828,000	25,191,000	1,032,000
Ipil Integrated School	3,709,000	492,000	4,201,000	198,000
Jawili Integrated School	7,567,000	756,000	8,323,000	279,000
Jose F. Meñez Memorial National High School	9,241,000	817,000	10,058,000	386,000

JANUARY 5, 2026	OFFICIAL GAZETTE	913
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Kalibo Integrated Special Education Center	8,046,000	923,000	8,969,000	531,000
Kinaangay Integrated School	5,399,000	715,000	6,114,000	262,000
Laguinbanua Integrated School	997,000	523,000	1,520,000	—
Lalab National High School	3,106,000	825,000	3,931,000	—
Lamberto H. Tirol National High School	10,038,000	1,171,000	11,209,000	541,000
Laserna Integrated School	3,995,000	587,000	4,582,000	274,000
Lezo Integrated School	10,863,000	1,089,000	11,952,000	512,000
Loctuga National High School	10,362,000	997,000	11,359,000	564,000
Loreto N. Nedric National High School	8,794,000	837,000	9,631,000	401,000
Lupo National High School	5,362,000	723,000	6,085,000	348,000
Ma. Cristina Integrated School	3,508,000	492,000	4,000,000	192,000
Madalag National High School - Mamba Extension	1,566,000	650,000	2,216,000	352,000
Mambuquiao Integrated School	4,111,000	446,000	4,557,000	194,000
Mandong Integrated School	3,789,000	642,000	4,431,000	219,000
Manocmanoc National High School	24,670,000	2,300,000	26,970,000	1,285,000
Medina Integrated School	4,379,000	467,000	4,846,000	186,000
Monlaque National High School	1,997,000	846,000	2,843,000	—
Napti Integrated School	4,814,000	556,000	5,370,000	213,000
Ortega Integrated School	4,975,000	508,000	5,483,000	230,000
Palay Integrated School	3,761,000	523,000	4,284,000	201,000
Patrocinio A. Lachica Integrated School	5,755,000	584,000	6,339,000	249,000
Pinamuk-an Integrated Farm School	4,660,000	578,000	5,238,000	260,000
Pook Integrated School	1,997,000	385,000	2,382,000	—
San Roque Integrated School	4,269,000	528,000	4,797,000	215,000
Tabon Integrated School	3,635,000	450,000	4,085,000	188,000
Tagororoc Integrated School	4,612,000	500,000	5,112,000	—
Talon Integrated School	2,000,000	484,000	2,484,000	177,000
Tamalagon Integrated School	12,890,000	1,310,000	14,200,000	616,000
Vivo Integrated School	4,060,000	400,000	4,460,000	—

Division of Antique	122,315,000	20,702,000	143,017,000	6,014,000

Division Office - Proper	2,610,000	—	2,610,000	—
Aningalan Integrated Farm School	2,496,000	444,000	2,940,000	—
Antique Integrated School	3,993,000	355,000	4,348,000	—
Bunlao Integrated School	499,000	468,000	967,000	—
Caluya National High School - Sibay Annex	7,035,000	1,065,000	8,100,000	508,000
Capoyuan Integrated School	1,997,000	444,000	2,441,000	—
Dr. Luis E. Baraquia National High School	499,000	982,000	1,481,000	485,000
Eastern Laua-an National High School	7,116,000	926,000	8,042,000	432,000
Flores Integrated School	997,000	468,000	1,465,000	—
General Fullon Integrated School	499,000	358,000	857,000	—
Governor Evelio B. Javier Memorial National High School	14,823,000	1,304,000	16,127,000	791,000
Guintas National High School (Annex of Moscoso Rios National High School)	9,707,000	990,000	10,697,000	445,000
Hininga-an Integrated School	997,000	771,000	1,768,000	—
Igsoro Integrated School	1,497,000	486,000	1,983,000	238,000
Kawit Integrated School	5,583,000	708,000	6,291,000	257,000
La Paz Integrated School	3,493,000	500,000	3,993,000	—
Lacaron Integrated School	5,533,000	618,000	6,151,000	186,000
Lipata-Lamputong Integrated School	5,488,000	734,000	6,222,000	350,000
Lublub Integrated School	—	365,000	365,000	—
Manlacbo Integrated School	1,997,000	743,000	2,740,000	—
Osorio I Integrated School	499,000	560,000	1,059,000	—
Pangalcagan National High School	2,066,000	846,000	2,912,000	447,000
Panpanan I Integrated School	499,000	615,000	1,114,000	—
San Remigio Integrated School	1,497,000	607,000	2,104,000	—
Sebaste High School	15,819,000	1,511,000	17,330,000	768,000
Semirara National High School	21,082,000	2,224,000	23,306,000	1,107,000
Sumaray Integrated School	1,997,000	692,000	2,689,000	—
Tigmamale Integrated School	—	426,000	426,000	—
Tulatula Integrated School	1,997,000	492,000	2,489,000	—

Division of Capiz	166,195,000	24,594,000	190,789,000	6,000,000

Division Office - Proper	3,466,000	—	3,466,000	—

914	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Agbun-od Integrated School	—	295,000	295,000	—
Agkawayan Integrated School	2,716,000	468,000	3,184,000	—
Aglalana Integrated School	5,101,000	778,000	5,879,000	561,000
Aglanot Integrated School	2,496,000	600,000	3,096,000	—
Antonio Belo Memorial Integrated School	1,997,000	688,000	2,685,000	—
Bago Chiquito Integrated School	1,497,000	420,000	1,917,000	—
Bag-ong Barrio National High School	7,839,000	793,000	8,632,000	403,000
Bailan Integrated School	1,997,000	884,000	2,881,000	—
Basiao National High School	11,071,000	1,016,000	12,087,000	481,000
Bilao Integrated School	3,493,000	800,000	4,293,000	—
Bula Integrated School	2,060,000	648,000	2,708,000	—
Calixto Loyola, Sr. Integrated School	2,496,000	381,000	2,877,000	—
Canapian Integrated School	2,993,000	637,000	3,630,000	—
Celestino D. Diaz Integrated School	1,561,000	385,000	1,946,000	—
Dayhagan Integrated School	1,997,000	503,000	2,500,000	—
Don Leopoldo Gialogo Integrated School	1,497,000	473,000	1,970,000	—
Dr. Laureano R. Frial Integrated School	2,002,000	386,000	2,388,000	—
Duluan Integrated School	1,497,000	499,000	1,996,000	—
East Villaflores National High School (Maayon Extension)	7,634,000	788,000	8,422,000	417,000
Eleodoro J. Ponsaran Integrated School	3,057,000	447,000	3,504,000	—
Felixberto Dicon Dorado, Sr. Integrated School	1,997,000	525,000	2,522,000	—
Francisco C. Vacaro Integrated School	—	367,000	367,000	—
Guinbialan Integrated School	2,498,000	431,000	2,929,000	—
Guise Integrated School	1,997,000	433,000	2,430,000	—
Ishmael B. Orillos Farm School	11,768,000	1,071,000	12,839,000	436,000
Malonoy National High School - Duyoc Extension	8,061,000	818,000	8,879,000	376,000
Manuel Ganzon Advincula Integrated School	2,498,000	528,000	3,026,000	—
Marciano M. Patricio National High School - Yating Extension	10,807,000	1,077,000	11,884,000	520,000
Pawa National High School	12,504,000	1,181,000	13,685,000	552,000
Presentacion Diez Gregorio National High School	8,765,000	836,000	9,601,000	397,000
Quiajo Integrated School	3,057,000	403,000	3,460,000	—
Reverend Tomas Conejar National High School	7,286,000	717,000	8,003,000	405,000
Roxas Farm School	5,378,000	756,000	6,134,000	354,000
San Antonio National High School - Putian National High School Extension	6,546,000	800,000	7,346,000	334,000
Sinamongan Integrated School	1,997,000	517,000	2,514,000	—
Tapulang Integrated School	2,059,000	490,000	2,549,000	—
Tinigban Integrated School	1,497,000	355,000	1,852,000	—
Vicente Andaya, Jr. National High School - Mianay Extension	9,013,000	1,400,000	10,413,000	764,000

Division of Guimaras	58,859,000	6,094,000	64,953,000	2,597,000

Division Office - Proper	1,109,000	—	1,109,000	—
Agsanayan National High School	16,517,000	1,205,000	17,722,000	607,000
Ayangan National High School	6,919,000	752,000	7,671,000	355,000
Calaya National High School	12,320,000	1,206,000	13,526,000	575,000
Catalino G. Nava Farm School	1,497,000	837,000	2,334,000	—
Guiwanon Integrated School	—	393,000	393,000	—
Supang National High School	20,497,000	1,701,000	22,198,000	1,060,000

Division of Iloilo	692,443,000	98,517,000	790,960,000	30,695,000

Division Office - Proper	14,385,000	—	14,385,000	—
Adcadarao Integrated School	2,003,000	607,000	2,610,000	—
Adgao-Tagpuan-Ingay Integrated School	2,000,000	506,000	2,506,000	—
Adriano Cabardo National High School	9,646,000	970,000	10,616,000	493,000
Agbatuan Integrated School	2,999,000	477,000	3,476,000	—
Agcarope Integrated School	2,499,000	873,000	3,372,000	—
Agmanaphao Integrated School	—	349,000	349,000	—
Agusipan Integrated School	1,998,000	453,000	2,451,000	—
Alameda National High School	3,502,000	791,000	4,293,000	357,000
Alberto Sorongon, Sr. Memorial National High School	11,498,000	1,040,000	12,538,000	422,000
Alejandro Firmeza Memorial High School - San Jose Extension	6,638,000	730,000	7,368,000	382,000
Alimodian National Comprehensive High School - Dalid Extension	6,668,000	890,000	7,558,000	453,000

JANUARY 5, 2026	OFFICIAL GAZETTE	915
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Alimodian National Comprehensive High School - Sinamay Extension	8,011,000	842,000	8,853,000	424,000
Anabo National High School	8,516,000	876,000	9,392,000	447,000
Andres S. Ravena Integrated School	2,001,000	1,136,000	3,137,000	—
Bad-as National High School	6,142,000	688,000	6,830,000	357,000
Badlan National High School - Datagan Extension	8,318,000	985,000	9,303,000	468,000
Bagacay National High School	8,554,000	820,000	9,374,000	399,000
Bagongbong Integrated School	2,500,000	743,000	3,243,000	—
Bagumbayan Integrated School	1,500,000	393,000	1,893,000	—
Bancal Integrated School	2,502,000	998,000	3,500,000	—
Bancal National High School	11,128,000	1,019,000	12,147,000	539,000
Barangcalan Integrated School	1,499,000	435,000	1,934,000	—
Barasalon Integrated School	3,002,000	690,000	3,692,000	—
Barotac Nuevo National Comprehensive High School - Tiwi Annex	—	902,000	902,000	510,000
Batuan Integrated School, Carles	1,000,000	367,000	1,367,000	—
Batuan Integrated School, Dueñas	2,499,000	547,000	3,046,000	—
Batuanan Integrated School	1,500,000	407,000	1,907,000	—
Bayag National High School	7,171,000	768,000	7,939,000	403,000
Bayas National High School	7,532,000	871,000	8,403,000	487,000
Bingawan National High School - Tapacon Campus	7,946,000	1,096,000	9,042,000	502,000
Binuluangan Integrated School	1,500,000	525,000	2,025,000	—
Bontoc Integrated School	1,500,000	536,000	2,036,000	—
Buenavista Integrated School	1,500,000	422,000	1,922,000	—
Buga National High School - Gines Extension	4,500,000	824,000	5,324,000	—
Bulabog Integrated School	997,000	501,000	1,498,000	—
Bulak Integrated School	1,500,000	440,000	1,940,000	—
Bulwang Camandag Integrated School	2,000,000	418,000	2,418,000	—
Cabalic National High School	9,629,000	1,093,000	10,722,000	493,000
Cabasi-Sta. Rosa Integrated School	2,001,000	563,000	2,564,000	—
Cabudian High School	6,746,000	990,000	7,736,000	432,000
Cadoldolan Integrated School	1,500,000	355,000	1,855,000	—
Cale-Indaluyon Integrated School	2,000,000	407,000	2,407,000	—
Calicuang National High School	7,856,000	847,000	8,703,000	401,000
Calinog National Comprehensive High School - Binolusan Pequeño Extension	1,600,000	1,086,000	2,686,000	541,000
Cambitu National High School	8,849,000	1,062,000	9,911,000	485,000
Cananaman Integrated School	1,499,000	380,000	1,879,000	—
Canas Integrated School	1,997,000	600,000	2,597,000	—
Caninguan National High School	24,430,000	1,957,000	26,387,000	1,319,000
Carlos S. Lopez National High School - Had. Conchita Extension	12,252,000	1,217,000	13,469,000	565,000
Crisanto M. Ciriaco Integrated School	2,000,000	758,000	2,758,000	—
Daanbanwa Integrated School	2,502,000	842,000	3,344,000	—
Dela Paz National High School	17,005,000	1,378,000	18,383,000	709,000
Dominador Abang Memorial National High School	9,093,000	970,000	10,063,000	493,000
Don Salvador Hortelano Integrated School	1,497,000	409,000	1,906,000	—
Dorong-an Integrated School	1,998,000	435,000	2,433,000	—
Embarcadero Integrated School	1,500,000	510,000	2,010,000	—
Felimon Alfeche National High School	1,997,000	1,000,000	2,997,000	—
Gama Integrated School	4,002,000	789,000	4,791,000	—
Gen. Luna Vocational High School	7,924,000	739,000	8,663,000	371,000
Granada National High School - Ballesteros Campus	5,204,000	1,735,000	6,939,000	951,000
Guibongan-Igtuba Integrated School	2,000,000	622,000	2,622,000	—
Guipis Integrated School	1,500,000	376,000	1,876,000	—
Igcabugao Integrated School	1,000,000	374,000	1,374,000	—
Igcores Integrated School	1,000,000	380,000	1,380,000	—
Igdagmay Integrated School	2,000,000	411,000	2,411,000	—
Igpigus Integrated School	1,000,000	440,000	1,440,000	—
Igtalongon National High School	12,820,000	1,015,000	13,835,000	459,000
Igtuble Integrated School	1,500,000	567,000	2,067,000	—
Ilongbukid National High School	8,648,000	950,000	9,598,000	426,000
Jamog Integrated School	2,996,000	407,000	3,403,000	—
Jayobo Farm School	15,367,000	1,240,000	16,607,000	995,000

916	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Jose Facultad Memorial National High School	10,073,000	1,026,000	11,099,000	518,000
Juanico Integrated School	1,002,000	556,000	1,558,000	—
La Consolacion Integrated School	2,001,000	486,000	2,487,000	—
Lanag Norte National High School	13,178,000	1,036,000	14,214,000	546,000
Langca Integrated School	1,000,000	393,000	1,393,000	—
Lanot Grande Integrated School	1,500,000	501,000	2,001,000	—
Leon National High School - Tacurong Sur Extension	9,708,000	905,000	10,613,000	474,000
Libertad Integrated School	2,001,000	760,000	2,761,000	—
Lipata Integrated School	2,000,000	721,000	2,721,000	—
Loong National High School	20,642,000	1,714,000	22,356,000	942,000
Lumbia Integrated School	1,500,000	598,000	2,098,000	—
Maasin National Comprehensive High School - Dagami Extension	9,249,000	783,000	10,032,000	411,000
Manlot Integrated School	1,500,000	376,000	1,876,000	—
Maribuyong National High School	7,627,000	803,000	8,430,000	386,000
Miagao National High School - Miranda Extension	5,916,000	762,000	6,678,000	382,000
Milan National High School	13,287,000	1,470,000	14,757,000	701,000
Mostro National High School (Anilao National High School Extension)	7,821,000	822,000	8,643,000	390,000
Muyco Integrated School	1,500,000	415,000	1,915,000	—
Nanga Integrated School	1,500,000	506,000	2,006,000	—
Nazuni Summit Comprehensive National High School	7,350,000	660,000	8,010,000	369,000
Olango Integrated School	2,000,000	446,000	2,446,000	—
Pagdugue National High School	6,681,000	717,000	7,398,000	378,000
Palaca-Damilisan National High School - Bacolod Extension	9,175,000	846,000	10,021,000	481,000
Pandan Integrated School	3,002,000	1,394,000	4,396,000	—
Panuran National High School (Lambunao National High School Extension)	8,896,000	858,000	9,754,000	447,000
Pili National High School - Bucana Bunglas Extension	7,607,000	830,000	8,437,000	380,000
Pitogo National High School	10,619,000	958,000	11,577,000	422,000
Polopina National High School	11,259,000	1,036,000	12,295,000	539,000
Puente Bunglas Integrated School	1,500,000	506,000	2,006,000	—
Puga Integrated School	2,500,000	525,000	3,025,000	—
Pughanan Integrated School	1,500,000	582,000	2,082,000	281,000
Punong Integrated School	997,000	363,000	1,360,000	—
Punta Buri National High School	6,225,000	761,000	6,986,000	432,000
Quipot National High School	14,054,000	1,111,000	15,165,000	723,000
Salihid National High School	4,630,000	642,000	5,272,000	331,000
San Antonio National High School	9,655,000	948,000	10,603,000	487,000
San Carlos Integrated School	1,000,000	433,000	1,433,000	—
San Dionisio Integrated School	1,500,000	411,000	1,911,000	—
San Enrique Manuel Paluay, Sr. Memorial Extension High School	10,032,000	972,000	11,004,000	502,000
San Enrique National Comprehensive High School - Abaca Extension	11,170,000	990,000	12,160,000	539,000
San Joaquin Farm School	1,997,000	777,000	2,774,000	—
Santiago National High School	8,815,000	973,000	9,788,000	501,000
Sta. Ana National High School	2,507,000	722,000	3,229,000	390,000
Sto. Niño Integrated School	3,861,000	567,000	4,428,000	207,000
Tabugon Integrated School	1,500,000	519,000	2,019,000	—
Tabugon National High School (Dingle National High School Extension)	5,286,000	737,000	6,023,000	394,000
Talagutac Integrated School	1,000,000	449,000	1,449,000	—
Talingting National High School	12,663,000	1,171,000	13,834,000	750,000
Tambaliza National High School	16,287,000	1,349,000	17,636,000	674,000
Taminla Integrated School	1,500,000	501,000	2,001,000	—
Tinigban Integrated School	1,500,000	440,000	1,940,000	—
Toong Integrated School	3,497,000	644,000	4,141,000	—
Trangka Integrated School	2,001,000	495,000	2,496,000	—
Tuble Integrated School	1,497,000	543,000	2,040,000	—
Tuyongan Integrated School	2,502,000	767,000	3,269,000	—
Ubian Integrated School	1,497,000	437,000	1,934,000	—
Valerio P. Palmares National High School	13,169,000	1,594,000	14,763,000	813,000
Valverde National High School	4,944,000	633,000	5,577,000	369,000

JANUARY 5, 2026	OFFICIAL GAZETTE	917
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Velasco Integrated School	1,000,000	609,000	1,609,000	—
Victoria Integrated School	2,001,000	459,000	2,460,000	—
Western Visayas Sanitarium Integrated School	5,496,000	670,000	6,166,000	253,000

Division of Iloilo City	91,082,000	10,567,000	101,649,000	1,691,000

Division Office - Proper	1,954,000	—	1,954,000	—
Andres Bonifacio Integrated School	17,970,000	3,016,000	20,986,000	—
Bakhaw Integrated School	6,029,000	868,000	6,897,000	—
Buntatala National High School (Jaro High School - Buntatala Extension)	15,911,000	1,285,000	17,196,000	443,000
Hibao-an Integrated School	—	870,000	870,000	—
Iloilo River Plains Integrated School	9,521,000	829,000	10,350,000	—
Nabitasan Integrated School	—	644,000	644,000	—
R.G. Hechanova Memorial National High School (Jaro High School - R.G. Hechanova Extension)	11,843,000	1,385,000	13,228,000	567,000
SPED - Integrated School for Exceptional Children	12,245,000	569,000	12,814,000	177,000
Tiu Cho Teg-Ana Ros Foundation Integrated Farm School	15,609,000	1,101,000	16,710,000	504,000

Division of Passi City	54,000,000	9,825,000	63,825,000	1,629,000

Division Office - Proper	1,191,000	—	1,191,000	—
Agdahon Farm School	7,408,000	1,089,000	8,497,000	—
Agdayao Integrated School	4,193,000	534,000	4,727,000	—
Aglalana Integrated School	2,512,000	714,000	3,226,000	—
Agtabo Integrated School	—	440,000	440,000	—
Anecito Panolino Integrated School	—	468,000	468,000	—
Efraim M. Santibañez National High School	15,319,000	1,371,000	16,690,000	621,000
Gemumua-Agahon National High School	10,927,000	1,229,000	12,156,000	535,000
Libo-o Integrated School	—	378,000	378,000	—
Magdungao Integrated School	—	435,000	435,000	—
Maila Paderes Aritalla National High School	—	1,227,000	1,227,000	—
Man-It Integrated School	12,450,000	1,419,000	13,869,000	473,000
Tagubong Integrated School	—	521,000	521,000	—

Division of Roxas City	75,862,000	12,782,000	88,644,000	4,019,000

Division Office - Proper	1,585,000	—	1,585,000	—
Adlawan Integrated School	1,563,000	432,000	1,995,000	160,000
Cogon Integrated School	1,500,000	470,000	1,970,000	—
Don Amando Bayot, Sr. Memorial Integrated School	2,531,000	589,000	3,120,000	238,000
Don Canuto Fuentes Integrated School	2,125,000	576,000	2,701,000	—
Don Jose Acevedo Integrated School	2,030,000	438,000	2,468,000	160,000
Don Juan B. Celino Integrated School	—	574,000	574,000	—
Don Ynocencio A. del Rosario National High School	22,998,000	1,873,000	24,871,000	1,202,000
Inzo Arnaldo Village Integrated School	9,716,000	1,510,000	11,226,000	786,000
Lawa-an Integrated School	5,566,000	1,253,000	6,819,000	397,000
Loctugan Integrated Farm School	2,000,000	604,000	2,604,000	—
Marcos Fuentes Integrated School	8,704,000	928,000	9,632,000	426,000
Olotayan Integrated School	3,511,000	514,000	4,025,000	173,000
President Manuel A. Roxas Memorial Integrated School - SPED	2,193,000	519,000	2,712,000	—
President Manuel Roxas Memorial Integrated School South	4,992,000	1,859,000	6,851,000	—
Sofronio Cordovero Integrated School	4,848,000	643,000	5,491,000	477,000
Negros Island Region (NIR)	1,609,765,000	363,377,000	1,973,142,000	155,445,000

Division of Bacolod City	78,260,000	15,230,000	93,490,000	4,833,000

Division Office - Proper	1,697,000	—	1,697,000	—
Alangilan Farm School	1,497,000	949,000	2,446,000	—
Andres Bonifacio Senior High School	—	—	—	1,060,000
Angela Gonzaga National High School - Emiliano Lizares National High School Extension	2,530,000	1,001,000	3,531,000	369,000
Fr. Gratian Murray Integrated School	17,133,000	1,400,000	18,533,000	708,000
Jovito Sayson National High School (MRRP NHS - Felisa Extension) Handuman National High School Extension	1,026,000	1,091,000	2,117,000	501,000

918	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Luis Hervias National High School - Mandalagan Extension	1,778,000	1,628,000	3,406,000	575,000
M.G. Medalla Integrated School	20,987,000	2,074,000	23,061,000	847,000
Progreso Village National High School	13,480,000	2,518,000	15,998,000	—
Romanito P. Maravilla, Sr. National High School	17,135,000	2,122,000	19,257,000	773,000
Sum-ag Farm School	997,000	738,000	1,735,000	—
Sum-ag National High School - Cabug National High School - Sum-ag Extension	—	1,709,000	1,709,000	—

Division of Bago City	12,270,000	3,332,000	15,602,000	1,263,000

Division Office - Proper	243,000	—	243,000	—
Bago City Senior High School	—	—	—	1,263,000
Ramon Torres Atipuluan National High School	3,493,000	1,019,000	4,512,000	—
Ramon Torres Bacong National High School	7,537,000	1,532,000	9,069,000	—
Ramon Torres Malingin Farm School	997,000	781,000	1,778,000	—

Division of Bais City	101,771,000	16,632,000	118,403,000	7,582,000

Division Office - Proper	2,034,000	—	2,034,000	—
Bais City National Science High School	6,514,000	963,000	7,477,000	651,000
Basak Integrated School	997,000	521,000	1,518,000	125,000
Cabugan National High School	7,629,000	727,000	8,356,000	394,000
Cambagahan National High School	9,659,000	785,000	10,444,000	396,000
Cipriano Alcala Memorial Integrated School	499,000	345,000	844,000	125,000
Dansulan Integrated School	499,000	415,000	914,000	125,000
Dodong Escaño Memorial High School (Bais City HS)	8,201,000	917,000	9,118,000	449,000
Governor Julian L. Teves Memorial High School	2,083,000	825,000	2,908,000	344,000
Javier Laxina I Memorial High School	3,264,000	920,000	4,184,000	527,000
Josefina T. Valencia National High School	8,168,000	757,000	8,925,000	394,000
Lonoy National High School	7,603,000	829,000	8,432,000	466,000
Lucila C. Yared National High School	499,000	730,000	1,229,000	348,000
Mabunao Integrated School	499,000	401,000	900,000	125,000
Mangganay Integrated School	499,000	450,000	949,000	125,000
Mansangaban National High School	9,430,000	718,000	10,148,000	380,000
Manuel L. Teves Memorial High School	2,560,000	640,000	3,200,000	292,000
Mayor Praxedes P. Villanueva II Memorial High School	—	827,000	827,000	338,000
Okiot National High School	12,147,000	861,000	13,008,000	376,000
Olympia Island Integrated School	4,627,000	438,000	5,065,000	160,000
Palaypay Integrated School	499,000	398,000	897,000	125,000
Sab-ahan Integrated School	997,000	415,000	1,412,000	125,000
San Vicente Integrated School	499,000	459,000	958,000	125,000
Sto. Thomas National High School	2,102,000	939,000	3,041,000	474,000
Tagpo National High School	8,075,000	610,000	8,685,000	264,000
Tangculogan High School	2,188,000	742,000	2,930,000	329,000

Division of Bayawan City	46,549,000	28,366,000	74,915,000	12,968,000

Division Office - Proper	1,003,000	—	1,003,000	—
Abundio Agarpao, Sr. Memorial High School	—	1,048,000	1,048,000	531,000
Ali-is Integrated School	2,029,000	540,000	2,569,000	247,000
Andres V. Fortugaleza National High School	13,123,000	1,274,000	14,397,000	798,000
Antonio M. Lacson, Sr. Memorial High School	—	769,000	769,000	455,000
Atilano B. Cabangal Memorial High School	—	931,000	931,000	401,000
Bal-os National High School	1,518,000	1,319,000	2,837,000	770,000
Banaybanay High School	—	778,000	778,000	434,000
Banaybanay Rural Farm School	—	657,000	657,000	—
Bayawan City School for the Arts	—	702,000	702,000	—
Bayawan City Science and Technology Education Center - High School	—	999,000	999,000	525,000
Bokaw National High School	—	654,000	654,000	—
Bugay National High School	—	951,000	951,000	438,000
Cabatuanan National High School	—	620,000	620,000	268,000
Cansumalig High School	—	759,000	759,000	430,000
Cogon National High School	—	625,000	625,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	919
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Dawis National High School	—	1,261,000	1,261,000	573,000
Enzo Nicolai T. Teves High School	—	978,000	978,000	644,000
Kalamtukan National High School	—	854,000	854,000	445,000
Kalumboyan Rural Farm School	—	803,000	803,000	—
Lapay National High School	—	1,240,000	1,240,000	609,000
Maglinao National High School	10,106,000	1,065,000	11,171,000	705,000
Manduaw National High School	—	939,000	939,000	396,000
Minaba High School	—	1,050,000	1,050,000	661,000
Minaba Rural Farm School	—	705,000	705,000	—
Narra High School	8,604,000	961,000	9,565,000	558,000
Omod High School	10,166,000	1,276,000	11,442,000	619,000
Pagatban High School	—	783,000	783,000	397,000
San Jose High School	—	769,000	769,000	432,000
Tabuan Provincial Community High School	—	967,000	967,000	499,000
Tayawan High School	—	1,252,000	1,252,000	690,000
Villasol National High School	—	837,000	837,000	443,000

Division of Cadiz City	51,288,000	8,917,000	60,205,000	3,363,000

Division Office - Proper	1,053,000	—	1,053,000	—
Andres Bonifacio National High School	7,880,000	1,283,000	9,163,000	460,000
Burgos National High School (Cadiz Viejo National High School - Burgos Extension High School)	7,661,000	938,000	8,599,000	327,000
Caduha-an National High School - Luna Extension High School	4,879,000	1,259,000	6,138,000	439,000
Caduha-an National High School - Tagbanon Extension High School	5,291,000	808,000	6,099,000	348,000
Dr. Vicente F. Gustilo Memorial National High School - Daga Extension High School	6,198,000	1,096,000	7,294,000	334,000
Mabini National High School - Alimatoc Extension High School	2,514,000	820,000	3,334,000	378,000
Tiglawigan National High School - Magsaysay Campus Extension High School	5,227,000	902,000	6,129,000	384,000
Villacin National High School - Jerusalem Extension High School	8,469,000	1,123,000	9,592,000	355,000
Villacin National High School - Sewahon Extension	2,116,000	688,000	2,804,000	338,000

Division of Canlaon City	51,405,000	8,997,000	60,402,000	3,840,000

Division Office - Proper	1,012,000	—	1,012,000	—
Bayog National High School	4,192,000	768,000	4,960,000	357,000
Budlasan National High School Annex	7,631,000	907,000	8,538,000	331,000
Canlaon City Agro-Industrial National High School	499,000	810,000	1,309,000	—
Jose B. Cardenas Memorial High School - Uptown Annex	15,204,000	1,851,000	17,055,000	1,481,000
Malaiba High School	6,005,000	1,004,000	7,009,000	336,000
Masulog High School	9,597,000	1,325,000	10,922,000	657,000
Ninoy Aquino National High School	—	786,000	786,000	—
Patrocina D. Encarnacion High School	3,581,000	693,000	4,274,000	317,000
Pula National High School	3,684,000	853,000	4,537,000	361,000

Division of Dumaguete City	28,064,000	4,387,000	32,451,000	1,956,000

Division Office - Proper	600,000	—	600,000	—
Camanjac National High School	13,712,000	1,724,000	15,436,000	796,000
Hermenegilda F. Gloria Memorial School	4,258,000	928,000	5,186,000	—
Piapi High School	9,494,000	1,735,000	11,229,000	1,160,000

Division of Escalante City	25,579,000	7,803,000	33,382,000	3,471,000

Division Office - Proper	485,000	—	485,000	—
Cervantes National High School	2,001,000	790,000	2,791,000	392,000
Floro T. Bongco Farm School	3,000,000	909,000	3,909,000	394,000
Japitan National High School	2,500,000	839,000	3,339,000	369,000
Langub National High School	2,502,000	822,000	3,324,000	375,000
Libertad National High School	2,499,000	737,000	3,236,000	357,000
Magsaysay National High School	2,502,000	771,000	3,273,000	354,000
Malasibog Integrated School	2,001,000	536,000	2,537,000	257,000
Paitan Integrated School	3,085,000	539,000	3,624,000	236,000

920	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Pinapugasan National High School	2,502,000	939,000	3,441,000	355,000
Washington National High School	2,502,000	921,000	3,423,000	382,000

Division of Guihulngan City	111,259,000	21,284,000	132,543,000	8,378,000

Division Office - Proper	2,225,000	—	2,225,000	—
Balogo National High School	2,001,000	761,000	2,762,000	346,000
Banwague National High School	997,000	656,000	1,653,000	—
Binobohan National High School	997,000	759,000	1,756,000	380,000
Buenavista High School	4,510,000	943,000	5,453,000	420,000
Calamba National High School	—	1,045,000	1,045,000	—
Guba High School		813,000	813,000	422,000
Guihulngan National Agricultural School	8,665,000	808,000	9,473,000	439,000
Guihulngan National High School, Hilaitan	56,279,000	2,726,000	59,005,000	1,048,000
Guihulngan National High School-Hilaitan (Hibaiyo Annex)	3,000,000	725,000	3,725,000	354,000
Hinakpan National High School	499,000	786,000	1,285,000	—
Linantuyan High School	1,497,000	921,000	2,418,000	493,000
Lip-o National High School	499,000	718,000	1,217,000	348,000
Mabunga National High School	499,000	676,000	1,175,000	—
Maculos National High School	997,000	762,000	1,759,000	354,000
Magsaysay High School	4,568,000	961,000	5,529,000	472,000
Maximina Lim Tabilon High School	997,000	705,000	1,702,000	—
P. Zamora High School	5,127,000	1,077,000	6,204,000	390,000
Pinucauan High School	4,143,000	927,000	5,070,000	426,000
Planas National High School	997,000	842,000	1,839,000	313,000
Sandayao High School	3,552,000	934,000	4,486,000	491,000
Tagbino Senior High School	—	—	—	1,036,000
T-Hill National High School	—	686,000	686,000	—
Trinidad High School	8,711,000	1,324,000	10,035,000	646,000
Villegas National High School	499,000	729,000	1,228,000	—

Division of Himamaylan City	53,852,000	8,331,000	62,183,000	3,618,000

Division Office - Proper	1,152,000	—	1,152,000	—
Cantupa Integrated School	1,998,000	390,000	2,388,000	165,000
Cunalum Integrated School	2,498,000	510,000	3,008,000	232,000
Libacao National High School	7,537,000	916,000	8,453,000	432,000
Mahalang National High School	8,875,000	1,166,000	10,041,000	527,000
Mambagaton Farm School	7,839,000	946,000	8,785,000	487,000
Paloypoy Integrated Farm School	9,104,000	827,000	9,931,000	270,000
Raymundo Tongson National High School - Suay Extension	—	1,383,000	1,383,000	541,000
San Antonio National High School	8,356,000	1,024,000	9,380,000	426,000
Sibucao Integrated School	2,496,000	378,000	2,874,000	160,000
Tiqui Integrated School	1,997,000	403,000	2,400,000	205,000
Tugas Integrated School	2,000,000	388,000	2,388,000	173,000

Division of Kabankalan City	145,331,000	18,137,000	163,468,000	7,756,000

Division Office - Proper	2,942,000	—	2,942,000	—
Andres Trio Monteclaro National High School	—	803,000	803,000	—
Bantayan National High School - Baras Diutay Extension	—	749,000	749,000	397,000
Bula National High School	2,993,000	906,000	3,899,000	—
Camingawan National High School	2,505,000	1,527,000	4,032,000	—
Carol-an National High School	15,095,000	1,295,000	16,390,000	836,000
Daan Banwa National High School	8,555,000	1,009,000	9,564,000	376,000
Hinapunan Integrated School	6,380,000	588,000	6,968,000	289,000
Kabankalan National High School	36,066,000	3,249,000	39,315,000	2,758,000
Magballo National High School	8,150,000	1,271,000	9,421,000	627,000
Pinaguinpinan National High School	8,120,000	956,000	9,076,000	434,000
Tabugon Farm School	1,497,000	776,000	2,273,000	—
Tagoc National High School	4,049,000	821,000	4,870,000	292,000
Tagukon National High School	17,259,000	1,358,000	18,617,000	502,000
Talubangi National High School	16,789,000	1,623,000	18,412,000	548,000
Tan-awan National High School	14,931,000	1,206,000	16,137,000	697,000

JANUARY 5, 2026	OFFICIAL GAZETTE	921
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE

Division of La Carlota City	13,385,000	3,176,000	16,561,000	506,000

Division Office - Proper	288,000	—	288,000	—
Balabag National High School	997,000	918,000	1,915,000	—
La Carlota City SPED Integrated School	5,331,000	445,000	5,776,000	—
La Granja Farm School	1,997,000	914,000	2,911,000	—
La Granja National High School - Yubo Extension	4,772,000	899,000	5,671,000	506,000

Division of Negros Occidental	145,051,000	48,098,000	193,149,000	21,838,000

Division Office - Proper	3,164,000	—	3,164,000	—
Agboy Integrated School	—	437,000	437,000	—
Augurio Marañon Abeto National High School	10,095,000	1,036,000	11,131,000	514,000
Baclao Integrated School	1,002,000	409,000	1,411,000	—
Baslay Integrated School	—	424,000	424,000	—
Bilbao Uybico National High School	27,236,000	2,467,000	29,703,000	1,821,000
Binalbagan National High School - Santol Extension (Paglaum National High School - Santol Extension)	—	1,499,000	1,499,000	598,000
Bulwangan National High School - Talacagay Extension	—	1,751,000	1,751,000	1,157,000
Bunga Integrated School	499,000	1,418,000	1,917,000	—
Cabacungan National High School - Masulog Extension	—	1,266,000	1,266,000	489,000
Calatrava Senior High School - Stand-Alone	—	—	—	3,898,000
Caningay National High School - Banga Extension	—	895,000	895,000	468,000
Dolis National High School	2,496,000	824,000	3,320,000	289,000
Dr. Antonio Lizares National High School Extension		932,000	932,000
Ecogan Integrated School	501,000	424,000	925,000	—
Efegenio Lizares National High School	4,835,000	762,000	5,597,000	279,000
Enrique B. Magalona National High School - Consing Extension	—	1,070,000	1,070,000	466,000
Enrique B. Magalona National High School - San Isidro Extension	—	830,000	830,000	430,000
Enriqueta Montilla Esteban National High School - Ubay Extension	—	770,000	770,000	—
Esteban Jalandoni Farm School	17,080,000	1,635,000	18,715,000	846,000
Florentina F. Caña Recto National High School (Linaon National High School)	—	1,174,000	1,174,000	619,000
Galicia National High School	—	1,074,000	1,074,000	527,000
Guiljungan National High School - Abaca Extension	—	720,000	720,000	376,000
Guiljungan National High School - Camindangan Extension	1,513,000	751,000	2,264,000	346,000
Guinpana-an National High School - Mamballo Extension	—	970,000	970,000	485,000
Guinpana-an National High School - Odiong Extension	—	849,000	849,000	422,000
Guinpana-an National High School - Poblacion Extension	—	1,790,000	1,790,000	937,000
Ilog National High School	—	1,264,000	1,264,000	705,000
Isabela National High School - Sikatuna Extension	—	1,407,000	1,407,000	636,000
Jose N. Villanueva National High School	1,997,000	865,000	2,862,000	—
Jose Valmayor National High School	1,997,000	803,000	2,800,000	384,000
Lagaan National High School	17,606,000	1,198,000	18,804,000	774,000
Lagoc Integrated School	—	466,000	466,000	—
Lalong Integrated School	—	398,000	398,000	—
Libas National High School	9,074,000	1,205,000	10,279,000	489,000
Lumbia National High School	1,997,000	710,000	2,707,000	352,000
Magsaysay Integrated School	1,497,000	355,000	1,852,000	—
Manapla National High School - Brgy. Purisima Extension	—	1,179,000	1,179,000	401,000
Manghanoy Farm School	8,262,000	1,132,000	9,394,000	499,000
Mateo Libo-on National High School	4,990,000	965,000	5,955,000	279,000
Minoyan National High School	18,588,000	1,630,000	20,218,000	810,000
Molobolo National High School	4,114,000	671,000	4,785,000	331,000
Paghumayan National High School	2,496,000	1,029,000	3,525,000	—
Payao National High School - Namulo Extension	—	812,000	812,000	376,000
Sag-ang Integrated School	—	760,000	760,000	—
Salvador C. Resol National High School	1,502,000	808,000	2,310,000	—
San Benito Integrated School	—	413,000	413,000	—
San Isidro Integrated School	—	453,000	453,000	—
Sibucao Integrated School of Cauayan	—	477,000	477,000	—
Tabao National High School - Lacaron Extension	—	858,000	858,000	—
Tabu National High School - Caniamay Extension	1,997,000	710,000	2,707,000	354,000
Talacdan National High School	513,000	977,000	1,490,000	481,000

922	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Tortosa Integrated School	—	376,000	376,000	—

Division of Negros Oriental	295,094,000	87,529,000	382,623,000	42,639,000

Division Office - Proper	5,441,000	—	5,441,000	—
Ajong National High School	2,054,000	977,000	3,031,000	460,000
Amio Comprehensive High School	14,805,000	842,000	15,647,000	424,000
Amlan National High School - Jugno Campus	499,000	642,000	1,141,000	312,000
Antonio B. Alejado Memorial High School	499,000	859,000	1,358,000	386,000
Apo Island High School	—	604,000	604,000	271,000
Apolinar B. Macias Memorial High School	6,032,000	694,000	6,726,000	310,000
Aurelia G. Merecido Memorial High School	—	803,000	803,000	411,000
Avocado High School	2,502,000	626,000	3,128,000	331,000
Ayungon National High School - Carol-an Extension	—	798,000	798,000	411,000
Ayungon Science High School	562,000	626,000	1,188,000	386,000
Bago National High School	8,151,000	1,205,000	9,356,000	560,000
Bagtic National High School	9,287,000	1,086,000	10,373,000	455,000
Balugo National High School	1,555,000	1,429,000	2,984,000	784,000
Bangcal High School	1,998,000	802,000	2,800,000	336,000
Barras Annex National High School	1,452,000	876,000	2,328,000	348,000
Benedicto P. Tirambulo Memorial National High School	21,591,000	1,814,000	23,405,000	1,199,000
Bolocboloc High School	—	1,244,000	1,244,000	619,000
Buntod High School	499,000	693,000	1,192,000	323,000
Cabcaban Community High School	1,134,000	970,000	2,104,000	397,000
Cambaloctot High School	—	587,000	587,000	296,000
Cambonbon National High School	—	723,000	723,000	375,000
Campanun-an Provincial Community High School	5,939,000	730,000	6,669,000	315,000
Candugay High School (Siaton National High School Annex)	499,000	1,041,000	1,540,000	533,000
Canggohob High School	7,200,000	720,000	7,920,000	365,000
Cansal-ing Provincial Community High School	—	693,000	693,000	344,000
Caticugan High School	499,000	893,000	1,392,000	382,000
Cawitan High School	—	1,380,000	1,380,000	723,000
Crisostomo O. Retes National High School	36,178,000	1,943,000	38,121,000	1,053,000
Dahile Provincial Community High School Extension	1,928,000	1,259,000	3,187,000	678,000
Dauin Science High School	—	691,000	691,000	382,000
Demetrio L. Alviola National High School - Nalundan Extension	—	1,016,000	1,016,000	485,000
Dr. Benjamin T. Locsin High School	499,000	701,000	1,200,000	279,000
Dr. Ernesto A. Uy, Sr. National High School	4,496,000	933,000	5,429,000	—
Eligio T. Monte De Ramos High School	1,690,000	873,000	2,563,000	386,000
Enrique Villanueva High School	499,000	648,000	1,147,000	315,000
Froilan A. Alanano Memorial High School	499,000	715,000	1,214,000	327,000
Giligaon High School	—	1,082,000	1,082,000	476,000
Gregorio Elmaga Memorial High School	6,563,000	677,000	7,240,000	308,000
Inapoy High School	6,379,000	819,000	7,198,000	397,000
Jantianon National High School	1,404,000	938,000	2,342,000	241,000
Jimalalud National High School - Tamao Extension	—	793,000	793,000	413,000
Kakha High School	—	762,000	762,000	342,000
Kaladias High School	2,060,000	722,000	2,782,000	—
Kauswagan High School	—	694,000	694,000	336,000
Lorenza P. Palarpalar Memorial High School (Bonbonon Provincial Community High School)	904,000	689,000	1,593,000	315,000
Mabato Provincial Community High School	—	1,208,000	1,208,000	575,000
Mabinay Science High School	499,000	717,000	1,216,000	430,000
Mainit High School	499,000	785,000	1,284,000	352,000
Malaga High School	1,497,000	981,000	2,478,000	—
Maloh Provincial Community High School	—	1,490,000	1,490,000	799,000
Malongcay Dacu High School	499,000	786,000	1,285,000	369,000
Maningcao National High School	904,000	764,000	1,668,000	382,000
Manjuyod Science High School	—	696,000	696,000	390,000
Manlingay High School	—	701,000	701,000	312,000
Mantiquil Masaligan High School	499,000	866,000	1,365,000	352,000
Matauta Community High School	1,499,000	705,000	2,204,000	—
Mayaposi Community High School	499,000	813,000	1,312,000	367,000
Nagbalaye High School	6,019,000	1,111,000	7,130,000	525,000

JANUARY 5, 2026	OFFICIAL GAZETTE	923
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Nagbinlod High School	499,000	817,000	1,316,000	361,000
Obat High School	3,488,000	1,177,000	4,665,000	581,000
Ong Che Tee - Bacong High School	8,366,000	1,766,000	10,132,000	726,000
Owacan Provincial Community High School	2,741,000	1,465,000	4,206,000	661,000
Paciente Cesar G. Cabrera High School	499,000	785,000	1,284,000	348,000
Pacuan Provincial Community High School	28,644,000	2,338,000	30,982,000	1,034,000
Palayuhan High School	499,000	841,000	1,340,000	359,000
Panciao High School	—	698,000	698,000	331,000
Pantao National High School	10,394,000	1,106,000	11,500,000	432,000
Pedro Abul Memorial High School	—	723,000	723,000	340,000
Pinalubngan National High School	8,802,000	933,000	9,735,000	495,000
Pulangbato National High School	13,950,000	1,079,000	15,029,000	—
Pulangbato National Senior High School	—	—	—	929,000
Sampinitan Provincial Community High School	1,069,000	933,000	2,002,000	426,000
San Antonio National High School	1,414,000	802,000	2,216,000	409,000
San Jose Provincial High School	1,323,000	1,781,000	3,104,000	937,000
San Miguel High School	11,124,000	810,000	11,934,000	365,000
San Miguel National High School	6,959,000	1,763,000	8,722,000	577,000
Siapo High School	499,000	764,000	1,263,000	319,000
Siaton Science High School	2,915,000	745,000	3,660,000	487,000
Sibulan National High School - Balugo Extension	499,000	812,000	1,311,000	438,000
Sibulan Night High School	5,318,000	705,000	6,023,000	514,000
Sibulan Science High School	—	637,000	637,000	319,000
Silab Community High School Annex	—	904,000	904,000	502,000
Simplicia and Dionisio Sedillo Senior High School	—	—	—	898,000
Sta. Catalina National High School	892,000	3,040,000	3,932,000	2,139,000
Sta. Catalina Science High School	499,000	791,000	1,290,000	384,000
Sumaliring High School (Inalad High School)	2,993,000	1,892,000	4,885,000	1,366,000
Tambulan Community High School	1,998,000	904,000	2,902,000	—
Tamlang High School	—	604,000	604,000	306,000
Tara Provincial Community High School	2,533,000	1,189,000	3,722,000	604,000
Tayasan National Science High School	1,497,000	766,000	2,263,000	382,000
Tubigon High School - Sibulan National High School Annex	499,000	596,000	1,095,000	331,000
Valencia National High School - Dobdob Extension	499,000	596,000	1,095,000	298,000
Zamboanguita Science High School	6,971,000	832,000	7,803,000	399,000

Division of Sagay City	100,814,000	14,266,000	115,080,000	6,991,000

Division Office - Proper	2,053,000	—	2,053,000	—
Bulanon Farm School	20,940,000	2,016,000	22,956,000	920,000
Campo Bago National High School	9,275,000	1,106,000	10,381,000	468,000
Colonia Divina Integrated School (Bato National High School - Colonia Divina Extension)	7,533,000	817,000	8,350,000	363,000
Himoga-an Baybay Integrated School	14,233,000	1,121,000	15,354,000	403,000
Jesus Lizares National High School	3,531,000	994,000	4,525,000	462,000
Molocaboc Integrated School (Vito National High School - Molocaboc National High School Extension)	8,872,000	1,035,000	9,907,000	—
Old Sagay National High School	18,067,000	1,937,000	20,004,000	—
Patricio M. Baviera National High School	1,497,000	801,000	2,298,000	—
Sagay City Eco-Zone Farm School	3,512,000	1,070,000	4,582,000	512,000
Sagay City Farm School	1,997,000	825,000	2,822,000	399,000
Sagay City Senior High School (Stand-Alone)	—	—	—	3,464,000
Sewahon National High School	4,300,000	740,000	5,040,000	—
Sherman Hill Integrated School	2,002,000	490,000	2,492,000	—
Trinidad Lopez de Gonzaga National High School	3,002,000	947,000	3,949,000	—
Valeriana G. Analucas Integrated School	—	367,000	367,000	—

Division of San Carlos City	24,593,000	7,475,000	32,068,000	522,000

Division Office - Proper	487,000	—	487,000	—
Guadalupe Integrated School	499,000	532,000	1,031,000	—
Handalago Integrated School	1,497,000	385,000	1,882,000	—
Iliranan Integrated School	2,003,000	971,000	2,974,000	—
Lamesa Integrated School	1,497,000	545,000	2,042,000	—

924	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Lina Dela Viña Valmayor Integrated School	2,496,000	881,000	3,377,000	—
Medina Integrated School	1,497,000	804,000	2,301,000	—
Nataban Integrated School	1,497,000	591,000	2,088,000	—
Quezon Farm School	—	870,000	870,000	—
Sipaway National High School (Quezon National High School Extension)	11,623,000	1,116,000	12,739,000	522,000
Talave Integrated School	1,497,000	780,000	2,277,000	—

Division of Silay City	68,079,000	8,393,000	76,472,000	3,132,000

Division Office - Proper	1,398,000	—	1,398,000	—
Angeles J. Montinola Farm School	7,358,000	768,000	8,126,000	321,000
Don Albino & Doña Dolores Integrated School	5,395,000	667,000	6,062,000	184,000
Don Felix T. Lacson Memorial National High School	11,854,000	1,388,000	13,242,000	691,000
Don Serafin L. Golez Memorial Integrated School	4,283,000	468,000	4,751,000	167,000
Doña Montserrat Lopez Memorial High School - HPCO Extension	—	921,000	921,000	268,000
Doña Montserrat Lopez Memorial High School - Patag Extension	—	769,000	769,000	350,000
Guinhalaran Integrated School	11,561,000	1,063,000	12,624,000	289,000
Lantawan Integrated School - Annex of Guinbalaon National High School	5,320,000	492,000	5,812,000	211,000
Napilas Integrated School	4,159,000	446,000	4,605,000	160,000
Sibato Integrated School	4,213,000	413,000	4,626,000	160,000
SPED Center - Silay South	7,260,000	440,000	7,700,000	160,000
Violeta Integrated School	5,278,000	558,000	5,836,000	171,000

Division of Sipalay City	40,496,000	14,276,000	54,772,000	5,470,000

Division Office - Proper	824,000	—	824,000	—
Cambogui-ot National High School	997,000	969,000	1,966,000	—
Cayhagan National High School	—	886,000	886,000	457,000
Dung-I Integrated School	997,000	381,000	1,378,000	—
Gil Montilla National High School - Binulig Extension	—	934,000	934,000	397,000
Gil Montilla National High School - Cabadiangan Extension	—	925,000	925,000	441,000
Gil Montilla National High School - Camindangan Extension	—	1,168,000	1,168,000	478,000
Gil Montilla National High School - Crossing Tanduay Extension	—	671,000	671,000	348,000
Gil Montilla National High School - Manlucahoc Extension	—	1,135,000	1,135,000	586,000
Jacinto Montilla Memorial National High School	11,622,000	1,288,000	12,910,000	644,000
Mariano Gemora National High School	—	1,589,000	1,589,000	815,000
Maricalum Farm School	1,497,000	980,000	2,477,000	447,000
Mauboy Integrated School	499,000	475,000	974,000	—
Omas Integrated School	997,000	352,000	1,349,000	—
Sipalay City National High School	19,566,000	1,633,000	21,199,000	857,000
Tugas Integrated School	2,500,000	435,000	2,935,000	—
Vista Alegre Integrated School	997,000	455,000	1,452,000	—

Division of Siquijor	99,039,000	13,254,000	112,293,000	5,559,000

Division Office - Proper	1,995,000	—	1,995,000	—
Banban National High School	11,004,000	1,164,000	12,168,000	556,000
Basac National High School (Enrique Villanueva NHS - Siquijor)	7,604,000	1,036,000	8,640,000	443,000
Bogo Integrated School	—	259,000	259,000	—
Cabulihan Integrated School	5,428,000	603,000	6,031,000	238,000
Candaping National High School	15,918,000	1,621,000	17,539,000	712,000
Cantugbas Integrated School	—	259,000	259,000	—
Catulayan National High School	8,024,000	1,264,000	9,288,000	602,000
Kinamandagan High School	6,667,000	723,000	7,390,000	291,000
Larena Integrated School	1,998,000	706,000	2,704,000	175,000
Leon Parami High School	6,406,000	728,000	7,134,000	355,000
Maria Integrated School	1,997,000	710,000	2,707,000	300,000
Ponong High School	5,908,000	677,000	6,585,000	333,000
San Antonio National High School	8,178,000	684,000	8,862,000	369,000
San Juan Integrated School	2,059,000	757,000	2,816,000	226,000
Siquijor Integrated School	3,057,000	1,117,000	4,174,000	300,000
Siquijor Provincial Science High School	12,796,000	946,000	13,742,000	659,000

JANUARY 5, 2026	OFFICIAL GAZETTE	925
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Division of Tanjay City	87,073,000	18,767,000	105,840,000	7,748,000

Division Office - Proper	1,740,000	—	1,740,000	—
Adela Pera Memorial High School	1,497,000	753,000	2,250,000	—
Apolinario Gerarda Arnaiz High School		679,000	679,000	367,000
Azagra High School	7,610,000	853,000	8,463,000	357,000
Bahian High School	5,301,000	713,000	6,014,000	369,000
Exequil P. Toroy High School	1,500,000	686,000	2,186,000	—
Graciano Banogon High School	—	735,000	735,000	388,000
Hunop High School	1,625,000	851,000	2,476,000	373,000
Inawasan Provincial Community High School		711,000	711,000	369,000
Isidro Salma High School (Balayong)	892,000	902,000	1,794,000	468,000
Lourdes L. del Prado MNHS (Sto. Niño)	8,539,000	887,000	9,426,000	380,000
Luca High School	—	732,000	732,000	323,000
Nagsala High School	—	984,000	984,000	480,000
Namonbon High School	—	630,000	630,000	294,000
Novallas High School	5,860,000	734,000	6,594,000	338,000
Pal-ew High School	11,957,000	985,000	12,942,000	592,000
Patricio Palomar Memorial High School (Isabelo Palomar)	—	620,000	620,000	308,000
Polo High School	7,437,000	939,000	8,376,000	346,000
Samoyao High School	1,500,000	698,000	2,198,000	—
San Isidro High School	1,000,000	705,000	1,705,000	—
San Miguel High School	7,520,000	684,000	8,204,000	342,000
Santa Agueda National High School - Calicanan High School Extension		759,000	759,000	480,000
Tanjay City Science High School	7,338,000	917,000	8,255,000	602,000
Tanjay Legislated High School	15,757,000	1,610,000	17,367,000	572,000

Division of Victorias City	30,513,000	6,727,000	37,240,000	2,012,000

Division Office - Proper	601,000	—	601,000	—
Abelardo D. L. Bantug, Sr. National High School	—	934,000	934,000	378,000
Barangay Estado National High School	19,557,000	1,805,000	21,362,000	774,000
Barangay I National High School	499,000	791,000	1,290,000	—
Gawahon Integrated School	499,000	505,000	1,004,000	205,000
Negros Occidental National Science High School	8,858,000	1,179,000	10,037,000	655,000
Victorias City Farm School	499,000	1,513,000	2,012,000	—

Region VII - Central Visayas	3,650,478,000	631,053,000	4,281,531,000	251,058,000

Division of Bogo City	31,956,000	12,616,000	44,572,000	7,754,000

Division Office - Proper	1,443,000	—	1,443,000	—
Anonang Norte National High School	—	765,000	765,000	—
Anonang Sur National High School	3,834,000	854,000	4,688,000	426,000
Banban National High School - Bartolome Pianar Memorial National High School Extension	1,000,000	773,000	1,773,000	350,000
Banban National High School, Binagbag High School	—	1,045,000	1,045,000	814,000
Banban National High School, Cayang High School Extension	2,402,000	939,000	3,341,000	432,000
Banban National High School, Don Potenciano Catarata Memorial National High School Extension	5,819,000	897,000	6,716,000	451,000
Banban National High School, Lapaz High School Extension	2,961,000	1,223,000	4,184,000	544,000
Banban National High School, Libertad High School Extension	5,391,000	1,473,000	6,864,000	682,000
Banban National High School, Odlot High School Extension	569,000	919,000	1,488,000	447,000
City of Bogo Senior High School	—	—	—	3,051,000
Don Celestino Martinez, Sr. Taytayan Integrated School	3,475,000	1,012,000	4,487,000	557,000
Don Jose (Pepe) Lepiten National High School	501,000	784,000	1,285,000	—
Malingin National High School	—	825,000	825,000	—
Marcelo B. Fernan National High School	4,561,000	1,107,000	5,668,000	—

Division of Bohol	931,906,000	124,891,000	1,056,797,000	52,719,000

Division Office - Proper	18,731,000	—	18,731,000	—
Abaca Integrated School	1,499,000	457,000	1,956,000	—
Abijilan High School	—	721,000	721,000	—

926	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Ambassador Pablo R. Suarez, Jr. National High School	6,331,000	827,000	7,158,000	455,000
Anas High School	—	870,000	870,000	—
Anda High School	4,977,000	736,000	5,713,000	376,000
Anoling National High School	9,890,000	963,000	10,853,000	481,000
Anoyon High School	—	730,000	730,000	292,000
Badiang National High School	7,892,000	966,000	8,858,000	451,000
Bagongbanwa High School	3,567,000	679,000	4,246,000	302,000
Bangwalog High School	—	836,000	836,000	428,000
Basiao High School	2,501,000	747,000	3,248,000	382,000
Bayawahan National High School	5,780,000	752,000	6,532,000	394,000
Bonbonon High School	3,640,000	981,000	4,621,000	544,000
Buenavista Municipal High School	—	1,095,000	1,095,000	—
Bugang National High School	10,246,000	1,001,000	11,247,000	476,000
Bugsoc High School	7,843,000	953,000	8,796,000	439,000
Bulilis High School	7,123,000	995,000	8,118,000	554,000
Busao National High School	9,507,000	847,000	10,354,000	480,000
Cabanugan Integrated School	5,665,000	770,000	6,435,000	274,000
Cabul-an National High School	10,948,000	1,006,000	11,954,000	453,000
Cagting High School	11,660,000	963,000	12,623,000	522,000
Calabacita National High School	8,698,000	676,000	9,374,000	344,000
Calituban High School	12,821,000	958,000	13,779,000	485,000
Camaya-an National High School	18,135,000	1,491,000	19,626,000	949,000
Cambagui-Calinginan Norte High School	7,860,000	878,000	8,738,000	445,000
Cambansag High School	3,555,000	645,000	4,200,000	310,000
Cambuyo High School	2,649,000	703,000	3,352,000	401,000
Campagao High School	5,489,000	985,000	6,474,000	281,000
Campamanog High School	—	688,000	688,000	352,000
Canangcaan Integrated School	3,656,000	630,000	4,286,000	—
Candabong National High School	19,791,000	1,602,000	21,393,000	964,000
Candijay High School	26,879,000	1,589,000	28,468,000	976,000
Candijay Municipal High School	2,498,000	747,000	3,245,000	390,000
Candungao High School	4,054,000	606,000	4,660,000	289,000
Canhayupon National High School	10,408,000	998,000	11,406,000	508,000
Canlaas High School	5,659,000	739,000	6,398,000	399,000
Canmaya Diot High School	2,496,000	727,000	3,223,000	313,000
Cantubod National High School	13,087,000	1,144,000	14,231,000	499,000
Cataban Integrated School	7,847,000	722,000	8,569,000	329,000
Catagdaan Integrated School	1,997,000	569,000	2,566,000	—
Cawayanan National High School	9,606,000	950,000	10,556,000	550,000
Cayacay High School	3,088,000	786,000	3,874,000	417,000
Cayam High School	—	777,000	777,000	—
Clemente Borja National High School	—	772,000	772,000	—
Cogtong National High School	13,404,000	1,298,000	14,702,000	760,000
Concepcion National High School	9,905,000	939,000	10,844,000	464,000
Cuaming High School	7,333,000	909,000	8,242,000	409,000
Dagnawan Inabanga High School	8,093,000	820,000	8,913,000	422,000
Danahaw Integrated School	4,257,000	580,000	4,837,000	253,000
Danahaw National High School	—	806,000	806,000	—
Dao National High School	—	632,000	632,000	—
Dauis National High School	12,201,000	1,150,000	13,351,000	522,000
De La Paz High School	2,496,000	876,000	3,372,000	411,000
Don Aguedo Reyes Maboloc Memorial National High School	1,628,000	715,000	2,343,000	336,000
Duero National High School	7,961,000	965,000	8,926,000	365,000
Dusita High School	19,841,000	1,361,000	21,202,000	774,000
Erico B. Aumentado High School	6,118,000	1,579,000	7,697,000	1,112,000
Estaca Integrated School	2,496,000	657,000	3,153,000	388,000
Eugenio V. Amores Memorial High School (Canmano HS)	9,877,000	963,000	10,840,000	489,000
Fatima National High School	11,828,000	908,000	12,736,000	478,000
Felix E. Bompat High School	7,117,000	1,217,000	8,334,000	489,000
Fermin Tayabas National High School	6,317,000	737,000	7,054,000	397,000
Francisco Dagohoy Memorial High School	7,675,000	826,000	8,501,000	401,000
Garcia-Hernandez High School	17,055,000	1,423,000	18,478,000	764,000
Gov. Jacinto Borja National High School	9,646,000	970,000	10,616,000	627,000

JANUARY 5, 2026	OFFICIAL GAZETTE	927
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Guindacpan High School	1,497,000	916,000	2,413,000	—
Guindulman Technical Vocational High School	—	633,000	633,000	—
Guinobatan High School	1,497,000	805,000	2,302,000	—
Hagbuaya High School	5,346,000	803,000	6,149,000	426,000
Haguilanan High School	7,077,000	752,000	7,829,000	355,000
Hambabauran High School	997,000	657,000	1,654,000	344,000
Handumon National High School	13,783,000	1,407,000	15,190,000	844,000
Hinawanan National High School	12,662,000	1,186,000	13,848,000	586,000
Hingotangan National High School	14,231,000	1,118,000	15,349,000	564,000
Inabanga North Central Integrated School	9,129,000	773,000	9,902,000	257,000
Isabel Gujol Memorial High School	5,833,000	682,000	6,515,000	350,000
Jagna High School	12,931,000	1,152,000	14,083,000	548,000
Japer Memorial High School	17,806,000	994,000	18,800,000	472,000
Juanito-Paula Cruse High School	2,188,000	647,000	2,835,000	355,000
Katipunan High School	—	788,000	788,000	422,000
Kauswagan National High School (Hinlayagan Annex)	8,317,000	813,000	9,130,000	443,000
Kinan-oan High School	14,427,000	1,166,000	15,593,000	625,000
Loay National High School	—	1,011,000	1,011,000	—
Lonoy Heroes Memorial High School	18,178,000	1,163,000	19,341,000	581,000
Loon East High School	—	745,000	745,000	—
Loon North High School	—	695,000	695,000	—
Loon South National High School	11,176,000	1,172,000	12,348,000	581,000
Lopez-Dano-Simbajon High School	—	777,000	777,000	—
Loreto High School	—	710,000	710,000	—
Lourdes High School	5,243,000	773,000	6,016,000	380,000
Lubang National High School	10,927,000	1,065,000	11,992,000	501,000
Lundag Integrated School	1,497,000	479,000	1,976,000	—
Lungsodaan High School	1,564,000	621,000	2,185,000	313,000
Magsaysay National High School	—	642,000	642,000	—
Mahanay High School	4,567,000	836,000	5,403,000	384,000
Mantacida National High School	13,898,000	820,000	14,718,000	394,000
Maomawan Integrated School	2,059,000	682,000	2,741,000	205,000
Mayor Inocencio B. Mendez High School	6,997,000	1,312,000	8,309,000	781,000
Mayor Pablo O. Lim Memorial High School	7,745,000	1,138,000	8,883,000	729,000
Mayuga National High School	18,612,000	1,433,000	20,045,000	695,000
Modesto G. Autida High School	1,500,000	769,000	2,269,000	279,000
Nan-od High School	5,264,000	676,000	5,940,000	359,000
Nueva Esperanza Integrated School	1,997,000	530,000	2,527,000	—
Nueva Esperanza National High School	—	839,000	839,000	334,000
Oy National High School	5,918,000	682,000	6,600,000	365,000
Pamilacan High School	5,027,000	674,000	5,701,000	357,000
Pandanon High School	4,157,000	765,000	4,922,000	315,000
Panghagban High School	7,728,000	836,000	8,564,000	403,000
Pedro S. Budiongan High School	7,408,000	958,000	8,366,000	485,000
Ponciana E. Leoligao High School	10,812,000	929,000	11,741,000	445,000
Ponciano F. Ramasola, Sr. High School	10,737,000	653,000	11,390,000	289,000
Ponciano L. Padin National High School	2,129,000	875,000	3,004,000	430,000
Quezon High School	5,270,000	734,000	6,004,000	392,000
Ricardo O. Boyles, Sr. National High School	—	808,000	808,000	—
Rizal High School	5,950,000	757,000	6,707,000	417,000
San Carlos High School	—	746,000	746,000	—
San Isidro Integrated School, Sagbayan	2,708,000	521,000	3,229,000	209,000
San Isidro Integrated School, Talibon	15,709,000	870,000	16,579,000	411,000
San Jose High School, Mabini	4,324,000	665,000	4,989,000	344,000
San Jose Integrated School	2,499,000	789,000	3,288,000	—
San Miguel-Puertos High School	6,897,000	928,000	7,825,000	449,000
San Roque Integrated School	5,514,000	249,000	5,763,000	125,000
San Roque National High School	—	813,000	813,000	373,000
Sandingan National High School	29,549,000	1,540,000	31,089,000	995,000
Sebastian A. Jala Memorial High School	4,214,000	764,000	4,978,000	363,000
Sikatuna National Agricultural High School	—	749,000	749,000	388,000
Soom High School	—	899,000	899,000	474,000
Soom Integrated School	5,706,000	249,000	5,955,000	125,000

928	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Sto. Niño High School	5,435,000	1,089,000	6,524,000	615,000
Sto. Rosario Integrated School	499,000	458,000	957,000	—
Tambongan National High School	14,761,000	1,128,000	15,889,000	615,000
Taming National High School	10,761,000	914,000	11,675,000	459,000
Tangkigan Integrated School	2,687,000	537,000	3,224,000	232,000
Tapal Integrated School	4,144,000	505,000	4,649,000	276,000
Tintinan Integrated School	—	402,000	402,000	—
Tipolo National High School	—	741,000	741,000	—
Tontunan National High School	—	676,000	676,000	—
Tubigon East Central National High School	—	776,000	776,000	—
Tubigon West Central High School	31,153,000	1,588,000	32,741,000	1,194,000
Tubod Monte Integrated School	4,182,000	471,000	4,653,000	179,000
Tubog Integrated School	5,708,000	708,000	6,416,000	363,000
Tupas High School	1,997,000	701,000	2,698,000	411,000
Ubojan Integrated School	2,062,000	613,000	2,675,000	—
Valeriano Ganas High School	1,998,000	757,000	2,755,000	371,000
Vallehermoso High School	1,997,000	773,000	2,770,000	378,000
Villa Aurora High School	—	813,000	813,000	—

Division of Carcar City	124,404,000	15,356,000	139,760,000	6,511,000

Division Office - Proper	2,440,000	—	2,440,000	—
Can-asujan National High School	16,780,000	1,156,000	17,936,000	426,000
Hunob National High School	—	866,000	866,000	415,000
Liburon National High School	13,339,000	2,093,000	15,432,000	756,000
Maximiano Noel National High School (Guadalupe National High School)	29,500,000	2,064,000	31,564,000	810,000
Moag Integrated School	—	363,000	363,000	—
Ocaña National High School (Kalangyawon Extension)	499,000	725,000	1,224,000	348,000
Perrelos National High School	10,993,000	1,363,000	12,356,000	483,000
Pit-os National High School	2,062,000	654,000	2,716,000	329,000
Puesto Integrated School	1,502,000	469,000	1,971,000	186,000
Roberto Sato National High School	26,258,000	1,345,000	27,603,000	581,000
Sacsac Integrated School	501,000	435,000	936,000	—
Tagaytay National High School	499,000	761,000	1,260,000	325,000
Tal-ut National High School	6,025,000	1,012,000	7,037,000	375,000
Tuyom National High School	7,663,000	1,213,000	8,876,000	—
Tuyom Senior High School	—	—	—	1,062,000
Valencia National High School	6,343,000	837,000	7,180,000	415,000

Division of Cebu City	408,698,000	54,378,000	463,076,000	19,541,000

Division Office - Proper	8,265,000	—	8,265,000	—
Agsungot National High School	5,433,000	607,000	6,040,000	251,000
Alaska High School	—	1,637,000	1,637,000	747,000
Babag National High School	9,861,000	875,000	10,736,000	523,000
Banilad National High School	4,985,000	1,502,000	6,487,000	632,000
Barrio Luz National High School (Night)	23,816,000	1,887,000	25,703,000	491,000
Basak Community High School	19,228,000	1,839,000	21,067,000	734,000
Binaliw National High School	7,699,000	897,000	8,596,000	432,000
Bitlang Integrated School	2,132,000	764,000	2,896,000	384,000
Budlaan Integrated School	5,135,000	842,000	5,977,000	—
Bulacao National High School (Night)	22,520,000	2,093,000	24,613,000	674,000
Cantipla Integrated School	4,138,000	616,000	4,754,000	304,000
City Central National High School (Night)	27,422,000	2,297,000	29,719,000	632,000
Dr. Emilio Osmeña National High School	3,109,000	694,000	3,803,000	344,000
First High School for the Hearing Impaired	—	538,000	538,000	279,000
Inayawan National High School (Night)	26,347,000	2,962,000	29,309,000	1,235,000
Lahug National High School (Night)	40,760,000	4,016,000	44,776,000	1,525,000
Lusaran National High School	10,541,000	1,300,000	11,841,000	615,000
Mabini Integrated School	5,825,000	561,000	6,386,000	283,000
Malubog High School (Busay National High School Extension)	7,542,000	800,000	8,342,000	—
Oprra National High School (Night)	22,863,000	2,395,000	25,258,000	716,000
Pamutan Integrated School	2,507,000	565,000	3,072,000	253,000
Paril National High School	4,052,000	778,000	4,830,000	462,000
Pasil National High School (Night)	4,491,000	1,256,000	5,747,000	480,000

JANUARY 5, 2026	OFFICIAL GAZETTE	929
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Punta Princesa National High School (Night)	16,387,000	1,848,000	18,235,000	836,000
Quiot High School	—	2,470,000	2,470,000	—
Regino Mercado National High School (Night)	—	1,011,000	1,011,000	417,000
Sibugay High School	3,837,000	662,000	4,499,000	247,000
Sinsin National High School	5,758,000	822,000	6,580,000	352,000
Sirao National High School	6,288,000	573,000	6,861,000	297,000
Sudlon National High School	10,163,000	1,177,000	11,340,000	572,000
Tabunan National High School	1,002,000	420,000	1,422,000	238,000
Tagba-o National High School	1,997,000	719,000	2,716,000	—
Taptap Integrated School	1,002,000	590,000	1,592,000	424,000
Tejero National High School (Night)	32,070,000	2,994,000	35,064,000	750,000
Tisa Night High School	23,993,000	5,143,000	29,136,000	1,612,000
Toong National High School (Night)	3,843,000	952,000	4,795,000	529,000
Vicente B. Cosido Memorial National High School (Cambinocot National High School)	6,932,000	1,040,000	7,972,000	550,000
Zapatera National High School (Night)	26,755,000	2,236,000	28,991,000	721,000

Division of Cebu Province	1,296,736,000	286,033,000	1,582,769,000	126,822,000

Division Office - Proper	27,054,000	—	27,054,000	—
Alcantara National High School (Badian NHS - Alcantara NHS Extension)	504,000	1,955,000	2,459,000	1,209,000
Alcoy High School - Nug-as National High School	1,997,000	1,191,000	3,188,000	527,000
Alcoy National High School	35,044,000	2,641,000	37,685,000	1,389,000
Alegria National High School	—	726,000	726,000	—
Anapog Integrated School	1,561,000	590,000	2,151,000	260,000
Anapog National High School	499,000	623,000	1,122,000	—
Angilan National High School	—	1,126,000	1,126,000	616,000
Antipolo Integrated School	1,997,000	897,000	2,894,000	—
Antonio O. Singco Senior High School	—	—	—	887,000
Arcelo Memorial National High School (San Vicente MNHS) - Arcelo Memorial National High School - Night HS	—	621,000	621,000	405,000
Argao National High School	42,623,000	4,067,000	46,690,000	4,372,000
Argawanon Integrated School	3,057,000	921,000	3,978,000	391,000
Asturias Math and Science High School	—	626,000	626,000	—
Asturias National High School	—	661,000	661,000	—
B. Minolos Integrated School	2,498,000	749,000	3,247,000	—
Badian National High School - Manduyong Extension	499,000	909,000	1,408,000	—
Badian National High School - Sanlagan Extension	499,000	790,000	1,289,000	361,000
Badian National High School - Tubod National High School Extension	—	827,000	827,000	380,000
Bagalnga Integrated School	2,059,000	886,000	2,945,000	289,000
Bagtik Integrated School	499,000	378,000	877,000	—
Bahay-Bagacay National High School	499,000	757,000	1,256,000	—
Bakhawan National High School	8,967,000	1,109,000	10,076,000	573,000
Bala National High School - Busay National High School Extension	499,000	749,000	1,248,000	390,000
Balao National High School	18,252,000	1,468,000	19,720,000	804,000
Balungag National High School	—	762,000	762,000	363,000
Bantayan National High School - Putian Annex	—	2,259,000	2,259,000	1,282,000
Bantayan Science High School	6,776,000	975,000	7,751,000	648,000
Basak Integrated School	997,000	426,000	1,423,000	—
Batad Integrated School	1,997,000	500,000	2,497,000	198,000
Biasong National High School	1,997,000	768,000	2,765,000	333,000
Boljoon National High School - El Pardo Extension	499,000	939,000	1,438,000	420,000
Boljoon National High School - Lunop Extension	—	759,000	759,000	340,000
Bonbon Integrated School	2,496,000	837,000	3,333,000	—
Botigues Integrated School	—	793,000	793,000	—
Buanoy National High School - Cabagdalan NHS Extension	499,000	696,000	1,195,000	325,000
Buanoy National High School - Gaas NHS Extension	2,496,000	1,125,000	3,621,000	546,000
Buanoy National High School - Ginatilan NHS Extension	2,066,000	747,000	2,813,000	386,000
Buanoy National High School - Lamesa NHS Extension	—	1,109,000	1,109,000	476,000

930	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Buanoy National High School - Nangka NHS Extension	—	3,521,000	3,521,000	2,542,000
Buanoy National High School - Night Extension	13,032,000	768,000	13,800,000	392,000
Bugho Integrated School, Moalboal	1,000,000	752,000	1,752,000	—
Bugho Integrated School, San Fernando	1,497,000	560,000	2,057,000	—
Bulangsuran Integrated School	2,993,000	604,000	3,597,000	234,000
Bulasa National High School	10,854,000	1,125,000	11,979,000	537,000
Bunakan Integrated School	5,683,000	974,000	6,657,000	—
Busogon Integrated School	1,997,000	476,000	2,473,000	228,000
Cabadiangan Integrated School, Alcantara	5,180,000	822,000	6,002,000	—
Cabadiangan Integrated School, Compostela	1,497,000	618,000	2,115,000	—
Cabatbatan Integrated School	1,497,000	523,000	2,020,000	—
Cabungaan National High School	499,000	716,000	1,215,000	—
Cadulawan Integrated School	1,997,000	875,000	2,872,000	—
Calambua Integrated School	6,114,000	691,000	6,805,000	345,000
Calape National High School - Baterina Extension	—	1,012,000	1,012,000	653,000
Calape National High School - Carnaza NHS Extension	1,497,000	796,000	2,293,000	441,000
Calape National High School - Malingin NHS Extension	1,497,000	967,000	2,464,000	573,000
Calape National High School - Tominjao Extension	2,889,000	1,312,000	4,201,000	820,000
Calatagan Integrated School	1,497,000	503,000	2,000,000	—
Calbasaan Integrated School	1,497,000	466,000	1,963,000	—
Calero Integrated School	4,990,000	1,421,000	6,411,000	681,000
Calumboyan National High School (Teodoro B. Dosados Memorial National High School)	17,881,000	1,148,000	19,029,000	531,000
Camotes National High School - Cabongan NHS Extension	3,493,000	2,028,000	5,521,000	1,534,000
Camp 7 National High School	12,546,000	1,188,000	13,734,000	485,000
Campo Integrated School	1,497,000	668,000	2,165,000	—
Cañang National High School - Oslob National High School Extension	499,000	764,000	1,263,000	382,000
Candaguit National High School	499,000	692,000	1,191,000	—
Canhabagat Integrated School	997,000	640,000	1,637,000	—
Cansaloay Integrated School	4,055,000	576,000	4,631,000	217,000
Caputatan Norte Integrated School	499,000	490,000	989,000	—
Carmen National High School - Cabalawan NHS	1,997,000	922,000	2,919,000	560,000
Carmen National High School - Cantumog NHS	3,493,000	2,026,000	5,519,000	859,000
Carmen National High School - Cawasan National High School	—	693,000	693,000	327,000
Carmen National High School - Night Extension	—	637,000	637,000	512,000
Casay National High School	19,740,000	1,543,000	21,283,000	827,000
Casiano D. Gerona National High School	997,000	736,000	1,733,000	—
Catarman Integrated School	4,491,000	2,471,000	6,962,000	—
Catmon Integrated School	12,102,000	1,993,000	14,095,000	1,769,000
Catmon National High School - Ceferino Sususco NHS	3,493,000	808,000	4,301,000	418,000
Catmon National High School - Tinabyonan NHS Extension	499,000	754,000	1,253,000	386,000
Cawayan National High School	10,490,000	1,130,000	11,620,000	537,000
Ciriaco V. Paradela Integrated School	499,000	598,000	1,097,000	—
Cogon National High School - Hipolito Boquecosa MNHS (Bullogan National High School Extension)	—	725,000	725,000	367,000
Colawin National High School - Mandilikit Extension	1,391,000	725,000	2,116,000	382,000
Colonia National High School	15,762,000	1,621,000	17,383,000	763,000
Compostela National High School - Evening Class	2,620,000	762,000	3,382,000	452,000
Consolacion National High School - Consolacion Night HS	—	1,812,000	1,812,000	932,000
Consolacion National High School - Jugan NHS Extension	499,000	2,623,000	3,122,000	512,000
Consolacion National High School - Pulpogan NHS Extension	—	1,866,000	1,866,000	793,000
Consolacion National High School - Tolotolo National High School Extension	2,496,000	1,111,000	3,607,000	472,000
Consolacion National High School - Tugbungan NHS	—	1,909,000	1,909,000	668,000
Consuelo National High School	14,710,000	1,422,000	16,132,000	794,000
Cordova National High School	42,493,000	4,311,000	46,804,000	3,143,000
Cuanos Integrated School	1,497,000	681,000	2,178,000	306,000
Daanbantayan National High School - SK Luis P. Cañete, Sr. Extension	—	679,000	679,000	350,000
Daantabogon National High School (Doña Liling Neis Negapatan Memorial NHS-Daantabogon NHS Extension)	3,012,000	895,000	3,907,000	443,000
Dalaguete National High School - Caleriohan NHS	499,000	1,132,000	1,631,000	495,000

JANUARY 5, 2026	OFFICIAL GAZETTE	931
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Dalaguete National High School - Caliongan NHS	499,000	907,000	1,406,000	365,000
Dalaguete National High School - Manlapay NHS	991,000	1,164,000	2,155,000	554,000
Dalaguete National High School - Mantalongan NHS	499,000	3,113,000	3,612,000	2,311,000
Dalid Integrated School	1,497,000	429,000	1,926,000	—
Dapdap Integrated School	1,497,000	569,000	2,066,000	—
Dapdap National High School	21,018,000	1,152,000	22,170,000	523,000
Don Esteban Nolasco Memorial National High School	7,880,000	739,000	8,619,000	378,000
Don Esteban Nolasco Memorial National High School - Horacio Franco MNHS Extension	1,091,000	985,000	2,076,000	438,000
Don Felomino M. Torres Memorial National High School	1,497,000	810,000	2,307,000	407,000
Doña Liling Neis Negapatan Memorial National High School - Loreto Remedios National High School Extension	1,997,000	815,000	2,812,000	405,000
Dumalan National High School	1,497,000	803,000	2,300,000	352,000
Dumanjug National High School, Bitoon National Vocational High School, Poblacion Extension	1,061,000	2,763,000	3,824,000	1,765,000
Duyan National High School	499,000	638,000	1,137,000	—
Esperanza Integrated School	1,497,000	435,000	1,932,000	—
Estaca Integrated School	2,496,000	802,000	3,298,000	—
Garing National High School	13,206,000	1,320,000	14,526,000	445,000
Garing National High School - Lanipga NHS Extension	—	798,000	798,000	386,000
Gibitngil Integrated School	3,682,000	600,000	4,282,000	338,000
Giloctog National High School	16,127,000	904,000	17,031,000	432,000
Giloctog National High School, Bolocboloc NHS Extension	—	863,000	863,000	409,000
Gilutongan Integrated School	4,994,000	588,000	5,582,000	228,000
Ginatilan Integrated School	3,493,000	1,125,000	4,618,000	—
Greenhills National High School	9,997,000	810,000	10,807,000	346,000
Guindaruhan National High School	11,908,000	1,276,000	13,184,000	476,000
Guiwanon National High School	16,990,000	1,234,000	18,224,000	508,000
Hagnaya Integrated School	3,498,000	829,000	4,327,000	—
Hilantagaan National High School Extension	—	1,145,000	1,145,000	622,000
Hilotongan Integrated School	5,994,000	662,000	6,656,000	284,000
Ibabao National High School	—	668,000	668,000	—
Ilaya Integrated School	1,000,000	565,000	1,565,000	—
Ilihan Integrated School	3,555,000	1,155,000	4,710,000	706,000
Inghoy National High School	2,496,000	769,000	3,265,000	388,000
Ireneo V. Diamante National High School	1,997,000	929,000	2,926,000	489,000
Jose Chona Jo Integrated School	35,286,000	3,180,000	38,466,000	1,663,000
Jose R. Martinez Memorial National High School	3,505,000	710,000	4,215,000	315,000
Juanco and Placida Padayao National High School	3,410,000	1,052,000	4,462,000	529,000
Jubay Integrated School	—	686,000	686,000	—
Julian Enad National High School	8,698,000	1,249,000	9,947,000	617,000
Jumangpas National High School - Samboan Extension	—	841,000	841,000	430,000
Kabalawan Integrated School	1,497,000	480,000	1,977,000	—
Kal-anan National High School	13,677,000	1,058,000	14,735,000	478,000
Kalangahan National High School	1,497,000	800,000	2,297,000	380,000
Kanluma Integrated School	1,997,000	457,000	2,454,000	—
Kansi National High School	4,991,000	812,000	5,803,000	304,000
Kantubaon Integrated School	1,997,000	497,000	2,494,000	—
Kawit National High School - Almacin Torrevillas National High School (Lamintak) Extension	15,481,000	1,518,000	16,999,000	847,000
Kawit National High School - Curva NHS Extension	—	1,346,000	1,346,000	903,000
Kawit National High School - Medellin Science NHS Extension	499,000	933,000	1,432,000	514,000
Kinartacan National High School	—	1,785,000	1,785,000	1,029,000
Kinawahan Integrated School	1,497,000	604,000	2,101,000	327,000
Kodia Integrated School	1,997,000	732,000	2,729,000	—
Lamak National High School	3,493,000	892,000	4,385,000	438,000
Lanao Integrated School	1,997,000	646,000	2,643,000	—
Lanao National High School	12,156,000	1,069,000	13,225,000	514,000
Lanao National High School - Pilar Dapdap NHS Extension	—	633,000	633,000	308,000
Langin National High School - Ronda National High School Poblacion Extension	—	1,764,000	1,764,000	951,000
Lanipga National High School	—	607,000	607,000	—

932	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Lantawan Integrated School	1,497,000	499,000	1,996,000	209,000
Lataban National High School	—	968,000	968,000	455,000
Libaong National High School	8,290,000	819,000	9,109,000	392,000
Liki Integrated School	2,496,000	503,000	2,999,000	226,000
Liloan National High School	—	4,477,000	4,477,000	4,872,000
Liloan National High School Extension Don Bosco	1,511,000	1,657,000	3,168,000	472,000
Lipayran Integrated School	—	866,000	866,000	—
Logon National High School	1,997,000	1,472,000	3,469,000	638,000
Looc Integrated School	997,000	446,000	1,443,000	—
Lorenzo S. Tanza Memorial National High School (Union National High School)	18,131,000	1,650,000	19,781,000	1,160,000
Lubo Integrated School	997,000	556,000	1,553,000	—
Lubo Senior High School	—	—	—	769,000
Luciano B. Rama, Sr. Memorial National High School - Zosimo E. Fabroa MNHS Extension	4,357,000	1,069,000	5,426,000	567,000
Luciano B. Rama, Sr. Memorial National High School (Esperanza National High School)	26,340,000	1,830,000	28,170,000	1,112,000
Lucio O. Arquillano Integrated School	1,497,000	591,000	2,088,000	—
Luhod National High School	9,459,000	1,242,000	10,701,000	600,000
Lusong National High School	997,000	740,000	1,737,000	—
Luyang National High School	2,496,000	1,164,000	3,660,000	451,000
Mabunao National High School - Juan Pamplona Extension	499,000	727,000	1,226,000	357,000
Macaas National High School	499,000	738,000	1,237,000	—
Madridejos National High School, Alegria	2,496,000	1,472,000	3,968,000	650,000
Madridejos National High School - San Agustin High School Extension	—	1,627,000	1,627,000	878,000
Magsico National High School	16,439,000	1,156,000	17,595,000	915,000
Mahanlud National High School	1,497,000	637,000	2,134,000	319,000
Malolos National High School	9,522,000	989,000	10,511,000	474,000
Manatad National High School	6,179,000	919,000	7,098,000	468,000
Manduang Integrated School	1,997,000	577,000	2,574,000	241,000
Mangaco Integrated School	2,496,000	592,000	3,088,000	209,000
Manguiao National High School	499,000	921,000	1,420,000	426,000
Mangyan National High School	5,183,000	761,000	5,944,000	375,000
Maño Integrated School	3,493,000	1,053,000	4,546,000	—
Mantalongon National High School	44,625,000	2,661,000	47,286,000	1,522,000
Mar & Dorie Darunday National High School (Mangase National High School)	6,240,000	956,000	7,196,000	487,000
Marikaban Integrated School	2,565,000	844,000	3,409,000	300,000
Milan-Cantuod National High School	—	912,000	912,000	390,000
Minglanilla Science High School	17,049,000	1,075,000	18,124,000	636,000
Moalboal Tourism Management Integrated National High School	499,000	677,000	1,176,000	241,000
Mohon Integrated School	6,367,000	809,000	7,176,000	—
Montaneza National High School - Cerdeña National High School Extension	7,345,000	740,000	8,085,000	401,000
Montealegre National High School - Putat NHS Extension	—	1,132,000	1,132,000	577,000
Montealegre National High School - Tuburan NHS Extension	—	5,192,000	5,192,000	5,023,000
Montpeller National High School	997,000	984,000	1,981,000	541,000
Mulao National High School - Compostela Science and Technology	6,191,000	1,062,000	7,253,000	659,000
Nangka National High School	5,989,000	1,926,000	7,915,000	—
Oboob Integrated School	2,059,000	527,000	2,586,000	226,000
Oslob National High School (Santander NHS) - Don Apolonio Abines, Sr. Memorial High School Extension	—	2,132,000	2,132,000	1,427,000
Palanas Integrated School	2,620,000	568,000	3,188,000	251,000
Panadtaran Integrated School	1,004,000	609,000	1,613,000	—
Pansoy Integrated School	2,186,000	569,000	2,755,000	—
Pasol-Pugalo Integrated School	5,018,000	708,000	5,726,000	232,000
Patupat National High School - Cagay NHS Extension	—	900,000	900,000	457,000
Patupat National High School (Guibungan NHS Extension)	—	994,000	994,000	441,000
Paulo Gallarde, Sr. Integrated School	1,497,000	477,000	1,974,000	—
Paypay National High School (Calape National High School - Paypay NHS Extension)	5,804,000	970,000	6,774,000	541,000

JANUARY 5, 2026	OFFICIAL GAZETTE	933
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Pilar National High School	20,036,000	1,321,000	21,357,000	550,000
Pilipog Night High School	2,993,000	1,667,000	4,660,000	—
Pinamungajan National High School - Anapog NHS Extension	1,391,000	1,149,000	2,540,000	583,000
Pinamungajan National High School - Anislag NHS Extension	499,000	916,000	1,415,000	390,000
Pinamungajan National High School - Lut-od NHS Extension	499,000	977,000	1,476,000	430,000
Pinamungajan National High School - Night Extension	—	589,000	589,000	397,000
Puertobello National High School	18,237,000	1,381,000	19,618,000	602,000
Puertobello National High School - Poblacion Extension	—	815,000	815,000	478,000
Pungtod National High School	499,000	963,000	1,462,000	451,000
Ricardo Y. Reluya, Jr. Technical-Vocational High School	997,000	738,000	1,735,000	—
Rosario National High School	19,244,000	1,528,000	20,772,000	663,000
S. Duterte Integrated School	1,997,000	787,000	2,784,000	—
Sabang National High School	501,000	796,000	1,297,000	—
Salag National High School	5,313,000	754,000	6,067,000	365,000
Salamanca National High School	10,185,000	865,000	11,050,000	382,000
Samboan High School (San Sebastian National High School Extension)	39,345,000	2,552,000	41,897,000	1,264,000
San Antonio Integrated School	1,997,000	506,000	2,503,000	—
San Fernando National High School	21,006,000	1,416,000	22,422,000	812,000
San Fernando Open & Night High School	1,497,000	671,000	2,168,000	615,000
San Isidro National High School	—	673,000	673,000	—
San Jose National High School	12,670,000	1,247,000	13,917,000	512,000
San Miguel National High School	18,142,000	1,251,000	19,393,000	579,000
Sangat National High School - Balud NHS Extension	4,744,000	1,324,000	6,068,000	796,000
Santa Cruz National High School	997,000	966,000	1,963,000	—
Santa Fe National High School - Doong NHS Extension	—	1,155,000	1,155,000	920,000
Santa Filomena National High School	39,356,000	1,942,000	41,298,000	680,000
Santa Lucia National High School - Sta. Rita Extension	2,496,000	1,115,000	3,611,000	520,000
Santiago National High School	9,970,000	1,001,000	10,971,000	514,000
Servillano Aranco National High School	499,000	626,000	1,125,000	—
Sillon Integrated School	4,956,000	1,011,000	5,967,000	442,000
Simala Senior High School	—	—	—	839,000
Sogod National High School	3,994,000	1,484,000	5,478,000	—
Sorsogon National High School	997,000	808,000	1,805,000	430,000
South Poblacion National High School - Math & Science School	2,993,000	916,000	3,909,000	392,000
Sta. Rita Integrated School	1,497,000	459,000	1,956,000	—
Sulungan Integrated School	6,618,000	1,071,000	7,689,000	473,000
Sumon Integrated School	1,997,000	455,000	2,452,000	—
Tabionan Integrated School	997,000	473,000	1,470,000	—
Tabunan National High School - Bongdo NHS Extension	499,000	933,000	1,432,000	472,000
Tabunan National High School - Borbon NHS Extension	2,993,000	1,863,000	4,856,000	1,481,000
Tabunan National High School - Campusong NHS Extension	—	820,000	820,000	375,000
Tabunan National High School - Doña Milagros NHS Extension	—	1,133,000	1,133,000	546,000
Tabunan National High School - Liki NHS Extension	1,997,000	1,263,000	3,260,000	583,000
Tabunan National High School - Mohon NHS Extension	499,000	1,118,000	1,617,000	701,000
Tacup Integrated School	—	378,000	378,000	—
Tag-ubi Integrated School	1,497,000	407,000	1,904,000	—
Talaga National High School	12,946,000	1,434,000	14,380,000	611,000
Talisay Integrated School	1,997,000	569,000	2,566,000	—
Taloot Integrated School	3,057,000	932,000	3,989,000	—
Taloot Stand Alone Senior High School	—	—	—	729,000
Tambongon Integrated School	2,496,000	773,000	3,269,000	465,000
Tamiao Integrated School	997,000	591,000	1,588,000	—
Tampaan Integrated School	1,997,000	490,000	2,487,000	—
Tan-awan National High School	5,488,000	841,000	6,329,000	371,000
Tapilon National High School (Calape National High School - Tapilon Extension)	10,138,000	1,569,000	11,707,000	823,000
Teodoro de la Vega (Kalidngan) National High School	12,401,000	1,142,000	13,543,000	622,000
Tindog Integrated School	1,997,000	837,000	2,834,000	—
Tinubdan Integrated School	2,496,000	613,000	3,109,000	—
Tonggo Integrated School	997,000	514,000	1,511,000	—
Tubod (San Fernando) National High School	5,219,000	766,000	5,985,000	355,000

934	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Tubod National High School	499,000	716,000	1,215,000	—
Tulang Integrated School	4,244,000	703,000	4,947,000	—
Tumalog Integrated School	1,997,000	415,000	2,412,000	—
Tungkil National High School	3,057,000	1,171,000	4,228,000	331,000
Tuyokon Integrated School	1,497,000	356,000	1,853,000	—
Usmad National High School - Calagasan NHS Extension	—	774,000	774,000	365,000
Usmad National High School - Cansuje NHS Extension	—	926,000	926,000	457,000
Victoria Integrated School	—	382,000	382,000	—
Vito National High School	15,853,000	2,453,000	18,306,000	455,000
Willy B. Wenceslao National High School	9,234,000	1,081,000	10,315,000	480,000
Zaragosa Integrated School	2,558,000	602,000	3,160,000	—

Division of Danao City	213,157,000	29,038,000	242,195,000	7,144,000

Division Office - Proper	4,322,000	—	4,322,000	—
B. Durano Integrated School	2,558,000	677,000	3,235,000	—
B. Enriquez Integrated School	1,998,000	602,000	2,600,000	—
Baliang National High School	4,128,000	768,000	4,896,000	376,000
Bayabas Integrated School	1,499,000	470,000	1,969,000	—
Beatriz D. Durano Memorial National High School	36,371,000	2,086,000	38,457,000	—
Bibiana Mercado Integrated School	22,475,000	2,165,000	24,640,000	—
Binaliw Integrated School	1,563,000	725,000	2,288,000	—
Cahumayan Senior High School	—	—	—	1,044,000
Cambubho Integrated School	1,499,000	440,000	1,939,000	177,000
Cogon Cruz Integrated School	9,889,000	1,048,000	10,937,000	—
D. T. Durano Memorial Integrated School	7,255,000	2,222,000	9,477,000	—
Dungga Integrated School	997,000	444,000	1,441,000	—
Eduardo Gorre Memorial Integrated School	8,241,000	670,000	8,911,000	310,000
Elpidio H. Perez Memorial Technical-Vocational High School	13,472,000	1,064,000	14,536,000	680,000
Gerardo Ypil Integrated School	1,061,000	525,000	1,586,000	—
Guinacot Integrated School	7,634,000	1,097,000	8,731,000	—
Langosig Integrated School	1,499,000	420,000	1,919,000	—
Lawaan National High School - Sabang NHS Extension	20,704,000	1,796,000	22,500,000	—
Malapoc Integrated School	562,000	535,000	1,097,000	—
Malapoc National High School	997,000	774,000	1,771,000	—
Maslog National High School	13,628,000	1,795,000	15,423,000	886,000
Nicolas U. Tiongko Memorial National High School	2,763,000	803,000	3,566,000	468,000
Pili Integrated School	1,563,000	455,000	2,018,000	—
Quisol Integrated School	1,499,000	514,000	2,013,000	—
Ramon M. Durano, Sr. Foundation - Science and Technology Education Center	7,369,000	888,000	8,257,000	2,252,000
Ramon M. Durano, Sr. Memorial National High School	12,385,000	1,295,000	13,680,000	—
Raymunda B. Hermosilla Integrated School	2,195,000	614,000	2,809,000	257,000
S.A. Tecala Integrated School	501,000	357,000	858,000	—
Sacsac Integrated School	1,499,000	398,000	1,897,000	—
Sandayong Sur National High School	12,707,000	1,135,000	13,842,000	485,000
Santican National High School	4,140,000	839,000	4,979,000	—
Sta. Rosa Integrated School	2,186,000	485,000	2,671,000	209,000
Taytay Integrated School	1,998,000	932,000	2,930,000	—

Division of Lapu-lapu City	45,242,000	25,638,000	70,880,000	2,794,000

Division Office - Proper	863,000	—	863,000	—
Babag National High School - Babag Night HS Extension	—	704,000	704,000	—
Babag National High School, Poblacion Night High School Extension	939,000	784,000	1,723,000	—
Bankal National High School - Abuno HS Extension	951,000	2,096,000	3,047,000	—
Bankal National High School - Maribago HS Extension	928,000	2,112,000	3,040,000	—
Buyong High School	3,561,000	1,657,000	5,218,000	—
Cawhagan Integrated School	499,000	352,000	851,000	—
Gun-ob High School	—	2,341,000	2,341,000	—
Mactan National High School - Punta Engano HS Extension	916,000	1,883,000	2,799,000	—
Marigondon National High School - Basak Night High School Extension	712,000	1,583,000	2,295,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	935
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Marigondon National High School - Gun-ob Night High School	1,568,000	853,000	2,421,000	—
Marigondon National High School - Science and Technology Education Center Extension	916,000	839,000	1,755,000	867,000
Marigondon National High School - Sudtonggan Night High School	—	1,681,000	1,681,000	—
Nemesio-Epifania Taneo Memorial High School	19,530,000	2,276,000	21,806,000	1,573,000
Pajo National High School - Pajo Night High School	904,000	870,000	1,774,000	—
Pajo National High School - Pasay North MAB Annex	7,134,000	1,432,000	8,566,000	—
Pusok National High School - Pusod Night High School	892,000	803,000	1,695,000	—
Sabang High School	—	776,000	776,000	—
Sta. Rosa National High School - Caubian HS Extension	2,223,000	817,000	3,040,000	354,000
Sta. Rosa National High School - Pangan-an HS Extension	1,204,000	993,000	2,197,000	—
Tungasan High School	1,502,000	786,000	2,288,000	—

Division of Mandaue City	86,163,000	17,898,000	104,061,000	3,828,000

Division Office - Proper	1,611,000	—	1,611,000	—
Banilad National High School (Cabancalan NHS Extension)	—	1,450,000	1,450,000	—
Basak National High School	997,000	1,343,000	2,340,000	—
Casili National High School	5,965,000	1,388,000	7,353,000	—
Cubacub National High School	997,000	978,000	1,975,000	—
Labogon National High School	25,807,000	2,730,000	28,537,000	1,500,000
Maguikay National High School	9,376,000	1,485,000	10,861,000	489,000
Mandaue City Comprehensive National High School - Mandaue City Night High School Extension	892,000	—	892,000	—
Mandaue City Science National High School	6,995,000	948,000	7,943,000	531,000
Mandaue City Secondary School for the Arts	4,600,000	780,000	5,380,000	258,000
Mandaue City SPED National High School	—	623,000	623,000	327,000
Pagsabungan National High School	12,010,000	2,077,000	14,087,000	—
Tabok National High School	16,414,000	2,168,000	18,582,000	—
Tawason National High School	499,000	769,000	1,268,000	—
Tingub National High School	—	1,159,000	1,159,000	723,000

Division of Naga City	162,206,000	25,505,000	187,711,000	8,439,000

Division Office - Proper	3,307,000	—	3,307,000	—
Alpaco National High School	7,628,000	1,040,000	8,668,000	447,000
Antonio R. Lapiz Memorial National High School	3,249,000	880,000	4,129,000	386,000
Bairan National High School	499,000	761,000	1,260,000	306,000
Balirong National High School	18,046,000	1,172,000	19,218,000	359,000
Cabuan National High School	2,561,000	592,000	3,153,000	302,000
Cabungahan National High School	499,000	704,000	1,203,000	—
Calavera National High School	499,000	647,000	1,146,000	—
Cantao-an National High School	6,753,000	1,297,000	8,050,000	380,000
City of Naga Integrated Center for Science, Technology, Culture and Arts	4,998,000	884,000	5,882,000	361,000
Cogon National High School	4,818,000	849,000	5,667,000	317,000
Don Emilio Canonigo Memorial National High School	15,880,000	1,239,000	17,119,000	583,000
Inayagan National High School	7,465,000	1,523,000	8,988,000	466,000
Lanas National High School	4,250,000	703,000	4,953,000	338,000
Lutac National High School	7,434,000	1,041,000	8,475,000	285,000
Mainit National High School	3,374,000	751,000	4,125,000	352,000
Mayana National High School	3,121,000	655,000	3,776,000	323,000
Naalad National High School	5,250,000	917,000	6,167,000	281,000
Naga Special Education (SPED) Center	3,194,000	426,000	3,620,000	160,000
NPC-Colon Integrated School	997,000	1,277,000	2,274,000	—
Patag National High School	499,000	688,000	1,187,000	—
Placido L. Señor National High School	30,043,000	2,547,000	32,590,000	661,000
South Poblacion National High School	997,000	901,000	1,898,000	—
Tagjaguimit National High School	5,310,000	950,000	6,260,000	441,000
Tangke National High School	499,000	755,000	1,254,000	—
Tina-an National High School	6,111,000	953,000	7,064,000	410,000
Uling National High School	14,925,000	1,353,000	16,278,000	241,000
Uling Senior High School	—	—	—	1,040,000

936	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE

Division of Tagbilaran City	11,893,000	3,028,000	14,921,000	462,000

Division Office - Proper	266,000	—	266,000	—
City of Tagbilaran National High School	—	673,000	673,000	—
San Isidro National High School	11,627,000	1,092,000	12,719,000	462,000
Tagbilaran High School for the Hearing Impaired	—	623,000	623,000	—
Taloto National High School	—	640,000	640,000	—

Division of Talisay City	293,427,000	31,167,000	324,594,000	13,006,000

Division Office - Proper	6,037,000	—	6,037,000	—
Bulacao National High School	—	1,501,000	1,501,000	588,000
Candulawan National High School (Mohon Divino Amore - Candulawan)	8,755,000	1,220,000	9,975,000	—
Jaclupan National High School	44,930,000	2,744,000	47,674,000	1,604,000
Lagtang National High School (Night)	17,367,000	1,979,000	19,346,000	867,000
Lawaan III National High School	13,497,000	1,552,000	15,049,000	—
Lawaan National High School - Talisay	32,058,000	2,708,000	34,766,000	1,314,000
Maghaway National High School	11,478,000	1,434,000	12,912,000	554,000
Manipis National High School	4,670,000	776,000	5,446,000	—
Pooc National High School (Jaclupan NHS - Pooc Extension)	—	1,834,000	1,834,000	765,000
San Isidro National High School (Night)	7,203,000	1,221,000	8,424,000	—
San Roque National High School (Jaclupan)	15,563,000	1,788,000	17,351,000	869,000
Tabunoc National High School	34,656,000	2,084,000	36,740,000	625,000
Talisay City Science High School	4,736,000	1,081,000	5,817,000	—
Talisay National High School	77,513,000	6,820,000	84,333,000	5,365,000
Tangke National High School (San Roque National High School - Tangke National High School Extension)	14,964,000	1,486,000	16,450,000	—
Tapul National High School	—	939,000	939,000	455,000

Division of Toledo City	44,690,000	5,505,000	50,195,000	2,038,000

Division Office - Proper	1,344,000	—	1,344,000	—
Bunga National High School	8,469,000	953,000	9,422,000	413,000
Cantabaco National High School	13,923,000	1,453,000	15,376,000	712,000
Media Once National High School	16,201,000	1,125,000	17,326,000	420,000
Pres. Sergio Osmeña, Sr. National High School	—	1,167,000	1,167,000	—
Toledo City Science High School	4,753,000	807,000	5,560,000	493,000

Region VIII - Eastern Visayas	7,483,493,000	674,508,000	8,158,001,000	315,317,000

Division of Baybay City	163,521,000	14,057,000	177,578,000	12,545,000

Division Office - Proper	2,964,000	—	2,964,000	—
Banahao National High School	1,997,000	936,000	2,933,000	409,000
Baybay City National Night High School	7,890,000	652,000	8,542,000	422,000
Baybay City Senior High School	—	—	—	6,891,000
Bitanhuan National High School	10,494,000	948,000	11,442,000	415,000
Bunga National High School	17,977,000	1,254,000	19,231,000	407,000
Caridad National High School	15,503,000	1,273,000	16,776,000	729,000
Ciabu National High School	14,797,000	1,019,000	15,816,000	640,000
Gabas Integrated School	10,511,000	999,000	11,510,000	340,000
Kabunga-an Integrated School	997,000	580,000	1,577,000	—
Maganhan National High School	997,000	858,000	1,855,000	—
Mailhi National High School	9,133,000	858,000	9,991,000	417,000
Makinhas National High School	16,654,000	1,173,000	17,827,000	390,000
Mapgap Integrated School	997,000	471,000	1,468,000	255,000
Plaridel National High School	17,458,000	1,142,000	18,600,000	632,000
Pomponan National High School	34,155,000	1,072,000	35,227,000	598,000
Punta National High School	997,000	822,000	1,819,000	—

Division of Biliran	255,927,000	22,659,000	278,586,000	11,033,000

Division Office - Proper	4,716,000	—	4,716,000	—
Almeria National High School	29,347,000	2,411,000	31,758,000	1,311,000
Biliran National Agricultural High School	25,425,000	2,524,000	27,949,000	1,449,000

JANUARY 5, 2026	OFFICIAL GAZETTE	937
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Biliran Science High School	7,906,000	1,416,000	9,322,000	636,000
Bool National High School	17,604,000	1,315,000	18,919,000	739,000
Cabucgayan National High School	29,072,000	1,651,000	30,723,000	737,000
Cabucgayan National School of Arts and Trades	31,290,000	2,969,000	34,259,000	1,619,000
Fidel M. Limpiado, Sr. National High School	699,000	703,000	1,402,000	361,000
Inasuyan Integrated School	1,497,000	626,000	2,123,000	—
Information & Communications Technology (ICT) High School of Eastern Biliran	5,422,000	952,000	6,374,000	668,000
Lucsoon National High School	35,504,000	1,814,000	37,318,000	706,000
Naval Night High School	4,380,000	562,000	4,942,000	436,000
Pinamihagan Integrated School	1,061,000	488,000	1,549,000	—
Tabunan National High School	9,092,000	929,000	10,021,000	432,000
Tucdao National High School	30,888,000	1,901,000	32,789,000	1,178,000
Union Integrated School	1,564,000	662,000	2,226,000	—
Viga National High School	8,458,000	740,000	9,198,000	323,000
Western Biliran High School for the Arts & Culture	12,002,000	996,000	12,998,000	438,000

Division of Borongan City	51,393,000	4,495,000	55,888,000	1,915,000

Division Office - Proper	932,000	—	932,000	—
Benowangan National High School (Lalawigan NHS-Benowangan Annex)	4,342,000	786,000	5,128,000	333,000
Calingatngan National High School	12,060,000	960,000	13,020,000	411,000
Eastern Samar National Comprehensive High School (Supt. Fidel E. Anacta, Sr. MHS)	8,780,000	742,000	9,522,000	373,000
Maypangdan National High School	24,282,000	1,519,000	25,801,000	798,000
Sabang Integrated School	997,000	488,000	1,485,000	—

Division of Calbayog City	454,089,000	36,778,000	490,867,000	18,093,000

Division Office - Proper	8,142,000	—	8,142,000	—
Acedillo Integrated School	2,496,000	437,000	2,933,000	—
Basud Integrated School	997,000	459,000	1,456,000	—
Cabicahan Integrated School	997,000	355,000	1,352,000	—
Cagbayang Integrated School	997,000	387,000	1,384,000	—
Caglanipao Sur Integrated School	1,997,000	422,000	2,419,000	—
Cagmanipis Norte Integrated School	499,000	429,000	928,000	—
Calbayog Arts and Design School of Eastern Visayas	—	—	—	767,000
Calbayog City High School	84,631,000	6,233,000	90,864,000	5,279,000
Calbayog City National High School - Bagacay Campus	20,566,000	1,166,000	21,732,000	493,000
Calbayog City National High School - Carayman Campus	6,147,000	999,000	7,146,000	441,000
Calbayog City Night High School	17,171,000	810,000	17,981,000	—
Canjumadac Integrated School	997,000	437,000	1,434,000	—
Dawo Integrated School	5,165,000	439,000	5,604,000	—
Gadgaran Integrated School	8,898,000	561,000	9,459,000	—
Himalandrog - Seven Hills Integrated School	5,572,000	359,000	5,931,000	198,000
Lapaan Integrated School	997,000	363,000	1,360,000	—
Limarayon Integrated School	997,000	355,000	1,352,000	—
Lonoy Integrated School	1,997,000	521,000	2,518,000	—
Mabini II Integrated School	1,497,000	462,000	1,959,000	—
Macatingog Integrated School	8,230,000	576,000	8,806,000	—
Mag-ubay National High School	13,500,000	929,000	14,429,000	537,000
Malaga National High School	33,250,000	1,545,000	34,795,000	697,000
Malaga National High School (Pena 1 Annex School)	3,555,000	1,055,000	4,610,000	533,000
Mancol Integrated School	1,497,000	355,000	1,852,000	—
Mawacat Integrated School	997,000	393,000	1,390,000	—
Migara National High School	12,463,000	861,000	13,324,000	430,000
Oquendo National High School	31,268,000	1,832,000	33,100,000	1,599,000
Oquendo National High School - Cabatuan Annex	8,656,000	904,000	9,560,000	365,000
Panoypoy Integrated School	997,000	360,000	1,357,000	—
Patong - Happy Valley Integrated School	5,126,000	462,000	5,588,000	211,000
Pilar Agricultural High School	14,606,000	981,000	15,587,000	495,000
Pinamurotan Integrated School	1,497,000	355,000	1,852,000	—
San Joaquin National High School	38,162,000	2,173,000	40,335,000	1,275,000

938	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
San Joaquin National High School - Malahog Annex School	2,000,000	598,000	2,598,000	—
San Joaquin National High School (Manguinoo Annex School)	—	690,000	690,000	—
San Jose Integrated School	997,000	355,000	1,352,000	—
San Policarpio National High School	39,874,000	2,773,000	42,647,000	2,933,000
Tabawan Integrated School	17,406,000	1,136,000	18,542,000	638,000
Tarabucan National High School	19,842,000	1,316,000	21,158,000	650,000
Trinidad National High School	27,409,000	1,440,000	28,849,000	552,000
Trinidad National High School - Tomaligues Annex	1,997,000	495,000	2,492,000	—

Division of Catbalogan City	95,801,000	11,322,000	107,123,000	5,135,000

Division Office - Proper	1,732,000	—	1,732,000	—
Albalate Integrated School	997,000	402,000	1,399,000	—
Antonio G. Tuazon High School (Sierra Island NHS)	15,816,000	1,372,000	17,188,000	636,000
Catbalogan City Agro-Industrial School	2,636,000	715,000	3,351,000	367,000
Eastern Visayas Regional Science High School	8,732,000	2,963,000	11,695,000	854,000
Guinsorongan Integrated School (Samar National High School - Guinsorongan Annex)	18,880,000	1,915,000	20,795,000	1,272,000
Pangdan National High School	10,528,000	1,084,000	11,612,000	462,000
Samar National High School - Silanga Annex	36,480,000	2,871,000	39,351,000	1,544,000

Division of Eastern Samar	621,967,000	54,822,000	676,789,000	19,351,000

Division Office - Proper	11,089,000	—	11,089,000	—
Agsam Integrated School	1,497,000	655,000	2,152,000	—
Arteche National High School	45,821,000	2,236,000	48,057,000	1,335,000
Arteche National High School - Concepcion Annex	—	813,000	813,000	—
Arteche National High School (Carapdapan Annex)	3,497,000	1,252,000	4,749,000	—
Balangkayan National High School	22,286,000	1,640,000	23,926,000	—
Balangkayan Senior High School Stand-Alone	—	—	—	1,053,000
Bobon National High School	5,400,000	692,000	6,092,000	—
Bolusao National High School	6,937,000	816,000	7,753,000	—
Buntay Integrated School	2,527,000	501,000	3,028,000	—
Cagpile Integrated School	1,997,000	472,000	2,469,000	—
Camantang National High School	10,130,000	870,000	11,000,000	—
Can-Avid National High School	37,517,000	3,249,000	40,766,000	2,719,000
Catumsan Integrated School	1,497,000	457,000	1,954,000	—
Dolores National High School (Dapdap Annex)	14,260,000	1,034,000	15,294,000	—
Guiuan National High School - Manicani Annex	7,082,000	875,000	7,957,000	—
Hilabaan National High School	10,115,000	822,000	10,937,000	399,000
Hinolaso National High School	17,120,000	1,016,000	18,136,000	—
Hinolaso National High School (Caglao-an Annex)	2,061,000	734,000	2,795,000	—
Homonhon National High School	11,926,000	846,000	12,772,000	371,000
Homonhon National High School - Sulangan Annex	12,078,000	1,045,000	13,123,000	504,000
Jipapad National High School	17,615,000	1,923,000	19,538,000	985,000
Llorente National High School - Barobo Annex	9,301,000	808,000	10,109,000	396,000
Malabag High School	10,085,000	917,000	11,002,000	—
Malinao Integrated School	9,164,000	657,000	9,821,000	—
Maslog High School	12,805,000	1,242,000	14,047,000	531,000
Maydolong National High School	34,604,000	2,306,000	36,910,000	1,429,000
Maydolong National High School - Lapgap Annex	—	851,000	851,000	—
Mercedes High School	17,670,000	1,439,000	19,109,000	760,000
Nena National High School (Nena SAT)	17,095,000	1,317,000	18,412,000	508,000
Nicasio Alvarez II Memorial High School (Sta. Monica Annex)	5,094,000	569,000	5,663,000	—
Nicasio M. Alvarez Memorial High School	14,838,000	1,185,000	16,023,000	—
Oras National Agricultural Industrial School (Arteche NAS)	10,584,000	1,014,000	11,598,000	354,000
Oras National High School	38,824,000	2,441,000	41,265,000	2,350,000
Oras National High School (Dao Annex)	19,439,000	1,311,000	20,750,000	—
Pedro E. Candio Memorial National High School	25,910,000	1,918,000	27,828,000	1,034,000
Quinapundan High School	31,039,000	2,491,000	33,530,000	1,384,000
Quinapundan National High School (Anislag Annex)	5,566,000	685,000	6,251,000	—
Salcedo High School	17,984,000	1,305,000	19,289,000	752,000
Salcedo Vocational High School	18,051,000	1,646,000	19,697,000	1,272,000
San Isidro Integrated School	—	303,000	303,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	939
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
San Juan Integrated School	997,000	374,000	1,371,000	—
San Julian National High School	17,692,000	1,465,000	19,157,000	755,000
San Roque Integrated School	1,497,000	484,000	1,981,000	—
San Vicente Integrated School	4,944,000	531,000	5,475,000	—
Sto. Niño National High School	8,294,000	917,000	9,211,000	—
Sulu-an Integrated School	4,697,000	525,000	5,222,000	—
Tagbacan National High School (Tagbacan RHS)	13,397,000	1,122,000	14,519,000	—
Taytay Integrated School	20,638,000	1,234,000	21,872,000	460,000
Tubabao National High School	6,313,000	815,000	7,128,000	—
Vigan National High School	2,993,000	1,002,000	3,995,000	—

Division of Leyte	2,649,767,000	237,785,000	2,887,552,000	117,869,000

Division Office - Proper	49,242,000	—	49,242,000	—
Abuyog National High School	44,465,000	2,509,000	46,974,000	2,226,000
Agapito Amado Memorial National High School	9,312,000	977,000	10,289,000	460,000
Alangalang Agro-Industrial School (LSU-Alangalang Campus)	16,160,000	1,166,000	17,326,000	627,000
Alangalang National High School	78,165,000	5,379,000	83,544,000	4,088,000
Alangalang Night High School	4,742,000	674,000	5,416,000	—
Alegria Integrated School	2,496,000	586,000	3,082,000	—
Alfredo Parilla National High School	13,956,000	1,152,000	15,108,000	541,000
Ana G. Yu National High School	997,000	877,000	1,874,000	—
Anahawan National High School	18,006,000	1,465,000	19,471,000	707,000
Anahaway National High School	17,965,000	1,225,000	19,190,000	460,000
Armasen National High School	499,000	825,000	1,324,000	—
Astorga National High School	8,111,000	813,000	8,924,000	445,000
Asuncion S. Melgar National High School	35,276,000	2,713,000	37,989,000	1,457,000
Atty. Roque A. Marcos Memorial School (La Paz NHS)	37,081,000	3,199,000	40,280,000	1,743,000
Bachao Integrated School	—	657,000	657,000	—
Balocawehay National High School	26,040,000	1,957,000	27,997,000	1,044,000
Balugo National High School	11,968,000	1,007,000	12,975,000	436,000
Barugo National High School	20,400,000	1,921,000	22,321,000	1,037,000
Bato National High School	41,686,000	2,714,000	44,400,000	1,719,000
Benedicto S. Horca Senior High School				1,396,000
Bienvenido Guillera Celebre National High School	—	927,000	927,000	422,000
Bilwang National High School	2,496,000	1,017,000	3,513,000	—
Bontoc National High School	16,226,000	1,344,000	17,570,000	800,000
Borseth National High School	4,169,000	655,000	4,824,000	312,000
Buli National High School (Anahawan National High School - Buli Annex)	6,517,000	727,000	7,244,000	375,000
Bung-aw National High School	7,938,000	800,000	8,738,000	403,000
Buraburon National High School	4,493,000	913,000	5,406,000	—
Buracan National High School	6,498,000	713,000	7,211,000	338,000
Burauen National High School	34,302,000	2,183,000	36,485,000	1,230,000
Cabacungan National High School	16,966,000	1,455,000	18,421,000	762,000
Cabatianuhan National High School	997,000	779,000	1,776,000	—
Cabatoan National High School	6,845,000	868,000	7,713,000	392,000
Cagbolo Senior High School	—	—	—	873,000
Cahagnaan National High School	15,196,000	1,054,000	16,250,000	508,000
Cahigan National High School	9,013,000	950,000	9,963,000	—
Calingcaguing National High School	21,681,000	1,557,000	23,238,000	733,000
Calubian Integrated School	8,747,000	792,000	9,539,000	350,000
Calubian National High School (Calubian NVS)	45,957,000	3,809,000	49,766,000	2,359,000
Calunangan National High School	5,890,000	866,000	6,756,000	399,000
Cañete-Bughao National High School	997,000	740,000	1,737,000	—
Canmarating National High School	2,529,000	963,000	3,492,000	—
Cantuha-on National High School	14,610,000	1,249,000	15,859,000	560,000
Capudlosan National High School	5,169,000	665,000	5,834,000	315,000
Carigara National Vocational School	29,375,000	2,081,000	31,456,000	993,000
Celestino de Guzman Memorial National High School	14,396,000	1,180,000	15,576,000	—
Conalum National High School	8,282,000	904,000	9,186,000	447,000
Concepcion National High School	17,365,000	1,143,000	18,508,000	489,000
Damulaan National High School	21,167,000	1,758,000	22,925,000	712,000
Daniel Z. Romualdez State Comprehensive School of Fisheries	11,729,000	1,164,000	12,893,000	451,000
Dawahon Integrated School	2,993,000	785,000	3,778,000	—

940	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Don Mariano Salvacion Memorial National High School	11,738,000	1,380,000	13,118,000	373,000
Doos del Norte National High School	—	652,000	652,000	—
Emeterio-Federica Gerez National High School	14,276,000	1,332,000	15,608,000	636,000
Esperanza National High School	8,205,000	827,000	9,032,000	323,000
Euperfia Puda National High School	5,315,000	708,000	6,023,000	396,000
Felix Caneja Lafuente National High School	14,538,000	1,266,000	15,804,000	573,000
Francisco Y. Baranda, Sr. National High School	1,497,000	789,000	2,286,000	—
Gibacungan National High School	9,029,000	882,000	9,911,000	399,000
Granja-Kalinawan National High School	75,982,000	4,798,000	80,780,000	3,362,000
Granja-Kalinawan National High School (Hiagsam Annex)	—	916,000	916,000	—
Gregorio C. Catenza National High School	37,491,000	3,169,000	40,660,000	2,131,000
Guinarona National High School	8,497,000	922,000	9,419,000	401,000
Hampangan National High School	4,070,000	858,000	4,928,000	—
Hampipila National High School	18,432,000	1,431,000	19,863,000	692,000
Hibunauan National High School	8,278,000	1,191,000	9,469,000	539,000
Hilusig National High School	2,496,000	741,000	3,237,000	—
Himokilan Integrated School	—	297,000	297,000	—
Hinabuyan National High School	—	682,000	682,000	—
Hindang National High School	23,220,000	1,925,000	25,145,000	—
Hindang Stand-Alone Senior High School	—	—	—	1,062,000
Hitudpan National High School	4,701,000	645,000	5,346,000	327,000
Inopacan National High School	9,845,000	1,232,000	11,077,000	564,000
Isabel National Comprehensive High School (Isabel NAVS)	35,743,000	2,827,000	38,570,000	1,883,000
Isabel National High School	21,656,000	1,817,000	23,473,000	1,421,000
Javier National High School	37,949,000	2,834,000	40,783,000	1,497,000
Jose Rizal National High School	5,613,000	745,000	6,358,000	317,000
Juan S. Tismo National High School	29,585,000	2,311,000	31,896,000	1,335,000
Juan V. Delantar National High School	18,429,000	1,456,000	19,885,000	625,000
Juan Villablanca Memorial High School	30,234,000	2,581,000	32,815,000	1,275,000
Jugaban National High School	33,155,000	2,858,000	36,013,000	1,894,000
Julita National High School	31,954,000	2,372,000	34,326,000	721,000
Justimbaste-Remandaban National High School	29,110,000	2,229,000	31,339,000	1,121,000
Kananga National High School	84,426,000	4,498,000	88,924,000	1,758,000
Kananga National High School - Kawayan Annex	8,713,000	1,050,000	9,763,000	—
Kananga National High School - Libertad Annex	5,810,000	875,000	6,685,000	—
Kananga National High School (Montebello Annex)	—	1,119,000	1,119,000	—
Kauswagan National High School	4,776,000	722,000	5,498,000	—
Kikilo National High School	6,282,000	677,000	6,959,000	327,000
Kiling National High School	14,636,000	1,212,000	15,848,000	588,000
Leyte National High School	27,116,000	2,414,000	29,530,000	1,141,000
Libas National High School	7,461,000	944,000	8,405,000	—
Libertad National High School, Abuyog	4,692,000	776,000	5,468,000	375,000
Libertad National High School, Capoocan	10,803,000	995,000	11,798,000	459,000
Lim-Ao National High School	15,926,000	1,256,000	17,182,000	556,000
Lomonon National High School	10,184,000	861,000	11,045,000	514,000
Macalpi-ay National High School	6,454,000	842,000	7,296,000	388,000
MacArthur National High School	39,031,000	3,178,000	42,209,000	1,646,000
Mahaplag National High School	38,851,000	2,941,000	41,792,000	1,935,000
Mahaplag National High School - Upper	19,997,000	1,526,000	21,523,000	609,000
Malibago National High School	10,891,000	982,000	11,873,000	434,000
Manaybanay National High School	10,902,000	1,109,000	12,011,000	422,000
Manlilisid National High School	11,512,000	1,269,000	12,781,000	602,000
Marao National High School	8,440,000	863,000	9,303,000	459,000
Marcelino R. Veloso National High School (Marcelino R. Veloso National Comprehensive High School)	25,551,000	2,049,000	27,600,000	859,000
Mariano Salazar National High School	4,876,000	793,000	5,669,000	378,000
Matag-ob National High School	35,796,000	2,894,000	38,690,000	—
Matag-ob Stand-Alone Senior High School	—	—	—	1,795,000
Matalom National High School	32,141,000	2,211,000	34,352,000	1,243,000
Matlang National High School	27,469,000	1,957,000	29,426,000	1,311,000
Mayorga National High School	32,313,000	2,624,000	34,937,000	1,486,000
Minesite National High School	2,590,000	698,000	3,288,000	—
Minuhang Stand-Alone Senior High School	—	—	—	948,000

JANUARY 5, 2026	OFFICIAL GAZETTE	941
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Muertegui National High School	16,636,000	1,394,000	18,030,000	684,000
Naval National High School	7,930,000	804,000	8,734,000	390,000
Pagsulhugon National High School	14,245,000	1,439,000	15,684,000	577,000
Palale National High School	10,552,000	1,098,000	11,650,000	460,000
Palo National High School	84,112,000	6,036,000	90,148,000	2,474,000
Palompon National High School	27,593,000	3,098,000	30,691,000	2,842,000
Pastor Salazar National High School	12,558,000	1,014,000	13,572,000	491,000
Patoc National High School	19,387,000	1,693,000	21,080,000	—
Patoc Stand-Alone Senior High School	—	—	—	1,135,000
Paulino M. Covacha National High School	1,997,000	849,000	2,846,000	—
Pawing National High School	11,642,000	1,871,000	13,513,000	964,000
PCCC St. Filomena National High School	3,102,000	655,000	3,757,000	312,000
Picas National High School	1,997,000	753,000	2,750,000	—
Pinamopoan National High School	1,067,000	1,314,000	2,381,000	—
Pinamopoan Senior High School Stand-Alone	—	—	—	902,000
Polahongon National High School	11,507,000	1,182,000	12,689,000	554,000
Puerto Bello National High School	9,836,000	1,307,000	11,143,000	623,000
Rafaelito Cabañas Martinez National High School	8,148,000	1,012,000	9,160,000	462,000
Rizal National High School	—	1,137,000	1,137,000	420,000
Sambulawan National High School	—	637,000	637,000	—
San Francisco National High School	9,424,000	904,000	10,328,000	451,000
San Guillermo National High School	6,290,000	810,000	7,100,000	434,000
San Isidro National High School, San Isidro	29,630,000	2,717,000	32,347,000	1,478,000
San Isidro National High School, Tanauan	—	668,000	668,000	—
San Joaquin National High School	18,125,000	1,321,000	19,446,000	799,000
San Jose National High School	13,714,000	1,239,000	14,953,000	564,000
San Miguel National High School	35,745,000	2,467,000	38,212,000	1,531,000
Seguinon National High School	25,856,000	2,230,000	28,086,000	—
Seguinon Stand-Alone Senior High School	—	—	—	1,602,000
Sogod National High School (Carigara School of Fisheries - Sogod Annex)	7,680,000	875,000	8,555,000	—
Sta. Ana National High School	8,138,000	981,000	9,119,000	455,000
Sta. Cruz National High School	21,223,000	1,554,000	22,777,000	585,000
Sta. Fe National High School	40,039,000	3,190,000	43,229,000	—
Sta. Fe Stand-Alone Senior High School	—	—	—	2,226,000
Sta. Margarita National High School	11,155,000	776,000	11,931,000	313,000
Sta. Mesa National High School	40,883,000	3,112,000	43,995,000	1,865,000
Sta. Paz Integrated School	2,259,000	762,000	3,021,000	390,000
Sta. Rosa National High School, Barugo I	16,457,000	1,181,000	17,638,000	449,000
Sta. Rosa National High School, Matag-ob	4,904,000	688,000	5,592,000	344,000
Sulpa National High School	5,937,000	710,000	6,647,000	300,000
Tabango National High School	29,347,000	2,651,000	31,998,000	1,599,000
Taberna National High School	19,562,000	1,292,000	20,854,000	575,000
Tahud National High School	6,447,000	774,000	7,221,000	417,000
Talisay National High School	3,993,000	1,000,000	4,993,000	—
Tanauan National High School (San Roque NHS)	43,354,000	4,215,000	47,569,000	3,335,000
Tanauan School of Arts and Trade	9,128,000	982,000	10,110,000	493,000
Tanauan School of Craftsmanship & Home Industries (LIT Tanauan)	45,148,000	2,709,000	47,857,000	1,633,000
Teofilo R. Macaso Memorial National High School	13,586,000	1,055,000	14,641,000	533,000
Tinabilan National High School	9,889,000	829,000	10,718,000	407,000
Tinago National High School	17,144,000	1,275,000	18,419,000	592,000
Tolosa National High School	38,768,000	3,318,000	42,086,000	—
Tolosa Stand-Alone Senior High School	—	—	—	2,312,000
Trinidad B. Caidic National High School	5,867,000	957,000	6,824,000	—
Villaba National Comprehensive High School	30,663,000	2,488,000	33,151,000	1,311,000
Villaba National High School (LNCAST)	10,771,000	1,079,000	11,850,000	514,000
Visares National High School	—	685,000	685,000	—
Waterloo National High School	8,046,000	751,000	8,797,000	363,000
Yapad Integrated School	499,000	382,000	881,000	—

Division of Maasin City	188,785,000	16,521,000	205,306,000	5,991,000

Division Office - Proper	3,217,000	—	3,217,000	—
Asuncion Integrated School	6,914,000	993,000	7,907,000	—

942	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Batuan Integrated School	2,186,000	510,000	2,696,000	—
Baugo National High School	6,936,000	745,000	7,681,000	—
Canyuom Integrated School	2,124,000	399,000	2,523,000	—
Dongon National High School	16,482,000	1,133,000	17,615,000	510,000
Guadalupe National High School	12,155,000	894,000	13,049,000	—
Hinapu Daku National High School	4,323,000	740,000	5,063,000	—
Ibarra National High School	16,726,000	1,107,000	17,833,000	642,000
Libhu National High School	12,184,000	980,000	13,164,000	485,000
Lunas National High School	4,973,000	679,000	5,652,000	405,000
Maasin City National High School	27,065,000	2,228,000	29,293,000	1,643,000
Maasin City National High School Night	4,393,000	—	4,393,000	—
Malapoc Sur National High School	13,462,000	791,000	14,253,000	—
Manhilo National High School	14,955,000	1,156,000	16,111,000	562,000
Maria Clara Integrated School	1,998,000	523,000	2,521,000	—
Matin-aw National High School	4,518,000	569,000	5,087,000	315,000
Nonok Norte National High School	12,040,000	888,000	12,928,000	497,000
Panan-awan Integrated School	1,499,000	567,000	2,066,000	—
San Rafael National High School	11,955,000	952,000	12,907,000	—
San Rafael Stand-Alone Senior High School	—	—	—	932,000
Tigbawan Integrated School	8,680,000	667,000	9,347,000	—

Division of Northern Samar	932,448,000	82,998,000	1,015,446,000	33,548,000

Division Office - Proper	17,245,000	—	17,245,000	—
Acereda Integrated School	2,059,000	751,000	2,810,000	222,000
Alegria National High School	27,872,000	1,964,000	29,836,000	1,032,000
Balnasan National High School	—	717,000	717,000	340,000
Batag National High School	10,447,000	948,000	11,395,000	472,000
Biri National High School	23,835,000	1,937,000	25,772,000	966,000
Buenavista National High School	8,351,000	794,000	9,145,000	411,000
Bukid National High School	997,000	721,000	1,718,000	—
Bulao National High School	3,120,000	877,000	3,997,000	—
Cabacungan National High School	8,947,000	936,000	9,883,000	375,000
Cagamutan National High School	8,542,000	926,000	9,468,000	—
Cahayagan National High School	7,432,000	766,000	8,198,000	392,000
Canjumadal National High School	997,000	681,000	1,678,000	310,000
Capacujan National High School	12,656,000	1,101,000	13,757,000	470,000
Capacujan National High School - Jangtud Integrated School Annex	8,150,000	647,000	8,797,000	325,000
Catarman National High School - Galutan ANHS Annex	17,554,000	1,647,000	19,201,000	854,000
Catigbi-An National High School (Rawis National High School Annex)	12,644,000	1,021,000	13,665,000	—
Cawayan Integrated School	27,406,000	1,747,000	29,153,000	—
Cervantes National High School (Rosario Lim Uy National High School)	15,419,000	1,055,000	16,474,000	428,000
Dancalan Integrated School	499,000	677,000	1,176,000	—
Dapdap National High School	—	786,000	786,000	386,000
Don Juan F. Avalon National High School - Bantayan National High School Annex	16,193,000	1,271,000	17,464,000	567,000
E.J. Dulay National High School	499,000	734,000	1,233,000	—
F. Dominice National High School	19,049,000	1,411,000	20,460,000	840,000
Francisco B. Rosales, Sr. National High School	2,721,000	705,000	3,426,000	304,000
Froctuoso B. Regulacion National High School	—	694,000	694,000	317,000
Gamay National High School	27,299,000	1,829,000	29,128,000	1,044,000
Gamay National High School - Anito NHS Annex	7,740,000	743,000	8,483,000	367,000
Gamay National High School - Bangon Annex	13,363,000	1,048,000	14,411,000	418,000
Guindaulan National High School	6,123,000	743,000	6,866,000	—
Hibubullao National High School	25,747,000	1,477,000	27,224,000	607,000
Hinabangan National High School	499,000	680,000	1,179,000	—
Landusan National High School	9,205,000	923,000	10,128,000	—
Laoang National High School	19,777,000	1,429,000	21,206,000	1,220,000
Laoang National High School - Rawis NHS Annex	29,754,000	2,116,000	31,870,000	1,257,000
Laoang National High School - Suba National High School Annex	5,021,000	755,000	5,776,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	943
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Laoang National Technical High School	41,557,000	2,291,000	43,848,000	1,306,000
Laperla National High School (Rawis National High School Annex)	8,822,000	812,000	9,634,000	—
Las Navas National High School	82,616,000	3,370,000	85,986,000	1,959,000
Lipata National High School	7,934,000	846,000	8,780,000	—
Lope de Vega National High School	23,985,000	2,020,000	26,005,000	—
Lope de Vega Stand-Alone Senior High School	—	—	—	1,446,000
Magsaysay National High School	—	740,000	740,000	—
Magtaon National High School	4,909,000	906,000	5,815,000	—
Makiwalo National High School	14,025,000	1,070,000	15,095,000	504,000
Malobago - Pagsang-An National High School	10,788,000	1,112,000	11,900,000	—
Mapanas AIS - Magno Siljagon National High School Annex	7,370,000	963,000	8,333,000	—
Maravilla National High School	3,881,000	956,000	4,837,000	571,000
Marubay National High School	7,350,000	963,000	8,313,000	424,000
Maxvilla National High School	4,055,000	748,000	4,803,000	—
Mongolbongol National High School	13,476,000	1,085,000	14,561,000	451,000
Nenita National High School	10,950,000	1,223,000	12,173,000	611,000
Oleras National High School	499,000	1,055,000	1,554,000	489,000
Pambujan National High School	64,430,000	4,131,000	68,561,000	3,088,000
Polangi National High School	21,310,000	1,557,000	22,867,000	787,000
Poponton National High School	—	764,000	764,000	—
Potong National High School	14,250,000	1,212,000	15,462,000	441,000
Raymundo Bocboc Daza Stand-Alone Senior High School	—	—	—	866,000
Rosario National High School	22,056,000	1,795,000	23,851,000	776,000
Ruperto S. Sampayan National High School	997,000	808,000	1,805,000	—
Salvacion National High School	8,029,000	800,000	8,829,000	—
San Antonio Integrated School	—	325,000	325,000	—
San Antonio National High School	9,800,000	931,000	10,731,000	514,000
San Isidro National High School (LN)	17,997,000	914,000	18,911,000	451,000
San Isidro National High School (SI)	27,896,000	1,805,000	29,701,000	917,000
San Miguel National High School	12,221,000	931,000	13,152,000	394,000
San Vicente National High School	2,091,000	817,000	2,908,000	392,000
Sumuroy Agro-Industrial School - Cabatuan NHS Annex	8,479,000	880,000	9,359,000	453,000
Sumuroy Agro-Industrial School - Pangpang Integrated School Annex	7,993,000	686,000	8,679,000	—
Taylor National High School - Las Navas National High School Annex	—	719,000	719,000	—
Veriato National High School	11,699,000	1,079,000	12,778,000	—
Victoria National High School (Mawo NHS)	32,524,000	2,261,000	34,785,000	—
Victoria Senior High School (Stand-Alone)	—	—	—	1,252,000
Vigo National High School	12,992,000	1,074,000	14,066,000	510,000
Washington National High School	17,806,000	1,324,000	19,130,000	665,000
Zoilo T. Lobos Memorial High School	499,000	768,000	1,267,000	357,000

Division of Ormoc City	240,551,000	26,440,000	266,991,000	15,495,000

Division Office - Proper	4,580,000	—	4,580,000	—
Dolores National High School	32,985,000	1,754,000	34,739,000	784,000
Donghol Integrated School	1,497,000	864,000	2,361,000	—
Gaas Integrated School	1,998,000	578,000	2,576,000	—
Genaro B. Lureñana National High School	23,005,000	1,788,000	24,793,000	638,000
Genero B. Lureñana National High School (Matica-a National High School Annex)	9,669,000	924,000	10,593,000	405,000
Julian Gantuangco National High School	997,000	871,000	1,868,000	357,000
Lake Danao Integrated School	997,000	538,000	1,535,000	—
Lao Integrated School	997,000	646,000	1,643,000	—
Liberty Integrated School	997,000	402,000	1,399,000	—
Lilo-an National High School	23,566,000	2,208,000	25,774,000	854,000
Linao National High School	32,881,000	2,264,000	35,145,000	1,204,000
Margen National High School	24,708,000	2,120,000	26,828,000	825,000
Mas-in Integrated School	3,089,000	881,000	3,970,000	—
Monterico Integrated School	997,000	481,000	1,478,000	—
New Ormoc City National High School (Ormoc City Night High School Annex)	1,609,000	633,000	2,242,000	640,000
Nueva Vista Integrated School	499,000	407,000	906,000	—

944	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Ormoc City Regional Sports Academy	—	—	—	1,184,000
Ormoc City Senior High School	—	—	—	4,948,000
Ormoc City SPED Integrated School	1,997,000	355,000	2,352,000	—
Pedro G. Bañez National High School	10,245,000	1,103,000	11,348,000	533,000
Rustico Capahi, Sr. Memorial National High School (Sabang Bao NHS)	13,266,000	805,000	14,071,000	373,000
Salvacion National High School	2,496,000	1,160,000	3,656,000	—
San Antonio Integrated School	1,997,000	1,068,000	3,065,000	—
San Isidro Integrated School	1,497,000	736,000	2,233,000	—
Valencia National High School	34,942,000	3,003,000	37,945,000	2,328,000
Valencia National High School (Cabintan Integrated High School)	9,040,000	851,000	9,891,000	422,000

Division of Samar	1,020,516,000	93,841,000	1,114,357,000	37,448,000

Division Office - Proper	19,345,000	—	19,345,000	—
Almagro National High School	10,994,000	927,000	11,921,000	445,000
Anibongon Integrated School	10,336,000	975,000	11,311,000	—
Apolonia Integrated School	1,561,000	629,000	2,190,000	—
Astorga Integrated School	1,561,000	684,000	2,245,000	—
Babaclayon Integrated School	2,059,000	433,000	2,492,000	—
Baclayan National High School	10,962,000	1,031,000	11,993,000	—
Bagacay National High School	17,749,000	1,215,000	18,964,000	518,000
Bagacay National High School-Daram National High School Annex	7,127,000	878,000	8,005,000	491,000
Bakhaw National High School	5,867,000	759,000	6,626,000	348,000
Balocawe Integrated School	2,125,000	728,000	2,853,000	247,000
Baquiw National High School	8,540,000	776,000	9,316,000	378,000
Baras National High School	5,605,000	674,000	6,279,000	329,000
Bioso Integrated School	11,458,000	965,000	12,423,000	342,000
Birawan National High School	16,649,000	1,157,000	17,806,000	567,000
Blanca Aurora Integrated School	2,558,000	503,000	3,061,000	—
Bonga National High School	6,033,000	827,000	6,860,000	—
Buao Integrated School	997,000	367,000	1,364,000	—
Buenavista National High School	22,289,000	1,250,000	23,539,000	539,000
Buenos Aires Integrated School	3,216,000	522,000	3,738,000	194,000
Burgos Integrated School (Burgos National High School)	14,457,000	1,005,000	15,462,000	504,000
Cabiton-an National High School	6,803,000	846,000	7,649,000	420,000
Cabunga-an Integrated School	6,940,000	664,000	7,604,000	255,000
Calapi National High School	23,074,000	1,498,000	24,572,000	756,000
Camayse Integrated School	1,497,000	475,000	1,972,000	—
Caparangasan Integrated School	—	286,000	286,000	—
Caranas Integrated School	997,000	440,000	1,437,000	—
Casandig National High School	13,269,000	987,000	14,256,000	562,000
Casapa National High School - Jiabong National High School Annex	4,814,000	682,000	5,496,000	346,000
Concord Integrated School	1,997,000	367,000	2,364,000	—
Costa Rica National High School	11,640,000	986,000	12,626,000	447,000
Curry National High School	997,000	716,000	1,713,000	—
Cuyting Uy National High School	5,496,000	1,106,000	6,602,000	407,000
Dampigan National High School	10,897,000	1,400,000	12,297,000	—
Daram National High School	38,864,000	2,277,000	41,141,000	966,000
Guintarcan National High School	10,507,000	886,000	11,393,000	464,000
Hampton Integrated School	499,000	549,000	1,048,000	—
Hinangutdan National High School - Sta. Rita National High School Annex	7,312,000	853,000	8,165,000	373,000
Igang-igang Integrated School	1,497,000	442,000	1,939,000	—
Igot National High School	15,490,000	1,050,000	16,540,000	438,000
Inobongan Integrated School	1,997,000	679,000	2,676,000	—
Jiabong National High School	33,286,000	2,116,000	35,402,000	1,107,000
Kerikite Integrated School	1,497,000	418,000	1,915,000	—
Lamingao National High School	7,865,000	773,000	8,638,000	376,000
Lawaan National High School	9,503,000	1,062,000	10,565,000	426,000
Lokilokon Integrated School	2,029,000	466,000	2,495,000	—
Mabini National High School	8,564,000	927,000	9,491,000	380,000
Majacob Integrated School	10,809,000	1,010,000	11,819,000	441,000

JANUARY 5, 2026	OFFICIAL GAZETTE	945
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Marabut National High School	18,572,000	1,351,000	19,923,000	621,000
Matalud Integrated School	1,561,000	402,000	1,963,000	—
Matuguinao National High School	13,290,000	1,450,000	14,740,000	714,000
Minarog Integrated School	1,497,000	413,000	1,910,000	—
Motiong National High School	31,348,000	2,024,000	33,372,000	1,413,000
Mualbual Integrated School	11,717,000	971,000	12,688,000	411,000
Napuro National High School (Sta. Margarita National High School - Napuro Annex)	8,969,000	968,000	9,937,000	443,000
Old San Agustin National High School	11,405,000	1,111,000	12,516,000	491,000
Osmeña National High School	26,685,000	2,255,000	28,940,000	1,131,000
Pagsanghan National High School	24,463,000	1,682,000	26,145,000	961,000
Parasan National High School	21,483,000	1,148,000	22,631,000	424,000
Parasanon National High School - Pinabacdao National High School Annex	12,877,000	1,152,000	14,029,000	436,000
Patong National High School	4,617,000	1,052,000	5,669,000	—
Pequit Integrated School	2,527,000	617,000	3,144,000	228,000
Pinabacdao National High School	6,651,000	694,000	7,345,000	333,000
Piñaplata Integrated School	6,685,000	618,000	7,303,000	247,000
Plaridel National High School	6,930,000	739,000	7,669,000	336,000
Primitivo T. Torrechiva National High School	997,000	635,000	1,632,000	315,000
Ramon T. Diaz Memorial High School (Gandara NHS)	55,284,000	3,242,000	58,526,000	2,534,000
Rizal Integrated School	6,120,000	851,000	6,971,000	399,000
Rosalim Integrated School	2,059,000	538,000	2,597,000	—
Sabang Integrated School	1,497,000	379,000	1,876,000	—
San Andres National High School	12,562,000	1,074,000	13,636,000	497,000
San Fernando National High School - Valeriano C. Yancha Memorial Agricultural School Annex	6,369,000	1,171,000	7,540,000	480,000
San Isidro National High School - Zumarraga National High School Annex	2,716,000	860,000	3,576,000	411,000
San Jorge National High School	32,315,000	1,925,000	34,240,000	1,146,000
San Jose de Buan National High School	13,379,000	1,293,000	14,672,000	619,000
San Rafael Integrated School	1,497,000	355,000	1,852,000	—
San Sebastian National High School	13,276,000	1,213,000	14,489,000	544,000
Sevilla Integrated School	1,561,000	491,000	2,052,000	247,000
Simeon Ocdol National High School	14,151,000	1,302,000	15,453,000	588,000
Sta. Elena Integrated School	1,997,000	402,000	2,399,000	—
Sta. Rita National High School	21,762,000	1,374,000	23,136,000	726,000
Sto. Niño Integrated School	—	487,000	487,000	—
Sto. Niño National High School	17,806,000	1,381,000	19,187,000	614,000
Sua National High School	10,058,000	1,217,000	11,275,000	627,000
Tagapul-an National High School	14,773,000	1,036,000	15,809,000	384,000
Talalora National High School	25,604,000	1,943,000	27,547,000	1,090,000
Tarangnan National High School - Oeste Annex	10,896,000	1,025,000	11,921,000	497,000
Tatabunan Integrated School	1,997,000	549,000	2,546,000	—
Tenani Integrated National High School	8,808,000	798,000	9,606,000	—
Tingib Integrated School	—	433,000	433,000	—
Tizon National High School	5,159,000	1,141,000	6,300,000	—
Tominamos Integrated School	38,094,000	2,583,000	40,677,000	1,765,000
Villahermosa Integrated School	2,059,000	724,000	2,783,000	270,000
Villahermosa National High School	13,650,000	879,000	14,529,000	405,000
Villareal National High School	31,294,000	2,259,000	33,553,000	1,389,000
Zumarraga National High School	21,871,000	1,368,000	23,239,000	646,000

Division of Southern Leyte	710,542,000	61,516,000	772,058,000	31,932,000

Division Office - Proper	12,888,000	—	12,888,000	—
Anahawan Vocational High School	10,208,000	1,101,000	11,309,000	497,000
Beniton Integrated School	2,499,000	552,000	3,051,000	—
Bontoc National High School	28,472,000	2,469,000	30,941,000	903,000
Buenavista Integrated School	997,000	448,000	1,445,000	—
Canipaan National High School	21,758,000	1,511,000	23,269,000	794,000
Canipaan National High School - Hinunangan Annex	29,101,000	1,602,000	30,703,000	1,254,000
Catmon Integrated School	3,995,000	976,000	4,971,000	—
Concepcion National High School	12,785,000	844,000	13,629,000	338,000

946	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Consolacion National High School	16,868,000	1,448,000	18,316,000	655,000
Divisoria National High School	10,375,000	926,000	11,301,000	495,000
Don Agustin F. Escano National High School	16,405,000	1,363,000	17,768,000	682,000
Esperanza National High School	5,826,000	762,000	6,588,000	365,000
Estela National High School	10,780,000	890,000	11,670,000	541,000
Higatungan National High School	18,867,000	1,067,000	19,934,000	543,000
Hilaan National High School	14,233,000	1,087,000	15,320,000	502,000
Himay-angan National High School	17,465,000	1,241,000	18,706,000	622,000
Himbangan National High School	24,373,000	1,572,000	25,945,000	640,000
Hitawos Integrated School	997,000	430,000	1,427,000	—
Ichon National High School	28,658,000	2,154,000	30,812,000	1,442,000
Kahupian Integrated School	2,622,000	607,000	3,229,000	281,000
Katipunan National High School	6,277,000	791,000	7,068,000	357,000
Libagon National High School	12,328,000	1,088,000	13,416,000	609,000
Libas National High School	9,385,000	929,000	10,314,000	439,000
Liloan National Technical Vocational High School	27,557,000	2,533,000	30,090,000	1,670,000
Limasawa National High School	11,554,000	1,313,000	12,867,000	644,000
Lungsodaan National High School	24,033,000	2,001,000	26,034,000	1,196,000
Malitbog National High School	4,055,000	1,254,000	5,309,000	581,000
Marayag National High School	577,000	970,000	1,547,000	546,000
Mercedes National High School	20,331,000	830,000	21,161,000	369,000
Nahaong National High School	15,180,000	1,579,000	16,759,000	964,000
Nava National High School	10,100,000	885,000	10,985,000	382,000
New Guinsaugon National High School	19,260,000	1,284,000	20,544,000	613,000
Padre Burgos National Technical Vocational High School	6,082,000	890,000	6,972,000	432,000
Paku National High School	15,908,000	1,428,000	17,336,000	829,000
Pintuyan National High School	11,965,000	1,028,000	12,993,000	485,000
Pinut-an National High School	7,749,000	802,000	8,551,000	422,000
Rizal National High School	5,691,000	776,000	6,467,000	480,000
San Francisco National High School	—	728,000	728,000	—
San Isidro National High School, Sogod	3,903,000	1,112,000	5,015,000	—
San Isidro National High School, Tomas Oppus	15,187,000	1,092,000	16,279,000	525,000
San Juan National High School	38,917,000	2,738,000	41,655,000	1,857,000
San Pablo Integrated School	—	356,000	356,000	—
San Ricardo National High School	11,466,000	987,000	12,453,000	445,000
San Roque National High School	13,410,000	1,150,000	14,560,000	565,000
Saub Integrated School	501,000	505,000	1,006,000	182,000
Sogod National High School	68,610,000	4,280,000	72,890,000	4,383,000
Sta. Cruz National High School	24,708,000	1,619,000	26,327,000	838,000
Sta. Paz National High School	12,361,000	1,083,000	13,444,000	604,000
Sto. Niño National High School	3,493,000	758,000	4,251,000	—
Tambis National High School	19,782,000	1,677,000	21,459,000	961,000

Division of Tacloban City	98,186,000	11,274,000	109,460,000	4,962,000

Division Office - Proper	2,030,000	—	2,030,000	—
Anibong Night High School	7,683,000	—	7,683,000	—
Cirilo Roy Montejo National High School - Night High School	4,063,000	—	4,063,000	—
Greendale Residences Integrated School	4,173,000	686,000	4,859,000	—
Guadalupe Heights Integrated School	6,398,000	1,144,000	7,542,000	329,000
Kapuso Village Integrated School	1,500,000	1,084,000	2,584,000	—
Lorenzo Daa Integrated Memorial School	7,457,000	861,000	8,318,000	340,000
North Hill Arbours Integrated School	8,527,000	1,169,000	9,696,000	—
Northern Tacloban City National High School	27,351,000	2,581,000	29,932,000	1,873,000
Ridge View Park Integrated School	5,193,000	1,295,000	6,488,000	—
San Jose National High School - Night High School	6,111,000	—	6,111,000	—
Scandinavian National High School	10,795,000	1,162,000	11,957,000	508,000
Sto. Nino Senior High School	—	—	—	1,423,000
V & G National High School	6,905,000	1,292,000	8,197,000	489,000

Region IX - Zamboanga Peninsula	3,760,147,000	447,840,000	4,207,987,000	184,173,000

Division of Dapitan City	123,206,000	12,525,000	135,731,000	4,418,000

Division Office - Proper	2,212,000	—	2,212,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	947
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Aliguay Integrated School	2,001,000	404,000	2,405,000	160,000
Aseniero National High School	12,728,000	1,035,000	13,763,000	497,000
Barcelona National High School	11,739,000	887,000	12,626,000	438,000
Baylimango National High School	16,076,000	968,000	17,044,000	537,000
Dakak National High School (Baylimango NHS Annex)	12,231,000	1,147,000	13,378,000	611,000
Dampalan Secondary School	499,000	755,000	1,254,000	—
Guimputlan Integrated School	2,000,000	435,000	2,435,000	—
Kauswagan Integrated School	3,937,000	534,000	4,471,000	241,000
Oro National High School	6,326,000	759,000	7,085,000	319,000
Potungan National High School	18,073,000	1,319,000	19,392,000	632,000
San Pedro Integrated School	3,561,000	554,000	4,115,000	—
Selinog Integrated School	2,003,000	365,000	2,368,000	—
Sigayan Secondary School	499,000	698,000	1,197,000	—
Sulangon National High School	24,632,000	1,595,000	26,227,000	983,000
Talisay Integrated School	4,689,000	1,070,000	5,759,000	—

Division of Dipolog City	63,930,000	11,978,000	75,908,000	6,057,000

Division Office - Proper	1,076,000	—	1,076,000	—
Cayasan Integrated School	499,000	345,000	844,000	—
Cogon National High School	14,490,000	1,339,000	15,829,000	656,000
Gulayon Integrated School	11,505,000	876,000	12,381,000	228,000
Miputak National High School	9,123,000	1,654,000	10,777,000	304,000
Pamansalan Eco-Tech High School	5,997,000	759,000	6,756,000	384,000
Sinaman Integrated School	2,003,000	496,000	2,499,000	173,000
Sta. Filomena Integrated School	3,185,000	820,000	4,005,000	—
Tubod Integrated School	2,069,000	525,000	2,594,000	—
Upper Dicayas Integrated School	5,501,000	613,000	6,114,000	205,000
Zamboanga del Norte National High School - Turno	8,482,000	4,551,000	13,033,000	4,107,000

Division of Isabela City	105,826,000	12,620,000	118,446,000	4,951,000

Division Office - Proper	2,032,000	—	2,032,000	—
Badjao Floating Integrated School	1,997,000	844,000	2,841,000	—
Baluno National High School	8,797,000	943,000	9,740,000	464,000
Basilan National High School - Night	2,000,000	643,000	2,643,000	625,000
Calvario Peak National High School	7,139,000	975,000	8,114,000	480,000
Caro National High School	3,575,000	672,000	4,247,000	338,000
Geras Integrated School	13,130,000	1,372,000	14,502,000	384,000
Isabela City National High School	15,270,000	1,342,000	16,612,000	577,000
Ismael Integrated School	2,000,000	421,000	2,421,000	190,000
Kumalarang National High School	9,092,000	779,000	9,871,000	342,000
Lampinigan National High School	997,000	696,000	1,693,000	325,000
Malamawi National High School	26,531,000	2,358,000	28,889,000	829,000
Panigayan Integrated School	499,000	618,000	1,117,000	—
Tandung Ahas National High School	12,767,000	957,000	13,724,000	397,000

Division of Pagadian City	155,945,000	18,790,000	174,735,000	5,673,000

Division Office - Proper	2,868,000	—	2,868,000	—
Bogo Integrated School	1,124,000	453,000	1,577,000	—
Bulatok Integrated School	4,255,000	853,000	5,108,000	304,000
Bulawan Integrated School	499,000	355,000	854,000	—
Co Tek Chun National Trade School	16,452,000	1,434,000	17,886,000	684,000
Ditoray National High School	6,122,000	745,000	6,867,000	329,000
Dominador A. Yocogo, Sr. Integrated School	997,000	431,000	1,428,000	—
Dumalian Integrated School	997,000	358,000	1,355,000	—
Francisco P. Consolacion National High School	11,760,000	1,072,000	12,832,000	510,000
Gubang Integrated School	1,061,000	437,000	1,498,000	—
Kagawasan Integrated School	1,061,000	407,000	1,468,000	—
Kalasan Integrated School	1,561,000	473,000	2,034,000	—
La Suerte Integrated School	1,497,000	355,000	1,852,000	—
Lison Valley National High School	8,246,000	895,000	9,141,000	405,000
Lourdes National High School	6,266,000	722,000	6,988,000	342,000
Manga National High School	9,646,000	827,000	10,473,000	455,000
Norberta Guillar Memorial National High School (Napolan National High School Norbeta Guillar Memorial School Extension)	10,811,000	1,237,000	12,048,000	426,000

948	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Otto Lingue National High School	7,806,000	757,000	8,563,000	378,000
Pagadian City Science High School	11,634,000	1,479,000	13,113,000	957,000
Poloyagan Integrated School	1,623,000	589,000	2,212,000	—
San Pedro National High School	12,229,000	1,443,000	13,672,000	283,000
Sta. Lucia National High School	30,810,000	1,820,000	32,630,000	315,000
Tomas Sagun Integrated School	562,000	565,000	1,127,000	—
Tulangan Integrated School	997,000	440,000	1,437,000	—
Tulawas Integrated School	5,061,000	643,000	5,704,000	285,000

Division of Zamboanga City	433,382,000	55,614,000	488,996,000	35,581,000

Division Office - Proper	8,317,000	—	8,317,000	—
Baliwasan Senior High School - Stand-Alone	—	—	—	8,683,000
Bolong National High School	14,212,000	1,310,000	15,522,000	661,000
Buenavista Integrated School	5,538,000	1,201,000	6,739,000	553,000
Bunguiao National High School	16,705,000	1,572,000	18,277,000	737,000
Cabaluay National High School	13,843,000	1,509,000	15,352,000	678,000
Canelar Integrated School	3,493,000	1,934,000	5,427,000	—
Capisan National High School	5,152,000	817,000	5,969,000	392,000
Don Pablo A. Lorenzo Memorial Senior High School	—	—	—	5,209,000
Enerdino C. Coronel - Baluno National High School	5,256,000	871,000	6,127,000	415,000
Lamisahan National High School	997,000	916,000	1,913,000	—
Landang Gua National High School	3,767,000	1,383,000	5,150,000	674,000
Licomo Integrated School	—	560,000	560,000	—
Limaong National High School	10,639,000	1,358,000	11,997,000	550,000
Limpapa National High School	12,764,000	1,416,000	14,180,000	548,000
Lubigan National High School - Curuan Annex	2,498,000	1,140,000	3,638,000	491,000
Mampang National High School	5,494,000	3,101,000	8,595,000	—
Manalipa Integrated School	2,001,000	572,000	2,573,000	274,000
Mangusu Integrated School	8,165,000	862,000	9,027,000	354,000
Pasobolong Integrated School	997,000	1,136,000	2,133,000	—
Pasonanca National High School	31,747,000	3,278,000	35,025,000	1,209,000
Ramon Enriquez High School (Don Ramon Enriquez Memorial NHS - Labuan NHS)	38,594,000	3,656,000	42,250,000	3,098,000
Recodo National High School	27,419,000	2,429,000	29,848,000	1,575,000
San Roque National High School	18,838,000	1,535,000	20,373,000	638,000
Sangali National High School	33,403,000	3,550,000	36,953,000	2,194,000
Sibuktok National High School	499,000	717,000	1,216,000	—
Sibulao National High School	7,537,000	1,019,000	8,556,000	430,000
Sinoropan National High School	1,998,000	762,000	2,760,000	329,000
Sinubong National High School	10,039,000	1,171,000	11,210,000	493,000
Sinunuc National High School	31,668,000	2,885,000	34,553,000	884,000
Tagasilay National High School	14,541,000	1,361,000	15,902,000	579,000
Talisayan National High School	26,261,000	2,722,000	28,983,000	1,303,000
Tictapul National High School	17,394,000	1,260,000	18,654,000	650,000
Tigtabon National High School	499,000	1,035,000	1,534,000	—
Tolosa National High School	11,134,000	1,001,000	12,135,000	476,000
Tuan Datu Hadji Abdullah Nuño Memorial Integrated School	25,694,000	1,431,000	27,125,000	747,000
Tulungatung National High School	16,279,000	2,183,000	18,462,000	757,000
Tumaga National High School	—	1,961,000	1,961,000	—

Division of Zamboanga Sibugay	746,976,000	73,370,000	820,346,000	28,752,000

Division Office - Proper	13,994,000	—	13,994,000	—
Bacalan National High School (Pangi National High School - Bacalan Annex)	10,646,000	842,000	11,488,000	312,000
Baga National High School	8,677,000	993,000	9,670,000	—
Balagon Integrated School	499,000	435,000	934,000	—
Balangao National High School (Diplahan National High School - Balangao High School)	6,635,000	990,000	7,625,000	—
Balian Integrated School	—	286,000	286,000	—
Balungisan National High School	12,288,000	1,183,000	13,471,000	518,000
Bangco Integrated School	1,000,000	501,000	1,501,000	—
Basalem National High School	7,967,000	830,000	8,797,000	371,000
Bulawan National High School	19,981,000	1,547,000	21,528,000	861,000
Buug National High School	24,810,000	2,486,000	27,296,000	1,491,000

JANUARY 5, 2026	OFFICIAL GAZETTE	949
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Camanga National High School	10,271,000	1,031,000	11,302,000	493,000
Catituan National High School (Malangas National High School - Catituan Annex)	11,524,000	1,143,000	12,667,000	493,000
Coloran Integrated School	499,000	429,000	928,000	—
Dalama National High School (Payao National High School - Dalama Annex)	6,745,000	813,000	7,558,000	375,000
Dawa-Dawa National High School (Alicia NHS - Dawa-Dawa NHS Annex)	16,091,000	1,433,000	17,524,000	720,000
Del Monte National High School (Diplahan National High School - Del Monte Annex)	19,549,000	1,471,000	21,020,000	665,000
Dionisio Lopez, Sr. National High School	8,377,000	824,000	9,201,000	376,000
Ditay National High School	6,176,000	824,000	7,000,000	942,000
Gango National High School	11,184,000	1,040,000	12,224,000	485,000
Gaulan National High School (Diplahan National High School - Gaulan Annex)	4,878,000	908,000	5,786,000	—
Guinoman National High School	10,481,000	1,173,000	11,654,000	—
Guintolan National High School	15,063,000	1,200,000	16,263,000	617,000
Guintoloan National High School (Santa Clara National High School - Guintoloan Annex)	6,349,000	957,000	7,306,000	—
Kabasalan Science and Technology High School	18,014,000	1,485,000	19,499,000	1,060,000
Kasigpitan National High School (Talusan National High School - Kasigpitan Annex)	3,626,000	700,000	4,326,000	—
Kawayan National High School	16,750,000	1,215,000	17,965,000	634,000
Kima Integrated School	—	319,000	319,000	—
Kipit National High School	7,755,000	968,000	8,723,000	—
Kitabog National High School	9,497,000	916,000	10,413,000	369,000
La Dicha National High School	12,055,000	1,168,000	13,223,000	—
Laih Batu National High School	15,004,000	1,126,000	16,130,000	525,000
Lali Alam Integrated School	2,127,000	604,000	2,731,000	—
Langon National High School	8,834,000	924,000	9,758,000	451,000
Laparay National High School	10,328,000	1,021,000	11,349,000	460,000
Lindang National High School (Diplahan National High School - Lindang Annex)	4,280,000	820,000	5,100,000	—
Lutiman National High School (Alicia NHS - Lutiman NHS Annex)	9,697,000	933,000	10,630,000	371,000
Mabuhay Agro-Industrial High School (Mabuhay Agri-Fisheries School)	17,434,000	1,740,000	19,174,000	786,000
Mabuhay National High School	22,472,000	1,737,000	24,209,000	1,280,000
Magdaup National High School	12,003,000	1,167,000	13,170,000	369,000
Makilas National High School	24,700,000	1,795,000	26,495,000	512,000
Malagandis National High School	9,371,000	972,000	10,343,000	409,000
Malubal National High School (Surabay National High School - Malubal Annex)	13,340,000	1,235,000	14,575,000	573,000
Marcelo Baquial, Sr. National High School	—	—	—	1,268,000
Milagrosa National High School	8,536,000	856,000	9,392,000	344,000
Minsulao National High School	10,480,000	972,000	11,452,000	462,000
Monching National High School (Siay National High School - Monching Annex)	10,451,000	979,000	11,430,000	405,000
Nanan National High School	8,751,000	793,000	9,544,000	287,000
Natan National High School	15,911,000	1,121,000	17,032,000	567,000
Palinta National High School	7,577,000	897,000	8,474,000	417,000
Palomoc National High School (Titay National High School - Palomoc Annex)	14,431,000	1,143,000	15,574,000	466,000
Pantaleon Cudiera National High School	8,236,000	872,000	9,108,000	—
Payao National High School	22,787,000	1,569,000	24,356,000	804,000
Perfecto National High School	1,499,000	758,000	2,257,000	—
Pioneer National High School	25,414,000	1,887,000	27,301,000	880,000
Salinding Integrated School	997,000	528,000	1,525,000	—
Salip T. Hasim National High School	4,863,000	808,000	5,671,000	—
San Antonio (Titay) National High School	21,452,000	1,598,000	23,050,000	723,000
San Fernandino National High School (Surabay NHS - San Fernandino Annex)	19,312,000	1,392,000	20,704,000	674,000
San Isidro National High School	13,596,000	1,242,000	14,838,000	529,000

950	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
San Pedro National High School (Pioneer National High School - San Pedro Annex)	9,935,000	980,000	10,915,000	434,000
Sandayong National High School	5,945,000	766,000	6,711,000	365,000
Santo Rosario National High School	7,204,000	919,000	8,123,000	361,000
Silingan Integrated School	2,125,000	479,000	2,604,000	—
Simbol National High School	9,498,000	897,000	10,395,000	436,000
Sisay National High School	12,963,000	1,223,000	14,186,000	564,000
Sta. Fe National High School	6,156,000	773,000	6,929,000	363,000
Sulo National High School (Santa Clara National High School - Sulo Annex)	8,489,000	902,000	9,391,000	390,000
Talairan Integrated School (Diplahan National High School - Talairan Annex)	5,297,000	612,000	5,909,000	194,000
Tambanan National High School	10,019,000	980,000	10,999,000	300,000
Taway National High School	8,294,000	847,000	9,141,000	315,000
Tiayon Integrated School	1,497,000	703,000	2,200,000	—
Timalang National High School	9,833,000	926,000	10,759,000	317,000
Villacastor National High School (Diplahan National High School - Villacastor Annex)	4,457,000	764,000	5,221,000	369,000

Division of Zamboanga del Norte	803,769,000	119,461,000	923,230,000	47,306,000

Division Office - Proper	14,956,000	—	14,956,000	—
Alam Mudja Sai National High School	5,576,000	912,000	6,488,000	426,000
Apolonio Molina Integrated School	997,000	514,000	1,511,000	—
Bacong National High School	12,101,000	1,229,000	13,330,000	606,000
Balakan National High School	10,048,000	1,011,000	11,059,000	434,000
Balas National High School	11,047,000	1,191,000	12,238,000	476,000
Baliguian National High School	15,364,000	1,710,000	17,074,000	954,000
Baluno Integrated School	—	297,000	297,000	—
Banuangan Integrated School	499,000	508,000	1,007,000	—
Bartolome C. Lira, Sr. National High School (Maras National High School)	14,519,000	1,378,000	15,897,000	514,000
Bartolome C. Lira, Sr. National High School (Maras National High School) - Siasin Extension	563,000	777,000	1,340,000	—
Basagan National High School (Katipunan National High School - Basagan Annex)	3,298,000	791,000	4,089,000	346,000
Batayan National High School (Kalawit National High School - Batayan Annex)	5,287,000	904,000	6,191,000	417,000
Bethlehem Integrated School	997,000	345,000	1,342,000	—
Binoni National High School (Salug National High School - Binoni Extension)	7,890,000	902,000	8,792,000	468,000
Bitoon Integrated School	997,000	398,000	1,395,000	177,000
Biwa National High School	—	752,000	752,000	—
Bucana Integrated School	997,000	541,000	1,538,000	—
Bulawan Integrated School	10,229,000	838,000	11,067,000	312,000
C. Callao Integrated School	1,007,000	481,000	1,488,000	—
Canatuan National High School (Siocon National High School - Canatuan Annex)	5,715,000	795,000	6,510,000	405,000
Canuto Enerio National High School	1,124,000	922,000	2,046,000	438,000
Cawit-Cawit National High School	—	893,000	893,000	487,000
Celestino T. Montaño, Sr. National High School	997,000	805,000	1,802,000	—
Compra National High School (Liloy National High School - Compra Annex)	20,903,000	1,693,000	22,596,000	881,000
Dabiak National High School	997,000	813,000	1,810,000	—
Dacon National High School	1,581,000	1,002,000	2,583,000	428,000
Daniel Maing Integrated School	501,000	495,000	996,000	—
Dansalan Integrated School	504,000	442,000	946,000	—
Datagan National High School	997,000	755,000	1,752,000	—
Dilawa National High School	7,587,000	810,000	8,397,000	359,000
Dinasan National High School	14,431,000	1,202,000	15,633,000	478,000
Diongan National High School	7,005,000	1,252,000	8,257,000	382,000
Disakan National High School (Bartolome Aripal Memorial National High School - Upper Disakan)	15,773,000	1,130,000	16,903,000	424,000
Don Jose Aguirre National High School (Villaramos National High School - Don J. Aguirre Extension)	10,314,000	982,000	11,296,000	483,000

JANUARY 5, 2026	OFFICIAL GAZETTE	951
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Don Teotimo Z. Ochotorena National High School	7,863,000	744,000	8,607,000	300,000
Doña Natividad L. Macias Integrated School	5,662,000	509,000	6,171,000	255,000
Dumalogdog National High School	13,979,000	1,191,000	15,170,000	588,000
Enrique C. Nueva Integrated School	—	484,000	484,000	—
Feliciano Castillo National High School	997,000	768,000	1,765,000	508,000
Felipe Cadavedo Integrated School	499,000	558,000	1,057,000	—
Galingon National High School	1,739,000	938,000	2,677,000	—
Gatas National High School (Kalawit National High School - Gatas Extension)	5,725,000	958,000	6,683,000	396,000
Godod National High School	20,221,000	1,427,000	21,648,000	625,000
Gunyan National High School (Siayan National High School - Gunyan Annex)	7,148,000	1,116,000	8,264,000	535,000
Gutalac National High School - Mamawan Annex	1,124,000	899,000	2,023,000	369,000
Gutalac National High School Extension - Panganuran	—	812,000	812,000	348,000
Gutalac National High School Extension - San Juan	—	849,000	849,000	369,000
Gutalac National High School Extension - Tipan	—	766,000	766,000	323,000
Gutalac Senior High School	—	—	—	2,999,000
Head Tipan Integrated School	499,000	345,000	844,000	—
Ilihan National High School	997,000	946,000	1,943,000	313,000
Immaculada Integrated School	499,000	396,000	895,000	—
Kalawit National High School	30,252,000	1,558,000	31,810,000	729,000
Kalawit National High School Extension - Paraiso	—	596,000	596,000	306,000
Kanim National High School	14,623,000	931,000	15,554,000	460,000
Kayok Integrated School	499,000	452,000	951,000	160,000
La Libertad National High School	15,287,000	1,255,000	16,542,000	722,000
La Union Integrated School	501,000	514,000	1,015,000	276,000
Labason Integrated School	2,498,000	1,141,000	3,639,000	500,000
Lapero National High School (Dinasan National High School - Lapero Extension)	2,001,000	747,000	2,748,000	323,000
Lintangan Integrated School	1,500,000	725,000	2,225,000	—
Lipakan National High School (Langatian National High School Extension - Lipakan)	3,733,000	728,000	4,461,000	354,000
Lunday National High School	517,000	836,000	1,353,000	—
Maharadja Asim Integrated School	997,000	479,000	1,476,000	—
Makiang National High School	1,004,000	818,000	1,822,000	—
Malayal National High School	21,785,000	1,630,000	23,415,000	1,050,000
Malintuboan National High School	5,917,000	825,000	6,742,000	403,000
Mambong Integrated School	1,011,000	411,000	1,422,000	—
Manawan National High School	16,087,000	1,330,000	17,417,000	606,000
Mandih Integrated School	—	723,000	723,000	—
Mangilay National High School	6,833,000	859,000	7,692,000	279,000
Mangop National High School		580,000	580,000
Manukan National High School (Serongan Annex)	3,522,000	853,000	4,375,000	396,000
Marupay National High School	13,945,000	808,000	14,753,000	361,000
Matam National High School	6,456,000	766,000	7,222,000	325,000
Matias C. Ranillo National High School	499,000	781,000	1,280,000	424,000
Mauricio V. Landingin Integrated School	499,000	1,009,000	1,508,000	508,000
Moliton National High School (Marupay National High School - Moliton Extension)	2,194,000	1,079,000	3,273,000	512,000
Molos Integrated School	3,495,000	444,000	3,939,000	—
Motibot Integrated School	499,000	549,000	1,048,000	—
Moyo Integrated School	499,000	398,000	897,000	—
Mutia National High School	24,274,000	1,575,000	25,849,000	770,000
Mutia National High School - Tubak Annex	2,760,000	830,000	3,590,000	—
Mutia National High School Extension - Alvenda	501,000	788,000	1,289,000	415,000
Nasibac Integrated School	997,000	404,000	1,401,000	—
Nato Integrated School	501,000	506,000	1,007,000	—
New Dapitan National High School	2,266,000	798,000	3,064,000	—
Palandok National High School	1,031,000	853,000	1,884,000	428,000
Paranglumba Integrated School	501,000	488,000	989,000	—
Patawag National High School	—	726,000	726,000	—
Pedro Torio Integrated School	997,000	492,000	1,489,000	—
Pianon National High School	5,388,000	990,000	6,378,000	445,000
Piñalan Integrated School	1,000,000	442,000	1,442,000	—
Pitawe Integrated School	2,568,000	492,000	3,060,000	—

952	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Polanco National High School - Isis Extension	2,765,000	989,000	3,754,000	439,000
Polanco National High School Extension - Lingasad	2,287,000	982,000	3,269,000	422,000
Ponot National High School	25,192,000	2,356,000	27,548,000	1,384,000
Raba National High School	1,644,000	1,029,000	2,673,000	527,000
Ramon Magsaysay National High School	2,832,000	971,000	3,803,000	—
Rizal National High School (Rizal A. I. National High School)	16,588,000	1,617,000	18,205,000	942,000
Saluyong National High School	6,882,000	817,000	7,699,000	405,000
San Isidro National High School	7,138,000	781,000	7,919,000	363,000
San Jose National High School	5,939,000	875,000	6,814,000	401,000
San Pedro Integrated School	—	389,000	389,000	—
San Pedro National High School	11,678,000	1,031,000	12,709,000	457,000
Sas Integrated School	997,000	525,000	1,522,000	—
Sawang National High School (Kanim National High School - Sawang Annex)	4,783,000	701,000	5,484,000	359,000
Sebaca National High School	10,763,000	967,000	11,730,000	439,000
Seres National High School	7,276,000	793,000	8,069,000	443,000
Sergio Osmeña National High School - Bagong Baguio Extension	2,597,000	785,000	3,382,000	340,000
Sergio Osmeña National High School Extension - Marapong	3,258,000	1,126,000	4,384,000	497,000
Seroan Integrated School	499,000	490,000	989,000	—
Sianan National High School	4,844,000	711,000	5,555,000	394,000
Sianib National High School	5,351,000	710,000	6,061,000	313,000
Siari John Roemer Memorial National High School (Siari National High School)	30,262,000	2,440,000	32,702,000	1,486,000
Siay Integrated School	11,132,000	930,000	12,062,000	369,000
Siayan National High School	29,471,000	1,890,000	31,361,000	838,000
Sibuco National High School	34,425,000	2,799,000	37,224,000	1,262,000
Sibuco National High School - Pangian Annex	2,047,000	737,000	2,784,000	275,000
Silawe National High School (Polanco National High School - Silawe NHS Annex)	6,701,000	933,000	7,634,000	407,000
Silucap National High School		580,000	580,000
Sinuyak National High School	2,650,000	825,000	3,475,000	415,000
Sipakong National High School		580,000	580,000
Sioran National High School	—	752,000	752,000	—
Sirawai National High School	41,128,000	2,724,000	43,852,000	1,724,000
Sirawai National High School - Piacan Annex	2,606,000	—	2,606,000	—
Sitog National High School (Katipunan National High School - Sitog Annex)	4,806,000	835,000	5,641,000	350,000
Situbo National High School	3,769,000	791,000	4,560,000	394,000
Sta. Maria National High School (Siocon National High School - Sta. Maria Annex)	8,959,000	1,143,000	10,102,000	550,000
Talinga National High School	8,992,000	1,113,000	10,105,000	514,000
Teresita Integrated School	1,000,000	528,000	1,528,000	—
Tinaplan Integrated School	508,000	718,000	1,226,000	276,000
Tininggaan National High School	2,177,000	686,000	2,863,000	—
Tinuyop National High School	1,632,000	841,000	2,473,000	468,000
Tugop National High School	1,607,000	839,000	2,446,000	380,000
Ubay National High School - Patawag Extension	—	723,000	723,000	352,000
Villaramos National High School	15,394,000	1,024,000	16,418,000	546,000

Division of Zamboanga del Sur	1,327,113,000	143,482,000	1,470,595,000	51,435,000

Division Office - Proper	25,136,000	—	25,136,000	—
Antonio National High School	19,715,000	1,643,000	21,358,000	625,000
Aurora National High School	51,537,000	3,535,000	55,072,000	2,197,000
Baclay National High School	499,000	791,000	1,290,000	—
Baganian National High School	15,459,000	1,344,000	16,803,000	596,000
Bag-ong Baroy Integrated School	499,000	431,000	930,000	—
Bag-ong Kahayag National High School	5,706,000	747,000	6,453,000	464,000
Bag-ong Kauswagan National High School (Tambulig NHS - Bagong Kauswagan Extension)	1,565,000	642,000	2,207,000	312,000
Bag-ong Valencia Agricultural National High School	3,833,000	1,125,000	4,958,000	514,000
Balintawak National High School	11,715,000	842,000	12,557,000	363,000
Balongbalong National High School	—	738,000	738,000	—
Balukbahan National High School	6,209,000	921,000	7,130,000	—
Baluno National High School	997,000	779,000	1,776,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	953
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Betinan National High School	19,601,000	1,839,000	21,440,000	1,112,000
Bibilik National High School (Rebokon Agricultural Vocational High School - Bibilik Extension)	9,733,000	858,000	10,591,000	445,000
Binuay National High School	8,869,000	907,000	9,776,000	502,000
Bobuan National High School	9,863,000	1,062,000	10,925,000	417,000
Bogayo National High School	6,571,000	810,000	7,381,000	—
Bogo Calabat Integrated School	3,697,000	563,000	4,260,000	217,000
Bokong National High School	12,924,000	842,000	13,766,000	357,000
Boniao National High School (Mahayag National High School - Boniao Annex)	5,548,000	1,247,000	6,795,000	474,000
Buburay National High School	13,980,000	894,000	14,874,000	—
Bulawan National High School (Lapuyan National High School - Bulawan Extension Class)	12,969,000	863,000	13,832,000	378,000
Buloron National High School	—	941,000	941,000	352,000
Bululawan National High School	8,119,000	805,000	8,924,000	—
Calube Integrated School	997,000	367,000	1,364,000	—
Camalig National High School (Dumalinao National High School - Camalig Extension)	—	683,000	683,000	—
Cogon National High School	11,660,000	1,048,000	12,708,000	449,000
Cogonan Integrated School	3,121,000	497,000	3,618,000	—
Concepcion National High School	16,747,000	883,000	17,630,000	418,000
Concepcion National High School - Tultolan Extension	1,026,000	796,000	1,822,000	—
Culabay National High School	13,546,000	1,498,000	15,044,000	724,000
Dagum Integrated School	997,000	345,000	1,342,000	—
Damit National High School	1,518,000	825,000	2,343,000	338,000
Daniel C. Mantos National High School	2,196,000	919,000	3,115,000	331,000
Dao-an National High School	5,050,000	711,000	5,761,000	355,000
Dawa National High School (Leonardo National High School - Dawa Annex)	1,061,000	657,000	1,718,000	310,000
Depase National High School	—	633,000	633,000	321,000
Digon National High School	4,251,000	818,000	5,069,000	—
Diosdado Macapagal Memorial National High School	5,988,000	904,000	6,892,000	—
Dipaya Integrated School	—	369,000	369,000	—
Ditulan Integrated School	—	376,000	376,000	—
Dulop National High School	54,427,000	1,788,000	56,215,000	602,000
Dumalinao National High School	32,763,000	1,740,000	34,503,000	961,000
Dumingag National High School (Dulop National High School - Dulop (Dumingag NHS Annex))	79,454,000	4,444,000	83,898,000	241,000
Dumingag Senior High School	—	—	—	3,127,000
Eleuterio P. Bacaltos Integrated School	1,497,000	424,000	1,921,000	—
Esperanza Switch National High School (Esperanza NHS)	16,420,000	1,412,000	17,832,000	544,000
Eugenio Andrin National High School	14,512,000	1,156,000	15,668,000	386,000
Fatima National High School (Legarda Dos National High School - Fatima Extension)	997,000	785,000	1,782,000	369,000
Francisco A. Relacion Senior High School	1,499,000	924,000	2,423,000	468,000
Gawil Integrated School	997,000	426,000	1,423,000	—
Glab Integrated School	997,000	402,000	1,399,000	—
Golictop National High School (Midsalip National HS - Golictop Extension)	4,484,000	856,000	5,340,000	380,000
Gonosan Integrated School	—	259,000	259,000	—
Gubaan National High School (Commonwealth National High School - Gubaan Annex)	2,188,000	935,000	3,123,000	—
Guinicolalay National High School	5,877,000	861,000	6,738,000	436,000
Guinicolalay National High School - Tarakan Extension	6,079,000	668,000	6,747,000	—
Guipos National High School (J. Cerilles)	26,583,000	2,261,000	28,844,000	1,364,000
Guling National High School	9,761,000	839,000	10,600,000	336,000
Ignacio Garrata National High School (Dinas National High School - Ignacio Garrata Annex)	2,250,000	774,000	3,024,000	—
Juan Lumosad Memorial National High School	14,620,000	772,000	15,392,000	—
Judge Edmundo S. Pinga National High School	10,348,000	1,059,000	11,407,000	459,000
Kalian National High School	21,019,000	1,800,000	22,819,000	1,092,000
Karpok National High School	—	894,000	894,000	—
Kauswagan National High School (Commonwealth National High School - Kauswagan NHS)	3,263,000	988,000	4,251,000	—

954	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Kumalarang National High School	34,733,000	2,247,000	36,980,000	1,175,000
Lababgon Subanen Agricultural National High School	—	755,000	755,000	—
Langapod Integrated School	3,000,000	1,129,000	4,129,000	144,000
Lantungan National High School	9,974,000	916,000	10,890,000	394,000
Laperian National High School	12,673,000	1,137,000	13,810,000	472,000
Lapuyan National High School - Maralag Extension	—	697,000	697,000	—
Laureano Salusod National High School	18,542,000	1,567,000	20,109,000	1,319,000
Legarda Dos National High School (Legarda NHS)	16,966,000	1,156,000	18,122,000	508,000
Leonardo National High School	23,107,000	1,744,000	24,851,000	728,000
Liba National High School	499,000	743,000	1,242,000	—
Libayoy National High School	7,377,000	824,000	8,201,000	355,000
Libertad National High School	12,268,000	922,000	13,190,000	396,000
Liguac National High School	—	734,000	734,000	—
Lintugop National High School	2,558,000	786,000	3,344,000	338,000
Litapan Integrated School	997,000	345,000	1,342,000	—
Locuban National High School	8,106,000	808,000	8,914,000	306,000
Lunib Integrated School	1,497,000	413,000	1,910,000	179,000
Ma. Clara Lobregat National High School	4,770,000	871,000	5,641,000	392,000
Maestro Cornelio Minor National High School	11,972,000	1,272,000	13,244,000	548,000
Malim National High School	5,911,000	771,000	6,682,000	346,000
Maraya National High School	—	760,000	760,000	—
Maruing National High School	11,570,000	1,149,000	12,719,000	497,000
Matalang National High School	9,986,000	916,000	10,902,000	365,000
Mecolong National High School	5,444,000	786,000	6,230,000	306,000
Midsalip National High School	46,891,000	3,074,000	49,965,000	1,828,000
Mohammad Ali Dimaporo Integrated School	997,000	481,000	1,478,000	—
Monte Alegre National High School	5,907,000	730,000	6,637,000	331,000
Navalan National High School	16,959,000	1,476,000	18,435,000	—
New Labangan National High School	21,095,000	1,431,000	22,526,000	546,000
Nilo National High School	14,690,000	1,267,000	15,957,000	543,000
Nuboran Integrated School	997,000	466,000	1,463,000	—
Old Mirapao National High School (Guinicolalay National High School - Old Mirapao Extension)	5,426,000	648,000	6,074,000	327,000
Pampang National High School	—	770,000	770,000	—
Panubigan National High School	13,312,000	1,130,000	14,442,000	483,000
Paquito S. Yu Memorial National High School (Dulop National High School - Lower Timonan Extension)	562,000	853,000	1,415,000	—
Paraiso National High School (Panagaan National High School - Lactayan NHS)	499,000	705,000	1,204,000	—
Parasan National High School (Simata National High School - Parasan Annex)	8,724,000	897,000	9,621,000	352,000
Paulino Dari National High School	23,282,000	1,852,000	25,134,000	648,000
Paulino Dari National High School - Punta Flecha Extension	4,524,000	800,000	5,324,000	—
Payag National High School	9,508,000	779,000	10,287,000	342,000
Picanan National High School	14,052,000	1,053,000	15,105,000	413,000
Pisompongan Integrated School	997,000	684,000	1,681,000	—
Poblacion Comprehensive National High School	17,285,000	1,491,000	18,776,000	1,107,000
Pongapong National High School (San Pablo National High School - Pongapong Extension)	3,637,000	913,000	4,550,000	—
Potenciano Solon Bandolon Memorial National High School (San Carlos National HS - Taguio Extension)	562,000	972,000	1,534,000	443,000
Proper Dimaya National High School	10,551,000	995,000	11,546,000	451,000
Ramon Magsaysay National High School	8,920,000	1,557,000	10,477,000	786,000
Rebokon Agricultural Vocational High School (Rebokon NHS)	17,198,000	1,585,000	18,783,000	659,000
Sacbulan National High School	—	764,000	764,000	—
Sagacad National High School	7,731,000	819,000	8,550,000	405,000
Sagucan National High School	8,582,000	824,000	9,406,000	348,000
Salagmanok National High School (Kumalarang NHS - Salagmanok Extension)	1,497,000	820,000	2,317,000	—
Saloagan National High School (Salauwagan NHS)	6,357,000	832,000	7,189,000	327,000
San Jose National High School	19,468,000	1,114,000	20,582,000	539,000
San Pablo National High School	20,005,000	1,662,000	21,667,000	1,139,000

JANUARY 5, 2026	OFFICIAL GAZETTE	955
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Sapa Anding Agricultural Vocational Technical School (Sapa Anding National High School)	19,027,000	1,075,000	20,102,000	594,000
Sikatuna National High School	5,289,000	781,000	6,070,000	—
Simata National High School	10,980,000	958,000	11,938,000	392,000
Sominot (DMMNHS) National High School	24,759,000	2,161,000	26,920,000	912,000
Subanen Agricultural National High School	6,680,000	693,000	7,373,000	298,000
Sumalig National High School (Tambulig (Echanca) National High School - Sumalig Annex)	3,218,000	781,000	3,999,000	359,000
Sumpot Integrated School	499,000	429,000	928,000	—
Supon National High School	1,497,000	772,000	2,269,000	—
Tabak National High School	513,000	878,000	1,391,000	—
Tabina National High School (Culabay National High School - Tabina Annex)	27,590,000	1,711,000	29,301,000	752,000
Tabuan National High School	11,044,000	940,000	11,984,000	—
Tambulig National High School - Lower Tiparak	1,640,000	892,000	2,532,000	333,000
Tandubuay National High School	6,566,000	774,000	7,340,000	—
Tawagan Norte National High School (Tawagan NHS)	6,388,000	959,000	7,347,000	—
Teniapan National High School	7,117,000	732,000	7,849,000	363,000
Tigbao National High School	12,112,000	1,116,000	13,228,000	575,000
Tiguha National High School	1,007,000	851,000	1,858,000	443,000
Tina National High School	2,622,000	751,000	3,373,000	302,000
Tinggabulong National High School (Buburay National High School - Tinggabulong Extension)	—	746,000	746,000	—
Toribio Minor National High School	21,887,000	2,145,000	24,032,000	1,212,000
Upper Dimorok Integrated School	1,497,000	444,000	1,941,000	—
Upper Panikian Integrated School	997,000	360,000	1,357,000	—
Vicenta C. Enerio National High School	8,561,000	1,123,000	9,684,000	619,000
Zamboanga Del Sur School For Arts	521,000	553,000	1,074,000	160,000

Region X - Northern Mindanao	5,448,452,000	649,305,000	6,097,757,000	262,064,000

Division of Bukidnon	1,370,448,000	160,421,000	1,530,869,000	76,573,000

Division Office - Proper	27,499,000	—	27,499,000	—
Abyawan Integrated School	—	396,000	396,000	—
Alae National High School	37,191,000	2,771,000	39,962,000	1,427,000
Anggaan Integrated School	2,002,000	695,000	2,697,000	—
Apyao National High School	5,580,000	1,632,000	7,212,000	551,000
Awol Integrated School	1,997,000	574,000	2,571,000	—
Bacusanon National High School	17,406,000	1,826,000	19,232,000	830,000
Balangigay Integrated School		437,000	437,000
Bangahan Integrated School	1,002,000	758,000	1,760,000	—
Bantuanon Integrated School	997,000	780,000	1,777,000	—
Basac Integrated School	3,503,000	1,276,000	4,779,000	422,000
Baungon National High School	35,461,000	2,870,000	38,331,000	1,750,000
Bocboc National High School	40,328,000	2,043,000	42,371,000	1,687,000
Bugcaon National High School	12,294,000	1,094,000	13,388,000	518,000
Bukidnon National School of Home Industries - San Miguel Annex	—	1,608,000	1,608,000	762,000
Bulonay Integrated School	1,997,000	459,000	2,456,000	243,000
Buyot Integrated School	1,998,000	441,000	2,439,000	232,000
Cabanglasan National High School	1,497,000	1,812,000	3,309,000	1,680,000
Cabulohan-Paradise National High School	43,494,000	1,776,000	45,270,000	808,000
Capinonan National High School	2,501,000	987,000	3,488,000	—
Capitan Bayong National High School	1,997,000	1,149,000	3,146,000	518,000
Capitan Juan Integrated School	2,500,000	596,000	3,096,000	—
Cayaga National High School	1,497,000	910,000	2,407,000	468,000
Cosina Integrated School	3,495,000	767,000	4,262,000	—
Dagumbaan Integrated School, Maramag	1,997,000	908,000	2,905,000	—
Dagumbaan Integrated School, Talakag	10,092,000	982,000	11,074,000	245,000
Dahilayan Integrated School	2,498,000	532,000	3,030,000	190,000
Dalirig National High School	12,136,000	1,084,000	13,220,000	575,000
Damilag Integrated School	6,090,000	1,789,000	7,879,000	—
Danatag National High School	1,997,000	1,160,000	3,157,000	561,000
Dangcagan National High School	37,818,000	2,749,000	40,567,000	1,852,000

956	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Dilapa Integrated School	3,998,000	616,000	4,614,000	226,000
Dologon National High School	43,265,000	2,144,000	45,409,000	1,658,000
Dologon National High School - Kiharong Annex	—	1,201,000	1,201,000	495,000
Dologon National High School - San Roque Annex	—	873,000	873,000	491,000
Dominorog Integrated School	—	829,000	829,000	—
Don Carlos National High School	20,396,000	2,081,000	22,477,000	943,000
Dumalaguing Integrated School	2,496,000	483,000	2,979,000	247,000
Famador Integrated School	1,004,000	640,000	1,644,000	—
Gamot Integrated School	997,000	357,000	1,354,000	169,000
Guihean Integrated School	997,000	431,000	1,428,000	—
Guilang-Guilang Integrated School	2,059,000	449,000	2,508,000	203,000
Hagpa Integrated School	997,000	468,000	1,465,000	—
Halapitan National High School	60,006,000	3,188,000	63,194,000	2,724,000
Iba Integrated School	5,004,000	843,000	5,847,000	287,000
Impalutao Integrated School	7,002,000	899,000	7,901,000	276,000
Impasug-ong National High School	40,555,000	3,219,000	43,774,000	2,481,000
Indulang Integrated School	1,997,000	962,000	2,959,000	369,000
Intavas Integrated School	1,497,000	495,000	1,992,000	—
Kalabugao National High School	22,642,000	1,617,000	24,259,000	702,000
Kalagangan National High School	—	1,199,000	1,199,000	—
Kalilangan National High School	51,362,000	4,044,000	55,406,000	3,134,000
Kiara National High School	6,486,000	1,181,000	7,667,000	565,000
Kibatang National High School	12,403,000	1,109,000	13,512,000	407,000
Kibawe National High School	22,203,000	1,830,000	24,033,000	1,277,000
Kibawe National High School Poblacion Campus	499,000	2,183,000	2,682,000	888,000
Kibenton Integrated School	10,491,000	817,000	11,308,000	443,000
Kibongkog Integrated School	997,000	609,000	1,606,000	—
Kiburiao National High School	30,173,000	2,229,000	32,402,000	2,037,000
Kikipot Integrated School	997,000	355,000	1,352,000	—
Kimanait National High School	11,681,000	1,101,000	12,782,000	573,000
Kinawe National High School (Libona NHS - Kinawe Annex)	13,451,000	1,458,000	14,909,000	489,000
Kipolot Integrated School	1,997,000	612,000	2,609,000	236,000
Kitaotao National High School	32,850,000	2,574,000	35,424,000	1,821,000
Kitaotao National High School - Digongan Annex	499,000	883,000	1,382,000	321,000
Kitubo National High School	14,614,000	1,555,000	16,169,000	906,000
Kuya National High School	22,658,000	1,134,000	23,792,000	606,000
Kuya National High School - La Roxas Annex	—	1,064,000	1,064,000	506,000
Lampanusan National High School	12,459,000	1,206,000	13,665,000	583,000
Langcataon National High School	12,185,000	1,377,000	13,562,000	606,000
Lantapan National High School	47,981,000	3,484,000	51,465,000	3,143,000
Libona National High School	49,554,000	4,517,000	54,071,000	3,171,000
Licoan Integrated School	1,497,000	451,000	1,948,000	—
Linabo Integrated School	997,000	365,000	1,362,000	—
Lingating Integrated School	997,000	870,000	1,867,000	253,000
Lingi-on Integrated School	—	677,000	677,000	—
Lirongan Integrated School	—	455,000	455,000	—
Little Baguio National High School	—	1,070,000	1,070,000	522,000
Macapari National High School	9,832,000	1,057,000	10,889,000	504,000
Malinao National High School	9,386,000	1,098,000	10,484,000	501,000
Malitbog Agricultural High School	17,072,000	1,926,000	18,998,000	857,000
Maluko National High School	2,496,000	916,000	3,412,000	371,000
Mambatangan National High School	997,000	959,000	1,956,000	—
Mantibugao Integrated School	1,997,000	804,000	2,801,000	—
Manuto Integrated School	1,497,000	571,000	2,068,000	—
Marapange Integrated School	1,997,000	600,000	2,597,000	205,000
Matupe Integrated School	—	536,000	536,000	—
Merangeran Integrated School	1,997,000	635,000	2,632,000	—
Miaray National High School	3,555,000	1,098,000	4,653,000	596,000
Mibantang Integrated School	—	415,000	415,000	—
Minsalirac Integrated School	499,000	479,000	978,000	—
Musuan Integrated School	499,000	1,383,000	1,882,000	—
Namnam Integrated School	4,491,000	1,028,000	5,519,000	635,000
New Kidapawan Integrated School	1,997,000	495,000	2,492,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	957
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
New Nongnongan National High School	34,674,000	1,313,000	35,987,000	573,000
Old Damulog National High School	29,505,000	2,578,000	32,083,000	1,954,000
Old Nongnongan National High School	12,422,000	1,373,000	13,795,000	546,000
Paitan Integrated School	1,497,000	648,000	2,145,000	234,000
Palacapao Integrated School	499,000	644,000	1,143,000	—
Pangantucan National High School	38,660,000	3,227,000	41,887,000	2,461,000
Pigtauranan Integrated School	—	560,000	560,000	—
Pinamula Integrated School	1,497,000	695,000	2,192,000	—
Poblacion Kadingilan National High School	1,997,000	1,077,000	3,074,000	—
Quezon National High School	62,811,000	3,975,000	66,786,000	4,143,000
Sacramento Valley Integrated School	—	558,000	558,000	—
Sagundanon Integrated School	1,497,000	660,000	2,157,000	287,000
Salawagan National High School	34,627,000	2,710,000	37,337,000	1,870,000
Salaysay Integrated School	1,997,000	500,000	2,497,000	241,000
Salimbalan Integrated School	2,496,000	459,000	2,955,000	—
Salumayag Tigwahanon Integrated School	1,497,000	607,000	2,104,000	—
San Andres National High School	38,916,000	2,314,000	41,230,000	1,269,000
San Andres National High School - Cabadiangan Annex	—	1,616,000	1,616,000	558,000
San Isidro Integrated School	499,000	409,000	908,000	—
San Jose Integrated School	5,000,000	1,156,000	6,156,000	314,000
San Luis National High School	11,622,000	1,063,000	12,685,000	480,000
San Luis National High School - Sabangaan Annex	499,000	925,000	1,424,000	—
San Nicolas National High School	5,030,000	1,890,000	6,920,000	711,000
San Vicente Integrated School		422,000	422,000
San Vicente National High School	—	1,302,000	1,302,000	621,000
Sankanan National High School	11,658,000	1,458,000	13,116,000	548,000
Santiago Integrated School	1,997,000	541,000	2,538,000	—
Sil-Ipon Integrated School	1,497,000	507,000	2,004,000	154,000
Sinuda National High School	16,734,000	1,720,000	18,454,000	966,000
South Dalurong Integrated School	5,993,000	674,000	6,667,000	257,000
Sta. Cruz Integrated School	997,000	420,000	1,417,000	182,000
Sto. Domingo Integrated School	499,000	468,000	967,000	—
Sumilao National High School	31,416,000	1,163,000	32,579,000	598,000
Sumilao National High School - Vista Villa Annex	—	1,011,000	1,011,000	562,000
Talakag National High School	34,419,000	3,139,000	37,558,000	3,111,000
Ticala Integrated School	997,000	402,000	1,399,000	—
Tikalaan National High School	18,385,000	2,120,000	20,505,000	942,000
Tumaras Integrated School	997,000	402,000	1,399,000	—
White Kulaman Integrated School	6,498,000	650,000	7,148,000	245,000

Division of Cagayan de Oro City	941,255,000	94,598,000	1,035,853,000	33,860,000

Division Office - Proper	19,575,000	—	19,575,000	—
Agusan National High School	80,313,000	3,545,000	83,858,000	1,202,000
Angeles Sisters National High School (Consolacion NHS)	16,777,000	1,273,000	18,050,000	359,000
Baikingon National High School	499,000	771,000	1,270,000	306,000
Balongkot Integrated School	997,000	355,000	1,352,000	160,000
Balubal National High School	10,367,000	1,596,000	11,963,000	531,000
Balulang National High School	5,120,000	1,703,000	6,823,000	632,000
Bayabas National High School	23,829,000	1,485,000	25,314,000	520,000
Bayanga National High School	1,538,000	1,053,000	2,591,000	405,000
Besigan National High School	997,000	723,000	1,720,000	365,000
Bonbon National High School	8,811,000	1,426,000	10,237,000	415,000
Bugo National High School	39,068,000	3,294,000	42,362,000	835,000
Bulua National High School	61,828,000	6,359,000	68,187,000	2,826,000
Cadayonan Integrated School	1,497,000	355,000	1,852,000	163,000
Cagayan de Oro City National High School	104,469,000	7,131,000	111,600,000	3,515,000
Camaman-an National High School	14,800,000	1,790,000	16,590,000	481,000
Camansi Integrated School	—	385,000	385,000	—
Canitoan National High School	29,101,000	2,341,000	31,442,000	842,000
Carmen National High School (Macanhan NHS)	37,349,000	3,938,000	41,287,000	1,327,000
Cugman National High School	5,033,000	2,504,000	7,537,000	485,000
Dansolihon National High School	1,997,000	1,029,000	3,026,000	478,000
Dunggoan Integrated School	—	355,000	355,000	—

958	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
East Gusa National High School	8,111,000	3,365,000	11,476,000	833,000
Gusa National High School	40,632,000	839,000	41,471,000	346,000
Gusa Regional Science High School - X	12,473,000	3,331,000	15,804,000	1,180,000
Iba Integrated School	1,497,000	425,000	1,922,000	209,000
Indahag National High School	23,333,000	3,248,000	26,581,000	1,204,000
Iponan National High School	31,775,000	2,878,000	34,653,000	911,000
Kauswagan National High School	28,671,000	3,487,000	32,158,000	1,534,000
Lapasan National High School	69,237,000	3,273,000	72,510,000	942,000
Lumbia National High School	47,508,000	5,086,000	52,594,000	2,209,000
Macabalan National High School	28,989,000	2,038,000	31,027,000	737,000
Macasandig National High School	20,629,000	2,116,000	22,745,000	643,000
Magayad Integrated School	1,497,000	381,000	1,878,000	—
Mambuaya National High School	22,447,000	1,548,000	23,995,000	573,000
Man-ai National High School	499,000	906,000	1,405,000	—
Midkiwan Integrated School	997,000	374,000	1,371,000	171,000
Pagalungan National High School	997,000	662,000	1,659,000	291,000
Pagatpat National High School	499,000	1,496,000	1,995,000	436,000
Palalan Integrated School	997,000	481,000	1,478,000	—
Pedro “Oloy” N. Roa, Sr. High School	32,266,000	3,909,000	36,175,000	1,423,000
Pigsag-an National High School	997,000	723,000	1,720,000	331,000
Puerto National High School	26,316,000	2,586,000	28,902,000	884,000
Puntod National High School	18,399,000	1,460,000	19,859,000	365,000
San Simon National High School	1,004,000	713,000	1,717,000	313,000
Tablon National High School	19,900,000	1,681,000	21,581,000	399,000
Taglimao National High School	14,211,000	688,000	14,899,000	329,000
Tagpangi National High School	13,105,000	919,000	14,024,000	407,000
Tignapoloan National High School	8,308,000	962,000	9,270,000	552,000
Tuburan National High School	499,000	713,000	1,212,000	352,000
Tumpagon National High School	1,497,000	899,000	2,396,000	439,000

Division of Camiguin	190,604,000	17,741,000	208,345,000	8,809,000

Division Office - Proper	3,527,000	—	3,527,000	—
Alangilan Integrated School	6,251,000	658,000	6,909,000	236,000
Bacnit Integrated School	3,019,000	515,000	3,534,000	196,000
Bonbon National High School	7,224,000	902,000	8,126,000	363,000
Bugang Integrated School	2,518,000	553,000	3,071,000	190,000
Eulalio U. Pabillore National High School	18,339,000	1,643,000	19,982,000	833,000
Guinsiliban National High School	11,666,000	1,136,000	12,802,000	478,000
Kuguita Integrated School	1,510,000	441,000	1,951,000	169,000
Lawigan Bura National High School	8,378,000	795,000	9,173,000	382,000
Maac National High School	6,967,000	941,000	7,908,000	424,000
Mahinog National High School II	10,408,000	1,286,000	11,694,000	550,000
Mambajao National High School	44,206,000	3,373,000	47,579,000	2,223,000
Sixto A. Abao National High School	19,189,000	1,773,000	20,962,000	735,000
Sto. Niño Integrated School	2,029,000	466,000	2,495,000	196,000
Tupsan National High School	15,488,000	1,142,000	16,630,000	554,000
Yumbing National High School	29,885,000	2,117,000	32,002,000	1,280,000

Division of El Salvador City	87,029,000	10,968,000	97,997,000	5,163,000

Division Office - Proper	1,697,000	—	1,697,000	—
Cogon National High School	23,112,000	1,666,000	24,778,000	1,084,000
El Salvador City National High School	8,564,000	1,559,000	10,123,000	583,000
Himaya National High School	2,004,000	844,000	2,848,000	354,000
Hinigdaan National High School	3,851,000	902,000	4,753,000	499,000
Kalabaylabay Integrated School	1,000,000	526,000	1,526,000	158,000
Molugan National High School	40,730,000	3,151,000	43,881,000	1,384,000
Sambulawan National High School	2,001,000	722,000	2,723,000	392,000
San Francisco de Asis National High School	2,069,000	727,000	2,796,000	386,000
Sinaloc National High School	2,001,000	871,000	2,872,000	323,000

Division of Gingoog City	289,922,000	29,541,000	319,463,000	15,153,000

Division Office - Proper	5,420,000	—	5,420,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	959
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Agaton E. Oclarit, Sr. National High School	12,444,000	807,000	13,251,000	371,000
Alfonso Ang Militante Integrated School	—	641,000	641,000	279,000
BACKKISMI Comprehensive National High School (Gingoog City Comprehensive NHS - BACKKISMI NHS Annex)	499,000	737,000	1,236,000	354,000
Bal-ason National High School	16,896,000	1,399,000	18,295,000	649,000
Baliguihan Integrated School	1,497,000	355,000	1,852,000	—
Bantaawan Integrated School	1,499,000	355,000	1,854,000	165,000
Civoleg Integrated School	1,499,000	433,000	1,932,000	—
Dukdokaan Integrated School	3,009,000	519,000	3,528,000	289,000
Eureka National High School	10,790,000	604,000	11,394,000	304,000
Fructuso Rife Integrated School	997,000	363,000	1,360,000	—
Gingoog City Comprehensive National High School	114,245,000	6,713,000	120,958,000	5,229,000
Gingoog City Comprehensive National High School - Anakan National High School	499,000	1,171,000	1,670,000	649,000
Gingoog City Comprehensive National High School - Pundasan	—	1,251,000	1,251,000	606,000
Jacinto D. Malimas, Sr. National High School	30,500,000	1,480,000	31,980,000	661,000
Kalagonoy Integrated School	997,000	447,000	1,444,000	192,000
Kalipay National High School	15,439,000	1,036,000	16,475,000	449,000
Kamanikan Integrated School	1,000,000	444,000	1,444,000	190,000
Kisandi National High School	8,347,000	693,000	9,040,000	371,000
Lunao National High School	10,379,000	1,065,000	11,444,000	550,000
Lurisa National High School	499,000	837,000	1,336,000	447,000
Malibud National High School	16,408,000	807,000	17,215,000	354,000
Mimbalagon Integrated School	1,497,000	396,000	1,893,000	—
Mimbunga National High School	11,242,000	973,000	12,215,000	468,000
Minpakiki Integrated School	997,000	345,000	1,342,000	—
Murallon Integrated School	1,000,000	474,000	1,474,000	205,000
Odiongan National High School - Talisay NHS Annex	—	1,057,000	1,057,000	481,000
Pedro Maligmat Integrated School	4,002,000	600,000	4,602,000	249,000
Pigsalohan Integrated School	2,504,000	397,000	2,901,000	188,000
San Luis National High School	10,751,000	1,434,000	12,185,000	691,000
Sangalan Integrated School	2,001,000	503,000	2,504,000	253,000
Sioan Integrated School	1,566,000	385,000	1,951,000	163,000
Sulpicio Lugod Integrated School	1,000,000	360,000	1,360,000	175,000
Talon Integrated School	499,000	460,000	959,000	171,000

Division of Iligan City	54,664,000	21,595,000	76,259,000	8,316,000

Division Office - Proper	1,135,000	—	1,135,000	—
Abuno National High School	1,598,000	1,132,000	2,730,000	470,000
Catalino Sumile Integrated School	499,000	413,000	912,000	—
Dalamas Integrated School	2,993,000	515,000	3,508,000	268,000
Dalipuga National High School - Hindang NHS Annex	—	739,000	739,000	386,000
Del Carmen Integrated School (Iligan City National High School, Del Carmen Annex)	4,990,000	622,000	5,612,000	222,000
Digkilaan National High School (Tubaran National High School - Digkilaan HS Annex)	2,993,000	1,237,000	4,230,000	554,000
Ditucalan National High School (Maria Cristina National High School - Ditucalan HS Annex)	—	1,179,000	1,179,000	460,000
Esperidion F. Encabo Memorial High School	16,729,000	1,468,000	18,197,000	653,000
Francisco Laya Integrated School	3,499,000	628,000	4,127,000	205,000
Hinaplanon National High School (Iligan City East National High School - Hinaplanon Annex)	11,477,000	2,668,000	14,145,000	1,005,000
Iligan City National High School - Pala-o High School Annex	—	1,366,000	1,366,000	252,000
Iligan City National High School - Tambakan National High School	—	1,895,000	1,895,000	627,000
Kabacsanan National High School (Dalipuga National High School - Kabacsanan NHS Annex)	—	819,000	819,000	501,000
Kalubihon High School	—	761,000	761,000	327,000
Kapisahan Integrated School	499,000	452,000	951,000	—
Kiwalan National High School (Iligan City East National High School - Kiwalan Annex)	—	1,325,000	1,325,000	648,000
Mainit High School	5,753,000	768,000	6,521,000	384,000
Santiago National High School	—	1,103,000	1,103,000	592,000
Sultan Mamarinta Integrated School	2,499,000	655,000	3,154,000	—
Tomas Cabili National High School - Annex (Scions)	—	975,000	975,000	424,000

960	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Tubaran National High School - Lanipao Annex	—	875,000	875,000	338,000

Division of Lanao del Norte	594,839,000	71,143,000	665,982,000	24,870,000

Division Office - Proper	11,874,000	—	11,874,000	—
Abaga Integrated School	997,000	528,000	1,525,000	—
Andres Bersales, Sr. Memorial High School (Pandanan NHS)	15,086,000	1,162,000	16,248,000	523,000
Arsenio A. Quibranza National High School (LNNAIHS)	5,010,000	1,206,000	6,216,000	552,000
Atanacia Logronio Integrated School	997,000	519,000	1,516,000	—
Bacolod Central Integrated School	6,489,000	873,000	7,362,000	321,000
Bansarvil National High School	24,417,000	1,470,000	25,887,000	1,024,000
Baraason Integrated School	499,000	400,000	899,000	—
Beruar Integrated School	499,000	367,000	866,000	—
Big Banisilon Integrated School	997,000	457,000	1,454,000	—
Binuni-Demologan National High School	13,329,000	1,150,000	14,479,000	808,000
Cadayonan Integrated School	3,993,000	745,000	4,738,000	—
Calube Integrated School	1,497,000	415,000	1,912,000	—
Carusa Integrated School	3,031,000	490,000	3,521,000	228,000
Cathedral Falls Integrated School	997,000	391,000	1,388,000	—
Dalama Integrated School	7,314,000	633,000	7,947,000	314,000
Datu Timbul Ali Integrated School	997,000	516,000	1,513,000	—
Diego H. Patigayon National High School	15,509,000	1,130,000	16,639,000	596,000
Diosdado Yap, Sr. National High School	12,158,000	1,130,000	13,288,000	447,000
Don Juan Diaz Memorial Integrated School	1,000,000	424,000	1,424,000	—
Glicerio A. Lim Integrated School	997,000	431,000	1,428,000	—
Kahayag Integrated School	1,997,000	382,000	2,379,000	—
Kalinaw Kalilintad Integrated Peace School	1,997,000	473,000	2,470,000	—
Kawit Oriental Integrated School of Fisheries	3,564,000	670,000	4,234,000	—
Kiasar Integrated School	1,997,000	499,000	2,496,000	—
Lala Proper Integrated School	19,814,000	1,722,000	21,536,000	752,000
Lanao del Norte Provincial Science and Technology High School	5,418,000	1,836,000	7,254,000	821,000
Lapinig National High School	20,860,000	1,434,000	22,294,000	714,000
Liangan National High School	16,074,000	1,412,000	17,486,000	796,000
Linamon National High School	14,254,000	1,392,000	15,646,000	580,000
Lininding Integrated School	997,000	519,000	1,516,000	—
Mabuhay Integrated School	1,497,000	391,000	1,888,000	—
Madaya Integrated School	1,497,000	512,000	2,009,000	—
Magsaysay National High School	15,954,000	1,312,000	17,266,000	544,000
Maguindanao Integrated School	1,997,000	640,000	2,637,000	—
Mahayahay Integrated School	997,000	367,000	1,364,000	—
Mamagum Integrated School	1,997,000	565,000	2,562,000	—
Manga Integrated School	2,993,000	801,000	3,794,000	—
Marcela T. Mabanta Memorial National High School	31,600,000	2,191,000	33,791,000	1,104,000
Masibay Integrated School	997,000	567,000	1,564,000	—
Matampay Integrated School	2,496,000	564,000	3,060,000	—
Matungao National High School	19,435,000	1,592,000	21,027,000	609,000
Mentring Integrated School	499,000	355,000	854,000	—
Miguel E. Esmade Memorial Integrated School	997,000	433,000	1,430,000	—
Munai Central Integrated School	1,499,000	575,000	2,074,000	—
Munai National High School	9,169,000	1,021,000	10,190,000	634,000
Nangka Integrated School	1,497,000	503,000	2,000,000	—
Nunungan National High School	6,859,000	630,000	7,489,000	397,000
Olango Integrated School	1,499,000	508,000	2,007,000	—
Pacalundo Integrated School	1,497,000	560,000	2,057,000	—
Pagayawan Integrated School	3,564,000	605,000	4,169,000	247,000
Panoloon National High School	15,446,000	1,264,000	16,710,000	480,000
Pantao Ragat Agro-Industrial High School	25,832,000	2,895,000	28,727,000	1,497,000
Pantar National High School	25,290,000	2,479,000	27,769,000	1,382,000
Pelingkingan Integrated School	997,000	441,000	1,438,000	—
Pendolonan Integrated School	1,997,000	541,000	2,538,000	125,000
Pigcarangan Integrated School	3,993,000	725,000	4,718,000	276,000
Pikalawag Integrated School	1,997,000	798,000	2,795,000	—
Poonapiagapo Central Integrated School	2,059,000	848,000	2,907,000	—
Poonapiagapo National High School	504,000	847,000	1,351,000	390,000

JANUARY 5, 2026	OFFICIAL GAZETTE	961
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Ramain Integrated School	2,496,000	407,000	2,903,000	—
Riverside National High School	25,939,000	2,143,000	28,082,000	1,041,000
Rufo del Cruz Integrated School	3,504,000	1,291,000	4,795,000	523,000
Salvador National High School (Salvador Trade High School)	16,408,000	2,459,000	18,867,000	1,400,000
Samburon Integrated School	4,055,000	814,000	4,869,000	325,000
Sapad Integrated School	3,495,000	848,000	4,343,000	—
Sergio P. Cerujales, Jr. National High School	4,632,000	751,000	5,383,000	384,000
Shiek Omar Integrated School	1,997,000	391,000	2,388,000	—
Sigayan Integrated School	1,497,000	510,000	2,007,000	—
Sultan Ali Dimaporo Memorial Integrated School (Bauyan National High School)	31,313,000	2,267,000	33,580,000	1,223,000
Sultan Dimasangcay Mananggolo Integrated School (Delabayan ES)	997,000	994,000	1,991,000	487,000
Sultan Naga Dimaporo Memorial Integrated School	25,116,000	1,808,000	26,924,000	1,267,000
Suso Integrated School	1,497,000	468,000	1,965,000	—
Tagoloan Integrated School	2,993,000	736,000	3,729,000	—
Tagoloan National High School	6,414,000	731,000	7,145,000	310,000
Taguitic Integrated School	11,021,000	858,000	11,879,000	289,000
Tambacon Integrated School	2,059,000	436,000	2,495,000	302,000
Tangcal High School	—	778,000	778,000	472,000
Teofila C. Quibranza National High School	46,095,000	1,696,000	47,791,000	686,000
Tumple Integrated School	1,997,000	451,000	2,448,000	—

Division of Malaybalay City	144,657,000	23,913,000	168,570,000	11,966,000

Division Office - Proper	2,904,000	—	2,904,000	—
Apo Macote National High School	8,233,000	1,047,000	9,280,000	447,000
Busdi Integrated School	7,134,000	615,000	7,749,000	249,000
Can-ayan Integrated School	10,413,000	819,000	11,232,000	424,000
Candiisan Integrated School	1,998,000	387,000	2,385,000	175,000
Capitan Angel Integrated School	2,499,000	483,000	2,982,000	205,000
Casisang Central Integrated School	3,000,000	1,180,000	4,180,000	—
Casisang National High School (Bukidnon National High School - Casisang Annex)	10,321,000	1,205,000	11,526,000	632,000
Dalwangan National High School	2,993,000	1,482,000	4,475,000	766,000
Imbayao National High School	2,000,000	665,000	2,665,000	359,000
Kalasungay National High School (Bukidnon National High School - Kalasungay Extension)	2,507,000	718,000	3,225,000	338,000
Kibalabag Integrated School	2,500,000	504,000	3,004,000	257,000
Kilap-agan Integrated School	2,496,000	404,000	2,900,000	222,000
Lalawan National High School	2,496,000	790,000	3,286,000	396,000
Lunokan Integrated School	—	297,000	297,000	—
Luyungan High School	3,549,000	638,000	4,187,000	323,000
Mabuhay Integrated School	2,993,000	450,000	3,443,000	160,000
Magsaysay Integrated School	2,499,000	602,000	3,101,000	211,000
Malaybalay City National High School (Bukidnon National High School - San Jose Annex)	8,830,000	1,181,000	10,011,000	489,000
Malaybalay City National Science High School (Bukidnon National High School - Aglayan Annex)	22,608,000	3,055,000	25,663,000	1,998,000
Malaybalay City Senior High School	—	—	—	1,741,000
Maligaya Integrated School	—	367,000	367,000	—
Manalog Integrated School	2,496,000	371,000	2,867,000	262,000
Mapayag Integrated School	1,997,000	414,000	2,411,000	184,000
Miglamin National High School	1,497,000	849,000	2,346,000	399,000
Patpat National High School	—	717,000	717,000	—
Pigpamulahan Integrated School	—	327,000	327,000	—
San Martin Agro-Industrial National High School	12,579,000	1,201,000	13,780,000	617,000
San Roque Integrated School	—	341,000	341,000	—
Silae National High School	13,616,000	759,000	14,375,000	376,000
Simaya Integrated School	2,498,000	571,000	3,069,000	—
St. Peter National High School	5,007,000	820,000	5,827,000	432,000
Tuburan Integrated School	2,994,000	654,000	3,648,000	304,000

962	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE

Division of Misamis Occidental	354,810,000	43,425,000	398,235,000	14,848,000

Division Office - Proper	7,220,000	—	7,220,000	—
Adorable Integrated School	997,000	451,000	1,448,000	—
Alegria Integrated School	1,497,000	391,000	1,888,000	—
Aquino Integrated School	10,469,000	895,000	11,364,000	411,000
Bernad Integrated School	997,000	379,000	1,376,000	—
Bitibut Integrated School	4,745,000	621,000	5,366,000	226,000
Bolinsong Integrated School	997,000	411,000	1,408,000	—
Bonifacio Integrated School	1,497,000	455,000	1,952,000	—
Bonifacio National High School	30,148,000	1,717,000	31,865,000	712,000
Buenavista Integrated School	997,000	389,000	1,386,000	—
Bunawan Integrated School	1,497,000	459,000	1,956,000	—
Burgos Integrated School	1,497,000	374,000	1,871,000	—
Calamba National Comprehensive High School	28,142,000	2,202,000	30,344,000	1,495,000
Caputol Integrated School	499,000	418,000	917,000	—
Carmen Integrated School	2,001,000	485,000	2,486,000	224,000
Colambutan Bajo National High School	3,879,000	676,000	4,555,000	342,000
Conat Integrated School	1,497,000	360,000	1,857,000	—
Concepcion National High School	6,840,000	963,000	7,803,000	394,000
Cong. Hilarion J. Ramiro, Jr. Memorial National High School	6,298,000	796,000	7,094,000	361,000
Dampalan Integrated School	997,000	438,000	1,435,000	—
Diwat National High School	20,424,000	1,092,000	21,516,000	592,000
Don Victoriano National High School	7,891,000	878,000	8,769,000	487,000
Felina Sevilla Oaminal National High School	4,500,000	1,263,000	5,763,000	—
Guinabot National High School	3,682,000	696,000	4,378,000	304,000
Ignacio Tan Memorial Integrated School	3,801,000	798,000	4,599,000	410,000
Jimenez National Comprehensive High School	20,875,000	1,951,000	22,826,000	1,110,000
Kanao-Kanao National High School	2,001,000	774,000	2,775,000	415,000
Katipunan National High School	10,712,000	1,033,000	11,745,000	501,000
Kinangay Sur Integrated School	1,000,000	503,000	1,503,000	—
Lampasan Integrated School	6,693,000	514,000	7,207,000	213,000
Libertad Bajo Integrated School	997,000	554,000	1,551,000	—
Locus Integrated School	997,000	390,000	1,387,000	—
Macalibre Alto National High School	7,996,000	780,000	8,776,000	397,000
Maikay Integrated School	1,497,000	355,000	1,852,000	—
Manla Integrated School	997,000	387,000	1,384,000	—
Mansabay Alto Integrated School	1,500,000	637,000	2,137,000	316,000
Matugas Bajo Integrated School	997,000	396,000	1,393,000	—
Mitazan Integrated School	5,712,000	414,000	6,126,000	—
Naburos Integrated School	—	301,000	301,000	—
Napangan Integrated School	997,000	360,000	1,357,000	—
New Casul Integrated School	997,000	355,000	1,352,000	—
Nueva Vista National High School	6,809,000	718,000	7,527,000	380,000
Ozamiz Integrated School	2,496,000	404,000	2,900,000	—
Panalsalan Integrated School	1,497,000	644,000	2,141,000	—
Panaon National High School	4,746,000	695,000	5,441,000	390,000
Petianan Integrated School	1,997,000	402,000	2,399,000	—
Pisaan National High School	1,500,000	871,000	2,371,000	417,000
Roque L. Su Memorial National High School (Mabini NHS)	8,847,000	822,000	9,669,000	367,000
Sapang Ama Integrated School	2,519,000	617,000	3,136,000	158,000
Sapang Dalaga National High School	20,599,000	1,725,000	22,324,000	691,000
Sibugon Integrated School	19,669,000	1,490,000	21,159,000	567,000
Sinonoc National High School	21,734,000	1,877,000	23,611,000	985,000
Sta. Cruz Integrated School	997,000	523,000	1,520,000	—
Sumasap Integrated School	1,497,000	393,000	1,890,000	—
Tabo-o Integrated School	6,255,000	554,000	6,809,000	247,000
Tagwanao Integrated School	4,236,000	422,000	4,658,000	—
Tipolo Integrated School	997,000	488,000	1,485,000	—
Tonggo Integrated School	997,000	609,000	1,606,000	—
Tudela National Comprehensive High School	26,298,000	2,222,000	28,520,000	1,413,000
Upper Usugan National Comprehensive High School	4,143,000	638,000	4,781,000	323,000

Division of Misamis Oriental	975,057,000	111,184,000	1,086,241,000	40,121,000

Division Office - Proper	19,793,000	—	19,793,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	963
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Abunda Integrated School	1,997,000	466,000	2,463,000	—
Alipuaton Integrated School	3,575,000	501,000	4,076,000	—
Andales Integrated School	1,499,000	543,000	2,042,000	—
Aplaya National High School	8,148,000	1,177,000	9,325,000	—
Aposkahoy National High School	5,738,000	832,000	6,570,000	388,000
Artadi Integrated School	2,496,000	541,000	3,037,000	—
Bagocboc National High School	6,215,000	761,000	6,976,000	432,000
Balagnan Integrated School	997,000	457,000	1,454,000	—
Balingasag Senior High School	—	—	—	1,155,000
Baliwagan National High School	38,330,000	3,413,000	41,743,000	2,536,000
Bangbang Integrated School	1,497,000	444,000	1,941,000	—
Bayugbayogan Integrated School	997,000	426,000	1,423,000	—
Binuangan National High School	10,178,000	1,160,000	11,338,000	483,000
Bobontugan National High School	15,723,000	1,428,000	17,151,000	443,000
Bulahan Integrated School	1,998,000	563,000	2,561,000	—
Burnay Integrated School	—	259,000	259,000	—
Cabalantian National High School	17,317,000	1,458,000	18,775,000	763,000
Cabalawan Integrated School	1,997,000	531,000	2,528,000	241,000
Calawag Integrated School	1,497,000	492,000	1,989,000	—
Calubo Integrated School	3,568,000	653,000	4,221,000	—
Casinglot National High School	13,781,000	1,683,000	15,464,000	—
Cauyonan Integrated School	1,998,000	479,000	2,477,000	—
Consuelo National High School	20,328,000	1,504,000	21,832,000	1,107,000
Corrales Integrated School	1,499,000	435,000	1,934,000	—
Damayuhan National High School	5,494,000	938,000	6,432,000	422,000
Dampias A.O. Rañises National High School	5,309,000	832,000	6,141,000	—
Dampil National High School	14,625,000	1,396,000	16,021,000	296,000
Danao National High School	8,908,000	944,000	9,852,000	428,000
Don Gregorio Pelaez National High School	3,493,000	956,000	4,449,000	—
Dr. Gerardo Sabal Memorial National High School	29,221,000	2,651,000	31,872,000	1,398,000
Esperanza National High School	14,317,000	1,499,000	15,816,000	—
Esperanza Senior High School	—	—	—	1,121,000
G. Pelaez Integrated School	1,997,000	407,000	2,404,000	—
Gimangpang Integrated School	1,997,000	591,000	2,588,000	—
Gumabon National High School	5,494,000	631,000	6,125,000	317,000
Gumaod Integrated School	1,497,000	651,000	2,148,000	—
Hinaplanan National High School	11,549,000	1,366,000	12,915,000	527,000
Inobulan (Hunga Gue) National High School	7,220,000	978,000	8,198,000	—
Jasaan National High School	59,692,000	3,879,000	63,571,000	3,858,000
Kabulakan Integrated School	2,993,000	615,000	3,608,000	—
Kalacapan National High School	5,612,000	828,000	6,440,000	411,000
Kalingagan National High School	9,900,000	1,135,000	11,035,000	817,000
Kandiis Integrated School	1,997,000	677,000	2,674,000	—
Kibaghot National High School	5,788,000	786,000	6,574,000	—
Kibanban Integrated School	1,997,000	457,000	2,454,000	—
Kibungsod National High School	28,651,000	2,026,000	30,677,000	1,010,000
Kidampas Integrated School	3,535,000	600,000	4,135,000	—
Kimaya Integrated School	1,997,000	437,000	2,434,000	—
Kinanao Pamalihi Integrated School	—	259,000	259,000	—
Kinoguitan National Agricultural High School	8,575,000	983,000	9,558,000	415,000
Kinoguitan Senior High School	—	—	—	832,000
Lagonglong Senior High School	—	—	—	1,473,000
Lanise Integrated School	—	259,000	259,000	—
Lantad Integrated School	4,068,000	475,000	4,543,000	213,000
Limunda Integrated School	1,998,000	358,000	2,356,000	—
Linabu Integrated School	2,496,000	670,000	3,166,000	—
Looc National High School	7,968,000	854,000	8,822,000	382,000
Lourdes Alubijid National High School	10,840,000	931,000	11,771,000	552,000
Lubilan Integrated School	1,497,000	464,000	1,961,000	—
Lubluban Integrated School	1,497,000	448,000	1,945,000	—
Lugait National High School	33,059,000	2,359,000	35,418,000	—
Lugait Senior High School	—	—	—	1,904,000
Lukong Integrated School	1,497,000	425,000	1,922,000	—
Lumbo National High School	15,626,000	1,710,000	17,336,000	613,000

964	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Luna Integrated School	1,497,000	637,000	2,134,000	—
Luz Banzon Integrated School	1,997,000	1,231,000	3,228,000	—
Macopa Integrated School	1,997,000	488,000	2,485,000	—
Mahayahay Integrated School	2,000,000	413,000	2,413,000	—
Malagana National High School	9,842,000	1,060,000	10,902,000	504,000
Malanang Integrated School	1,497,000	486,000	1,983,000	—
Malibato Integrated School	997,000	357,000	1,354,000	—
Malunsagay Integrated School	997,000	365,000	1,362,000	—
Mambayaan Integrated School	1,997,000	901,000	2,898,000	—
Mandahilag National High School	6,393,000	760,000	7,153,000	—
Mantangale National High School	15,724,000	1,522,000	17,246,000	—
Mantangale Senior High School	—	—	—	1,067,000
Manticao National High School	16,055,000	1,647,000	17,702,000	833,000
Maputi Senior High School	—	—	—	1,683,000
Maribojoc Integrated School	1,497,000	433,000	1,930,000	—
Matangad National High School	12,858,000	1,397,000	14,255,000	649,000
Mat-i National High School (Claveria)	11,053,000	1,261,000	12,314,000	657,000
Mat-i National High School (Naawan)	18,996,000	1,194,000	20,190,000	432,000
Mauswagon Integrated School	1,997,000	734,000	2,731,000	—
Minalwang Integrated School	1,497,000	462,000	1,959,000	—
Misamis Oriental National High School	31,404,000	2,237,000	33,641,000	—
Naawan National High School	27,619,000	2,641,000	30,260,000	—
Nangcaon Integrated School	997,000	371,000	1,368,000	—
Natubo Integrated School	1,997,000	602,000	2,599,000	—
Patrocinio National High School	6,781,000	1,227,000	8,008,000	—
Portulin National High School	12,239,000	1,177,000	13,416,000	653,000
Punta Silum Integrated School	2,496,000	747,000	3,243,000	—
Quezon Integrated School	1,497,000	503,000	2,000,000	—
Rizal National High School	6,289,000	914,000	7,203,000	—
Rosario National High School	11,643,000	1,053,000	12,696,000	585,000
Rosario National High School of Tagoloan	3,994,000	776,000	4,770,000	—
Salawaga Integrated School	997,000	479,000	1,476,000	—
Samay Integrated School	1,497,000	524,000	2,021,000	209,000
Sampatulog Integrated School	4,664,000	618,000	5,282,000	—
San Isidro National High School	17,424,000	1,405,000	18,829,000	604,000
San Juan National High School	12,322,000	887,000	13,209,000	590,000
San Martin Integrated School	4,491,000	1,413,000	5,904,000	—
Sibantang Integrated School	1,497,000	490,000	1,987,000	—
Sta. Ana National High School	23,168,000	2,361,000	25,529,000	730,000
Sta. Cruz Integrated School	—	259,000	259,000	—
Sta. Ines National High School	13,069,000	1,295,000	14,364,000	—
Sta. Ines Senior High School	—	—	—	952,000
Sungay Integrated School	2,498,000	563,000	3,061,000	—
Tagoloan National High School	84,353,000	6,339,000	90,692,000	—
Tagoloan Senior High School	—	—	—	2,200,000
Talacogon Integrated School	1,497,000	631,000	2,128,000	—
Talisayan National High School (Misamis Oriental National Trade School)	27,896,000	2,147,000	30,043,000	1,483,000
Tama Integrated School	1,997,000	382,000	2,379,000	—
Tambobong-Balacanas National High School	5,725,000	1,011,000	6,736,000	375,000
Taparak Integrated School	1,497,000	396,000	1,893,000	—
Tawantawan Integrated School	1,497,000	560,000	2,057,000	—
Tinagaan Integrated School	1,998,000	435,000	2,433,000	—
Tingalan Integrated School	2,500,000	419,000	2,919,000	203,000
Tubajon Integrated School	1,497,000	809,000	2,306,000	—
Tuod Integrated School	2,496,000	774,000	3,270,000	—
Villanueva National High School	41,060,000	3,710,000	44,770,000	—
Villanueva Senior High School	—	—	—	1,175,000

Division of Oroquieta City	85,884,000	9,646,000	95,530,000	3,454,000

Division Office - Proper	1,598,000	—	1,598,000	—
Apil Integrated School	1,497,000	367,000	1,864,000	—
Bunga National High School	5,749,000	728,000	6,477,000	312,000

JANUARY 5, 2026	OFFICIAL GAZETTE	965
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Clarin Settlement Integrated School	1,002,000	464,000	1,466,000	213,000
Dullan Integrated School	3,259,000	487,000	3,746,000	173,000
Langcangan Central Integrated School	1,997,000	714,000	2,711,000	—
Misamis Occidental Science & Technology High School (Pines National High School)	20,260,000	1,486,000	21,746,000	777,000
Mobod Integrated School	11,368,000	980,000	12,348,000	416,000
Oroquieta City National High School - Villaflor Campus	9,478,000	722,000	10,200,000	319,000
Rizal National High School	4,722,000	654,000	5,376,000	319,000
Sebucal Integrated School	3,090,000	445,000	3,535,000	—
Senote National High School	4,955,000	603,000	5,558,000	344,000
Taboc Integrated School	1,497,000	464,000	1,961,000	—
Talairon National High School	13,915,000	1,152,000	15,067,000	581,000
Tipan Integrated School	1,497,000	380,000	1,877,000	—

Division of Ozamiz City	129,924,000	15,443,000	145,367,000	5,010,000

Division Office - Proper	2,613,000	—	2,613,000	—
Capucao Integrated School	997,000	473,000	1,470,000	—
Cogon Integrated School	5,114,000	644,000	5,758,000	—
Cruz Lanzado Saligan Integrated School	2,000,000	413,000	2,413,000	190,000
Dimaluna Integrated School	997,000	549,000	1,546,000	—
Domingo A. Barloa Integrated School	499,000	451,000	950,000	—
Faustino C. Decena Integrated School	499,000	356,000	855,000	—
Gala National High School	5,300,000	626,000	5,926,000	312,000
Guingona Integrated School	997,000	371,000	1,368,000	—
Jacinto Nemeno Integrated School	2,499,000	420,000	2,919,000	—
Jose Lim Ho National High School	15,618,000	1,329,000	16,947,000	724,000
Labinay National High School	14,236,000	955,000	15,191,000	375,000
Malaubang Integrated School	7,963,000	888,000	8,851,000	—
Marcelino C. Regis Integrated School	7,360,000	641,000	8,001,000	422,000
Misamis Annex Integrated School	6,644,000	922,000	7,566,000	—
Montol National High School	12,607,000	1,230,000	13,837,000	674,000
Pulot National High School	17,356,000	1,449,000	18,805,000	802,000
San Antonio National High School	9,238,000	1,069,000	10,307,000	434,000
Sancho Capa Integrated School	997,000	745,000	1,742,000	—
Sangay Integrated School	1,497,000	372,000	1,869,000	232,000
Sinusa Integrated School	1,497,000	470,000	1,967,000	224,000
Tabid National High School	13,396,000	1,070,000	14,466,000	621,000

Division of Tangub City	110,857,000	12,287,000	123,144,000	6,116,000

Division Office - Proper	2,129,000	—	2,129,000	—
Banglay National High School	8,302,000	815,000	9,117,000	380,000
Bintana Integrated School	1,998,000	450,000	2,448,000	226,000
Bongabong National High School	8,065,000	713,000	8,778,000	373,000
Caniangan National High School	8,521,000	802,000	9,323,000	470,000
Lorenzo Tan National High School	23,248,000	1,615,000	24,863,000	906,000
Maloro Integrated School	2,499,000	637,000	3,136,000	369,000
Maquilao Integrated School	6,788,000	803,000	7,591,000	432,000
Mayor Alfonso Tan High School	4,143,000	681,000	4,824,000	342,000
Paiton Integrated School	997,000	499,000	1,496,000	—
Pangabuan Integrated School	2,999,000	749,000	3,748,000	291,000
Polao Integrated School	1,499,000	533,000	2,032,000	262,000
Silangit National High School	7,487,000	816,000	8,303,000	407,000
Simasay National High School	3,510,000	710,000	4,220,000	430,000
Sta. Maria National High School	10,389,000	970,000	11,359,000	554,000
Sumirap National High School	18,283,000	1,494,000	19,777,000	674,000

Division of Valencia City	118,502,000	27,400,000	145,902,000	7,805,000

Division Office - Proper	2,375,000	—	2,375,000	—
Araneta Integrated School	997,000	404,000	1,401,000	—
Banlag Integrated School	8,753,000	715,000	9,468,000	359,000
Barobo Integrated School	1,497,000	532,000	2,029,000	—
Batangan Integrated School	4,507,000	964,000	5,471,000	255,000
Buco-Sinait Integrated School	997,000	664,000	1,661,000	—
Bulacao Integrated School	997,000	554,000	1,551,000	—

966	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Buyog Integrated School	—	330,000	330,000	—
Cabanbanagan Integrated School	—	297,000	297,000	—
Cabanuangan Integrated School	—	275,000	275,000	—
Cambangon Integrated School	2,573,000	500,000	3,073,000	215,000
Catumbalon National High School (Valencia National High School - Catumbalon Annex)	4,461,000	1,149,000	5,610,000	739,000
Colonia Integrated School	—	306,000	306,000	—
Concepcion National High School (Valencia National High School - Concepcion Annex)	—	899,000	899,000	487,000
Dagatkidavao Integrated School	14,045,000	1,127,000	15,172,000	640,000
Dalit Integrated School	—	275,000	275,000	—
Guinoyoran National High School (Valencia National High School - Guinoyoran Annex)	991,000	1,394,000	2,385,000	722,000
Kahaponan Integrated School	997,000	710,000	1,707,000	—
Kilangi Integrated School	499,000	355,000	854,000	—
Lilingayon National High School	9,492,000	1,047,000	10,539,000	789,000
Liloan Integrated School		303,000	303,000
Logdeck Integrated School		314,000	314,000
Lourdes Integrated School	4,169,000	619,000	4,788,000	268,000
Lumbayao Integrated School	—	396,000	396,000	—
Lumbo Integrated School	3,010,000	872,000	3,882,000	192,000
Lurugan National High School	27,274,000	1,662,000	28,936,000	1,005,000
Maapag Integrated School		312,000	312,000
Mabuhay Integrated School	—	275,000	275,000	—
Magsal Integrated School	499,000	363,000	862,000	—
Migtulod Integrated School	499,000	355,000	854,000	—
Mt. Nebo Integrated School	6,042,000	565,000	6,607,000	243,000
Nabag-o Integrated School	997,000	358,000	1,355,000	—
New Visayas Integrated School	997,000	355,000	1,352,000	—
Pantaron Integrated School	997,000	433,000	1,430,000	—
Pinatilan Integrated School	—	360,000	360,000	—
Salubsub Integrated School	—	297,000	297,000	—
San Carlos Integrated School	499,000	437,000	936,000	—
San Isidro Integrated School	4,433,000	673,000	5,106,000	340,000
San Vicente Integrated School	499,000	543,000	1,042,000	—
Sinabuagan Integrated School	997,000	543,000	1,540,000	—
Sinalayan Integrated School	—	308,000	308,000	—
Sugod Integrated School	1,500,000	822,000	2,322,000	186,000
Tagalawa Integrated School		327,000	327,000
Tandacol Integrated School	997,000	466,000	1,463,000	—
Tongantongan National High School (Valencia National High School - Tongantongan Annex)	9,401,000	1,637,000	11,038,000	1,108,000
Tugaya Integrated School	997,000	503,000	1,500,000	—
Ulaligan Integrated School	—	277,000	277,000	—
Vintar Integrated School	1,514,000	528,000	2,042,000	257,000

Region XI - Davao	3,186,304,000	467,094,000	3,653,398,000	172,065,000

Division of Davao City	522,922,000	118,087,000	641,009,000	35,669,000

Division Office - Proper	10,831,000	—	10,831,000	—
Acacia National High School	6,526,000	1,132,000	7,658,000	—
Alambre National Agricultural High School	499,000	897,000	1,396,000	—
Alon Integrated School	—	426,000	426,000	—
Ampon National High School	3,036,000	900,000	3,936,000	396,000
Bago Oshiro National High School	499,000	1,415,000	1,914,000	—
Balah Licosan National High School	1,509,000	683,000	2,192,000	—
Balderas Integrated School	1,998,000	363,000	2,361,000	—
Balugo Integrated School	997,000	402,000	1,399,000	—
Bantol National High School	2,001,000	786,000	2,787,000	350,000
Baon Aguan National High School	997,000	933,000	1,930,000	—
Baracatan National High School	562,000	1,043,000	1,605,000	476,000
Baracayo Integrated School	1,500,000	730,000	2,230,000	—
Bartolome Integrated School	2,032,000	530,000	2,562,000	—
Bartolome R. Luardo National High School	6,425,000	1,012,000	7,437,000	489,000

JANUARY 5, 2026	OFFICIAL GAZETTE	967
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Bayabas Integrated School	2,008,000	741,000	2,749,000	—
Bayanihan Integrated School	2,999,000	815,000	3,814,000	—
Betan Integrated School	997,000	355,000	1,352,000	—
Buatan National High School	2,001,000	834,000	2,835,000	—
Buda National High School	10,125,000	1,188,000	11,313,000	561,000
Buhisan National High School	5,508,000	1,861,000	7,369,000	—
Butay National High School	1,500,000	806,000	2,306,000	—
Cabantian Stand-Alone Senior High School	—	—	—	2,052,000
Cabonbon National High School	1,499,000	784,000	2,283,000	—
Cadalian National High School	499,000	906,000	1,405,000	—
Camansi National High School	6,459,000	868,000	7,327,000	464,000
Carlos P. Garcia Senior High School	—	—	—	7,056,000
Carmen Integrated School	2,060,000	503,000	2,563,000	—
Catigan National High School	5,062,000	1,072,000	6,134,000	443,000
Colosas Integrated School	997,000	398,000	1,395,000	—
Communal National High School	8,704,000	1,955,000	10,659,000	764,000
Dalagdag National High School	1,535,000	730,000	2,265,000	367,000
Damilag Integrated School	1,497,000	490,000	1,987,000	—
Datu Ambis Diarog Integrated School	1,061,000	371,000	1,432,000	—
Datu Duyan National High School	1,502,000	796,000	2,298,000	—
Datu Lamanta Integrated School	499,000	345,000	844,000	—
Datu Lompipi National High School	1,497,000	748,000	2,245,000	—
Datu Manlangan Integrated School	997,000	468,000	1,465,000	—
Davao City Special National High School	16,660,000	1,800,000	18,460,000	365,000
Dominga National High School	2,001,000	770,000	2,771,000	—
Don Mariano Marcos Integrated School	1,497,000	367,000	1,864,000	—
Dumoy National High School	6,089,000	1,411,000	7,500,000	531,000
E. Ramos National High School	11,289,000	1,603,000	12,892,000	669,000
Elias B. Lopez Memorial National High School	8,679,000	900,000	9,579,000	422,000
Elias P. Dacudao Gumalang School of Home Industries	7,119,000	1,060,000	8,179,000	478,000
Emilio J. Estipona High School	12,442,000	1,115,000	13,557,000	623,000
Erico T. Nograles National High School-B	8,488,000	1,360,000	9,848,000	—
Fatima Integrated School	997,000	552,000	1,549,000	—
G. Astilla, Sr. Cultural Minority High School	5,719,000	751,000	6,470,000	369,000
Gasco & Centina Integrated School	1,502,000	811,000	2,313,000	—
Gatungan Integrated School	997,000	576,000	1,573,000	—
GSIS Heights National High School	4,077,000	1,149,000	5,226,000	—
Gumitan National High School	997,000	731,000	1,728,000	—
Inayangan High School	8,347,000	956,000	9,303,000	439,000
Ipil National High School	1,497,000	709,000	2,206,000	—
Joaquin National High School	2,496,000	1,197,000	3,693,000	—
Jose T. Quiboloy, Sr. National High School	—	1,177,000	1,177,000	611,000
Kanacan National High School	1,000,000	724,000	1,724,000	—
Kiman-anao Integrated School	1,497,000	514,000	2,011,000	—
Labo National High School	1,000,000	722,000	1,722,000	—
Lacson Integrated School	2,518,000	872,000	3,390,000	295,000
Laho Integrated School	1,000,000	355,000	1,355,000	—
Lamanan National High School	8,773,000	1,060,000	9,833,000	487,000
Langub National High School	3,005,000	866,000	3,871,000	344,000
Lorenzo Latawan National High School	5,066,000	919,000	5,985,000	365,000
Lumatag National High School	1,563,000	667,000	2,230,000	331,000
Lumiad National High School	1,000,000	827,000	1,827,000	—
M. Guloman Integrated School	997,000	486,000	1,483,000	—
Ma. Cristina P. Belcar Agricultural High School	15,676,000	946,000	16,622,000	579,000
Mabuhay National High School	1,497,000	645,000	2,142,000	—
Magsaysay National High School	2,001,000	860,000	2,861,000	—
Magtuod National High School	8,518,000	1,098,000	9,616,000	478,000
Mahayag National High School	21,900,000	1,921,000	23,821,000	848,000
Malamboon Integrated School	997,000	434,000	1,431,000	—
Malikongkong National High School	2,037,000	842,000	2,879,000	—
Manaong National High School	997,000	664,000	1,661,000	—
Mangani National High School	997,000	789,000	1,786,000	—
Mangas-As Integrated School	997,000	367,000	1,364,000	—
Mangmang and Canoy Integrated School	1,000,000	479,000	1,479,000	—

968	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Mapula National High School	1,506,000	734,000	2,240,000	396,000
Marahan National High School	9,260,000	1,040,000	10,300,000	558,000
Marciano Amancio Integrated School	997,000	422,000	1,419,000	—
Marilog High School of Agriculture	8,047,000	931,000	8,978,000	426,000
Matina Biao National High School	2,499,000	866,000	3,365,000	401,000
Matina Pangi National High School	6,561,000	1,616,000	8,177,000	—
Mt. Apo National High School	1,500,000	750,000	2,250,000	—
Mudiang Integrated School	499,000	903,000	1,402,000	—
Namnam National High School	1,499,000	685,000	2,184,000	—
New Valencia Integrated School	1,032,000	495,000	1,527,000	—
Norberto G. Bacaro, Sr. National High School	1,497,000	1,009,000	2,506,000	—
Optaciano Hilay National High School	10,488,000	1,087,000	11,575,000	529,000
Pablo M. Piatos, Sr. Integrated School	2,500,000	965,000	3,465,000	—
Pamantawan Integrated School	1,563,000	475,000	2,038,000	—
Panaga National High School	6,151,000	859,000	7,010,000	472,000
Pangyan National High School	501,000	680,000	1,181,000	—
Panulawan Integrated School	1,000,000	455,000	1,455,000	—
Paquibato National High School	15,967,000	992,000	16,959,000	700,000
Paradise Embac National High School	10,053,000	899,000	10,952,000	384,000
Patag National High School	997,000	736,000	1,733,000	—
Pegalongan National High School	997,000	712,000	1,709,000	—
Pilar P. Rodriguez Integrated School	2,605,000	1,224,000	3,829,000	—
Porferio L. Antipala National High School	—	972,000	972,000	489,000
Ruferto F. Capulong National High School	1,500,000	815,000	2,315,000	—
Salaysay National High School	3,997,000	960,000	4,957,000	449,000
Saloy National High School	5,666,000	744,000	6,410,000	390,000
San Isidro Integrated School	1,007,000	519,000	1,526,000	—
San Miguel Integrated School	4,997,000	2,090,000	7,087,000	—
San Pablo Integrated School	1,000,000	393,000	1,393,000	—
Simon A. Lada National High School	997,000	818,000	1,815,000	—
Soledad R. Duterte National High School	5,318,000	1,792,000	7,110,000	506,000
Sta. Maria Integrated School	1,500,000	355,000	1,855,000	—
Sto. Niño National High School	19,427,000	2,518,000	21,945,000	1,136,000
Sualon RPSB Integrated School	1,497,000	355,000	1,852,000	—
Suawan High School	—	1,235,000	1,235,000	522,000
Subasta National High School	1,497,000	995,000	2,492,000	—
Sumilop National High School	1,000,000	712,000	1,712,000	—
Sumimao National High School	2,593,000	679,000	3,272,000	405,000
Sumpitan Integrated School	499,000	363,000	862,000	—
Surayan Integrated School	997,000	435,000	1,432,000	—
Tacunan National High School	14,201,000	1,943,000	16,144,000	1,123,000
Taga-ibo National High School	1,000,000	705,000	1,705,000	—
Tagluno Integrated School	499,000	400,000	899,000	—
Tambobong National High School	4,506,000	1,252,000	5,758,000	543,000
Tamugan National High School	1,497,000	813,000	2,310,000	296,000
Tapak National High School	1,997,000	788,000	2,785,000	354,000
Telesforo Singson National High School	8,522,000	1,007,000	9,529,000	508,000
Tibuloy National High School	2,000,000	820,000	2,820,000	—
Tugbok National High School	16,538,000	2,101,000	18,639,000	922,000
Tungkalan National High School	5,518,000	880,000	6,398,000	350,000
Ula National High School	5,161,000	1,050,000	6,211,000	430,000
Upian National High School	1,500,000	709,000	2,209,000	—
V. Bontilao, Sr. Integrated School	2,001,000	373,000	2,374,000	173,000
Vicenta C. Nograles National High School	15,853,000	3,115,000	18,968,000	766,000
Victor Bernal Integrated School	1,002,000	488,000	1,490,000	—
Waan National High School	6,447,000	856,000	7,303,000	365,000
Wangan National High School	10,122,000	1,164,000	11,286,000	424,000

Division of Davao Occidental	292,715,000	44,006,000	336,721,000	12,589,000

Division Office - Proper	5,754,000	—	5,754,000	—
Aglaungan Integrated School	—	389,000	389,000	—
Aldo Pagagao Integrated School	3,495,000	703,000	4,198,000	—
Antonio T. Doromal National High School	2,500,000	944,000	3,444,000	—
Balangonan National High School	12,708,000	963,000	13,671,000	544,000

JANUARY 5, 2026	OFFICIAL GAZETTE	969
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Benjamin Velasco Bautista, Sr. National High School	12,582,000	1,249,000	13,831,000	712,000
Bolila National High School	2,677,000	808,000	3,485,000	439,000
Bolo Bolo Integrated School	1,500,000	489,000	1,989,000	—
Buca Integrated School	499,000	532,000	1,031,000	—
Buhangin National High School	1,500,000	654,000	2,154,000	287,000
Bukid Integrated School	1,497,000	525,000	2,022,000	—
Calian National High School	5,499,000	1,074,000	6,573,000	—
Clotildo Reyes Barrios, Sr. National High School	5,043,000	1,136,000	6,179,000	—
Colagsing-Tanglad National High School	—	760,000	760,000	—
Corona A. Cabanilla National High School	2,062,000	796,000	2,858,000	—
Cristina Calnantoc Rosario National High School	1,997,000	963,000	2,960,000	—
Datu Intan National High School	—	743,000	743,000	—
David Lachica, Sr. National High School	997,000	767,000	1,764,000	—
Demolok Valley National High School	18,341,000	1,328,000	19,669,000	922,000
Domingo P. Bautista, Sr. Integrated School	—	349,000	349,000	—
Don Marcelino National High School	24,812,000	1,623,000	26,435,000	825,000
Emeliano S. Fontanares, Sr. National High School	4,061,000	808,000	4,869,000	354,000
Ernesto Balindan Sumbo National High School	4,530,000	890,000	5,420,000	—
Ernesto Lopez National High School	3,597,000	778,000	4,375,000	241,000
Fulong Maliona M. San, Sr. National High School	14,440,000	1,536,000	15,976,000	1,058,000
Gaspar Danwata National High School	3,566,000	1,005,000	4,571,000	—
Harden Joyce Integrated School	3,029,000	675,000	3,704,000	—
Jaime Rillo National High School	499,000	700,000	1,199,000	—
John Martin Johnson National High School	19,345,000	1,228,000	20,573,000	598,000
Jose de Arce Memorial High School (Sangkokdatal National High School)	7,605,000	722,000	8,327,000	449,000
Kidaman Integrated School	1,998,000	468,000	2,466,000	—
Kinangan Integrated School	2,499,000	514,000	3,013,000	—
Kisawel Integrated School	499,000	455,000	954,000	—
L. Payan Integrated School	997,000	481,000	1,478,000	—
Lacaron National High School	3,030,000	953,000	3,983,000	430,000
Lawa National High School	21,211,000	1,682,000	22,893,000	1,275,000
Luisa Joyce Mallari National High School	9,373,000	866,000	10,239,000	518,000
Mahayahay National High School	2,155,000	736,000	2,891,000	—
Mangile National High School	6,516,000	1,164,000	7,680,000	546,000
Manuel Medel Integrated School	499,000	549,000	1,048,000	—
Mariano Anoy Sangay Integrated School	3,493,000	648,000	4,141,000	—
Martino Masiwel National High School	1,997,000	762,000	2,759,000	—
Patuko Integrated School	2,000,000	517,000	2,517,000	—
Pedro Mariscal National High School	6,759,000	1,251,000	8,010,000	615,000
Sta. Maria National High School	13,988,000	1,147,000	15,135,000	596,000
Sumaya Senon Integrated School	997,000	602,000	1,599,000	—
Tabayon National High School	5,986,000	1,161,000	7,147,000	—
Tamaing Tribal National High School	2,160,000	805,000	2,965,000	—
TFS of Tambelang Integrated School	1,502,000	418,000	1,920,000	—
Ticulon National High School	17,555,000	919,000	18,474,000	995,000
Tingolo Integrated School	1,563,000	457,000	2,020,000	—
Tomas Lim Alcordo, Sr. National High School	6,139,000	863,000	7,002,000	464,000
Tubalan Comprehensive National High School	15,664,000	1,451,000	17,115,000	721,000

Division of Davao Oriental	499,886,000	63,740,000	563,626,000	21,560,000

Division Office - Proper	9,779,000	—	9,779,000	—
Alegria Integrated School	1,497,000	452,000	1,949,000	238,000
Aliwagwag Integrated School	1,497,000	479,000	1,976,000	—
Bagumbayan Agro-Industrial High School	9,413,000	916,000	10,329,000	447,000
Bantay Integrated School	1,497,000	387,000	1,884,000	—
Bantulinao Integrated School	—	360,000	360,000	—
Baugo Integrated School	1,997,000	719,000	2,716,000	—
Binaton Integrated School	1,598,000	411,000	2,009,000	—
Binondo Integrated School	2,533,000	519,000	3,052,000	—
Bitaogan National High School	10,864,000	968,000	11,832,000	417,000
Boston National High School	28,703,000	1,822,000	30,525,000	1,053,000
Butay Integrated School	997,000	474,000	1,471,000	266,000
Caatijan National High School	3,993,000	737,000	4,730,000	355,000

970	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Calapagan National High School	9,898,000	967,000	10,865,000	485,000
Concepcion Integrated School	1,497,000	387,000	1,884,000	—
Coog Integrated School	2,499,000	596,000	3,095,000	—
Corporacion National High School	2,496,000	1,071,000	3,567,000	—
Crispin E. Rojas National High School	23,878,000	2,116,000	25,994,000	1,251,000
Del Pilar National High School	6,861,000	853,000	7,714,000	472,000
Don Mariano Marcos National High School	7,351,000	885,000	8,236,000	445,000
Donguila-Pacres National High School	8,751,000	1,009,000	9,760,000	451,000
Dr. Beato C. Macayra National High School	18,101,000	1,621,000	19,722,000	777,000
Ernesto D. Violan National High School	997,000	690,000	1,687,000	—
Evaristo Moralizon National Vocational High School	29,472,000	1,873,000	31,345,000	1,025,000
Felix Olea Integrated School	—	360,000	360,000	—
Francisco E. Lahora, Sr. Integrated School	997,000	453,000	1,450,000	—
Jose Antop, Sr. San Isidro Integrated School	2,529,000	554,000	3,083,000	211,000
Jose Bitac Integrated School	997,000	468,000	1,465,000	—
Jose P. Laurel Integrated School	499,000	355,000	854,000	—
Lamiawan Integrated School	1,497,000	491,000	1,988,000	—
Lavigan National High School	8,805,000	963,000	9,768,000	447,000
Leandro G. Japos National High School	9,090,000	927,000	10,017,000	409,000
Limot Integrated School	—	495,000	495,000	—
Lucatan Integrated School	1,497,000	560,000	2,057,000	—
Mabasa Integrated School	1,497,000	393,000	1,890,000	—
Macangao Agricultural Vocational High School	11,779,000	866,000	12,645,000	418,000
Magdug National High School	1,561,000	849,000	2,410,000	—
Magsayap Integrated School	1,497,000	400,000	1,897,000	—
Manay National High School	27,162,000	2,023,000	29,185,000	1,319,000
Manikling National High School	—	752,000	752,000	—
Manuel S. Nasser, Sr. National High School	10,795,000	1,045,000	11,840,000	390,000
Maputi National High School	—	827,000	827,000	—
Maragatas Integrated School	997,000	615,000	1,612,000	—
Marayag National High School	8,854,000	989,000	9,843,000	502,000
Maylaya Integrated School	2,059,000	401,000	2,460,000	238,000
Mc Arthur S. Madani Integrated School	997,000	355,000	1,352,000	—
Modesto T. Veroy, Sr. Integrated School	997,000	444,000	1,441,000	—
Nangan National High School	22,697,000	1,968,000	24,665,000	1,063,000
Old Macopa National High School	6,224,000	951,000	7,175,000	655,000
Oregon Integrated School	1,497,000	418,000	1,915,000	—
Our Lady of Guadalupe National High School	11,075,000	1,166,000	12,241,000	586,000
Paglusngan Integrated School	997,000	404,000	1,401,000	—
Pantuyan National High School	9,826,000	893,000	10,719,000	525,000
Paulina Gambong Abayon National High School	5,119,000	936,000	6,055,000	384,000
Potenciano A. Mabanding Integrated School	1,497,000	356,000	1,853,000	—
Pundaguitan National High School	9,018,000	943,000	9,961,000	476,000
Puntalinao National High School	9,012,000	1,036,000	10,048,000	413,000
San Antonio National High School	9,916,000	978,000	10,894,000	472,000
San Isidro Integrated School	2,559,000	635,000	3,194,000	—
San Lorenzo Integrated School	1,031,000	355,000	1,386,000	—
San Luis National High School	21,321,000	1,121,000	22,442,000	810,000
San Miguel Integrated School	997,000	495,000	1,492,000	—
San Pedro Integrated School	1,497,000	363,000	1,860,000	—
San Rafael Integrated School	997,000	609,000	1,606,000	—
Sangab National High School	10,479,000	905,000	11,384,000	459,000
Santiago National High School	7,685,000	856,000	8,541,000	436,000
Sigaboy Agricultural Vocational High School	21,610,000	2,217,000	23,827,000	789,000
Simulao Integrated School	997,000	462,000	1,459,000	—
Spur 2 Integrated School	997,000	355,000	1,352,000	—
Surop National High School	—	721,000	721,000	—
Tagboa Agri-Vocational High School	2,688,000	752,000	3,440,000	426,000
Tagugpo National High School	8,806,000	739,000	9,545,000	399,000
Talisay National High School	2,030,000	889,000	2,919,000	—
Tamban National High School	1,061,000	899,000	1,960,000	—
Taocanga Integrated School	2,186,000	483,000	2,669,000	219,000
Tarragona National High School	35,968,000	1,928,000	37,896,000	1,146,000
Taytayan Integrated School	4,055,000	856,000	4,911,000	418,000

JANUARY 5, 2026	OFFICIAL GAZETTE	971
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Tiblawan National High School	—	844,000	844,000	—
Tiombocan National High School	3,148,000	546,000	3,694,000	268,000
Tubaon National High School	2,621,000	764,000	3,385,000	—

Division of Davao de Oro	722,512,000	86,267,000	808,779,000	32,581,000

Division Office - Proper	14,627,000	—	14,627,000	—
Alimadmad Integrated School	2,062,000	554,000	2,616,000	—
Anagase Integrated School	1,509,000	402,000	1,911,000	—
Andap National High School	9,618,000	895,000	10,513,000	327,000
Anitapan National High School	11,230,000	938,000	12,168,000	405,000
Antequera Integrated School	1,497,000	517,000	2,014,000	—
Araibo National High School	3,728,000	747,000	4,475,000	359,000
Awao National High School	10,508,000	941,000	11,449,000	426,000
Babag National High School	14,933,000	1,069,000	16,002,000	405,000
Bagong Silang National High School	7,679,000	870,000	8,549,000	396,000
Bahi National High School	2,499,000	690,000	3,189,000	—
Bango National High School	9,339,000	1,001,000	10,340,000	491,000
Bantacan National High School	14,718,000	1,426,000	16,144,000	586,000
Basak Integrated School	2,001,000	697,000	2,698,000	—
Bayabas National High School	7,907,000	700,000	8,607,000	319,000
Belmonte Integrated School	2,000,000	536,000	2,536,000	—
Bongabong National High School	18,693,000	1,650,000	20,343,000	655,000
Bongkilaton Integrated School	1,998,000	355,000	2,353,000	—
Boringot National High School	6,029,000	1,103,000	7,132,000	407,000
Cabangkalan Integrated School	1,000,000	413,000	1,413,000	—
Cabidianan National High School	3,259,000	849,000	4,108,000	—
Cagan National High School	3,580,000	731,000	4,311,000	—
Camanlangan National High School	22,036,000	1,317,000	23,353,000	728,000
Camansi National High School	5,716,000	866,000	6,582,000	436,000
Canidkid Integrated School	2,001,000	486,000	2,487,000	—
Casoon National High School	4,283,000	754,000	5,037,000	466,000
Cogonon Integrated School	2,001,000	510,000	2,511,000	—
Concepcion Integrated School	1,497,000	503,000	2,000,000	—
Consuelo M. Valderrama National High School	8,484,000	943,000	9,427,000	436,000
Corazon C. Aquino National High School	9,507,000	953,000	10,460,000	369,000
Coronobe Integrated School	2,499,000	589,000	3,088,000	—
Danggayon Integrated School	2,032,000	355,000	2,387,000	—
Datu Davao National High School	2,500,000	739,000	3,239,000	355,000
Depot Ancestral Domain National High School	3,009,000	829,000	3,838,000	376,000
Diosdado Macapagal National High School	5,526,000	723,000	6,249,000	348,000
Don Vicente Romualdez National High School	13,069,000	1,181,000	14,250,000	669,000
Elizalde National High School	19,842,000	1,999,000	21,841,000	1,332,000
Golden Valley National High School	7,701,000	956,000	8,657,000	390,000
Gumayan Integrated School	1,000,000	444,000	1,444,000	—
Kaligutan Integrated School	1,000,000	536,000	1,536,000	—
Kao National High School	7,839,000	856,000	8,695,000	382,000
Kapatagan National High School	23,814,000	1,812,000	25,626,000	1,236,000
Katipunan Integrated School	2,499,000	457,000	2,956,000	—
Kidawa National High School	8,758,000	863,000	9,621,000	506,000
Kilagding National High School	2,999,000	899,000	3,898,000	—
Langgawisan National High School	7,217,000	774,000	7,991,000	315,000
Lawaan National High School	5,162,000	935,000	6,097,000	—
Libaylibay National High School	8,224,000	859,000	9,083,000	340,000
Linda Integrated School	1,497,000	501,000	1,998,000	—
Longanapan Integrated School	1,499,000	473,000	1,972,000	—
Mabuhay National High School	7,054,000	900,000	7,954,000	430,000
Magangit Integrated School	2,096,000	398,000	2,494,000	—
Magcagong National High School	1,997,000	788,000	2,785,000	—
Magnaga National High School	27,441,000	2,572,000	30,013,000	1,350,000
Magsaysay National High School	1,497,000	944,000	2,441,000	—
Major Angel V. Fajardo National High School	1,500,000	743,000	2,243,000	—
Mangayon National High School	10,956,000	1,194,000	12,150,000	459,000
Mangloy National High School	997,000	757,000	1,754,000	—
Manurigao Integrated School	2,003,000	415,000	2,418,000	—

972	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Maparat National High School	20,027,000	1,756,000	21,783,000	730,000
Mapawa National High School	18,020,000	1,162,000	19,182,000	577,000
Masara Integrated School	2,502,000	—	2,502,000	—
Mayaon National High School	8,802,000	1,006,000	9,808,000	487,000
Melale National High School	19,629,000	1,513,000	21,142,000	773,000
Montevista Stand-Alone Senior High School	—	657,000	657,000	3,189,000
Napnapan National High School	8,886,000	999,000	9,885,000	522,000
New Albay National High School	13,283,000	1,206,000	14,489,000	411,000
New Kapatagan National High School	3,022,000	761,000	3,783,000	417,000
New Leyte National High School	12,911,000	1,016,000	13,927,000	651,000
New Panay Integrated School	1,499,000	457,000	1,956,000	—
New Sibonga National High School	9,963,000	1,014,000	10,977,000	409,000
New Visayas National High School	1,499,000	661,000	2,160,000	—
Nuevo Iloco National High School	12,787,000	1,264,000	14,051,000	501,000
Olaycon Integrated School	6,900,000	641,000	7,541,000	241,000
Paloc National High School	8,969,000	905,000	9,874,000	369,000
Pamintaran Integrated School	2,498,000	490,000	2,988,000	—
Panansalan Integrated School	3,195,000	428,000	3,623,000	—
Pangi National High School	6,867,000	883,000	7,750,000	378,000
Panibasan National High School	7,623,000	965,000	8,588,000	451,000
Parasanon Integrated School	2,000,000	448,000	2,448,000	—
Pasian National High School	14,178,000	1,200,000	15,378,000	510,000
Pongpong Integrated School	2,000,000	403,000	2,403,000	—
Salvacion Integrated School	1,499,000	626,000	2,125,000	—
San Antonio National High School	10,167,000	880,000	11,047,000	489,000
San Isidro Integrated School, Monkayo	1,563,000	473,000	2,036,000	—
San Isidro Integrated School, Nabunturan	1,500,000	466,000	1,966,000	—
San Miguel National High School	13,828,000	1,266,000	15,094,000	504,000
San Vicente Integrated School	2,032,000	523,000	2,555,000	—
Saosao Integrated School	1,499,000	422,000	1,921,000	—
Siocon National High School	9,251,000	997,000	10,248,000	474,000
Tagugpo National High School	10,377,000	1,109,000	11,486,000	510,000
Tambongon National High School	24,710,000	2,365,000	27,075,000	1,220,000
Tan-Awan Integrated School	2,498,000	355,000	2,853,000	—
Tandawan Integrated School	2,502,000	600,000	3,102,000	—
Teresa National High School	1,502,000	789,000	2,291,000	—
Tigbao Integrated School	1,500,000	523,000	2,023,000	—
Tuboran National High School	8,685,000	862,000	9,547,000	323,000
Tubo-tubo National High School	10,501,000	1,194,000	11,695,000	602,000
Tupaz National High School	11,448,000	975,000	12,423,000	504,000
Ulip National High School	9,943,000	944,000	10,887,000	548,000
Union National High School	21,281,000	1,065,000	22,346,000	523,000
Union National High School - Mt. Diwata High School Annex	—	1,091,000	1,091,000	569,000

Division of Davao del Norte	416,392,000	51,075,000	467,467,000	22,282,000

Division Office - Proper	8,204,000	—	8,204,000	—
Alejal National High School	20,123,000	1,387,000	21,510,000	634,000
Alia National High School	2,500,000	876,000	3,376,000	327,000
Anibongan National High School	11,776,000	1,373,000	13,149,000	678,000
Balagunan National High School	13,940,000	1,212,000	15,152,000	752,000
Baltazar Nicor Valenzuela National High School	—	1,108,000	1,108,000	560,000
Basak Integrated School	997,000	437,000	1,434,000	—
Benigno Q. Martir National High School	3,517,000	749,000	4,266,000	420,000
Butay Integrated School	1,509,000	468,000	1,977,000	188,000
Cabadiangan Integrated School	1,502,000	582,000	2,084,000	274,000
Central Baugan Integrated School	1,500,000	355,000	1,855,000	—
Dagohoy National High School	5,143,000	694,000	5,837,000	338,000
Datu Balong National High School	14,405,000	1,132,000	15,537,000	525,000
Datu Jose A. Libayao Memorial National High School	10,192,000	818,000	11,010,000	434,000
Davao del Norte Regional Sports Academy	2,000,000	781,000	2,781,000	420,000
Doña Carmen Soriano National High School	15,468,000	1,111,000	16,579,000	573,000
Dugayan National High School	5,522,000	800,000	6,322,000	375,000
Dulyan Integrated School	997,000	391,000	1,388,000	—
Gabuyan National High School	—	1,232,000	1,232,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	973
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Gupitan Integrated School	4,023,000	548,000	4,571,000	219,000
Igangon Integrated School	4,553,000	648,000	5,201,000	276,000
Kamansi Integrated School	1,000,000	385,000	1,385,000	—
Kapatagan Integrated School	4,172,000	674,000	4,846,000	241,000
Kinamayan Integrated School	9,820,000	1,178,000	10,998,000	736,000
La Libertad National High School	14,572,000	1,142,000	15,714,000	705,000
La Paz National High School	9,913,000	984,000	10,897,000	886,000
Langan Integrated School	2,504,000	585,000	3,089,000	—
Limbaan National High School	19,906,000	1,436,000	21,342,000	679,000
Linao National High School	11,012,000	1,144,000	12,156,000	596,000
Lumabag Integrated School	2,004,000	389,000	2,393,000	—
Luna National High School	14,792,000	1,137,000	15,929,000	613,000
Mabantao National High School	9,111,000	931,000	10,042,000	375,000
Mabuhay National High School	7,566,000	734,000	8,300,000	369,000
Macgum Integrated School	2,015,000	475,000	2,490,000	192,000
Magatos Integrated School	3,007,000	812,000	3,819,000	272,000
Maguintalunan Integrated School	1,500,000	355,000	1,855,000	—
Magwawa Integrated School	2,511,000	497,000	3,008,000	234,000
Mambago Integrated School	2,000,000	420,000	2,420,000	—
Mangguangan Integrated School	2,000,000	398,000	2,398,000	217,000
Mangkay Integrated School	1,500,000	378,000	1,878,000	—
Marsman National High School	8,068,000	822,000	8,890,000	512,000
Mesaoy National High School	13,183,000	1,160,000	14,343,000	600,000
Mesolong Integrated School	5,240,000	630,000	5,870,000	211,000
Naseco Integrated School	2,069,000	363,000	2,432,000	160,000
Nasilaban Integrated School	2,576,000	446,000	3,022,000	—
Natulinan National High School	2,000,000	745,000	2,745,000	—
New Casay Integrated School	1,499,000	452,000	1,951,000	209,000
Paiton Integrated School	3,020,000	512,000	3,532,000	—
Palma Gil Integrated School	997,000	355,000	1,352,000	175,000
Pamacaun Integrated School	1,497,000	644,000	2,141,000	—
Pinamuno National High School	3,136,000	786,000	3,922,000	361,000
Ramon S. Segundo, Sr. National High School	2,533,000	836,000	3,369,000	386,000
Rizal Integrated School	1,506,000	396,000	1,902,000	241,000
Salvacion National High School	19,020,000	1,576,000	20,596,000	804,000
Sampao Integrated School	6,063,000	843,000	6,906,000	327,000
Semong National High School	8,469,000	839,000	9,308,000	432,000
Sonlon National High School	17,157,000	1,230,000	18,387,000	619,000
Sta. Fe National High School	5,706,000	791,000	6,497,000	367,000
Sua-on National High School	10,123,000	912,000	11,035,000	462,000
Talomo National High School	997,000	785,000	1,782,000	315,000
Tanglaw National High School	14,575,000	1,213,000	15,788,000	1,100,000
Tibucag Integrated School	2,073,000	486,000	2,559,000	—
Tubod National High School	22,285,000	1,703,000	23,988,000	1,053,000
Tulalian National High School	11,324,000	1,370,000	12,694,000	840,000
Upper Tagasan Integrated School	2,500,000	424,000	2,924,000	—

Division of Davao del Sur	265,285,000	33,647,000	298,932,000	10,526,000

Division Office - Proper	5,204,000	—	5,204,000	—
Balnate National High School	—	765,000	765,000	—
Balutakay Integrated School	—	488,000	488,000	—
Bangkal National High School	16,657,000	1,504,000	18,161,000	581,000
Bato National High School	12,950,000	1,627,000	14,577,000	573,000
Bolton National High School	3,997,000	935,000	4,932,000	—
Don Amancio Bendigo, Sr. Integrated School	1,497,000	367,000	1,864,000	—
Felipe - Inocencia Deluao National High School	6,555,000	895,000	7,450,000	371,000
Kasuga National High School	4,215,000	800,000	5,015,000	298,000
Kimlawis National High School	2,594,000	652,000	3,246,000	331,000
Lapulabao National High School	7,041,000	1,223,000	8,264,000	472,000
Libertad National High School	7,391,000	995,000	8,386,000	—
Lower Bala National High School	14,258,000	1,363,000	15,621,000	789,000
Mabuhay National High School	9,986,000	1,606,000	11,592,000	663,000
Maibo National High School	1,997,000	908,000	2,905,000	—
Malinao National High School of Arts and Trade	5,978,000	963,000	6,941,000	—

974	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Manual National High School	2,496,000	1,098,000	3,594,000	—
Manuel Francisco C. Ramos, Sr. National High School	14,266,000	1,496,000	15,762,000	—
Maria Cleta R. Delos Cientos National High School	8,750,000	1,223,000	9,973,000	—
Molopolo National High School	24,932,000	1,775,000	26,707,000	838,000
New Clarin National High School	9,439,000	970,000	10,409,000	338,000
New Katipunan National High School	6,955,000	866,000	7,821,000	355,000
Pedro A. Arches National High School	18,058,000	1,642,000	19,700,000	804,000
Perfecto O. Sagarino, Sr. National High School	3,638,000	766,000	4,404,000	354,000
Sacub National High School	9,250,000	1,356,000	10,606,000	644,000
Salud Cagas Technical & Vocational High School	6,862,000	1,218,000	8,080,000	525,000
San Isidro National High School	7,300,000	887,000	8,187,000	291,000
Sibulan National High School	8,309,000	771,000	9,080,000	441,000
Sinawilan National High School	19,311,000	1,506,000	20,817,000	588,000
Tacul Agricultural High School	17,727,000	1,437,000	19,164,000	607,000
Tudaya National High School	5,079,000	791,000	5,870,000	313,000
Zosimo S. Magdadaro National High School	2,593,000	754,000	3,347,000	350,000

Division of Digos City	64,681,000	13,209,000	77,890,000	5,598,000

Division Office - Proper	1,303,000	—	1,303,000
Balabag National High School	2,500,000	916,000	3,416,000	—
Dawis National High School	5,727,000	1,333,000	7,060,000	—
Goma National High School	5,504,000	934,000	6,438,000	405,000
Igpit National High School	5,811,000	1,710,000	7,521,000	—
Kapatagan National High School	21,768,000	2,715,000	24,483,000	1,481,000
Matti National High School	8,657,000	1,991,000	10,648,000	1,022,000
Palan Bagobo-Tagabawa National High School	499,000	733,000	1,232,000	—
Ruparan National High School	9,317,000	885,000	10,202,000	359,000
San Roque National High School	—	990,000	990,000	—
SHS in Digos City			—	1,983,000
Soong National High School	3,595,000	1,002,000	4,597,000	348,000

Division of Island Garden City of Samal	148,684,000	18,389,000	167,073,000	10,062,000

Division Office - Proper	2,943,000	—	2,943,000	—
Anonang National High School	13,321,000	1,341,000	14,662,000	1,183,000
Balet National High School	8,208,000	783,000	8,991,000	336,000
Bandera National High School	5,175,000	778,000	5,953,000	396,000
Cogon National High School	13,712,000	1,265,000	14,977,000	550,000
Del Monte National High School	9,404,000	931,000	10,335,000	478,000
Diosdado Alorro, Sr. National High School	5,194,000	791,000	5,985,000	386,000
Don Esteban Dasalla National High School	6,872,000	742,000	7,614,000	375,000
Gamban Dadatan National High School	3,538,000	725,000	4,263,000	312,000
Kaputian National High School	12,559,000	1,181,000	13,740,000	640,000
Leonardo B. Canillo National High School	501,000	808,000	1,309,000	—
Libertad National High School	5,541,000	781,000	6,322,000	392,000
Limao National High School	4,640,000	817,000	5,457,000	292,000
Matanos National High School	14,723,000	986,000	15,709,000	369,000
Maximo A. Arellano National High School	499,000	757,000	1,256,000	348,000
Remedios C. Ortiz National High School	1,000,000	717,000	1,717,000	292,000
Samal Senior High School	—	—	—	1,378,000
San Antonio National High School	5,906,000	722,000	6,628,000	315,000
San Isidro Integrated School	4,631,000	781,000	5,412,000	350,000
San Jose National High School	3,677,000	754,000	4,431,000	365,000
Sta. Cruz National High School	15,225,000	1,212,000	16,437,000	688,000
Tagbitan-ag National High School	7,802,000	876,000	8,678,000	313,000
Tagpopongan National High School	3,613,000	641,000	4,254,000	304,000

Division of Mati City	134,439,000	20,584,000	155,023,000	7,268,000

Division Office - Proper	2,628,000	—	2,628,000	—
Bobon National High School	13,140,000	1,402,000	14,542,000	539,000
Bugakan Integrated School	—	286,000	286,000	—
Buso National High School	12,216,000	1,181,000	13,397,000	493,000
Cabuaya Integrated School	3,003,000	672,000	3,675,000	—
City of Mati National High School	6,354,000	2,145,000	8,499,000	687,000
Culian Integrated School	1,504,000	489,000	1,993,000	224,000

JANUARY 5, 2026	OFFICIAL GAZETTE	975
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Davao Oriental Regional Science High School	16,006,000	3,398,000	19,404,000	990,000
Don Enrique Lopez National High School	7,416,000	1,006,000	8,422,000	464,000
Don Salvador Lopez National High School	13,086,000	1,213,000	14,299,000	417,000
Doña Rosa Garcia Rabat Memorial National High School	10,209,000	1,014,000	11,223,000	315,000
Lanca Integrated School	1,500,000	461,000	1,961,000	148,000
Lawigan National High School	8,209,000	1,010,000	9,219,000	434,000
Libudon National High School	12,688,000	1,162,000	13,850,000	453,000
Licop Integrated School	2,718,000	507,000	3,225,000	203,000
Luban Integrated School	2,001,000	499,000	2,500,000	238,000
Macambol National High School	5,337,000	1,203,000	6,540,000	539,000
Mayo National High School	9,154,000	1,109,000	10,263,000	453,000
Sanghay National High School	—	665,000	665,000	321,000
Tagbinonga Integrated School	—	314,000	314,000	—
Taguibo Agricultural Vocational High School	7,270,000	848,000	8,118,000	350,000

Division of Panabo City	73,547,000	12,363,000	85,910,000	9,351,000

Division Office - Proper	1,497,000	—	1,497,000	—
Cagangohan National High School	10,060,000	1,657,000	11,717,000	371,000
Desiderio F. Dalisay, Sr. National High School	1,997,000	865,000	2,862,000	—
Kasilak National High School	2,000,000	865,000	2,865,000	—
Kauswagan National High School	11,778,000	1,150,000	12,928,000	510,000
Little Panay National High School	6,887,000	1,237,000	8,124,000	550,000
Lorenzo T. Concepcion Integrated School	562,000	558,000	1,120,000	—
Mabunao National High School	3,631,000	883,000	4,514,000	436,000
Malativas National High School	7,210,000	745,000	7,955,000	415,000
Manay National High School	13,187,000	1,225,000	14,412,000	655,000
Nanyo National High School	1,997,000	1,036,000	3,033,000	—
Panabo City Senior High School	—	—	—	5,619,000
Quezon National High School	3,561,000	1,291,000	4,852,000	371,000
Sindaton National High School	9,180,000	851,000	10,031,000	424,000

Division of Tagum City	45,241,000	5,727,000	50,968,000	4,579,000

Division Office - Proper	934,000	—	934,000	—
Busaon Integrated School	6,656,000	661,000	7,317,000	331,000
Canocotan National High School	15,249,000	1,531,000	16,780,000	707,000
Liboganon Integrated School	4,853,000	603,000	5,456,000	255,000
Magdum National High School	10,872,000	1,586,000	12,458,000	564,000
Pandapan Integrated School	6,178,000	832,000	7,010,000	365,000
San Agustin Integrated School	499,000	514,000	1,013,000	—
Tagum City Regional Academy for Senior High School	—	—	—	2,357,000

Region XII - SOCCSKSARGEN	3,708,846,000	515,166,000	4,224,012,000	175,095,000

Division of Cotabato	1,252,462,000	181,067,000	1,433,529,000	47,893,000

Division Office - Proper	26,038,000	—	26,038,000	—
Agriculture High School	14,644,000	1,359,000	16,003,000	—
Agriculture National High School - Baliki Annex	517,000	770,000	1,287,000	—
Agustin M. Valdevieso, Sr. High School	12,122,000	959,000	13,081,000	384,000
Aleosan National High School	14,637,000	1,380,000	16,017,000	936,000
Alibayon High School	2,741,000	659,000	3,400,000	310,000
Aliudin-Pontongan Integrated School	499,000	556,000	1,055,000	—
Anapolon National High School	—	686,000	686,000	—
Aringay National High School	10,265,000	1,373,000	11,638,000	619,000
Arizona High School	8,527,000	836,000	9,363,000	441,000
B.A. Calamba National High School	11,701,000	956,000	12,657,000	600,000
Bacong National High School	1,497,000	968,000	2,465,000	—
Badiangon High School	6,450,000	817,000	7,267,000	—
Bagumbayan High School	4,228,000	724,000	4,952,000	—
Balite High School	5,250,000	731,000	5,981,000	294,000
Banayal High School	10,237,000	927,000	11,164,000	564,000
Bangkal High School	2,000,000	722,000	2,722,000	—
Bannawag High School	9,875,000	1,186,000	11,061,000	466,000
Barangiran High School	499,000	817,000	1,316,000	—
Barongis High School	5,185,000	778,000	5,963,000	331,000

976	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Baroyon Integrated School	—	360,000	360,000	—
Basak National High School	10,141,000	900,000	11,041,000	460,000
Bato High School	1,497,000	728,000	2,225,000	—
Bentangan High School	5,657,000	788,000	6,445,000	392,000
Bialong High School	3,499,000	925,000	4,424,000	—
Bienvenido Orteza National High School	2,520,000	846,000	3,366,000	—
Binoongan High School	3,538,000	745,000	4,283,000	—
Bongolanon High School	3,019,000	745,000	3,764,000	338,000
Buena Vida High School	4,235,000	848,000	5,083,000	—
Buhay High School	2,027,000	800,000	2,827,000	—
Bulakanon High School	15,574,000	1,960,000	17,534,000	1,151,000
Busaon Integrated School	499,000	506,000	1,005,000	—
Cabilao High School	2,525,000	757,000	3,282,000	—
Calunasan High School	7,480,000	878,000	8,358,000	—
Camutan High School	4,598,000	794,000	5,392,000	—
Carugmanan National High School	—	757,000	757,000	—
Cawilihan High School	2,525,000	760,000	3,285,000	—
Central Panatan Integrated School	1,000,000	355,000	1,355,000	—
Cesar B. Equipado High School	997,000	866,000	1,863,000	—
Cesar C. Cabaya, Sr. High School	3,511,000	808,000	4,319,000	—
Dado High School	19,866,000	2,392,000	22,258,000	1,267,000
Dalapitan High School	13,725,000	1,298,000	15,023,000	615,000
Dallag High School	6,726,000	725,000	7,451,000	438,000
Datu Ambel High School	2,560,000	825,000	3,385,000	—
Datu Bitol Mangansakan Memorial High School	9,723,000	1,376,000	11,099,000	—
Datu Dalandag National High School (Pikit National High School - Datu Dalandag Memorial Annex)	7,717,000	888,000	8,605,000	464,000
Datu Guiabo High School	2,015,000	837,000	2,852,000	—
Datu Guiambangan National High School	997,000	818,000	1,815,000	—
Datu Inda High School	2,513,000	743,000	3,256,000	—
Datu Ladayon High School	3,663,000	709,000	4,372,000	—
Datu Mambiling Ansabo High School	1,497,000	740,000	2,237,000	—
Datu Mantangkil High School	2,003,000	695,000	2,698,000	—
Datu Sundungan High School	997,000	782,000	1,779,000	—
Dimakanit High School	4,248,000	861,000	5,109,000	—
Don Antonio Jayme Memorial High School	11,392,000	1,035,000	12,427,000	686,000
Don Panaca High School	1,998,000	765,000	2,763,000	—
Dr. Onofre H. Campo High School	2,002,000	779,000	2,781,000	411,000
Dualing High School	17,954,000	1,392,000	19,346,000	932,000
Dungoan High School	4,491,000	1,067,000	5,558,000	—
Elpidio M. Singco National High School	4,731,000	820,000	5,551,000	—
Ernesto Agustin Reyes High School	14,868,000	1,269,000	16,137,000	619,000
Estado High School	997,000	748,000	1,745,000	—
F. A. Andolana Memorial High School	7,733,000	747,000	8,480,000	397,000
Ganatan High School	997,000	935,000	1,932,000	—
Garsika National High School	1,997,000	786,000	2,783,000	—
Gastav High School	—	827,000	827,000	—
Gawasan Integrated School	—	354,000	354,000	—
Generoso A. Reovoca, Sr. High School	2,503,000	805,000	3,308,000	—
Gil B. Manalo High School	7,638,000	1,060,000	8,698,000	—
Greenhill High School	3,690,000	767,000	4,457,000	—
Guiling High School	2,512,000	1,076,000	3,588,000	—
Idaoman High School	2,002,000	752,000	2,754,000	—
Ilian High School	1,497,000	700,000	2,197,000	—
Ilustre High School	6,758,000	798,000	7,556,000	466,000
Imamaling High School	2,499,000	660,000	3,159,000	344,000
Inac High School	3,019,000	705,000	3,724,000	—
Indangan National High School	6,799,000	798,000	7,597,000	—
James Q. Llaban, Sr. High School	2,507,000	767,000	3,274,000	—
Jose Rizal National High School	9,902,000	1,077,000	10,979,000	501,000
Juan C. Brosas Integrated School	499,000	569,000	1,068,000	—
Juan Dillo Memorial High School	3,618,000	889,000	4,507,000	—
Kabalantian High School	8,928,000	948,000	9,876,000	415,000
Kabulacan High School	7,929,000	950,000	8,879,000	—

JANUARY 5, 2026	OFFICIAL GAZETTE	977
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Kalakacan High School	1,497,000	779,000	2,276,000	—
Kamarahan High School	7,198,000	841,000	8,039,000	—
Kamasi High School	3,765,000	750,000	4,515,000	—
Katalicanan High School	2,100,000	819,000	2,919,000	543,000
Katipunan High School	8,697,000	1,075,000	9,772,000	770,000
Kiaring High School	5,042,000	1,004,000	6,046,000	—
Kiatao Integrated School	—	382,000	382,000	—
Kibia High School	10,568,000	1,047,000	11,615,000	575,000
Kibudtungan National High School	17,651,000	1,718,000	19,369,000	703,000
Kilabao Integrated School	—	341,000	341,000	—
Kinawayan National High School	—	728,000	728,000	—
Kisandal High School	1,997,000	680,000	2,677,000	—
Kisupaan High School	1,497,000	765,000	2,262,000	—
Kitub-bao National High School	22,353,000	1,906,000	24,259,000	1,204,000
Kitubod High School	7,682,000	839,000	8,521,000	386,000
Kulaman Valley High School	1,497,000	710,000	2,207,000	—
La Esperanza Integrated School	499,000	398,000	897,000	—
Ladtingan National High School	8,320,000	1,474,000	9,794,000	—
Lampayan National High School	9,874,000	1,006,000	10,880,000	355,000
Lanao Kuran National Vocational and Technological High School	3,602,000	652,000	4,254,000	394,000
Langayen-ZT Hamid High School	—	842,000	842,000	—
Latagan High School	1,497,000	774,000	2,271,000	—
Leonardo Romero, Sr. High School	2,536,000	847,000	3,383,000	348,000
Lepaga High School	5,554,000	899,000	6,453,000	—
Libertad National High School	1,497,000	757,000	2,254,000	—
Lika National High School - Katipunan Annex	2,132,000	822,000	2,954,000	—
Liliongan National High School	7,113,000	1,201,000	8,314,000	472,000
Lomonay Integrated School	997,000	510,000	1,507,000	—
Luayon National High School	4,575,000	779,000	5,354,000	—
Lumayong High School	13,238,000	1,189,000	14,427,000	544,000
Luz Village High School	2,521,000	884,000	3,405,000	—
Ma. Caridad National High School	—	702,000	702,000	—
Mahongkog High School	5,679,000	720,000	6,399,000	331,000
Makalangot High School	4,144,000	724,000	4,868,000	—
Malabuan High School	10,763,000	1,062,000	11,825,000	491,000
Malagap Integrated School	499,000	426,000	925,000	—
Malamote High School	4,686,000	759,000	5,445,000	344,000
Malamote National High School (Kimagango National High School - Malamote Annex)	6,613,000	935,000	7,548,000	—
Malapag High School	22,541,000	1,693,000	24,234,000	836,000
Malapang High School	2,503,000	741,000	3,244,000	—
Malasila National Vocational and Technological High School	13,578,000	1,539,000	15,117,000	791,000
Malatab High School	7,685,000	907,000	8,592,000	409,000
Malibatuan High School	11,371,000	734,000	12,105,000	413,000
Malinao High School	32,533,000	2,211,000	34,744,000	1,170,000
Malire National High School	1,016,000	832,000	1,848,000	—
Malugasa Integrated School	499,000	358,000	857,000	—
Malungon High School	4,138,000	693,000	4,831,000	—
Manglicmot High School	6,137,000	795,000	6,932,000	451,000
Manili High School	1,497,000	856,000	2,353,000	—
Manobisa High School	3,019,000	817,000	3,836,000	361,000
Manobo National High School	10,383,000	972,000	11,355,000	499,000
Manuangan High School	8,515,000	734,000	9,249,000	611,000
Manumba National High School	7,837,000	679,000	8,516,000	338,000
Marbel National High School	8,635,000	861,000	9,496,000	260,000
Marciano Dahan High School	9,127,000	1,342,000	10,469,000	903,000
Mariano Untal High School	22,647,000	2,079,000	24,726,000	1,512,000
Matalam National High School Brgy. Linao - Alimodian Annex	11,908,000	888,000	12,796,000	430,000
Meocan High School	9,805,000	1,024,000	10,829,000	504,000
Minapan High School	9,030,000	1,225,000	10,255,000	682,000
Napalico National Vocational and Technological High School	4,203,000	748,000	4,951,000	—
New Caridad National Vocational and Technical High School	3,522,000	791,000	4,313,000	—

978	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
New Cebu High School	10,650,000	1,001,000	11,651,000	441,000
New Israel High School	9,210,000	715,000	9,925,000	336,000
New Leon High School	2,023,000	897,000	2,920,000	—
New Rizal High School	12,254,000	1,278,000	13,532,000	562,000
Nicaan High School	24,880,000	1,598,000	26,478,000	842,000
Nueva Vida National High School	18,875,000	1,390,000	20,265,000	1,082,000
Osias High School	4,699,000	1,131,000	5,830,000	—
Padura-Espabo High School	10,309,000	955,000	11,264,000	399,000
Pagangan High School	9,046,000	1,070,000	10,116,000	380,000
Palacat High School	2,000,000	736,000	2,736,000	—
Patindeguen High School	9,457,000	1,065,000	10,522,000	417,000
Pentil High School	4,045,000	788,000	4,833,000	—
Pigcawaran National High School	9,145,000	868,000	10,013,000	376,000
Pigcawayan National High School - New Culasi Annex	499,000	741,000	1,240,000	—
Pinamulaan National High School	—	877,000	877,000	—
Presbitero High School	26,177,000	2,387,000	28,564,000	1,337,000
Rajah Sumunsang High School	1,997,000	822,000	2,819,000	—
Rangayen High School	5,603,000	916,000	6,519,000	394,000
Ranzo National High School	6,168,000	951,000	7,119,000	401,000
Raradangan Integrated School	1,497,000	653,000	2,150,000	—
Ricardo L. Ipong National High School	12,717,000	1,019,000	13,736,000	478,000
Sagkungan Integrated School	1,497,000	468,000	1,965,000	—
Saguing National High School	5,637,000	1,007,000	6,644,000	285,000
Salama National High School	6,764,000	1,086,000	7,850,000	439,000
Salasang National High School	—	760,000	760,000	—
Salat High School	1,997,000	738,000	2,735,000	—
Sallab High School	4,028,000	755,000	4,783,000	—
Salunayan High School	17,048,000	1,528,000	18,576,000	878,000
Salvacion High School	2,496,000	674,000	3,170,000	279,000
San Miguel Integrated School	499,000	425,000	924,000	—
Sarayan High School	12,762,000	972,000	13,734,000	434,000
Sibsib National High School	17,908,000	1,730,000	19,638,000	865,000
Silik High School	23,054,000	2,084,000	25,138,000	1,350,000
Simeon Panganiban National High School	3,513,000	1,000,000	4,513,000	—
Sta. Maria High School	6,299,000	848,000	7,147,000	—
Sto. Niño High School	997,000	788,000	1,785,000	—
Sultan Memorial High School	9,988,000	1,084,000	11,072,000	476,000
Taguranao High School	5,767,000	864,000	6,631,000	302,000
Takepan High School	19,991,000	1,600,000	21,591,000	802,000
Tambad High School	4,002,000	789,000	4,791,000	—
Tamped High School	997,000	806,000	1,803,000	—
Temporan National High School	4,633,000	684,000	5,317,000	342,000
Timuey Anguang B. Campong Integrated School	2,996,000	571,000	3,567,000	—
Tomado High School	6,096,000	985,000	7,081,000	—
Tonganon National High School	2,545,000	952,000	3,497,000	—
Tuael High School	6,980,000	844,000	7,824,000	—
Tubak National High School	19,688,000	1,052,000	20,740,000	530,000
Tukuran T. Kendenga High School	2,520,000	650,000	3,170,000	—
Upper Mingading High School	2,000,000	856,000	2,856,000	—
Upper Paatan High School	4,512,000	824,000	5,336,000	—
Victor S. Manlinoc High School	2,507,000	813,000	3,320,000	—
Villarica High School	23,842,000	2,004,000	25,846,000	995,000
Yanson High School	6,172,000	839,000	7,011,000	—

Division of General Santos City	319,319,000	39,725,000	359,044,000	16,862,000

Division Office - Proper	6,413,000	—	6,413,000	—
Alagao National High School of General Santos City	1,997,000	1,655,000	3,652,000	—
Antonino G. Busano, Sr. High School (Conel National High School)	29,907,000	2,509,000	32,416,000	1,217,000
Aspang High School	499,000	733,000	1,232,000	—
Baluan National High School	4,601,000	1,700,000	6,301,000	613,000
Bawing High School	24,365,000	2,380,000	26,745,000	1,056,000
Buayan National High School	29,876,000	1,554,000	31,430,000	480,000

JANUARY 5, 2026	OFFICIAL GAZETTE	979
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Buscano High School (A.G. Buscano, Sr. High School Annex)	1,011,000	858,000	1,869,000	369,000
Calumpang High School	1,497,000	1,295,000	2,792,000	478,000
Dadiangas North High School	30,311,000	3,263,000	33,574,000	1,146,000
Datu Andiam Manza National High School	17,452,000	1,691,000	19,143,000	711,000
Datu B. Balunto National High School	1,600,000	1,099,000	2,699,000	447,000
Engracia L. Valdomar National High School	22,826,000	2,632,000	25,458,000	974,000
General Santos City High School - Banisil Annex	38,933,000	3,749,000	42,682,000	1,599,000
General Santos City High School - Lanton Annex	7,902,000	2,635,000	10,537,000	2,123,000
General Santos City SPED Integrated School	58,237,000	4,856,000	63,093,000	2,620,000
Johnny Ang National High School	25,951,000	2,690,000	28,641,000	1,118,000
Labangal National High School - Ligaya Annex	2,542,000	956,000	3,498,000	428,000
Labangal National High School - Pao-Pao High School Annex	2,043,000	805,000	2,848,000	340,000
Lagao National High School Annex	2,533,000	1,118,000	3,651,000	436,000
Samboang - Ngilay High School	6,730,000	825,000	7,555,000	363,000
Upper Labay National High School	2,093,000	722,000	2,815,000	344,000

Division of Kidapawan City	149,867,000	19,570,000	169,437,000	8,389,000

Division Office - Proper	3,087,000	—	3,087,000	—
Binoligan Integrated School	3,877,000	548,000	4,425,000	238,000
Datu Igwas IP Integrated School	1,625,000	473,000	2,098,000	—
Gayola National High School	5,718,000	822,000	6,540,000	365,000
Juan L. Gantuangco School of Arts & Trades	9,794,000	1,174,000	10,968,000	804,000
Juan P. Jalipa Memorial High School	10,021,000	994,000	11,015,000	384,000
Kalaisan National High School	10,903,000	1,234,000	12,137,000	598,000
Lake Agco Integrated School	4,384,000	532,000	4,916,000	—
Lanao National High School	6,009,000	1,084,000	7,093,000	367,000
Linangkob National High School	6,183,000	970,000	7,153,000	472,000
Macebolig Integrated School	4,762,000	559,000	5,321,000	194,000
Manongol National High School	12,001,000	1,524,000	13,525,000	750,000
Marbel National High School	499,000	684,000	1,183,000	287,000
Marciano Mancera Integrated School	8,059,000	928,000	8,987,000	279,000
Mt. Apo National High School	6,879,000	830,000	7,709,000	346,000
Mua-an Integrated School	4,879,000	631,000	5,510,000	—
Nuangan Integrated School	5,144,000	545,000	5,689,000	—
Onica National High School	4,285,000	706,000	4,991,000	296,000
Patadon High School	5,776,000	858,000	6,634,000	386,000
Perez National High School	6,475,000	756,000	7,231,000	397,000
Puasinda Integrated School	4,825,000	613,000	5,438,000	—
Saniel Cruz National High School	11,759,000	1,638,000	13,397,000	1,510,000
Singao Integrated School	4,814,000	652,000	5,466,000	194,000
Spottswood National High School	8,109,000	815,000	8,924,000	522,000

Division of Koronadal City	30,385,000	6,541,000	36,926,000	2,435,000

Division Office - Proper	588,000	—	588,000	—
Concepcion National High School	21,833,000	2,142,000	23,975,000	1,115,000
Esperanza National High School - Annex, San Jose Campus	—	1,742,000	1,742,000	756,000
Governor Sergio B. Morales National High School	1,497,000	1,323,000	2,820,000	—
Rotonda National High School	6,467,000	1,334,000	7,801,000	564,000

Division of Sarangani	704,066,000	81,051,000	785,117,000	27,953,000

Division Office - Proper	14,468,000	—	14,468,000	—
Alabel Integrated School	14,474,000	1,186,000	15,660,000	909,000
Alegria National High School	17,382,000	1,436,000	18,818,000	734,000
Alna IP Integrated School	499,000	374,000	873,000	—
Amado M. Quirit, Sr. National High School	2,535,000	747,000	3,282,000	422,000
Anecito Bartulaba Integrated School	3,590,000	495,000	4,085,000	160,000
Baliton National High School	12,920,000	1,395,000	14,315,000	516,000
Banata National High School - Malungon Gamay National High School Annex	10,278,000	875,000	11,153,000	428,000
Bangkal Integrated School	1,513,000	355,000	1,868,000	—
Banlas Integrated School	2,004,000	355,000	2,359,000	—
Banlibato Integrated School	4,195,000	504,000	4,699,000	194,000

980	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

REGION / SDO / SECONDARY SCHOOLS	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
	PS	MOOE	TOTAL	MOOE
Batotoling Integrated School	2,001,000	421,000	2,422,000	232,000
Batulaki High School	5,217,000	532,000	5,749,000	274,000
Biangan Integrated School	3,022,000	496,000	3,518,000	279,000
B’laan Integrated School	4,096,000	479,000	4,575,000	—
Blat Integrated School	4,025,000	356,000	4,381,000	160,000
Bongo Integrated School	3,029,000	501,000	3,530,000	245,000
Cabales Enarbia, Sr. Integrated School	13,122,000	1,120,000	14,242,000	380,000
Cablalan Integrated School	5,226,000	552,000	5,778,000	249,000
Calonkambing Integrated School	1,000,000	356,000	1,356,000	—
Camen Wata Bagi National High School	499,000	704,000	1,203,000	—
Colon National High School - Aniceto Lopez Annex	17,913,000	1,540,000	19,453,000	755,000
Columbio Integrated School	1,499,000	415,000	1,914,000	—
Consolacion Integrated School	4,188,000	439,000	4,627,000	198,000
Daan Suyan High School	9,363,000	734,000	10,097,000	304,000
Dakok Tamulon Integrated School	2,004,000	510,000	2,514,000	—
Dalamuan Integrated School	4,030,000	431,000	4,461,000	—
Danao Integrated School	3,642,000	409,000	4,051,000	—
Datal Anggas Integrated School	5,180,000	713,000	5,893,000	308,000
Datal Basak Indigenous People School	1,998,000	545,000	2,543,000	—
Datal Bila Integrated School	4,138,000	392,000	4,530,000	—
Datalbatong Integrated School	6,859,000	545,000	7,404,000	230,000
Datu Abdulbali Integrated School	3,147,000	734,000	3,881,000	—
Datu Abdullah Tondog Integrated School	499,000	396,000	895,000	—
Datu Molod Integrated School	9,376,000	798,000	10,174,000	323,000
Datu Pangolima Integrated School	10,376,000	1,136,000	11,512,000	475,000
Domnar-Lopez-Copada IP Integrated School	2,001,000	659,000	2,660,000	—
Domolok Integrated School	4,648,000	549,000	5,197,000	224,000
E. Alegado Integrated School	6,773,000	554,000	7,327,000	232,000
Edro Malayo Integrated School	1,499,000	411,000	1,910,000	—
Edsa Integrated School	1,998,000	355,000	2,353,000	—
Elena M. Mapaña National High School	2,996,000	805,000	3,801,000	241,000
Falel Kesbung Integrated School	3,009,000	376,000	3,385,000	—
Francisco A. Cagang Integrated School	3,541,000	435,000	3,976,000	—
Glan Central Integrated SPED Center	2,602,000	939,000	3,541,000	—
Glan Padidu National High School - San Vicente Annex	8,411,000	776,000	9,187,000	357,000
Green Valley Integrated School	2,002,000	401,000	2,403,000	125,000
Gulo Integrated School	1,998,000	635,000	2,633,000	—
Hadji Musa Integrated School	7,346,000	643,000	7,989,000	281,000
Happy Valley Integrated School	3,080,000	536,000	3,616,000	177,000
James Alfred Strong Integrated School	2,015,000	439,000	2,454,000	169,000
JBT Caing, Sr. Integrated School	16,966,000	1,246,000	18,212,000	418,000
Jose Ah Young Integrated School	2,036,000	496,000	2,532,000	198,000
JP Laurel Integrated School	2,642,000	481,000	3,123,000	243,000
Kablacan Integrated School	10,412,000	766,000	11,178,000	260,000
Kaltuad Integrated School	1,000,000	444,000	1,444,000	—
Kawas National High School	10,606,000	1,164,000	11,770,000	462,000
Kawayan Integrated School	2,068,000	477,000	2,545,000	—
Kiahe Integrated School	6,607,000	701,000	7,308,000	257,000
Kiamba National High School	36,115,000	3,244,000	39,359,000	1,878,000
Kibac Integrated School	2,015,000	391,000	2,406,000	196,000
Kinabalan Integrated School	4,546,000	486,000	5,032,000	175,000
Kisoy National High School	1,997,000	608,000	2,605,000	241,000
Kyumad Integrated School	5,192,000	598,000	5,790,000	295,000
Laginan Integrated School	5,750,000	476,000	6,226,000	268,000
Lamlabong Integrated School	3,553,000	411,000	3,964,000	182,000
Lamlifew Integrated School	5,177,000	464,000	5,641,000	—
Lanao Kapanglao Integrated School	1,497,000	519,000	2,016,000	—
Langkuas Integrated School	2,010,000	369,000	2,379,000	—
Lebe Integrated School	2,013,000	488,000	2,501,000	196,000
Leopoldo P. Dacera Integrated School	5,759,000	467,000	6,226,000	230,000
Libi Integrated School	4,727,000	556,000	5,283,000	—
Luis Casiple, Sr. Integrated School	3,145,000	444,000	3,589,000	—
Lumigo High School	6,528,000	539,000	7,067,000	236,000
Lutay Integrated School	5,217,000	508,000	5,725,000	217,000

JANUARY 5, 2026	OFFICIAL GAZETTE	981
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Maguling National High School	19,214,000	1,455,000	20,669,000	716,000
Malabod Integrated School	2,542,000	438,000	2,980,000	188,000
Malalag National High School - Upo Annex	4,632,000	904,000	5,536,000	373,000
Malalag-Cogon National High School	16,220,000	1,227,000	17,447,000	623,000
Malandang National High School - Kiblat National High School Annex	6,831,000	795,000	7,626,000	367,000
Malandang National High School - Tamban Annex	13,213,000	943,000	14,156,000	682,000
Malapatan National High School - Kinam Annex	2,607,000	960,000	3,567,000	361,000
Malungon National High School	21,541,000	1,793,000	23,334,000	1,361,000
Malungon National High School - San Roque Annex	6,695,000	883,000	7,578,000	468,000
Malungon National High School - Upper Mainit Annex	11,858,000	1,048,000	12,906,000	504,000
Mangelen Integrated School	10,598,000	962,000	11,560,000	627,000
Matingao Integrated School	1,998,000	387,000	2,385,000	-
Miasong Integrated School	6,564,000	539,000	7,103,000	179,000
Millona Upper Suyan Integrated School	5,141,000	554,000	5,695,000	236,000
New Canaan Integrated School	7,668,000	682,000	8,350,000	333,000
Nian Integrated School	3,518,000	437,000	3,955,000	203,000
Nomoh Integrated School	6,880,000	522,000	7,402,000	222,000
Pag-asa Integrated School	5,127,000	582,000	5,709,000	279,000
Pait Integrated School	2,582,000	422,000	3,004,000	-
Panambalan Integrated School	2,010,000	462,000	2,472,000	-
Panamin Integrated School	2,502,000	435,000	2,937,000	125,000
Paraiso Integrated School	2,503,000	432,000	2,935,000	194,000
Perrett Central Integrated School	2,017,000	578,000	2,595,000	-
PH Millona Integrated School	8,954,000	795,000	9,749,000	340,000
Pongoleel Integrated School	3,655,000	503,000	4,158,000	-
Prudencio Mariano, Sr. Integrated School	3,002,000	514,000	3,516,000	125,000
Pula-Tana Integrated School	2,038,000	477,000	2,515,000	-
Rogaya Bajunaid Integrated School	6,960,000	582,000	7,542,000	262,000
Roque Adarna Integrated School	7,286,000	634,000	7,920,000	268,000
Salakit National High School	7,941,000	866,000	8,807,000	380,000
Salimama Integrated School	2,010,000	565,000	2,575,000	-
San Juan Integrated School	4,136,000	514,000	4,650,000	-
San Miguel Integrated School	2,015,000	422,000	2,437,000	-
Sarangani National Sports Academy	1,004,000	744,000	1,748,000	241,000
Segafu Esgapo Integrated School	2,000,000	457,000	2,457,000	-
Sitio Lanao IP Integrated School	-	374,000	374,000	-
Sofan Integrated School	2,543,000	582,000	3,125,000	-
Spring Integrated School	4,546,000	735,000	5,281,000	260,000
Tagaytay Integrated School	4,626,000	396,000	5,022,000	167,000
Talus National High School	9,782,000	839,000	10,621,000	459,000
Tampos Integrated School	5,133,000	438,000	5,571,000	184,000
Tandawanan Integrated School	2,002,000	374,000	2,376,000	-
Tangali Integrated School	4,724,000	373,000	5,097,000	-
Tangan Integrated School	5,272,000	479,000	5,751,000	222,000
Tokawal National High School	10,303,000	1,132,000	11,435,000	579,000
Tonga Lim Siao, Sr. Integrated School	9,111,000	658,000	9,769,000	267,000
Tuyan Integrated School	5,116,000	686,000	5,802,000	-
Ulo Latian Integrated School	499,000	415,000	914,000	-
Upper Lumabat Integrated School	7,186,000	560,000	7,746,000	342,000
Wali Integrated School	6,957,000	665,000	7,622,000	283,000

Division of South Cotabato	738,870,000	106,083,000	844,953,000	45,448,000

Division Office - Proper	14,813,000	-	14,813,000	-
Acmonan Integrated School	1,000,000	558,000	1,558,000	-
Aflek National High School - Edward’s National High School Annex	1,004,000	871,000	1,875,000	382,000
Banga National High School - Lamba Campus	4,727,000	1,041,000	5,768,000	640,000
Banga National High School - Punong Grande Campus	4,818,000	961,000	5,779,000	447,000
Basag Integrated School	997,000	446,000	1,443,000	-
Basag National High School	2,512,000	939,000	3,451,000	460,000
Bengue Integrated School	1,500,000	466,000	1,966,000	-
Benigno S. Aquino Integrated School	501,000	378,000	879,000	-
Bentung Sulit National High School - Glamang Annex	3,590,000	1,489,000	5,079,000	786,000

982	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Bianan Integrated School	1,000,000	486,000	1,486,000	-
Blit Integrated School	997,000	497,000	1,494,000	-
Bonifacio R. Tagaban, Sr. Integrated School	1,509,000	428,000	1,937,000	192,000
Bucay Pait National High School	11,813,000	1,142,000	12,955,000	659,000
Cebuano National High School	21,525,000	2,055,000	23,580,000	1,005,000
Centrala National High School	13,160,000	1,098,000	14,258,000	464,000
Cinco Integrated School	499,000	560,000	1,059,000	-
Colongulo National High School	6,953,000	1,303,000	8,256,000	571,000
Datal Biao Integrated School	1,000,000	431,000	1,431,000	-
Datal Bila Integrated School	997,000	556,000	1,553,000	-
Datal Dlanag Integrated School	997,000	585,000	1,582,000	-
Datal Tablo Integrated School	1,500,000	475,000	1,975,000	-
Datal Teblow Integrated School	499,000	380,000	879,000	-
Demamis Integrated School	1,500,000	541,000	2,041,000	-
Denlag Integrated School	1,502,000	644,000	2,146,000	-
Diata Integrated School	1,497,000	367,000	1,864,000	-
Diente Integrated School	1,497,000	681,000	2,178,000	-
Dumadalig Integrated School	5,722,000	855,000	6,577,000	-
E. Asion Integrated School	997,000	486,000	1,483,000	-
Edwards National High School	19,677,000	1,436,000	21,113,000	718,000
El Nonok Integrated School	8,308,000	652,000	8,960,000	346,000
Ellaw Integrated School	499,000	596,000	1,095,000	-
Emeliano P. Bacquial National High School - Tupi NHS Annex	3,128,000	1,166,000	4,294,000	666,000
Faviola Villa-Gasis National High School - San Miguel National High School Annex	-	740,000	740,000	371,000
Godwino Integrated School	4,170,000	616,000	4,786,000	272,000
Guinsangan National High School	8,706,000	798,000	9,504,000	376,000
Haliland Integrated School	499,000	506,000	1,005,000	-
Jose Natividad, Jr. Integrated School	499,000	510,000	1,009,000	-
Juan-Loreto Tamayo Integrated School	1,497,000	382,000	1,879,000	-
Kalyong Integrated School	1,499,000	421,000	1,920,000	-
Katipunan National High School	8,349,000	764,000	9,113,000	401,000
Kesegmung Integrated School	2,565,000	369,000	2,934,000	-
Klinan Integrated School	1,500,000	721,000	2,221,000	-
Kusan National High School	2,573,000	910,000	3,483,000	472,000
Laconon Integrated School	18,266,000	1,779,000	20,045,000	860,000
Lake Sebu National High School	35,316,000	2,923,000	38,239,000	2,531,000
Lake Sebu National High School - Kibang Campus	5,696,000	800,000	6,496,000	422,000
Lake Sebu National High School - Proper Ned Campus	2,501,000	1,397,000	3,898,000	653,000
Lake Soluton Integrated School	13,833,000	1,391,000	15,224,000	-
Lambangan Integrated School	-	545,000	545,000	-
Lambayong Integrated School	-	393,000	393,000	-
Lambingi Integrated School	-	404,000	404,000	-
Lambontong National High School	4,303,000	853,000	5,156,000	388,000
Lambukay Integrated School	1,002,000	492,000	1,494,000	-
Lamcade Integrated School	2,000,000	534,000	2,534,000	-
Lamcaliaf Integrated School	499,000	385,000	884,000	-
Lamhako Integrated School	4,229,000	526,000	4,755,000	253,000
Lampari National High School	3,004,000	789,000	3,793,000	363,000
Lamsalome Integrated School	4,687,000	554,000	5,241,000	-
Lamsugod National High School	7,709,000	1,361,000	9,070,000	623,000
Laureano Escovidal Integrated School	2,103,000	657,000	2,760,000	-
Liberty National High School (Tampakan National High School - Liberty Annex)	9,818,000	1,137,000	10,955,000	527,000
LR Morandante Integrated School	1,499,000	862,000	2,361,000	-
Lubol Integrated School	2,613,000	417,000	3,030,000	201,000
Lumakil Integrated School	1,500,000	626,000	2,126,000	264,000
Lunen Integrated School	501,000	613,000	1,114,000	-
Lusok Integrated School	4,598,000	476,000	5,074,000	209,000
Maan National High School	3,062,000	961,000	4,023,000	462,000
Malaya National High School - Banga National High School Annex	6,172,000	1,091,000	7,263,000	600,000
Mangilala Integrated School	3,642,000	479,000	4,121,000	-
Naci Integrated School	5,216,000	793,000	6,009,000	346,000

JANUARY 5, 2026	OFFICIAL GAZETTE	983
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Ned National High School	8,255,000	752,000	9,007,000	355,000
New Dumangas National High School	14,326,000	1,147,000	15,473,000	533,000
New Lambunao Integrated School	4,783,000	766,000	5,549,000	403,000
New Tupi Integrated School	1,002,000	451,000	1,453,000	177,000
Odos Angkoy Integrated School	2,502,000	688,000	3,190,000	-
Palakasam Integrated School	1,002,000	435,000	1,437,000	213,000
Palo 19 National High School	513,000	695,000	1,208,000	-
Panay National High School	13,412,000	1,228,000	14,640,000	571,000
Poblacion Polomolok National High School	67,094,000	3,869,000	70,963,000	4,109,000
Poblacion Polomolok National High School - Pablo Valencia Annex	6,698,000	1,419,000	8,117,000	721,000
Polo Integrated School	1,500,000	585,000	2,085,000	-
Polomolok Creek Integrated School	3,000,000	590,000	3,590,000	335,000
Polonuling National High School	31,873,000	1,577,000	33,450,000	859,000
Polonuling National High School - Kablon Campus	2,054,000	1,096,000	3,150,000	531,000
Polonuling National High School - Miasong Campus	2,563,000	905,000	3,468,000	514,000
Polonuling National High School - Simbo Campus	2,589,000	953,000	3,542,000	585,000
Pulo Subong Integrated School	3,526,000	624,000	4,150,000	276,000
Rang-ay Integrated School	7,808,000	815,000	8,623,000	506,000
Rizal (Bo. 3) National High School	504,000	1,004,000	1,508,000	480,000
Salacafe Integrated School	2,002,000	844,000	2,846,000	-
San Jose National High School	15,213,000	1,269,000	16,482,000	959,000
San Jose National High School - Lapuz National High School Annex	3,288,000	796,000	4,084,000	376,000
San Miguel National High School	19,933,000	1,337,000	21,270,000	567,000
San Vicente National High School	3,059,000	1,290,000	4,349,000	691,000
Sergio L. Legayda National High School	1,063,000	1,058,000	2,121,000	548,000
Silway 7 Integrated School	1,497,000	574,000	2,071,000	-
Silway 8 National High School	36,010,000	2,827,000	38,837,000	2,486,000
Simsiman Integrated School	501,000	522,000	1,023,000	255,000
Surallah National High School	20,393,000	1,516,000	21,909,000	1,163,000
Tablu National High School - Tampakan National High School Annex	2,592,000	762,000	3,354,000	373,000
Tacub Integrated School	3,671,000	466,000	4,137,000	-
Talahik Integrated School	1,002,000	459,000	1,461,000	211,000
Talisay Integrated School	12,757,000	1,093,000	13,850,000	536,000
Talufo Integrated School	4,225,000	625,000	4,850,000	188,000
Tampakan National High School	45,088,000	2,913,000	48,001,000	1,985,000
Tampakan National High School - Danlag Campus	2,605,000	722,000	3,327,000	348,000
Tampakan National High School - Lampitak Campus	5,260,000	1,036,000	6,296,000	466,000
Tantangan National High School	20,496,000	1,710,000	22,206,000	1,248,000
Tantangan National Trade High School	19,851,000	1,887,000	21,738,000	928,000
Taplan Integrated School	-	670,000	670,000	-
Tapok Integrated School	501,000	385,000	886,000	-
Tboli Integrated School	1,497,000	873,000	2,370,000	-
Tboli Sbu Senior High School	-	-	-	938,000
T’boyung Integrated School	-	484,000	484,000	-
Tudok Integrated School	997,000	424,000	1,421,000	-
Upper Klinan National High School - Landan Campus	8,752,000	1,448,000	10,200,000	799,000
Upper Klinan National High School - Palkan Annex	5,188,000	967,000	6,155,000	474,000
Upper Maculan National High School	2,061,000	958,000	3,019,000	575,000
Upper Sepaka Integrated School	2,000,000	464,000	2,464,000	236,000
Upper Talahik Integrated School	499,000	385,000	884,000	-
Upper Tantangan Integrated School	2,001,000	556,000	2,557,000	-
Viray-Lising Integrated School	2,000,000	620,000	2,620,000	-

Division of Sultan Kudarat	458,147,000	73,944,000	532,091,000	23,169,000

Division Office - Proper	9,261,000	-	9,261,000	-
Antong Integrated School	4,604,000	706,000	5,310,000	-
Artemio L. Martin Integrated School	2,010,000	464,000	2,474,000	184,000
Bagumbayan National High School - Kapaya Annex	10,293,000	1,002,000	11,295,000	411,000
Bagumbayan National High School - Masiag Annex	1,011,000	939,000	1,950,000	462,000
Bagumbayan National High School - Sumilil Annex	997,000	705,000	1,702,000	319,000

984	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Baluan National High School	2,000,000	1,065,000	3,065,000	590,000
Bolebok Integrated School	2,130,000	461,000	2,591,000	279,000
Bongo-Bongo Integrated School	1,499,000	448,000	1,947,000	-
Busok National High School	16,373,000	1,319,000	17,692,000	621,000
Capilan Integrated School	2,010,000	567,000	2,577,000	-
Chua Integrated School	2,688,000	554,000	3,242,000	-
Dante Integrated School	5,077,000	618,000	5,695,000	255,000
Datu Bak-Bak Apang Integrated School	997,000	355,000	1,352,000	-
Datu Etang Integrated School	2,640,000	387,000	3,027,000	196,000
Datu Ina Capitan Integrated School	1,497,000	378,000	1,875,000	-
Datu Ito Andong Integrated School	1,000,000	355,000	1,355,000	-
Datu Malayat Integrated School	1,000,000	493,000	1,493,000	247,000
Datu Matilondo Galmak National High School	19,630,000	2,329,000	21,959,000	907,000
Dimapitan Integrated School	499,000	424,000	923,000	-
Doña Catalina Integrated School	2,013,000	437,000	2,450,000	-
Dumolol Integrated School	1,500,000	534,000	2,034,000	-
E. Arcaño Memorial National High School (Basak National High School)	14,328,000	1,441,000	15,769,000	726,000
Esperanza National High School - Salumping National High School Annex	1,997,000	783,000	2,780,000	441,000
Estrella Integrated School	2,004,000	574,000	2,578,000	-
Gestosani Memorial Integrated School	499,000	422,000	921,000	-
Guintales Integrated School	499,000	382,000	881,000	-
Hinalaan Integrated School	1,500,000	466,000	1,966,000	186,000
Imam Adil Memorial Integrated School	2,000,000	697,000	2,697,000	-
Isuko Integrated School	2,060,000	516,000	2,576,000	234,000
Kabulanan Integrated School	2,025,000	490,000	2,515,000	-
Kalamansig National High School - Annex B	-	841,000	841,000	378,000
Kalamansig National High School - Sabanal HS Annex	2,499,000	779,000	3,278,000	355,000
Kalanawe II National High School	12,528,000	1,216,000	13,744,000	648,000
Keytodac National High School	8,305,000	1,118,000	9,423,000	541,000
Kilbog Integrated School	1,500,000	435,000	1,935,000	-
Kolong-Kolong Integrated School	1,509,000	532,000	2,041,000	-
Kuden National High School	-	693,000	693,000	-
Laguilayan National High School - Sultan Ali Akbar Sinegayan High School Annex	2,109,000	718,000	2,827,000	382,000
Lambayong National High School (Mariano Marcos) - Pimbalayan High School Annex	7,332,000	1,450,000	8,782,000	632,000
Langali Integrated School	5,531,000	630,000	6,161,000	-
Langgal National High School	21,514,000	1,090,000	22,604,000	365,000
Langgal National High School - Bugso National High School Annex	499,000	738,000	1,237,000	-
Langgal National High School - Datu Ampak U. Kawan Annex	563,000	696,000	1,259,000	317,000
Langgal National High School - Gapok Annex	9,022,000	1,075,000	10,097,000	525,000
Langgal National High School - Sewod Annex	997,000	791,000	1,788,000	369,000
Laquicon Integrated School	-	404,000	404,000	-
Lebak National High School	19,608,000	1,032,000	20,640,000	411,000
Lebak National High School - Mangudadatu Annex	1,018,000	1,040,000	2,058,000	457,000
Legodon Integrated School	997,000	492,000	1,489,000	-
Limulan Integrated School	2,011,000	554,000	2,565,000	-
Madanding National High School	9,098,000	883,000	9,981,000	386,000
Maligaya Integrated School	2,525,000	699,000	3,224,000	-
Maligaya National High School	13,159,000	1,116,000	14,275,000	554,000
Malok Integrated School	997,000	567,000	1,564,000	-
Mamali National High School	12,074,000	1,052,000	13,126,000	548,000
Mamansual Abdul National High School (Palimbang National High School - Kraan Annex)	1,032,000	1,040,000	2,072,000	537,000
Manirub Integrated School	2,593,000	538,000	3,131,000	-
Marawir Integrated School	1,513,000	616,000	2,129,000	230,000
Mayo Integrated School	2,627,000	932,000	3,559,000	-
Midtungok Integrated School	2,014,000	897,000	2,911,000	-
Milbuk National High School	26,629,000	2,203,000	28,832,000	1,259,000
Nabagbag Integrated School	997,000	374,000	1,371,000	-

JANUARY 5, 2026	OFFICIAL GAZETTE	985
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
New Natividad Integrated School	1,500,000	589,000	2,089,000	-
New Panay National High School	11,609,000	1,171,000	12,780,000	529,000
New Pangasinan National High School	10,602,000	1,036,000	11,638,000	491,000
Nuling Integrated School	1,500,000	521,000	2,021,000	-
Pakil Integrated School	997,000	512,000	1,509,000	-
Palavilla Integrated School	3,067,000	669,000	3,736,000	333,000
Palimbang National High School	38,332,000	2,289,000	40,621,000	1,612,000
Palimbang National High School - Kalibuhan Annex	-	764,000	764,000	348,000
Palumbe Integrated School	499,000	538,000	1,037,000	-
Pigel Integrated School	1,500,000	374,000	1,874,000	-
Plamango Integrated School	3,523,000	582,000	4,105,000	215,000
President Quirino National High School - C. Mangilala High School	3,510,000	1,149,000	4,659,000	571,000
Purikay National High School	13,814,000	1,315,000	15,129,000	543,000
Ragandang Integrated School	-	321,000	321,000	-
Sabanal Integrated School	997,000	483,000	1,480,000	-
Salabaca National High School	10,972,000	999,000	11,971,000	554,000
Salaman National High School	1,497,000	966,000	2,463,000	-
Sangay National High School	7,279,000	1,014,000	8,293,000	436,000
Sen. Ninoy Aquino High School	17,235,000	2,101,000	19,336,000	1,214,000
Sigayan Integrated School	1,998,000	626,000	2,624,000	-
Sisiman Integrated School	1,497,000	743,000	2,240,000	-
Sta. Clara National High School	10,445,000	1,229,000	11,674,000	466,000
Sultan Sinanggayan Integrated School	2,640,000	478,000	3,118,000	215,000
Sultan Tibong Bote Integrated School	1,000,000	356,000	1,356,000	-
Tagadtal Integrated School	2,004,000	703,000	2,707,000	-
Tapudi Integrated School	6,659,000	875,000	7,534,000	352,000
Telafas National High School - Datalblao National High School Annex	1,124,000	791,000	1,915,000	-
Tibong-Tibong Integrated School	1,000,000	433,000	1,433,000	-
Tran National High School	6,842,000	730,000	7,572,000	338,000
Upper Bunawan Integrated School	2,002,000	602,000	2,604,000	-
Villa Clara National High School	-	657,000	657,000	-
Zeneben Integrated School	2,062,000	776,000	2,838,000	-

Division of Tacurong City	55,730,000	7,185,000	62,915,000	2,946,000

Division Office - Proper	998,000	-	998,000	-
Abang Suizo Integrated School	1,499,000	1,143,000	2,642,000	-
Apolinario S. Bernardo Memorial National High School	13,777,000	1,315,000	15,092,000	592,000
Rajah Muda National High School	8,632,000	849,000	9,481,000	415,000
San Emmanuel National High School	22,389,000	1,574,000	23,963,000	1,110,000
San Pablo National High School	3,622,000	1,252,000	4,874,000	439,000
Upper Katungal National High School	4,813,000	1,052,000	5,865,000	390,000

Region XIII - Caraga	1,726,580,000	309,123,000	2,035,703,000	121,393,000

Division of Agusan del Norte	329,125,000	43,502,000	372,627,000	20,446,000

Division Office - Proper	6,381,000	-	6,381,000
Abilan Integrated School	-	863,000	863,000	367,000
Agong-ong Integrated School	-	878,000	878,000	365,000
Balangbalang Integrated School	-	958,000	958,000	418,000
Bangonay National High School	-	931,000	931,000	396,000
Buenavista National High School	93,343,000	3,041,000	96,384,000	1,507,000
Buenavista West SPED Integrated School	-	1,545,000	1,545,000	384,000
Cahayagan Integrated School	-	830,000	830,000	424,000
Calixto D. Montinola National High School	-	1,359,000	1,359,000	-
Culit Integrated School	-	832,000	832,000	424,000
Cuyago National High School	17,167,000	1,240,000	18,407,000	594,000
Doña Rosario National High School (Tubay National High School)	-	1,507,000	1,507,000	512,000
Durian National High School	18,669,000	945,000	19,614,000	357,000
Durian National High School - Casiklan National High School Annex	-	892,000	892,000	483,000
Durian National High School - Lawan-Lawan National High School Annex	-	386,000	386,000	232,000

986	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
E.G. Montilla Integrated School	-	842,000	842,000	418,000
F.S. Omayana Integrated School	-	428,000	428,000	257,000
Guinabsan National High School - Sangay National High School Annex	-	929,000	929,000	451,000
Guinabsan National High School - Simbalan National High School Annex	-	1,200,000	1,200,000	946,000
Hinandayan Integrated School	-	526,000	526,000	247,000
Jabonga National High School	19,974,000	1,654,000	21,628,000	766,000
Jaliobong National High School	10,909,000	1,116,000	12,025,000	533,000
Kitcharao National High School	22,647,000	2,009,000	24,656,000	1,228,000
Lekda Integrated School	-	645,000	645,000	355,000
Lingayao National High School	7,856,000	985,000	8,841,000	424,000
Magdagooc National High School	9,441,000	746,000	10,187,000	354,000
Malapong National High School	-	710,000	710,000	-
Manapa II Integrated School	-	639,000	639,000	243,000
Maningalao National High School	4,646,000	691,000	5,337,000	355,000
Manoligao Integrated School	-	462,000	462,000	274,000
Marcos Calo National High School	9,991,000	830,000	10,821,000	348,000
Mat-i National High School	16,628,000	1,397,000	18,025,000	609,000
Nasipit National High School	17,025,000	1,280,000	18,305,000	700,000
Pupotsan National High School	-	635,000	635,000	342,000
Rizal Integrated School	-	943,000	943,000	354,000
Sacol National High School	-	882,000	882,000	-
Sagbuco National High School	-	740,000	740,000	-
San Vicente National High School	3,576,000	790,000	4,366,000	355,000
Santiago National High School	22,879,000	2,535,000	25,414,000	1,175,000
SHS in Carmen, Agusan Del Norte			-	1,480,000
Tinigbasan National High School	7,408,000	756,000	8,164,000	401,000
Tubay National High School	28,226,000	1,810,000	30,036,000	776,000
Vinapor National High School	12,359,000	1,115,000	13,474,000	592,000

Division of Agusan del Sur	405,574,000	72,582,000	478,156,000	24,175,000

Division Office - Proper	8,179,000	-	8,179,000	-
Afga National High School	11,155,000	1,096,000	12,251,000	445,000
Agusan del Sur National Science High School	8,647,000	1,004,000	9,651,000	579,000
Alegria National High School	-	995,000	995,000	-
Angas Integrated School	-	564,000	564,000	-
Anislagan National High School	5,886,000	842,000	6,728,000	325,000
Anolingan Integrated School	-	420,000	420,000	-
Aurora National High School, Prosperidad	-	812,000	812,000	334,000
Aurora National High School, Santa Josefa	10,551,000	732,000	11,283,000	313,000
Azpetia National High School	14,920,000	1,222,000	16,142,000	592,000
Balobo Integrated School	-	407,000	407,000	-
Bayugan 3 National High School	23,402,000	1,482,000	24,884,000	596,000
Bayugan II National High School	12,866,000	994,000	13,860,000	388,000
Bentahon Integrated School	-	475,000	475,000	-
Binucayan National High School	14,517,000	1,186,000	15,703,000	539,000
Binucayan National High School - Johnson Integrated School	-	749,000	749,000	340,000
Buena-Gracia National High School	6,263,000	762,000	7,025,000	334,000
Buenasuerte National High School	7,377,000	705,000	8,082,000	302,000
Bunaguit Integrated School	-	591,000	591,000	-
Caimpugan Integrated School	-	571,000	571,000	-
Catmonon National High School	6,190,000	890,000	7,080,000	396,000
Causwagan National High School	7,516,000	897,000	8,413,000	382,000
Cebolin National High School	-	693,000	693,000	312,000
Cecilia National High School	8,498,000	849,000	9,347,000	317,000
Coalicion Integrated School	-	510,000	510,000	-
Comota National High School	-	851,000	851,000	-
Corpuz National High School	-	597,000	597,000	304,000
Das-Agan National High School	-	817,000	817,000	-
Datu Mansulhayan National High School	-	724,000	724,000	-
Desamparados National High School	-	720,000	720,000	369,000
Duangan National High School	5,351,000	834,000	6,185,000	394,000

JANUARY 5, 2026	OFFICIAL GAZETTE	987
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Guadalupe National High School	13,542,000	1,247,000	14,789,000	428,000
Hawilian National High School	9,050,000	984,000	10,034,000	317,000
Jose T. Cuyos, Sr. II Integrated School	-	453,000	453,000	-
Kapatungan National High School	8,973,000	815,000	9,788,000	350,000
Kasapa National High School	17,725,000	757,000	18,482,000	321,000
Katipunan National High School	-	833,000	833,000	241,000
Kauswagan National High School	-	844,000	844,000	359,000
Kolambugan National High School	-	709,000	709,000	241,000
La Fortuna National High School	19,061,000	1,613,000	20,674,000	707,000
Labnig National High School	4,893,000	1,029,000	5,922,000	438,000
Laminga National High School	16,275,000	994,000	17,269,000	394,000
Lapinigan National High School - New Visayas Extension	-	645,000	645,000	312,000
La Purisima IP National High School		724,000	724,000
Maasin Integrated School	-	519,000	519,000	-
Mabuhay National High School	9,512,000	880,000	10,392,000	424,000
Magaud National High School	8,039,000	1,050,000	9,089,000	468,000
Magsaysay National High School	-	737,000	737,000	365,000
Maharlika National High School	-	631,000	631,000	308,000
Mahayahay Integrated School	-	453,000	453,000	-
Maligaya Integrated School	-	495,000	495,000	-
Manat National High School	6,510,000	827,000	7,337,000	359,000
Marbon National High School	5,027,000	793,000	5,820,000	357,000
Marfil National High School	4,421,000	700,000	5,121,000	359,000
Nato National High School	5,510,000	973,000	6,483,000	363,000
New Tubigon High School of Home Industries	3,927,000	645,000	4,572,000	319,000
Novele National High School	6,119,000	788,000	6,907,000	376,000
Nueva Era National High School	-	745,000	745,000	270,000
Nueva Gracia National High School	-	941,000	941,000	340,000
Nuevo Trabajo Integrated School	-	574,000	574,000	-
Oro National High School	2,143,000	745,000	2,888,000	344,000
Padiay National High and Home Industries	-	713,000	713,000	331,000
Panagangan National High School	13,305,000	1,547,000	14,852,000	535,000
Patrocinio Integrated School	-	600,000	600,000	-
Pulang Lupa National High School	10,541,000	933,000	11,474,000	493,000
Salug National High School	8,370,000	776,000	9,146,000	306,000
Salvacion National High School	4,398,000	914,000	5,312,000	394,000
San Isidro National High School	8,550,000	616,000	9,166,000	313,000
San Jose National High School	8,109,000	938,000	9,047,000	436,000
San Luis National High School - Balit High School Extension	-	788,000	788,000	317,000
San Martin National High School	-	768,000	768,000	241,000
San Pascual Integrated School	-	532,000	532,000	-
San Pedro Integrated School	-	552,000	552,000	-
San Roque National High School	3,712,000	645,000	4,357,000	287,000
San Toribio National High School	-	977,000	977,000	331,000
San Vicente National High School, Loreto	-	876,000	876,000	380,000
San Vicente National High School, Prosperidad	9,857,000	1,050,000	10,907,000	457,000
Sayon National High School	-	836,000	836,000	384,000
Singapore Integrated School	-	470,000	470,000	-
Sinobong National High School	25,622,000	1,478,000	27,100,000	661,000
Sisimon Integrated School		382,000	382,000
Sta. Fe National High School	3,977,000	742,000	4,719,000	333,000
Sta. Maria National High School	16,086,000	1,176,000	17,262,000	470,000
Sta. Rosa Integrated School	-	371,000	371,000	-
Talacogon National High School - Sabang Integrated School	-	474,000	474,000	224,000
Tapaz Integrated School	-	491,000	491,000	-
Tumalog National High School	-	625,000	625,000	-
Ulanguan National High School	-	630,000	630,000	300,000
Waloe National High School	-	812,000	812,000	344,000
Wasian Integrated School	-	993,000	993,000	-
West Bunawan National High School	-	1,040,000	1,040,000	-
West Prosperidad National High School	1,002,000	703,000	1,705,000	317,000

988	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Division of Bayugan City	21,552,000	7,465,000	29,017,000	5,142,000

Division Office - Proper	432,000	-	432,000	-
Bayugan City Senior High School (Stand-Alone)	-	989,000	989,000	2,665,000
Berseba National High School	1,637,000	834,000	2,471,000	426,000
Calaitan National High School	5,235,000	959,000	6,194,000	407,000
Magkiangkang National High School	4,748,000	859,000	5,607,000	493,000
Maygatasan National High School	-	716,000	716,000	-
Mount Carmel National High School	7,647,000	740,000	8,387,000	455,000
Mt. Olive National High School	1,853,000	618,000	2,471,000	348,000
New Salem Integrated School	-	367,000	367,000	-
San Agustin National High School	-	757,000	757,000	-
Victoriana Peling Tagbe National High School	-	626,000	626,000	348,000

Division of Bislig City	77,635,000	11,362,000	88,997,000	4,199,000

Division Office - Proper	1,515,000	-	1,515,000
Bucto National High School	4,634,000	705,000	5,339,000	443,000
Coleto National High School	562,000	676,000	1,238,000	281,000
Danipas National High School	7,084,000	746,000	7,830,000	-
Labisma National High School	499,000	656,000	1,155,000	317,000
Mabog National High School	8,750,000	905,000	9,655,000	451,000
Maharlika National High School	12,699,000	1,232,000	13,931,000	621,000
Mone National High School	5,136,000	765,000	5,901,000	-
Pamaypayan Integrated School	-	380,000	380,000	188,000
San Fernando Integrated School	499,000	748,000	1,247,000	-
San Isidro National High School	7,518,000	824,000	8,342,000	-
San Jose National High School	7,346,000	820,000	8,166,000	378,000
San Vicente National High School	6,262,000	802,000	7,064,000	396,000
Sikahoy National High School	4,974,000	580,000	5,554,000	292,000
Sta. Cruz National High School	5,255,000	729,000	5,984,000	-
Stand Alone Senior High School			-	832,000
Tumanan National High School	4,902,000	794,000	5,696,000	-

Division of Butuan City	257,939,000	34,963,000	292,902,000	11,288,000

Division Office - Proper	5,149,000	-	5,149,000	-
Alviola Integrated School	-	1,519,000	1,519,000	413,000
Ambago Integrated School	-	932,000	932,000	-
Ampayon National High School	31,071,000	2,190,000	33,261,000	825,000
Anticala National High School	18,319,000	1,244,000	19,563,000	481,000
Aupagan National High School	9,573,000	672,000	10,245,000	329,000
Bagong Silang National High School	7,716,000	858,000	8,574,000	371,000
Bancasi Integrated School	-	585,000	585,000	-
Baobaoan Integrated School	-	497,000	497,000	-
Basag National High School	8,048,000	776,000	8,824,000	308,000
Bilay National High School	5,308,000	817,000	6,125,000	348,000
Butuan City Integrated High School	-	1,484,000	1,484,000	1,620,000
Cabcabon National High School	7,100,000	710,000	7,810,000	313,000
Consuelo National High School	7,988,000	819,000	8,807,000	430,000
Doongan Integrated School	-	1,857,000	1,857,000	-
Eulogio M. Garcia Integrated School	-	568,000	568,000	219,000
Florida National High School	10,005,000	900,000	10,905,000	445,000
Kinamlutan National High School	32,546,000	1,090,000	33,636,000	466,000
La Soledad National High School	8,720,000	756,000	9,476,000	392,000
La Trinidad Integrated School	-	897,000	897,000	366,000
Maguinda National High School	11,486,000	1,023,000	12,509,000	474,000
Mahay Integrated School	-	837,000	837,000	346,000
Maibu National High School	7,389,000	693,000	8,082,000	336,000
Manila de Bugabus National High School	7,254,000	655,000	7,909,000	302,000
Maon Integrated School	-	1,521,000	1,521,000	-
Pagatpatan National High School	-	1,134,000	1,134,000	-
Pareja Integrated School	-	583,000	583,000	232,000
Pedro D. Duncano National High School	14,342,000	1,132,000	15,474,000	556,000
Pigdaulan National High School	50,146,000	1,371,000	51,517,000	724,000
Pinamanculan National High School	9,040,000	876,000	9,916,000	382,000
Riverside Integrated School	-	1,277,000	1,277,000	-

JANUARY 5, 2026	OFFICIAL GAZETTE	989
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Salvacion Integrated School	-	530,000	530,000	-
Sumile National High School	6,739,000	825,000	7,564,000	365,000
Tagabaca Integrated School	-	607,000	607,000	-
Tagkiling Tribal Integrated School	-	547,000	547,000	245,000
Villa Kananga Integrated School	-	895,000	895,000	-
West Central Integrated School	-	1,286,000	1,286,000	-

Division of Cabadbaran City	49,661,000	11,035,000	60,696,000	3,017,000

Division Office - Proper	977,000	-	977,000	-
Alfonso B. Dagani Integrated School	-	736,000	736,000	-
Antonio C. Dagani Integrated School	-	662,000	662,000	-
Calamba National High School	48,684,000	2,194,000	50,878,000	661,000
Chief Justice Ramon Avancena Integrated School	-	734,000	734,000	-
Concepcion Integrated School	-	400,000	400,000	-
Del Pilar National High School	-	1,295,000	1,295,000	674,000
Francisco C. Jongko National High School	-	938,000	938,000	-
La Union National High School	-	1,585,000	1,585,000	-
La Union Senior High School (Stand-Alone)	-	-	-	934,000
Lusong National High School	-	582,000	582,000	312,000
Mahaba Integrated School	-	614,000	614,000	-
NORCACES Integrated School (Evening Opportunity High School)	-	449,000	449,000	-
Puting Bato National High School	-	846,000	846,000	436,000

Division of Dinagat Island	89,714,000	18,742,000	108,456,000	8,812,000

Division Office - Proper	1,840,000	-	1,840,000	-
Cab-Ilan National High School	2,582,000	740,000	3,322,000	-
Cuarenta National High School	3,707,000	684,000	4,391,000	306,000
Del Pilar National High School	8,190,000	691,000	8,881,000	375,000
Doña Helene National High School	-	662,000	662,000	344,000
Edera National High School	1,096,000	655,000	1,751,000	312,000
General Aguinaldo National High School	-	757,000	757,000	348,000
Jade B. Ecleo-Aurelio National High School	4,768,000	1,171,000	5,939,000	436,000
Llamera National High School	1,577,000	676,000	2,253,000	325,000
Loreto National High School	-	-	-	1,252,000
Malinao National High School	4,733,000	742,000	5,475,000	361,000
Melgar National High School	5,196,000	614,000	5,810,000	304,000
New Nazareth National High School	2,000,000	806,000	2,806,000	319,000
Osmeña - Sto. Niño National High School	1,575,000	645,000	2,220,000	338,000
Panamaon National High School	2,197,000	770,000	2,967,000	-
Plaridel National High School	10,460,000	828,000	11,288,000	455,000
Primitivo J. Ebol Memorial National High School (Lapus Magsaysay National High School)	2,133,000	751,000	2,884,000	365,000
Puerto Princesa National High School	2,269,000	638,000	2,907,000	291,000
Rita-Glenda National High School	2,171,000	730,000	2,901,000	342,000
Rizal National High School	7,066,000	681,000	7,747,000	344,000
Roma National High School	499,000	676,000	1,175,000	-
Rosita National High School	3,852,000	676,000	4,528,000	348,000
San Jose National High School	8,981,000	946,000	9,927,000	455,000
Sering National High School	8,088,000	771,000	8,859,000	436,000
Sta. Rita National High School	499,000	721,000	1,220,000	-
Trinidad Mapa-Gupana National High School	2,136,000	710,000	2,846,000	313,000
Valencia National High School	2,099,000	1,001,000	3,100,000	443,000

Division of Siargao	91,617,000	14,979,000	106,596,000	6,263,000

Division Office - Proper	1,806,000	-	1,806,000	-
Alegria National High School	1,612,000	698,000	2,310,000	355,000
Atoyay National High School	1,134,000	837,000	1,971,000	491,000
Burgos National High School	10,036,000	959,000	10,995,000	522,000
Caridad National High School	4,809,000	647,000	5,456,000	331,000
Consolacion National High School	7,265,000	790,000	8,055,000	369,000
Dapa National High School - Annex	-	640,000	640,000	-

990	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Gen. Luna National High School - Consuelo National High School Annex	-	911,000	911,000	-
Lasala Integrated School	-	574,000	574,000	-
Libertad National High School	4,860,000	749,000	5,609,000	376,000
Mariano Matugas Memorial National High School	7,450,000	825,000	8,275,000	354,000
Nueva Estrella National High School	7,485,000	941,000	8,426,000	407,000
Oguing Navarro Memorial National High School	1,523,000	700,000	2,223,000	336,000
Pamosaingan National High School	5,237,000	664,000	5,901,000	317,000
Roxas National High School	8,376,000	916,000	9,292,000	399,000
San Benito National High School	8,110,000	946,000	9,056,000	468,000
Siargao National Science High School	6,153,000	793,000	6,946,000	397,000
Sta. Fe National High School	8,067,000	849,000	8,916,000	411,000
Suyangan National High School	1,062,000	698,000	1,760,000	336,000
Union National High School	6,632,000	842,000	7,474,000	394,000

Division of Surigao City	88,515,000	13,076,000	101,591,000	6,201,000

Division Office - Proper	1,686,000	-	1,686,000	-
Alegria National High School	3,669,000	604,000	4,273,000	315,000
Cabrera-Altres National High School	-	1,550,000	1,550,000	690,000
Cantiasay National High School (Zaragoza National High School - Cantiasay National High School Annex)	3,072,000	803,000	3,875,000	418,000
Capalayan National High School	15,308,000	1,052,000	16,360,000	497,000
Day-asan National High School	13,439,000	1,162,000	14,601,000	533,000
Juan P. Cedo, Sr. Memorial High School (Buenavista National High School)	5,197,000	647,000	5,844,000	333,000
Libuac National High School	3,170,000	580,000	3,750,000	304,000
Lipata National High School	5,027,000	790,000	5,817,000	371,000
Manjagao National High School	2,644,000	688,000	3,332,000	352,000
Nonoc National High School	-	630,000	630,000	315,000
Patricio A. Bernaldez Memorial National High School	3,292,000	754,000	4,046,000	304,000
Rizal National High School	9,345,000	956,000	10,301,000	415,000
San Jose National High School (Zaragoza National High School - San Jose National High School Annex)	2,689,000	657,000	3,346,000	308,000
Talisay National High School	-	599,000	599,000	327,000
Wilfredo D. Rafols Memorial National High School	4,330,000	870,000	5,200,000	375,000
Zaragoza National High School	15,647,000	734,000	16,381,000	344,000

Division of Surigao del Norte	115,855,000	19,103,000	134,958,000	10,435,000

Division Office - Proper	2,287,000	-	2,287,000	-
Alegria Stand-Alone Senior High School	-	-	-	2,487,000
Bunyasan National High School	9,207,000	1,041,000	10,248,000	501,000
Cagdianao National High School	-	1,184,000	1,184,000	-
Cantapoy National High School	10,191,000	872,000	11,063,000	424,000
Cantugas Cultural National High School	-	829,000	829,000	-
Dakung Patag National High School	3,863,000	805,000	4,668,000	382,000
Hacienda National High School	7,651,000	1,006,000	8,657,000	523,000
Himama-ug National High School	-	750,000	750,000	-
Hinatuan Integrated School	-	369,000	369,000	-
Juan E. Revolos National High School	-	756,000	756,000	390,000
Jubgan Integrated School	-	495,000	495,000	-
Lakandula National High School	4,382,000	725,000	5,107,000	357,000
Lasicam - Perral National High School	2,639,000	839,000	3,478,000	384,000
Magpayang National High School	11,109,000	988,000	12,097,000	422,000
Malimono National High School	10,947,000	1,135,000	12,082,000	531,000
Mayag National High School	3,777,000	664,000	4,441,000	310,000
Paco National High School	5,198,000	669,000	5,867,000	319,000
Pananay-an National High School	-	662,000	662,000	319,000
Payapag National High School	1,011,000	815,000	1,826,000	392,000
Pili National High School	7,872,000	1,016,000	8,888,000	506,000
Taganito National High School	25,328,000	1,970,000	27,298,000	1,735,000
Talavera National High School	4,574,000	859,000	5,433,000	453,000
Villa Riza National High School	5,819,000	654,000	6,473,000	-

JANUARY 5, 2026	OFFICIAL GAZETTE	991
DEPARTMENT OF EDUCATION - NON-IMPLEMENTING UNIT SECONDARY SCHOOLS

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Division of Surigao del Sur	190,929,000	58,344,000	249,273,000	21,168,000

Division Office - Proper	3,654,000	-	3,654,000	-
Agsam Integrated School	-	568,000	568,000	375,000
Alba Integrated School	-	528,000	528,000	-
Angga A. Maca Tribal National High School	-	650,000	650,000	-
Anibongan Integrated School	-	436,000	436,000	194,000
Antipolo National High School	4,800,000	694,000	5,494,000	348,000
Baculin Integrated School	-	536,000	536,000	253,000
Badong National High School	5,147,000	769,000	5,916,000	371,000
Balbuena Integrated School	-	407,000	407,000	-
Bangsud Integrated School	-	643,000	643,000	392,000
Bigaan National High School	1,623,000	717,000	2,340,000	344,000
Bingcongan Integrated School (Tagasaka National High School - Bingcongan National High School Annex)	-	484,000	484,000	217,000
Bitaugan East Integrated School	-	522,000	522,000	236,000
Bolhoon National High School	5,696,000	1,140,000	6,836,000	483,000
Bunga Integrated School	-	404,000	404,000	-
Burgos National High School	11,642,000	1,011,000	12,653,000	493,000
Cabacungan National High School	5,246,000	700,000	5,946,000	359,000
Cabangahan Integrated School	-	503,000	503,000	224,000
Calatngan Integrated School	-	571,000	571,000	-
Cambatong National High School	-	973,000	973,000	439,000
Canico P. Iriberri National High School	-	642,000	642,000	327,000
Carpenito Integrated School	-	458,000	458,000	196,000
Clarence Ty Pimentel National High School	17,131,000	1,285,000	18,416,000	732,000
Cresencio S. Lago National High School	6,307,000	1,206,000	7,513,000	550,000
Davisol National High School	4,266,000	603,000	4,869,000	289,000
Dinuyan Integrated School	-	657,000	657,000	-
DL Osano Maputi National High School	7,085,000	815,000	7,900,000	336,000
Domingo M. Alimboyong Memorial Integrated School	-	452,000	452,000	-
Dugmanon National High School	9,147,000	759,000	9,906,000	413,000
Esperanza Integrated School (Carmen NAHS - Esperanza NHS)	-	614,000	614,000	262,000
Eufemio B. Ariate Integrated School	-	450,000	450,000	163,000
Gacub Atad S. Iligan Tribal National High School	-	784,000	784,000	-
Gata Integrated School	-	537,000	537,000	268,000
Himat-E Integrated School	-	444,000	444,000	-
Ibuan Tribal National High School	-	647,000	647,000	-
Isla General Integrated School	-	382,000	382,000	160,000
Javier National High School	8,325,000	1,045,000	9,370,000	460,000
Jobar Integrated School	-	513,000	513,000	228,000
Jose Sanvictores, Sr. National School Annex	-	1,154,000	1,154,000	577,000
Kahayagan National High School	5,129,000	696,000	5,825,000	298,000
Libas Sud Integrated School	-	769,000	769,000	331,000
Loyola National High School (Tagasaka National High School - Loyola National High School Annex)	1,528,000	793,000	2,321,000	357,000
Lubo Integrated School	-	378,000	378,000	-
Maglambing Integrated School	-	598,000	598,000	260,000
Maglatab National High School	5,259,000	637,000	5,896,000	310,000
Mahayag National High School	6,031,000	839,000	6,870,000	361,000
Mahogany Integrated School	-	506,000	506,000	-
Maligaya Integrated School	-	338,000	338,000	-
Malixi Integrated School	-	472,000	472,000	234,000
Manambia Integrated School	-	546,000	546,000	182,000
Mararag National High School	3,781,000	917,000	4,698,000	413,000
Matho Integrated School	-	710,000	710,000	211,000
Maurillo Avila Integrated School	-	398,000	398,000	-
Napanpanan Integrated School	-	371,000	371,000	-
Nurcia Integrated School	-	508,000	508,000	203,000
Osmeña Integrated School	-	454,000	454,000	198,000
Pagtilaan Integrated School	-	587,000	587,000	-
Pakwan Integrated School	-	524,000	524,000	205,000
Palasao Integrated School (Cantilan National High School - Palasao National High School Annex)	-	480,000	480,000	188,000

992	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	JUNIOR HIGH SCHOOL			SENIOR HIGH SCHOOL
REGION / SDO / SECONDARY SCHOOLS	PS	MOOE	TOTAL	MOOE
Pamian Integrated School	-	398,000	398,000	-
Panikian National High School	8,786,000	844,000	9,630,000	399,000
Pantukan Integrated School	-	475,000	475,000	-
Parang National High School	11,783,000	1,159,000	12,942,000	546,000
Pinanapatan Integrated School	-	424,000	424,000	-
Pocto Integrated School	-	308,000	308,000	-
Quary I Integrated School	-	607,000	607,000	224,000
Quezon Integrated School	-	550,000	550,000	249,000
R. Moreno Integrated School	-	688,000	688,000	-
Rajah Cabungsuan Integrated School	-	417,000	417,000	188,000
Rizal National High School	2,091,000	853,000	2,944,000	361,000
Roxas National High School	-	614,000	614,000	300,000
Sagbayan National High School	-	1,451,000	1,451,000	617,000
San Isidro Integrated School	-	424,000	424,000	-
San Miguel National High School	-	1,715,000	1,715,000	1,123,000
San Pedro Integrated School, Marihatag	-	396,000	396,000	-
San Pedro Integrated School, Lianga	-	306,000	306,000	-
San Roque National High School	-	953,000	953,000	443,000
San Vicente II National High School	5,645,000	737,000	6,382,000	365,000
Siagao Integrated School	-	549,000	549,000	-
Sibahay Integrated School	-	301,000	301,000	-
Sta. Juana National High School	12,348,000	722,000	13,070,000	361,000
Sta. Maria Integrated School	-	577,000	577,000	211,000
Sunrise Integrated School	-	433,000	433,000	-
Tambis National High School	16,729,000	1,473,000	18,202,000	785,000
Tarusan Integrated School	-	355,000	355,000	182,000
Tigao National High School	13,326,000	1,205,000	14,531,000	592,000
Union National High School	4,093,000	626,000	4,719,000	344,000
Victoria Integrated School	-	508,000	508,000	-
Wakat National High School	4,331,000	1,052,000	5,383,000	438,000

Division of Tandag City	8,464,000	3,970,000	12,434,000	247,000

Division Office - Proper	178,000	-	178,000	-
Banahao Integrated School	-	321,000	321,000	-
Carmen Integrated School	-	648,000	648,000	247,000
Mabuhay Integrated School	-	415,000	415,000	-
Meliton M. Ajos Memorial Integrated School	-	563,000	563,000	-
Pag-asa Tribal Community Integrated School	-	319,000	319,000	-
Rosario Integrated School	-	510,000	510,000	-
Vicente L. Pimentel, Sr. National High School	8,286,000	1,194,000	9,480,000	-

Grand Total	60,487,538,000	7,809,839,000	68,297,377,000	3,280,294,000

JANUARY 5, 2026	OFFICIAL GAZETTE
HEALTH FACILITIES ENHANCEMENT PROGRAM

HEALTH FACILITIES ENHANCEMENT

PROGRAM UNDER DOH

FISCAL YEAR 2026

JANUARY 5, 2026	OFFICIAL GAZETTE	993
HEALTH FACILITIES ENHANCEMENT PROGRAM

DEPARTMENT OF HEALTH
FY 2026 HEALTH FACILITIES ENHANCEMENT PROGRAM (HFEP)
(Amount in Pesos)

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
1. Primary Care Facilities	2,900,403,000	1,857,693,000		4,758,096,000

1.a. New Construction of Bagong Pilipinas Health Centers/Rural Health Unit	487,000,000	55,500,000		542,500,000

NCR	90,000,000	18,000,000		108,000,000

Metro Manila	90,000,000	18,000,000		108,000,000

Barangay Pinyahan Super Health Center	40,000,000	8,000,000		48,000,000
Ususan Super Health Center	50,000,000	10,000,000		60,000,000

Region I	50,000,000			50,000,000

Ilocos Sur	50,000,000			50,000,000

San Emilio Super Health Center	50,000,000			50,000,000

CAR		3,000,000		3,000,000

Ifugao		3,000,000		3,000,000

Mayoyao Rural Health Unit		3,000,000		3,000,000

Region II	10,000,000	2,000,000		12,000,000

Cagayan	10,000,000	2,000,000		12,000,000

Enrile, Cagayan Super Health Center	10,000,000	2,000,000		12,000,000

Region III	202,000,000	2,000,000		204,000,000

Bataan	36,000,000			36,000,000

Pilar, Bataan Bagong Pilipinas Health Center 1	12,000,000			12,000,000
Pilar, Bataan Bagong Pilipinas Health Center 2	12,000,000			12,000,000
Pilar, Bataan Bagong Pilipinas Health Center 3	12,000,000			12,000,000

Bulacan	156,000,000			156,000,000

Baliwag Bagong Pilipinas Health Center 1	12,000,000			12,000,000
Baliwag Bagong Pilipinas Health Center 2	12,000,000			12,000,000
Baliwag Bagong Pilipinas Health Center 3	12,000,000			12,000,000
Bustos Bagong Pilipinas Health Center 1	12,000,000			12,000,000
Bustos Bagong Pilipinas Health Center 2	12,000,000			12,000,000
Bustos Bagong Pilipinas Health Center 3	12,000,000			12,000,000
Plaridel Bagong Pilipinas Health Center 1	12,000,000			12,000,000
Plaridel Bagong Pilipinas Health Center 2	12,000,000			12,000,000
Plaridel Bagong Pilipinas Health Center 3	12,000,000			12,000,000
San Jose Del Monte Bagong Pilipinas Health Center 1	12,000,000			12,000,000
San Jose Del Monte Bagong Pilipinas Health Center 2	12,000,000			12,000,000
San Jose Del Monte Bagong Pilipinas Health Center 3	12,000,000			12,000,000
San Jose Del Monte Bagong Pilipinas Health Center 4	12,000,000			12,000,000

Nueva Ecija	10,000,000	2,000,000		12,000,000

Solano, Nueva Ecija Super Health Center	10,000,000	2,000,000		12,000,000

CALABARZON	10,000,000	2,000,000		12,000,000

Rizal	10,000,000	2,000,000		12,000,000

Tanay, Rizal Super Health Center	10,000,000	2,000,000		12,000,000

MIMAROPA	40,000,000	8,000,000		48,000,000

Occidental Mindoro	40,000,000	8,000,000		48,000,000

Lubang, Occidental Mindoro Super Health Center	10,000,000	2,000,000		12,000,000
Magsaysay, Occidental Mindoro Super Health Center	10,000,000	2,000,000		12,000,000
Paluan, Occidental Mindoro Super Health Center	10,000,000	2,000,000		12,000,000
San Jose, Occidental Mindoro Super Health Center	10,000,000	2,000,000		12,000,000

994	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Region VI	20,000,000	4,000,000		24,000,000

Aklan	20,000,000	4,000,000		24,000,000

Buruanga, Aklan Super Health Center	10,000,000	2,000,000		12,000,000
Lezo, Aklan Super Health Center	10,000,000	2,000,000		12,000,000

Negros Island Region	15,000,000			15,000,000

Negros Occidental	15,000,000			15,000,000

Enrique B. Magalona Bagong Pilipinas Health Center	15,000,000			15,000,000

Region VIII	10,000,000	2,000,000		12,000,000

Northern Samar	10,000,000	2,000,000		12,000,000

San Vicente, Northern Samar Super Health Center	10,000,000	2,000,000		12,000,000

Region X	20,000,000	10,500,000		30,500,000

Cagayan de Oro	20,000,000	10,500,000		30,500,000

Nazareth Primary Care Facility	20,000,000	10,500,000		30,500,000

Region XII	10,000,000	2,000,000		12,000,000

Sultan Kudarat	10,000,000	2,000,000		12,000,000

Lebak, Super Health Center	10,000,000	2,000,000		12,000,000

BARMM	10,000,000	2,000,000		12,000,000

Lanao del Sur	10,000,000	2,000,000		12,000,000

Balabagan, Lanao del Sur Super Health Center	10,000,000	2,000,000		12,000,000

1.b. Completion/Equipping of Super Health Centers	1,468,832,000	704,350,000		2,173,182,000

NCR	26,100,000	13,555,000		39,655,000

Metro Manila	26,100,000	13,555,000		39,655,000

Baclaran Super Health Center		180,000		180,000
Barangay 188 Super Health Center	8,100,000	4,000,000		12,100,000
Barangay 28 Super Health Center		4,000,000		4,000,000
Concepcion Dos Super Health Center	18,000,000			18,000,000
Longos Super Health Center		550,000		550,000
Manggahan Super Health Center and Lying-in Clinic		120,000		120,000
Nagpayong Super Health Center		4,000,000		4,000,000
Nagpayong Super Health Center and Lying-in Clinic		465,000		465,000
San Joaquin Super Health Center		120,000		120,000
Santolan Super Health Center Lying-in		120,000		120,000

Region I	320,900,000	73,000,000		393,900,000

Ilocos Norte	50,000,000	12,000,000		62,000,000

Bangui Super Health Center	8,000,000			8,000,000
Currimao Super Health Center	8,000,000			8,000,000
Dingras Super Health Center		4,000,000		4,000,000
Marcos Super Health Center	10,000,000			10,000,000
Nueva Era Super Health Center	5,000,000	4,000,000		9,000,000
Pagudpud Super Health Center	8,000,000			8,000,000
Pasuquin Super Health Center	8,000,000			8,000,000
Vintar Super Health Center	3,000,000	4,000,000		7,000,000

Ilocos Sur	15,000,000	32,000,000		47,000,000

Alilem Super Health Center		4,000,000		4,000,000
Bantay Super Health Center		4,000,000		4,000,000
Candon City Super Health Center	5,000,000	4,000,000		9,000,000
Caoayan Super Health Center		4,000,000		4,000,000
Gregorio del Pilar Super Health Center		4,000,000		4,000,000
Santa Maria Super Health Center	5,000,000	4,000,000		9,000,000
Sigay Super Health Center	5,000,000	4,000,000		9,000,000
Tagudin Super Health Center		4,000,000		4,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	995
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
La Union	38,000,000	8,000,000		46,000,000

Aringay Super Health Center	8,000,000			8,000,000
Luna Super Health Center	12,000,000			12,000,000
Naguilian Super Health Center		4,000,000		4,000,000
Rosario Super Health Center	10,000,000			10,000,000
San Juan Super Health Center	8,000,000	4,000,000		12,000,000

Pangasinan	217,900,000	21,000,000		238,900,000

Agno Super Health Center	10,000,000			10,000,000
Alaminos Super Health Center	7,000,000	3,000,000		10,000,000
Alcala Super Health Center	15,000,000	2,000,000		17,000,000
Anda Super Health Center	12,000,000			12,000,000
Balungao Super Health Center	10,000,000			10,000,000
Bani Super Health Center	10,000,000			10,000,000
Basista Super Health Center	12,000,000			12,000,000
Binalonan Super Health Center	15,000,000			15,000,000
Dagupan Super Health Center II	15,000,000			15,000,000
Laoac Super Health Center	12,000,000			12,000,000
Lingayen Super Health Center	12,000,000			12,000,000
Mabini Super Health Center	12,000,000			12,000,000
Malasiqui Super Health Center		4,000,000		4,000,000
Mangatarem Super Health Center	8,900,000			8,900,000
San Carlos City Super Health Center	12,000,000			12,000,000
San Fabian Super Health Center	5,000,000	4,000,000		9,000,000
San Manuel Super Health Center		4,000,000		4,000,000
San Nicolas Super Health Center	8,000,000			8,000,000
Santo Tomas Super Health Center	12,000,000			12,000,000
Tayug Super Health Center	10,000,000			10,000,000
Umingan Super Health Center	10,000,000			10,000,000
Urbiztondo Super Health Center	10,000,000	4,000,000		14,000,000

Region II	291,000,000	45,000,000		336,000,000

Batanes	10,000,000			10,000,000

Basco Super Health Center	10,000,000			10,000,000

Cagayan	76,000,000	19,000,000		95,000,000

Aparri East Super Health Center	5,000,000	4,000,000		9,000,000
Aparri West Super Health Center	3,000,000			3,000,000
Baggao Bagong Pilipinas Health Center	8,000,000			8,000,000
Balatubat - Calayan Super Health Center	10,000,000			10,000,000
Lallo Super Health Center		4,000,000		4,000,000
Pamplona Bagong Pilipinas Health Center	8,000,000	4,000,000		12,000,000
Penablanca Super Health Center	2,000,000	3,000,000		5,000,000
Piat, Cagayan Super Health Center	15,000,000			15,000,000
Rizal Super Health Center	10,000,000	4,000,000		14,000,000
Santa Ana Super Health Center	10,000,000			10,000,000
Tuao Super Health Center	5,000,000			5,000,000

Isabela	185,000,000	20,000,000		205,000,000

Alicia Bagong Pilipinas Health Center	10,000,000			10,000,000
Baluarte - Santiago Super Health Center	10,000,000			10,000,000
Batal - Santiago Super Health Center	5,000,000	4,000,000		9,000,000
Cabatuan Super Health Center	5,000,000	4,000,000		9,000,000
Cauayan City Super Health Center	10,000,000			10,000,000
Cauayan, Isabela Super Health Center	20,000,000			20,000,000
Cordon Super Health Center	15,000,000			15,000,000
Delfin Albano, Isabela Super Health Center	15,000,000			15,000,000
Divilacan Super Health Center	10,000,000			10,000,000
Jones Super Health Center	10,000,000			10,000,000
Maconacon Super Health Center	5,000,000			5,000,000
Mallig Bagong Pilipinas Health Center	10,000,000			10,000,000
Naguillian Super Health Center	10,000,000			10,000,000
Palanan Super Health Center	10,000,000			10,000,000
Ramon Super Health Center	5,000,000	4,000,000		9,000,000
Reina Mercedes Super Health Center	5,000,000			5,000,000
San Guillermo Super Health Center	5,000,000	4,000,000		9,000,000

996	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
San Manuel Super Health Center	5,000,000	4,000,000		9,000,000
Sta. Maria Bagong Pilipinas Health Center	10,000,000			10,000,000
Tumauini Super Health Center	10,000,000			10,000,000

Nueva Vizcaya		2,000,000		2,000,000

Villaverde Super Health Center		2,000,000		2,000,000

Quirino	20,000,000	4,000,000		24,000,000

Aglipay Super Health Center	5,000,000			5,000,000
Diffun Bagong Pilipinas Health Center	10,000,000			10,000,000
Diffun Super Health Center		4,000,000		4,000,000
Saguday Super Health Center	5,000,000			5,000,000

Region III	56,000,000	23,000,000		79,000,000

Aurora	8,000,000			8,000,000

Casiguran Super Health Center	8,000,000			8,000,000

Bataan	8,000,000			8,000,000

Limay Super Health Center	8,000,000			8,000,000

Bulacan	24,000,000	9,000,000		33,000,000

Angat Super Health Center		4,000,000		4,000,000
Balagtas Super Health Center		3,000,000		3,000,000
Brgy. Catmuan, Sta. Maria Super Health Center	8,000,000			8,000,000
Doña Remedios Trinidad Super Health Center	8,000,000			8,000,000
Paombong Super Health Center		2,000,000		2,000,000
Sta. Cruz Super Health Center	8,000,000			8,000,000

Nueva Ecija		8,000,000		8,000,000

Cabanatuan City Super Health Center		4,000,000		4,000,000
Rizal Super Health Center		2,000,000		2,000,000
Science City of Muñoz Super Health Center		2,000,000		2,000,000

Pampanga	16,000,000			16,000,000

Apalit Super Health Center	8,000,000			8,000,000
Sasmuan Super Health Center	8,000,000			8,000,000

Tarlac		2,000,000		2,000,000

La Paz Super Health Center		2,000,000		2,000,000

Zambales		4,000,000		4,000,000

Castillejos Super Health Center		4,000,000		4,000,000

CALABARZON	49,332,000	69,000,000		118,332,000

Batangas		16,000,000		16,000,000

Cuenca Super Health Center		4,000,000		4,000,000
Lipa City Super Health Center 3		5,000,000		5,000,000
Mabini Super Health Center		4,000,000		4,000,000
Mataasnakahoy Super Health Center		3,000,000		3,000,000

Cavite	15,000,000	16,000,000		31,000,000

Alfonso Super Health Center	5,000,000			5,000,000
Amadeo Super Health Center		4,000,000		4,000,000
Carmona Super Health Center		4,000,000		4,000,000
Cavite Super Health Center		4,000,000		4,000,000
Indang Super Health Center	10,000,000	4,000,000		14,000,000

Laguna		17,000,000		17,000,000

Calauan Super Health Center		5,000,000		5,000,000
Nagcarlan Super Health Center		4,000,000		4,000,000
Naic Super Health Center		4,000,000		4,000,000
Pila Super Health Center		4,000,000		4,000,000

Quezon	34,332,000	16,000,000		50,332,000

Buenavista Super Health Center		4,000,000		4,000,000
Candelaria Super Health Center		5,000,000		5,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	997
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
General Nakar Super Health Center	18,332,000			18,332,000
Guinayangan Super Health Center		4,000,000		4,000,000
Gumaca Super Health Center	6,000,000			6,000,000
Infanta Super Health Center		3,000,000		3,000,000
Jomalig Super Health Center	10,000,000			10,000,000

Rizal		4,000,000		4,000,000

Baras Super Health Center		4,000,000		4,000,000

MIMAROPA	104,000,000	18,000,000		122,000,000

Marinduque	12,000,000			12,000,000

Sta. Cruz Super Health Center	12,000,000			12,000,000

Occidental Mindoro	30,000,000	5,000,000		35,000,000

Abra de Ilog Super Health Center		5,000,000		5,000,000
Calintaan, Occidental Mindoro Super Health Center	15,000,000			15,000,000
Looc, Occidental Mindoro Super Health Center	15,000,000			15,000,000

Oriental Mindoro	46,000,000	9,000,000		55,000,000

Baco Super Health Center		5,000,000		5,000,000
Bansud Super Health Center		4,000,000		4,000,000
Bulalacao Super Health Center	2,000,000			2,000,000
Gloria Super Health Center	12,000,000			12,000,000
Guinobatan Super Health Center	12,000,000			12,000,000
Naujan Super Health Center	20,000,000			20,000,000

Palawan		4,000,000		4,000,000

Balabac Super Health Center		4,000,000		4,000,000

Romblon	16,000,000			16,000,000

Corcuera Super Health Center	16,000,000			16,000,000

Region V	64,500,000	79,000,000		143,500,000

Albay	5,000,000	16,000,000		21,000,000

Daraga Super Health Center (Bañag)		4,000,000		4,000,000
Daraga Super Health Center (Bascaran)		4,000,000		4,000,000
Malinao Super Health Center	5,000,000			5,000,000
Rapu-Rapu Super Health Center (Batan)		4,000,000		4,000,000
Rapu-Rapu Super Health Center (Poblacion)		4,000,000		4,000,000

Camarines Norte		10,000,000		10,000,000

Mercedes, Camarines Norte Super Health Center		6,000,000		6,000,000
Talisay Super Health Center		4,000,000		4,000,000

Camarines Sur	10,000,000	23,000,000		33,000,000

Bombon Super Health Center		4,000,000		4,000,000
Goa Super Health Center		4,000,000		4,000,000
Iriga Super Health Center		4,000,000		4,000,000
Lagonoy Super Health Center	5,000,000			5,000,000
Naga CIty Super Health Center		4,000,000		4,000,000
Sagnay Super Health Center	5,000,000	3,000,000		8,000,000
Tinambac Super Health Center		4,000,000		4,000,000

Catanduanes	7,000,000	4,000,000		11,000,000

Panganiban Super Health Center		4,000,000		4,000,000
San Andres Super Health Center	7,000,000			7,000,000

Masbate	22,500,000	13,000,000		35,500,000

Aroroy Super Health Center		4,000,000		4,000,000
Baleno Super Health Center	6,250,000			6,250,000
Batuan Super Health Center		5,000,000		5,000,000
Cataingan Super Health Center	5,000,000			5,000,000
Mandaon Super Health Center	5,000,000			5,000,000
Masbate City Super Health Center		4,000,000		4,000,000
San Jacinto Super Health Center	6,250,000			6,250,000

998	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Sorsogon	20,000,000	13,000,000		33,000,000

Bulusan Super Health Center		5,000,000		5,000,000
Castilla Super Health Center		4,000,000		4,000,000
Gubat Super Health Center	5,000,000			5,000,000
Juban Super Health Center	5,000,000			5,000,000
Sorsogon City Super Health Center	5,000,000	4,000,000		9,000,000
Sta Magdalena Super Health Center	5,000,000			5,000,000

Region VI	193,000,000	75,000,000		268,000,000

Aklan	72,000,000	11,000,000		83,000,000

Balete Super Health Center	7,000,000	3,000,000		10,000,000
Banga Super Health Center	15,000,000			15,000,000
Batan Super Health Center		2,000,000		2,000,000
Ibajay Super Health Center		3,000,000		3,000,000
Malay Super Health Center	15,000,000			15,000,000
Nabas Super Health Center		3,000,000		3,000,000
New Washington Super Health Center	15,000,000			15,000,000
Numancia Super Health Center	15,000,000			15,000,000
Tangalan Bagong Pilipinas Health Center	5,000,000			5,000,000

Antique	10,000,000	7,000,000		17,000,000

San Jose Super Health Center		4,000,000		4,000,000
Sibalom Super Health Center	5,000,000	3,000,000		8,000,000
Tobias Fornier Bagong Pilipinas Health Center	5,000,000			5,000,000

Capiz	34,000,000	23,000,000		57,000,000

Cuartero Super Health Center	7,000,000			7,000,000
Dumalag Super Health Center		4,000,000		4,000,000
Maayon Super Health Center	10,000,000	5,000,000		15,000,000
Panit-an Super Health Center	5,000,000	3,000,000		8,000,000
Pilar Super Health Center		5,000,000		5,000,000
President Roxas Super Health Center	7,000,000	3,000,000		10,000,000
Sigma Super Health Center	5,000,000	3,000,000		8,000,000

Guimaras	10,000,000	6,000,000		16,000,000

Buenavista Super Health Center		3,000,000		3,000,000
Jordan Super Health Center	5,000,000			5,000,000
Nueva Valencia Super Health Center	5,000,000	3,000,000		8,000,000

Iloilo	67,000,000	28,000,000		95,000,000

Ajuy Super Health Center	10,000,000			10,000,000
Alimodian Super Health Center	5,000,000			5,000,000
Balasan Super Health Center	10,000,000			10,000,000
Cabatuan Super Health Center	5,000,000			5,000,000
Carles Super Health Center	10,000,000			10,000,000
Estancia Super Health Center	5,000,000			5,000,000
Igbaras Super Health Center		3,000,000		3,000,000
Lambunao Super Health Center	7,000,000	3,000,000		10,000,000
Lemery Super Health Center	5,000,000			5,000,000
Maasin Super Health Center		5,000,000		5,000,000
Oton Super Health Center	5,000,000			5,000,000
Pavia Super Health Center		7,000,000		7,000,000
San Dionisio Super Health Center	5,000,000			5,000,000
San Enrique Super Health Center		4,000,000		4,000,000
San Joaquin Super Health Center		3,000,000		3,000,000
Sara Super Health Center		3,000,000		3,000,000

Negros Island Region	101,000,000	67,115,000		168,115,000

Negros Occidental	90,000,000	39,115,000		129,115,000

Bago City Super Health Center		6,000,000		6,000,000
Binalbagan Super Health Center	6,000,000	2,500,000		8,500,000
Cadiz City Super Health Center I		4,000,000		4,000,000
Cadiz City Super Health Center II	6,000,000	2,000,000		8,000,000
Cauayan Super Health Center I	10,000,000	4,000,000		14,000,000
Cauayan Super Health Center II	6,000,000	2,000,000		8,000,000
Don Salvador Benedicto Super Health Center	6,000,000	2,000,000		8,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	999
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Escalante City Super Health Center	6,000,000	2,000,000		8,000,000
Hinoba-an Super Health Center	6,000,000	4,000,000		10,000,000
Ilog Super Health Center	7,000,000			7,000,000
Kabankalan Super Health Center	7,000,000			7,000,000
La Carlota City Super Health Center	6,000,000	2,000,000		8,000,000
Manapla Super Health Center		3,615,000		3,615,000
Murcia Super Health Center	6,000,000	2,000,000		8,000,000
Sagay City Super Health Center	6,000,000			6,000,000
Silay City Super Health Center	6,000,000			6,000,000
Sipalay Super Health Center		3,000,000		3,000,000
Talisay City Super Health Center	6,000,000			6,000,000

Negros Oriental	11,000,000	12,000,000		23,000,000

Bais City Super Health Center	3,000,000			3,000,000
Dumaguete City Super Family Health Center		4,000,000		4,000,000
Guihulngan City Super Health Center	8,000,000	4,000,000		12,000,000
Sta. Catalina Super Health Center		4,000,000		4,000,000

Siquijor		16,000,000		16,000,000

Larena Super Health Center		4,000,000		4,000,000
Lazi Super Health Center		4,000,000		4,000,000
Maria Super Health Center		4,000,000		4,000,000
San Juan Super Health Center		4,000,000		4,000,000

Region VII	38,000,000	49,000,000		87,000,000

Bohol	38,000,000	15,000,000		53,000,000

Baclayon RHU	10,000,000	5,000,000		15,000,000
Buenavista Super Health Center	3,000,000			3,000,000
Candijay Super Health Center	15,000,000			15,000,000
Carmen Super Health Center		5,000,000		5,000,000
Panglao Super RHU		5,000,000		5,000,000
Ubay Super Health Center IV	10,000,000			10,000,000

Cebu		34,000,000		34,000,000

Basak Super Health Center		20,000,000		20,000,000
Carmen Super Health Center		5,000,000		5,000,000
Cordova Super Health Center		4,000,000		4,000,000
Talisay Super Health Center		5,000,000		5,000,000

Region VIII	131,000,000	20,130,000		151,130,000

Biliran	5,000,000	5,000,000		10,000,000

Biliran Super Health Center	5,000,000			5,000,000
Naval Super Health Center		5,000,000		5,000,000

Leyte	61,000,000	10,000,000		71,000,000

Alang alang Super Health Center	5,000,000	3,000,000		8,000,000
Albuera Super Health Center		5,000,000		5,000,000
Babatngon Super Health Center	10,000,000			10,000,000
Calubian Super Health Center	12,000,000			12,000,000
Jaro Super Health Center	4,000,000			4,000,000
Javier Super Health Center		2,000,000		2,000,000
Leyte Super Health Center	10,000,000			10,000,000
Matag-Ob Super Health Center	10,000,000			10,000,000
Tunga Super Health Center	10,000,000			10,000,000

Northern Samar	20,000,000	2,130,000		22,130,000

Capul Super Health Center	10,000,000			10,000,000
Mondragon Super Health Center	10,000,000			10,000,000
San Roque Super Health Center		2,130,000		2,130,000

Samar	20,000,000			20,000,000

Daram Super Health Center	10,000,000			10,000,000
Gandara Super Health Center	10,000,000			10,000,000

Southern Leyte	25,000,000	3,000,000		28,000,000

Hinunangan Super Health Center	10,000,000			10,000,000

1000	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Limasawa Super Health Center	5,000,000	3,000,000		8,000,000
Malitbog Super Health Center	10,000,000			10,000,000

Region IX		42,000,000		42,000,000

City of Zamboanga		12,000,000		12,000,000

Manicahan Super Health Center		4,000,000		4,000,000
Sangali Super Health Center		4,000,000		4,000,000
Talon-Talon Super Health Center		4,000,000		4,000,000

Zamboanga del Norte		14,000,000		14,000,000

Kalawit Super Health Center		2,000,000		2,000,000
Piñan Super Health Center		2,000,000		2,000,000
Siayan Super Health Center		2,000,000		2,000,000
Sibuco Super Health Center		4,000,000		4,000,000
Sindangan Super Health Center		2,000,000		2,000,000
Sirawai Super Health Center		2,000,000		2,000,000

Zamboanga del Sur		6,000,000		6,000,000

Dumingag Super Health Center		2,000,000		2,000,000
Lakewood Super Health Center		4,000,000		4,000,000

Zamboanga Sibugay		10,000,000		10,000,000

Buug Super Health Center		4,000,000		4,000,000
Ipil Super Health Center		2,000,000		2,000,000
Payao Super Health Center		2,000,000		2,000,000
Titay Super Health Center		2,000,000		2,000,000

Region X	19,000,000	71,550,000		90,550,000

Bukidnon		5,000,000		5,000,000

Don Carlos Super Health Center		5,000,000		5,000,000

Cagayan de Oro City	9,000,000	17,000,000		26,000,000

Balubal Super Health Center	3,000,000	7,000,000		10,000,000
Indahag Bagong Pilipinas Health Center	3,000,000	3,000,000		6,000,000
Puerto Bagong Pilipinas Health Center	3,000,000	7,000,000		10,000,000

Camiguin	5,000,000	3,000,000		8,000,000

Mambajao Super Health Center	5,000,000	3,000,000		8,000,000

Lanao del Norte	5,000,000	10,700,000		15,700,000

Baloi Super Health Center		3,850,000		3,850,000
Lala Super Health Center		3,850,000		3,850,000
Munai Super Health Center	5,000,000	3,000,000		8,000,000

Misamis Oriental		35,850,000		35,850,000

Baikingon Bagong Pilipinas Health Center		4,000,000		4,000,000
Cugman Bagong Pilipinas Health Center		4,000,000		4,000,000
Gusa Bagong Pilipinas Health Center		4,000,000		4,000,000
Indahag Bagong Pilipinas Health Center		4,000,000		4,000,000
Kauswagan Super Health Center		3,850,000		3,850,000
Macabalan Bagong Pilipinas Health Center		4,000,000		4,000,000
Pagatpat Bagong Pilipinas Health Center		4,000,000		4,000,000
Puerto Bagong Pilipinas Health Center		4,000,000		4,000,000
Taguanao Bagong Pilipinas Health Center		4,000,000		4,000,000

Region XI	60,000,000	4,000,000		64,000,000

Davao del Norte	20,000,000			20,000,000

BE Dujali Super Health Center	10,000,000			10,000,000
Tagum - Magugpo South Super Health Center	10,000,000			10,000,000

Davao del Sur	20,000,000			20,000,000

Bansalan Super Health Center	12,000,000			12,000,000
Hagonoy Super Health Center	8,000,000			8,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1001
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Davao Occidental		4,000,000		4,000,000

Sta. Maria Super Health Center		4,000,000		4,000,000

Davao Oriental	20,000,000			20,000,000

Dawan, Mati Super Health Center	10,000,000			10,000,000
San Isidro Super Health Center	10,000,000			10,000,000

Region XII		4,000,000		4,000,000

Cotabato		4,000,000		4,000,000

Libungan Super Health Center		2,000,000		2,000,000
Midsayap Super Health Center		2,000,000		2,000,000

Region XIII	15,000,000	51,000,000		66,000,000

Agusan del Norte	10,000,000	10,000,000		20,000,000

Ampayon Super Health Center		5,000,000		5,000,000
Buenavista Super Health Center	10,000,000			10,000,000
Remedios T. Romualdez Municipal Health Office		5,000,000		5,000,000

Agusan del Sur		17,000,000		17,000,000

Borbon Super Health Center		4,000,000		4,000,000
Esperanza Super Health Center		4,000,000		4,000,000
Santa Josefa Super Health Center		5,000,000		5,000,000
Sibagat Super Health Center		4,000,000		4,000,000

Surigao del Norte		4,000,000		4,000,000

Cagniog Super Health Center		4,000,000		4,000,000

Surigao del Sur	5,000,000	20,000,000		25,000,000

Barobo Super Health Center		4,000,000		4,000,000
Cantilan Super Health Center		4,000,000		4,000,000
Del Carmen Super Health Center	5,000,000	3,000,000		8,000,000
Hinatuan Municipal Health Office and Reproductive Health Unit		3,000,000		3,000,000
Hinatuan Super Health Center		4,000,000		4,000,000
Lanuza Primary Care Facility		2,000,000		2,000,000

1.c. Completion/Upgrading/Repair and Equipping of Rural Health Units	839,571,000	1,093,043,000		1,932,614,000

NCR	134,400,000	173,530,000		307,930,000

Metro Manila	134,400,000	173,530,000		307,930,000

Bagbaguin Health Center		700,000		700,000
Bagong Barrio 149 Health Center and Lying-in Clinic		1,590,000		1,590,000
Bagong Ilog Health Center I		680,000		680,000
Bagong Ilog Health Center II		420,000		420,000
Bagong Katipunan Health Center		680,000		680,000
Bagong Silang Phase 3 Health Center		520,000		520,000
Bagong Silang Phase 4 Health Center		520,000		520,000
Bagong Silang Phase 7 Health Center	15,300,000			15,300,000
Bagong Silang Phase 8 Health Center	9,100,000			9,100,000
Bagong Silang Phase 9 Health Center		700,000		700,000
Bagumbong Dulo Health Center	6,000,000			6,000,000
Balong-Bato Health Center		1,280,000		1,280,000
Bambang Health Center New		300,000		300,000
Bangkal Health Center		230,000		230,000
Barangay 14 Health Center		750,000		750,000
Barangay 178-A Health Center		750,000		750,000
Barangay 178-B Health Center		750,000		750,000
Batis Health Center		6,895,000		6,895,000
Bayanan Health Center		730,000		730,000
Bayan-Bayanan Health Center		270,000		270,000
BF Homes Health Center		180,000		180,000
Brixton Health Center		750,000		750,000
Buli Health Center		730,000		730,000
Buting Health Center		540,000		540,000

1002	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Camarin 174 Health Center		685,000		685,000
Caniogan Health Center		620,000		620,000
Carmona Health Center		230,000		230,000
Center for Dialysis, Healthy Lifestyle, Ambulatory Surgery, Maternity Clinic and Newborn Care of Pasig City (CHAMP)		395,000		395,000
Central Bicutan Health Center		18,500,000		18,500,000
Cupang Health Center		730,000		730,000
Cuyegkeng Primary Laboratory		4,145,000		4,145,000
Dela Paz Health Center		540,000		540,000
Dela Paz Health Center Annex		440,000		440,000
Deparo Health Center		750,000		750,000
Don Bosco Health Center		180,000		180,000
Don Galo Health Center		180,000		180,000
Doña Betang Health Center		610,000		610,000
Doña Marta Primary Laboratory		440,000		440,000
Doña Nena Limited Service Laboratory		1,440,000		1,440,000
Dr. Elvira Lagrosa Limited Service Laboratory		1,440,000		1,440,000
E. Santos Health Center		680,000		680,000
Fatima Health Center		9,080,000		9,080,000
Guadalupe Nuevo Health Center		320,000		320,000
Guadalupe Viejo Health Center		320,000		320,000
Hulong Duhat Health Center	5,000,000			5,000,000
Ibaba Health Center		760,000		760,000
Ismar Health Center		680,000		680,000
Jose Fabella Health Center	7,000,000			7,000,000
Kalawaan Health Center		310,000		310,000
Kalayaan Birthing Facility		2,655,000		2,655,000
Kalayaan Limited Service Laboratory		1,440,000		1,440,000
Kapasigan Health Center		680,000		680,000
Kapitolyo Health Center		240,000		240,000
Karangalan Health Center		540,000		540,000
Kasilawan Health Center		180,000		180,000
La Huerta Health Center		180,000		180,000
La Paz Health Center		230,000		230,000
Leveriza Limited Service Laboratory		1,440,000		1,440,000
Llano Health Center		1,130,000		1,130,000
M. Dela Cruz Limited Service Laboratory		1,440,000		1,440,000
Maharlika Health Center	48,000,000	5,000,000		53,000,000
Malibay Primary Laboratory		3,295,000		3,295,000
Malinao Health Center		480,000		480,000
Mandaluyong City Health Office		5,000,000		5,000,000
Marcelo Green Health Center		180,000		180,000
Maybunga Floodway Health Center		680,000		680,000
Maybunga Health Center		680,000		680,000
Mayor Delfin C. Salonga Memorial Health Center		60,000		60,000
Merville Health Center		180,000		180,000
MIA Birthing Facility		2,655,000		2,655,000
MIA Primary Laboratory		4,145,000		4,145,000
Moonwalk Health Center		180,000		180,000
Muntinlupa Lying-in Center		1,605,000		1,605,000
Muzon Health Center		670,000		670,000
Napico Health Center		680,000		680,000
Niugan Health Center		320,000		320,000
Obliza Health Center (Olympia Health Center)		180,000		180,000
Oranbo Health Center		680,000		680,000
Palanan Health Center		320,000		320,000
Palatiw Health Center New		680,000		680,000
Palatiw Health Center Old		630,000		630,000
Pedro Cruz Health Center		965,000		965,000
Pinagbuhatan Health Center		540,000		540,000
Pinagbuhatan Puericulture Center		540,000		540,000
Pinagkaisahan Health Center		180,000		180,000
Pineda Health Center		680,000		680,000
Pio del Pilar Rural Health Unit		230,000		230,000
Poblacion Health Center		230,000		230,000
Putatan Health Center		5,000,000		5,000,000
Sagad Health Center		470,000		470,000
San Agustin Health Center		960,000		960,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1003
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
San Antonio Health Center		950,000		950,000
San Dionisio Health Center		5,180,000		5,180,000
San Isidro Health Center		470,000		470,000
San Isidro Limited Service Laboratory		1,440,000		1,440,000
San Jose Health Center		680,000		680,000
San Martin De Porres Health Center		180,000		180,000
San Miguel Health Center		490,000		490,000
San Nicolas Health Center		680,000		680,000
San Pablo Limited Service Laboratory		1,440,000		1,440,000
San Perfecto Health Center		735,000		735,000
San Roque Limited Service Laboratory		1,440,000		1,440,000
Santa Cruz Health Center		910,000		910,000
Santa Lucia Health Center		1,605,000		1,605,000
Santa Lucia Mini Floodway Health Center		680,000		680,000
Santo Niño Health Center		180,000		180,000
Santo Tomas Health Center		680,000		680,000
Singkamas Health Center		230,000		230,000
Social Hygiene Limited Service Laboratory		1,440,000		1,440,000
Sucat Health Center		6,000,000		6,000,000
Sun Valley Health Center		180,000		180,000
Talipapa Health Center		750,000		750,000
Tambo Health Center		6,180,000		6,180,000
Tañong Health Center		880,000		880,000
Tejeros Health Center		180,000		180,000
Tunasan Health Center		730,000		730,000
Ugong Health Center		680,000		680,000
Upper Bicutan Health Center	44,000,000	5,000,000		49,000,000
Valenzuela City Health Office		20,000,000		20,000,000
Valenzuela Health Center		230,000		230,000
Villamor Limited Service Laboratory		1,440,000		1,440,000
Vitalez Health Center		180,000		180,000

Region I	41,800,000	17,545,000		59,345,000

Ilocos Norte	1,700,000	1,545,000		3,245,000

Batac CHO		1,545,000		1,545,000
Batac Rural Health Unit II	1,700,000			1,700,000

Ilocos Sur	11,000,000	16,000,000		27,000,000

Bantay Rural Health Unit		5,000,000		5,000,000
Caoayan Rural Health Unit		5,000,000		5,000,000
Lidlidda Primary Health Care Facility	10,000,000			10,000,000
Santa Maria Rural Health Unit	1,000,000			1,000,000
Santo Domingo Rural Health Unit		6,000,000		6,000,000

Pangasinan	29,100,000			29,100,000

Aguilar Rural Health Unit	5,600,000			5,600,000
Barangay Balogo Health Center, Binmaley	1,700,000			1,700,000
Barangay Duplac Health Center, Urbiztondo	1,700,000			1,700,000
Barangay Estanza Health Center, Lingayen	1,700,000			1,700,000
Barangay Pisuac Health Center, Urbiztondo	1,700,000			1,700,000
Barangay Uyong Health Center, Labrador	1,700,000			1,700,000
Binmaley Rural Health Unit (Nagpalangan)	15,000,000			15,000,000

CAR	25,000,000	93,600,000		118,600,000

Abra		11,000,000		11,000,000

Bangued Rural Health Unit		500,000		500,000
Daguioman Rural Health Unit		500,000		500,000
Danglas Rural Health Unit		500,000		500,000
Dolores Rural Health Unit		1,500,000		1,500,000
La Paz Rural Health Unit		500,000		500,000
Luba Rural Health Unit		1,500,000		1,500,000
Malibcong Rural Health Unit		1,500,000		1,500,000
Manabo Rural Health Unit		500,000		500,000
Peñarrubia Rural Health Unit		2,000,000		2,000,000
San Isidro Rural Health Unit		1,500,000		1,500,000
Tubo Rural Health Unit		500,000		500,000

1004	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Apayao		10,800,000		10,800,000

Conner Rural Health Unit		800,000		800,000
Flora Rural Health Unit		500,000		500,000
Luna Rural Health Unit		5,000,000		5,000,000
Pudtol Rural Health Unit		4,500,000		4,500,000

Benguet	25,000,000	8,000,000		33,000,000

Bakun Rural Health Unit	5,000,000			5,000,000
Engineer’s Hill DHC		1,500,000		1,500,000
Kabayan Rural Health Unit		3,000,000		3,000,000
Loakan DHC		500,000		500,000
Quirino Hill DHC	20,000,000			20,000,000
Sablan Rural Health Unit		1,000,000		1,000,000
Tublay Rural Health Unit		2,000,000		2,000,000

Ifugao		5,500,000		5,500,000

Aguinaldo Rural Health Unit		500,000		500,000
Alfonso Lista Rural Health Unit		2,000,000		2,000,000
Banaue Rural Health Unit		1,000,000		1,000,000
Tinoc Rural Health Unit		2,000,000		2,000,000

Kalinga		29,300,000		29,300,000

Balbalan Rural Health Unit		3,000,000		3,000,000
Lubuagan Rural Health Unit		2,500,000		2,500,000
Pasil Rural Health Unit		3,000,000		3,000,000
Pinukpuk Rural Health Unit 1		3,000,000		3,000,000
Pinukpuk Rural Health Unit 2		3,000,000		3,000,000
Rizal Rural Health Unit		1,500,000		1,500,000
Tabuk Rural Health Unit 1		4,500,000		4,500,000
Tabuk Rural Health Unit 2		1,500,000		1,500,000
Tabuk Rural Health Unit 3		1,000,000		1,000,000
Tabuk Super Rural Health Unit 4		800,000		800,000
Tanudan Rural Health Unit		3,000,000		3,000,000
Tinglayan Rural Health Unit		2,500,000		2,500,000

Mountain Province		29,000,000		29,000,000

Barlig Rural Health Unit		5,000,000		5,000,000
Bauko Sub-Rural Health Unit		4,000,000		4,000,000
Besao Rural Health Unit		3,000,000		3,000,000
Bontoc Rural Health Unit		5,000,000		5,000,000
Natonin Rural Health Unit		1,500,000		1,500,000
Paracelis Rural Health Unit		1,500,000		1,500,000
Sabangan Rural Health Unit		3,000,000		3,000,000
Sadanga Rural Health Unit		2,000,000		2,000,000
Sagada Rural Health Unit		2,000,000		2,000,000
Tadian Rural Health Unit		2,000,000		2,000,000

Region II	59,500,000	161,000,000		220,500,000

Batanes		10,000,000		10,000,000

Itbayat Rural Health Unit		5,000,000		5,000,000
Mahatao Rural Health Unit		1,000,000		1,000,000
Sabtang Rural Health Unit		2,000,000		2,000,000
Uyugan Rural Health Unit		2,000,000		2,000,000

Cagayan	15,000,000	36,000,000		51,000,000

Abulug Rural Health Unit		2,000,000		2,000,000
Allacapan Rural Health Unit		2,000,000		2,000,000
Aparri West Rural Health Unit		3,000,000		3,000,000
Baggao Rural Health Unit		2,000,000		2,000,000
Ballesteros Rural Health Unit		5,000,000		5,000,000
Calayan Rural Health Unit		3,000,000		3,000,000
Camalaniugan Rural Health Unit		5,000,000		5,000,000
Centro 1, Santa Praxedes, Cagayan Rural Health Unit	15,000,000			15,000,000
Enrile Birthing Center		1,000,000		1,000,000
Enrile Rural Health Unit		5,000,000		5,000,000
Lasam Municipal Health Office		1,000,000		1,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1005
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Sanchez Mira Rural Health Unit		2,000,000		2,000,000
Santa Praxedes Rural Health Unit		3,000,000		3,000,000
Solana Rural Health Unit		2,000,000		2,000,000

Isabela	24,500,000	89,000,000		113,500,000

Alicia Rural Health Unit		3,000,000		3,000,000
Angadanan Rural Health Unit		2,000,000		2,000,000
Aurora Rural Health Unit		2,000,000		2,000,000
Benito Soliven Rural Health Unit		5,000,000		5,000,000
Burgos Rural Health Unit		2,000,000		2,000,000
Cabagan Rural Health Unit	3,000,000	5,000,000		8,000,000
Cabatuan Rural Health Unit		3,000,000		3,000,000
Cauayan City Health Office 1		5,000,000		5,000,000
Cauayan City Health Office 2		5,000,000		5,000,000
Cauayan City Health Office 3		5,000,000		5,000,000
Delfin Albano Rural Health Unit		5,000,000		5,000,000
Echague Rural Health Unit		5,000,000		5,000,000
Gamu Rural Health Unit		5,000,000		5,000,000
Ilagan City Health Office I		3,000,000		3,000,000
Ilagan City Health Office II		3,000,000		3,000,000
Luna Rural Health Unit		2,000,000		2,000,000
Mallig Rural Health Unit		2,000,000		2,000,000
Naguillian Rural Health Unit		3,000,000		3,000,000
Palanan Rural Health Unit		2,000,000		2,000,000
Quezon Rural Health Unit		2,000,000		2,000,000
Quirino Rural Health Unit	10,000,000	2,000,000		12,000,000
Ramon Rural Health Unit		2,000,000		2,000,000
Roxas Rural Health Unit		500,000		500,000
San Guillermo Rural Health Unit		3,000,000		3,000,000
San Manuel Rural Health Unit		2,000,000		2,000,000
San Mariano Rural Health Unit		5,000,000		5,000,000
Santa Maria Rural Health Unit		5,000,000		5,000,000
Santiago Birthing Center	1,500,000	500,000		2,000,000
Santiago City Health Office	10,000,000			10,000,000

Nueva Vizcaya	20,000,000	23,000,000		43,000,000

Alfonso Castañeda Rural Health Unit		2,000,000		2,000,000
Alfonso Castañeda Rural Health Unit - BEMONC		5,000,000		5,000,000
Ambaguio Rural Health Unit	10,000,000			10,000,000
Bagabag Rural Health Unit		5,000,000		5,000,000
Diadi Rural Health Unit	10,000,000			10,000,000
Dupax Del Sur Rural Health Unit		5,000,000		5,000,000
Kayapa Rural Health Unit		2,000,000		2,000,000
Quezon Rural Health Unit		2,000,000		2,000,000
Villaverde Rural Health Unit		2,000,000		2,000,000

Quirino		3,000,000		3,000,000

Maddela Rural Health Unit		2,000,000		2,000,000
Magsaysay Municipal Health Office 2		1,000,000		1,000,000

Region III	14,000,000	18,587,000		32,587,000

Aurora	2,000,000	6,000,000		8,000,000

Casiguran Rural Health Unit and Birthing Clinic Building Vicente Teepecuy		2,000,000		2,000,000
Dinalungan Rural Health Unit		2,000,000		2,000,000
Dingalan Rural Health Unit		2,000,000		2,000,000
Dipaculao Main Health Center	2,000,000			2,000,000

Bulacan		4,087,000		4,087,000

Hagonoy Rural Health Unit V		2,000,000		2,000,000
Plaridel Rural Health Unit I		2,087,000		2,087,000

Nueva Ecija	2,000,000	500,000		2,500,000

Aliaga Rural Health Unit		500,000		500,000
Llanera Main Health Center	2,000,000			2,000,000

1006	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Pampanga	10,000,000	4,000,000		14,000,000

Bacolor Rural Health Unit I		1,000,000		1,000,000
Bacolor Rural Health Unit II		1,000,000		1,000,000
Mabalacat Rural Health Unit I		500,000		500,000
Mabalacat Rural Health Unit II		500,000		500,000
Mabalacat Rural Health Unit III		500,000		500,000
Mabalacat Rural Health Unit IV		500,000		500,000
Magalang Rural Health Unit II	5,000,000			5,000,000
Magalang Rural Health Unit III	5,000,000			5,000,000

Tarlac		1,000,000		1,000,000

La Paz Rural Health Unit III, La Purisima		1,000,000		1,000,000

Zambales		3,000,000		3,000,000

Sta. Cruz Rural Health Unit I		1,500,000		1,500,000
Sta. Cruz Rural Health Unit II		1,500,000		1,500,000

CALABARZON	25,000,000	24,000,000		49,000,000

Cavite	25,000,000			25,000,000

Alima Health Center	2,500,000			2,500,000
Amadeo Rural Health Unit	5,000,000			5,000,000
Floraville Health Center	1,000,000			1,000,000
Green Valley Health Center	5,000,000			5,000,000
Molino 3 Health Center	5,000,000			5,000,000
Queens Row Central Health Center	5,000,000			5,000,000
Salinas Rural Health Unit	1,500,000			1,500,000

Quezon		24,000,000		24,000,000

Alabat Rural Health Unit		5,000,000		5,000,000
Buenavista Rural Health Unit		4,000,000		4,000,000
General Luna Rural Health Unit		7,000,000		7,000,000
Mauban Rural Health Unit		3,000,000		3,000,000
Pitogo Rural Health Unit		5,000,000		5,000,000

MIMAROPA	321,300,000	92,495,000		413,795,000

Marinduque	6,000,000			6,000,000

Boac Rural Health Unit II	6,000,000			6,000,000

Occidental Mindoro	79,800,000	21,000,000		100,800,000

Abra de Ilog Rural Health Unit		5,000,000		5,000,000
Calintaan Rural Health Unit	10,000,000			10,000,000
Looc Rural Health Unit	5,000,000	1,500,000		6,500,000
Magsaysay Rural Health Unit	2,500,000	3,000,000		5,500,000
Mamburao Rural Health Unit	15,000,000	5,000,000		20,000,000
Rizal Rural Health Unit	12,000,000			12,000,000
Sablayan Main Rural Health Unit		3,000,000		3,000,000
San Jose Diagnostic and Public Health Center (Rural Health Unit)	3,000,000			3,000,000
Santa Cruz Rural Health Unit	32,300,000	3,500,000		35,800,000

Oriental Mindoro	174,000,000	42,300,000		216,300,000

Baco New Municipal Health Office	8,000,000			8,000,000
Bongabong Municipal Health Office	10,000,000	3,200,000		13,200,000
Bucayao Rural Health Unit (Calapan CHSD Satellite 1)	15,000,000			15,000,000
Calapan City Health Office		3,000,000		3,000,000
CHSD North Rural Health Unit	32,000,000			32,000,000
CHSD South Rural Health Unit	12,000,000			12,000,000
Gloria Municipal Health Office	1,000,000	800,000		1,800,000
Guinobatan Rural Health Unit (CHSD Main Rural Health Unit)	15,000,000			15,000,000
Mansalay Municipal Health Office		3,800,000		3,800,000
Naujan Municipal Health Office	5,000,000	5,000,000		10,000,000
Parang Rural Health Unit (Calapan CHSD Satellite 1)	10,000,000			10,000,000
Pinamalayan Rural Health Unit	10,000,000			10,000,000
Pola Municipal Health Office		1,500,000		1,500,000
Pola Rural Health Unit	10,000,000			10,000,000
Puerto Galera Rural Health Unit		17,000,000		17,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1007
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Roxas Rural Health Unit	5,000,000			5,000,000
San Teodoro Rural Health Unit and BEmONC Facility	20,000,000	3,000,000		23,000,000
Socorro Rural Health Unit	10,000,000			10,000,000
Subaan Rural Health Unit	10,000,000			10,000,000
Victoria Municipal Health Office		5,000,000		5,000,000
Victoria Rural Health Unit	1,000,000			1,000,000

Palawan	57,500,000	18,000,000		75,500,000

Apurawan Satellite Clinic	10,000,000			10,000,000
Araceli Municipal Health Office	10,000,000			10,000,000
Balabac Rural Health Unit		3,000,000		3,000,000
Bataraza Rural Health Unit		3,000,000		3,000,000
Buliluyan Rural Health Unit		3,000,000		3,000,000
Cabigaan Satellite Clinic	5,000,000			5,000,000
Cagayancillo Rural Health Unit	6,000,000			6,000,000
Coron Rural Health Unit	1,500,000			1,500,000
Cuyo Rural Health Unit II (Manamoc Rural Health Unit)	10,000,000			10,000,000
Malaking Patag Rural Health Unit	9,000,000			9,000,000
Quezon Rural Health Unit		3,000,000		3,000,000
Rizal Rural Health Unit		3,000,000		3,000,000
San Miguel Satellite Clinic	6,000,000			6,000,000
Taytay Rural Health Unit		3,000,000		3,000,000

Romblon	4,000,000	11,195,000		15,195,000

Banton Rural Health Unit	500,000			500,000
Calatrava Rural Health Unit		520,000		520,000
Looc Rural Health Unit	2,000,000	945,000		2,945,000
Magdiwang Rural Health Unit		4,000,000		4,000,000
Odiongan Rural Health Unit	1,500,000			1,500,000
San Fernando Rural Health Unit		2,730,000		2,730,000
San Jose Rural Health Unit and Family Planning Center, Romblon		3,000,000		3,000,000

Region V	15,000,000	65,513,000		80,513,000

Albay		16,000,000		16,000,000

Legazpi City Health Office		5,000,000		5,000,000
Legazpi City Health Office II		5,000,000		5,000,000
Polangui Rural Health Unit		1,000,000		1,000,000
Rapu-Rapu Rural Health Unit		5,000,000		5,000,000

Camarines Norte	15,000,000			15,000,000

San Vicente, Camarines Norte Rural Health Unit	15,000,000			15,000,000

Camarines Sur		30,363,000		30,363,000

Iriga City Health Office I		4,000,000		4,000,000
Libmanan Rural Health Unit II		5,000,000		5,000,000
Minalabac Rural Health Unit		5,000,000		5,000,000
Nabua Rural Health Unit		4,000,000		4,000,000
Naga City Health Office		5,000,000		5,000,000
Ocampo Rural Health Unit		2,000,000		2,000,000
Ragay Rural Health Unit		363,000		363,000
Siruma Rural Health Unit		5,000,000		5,000,000

Catanduanes		8,500,000		8,500,000

Bato Rural Health Unit		5,000,000		5,000,000
Caramoran Rural Health Unit		3,500,000		3,500,000

Masbate		10,650,000		10,650,000

Cawayan Rural Health Unit II		5,000,000		5,000,000
Dimasalang Rural Health Unit II		1,650,000		1,650,000
San Pascual Birthing Facility		2,000,000		2,000,000
San Pascual Birthing Facility II		2,000,000		2,000,000

Region VI	25,000,000	53,500,000		78,500,000

Aklan	5,000,000			5,000,000

Malay Rural Health Unit III	5,000,000			5,000,000

1008	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Antique		5,000,000		5,000,000

Barbaza Rural Health Unit		5,000,000		5,000,000

Capiz	20,000,000	11,000,000		31,000,000

Cuartero Rural Health Unit		3,000,000		3,000,000
Dao Primary Care Facility		3,000,000		3,000,000
Jamindan Primary Care Facility		5,000,000		5,000,000
Pontevedra Rural Health Unit	10,000,000			10,000,000
Tapaz Rural Health Unit II	10,000,000			10,000,000

Guimaras		4,000,000		4,000,000

Nueva Valencia Rural Health Unit		3,000,000		3,000,000
Sibunag Rural Health Unit		1,000,000		1,000,000

Iloilo		33,500,000		33,500,000

Balasan Primary Care Facility		4,000,000		4,000,000
Banate Rural Health Unit		3,000,000		3,000,000
Bo. Obrero District Health Center		2,500,000		2,500,000
Dueñas Rural Health Unit		5,000,000		5,000,000
Dumangas Rural Health Unit I		5,000,000		5,000,000
Mina Primary Care Facility		5,000,000		5,000,000
Passi City Health Office		5,000,000		5,000,000
San Dionisio Rural Health Unit		3,000,000		3,000,000
Sto. Rosario District Health Center		1,000,000		1,000,000

Negros Island Region	86,050,000	112,712,000		198,762,000

Negros Occidental	39,000,000	45,000,000		84,000,000

Cadiz City Health Office		2,000,000		2,000,000
Calatrava Rural Health Unit		1,000,000		1,000,000
Candoni Rural Health Unit	10,000,000			10,000,000
E.B. Magalona Primary Care Facility		1,500,000		1,500,000
Hinigaran Municipal Health Office	8,000,000	2,000,000		10,000,000
Hinoba-an Municipal Health Office	10,000,000			10,000,000
Ilog Rural Health Unit		1,000,000		1,000,000
La Castellana Rural Healt Unit	3,000,000	500,000		3,500,000
Moises Padilla Rural Health Unit	5,000,000	5,000,000		10,000,000
Murcia Rural Health Unit		2,000,000		2,000,000
Pontevedra Rural Health Unit		1,500,000		1,500,000
Sagay City Health Office		6,000,000		6,000,000
San Carlos City Primary Care Facility		10,000,000		10,000,000
San Enrique Municipal Health Office		4,500,000		4,500,000
Toboso Rural Health Unit	3,000,000	3,000,000		6,000,000
Victorias City Negros Occidental Primary Care Facility		5,000,000		5,000,000

Negros Oriental	47,050,000	57,712,000		104,762,000

Amlan Rural Health Unit	6,500,000	4,090,000		10,590,000
Bais City Health Office II	5,000,000	3,400,000		8,400,000
Basay Rural Health Unit		3,000,000		3,000,000
Bayawan City Health Office II	17,700,000			17,700,000
Bindoy Rural Health Unit II	5,000,000	3,400,000		8,400,000
Dauin Rural Health Unit		3,000,000		3,000,000
La Libertad Primary Care Facility		1,677,000		1,677,000
Mabinay Rural Health Unit II		7,340,000		7,340,000
Pamplona Rural Health Unit	3,350,000			3,350,000
San Jose Rural Health Unit		3,000,000		3,000,000
Sibulan Rural Health Unit		3,000,000		3,000,000
Sta. Catalina Rural Health Unit II		4,750,000		4,750,000
Tanjay City Health Office I	4,700,000			4,700,000
Tayasan Primary Care Facility		7,610,000		7,610,000
Valencia Rural Health Unit		10,445,000		10,445,000
Vallehermoso Rural Health Unit	4,800,000			4,800,000
Zamboanguita Rural Health Unit II		3,000,000		3,000,000

Siquijor		10,000,000		10,000,000

Enrique Villanueva Primary Care Facility		5,000,000		5,000,000
Siquijor Primary Care Facility		5,000,000		5,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1009
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Region VII	48,021,000	121,933,000		169,954,000

Bohol	36,021,000	81,245,000		117,266,000

Alicia Rural Health Unit and Birthing Center		5,000,000		5,000,000
Anda Infirmary		6,000,000		6,000,000
Baclayon Rural Health Unit		3,250,000		3,250,000
Balilihan Rural Health Unit		2,490,000		2,490,000
Batuan Rural Health Unit	3,500,000			3,500,000
Bien Unido Rural Health Unit		5,382,000		5,382,000
Catigbian - Main Health Center and Lying in	9,000,000			9,000,000
Corella Rural Health Unit	10,000,000			10,000,000
Cortes Rural Health Unit		4,940,000		4,940,000
Dagohoy Rural Health Unit		785,000		785,000
Dauis Municipal Health Office		5,000,000		5,000,000
Dimiao Rural Health Unit		567,000		567,000
Duero Rural Health Unit		2,270,000		2,270,000
Garcia Hernandez Rural Health Unit		5,382,000		5,382,000
Guindulman Rural Health Unit		1,527,000		1,527,000
Jagna Rural Health Unit I		2,805,000		2,805,000
Jagna Rural Health Unit II		1,855,000		1,855,000
Lila Rural Health Unit		1,415,000		1,415,000
Loboc Rural Health Unit		1,350,000		1,350,000
Loon Rural Health Unit		5,910,000		5,910,000
Loon Rural Health Unit II		5,440,000		5,440,000
Maribojoc Rural Health Unit		3,415,000		3,415,000
Pilar Rural Health Unit	1,000,000			1,000,000
Tagbilaran City Health Office		260,000		260,000
Tubigon Rural Health Unit		9,440,000		9,440,000
Tubigon Rural Health Unit II	7,521,000			7,521,000
Ubay Rural Health Unit		1,380,000		1,380,000
Ubay Rural Health Unit III	5,000,000			5,000,000
Valencia Rural Health Unit		5,382,000		5,382,000

Cebu	12,000,000	40,688,000		52,688,000

Cordova Rural Health Unit		1,660,000		1,660,000
Daanbantayan Rural Health Unit II	12,000,000	8,682,000		20,682,000
Daanbantayan Rural Health Unit III		5,382,000		5,382,000
Daantayan Rural Health Unit		5,382,000		5,382,000
Madridejos Rural Health Unit		5,000,000		5,000,000
Medellin Rural Health Unit		5,000,000		5,000,000
Minglanilla Rural Health Unit		5,382,000		5,382,000
San Remegio Rural Health Unit		3,100,000		3,100,000
Tuburan Rural Health Unit		1,100,000		1,100,000

Region VIII	8,000,000	16,324,000		24,324,000

Eastern Samar		1,562,000		1,562,000

Oras Rural Health Unit		110,000		110,000
San Policarpo Rural Health Unit		1,452,000		1,452,000

Leyte		12,460,000		12,460,000

Capoocan Main Health Center		250,000		250,000
Dulag Rural Health Unit/Dulag Main Health Center		5,100,000		5,100,000
Javier Rural Health Unit		2,110,000		2,110,000
Hindang Rural Health Unit		5,000,000		5,000,000

Northern Samar		1,952,000		1,952,000

Rosario Rural Health Unit		477,000		477,000
Silvino Lubos Rural Health Unit		1,050,000		1,050,000
Victoria Rural Health Unit		425,000		425,000

Southern Leyte	8,000,000	350,000		8,350,000

Limasawa Rural Health Unit and Birthing Facility		350,000		350,000
San Juan Rural Health Unit	8,000,000			8,000,000

Region IX		24,000,000		24,000,000

Zamboanga del Sur		19,000,000		19,000,000

Guipos Rural Health Unit		2,000,000		2,000,000

1010	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Josefina Rural Health Unit		2,000,000		2,000,000
Lapuyan Rural Health Unit		2,000,000		2,000,000
Mahayag Rural Health Unit		6,000,000		6,000,000
Pitogo Rural Health Unit		2,000,000		2,000,000
Tabina Rural Health Unit		2,000,000		2,000,000
Tambulig Rural Health Unit		1,000,000		1,000,000
Vincenzo Sagun Rural Health Unit		2,000,000		2,000,000

Zamboanga Sibugay		5,000,000		5,000,000

Imelda Rural Health Unit		5,000,000		5,000,000

Region X	31,500,000	20,304,000		51,804,000

Cagayan de Oro	31,500,000	10,000,000		41,500,000

Agusan Health Center	3,500,000	2,500,000		6,000,000
Barangay 15 Health Center	3,500,000			3,500,000
Barangay 26 Health Center	3,500,000			3,500,000
Barangay 31 Health Center	3,500,000			3,500,000
Bugo Health Center	3,500,000	2,500,000		6,000,000
Camaman-an Health Center	3,500,000			3,500,000
Cugman Health Center	3,500,000			3,500,000
Lapasan Main Health Center	3,500,000	2,500,000		6,000,000
Sto. Nino, Lapasan Health Center	3,500,000			3,500,000
Tablon Health Center		2,500,000		2,500,000

Lanao del Norte		3,000,000		3,000,000

Baroy Rural Health Unit		1,250,000		1,250,000
Lala Rural Health Unit		350,000		350,000
Magsaysay Rural Health Unit		350,000		350,000
Salvador Rural Health Unit		350,000		350,000
Tangcal Rural Health Unit		350,000		350,000
Tubod Rural Health Unit		350,000		350,000

Misamis Oriental		7,304,000		7,304,000

Lagonglong Rural Health Unit		5,000,000		5,000,000
Medina Rural Health Unit		1,954,000		1,954,000
Salay Rural Health Unit		350,000		350,000

Region XI		10,500,000		10,500,000

Davao de Oro		5,000,000		5,000,000

Compostela Rural Health Unit		5,000,000		5,000,000

Davao Occidental		5,500,000		5,500,000

Malita Rural Health Unit		5,500,000		5,500,000

Region XII	5,000,000	10,000,000		15,000,000

Cotabato		9,500,000		9,500,000

Alamada Rural Health Unit		1,500,000		1,500,000
Banisilan Rural Health Unit		1,000,000		1,000,000
New Rizal Rural Health Unit Annex		7,000,000		7,000,000

South Cotabato	5,000,000			5,000,000

Norala Rural Health Unit	5,000,000			5,000,000

Sultan Kudarat		500,000		500,000

Lambayong Rural Health Unit		500,000		500,000

Region XIII		29,500,000		29,500,000

Agusan del Norte		12,000,000		12,000,000

Jabonga Municipal Health Office		3,000,000		3,000,000
Libertad Main Health Center		2,000,000		2,000,000
Obrero Pob. (Bgy. 18) Main Health Center		2,000,000		2,000,000
RTR Rural Health Unit		3,000,000		3,000,000
Santiago PCF		1,000,000		1,000,000
Tubay Rural Health Unit and Family Planning Center		1,000,000		1,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1011
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Agusan del Sur		7,500,000		7,500,000

La Paz Rural Health Unit		2,000,000		2,000,000
Rosario Rural Health Unit		500,000		500,000
Trento Rural Health Unit		5,000,000		5,000,000

Dinagat Islands		2,000,000		2,000,000

Albor Rural Health Unit		2,000,000		2,000,000

Surigao del Sur		8,000,000		8,000,000

Carrascal Rural Health Unit		2,000,000		2,000,000
San Miguel Rural Health Unit		3,000,000		3,000,000
Tagbina Rural Health Unit and Family Planning Center		3,000,000		3,000,000

BARMM		48,000,000		48,000,000

Special Geographic Area		48,000,000		48,000,000

Carmen Cluster Rural Health Unit		6,000,000		6,000,000
Kabakan Cluster Rural Health Unit		6,000,000		6,000,000
Midsayap 1 Cluster Rural Health Unit		6,000,000		6,000,000
Midsayap 2 Cluster Rural Health Unit		6,000,000		6,000,000
Pigkawayan Cluster Rural Health Unit		6,000,000		6,000,000
Pikit 1 Cluser Rural Health Unit		6,000,000		6,000,000
Pikit 2 Cluser Rural Health Unit		6,000,000		6,000,000
Pikit 3 Cluser Rural Health Unit		6,000,000		6,000,000

1.d. Construction of Barangay Health Stations	50,000,000			50,000,000

CAR	5,000,000			5,000,000

Ifugao	5,000,000			5,000,000

Abagong Health Station	5,000,000			5,000,000

Region VIII	20,000,000			20,000,000

Leyte	20,000,000			20,000,000

Curva District Health Center	10,000,000			10,000,000
Valencia District Health Center	10,000,000			10,000,000

Region X	25,000,000			25,000,000

Misamis Occidental	25,000,000			25,000,000

Brgy. Bagakay Barangay Health Station	2,500,000			2,500,000
Brgy. Calabayan Barangay Health Station	2,500,000			2,500,000
Brgy. Capucao C. Barangay Health Station	2,500,000			2,500,000
Brgy. Malibangcao Barangay Health Station	2,500,000			2,500,000
Brgy. Manaka Barangay Health Station	2,500,000			2,500,000
Brgy. Masabud, Clarin Barangay Health Station	2,500,000			2,500,000
Brgy. Poblacion 2 Barangay Health Station	2,500,000			2,500,000
Brgy. Poblacion 4 Barangay Health Station	2,500,000			2,500,000
Brgy. Sebasi Barangay Health Station	2,500,000			2,500,000
Brgy. Tabid Barangay Health Station	2,500,000			2,500,000

1.e. Completion/Upgrading/Repair and Equipping of Barangay Health Stations	55,000,000	4,800,000		59,800,000

Region II	23,000,000			23,000,000

Isabela	23,000,000			23,000,000

Barangay Patul, Santiago City BHS	5,000,000			5,000,000
Barangay Namnama, Tumauini BHS	9,000,000			9,000,000
Barangay Lalauanan, Tumauini BHS	9,000,000			9,000,000

Region III		1,800,000		1,800,000

Nueva Ecija		1,800,000		1,800,000

Batitang Barangay Health Station		250,000		250,000
Bulac Barangay Health Station		200,000		200,000
Caingin Tabing Ilog Barangay Health Station		150,000		150,000

1012	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Caputican Barangay Health Station		200,000		200,000
Magsaysay Barangay Health Station		200,000		200,000
Mambarao Barangay Health Station		200,000		200,000
San Agustin Barangay Health Station		200,000		200,000
Santiago Barangay Health Station		200,000		200,000
Poblacion East II Barangay Health Station		200,000		200,000

Region VII	5,000,000			5,000,000

Bohol	5,000,000			5,000,000

Barangay Tugas, Carlos Garcia BHS	5,000,000			5,000,000

Negros Island Region		3,000,000		3,000,000

Negros Occidental		3,000,000		3,000,000

Barangay XIX-A, Victorias City BHS		3,000,000		3,000,000

Region IX	8,000,000			8,000,000

Zamboanga del Norte	5,000,000			5,000,000

Barangay Isisi, Polanco BHS	5,000,000			5,000,000

Zamboanga Sibugay	3,000,000			3,000,000

Barangay Kigay, Malangas BHS	3,000,000			3,000,000

Region X	11,000,000			11,000,000

Lanao del Norte	3,000,000			3,000,000

Barangay Sto Rosario, Iligan City BHS	3,000,000			3,000,000

Misamis Occidental	3,000,000			3,000,000

Barangay Lopez Jaena BHS	3,000,000			3,000,000

Misamis Oriental	5,000,000			5,000,000

Barangay Kibanban, Balingasag BHS	5,000,000			5,000,000

Region XI	5,000,000			5,000,000

Davao Oriental	5,000,000			5,000,000

Barangay Sanghay, Mati City BHS	5,000,000			5,000,000

Region XII	3,000,000			3,000,000

Cotabato	3,000,000			3,000,000

Barangay Cabpangi, Libungan BHS	3,000,000			3,000,000

2. Polyclinics		15,000,000		15,000,000

2.a. Completion/Upgrading/Repair and Equipping of Existing Polyclinic		15,000,000		15,000,000

Region VI		15,000,000		15,000,000

Antique		15,000,000		15,000,000

Anini-y Polyclinic		5,000,000		5,000,000
Libertad Polyclinic		5,000,000		5,000,000
San Remigio Polyclinic		5,000,000		5,000,000

3. LGU Hospitals	6,769,783,000	4,182,777,000	10,000,000	10,962,560,000

3.a. LGU Hospitals	6,769,783,000	4,182,777,000	10,000,000	10,962,560,000

NCR	1,040,000,000	1,067,792,000		2,107,792,000

Metro Manila	1,040,000,000	1,067,792,000		2,107,792,000

Caloocan City Medical Center		20,000,000		20,000,000
Gat Andres Bonifacio Memorial Medical Center		28,000,000		28,000,000
Justice Jose Abad Santos General Hospital	50,000,000	18,630,000		68,630,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1013
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Mandaluyong City Medical Center		100,000,000		100,000,000
Marikina Diagnostic Clinic		150,000,000		150,000,000
Novaliches District Hospital		30,000,000		30,000,000
Ospital ng Malabon		16,600,000		16,600,000
Ospital ng Parañaque	50,000,000	213,585,000		263,585,000
Ospital ng Parañaque District II		80,000,000		80,000,000
Ospital ng Tondo		25,000,000		25,000,000
Pasay City General Hospital		80,977,000		80,977,000
Quezon City General Hospital		30,000,000		30,000,000
Rosario Maclang Bautista General Hospital		20,000,000		20,000,000
San Juan Medical Center	100,000,000	67,000,000		167,000,000
Sta. Ana Hospital		8,000,000		8,000,000
Taguig Pateros District Hospital	600,000,000	180,000,000		780,000,000
Tandang Sora Hospital and Medical Center	240,000,000			240,000,000

Region I	823,000,000	19,700,000		842,700,000

Ilocos Norte	267,000,000	10,000,000		277,000,000

Bangui District Hospital	50,000,000			50,000,000
Bangui District Hospital Annex (Pancian)	20,000,000	10,000,000		30,000,000
Dingras District Hospital	50,000,000			50,000,000
Doña Josefa Edralin Marcos Memorial Hospital	34,000,000			34,000,000
Gov. Roque B. Ablan Sr. Memorial Hospital	50,000,000			50,000,000
Laoag City General Hospital	20,000,000			20,000,000
Piddig District Hospital	30,000,000			30,000,000
Vintar District Hospital	13,000,000			13,000,000

Ilocos Sur	115,000,000	2,700,000		117,700,000

Ilocos Sur District Hospital - Sinait	50,000,000			50,000,000
Ilocos Sur Provincial Hospital	20,000,000			20,000,000
Ilocos Sur Provincial Hospital - Gabriela Silang	20,000,000			20,000,000
Lidlidda Infirmary Hospital	25,000,000	2,700,000		27,700,000

La Union	10,000,000			10,000,000

La Union Medical Center	10,000,000			10,000,000

Pangasinan	431,000,000	7,000,000		438,000,000

Alcala Community Hospital	150,000,000			150,000,000
Arwas Community Hospital	31,000,000			31,000,000
Bayambang District Hospital		7,000,000		7,000,000
Dagupan Maternity and Children’s Hospital	200,000,000			200,000,000
Lingayen District Hospital	50,000,000			50,000,000

CAR	80,000,000	231,500,000		311,500,000

Abra	50,000,000	19,500,000		69,500,000

Abra Provincial Hospital	50,000,000	9,000,000		59,000,000
La Paz District Hospital		1,500,000		1,500,000
Villaviciosa Medicare and Community Hospital		9,000,000		9,000,000

Apayao	20,000,000	8,500,000		28,500,000

Amma Jadsac District Hospital	20,000,000			20,000,000
Apayao Provincial Hospital		7,000,000		7,000,000
Flora District Hospital		1,000,000		1,000,000
Sta. Marcela District Hospital		500,000		500,000

Benguet		67,000,000		67,000,000

Benguet General Hospital		50,000,000		50,000,000
Dennis Molintas District Hospital		2,000,000		2,000,000
Itogon District Hospital		5,000,000		5,000,000
Kapangan District Hospital		5,000,000		5,000,000
Northern Benguet District Hospital		5,000,000		5,000,000

Ifugao		33,000,000		33,000,000

Aguinaldo People’s Hospital		5,000,000		5,000,000
Ifugao General Hospital		25,000,000		25,000,000
Potia District Hospital		3,000,000		3,000,000

1014	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total

Kalinga	10,000,000	69,500,000		79,500,000

Juan M. Duyan Memorial Hospital		9,500,000		9,500,000
Kalinga District Hospital		5,000,000		5,000,000
Kalinga Gabriela Mija Kim Medical Center		3,000,000		3,000,000
Kalinga Provincial Hospital		30,000,000		30,000,000
Pinukpuk District Hospital		3,000,000		3,000,000
Tanudan Municipal Hospital		10,000,000		10,000,000
Tinglayan District Hospital	10,000,000			10,000,000
Western Kalinga District Hospital		9,000,000		9,000,000

Mountain Province		34,000,000		34,000,000

Barlig District Hospital		5,000,000		5,000,000
Besao District Hospital		8,000,000		8,000,000
Bontoc General Hospital		13,000,000		13,000,000
Paracelis District Hsopital		8,000,000		8,000,000

Region II	992,000,000	322,000,000		1,314,000,000

Batanes	22,000,000			22,000,000

Basco Temporary Treatment and Monitoring Facility	12,000,000			12,000,000
Itbayat Disctrict Hospital	10,000,000			10,000,000

Cagayan	155,000,000	102,000,000		257,000,000

Alcala Municipal Hospital	10,000,000			10,000,000
Alfonso Ponce Enrile Memorial District Hospital		10,000,000		10,000,000
Aparri Provincial Hospital	50,000,000			50,000,000
Baggao District Hospital		10,000,000		10,000,000
Ballesteros District Hospital		10,000,000		10,000,000
Dr. Tomas Nolasco Sr. Memorial Hospital		30,000,000		30,000,000
Gattaran Emergency Hospital	10,000,000			10,000,000
Lasam District Hospital	15,000,000	10,000,000		25,000,000
Matilde Olivas Hospital	50,000,000	10,000,000		60,000,000
Northern Cagayan District Hospital	20,000,000			20,000,000
Nuestra Senora de Piat District Hospital		10,000,000		10,000,000
Tuao District Hospital		10,000,000		10,000,000
Tuao Infirmary Hospital		2,000,000		2,000,000

Isabela	515,000,000	85,000,000		600,000,000

Angadanan Integrated Community Hospital	20,000,000			20,000,000
Cauayan City Medical Center	200,000,000			200,000,000
Cauayan District Hospital	10,000,000	5,000,000		15,000,000
Delfin Albano Community Hospital		3,000,000		3,000,000
Dinapigue Community Hospital		5,000,000		5,000,000
Echague District Hospital		5,000,000		5,000,000
Elvin U. Masigan Integrated Memorial Hospital	20,000,000			20,000,000
Governor Faustino N. Dy Sr. Memorial Hospital		20,000,000		20,000,000
Mallig District Hospital	20,000,000			20,000,000
Manuel A. Roxas District Hospital	10,000,000			10,000,000
Milagros Albano District Hospital		20,000,000		20,000,000
Palanan Station Hospital	20,000,000			20,000,000
Prospero G. Bello Integrated Community Hospital	20,000,000			20,000,000
Quezon Community Hospital	50,000,000			50,000,000
Roxas Community Hospital		2,000,000		2,000,000
San Antonio City of Ilagan Hospital	15,000,000			15,000,000
San Mariano Community Hospital		5,000,000		5,000,000
San Mariano Medical Center	130,000,000			130,000,000
San Mateo Community Hospital		20,000,000		20,000,000

Nueva Vizcaya	120,000,000	75,000,000		195,000,000

Bagabag District Hospital	15,000,000			15,000,000
Diadi Emergency Hospital	20,000,000			20,000,000
Dupax District Hospital	30,000,000	5,000,000		35,000,000
Isolation Facility - Nueva Vizcaya Provincial Hospital	5,000,000			5,000,000
Kasibu Municipal Hospital	20,000,000			20,000,000
Nueva Vizcaya Provincial Hospital	10,000,000	50,000,000		60,000,000
Quezon Community Hospital	20,000,000	20,000,000		40,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1015
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Quirino	180,000,000	60,000,000		240,000,000

Aglipay District Hospital		20,000,000		20,000,000
Diffun District Hospital	30,000,000			30,000,000
Maddela District Hospital	150,000,000	20,000,000		170,000,000
Quirino Provincial Medical Center		20,000,000		20,000,000

Region III	405,000,000	403,500,000	10,000,000	818,500,000

Aurora	20,000,000	5,000,000		25,000,000

Aurora Memorial Hospital	20,000,000			20,000,000
Dingalan Community Hospital		5,000,000		5,000,000

Bataan		50,000,000		50,000,000

Orani District Hospital (Antonio “Tony” P. Roman Memorial Hospital)		50,000,000		50,000,000

Bulacan	110,000,000	197,500,000	10,000,000	317,500,000

Emilio G. Perez Memorial District Hospital		7,500,000		7,500,000
Mayor Isagani C. Pascual Memorial Hospital		5,000,000		5,000,000
New Rogaciano M. Mercado General Hospital	100,000,000			100,000,000
Norzagaray Municipal Hospital		5,000,000		5,000,000
Ospital ng Meycauayan		40,000,000	10,000,000	50,000,000
Ospital Ng San Jose Del Monte		60,000,000		60,000,000
Pandi Infirmary	10,000,000			10,000,000
Plaridel Infirmary (Bulacan Medical Center Annex)		30,000,000		30,000,000
St. Bernadette Children and Maternity Hospital		50,000,000		50,000,000

Nueva Ecija	40,000,000	20,000,000		60,000,000

Cuyapo Infirmary		7,500,000		7,500,000
Guimba Community Hospital		7,500,000		7,500,000
Ospital ng Lungsod ng San Jose	40,000,000			40,000,000
San Jose City General Hospital		5,000,000		5,000,000

Pampanga	77,500,000	106,000,000		183,500,000

Candaba Municipal Infirmary		10,000,000		10,000,000
Domingo B. Flores District Hospital		7,500,000		7,500,000
Dr. Andres J. Luciano District Hospital	15,000,000			15,000,000
Jose Songco Lapid District Hospital		11,000,000		11,000,000
Mabalacat District Hospital	7,500,000	30,000,000		37,500,000
Mexico Community Hospital		10,000,000		10,000,000
Pampanga Provincial Hospital Extension Facility-Clark	10,000,000	5,000,000		15,000,000
Ricardo P. Rodriguez Memorial Hospital - Main		5,000,000		5,000,000
Ricardo P. Rodriguez Memorial Hosptal - Annex		20,000,000		20,000,000
San Fernando People’s Hospital	45,000,000			45,000,000
San Luis District Hospital		7,500,000		7,500,000

Tarlac	60,000,000	15,000,000		75,000,000

Concepcion District Hospital	10,000,000			10,000,000
Ospital Ning Capas		5,000,000		5,000,000
Tarlac City General Hospital	50,000,000			50,000,000
Tarlac Provincial Hospital		10,000,000		10,000,000

Zambales	97,500,000	10,000,000		107,500,000

Candelaria District Hospital	20,000,000			20,000,000
James L. Gordon Memorial Hospital	10,000,000			10,000,000
President Ramon Magsaysay Memorial Hospital		10,000,000		10,000,000
San Marcelino District Hospital	17,500,000			17,500,000
Subic General Hospital	50,000,000			50,000,000

CALABARZON	206,978,000	102,000,000		308,978,000

Batangas	10,000,000	90,000,000		100,000,000

Apacible Memorial District Hospital		6,000,000		6,000,000
Batangas Provincial Hospital		6,000,000		6,000,000
Batangas Provincial Medical Center		6,000,000		6,000,000
Bauan General Hospital	10,000,000			10,000,000
Bauan Medical Healthcare Facility		6,000,000		6,000,000
Calatagan Medicare Hospital		6,000,000		6,000,000

1016	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Don Manuel Lopez Memorial District Hospital		6,000,000		6,000,000
Ernesto Malabanan Memorial District Hospital		6,000,000		6,000,000
Laurel Memorial District Hospital		6,000,000		6,000,000
Lipa City District Hospital		6,000,000		6,000,000
Lobo Municipal District Hospital		6,000,000		6,000,000
Martin Marasigan Memorial District Hospital		6,000,000		6,000,000
Mataas na Kahoy Ambulatory Hospital		6,000,000		6,000,000
MVM Sto. Rosario District Hospital		6,000,000		6,000,000
San Jose District Hospital		6,000,000		6,000,000
San Juan District Hospital		6,000,000		6,000,000

Cavite	25,000,000	5,000,000		30,000,000

Cavite Municipal Hospital - Maragondon	15,000,000	5,000,000		20,000,000
Tanza Municipal Hospital	10,000,000			10,000,000

Laguna	146,978,000	5,000,000		151,978,000

Luisiana District Hospital	20,000,000			20,000,000
Majayjay District Hospital	50,000,000			50,000,000
Nagcarlan District Hospital	50,000,000			50,000,000
Rizal Infirmary Hospital	10,000,000			10,000,000
Siniloan Infirmary Hospital	16,978,000	5,000,000		21,978,000

Quezon	25,000,000	2,000,000		27,000,000

Lucena City General Hospital	25,000,000			25,000,000
Ospital ng San Antonio		2,000,000		2,000,000

MIMAROPA	708,175,000	413,820,000		1,121,995,000

Marinduque	100,000,000	70,000,000		170,000,000

Marinduque Provincial Hospital	50,000,000	50,000,000		100,000,000
Sta. Cruz Distirct Hospital	45,000,000			45,000,000
Torrijos Municipal Hospital	5,000,000	20,000,000		25,000,000

Occidental Mindoro	116,975,000	146,820,000		263,795,000

Abra de Ilog Municipal Hospital		16,820,000		16,820,000
Lubang District Hospital		30,000,000		30,000,000
Occidental Mindoro Provincial Hospital	54,100,000	30,000,000		84,100,000
Paluan Community Hospital	62,875,000			62,875,000
San Jose District Hospital		30,000,000		30,000,000
San Sebastian District Hospital		30,000,000		30,000,000
Sta. Cruz Community Hospital		10,000,000		10,000,000

Oriental Mindoro	234,000,000	52,000,000		286,000,000

Naujan Community Hospital	50,000,000	30,000,000		80,000,000
Oriental Mindoro Central District Hospital	80,000,000			80,000,000
Oriental Mindoro Provincial Hospital	54,000,000			54,000,000
Oriental Mindoro Southern District Hospital	50,000,000			50,000,000
Puerto Galera Hospital		22,000,000		22,000,000

Palawan	125,200,000	30,000,000		155,200,000

Araceli Dumaran District Hospital	25,000,000			25,000,000
Coron District Hospital	35,000,000	20,000,000		55,000,000
Cuyo District Hospital	1,000,000			1,000,000
El Nido Community Hospital	30,000,000			30,000,000
Narra Municipal Hosplital	9,200,000			9,200,000
Northern Palawan Provincial Hospital	20,000,000			20,000,000
San Vicente District Hospital	5,000,000	10,000,000		15,000,000

Romblon	132,000,000	115,000,000		247,000,000

Don Modesto Formilleza Sr. Memorial Hospital	20,000,000	30,000,000		50,000,000
Malipayon District Hospital	2,000,000			2,000,000
Mt. Guiting Guiting Hospital	10,000,000			10,000,000
Romblon District Hospital	40,000,000	30,000,000		70,000,000
San Jose District Hospital	20,000,000	5,000,000		25,000,000
Sibuyan District Hospital	10,000,000	30,000,000		40,000,000
Tablas Island District Hospital	30,000,000	20,000,000		50,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1017
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Region V	457,000,000	254,500,000		711,500,000

Albay		47,000,000		47,000,000

Dr. Lorenzo P. Ziga Memorial District Hospital		40,000,000		40,000,000
Pio Duran Memorial District Hospital		7,000,000		7,000,000

Camarines Norte	10,000,000	130,000,000		140,000,000

Labo District Hospital		130,000,000		130,000,000
Santa Elena District Hospital	10,000,000			10,000,000

Camarines Sur	55,000,000	5,000,000		60,000,000

Naga City General Hospital	30,000,000			30,000,000
Naga City Hospital	25,000,000			25,000,000
Our Lady of Lourdes Infirmary		5,000,000		5,000,000

Catanduanes	92,000,000	60,000,000		152,000,000

Bato Maternity and Children’s Hospital		20,000,000		20,000,000
Eastern Bicol Medical Center	92,000,000	40,000,000		132,000,000

Masbate		5,000,000		5,000,000

Cawayan Municipal Hospital		5,000,000		5,000,000

Sorsogon	300,000,000	7,500,000		307,500,000

Castilla District Hospital		2,500,000		2,500,000
Prieto Diaz Medicare Hospital		5,000,000		5,000,000
Sorsogon 2nd District Provincial Hospital	300,000,000			300,000,000

Region VI	425,000,000	270,000,000		695,000,000

Aklan	255,000,000			255,000,000

Ciriaco S. Tirol Hospital	80,000,000			80,000,000
Dr. Rafael S. Tumbokon Memorial Hospital	55,000,000			55,000,000
Malay District Hospital in Aklan	120,000,000			120,000,000

Antique		12,000,000		12,000,000

Pedro L. Gindap Memorial Hospital		12,000,000		12,000,000

Capiz	150,000,000	110,000,000		260,000,000

Capiz General Hospital	100,000,000			100,000,000
Roxas Memorial Provincial Hospital	50,000,000	100,000,000		150,000,000
Sen. Gerardo M. Roxas Memorial District Hospital		10,000,000		10,000,000

Guimaras	20,000,000	18,000,000		38,000,000

Buenavista Emergency Hospital	20,000,000	18,000,000		38,000,000

Iloilo		130,000,000		130,000,000

Aleosan District Hospital		5,000,000		5,000,000
Don Valerio Palmares District Hospital		20,000,000		20,000,000
Dr. Ricardo Y. Ladrido Memorial Hospital		15,000,000		15,000,000
Federico Roman Tirador Sr. District Hospital		15,000,000		15,000,000
Gov. Niel D. Tupas Sr. District Hospital		5,000,000		5,000,000
Iloilo Provincial Hospital		50,000,000		50,000,000
Jesus M. Colmenares Memorial District Hospital		10,000,000		10,000,000
Ramon Duremdes District Hospital		10,000,000		10,000,000

Negros Island Region	134,500,000	21,900,000		156,400,000

Negros Occidental	134,500,000	21,900,000		156,400,000

Bacolod City General Hospital	100,000,000			100,000,000
Binalbagan Infirmary	18,500,000	15,000,000		33,500,000
Cauayan District Hospital	16,000,000	6,900,000		22,900,000

Region VII	216,130,000	565,000,000		781,130,000

Bohol	40,000,000	250,000,000		290,000,000

Calape Mother and Child Hospital		10,000,000		10,000,000
Candijay Community Hospital	10,000,000	20,000,000		30,000,000
Catigbian District Hospital		20,000,000		20,000,000

1018	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Clarin Community Hospital		20,000,000		20,000,000
Cong. Natalio Castillo Memorial Hospital		20,000,000		20,000,000
Cong. Simeon G. Toribio Memorial Hospital		20,000,000		20,000,000
Francisco Dagohoy Memorial Hospital		20,000,000		20,000,000
Garcia Memorial Provincial Hospital		20,000,000		20,000,000
Loay Municipal Hospital	20,000,000			20,000,000
Maribojoc Community Hospital		20,000,000		20,000,000
Pilar Infirmary	10,000,000			10,000,000
Pres. Carlos P. Garcia Municipal Hospital		20,000,000		20,000,000
San Miguel Municipal Hospital		20,000,000		20,000,000
Teodoro B. Galagar District Hospital		20,000,000		20,000,000
Tubigon Community Hospital		20,000,000		20,000,000

Cebu	176,130,000	315,000,000		491,130,000

Badian District Hospital		15,000,000		15,000,000
Bantayan District Hospital		15,000,000		15,000,000
Barili District Hospital		15,000,000		15,000,000
Cebu City Medical Center		15,000,000		15,000,000
Cebu Provincial Hospital - Bogo	5,000,000	15,000,000		20,000,000
Cebu Provincial Hospital-Balamban		20,000,000		20,000,000
Cebu Provincial Hospital-Carcar City		20,000,000		20,000,000
Daanbantayan District Hospital		15,000,000		15,000,000
Dr. Jose Maria V. Borromeo Memorial Hospital		15,000,000		15,000,000
Guba Community Hospital		10,000,000		10,000,000
Isidro C. Kintanar Memorial Hospital		15,000,000		15,000,000
Lapu-Lapu City Hospital	50,000,000	50,000,000		100,000,000
Liloan Children’s Hospital	71,130,000			71,130,000
Mandaue City Hospital		10,000,000		10,000,000
Mariano Jesus Cuenco Memorial Hospital		15,000,000		15,000,000
Minglanilla District Hospital		15,000,000		15,000,000
Oslob District Hospital		15,000,000		15,000,000
Sta. Rosa Community Hospital		10,000,000		10,000,000
Toledo City General Hospital		15,000,000		15,000,000
Tuburan District Hospital		15,000,000		15,000,000
Vicente Mendiola Hospital	50,000,000			50,000,000

Region VIII	620,000,000	145,215,000		765,215,000

Biliran	10,000,000	140,215,000		150,215,000

Biliran Provincial Hospital	10,000,000	140,215,000		150,215,000

Eastern Samar	10,000,000			10,000,000

Eastern Samar Provincial Hospital	10,000,000			10,000,000

Samar	300,000,000			300,000,000

Samar Provincial Hospital	300,000,000			300,000,000

Leyte	300,000,000			300,000,000

Ormoc City Hospital	300,000,000			300,000,000

Southern Leyte		5,000,000		5,000,000

Sogod District Hospital		5,000,000		5,000,000

Region IX	10,000,000	22,000,000		32,000,000

Zamboanga del Norte	10,000,000	22,000,000		32,000,000

Constantino Soriano Sr. Hospital		10,000,000		10,000,000
Sibuco Municipal Hospital	10,000,000			10,000,000
Siocon District Hospital		12,000,000		12,000,000

Region X	10,000,000	40,350,000		50,350,000

Lanao del Norte	10,000,000	40,350,000		50,350,000

Iligan City Hospital	10,000,000			10,000,000
Kapatagan Provincial Hospital		350,000		350,000
Kolambugan Provincial Hospital		20,000,000		20,000,000
Sultan Naga Dimaporo Provincial Hospital		20,000,000		20,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1019
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total

Region XI	295,000,000	8,000,000		303,000,000

Davao Occidental	185,000,000			185,000,000

Don Marcelino Hospital	50,000,000			50,000,000
Malita Women and Children’s Wellness Center (MWCWC)	50,000,000			50,000,000
Sarangani District Hospital	50,000,000			50,000,000
Tomas Lachica District Hospital	35,000,000			35,000,000

Davao Oriental	110,000,000	8,000,000		118,000,000

Davao Oriental Provincial Hospital - Cateel		8,000,000		8,000,000
Davao Oriental Provincial Hospital - Governor Generoso	30,000,000			30,000,000
Davao Oriental Provincial Hospital - Lupon	50,000,000			50,000,000
Davao Oriental Provincial Hospital - Manay	30,000,000			30,000,000

Region XII	277,000,000	17,500,000		294,500,000

Cotabato	50,000,000			50,000,000

Kidapawan City Hospital	50,000,000			50,000,000

Sarangani	7,000,000	17,500,000		24,500,000

Dr. Cornelio Martinez Memorial Hospital		7,500,000		7,500,000
Sarangani Provincial Hospital - Glan		10,000,000		10,000,000
Sarangani Provincial Hospital - Maitum	7,000,000			7,000,000

South Cotabato	175,000,000			175,000,000

Dr. Jorge P. Royeca City Hospital	75,000,000			75,000,000
Polomolok General Hospital	50,000,000			50,000,000
South Cotabato Provincial Hospital	50,000,000			50,000,000

Sultan Kudarat	45,000,000			45,000,000

Bagumbayan Infirmary Hospital	10,000,000			10,000,000
Lambayong District Hospital	15,000,000			15,000,000
Sultan Kudarat District Hospital	10,000,000			10,000,000
Sultan Kudarat Infirmary	10,000,000			10,000,000

Region XIII	10,000,000	118,000,000		128,000,000

Agusan del Norte		53,000,000		53,000,000

Agusan del Norte Provincial Hospital		50,000,000		50,000,000
Kitcharao District Hospital		1,000,000		1,000,000
Las Nieves Municipal Hospital		2,000,000		2,000,000

Agusan del Sur		45,000,000		45,000,000

D.O. Plaza Memorial Hospital		10,000,000		10,000,000
Esperanza Medicare Community Hospital		5,000,000		5,000,000
La Paz Municipal Hospital		5,000,000		5,000,000
Loreto Municipal Hospital		5,000,000		5,000,000
Talacogon District Hospital		10,000,000		10,000,000
Valentina Galido Plaza Memorial Hospital		10,000,000		10,000,000

Surigao del Sur	10,000,000	20,000,000		30,000,000

Cortes Municipal Hospital		10,000,000		10,000,000
Lianga District Hospital		5,000,000		5,000,000
Marihatag District Hospital		5,000,000		5,000,000
Marihatag Temporary Treatment and Monitoring Facility	10,000,000			10,000,000

BARMM	60,000,000	160,000,000		220,000,000

Basilan		50,000,000		50,000,000

Lamitan District Hospital		25,000,000		25,000,000
Sumisip District Hospital		25,000,000		25,000,000

Lanao del Sur	60,000,000			60,000,000

Dr. Serapio Montanier Memorial Hospital	10,000,000			10,000,000
Unayan District Hospital	20,000,000			20,000,000
Wao District Hospital	30,000,000			30,000,000

1020	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Maguindanao		110,000,000		110,000,000

Buluan District Hospital		10,000,000		10,000,000
Datu Blah District Hospital		20,000,000		20,000,000
Datu Odin Sinsuat District Hospital		10,000,000		10,000,000
Maguindanao Provincial Hospital		50,000,000		50,000,000
South Upi Municipal Hospital		20,000,000		20,000,000

4. DOH Hospitals	1,128,000,000	75,000,000		1,203,000,000

4.a. DOH Hospitals	1,100,000,000	75,000,000		1,175,000,000

NCR	400,000,000			400,000,000

Philippine Cancer Center	400,000,000			400,000,000

Region II	225,000,000			225,000,000

Cagayan Valley Medical Center	150,000,000			150,000,000
Northwestern Cagayan General Hospital	75,000,000			75,000,000

Region III	90,000,000			90,000,000

Bataan General Hospital and Medical Center	90,000,000			90,000,000

CALABARZON	150,000,000			150,000,000

Northern Tagalog Regional Hospital	150,000,000			150,000,000

Region V	95,000,000			95,000,000

Bicol Regional Hospital and Medical Center	95,000,000			95,000,000

Region X	90,000,000	75,000,000		165,000,000

Mayor Hilarion A. Ramiro Sr. Medical Center		75,000,000		75,000,000
Northeastern Misamis General Hospital	90,000,000			90,000,000

Region XI	50,000,000			50,000,000

Davao Regional Medical Center	50,000,000			50,000,000

4.b. BUCAS Center	28,000,000			28,000,000

Region I	28,000,000			28,000,000

La Union	28,000,000			28,000,000

Ilocos Training and Regional Medical Center - Brgy. Maria Cristina East, Bangar, La Union (BUCAS)	28,000,000			28,000,000

5. Other Health Care Facilities	2,774,875,000	911,751,000	1,603,700,000	5,290,326,000

5.a. Subnational Laboratories		4,540,000		4,540,000

NCR		4,540,000		4,540,000

Metro Manila		4,540,000		4,540,000

Central Laboratory		4,540,000		4,540,000

5.b. Blood Service Facilities	20,000,000	40,000,000		60,000,000

Region VIII	20,000,000			20,000,000

Leyte	20,000,000			20,000,000

Eastern Visayas Regional Blood Center	20,000,000			20,000,000

Region XII		40,000,000		40,000,000

South Cotabato		40,000,000		40,000,000

SOCCSKSARGEN Regional Blood Center		40,000,000		40,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1021
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
5.c Regional Offices	747,000,000			747,000,000

Region I	105,000,000			105,000,000

La Union	105,000,000			105,000,000

Ilocos Center for Health Development	105,000,000			105,000,000

CALABARZON	250,000,000			250,000,000

Batangas	250,000,000			250,000,000

CALABARZON Center for Health Development	250,000,000			250,000,000

Region V	10,000,000			10,000,000

Albay	10,000,000			10,000,000

Bicol Center for Health Development	10,000,000			10,000,000

Region VI	60,000,000			60,000,000

Iloilo	60,000,000			60,000,000

Western Visayas Center for Health Development	60,000,000			60,000,000

Region XI	270,000,000			270,000,000

Davao del Sur	270,000,000			270,000,000

Davao Center for Heatlh Development	70,000,000			70,000,000
Davao Center for Heatlh Development (Warehouse Hub)	200,000,000			200,000,000

Region XII	52,000,000			52,000,000

South Cotabato	52,000,000			52,000,000

SOCCSKSARGEN Center for Health Development	52,000,000			52,000,000

5.d. Provincial Offices	10,000,000			10,000,000

Region VIII	10,000,000			10,000,000

Biliran	5,000,000			5,000,000

Province of Biliran Provincial Department of Health Office	5,000,000			5,000,000

Southern Leyte	5,000,000			5,000,000

Province of Southern Leyte Provincial Department of Health Office	5,000,000			5,000,000

5.e. Other Facilities	171,062,000	78,000,000		249,062,000

NCR	60,000,000	68,000,000		128,000,000

Metro Manila	60,000,000	68,000,000		128,000,000

Taguig Dialysis Center 2	60,000,000	60,000,000		120,000,000
Taguig Center for Physical Rehabilitation and Developmental Services		8,000,000		8,000,000

Region II	25,000,000			25,000,000

Isabela	25,000,000			25,000,000

Luna Hemodialysis Clinic	25,000,000			25,000,000

CALABARZON	73,062,000	10,000,000		83,062,000

Batangas	50,000,000			50,000,000

Brgy. Talaibon, Ibaan, Dialysis Center	50,000,000			50,000,000

Quezon	5,274,000	5,000,000		10,274,000

Sariaya Dialysis Center	5,274,000	5,000,000		10,274,000

1022	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Rizal	17,788,000	5,000,000		22,788,000

San Mateo Dialysis Center	17,788,000	5,000,000		22,788,000

Region VI	10,000,000			10,000,000

Iloilo	10,000,000			10,000,000

Balasan Dialysis Center	10,000,000			10,000,000

Region VIII	3,000,000			3,000,000

Samar	3,000,000			3,000,000

Catbalogan City Maternity Lying-In Clinic with Halfway House	3,000,000			3,000,000

5.f. Military Hospital	76,500,000	75,000,000		151,500,000

NCR	5,000,000			5,000,000

Quezon City	5,000,000			5,000,000

AFP Medical Center	5,000,000			5,000,000

Region II	25,000,000	20,000,000		45,000,000

Cagayan	25,000,000	15,000,000		40,000,000

PNP Regional Office 2 - Camp Marcelo A. Adduru	25,000,000	15,000,000		40,000,000

Isabela		5,000,000		5,000,000

Camp Melchor Dela Cruz Station Hospital		5,000,000		5,000,000

Region III	14,500,000			14,500,000

Pampanga	14,500,000			14,500,000

Basa Air Base Hospital	14,500,000			14,500,000

CALABARZON	32,000,000			32,000,000

Rizal	32,000,000			32,000,000

Army Station Hospital, 2nd Infantry Division	32,000,000			32,000,000

MIMAROPA		15,000,000		15,000,000

Oriental Mindoro		15,000,000		15,000,000

Camp BGen Efigenio Navarro Primary Healthcare Facility		15,000,000		15,000,000

Region VI		10,000,000		10,000,000

Capiz		10,000,000		10,000,000

Camp Peralta Station Hospital		10,000,000		10,000,000

Region VII		30,000,000		30,000,000

Cebu		30,000,000		30,000,000

BGen Benito N Ebuen Airbase Hospital		10,000,000		10,000,000
Camp Lapu-Lapu Hospital		10,000,000		10,000,000
Philippine National Police Station Hospital		10,000,000		10,000,000

5.g. State Universities	750,000,000			750,000,000

Region I	400,000,000			400,000,000

Ilocos Norte	400,000,000			400,000,000

Mariano Marcos Memorial Hospital and Medical Center	400,000,000			400,000,000

Region VI	350,000,000			350,000,000

Iloilo	350,000,000			350,000,000

West Visayas State University Medical Center	350,000,000			350,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1023
HEALTH FACILITIES ENHANCEMENT PROGRAM

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
5.h. Other NGAs		21,670,000		21,670,000

NCR		21,670,000		21,670,000

Metro Manila		21,670,000		21,670,000

Bureau of Corrections-Dialysis Center		21,180,000		21,180,000
Manila City Jail Female Dormitory		490,000		490,000

5.i. GOCC	700,313,000	200,000,000		900,313,000

NCR	700,313,000	200,000,000		900,313,000

Metro Manila	700,313,000	200,000,000		900,313,000

National Kidney and Transplant Institute	300,313,000			300,313,000
Philippine Children’s Medical Center	400,000,000			400,000,000
Philippine Heart Center		200,000,000		200,000,000

5.j. Central Office	300,000,000	492,541,000	1,546,200,000	2,338,741,000

NCR	300,000,000	492,541,000	1,546,200,000	2,338,741,000

Metro Manila	300,000,000	492,541,000	1,546,200,000	2,338,741,000

DOH Central Office	300,000,000	492,541,000	1,546,200,000	2,338,741,000

5.k. Provision of Motor Vehicle			57,500,000	57,500,000

NCR			5,000,000	5,000,000

Manila			2,500,000	2,500,000

First District City of Manila			2,500,000	2,500,000

Caloocan			2,500,000	2,500,000

Barangay 176-D, City of Caloocan			2,500,000	2,500,000

Region II			5,000,000	5,000,000

Cagayan			5,000,000	5,000,000

Municipality of Sta. Praxedes			5,000,000	5,000,000

Region III			7,500,000	7,500,000

Pampanga			2,500,000	2,500,000

Barangay Dolores, City of San Fernando			2,500,000	2,500,000

Bulacan			5,000,000	5,000,000

Barangay Balayong, Malolos City			2,500,000	2,500,000
Municipality of San Miguel			2,500,000	2,500,000

Region IV-A			7,500,000	7,500,000

Batangas			2,500,000	2,500,000

Barangay Cumba, City of Lipa			2,500,000	2,500,000

Laguna			5,000,000	5,000,000

Barangay Poblacion 2, Municipality of Santa Cruz			2,500,000	2,500,000
Municipality of Rizal			2,500,000	2,500,000

Region IV-B			2,500,000	2,500,000

Palawan			2,500,000	2,500,000

Municipality of Aborlan			2,500,000	2,500,000

Region VI			5,000,000	5,000,000

Iloilo			2,500,000	2,500,000

Municipality of Zarraga			2,500,000	2,500,000

1024	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

Name of Projects and Facilities	Infrastructure	Medical Equipment	Motor Vehicle	Total
Aklan			2,500,000	2,500,000

Municipality of Makato			2,500,000	2,500,000

Region VII			17,500,000	17,500,000

Bohol			17,500,000	17,500,000

Municipality of Garcia Hernandez			15,000,000	15,000,000
Municipality of Jagna			2,500,000	2,500,000

Negros Island Region			2,500,000	2,500,000

Negros Occidental			2,500,000	2,500,000

Municipality of Isabela			2,500,000	2,500,000

Region IX			2,500,000	2,500,000

Zamboanga del Norte			2,500,000	2,500,000

Municipality of Sibutad			2,500,000	2,500,000

Region XIII			2,500,000	2,500,000

Surigao del Norte			2,500,000	2,500,000

City of Surigao			2,500,000	2,500,000

GRAND TOTAL	13,573,061,000	7,042,221,000	1,613,700,000	22,228,982,000

JANUARY 5, 2026	OFFICIAL GAZETTE
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

NATIONAL IRRIGATION ADMINISTRATION

IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

FISCAL YEAR 2026

JANUARY 5, 2026	OFFICIAL GAZETTE	1025
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

NATIONAL IRRIGATION ADMINISTRATION

FY 2026 IRRIGATION PROGRAM

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
IRRIGATION SYSTEMS RESTORATION PROGRAM

National Irrigation System Sub-Program	14,432,368,000

West Abulog Apayao IS: Construction of Concrete Pavement at station 20+327-20+469 (MC), sta. 20+555-20+910 (MC), sta. 1+000-2+485 (Lateral D), sta. 1+820-2+760 (Lateral F) and sta. 1+680-2+440 (Lateral I)	43,000,000
Upper Chico RIS: Concreting of service road at sta. 0+000 - 0+490 & sta. 1+176 - 1+880 Upper Quezon Main Canal; Construction of slope protection at sta. 0+000 - 0+290 & sta. 1+180 - 1+880 UPMC	43,000,000
Cura RIS: Concreting of Service Road at MC (Sta. 10+625 - 12+820) & Sta.( 0+000 - 1+000) of Lateral C	43,000,000
Papa RIS: Concreting of Service Road at PR-MC (Sta. 0+700.00 - 2+000.00)	17,500,000
Laoag-Vintar RIS: Concreting of Service Road at MC (Sta. 6+140 - 6+790), at MC (Sta. 8+850 - 9+400)	17,500,000
Madongan RIS: Concreting of Service Road at ML-MC (Sta. 3+380 - 4+500)	17,500,000
NMC & Pasuquin Extension RIS: Concreting of Service Road at Teppang (Sta. 0+000 - 1+620) of Main Canal	17,500,000
Bolo RIS: Concreting of Service Road 18°31’45.50“N, 120°45’52.33“E	17,085,000
Laoag-Vintar RIS: Concreting of Service Road 18°12’22.49“N, 120°37’43.99“E	8,806,000
Improvement of Service Roads - NMC & Pasuquin Ext’ RIS 18°16’54.03“N, 120°37’31.18“E	50,000,000
Improvement of Service Roads - Cura RIS 18° 9’3.08“N, 120°45’14.47“E	100,000,000
Banaoang RIS- Concreting of Service Road along Lateral D (0+000 0+200)	10,000,000
Agno RIS - Concreting of Service Road, Malasiqui Lateral L, Station 5+218- 6+500, Lat. 15.955898 Long. 120.468281	10,000,000
East Apayao Abulug Irrigation System: CONCRETING OF SERVICE ROAD AT MAIN CANAL STA. 0+542.06-1+166.80, STA. 1+606.50-2+759.06, STA. 3+755-4+032, LATERAL B 0+016.50-0+523 AND STILLING POOL PIS STA. 0+000 + STA. 0+335	35,000,000
Chico River Pump IS: Concreting of Service Road along Main Canal (Sta. 0+000 - 1+000)	17,500,000
Zinundungan River Irrigation System: Concreting of Servie Road along Main Canal Sta (Sta 11+952.99 - Sta. 15+599.51) Lateral D (Sta 0+146.00 - Sta 0+500.00) and Lateral B-Extra (Sta 1+941.20 -Sta 2+498.50)	17,500,000

1026	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Magapit Pump Irrigation System: Concreting of Service Road at Main Canal (Sta. 1+442.00-Sta.2+299.00) and along Protection Dike (Sta.8+080.45-Sta.9+350.00)	35,000,000
Concreting of Canal Service Roads at DC#2 South Low Canal, Sta. 18+892 - 23+198 (with exceptions)	40,000,000
Concreting of Canal Service Roads at DC#2 South Low Canal, Sta. 23+198 - 24+700 (with exceptions)	30,000,000
Concreting of Canal Service Roads at DC#2 South Low Canal, Sta. 25+613 - 27+070 (with exceptions)	20,000,000
Concreting of Canal Service Roads with protection at Lat C3 Sta. 2+183 - 9+744 (with exceptions)	80,000,000
Concreting of Canal Service Roads with protection at Lat C4 Sta. 0+000 - 2+735 (with exceptions)	50,000,000
Concreting of Canal Service Roads with protection at Lateral 9 Sta. 0+000 - 2+077	26,000,000
Concreting of Canal Service Roads with protection at Lateral G Sta. 0+000 - 1+880	25,000,000
Concreting of Canal Service Roads with protection at Lat H Sta. 0+000 - 2+440	31,000,000
Concreting of Canal Service Roads with protection at Lat K Sta. 0+000 - 3+960 (with exceptions)	50,000,000
Concreting of Portland Cement Concrete Pavement at Station 0+857.25 - 1+850 and Station 7+218 - 9+100 of Main Canal, Dabubu River Irrigation System	115,000,000
Concreting of Portland Cement Concrete Pavement at Station 4+418 - 5+240 of Lateral A and Station 0+000 - 4+580 along Lat. Extra-1, Dabubu River Irrigation System	115,000,000
Magat RIS: Concreting of Canal Service Road Along Lateral NDC-8 Sta. 2+375-3+375 (1,000m), and Lateral NDC MC Sta. 23+574 - 24+500 (500 m.) and NDC 7 sta. 2+753.80-3+253.80 (500 m.)	22,000,000
Magat RIS: Concreting of Canal Service Road Along Lateral D3 Sta. 0+000-1+000 (1.0km)	22,000,000
Magat RIS: Concreting of Canal Service Road with Embankment Protection Works, Baligatan DD DC#1 STA 15+518 - 17+015, L = 1497m, STA 17+015 18+472, L = 1457m, STA 18+480 - 18+600, L = 120m, STA 18+600 - 19+605.35, L = 1005.34m, STA19+670 - 20+039.60 L = 369.60m, 20+056 20+900, L = 844m, STA 20+900 - 22+032, L = 1132m, STA 22+032 - 24+160, L = 2128m	150,000,000
Concreting of Service Road, Quipot Irrigation Project 13°57’14.08“N, 121°18’47.07“E	200,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1027
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Balingasag RIS: Construction of Service Roads at Sta 0+000-0+180 and 0+670-4+000; Construction of Drainage Crossing of Service Roads (MC) at Sta. 0+600; Construction of Road Crossings of MC 3+320 (MFD2) and MC 3+380 (MFD2) and Slope Protection of Service Roads (Main Canal) at Sta 2+160-2-280	88,000,000
Rehabilitation and Concreting of 1-Km, Brgy. Kala-kala Start: 7°58’04“N, 124°22’56“E End: 7°57’40“N, 124°22’33“E	20,000,000
Malinao Dam Improvement Project: Modification of Dam and Spillway	200,000,000
Abra River Irrigation System: Construction of canal lining at station 0+000-0+769, station 0+000-0+496, station 0+000-0+432, station 0+000-0+764 and station 0+000-0+930 along sub laterals of lateral B	23,400,000
West Apayao Abulug IS: Construction of Canal Lining at station 1+030-1+119 and station 1+147-1+624 along Main Canal and Turn-out at station 1+450	34,200,000
West Apayao Abulug IS: Construction of Protection Wall and drainage canal at sta. 0+040-0+160 and sta. 0+210-0+400 along Main Canal	45,000,000
West Apayao Abulug IS: Construction of canal lining at sta. 29+595-30+292.3, sta. 30+508-31+310 (Main Canal), Road crossing at sta. 29+433-29+448 (Main Canal) and sta. 2+105-2+120 (Lateral K), Drainage Crossing at sta. 28+502 (MC), and Installation of 2 Head Gates at sta. 26+447 (Lateral J), sta. 27+141 (Lateral K), Steel Gate at sta. 2+105 (Lateral K), 4 Check Gates at sta. 26+439 (MC), sta. 28+018 (MC), sta. 28+502 (MC) and sta. 28+831 (MC)	45,000,000
Hapid Irrigation System: Construction of Lined Canal along MC-01 from: sta. 2+047 - 2+125, sta. 3+483 - 3+648, sta. 3+830 - 3+855, sta. 3+855 - 3+964 (close conduit), sta. 4+300 - 4+408, sta. 4+473 - 4+515,Cribwall slope protection along sta. 2+600-2 + 634.6. Lined canal along Lateral A-4 from sta. 0+006 - 0+260, Lateral A-5 from sta. 0+006 - 0+500.	36,900,000
Upper Chico RIS: Construction of Lined Canal at sta. 10+165 - 10+760 Upper Quezon Main Canal; Construction of Slope Protection at sta.1+180 - 1+957 UPMC; Extension of side canal lining at sta. 1+240 - 1+957 UPMC	45,000,000
Upper Chico RIS: Construction of Diversion Dam w/ sluiceway Steel gate and Intake Steel Gate @ sta. 0+000 TGMC; Construction of Canal lining @ sta, 0+170 - 0+ 180 Cabaritan Lateral, sta. 0+180 - 0+370 Tanglag Lateral; Construction of Inlet of drop structure w/ slope protection @ sta. 1+270 TGMC.	5,000,000
Upper Chico RIS: Construction of Lined Canal w/ Slope protection @ sta. 03+628 - 3+668 MMC; Provision of 1 unit Trashrack & 2 unit Lifting Mechanism of steel gate @ sta. 0+000 MMC; Construction of 4 unit Turnout & Provision of 4 unit steel gates @ sta. 0+675,0+970, 01+310, 02+000 MMC.	5,000,000
Upper Chico RIS: Reconstruction of Siphon @ sta. 07+244 - 07+306 MDC, replacement of Head Gate @ sta. 00+000 TSC1 Extension & sta. 00+000 Lateral D-2, Replacement of steel gate lifting mechanism @ sta. 00+000 Lateral D	31,500,000
Upper Chico RIS: Repair of Damaged Siphon	45,000,000

1028	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Solsona RIS: Construction of Canal Lining at Sta. 0+028 - 0+520 of SR - 1	5,000,000
Laoag-Vintar RIS: Construction of Canal Lining at Sta. 12+533 - 12+560, 12+636 - 12740 of Main Canal	3,000,000
Laoag-Vintar RIS: Construction of Canal Lining at Sta. 13+622 - 14+130 of Main Canal	6,500,000
Laoag-Vintar RIS: Proposed Canal lining at Sta. 14+130 - 18 +000 of Main Canal	45,000,000
Dingras RIS: Proposed Canal lining (Sta. 0+187 - 1+205.50 of Lateral A), Canal Structures and Terminal Facilities	18,000,000
Cura RIS: Proposed Canal lining at 5+183.75 - 13+880 of Main Canal & Sta. 0+000 - 0+804 of Lateral Gonzales and Slope Protection Works	225,000,000
Bolo RIS: Construction of Canal Lining at Sta. 4+645 - 5+064 of Main Canal and Terminal Facilities	5,000,000
NMC & Pasuquin Extension RIS: Proposed Canal Lining at Sta. 3+330-26+000 of Main Canal, Canal Structrues and Terminal Facilities	205,000,000
Dingras RIS: Construction of Canal lining and Structures	45,000,000
Madongan RIS: Construction of Canal Lining at Sta. 0+257 - 0+700 of ML-4B, Canal Structures and Terminal Facilities	5,600,000
Madongan RIS: Construction of Canal Lining at Sta. 5+430 - 5+930 of ML-2, Canal Structures and Terminal Facilities	4,000,000
Papa RIS: Concreting of Canal Lining at Sta (1+000 - 2+000) of Raoraoang	18,000,000
Nueva Era RIS : Proposed Diversion Works, Canal Lining (2+480 - 2+504.75) and Canal Structures	52,500,000
Repair of Laoag Vintar RIS 18°13’45.52“N, 120°38’38.37“E	15,000,000
Repair of NMC & Pasuquin Ext’n RIS 18°15’44.82“N 120°38’12.48“E	10,000,000
Repair of Cura RIS, Carasi 18° 8’10.25“N, 120°49’3.77“E	10,000,000
Repair of Cura RIS, Piddig 18° 8’51.68“N, 120°45’30.55“E	10,000,000
NMC & Pasuquin Ext’n RIS, Vintar 18°15’4.93“N, 120°38’40.92“E	100,000,000
NMC & Pasuquin Ext’n RIS, Bacarra 18°16’15.99“N, 120°38’48.08“E	100,000,000
NMC & Pasuquin Ext’n RIS, Pasuquin 18°17’28.20“N, 120°36’37.70“E	100,000,000
NMC & Pasuquin Ext’n RIS, Laoag-Vintar RIS, Vintar	50,000,000
NMC & Pasuquin Ext’n RIS, Laoag-Vintar RIS, Bacarra	50,000,000
NMC & Pasuquin Ext’n RIS, Laoag-Vintar RIS, Laoag City	100,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1029
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
NMC & Pasuquin Ext’n RIS, Cura RIS, Carasi	50,000,000
NMC & Pasuquin Ext’n RIS, Cura RIS, Piddig	200,000,000
NMC & Pasuquin Ext’n RIS, Bolo RIS, Bangui	50,000,000
NMC & Pasuquin Ext’n RIS, Sulvec SRIP, Pasuquin	120,000,000
Banaoang PIS: Concreting of Existing Earth Canal and Construction of Canal Structures at Lateral I Sta. 4+343-5+280	9,000,000
Barbar SRIS: Desilting of Storage Dam, Repair of Afterbay Dam and Construction of Embankment Protection	45,000,000
Barbar SRIS: Construction of Dam Protection Works at Sta. 0+000-0+096 (R/S) and Sta. 0+000-0+080 (L/S)	13,500,000
Sta. Maria-Burgos NIS: Modification of Wasteway at Main Canal Sta. 4+216.25-4-225, and Concreting of Existing Earth Canal & Construction of Canal Structures at Lateral B Sta. 0+000 - 0+790	9,000,000
Construction of Sabo Dam along Tributaries of Barbar SRIP’s River Basin 17°42’46.72“N 120°30’50.87“E	50,000,000
Amburayan RIS: Repair of Canal Lining @ Sta. 13+033.60 - Sta. 13+169.45, MC	9,000,000
Amburayan RIS: Repair of Canal Lining @ Sta. 4+080 - Sta. 4+142.80, Lat H; Sta. 0+246.00 - Sta. 0+301.00, Lat H4; and Repair of 3-units TO @ Sta. 0+313.50,L/S; 0+401.00, L/S and 0+582.00,B/S; Lat H4	3,000,000
Masalip RIS: Package 1: Construction of Canal Lining @ Sta. 0+347.70 - Sta. 0+355.70 , MC and Construction of Transition @ Sta. 0+355.70 -Sta. 0+364.00 and Sta. 0+421.60 - Sta. 480.00, MC Package 2: Construction of Canal Lining @ Sta. 0+480.00 - Sta. 0+571.00, MC	9,000,000
Amburayan RIS: Package 1 Repair of Canal Lining @ Sta. 15+567.95 - Sta. 15+631.00, MC Package 2 Repair of Canal Lining @ Sta. 15+665.50 - 15+741.55, MC	9,000,000
Masalip RIS: Repair of Canal Lining @ Sta. 7+021.80 - 7+108.70, MCA, Sta. 7+120.70 - Sta. 7+200.00, MCA, Repair of Road Crossing @ Sta.4+808 - Sta.4+826.57,MCA and Repair of Wasteway,MCA; Repair of Under Drainage, MCA	4,000,000
Masalip RIS: Repair of Canal Lining @ Sta. 7+446.65 - Sta. 7+470.50, Lat. A ; Sta. 7+640.00 - Sta. 7+735.00, Lat. A ; Sta. 7+741.50 - 7+761.50, Lat. A	3,000,000
Masalip RIS: Package 1 Repair of Canal Lining @ Sta. 0+547.60 - 0+638.00, MCA, Siphon Declogging @ Sta. 4+416.50 - 4+452.20 , Lateral A Package 2 Repair of Canal Lining @ Sta. 0+638.00 - 0+657.05, MCA ; Sta. 0+127.00 - Sta. 0+224.70, Lateral A and Sta. 0+242.70 - 0+351.00 Lat A	9,000,000

1030	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Amburayan RIS: Construction of Canal Lining of Existing Earth Canal @ Sta. 0+837.00 - Sta. 0+893.82, MC, Construction of Drainage Crossing @ Sta. 5+240.00, MC and Construction of Turn-In @ Sta. 0+365.00, MC and Sta. 0+685.00, MC	9,000,000
Pena Francia CIS: Construction of Canal Lining 16.33075N 120.42504E 16.3425N 120.42293E	30,000,000
Masalip RIS: Construction of Canal Lining, Masalip RIS 16.32668N 120.37572E 16.32555N 120.37420E	10,000,000
Amburayan RIS: Construction of Diversion Dam (Intake Structure) 16°54’52“N 120°30’20“E	200,000,000
Masalip RIS: Construction of Canal Lining 16.32555N 120.37420E 16.32797N 120.37175E	25,000,000
Agno RIS: Construction of Canal Lining and Structures at Lateral L-1 (Sta. 3+025 - 3+410)	9,000,000
Sinocalan RIS: Construction of Canal Lining and Structures at Main Canal # 1 (Sta. 0+864 - 1+273)	18,000,000
Ambayoan RIS: Construction of Canal Lining and Structures at Lateral H-3 (Sta. 0+000 - 1+500) and Lateral H (Sta. 16+738 - 16+750)	22,500,000
Ambayoan RIS: Construction of Check Structure and Canal Lining @ Main Canal (Sta. 14+463.5 - 14+486.5)	18,000,000
Agno RIS: Construction of Canal Lining and Structures at Lateral M (Sta. 4+370 - 5+107)	9,000,000
Agno RIS: Construction of Canal Lining and Structures at Lateral L-2 (Sta. 1+785 - 2+534)	9,000,000
San Fabian RIS: Construction of Canal Lining and Structures at MCJ (Sta. 1+835 - 2+630)	13,500,000
Lower Agno RIS: Construction of Canal Lining and Structures at Main Canal Extension (Sta. 23+106.7 - 24+115)	13,500,000
Sinocalan RIS: Construction of Canal Lining and Structures at Lateral A (Sta. 6+686 - 8+121)	18,000,000
Agno RIS: Construction of Canal Lining and Structures, Malasiqui Lateral L-3, Station 2+657- 4+200, Lat. 15.933812 Long 120.440456	15,000,000
Agno RIS: Construction of Canal Lining and Structures, Mapandan Lat. 16.010459, Long 120.444511	15,000,000
Construction/Rehabilitation of Irrigation Canal Lining, Barangay Saleng, Tayug	5,000,000
East Apayao Abulug Irrigation System: CONSTRUCTION OF REVENTMENT AT DIVERSION MAIN CANAL, STA. 8+104 - STA. 8+509	88,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1031
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
East Apayao Abulug Irrigation System: CONSTRUCTION OF REINFORCED CLASS “A’ CONCRETE TRAPEZOIDAL CANAL LINING AT DIVERSION MAIN CANAL, STA. 1+690 - 2+192.70 and STA. 2+330.30 - 2+815.00	88,000,000
Dummun River Irrigation System: Repair/Rehabilitation of Dummun Diversion Dam, Construction of Closed Conduit along Main Canal (Sta. 3+180.00 - Sta. 3+240.00) and Removal of Concrete Cover at Lateral B (Sta. 7+920.00 - Sta. 8+010.00)	114,000,000
Magapit Pump Irrigation System: Construction of Reinforced Canal Lining at Main Canal ( Sta. 3+322.80 - Sta. 3+553.6,5ta. 3+614.00 - Sta. 3+682.40) and Improvement of Drainage Canal No.5 (Sta. 0+000 - Sta. 6+320)	45,000,000
Magapit Pump Irrigation System: Construction of Reinforced Canal Lining at Main Canal ( Sta. 2+972.00 - Sta. 3+322.00) and Improvement of Drainage Canal at Main Drainage Canal No.1(Sta. 7+165 - Sta. 11+580) and Main Drainage Canal No.2(Sta. 6+700 - Sta. 7+400)	89,500,000
East Apayao Abulug Irrigation System: Construction of Reinforced Trapezoidal Canal Lining at Main Canal Sta. 12+876.00 - 13+931.28	16,200,000
Solana Pump Irrigation System: Construction of Closed Conduit (Sta. 3+496 - Sta. 3+540.10) Main Canal	3,000,000
Chico River Pump Irrigation System: Repair of Eroded Diversion Main Canal of Chico River Pump Irrigation System (Sta. 0+826.80 to Sta. 0+863.20)	16,200,000
Baua River Irrigation System: Construction / Repair of BRIS Diversion Structure and Supply, Delivery and Installation of Head Gate and Sluice Gate	20,700,000
Nassiping Pump Irrigation System: Construction of Spiral HDPE at Main Canal (Sta. 1+705.35 - Sta. 1+757.70), Construction of Reinforced Concrete Canal Lining Sta. 1+860.00 - Sta. 1+896.00 of Main Canal, and Construction of Rubble Masonry along Main Canal Sta. 7+080.00 - Sta. 7+140.00	7,200,000
Dabubu River Irrigation System: Construction of Canal Lining at Stations 0+456.40 - 0+696.20, 0+714.20 - 0+831.70, 0+855.30 - 0+942.60, and Station 1+611.23 - 1+791.43 Lateral B and Construction of Gabion Slope Protection at Laterals (Stations 1+357.00 - 1+505.00 and 2+040.00 - 2+080.00 Lateral B; Station 0+530.00 - 0+654.00 Lateral C)	13,500,000
Dabubu River Irrigation System: Repair of Damaged Clope Protection at Lateral B STA. 1+065.3- 1+225.3 LAT: 16°27’47.726“N LONG: 121°46’6.293“E	20,000,000
Mallig River Irrigation System: CONSTRUCTION OF PIPELINE AT MAIN CANAL FROM STATION 1+867.25 - 1+982.55 WITH 1 UNIT MANHOLE AT STATION 1+925.80 AND EARTH WORKS FROM STATION 1+800.00 - 2+000.50	13,900,000

1032	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Pasa SRIS: REPAIR OF CONCRETE CANAL LINING AT MAIN CANAL (STA. 0+332.00~0+400.00, STA. 4+355.50~4+407.50, & STA. 4+633.50~4+652.50); CONSTRUCTION OF GROUTED RIPRAP SLOPE PROTECTION AT MAIN CANAL (STA. 0+247.00~0+360.00 & STA. 0+390.00~0+483.00) AND DRAINAGE CULVERT AT MAIN CANAL (STA. 4+381.50); CONSTRUCTION OF PIPELINE (HDPE) AT LATERAL-A (STA. 0+621.00~0+915.70); CONSTRUCTION OF CHB CANAL LINING AT LATERAL-A EXTENSION (STA. 1+981.90~2+001.30, STA. 2+011.70~2+041.30, STA. 2+058.30~2+060.20, STA. 2+267.70~2+374.00, STA. 2+444.90~2+500.00, & STA. 2+507.90~2+840.00); CONSTRUCTION OF THRESHER CROSSINGS AT LATERAL-A EXTENSION (STA. 1+904.00~1+911.90 & STA. 2+500.00~2+507.90) AND END CHECK AT LATERAL-A EXTENSION (STA. 2+840.00)

13,500,000

San Pablo Cabagan Irrigation System: Construction of concrete canal lining at Main Canal stations 2+100.00 - 2+270.00 and 2+287.00 - 2+750.00, construction of CHB canal lining at Main Canal station 9+813.00 Sublateral #2 stations 0+008.60 - 0+075.50, 0+075.50 - 0+180.00, and 0+180.00 - 0+480.00 and at Main Canal station 14+482.00 Sublateral #5 stations 0+008.30 - 0+240.00, 0+240.00 - 0+400.00, and 0+400.00 - 0+511.00, Construction of canal structure at Main Canal station 9+813.00 Sublateral #2 station 0+075.50, construction of gabion slope protection at Main Canal station 3+280.00 - 3+320.00, and construction of CHB canal lining at Lateral F canal station 1+046.00 sublateral #7 station 0+000.00 - 0+140.00

13,000,000
Mallig RIS: Water Augmentation Project through the Installation of Pump Irrigation System with Complete Accessories and Distribution Pipelines	45,000,000
Sheet Pile Foundation with Protection Dike along Balaobao 3 Sta. 0+000-0+500, Barangay Rang-ay	25,000,000
Construction of Protection Works at Station 1+803.2 - 2+050 and Station 1+400 + 1+600 of Lateral B, Station 1+290 - 1+300 of Lateral A-Extra and Station 0+570 - 0+650 of Lateral C, Dabubu River Irrigation System	150,000,000
Construction of Gabion Slope Protection Sta. 1+410 - 1+440.00 at Lat. C, and Sta. 6+480 - 6+600.00 at Main Canal, Canal Lining at Sta. 4+418 - 5+240.00 at Lat. A, and Construction of Canal Lining at Sta. 0+528.00 - 1+987.50 along Lateral A-1, and Sta. 8+250 - 9+600.00 at Main Canal, Dabubu River Irrigation System	148,000,000
Chico RIS: Repair of eroded diversion main canal of chico river pump irrigation system Sta. 0+863.20 to Sta.0+916.60	27,000,000
Colocol Integrated NIS: Construction of Canal Lining and Canal Structures (Sublat IJ: Sta. 0+500 - 1+100, 0+635, 0+706, 0+808, 1+100, Sublat JK-1: Sta. 0+230-0+450, 0+288, 0+399, 0+450 & Sublat K: Sta. 0+810-1+082, 0+835, 0+887, 0+935)	5,000,000
Nueva Vizcaya Bagabag Irrigation System (NVBIS): Construction of Retaining Wall (.135 km) Magaad Dam and Bench Flume Lateral C-Extra	18,000,000
Colocol Integrated NIS: Construction of Reinforced Concrete Bench Flume with Access Road (Sta. 4+463-4+673 & 5+086.5-5+359.5)	22,500,000
Colocol Integrated NIS: Repair of Damaged Right Side Counterfort/Retaining Wall (.004 km) and Rubble Masonry Protection of Colocol Intake.	9,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1033
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Addalam River Irrigation System (ADRIS): Construction of Protection Works at ADRIS Main Canal Sta. 13+380.00 - 13+479.00, Sta. 14+110.00 - 14+128.00 and Sta. 14+140.00 - 14+162.00, Sta. 21+028.00 - 21+043.00, Sta. 21+070.00 - 21+090.00 and Construction of Canal Lining at Lateral J1 Sta. 0+008.60 - 0+137.00, Sta. 0+848.00 - 1+479.00, Sta. 1+956.80 - 2+100.00, Lateral 21 A at Sta. 0+982.00 - 1+081.50, Sta. 1+100.00 - 1+298.50.	18,000,000
Addalam River Irrigation System (ADRIS): Construction of Canal Lining at South High Canal Sta. 5+200.00 - 5+797.00, at Lateral H Sta. 0+015.00 - 0+191.00, Construction of Spillway at Lateral 25 Sta. 2+810.50 - 2+813.50, Construction of Protection Works at South High Canal Sta. 5+580.00 - 5+620.00 at Lateral 25 Sta. 2+800.00 - 2+818.50 and at Lateral H Sta. 1+612.00 - 1+618.40	18,000,000
Magat RIS-Division III: CONSTRUCTION OF VERTICAL LINING ALONG NDC 1 STA.3+071 - 3+083 (L=12m), 3+086-3+191(L=105m), 3+193 - 3+233 (L=40m), 3+254 - 3315.5 (L=61.5m) , 3+320.2 - 3398.5 (L=78.3m) AND CONSTRUCTION OF THRESHER CROSSING ALONG STA. 3+191	7,500,000
MRIIS Division III (Isabela): Construction of Vertical Lining along lateral NDC 5 sta. STA 14+251.72 - 14+382.62 (L=130.90 m.) and Rehabilitation of Appurtenant Structure along lateral NDC 5 sta.14+540.20 at Aurora Isabela	2,000,000
MAGAT RIS DIVISION II: 1. CONSTRUCTION OF CONCRETE CANAL LINING ALONG - MMC, STA. 10+702- 11+123, - MMC, STA. 24+130 - 24+430 2. FURNISH AND INSTALLATION OF STEEL GATE ALONG - D-1a-1, STA. 0+000 3. CONSTRUCTION OF THRESHER CROSSING ALONG - D-1 EXTRA, STA. 1+148, - D-1 EXTRA, STA. 2+089, - H, STA. 0+000 4. CONSTRUCTION OF WEIR STRUCTURE ALONG - D-1a-2, STA. 2+510	7,500,000
MAGAT RIS: RESTORATION/IMPROVEMENT/REHABILITATION FOR EMBANKMENT STABILITY ALONG - BALAOBAO CREEK TRAVERSING BALAOBAO CHECKGATE #3	45,000,000
Magat RIS: Improvement/Rehabilitation/Construction of Embankment Stability of Macanao Checkgate Outlet	54,000,000
Magat RIS: Construction of Concrete Canal Lining at DC#2 Sta. 16+338-16+938 L=600 m	18,000,000
Siffu RIS: Rehabilitation of Naguimutol Creek traversing NMC Extension sta. 1+052 through construction of Slope protection Structure both sides	3,000,000
MAGAT RIS DIVISION II: CONSTRUCTION OF CONCRETE CANAL LINING ALONG - A-2a, STA. 20+368 - 20+494, - A-2a, STA. 20+551 - 20+869	5,500,000
Magat RIS: Construction of Concrete Canal Lining along Lateral D - 3a Sta. 0+338.00 - 0+486 (148m) ; Lateral D - 3a Sta. 0+495 - 0+848 (353m) ; Repair Canal Structure at Lateral D - 3 Sta. 1+540 - 1+555 (15m) ; Repair of damaged elevated flume at Lateral D - 3 Sta. 4+393 - 4+409 (16m) (Total Length = 532 m); Construction of Concrete Canal Lining along Ladeco Supply Canal Sta. 0+035 - 0+200 (300m)(Total Length = 165 m)	9,000,000

1034	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Magat RIS: Construction of Concrete Canal Lining along Lateral R M M C Ext’n Sta. 0+258.00 - 0+367 (108.5m) ; Lateral R M M C Ext’n Sta. 0+380 - 0+607 (227m) ; Lateral R M M C Ext’n Sta. 0+616 - 0+697 (80.5m) ; Lateral R M M C Ext’n Sta. 0+706 - 0+940 (234m) ; R M - 4 Sta. 0+865 - 0+969 (104m) (Total Length = 754 m)	9,000,000
MAGAT RIS DIVISION II: 1. CONSTRUCTION OF CONCRETE CANAL LINING ALONG - MMC, STA. 28+193 - 28+560, - J, STA. 4+470 - 4+739 2. FURNISH AND INSTALLATION OF STEEL SHEETPILE ALONG - PSC, STA. 6+462 - 6+396 3. CONSTRUCTION OF EMBANKMENT PROTECTION ALONG - PSC, STA. 6+271 - 6+405 4. FURNISH AND INSTALLATION OF STEEL GATE ALONG - PSC, STA. 0+000, -PSC#3, STA. 0+000, - MMC, STA. 26+875	9,000,000
MRIIS Division III (Isabela): Rehabilitation of Damaged structure along Cabanayan Creek traversing NDC MC sta. 34+036.21 thru construction of sheetpile foundation and Repair of Gates at NDC MC km 9	10,000,000
Siffu RIS: Rehabilitation of Siffu Dam thru Construction of Slope Protection Structure along Left Embankment (26.00 m.) and Right Embankment (350.00 m.)	89,500,000
Magat RIS: Rehabilitation and protection works along the scoured embankment at the Approach Channel of Pumping Station No. 1 sta. 0+000 - 0+199 (One Side Only) (Total Length = 199.00 m)	36,000,000
Magat RIS: Construction of Concrete Canal Lining along Lateral D - 2a Sta. 0+747.50 - 0+779 (31.5m) ; Lateral D - 2a Sta. 0+789 - 0+958 (169m) ; Lateral D - 2a Sta. 0+959 - 1+360 (401m) ; (Total Length = 601.5 m); Construction of Concrete Canal Lining along D - 2 Sta. 3+867 - 4+322 (455m) (Total Length = 455 m)	22,500,000
MAGAT RIS DIVISION II: Construction of Concrete Lining along - A, Sta. 0+285 - 1+285, Furnish and Installation of Steel gate along - Lateral C.	55,500,000
Magat RIS: Construction of concrete canal lining along PS MC Sta. 2+176 - 2+563	7,500,000
MRIIS Division III (Isabela): Construction of Reinforce concrete canal lining along See MC # 1 sta. 5+865-6+065 (200 m.) with installation of concrete barrier and Repair of Gate at SEE MC1 km 4.	5,000,000
Magat RIS: Furnish and Installation of Steel Gate at RM4 – Mansibang Drainage; Construction of concrete canal lining along RM3 Sta 2+230 - 2+395 & Sta. 2+408.5 - 2+710.8	8,000,000
MAGAT RIS DIVISION II: 1. Construction of Concrete Canal Lining along -E, STA. 3+645 - 4+036 2. Construction of Thresher Crossing along - C-1 EXT., STA. 0+250	10,000,000
Magat RIS; Construction of Concrete Canal Lining along Lateral D - 3 Sta. 0+234.0 - 0+757.8 (523.8m) Lateral D - 3 Sta. 0+774.8 - 0+779 (4.20m) (Right Side Only) (Total Length = 528 m)	9,000,000
Magat RIS: Rehabilitation/Improvement/Construction of Foundation Stability of Embankment of Cabanayan Creek (former Original) traversing NDC MC 34+ 150 and Malaliwat Creek traversing NDC MC 34+005 and Repair of Damage Structure at NDC 6 headgate station 0+000	45,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1035
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
MRIIS Division III (Isabela): Rehabilitation of Damaged Structure along Mapapi Creek Traversing NDC 7 Sta. 0+287 thru Construction of Slope Protection Structure and Extension of Concrete Barrel and Rehabilitation of Damaged Bench Flume thru Installation of HDPE Pipe along NDC 7 Sta. 0+200 - 0+400 and Rehabilitation of Damaged Concrete Lining along NDC 7 Sta. 0+260 - 0+310	27,000,000
Magat RIS: Construction of Concrete Canal Lining at DC#2 STA 13+331 - 13+451 L = 120m, STA 13+501 - 13+559 L = 58m, STA 13+559 - 14+012 L = 453m, and Lateral C(MPO) STA 09+899.0 - 10+256.00 L = 357 m	31,500,000
Siffu RIS: Construction of Slope Protection Structure along Baramban Creek traversing SSMC Sta. 4+597.25 & Furnish, Supply, Delivery and Installation of CP-12 Type Rectangular Slide Gate at Baramban Creek Check Structure and Construction of Vertical Lining Along SMC Lat. A Extra Sta. 2+872 - 3+118 (L=246m) with Thresher Crossing Structure	12,000,000
Magat RIS: Construction of Concrete Canal Lining at DC#2 STA 22+430 - 22+576, L = 146m STA 22+600 - 22+663, L = 63m STA 22+672 - 23+112, L = 440m	13,500,000
BALIGATAN DD DIVISION I: Construction of Concrete Canal Lining at Lateral 17 Sta. 1+832- 2+244 L=412m, Lateral 18 Sta 0+000-0+300 L=300 m; Lateral 18 Sta 0+512-1+212 L=700m; Lateral 18a Sta 0+000-0+361 L= 361m; Lateral 19 Sta 0+000- 1+156 L=1,156m; Lateral 19a Sta 0+000-0+527 L=527m; Lat. 19b STa. 0+000-0+500 L=500m, and Upgrading of Roadway Canal Embankment at Lateral 17a Sta. 0+000 - 2+964	40,500,000
MAGAT RIS DIVISION II: Construction of Concrete Lining along - E, Sta. 8+216- 8+558 (342m), Construction of Concrete Lining along - E, Sta. 8+585- 8+888 (303m), Construction of Concrete Lining along - E, Sta. 5+751- 5+840 (89m), Construction of Concrete Lining along - E-1, Sta. 6+280- 6+395 (115m)	13,500,000
MAGAT RIS DIVISION II: 1. CONSTRUCTION OF CONCRETE CANAL LINING ALONG - A, STA. 8+625 - 9+106, -A, STA. 9+125 - 9+300, -A-2, STA. 2+132 - 2+502, -B, STA. 2+119 -2+379 2. FURNISH AND INSTALLATION OF STEEL GATE ALONG - A-3, STA. 0+000, -DAR, STA. 0+000	20,000,000
Magat RIS: Construction of Concrete Canal Lining at DC#2 47+987-48+437 L=450m and, Construction of Reinforced Concrete Box Culvert at Lat Q2 Sta 0+000 - 0+200, L = 200m	13,500,000
Baligatan DD: Construction of Concrete Canal Lining at DC#1 STA 21+207 - 21+433.27, L = 226.27m, STA 21+536.97 - 21+590, L = 53.03m, STA 26+779.80 - 26+834.80 L = 55m, STA 26+858.80 - 27+429.80 L = 571m; Embankment Protection at Lateral 19 STA 5+683.45 - 5+702.15 L = 18.70 m; Embankment Slope Protection: Construction of Gabion Type Rip-Rap at Lateral 20 STA 1+273 - 1+329 L = 56m, STA 4+628 - 4+700 L = 72m, STA 5+572 - 5+810 L = 58m	37,500,000
Disalit CRIS: Construction of Canal Lining at Lateral B-1 Extra Sta. 0+880 - 1+380 and concreting of service road at MC sta. 2+005 - sta 2+445	9,000,000

1036	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Amro RIS: Repair of Canal Structure along M.C(5+708.50,7+645,9+098), Construction of Canal Lining at MFD-Kaporoyan (0+000 to 0+924) and Construction of Canal Lining at Supply Canal (0+422.10 to 0+657.10)	18,000,000
Disalit CRIS: Improvement of Concrete Canal Lining along MFD#1 (sta.0+082.88-0+229; sta. 0+317.40-0+512; sta. 0+521.50-0+843) MFD#9 (sta. 0+984-1+460), Right Supply Canal (sta. 0+325-0+612) and Lateral A Road Crossing (sta.0+300-0+390.60).	9,000,000
CLBRIS (Layac-Balsik RIS): Improvement of Irrigation Facilities (Rehabilitation of Layac Dam and concrete canal, sta. 2+250 - 2+650) Facilities	40,500,000
Angat-Maasim RIS: Repair of Lat. G2 (Siphon) (Lat G-2: Sta. 0+302- 0+375)	5,000,000
Angat-Maasim RIS: Imprv’t of SMC- Canalization (SMC: Sta. 13+938- 14+029)	9,000,000
Angat-Maasim RIS: Impv’t of Lat. B (Widening of Ulingao Service Road Pavement) (Lat. B: Sta. 0+530.50 - 2+016)	5,000,000
Angat-Maasim RIS: Impv’t of Bustos Dam Baywalk (Extension of Baywalk at San Rafael Side)	13,500,000
Angat-Maasim RIS: Imprv’t of C- Extra- Canalization (Lat C- Extra: Sta. 0+245-Sta. 0+666)	5,000,000
Angat-Maasim RIS: “Imprv’t of Lat. J3 and Various Canals- Canalization (Lat J-3 (SS): Sta. 1+970- 2+365 Lat L-1 (SS)- Sta. 2+652- 3+210)”	18,000,000
Angat-Maasim RIS: Impv’t of Lat K, K-3- Canalization (Lat. K: Sta. 1+440 - 2+359, Lat. K3: Steel Gates)	22,500,000
TRIS Lower - Construction of CHB Lining of Lateral B-3, SDA at Sta. 0+000.00 - 2+235.00, Burgos	20,000,000
TRIS Lower - Construction of CHB Lining of Lateral B-4, SDA at Sta. 3+346.04- 5+069.50, Hulo	25,000,000
TRIS Lower - Construction of CHB Lining of Lateral B-5, SDA at Sta. 0+787.72 - 3+587.00, San Pascual	30,000,000
TRIS Lower - Construction of CHB Lining of Lateral F-1c, TRIS Lower at Sta. 0+000.00 -2+900, Baloc	30,000,000
TRIS Lower - Construction of Concrete Canal Lining of Lateral G, SDA at Sta. 6+518.01-7+800.0, Sta. Maria	15,000,000
TRIS Lower - Construction of CHB Lining of Lateral F-1a,SDA at Sta. 0+984.31 - 2+368.40, Doña Lucia	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1037
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
MCIS - Construction of Concrete Lining @ DM-3, Sta. 0+000 - 1+430.35, Pinagpanaan	30,000,000
LTRIS - Construction of Concrete Lining at LTRIS E, Sta. 0+000.00 - 1+206.96, Sibul	23,000,000
MCIS - Construction of Concrete Lining at D-Main, Sta. 7+029.20-7+960.00 (R.S), Minabuyok, Pula, La Torre, Homestead 1 & Homestead 2	30,000,000
MCIS - Construction of Concrete Lining at DM-9, Sta.1+850.00 - 2+883.00, Bibiclat	20,000,000
VCIS - Construction of Concrete Lining at VC-1, Sta. 0+000.00 - 1+307.53, Dimasalang Norte	25,000,000
Aliaga Irrigation System - Construction of Concrete Lining @ Lateral Am, Sta. 8+126 - 8+235, 8+583 - 9+080 and 9+154 - 9+654, San Juan	27,000,000
Aliaga Irrigation System - Construction of concrete Lining @ Lateral Am-5 Sta. 0+298 - 0+948, Bucot	21,000,000
Pampanga-Bongabon RIS Extension - Repair of Lateral A-3 Sta. 0+150-0+689 & Various Irrigation Facilities, Pantoc	10,000,000
Repair NIS - PRIS (SDC) - Construction/Improvement of Canal Lateral E Concrete Lining Sta.12+870-13+838, Bunol	30,000,000
PRIS (SDC) - Repair/Improvement of Sub-Lateral E8H Extn Sta.0+000-1+000 CHB Lining, Caingin Tabing Ilog	20,000,000
PRIS (SDC) - Construction/Improvement of Canal Sub-Lateral E8G Concrete Lining Sta.0+044-2+768, Manacsac	22,000,000
PRIS (SDC) - Repair/Improvement of Lateral E Sta.25+107-27+430 Concrete Lining, Macatcatuit	25,000,000
PRIS (SDC) - Construction/Improvement of Canal Sub-Lateral G4 Conrete Lining Sta.0+300-2+100, Sta. Cruz	15,000,000
PRIS (SDC-PH 2) - Repair of Sub-Lateral L-4a (Construction of Concrete Lining at Sta. 1+520), Guiset	15,000,000
PRIS (SDC-PH 2) - Repair of Sub-Lateral N-6e (Construction of Concrete Lining at Sta. 0+053.00-STA.2+282.00), Escaño	25,000,000
MCIS - Construction of Concrete Lining @ DM-1 Sta. 0+000 - 1+396.95, Pula	36,000,000
VCIS - Construction of Concrete Lining @ VC-3, Sta. 1+445.05 - 3+100.00	30,000,000
TRIS Lower - Construction of PCCP at Lateral B,SDA @ Sta. 6+009.85 - 7+312.73	36,000,000
Murcon Creek IS - Construction of PCCP at D-Main, Sta. 1+016.00 - 2+510.00, Minabuyok	20,000,000
Construction of Concrete Lining @ VC-Main Sta. 4+827.75-4+854.00 & Sta. 5+177.75-5+780.15, Barangay Bugtong na Buli	20,000,000

1038	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Repair of Sub-Lateral N-6b (Construction of Concrete Lining at Sta. 0+440 - Sta. 0+762.7), Barangay Bagong Barrio - Barangay Pasong Inchic Sta. 0+440 - Sta. 0+762.7	20,000,000
Construction of CHB Lining at Sta.0+000-0+480, Barangay Cardinal Sta.0+000-0+480	10,000,000
Construction/Improvement of Canal Sub-Lateral E8F Concrete Lining Sta.0+000-1+500, Barangay San Bernardino	10,000,000
Construction of CHB Lining of MFD TSAG G-53 Sta. 0+000-2+000, Barangay Sta. Lucia Sta. 0+000-2+000	13,000,000
Repair of Sub-Lateral P-4 (Construction of Concrete Lining at Sta. 0+285 - Sta. 1+025.69), Barangay Cacapasan Sta. 0+285 - Sta. 1+025.69	7,000,000
Construction/Improvement of Canal Sub-Lateral E9 Concrete Lining Sta.10+330-11+619, Barangay Nagpandayan	20,000,000
PORAC RIS: Repair of Sto. Cristo Dam (Retaining Wall L/S D/S: Sta. 0+000 - 0+053)	18,000,000
PORAC RIS: Improvement of Solib Dam (Slope Protection L/S U/S: Sta. 0+000 - 0+056)	13,500,000
PORAC RIS: Rehabilitation and Improvement of Porac Main Canal East (Slope Protection L/R Side: Sta. 1+532 - 1+632)	73,000,000
Angat-Maasim RIS: Imprv’t of Lat D and Various Canals (San Jose IA)- Canalization (Lat D: Sta.8+037.20- 8+357.50 Lat D-2A: Sta. 1+381- 1+781)	9,000,000
Angat-Maasim RIS: Imprv’t of Lat., D-1-B-2 - Canalization (Lat D-1B-2: Sta. 0+000- 0+487)	9,000,000
Angat-Maasim RIS: Imprv’t of Lat. D-2-D/ D-2-F- Canalization (Lat. D-2-D: Sta. 1+397 - 2+057, Lat. D-2-F: Sta. 1+129 - 1+700)	13,500,000
PGRIS (Porac RIS): Improvement Porac Diversion Dam (Upgrading of Ogee Dam Structure)	90,000,000
Porac Dam and Irrigation Facilities (Guagua and Floridablanca) 15°00’10.00“N, 120°32’08.28“E	500,000,000
TASMORIS (Tarlac RIS): Improvement of Canal System (Lara Maranak Canal, Sta. 0+000 - 0+360), Lara Maranak Lateral A (Sta. 0+000 - 1+100); maet Main Canal (Sta. 0+000 - 0+570) and Construction of Slope Protection at Masalasa Creek (Sta. 2+500 - 2+660)	27,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1039
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
TASMORIS (Tarlac RIS): Rehabilitation/Improvement of Lateral A (Canalization at Sta. 3+720 - 3+740, Sta. 3+980 - 4+000, Sta. 4+280 - 4+300, Sta. 4+620 - 4+640; Service Roads at Sta. 3+675 - 4+000)	9,000,000
Camiling RIS: Improvement of Canal System at Lateral A-13 (Sta. 0+740 - 1+850; Sta. 2+850 - 2+980)	18,000,000
Camiling RIS: Canal Lining Lateral A-4 ( Sta. 2+800-3+100 and Concreting of Service Roads at Lateral A (Sta.0+859-1+059)	9,000,000
Camiling RIS: Rehabilitation/ Improvement of Canal System at Lateral A-4 ( Sta. 2+000-2+160; Sta. 2+180-2+314; Sta. 2+351-2+800) and Lateral A (Sta. 7+160-7+432); Improvement of Canal Headgate (Lateral A-4, Sta. 0+000); Replacement of Steelgate at Lateral A (Sta. 7+432) and Improvement of Service Roads at Lateral A-4 (Sta. 0+600-0+859)	18,000,000
TASMORIS (Tarlac RIS): Rehabilitation/Improvement of Main Canal (Amucao) (Right Main Canal Sta. 0+840 - 0+862, Sta. 0+866 - 1+046, Sta. 1+050 - 1+145, Sta. 1+149 - 1+266, Sta. 1+270 - 1+360, Sta. 1+364 - 1+454, Sta. 1+458 - 1+635, Sta. 1+639 - 1+940; Left Main Canal Sta. 0+000 - 0+345, Sta. 0+360 - 0+499, Sta. 0+503 - 0+599, Sta. 0+603 - 0+941; Canal Structures at Right Main Canal (7 units) and Left Main Canal (4 units)	18,000,000
Camiling RIS: Construction of Canal Lining of Lateral A-11 (Sta. 0+000 - 0+460) and Lateral A-12 (Sta. 0+000 - 0+907; Sta. 0+917 - 1+660)	18,000,000
Camiling RIS: Construction of Canal Lining at Lat B extra, Main canal at sta 2+025 - 3+490 and Lat A at sta. 0+200 - 1+545	90,000,000
Rehabilitation of North Main Canal (Sta. 13+100) at Barangay Santiago	15,000,000
Rehabilitation/ Improvement of Canal System TASMORIS	20,000,000
Magsaysay Dam and Irrigation Facilities (Mayantoc and Camiling) 15°33’23“N, 120°20’27.44“E	500,000,000
STRIS (San Narciso): Repair of Canal System of STRIS Namatacan and STRIS Dallipawen Main Canal (Sta. 0+073-0+992)	9,000,000
NBRIS (Nayom RIS): Repair of Diversion Works and Canal System (Main Canal) Lateral A1-a ( 0+550-1+490), Lateral E ( 1+290-1+473), Main Canal ( 1+870-2+300)	13,500,000
STRIS (Castillejos): Repair of STRIS Camachile Dam and Canal System of STRIS Camachile Main Canal Main Canal Right (Sta. 1+820-2+820), Main Canal-Main Farm Ditch Right ( 0+000-0+100)	22,500,000
Improvement/Repair of STRIS Cavite Dam, Castillejos 14°56’45.06“N 120°10’18.12“E	30,000,000

1040	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Penaranda RIS (PENRIS): Construction of Canal Concrete Lining at PENRIS Lateral CX-3 (b=3.50m, Ss=2.00m) along Sta.17+796 -18+406(L=0.610km) located at Barangay Nabaong Garlang	9,000,000
Penaranda RIS:Construction of Canal Concrete Lining And Repair of Embankment at PENRIS Lateral CX-3 (b=3.00m, Ss=2.50m) along Sta. 17+497-17+796(L=0.299km) located at Barangay Nabaong Garlang	9,000,000
Penaranda RIS (PENRIS): Construction of Canal CHB Lining at PENRIS Lateral C-1c, (4 layers, b=0.80m) along Sta. 0+000-0+560 (L=0.560kms) located at Barangay Sta. Cruz	5,500,000
PRIS (SDC-PH 2): REPAIR OF SUB-LATERAL N-6 (CONSTRUCTION OF CONCRETE LINING AT STA. 0+901.95- STA.2+260)	18,000,000
PRIS (SDC-PH 2): REPAIR OF SUB-LATERAL L-5 (CONSTRUCTION OF CONCRETE LINING AT STA. 0+360- STA. 0+880) & REPAIR OF SUB-LATERAL L-6 (CONSTRUCTION OF CONCRETE CANAL LINING AT STA. 0+640- STA. 1+211.50)	9,000,000
Pampanga Bongabon RIS: CONSTRUCTION OF CHB LINING AT LATERAL F-1 (STA. 0+490.13-1+438.00)	27,000,000
PRIS SDC: REPAIR/IMPROVEMENT OF SUB-LATERAL G1 Sta. 3+286-3+616, 3+630-3+998, 4+012-4+398, 4+415-4+499 (CONCRETE CANAL LINING)	10,800,000
Penaranda RIS (PENRIS): Construction of Canal Concrete Lining at PENRIS Lateral D, (b=6.0m, Ss=2.60m) along Sta.1+995-2+645 (L=0.650km) located at Barangay Sto. Cristo Norte, Gapan City, Nueva Ecija	13,500,000
Rizal Munic Area: Repair of Embankment and Construction of Concrete Lining at DC1-G, Sta. 0+014.30 - 0+680.00 (L=0.62 km) located at Barangay San Francisco, Llanera, Nueva Ecija	9,000,000
PRIS SDC: CONSTRUCTION OF FLUME at SAPANG CASTA at Sta. 0+000-0+265	13,500,000
Penaranda RIS (PENRIS): Construction of Canal Concrete Lining at PENRIS Lateral J, (b=2.60m, Ss=2.60m) along Sta.0+540-1+040(L=0.500km) located at Barangay San Fernando Sur	9,000,000
Pampanga RIS (SDC): Repair of SDC Embankment and PCCP Sta. 15+879-16+537	45,000,000
Pampanga RIS (SDC Phase II): Repair of Lateral K at Sta. 0+786.00 to 3+560.00 (L=1.00 Km.)	9,000,000
Talavera RIS Lower: Construction of Concrete Canal Lining at Lateral F-1, TRIS Lower at Sta. 5+338.21- 5432.64, 6+089.50 - 6+223.70	3,885,000
Pampanga Bongabon RIS: REPAIR OF COLLAPSE CONCRETE LINING @ PBRIS MC STA. 15+484-15+519,STA. 19+402.50-19+496.50 AND MODIFICATION OF CHECK STRUCTURE @ PBRIS MC STA. 19+496.50	9,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1041
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Aliaga IS: CONSTRUCTION OF CONCRETE LINING AT LATERAL AM-3 STA. 0+120 - 0+204 AND LATERAL AM-3 Sta 4+114 - 4+464	6,000,000
Pampanga RIS: Repair of Embankment and Construction of Concrete Lining PRIS F Sta. 0+000 - 0+080,Sta. 2+050-2+770, Sta. 3+245.60 - 4+264 and Sta. 4+929 - 5+300 (L=2.04 km) located at Barangay Bagong Bayan, Llanera, Nueva Ecija/ Barangay Aglipay	45,000,000
Talavera RIS Lower: Construction of CHB Lining @Lateral F-1a Sta. 2+551-4+143.37	18,000,000
Talavera RIS Lower: Construction of Concrete Canal Lining of Lateral F, TRIS Lower at Sta 8+713.81 - 9+700.00	12,600,000
PRIS (SDC-PH 2): REPAIR OF SUB-LATERAL P (CONSTRUCTION OF CONCRETE LINING AT STA 5+240 - STA. 6+860.19) AND SUB-LATERAL P-2 (CONSTRUCTION OF CONCRETE LINING AT STA 0+140 - STA. 0+580)	18,000,000
Pampanga RIS (SDC): Concreting of Roadway Embankment @ Lateral E Sta. 25+744-28+614	27,000,000
Talavera RIS Lower: Improvement Of Suwa Dam	6,512,000
Pampanga River IS: Repair of Embankment and Construction of Concrete Lining at PRIS C-4, Sta. 2+162.05 - 2+626.50, Sta. 2+647.70 - 2+935.50 and Sta. 2+940.20 - 3+449.95 (L=1.26 km) located at Barangay Piñahan	18,000,000
Platero IS (Division III): CONSTRUCTION OF CONCRETE LINING @ DC-2A STA. 0+815 - 1+515 AND CONSTRUCTION OF CHB LINING @ DC-2A STA. 1+526 - 1+579	8,000,000
Talavera RIS Lower: Construction of Concrete Canal Lining of Lateral G, SDA at Sta. 0+012.06-0+838.35	9,900,000
Pampanga RIS: Construction of Concrete Lining at PRIS F Sta. 12+305-13+025 (L=0.72 km) located at Barangay Casile	13,500,000
Talavera RIS Lower: Construction of CHB Canal Lining @ Lateral H-1, SDA @ Sta. 0+693.36-1+009.84 and Lateral I, SDA at Sta. 0+014.58-0+144.58	6,500,000
Platero IS (Division III): REPAIR OF COLLAPSED CONCRETE LINING AND PARAPET WALL @ DC-2 STA. 16+873 - 17+008	5,000,000
Pampanga Bongabon RIS: REPAIR OF COLLAPSE CONCRETE LINING STA. 7+349-7+375,MODIFICATION OF INLET STRUCTURE WITH CHECKGATES STA. 7+331,MODIFICATION OF OUTLET STRUCTRE STA. 8+691.50 @ PBRIS MC AND REPAIR OF LATERAL B-EXTRA STA 0+362-0+463	9,000,000
Talavera RIS Lower: Construction of CHB Canal Lining of Lateral G-3A, TRIS Lower at Sta. 0+823.48 - 1+443.65	6,500,000
PRIS SDC: REPAIR/IMPROVEMENT OF SUB-LATERAL G2 STA. 0+405-0+440,CONCRETE LINING AND STA. 0+000-1+300 CHB LINING	11,000,000

1042	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Pampanga River IS: Repair of Embankment and Construction of Concrete Lining at PRIS F, Sta. 2+770.00 - 2+837.50 and Sta. 2+852.50 - 3+245.60 (L=0.46 km) located at Barangay Bagong Bayan	9,000,000
PRIS SDC: CONSTRUCTION OF CHECK STRUCTURE WITH AUXILLARY CHB CANAL AND REPAIR/IMPROVEMENT OF SUB-LATERAL E4 STA. 4+700-5+200, STA.5+207 -5+560 & STA. 5+570-5+740, CONCRETE LINING	10,000,000
Pampanga River IS: Repair of Embankment and Construction of Concrete Lining at PRIS C, Sta. 14+693.00 - 15+155.00 (L=0.47 km) located at Barangay Mataas na kahoy	9,000,000
Penaranda RIS (PENRIS): Construction of Canal CHB Lining at PENRIS Lateral D-3, (4 layers, b=0.80m) along Sta. 2+129-2+553 (L=0.424kms) located at Barangay Tabon	5,000,000
Peñaranda RIS : Construction of Malisik River Check Structure and Appurtenant Structures located at Barangay Barangca	178,000,000
Penaranda RIS (PENRIS) : Construction of Canal CHB Lining at PENRIS Lateral C9b Extra, (4 layers, b=0.80m) along Sta. 0+123-0+468 (L=0.345kms) located at Barangay Mandili Kapampangan	4,000,000
Palico RIS: Construction of Canal Lining of Sta 1+566.10-1+671.10 Main Canal	20,700,000
Pasong Kastila RIS: Construction of Canal Lining (Sta. 0+289.87 to 0+568.89 Lateral F1; Sta. 0+002.26 to 0+179.36 Lateral FD-2; Sta. 0+180.79 to 0+203.69 Lateral FD-2)	7,500,000
Sahing RIS: Construction of Canal Lining (Main Canal 2+363.50- 2+461.30)	5,000,000
Matanda RIS: Construction of Canal Lining; (Sta 1+026.00-2+445.86 Lateral F and Sta 0+000.00-0+162.66 Lateral F-1)	9,000,000
Kay-Akle RIS: Construction of Canal Lining (MC Sta. 9+383.91- 9+497.96, Lat. A Sta. 0+007.93- 0+293.00)	9,000,000
Culong-Culong RIS: Construction of Canal Lining of Sta 0+936.00-1+099.80 M.C.Right; Sta 5+663.00-5+966.40 & 6+189.25-6+436.00 Lateral A	9,000,000
Butas-Lawang Bato RIS: Construction of Canal Lining of Lateral A-1: Sta. 0+096.30 - 0+273.95	2,000,000
Embarcadero RIS: Construction of Canal Lining of Sta. 0+000 - 0+081.60 Main Canal	5,000,000
Balayungan RIS: Construction of Canal Lining; Supply, Delivery and Installation of Sluice Gate with Mechanized Engine of Lat. A 2+223.83- 3+176.60. Lat E 0+135.49- 2+173.04	9,000,000
Tres Cruzes RIS: Construction of Canal Lining;( Sta 2+912.00 - 2+959.14 & Sta 3+521.38- 3+737.24 Main Canal)	9,000,000
Culong-culong RIS: Repair of Facilities Sta 0+936.00-1+099.80 M.C. Right; Sta 5+663.00-5+966.40 & 6+189.25-6+436.00 Lateral A	9,000,000
Vargas (Bankud) RIS: Construction of Canal Lining of Lateral B: Sta. 0+455.54 - 0+897.25	6,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1043
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Balanac RIS: Rehabilitation of Damaged Existing Dam and Slope Protection Works	27,000,000
Dumacaa RIS: Construction of Canal Lining at Sta. 0+060.00- 0+462.13 Lateral A-1B-2, Sta 0+006.29- 0+685.45 Lateral A-1B and Repair of Gate Keepers Quarter	9,000,000
Hanagdong RIS: Construction of Canal Lining and Canal Structures at Sta. 6+830- 7+349.55 Main Canal & Repair of SteelGates and Gate keepers Quarter	9,000,000
Dumacaa RIS: Construction, Rehabilitation and Improvement of Canal Systems and Construction of Canal Structures and Farm Facilities (lat b-1, b1a, a1-b1-b, a1-b, a1-b2, a1-b-1c)	100,000,000
Lagnas RIS: Construction and Improvement of Irrigation Canal and Drainage System and Provision of Solar Pump 13°53’33.37“N, 121°21’48.94“E	100,000,000
Dumacaa RIS: Dam Automation (Mayao Dam) 13°58’3.36“N, 121°39’9.19“E	50,000,000
Agos RIS: Repair/Restoration of Canal Lining and Canal Structures at Sta 1+589-1+994 MC right side only, Sta 0+100- 0+780 MC and Sta 5+575.20- 6+392.65 MC	20,000,000
Lumintao RIS: Repair of 0.7km Canal Lining at Sta. 0+140 and Sta. 2+213 Lateral B and 2 units structures	9,000,000
Pagbahan RIS: Repair of 0.05km Slope Protection at Sta.0+000 to Sta. 0+050 with sheet pile as cut of wall in Left Side Upstream of Old Intake.	9,000,000
Mongpong RIS: Repair of Old Intake Gate 1 & 2 and Construction of Canal Lining of 0.938 at Sta.5+011 to 5+658 MC 10 and Sta. 1+320 to Sta. 1+611 MC 5	9,000,000
Amnay RIS: Repair of 0.6km Canal Lining and 2 unit Structure of Interior Spring Right Canal at Sta. 0+797 to Sta. 1+397	9,000,000
Caguray RIS: Repair of sluice steel gate at Sta. 0+000	9,000,000
Pagbahan RIS: Repair of Calomintao Dam Sta. 0+000, Construction of Canal Lining and Structures 0+000 to sta 2+500	50,000,000
Amnay RIS (Rayusan Area): Repair of Patrick Dam at Sta. 1+725 to Sta. 3+200MC	50,000,000
Bansud RIS: Fampulme: Construction of I.A Office, Impounding Structure, Canal Lining Sta. 2+014 to 2+221 Right Main Canal Badjang: Installation of Sheet Pile	9,000,000
Pula RIS: Construction of Intake Structure (Papandayan Check), Installation of 3 Units of Steelgate (500x500) and Construction of Canal Lining at Sta. 5+481 to 5+671.MC, Sta. 4+563 to 4+849 Lateral B, Sta. 0+002 to 0+100 Papandayan Check, Sta. 0+000 to 0+381 Macanlig Supply Canal, Sta. 0+000 to 0+260.00 Lat AX - MFD	18,000,000

1044	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Malatgao RIS: Construction of Canal Lining & canal Structure of Tigman Main Canal (1+700.00- 1+955.00), Lateral AN- MFD #16 (0+017.00- 1+018), NMC- DMTO #21 22,500,000 (0+007.80- 0+366.50) and South Main canal (7+620.00-7+980.00)	22,500,000
Batang Batang RIS: Construction of canal Lining & Canal Structure of BBMain Canal (Sta. 7+516.14- Sta. 7+828.00), Repair of Guminubat Dam and Central Malinao Dam	22,500,000
Cantingas RIS: Construction of Canal Lining & Structures at Sta. 0+018.30 to 0+257.00 Lat B, Sta. 0+273.00 to 0+332.50 Lat B, Sta. 0+764.00 to 0+920.00 Lat B, Sta. 1+398.10 to 1+570.50 Lat B, Sta. 1+615.70 to 1+751.80 Lat B, Sta. 1+779.20 to 1+831.20 Lat B, Sta. 1+746.00 to 1+815.50 East MC, Sta. 1+829.30 to 2+009.60 East MC, Sta. 2+549.40 to 2+771.80 East MC. Sta. 2+789.10 to 3+051.00 East MC	18,000,000
Repair and Rehab. of old CHB Lining, Trapezoidal and Canal Structure and Extension of canal Lining and Main Farm Ditches, Cantingas RIS, from 0+000 to 2+050 West Main Canal 12.3241N 122.5742E	20,000,000
South Quinale RIS: Repair/ Rehabilitation of Slope Protection Works at Upstream, Right Side of Dam (Sta 0+ 131.00 - 0+211.00)	19,000,000
Mahaba RIS: Repair/Rehabilitation of Slope Protection Works at Dam #2, Right Side (Sta. 0+063-0+219) & canalization Works at Main Canal from Bayanban Checkgate (Sta. 0+030-0+059) & Repair/Rehabilitation of Canalization Works at Main canal (Sta. 3+893 - 4+893)	27,000,000
Ogsong RIS: Repair/Rehabilitation of Diversion Works (Sta. 0+000) & Repair/Rehabilitation of Canalization Works at Main Canal (Sta. 3+976 - 4+976)	21,600,000
MNOH-NASISI RIS: Repair/ Rehabilitation of Diversion Works (D/S APRON Damaged Portions at Sta. 0+000) & Repair/Rehabilitation Works (Sabo Dam at Upstream of Nasisi Dam at Sta. 0+000)	42,000,000
Cabilogan-San Juan RIS: Repair/ Rehabilitation of Slope Protection Works at Downstream, Left Side (Sta. 0+000 - 0+027.00), Upstream Left Side (Sta. 0+ 104.00 - 0+120.00) and Embankment Protection at Main canal (Sta. 0+332.00 - 0+0+350.00)	6,500,000
Daet-Talisay RIS: Construction of trapezoidal canal lining at Sta. 2+661-2+740, Sta. 2+960- 3+270, 3+396-3+448.30 South Main Canal	6,000,000
Daet-Talisay RIS: Construction of trapezoidal canal lining at Sta. 1+803.50-1+820, Sta. 2+180-2+234, Sta. 2+244-2+436, Sta. 2+500-2+699.50 Lateral A-1	5,000,000
Matogdon RIS: Construction of trapezoidal canal lining at Sta. 1+010-1+332, Sta. 1+771- 2+107.50 Main canal; construction of rectangular canal lining at Sta. 5+850--6+057 Main Canal; decloqqinq of pipeline at Sta. 4+383-4+685	9,000,000
Rida RIS: Replacement of Sluice Gate at San Francisco Auxiliary Dam and Repair of Main Canal (Sta. 6+003.15 - 6+118.18) & Canal Structure (Setling Basin-Sta. 6+262.75 - 6+269.45)	14,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1045
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Libmanan-Cabusao PIS: Canal Structure Works of Road Crossing (LAT.F EXT. - Sta.0+751.10 to Sta.0+820), Headgate Structure (Lat.C1X-1A - STA. 2+252 - 2+256.20), Headgate Structure (Lat.C1X-1B - STA. 2+264 - 2+268.20) and Canalization Works of MFD-D3 (Sta.0+405 to Sta.0+820), MFD-MC2 (Sta.0+351.70 to Sta.1+360), Lateral F Extension (Sta.0+570 to Sta.1+066.40), MC-MFD-D2 EXTN. (Sta.1+240-1+680), Lateral C1X-1 (Sta.1+340 to Sta.2+117)	18,000,000
Libmanan-Cabusao PIS: Construction of Settling Basin (Sta. 1+655.00 - 1+667.20) and Slope Protection Works (Sta 0+000)	10,000,000
Cagaycay RIS: Repair/Rehabilitation of Canals at Main Canal (Sta. 12+513.60 - 12+589.90, Sta. 12+590.90 - 12+593.90 and Sta. 12+604.00 - 12+737.00), Lateral B (Sta. 0+673.00 - 0+871.00 and Sta. 1+017.50 - 1+100.00) and Lateral D (Sta. 3+385.80 - 4+000.00), Construction of Tominawog Checkgate Structure and Supply/Delivery/Fabrication and Installation of 3 unit Slide Steelgates	10,800,000
Tigman-Hinagyanan-Inarihan RIS: Repair/Rehabilitation of Canals and Canal Structures - Canal Lining (Lateral C1-DD1 Sta. 0+000-0+338, Lateral C1 Sta. 3+341-3+805, Lat C1-9a Sta. 0+006-0+140 & Sta 0+768-0+998, Lateral B-D7 Sta 0+000-0+420 and Lat B Sta 4+306-4+860), Canal Structures - End Check Structure (Lateral C1-9a Sta. 0+998-1+000.00 and Lateral C1-DD1 Sta. 0+338-0+340)	18,000,000
Tigman-Hinagyanan-Inarihan RIS: Construction of Quimanolong Main Drain at Division B (Tresher Crossing Sta. 0+163.00 - 0+166.00, Canalization Works (Sta. 0+000.00 - 1+300.00)	5,000,000
SAN FRANCISCO RIS: Repair/Rehabilitation of Diversion’s Embankment Protection( Sta 0+000 - 0+025.00), Canal Structure (Sta 2+374.00 Lat A, Sta 0+24.10 Lat A, Sta 0+870.50 - 0+893.60 of Lateral B) and Canal Lining (Sta 0+000 - 0+640 of SubLateral Canal 01 at MC) , (Sta 0+000 - 0+356.00 of Lateral B) & Sta 0+000 - 0+522.70 of Main Canal	9,000,000
SAN RAMON RIS: Repair/Rehabilitation of Canal Lining (Sta 0+210.00 - 0+500.00 of Lateral A-2), Sta (0+000 - 1+008.00 of Main Canal) and Canal Structures (Sta 6+204.90 - 6+207.90 of MC, Sta 2+408.16 of MC) including Repair of Water Master’s Quarter’ Sidewall	9,000,000
Aklan RIS: Proposed Construction of Main Canal at Sta.2+471.50-2+507, Sta. 3+233.00-3+240, Sta. 5+340-5+513 and Sta. 7+594-7+608, and Provision of Steel Gates at Sta. 6+580, 7+444, and 7+529 of Main Canal.	5,000,000
Aklan RIS: Proposed Construction of Bench Flume of of Lateral A1-A Drainage Canal at Sta.0+000-0+850 of Lat.A1-A.	9,000,000
Aklan RIS: Proposed Construction of Main Canal at Sta. 0+712-0+982 of Main Canal.	9,000,000
Aklan RIS: Proposed Construction of Lateral A-1 Canal at Sta. 1+158.4-1+340, and Sta. 1+350-1+906, Drainage Canal along Lateral A at Sta.Sta. 0+000-0.846 and repair of WMT Perimeter Fence.	18,000,000

1046	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Aklan RIS: Rehabilitation of Main Canal at Sta.0+876.00 - 11+650.00, Drainage with Road Crossing at Sta. 0+006-0+098, Drainage Canalat Sta.0+100-0+174 of Lateral B1, Rehabilitation of Lateral-B-1 Canal at Sta.1+132.50-1+195, Repair of WMT Building and Provision of Steel Gate at Sta.0+000 of Lateral B.	12,000,000
Aklan RIS: Rehabilitiation of Main Canal Structures at Sta. 9+190-9+220, and Riasing up of Bench Flume at Sta. 10+743.5-10+818.5, Lateral A Canal Structure at Sta.0+942-9+960, and Canal at Sta.0+960-1+350 and Lateral A1C Canal at Sta. 1+232.50 - 1+385.00	5,000,000
Sibalom- San Jose Irrigation System: Canal Lining @ Sta. 2+396-2+896 of lat. A-1, 2+201-2+701 of Lat. A-2,Sta., Sta. 0+443-0+943 @ Lat. E, & 0+900-1+400 of Lat. B-1	58,500,000
Mambusao RIS: Proposed Construction of Canal Structure of Lateral A at Sta. 1+189-1+640.	13,500,000
Jalaur Proper RIS: Construction of Bench flume of Lateral E at Sta. 5+169.97 - Sta. 5+894.08	27,000,000
Sta. Barbara RIS: Construction of Slope Protection Works at the Left and Right Embankments of the Main Canal: Sta. 3+495.61 to Sta. 3+508.05 (Left Side) and Sta. 3+854.62 to Sta. 3+874.71 (Right Side)	9,000,000
Jalaur Proper RIS: Construction of Bench flume at Main Canal Sta.18+752.33 - Sta. 18+775.84 Construction of Drainage Canal at Brgy. Bongco Sta. 0+000.00 - Sta. 0+069.00	27,000,000
Sibalom RIS: Construction of Bench flume at Lateral A-3 Sta. 1+101.35- Sta. 1+304.69 Lateral A Sta. 0+000.00 - Sta. 0+200 Main Canal Sta. 4+161.77 - Sta. 4+598.43	9,000,000
Aganan RIS: Removal and Replacement of Existing Dam Sluice Gates, and Fabrication and Installation of New Dam Sluice Gates Including Lifting Mechanism	9,000,000
Pangiplan RIS: Proposed Bench Flume @ Lateral A Stations 1+458.00-1+678.50, 1+688.70-1+730.50, 1+742.60-1+951.20, 1+962.00-2+078.50 & 2+085.80-2+096.90 and Prpose Road Crossing at Stations 1+678.50-1+688.70, 1+730.50-1+742.60, 1+951.20-1+962.00, & 2+078.50-2+085.80 Location: Brgy. Payao	4,000,000
Bago RIS: Proposed Bench Flume Sta. 0+627.70 - 0+820.00 , Elevated Flume Sta. 0+820.00- 0+840, Bench Flume Sta. 0+840.00 - 0+937.00 and Inlet drop Structure Sta. 0+937.90-0+940.40 @ Sub-Lateral K	5,500,000
Bohol Integrated Irrigation System (Bayongan IS): Repair of Canal Lining BMC 45-1 0+000 to 0+123.18, BMC-44A-2 0+000.00 to 0+028.50, 0+35.50 to 0+189.02, O1A-1 0+000.00 to 0+004.70, 0+013.90 to 0+214.88, 0-4 0+201 to 0+260 and O-5C 0+001.40 to 0+103.90	3,000,000
Bohol Integrated Irrigation System (Malinao IS): Repair of Dike Impounding , Desilting of Dam, Repair of C-7 (Road Crossing 1 ), Lateral C (Slope protection - 1+960 - 2+110) Footbridge (1+990 and 2+120), Sub Lateral D (Slope Protection 0+260 -0+360), G1 (slope protection 0+080-0+140), B-5 (Remove and Replace) (0+000 -0+717)	36,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1047
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Benliw SRIS: Repair of Canal (Remove & Replace) MC (4+140.00 to 4+460.94), Repair of canal (Heightening) Lat. A (0+007 to 0+126.18), (0+260.00 to 0+520.00), (0+530.00 to 0+598.48), Repair of Canal (Remove & Replace) Sub. Lat. A6 (0+133.00 to 0+320.00) Construction of Canal structure, canal support structure, canal cover and road crossing - 3 units	3,000,000
Mabini-Cayacay SRIS: Repair of existing irrigation canal Lat A MFD1 -43.50 m, Lat A MFD1-1-14m, Lat AMFD 2-100m, LAT A MFD 3-46M, MFD A-1 -23m, LAT Aa-1 Ext-123m, MFD A4-4, MFD A4-B -27m, MFD D-1-228.24m, Sub Lateral B(MFD’s) -336.22m MC-5A -200m Lateral D-150m, Lateral F Canal Cover, Lateral A Repair and Repair/Const. of Structure Road Crossing-2, Thresher Crossing- 2, end check-3, drainage Crossing-2, Cart Crossing 5, Turnout-11, Cawasan Slope Protection and guardrails	18,000,000
Bohol Integrated Irrigation System (Malinao IS): Repair of Main Canal (12+400-12+600), Lat F1A-2 (0+025-0+349), MC-17A (0+798-0+905), MC-19-1 (0+000 -0+055), MC-19-1A (0+000 - 0+281), MC-20 (0+324-0+688)	4,000,000
Bohol Integrated Irrigation System (Malinao IS): Repair of B-13 (0+000-0+633), MC-35-2 (0+000 - 0+347.00), B4-4 (0+207-0+344.50) (0+480-0+560), B4-5 (0+000-420) ,Road Crossing (0+131 - 0+139)	5,500,000
Bohol Integrated Irrigation System (Talibon SRIS): MC -Canal Bracing 0+000 to 3+700, A2-1 Siphon (0 +042.52 to 0+062.52), Sub- Lat A1 Siphon (0+541 to 0+561), MC 0+000 to 0+600	6,500,000
Bohol Integrated Irrigation System (Capayas IS): Repair of Canal Lining LATERAL C-1-3 0+000 to 0+084, LAT B8-A 0+000 to 0+161.97 ,LAT C23 0+093 to 0+179.79, SUB LAT A1- B 0+000.00+0171.27, CBX-7 0+152.00 to 0+221.85, A-4 0+000 to 0+018.30, Lat b-7 0+003.8 to 0+210.31, Lat B-5A 0+000.00 to 0+053. C-11 0+434.00 to 524.00, 0+560 to 0+561.58 (Total L- 941.69 m) Construction of Canal Structure End Check-7 units, turnout-3 units Cart Crossing 4 units, Road Crossing 1 unit, Vertical Drop - 2 units	5,500,000
Bohol Integrated Irrigation System (Malinao IS): Repair of Canal MC-22B (0+156.36 to 0+361.19), MC-22G (0+036.24 to 212.49), MC-24-1 (0+085.00 to 0+346.50)	2,000,000
Bohol Integrated Irrigation System (Malinao IS): Repair of canal MC-28-1 (0+085.00 to 0+320.00), Repair of Canal MC-29-3 (0+008.60 to 0+132.00) Structure - Transition Structure-1	1,000,000
Ilaya SRIS: Rehabilitation/Repair of Existing Impounding Dam	22,000,000
Can-asujan SRIS: Construction of Canal - Lateral D - Siphon (0+160 - 0+460) & (0+809 - 0+951)	11,700,000
Calango SRIS: Improvement of Reservoir	18,000,000
Balire South RIS: Repair/Improvement of Diversion Works Downstream Apron and Protection Works Downstream	36,000,000
Lower Binahaan RIS: Repair /Improvement of Siphon and Protection Works	22,500,000

1048	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Binahaan South RIS: Repair/Improvement of Manaybanay#2 Diversion Canal (Sta. 0+670-1+200),Manaybanay Diversion Canal (Sta. 0+469- 0+644) ; 2 unit Canal Structure; 3 unit Turnouts	4,000,000
Dagutan RIS: Repair/Improvement of Diversion Works Downstream Apron	44,000,000
Hindang-Hilongos IS: Repair/Improvement of Diversion Works (Slope Protection U/S-Sta. 1+115-1+155)	6,500,000
Binahaan South RIS: Repair/Improvement of South Main Canal Sta. 0+089-0+406, Sta. 0+431 - 0+585, Sta. 1+103 - 1+410	31,400,000
Pongso RIS: Repair/Improvement of Pongso Dam Downstream Apron and Protection Works	31,400,000
Balire South RIS: Repair/Improvement of Diversion Works (Embankment Protection-Guide Wall-Sta. 0+780-0+848)	13,500,000
Mainit RIS: Repair/Improvement of Diversion Works (Pula Checkgate), Canal Lining Pula MC (Sta. 0+000-0+360); Lateral A(E’)(Sta. 0+799-0+828); Lateral D (Sta. 1+487-1+700); MFD #6 Lat. B(W)( Sta. 0+320- 0+594, ); SFD #2 @ MFD #7 Lat. A(E’) ( Sta. 0+337-0+437); 6 units Canal Structures; 3 unit Road Structures	9,000,000
Mainit RIS: Repair/Improvement of Siphon and Protection Works	18,000,000
Mainit RIS: Repair/Improvement of Canal Lining Lateral C2 (W) (Sta. 2+640-2+737, 0.097 km); Lateral C2b (W) (Sta. 0+240-0+360, 0.12 km); MFD#1 Lateral C2a (W) (Sta. 0+020-0+332, 0.312 km); SMFD #1 Lat.C (W) (Sta. 0+000-0+200, 0.20 km); SMFD #2 Lat.C2 (W) (Sta. 0+000- 0+444, .444km); SMFD #3 Lat. C2a (W) (Sta. 0+350-0+750, 0.40 km); 4 units Canal Structures; 3 unit Road Structures	8,000,000
Lower Binahaan RIS: Repair/Improvement and construction of Protection Works of South Main Canal Sta. 8+586 -8+623	10,800,000
Bito RIS: Repair/Improvement of Diversion Works Downstream Apron	42,300,000
Pongso RIS: Repair/Improvement of Checkgate( Hawod, Balire 2, and Pongso Dam) , Canal Lining Lateral A1 MFD #4 ( Sta. 0+000-0+114, Sta. 0+133 - 0+173); 1 unit Canal Structure; 3 unit Road Structures	5,500,000
Bao RIS: Repair Improvement of Diversion Works (Bao Dam, Baleon Dam & Mas-in Dam)	33,000,000
Catarman - Bobon IS: Repair of Lateral -A (Sta. 3+120-3+241) and Elevated Flume (Sta. 14+680-14+980) and Construction of Cut & Cover at (Sta. 15+437-15+467, Sta.16+164-16+186, Sta. 17+717-17+785).	18,000,000
Das-ay RIS: Repair/ Improvement of 60 m Embankment Protection Right Side facing U/S; Lateral D ( Sta. 0+060-0+120, Sta. 3+440-3+740) ; Main Canal ( Sta. 3+280-3+740); Lining at Drainage Canal -MFD #8 (Sta. 0+000-1+320); 3 unit Canal Structures	20,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1049
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Dipolog NIS: Construction of Drainage Canal ( Sta. 0 + 000 + 1+ 497.80 ) and 11 units Drainage Structure	18,000,000
Salug RIS: Repair of Diversion Structure at Campo IV. Construction of Canal Lining Lateral C1 Sta. 0+269-0+485, Lateral C2 Sta. 0+589-0+789, Campo IV Main Canal 1 Sta. 0+445 and Campo IV Main Canal 2 Sta. 0+000-0+440.	13,500,000
Labangan RIS: Repair of Retaining Wall and Slope Protection at Bokong Dam. Construction of Canal lining at Lateral A2a Sta. 0+000-0+400 & Sta. 2+113-2+339, Lateral A Sta. 6+559-6+909 & Sta. 7+904-8+014 and Main Canal (RISIBI) Sta. 0+000-0+050 and Canal structures at Main Canal, Lateral D and Lateral A	27,000,000

Dipolo RIS: Repair of Dipolo Main Canal 1 Sta. 0+715-0+742 and Sta. 0+892-0+974. Repair of Elevated Flume at Dipolo MC1 Lateral A Sta. 0+346-0+379, Elevated Flume at Guitran Main Canal Sta. 2+254-2+300, Siphon at Dipolo MC1 Sta. 2+889-2+920. Construction of Slope Protection at Guitran Lateral A Extra Siphon Sta. 0+000-0+030, Canal Lining at Dipolo Main Canal 1 Sta. 0+420-0+644, Canal lining at Dipolo MC1 Lateral B Sta. 0+160-0+390.50, Canal Lining at Dumingag Main Canal Sta. 1+934-2+095 and Canal lining at Timonan MC Lateral A Sta. 0+731-0+851, Installation of Steelgates at Dipolo MC1 (14-unit), Dipolo MC2 (1-unit) and Dipolo MC1 Lateral B (1-unit).

16,000,000
Salug RIS: Construction of Retaining Wall upstream of Mahayag Dam EMC portion Sta. 0+020-0+050,Slope Protection upstream of Mahayag Dam EMC portion Sta. 0+050-0+145, Canal Lining at Lateral A West Sta. 0+120-0+220. Repair of Canal Lining at Guripan Main Canal Sta. 0+447-0+676 and Sta. 0+753-0+806.	19,500,000
Salug RIS: Repair of Canal at Lateral E1A3 Sta. 0+346-0+506, Lodiong Main Canal Sta. 0+555-0+655 and Tambulig Main Canal Sta. 7+380-7+520.	14,000,000
Labangan RIS: Repair of Retaining Wall at Bokong Dam Sta. 0+000-0+020. Construction of Canal Lining at Lateral A2a (Abante Dalapang) Sta. 0+000 - 0+400, Canal Lining at Lateral A2a (Bulanit) Sta. 0+000 - 0+226, Canal Lining at Lateral A (RIDAM) Sta. 0+000-0+350, Canal Lining at Lateral A (Tawagan Sur) Sta. 0+000-0+110, Canal Lining at Main Canal (RISIBI) Sta. 0+000-0+050, Road Crossing at Main Canal, Floodgate at Lateral D and Floodgate at Lateral A.	18,000,000
Ditay IS: Construction of canalization at Main canal and Lateral A, canal structures. Desilting works.	18,000,000
Sibuguey Valley Irrigation System: Construction of Canalization, canal raise-up, at Main canal and canal structures.	18,000,000
Rehabilitation of Gaulan Diversion Dam 20m Retaining Wall Dowbnstream L/S and Rehabilitation of Minsulao Siphon, Gaulan IP	30,000,000
Pulangui RIS: Repair/concreting of nort main canal at Sta. 11+000-14+500, construction of catch basin @ Sta. 9+60 and 11+080 and concreting of service roads along north main canal @ sta. 11+100-18+600	222,500,000
Pulangui RIS: Concreting of Lateral G canal, Service Roads and its appurtenant structures at Sta. 7+230-9+230	45,000,000

1050	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Pulangui RIS: Repair/concreting of existing earth canal at north main canal at Sta. 3+300 - 10+400 and concreting of service roads along north main canal @ Sta. 0+000-7+000	90,000,000
Pulangui RIS: Repair of drainage reuse of Lateral F Canal	45,000,000
Pulangui RIS: Construction of bench flume and its appurtenant structures at Lateral B-1 (station 2+451-3+187.72), Box-Type Road Crossing at North Main Canal (Station 0+520-0+524, 12+770-12+788 & 14+216-14+221), and construction of canal lining at Lateral C-2 (station 0+269-0+509) for Pulangui RIS, Malaybalay, Bukidnon	9,000,000
Pulangui RIS: Retrifitting of Paitan Dam Downstream Apron and Ground Sill	89,000,000
Pulangui RIS: Construction of Sedimentation Control Structure along South Main Canal @ Sta. 0+944 and Rehabilitation of Drainage Structure @ Sta. 0+944 and Sta 1+152	89,000,000
Pulangui RIS: Concreting of Tongan-tongan Main Canal Sta 3+120 - 3+420 and Concreting of Lat G Canal @ Sta. 12+500 - 13+370	27,000,000
Muleta RIS: Repair of Damage Service Roads along Kuya Main Canal at Sta. 3+800-3+860, Rehabilitation of Kuya Main Canal Drainage Structure @ Sta. 4+050	89,000,000
Pulangui RIS: Rehabilitation of Sosoon Drainage Re-use Diversion Structure	89,000,000
Pulangui RIS: Concreting of Lateral G canal, Service Roads and its appurtenant structures at Sta. 5+230-7+230	103,500,000
Pulangui RIS: Concreting of Lateral G canal, Service Roads and its appurtenant structures at Sta. 9+230-11+230	45,000,000
Pulangui RIS: Repair of Sosoon Drainage Re-used Dam of North Main Canal LAT : 7.8778900 LONG : 125.1597949	15,000,000
Muleta RIS: Reconstruction of Damage Supplemental Diversion Dam of Kuya Main Canal Lat: 7.7818999 Long: 124.8712660	15,000,000
Maranding RIS: Construction of Protection Works Sta. 0+006 - 0+025 (Inlet of Siphon), Raise Up (Outlet of Siphon) Sta. 9+990 - 10+059.95, Silt Collecting Basin Sta. 9+860.70 - 9+906.45	18,000,000
Maranding RIS: Construction of Protection Works along Service Road, and Double Barrel Box Culvert (Lateral B)	9,000,000
Maranding RIS: Construction of protection works (Bulungan Drainage), Construction of Turn In Structure, Settling Basin, Headgate, and Silt Injector, Provision of Steel Gates	9,000,000
Malaig RIS: Construction of Lateral B-B-A(0+000 - 0+800), Lateral A-A (sta. 0+000 - 1+000), Main Canal (sta. 1+400 - 1+502, 4+325 - 4+735), Left Main canal sta. (6+280 - 6+340), Lateral B (LMC) sta. (1+900 - 2+300), Headgate Lateral A, 2 checkgate structures and Demo Farm (sta. 0+000 - 0+930) its appurtenant structures of Malaig RIS	36,000,000
Masiu CIS: Construction of suspended bridge at lateral D (Sta. 0+277), repair of main canal (Sta. 1+652-1+682,2+058-2+075,4+055-4+292), Const. of Lateral D-1 ( Sta. 0+000-0+630), 6 Turn Outs of Masiu NIS	27,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1051
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Batutu RIS: Heightening of Main Canal East from Sta. 0+423 - Sta. 1+396.00 with Canal Structures	18,000,000
Libuganon RIS: Concreting of Earth Canal at Lateral D-1 from Sta. 2+521 to Sta. 2+603	2,000,000
Libuganon RIS: Concreting of Earth Canal at Lateral K1 from Sta. 1+137.27 to Sta. 1+363.27	5,000,000
Libuganon Left RIS: Concreting of Earth Canal at Main Canal Sta. 1+500-2+625	16,000,000
Lasang RIS: Canal Heightening at Main Canal Stas. 13+300-16+300, 16+400-16+500, 17+700-17+800 & 18+100-18+300	18,000,000
Libuganon RIS: Construction of Spillway Structure with Steel Gate at Main Canal along Siphon Gate A (Sta.0+000), Siphon Gate B (Sta.0+000), Wasteway Gate (Sta.0+101) and Concreting of Earth Canal at Lateral D1 at Sta. 1+000-1+200	5,500,000
Libuganon RIS: Repair and Rehabilitation of existing embankment of Anibungan Creek Left Side Downstream at Sta. 0+670 to Sta. 0+964.2 in Brgy. Magupising	44,000,000
Saug RIS: Removal and replacement of a new steel gate at Lateral D East, Station 0+000 Headgate	1,000,000
Lasang RIS: Repair and Rehabilitation of Existing Protection Works along Ising Creek (Right Bank) at Sta. 4+400-4+650	44,000,000
Libuganon RIS: Repair and Rehabilitation of existing embankment of Anibungan Creek Left Side Anibungan Creek Rigst side Downstream at Sta. 1+897to Sta. 2+192.4 in Brgy. Mabaus	44,000,000
Lasang RIS: Repair and Rehabilitation of Existing Protection Works along Tuganay River (Right Bank) at Sta.11+485 to Sta. 11+742	44,000,000
Saug RIS: Concreting of Earth Canal at Lateral A East Sta. 0+000-0+800, Lateral B West Sta. 0+200-0+800 and Lateral B2 West Sta. 0+000-400; Embankment, Construction and Compaction of Lateral A West Sta. 5+070-5+200	26,000,000
Lasang RIS: Concreting of Earth Canal at Lateral A2 Sta. 0+000-2+090 and Canal Heightening at Lateral A1 Sta. 0+900-1+600	27,000,000
Concreting of Earth Canal at Lateral A2: Heightening at Main Canal and Lateral A1, Panabo City, Davao del Norte 7° 20’ 1.75” N 125° 38’ 30.12” E 7° 20’ 28.60” N 125° 35’ 3.01” E 7° 20’ 5.67” N 125° 37’ 35.04”	17,800,000
Concreting of Earth Canal at Lateral A1 Sta. 4 + 995 - 5 + 180, Lateral A1D Sta. 0 + 000 - 1 + 500, Lateral F Sta. 6 + 266 - 7 + 906; Canal Heightening at Main Canal Stas., Lateral B and Lateral F	122,000,000

1052	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Padada RIS: Repair and rehabilitation of existing dilapidated canal lining at main canal Sta. 0+757.00-Sta. 0+864.00 and Sta. 0+919.40-Sta. 0+964.70, and construction of protection dike Sta. 0+000.00-Sta. 0+057.20 at downstream area on both sides of Parat Dam.	22,500,000
Mal RIS: Modification of the intake structure at SFIAM Dam; fabrication and installation of a sluice gate at Delis Dam; repair of canalization works along the main canal Sta. 0+990.00-Sta. 1+040.00 and at Lateral E–Extension Sta. 1+506.19-Sta. 1+636.93, Sta. 1+640.73-Sta. 1+798.46, Sta. 1+808.41-Sta. 1+814.67, and Sta. 1+824.62-Sta. 1+860.64; and construction of two (2) canal structures at Lateral E–Extension.	7,500,000
Lupon IS: Rehabilitation of 700 meters of canal and 20 canal structures, along with the improvement and dredging of Dodongon Creek, San Vicente Creek, Mogbongcogon Creek, Banaybanay Creek, Batasan Creek, and Sicalig Creek and construction of Protection Dike Upstream and Downstream (Right and left side) of the diversion dam.	54,000,000
Kabacan RIS: 1. Repair of Embankment of Trap. Canal Lining at South MC. sta. 0+000-0+100 2. Construction of Rectangular Canal Lining at South MC. sta. 2+816.70, sta. 3+981-4+131 and sta. 6+083-6+233 3. Installation, Fabrication of 1 unit of Steelgate at Headgate Lateral A-SMC sta. 0+000 4. Installation, Fabrication of 1 unit of Steelgate at SMC sta. 4+035 and, 5. Installation, Fabrication of 1 unit of Steelgate at SMC sta 6+027	18,000,000
M’lang RIS: Construction of 397m of Bank Protection at Narra Stream Check Leftside Facing Downstream sta. 0+173.22-0+570.85	18,000,000
Malasila RIS: 1. Construction of Canal Lining at Lateral B1 sta. 0+000-0+261, sta. 0+269.15-0+524.84, sta. 0+955.88-1+082.46, sta. 1+805.01-1+248.05, sta. 1+257.63-1+626 and sta. 1+635.75-2+040 2. Construction of 5 units of canal structures at Lateral B1 3. Supply, Delivery and Installation of sluicegate engine w/ accessories for lifting mechanism at Dugong Stream Check. 4. Construction of 76m of Bank Protection at Tulunan Stream Check U/S Ride Side Facing Downstream	18,000,000
Libungan RIS: 1. Continuation of construction of protection works Upstream Left side 2. Construction of Protection Works at San Pedro Dam (Lat. D3), and 3. Repair of damaged bridge of bank protection of bridge at Main Canal Station 1+544	18,000,000
Construction of Irrigation Canal in Brgy. Tawan-Tawan, M’lang	22,500,000
Kabulnan RIS: Repair of 0.449-km concrete canal at LC-1 sta. 0+000 - 0+040, 0+051-0+400, 0+600-0+660 and 1-unit canal structure	9,000,000
Pagalungan RIS: Construction of 687 meters Trapezoidal lined canal sta. 0+000-0+687, 1,299 meters Trapezoidal lined canal sta. 0+729-2+019, and 1,047 meters Trapezoidal lined canal sta. 2+031-3+078 at Main canal	71,000,000
Kabulnan RIS: Repair of 0.13-km concrete canal at RMC Sta. 9+340-9+420, 11+430-11+480, construction of 0.23-km slope protection at RMC Sta. 6+780-6+900, 9+070-9+130, 11+430-11+480	13,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1053
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Alip RIS: Repair of downstream apron of Alip Dam,and Construction of 366.60 meters Trapezoidal Lined Canal Sta. 8+999-9+160 and 9+252-9+458 at Alip Main Canal. Construction of 253 meters Trapezoidal Lined Canal Sta. 1+224-1+275, 1+280-1+473, and 1+532-1+541 at Sedada Lateral	13,500,000
Maridagao RIS: 1. Construction of Rectangular Canal lining lateral I (0+900- 1+378.94) 2. Construction of Rectangular Canal lining lateral I (1+388.90 - 1+736.92) 3. Construction of Rectangular Canal lining lateral I (1+749.32 - 2+182.08) 4. Installation, Fabrication of 2 units Steel gate at THR X-ING & Drop Sta 3+482 of LMC 5. Installation, Fabrication of 2 units Steel gate at & Check & Rect. Inclined Drop Sta 3+990 of LMC	18,000,000
Alip RIS: Construction of 359 meters rectangular lined canal at Lateral A sta. 2+138-2+497, 1,635 meters rectangular lined canal at Lateral C sta. 0+280-1+973 and 2,570 meters trapezoidal canal at Malala-2 main canal sta. 0+000-3+460, and 3-unit canal structure at Lateral C	80,000,000
Ala RIS: Lateral C: Repair of 3 units Canal Structures ( sta. 5+539.9, sta. 7+765.80, sta. 8+967.40), Lateral B: Protection Works (Retaining Wall, sta. 6+640) & Matapol Supply Canal: Construction of 129 meters Canal Lining (sta. 0+400 - 0+529) and Temporary Facility	5,000,000
Banga RIS: Construction of Elevated Flume Structure (Replace to Existing Siphon-Flume-Bridge), 3meters Inlet Transition & 4.3m Outlet Transition at Main Canal Station 7+380 - 7+443.3 with 2 sets of 31m Protection Works on the 8m-height Column and Temporary Project Facility	18,000,000
Marbel #1 RIS: Repair of upstream apron and Construction of River bank protection Solinap Structure (Sta. 0+000)	5,000,000
Ala RIS: Construction of 74.50 meters Protection Works U/S L/S (0+037.65-0+112.15), 74.5 meters Protection Works U/S R/S (0+037-0+112.15) at Dupit Lampako Supplementary Check and Project facility	13,500,000
Siluay RIS: PROPOSED 328 mtrs CANALIZATION AT STA. 2+621 - 2+949 AT MAIN CANAL AND TEMPORARY WORK FACILITIES	12,000,000
Marbel #1 RIS: Construction of 100-meter Lined Canal (0+000.00 to 0+100.00), 2-unit Structures and Removal and Replace of HDPE Pipeline at Guadalupe Area; Concreting of 100m canal lining at Lateral E Extension, and Project Facility	3,500,000
Lambayong RIS: Remove And Replace Of Canal Lining For Lateral D6-A @ Sta. 0+000 - 1+130 (1,130m), 4 Units Of Canal Structures, 2 Units Of Terminal Facilities And Remove And Replace Of Canal Lining For Lateral D-8 @ Sta. 0+800 - 1+352 (L=552m), Sta. 2+070 - 2+162 (L=92m), 1 Unit Elevated Flume @ Sta. 0+360 - 0+376 (L=16m), 2 Units Canal Structures.	18,000,000
Marbel #2 RIS: Construction of 22.49m Upstream Left Side Protection Works, 28.92m Upstream Right Side Protection Works @ Balicao Area & 39.0m Upstream Left Side Protection Works, 69.0m Upstream Right Side Protection Works @ Blitia Area and Temporary Facility.	10,000,000

1054	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Ala RIS: Continuation of Protection Works U/S L/S 32 meters (sta. 0+018 - 0+050), 32 meters R/S (sta. 0+018 - 0+050) at Morantes Check Structure and Temporary Facilities	6,500,000
Tacurong IS: 1. Canalization at Lateral A-1: Sta. 2+255 - 3+380 L=1.125 km 2. Canal Structures @ Lateral A-1 Drop w/ T.O L&R/S (2+285) Check w T.O. L/S (2+500) Modification of Drainage Crossing (2+704.5) Check w T.O L&R/S (2+710) Road Crossing (2+880) Bullcart Crossing (3+032) Modification of Drainage Crossing (3+032) Thresher Crossing w T.O. R/S 3+270	9,000,000
Lower Agusan River PIS: Repair of Lateral E (Sta. 0+000-1+155) and Staggered MC Repair at Bit-os Area	9,000,000
Cabadbaran-Taguibo RIS: Repair of Lat A1 Sta. 0+000-2+290 , Lat C Sta. 0+000-3+400	27,000,000
MAP IS: Repair of Main Canal Sta 6+271-8+510, Lat C Sta. 1+698-2+546 and Dam Repair	31,500,000
Cabadbaran-Taguibo RIS Repair of Taguibo Main Canal/Agay Connecting Canal 0+000-6+400 125.63816728081524 8.997122023722733	5,000,000
LARPIS Repair of Protection Works at Aupagan Intake Channel 125.54122111788385 8.885834175736266	15,000,000
UMAYAM RIS: Repair of MC Closed Conduit Sta. 12+204.90 - Sta. 12+216.95; Sta. 12+217.95 - Sta. 12+237.95; Sta. 12+238.95 - Sta. 12+258.95; Sta. 12+259.95 - Sta. 12+279.95; Sta. 12+280.95 - Sta. 12+300.95, 6-unit Manhole, Inlet and Outlet Structure and Repair of Service/Access Road Sta. 0+000.00 - 0+734.00	18,000,000
Baobo RIS: Continuation of the repair of Overflow Bridge & Slope Protection Works	22,500,000

Andanan Wawa RIS: Continuation the construction of Dam; Canalization of Left Main Canal @ Sta. 0+000 - Sta. 1+473.35 ; RMC @ Sta. 0+000.00 - Sta. 0+980.00 and Canal Structures @ LMC : Turn-out(R) Sta. 0+118.00, Road Crossing w/ Drop Struc. Sta. 0+289.70, Thresher Crossing Structure Sta. 0+600.00, Drop Structure Sta. 0+760.00,Turn-out(L&R) Sta. 0+840.00,Thresher Crossing Structure Sta. 1+000.00, Thresher Crossing Structure Sta. 1+400.00, End Check Structure Sta. 1+474.65 @ RMC : Check Str. w/ Turn-out Sta. 0+250.00, Thresher Crossing Structure Sta. 0+600.00, Thresher Crossing Structure Sta. 0+800,Drainage Crossing Sta. 0+840.00, Road Crossing w/ TO Sta. 0+850.00, Thresher Crossing Structure Sta. 1+000.00, Drainage Crossing Sta. 1+200.00, Thresher Crossing Structure Sta. 1+400.00, End Check Structure Sta. 1+789.15

22,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1055
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Baoy RIS (formerly Daywan CIS): Repair at Main Canal Sta. 7+612 - 7+657, Sta. 7+699- 7+744, Sta, 8+814 - 9+619, Sta. 10+334 - 10+735, Lat. Al-1 Sta. 0+000-0+500, 0+515- 1+165, Lat.Al-2 Sta. 0+000-0+224,0+263-0+442, 0+465.50-0+746, 0+758.50 -1+017, Lat. C-1 Sta. 0+590-0+660, 0+664 - 0+940, 0+947 - 1+103, Lat. C-2 0+000-0+472, Steelgates at Structures Headgate MC to Lat. B Sta. 1+951, Headgate Lat. A to Lat. A-1 Sta. 0+752.20, Headgate Lat. A-1 to Al-1 Sta. 0+381, Headgate Lateral C to Lateral Cl Sta. 0+880.50	27,000,000
Cantilan IS: Canalization at sta. 2+320 - 2+575 of Main Canal	5,000,000
Cantilan RIS: Rehabilition of outlet intake of Main canal; Canalization sta. 0+015-0+040; sta. 2+575-2+837 of Main canal; Modification of Canal at Tuyaki Source sta. 0+642.30- 0+683.50; sta. 0+318-0+358; Rehabilitation of Pagaluoy Dam; Road crossing sta. 0+359- 0+369 Drainage Crossing sta. 0+349; sta. 0+523.09-0+921.41 of Sampinitan Source; Siphon at Lateral B sta. 2+065-2+093.16; Lateral A-2 sta. 0+150-0+534; slope protection at Turtle Creek Source	72,000,000

Tago RIS: canalization at sta. 0+000-0+340.20 of Main Canal-Butong Source; sta. 0+721.55 - 1+395.70 of Lateral F Extra B - Badong Area; sta. 1+093.89-1+315.53 of lateral B - Tina; sta. 0+415.37-0+672.38 of Lateral B-4 Tina; Canal structures at Lateral F extra B Check w/ TO L& R sta. 0+719; Check w/ TO R sta. 1+014.15; Check w/ TO L& R sta. 1+200; Main Canal Butong Drainage Crossing sta. 0+043.78; Thresher Crossing w/ TO L&R sta. 0+200; Elevated Flume sta. 2+089.02-2+105.23 of MCS-19 Siawang ARea; Check w/ TO L & R sta. 0+560; 2-Bay Drainage Crossing sta. 0+649.05; End Check sta. 0+672.83; Slope Protection & restoration of service road at 0+850.50-0+865.56 of Lateral H

13,500,000

Tago RIS: canalization at Lateral H-2 sta. 0+000-0+0+312.11; Lateral A2-1 sta. 0+000- 0+287.03; Lateral A-New sta. 0+000-1+879.18; sta. 0+000-1+897.18; MC-1 sta. 0+000- 0+008.80; MCS3 sta. 0+408.02-0+601.41; MCS 4 RMC sta. 0+000-0+852.32; Lateral B Extra sta. 2+411.18-2+831.11; Lateral C sta. 0+982-1+280; Closed COnduit sta. 0+226-0+296.80; Thresher Crossing sta. 0+100; Check structure w/ TO L & R sta. 0+200; Elevated Flume sta. 0+226.80-0+296.80; End Check sta. 0+312.11; Check Structure w/ TO L&R sta. 0+150; End Check sta. 0+287.03; Closed Conduit sta. 7+282.61-7+369.66; Lateral A New Structures Check Structures w/ TO L&R sta. 0+196.60-0+200; sta. 0+500-0+503.40; sta. 1+341.50; sta. 1+578.70; sta. 1+798.30; Elevated Flume sta. 0+200-0+500; Drainage Crossing sta. 0+605.89; sta. 0+668.87; sta. 0+785.64; sta. 0+894.90; sta. 1+129.49; sta. 1+148.89; sta. 1+280.01; sta. 1+494.93; sta. 1+551.96; Thresher Crossing sta. 0+894.90; 2-Bay Drainage sta. 1+052.80; sta. 1+617.03; Overchute sta. 1+387.98; Canal Structure at MC 1 Drainage Crossing sta. 0+002; CS at MCS-3 Check Structure w/ TO L&R sta. 0+568.07; CS at MCS 4 RMC Footbridge sta. 0+131.14; Check Structure w/ TO L &R sta. 0+200; sta. 0+700; CS at Lateral B Extra Footbridge sta. 2+59392; sta. 2+961.80; Check Structure sta. 3+400; sta. 3+600; CS at Lateral C Closed Conduit sta. 0+727.57-0+842.89; sta. 1+094.25-1+152.07; Drainage Crossing sta. 1+101.39; CS at RMC Machineries sta. 1+715.53; sta. 2+928.16; sta. 3+376.12; sta. 5+305.97; sta. 15+027.84; Spillway sta. 5+093; Procurement & Installation of Intake Gate 6 units; Replacement & Installation of Steelgates Accessories (rubber seal, musical nite & other accesories); Repair of steel gatesof headgates sta. 5+512.18; sta. 1+986; sta. 6+260; sta. 11+572; sta. 14+768; sta. 20+188; sta. 22+876; sta. 26+965; sta. 28+782

81,000,000

1056	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Abra River Irrigation System: Provision of 10 units solar pumps and appurtenant structures at station 0+000	18,900,000
West Apayao Abulug IS: Restoration of Damaged/Deteriorated Thresher Crossing at station 11+455-11+477, Construction of Canal Lining at station 11+260-11+455 and solar pump at station 11+300 along Main Canal	26,000,000

Hapid Irrigation System: Dam Retrofitting @ Sta. 0+000 MC-01; Protection Works: @ sta. 0+139 - 0+204 MC-01; sta. 2+752 - 2+764 MC-01; sta.4+200 (l=76M) MC-01; sta. 8+481 - 8+490 MC-01; sta. 8+508 - 8+514.6 MC-01; sta. 7+620.5 - 7+640 MC-02 LAWIG; Construction of Lined Canal: @ sta. 0+000 - 0+030, 0+130 - 0+330 MC-01 Sub. Lat. B2A; sta. 0+000 - 0+080 MC-01 Sub. Lat. B1-0A; sta. 0+020 - 0+156, 0+173 - 0+452, 0+523 - 0+787, 0+798 - 0+810, 0+846.7 - 0+847.4 MC-01 Sub. Lat. B1-1-3; Costruction of Lined Canal w/ Protection works @ sta. 3+226 - 3+271 MC-03 UMP; Construction of Close Conduit @ sta. 3+148 - 3+226 MC-03 UMP; sta. 4+373 - 4+508 MC-03 UMP; Construction of Road Crossing @ sta 3+271 MC-03 UMP.

28,800,000
Upper Chico RIS: Construction of 1.235 km concrerte lining and improvement of 1.068 km service road at sta. 0+277.7 - 0+743.3; 1+621.8 - 2+395, lateral IC-1	13,500,000
Upper Chico RIS: Construction of concrete lining at Sta. 10+760- 11+011 & Sta. 11+037 - 11+320, Improvement of service road from Sta. 10+760 - 11+320, Upper Quezon Main Canal. Provision of manhole cover at sta. 11+700 & 11+800, and Trashrack at sta. 11+011, Upper Quezon Main Canal	17,000,000
Papa RIS: Proposed Construction of Canal Lining (Sta. 0+1+000), Canal Structures and Terminal Facilities	9,000,000
Repair of Bolo RIS, Dumalneg 18°31’42.97“N, 120°49’4.37“E	10,000,000
Repair of Bolo RIS, Bangui 18°31’35.96“N, 120°47’28.82“E	10,000,000
NMC & Pasuquin Extension RIS, Vintar	10,000,000
Sta. Lucia-Candon NIS: Concreting of Existing Earth Canal and Construction of Canal Structures at Lateral F3 Sta. 0+652-0+900 and Lateral G2 Sta. 0+003-0+380	5,000,000
Sta. Lucia-Candon NIS: Concreting of Existing Earth Canal at Lateral C1 Sta. 0+320-0+550	5,000,000
Banaoang PIS: Concreting of Existing Earth Canal and Construction of Canal Structures at Lateral A Sta. 6+139-6+359.1, Lateral A-1 Sta. 0+000-0+400, Lateral A-2 Sta. 0+000-0+673, Lateral A-3 Sta. 0+000-0+380, Lateral A-4 Sta. 0+000-0+080 and Lateral A-5 Sta. 0+000-0+220	11,000,000
Lower Agno RIS: Construction of Canal Lining @ Main Canal (Sta. 0+044 - 1+842)	5,000,000
Lower Agno RIS: Construction of Canal Lining @ Lateral E (Sta. 10+938 - 11+220)	5,000,000
San Fabian RIS: Construction of Canal Lining and Structures @ Lateral AF (Sta. 0+390-0+552.50), Lateral AF-1 (Sta. 0+007.50-0+922.70)	13,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1057
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Iguig Alcala Amulung Pump Irrigation System: Canalization Works (Sta. 0+000.00 - Sta. 0+678.20 MC-7 Iguig & Sta. 0+000.00 - Sta. 0+129.77 MC-8 Iguig), Canal Structures (Thresher Crossing at MC-8 and Lateral A, Iguig), Terminal Facilities (MC-7 & MC-8), Construction of Service Road and Raising of Embankment at Lateral A - Iguig	5,000,000
East Apayao Abulug IS: Construction of Trapezoidal Canal Lining at Lateral B Sta. 19+940.00 - 21+705.15, and Construction of Wasteway at Lateral B, Sta. 12+640.85, Main Canal Extension Sta. 19+329.35, and Main Canal Extension Sta. 20+652.10	16,000,000
Visitacion Irrigation System: Construction of 180.0 meters Siphon at Lateral A Sta. 0+600 - Sta. 0+780 (PHASE 3) & Construction of CHB Canal Lining @ Lateral A to #17 Sta 0+000 - Sta. 0+153, Lateral A to #16 Sta. 0+100 - Sta. 0+340, Plain Concrete Canal Lining @ Lateral C, Sta. 1+116.30 - Sta. 1+583.95 and Sta. 1+589.11 - Sta. 1+977.60	22,500,000
Baggao Irrigation System: Construction of Closed Conduit along Lateral C (Sta. 0+000 - Sta. 0+028) Pared Side, 2 Units Drainage Culvert (Sta. 5+775) and Slope Protection Works along Main Canal (Sta. 5+713.61 - Sta. 5+788.61)	13,500,000
Solana Pump Irrigation System: Canalization Works along Lateral “D” (Sta. 2+310 - Sta. 2+571), Class “B” lining at Lateral B, desiliting works at Lateral B AND Construction of check structure along Lateral D	7,500,000
Banurbur Creek Irrigation System: Construction of CHB Lining Along Main Canal Bubboc Sta. 0+959 to Sta. 1+444 and Canal Structure ( 1 unit Check Structure at Drainage # 13 (Rebultan)	4,000,000
Pinacanauan River Irrigation System: Construction of 26.65 meters Slope Protection along Main Canal at Larion Area (Sta. 17+473.35 to Sta. 17+500.00)	10,000,000
Baligatan DD DIVISION II: Modernization and Improvement of Existing Irrigation System - Oscariz Main Canal	13,500,000

Magat RIS: Improvement of Irrigation Facility (Construction of Concrete Canal Lining at Lateral E STA 2+127 to 2+207.3, L = 80.3 m

STA 2+238.7 to 2+287.4, L = 48.7 m

STA 2+299 to 2+427.7, L = 128.7 m

STA 2+438 to 2+482, L = 44 m

STA 2+985 to 3+539.5, L = 554.5 m

STA 3+548.2 to 3+978, L = 429.8 m

STA 4+261 to 4+540.9, L = 279.9 m

STA 4+543.2 to 4+808.1, L = 264.9 m

STA 4+848.9 to 4+951.19, L = 102.29 m

STA 4+960 to 4+984.5, L = 24.5 m

STA 4+996.2 to 5+075.9, L = 79.7 m, and Construction of CHB Lining with TO Type Structure at Lateral G MFD STA STA+006.04 to 0+053.15, L = 47.11m

STA0+060 to 0+163.55, L = 103.55m)

18,000,000
CLBRIS (Colo RIS): Improvement of Canal System of Colo RIS (Trapezoidal Canal Sta. 6+723-7+365)	22,500,000

1058	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Angat-Maasim RIS: Imprv’t of Lat.E-4/ E-4-B/ E-4-D - Canalization (Lat. E-4: Sta. 1+200 - 1+900, Sta. 4+231 - 4+926.9, Lat. E-4-B: Sta. 0+000 - 0+800, Lat. E-4-D: Sta. 0+600 - 0+760)	18,000,000
Angat-Maasim RIS: Imprv’t of Lat. M- Canalization (Lat. M: Sta. 3+473 - 4+370)	9,000,000
ANGAT AFTERBAY REGULATOR DAM (Construction of temporary cofferdam using steel sheet piles and installation of one-meter tonner sand bags)	45,000,000
Pampanga Delta RIS: Improvement of Canal System (Canalization - Main Canal: Sta. Sta. 23+903 - 23+953, Sta. 24+447 - 24+489, Sta. 0+480 - 0+740; Canal Structure - Siphon: Sta.0+452.00 - 0+473.00; and Service Road along MC: Sta. 21+796 - 22+546 )	22,500,000
TASMORIS (Tarlac RIS): Improvement of Irrigation Facilities Lateral A (Canalization at Lateral A (Sta. 1+800 - 3+400) and Lateral A-1 (Sta. 1+500 - 1+540 and Sta. 1+540 - 2+080); Service Roads at Lateral A (1+800 - 2+080), Lateral A-1 (Sta. 1+500 - 2+080) and Lateral A-Exta (Sta. 1+424 - 1+624.80 and Sta. 1+625.80 - 1+70)	28,800,000
TASMORIS (Tarlac RIS): Construction of Slope Protection at Agui-ic Creek (MATAYUMTAYUM PALACPALAC) - Sta. 0+299 - 0+561;Sta. 0+579 - 1+147; Sta. 1+159 - 1+539	27,000,000
Camiling RIS: Improvement of Irrigation Facilities at Lateral C-2 (Sta. 2+876.65 & Sta. +3640) and Canal System at Lateral C1 (Sta. 1+701.50 - 1+834) and C2 (Sta. 2+881 - 3+282.65)	13,500,000
TASMORIS (Tarlac RIS): Improvement of Lateral B (Canalization at Main Farm Ditch #1, Sta 0+000 - 0+120; Sta. 0+120 - 0+320; Sta. 0+324 - 0+440; Sta. 0+445 - 0+453; Sta. 0+457 - 0+734; Sta. 0+976 - 1+080); Main Farm Ditch #2, Sta. 0+000 - 0+685); Canal Structures at Main Farm Ditch # 1, 4 units; Construction of Slope Protection at Main Farm Ditch # 2, Sta. 0+000 - 0+12; Service Roads at Man Farm Ditch #1, Sta. 0+240 - 1+080)	22,500,000
TASMORIS (San Miguel-O’Donnell RIS): Improvement of Canal System (Rizal Cataguing Creek) - Canalization Works at Main Canal (Right Side) Sta. 0+000 - 0+300 and Main Canal (Left Side) Sta. 0+000 - 0+877; Canal Structures at Main Canal (Right Side and Left Side) Sta. 0+328	11,700,000
Bucao RIS: Repair of Check Structure and Sluice Gate of Virgin Island and Improvement of Canal System of Main Canal and Lateral D Check Structure ( Sta. 0+000), Main Canal ( Sta. 0+000-0+017), Lateral D ( Sta. 1+370-1+405)	22,500,000
STRIS (San Marcelino): Improvement of Canal System of STRIS San Marcelino Lateral C and D Lateral D ( Sta. 4+980-5+560), Lateral C-1 ( Sta. 0+000-0+500), Lateral C-2 ( Sta. 0+000-0+0+400), Main Canal ( Sta. 6+635-6+880)	22,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1059
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Dambo PIS: Proposed Solar Powered Pump, Pump Sump, Pipeline and Construction of Concrete Canal Lining at Sta. 0+000 - 1+000 Main Canal	46,680,000
Caguray RIS: Construction of Canal Lining & Structures at Sta. 1+956 to Sta. 3+109 Lateral B2	11,500,000
Lumintao RIS: Construction of Canal Lining & Structures at Sta. 2+384 to Sta. 4+948 at Lateral B	9,000,000
Pagbahan RIS: Construction of Canal lining and Structure at Sta. 0+734 Lateral C.	13,500,000
Amnay RIS: Construction of 1.024km Canal Lining & 5 unit Structures at Sta. 3+187 to Sta. 3+950 MC Kamai Area and Sta. 0+000 to Sta. 0+261 MFD Kamai-MC	10,800,000
Mag-Asawang Tubig RIS: Construction of Canal Lining & Structures Sta. Isable, Naujan: Sta. 3+494.00 to 3+891.70 Lat BS, Sta. 3+902.00 to 3+950.50 Lat BS, Sta. 3+954.40 to 1+267.00 Lat BS	13,500,000
San Carlos, Naujan: Sta. 0+000.00 to 0+040.00 Supply Canal, Sta. 0+126.00 to 0+249.00 Supply Canal
Baco-Bucayao RIS: Construction of Canal Lining & Structures Sta. 0+400.00 to 0+747.50 Lat A3, Sta. 0+756.00 to 1+076.00 Lat A3, Sta. 1+084.00 to 1+160 Lat A3, Sta. 0+950.00 to 1+252.70 Lat A5, Sta. 1+382.00 to 1+835.00 Lat A5, Sta. 0+312.00 to 0+531.00 Lat C1, Sta. 0+536.00 to 0+835.00 Lat C1, Sta. 0+840.00 to 1+195.00 Lat C1, Sta. 0+000.00 to 0+551.00 Lat D, Sta. 1+394.30 to 1+514.30 Lat F	22,500,000
Baco-Bucayao RIS: Construction of Canal Lining & Structures Sta 0+474.00 to 0+550.00 Lat A2-Extn, Sta 0+552.00 to 0+739.00 Lat A2-Extn, Sta 0+741.00 to 0+821.50 Lat A2-Extn, Sta 0+830.50 to 1+235.50 Lat A2-Extn, Sta 1+245.80 to 1+488.00 Lat A2-Extn, Sta 1+490.00 to 1+553.50 Lat A2-Extn	9,000,000
Batang Batang RIS: Construction of Canal Lining and Canal Structures at Sta. 2+920.00-4+213.00 of BBLateral C, BBLateral F (0+145.00- 1+674.00), BBLateral G (3+000.00- 3+154.87) aand Bblateral J ( 0+120.00- 0+470.00)	37,800,000
Daet-Talisay RIS: Construction of elevated flume at Sta. 3+283-3+398 Lateral AS-1; construction of trapezoidal canal lining at Sta. 2+480-2+828, Sta. 2+838-2+950, Sta. 2+960-3+282.50	9,000,000
Daet-Talisay RIS: Construction of trapezoidal canal lining at Sta.0+618-0+655, Sta. 0+860-1+091, 1+095-1+352 Lateral H	6,500,000

1060	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Cagaycay RIS: Restoration of Dampigan, Pacamarra, Camagong, Sogsogon & Padiw Checkgates, Canalization Works at Lateral A (4+665.40 - 4+840.00) & Lateral B (3+825.00 - 4+137.70) and Replacement of Steelgates & Trashracks	7,500,000
Lower-Lalo RIS: Restoration of Canals and Canal Structure - Canal Structure Concrete Barrel (Sta. 0+133.80 - 0+142.40), Road Crossing (Sta. 0+292.80 - 0+316.20) & Road Crossing (Sta. 0+015.50 - 0+026.50), Canalization Works Lateral P (Sta. 1+641 -2+908.20), Ralat P-2 (Sta. 0+752.10 - Sta. 0+940) Ralat R-3 (Sta. 0+009.20 - 0+080.00), Ralat K-9 (Sta. 0+000.00 - 0+795.00) & Ralat Q-2 (Sta. 0+000 - 0+354.50)	9,000,000
Sibalom- San Jose Irrigation System: Construction of Proposed Benchflume @ Sta. 0+000-1+630 of Lat. 4	11,000,000
Sibalom RIS: Construction of Bench Flume at Lateral D Sta. 2+136.77 to Sta. 2+598.22 Supply, Delivery, and Installation of Diesel Engine and Pump, and Repair of G.I. Pipes at Botong, Oton Check Structure	9,000,000
Jalaur Proper RIS: Construction of canal structure in various location: Bench Flume at Lateral I Sta. 9+319.65 - 9+351.46, Sta. 9+385.79 - 9+551.19, Elevated Flume at Lateral I Sta. 9+351.46 - 9+385.79 Bench Flume at Lateral I Sta. 9+385.79 - 9+551.19 Bench Flume w/ Drop at Lateral I Sta. 9+551.19 - 9+716.59 Bench Flume w/ Cover at Lateral I Sta. 9+730.13 - 9+760.13 Bench Flume at Lateral I Sta. 9+760.13 - 9+800.00 Bench Flume w/ Drop at Lateral I Sta. 9+800.00 - 9+857.77 Elevated Flume at Lateral I Sta. 9+857.77 - 9+871.02 Bench Flume at Lateral I Sta. 9+871.02 - 9+945.19	9,000,000
Bago RIS: Proposed Construction of Bench Flume at Lateral J-1 Sta. 3+923.80 -4+190.00, Sub MC-2, 1+385.00 -1+435.00 and Turn -out with Road Crossing Structure Location : Brgy. Lacaron	3,000,000
Bohol Integrated Irrigation System (Bayongan IS): Construction of Canal BMC-8 (1+386.10 to 1+402.00), Construction of Canal H-1A (0+000.00 to 0+467.00), Construction of Canal H-4-1 (0+037.00 to 0+665.93) - Structure- Road Crossing-3, Flume-2	5,500,000
Bohol Integrated Irrigation System (Bayongan IS): Construction of canal lining A4-2 0+000 to 0+269, 0+277 to 0+428, A10-2 0+16.40, 0+059.50 to 0+096.00, 0+100 to 0+339.78, A3-2-1 0+600.83 to 0+739, 0+742.75 to0748.14, A-11 EXTN 0+890 to 1+152.01, BMC-2 Canal Lining 0+000 to 0+335.00. Construction of Canal Structure Flume-1unit, combined Turnout & Road Crossing - 1 units, vertical Drop -3, Drainage Crossing -1,Tresher Crossing- 2 units, canal support bracing & canal cover	5,500,000
Jicontol IS: Repair of Canal Lining and its Irrigation Structures along Lateral A @STA. 0+410 0+680, STA. 0+680 - 1+100, STA. 4+222 - 4+622 and LATERAL A3 @ STA. 1+640 - 1+950	18,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1061
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Catubig IS: Construction of trapezoidal canal lining along CRMC LAT. 4 Sta. 0+000 to 1+190 (L=1,190m, b=0.70m, D=0.70m) and Elevated flume sta. 2+000 to 2+062 and Cont. of trapezoidal canal lining along CRMC LAT.5 Sta 1+428.7 to 2+131 (L=702.30m, b=0.60m, D=0.90m)	18,000,000
Dipolog NIS: Construction of Canal Lining (Sta. 0 + 011 - 0 + 394, 1 + 190 - 1 + 426, 1 + 438 - 1 + 940 Lat. C) , Drainage Canal (Sta. 0 + 000 - 0 + 347 DR - OL4) and 2 units canal structures	7,000,000
Salug RIS: Construction of Slope Protection at Libato MC Siphon Sta. 0+000-0+040 and Canal Lining at East Main Canal Sta. 6+844-7+175	15,300,000
Salug RIS: Repair of Tuluan MC Siphon Sta. 1+348-1+368 and Canal lining at Tuluan MC Sta. 1+613-1+752. Installation of Concrete Armor downstream of Tungawan Siphon	9,000,000
Salug RIS: Construction of Canal Lining at Campo V MC Sta. 1+100-1+300.	3,000,000
Ditay IS: Construction of canalization and canal structures at lateral canals.	8,000,000
Sibuguey Valley Irrigation System: Fabrication and Installation of steel gates and desilting works at Drainage canals.	35,500,000
Rugnan RIS: Construction of Main canal (sta.11+500 - 11+510), Headgate Lateral F & Lateral G, Slope protection at sta. (0+010 - 0+070) downstream of left & right bank along siphon of Rugnan RIS	22,500,000
Baliangao NIS: Repair/Improvement of Diversion Dam Sta. 0+000, Construction of Bench Flume at MFD-1 of Main canal Sta. 0+248-0+525.40, 0+531-0+543, 0+551-0+760, and Desiltation of Main Canal Sta. 7+120-7+292, 7+303-7+500	6,500,000
Baliangao NIS: Construction of Bench Flume at Supplemental Canal #4 of Main Canal Sta. 0+270-0+480, 0+520-1+060, Elevated Flume Sta. 0+480-0+520, and Repair of Damage Canal at Main Canal Sta. 8+160-8+460	9,000,000
Baliangao NIS: Construction of Bench Flume at Supplemental Canal #8 of Main Canal Sta. 0+120-0+810, Chute structure Sta. 0+810-0+840.50, Bench flume of Lateral D3 sta. 0+000-0+060, 0+071-0+140, and road crossing sta. 0+060-0+071	6,500,000
Batutu RIS: Desilting of Aurora Drainage and Construction of 79+meters Protection dike from Sta. 16+881 - Sta. 16+960 along Lateral A1 East Extension to protect the irrigation canal and the service area	20,000,000
Mal RIS: Repair of dilapidated canal lining along RMC Lateral D and LMC Lateral D1, and construction of canal lining and canal structures along RMC Lateral D and LMC Lateral D1.	3,000,000
Cateel IIS: Remove and replace of 295.20 meters canal lining, desilting of 238.04 existing canal, and construction of 5-units canal structures at Left Main Canal. Construction of 124.22 meters trapezoidal to vertical canal lining and 1-unit canal structure at Right Main Canal.	5,000,000
Libungan RIS: 1. Repair of Pigcawayan PIP (Desilting of Sumpit & Construction of Rectangular Canal Lining sta 0+000 - 0415), and 2. Construction of rectangular canal lining at MC Palomoguen sta 0+936.50 - 1+186.0	11,700,000

1062	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Maridagao RIS: 1. Construction of Rectangular Canal lining at DALFIA 0.61km Lateral E 2. Construction of Rectangular Canal lining at Balatican IA 1.37km Lateral D 3. Construction of Rectangular Canal lining at Bagonabati IA 1.46km Lateral A 4. Construction of Rectangular Canal lining at Balatican IA 0.41km Lateral B	58,000,000
Pagalungan RIS: Construction of 0.450-km canal lining at lateral P4 Sta. 0+500-0+600 and 0+612-0+962	5,000,000
Kabulnan RIS: Construction of 1.531-km canal lining, 6-unit canal structures and 2.070-km drainage canal 1 Sta. 0+000-2+070, 0.422-km drainage canal 2 Sta. 0+000-0+432 and 20-meters protection dike	18,000,000
Buayan RIS: Remove and replace of canal lining at TMCIA Area, repair of 2 units structures at SARGEN DFIA Area; canal cover along main canal	22,500,000
Simulao RIS: Canalization of Lateral I Sta. 0+000.00 - Sta. 0+027.50 & Sta. 0+035.00 - Sta. 0+275.00 ; Lateral F Sta. 3+039.00 - 3+560.00 & Canal Structure at Lateral A : Siphon Sta. 1+000.00	13,500,000
Gibong RIS: Canalization of Lateral C (LMC) Sta. 1+360.00 - 2+678.00 & Construction of Canal Structures at Lateral C : Head Gate @ Sta. 1+520.0, Thresher Crossing w/ T.O(R) @ Sta. 1+700.00; Turn-out Structures (L&R) @ Sta. 1+820.00.00, @ Sta. 2+120.00 & @ Sta. 2+420.00	13,500,000
Sulvec Small Reservoir Irrigation Project 18°18’43.25“N, 120°36’54.56“E	5,000,000
Laoag-Vintar RIS 18°13’44.24“N, 120°39’56.10“E	77,000,000

Communal Irrigation System Sub-Program	6,795,826,000

Union IS: Construction of Slope Protection (Sheet Pile) Along Down Stream Left Side (Sta. 0+000.00 to Sta. 0+143.00) and Along Down Stream Right Side (Sta. 0+000.00 to Sta. 0+140.00), Construction of Additional Concrete Blocks and Curtain Wall , Installation of Railings and Panting Works, and Construction of CHB Canal lining and Canal Structures (Phase 2)	250,000,000
Bacsay - Educar IS: Construction of Protection works leftside dam D/S (L=100 meters), Construction of Protection Works Rightside dam D/S along diversion Canal (L=100 meters), Construction of Curtain Wall and Additional Concrete blocks, Construction of Ground Seal at downstream Dam and Construction of Trapezoidal Main Canal and Canal Structures (Phase 2)	130,000,000
Tabbugan IS: Construction of Protection Works Upstream Left SIde (L=50 meters) and Right Side (L=50 meters) and Downstream Right Side (L=50 meters), Construction of Water Breaker (Left and Right Side) and Construction of Curtain Wall and Additional Concrete blocks, Construction of CHB Canal Lining and Canal Structures (Phase 2)	220,000,000
Balong Norte CIS: Concreting of Service Road (@Sta. 1+027-Sta. 2+000) and Slope Protection along service road (@ Sta. 1+027-Sta. 2+000)	30,000,000
Pangilinan CIS: Improvement of Service Road (Main Canal 1 @ Sta. 0+605-Sta. 0+777) Main Canal 2 @ Sta 0+789-STa. 1 + 590 Lateral Canal 0+000-0+390,) and Protection Works (Grouted Riprap @ Sta. 1 + 430 - Sta * 0.1 + 590 Lateral Canal @0+000-0+040)	30,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1063
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Sallaguid CIS: Concreting of Service Road Sta. (0+000 - 0+570) of Lateral C	30,000,000
Nasurot Tanap Avis CIS: Concreting of Service Road (Sta. 0+000 - 0+820)	40,000,000
Improvement of Service Roads in Communal Irrigation System - Sallaguid - Abucay CIS	30,000,000
Calsib CIS: Concreting of Service Road and Embankment Protection	50,000,000
Sta Filomena SWIS: Concreting of Service Road along Main Canal (Sta. 0+000.00 - Sta. 0.+920.00)	10,000,000
Santor-Langagan CIS: Concreting of Service Road (Sta. 2+442.00 - Sta. 5+094.20)	100,000,000
Pangyan CIS: Concreting of Service Road (Sta. 0+000 - Sta. 0+767.90 and Sta. 0+000.00 - Sta. 0+426.30)	15,000,000
Maunan CIS: Concreting of Service Road along Main Canal (Sta. 0+000.00 - Sta. 0+920.00)	10,000,000
Sto. Domingo SWIS: Concreting of Service Road along Main Canal (Sta. 0+000.00 - Sta. 0+920.00)	10,000,000
Marabbon/Malukkit CIS: Concreting of Service Road along Main Canal (Sta. 0+000 - Sta. 1+240.00)	30,000,000
Bidduang CIS: Concreting of Service Road along Main Canal (Sta. 0+000.00 - Sta. 0+800.00)	15,000,000
Baran CIS: Concreting of Service Road (Sta. 0+000.00 - Sta. 0+947.80)	10,000,000
Sto. Niño CIS: Road Concreting along Main Canal at Sta. 0+000 - 1+170	20,000,000
Sawaga Simaya CIS: Concreting of Service Roads along main canal	100,000,000
Repair or Restoration of existing CIS Rehabilitation and Concreting of 1-Km Purok 3 Barangay Road with Line Canal, Brgy. Francfort Start: 7.78702° N, 124.67971° E End: 7.78625° N, 124.67819° E	20,000,000
Ataki CIS: Repair of Main Canal Lining at Sta.00+710 - Sta.00+720, Sta.01+080 - Sta.01+600, and construction of Canal Lining at Sta.01+606 - Sta.01+980 (Main Canal) & Turnout at Sta.01+900 (Main Canal).	3,100,000
Yuyeng CIS: Repair of canal lining at Sta.00+260 - Sta.00+810 (Main Canal) and construction of Elevated Flume at Sta.00+810 - Sta.00+830 (Main Canal)	4,050,000
Lugsat SIS: Construction of Intake Structure at Sta.00+000 (Main Pipeline), Reservoir Tank at Sta.00+955 (Main Pipeline), and suspended pipelines at Sta.00+170 - Sta.00+200 (MP) & Sta.01+385 - Sta. 01+425 (MP). Installation of pipelines at Sta.00+000 - Sta.00+200 (MP), Sta.00+955 - Sta.00+962 (MP), and Sta.01+425 - Sta.01+660.	1,150,000

1064	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Baoyan CIS: Construction of Canal Lining at Sta.00+522 - Sta.00+722 (Main Canal 01), repair of Canal Lining at Sta.00+070 - Sta.00+095 (Main Canal 04), and construction of Protection Works at Sta.00+070 - Sta.00+095 (Main Canal 04) & Sta.00+105 - Sta. 00+113 (Main Canal 04).	2,500,000
Sallapadan CIS: Construction of Plain Intake Structure at Sta.00+000 (Main Canal), Elevated Flume at Sta.01+000, Supplemental Canal Lining 05 from Sta.00+000 - Sta.00+400, Main Canal Lining 05 from Sta.00+548 - Sta.00+600, Sta.00+817 - Sta.00+827, Main Canal Ling 06 from Sta.00+587 - Sta.00+648, and Main Canal Lining 11 from Sta.00+140 - Sta.00+146.	2,200,000
Ballasiang CIS - Replacement of canal lining at 0+000 - 0+600	10,250,000
Lilong CIS - Provision of pipeline and reservoir tank at sta. 6+100 - 9+240	14,000,000
Upper Basbasa CIS - Repair of intake and canal lining at sta. 0+000 - 0+820	3,700,000
Patoc CIS - Construction of canal lining at 0+700 - 1+351 MC#1, 0+030-1+340 MC#2, 0+380-0+950 MC#3 and 1+000 - 1+380 MC #4	20,000,000
Siwasiw CIS PH II - Construction of canal lining and structures at Sta. 0+293 - 0+811	2,000,000
Sukyo Nagdaingan CIS - Construction of canal lining at Sta. 0+915 - 1+260	3,250,000
Liwan SIS: Diversion Works|(Sta. 00+000), Repair of Canal Structures(Sta. 02+160) & Canal Lining(STA. 02+045-02+160)	8,000,000
Cagandungan Calabigan CIS: Repair of the diversion weir and its appurtenant structures (Sta.00+000)	5,000,000
Sta. Maria Allig CIS (Lagac CIS): Diversion Works(Sta.00+000), Repair of Canal Structures(Sta.02+660)& Canal Lining(Sta.0+050-Sta.00+085) (Sta.02+815-Sta.03+140)	4,000,000
Nakidol Creek-Poblacion SIS: Repair of the diversion structure and commissioning of electrical works, Sta 0+000, MPL 02	18,000,000

Lower Uhaj (Uhaj Wael CIS) CIS: Repair & Construction of Canal Structures Main Canal Lining from Sta.0+771 - Sta.0+775, Sta.0+794 - Sta.0+800, Sta.0+871 - Sta.0+933, Sta.0+933 - Sta.0+971, Sta. 1+011 - Sta. 1+149, Sta. 1+155 - Sta. 1+171, Sta. 1+176 - 1+178.5, Sta. 1+178.5 - Sta. 1+206, Sta. 1+207 - Sta. 1+290, Sta. 1+290 - Sta. 1+301, Sta. 1+313 - Sta. 1+355, Sta. 1+379 - 1+418, Sta. 1+418 -Sta. 1+448, Sta. 1+448 - 1+518, Sta. 1+538 - Sta. 1+574, Sta. 1+574 - Sta. 1+601, Sta. 1+620 - Sta. 1+632, Sta. 1+632 - 1+641, Sta. 1+681-1+686; Construction of Protection Works along Main Canal from Sta.01+185-0+190, Sta.1+373 - Sta.1+379

1,930,000
Cappugan Baay CIS: Repair of canal lining and protection works @ sta. 0+098 - 0+126, 0+146 - 0+186, 0+305 - 0+321, 0+455 - 0+467, 0+598 -0+603.50, 0+680.50 - 0+795.50, 0+924 - 0+944 and terminal facilities @ sta. 0+804 and 0+884	1,700,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1065
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Piwong CIS (Ibalong Nungawa CIS): Repair of Diversion weir, lined canal and canal facilities at sta. 0+000 - 0+080, 0+088 - 0+162, 0+173 - 0+290, 0+360 - 0+473 for main canal 1, for main canal 2 @ 0+ 057 - 0+158.50, 0+177 - 0+219, 0+260- 0+274, 0+307 - 0+761 and diversion weir @ 0+000	3,730,000
Pamihingan CIS: Repair of canal lining and protection works @ sta. 0+292 - 0+309, 0+470 - 0+475, 0+533 - 0+563, 0+795 - 0+813, 0+880- 0+890 along Main Canal.	1,850,000
Pugo CIS: Repair of canal lining and protection works @ sta. 0+133 - 0+137.80, 0+596 - 0+601.20, 0+963 - 1+029.50, canal lining @ sta. 0+814.50 - 0+821.50 along Lateral Canal.	1,100,000
Tandagen Nantakan CIS: Repair of Diversion works @ sta. 0+000, procurement, delivery and installation of HDPE Pipe @ sta. 0+000 -0+029, 1+166 - 1+521, repair of canal lining @ sta. 0+029 - 0+032, 0+189.50 -0+195.50, repair of canal lining with protection works @ sta. 0+267.50 - 0+278.50, 0+355.50 - 0+342.50, 0+467 - 0+473 - 0+557 - 0+559 at main canal, procurement, delivery and installation of HDPE Pipe @ sta. 0+000 - 0+200 and terminal facilities @ sta. 0+200 along Lateral Canal	2,035,000
Ta-ang CIS: Repair of canal lining @ sta. 0+492 - 0+733.70, 0+762.70 - 780.40, 0+835.90 - 0+980.60, 1+024.10 - 1+136.60, 1+191.60 - 1+215.60 and terminal facilities @ sta. 0+492 and 0+766.70	2,505,000
Tubong-Taliwitiw CIS: Repair of canal lining @ sta. 0+000 - 0+095, 0+117 - 0+125, 0+220 - 0+251, 0+315 - 0+319’ 0+376 - 0+388, 0+567 - 0+570, 0+738 - 0+748, 0+756 - 0+758 and structure works @ sta. 0+035, 0+473 - 0+481, 0+748 - 0+756 at main canal #1, repair of protection works @ sta. 0+130 - 0+137, 0+187 - 0+202, 0+232 - 0+247, 0+513 -0+530, 0+600.20 - 0+607.90, 0+720.90 - 0+726.40, 0+803.40 - 0+806.20, 0+826.20 - 0+838.20, 0+868 - 0+870.50, 0+903.70 - 0+919.70 at main canal #2.	4,150,000
Dangtalan CIS: Canalization Works ( Sta. 1+293 - Sta. 1+687)	1,000,000
Balawag-Paligatto CIS: Repair of Canal Lining at Sta. 0+000- Sta. 0+043 (Main Canal 1)., Sta. 0+257 - Sta. 0+272 (Main Canal 3) and Protection Works at Sta. 0+009 - Sta. 0043 (Main Canal 1), Sta. 0+257 - Sta. 0+272 (Main Canal 3)	1,000,000
Cabaruan Sucbot CIS: Repair of Canal Lining @ Sta. 0+621 - Sta. 0+798 (Main Canal 1)	2,000,000
Balong CIS: Diversion Dam Protection (Retaining Wall and Rubble Masonry 0+000)	20,000,000
Mananing Creek Upper Mananing SIS: Repair of Canal Lining (@ sta. 0+000 -0+120) and Construction of Protection Works (Rubble Masonry @ Sta. 0+021 - Sta. 0+032.50 along Main Canal)	1,000,000
Balong Norte CIS: Repair of Canal Lining @ Sta. 1+088 - Sta. 1+320 (Main Canal 2)	4,000,000
Bulanao Lagud SIS: Repair of Canal Lining (@ Sta. 0+000- Sta. 0+196) and Protection Works ( Sta. 0+000 - Sta. 0+008, Sta. 0+045 - Sta 0+075, Sta. 0+090- Sta. 0+105)	1,000,000
Ambato CIS: Canalization Works (Sta. 0+000- Sta. 0+138) and Construction of Canal Structure (Transition Inlet @Sta.0+000)	1,000,000
Lucog Balani CIS: Repair of Canal Lining (@ sta. 0+512-1+102)	1,000,000

1066	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Palot CIS: Repair of Canal Lining @ sta. 0+000 - 0+040, sta. 0+055 - 0+076, sta. 0+487 - 0+0757. Construction of Protection Works @ sta. 0+000 - 0+020 and sta. 0+055 - 0+076. Turnout @ sta. 0+555	2,000,000
Allaguia CIS: Canalization Works (@ Sta. 0+777 - Sta. 1+072)	1,000,000
Tabia Guinaang CIS: Canalization Works (@ Sta. 0+ 356.15 - Sta. 0+361.55 Lateral Canal)	2,000,000
Annayop CIS: Canalization Works (@Sta. 1+073 - Sta. 1+103, @Sta. 1+113 - Sta. 1+635)	3,000,000
Construction of Ubel CIS (17[o] 28’40.07“N 121[o] 9’4.69“E)	2,000,000
Tapao- Ducligan-Gallang Irrigation System, Brgy. Balbalasang (17[o] 27’58.86“N 121[o] 3’19.40“E)	3,000,000
Amlao CIS, Tabuk City (17[o] 23’27.9“N 121[o] 18’47.11“E)	3,000,000
Bulanao Norte- Baligatan- Ipil - Appas Irrigation System (17[o] 24’11.40“N 121[o] 23’20.72“E)	10,000,000
Cuba Sadsadan CIS: Costruction of canal structure @ Sta. 0+050- Sta. 0+068, Installation of Pipeline @ Sta. 0+000- Sta, 1+1700 (MC 02), @ Sta. 0+000- Sta.0+050 (LP-2-01) @ Sta. 0+000- Sta. 0+020 (LP 02-02), @ Sta. 0+000- Sta. 0+020 (LP 02-03) @ Sta. 0+000-Sta. 0+200 (LP 02-04) @ Sta. 0+000- Sta. 0+060 (LP 02-04), Construction of Terminal Facility @ sta. 0+200 (LP 02-04)	1,800,000
Dokkang Tiganen SIS: Construction of Intake @ 0+000-0+005 (MC 01) and Canal Lining @ Sta. 0+005-0+035, 0+035.7-0+038.7, 0+182-0+185 and 0+482-0+490(MC 01)	600,000
U-od Gusadan CIS: Repair of diversion dam, Canal Lining, canal structures and installation of pipeline Prop. Diversion Wier @ 0+000MC/MP 02Prop. RM . Canal Lining W/ Protection works @ 0+0800+085MC/MP 01	1,200,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1067
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Chawer CIS: Rehabilitation of canal lining, installation of HDPE pipes and canal structures Prop. Embedded. Pipe@ 0+022-0+070MC/MP 01Prop. Suspended. Pipe@ 0+070-0+0100MC/MP 01Prop. Embedded. Pipe@ 0+0100-0+0120MC/MP 01Prop. Embedded. Pipe@ 0+0120-0+0296MC/MP 01Prop. Embedded. Pipe@ 0+0296-0+0352MC/MP 01 Prop. Suspended. Pipe@ 0+00-0+060LC/LP 01Prop. RM. Canal Lining@ 0+00-0+05MC/MP 02Prop. Add. RM. Canal Lining@ 0+05-0+022MC/MP 02Prop. RM. Canal Lining@ 0+022-0+075MC/MP 02Prop. RM. Canal Lining@ 0+077-0+0128MC/MP 02 Prop. RM. Canal Lining@ 0+0128-0+0163MC/MP 02Prop. RM. Canal Lining@ 0+00-0+048MC/MP 03Prop. RM. Canal Lining@ 0+048-0+063MC/MP 03Prop. RM. Canal Flooring@ 0+063-0+0124MC/MP 03Prop. RM. Canal Lining@ 0+0124-0+0158MC/MP 03Prop. RM. Canal Lining@ 0+0158-0+0332MC/MP 03Prop. RM. Canal Lining @ 0+0332-0+0343MC/MP 03Prop. RM. Canal Lining@ 0+00-0+08MC/MP 04Prop. RM. Canal Lining@ 0+08-0+043MC/MP 04Prop. RM. Canal Lining@ 0+060-0+0102MC/MP 04Prop. Transition Box@ 0+022MC/MP 01Prop. Suspended. Pipe@ 0+070MC/MP 01Prop. Turnout Box@ 0+0120MC/MP 01Prop. Turnout Box /LC-01-01@ 0+0296MC/MP 01End Check@ 0+0352MC/MP 01Prop. Suspended. Pipe@ 0+00LC/LP 01End Check@ 0+060LC/LP 01Prop. Overhead Drainage@ 0+075MC/MP 02

2,000,000
Kabawa CIS: Repair of Canal Lining with protection works of Main Canal @ sta. 0+000-0+014, sta. 0+189-0+195, sta. 0+815-0+825, sta. 0+974-0+980, sta. 1+047-1+053, sta. 1+062-1+066, Repair of Canal Lining of Main Canal @ sta. 0+852-0+974, sta. 0+980-1+047, sta. 1+053-1+062, sta. 1+066-1+168, Repair of Canal Lining of Lateral Canal @ sta. 0+000-0+050, Repair of Canal Protection of Main Canal @ sta. 0+576-0+578, sta.0+651-0+656, Repair of Wasteway Box of Main Canal @ sta. 0+014	2,300,000
Banao CIS: Repair of diversion intake, Canal Lining , canal protection, and canal structures	2,500,000
Tokok CIS: Repair of canal lining of Main Canal @ sta. 0+070+0+175, sta. 0+204-0+302, sta. 0+314-0+463, Repair of Overhead Drainage @ sta. 0+204	2,000,000
Kipkip Apawan CIS: Construction of intake @ Sta. 0+000 (MC 02), Installation of Pipeline @ Sta. 0+000- Sta, 0+174 (MC 02), Repair of Canal Lining @ Sta. 0+174- Sta. 0+298, @Sta. 0+588- Sta. 658, Demolition of canal lining @ Sta. 0+174 - Sta.0+298 (MC 02), Construction of Transition Box @ Sta. 0+174(MC 02) and Turnout Box @ Sta. 0+588 (MC 02)	2,000,000
Deccan CIS (Deccan Datdata CIS): Construction of intake structure @ Sta. 0+000, Repair of Canal Lining @ Sta. 0+196- Sta. 0+204, @ Sta. 0+226 - Sta. 0+236, @ Sta. 0+413- Sta. 0+429, @ Sta. 0+456 - Sta. 0+463, @ Sta. 0+530- Sta.0+533, @ Sta. 0+633- Sta. 0+642, @ Sta. 0+667 - Sta. 0+672, @ Sta. 0+691- Sta. 0+694 , @ Sta.0+ 717- Sta. 0+721, @ Sta.0+871- Sta. 0+874, @ Sta.0+897- Sta. 1+1008	1,600,000
Agas-as CIS: Repair of diversion Intake @ Sta. 0+000	2,000,000
San Juan Bagut CIS: Proposed Construction of Canal Lining Sta. 0+379- 0+750, Canal Structures and Terminal Facilities	5,000,000
Masucan CIS: Proposed Modification of Diversion Dam	50,000,000
Madongon CIS: Proposed Diversion Works and Canal Lining at Sta. 0+200-0+300 of Main Canal	20,000,000

1068	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Nino-Caluya CIS: Construction of diversion catch dam	50,000,000
Suyo CIS: Proposed Pipeline Works (0+000.00 - 0+174.4) of Main Pipeline and (0+000 - 0+752.7) of Pipeline 2	15,000,000
Papasuc-Payas CIS: Construction of Canal Lining Sta. 0+002-0+597 of MC - Right Lateral A and Sta. 0+005.00 - 0+440.00 of MC - Right Lateral B	5,000,000
Nagbacalan (Batac): Proposed Construction of Diversion Dam (Falling Shutter Type)	40,000,000
Darat Apatot Lubong CIS: Proposed Diversion Works	50,000,000
Repair of Irrigation System - Damping CIS	100,000,000
Repair of Irrigation System - Tambidao CIS	100,000,000
Aguing-Polipol-Binacud CIS: Repair of Downstream Apron	10,000,000
Cabugbugan - Cabuluan CIS: Repair of Intake and Construction of Canal Lining and Canal Structures at Left Main Canal Sta. 1+055-2+140	10,000,000
Nabucaan-Salcedo CIS: Repair of Dam and Improvement of Irrigation Facilities	100,000,000
Pillaoac CIS: Repair/Modification of Dam	7,500,000
Mamat-ing Tuddingan CIS: Construction of Canal Protection Works @ Sta. 0+060-Sta. 0+110 and Repair of 10 units Turn-outs	50,000,000
Mamat-ing-Tuddingan CIS: Construction of Canal Lining w/ Cover @Sta. 0+331 - Sta. 0+950, Lateral B and Construction of Canal Cover @ Sta. 0+404.50 + Sta. 0+524.50, MC, Construction of Turn-out @ Sta. 0+334.00 L/S, Lat. B and Sta. 0+602.00 L/S, Lat. B , and Procurement and Installation of Steel gate @ Inlet Siphon, Wasteway and Headgate of Lat. A	10,000,000
Naguilian CIS: Repair of Elevated Flume @ Sta. 2+909.90 - Sta. 2+974.40 , MC and Construction of Slope Protection @ Sta. 0+018 U/S - Sta. 0+018.00 D/S	5,000,000
Burnotan Main CIS: Repair of Diversion Works (Phase III)	7,500,000
Repair of Dam- Ayaoan Oeste CIS 16.818740°N 120.366898°E	15,000,000
Repair of Dam- Ayaoan Este CIS 16.1815941°N 120.377024°E	10,000,000
Completion of Sluiceway Tower and Mechanization of Steelgates, Agsit CIS 16.677233°N 120.411607°E	20,000,000
Repair of Canal Lining, Nadsaag CIS 16.662797°N 120.378170°E	20,000,000
Repair of Diversion Works- Burnotan Main CIS (Completion Phase), San Gabriel 16.678417°N 120.405290°E	35,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1069
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Repair of Canal Lining and Wasteway and Desilting of Canal Lining- Bacnotan CIS, Bacnotan 16.752999°N 120.384641°E	40,000,000
Nangalisan-Cagarlitan CIS: Construction of Canal Lining (Sta. 0+240.3 - 1+429), Structures and Slope Protection	50,000,000
Soriano CIS: Repair of Dam and Construction of Canal Lining, Structures (Sta. 0+063 - 1+929.5), and Slope Protection	50,000,000
Vargas CIS: Modification of Dam and Slope Protection	80,000,000
Cabangaran SIS: Construction of Canal Lining and Structures (Sta. 0+011.60 - 0+356)	5,000,000
Pemienta CIS: Repair of Canal Lining and Structures @ Right Main Canal (Sta. 0+155.80 - 0+310.60) and Left Main Canal (0+015.10 - 0+025.10)	5,000,000
Bolaoit CIS: Repair of Dam and Slope Protection	40,000,000
San Jose CIS: Repair of Salt Instrusion Dam and Embankment Protection	5,000,000
Concepcion CIS: Repair of Canal Lining and Structures (Sta. 0+011.90 - 0+182.10)	5,000,000
Principal CIS: Repair of Dam (Continuation) and Construction of Canal Lining	50,000,000
Dona Rufina CIS: Rehabilitation of Dam and Construction of Canal Lining	30,000,000
Tobuan CIS: Construction of Embankment Protection and Canal Lining and Structures @Lateral A (Sta 0+000-0+267) and Lateral B (Sta 0+000+0+540)	10,000,000
Construction of Intake Structure and Proc./Inst. Of Steelgates Irrigation Gate, San Jose River, Barangay San Jose (Lat. 16-01-14.31 120-13-23.72)	22,000,000
Construction/Rehabilitation of Irrigation Canal Lining, Barangay Salpad, San Nicolas	10,000,000
Biduang CIS: Repair and Construction of Protection Works, Canalization Works (Sta. 1+150.00 - Sta. 2+000.00, Canal Structures and Replacement of Gate Valve	5,000,000
Niludin CIS: Construction of Embankment Protection (Revetment) w/ Steel Sheet Pile Cut of Wall	50,000,000
BITAG CIS: Construction of Protection Works, Canalization Works and Canal Structures	10,000,000
Limbus CIS: Construction of HDPE PIPE (16” x 6m) at Sta. 0+000.00 to Sta. 0+350.00	10,000,000
Afusing Bato CIS: Repair and Construction of Protection Works, Construction of CHB Canal Lining (Sta. 2+309.60 - Sta. 2+639.00) and Canal Structure	5,000,000
Namnama CIS: Repair of Damaged Intake Structures, Canal lining (Sta. 0+050.00 - Sta. 0+541.00), Canal Structures, Concreting of Service Roads (Sta. 0+320.00 - Sta. 1+502.00) and Construction of Groundwater/Open Source Structure for Augmentation	100,000,000

1070	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Bantay SWIS: Construction of Canal Lining @Main Canal (Sta. 0+420 to Sta. 0+497.3, and Sta. 0+592.7 to Sta. 0+632.2 ), Canal Structure @Main Canal ( Head Gate @ Sta. 0+400) and Canal Lining @ Lateral A (Sta.0+000 to Sta. 0+003, Sta.0+009.7 to Sta. 0+087.11, Sta.0+089.21 to Sta. 0+171, Sta.0+177.7 to Sta. 0+354, Sta.0+360.7 to Sta. 0+384.5) ,Canal Structure @Lateral A (Tresher @ Sta. 0+003 to Sta. 0+009.7, Sta. 0+171 to Sta. 0+177.7 and Sta. 0+354 to 0+360.7, Vertical Drop @ Sta. 0+087.11 to Sta. 0+089.21, Drainage Culvert @ Sta. 0+105 & Sta. 0+180 & Sta. 0+260 )	3,000,000
Dammang CIS: Repair of Damaged Intake Structures, Canal lining (Sta. 0+250.00 - Sta. 1+010.00), Canal Structures, Concreting of Service Roads (Sta. 0+025.00 - Sta. 1+225.00) and Construction of Groundwater/Open Source Structure for Augmentation	100,000,000
Dalauig CIS: Repair and Construction of Protection Works, Construction of CHB Canal Lining (Sta. 1+906.00 - Sta. 2+580.00) and Canal Structure	5,000,000
Callao CIS: Rehabilition of Diversion Dam and Canalization Works (Sta. 0+000.00 - Sta. 0+500.00)	50,000,000
Sta. Fiilomena CIS: rehabilitation of Intake Structure, Construction of Protection Works, Canalization Works and Canal Structures	20,000,000
MACATEL CIS: Construction of Protection Works, Canalization Works (Sta.0+000.00 - Sta. 2+060.00) and Canal Structures	20,000,000
San Francisco CIS: Repair and Construction of Protection Works, Canalization Works (Sta. 0+000.00 - Sta. 1+646.30 and Sta. 2+027.50 - Sta. 2+114.70) and Canal Structures	15,000,000
Joacquin Dela Cruz CIS: Repair of Damaged Intake Structures, Canal lining (Sta. 0+520.00 - Sta. 1+060.00), Canal Structures, Concreting of Service Roads (Sta. 0+350.00 - Sta. 1+125.00) and Construction of Groundwater/Open Source Structure for Augmentation	100,000,000
Lusong CIS: Repair of Lusong Diversion Structure (D/S Apron, Inlet and Outlet Structure)	20,000,000
San Francisco CIS (Catarawan): Construction of Intake Structure(Sta. 0+000.00), Installatation of Steel Gate and Trash Rack(Sta. 0+000.00), Removal and Replacement of Barrel Type Thresher Crossing(Sta. 0+059.80-0+063.30), Construction of Canal Lining(0+000.00-0+335.00).	5,750,000
Pata East CIS: Desilting of Earthfill and Canalization Works (Sta. 0+950.00 - Sta. 1+250.00)	20,000,000
Lusong CIS: Construction / Repair of BRIS Diversion Structure and Supply, Delivery and Installation of Head Gate and Sluice Gate	10,000,000
Gumarang CIS: Construction of Pipeline (Sta. 1+202.30 - Sta. 1+262.30), Canalization Works (Sta. 3+740 - 4+074.60) and Canal Structure	20,000,000
TAGUNTUNGAN CIS: Repair and Construction of Diversion Dam, Construction of Protection Works, Construction of CHB Canal Lining (Sta. 0+081.50 - Sta. 0+398.50) and Canal Structure	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1071
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Apayao-Minanga CIS: Repair and Construction of Protection Works, Construction of CHB Canal Lining (Sta. 0+000 - 0+300) and Canal Structure	5,000,000

Annaratan CIS: Extension of Pipeline (HDPE) at Main Canal (Sta. 0+377.00 ~ Sta. 0+597.50); Construction of Concrete Canal Lining at Main Canal (Sta. 0+597.50 ~ Sta. 0+740.00, Sta. 0+747.70 ~ Sta. 0+747.70 ~ Sta. 0+864.00); Construction of CHB Lining at Main Canal (Sta. 0+873.16 ~ Sta. 1+660.00) & Lateral A (Sta. 0+006.66 ~ Sta. 0+090.00); Construction of Thresher Crossing At Main Canal (Sta. 0+740.00 ~ Sta. 0+747.70) And Combined Headgate of Lateral A & Thresher Crossing At Main Canal (Sta. 0+864.00 ~ Sta. 873.16); Construction of Turnouts and Installation of Steel Gates at Various Stations at Main Canal

9,000,000
Casilagan Balacong CIS: CONSTRUCTION OF CANAL EXTENSION @ MAIN CANAL: STA. 1+728.36 to 2+060.00; CHB CANAL LINING @ MAIN CANAL: STA. 2+542.50 to 2+902.50, 2+912.00 to 3+078.00, 3+466.00 to 3+530.00, 3+583.50 to 3+885.70, and 3+896.00 to 4+100.00; AND REPAIR OF CHB CANAL LINING @ LATERAL A: STA. 0+835.00 to 1+073.00, and 1+096 to 1+120	9,750,000
USOL SWIS: Construction of three (3) Units 7.5hp solar pumping system & irrigation facilities LAT: 16°32’23.591“N LONG: 121°46’14.883“E	20,000,000
San Rufino CIS: Construction of 5” and 4” thk. CHB Canal Lining and Appurtenant Structures	5,000,000
Pulay Site CIS: Construction of Canal Lining (Sta. 0+300 - 0+365, 0+370.50 - 0+390, 0+397.50 - 0+606, 0+611.50 - 0+856, 0+861.50 - 1+166, 1+171.50 - 1+294 & 1+299.50 - 1+672 MC) and Appurtenant Structures	10,000,000
Bingo-Guray CIS: Construction of Canal Lining (Sta. 0+000 - 0+183), Canal Structures, Intake, and Protection Works (0.0728 km)	4,750,000
Latar CIS: Construction of Canal Lining (MC2 - Sta. 0+000 - 0+758 & Lateral A - Sta. 0+000 0+235) and Canal Structures	5,000,000
Lubok CIS: Construction of Canal Lining (Sta. 0+330 - 1+308.7) and Appurtenant Structures	5,000,000
Anayo CIS: Construction of Canal Lining (Sta. 0+299 - 1+899), Canal Structures, and Intake	3,000,000
Bone CIS: Construction of Canal Lining (Sta. 1+501 - 2+008) and Canal Structures	5,000,000
Allayan I CIS: Construction of Canal Lining (Sta. 0+205 - 0+820.95) and Canal Structures	3,000,000
Watwat CIS: Construction of Canal Lining (Sta. 0+118 - 0+581.31) and Canal Structures	3,000,000
Bagbag CIS: Construction of Canal Lining (Sta. 1+201 - 1+756) and Canal Structures	5,000,000
Banganan CIS: Construction of Canal Lining (Sta. 0+665 - 1+689) and Canal Structures	10,000,000

1072	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
San Francisco CIS: Repair of Canal Lining (Sta. 0+000 - Sta.0+081, Sta. 0+179 - Sta.0+199, Sta. 0+318 - Sta. 0+338, Sta. 1+000 - Sta. 1+057), Construction of Concrete Canal Cover (Sta. 0+000 - Sta. 0+081, Sta. 1+000 - Sta. 1+044, Sta. 1+240 - Sta. 1+300), Repair of Canal Structures (Sta. 0+230, Sta. 0+391.30), and Construction of Protection Works Sta. 0+930 - Sta. 0+945.	3,750,000
DISINABA CIS: Construction of Diversion Dam, Intake @ L/S and R/S, 38.5 meters Protection Works Upstream @ R/S, and Road Metalling	15,000,000
San Vicente CIS: Improvement of Irrigation Facilities (Trapezoidal Canal Sta. 0+000-0+281, Lateral A Sta.0+281-0+798, Lateral B (left side) Sta. 0+000-0+772, Lateral C Sta. 0+000-0+070)	30,000,000
Lambakin CIS: Diversion works (Small impounding dam)	10,000,000
Cacarong CIS: Protection Works (Sta. 0+000- 0+072)	10,000,000
Tabasaca CIS: Repair of Canal Lining and Canal Structure along Main Canal (Sta. 1+645 to Sta.. 1+870, Sta. 3+790 to Sta. 3+990, and Sta. 4+090 to Sta 4+490)	10,000,000
Pulang Lupa SWIS: Repair of Small Water Impounding (Protection Works)	7,000,000
Tabasaca CIS: Repair of Canal Structure, Construction of Concrete Canal Lining Along Mc Sta.5+200-Sta. 5+520,Sta.5+800-Sta.6+580 and Lat. C Sta. 0+000-Sta.0+730, and Access Road	16,677,000
Malabog Carriedo CIS: Repair of Damaged Concrete Canal Lining along Sta. 0+400 - 706.80 M.C	3,000,000
Construction/Rehabilitation of Suclaban CIS 15°09’04“N, 120°38’00“E	60,000,000
Sto. Rosario Caagusan Creek CIS: Repair/Improvement of Diversion Works	10,000,000
Tolega Norte CIS: Repair of Checkgate (Check #1) and Improvement of Canal System (Left Main Canal, Sta. 0+000 - 0+100; Sta. 0+100 - 0+955)	10,000,000
Rabanes CIS: Repair of Diversion Works and Canal System of Rabanes CIS Main Canal (Sta. 0+526-0+826), Lateral A (Sta. 0+000-0+220), Lateral B (Sta. 0+000-0+342)	10,000,000
Sta. Rita - Tinantapi CIS: Repair of Diversion Works and Canal System of Sta. Rita Tinantapi CIS Lateral B (Sta. 1+190-1+690)	10,000,000
Quilo-Quilo CIS: Construction of Canal Lining of Sta. 0+550.60 - 0+650.60 Main Canal	2,500,000
Bugaan CIS: Construction of Canal Lining of Sta. 0+000.00 - 0+100.00 Lateral A	2,500,000
Lobo CIS: Construction of Canal Lining of Sta. 1+962.00 - 1+972.82 Main Canal; Sta. 0+364.00 - 0+534.50 DSFD-2A; Sta. 0+000.00 to 0+043.65 Lateral B3	2,000,000
Santol CIS: Construction of Canal Lining of MFD-2 Sta. 0+444.54 - Sta 0+793.00	2,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1073
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Balibago CIS: Construction of Canal Lining of Lateral A Sta. 0+547.96 - 0+627.50 & Lateral B-1 Sta. 0+681.68 - 0+988.60.	2,500,000
Famy(Salang De Castro): Rehabilitation of Check Structure and Fabrication & Installation of Steel Gate	3,000,000
Bañadero CIS: Construction of Concrete Canal Lining at Sta. 4+142.50 - 4+273.70 Main Canal and Protection Works at Sta. 0+059 - 0+065.68 Main Canal U/S	2,000,000
Pambuenavillagordon CIS: Repair of Dam	5,000,000
Panaon CIS: Construction of upstream & downstream dam protection at Sta. 0+009.85-0+027 U/S-L/S & r/S and canal lining with canal structures at Sta. 1+233.84- 1+565.58 MC and Sta. 0+549.20- 1+378 MFD 1	6,000,000
Magsino CIS: Repair of Dam and Construction of Protection Works at Sta. 0+025- 0+120	5,500,000
Inabuan CIS: Repair of Downstream Protection and Canal Lining sta. 1+420.00 to sta. 1+545.00 MC	4,000,000
Malinao Ila CIS: Construction of Canal Protection Sta. 0+221.70 - 0+243.20 MC and Construction of Canal Lining of 0+127.97- 0+235.50 DSFD-1	1,500,000
Construction of Diversion Works and Canal System, Iba, Talim CIS 13.921783, 121.586081	50,000,000
River Protection Works, Tumbaga CIS 13.972155, 121.508727	100,000,000
Rehabilitation of Dam and Canal Lining, Sta Catalina Norte DD 13.88676667, 121.4260833	48,000,000
Rehabilitation of Dam and Canal Lining, Sta Catalina Sur DD 13.88453333, 121.2766	59,385,000
Repair/Restoration of Canal Lining and Canal Structures at Sta 0+000- 0+600 sfd2-mfd3a-Lat A, Sta 0+136-0+236 sfd2-mfd2a-Lat A, Sta 1+400-1+706 dsfd2- Lat A, and Sta 1+040-1+147 dsfd2-Lat A	20,000,000
Cayabu SIS: Procurement, Delivery and Installation of 8“HDPE Pipe at Sta. 0+000 - 0+832 Main Canal	3,000,000
Macabud CIS: Construction of Concrete Canal Lining at Sta. 3+470 - 3+834.80 Main Canal	3,000,000
Tagum-Angas SRIS: Repair of Canal Lining and Structures Sta 0+440.00 to 0+575.80 Lat C, Sta 0+874.50 to 0+920.00 Lat C, Sta 0+926.00 to 1+070.00 Lat C, Sta 2+108.00 to 2+198.00 Lat C, Sta 2+248.00 to 2+482.00 Lat C, Sta 0+235.70 to 0+417.00 Lat A	4,500,000

1074	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Malbog CIS: Construction of Protection Works and Repair of Canal Lining & Structures at Sta. 1+103.00 to 1+108.40, Sta. 1+128.00 to 1+137.00, Sta. 1+180.00 to 1+190, Sta. 1+241.00 to 1+256.00, Sta. 1+272.00 to 1+143.00, Sta. 0+012.60 to 0+070.00, Sta. 0+052.80 to 0+100.00	2,000,000
Bonliw CIS: Repair of Diversion Dam, Canal and Structures at Sta. 0+000.00 to 0+900.00	6,000,000
Tugos SIS: Construction of Protection Works and Repair of Canal Lining & Structures at Sta 0+277.00 to 0+427.00	1,000,000
Maybo-Malbog CIS: Repair of Canal Lining and Structures at Sta. 0+901.00 to 1+100.00	1,500,000
Alatin CIS: Construction of Canal Lining at Sta.1+035 to Sta. 1+059 Main Canal and Sta. 0+020 to 0+315 Lateral A and 7 units canal structures	3,000,000
Paclolo CIS: Construction of Check Gate at Sta. 0+000 and Canal Lining at Sta. 0+000 to 0+020	7,000,000
Victoria SIP-Phase 2: Canal Lining and structures at Sta. 0+706 4+039 MC	50,000,000
Construction of Canal Lining and Structure Sta. 0+759 to Sta. 4+092 MC, Central CIS (CACIA)	50,000,000
Construction of Slope Protection at Sta. 0+000, Canal Lining and Structure Sta. 1+000 MC	25,000,000
Malayas CIS: Construction of Dam - Phase 1	6,000,000
Lapog CIS: Repair of Dam	4,000,000
Culandanum CIS: Construction of Slope Protection and Fabrication & installation of Trashrack at Diversion Dam (Sta. 0+000.00)	5,000,000
New Ibajay CIS: Repair of Elevated Flume at Sta. 1+130.00- Sta. 1+170.00 of Main Canal and Construction of Slope Protectat Sta. 1+130.00- Sta. 1+170.00	5,000,000
Balogo CIS: Construction of Canal Lining & Structures at Sta. 0+000.00 to 0+260.00 MC#2, Sta. 0+000.00 to 0+045.00 Lat A	1,500,000
Malilico-Recto CIS: Construction of Canal Lining & Structures at Sta. 0+000 to 0+200 Main Canal	1,500,000
Agsao CIS: Construction of Canal Lining & Structures at Sta. 0+516.00 to 0+550.00 Main Canal, Construction of Protection Works at Sta. 0+516.00 to 0+554.00	2,000,000
Gabawan II Extn CIS: Construction of Canal Lining & Structures Lat A, Construction of Protection Works and Repair of Siphon at Sta. 0+000.00 to 0+150.00	2,500,000
Pag-alad CIS: Construction of Canal Lining & Structures at Sta. 0+000.00 to 0+050.00	2,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1075
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Repair of Canal Lining and structure from Sta 1+400 to 1+700 Main Canal Extension of canal lining and structures from Sta. 0+000 to 0+300 Lateral 12.48143N 122.515483E	5,000,000
Repair of canal lining and struture from Sta. 0+832 to 1+200 Main Canal and repair of Sipon from Sta. 0+010 to 0+670 12.29309935N, 122.01138543E	5,000,000
Repair of canal lining and structure from Sta. 0+000 to 0+300 Main Canal and Extension of canal lining and structures from Sta. 0+000 to 0+300 Lateral 12.437N, 122.0141 E	5,000,000
Repair of canal lining and structures from Sta 0+000 to 0+600 Main Canal 12.24994084N 122.0390593E	5,000,000
Pandan-Bongalon CIS: Repair of Dam, corewall type (Sta. 0+000.00), and Canalization Works at Main Canal (Sta. 2+350.60-2+420.60 & 2+425.70-2+450.20)	5,000,000
Mariroc CIS: Repair of Dam, corewall type (Sta. 0+000.00), and Canalization Works at Main Canal (Sta. 2+350.60-2+420.60 & 2+425.70-2+450.20)	5,000,000
Bagacay CIS: Rehabilitation of Dam (Sta 0+000)	2,000,000
Malagonot CIS: Construction of canal lining at Sta. 0+317-0+647 Main Canal	2,000,000
Dahat CIS: Repair/ Rehabilitation of Slope Protection Works at Sta. 0+000.00 and Canalization Works of Main Canal (Sta. 0+440.00-0+455.00), Lateral C (Sta.0+660.00-0+905.00) and Lateral C1 (Sta.0+047.00-0+225.30)	4,000,000
Mabca CIS: Repair/ Rehabilitation of Canalization Works at Alambre Creek Main Canal (Sta. 0+000 - 0+240.00, Sta. 0+243.50 - 0+320.00, Sta. 0+580.50 - 0+585.00) and Lateral A (Sta. 0+000.00 - 0+120.00) and Construction of Canal Structures at Alambre Creek Main Canal (Confluence Structure at Sta. 0+240.00 - 0+243.50 and Intake Structure at Sta. 0+579.00 - 0+580.50) of Mabca CIS	4,000,000
San Roque CIS: Repair of Intake No. 3 and Main Canal No. 3 Sta. 0+000.00 - 0+200.00	3,000,000
Tinago Villa Aurora CIS: Repair of Intake No. 1 sta. 0+000.00 and canalization works at Main Canal No. 1 Sta. 0+000.00 - 0+100.00	3,000,000
Hicming CIS: Repair of Dam sta. 0+000.00	4,000,000
Mambang CIS: Repair of Canalization works at main canal sta. 3+150.00- 3+385.00, Lateral A Sta. 0+020.00 - 0+640.00 and Repair of Siphon at Main Canal Sta. 3+116.00 - 3+150.00	4,000,000
San Jose CIS: Repair of Existing Teruvian Intake Sta. 000.00, Canal Embankment Protection @ Main Canal Sta. 0+002.50-0+007.50, Elevated Flume @ Main Canal Sta. 0+007.50-0+018.50, Canal Embankment Protection @ Main Canal Sta. 0+018.50-0+024.50	1,000,000
Bugao CIS: Repair of Canalization works at Main Canal Sta. 0+070.00 - 0+148.00, Sta. 0+169.00 - 0+199.00, Sta. 0+235.50 - 0+316.00	1,000,000

1076	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Alinawan CIS: Repair of Canal Structure works (Repair of Elevated Flume at Main Canal Sta. 0+220.00 - 0+283.00) and Repair of Canalization works at Main Canal sta. 0+120.00 - 0+220.00, Sta. 0+283.00 - 0+338.00, Sta. 0+460.00 - 0+520.00	1,000,000
Buenos-Aires CIS: Repair/Rehabilitation of Canalization Works (Canal Cover at Sta. 0+021 - 0+112, Sta. 0+368 - 0+471, Sta. 0+485 - 0+495, Sta. 0+507 - 0+547 of Main Canal and Canal w/Cover at Sta. 0+603 - 0+708 of Main Canal) and Installation of 1 unit Sluice Gate and Intake Gate	5,000,000
Batuila-Cagara CIS: Repair/Rehabilitation of Canal Structure (Siphon @ Sta 0+857.00 - 0+912.00 of Main Canal) and Canalization Works (Sta 0+740.00 - 0+857.00 of Main Canal)	2,000,000
Umawas-Gaid CIS: Repair/Rehabilitation of Canal Structure (Siphon at Sta 1+140.00 - 1+164.00 of Main Canal), Canal Lining at Sta 0+925.00 - 1+013.00 of Main Canal, and Canal Cover at Sta 0+000 - 0+165 of Main Canal	2,000,000
DOMOROG CIS: Repair/Rehabilitation of Canals (Sta 0+667 - 0+804, Sta. 0+823 - 1+124, 1+134 - 1+230 of Main Canal and Canal Cover of Sta 0+314 - 0+433 of Main Canal)	5,000,000
Matang-Tubig CIS: Repair/Rehabilitation of Diversion Works, (installation of Intake Gate) Canal Structures (Road Crossing of Lateral A Sta. 1+350 - 1+370) and Canalization Works (Sta. 0+951.00 - 1+010.00, Sta. 1+014.00 - 1+044.00, Sta. 1+312.00 - 1+375.00 of Main Canal and Sta. 1+370.00 - 1+583.00, Sta. 1+593.00 - 1+946.00 of Lateral A Canal and Sta 0+270.00 - 0+379.00 of Lateral B Canal)	10,000,000
Pinangapugan CIS: Repair/Rehabilitation of Canal Strutures (Benchflume at Sta 0+085.00-0+105.00, Headgate Lat.B-1 Sta 1+193.00) and Canalization Works (Sta 0+010.00-0+085 LMC Aux. Canal, Sta 0+105.00 - 0+387.00 LMC Aux. Canal, Sta 1+193.00 - 1+225.00 RMC Lat B, Sta 0+000 - 0+270 RMC Aux. Canal, Sta 0+000- 0-020 RMC Lat. B-1, Sta 0+513.00 - 0+641.00 LMC Lat.A)	5,000,000
STA. CRUZ CIS: Installation of 1 unit Sluice Gate, Repair/Rehabilitation of Canalization Works (Canal Cover at Sta. 0+226 - 0+246 and Sta. 0+266 - 0+286 of Main Canal) And Construction of Canal Structures (Cut & Cover at Sta. 0+286 - 0+405 of Main Canal)	3,000,000
CADITAAN CIS: Repair/Rehabilitation of Canal and Canal Structures at Lateral A (Sta 0+000 - 0+224.00) and Main Canal (along Sta. 0+229.50 - 0+251.50).	1,200,000
CAPUY-TICOL CIS:Repair/Rehabilitation of Canal Lining (Sta 0+000 - 0+168.30, 0+355.50 - 0+505.00 of Lateral B-1	1,500,000
PAWIC CIS: Repair/Rehabilitation of Canal Lining at Main Canal (Sta. 0+721.25-0+840.25) and Canal Embankment Protection along Sta 0+527 - 0+529.00 & Sta 0+286.75 - 0+296 of Main Canal	1,800,000
BULAWAN CIS: Repair of Downstream Apron of Diversion, including Embankment Protection,and Fabrication/Installation of Steelgate at Sluice and Intake,and Construction of Concrete Canal Lining (Sta 0+256.80 - 0+684.50 of Lat.A)	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1077
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
ADGAO CIS: Repair/Rehabilitation of Canal Lining along Sta 0+703.20 - 0+811.20, 1+162.95 - 1+197.00 of Main Canal, and Canal Structures at Sta 0+638.10, 0+675.10,0+703.20,1+026.70,1+108.65 of Main Canal	1,500,000
GABAO CIS: Repair/Rehabilitation of Canal Lining (Sta 0+035.00 - 0+827.00 of Main Canal, Sta 0+867.70 - 0+918.50 of Lateral B) Desilting of Canal (Sta 0+000 -0+867.70 of Lateral B) and installation of steelgate at intake and sluice of Diversion (Sta 0+000.00)	6,000,000
BACOLOD CIS: Repair of 1-unit Canal Structure (Sta 1+100 - 1+113 of Main Canal) , Canalization Works of Lateral B (Sta 0+024 - 0+336) and Construction of Canal Embankment Protection (1+100 CL of Main Canal )	5,000,000
RIZAL CIS: Repair/Rehabilitation of Canal Lining (Sta 0+22.00 - 1+161.90 of Main Canal - Intermittent) and Construction of Canal Embankment Protection (Sta 0+945.00 - 0+960.00 of Main Canal)	1,500,000
CALAGOTO CIS: Repair/Rehabilitation of Canal Lining (Sta 0+053.70 - 0+182.90 of Lateral A) including installation of Steelgate at Diversion Sluice and Intake(0+000)	1,500,000
Repair/Rehabilitation of Irrigation Facilities of Alinao CIS 12.9903279,124.0201725	5,000,000
Repair/Rehabilitation of Irrigation Facilities of Namuat CIS 12.8883283,124.0448606	5,000,000
Repair/Rehabilitation of Irrigation Facilities of Cawayan CIS-GBB 12.9682560,123.9590541	10,000,000
Repair/Rehabilitation of Irrigation Facilities of Cawayan CIS-BGTP 12.9758614,123.9527740	5,000,000
Repair/Rehabilitation of Irrigation Facilities of Fabrica CIS 12.9286666,124.0462862	3,000,000
Repair/Rehabilitation of Irrigation Facilities of Lictin CIS 12.8921777,124.0500470	3,000,000
Repair/Rehabilitation of Irrigation Facilities of Sto. Niño CIS, Bacon District 13.107697,123.934732	5,000,000
Repair/Rehabilitation of Irrigation Facilities of Tigbao CIS, 12.8316356,124.0258947	4,000,000
Repair/Rehabilitation of Irrigation Facilities of Inlagadian CIS 12.8144484,124.0540113	4,000,000
Repair/Rehabilitation of Irrigation Facilities of Pili CIS 12.8246094,123.9209781	2,000,000
Repair/Rehabilitation of Irrigation Facilities of San Juan CIS 12.827170,124.040600	2,000,000

1078	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Repair/Rehabilitation of Irrigation Facilities of Sugod CIS 12.9889721,124.080878	2,000,000
San Roque CIS: Rehabilitation of Main Canal at Sta. 0+185-0+200, and Sta. 3+345-3+848, and Provision of Steel Gate at Sta.0+066.	2,000,000
Hamtic CIS: Extension of Downstream Apron @ Sta. 0+000, Location:Brgy. Caridad	4,000,000
Canapian CIS: Proposed Construction of Bench Flume of Lateral A at Sta.0+476.50-Sta. 0+700.00, Lateral B at Sta.0+432-0+620, Lateral A-1 at Sta.0+000-0+280, and Lateral B-1 at Sta.0+000-269.	3,000,000
Igang CIS: Repair of Diversion Dam Structure	18,000,000
Cabano CIS: Construction of Bench Flume at Main Canal Sta. 0+331.33 - Sta. 0+0+420.33	1,000,000
Igbaras CIS: Repair/Rehab of Siphon Structure of at Sta. 4+334.91 - 4+441.46	9,000,000
San Rafael CIS: Repair of Dam apron, Downstream Sta. 0+000.00-0+031.65	2,000,000
Sitio Ilan CIS: Proposed Bench Flume raising up Sta. 0+025.00-0+122.40, Proposed Bench Flume Stations 0+650.00-0+664.00 & 0+822.00-+833.00 and Proposed Bench Flume (Slope Protection) Stations 0+650.00-0+664.00 & 0+822.00- 0+833.00	1,000,000
Magballo-Balicotoc-Canlamay Integrated Irrigation System (Binalawan SRIS): Repair of Siphon	1,000,000
Repair of Magballo-Balicotoc-Canlamay Integrated Irrigation System (Canlamay CIS) 9.783853°, 122.700644°	25,000,000

Madua-San Isidro CIS: REHABILITATION OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (Main Canal @ Banding Sta. 0+594 to Sta. 0+660, Main Canal @ Dam-1 Sta. 2+653 to Sta. 2+655.3, Sta. 2+688 to Sta. 2+690, Sta. 2+778 to Sta. 2+788, Sta. 2+828 to Sta. 2+831, Sta. 2+838 to Sta. 2+843, Sta. 2+858 to Sta. 2+888, Sta. 2+913 to Sta. 2+918, Sta. 2+994 to Sta. 3+028, Sta. 3+938 to Sta. 3+983, Sta. 4+103 to Sta. 4+223, Sta. 4+243 to Sta. 4+245, Sta. 4+283 to Sta. 4+288, Lateral A @ Banding Sta. 0+090 to Sta. 0+135, Lateral A @ Dam-1 Sta. Sta. 0+758 to Sta. 0+780, Sta. 0+891 to Sta.1+896,Sta. 0+921 to Sta.1+055, Sta. 1+060 to Sta.1+081, Sta. 1+081 to Sta.1+221 and MFD @ Dam-1 Sta. 0+000 to Sta. 0+016) Canal Structures (Slope Protection - 1 unit, Thresher Crossing - 1 unit, Right Turnout - 3 units)

5,000,000
Lonoy CIS: DEMOLITION OF EXISTING CANAL AND CONSTRUCTION OF CONCRETE ELEVATED FLUME Elevated Flume - Sta. 0+363.80 - Sta. 0+387.20	2,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1079
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Bugsoc Integrated CIS: REHABILITATION OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (Lateral A of MC1 Sta. 0+474 to Sta. 0+500 and Sta. 0+646 to Sta. 0+845, Main Canal 3 Sta. 1+360 to Sta. 1+410 and Sta. 1+445 to Sta. 1+855, Lat.C of MC 3 Sta. 0+000 to Sta. 0+280 and Sta. 0+280 to Sta. 0+306, RMC 2 Sta. 0+530 to Sta. 0+760, Lat. A of RMC 2 Sta. 0+575 to Sta. 0+680) Canal Structure (Turn Out - 15 units, Thresher Crossing - 1 unit, Stilling BAsin - 1 unit)	5,000,000
Tinangnan-Ubujan-Cabulihan CIS: REHABILITATION OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Repair/Rehab of Diversion Works @ Dam #2 -1 unit Canalization (MC 2 @ Dam #2 Sta. 0+000 to Sta. 0+080, Sta.0+080 to Sta.0+290, MFD-2 Sta. 0+000 to Sta. 0+083) Canal Structures (Turn-Out @ MC 2 @ Dam #2 -1 unit)	3,000,000
Logarita Riverside CIS: REHABILITATION OF CANAL STRUCTURES AND CONCRETE CANAL LINING & CONSTRUCTION OF INTAKE Const. of Intake No. 8 - Sta.0+020 Canalization (MC 8 @ Intake #8 Sta. 0+020 to Sta. 0+090, MC1a @ Intake #1 Sta. 0+079.20 to Sta. 0+625.00 and Sta. 0+632.50 to Sta. 0+724.00) Canal Structures (Turn Out - 8 units, Thresher Crossing - 1 unit, Road Crossing - 1 unit)	3,000,000
Bugsoc Integrated CIS: REHABILITATION OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (Main Canal 3 Sta. 0+350 to Sta. 0+404, Sta. 0+840 to Sta. 0+866, Sta. 1+035 to Sta. 1+070, Sta. 1+235 to Sta. 1+250, MFD-2 of MC 3 Sta. 0+000 to Sta. 0+006.50 and Sta. 0+015.50 to Sta. 0+040, RMC Sta. 0+100 to Sta. 0+130, Sta. 0+440 to Sta. 0+500, Sta. 0+500 to Sta. 0+530, Lat. A of RMC-2 Sta. 0+221 to Sta. 0+380, Sta. 0+380 to Sta.0+575) Canal Structures (Turn out - 5 units, Turn in - 2 units, Road Crossing - 1 unit, Slope Protection - 1 unit, Vertical Drop - 1 unit)	4,000,000
Balungag CIS: REPAIR OF IRRIGATION PIPELINES W/ SOLAR PUMPING SYSTEM PIPELINE SYSTEM -PIPELINE C (0+000 - 2+110) , PIPELINE C-1 (0+000 - 0+066), PIPELINE C-2 (0+000 - 0+318), w/ 1.5HP & 2HP SOLAR PUMPING SYSTEM	10,000,000
Owak San Isidro CIS: Repair of Main Canal (0+841 - 1+520) & (4+105 - 4+564) , and Lateral A (0+534 - 0+713)	9,050,000
Datag CIS: REPAIR OF MAIN CANAL, LATERAL CANAL AND MFD Canal Structures of Main Canal (Sta. 2+850 - 2+950); Canalization of Lateral Canal A (Sta. 0+000 - Sta. 0+100) and MFD (Sta. 0+000 - Sta. 0+400)	2,950,000
Cantaroc CIS: REHABILITATION OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (Sta. 0+144 to Sta.0+260 of LMC, Sta. 0+000 to Sta. 0+111 of RMC, Sta. 0+000 to Sta. 0+051 of Lateral A and Sta. 0+000 to Sta. 0+057 of Lateral B Canal Structure (Road Crossing @ Lateral A- 1 unit)	1,000,000
Calambis-Mapula CIS: Repair/Improvement of d/s apron R/S, Supplementary Main Canal ( Sta. 0+000-0+024, 24 m)	3,500,000

1080	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Calambis - Mapula CIS 11°33’28.45“N 124°33’20.69“E	10,000,000
Virginia - Binongtoan CIS 11°39’43.31“N 124°31’3.11“E	10,000,000
Repair/Rehabilitation of Diversion Works Canal System, Calumpang CIS, Naval Lat: 11.5743706 Long: 124.4141509	20,000,000
Repair/Rehabilitation of Diversion Works Canal System, Virginia-Binongtoan CIS Lat: 11.66206407 Long: 124.5175038	20,000,000
Picas San Vicente CIS: Repair/Improvement of Downstream Apron, Downstream Protection Works	30,000,000
Canbanez CIS: Repair/Improvement of Downstream Apron	15,000,000
Sta. Fe CIS: Repair Improvement of Left Main Canal Sta. 0+850- 1+450	20,000,000
Upper Gabas CIS: Repair/Improvement of Downstream Apron, Uostream Protection Works & Main Canal with Protection Sta. 0+140 - 0+200 & 1 unit Road Structure	25,000,000
Palapag CIS: Construction of protection works (grouted riprap) Along main canal sta. 0+470 to 0+480, Prop. cover sta. 0+501 to 0+587(Main Canal), sta. 4+860 to 4+927 (Main Canal), Sta. 0+678 to 7+740 (Lateral A), sta. 2+827 to 2+911, sta. 3+000 to 3+011 (Lateral A), sta. 3+073 to 3+150 (lateral A) Remove and Replace of concrete canal: Along Main Canal: Sta. 1+534 to 1+551, sta. 2+237 to 2+241, sta. 2+372 to 2+512, sta. 7+008 to sta. 7+375, sta. 7+380 to 7+400, sta. 8+844 to 8+636.4	10,000,000
San Joaquin CIS: Repair of Canal System along Main Canal @ STA. 0+220-STA. 0+652, STA. 0+700 - STA. 0+820 and along Lateral A @ STA. 0+110 - STA. 0+280, and Repair of 2 units STO along Main Canal @ STA. 0+580, STA. 0+820, & 1 unit of STO @ Lat. A @ STA. 0+168.	3,500,000
Plaridel CIS: Repair/Improvement of the Dam, Repair of Sluice Steel Gate, Provision of Intake Gate, Repair of Main Canal along STA. 0+905-STA. 0+917 and Construction of Extention of Main Canal @ STA.1+050-STA.1+365 and Lateral A @ STA.0+010.40- STA.0+063, STA,0+103-STA.0+450, and Construction of 8-units Canal Structures	6,500,000
Napuro CIS: Repair of Dam; Canal Lining along Sub-Lateral A-1 @ STA. 0+000-STA.0+146, Sub-Lateral A-2 @ STA.0+000-STA.0+250, MFD-1 @ STA.0+000-STA.0+350, MFD-2 @ STA.0+000-STA.0+299, and MFD-3 @ STA.0+000-STA.0+288; and Protection Works of Elevated Flume @ STA. 0+246.25	5,000,000
Lambonao-Sabang CIS: Repair/Improvement of Embankment Protection Works at Main Canal ( Sta. 0+310-0+349,39 m)	4,500,000
Pong-oy II CIS: Repair/Improvement of Canal System Sub Lateral A, Sta. 0+000-0+430, Sta.1+020 - 1+430	4,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1081
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Catmon CIS: Repair/Improvement of Diversion Works Downstream Apron, Trashrack & Upstream and Downstream Protection Works; Repair of Cut & Cover Sta. 0+000 - 0+100 MC ; repair of canal lining Sta. 0+120 - 0+500 MC	40,000,000
Repair and Construction of Canal and Canal Structures, Parian Baunoh, Lantawan	10,000,000
Tictapul CIS: Repair of slope protection upstream and downstream of Diversion Works. Repair of Downstream Apron	10,170,000
LOWER TIGBAO LICOMO SIP: Repair of 2 units of Siphon Structure (STA 0+453 and STA 5+382 - STA 5+413) and Construction of slope protection works for siphon structure (STA 0+000 - STA 0+032 and STA. 0+000 - STA 0+054). Construction and repair of cut and cover (STA 5+352 - STA 5+413). Canalization at STA 0+407 - STA 0+877.	19,000,000
Maria Uray CIS: Fabrication and Installation of Intake and Sluice Gate and Construction of Canalization( Sta. 0 + 412.60 - 951.6 Lat. A) and 8 units Canal Structure, Drainage Canal (0 + 000 - 0 + 140 ) and 2 units Drainage Structure	4,000,000
Siocon CIS: Rehabilitation of Diversion Works and Construction of Canalization (Sta. 0 + 880 - 0 + 920, 4 +909 - 5 + 455.40) and 8 units canal structures	15,000,000
Osukan CIS: Rehabilitation of Diversion Works and Construcion of Canalization (Sta. 0 + 034 - 0 +040.13 MC0, 0 + 148.50 - 1 + 580.74 MC1 , 0 + 233.19 - 1 + 051.57 MC2) and 7 units canal structure	14,000,000
Lower Malala CIS: Rehabilitation of Intake Structure and Construction of 1 unit Canal Structure	4,448,000
Guipos CIS: Construction of Retaining Wall along Main Canal Sta. 0+020-0+050.	3,000,000
Salagmanok CIS: Repair of Main Canal Sta. 1+749-1+800 and Lateral A Sta. 0+000-0+250	2,000,000
Bobuan CIS: Repair of Irrigation Facilities	5,000,000
Camanga I CIS: Construction of Inclined Wall upstream and downstream along Siphon of Lateral B and Repair of Canal Lining at Lateral B1.	5,000,000
Upper Tungawan CIS: Construction of protection works upstream and downstream of diversion works and reinforced closed conduit. Fabrication and Installation of steel gates.	10,382,000
Camanga II CIS: Construction of slope protection works at diversion dam, along main canal and canalization (Pandasan Source).	3,000,000
Namnama CIS: Construction of canalization and canal structures at main canal.	2,000,000
Construction of Slope Protection D/S of Main Canal 2 (Sakaon Elementary School Area) and Slope Protection at Guinoman Bridge, Repair of Main Canal (Daraan 1 Source), Ditay-Guinoman CIS D/S MC - 7.834550°, 122.932267°at Bridge - 7.826662°, 122.951993° MC - 7.837775°, 122.930656°	20,000,000

1082	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Retaining Wall at Main Canal of Mangaraod Creek Source, Gandiangan CIS 7.6705561°, 122.9174832°	20,000,000
Installation of Steel Gates, Construction of Retaining Wall and Rehabilitation of Canal, Payongan CIS 7.52664°, 122.951018°	20,000,000
Construction of Retaining Wall at Binuangan Creek Source - Diversion, Bella CIS 7.513341°, 122.956513°	20,000,000
Construction of Retaining Wall Along Main Canal and Siphon of Lateral A, La Dicha CIS Siphon - 7.680564°,123.015673° MC - 7.683285°,123.015826°	20,000,000
Repair of canal lining and canal structures, Lutiman CIS MC - 7.7.585101°, 122.919882° Lateral - 7.584754°, 122.919912°	20,000,000
Sawaga Simaya CIS: Rehabilitation of Sawaga Dam and Balongkot Dam	50,000,000
Kalibao CIS: Repair of Diversion Dam Sta. 0+000, Construction of Bench Flume at Main Canal Sta. 0+149-0+491, Lateral A Sta. 0+000-0+200, 0+674-0+880, Lateral C Sta. 0+011-0+768	15,000,000
Mibolo-Tipanoy CIS: Installation of Pipeline at MP Sta. 5+849-6+036 (10”), 6+693-7+027, 7+535-8+052, 8+308-8+517.7, 9+349-9+394, 9+856-10+014 (6”), Distribution Line Sta. 0+000-0+320, 0+000-0+420, 0+000-0+520, 0+000-0+252, 0+000-0+280 (4’’), 0+000-0+220 (6’’), Main Pipeline 3 Sta. 5+360-7+025, 7+025-7+865, and Repair of Pipeline 2 Sta. 5+335-5+497, Cable Pipe Support Sta. 5+865-5+890	10,000,000
Gingoog CIS: Repair of Bench Flume at Main Canal st Sta. 0+355.8-0+401.8, 0+416.9- 0+525.50, 1+557-1+660, 1+660-1+892, Thresher Crossing Sta. 1+550.5-1+557.50, Provision of 2 Steel Gates Sta. 0+410 & 0+562,and Construction of Bench Flume of Lateral B Sta. 0+226-0+665, 0+675-0+734, Elevated Flume Sta. 0+665-0+675, and Turn-outs sta. 0+415, 0+425, & 0+580	8,000,000
Pagawan CIS: Repair of Protection Dike, Repair of bench Flume at Main Canal, Construction of Bench Flume and cover planks, and Desiltation at Main Canal	25,000,000
Sambulawan CIS: Repair of Bench Flume Sta. 0+497 - 0+505, 1+167.15 - 1+170 at Main Canal; Canal Protection at Sta. 0+159.50 - 0+177.50, Overhead Drainage at Sta. 0+756 and 0+797.50; Closed Conduit at Sta. 0+811.20 - 0+828, Sta. 1+260 - 0+367, Elevated Flume at Sta. 0+861.50 - 0+898.50 and Sta. 1+755 - 1+767; Siphonic Drainage Crossing at Sta. 1+154 - 1+167.15; Thresher Crossing at Sta. 1+667 - 1+674; and Drainage Crossing at Sta. 2+090 at Main Canal and Provision of Steel Gates at Sta. 0+060, Sta. 0+535 and Sta. 2+090 at Main Canal	5,000,000
Nuevo Iloco CIS: Repair of 271-m Lined Canal at Station 2+305 to Sta. 2+576 along Main Canal of Hijo Dam	3,000,000
Ngan CIS: Repair of One (1) Unit of Dilapidated Sluice Gate and One (1) Unit of Lifting Mechanism of Diversion Dam at Ngan River	4,000,000
Lower Naboc CIS: Repair of Siphon along Naboc River	3,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1083
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
San Jose CIS: Rehabilitation of Diversion Dam(Downstream Apron-Supply, Delivery and Installation of Steel Sheet Piles) at Right Bank Sta. 0+000–0+021.60 and Left Bank Sta. 0+000–0+026	4,530,000
Limbaan CIS: Repair of Damages Portion of Intake Steelgate and Lifting Mechanisam at Check Structure at Sta. 0+000	1,500,000
Anaman CIS: Repair of Damaged Intake Steel Gate of Diversion Canal at Sta.0+000 (Intake Gate) and Sta.0+000 (Diversion Gate and Concreting of Earth Canal at Main Canal Sta. 1+453-1+503	3,970,000
Line Canal at Lateral B Sta. 0 + 000 - 1 + 000, IGACOS, Davao del Norte 7° 00’ 46” N 125° 45’ 04” E	10,000,000
Emfisa CIS: Repair & Rehabilitation of Existing Diversion Dam	5,000,000
Unifarm CIS: Rehabilitation of the existing diversion dam	5,000,000
Rehabilitation of Dilapidated Existing Main Canal of Badagoy CIS along Supplementary Dam 6° 44’ 51” N 125° 08’ 56” E	5,000,000
Carmen CIS: Rehabilitation of diversion dam. Construction of 50.72 meter protection dike at left and right upstream portions of diversion dam. Construction of 103.57 meter canal lining and 1 unit appurtenant canal structure at Lateral A-1.	5,000,000
Mantunao CIS: Rehabilitation of Diversion Works. Construction of 23.60 meters Protection Dike at Mantunao Creek Upstream - Right Side.	3,000,000
Cocornon-Tagboa CIS: Construction of 1,964.59-meter canal cover, remove and replace of 503.67-meter canal lining, desilting of 51.72-meter canal lining and construction of 13.14-meter canal lining at main canal. Repair and rehabilitation of 4-unit appurtenant canal structure and 4-unit steel gates.	15,000,000
Tagboa CIS: Rehabilitation of 30.42-meter canal lining and 1-unit canal structure, construction of 1-unit appurtenant structure, and installation of a 1-unit steelgate at Main Canal. Rehabilitation of 352.48-meter canal lining and 2-unit appurtenant structures at Lateral A. Renovation of IA Building. Construction of 15m x 56m Solar Dryer.	5,000,000
Macangao CIS: Construction of 9.32 meter Protection Dike at Upstream Portion of Dam. Construction of Dam Intake Gate. Remove and Replace of 20.92 meter Damaged Canal Lining, and 2 units Canal Structures at Main Canal. Remove and Replace of 7.82 meter Damaged Canal Lining, and 2 units Canal Structures at Lateral A.	2,000,000
San Antonio CIS: Construction of 5.00 meters slope protection and Siltation Basin at Supplementary Dam. Remove and Replace of 209.4 meters damaged Canal Lining, and Construction of 2 units Canal Structure at Right Main Canal - Lateral A. Installation of 217.82 meters HDPE Canal Lining, Construction of 202.65 meters trapezoidal Canal Lining, Remove and Replace of 287.73 meters damaged Canal Lining, and Construction of 5-units Canal Structures at Supplemental Canal.	5,000,000
Dalta CIS: Construction of concrete canal lining at Main Canal Sta. 0+ 890.72 - 2+200	10,000,000

1084	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Malamote CIS: Construction of 113.93m Bank Protection at sta. 0+000-0+061.36 and 0+066.53-0+114.10 along Lateral B	9,000,000
BATUNEWLA CIS: Construction of 3.59 km of rectangular canal lining and 2 units of canal structures at the main canal, and 1.79km of rectangular canal lining and 2 units of canal structures at Lateral A 6° 49.479’N, 124° 59.431’E	60,000,000
DALUPUAN CIS: Construction of Dam (Phase II) 7° 9.780’N, 124° 52.445’E	24,000,000
Bagan CIS: Construction of 0.700km RectangularLine Canal at Main Canal station 2+000 - 2+700, 0.855km Rectangular Line Canal at Lateral A Sta. 0+000 - 0+855 and 3-unit canal structures	50,000,000
Talisawa CIS: Construction of 200-meter Protection Dike at Stream Check Sta. 0+000-0+100 both sides and 1.239-km Rectangular Line Canal at Main Canal sta. 3+678 - 3+982, 3+985-4+595, 4+595-4+920, 0.435-km Rectangular Line Canal at Lateral A sta. 0+225 - 0+660 and 6-unit canal structures	60,000,000
Ahan CIS: Repair of 1.08km Rect. Line canal; 3-units canal structures; Repair of 1-unit Intake structure and Construction of 100meters Protection Dike both left and right	60,000,000
Upper Lasangan CIS: Constructuon of 975 meters Rectangular lined canal sta. 0+200- 1+175, and 65 meter protection works left and right	80,000,000
Orandang CIS: Repair of Orandang Dam and construction of 120 meters protection dike (60 meters both side) Sta. 0+000-0+060	15,000,000
Small Margus CIS: Repair of downstream apron and wall, Proposed Protection Works D/S 9 meters L/S (sta. 0+020 - 0+029), 9 meters R/S (sta. 0+020 - 0+029), Construction of 3 units Structure	10,000,000
Lamual SIS: Construction of Protection Works; Repair of flume	19,000,000
Silway 7 CIS: Lateral C: Construction of 616.32 meters Canal Lining (sta. 1+542 - 2+188.32), 8 units Canal Structures; Main Canal: Construction of 111 meters both side raising up of canal (sta. 1+069 - 1+180) and Temporary Facility	6,000,000
Construction of Spillway and Repair of Tantangan CIS Dam 06° 36’ 47.57” N, 124° 45’ 09.12” E, Brgy. Poblacion	25,000,000
Repair of downstream and construction of downstream dam protection with bank protection at Magsaysay CIS dam, Brgy. Magsaysay 6°28’25.4“N 124°55’26.5“E	35,000,000
Malingen-Dalol CIS: Construction of Canal Lining at Lateral A @ Sta. 1+115 - 1+680 , L=565m, 2 Units Of Canal Structures And 1 Unit Terminal Facilities; Construction of Main Canal at Station 4+027 - 4+620, L=593m, 2 Units of Canal Structures And 1 Units Of Terminal Facilities	6,720,000
Kraan CIS: Construction of Canal Lining Of Main Canal @ Station 0+515 - 1+290, L= 775m and Station 1+381 - 1+391, L= 10m And 1 Unit of Terminal Facilities	8,280,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1085
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Maguinda CIS Repair Canal Lining MC (0+980-1+100), Repair Canal Lining MC (1+870- 1+920) andm Repair of Lateral A (0+200-0+450) 125.6001944 8.807075	4,000,000
Bitan-agan CIS Repair of MC Protection works (0+110-0+175) (0+880-0+975) (1+312- 1+500), Repair of Steel Gate (Sluice Way), Desiltation of Upstream Main Dam, Repair Canal Lining at Main Farm Ditch MC1 (0_268-0+313) 125.522389 8.846806	8,000,000
San Mateo CIS Dam Desiltation and Construction of Lateral B1 (0+000-1+000) 125.56789464434974 8.786249251106996	5,000,000
Tagpulangi CIS Repair of Main Canal Elevated Flume Protection Works 125.5668611 8.831555556	3,000,000
Esperanza CIS: Repair of canal Sta. 0+000-0+060, Sta. 0+360-1+268, Const. of Headgate MC to Lat. A Sta. 0+480, Drainage Sta. 0+010	4,000,000
Sto. Niño CIS: Repair of main canal sta. 0+220-0+300, inst. Of flushboard at dam (suyatan), Const. of Lat. A-1 0+000-0+374, desiltation at diversion dam	2,000,000
Cambinliw CIS: Const. of Siphon 0+108 (damaged flume) and const. of canal 0+000-0+400	3,000,000
Cayetano-Luna CIS: Repair of protection works at upstream (left side facing downstream), and repair of suppl canal Sta. 0+000-0+026, 0+045-0+253.21, 0+318.14-0+340	3,000,000
Mainit CIS - IADP: Repair and fab & Installation of steelgates (main dam) and const. of protection works at upstream and canal structure protection works	5,000,000
Bagacay CIS: Repair of Steelgate (intake and Sluiceway) for main dam and suppl dam, canal lining extension at main canal 0+728-1+000	4,000,000
San Roque CIS: Repair of suppl. Canal at lambog 1 Sta. 0+000-0+428 and lambog 2 Sta. 0+000-0+955, inst. Of flushboard and steelgate repair at main dam, inst. Of intake steelgate and flushboard at Suppl dam Lambog 1, inst. of flushboard at Suppl dam Lambog 2, inst. of intake steelgate and Const. of protection works at Suppl dam donoso	9,000,000
Sta. Monica CIS: repair of main canal flooring sta. 0+188-1+017.97, ext. canal Sta. 1+222.33 - 1+339.23, Lat. A Sta. 0+000-0+516 flooring, Repair of intake steelgate and inst. of flushboard and lat. A flooring Sta. 0+100-0+300, road crossing sta. 1+137 (18’ to 24’ RCP)	7,000,000
Bantay CIS: Repair of Main Canal Lining from Sta.00+000 - Sta.00+594. Construction of Protection Wall along Main Canal at Sta.00+050 - Sta.00+060, Sta.00+110 - Sta.00+120, Sta.00+145 - Sta.00+155. Construction of Turn-out at Sta.00+585 along the Main Canal.	2,500,000
Gangal-Subusob CIS: Construction of Plain Intake Structure at Sta.00+000 (Main Canal), and Turnouts at Sta.00+400, Sta.00+560, & Sta.00+680. Construction and Installation of Suspended Pipeline along Main Canal at Sta.00+080 - Sta.00+280. Construction of Main Canal Lining at Sta.00+080 - Sta.00+680. Installation of 540 ln.m. Distribution Pipelines at various stations.	4,000,000

1086	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Patoc CIS: Repair of Main Canal Lining 02 from Sta.00+000 - Sta.00+912. Construction of Intake at Sta.00+000 and Turnouts along Main Canal 02 at Sta.00+425, Sta.00+729, & Sta.00+912. Repair and construction of Main Canal Lining 01 from Sta.00+042 - Sta.01+621. Construction of Turnouts along Main Canal 01 at Sta.00+763, Sta.00+890, Sta.01+016, Sta.01+170, Sta.01+213, & Sta.01+416	11,500,000
Kilkiling CIS: Restoration of Canal Structures(Sta.00+532-Sta. 00+562) (Sta.00+670-Sta.00+720)(Sta.00+799+Sta.00+859) & Canal Lining (Sta.00+929-Sta.00+934)(Sta.00+978-00+983)(Sta. 01+032-01+037) (Sta.01+172-Sta.01+177)(Sta.01+411-Sta.01+761)	5,000,000
Bacsay CIS: Restoration of Canal Structures(Sta.00+180)(Sta.00+560)(Sta.01+480)(Sta.01+720) & Canal Lining(Sta.00+160- Sta.00+550)(Sta.01+720-Sta.01+980)(Sta.00+007-Sta.00+189)(Sta.00+201- Sta.00+209)(Sta.00+600-Sta.00+780)	4,000,000
Balaguibag CIS: Diversion Works(Sta.00-070-Sta.00+000), Restoration of Canal Structures(Sta.00+668)(Sta.01+706)(Sta.00+716)(Sta.00+765)(Sta.00+814)(Sta.00+863)( Sta.00+912)(Sta.00+961)(Sta.01+010)(Sta.01+059)(01+108)(Sta.01+157)(STA.01+206)(s ta+01+255)(Sta.01+304)(Sta.01+353)(Sta.01+402)(Sta.01+451)(01+500)(Sta.01+549)(St a.01+643)(Sta.01+692)(Sta.01+920)(Sta.02+020)(Sta.02+340)(Sta.02+904) & Canal Lining(Sta.02+530-Sta.02+946)	15,000,000
Conig-Alno CIS: Restoration of damaged pipelines of MPL 01 from Sta. 00+000 to 03+130, MPL 02 from Sta. 00+000 to 03+640, construction of canal structures for suspended pipeline of MPL 02 at Sta. 03+090 to 03+260 and construction of terminal facilities of MPL 01 at Sta. 02+300, 02+880, 03+130, MPL 02 at Sta. 03+640, 03+050, 03+260 and 03+430	4,000,000
Northern Poblacion CIS: Restoration of damaged pipelines of MPL 01 at Sta. 00+000 to 00+600, 01+140-01+800 and MPL 02 at Sta. 00+000 to 01+800, construction of terminal facilities of MPL 01 at Sta. 00+600, 01+140 and MPL 02 at Sta. 01+200, 01+440 and 01+800 and installation of Pumping unit at Sta. 00+600 of MPL 01	3,270,000
Nalseb CIS: Restoration of damaged pipelines of MPL 01 from Sta. 00+000 to 01+590, MPL 02 from Sta. 00+000 to 01+990, construction of pump house at Sta. 00+020 and 00+300 of MPL 01 and terminal facilities at Sta. 00+860, 01+390, 01+590 and MPL 02 at Sta. 01+990	3,600,000
Binaljian CIS: Restoration of damaged pipelines for MPL 01 at Sta. 00+000 to Sta. 00+950, Sta. 01+100 to 01+120, for MPL 02 from Sta. 00+000 to Sta. 01+320, for MPL 03 from Sta. 00+000 to 00+720, construction of canal structures at Sta. 00+950 and 01+100 of MPL 02 for the suspended pipeline and terminal facilities at Sta. 00+040 for MPL 01, Sta. 00+063, Sta. 00+063, MPL 00+546 and MPL 00+898 of MPL 02	2,000,000
Samento Balawa CIS: Restoration of damaged pipelines of MPL 01 from Sta. 00+000 to 02+760, MPL 02 from Sta. 00+000 to 02+820 and LPL 02-01 from Sta. 00+000 to 00+400 , construction of terminal facilities of MPL 01 at Sta. 02+160, MPL 02 at 02+220, 02+520, 02+280 and LPL 02-01 at Sta. 00+400	4,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1087
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Sangilo-Camaring CIS: Restoration of damaged pipelines of MPL 01 from Sta. 00+000 to 03+600, MPL 02 from Sta. 00+000 to 01+740, MPL 03 from Sta. 00+000 to 01+380. MPL 04 at Stat. 00+000 to 01+200, MPL 05 from Sta. 00+000 to 01+380, MPL 06 from Sta. 00+000 to 01+200 and MPL 07 from Sta. 00+000 to 01+800, construction of canal structures fro suspended pipeline at Sta. 02+300 to 02+400 of MPL 01 and terminal facilities at Sta. 01+740 of MPL 02 and Sta. 01+800 of MPL 07	4,630,000

Diang CIS: Construction of Canal lining with grouted riprap from Sta. 00+000 to Sta 00+006 and Sta. 00+326 to Sta. 00+420, Installation of embedded pipeline for MPL 03 at Sta. 00+000 to 00+960, MPL 01 form Sta. 00+000 to 01+500, MPL 02 from Sta. 00+000 to Sta. 00+780, MPL 04 from Sta. 00+000 to Sta. 00+300, MPL 05 from Sta. 00+000 to 00+300, MPL 06 from Sta, 00+000 to 00+660, Construction of canal structues for the suspended pipeline of MPL 01 at Station 00+220 to 00+300, 00+420 to 00+620, MPL 02 at Sta. 00+240 to 00+360, MPL 03 at Sta. 00+300 to 00+360 and MPL 06 at Sta. 00+500 to 00+540, and Constrcution of reservoir tank at Sta. 00+840 of MPL 03

4,500,000
Cadel CIS: Restoration of canal lining ( Main Canal @ sta. 0+003 - 0+025 )	1,065,000
Narney CIS: Restoration of canal lining, protection works, canal facilities and procurement and installation of hdpe pipeline ( @ sta. 0+501 - 0+506, sta. 551 - 0+566, sta. 944 -0+950, sta. 0+954 - 0+964, sta. 1+340 - 1+361, sta. 1+442 - 1+473, sta. 1+553 - 1+574, sta. 2+009 - 2+092, pipeline works ( @ sta. 2+152 - 2+155, 2+174 - 2+213, 2+214 -2+295, 2+296 - 2+505, structure works ( @ sta. 0+132 - 0+144, 1+368, 2+150.80, 2+155 - 2+174, terminal facilities ( @ sta. 1+664, 2+213, 2+295, 2+505) along Main Canal.	4,650,000
Felong-Taw CIS: Restoration of canal lining & canal structures ( Main Canal #1 @ sta. 0+069 - 0+080, sta. 0+151 - 0+156, sta. 0+210 - 0+215, sta. 0+230 - 0+258, sta. 0+286 -0+301, sta. 0+395 - 0+400, sta. 0+406 - 0+417, sta. 0+437 - 0+440, sta. 0+498 - 0+506, sta. 0+556 - 0+578, sta. 0+584 - 0+608, sta. 0+656 - 0+675 ), (Lateral Canal @ sta. 0+035 - 0+044 ), ( @ Main Canal #2 @ sta. 0+000 - 0+180, sta. 0+189 - 0+288. )	2,500,000
Bagnit CIS (Nombongog CIS): Restore of canal lining and structure works at 0+000 Diversion weir lined canal @ 0+033 - 0+094, 0+532- 0+548, 0+900 - 0+941, 1+100 -1+112, 1+240 - 1+251, 1+328 - 1+335, 1+344 - 1+353, 1+528 - 1+540, 1+ 556 - 1+648, 1+716 - 1+729, 2+123 - 2+130, 2+192 - 2+289, 2+435 - 2+548	6,985,000
San Fernando CIS: Restoration of canal lining, protection works & canal structures ( Main canal #1 @ sta. 0+000 - 0+163, 0+180, 0+210 - 0+546. main canal #2 ( @ sta. 0+031 -0+034, 0+213 - 0+216, 0+429 - 0+434, 0+526 - 0+529, 0+631 - 0+637. structure works @ sta. 0+259, 0+455, 0+546 and 0+688.	3,180,000
Daluyaduy (Ubuag CIS): Restoration of canal lining, canal facilities and procurement and installation of hdpe pipeline ( diversion works @ sta. 0+000), pipeline works ( @ sta. 0+000 -1+070, sta. 1+510 - 1+832).	3,120,000
Liwo-Chumang CIS: Restoration of canal lining & canal structures and procurement, delivery and installation of HDPE Pipe ( Main Canal @ sta. 2+170 - 2+177, 2+207 - 2+211, 2+766 -2+833 ), ( Along Lateral Canal @ sta. 0+000 - 0+479, 0+490 - 0+605 and structure work @ sta. 0+479 - 0+490 )	1,500,000

1088	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Bunhian CIS (Timbuan CIS, Tiba-an CIS): Restoration of canal lining & canal structures (Main Canal @ sta. 0+000 - 0+412, and canal structure @ sta. 0+319), (Lateral Canal @ sta. 0+000 - 0+300 and canal structure @ sta. 0+137)	3,000,000
Donglayan River Pangul Tawang Liyang CIS: Construction of Canal Lining (@ sta. 0+000 - 0+033, sta. 0+148 - 0+305, sta. 0+315 - 0+0335 ). Road Crossing @ Sta. 0+305 - 0+315 and Turnout @ Sta. 0+300 and Sta. 0+320	1,000,000
Sadog Bagombong CIS:Installation of Embedded Pipelines (@ Sta. 0+000 - Sta. 0+457, Sta. 0+687 - Sta. 1+200), Suspended Pipeline (@ Sta. 0+457 - Sta. 0+687), Construction of Canal Structure (Anchor Blocks @ Sta. 0+457, Sta. 0+687, and Transition Box @ Sta. 1+200)	5,000,000
Balinciagao CIS: Canalization Works ( Closed conduit @Sta. 0+658- Sta. 0+668, Sta. 0+688- Sta. 0+697, Sta. 1+280-1+286, Sta. 1+708 - Sta. 1+712, Sta. 1+741 - Sta. 1+747, Sta. 1+858 - Sta. 1+893, Sta. 1+893 - Sta. 1+914)	1,000,000
Upper Magnao CIS: Canalization Works (@ Sta 0+000 - Sta. 0+072 Main Canal 1, Sta. 0+000 - Sta. 0+158 Main Canal 2) and Canal Structure (Transition Inlet @ Sta. 0+000 and Turn out @ Sta. 0+005)	1,000,000
Malagnat CIS: Diversion Works (@Sta. 0+000), Canalization Works (@ Sta. 0+051.4 - Sta. 0+143.75), Construction of Canal Structures (Wasteway @ Sta. 0+010- Sta. 0+030; Sta. 1+934.6 - Sta. 1+954; Turn out @ Sta. 0+143, Sta. 1+358.8, Sta. 1+478.4 ; Thresher Crossing @ Sta. 1+595 - Sta. 1+598, Sta. 1+864 - Sta. 867, Sta. 1+934.6- Sta. 1+954, and Elevated Flume @ Sta. 1+934.6- Sta. 1+954)	6,000,000
Mabilong CIS: Canalization Works (@Sta. 0+925 - Sta. 1+234, Sta. 1+244- Sta. 1+382)	1,000,000
Cogawe CIS (Balikongkong): Construction of Canal Structures (Rubble Masonry @ Sta. 050.6 - Sta. 0+079.3, Sta. 1+464 - Sta. 1+507.5, Elevated Flume @ Sta. 0+172.1 - Sta. 0+177 and Sta. 1+580 - Sta. 1+598, Wasteway @Sta. 0+323 - Sta. 0+324, Underhead Drainage @ Sta. 0+423 - Sta. 0+426, Overhead Drainage @ Sta. 0+580, Underhead Drainage-Protection @Sta. 0+421.5- Sta. 424.5 and Sta. 1+062, Road Crossing @ Sta. 1+054 - Sta. 1+059 and Sta. 1+571 - Sta. 1+576, Turn outs @ Sta. 1+613 and Sta. 0+643) and Canal Lining (@ Sta. 0+067.3 - Sta. 0+079.3, Sta. 1+464 - Sta. 1+571, Sta. 1+576 - Sta. 1+578.7)	4,000,000
Belong Manubal CIS: Canalization Works (@ Sta. 0+086 - Sta. 0+491, Sta. 0+500 - Sta. 0+610) and Protection works (Grouted Riprap @ Sta. 0+263 - Sta. 0+268, Sta. 0+500- Sta. 0+507)	2,000,000
Mabaca CIS (Upper & Lower): Provision of Intake Works and Canal Lining (@ sta. 0+102 - 0+285)	1,700,000
Banwang CIS: Provision of Canal Lining (@ sta. 0+000 - Sta. 0+100, Sta. 0+162- Sta. 0+175, Sta. 0+242- Sta. 0+405)	1,000,000
Malin-awa CIS (Binongsay CIS): Canalization Works (@Sta 0+000- Sta. 0+091), Construction of Protection Works (Rubble Masonry @ Sta. 0+070 - Sta. 0+091), and Canal Structure (Elevated Flume @Sta. 0+303.4 - Sta. 0+313.6)	1,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1089
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Tabbayan CIS: Installation of Pipelines (@Sta. 0+005 -Sta. 0+578), Canal Structure (Pressure Relief Box @Sta. 0+55.7 - Sta. 0+56.3, Sta. 0+107 - Sta. 107.6, Sta. 0+158.3 - Sta. 0+158.9, Sta. 0+209.6 - Sta. 0+210.2, Sta. 0+260.9 - Sta. 0+261.5, Sta. 0+312.2 - Sta. 0+312.8, Sta. 0+363.5 - Sta. 0+364.1, Sta. 0+414.8 - Sta. 0+415.4, Sta. 0+466.10 - Sta. 0+466.7, Sta. 0+517.4- Sta. 0+518, Sta. 0+568.7 - Sta. 0+569.3 and Transition Box @ Sta. 0+577.8- Sta. 0+578.6), and Repair of Canal Lining (@ Sta. 0+809- Sta. 0+820, Sta. 0+857- Sta. 0+876)	1,000,000
Pagugo CIS: Construction of Canal Structures (Underhead Drainage @ Sta. 0+522, Thresher Crossing @ Sta. 0+601 - Sta. 0+606, Rubble Masonry @ Sta. 0+520 - Sta. 0+524) and Canal Lining (@ Sta. 0+515 - Sta. 0+529, Sta. 0+692 - Sta. 0+760)	1,000,000
Lapog-laya CIS: Canalization Works (@ Sta. 0+000 - Sta. 0+115) and Canal Structure (Turn out @ Sta. 0+080)	1,300,000
Baccong Balani CIS: Repair of Canal Lining (@ Sta. 0+000 - Sta. 0+320)	2,000,000
Masablang CIS: Repair & Construction of Main Canal Lining from Sta.00+559 - Sta.00+672, Sta.00+987 - Sta.01+004, Sta.01+048 - Sta.01+427. Construction of Protection Works along Main Canal from Sta.00+559 - Sta.00+565	4,000,000
Tayanga Payao Bago CIS: Installation of Pipelines of MC from Sta.00+000 - Sta.00+640. Construction of Canal Lining of MC from Sta.00+640 - Sta.00+769, Intake Barrel from Sta.00+000 - Sta.00+010, Turnout Box at Sta.00+450, and Transition Box at Sta.00+640.	2,000,000
Bunga CIS: Restoration of Diversion weir @ Sta 00+000, installation of pipeline @ Sta 0+672 - Sta 0+696(MC 01), construction of turnout box @ Sta 0+965(MC 01), @ Sta 0+200(Lat. 1), and suspended HDPE pipelines @ Sta 0+000 - Sta 0+200(Lat. 1)	3,000,000
Guinaang CIS: Restoration of canal lining and canal protectionPROP. EMBEDDED PIPELINE@ sta. 0+001-0+104MC/MP 01PROP. SUSPENDED PIPELINE @ sta. 0+104-0+194MC/MP 01PROP. EMBEDDED PIPELINE@ sat. 0+194-0+241MC/MP 01PROP. RM. CANAL LINING@ sat. 0+284-0+307MC/MP 01PROP. RM. CANAL LINING@ sat. 0+429-0+440MC/MP 01PROP. RM. CANAL LINING@ 0+440-0+820MC/MP 01PROP. RM. CANAL LINING@ 0+50-0+59LC/LP 1 - 01PROP. RM. CANAL LINING@ 0+59-0+70LC/LP 1 - 01PROP. RM. CANAL LINING@ 0+0-0+50LC/LP 1 - 02PROP. SILTATION BOX@ 0+-0+1MC/MP 01PROP. SUSPENDED PIPELINE @ 0+104-0+194MC/MP 01	3,500,000
Ladladegan CIS: Construction of Intake @ Sta. 0+000(MP 01 and MP 01-A),Terminal Facilities @ Sta. 0+115, 0+635, 1+319 (MP 01); Sta.0+084 (LP 01) and installation of pipelines @ Sta. 0+000-0+115, 0+635-0+990, 0+990-1+319(MP 01); and 0+000-0+432(MP 01-A)	2,900,000

1090	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Darlican CIS: Restoration of Canal Lining @ Sta. 0+209- Sta. 0+242, @ Sta. 0+290 - Sta. 0+305, @ Sta. 0+343- Sta. 0+351, (MC 04), @ Sta.0+096 - Sta. 0+127, @ Sta.0+127, @Sta. 0+127- Sta. 0+169, @ sta 0+172- Sta. 0+213 (MC 06) , @ Sta. 0+ 000- Sta. 0+043, @ sta. 0+322 - Sta. 0+398, @ Sta. 0+398- Sta. 546 (MC 08), @ Sta. 0+018- Sta. 0+026, @ Sta. 0+034- Sta. 0+051, @ Sta. 0+207- Sta. 0+211, @ Sta. 0+ 279- Sta. 0+287 (MC 09), Intallation of Pipeline @ Sta. 0+000- Sta. 030, @ Sta.0+089- Sta. 0+209 (MC 04), @ Sta. 0+000- Sta.0+080, @ Sta.0+213 -Sta. 0+523 (MC 06), @ Sta. 0+546- Sta.1+196 (MC 09), Construction of Pipe Drop @ Sta. 0+127, Overhead drainage @ sta.0+172(MC 06), Construction of Terminal Facilities @ Sta. 0+89, @ Sta.0+209,(MC 04) @ Sta. 0+393, (MC 06), @ Sta. 0+546, @ Sta.1+196 (MC 08)

5,000,000
Matikid CIS: Restoration of Intake, pipeline and construction of reservoir tank PROP. EXPOSED PIPELINE@ 0+0000+1100MC/MP 01PROP. EXPOSED PIPELINE@ 0+0011000+2177MC/MP 01PROP. EXPOSED PIPELINE@ 0+0021770+2319MC/MP 01PROP. SILTATION BOX@ 0+1100MC/MP 01PROP. RESEVIOR TANK@ 0+2177MC/MP 01PROP. RESEVIOR TANK@ 0+2319MC/MP 01	1,600,000
Lamaon CIS: Restoration of canal lining @ Sta.0+127-Sta.0+180(MC 01), @ Sta. 0+194-Sta. 0+207(MC 01), @ Sta. 0+255-Sta. 0+253(MC 01), @ Sta. 0+192-Sta.0+204(MC 02), Construction a Closed Conduit Sta. 0+000- Sta. 0+005 (MC 01) and Elevated Flume @ Sta. 0+087- Sta. 0+094 (MC 01)	1,800,000

Gueday Kalokoan CIS: Restoration of Canal Lining, Construction of Canal Structures and Installation of Pipeline PROP. 211Kg/m3. CANAL LINING/ PROTECTION WORKS@ 0+000-0+021MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+021- 0+078MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+078- 0+0103MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+0103- 0+186MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+186-0+294MC/MP 01PROP. EXPOSED HDPE PIPELINE@ 0+294- 0+540MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+540- 0+638MC/MP 01PROP. EXPOSED HDPE PIPELINE@ 0+638- 0+980MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+980- 0+1022MC/MP 01PROP. EXPOSED HDPE PIPELINE@ 0+1022- 0+1176MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+1176- 0+1262MC/MP 01PROP. EXPOSED HDPE PIPELINE@ 0+1262-0+1397MC/MP 01PROP. TRANSITION BOX@ 0+021MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+021- 0+78MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+078-0+103MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+103- 0+186MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+186- 0+294MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+540- 0+638MC/MP 01PROP. TURNOUT BOX@ 0+638MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+980- 0+1022MC/MP 01PROP. SUSPENDED. HDPE PIPELINE@ 0+1176- 0+1262MC/MP 01PROP. END CHECK@ 0+1397MC/MP 01

2,200,000
Allangigan SIS: Proposed Construction of Canal Lining Sta. (0+015- 0+701.7) of Lateral B and Sta (0+170-0+600) of Lateral C, Canal Structures and Terminal Facilities	10,000,000
Palongpong CIS: Proposed Construction of Canal Lining (Sta. 0+446.00 - 0+944) of Main Canal and Sta. (0+008.00 - 0+190) of Canal 1, Canal Structures and Terminal Facilities	5,000,000
Restoration of Communal Irrigation System - Nagsurot Tanap Avis CIS	37,800,000
Restoration of Communal Irrigation System - Pasaleng CIS	21,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1091
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Restoration of Communal Irrigation System - Barasan SIS	20,500,000
Restoration of Communal Irrigation System - Sta. Rosa CIS	30,000,000
Anopol Tapaan CIS: Modification of Diversion Dam and Construction of Canal Lining & Canal Structures at Main Canal Sta. 0+000-0+150	10,000,000
Bacnotan CIS: Canal Lining @ Sta. 3+627.50 - Sta. 3+707.50, MC; Sta. 1+580.00 - Sta. 1+600.00, Lat. A and Canal Desilting	5,000,000
Nagbal CIS: Construction of Canal Lining @ Sta. 1+500.00 - 1+614.50 MC and Dam Desiltation	10,000,000
Bued #1 CIS: Construction of Embankment Protection @ Sta. 0+644.47 - Sta. 0+696.11 and Construction of Pipeline @ Sta. 0+745.63 - Sta. 0+780.00	10,000,000
Boboaya CIS: Modification of Intake and Construction of Canal Lining and Structures ( Sta. 1+975 - 2+200)	7,000,000
Alibeng CIS: Construction of Canal Lining and Structures at Main Canal (Sta 0+106.50 - 1+148.80)	5,000,000
Macao CIS: Construction of Canal Lining and Structures at Main Canal (Sta. 1+530.10 - 1+710) and Lateral A (Sta. 0+278.10 - 0+800)	5,000,000
Convento CIS: Construction of Embankment Protection, Canal Lining and Structures (Sta. 0+105 - 0+220)	7,500,000
Esperanza Cabaritan CIS: Construction of Canal Lining and Structures at Main Canal (Sta. 2+118 - 2+320, 0+005.40 - 0+860, 0+518 - 0+735)	10,500,000
Pindangan CIS: Construction of Canal Lining and Structures (Sta. 0+314 - 1+185)	10,000,000
Cabasan CIS: Construction of 4” CHB Canal Lining at Main Canal (Sta. 0+106.40 - 0+262.25,Sta. 0+269.00 - Sta. 0+274.70, Sta. 1+340.40 - Sta. 1+574.60, Sta. 1+580.30 - Sta. 1+778.40 & Sta. 1+785.60 - Sta. 1+948.00 ) & Construction of Canal Structures at Main Canal (Road Crossing(Sta. 0+262.25 - 0+269.00),Division Box(Sta. 0+274.70 & Sta. 0+568.80),Thresher Crossing(Sta. 1+326.70-1+340.40 & Sta. 1+778.40 - 1+785.60) & Turn Outs(Sta. 0+956.20,Sta. 1+470.00 & Sta. 1+573.30).	5,000,000
Lingu CIS: Construction of Siphon (Sta. 0+025.655 - Sta. 0+567.00)	5,000,000
Intal Hacienda: Construction of Protection Works at Intake (Sta. 0-040.00 to Sta. 0-080.00), Installation of Hexapod (Sta. 0-030.00 to Sta. 0-080.00) and Construction of Canal Lining at MC (Sta. 4+185.00 to Sta. 4+328.00 & Sta. 4+337.00 to Sta. 5+120.00)	25,000,000
Gamba CIS: Construction of Diversion Dam (Phase 2)	8,000,000

1092	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Marannao SWIS: 1+260.00 & 1+980.00 - 2+180.00 Main Canal ; Construction of Pipeline at Stations 1+260.00 - 1350.00 & 1+928.00 - 1+981.20 Main Canal; Construction of Bench Flume at Station 1+350.00 - 1+928.00 Main Canal; Construction of 3HP Solar Pumping System; and Construction of Canal Structures at Main Canal (Road Crossing at Station 0+439.00 - 0+462.00,Flat Slab Bridge at Station 1+405.00 - 1+415.00, Thresher Crossing at Stations 1+068.00 & 2+186.20, and Drainage Inlet at Stations 1+818.00 & 2+105.00)	22,000,000
Cabanuangan CIS: CONSTRUCTION OF STRUCTURED WALL PIPE (STA. 3+860 - 3+962.67), CONCRETE CANAL LINING (STA. 3+962.67 - 4+215.00), AND CANAL STRUCTURES (TURN OUT (R/S AT STA. 3+965.00, END CHECK AT STA. 4+215.00) AT MAIN CANAL	5,000,000
Cabisera 27 & 29 CIS: CONSTRUCTION OF CONCRETE CANAL LINING AT MAIN CANAL (Sta. 3+621.00 - 3+738.70, Sta. 3+798.60 - 3+853.85, Sta. 3+899.40 - 3+906.8, Sta. 3+915.00 - 4+010.00, Sta. 4+071.80 - 4+247.50, Sta. 4+292.15 - 4+346.00, Sta. 4+352.70 - 4+452.00, Sta. 4+546.40 - 4+570.50, Sta. 4+584.50 - 4+641.00, Sta. 4+647.70 - 4+759.00, & Sta. 4+816.40 - 5+115.00)	3,000,000
Gappal Communal Pump Irrigation System (CPIS)/ Restoration of Existing Communal Irrigation System (Target Area for Restoration - 150 hectares out of 900 hectares service area), Gappal, Cauayan City, Isabela 16°49’17.88“N 121°48’40.79“E	150,000,000
Dalihan CIS: Construction of Canal Lining (Sta. 0+094 - 1+455) and Canal Structure	7,500,000
Matuno CIS: Construction of Canal Lining (Sta. 0+306.5 - 0+490) and Canal Structure	7,500,000
Pacquet CIS: Construction of 4 THK CHB Canal Lining (Sta. 0+255 - 0+360/0+360 - 0+671 MC1, Sta. 0+432 - 0+497 MC2 & Sta. 0+000 - 0+334 Lateral A) and Canal Structures	5,000,000
Upper angad CIS: Restoration/ Construction of Canal Lining. Remove and Replace of Main Canal at Sta. 0+005.00 - 0+060.00, Sta. 0+060.00 - 0+0467.00, Construction of Main Canal Cover at Sta. 0+005.00 to Sta. 0+060.00. Remove and Replace of canal lining of Catch Dam 1 Sta. 0+006.00 - 0+038.00, and Construction of 3 units of Canal Structure, Drainage Culvert at Sta. 0+030.00 , Overhead Drainage at Sta. 0+060.00, Drainage Culvert at Sta. 0+210.20.	3,000,000
San Salvador CIS: Restoration/ Construction of Canal Lining. Remove and Replace of Main Canal at Sta. 0+200.00 - 0+280.00, Sta. 0+546.00 - 0+600.00, Sta. 0+700.00 - 0+720.00, Construction of Main Canal Cover at Sta. 0+060.00 - Sta. 0+200.00, Sta. 0+280.00 - Sta. 0+390.00, Sta.0+540.00 - Sta. 0+546.00, and Construction of 1 unit of Canal Structure, Turn Out at Sta 0+078.00	2,000,000
Abbag Nalungtutan CIS: Restoration/ Construction of Canal Lining. Remove and Replace of Canal to CHB Lining w/ Cover at Sta. 2+560.00 - 2+743.00, Sta. 2+820.40 - 3+162.70, Desilting at Sta. 0+993.10 - 1+265.50, and Construction of 2 units of Canal Structure, Siphon at Sta. 4+822.70 - 4+937.67, 7+420.00 - 7+987.00	15,000,000
Dimaseset CIS: Improvement of Concrete Canal Lining (Lateral A - Cut and Cover(Sta. 0+000 to Sta. 0+580), Canal Lining(Sta. 0+580 to Sta. 0+900), Replacement of 60cm HDPE Pipe (Sta. 0+650 to Sta. 0+740)	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1093
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Gugo CIS: Improvement of Irrigation Facilities (Canalization - Lateral A: Sta. 0+000 - 0+270, Lateral B: Sta. 0+000-0+360; and Road Crossing)	5,000,000
Partida CIS: “Protection Works (Tugakan Creek 1 (US): Sta. 0+015- 0+265, Tugakan Creek 1 (DS): Sta. 0+000- 0+040, Partida Creek: Sta. 0+000-0+050)”	12,000,000
Conversion CIS: Repair of Diversion Works and Construction of Protection Works of HDPE (Intake Structure) (Protection Works for HDPE Sta. 0+370 to Sta. 0+400)	15,000,000
SUKLABAN CIS: Improvement of Irrigation Facilities (Canalization - Main Canal: Sta. 0+810 - 2+275; and Slope Protection R/S D/S: Sta. 0+000 - 0+032)	20,000,000
Lawis CIS: Rehabilitation/Improvement of Canal System (Lateral A Sta. 0+330 - 0+860 and Sta. 2+160 - 2+770)	10,000,000
Lower Salaza CIS: Improvement of Diversion Works of Lower Salaza CIS	10,000,000
San Roque CIS: Construction of Concrete Canal Lining at Sta. 1+567 - 1+950.50 Main Canal and Protection Works	3,000,000
Nakar CIS: Construction of Canal Lining and Canal Structures at Sta. 1+420-1+520, 2+620- 2+640, 3+171-3+314, 4+532-4+641 Main Canal and 1+880-1+932.94 Lateral A	4,764,000
Del Rosario CIS: Construction of Canal System at Main Canal#2 (STA. 0+723.10 - 1+672.00) and DSFD#6-1 (STA. 0+035.00 - 0+196.00)	6,000,000
Armaca CIS: Construction of canal lining and structures at Sta. 0+162 to Sta. 0+537, Sta. 2+743 to Sta. 2+649 and Sta. 2+680 to Sta. 3+147 MC	15,000,000
Barotuan CIS: Repair of elevated Flume at Sta. 1+130.00- Sta. 1+080.00 of Main Canal and Construction of Slope Protectat Sta. 1+130.00 & Sta. 1+080.00 and Construction of Canal Lining &structures at Sta. 0+916.50- Sta. 0+946.50 and Sta. 0+975.00- Sta. 1+013.00 of Main Canal	8,000,000
Talakaigan CIS: Construction of Canal Lining and Canal Structures at Sta. 4+800.00- 5+390.00, Main Canal	7,000,000
Tanabega CIS: Restoration of Slope Protection at Upstream of Dam, Left Side (Sta. 0+005.00-0+157.00), canal lining at Main Canal from Spring (Sta. 0+000.00-0+068.50, 0+074.00-0+087.00, 0+095.00-0+102.50, 0+107.00-0+0+111.00, 0+117.00-0+119.00, 0+126.00-0+153.00 & 0+170.70-0+420)	25,000,000
Nagas-Maramba CIS: Restoration of Canal Structure Works (Siphon at Sta. 0+493.60- 0+611.00)	5,000,000
SS MISAN CIS: Restoration of Diversion Works at Dam 1 (Sta. 0+000.00), and Dam 2 (Sta. 0+000.00)	5,000,000

1094	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Kamanitohan CIS: Restoration of Canal Structures at Main Canal (Transition at Sta. 0+269.00-0+271.00, Cut and Cover Sta 0+271.00 - 0+349.00, 1+140.00 - 1+456.00, 2+500 - 2+643.00) and Canalization Works at Main Canal (Sta 2+483.10 - 2+500, 2+644.00 - 2+700.00, 2+794.50 - 2+860.00) and at Lateral A (Sta 0+080.00 - 0+140.00)	29,000,000
San Francisco CIS: Restoration of Diversion Works (Sta. 0+000.30 - 0+003.30), Elevated Flume (Sta. 1+037.30 - 1+162.00), Slope Protection Works at Main Canal Left Side of Canal Lining (Sta 0+734.30 - 0+747.80), (Sta 1+569.30 - 1+580.30) and Canaization Works at Main Canal No. 2 (0+000.00 - 0+137.80)	6,000,000
Cabuluan I CIS: Restoration of siphon at Sta. 0+250-0+285 Main Canal	1,750,000
San Vicente-Basiad CIS: Replacement of damaged pipeline to Construction of cut & cover at Sta. 1+450-1+540 and embankment protection at Sta. 1+480-1+540	5,000,000
Santol CIS: Restoration of siphon at Sta. 0+519-0+554 Main Canal; restoration/construction of canal lining of Lateral A at Sta. 0+277-0+282, Sta. 0+500-0+560, Sta. 1+547-1+631	5,575,000
Tuwid-Tuwid CIS: Restoration/Construction of rectangular canal lining at Sta. 0+033-0+864 Main Canal #2	5,575,000
Del Pilar CIS: Restoration of siphon at Main Canal Sta. 1+274.50-1+313 and elevated flume at Main Canal Sta. 2+560-2+600	2,100,000
Labnig-Mancasay CIS: Construction of intake structure and canalization works	5,000,000
Yabo-Francia CIS: Restoration of Main Canal and Installation of Intake Gate at Yabo Dam, Construction of Main Canal (Sta. 1+182.50 -1+700) and Installation of Intake Gate at Yabo Dam (Sta. 0+000)	5,000,000
Gaao CIS: Restoration of Canals (Sta. 0+016.50 - 0+522.00) and Canal Structures (Sta. 0+460.00 - 0+480.00 and Sta 0+480.00 - 0+495.00) at Gaao CIS	4,000,000
Oco CIS: Restoration of Dam Sta, 0+000.00, Replacement of Existing Canal at Main Canal Sta. 0+160.00 - 0+559.00, Sta. 0+573.00 - 0+638.60, Sta.0+643.00 - 0+723.00, Sta. 3+163.50 - 3+270.50, Sta. 3+278.50 - 3+580.50 & Sta. 4+068.00 - 4+163.00 and Repair of Road Crossing at Main Canal Sta. 4+415.00 - 4+474.50 ans Drainage Inlet at Main Canal Sta. 2+783.50 - 2+787.50	20,000,000
Mabini CIS: Replacement of Existing Canal Lining with cover @ Main Canal Sta. 0+017.00- 0+024.00, Sta.0+034.00-0+059.00, Sta.0+398.00-0+548.50. Canal Embankment Protection @ Main Canal Sta. 0+017.00-0+024.00, Sta. 0+036.00-0+056.00	2,000,000
MANOLIB CIS: Restoration of Diversion Works, Conversion of Existing Canal to Cut & Cover at MC Sta. 0+101-0+220; 0+240-0+360; 1+260-1+480; Repair of Canal at MC Sta. 1+480-1+540; 2+144-2+360; 4+640-4+740; 5+261-5+480; Lateral A Sta. 0+140-0+220; 0+380-0+557	10,000,000
Canjonday CIS: Construction of Conversion of Falling Shutter to Core Wall Type Dam	3,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1095
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
ALEGRIA CIS: Restoration of Canal Lining at Sta 0+040.00 - 0+149.30 of Main Canal, Including Canal Embankment Protection at Sta 0+140.00 - 0+149.30 MC	2,500,000
BURGOS CIS: Restoration of Diversion’s Screenbar, Wasteway’s Steelgate, Canal Structure at Lateral A (Sta 0+130.00 - 0+260) including embankment protection along transitions (Sta 0+130 of Lateral a, Sta 0+260 of Lateral A) and Canal Lining (Sta 0+000-0+074.00 of Lateral A)	9,000,000
CALIBAG CIS: Restoration of Canal Lining at Sta 0+998.10 - 2+096.50 of Lateral A	4,500,000
SIUTON CIS: Restoration of Canal Structure and Canal Lining at Sta 0+402 - 0+918.78 of Lateral B	7,000,000
CAGDAGAT CIS: Restoration of Canal Lining at Sta 0+973.30 - 1+014.00 of Main Canal, and construction of canal Lining at Sta 0+840.00 -1+000.00 of Lateral B	3,000,000
CATAMLANGAN CIS: Restoration of Canal Ling at Sta ( at Sta 0+537.00 - 0+709.40 of Main Canal, Sta 0+231.10 - 0+371.60 of Lateral A) including inslatllation of steelgate at wasteway	5,000,000
Necesito CIS: Construction of Prop. Closed Conduit w/ Concrete Pedestal @ Sta. 0+040.90- 0+149.90 of MC, Prop. Wasteway Protection @ Sta.0+254.10 of MC, Prop. Covered Bench flume @ Sta. 0+348-0+410 of MC, Canal Desilting @ Sta.0+149.90-0+254 & Sta.0+000-0+040.90 of MC	5,000,000
Upper Abiera CIS: Construction of Siphon (PVC) at 0+947.2-1+151 ; Consruction of Bench flume at 0+918•35-0+947.20 ; Construction of Bench Flume w/ gabion at 0+245-2-0+284 ; Manhole at 0+000 ; Covered Bench Flune w/ Riverbank; protection at 0+360-0+380 ; Bench Hume Protection at 0+426.4 - 0+434.3 ; Bench Fume (raise-ue) at 0+434.3 - 0+450	4,000,000

Sibala CIS: Proposed Construction of Canal Structure: Drainage Crossing of Main Canal at Sta. 1+167.00 and 1+834.00; Elevated Flume (Remove & Replace) of Main Canal at Sta. 1+921.00 - 2+046.00; Bench Flume Cover of Main Canal at Sta. 2+046.00 - 2+152.00, Sta. 2+161.00 - 2+217.70, Sta. 2+299.60 - 2+414.00, Sta. 2+525.00 - 2+740.00; Bench Flume (Remove & Replace) of Lat. A: at Sta. 0+087.00 - 0+287.70, Sta. 0+546.00 - 0+665.00, 0+702.00 - 0+796.00, Lat. A: Sta. 0+802.00 - 0+821.70 , Sta. 0+850.70 - 0+956.00, Sta. 0+984.50 - 1+044.00, Sta. 1+044.00 - 1+107.80, Lat. A: Sta. 1+117.00 - 1+145.00, Sta. 1+195.00 - 1+266.00, Sta. 1+275.00 - 1+291.00, Sta. 1+331.00 - 1+400.00

7,000,000
Bayunan CIS: Repair of Canal Structures of Main Canal at Sta. 0+664.54 - 0+699.49, 0+807.02 - 0+848.14, 0+925.31 - 0+948.61	3,000,000
De la Paz CIS: Construction of Bench Flume at Sta. 0+000.00 to Sta.0+300.00 of Main Canal Dam 1 and Bench Flume at Sta. 0+000.00 to Sta. 0+300.00 of Main Canal Dam	2,000,000
Marapal CIS: Construction of Slope Protection Works at Sta. 0+000.00 to Sta. 0+030.64, Right Side River (Upstream) and Construction of Slope Protection Works at Sta. 0+000.00 to Sta. 0+030.64, Left Side River (Downstream)	5,000,000

1096	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Ekogan Gamay CIS: Proposed Bench Flume Flooring Sta. 0+000.00- 0+276.50, Bench Flume Slope Protection Sta. 1+017.00-1+028.20, Bench Flume Flooring-Sta. 1+464.25-1+750.00, 2+120.00-2+480.00, Bench Flume with Drops Sta. 2+480.00-2+530.00, Bench Flume Sta.2+530.00-2+604.00, Road Crossing Sta. 2+604.00-2+610.00, Bech Flume w/ Drops - Sta. 2+610.00 - 2+706.00, Bench Flume Sta. 2+706.0-2+710.00, Thresher Crossing, Sta. 2+710.00-2+714.00, Bech Flume with Drops 2+714.00-2+747.00, Bench Flume 2+747.00-2+752.00, Elevated Flume Sta. 2+752.00-2+770.00Bench Flume w/ Drops Sta. 2+770.00-2+810.00, Bench Flume Sta. 2+810.00-2+847.00, Bench Flume Flooring repair @ Lateral B Sta. 0+000.00- 0+209.00 Location: Brgy. Minapasok, Calatrava

4,000,000

Camansi CIS: Proposed Bench Flume Flooring Sta. 0+000.00- )+276.50, Bench Flume Slope Protection Sta. 1+017.00-1+028.20, Bench Flume Flooring-Sta. 1+464.25-1+750.00, 2+120.00-2+480.00, Bench Flume with Drops Sta. 2+480.00-2+530.00, Bench Flume Sta.2+530.00-2+604.00, Road Crossing Sta. 2+604.00-2+610.00, Bech Flume w/ Drops - Sta. 2+610.00 - 2+706.00, Bench Flume Sta. 2+706.0-2+710.00, Thresher Crossing, Sta. 2+710.00-2+714.00, Bech Flume with Drops 2+714.00-2+747.00, Bench Flume 2+747.00-2+752.00, Elevated Flume Sta. 2+752.00-2+770.00Bench Flume w/ Drops Sta. 2+770.00-2+810.00, Bench Flume Sta. 2+810.00-2+847.00, Bench Flume Flooring repair @ Lateral B Sta. 0+000.00- 0+209.00

1,000,000
Banlasan CIS: IMPROVEMENT OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (MFD 2 Sta. 0+158 to Sta. 0+404) Canal Structures (Thresher crossing - 1 unit)	1,000,000
Banderahan CIS: IMPROVEMENT OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Diversion Work (Check Dam #7 Sta. 0+000) Canalization (Main Canal 1 Sta. 0+578 to Sta. 0+647, Sta.0+647 to Sta.0+690, Lateral A Sta. 0+001.50 to Sta. 0+140, Lateral B Sta. 0+001 to Sta. 0+115, Main Canal 5 Sta. 0+072 to Sta. 0+090, Main Canal 7 Sta. 0+000 to Sta. 0+125) Canal Structures (Slope protection - 1 unit, Inclined Drop - 1 unit, Stilling BAsin - 1 unit)	3,000,000
Cagawasan CIS: IMPROVEMENT OF CANAL STRUCTURES AND CONCRETE CANAL LINING Canalization (Main Canal Sta.1+968 to Sta.2+040, Lat. A Sta.0+953 to Sta.1+180, Lat. A2 Sta.0+196 to Sta.0+380, Lat. A4 Sta. 0+240 to Sta.0+301, Lat. B Sta.0+494 to Sta.0+800, and Lat. C Sta.0+622 to Sta.0+880) Canal Structures (Turn-out 13 units)	4,000,000
Sirao CIS: REPAIR OF IRRIGATION PIPELINES PIpeline A (0+000 - 1+704), Pipeline B (0+000- 0+312), PIpeline A-1 (0+000 - 0+606), Pipeline D (0+000 - 0+846), Pipeline D-1 (0+000 - 0+138) AND CONSTRUCTION OF IRRIGATION STRUCTURE 2unit- Sumptank, 1unit- Covered Reservoir, 5unit- Control Box, w/ 2unit- 7.5HP Solar Powered Pumping System	12,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1097
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Lungkuyab CIS: REPAIR OF IRRIGATION PIPELINES AND CONSTRUCTION OF IRRIGATION STRUCTURE PIPELINES SYSTEM Supply Pipe#1 (0+000 - 0+354), Supply Pipe#2 (0+000 - 0+438) Pipeline A Sta, (0+000 - 0+150), Sta. (0+228 - 0+378), Sta. (0+426-0+594), Sta. (0+630 -0+780), Sta. (1+038 - 1200)), PIpeline B (0+000 - 0+480), Pipeline B-2 (0+000 - 0+174), AND CONSTRUCTION OF IRRIGATION STRUCTURE 1unit- Sumptank , 1unit- Control Box w/ 3hp & 5HP Submersible Pump	4,600,000
Balogo I CIS: REPAIR OF MAIN CANAL AND STEEL GATE WITH LIFTING MECHANISM AT INTAKE	500,000
Alangilan CIS: Repair of Elevated Flume (Sta. 1+715 - 1+765)	1,000,000
Lamigan CIS: REPAIR OF LATERAL A CANAL Canalization of Lateral A Canal (Sta. 0+000 - Sta. 0+772)	2,400,000
Tambulan CIS: REPAIR OF LATERAL A CANAL (Sta. 0+000 - Sta, 0+916)	3,500,000
Songculan CIS: IMPROVEMENT OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Construction of Intake 1 Canalization (Sta. 0+346 to Sta.0+751 of MC 1) Canal Structures (Turnout - 3 units, Stilling Basin - 3 units)	2,000,000
Kawayan-Cogon CIS: Repair/Improvement of Canal Lining at Lateral A (Sta. 0+000-0+838, 0.838 km); 3 unit Turnouts	3,500,000
Matin-ao CIS: Repair/Improvement of Diversion Works	4,000,000
Upper-Calipayan CIS: Repair/Improvement of Main Canal Protection Works 0+332 -0+390	4,000,000
Improvement of Upper Calipayan CIS 11°38’37.59“N 124°31’4.60“E	30,000,000
Improvement of Kawayan - Cogon CIS 11°36’4.73“N 124°25’46.63“E	8,000,000
San Pascual CIS: Repair and Improvement of Diversion Dam and Extension of Sub-Lateral M- 2 Canal @Sta. 0+364 - 0+800: New SFD 3-1 Canal @Sta. 0+000 - 0+410 and SFD 3-2 Canal @Sta. 0+000 - 0+210	14,750,000
Pasakay-Amahit CIS: Repair/Improvement of Diversion Works w/ Protection Works U/S right side	4,000,000
Hiabangan CIS: Repair and Improvement of Diversion Dam and Extension of Sub-Lateral M- 2 Canal @Sta. 0+364 - 0+800: New SFD 3-1 Canal @Sta. 0+000 - 0+410 and SFD 3-2 Canal @Sta. 0+000 - 0+210	3,000,000
San Jose CIS: Repair of Dam Slope Protection and construction of Lateral canal (Sta. 1+643- 1+953.65, Sta. 1+953.65-2+387.10).	5,000,000

1098	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Mapno CIS: Repair of Elevated Flume & Slope Protection (Sta. 1+438.00-1+456.00). Construction of Main canal (Sta. 0+140-0+158.00, Sta. 0+520-0+525, Sta. 1+026-1+028), MFD A (Sta. 0+000-0+303.60), SFD-a (Sta. 0+000-0+245), SFD-b (Sta. 0+000-0+251), SFD-c (Sta. 0+000-0+302.35)	6,000,000
Jubasan CIS: construction of irrigation canal {MFD-1 Sta. 0+000-0+165, MFD-2 Sta. 0+000- 0+307,MFD-3 Sta. 0+000-0+266,MFD-4 Sta. 0+000-0+196) (MFD - D=0.40,b=0.30,d=0.084) Hauling{ Concrete Rd.=47.28 km , Manual Hauling=0.76}	5,000,000
Osmeña CIS: Repair of Diversion Dam and Construction of Shed House, Main Canal Extension (Sta. 0+000-0+060), SFD m-1 (Sta. 0+361-0+553.85), SFD m-2 ( Sta. 0+000-0+206.35), Repair of Elevated Flume (Sta. 0+450-0+462), Main Canal Thresher Crossing, SFD-2 Thresher Corssing and End Check.	10,000,000
Pilar CIS: Remove and replace of Main canal (Sta. 0+160-0+260, Sta. 0+497-0+567, Sta. 0+709-0+786) and lateral canal (Sta. 0+000-0+272).	3,000,000
Kinabranan CIS: Repair of Main Canal (Sta. 0+911-1+080, Sta. 1+380-1+493 & Sta. 1+742- 1+940) and Lateral Canal A (Sta. 0+020-0+100 & Sta. 0+160-0+200).	3,000,000
Rosario CIS: Repair dam, remove and replace of concrete canal along Sta. 0+575 to 0+824, Sta. 1+224.90 to 1+533.80 and Sta. 1+597 to 1+601 and Construction of Manholes (11 units) along Main Canal.	5,000,000
Bag-ot CIS: Repair of Main Canal (Sta. 0+000-0+0145, Sta. 0+164-0+167, Sta. 0+167- 0+198, Sta. 0+198-0+248,Sta. 0+248-0+276,Sta. 0+276-0+398,) and SFD M-1 (Sta. 0+100-0+325,Sta. 0+160-0+200,Sta. 0+325-0+335,Sta. 0+335-0+592,Sta. 0+592-0+598,Sta. 0+598-1+028,Sta. 0+091-0+206,Sta. 0+206-0+228,Sta. 0+227-0+320, Sta. 0+070-0+120).	5,000,000
Lagundi CIS: Construction of Main Canal Sta. 0+000-0+274 & Slope Protection Sta. 0+905- 1+021 Hauling{ Concrete Rd.=45 km , Manual Hauling=700m}	5,000,000
Lawaan CIS: Repair/Improvement of Dam and Construction of Tower House & Steelgate, Remove and Replace of Damaged Canal Lining and Restoration of Canal Stabilization along Main Canal @ STA.2+000-2+910, including contruction of 2-units canal structures.	20,000,000
Caroyan CIS: Repair of Dam( Downstream Apron) and Vertical Steel Gate, Repair/Improvement of Canal along Right Main Canal @ STA. 0+006 - STA. 0+639 and Lateral A @ STA. 0+000-STA.0+035, Repair of Elevated Flume on the Left Main Canal @ STA. 0+065-0+071, and Construction in Lat. A of Headgate @ STA. 0+435, and STO @ STA. 0+010	5,000,000
Sigo CIS: Construction of Solar Pump Works and HDPE Pipelining @ STA. 0+000-STA. 0+450	12,250,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1099
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Baha CIS: Repair of Dam, Installation of Trash Rack, Repair of Sluice Gate, Declogging of Pipelines along Main pipeline @ STA. 0+000-1+337, Repair of Canal Lining along Main Canal @ STA.1+337-STA.1+429.50, STA.1+433.50-STA.1+657, STA.1+659-STA.1+729, STA.1+753-STA.1+793 including Repair of Elevated Flume along Main Canal @ STA. 0+429-1+433.5, STA.1+729-STA.1+753, STA.1+657-STA.1+659 and Construction HDPE Pipelining along Main pipeling @ STA. 1+793-STA.2+100, Lat. A @ STA.0+000-STA.0+550, and construction of 8-units STO.	9,000,000
Malibago-Esperanza CIS: Repair/Improvement of Dam	5,500,000
Bonbon CIS: Repair/Improvement of Lateral A Sta. 0+952 - 1+445	5,000,000
Tubaon CIS: Repair/Improvement of 42 meters Protection Works along Main Canal	3,000,000
Sindangan CIS & Extn: Repair of Siphon Sta. 0 +909.64 - 1 + 075 Lateral A	10,000,000
Pisawak CIS: Rehabilitation of Diversion Works and Construction of Canalization (Sta. 1 + 068 - 1 725.20 MC, 0 + 440 - 1 + 680.81 Lat. A) and 8 units Structure	15,271,000
Upper Nilo CIS: Repair of Siphon at Lateral Canal Sta. 0+000-0+089 and Construction of Canal Lining at Main Canal 2 Sta. 0+090-0+448	2,000,000
Pangi-Mahayahay CIS: Construction of Canal Cover and patching of leakings at Main Canal Sta. 0+000-5+113	3,500,000
Libayoy CIS: Repair of Elevated Flume at Main Canal 2 Sta. 1+084-1+109 and Sta. 1+256- 1+280. Repair of Canal Lining at Main Canal 1 Sta. 0+556-0+573, Sta. 0+643-0+654, Sta. 1+065-1+1080, Sta. 1+290-1+310, Sta. 1+455-1+470, Sta. 1+997-2_201 and Sta. 2+245-2+696.	5,000,000
Lower Sibatang CIS & Ext’n.: Construction of Cut & Cover at Main Canal Sta. 1+280-1+293, Siphon at Main Canal Sta. 1+024-1+244.77 and Road Crossing at Main Canal Sta. 1+300-1+305	11,734,000
Lumpanac CIS: Construction of reinforced closed conduit at main canal.	6,000,000
Lower Labrador CIS & Extension: Construction of Inclined Wall at Lateral A and Repair of Lateral A Canal Lining and Canal Structure	6,000,000
Soluan-Coloran CIS: Construction of canalization at Main canal and Lateral B Extra and Canal Structures at Lateral B Extra.	6,500,000
Upper Labrador CIS: Repair of diversion dam and construction of canalization at Main canal-1	5,000,000
La Fortuna CIS: Fabrication and Installation of steel gates and HDPE pipeline.	2,000,000
Baluran-Tupilac CIS: Construction of Protection works upstream of diversion dam, canalization at Main canal and Protection Dike.	10,000,000
Kabasalan CIS: Construction of siphon structure at main canal.	3,995,000

1100	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Tigua CIS: Repair and Retrofitting of Damaged Siphon Structure and its Appurtenant Structures at Main Canal of Tigua CIS	10,000,000
Palalan CIS: Repair and Installation of Pipeline System (Distribution line) and structure	10,000,000
Tambo CIS: Desiltion of Intake/Dam, Construction of Canal Systems of Main Canal from Sta. 5+800-5+980 and Lateral A of MC from Sta. 0+640-0+817 and MFD6 Canals at 0+360-0+486 and 0+500-0+560 and Provision of Steelgates	3,000,000
Kugita Baylao Lumad CIS: COnstruction of Pipeline (Repair of Elevated), Sitling Basin, Silt Ejector, and Spur Dike	10,000,000
Bualan CIS: Desiltation of Diversion works, Construction of Catch basin (Improvement of Diversion Works), Repair of Pipelines ( with Accessories)	10,000,000
Malabang CIS: Construction of Main canal @ Sta: 1+395 - 2+270, 2+840 - 3+580 and its appurtenance structures	12,000,000
Tudela Clarin CIS: Construction of Trapezoidal Canal at Lateral A2 Sta. 0+000-0+355, Bench Flume at Sta. 0+357-1+033, 1+045-1+105 and Turn-out at Sta. 0+795	10,000,000
Magsaysay CIS: Improvement of Diversion Dam and Construction of Shed of Sluiceway Tower	17,000,000
Callawa CIS: Repair and rehabiltation of damage canal at Main Canal at Stas. 2+657.4- 2+666, Sta 2+715.05-2+781.05 and Sta 2+786.55-2+835.25 and Construction of 3 units Drainage Crossings	5,000,000
Balengaeng CIS: Construction of Check Structure	3,500,000
Pamacaun CIS: Canal Heightening and Repair of Damaged Canal at Lateral A Sta. 0+000 - 0+241.42, Repair of Damaged Canals at Lateral A-1 Sta. 0+038.51 - 0+046.49 and Sta. 0+145.13 - 0+149.17, Canal Heightening at Lateral B Sta. 0+000 - 0+046.78	3,500,000
Sabang CIS:	5,000,000
1. Construction of Rectangular Canal Lining at Lat. A sta. 0+000 - 0+300 and 2. Construction of 6 units of canal structures at Lateral A
Tuayan CIS: Repair of Teruvian Dam	5,000,000
Kawas CIS: Repair of flume; construction of 100mtrs canal lining and 1 canal strucrure	5,000,000
Datu Dani CIS: Restoration of Dam, repair of 100mtrs canal lining and 1 canal structure	15,000,000
Dumolol CIS: Construction of Main Canal Left Side At Station 0+280 - 1+014, (L=734m) and Station 1+135 - 1+145, (L=10m) and Earth Canal at Station 1+014 - 1+135, (L=121m) and Station 1+145-1+680, (L=535m), 4 Units of Canal Structure and 4 Units of Terminal Facilities	6,000,000
Malinao CIS: Construction of lateral A Sta. 0+245-0+324, 0+336-0+500, 0+500 - 0+600, drainage sta. 0+280, road crossing sta. 0+324-0+336, check w/ t.o sta. 0+500, end check sta 0+600	3,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1101
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Rita Glenda CIS: Repair of Steel Gate Intake and Fab. & Inst. Of Steelgate Sluiceway and Const. of siphon 0+116 LSC, Repair of MC Sta. 2+374-2+495.81	3,000,000
Garcia CIS: Repair of main dam upstream apron, repair of road crossing at MC Sta. 0+278- 0+288, repair of siphon sta. 0+254-0+273.50, const. of elev. Flume Sta. 0+842-856.20 MC and const. of elev. Flume sta. 0+046 SC at supply canal and repair inst. of flushboard at supply dam	5,000,000
MAMBAG CIS: Rectangular at sta. 0+120-0+880 of Supplementary Source; Canal Structures Closed Conduit sta. 0+000-0+120 & sta. 0+280-0+622.40; Steel Siphon sta. 0+629-0+662; 2 Bay Drainage sta. 0+840; Closed Conduit sta. 0+880-1+258.10; Construction of Access Road sta. 0+000-1+260	50,000,000

Other Irrigation System Sub-Program	667,405,000

Repair of Bonga Pump#3 Pump Irrigation System	10,000,000
Repair of Sta. Rosa Pump Irrigation System	400,000
Repair of Alejo Malasig Pump Irrigation System	400,000
Repair of Bonga Pump#1 Pump Irrigation System	26,000,000
MAGAT RIS: LOT 1: REPAIR/REHABILITATION/REPLACEMENT OF PUMPING STATION NO. 1 REPLACEMENT OF SOLAR SUBMERSIBLE PUMP, WIRING, AND ACCESSORIES, INTAKE GATES AND LIFTING MECHANISM WITH ACTUATOR AT VILLA DOMINGO, ANGADANAN, ISABELA	400,000,000
LOT 2: Supply, Delivery, and Installation of, Automatic Voltage Regulator of the System Industrial Battery with Charger and Unitized Medium Voltage Switch Gear for PS2
1 - Main Panel
5 - Pump Panel
1 - Low Voltage Transformer
1 - Low Voltage Panel Board
LOT 3: Supply, Delivery, and Installation of, Automatic Voltage Regulator of the System Industrial Battery with Charger and Unitized Medium Voltage Switch Gear for PS3
1 - Main Panel
5 - Pump Panel
1 - Low Voltage Transformer
1 - Low Voltage Panel Board
Sta. Josefa PIS: Replacement of Existing Pump	230,605,000

IRRIGATION SYSTEMS DEVELOPMENT PROGRAM

Establishment of Pump Irrigation Sub-Program	7,473,641,000

Construction of solar pump and appurtenant structures, Budac Solar PIP, Tayum	5,000,000
Construction of solar pump and appurtenant structures of Ba-i Lagayan Solar PIP, Lagayan	17,300,000
Construction of solar pump and appurtenant structures Pang-ot Solar PIP, Lagayan	7,500,000
Swan SPIP: Installation, Supply & delivery of 10hp solar pump & Accessories	10,000,000

1102	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Santa Maria-Cabaggaoan SPIP: Installation, Supply & delivery of unit 10hp solar pump & Accessories	10,000,000
Emilia SPIP: Installation, Supply & delivery of 10hp solar pump & Accessories	10,000,000
Amado SPIP: Installation, Supply & delivery of 10hp solar pump & Accessories	10,000,000
West Apayao-Abulug Irrigation System - San Jose: Installation, Supply & delivery of One (1) unit 10hp solar pump & Accessories	10,000,000
San Mariano SPIP: Installation, Supply & delivery of One (1) unit 10hp solar pump & Accessories	10,000,000
Sitio Amkiland SPIP: Installation, Supply & delivery of One (1) unit 10hp solar pump & Accessories	10,000,000
Allig SPIP: Installation, Supply & delivery of One (1) unit 10hp solar pump & Accessories	10,000,000
Sitio Culilimtao SPIP: Installation, Supply & delivery of 10hp solar pump & Accessories	10,000,000
Bayoyo SIP Procurement/Delivery/Installation of pump, pump house, pipelines and construction of concrete reservoir tanks and other needed structures, Buyacaoan, Buguias	15,000,000
Colong Bajen SIP Procurement/Delivery/Installation of pump, pump house, pipelines and construction of concrete reservoir tanks and other needed structures, Batan, Kabayan	15,000,000
Cabiten-Saugong SIP Procurement/Delivery/Installation of pump, pump house, pipelines and construction of concrete reservoir tanks and other needed structures, Cabiten, Mankayan	15,000,000
Upper Chico River Irrigation System (Mallig Area): Installation, Supply & delivery of 15hp solar pump & Accessories	12,000,000
Construction of Solar Powered Water Pump, Brgy. Nambucayan, Tabuk City	10,000,000
Construction of Solar Powered Water Pump, Brgy. Amlao, Tabuk City	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Lucog, Tabuk City	20,000,000
Construction of Solar Powered Water Pump, Sitio Loyucan, Brgy. Lacnog, Tabuk City	10,000,000
Construction of Solar Powered Pump, Brgy. Agbannawag, Tabuk City	10,000,000
Construction of 2 units Solar Powered Pump, Sitio Biernes, Brgy. Liwan West, Rizal	20,000,000
Construction of 2 units Solar Powered Pump, Brgy. Babalag West, Rizal	20,000,000
Construction of Solar Powered Pump, Sitio Biernes, Brgy. Romualdez, Rizal	10,000,000
Construction of Solar Powered Pump, Sitio Lanaggan, Brgy. Bunot, Paracelis	10,000,000
Construction of Solar Powered Pump, Butong, Brgy. Bacarri, Paracelis	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1103
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Solar Powered Irrigation System, Brgy. Banao, Bauko,	10,000,000
Construction of Solar Powered Pump (Deep Well), Brgy. Otucan Sur, Bauko	10,000,000
Construction of Solar Powered Pump, Sitio Bagwan, Brgy. Palitud, Paracelis	10,000,000
Nagsanga SPIS/Sulvec SRIP: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Camangaan SPIS/Laoag-Vintar RIS: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Taguiporo SPIS: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Memang SPIS/Labugaon RIS: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Sinamar SPIS/Papa RIS: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Kabaritan SPIP: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Buncag SPIS/Dingras RIS: Construction of 1 unit Solar Pump Irrigation System with Fertigation	10,000,000
Construction of Solar Power-Driven Pump Irrigation - Carag Sur SPIP	7,891,000
Construction of Solar Power-Driven Pump Irrigation Projects - Payac SPIP	5,000,000
Construction of Three (3) Units Solar Pump Irrigation with AI Satellite-Assisted Monitoring and Fertigation System, Brgys. Capangdanan, Ora and Sagpat	45,000,000
Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring and Fertigation System, Barangay Raois	15,000,000
Establishment of 5-units Solar Power Driven Pump Irrigation Project, Barangay San Lorenzo	50,000,000
Establishment of 1-unit Solar Power Driven Pump Irrigation, Labut SPIP	10,000,000
Establishment of 1-unit Solar Power Driven Pump Irrigation, Bugayon SPIP	15,000,000
Establishment of 1-unit Solar Power Driven Pump Irrigation, Nagbacalan SPIP	40,000,000
Establishment of 1-unit Solar Power Driven Pump Irrigation, Lumbad SPIP	15,000,000
ORA SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring System	10,000,000
TAY-AC SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring System	10,000,000

1104	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
CALANUTIAN SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite- Assisted Monitoring System	10,000,000
DAYANKI SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring System	10,000,000
BANGBANGAR SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite- Assisted Monitoring System	10,000,000
LINTIC SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring System	10,000,000
BIGBIGA SPIP: Construction of One (1) Unit Solar Pump Irrigation with AI Satellite-Assisted Monitoring System	10,000,000
Pagsanaan Norte SPIP - Construction of 1 unit solar pump irrigation with AI satellite Assisted Monitoring and Fertigatuon System, Pagsanaan Norte, Magsingal	10,000,000
Pangaoaoan East SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Salincob SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Angin SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Daking SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Sinapangan Norte SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Old Central SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Tavaro East SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation with Fertigation	10,000,000
Construction of 1-unit 10 HP Solar Powered Pump w/ AI Satellite-Assisted Monitoring and Fertigation System, Pangaoaoan East, Aringay	10,000,000
Construction of 1-Unit Solar Pump Irrigation System, San Juan	10,000,000
Construction of 1-Unit Solar Powered Irrigation System, Barangay Ramot, Santol	10,000,000
Alilao SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Viga SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1105
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Allabon SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Mabalacat SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Bayoyong SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Mamarlao SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Alitaya SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Diaz SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Bantog SPIP: Procurement/Installation of 1-unit Solar-Powered Pump/Solar Power Driven Pump Irrigation	10,000,000
Construction of Solar Powered Pump, Brgy. Pogomboa, Aguilar	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Poblacion, Aguilar	20,000,000
Construction of Solar Powered Pump, Brgy. Bued, Alaminos City	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. San Jose, Anda	20,000,000
Construction of of 5 units Solar Powered Pump, Brgy. Centro Toma, Bani	50,000,000
Construction of Solar Powered Pump, Brgy. Pangascasan, Bugallon	10,000,000
Construction of Solar Powered Pump, Brgy. Anapao, Burgos	10,000,000
Construction of Solar Powered Pump, Brgy. Quesban, Calasiao	10,000,000
Provision of water pumps, Brgy. Alilao, Dasol	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Bamban, Infanta	20,000,000
Construction of Solar Powered Pump at Bayambang Macalang Batang Farmers IA, Infanta	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Bongalon, Labrador	10,000,000
Construction of Solar Powered Pump, Brgy. Naguelguel, Lingayen	10,000,000
Construction of Solar Powered Pump, Malasiqui	10,000,000
Construction of Solar Powered Pump, Brgy. Canan Norte, Malasiqui	10,000,000
Construction of Solar Powered Pump at Viba Corn Cluster Association, Malasiqui	10,000,000

1106	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction/Provision of Solar Powered Pump, Brgy. Cabatling, Malasiqui	10,000,000
Construction/Provision of Solar Powered Pump, Brgy. Bunlalacao, Mangatarem	10,000,000
Construction/Provision of 3 units Solar Powered Pump at Mabalacat Farmers Communal IA, Mangatarem	30,000,000
Construction of Solar Powered Pump, Brgy. Amanoaoac, Mapandan	10,000,000
Construction of Solar Powered Pump at Sekder Leet Farmers IA, Sta. Barbara	10,000,000
Construction of Solar Powered Pump at Mabiskeg Banaoag Farmers IA, Sta. Barbara	10,000,000
Construction of Solar Powered Pump, Brgy. Bolaoen, Sual	10,000,000
Construction of Cabayaoasan Pump Irrigation System, Cabayaoasan PIS, Brgy. Cabayaoasan, 2 Units Well Development (250 m)	15,000,000
Construction of Salavante Pump Irrigation System, Brgy. Salavante, 2 Units Well Development (250 m)	15,000,000
Construction of Solar Powered Pump with AI Satellite - Assisted Monitoring Fertigation System including Well Development, Drilling, Geo-Resistivity Test, Pump Test, Installation of Casing, Screen and Other Materials at Brgy. Acop, Rosales	10,000,000
Construction of Solar Pump Irrigation, (storage tank and distribution of HDPE Pipe with painting works to Service Area), PHASE II, for Itbayat Integrated Development Project, at Pana, Barangay Raele	15,000,000
Construction of Itbud Solar Power Irrigation Project (Construction of earthfill dam/diversion dam, distribution tanks and distribution pipes), Barangay Itbud	50,000,000
Baggao SPIP Ph 3: CONSTRUCTION OF 10HP SOLAR PUMP, SUPPLY, DELIVERY AND INSTALLATION OF SOLAR PANELS AND IRRIGATION FACILITIES	10,000,000
Gattaran SPIP Ph 2: CONSTRUCTION OF 10HP SOLAR PUMP, SUPPLY, DELIVERY AND INSTALLATION OF SOLAR PANELS AND IRRIGATION FACILITIES	10,000,000
Pamplona SPIP: CONSTRUCTION OF (ONE) 1 UNIT 10HP SOLAR PUMP, SUPPLY, DELIVERY AND INSTALLATION OF SOLAR PANELS AND IRRIGATION FACILITIES	10,000,000
Amulung SPIP: CONSTRUCTION OF (ONE) 1 UNIT 10HP SOLAR PUMP, SUPPLY, DELIVERY AND INSTALLATION OF SOLAR PANELS AND IRRIGATION FACILITIES	10,000,000
Mamil Pump Irrigation Project, Cagayan	175,000,000
Construction of Solar Powered Pump, Brgy. Dodan, Penablanca	10,000,000
Construction of Solar Powered Pump, Brgy. Bangag, Solana	10,000,000
Construction of Solar Powered Pump, Brgy. San Roque, Penablanca	10,000,000
Construction of Solar Powered Pump, Brgy. Basi West, Solana	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1107
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of 3 units Solar Powered Pump, Brgy. Larlon Alto, Tuguegarao City	30,000,000
Construction of Solar Powered Irrigation System, Brgy. Bagumbayan, Tuao	10,000,000
Construction of Solar Powered Pump, Brgy. Lanna, Solana	10,000,000
Construction of Solar Powered Pump, Brgy. Ubong, Solana	10,000,000
Construction of Solar Powered Irrigation System, Rizal	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Battut, Rizal	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Maguirig, Solana	20,000,000
San Pablo Cabagan Irrigation System: Construction of Solar Pump and Irrigation Facilities	10,000,000
Benito Soliven SPIP: Construction of Solar Pump and Irrigation Facilities and Repair of Existing Solar PIP	10,000,000
City of Ilagan SPIP: Construction of Solar Pump and Irrigation Facilities	10,000,000
Santa Maria Pump Irrigation Project, Isabela	1,030,000,000
Construction of Solar Powered Irrigation System, Brgy. Turod, Quezon	20,000,000
Construction of Solar Powered Pump, Brgy. San Manuel, Echague	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Rogus, Cauayan City	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Luna, Quirino	40,000,000
Construction of Solar Powered Irrigation System, Brgy. Olango, Mallig	10,000,000
Construction of Solar Powered Pump, Brgy. Carmencita, Delfin Albano	10,000,000
Construction of Solar Powered Pump (Submersible), Brgy. Manaring, Naguilian	10,000,000
Construction of Solar Powered Pump, Brgy. Santa, Tumauini	10,000,000
Construction of Solar Powered Pump, Brgy. Minanga, Naguilian	10,000,000
Construction of Solar Powered Pump, Brgy. Pintor, Gamu	10,000,000
Construction of Solar Powered Pump, Brgy. Rang Ayon, Naguilian	10,000,000
Construction of Solar Powered Pump , Barangay Villapaz, Naguilian	10,000,000
Construction of Solar Powered Pump , Brgy. San Jose Norte, Mallig	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Cabugao, Cauayan City	10,000,000
Installation/Construction of Solar Powered Pump, Brgy. Naganacan, Santa Maria	10,000,000

1108	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Solar Powered Pump at BidaCaC, Mallig	10,000,000
Construction of Solar Powered Pump, Brgy. Flores, Naguilian	10,000,000
Construction of Solar Powered Pump, Brgy. Magsaysay, Naguilian	10,000,000
Construction of Solar Powered Pump, Brgy. Santo Tomas, Naguilian	10,000,000
Construction of Solar Powered Pump, Brgy. Camasi, Tumauini	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Ragan Sur, Delfin Albano	10,000,000
Construction of 5 Units Solar Powered Pump Irrigation System, Jones	50,000,000
Construction of 3 unit 3HP Solar PV Submersible Pumping System, Brgy. Palacian, San Agustin	10,000,000
Construction of 1 unit 15Hp Solar PV Submersible Pumping System, Brgy. Dadap, Luna	10,000,000
Watwat SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Federation of Vista Hill Kalongkong Kakilingan Upland Farmers Inc. (Ketegan SPIP): Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Purok 4 (Omoc) SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Latar SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Paoac Barobbob SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Cabuluan SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Benay Wangeon SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Nocnoc SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Lower Sisi SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Mancate SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Salinas, Bambang	20,000,000
Construction of Solar Powered Pump, Brgy. Banganan, Aritao	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1109
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Solar Powered Pump, Brgy. Poblacion, Diadi	10,000,000
Construction of Solar Powered Irrigation System, Kayapa	10,000,000
Construction of Solar Powered Pump, Brgy. Siguem, Kasibu	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Nagbitin, Villaverde	10,000,000
Construction of Solar Powered Irrigation System, Purok 1 Brgy. Cordon, Kasibu	10,000,000
Construction of Solar Powered Pump, Brgy. Maddiangat, Quezon	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Bitnong, Dupax del Norte	10,000,000
Construction of Solar Powered Pump, Brgy. Capissan, Kasibu	10,000,000
Construction of Solar Powered Pump, Purok 5, Brgy. Tadji, Kasibu	10,000,000
Construction of Solar Powered Irrigation System, Benay River Almaguer, Bambang	10,000,000
Construction of Solar Powered Irrigation System, including repair of irrigation facilities, Brgy. Binogawan, Kasibu	30,000,000
Construction of Solar Powered Pump at Capisaan-Bilet IA, Kasibu	50,000,000
Construction of Solar Powered Pump, Brgy. Tucanon, Aritao	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Buenavista, Bayombong	10,000,000
Construction of 2 units Solar Powered Pump, Brgy. Kirang, Aritao	20,000,000
Construction of Solar Powered Pump at Lower Mancate IA, Bayombong	10,000,000
Construction of 2 units Solar Powered Pump, Mabasa Cabanasan, Brgy. Mabasa, Dupax del Norte	20,000,000
Construction of 2 units Solar Powered Pump at New Millenium Ineangan IA, Dupax del Norte	20,000,000
Construction of 3 units Solar Powered Pump at Paniki Upper Talla Cordon IA, Kasibu	30,000,000
Provision/Construction of Water Pump at Puswak Domang IA, Brgy. Cabusan, Bayombong	10,000,000
Construction of Solar Powered Pump at San Antonio North Bambang IA, Bambang	10,000,000
Construction of Solar Powered Pump at Tucanon Lower Swip IA, Aritao	10,000,000
Ganano River - Cajel SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities - For Augmentation	10,000,000
Ditabuan SPIP: Furish Delivery and Installation of one (1) unit Solar Pump System and Construction of Intake, Water Tanks and Canal Lining.	10,000,000

1110	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Magsaysay 2 SPIP: Furnish Delivery and Installation of one (1) unit Solar Pump System and Construction of Pump Well, Water Tanks, and Canal Lining	10,000,000
MIACO-Maria Clara Upper SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Villa Santiago 1 SPIP: Construction of One (1) Unit Solar PV Submersible Pumping System with Terminal Facilities	10,000,000
Construction of Solar Powered Pump, Brgy. Salvacion, Saguday	10,000,000
Construction of Solar Powered Pump, Brgy. Eden, Cabarroguis	10,000,000
Construction of Solar Powered Pump (Installation of Solar Panels for Irrigation), Brgy. Divisoria Norte, Maddela	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Palacian, Aglipay	20,000,000
Construction of Solar Powered Pump, Brgy. Ligaya, Aglipay	10,000,000
Construction of Solar Powered Irrigation System, Purok 1, Brgy. San Antonio, Aglipay	10,000,000
Construction of Solar Powered Pump, Brgy. Luttuad, Diffun	10,000,000
Ganano SPIP: Water-Use Optimization and Restoration Initiative along the Ganano River thru surface solar power pump irrigation for enhancement, restoration, and improvement of the Irrigation service area traversing the Irrigation Canal of DC#2 along Brgy. Buneg, Echague, Isabela	20,000,000
SALUKAG SPIP: Modernization and improvement of existing Irrigation System thru Surface Solar Pump Irrigation -OC-2 Canal	10,000,000
CABATUAN SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
DAMMAO SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
SAN MATEO SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
SAN ROQUE SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
SIMIMBAAN SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
BABANUANG SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
San Fermin SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1111
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Marabulig I SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
Daburab SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
Sta. Luciana SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
San Isidro SPIP: Construction of 1 unit Solar Power-Driven Pumps Irrigation Project - For Augmentation	10,000,000
Dianawan SPIP: Construction of 1 unit Water Surface Solar Powered Pump System	10,000,000
Construction of 1-Unit Solar Irrigation Water Pump, Sitio Maluya, Barangay Cupang Proper, Balanga City	10,000,000
Samahang Nagkakaisang Magsasaka ng Colonia IA: Construction of Drilled Solar Powered Pump Irrigation System	10,000,000
Pantubig Turbine IA: Construction of Drilled Solar Powered Pump Irrigation System	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Sta. Lucia, San Miguel	10,000,000
Sagaba CIS: Construction of 1 unit Water Surface Solar Powered Pump System	10,000,000
Paitan SWIS: Construction of 1 unit Water Surface Solar Powered Pump System	10,000,000
Napon Napon SPIP: Construction of 1 unit Water Surface Solar Powered Pump System	10,000,000
Concepcion PIS: Conversion of Fueled Engine Pump System to Water Surface 1 unit Solar Powered Pump System	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Matingkis, Science City of Munoz	10,000,000
Construction of Solar Powered Pump, Brgy. Aquino, Licab	10,000,000
Tangle SPIP: Construction of 15HP Drilled Solar Powered Pump Irrigation System	12,000,000
Capalangan SPIP: Construction of (1 units - 15HP) Drilled Solar Powered Pump Irrigation System	12,000,000
PGRIS (Gumain RIS): Construction of (1 unit - 10HP) Drilled Solar Powered Pump Irrigation System	10,000,000
Construction of 1-Unit Solar Pump Irrigation Systems, Provincial-Government-Owned Lot in San Roque Mexico, Pampanga and Floridablanca National Agricultural School, Floridablanca	10,000,000
Camiling RIS: Construction of Surface Water Solar Power- Driven Pump Irrigation Project (7 Hills IA)	10,000,000
Talimundoc-Marimla SPIP: Construction of Solar Power- Driven Pump Irrigation Project	10,000,000

1112	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Paniqui SPIP: Construction of Solar Power- Driven Pump Irrigation Project	10,000,000
Solar Power-Driven Pump Irrigation Project Construction of Solar Power-Driven Pump Irrigation Project and Canalization (SINBACAMA FIA INC.), Brgy. Matubog, Camiling, Tarlac	10,000,000
Solar Power-Driven Pump Irrigation Project Construction of Solar Power-Driven Pump Irrigation Project and Canalization (ROTSAMA DUET FIA INC.), Brgy. Mapandan, Mayantoc, Tarlac	10,000,000
Sacatehan SPIP: Construction of (1 unit - 10HP) Drilled Solar Powered Pump Irrigation System	10,000,000
Balaybay SPIP: Construction of (1 unit - 10hp) Drilled Solar Powered Pump Irrigation System	10,000,000
Sagpat SPIP: Construction of (1 unit - 10HP) Drilled Solar Powered Pump Irrigation System	10,000,000
Capag-Ongan SPIP: Construction of (1 unit - 15HP) Drilled Solar Powered Pump Irrigation System	12,000,000
Sta. Rita Tinantapi SPIP: Construction of (1 unit - 15HP) Water Surface Solar Powered Pump Irrigation System	12,000,000
Lucapon South SPIP: Construction of (1 unit - 10HP) Drilled Solar Powered Pump Irrigation System	10,000,000
Construction of Solar Powered Pump, Sitio Kapag-Ongan, Brgy. Apostol, San Felipe	10,000,000
PULONG MUNTI SPIP (PENRIS): Establishment of Solar-Powered Pump Irrigation Project at Pulong Munti IA	10,000,000
Construction of Solar Powered Pump at San Agustin Batasan Bata Matanda IA, Brgy. San Agustin, San Miguel	10,000,000
Construction of Solar Powered Pump at Bulualto IA, Brgy. Bulualto, San Miguel	10,000,000
Construction of Solar Powered Pump at BBSSP IA, Brgy. Baritan, San Miguel	10,000,000
Construction of Solar Powered Pump at Bayanihan San Nicolas IA, Brgy. Malapit, San Isidro	10,000,000
Construction of Solar Powered Pump at Banga-Banga Balibago Samahan ng Magsasaka sa Patubig IA, Brgy. San Vicente, San Miguel	10,000,000
Construction of Solar Powered Pump at Maligaya St. Joseph Calawitan IA, San Ildefonso	10,000,000
MALIGAYA SPIP (TRIS UPPER): Establishment of Solar-Powered Pump Irrigation Project at Maligaya	10,000,000
SAN FABIAN SPIP (TRIS LOWER): Establishment of Solar-Powered Pump Irrigation Project at Sto. Domingo	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1113
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
CAMANACSACAN SPIP (TRIS UPPER): Establishment of Solar-Powered Pump Irrigation Project at San Jose City	10,000,000
MURCON SPIP/A. BONIFACIO SPIP (PRIS): Establishment of Solar-Powered Pump Irrigation Project at Murcon & A. Bonifacio	10,000,000
PANABINGAN/STA. BARBARA SPIP (ALONG ALONG IS): Establishment of Solar-Powered Pump Irrigation Project at Panabingan & Sta. Barbara	10,000,000
SAN JOSAPMA SPIP (PENRIS): Establishment of Solar-Powered Pump Irrigation Project at SANJOSAPMA IA	10,000,000
Construction of Solar-Powered Pump Irrigation Project at San Roque Sta. Rita IA, Cabiao	10,000,000
SAN FELIPE SPIP (PRIS SDC): Establishment of 1 unit Solar-Powered Pump Irrigation Project at San Felipe	10,000,000
AB NORTE SPIP (PRIS SDC): Establishment of Solar-Powered Pump Irrigation Project at AB Norte	10,000,000
DIZOL SPIP (PRIS SDC): Establishment of one (1) Solar-Powered Pump Irrigation Project at Dizol	10,000,000
SINIPIT BUBON SPIP (PRIS SDC): Establishment of one (1) Solar-Powered Pump Irrigation Project at Sinipit Bubon	10,000,000
LIGAYA SPIP (PRIS SDC): Establishment of 1 unit Solar-Powered Pump Irrigation Project at Ligaya	10,000,000
VILLA ISLA SPIP (PRIS SDC): Establishment of 1 unit Solar-Powered Pump Irrigation Project at Villa Isla	10,000,000
STA. CATALINA SPIP (PRIS SDC PH2): Establishment of 1 unit Solar-Powered Pump Irrigation Project at Sta. Catalina	10,000,000
MAYAMOT SPIP (PRIS SDC PH2): Establishment of Solar-Powered Pump Irrigation Project at Mayamot 1	10,000,000
ALULA SPIP (PRIS SDC PH2): Establishment of 1 Solar-Powered Pump Irrigation Project at Alula	10,000,000
Construction of Solar Powered Pump at Cabiti Camp IA, Brgy. San Fernando Norte, Cabiao	10,000,000
Construction of Solar Powered Pump at Galas Malayantoc Farmers IA, Brgy. Malayantoc, Santo Domingo	10,000,000
Construction of Solar Powered Pump at Bisak Camp IA, Brgy. San Fernando Sur, Cabiao	10,000,000
Construction of Solar Powered Pump at Sanicris IA, Brgy. Sto Cristo Norte, Gapan City	10,000,000
Construction of Solar Powered Pump at Maranac IA, Brgy. Sta. Rita, Cabiao	10,000,000

1114	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Solar Powered Pump at Manaul Dam Farmers IA, Cabiao	10,000,000
Construction of Solar Powered Pump at Pulong Munti Centro IA, San Isidro	10,000,000
Construction of Solar Powered Pump at Maligaya Sta. Ines Sinipit IA, Cabiao	10,000,000
TRIS Lower (Licab) - Construction of Solar Power-Driven Pump Irrigation	150,000,000
TRIS Lower (Talavera)- Construction of Solar Power-Driven Pump Irrigation	50,000,000
MCIS - Construction of Solar Power-Driven Pump, Brgy. Bibiclat	30,000,000
VCIS - Construction of Solar Power-Driven Pump at Sapang Pinay, Gulod	30,000,000
PRIS (SDC) - Construction/Installation of Solar Power Pump at Sub-Lateral G2, Cabaruan	20,000,000
PRIS (SDC) - Construction/Installation of Solar Power Pump at Sub-Lateral G2, Sinulatan	20,000,000
PRIS (SDC) - Construction/Installation of Solar Power Pump at BM KAPUSO IA, Balingog West	20,000,000
PRIS (SDC) - Construction/Installation of Solar Power Pump at Guimba-Licab IA, Caingin Tabing Ilog	20,000,000
PRIS (SDC) - Construction/Installation of Solar Power Pump, Brgy. Bacayao	20,000,000
PRIS (SDC) PH2 - Construction of Solar-Powered Pump at Manggang Marikit	10,000,000
PRIS (SDC) PH2 - Construction of Solar-Powered Pump at Pasong Inchic	10,000,000
Construction of 1-Unit Solar Powered Irrigation System & Drilling Shallow Tube Well, Brgy. Villa Labrador, Rizal	10,000,000
Establishment of 1-unit Pump Irrigation System, Brgy. Cabucbucan, Rizal	10,000,000
Construction of Solar Powered Pump, Brgy. Salapungan, Candaba, Pampanga	10,000,000
Construction of Solar Powered Pump at Pinag-isang Damdamin sa Patubigan IA, Candaba	10,000,000
Construction of Solar Powered Pump at Kaluguran IA, Brgy. Lourdes, Candaba	10,000,000
Construction of Solar Powered Pump at Punlod IA, Brgy. Tagulod, Candaba	10,000,000
Abung CIS: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
TIQUIWAN SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
MAVALOR SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
BULIHAN SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1115
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
CAHIGAM SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
MAYURO SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
SAN JOSE SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
Construction of Solar Powered Pump, Brgy. Santa Maria, San Pablo	10,000,000
WEST TALAONGAN SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
WAWA PCIS: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
BAUTISTA SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
Construction of Solar Powered Pump and other Structures (Augmentation), Pila (Sta. Cruz RIS)	10,000,000
NAKAR CIS: Construction of Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
Tumbaga I PIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
Construction of Solar Powered Pump, Bryg. Kabibehan, Tagkawayan	10,000,000
Jongo CIS: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
San Andres Tulotulo CIS: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
Construction of Solar Powered Pump, Brgy. Matataja, Mulanay	10,000,000
Construction of Solar Powered Pump, Brgy. Binahaan, Pagbilao	10,000,000
Construction of Solar Powered Pump with Canal lining, Brgy. Malaya, General Luna	10,000,000
Construction of Solar Powered Pump, Brgy. San Andres, Candelaria	10,000,000
Construction of Solar Powered Pump and other irrigation facilities, Brgy. Milawid, Panukulan	10,000,000
Construction of Solar Powered Pump, Tiaong	10,000,000
Provision/Construction of Water Pump/Solar Powered Pump, Brgy. Pilion, Polillo	10,000,000
Construction of Solar Powered Pump, Brgy. Salinas Pantoc, Sariaya	10,000,000
Construction of Solar Powered Pump, Brgy. Morong, Sariaya	10,000,000

1116	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of 2 units Solar Powered Pump with AI Satellite-Assistant Monitoring, Fertigation System and Canal System, Concepcion – Palasan CIS	40,000,000
Construction of 5 units Solar Powered Pump with AI Satellite-Assistant Monitoring, Fertigation System and Canal System, Sampaloc I SPIP	75,000,000
Construction of 6-Units Solar Powered Pump with AI Satellite-Assistant Monitoring, Fertigation System and Canal System, Sampaloc – Bogon SPIP	90,000,000
Construction of 1-unit Solar Powered Pump Irrigation System, Brgy. Manggalang I Sariaya	10,000,000
Establishment of Solar Pump Irrigation System, Brgy. Tiniguiban, Calauag	10,000,000
TANAWAN SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
KAY BULUTONG CIS: Construction of 1 unit Solar Powered Pump and other irrigation facilities (augmentation)	10,000,000
KAY SAKAT II SPIP: Construction of 1 unit Solar Powered Pump and other irrigation facilities	10,000,000
Aturan SPIP: Construction of 1 unit 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Salvacion SPIP: Construction of 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Magbay SPIP: Construction of 1 unit 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Mag-Asawang Tubig RIS: Construction of 15HP Solar Powered Pump with AI Satellite-assisted Monitoring and Fertigation System	12,000,000
Construction of Solar Powered Pump, Burol Dos, Brgy. Sumagui, Bansud	10,000,000
Construction of Solar Powered Pump, Brgy. Bethel, Victoria	10,000,000
Construction of Solar Powered Pump, Brgy. Del Pilar, Calapan City	10,000,000
Construction of Solar Powered Pump and Provision of steel gates, Brgy. Baruyan, Calapan City	20,000,000
Construction of Solar Powered Pump, Sitio Masikap, Brgy. Maluanluan, Pola	10,000,000
Construction of Solar Powered Pump, Brgy. Batino, Calapan City	10,000,000
Construction of Solar Powered Pump, Brgy. Gutad, Calapan City	10,000,000
Provision/Construction of Water Pump and accessories, Brgy. Patas, Calapan City	10,000,000
Construction of Solar Powered Pump, Brgy. Personas, Calapan City	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1117
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of Solar Powered Pump, Brgy. Tacligan, San Teodoro	10,000,000
Construction of Solar Powered Pump, Brgy. Maliwanag, Mansalay	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Malamig, Gloria	10,000,000
Construction of Solar Powered Irrigation System, Brgy. Bagong Lupa, Gloria	10,000,000
Construction of Solar Powered Irrigation System, Sitio Mayumi, Brgy. Maluanluan, Pola	10,000,000
Provision/Construction of Water Pump, Brgy. Nag-iba 1, Naujan	10,000,000
Iwahig Prison and Penal Farm Area: Construction of 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Malatgao RIS: Construction of 1 unit 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Establishment of 1-unit Pump Irrigation Project at Valderama SPIP, Aborlan	10,000,000
Canubos SPIP: Construction of 1 unit 15HP Solar Powered Pump with AI satellite-assisted Monitoring and Fertigation System	12,000,000
Cotnogan SPIP: Supply/Delivery/Installation of solar-powered pump, panels and accessories	10,000,000
RIIS-RIDA: Supply/Delivery/Installation of solar-powered pump, panels and accessories,	10,000,000
Contruction of 1-unit Solar Pump Irrigation System in Brgy. San Juan-San Lorenzo, Minalabac	10,000,000
Establishment of 2- Units Solar Pump Irrigation Systems, Municipality of Daet	10,000,000
Calanay SPIP: Supply/Delivery/Installation of 1 unit solar-powered pump, panels and accessories	10,000,000
Everlasting SPIP: Supply/Delivery/Installation of 1 unit solar-powered pump, panels and accessories	10,000,000
Palayan SPIP: Supply/Delivery/Installation of 1 unit solar-powered pump, panels and accessories	10,000,000
Aklan RIS: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Sibalom-San Jose Irrigation System: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Ysulat-Bariri CIS: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Construction of 1-unit Solar Powered Pump, Brgy. Flores, Culasi	10,000,000

1118	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Salocon PCIS: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Construction of One (1) unit 15 HP Solar Powered Pump with AI-Satellite-assisted Monitoring and Fertigation System, Bago Chiquito PIP	15,000,000
Construction of One (1) unit 15 HP Solar Powered Pump with AI-Satellite-assisted Monitoring and Fertigation System, Quinabonglan PIP	15,000,000
Construction of 1 -unit Pump Irrigation systems in Sitio Malamig, Brgy. Poblacion, Salian	10,000,000
Nagba SPIP: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Dalid SPIP: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Ugasan SPIP: Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Bago RIS (Pulupandan): Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Bago RIS (La Carlota): Construction of 1 unit Solar Powered Pump Irrigation with AI Monitoring System	10,000,000
Mabini-Cayacay SRIS Aguipo Area SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Mabini-Cayacay SRIS Abaca Area SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Ilaya SRIS (Ilaya Sector): Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Cantaroc CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Cagcagan SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
MacArthur SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Martilo PIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
SIRAB SPIP: CONSTRUCTION OF 1 UNIT SOLAR PUMP WORKS & IRRIGATION FACILITIES	10,000,000
ADA-CANBALISARA SPIP: CONSTRUCTION OF 1 UNIT SOLAR PUMP WORKS & IRRIGATION FACILITIES	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1119
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Construction of 4-Units Solar Pump Works & Irrigation Facilities, Badiangon - Tahusan SPIP	45,000,000
Construction of 2-Units Solar Pump Works & Irrigation Facilities, Bolod-Bolod SPIP	30,000,000
San Miguelay IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Solano IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Pago IP: Construction of 2-Units Solar Pump Works & Irrigation Facilities	30,000,000
Balud IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Cabunga-an IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	30,000,000
Cahumayhumayan IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Lay-ahan IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Cogon IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Catigbian IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Maghulod IP: Construction of 2-Units Solar Pump Works & Irrigation Facilities	30,000,000
Kiling IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Maribi IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Cabuynan IP: Construction of 2-Units Solar Pump Works & Irrigation Facilities	30,000,000
Cabadsan IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Dapdap IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Pawing IP: Construction of 1-Unit Solar Pump Works & Irrigation Facilities	15,000,000
Tagpuro IP: Construction of Solar Pump Works & Irrigation Facilities	75,000,000
Construction of 1-Unit Solar Pump Works & Irrigation Facilities at San Victor, Tanauan	10,000,000
Construction of 1-Unit Solar Pump Works & Irrigation Facilities at Bangon, Tanauan	10,000,000
Construction of 2-Units San Lorenzo Solar Pump Irrigation Project, San Jose	20,000,000
San Isidro SPIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Regla SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000

1120	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Lacupayan SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Bugwak CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Buburay CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Tiguha SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Sikatuna SPIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
CAMPO UNO PIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Construction of Solar Powered Irrigation System and Installation of Pipelines in Ubit PIP	15,000,000
Construction of Solar Powered Irrigation System and Installation of Pipelines in Bañas CIS	15,000,000
TALOPTAP CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Calican PIP PCA: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Misok PIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Lipakan PIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
La Libertad CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Pisawak CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Dansalan CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Tampilisan PIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Bagalupa Solar Pump Irrigation System Establishment of Pump Irrigation, Labangan, Zamboanga Del Sur	10,000,000
Mahayahay PIP: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1121
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Gandaan PIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Pandan Pandan PIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
San Isidro PIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Calais PIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Kawayan CIS: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Balungisan PIP: Construction and Installation of Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring and Fertigation System	10,000,000
Construction of 1 Solar Pump Irrigation Project at Sitio Kan Bahum, Brgy. Huwit-Huwit, Omar	10,000,000
Tiaman SPIP: Construction and Installation Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Mohon de la Paz: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Gingoog CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Magsaysay CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Lumbayao CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Basak-Masayon CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Construction of 1-unit Solar Pump Irrigation Project at Brgy. Bolisong, El Salvador City	10,000,000
Construction of 1-unit Solar Pump Irrigation System Amoros Mologan CIS, El Salvador City	10,000,000
San Simon CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
Taglimao CIS: Construction and Installation of 1 unit Solar Powered Pump Irrigation Projects with AI Satellite-Assisted Monitoring	10,000,000
MATIAO SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	35,000,000

1122	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
CABIDIANAN CIS EXTENSION SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	30,000,000
CABIDIANAN CIS SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	15,000,000
UPPER SAOSAO CIS SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	30,000,000
NEW PANAY SIS SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	30,000,000
NUEVO ILOCO CIS SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	130,000,000
LOWER SAOSAO CIS SPIP - Provision of Solar-Powered Pump and Irrigation Facilities	30,000,000
Anibongan SPIP - Provision of 4 units Groundwater Pump Irrigation and 3.5-kms HDPE Canal	65,000,000
Upper Tingale - San Miguel GIP - Provision of 4 units Groundwater Pump Irrigation	65,000,000
Monkayo GIP - Provision of 4 units Groundwater Pump Irrigation	65,000,000
Batinao GIP - Provision of 3 units Groundwater Pump Irrigation	65,000,000
Batutu GIP - Provision of 4 units Groundwater Pump Irrigation	65,000,000
Masao CIS:Installation of solar-powered pumps and irrigation facilities to develop and irrigate a new area of 15 hectares.	10,000,000
Baganga CIS:Installation of solar-powered pumps and irrigation facilities to develop and irrigate a new area of 15 hectares.	10,000,000
Mal RIS: Provision of Solar Powered Pump Irrigation and appurtenant HDPE irrigation facilities of the system to augment the scarcity of water supply	10,000,000
Lanting PIP: Installation, Supply & delivery of 50hp solar pump & Accessories	23,950,000
Construction of 1-unit Solar Powered Pump and Fertigation System at Brgy. Tamnag, Lutayan	10,000,000
Guadalupe Area SPIP: Construction of 15hp Solar Pump, Supply, Delivery and Installation of Solar Panels and Irrigation Facilities	12,000,000
Baobo RIS Extension: Construction of 15hp Solar Pump, Supply, Delivery and Installation of Solar Panels and Irrigation Facilities	12,000,000
Violanta CIS SPIP: Construction of 1 Unit 15hp Solar Pump, Supply, Delivery and Installation of Solar Panels and Irrigation Facilities	12,000,000
Vicente CIS SPIP: Construction of 15hp Solar Pump, Supply, Delivery and Installation of Solar Panels and Irrigation Facilities	12,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1123
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Special Irrigation Sub-Program	2,154,500,000

Likowan SIP: Construction of Intake Structures at Main Canal/Pipeline 01, 02, 03, & 04 Construction of Main Canal Lining 01 from Sta.00+000 - Sta.00+170, Main Canal Lining 03 from Sta.00+000 - Sta.00+063, and Main Canal Lining 04 from Sta.00+000 - Sta.00+283. Construction of Overhead Drainage at Sta.00+088 (Main Canal 01) & Sta.00+138 (Main Canal 04), Protection Works at Sta.00+000 - Sta.00+012, and Turnouts at Sta.00+104, Sta.00+147, & Sta.00+202. Installation of Pipelines at Sta.00+000 - Sta.00+120 (Main Canal 02) and Sta.00+000 - Sta.00+063 (Main Canal 03).	2,450,000

Mogao SIP: Construction of Intake Structure at Sta.00+000 of Main Pipeline. Installation of Main Pipelines at Sta.00+000 - Sta.00+440, Sta.00+451 - Sta.00+673, Sta.00+680 - Sta.01+198, Sta.01+208 - Sta.01+230, Sta.01+252 - Sta.01+314, Sta.01+330 - Sta.01+359, Sta.01+378 - Sta.01+468, Sta.01+480 - Sta.01+683, Sta.01+691 - Sta.02+347, Sta.02+392 - Sta.02+518. Construction & Installation of Suspended Pipelines at Sta.00+440 - Sta.00+451, Sta.00+673 - Sta.00+680, Sta.01+196 - Sta.01+208, Sta.01+230 - Sta.01+252, Sta.01+314 - Sta.01+330, Sta.01+359 - Sta.01+378, Sta.01+468 - Sta.01+480, Sta.01+683 - Sta.01+691, & Sta.02+347 - Sta.02+392. Construction of Turnouts along Main Pipeline at Sta.01+115, Sta.01+691, Sta.01+990, and Sta.02+035.

7,300,000
Gonggong SIP: Construction of Main Canal Lining from Sta.00+013 - Sta.Sta.00+283 and Tunouts at Sta.00+430. Installation of Main Pipelines at Sta.00+283 - Sta.00+300, Sta.00+322 - Sta.00+492, Sta.523 - Sta.00+660, Sta.00+713 - Sta.00+822, Sta.00+840 - Sta.00+950, Sta.00+988 - Sta.01+088. Construction and Installation of Suspended Pipelines along Main Pipeline at Sta.00+300 - Sta.00+322, Sta.00+492 - Sta.00+523, Sta.00+660 - Sta. 00+713, Sta.00+822 - Sta.00+840, and Sta.00+950 - Sta.00+988.	4,000,000
Arab SIP: Construction of Intake Structure at(Sta.00+000),MC-01,MC-02,MC-03,MC-04,MC- 05,MC-06, canal lining MC-01(Sta.00+000-Sta.00+239)MC-02(Sta.00+000-Sta.00+230)MC-03(Sta.00+000-Sta.00+511)LC-01(00+000-Sta.00+305)MC-04(00+000-Sta.00+413)and canal structuresMC-01(Sta.00+232-Sta.00+236)MC-02(Sta.00+00+073)MC-03(Sta.00+071)LC-01(Sta.00+098)(Sta.00+123)(Sta.00+203)(Sta.00+262)MC-04(00+041)(Sta.00+274)MC-05(Sta.00+244)MC-06(Sta.00+015)	7,600,000
Conig SIP: Construction of Intake Structure at Sta.00+000 of Main Canal and Turnouts at Sta.00+300 & Sta.00+500. Construction and Installation of Suspended Pipelines along Main Pipeline at Sta.00+080 - Sta.00+118 and Sta.00+232 - Sta.00+248. Installation of Main Pipelines at Sta.00+000 - Sta.00+080, Sta.00+118 - Sta.00+232, & Sta.00+248 - Sta.00+500, and 480 ln.m. Distribution Pipelines at various stations.	1,650,000
Kilong SIP: Construction of Intake Structure from Sta.00+000 - Sta.00+010 (Main Canal). Construction of Main Canal Lining at Sta.00+200 - Sta.00+338, Sta.00+349 - Sta.00+579, Sta.00+675 - Sta.01+260. Construction of Turnouts along Main Canal at Sta.00+409, Sta.00+466, & Sta.00+715, and Overhead Drainage at Sta.00+105, Sta.00+489, Sta.00+555, & Sta.00+662.	4,600,000

1124	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Batwagan SIP: Construction of Intake Structure at Sta.00+000 of Main Pipeline 01, 02, 03, 04, & 05. Construction of Turnout at Sta.00+030 (MP-01), Suspended Pipeline at Sta.00+035 - Sta.00+060 (MP-03), Turnout at Sta.00+090 (MP-03), Turnout at Sta.00+211 (MP-03), Turnout at Sta.00+288, Reservoir Tank at Sta.00+380 (MP-03), Suspended Pipeline at Sta.00+035 - Sta.00+060 (LP-03-01), Turnout at Sta.00+090, Suspended Pipeline at Sta.00+035 - Sta.00+050 (MP-05), Turnout at Sta.00+60 (MP-05), and Reservoir Tank at Sta.00+200 (MP-05) Installation of Pipelines at Sta.00+000 - Sta.00+030 (MP-01), Sta.00+000 - Sta.00+040 (MP-02), Sta.00+000 - Sta.00+035 (MP-03), Sta.00+060 - Sta.00+360 (MP-03), Sta.00+000 - Sta.00+090 (MP-04), Sta.00+000 - Sta.00+035 (MP-05), and Sta.00+050 - Sta.00+200 (MP-05).

2,800,000
Tabiog SIP: Construction of diversion, canal lining and canal structures ( Main Canal 01 @ sta.0+000 - sta. 0+520, Main Canal 02 @ sta. 0+000 - 0+320, Main Canal 03 @ sta. 0+000 - 1+030, Lateral Canal 01 @ sta. 0+000 - sta. 1+120, Main Canal 04 @ sta . 0+000 - sta. 1+278, Main Canal 05 @ 0+000 - sta. 0+800, Main Canal 06 @ sta. 0+000 - sta. 1+107 )	10,100,000
Naganakan SIP: Construction of Diversion Works, Canal Structures & Canalization, Protection Works and Temporary Works at (Sta. 00+000-Sta. 01+460)	10,000,000
Simud SIP: Construction of Diversion Works(Sta.00+000), Canal Structures (Sta.00+550) & Canalization(Sta.00+000-Sta.00+00+740), Protection Works(Sta.00+000-Sta.00+008)	7,000,000

Nalbo-Balluyan SIP: Construction of Diversion Works(Sta.00+000), Canal Structures(Sta.00+060)(Sta.00+160- Sta.00+220)(Sta.00+230)(Sta.00+430)(Sta.00+640)(Sta.01+165-Sta.01+195)(Sta. 01+150)(Sta.00+020)(00+320- Sta.00+360)(Sta00+380)(Sta.00+580)(Sta.01+100+01120)(Sta.01+400)(Sta.01+640)(Sta. 01+980)(Sta.01+900- Sta.01+903)(Sta.02+010)(Sta.02+100)(Sta.02+180)(Sta.02+200)(Sta.02+350)(Sta.02+46 0)(Sta.02+700)(Sta.02+790-Sta.02+820)(Sta.02+860)(Sta.02+860- Sta02+890)(Sta.02+940)(Sta03+000-Sta.03+003)(Sta00+300- Sta.00+303)(Sta.00+400)(Sta.03+480)(Sta.03+580)(Sta.00+740- Sta.00+748.95)(Sta.03+740)(Sta.00+800)(Sta.04+080-04+083)(Sta.01+320- Sta.01+323)(Sta.04+320)(Sta.04+440-Sta.04+460)(Sta.04+580- Sta.04+583)(Sta.04+640)(Stra.01+620)(Sta.04+880)(Sta.05+065)(Sta.05+275- Sta.05+278)(Sta.05+410)(Sta.05+760-Sta.05+765)(Sta.05+940- Sta.05+945)(Sta.06+560)& Canalization(Sta.00+000-Sta.00+070)

26,000,000
Lanipew SIP: Procurement/Delivery/Installation of HDPE pipes of MPL 01 from Sta. 00+000 to 03+200, MPL 02 from Sta. 00+000 to 01+150, MPL 03 from Sta. 00+000 to 02+200, MPL 04 from Sta. 00+000 to 01+500, MPL 06 from Sta. 00+000 to 00+300, installation of pumping unit of MPL 02 at Sta. 00+320 and MPL 04 at Sta. 01+110, and construction of canal and terminal structures at Sta. 00+930, 01+600, 02+025, 02+450, 02+710, 03+200 of MPL 01; Sta. 00+810 and 01+050 of MPL 02, Sta. 00+670, 01+300, 01+740 and 02+200 of MPL 03; Sta. 00+320 of MPL 02 and Sta. 00+000 of MPL 06	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1125
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Mangkew SIP: Procurement/Delivery/Installation of pipelines of MPL 01 from Sta. 00+000 to 02+100, MPL 02 from Sta. 00+000 to 02+650, and construction of canal structure fro the suspended pipeline from Sta. 02+300 to 02+650 of MPL 02, and terminal structures of MPL 01 at Sta. 01+500, 01+800 and 02+100, MPL 02 at Sta. 01+900, 02+200 and 02+650	4,100,000
Wakal SIP: Procurement/Delivery/Installation of pipelines of MPL 01 from Sta. 01+700 to 02+000, LPL 01-01 from Sta. 00+000 to 00+350 and LPL 01-02 from Sta. 00+000 to 00+350, and construction of grouted riprap of MPL 01 at Sta. 00+000, MC 01 from Sta. 00+100 to 00+115, MC 02 at Sta. 00+150 to 00+170, canal lining of MC 02 from Sta. 00+000 to 00+360, canal structure of LPL 01-01 at Sta. 00+310 to 00+450 & terminal facilities at Sta. 00+350 and 00+700 of LPL 01-01	7,800,000
Sawili Alimang SIP: Procurement/Delivery/Installation of pipelines of MPL 01 from Sta. 00+000 to 02+400 and MPL 02 from Sta. 00+000 to 02+260, and construction of canal structure for the suspended pipeline of MPL 01 at Sta. 00+200 to 00+300 and MPL 02 from Sta. 00+200 to 00+300& terminal structures of MPL 01 at Sta. 01+020, 01+860, and 02+400 and MPL 02 at Sta. 01+740, 02+040 and 02+280	5,650,000
Siwsiw Creek Poblacion SIP:Procurement/Delivery/Installation of pipelines for MPL 01 from Sta. 00+000 to 05+550, MPL 02 from Sta. 00+000 to 03+970 LPL 01-01 at Sta. 00+440, LPL 02-01 from Sta. 00+000 to 00+760, LPL 02-02 from Sta. 00+000 to 00+250, and construction of terminal facilities at Sta. 00+000, 00+150, 00+830, 05+130, 05+920 for MPL 01, Sta. 03+350, 03+570, 03+710, 03+970 for MPL 02 and Sta. 00+760 for LPL 02-01, Sta. 00+250 for LPL 02-02	6,700,000
Sayangan-Namagtey SIP: Construction of reservoir tanks at MPL 01 at Sta. 00+800, MPL 02 at 01+000, MPL 03 at 00+150, MPL 04 at 01+000, MPL 05 at 01+200, MPL 06 at 01+200 and 01+800, MPL 07 at 00+500 MPL 08 at 00+700, MPL 09 at 01+000, MPL 10 at 00+800, MPL 11 at 00+200, MPL 12 at 00+900, MPL 13 at 00+700, MPL 14 at 01+100, MPL 15 at 02+000, MPL 16 at 01+800, MPL 17 at 01+300, MPL 18 at 002+200 and 02+400 and MPL 19 at 00+300	5,600,000
Gusaran-Udian-Poo SIP: Procurement/Delivery/Installation of pipelines for MPL 01 from Sta. 00+000 to 01+500, MPL 02 from Sta. 00+000 to 03+100, LPL 01-01 from Sta. 00+000 to 00+570 and LPL 02-01 from Sta. 00+000 to 00+300; installation of pumping unit at Sta 00+000 fro LPL 01-01 and Sta00+000 for LPL 02-01. , and construction of canal structure & terminal structures of MPL 01 at Sta. 00+880, 01+170, 01500; MPL 02 at Sta. 00+250, 02+030, 02+880 and 03+100	6,150,000
Butigan SIP: Construction of canal lining, canal structures & Procurement, delivery & installation of HDPE Pipe ( Main Canal 1 @ sta. 0+000 - 0+332, Lateral Canal A @ sta. 0+000 - sta. 0+300, Main Canal 02 @ sta. 0+000 - sta. 0+220, @ sta. 0+226- - sta. 0+234, & @ sta 0+312 - sta. 0+709, Main Canal 03 @ Sta. 0+000 - sta. 0+340 )	5,240,000
Chohak Dangawon SIP: Construction of canal lining, canal structures and terminal facilities ( @ Main Canal @ sta. 0+000 - 0+970.50, 1- unit catchdam @ sta. 0+189, 3- units elevated flume @ sta. 0+269 - 0+280 , sta. 0+537.50 - 0+544, sta. 0+895 - 0+898.50, and 3 - units turnout @ sta. 0+165, sta. 0+234, and sta. 0+570 )	3,500,000
Lollonan- Buwa SIP: Construction of canal facilities and procurement, delicery and installation of HDPE pipe ( @ Main Canal @ sta. 0+000, sta. 0+000 - 1+288), ( @ Lateral Canal @ sta. 0+000 - 0+240 )	3,125,000

1126	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Patyuken Palo SIP: Construction of canal lining, canal structures and terminal facilities ( Main Canal 0+000 - 0+280 , @ sta. 0+000 - 0+415 )	1,935,000
Batog Matalanak SIP: Construction of canal lining and canal structures ( @ Main Canal @ sta. 0+282.40 - 1+020.50, 2- units overhead drainage @ sta. 0+291.70, sta. 0+822.20, and 3- units turnouts @ sta. 0+570, sta. 657, sta. 880. )	2,670,000
Bullak SIP: Procurement, delivery and installlation of HDPE pipe form Sta. 0+000 - Sta. 0+720, and contruction of conc. Lined Canal at Sta. 0+82- Sta. 0+971	1,200,000
Attupakon- Hagud SIP: Construction of canal lining & canal structures (Main Canal @ sta. 0+000 - sta. 0+256 )	1,850,000
Dalili- Mappulig SIP: Construction of canal facilities and procurement, delicery and installation of HDPE pipe ( @ Main Canal @ sta. 0+000 - 0+094, 0+164 - 0+423, 0+453 -0+752, 2- units S uspended Pipeline @ sta. 0+094 - 0+164, 0+423 - 0+453, 2 - units reservoir tank @ sta. 0+548 - 0+550, sta. 0+719 - 0+721 and 1- unit Turnout Box. )	2,220,000
Hayetukan SIP: Procurement, delivery & installation of HDPE Pipe & construction of canal lining, canal structures (@ sta. 0+000 - 0+426)	2,320,000
Maloy SIP: Procurement, delivery & installation of HDPE Pipe, construction of canal structures & terminal facilites ( Main Pipeline @ sta. 0+000 - sta. 2+895)	6,480,000
Upang Gulon SIP: Construction of canal lining and canal structures ( @ Main Canal @ sta. 0+000 - 0+343, and 2 - units turnout @ sta. 0+109 and sta. 0+247 )	3,300,000
Luhuban SIP: Construction of irrigation facilities ( @ Main Canal @ sta. 0+000 - 0+334, sta. 0+636 - 0+935, construction of 1-unit Diversion weir, 1- unit Catchdam, and 3- units Transition box )	2,450,000
Bangi Balawis SIP: Construction of canal lining and canal structures ( @ Main Canal @ sta. 0+049 - 0+054, sta. 0+131 - 0+141, sta. 0+237 - 0+267, sta. 0+273 - 0+276, sta. 0+304 - 0+316, sta. 0+400 - 0+410, sta. 0+491 - 0+513, sta. 0+704 - 0+884, 1- unit elevated flume @ sta. 0+884, 1- unit wasteway @ sta. 0+191 and unit turnout @ sta. 0+410 )	1,850,000
Hinobwakan- Piwi SIP: Construction of canal lining and canal structures ( @ Main Canal @ sta. 0+000 - 0+426, and 4- units Turnout @ sta. 0+014, sta. 0+124, sta. 0+244 and sta. 0+304 )	1,330,000
Mahayud SIP: Construction of canal facilities and procurement, deliver and installation of HDPE pipe ( Main Pipeline 01 @ sta. 0+000 - 0+720, Main Pipeline 02 @ sta. 0+000 -0+170)	3,400,000
Tugo SIP: Construction of concrete lined canal and canal facilities ( @ Main Canal @ sta. 0+000 - 0+411, 1 - unit elevated flume @ sta. 0+050.50 - 0+072.50, 3 - units turnout @ sta. 0+072.50, sta. 0+100.50 and sta. 0+268.70 )	1,480,000
Ahin Pugo SIP: Construction of canal lining, canal structures and terminal facilities ( @ sta. 0+000 - sta. 0+330, @ sta. 0+431 - sta. 1+006 )	2,650,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1127
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Bunutan SIP: Construction of Canal Lining (@ MC sta.0+835 - 1+000, Lat A sta. 0+000 - 0+050, Lat B sta. 0+000 - 0+125). Turnouts @ MC sta. 0+610 and sta. 0+752	2,000,000
Dupag SIP: Construction of Diversion works, Canal Structure and Canalization Works	5,000,000
Ligayan SIP: Construction of Diversion Works, Canal Structure (@ sta. 0+120) & Canalization Works (@ sta.0+000-0+850)	2,000,000
Magliya SIP: Construction of Canalization Works (@Sta. 0+000 - Sta. 0+612 Main Canal, Sta. 0+000- Sta. 0+396 Lateral Canal) and Canal Structures (Transition Inlet @Sta. 0+000, Transition Outlet @Sta. 0+300 MC, Sta. 0+456	3,000,000
Boklad SIP: Construction of Canal Lining (@Sta. 0+200 - Sta. 1+220) and Canal Structure (Transition Inlet @Sta. 0+200, Pressure Relief Box @Sta. 0+740, Transition Outlet @Sta. 1+040)	1,600,000
Chagman Balatoc SIP: Installation of Pipelines @ Sta. 0+000 - Sta. 0+560, Suspended Pipeline @ Sta. 0+070 - Sta. 0+090, Canal Structures (Intake Box @ sta. 0+000, Siltation Box 1 @ Sta. 0+180, Siltation Box 2 @ Sta. 0+420) & Canalization Works (@ sta.0+560 - Sta. 0+620)	1,500,000
Bulagi SIP: Canalization Works (@ Sta. 0+000- Sta. 2+233) and Canal Structures ( Siltation Box at Sta 0+004, Sta. 0+408, Sta. 0+612, Sta. 0+816, Sta. 1+120, Sta. 1+236, Sta. 1+542, Sta. 1+880)	5,000,000
Dinogwal Magnao SIP: Construction of Canal Structures (Grouted Riprap @ Sta. 0+134.5 - Sta. 0+136.5, Turn out @ Sta. 0+105), and Canal Lining (@ Sta. 0+000- Sta. 0+465 Main Canal and Sta. 0+000 - Sta. 0+160 Lateral Canal)	1,500,000
San Pedro SIP: Procurement , Delivery & Installation of Solar Pump & Drilling & Accessories , Power House @ 0+000 pump 3 & pump 6	10,500,000
Bateled SIP: Construction of Canalization Works (@ sta. 0+063-0+090, STA.0+130 - 0+613). Construction of Protection Works (@ sta. 0+085 - 0+095). Turnout (sta. 0+165)	1,900,000
Binalagen SIP: Canalization Works ( @Sta. 0+000- Sta. 0+870) and Canal Structures (Transition Inlet @ Sta 0+000, Transition Outlet @ 0+870)	2,000,000
Mangayao Bannong SIP: Construction of Diversion Works, Canal Structure (@ sta. 0+075) & Canalization Works (@ sta. 0+000-0+670)	1,500,000
Luwhok SIP: Canalization Works ( @Sta. 0+000 - Sta. 0+428)	1,500,000
Cacat SIP: Construction of Canalization Lining (@ sta.0+000-0+075, sta. 0+086 - 0+105, sta. 0+181 - 0+305) and Construction of Protection Works @ sta. 0+000 - 0+010	1,500,000
Battitiw Patacan SIP: Construction of Canal Lining (@ Sta. 0+000 - Sta. 364) and Protection Works ( Grouted Riprap @ Sta. 0128 - Sta. 0+143)	1,500,000
Ingging Tafuk SIP: Canalization Works ( Closed Conduit @Sta. 0+000- Sta. 0+025 and canal lining @ Sta. 0+025 - Sta. 0+550 ) and Canal Structures (Turn out 1 @ Sta 0+174, Turn out 2 @ 0+388)	3,000,000

1128	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Minanga Sibol SIP: Construction of Canal Structure (Grouted Riprap @ sta.0+044 - Sta. 0+066) & Canalization Works (@ sta. 0+000- 0+210 Main Canal and sta. 0+000-0+130 Lateral Canal)	1,500,000
Alagan Patok SIP: Construction of Canal Structures (Elevated Flume and Masonry Breastwall @ sta. 0+287 - Sta. 0+292; Turn-outs @ Sta. 0+223 and Sta. 0+395) & Canalization Works (@ sta. 0+000-0+287, Sta. 0+292 - Sta. 0+517)	1,500,000
Saladao SIP: Construction of Reinforced Canal Lining (@ Sta. 0+000 - 0+157)	2,000,000

Supang SIP: Construction of canal structures and installation of pipeline Proposed. Embedded Pipe@ 0+00-0+100MC/MP 01Proposed. Embedded Pipe@ 0+100-0+650MC/MP 01Proposed. Embedded Pipe@ 0+650-0+830MC/MP 01Proposed. Embedded Pipe@ 0+830- 0+960MC/MP 01Proposed. Embedded Pipe@ 0+0-0+140lC/LP-01-1Proposed. Embedded Pipe@ 0+0-0+30lC/LP-01-2Proposed. Embedded Pipe@ 0+0-0+120MC/MP 02Proposed. Anchored Pipe@ 0+0-0+33MC/MP 03Proposed. Embedded Pipe@ 0+33-0+138MC/MP 03FREE INTAKE@ 0+0000MC/MP 01FILTRATION BOX@ 0+100MC/MP 01TURNOUT LC-01- 1@ 0+650lC/LP-01-2TURNOUT LC-01-2@ 0+830MC/MP 02FREE INTAKE@ 0+000MC/MP 02FREE INTAKE@ 0+000MC/MP 03Prop. Reservoir Tank 3@ 0+960MC/MP 01Prop. Reservoir Tank 1@ 0+140lC/LP-01-1Prop. Reservoir Tank 2@ 0+30lC/LP-01-2

2,400,000
Amfowet SIP: Construction of Intake Box @ sta. 0+000. Construction of Pipe Drop @ sta. 0+126. Construction of Turnout Box sta. 0+157. Construction of Canal Lining @ sta. 0+018- 0+310. Installation of HDPE Pipe @ sta. 0+000-0+018.	1,500,000
Awag SIP: Construction of intake -Sta. 0+000(MC 01, 02 and 03); canal structures (MC 01 @ Sta. 0+378, Sta.0+436-0+448, Sta. 0+448) ,(MC 02 @ Sta.0+330), installation of HDPE pipes(MC 01 @ Sta. 0+000-0+378), (MC 03 @ Sta.0+000-0+450), and Canal Lining (MC 01 @ Sta.0+448-0+504)	2,000,000
Buos SIP: Construction of intakes @ Sta. 0+000 (MC 02 & MC 04) Construction of Canal Lining @ Sta.0+000- Sta.0+080,Transition Box @ Sta.0+080 , Terminal Facilities @ Sta. 0+234 (MP 01), @ Sta. 0+ 054 (MC 02) , @ Sta. 0+ 036 (MC 03), @ Sta. 0+ 036 (Mc 04) and installation of HDPE pipeline @ Sta. 0+ 080- Sta. 0+234 (MC 01), @ Sta. 0+ 000- Sta. 0+054 (MC 02), @ Sta. 0+ 000- Sta. 0+036 (MC 03), @ Sta. 0+ 000- Sta. 0+036(MC 04)	1,800,000

Kaeb-eban SIP: Construction of canal structures and installation of pipeline PROP. EMBEDDED PIPELINE@ 0+000-0+040MC/MP 01PROP. EMBEDDED PIPELINE@ 0+040- 0+693MC/MP 01PROP. SUSPENDED PIPELINE@ 0+693-0+820MC/MP 01PROP. EMBEDDED PIPELINE@ 0+820-0+834MC/MP 01PROP. SUSPENDED PIPELINE@ 0+834-0+1062MC/MP 01PROP. EMBEDDED PIPELINE@ 0+1062-0+1307MC/MP 01PROP. SUSPENDED PIPELINE@ 0+1307-0+1718MC/MP 01PROP. EMBEDDED PIPELINE@ 0+1718-0+1877MC/MP 01PROP. EMBEDDED PIPELINE@ 0+1877-0+2200MC/MP 01PROP SILTATION BOX@ 0+040- 0+040MC/MP 01PROP. SUSPENDED PIPELINE@ 0+693-0+820MC/MP 01PROP. SUSPENDED PIPELINE@ 0+834-0+1062MC/MP 01PROP. SUSPENDED PIPELINE@ 0+1307- 0+1718MC/MP 01PROP TURNOUT BOX@ 0+1877MC/MP 01PROP END CHECK@ 0+2200MC/MP 01

2,750,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1129
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Apapawan SIP: Construction of Diversion Intake @ Sta. 0+000 (MC 03), canal lining @ Sta. 0+000- Sta. 0+095 ( MC 01), @ Sta.0+000-Sta. 0+060 (MC 02), @ Sta. 0+014-Sta. 0+075( MC 03), installation of HDPE pipeline @ Sta. 0+095 -Sta. 0+173 (MC 01), Construction of Transition Box @ Sta. 0+095 (MC 01), Closed Conduit @ Sta. 0+000- Sta. 0+005 (MC 02), and Wasteway Box @ Sta. 0+005 (MC 02)	2,100,000
Yangayang-Ampaong SIP: Construction of Diversion Weir of MC 01 & MC 02. Construction of Turnout box @ 0+162(MP 01), sta. 0+312(MP 01), sta. 0+150(MP 02), & sta. 0+300(MP 02). Construction of Suspended Pipeline @ sta. 0+212-0+236(MP 02). Installation of GI Pipe @ sta. 0+000-0+312(MP 01). Installation of HDPE Pipe @ sta. 0+000-0+212(MP 02) & sta. 0+236-0+300(MP 02).	2,500,000
Taobey SIP: Construction of Intake Structures @ Sta. 0+000 (MC 02), Construction of Canal lining @ Sta. 0+000- Sta.0+100, (MC 01) Construction of Canal lining @ Sta. 0+000- Sta.0+0.37, (MC 01), Installation of Pipeline @ Sta. 0+105- Sta. 0+355 (MC 02), Construction of Overhead Drainage @ Sta. 0+060 (MC 01), Transition Boxes @ sta. 0+ 105, Sta. 0+355, Turnout Box @ Sta. 0+165, Elavated Flume @ Sta. 0+097 - Sta. 0+105 (MC 02)	2,500,000
Apekang SIP: Construction of Diversion Weir. Construction of Turnout box @ sta. 0+030, sta. 0+350, sta. 0+570, sta. 0+720, sta. 0+915, sta. 1+000. Installation of HDPE Pipeline @ sta. 0+000-1+000	3,000,000
Matanobong SIP: Construction of intake @ Sta. 0+ 000,Construction of Transition Box @ Sta. 0+ 048, Sta. 0+158,Sta. 0+294, Tunout Box @ Sta. Sta. 0+254, Elevated Flume @ Sta. 0+102- Sta 0+ 104, @ Sta. 0+139- Sta. 0+141, Suspended Pipeline @ Sta. 0+158- Sta. 0+206 Contruction of canal lining @ Sta. 0+048- Sta. 0+102, @ Sta. 0+ 132- Sta. 0+138, Sta. 0+141- Sta.0+ 158, @ Sta. 0+294- Sta. 0+ 599 and installation of HDPE pipes @ Sta. 0+000- Sta .0+ 048, @ Sta. 0+ 206-Sta.0 +294. and Construction of terminal facility @ Sta. 0+599.	3,250,000
Semay SIP: Construction of intake @ Sta. 0+000, installation of pipeline @ Sta. 0+000- Sta. 0+575, canal protection @ Sta. 0+176-Sta. 0+182 @ Sta. 0+213- Sta. 0+218, and reservoir tank @ Sta. 0+575	1,500,000
Lower Caag SIP: Construction of diversion weir, closed conduit, canal lining and canal protection. Prop. Diversion Intake@ sta. 0+000MC/MP 01Prop. Closed Conduit@ sta. 0+000- 0+011MC/MP 01Prop. Closed Conduit w/ Protection@0+011-0+021MC/MP 01Prop. Closed Conduit@0+021-0+174MC/MP 01Prop. Canal Lining@0+174-0+230MC/MP 01	3,650,000

Kinwagsing Mapisla SIP: Construction of Canal lining of Main Canal 1 at sta. 0+000-0+008, 0+032-0+0+046, 0+051-0+082,0+085-0+090, 0+095-0+117, 0+122-0+240, canal lining with protections works at stations 0+046-0+051, 0+082-0+085, 0+090-0+095, 0+117- 0+122, suspendeded pipeline at station 0+008-0+032 Construction of turn-out/wasteway of Main Canal 2 at stations 0+170, installation of pipelines at stations 0+000-0+186, installation of clamp w/ gate valve at station 0+015 Construction of pipe drop of lateral of Main Canal 2 at station 0+000-0+035, installation of pipeline at station 0+035-0+042 Installation of pipeline of Main Canal 3 at station 0+000-0+015

1,000,000

1130	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Paykek Changtaran SIP: Construction of canal lining @ Sta. 0+000- Sta. 0+176, @ Sta. 0+182- Sta. 0+332, @ Sta. 0+343-Sta.0+424 (MC 01), @ Sta. 0+007- Sta.0+41, @ Sta. 0+057 - Sta. 0+102, @ Sta. 0+105- Sta. 0+168- Sta.0+289, @ sta. 0+316- Sta. 0+316- Sta. 0+323 (MC 02), Construction of Overhead Draiange@ Sta. 0+096, Closed Conduit @ Sta. 0+176- Sta. 0+182,@ Sta. 0+332- Sta. 0+343 (MC 01), @ Sta.0+000-Sta.0+007 (MC 02)	2,800,000
Sapayanga Gedegday SIP: Construction of Closed Conduit @ sta 0+000-0+004(MC 02), sta. 0+000-006(MC 03). Constructtion of Road Crossing @ sta. 0+031-0+043(MC 02). Construction of Turnout Box @ sta. 0+045(MC 03) & sta. 0+090(MC 03). Construction of Canal Lining @ sta. 0+000-0+078(MC 01) & sta. 0+043-0+330(MC 02). Construction of Canal Protection @ sta. 0+000-0+004(MC 02). Installation of HDPE Pipe @ sta. 0+004- 0+031(MC 02) & sta. 0+006-0+090(MC 03)	2,000,000
Kaman-iw SIP: Construction of intake @ Sta. 0+000; canal structures @ Sta. 0+492, 0+876, 1+180; terminal facilities @ Sta. 1+008, 1+372; and installation of HDPE pipes @ Sta.0+000-1+372	2,100,000
Intangeb-Insipling SIP: Construction of canal structures (MP 01 @ Sta.0+000), (MP 02 @ Sta. 0+000, Sta.0+828-0+924), installation of HDPE pipes (MP 01 @ Sta. 0+000-0+354), (MP 02 @ Sta. 0+000-0+828, Sta0+924-1+140) and construction of terminal facilities (MP 01 @ Sta. 0+354), (MP 02 @ Sta. 0+350, Sta. 0+924, and Sta. 1+140)	2,100,000

Angada SIP: Construction of Intake Structures at Sta.00+000 of Main Pipeline 01 & Main Canal 03. Installation of Main Pipeline from Sta.00+000 - Sta.00+048 (Main Pipeline 01), Sta.00+102 - Sta.00+412 (Main Pipeline 01) and Sta.00+000 - Sta.00+036 (Main Canal 03). Construction of Main Canal Lining at Sta.00+000 - Sta.00+175 (Main Canal 02), Sta.00+060 - Sta.00+380 (Main Canal 03). Construction of Protection Works at Sta.00+058 - Sta.00+075 (Main Canal 02), Sta.00+302 - Sta.00+307 (Main Canal 03), & Sta.00+377 - Sta.00+380, Turnout at Sta.00+280 (Main Pipeline 01), and Transition Box at Sta.00+060 (Main Canal 03). Construction & Installation of Suspended Pipeline from Sta.00+048 - Sta.00+102 and Sta.00+036 - Sta.00+060 (Main Canal 03)

3,300,000
Kalantangan SIP: Construction of canal lining and canal structures and installation of pipeline	3,750,000
Suyo SIP: Construction of Falling Shutter Diversion Dam, Check Dam, Canal Lining, Canal Structures and Terminal Facilities	50,000,000
Malampa SIP: Pipeline Works (0+000.00 - 0+940.00) of Pipeline -1, Sta (0+000.00 - 0+501.26) of Pipeline -2, Pipeline Structures and Small Farm Reservoir	20,000,000
Biningan SIP: Proposed Construction of Pipeline (Sta. 0+000.00 - 0+924.50) and Pipeline Structures	20,000,000
Caraitan SIP: Proposed completion of Diversion Dam (Sluicegate) and Canal Lining	5,000,000
Sarrat SIP (Phase 1): Proposed Construction of Canal Lining (0+220 - 3+102), Canal Structures and Terminal Facilities	30,000,000
Manayon SIP: Proposed Terruvian Dam, Construction of Pipeline and Tank Structures	25,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1131
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
ACBAB-WADINGAN SIP: Construction of Intake Structure, Canal Lining and Canal Structures at Main Canal Sta. 0+000-0+650	14,000,000
PAYUKEPIK SIP: Construction of Diversion Work, Canal Lining and Canal Structures at Main Canal Sta. 0+140-1+944	12,000,000
SANTA CATALINA SIP: Construction of Intake Structure with Solar Pump and Two (2) Units Solar-Powered Pump Irrigation Systems	19,000,000
San Gabriel SIP: Construction of Diversion Dam and Appurtenant Structures	10,000,000
ARINGAY SIP: Construction of Diversion Dam and Appurtenant Structures	7,500,000
Rizal SIP: Construction of Diversion Dam and Appurtenant Structures	7,500,000
Pampano SIP: Construction of Intake Structure with Solar Pump and Canal Lining	25,000,000
Atel-Batang SIP: Construction of Intake Structure with Solar Pump and Canal Lining	15,000,000
Dorongan Punta SIP: Construction of Intake Structure with Solar Pump and Canal Lining	50,000,000
Cabinuangan SIP: Construction of Intake Structure with Solar Pump and Canal Lining	25,000,000
Andiket-Bato SIP: Construction of Intake Structure with Solar Pump and Canal Lining	25,000,000
Pita SIP: Construction of Diversion Dam and Canal Lining	25,000,000
Pangascasan SIP: Construction of Intake Structure with Solar Pump and Canal Lining	15,000,000
Basco SIP: Construction of 2 Units Rain Collector, HDPE Pipe Lining,Painting Works and Water Proofing	7,500,000
Construction of Tayaran Small Irrigation Project (Construction of earthfill dam/diversion dam, distribution tanks and distribution pipes), Brgy. San Joaquin	50,000,000
Batarao SIP: Construction of Earthfill Dam, Outlet Works and Spillway, Construction of CHB Canal Lining along Main Canal (Sta. 0+031.11- Sta. 0+091.25, Sta. 0+100.45- Sta. 0+160.00 & Sta. 0+163.85- Sta. 0+713.90) & along Lateral A (Sta. 0+000.00- Sta. 0+110.00, Sta. 0+114.05- Sta. 0+280.00 & Sta. 0+284.05- Sta. 0+478.80), Construction of Canal Structures and Construction of Access Road (Sta. 0+000.00- Sta. 0+720.00)	20,000,000
Sinabaan SIP: Construction of Solar Irrigation Project	20,000,000
Echague SIP Phase 2: Construction of Solar Irrigation Project	20,000,000
Tallag SIP: Construction of Solar Irrigation Project	20,000,000
MALASIN SPIP PHASE 2: Construction of Solar Irrigation Project	11,500,000
BENITO SOLIVEN SIP PHASE 2: Construction of Solar Irrigation Project	20,000,000

1132	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Mapalyao SIP Phase 1: Construction of Diversion Works,Canalization work(Sta 0+000 - Sta 0+400 MC , Sta 0+630 - Sta2+020 MC & Sta 2+475 - Sta 4+035 MC),Canal Structures and Proc. & Instal. Of HDPE Pipelines (Sta 0+400 - Sta 0+630 MC & Sta 2+020 - Sta 2+475 MC)	38,000,000
Bulan Sawmill SIP: Construction of Intake, Water Tanks and Cable Pipelines (Sta. 0+000 MP, Sta. 0+000 MPL1 - Sta. 1+160 MPL1, Sta. 0+000 MPL2 - Sta. 1+195 MPL2, Sta. 0+272 - 0+326 MP1, Sta. 1+035 - 1+117 MP1, Sta. 0+321 - 0+350 MP2, Sta. 1+067 - 1+079 MP2)	22,000,000

Construction of Impounding Dam with CHB Canal Lining for Main Canal 1,(Sta. 0+000-Sta. 0+600) Pipeline 1(Sta. 0+000-Sta. 0+340), & Pipeline 2 (Sta. 0+000-Sta. 0+429) and Canal Structures of Turn Out (Sta. 0+290) , Road Crossing (Sta. 0+466.50) Combination of Pool & Pipeline with Spillway (Sta. 0+560), Pool 1A (Sta. 0+000), Pool 1B (Sta. 0+089), Pool 1C (Sta. 0+340), Pool 2A (Sta. 0+251) and Pool 2B (Sta. 0+429) and Construction of Intake with CHB Canal Lining for Main Canal 2 (Sta. 0+000-Sta. 0+780) & Lateral A (Sta. 0+000- Sta. 0+927) and Canal Structures of Road Crossing (Sta. 0+190), Thresher Crossing (Sta. 0+650), End Check (Sta. 780) along Main Canal 2., Headgate (Sta. 0+000), Road Crossing (Sta. 0+770), Thresher Crossing (Sta. 0+880), End Check (Sta. 0+927) along Lateral A.

21,000,000
Kadaratan CIP: Construction of Canal System Sta 0+000 - 0+920, and Intake Structure	13,000,000
Bulalakay Upstream CIP: Construction of Canal System Along MC Sta. 0+000- Sta. 1+219	12,000,000
Sto Niño CIP: Improvement of Diversion Dam and Canal System (Replacement of Steel Gates of Dam to Falling Stutter; Slope Protection - L/S U/S: Sta. 0+000 - 0+045, L/S D/S: Sta. 0+000 - 0+030; and Intake Structure: Sta. 0+000 - 0+035)	25,000,000
San Clemente IP: Construction of Teruvian Intake and Main Canal (Sta. 0+000 - 0+095)	25,000,000
North Lawis (Palongohan) IP: Improvement of Main Canal and Lateral A1 Main Canal ( Sta. 6+465-6+640, Sta. 6+800-7+015) Canal Structures Main Canal ( Sta. 3+344-3+780, Sta. 3+780-4+120, Sta. 4+290, 4+290-4+510, Sta. 4+700-5+175), Lateral A-1 ( Sta. 3+620-3+3620 )	20,000,000
North Lawis (Palongohan) IP: Improvement of Intake Structure and Canal System Latera A-x ( Sta. 0+000-0+318), (Sta. 0+980-1+500)	15,000,000
San Pablo SIP: Construction of Diversion Works and Canal System of Brgy.San Pablo, Castillejos, Zambales	10,000,000
Palola SIP: Construction of Diversion Works- Intake at Sta. 0+000 , Canal Structures, Canal Lining at Sta. 0+061- 1+838 MC 1, Sta. 0+000 - 2+120 MC 2, Sta. 0+000- 0+100 DSFD 1- 1, 2-1 & 4-1 and Pipe Laying at Sta. 0+000-0+120 MC2	20,000,000
Patnanungan Sur SIP: Construction of Diversion and Canal System at Main Canal 1 (STA. 0+005 - 1+201) and Main Canal 2 (STA. 0+005 - 1+480)	24,000,000
Mamara SIP: Construction of Diversion Structure Sta. 0+000, Canal lining and Canal structure at Sta 0+000 to Sta. 1+900 MC	36,500,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1133
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Balao SIP: Construction of 0.465km Canal Lining and 6 unit structures at Sta. 1+569 to Sta. 2+034 Main Canal	3,500,000
Narra SIP: Construction of Check Structure, Main Canal (sta. 0+000.00 - sta. 2+147.50), Lateral A (sta. 0+000.00 - sta. 0+742.30) & its Appurtenant Structures	20,000,000
Malo SIP: Construction of Diversion Works, Canal Lining (sta. 0+000 - 1+250 MC) & Canal Structures	10,000,000
San Nicolas SIP: Construction of Diversion Works, Construction of Canal Lining (sta. 0+000 - 0+800 MC) & its Appurtenant Structures	10,000,000
Simpian SIP: Construction of Slope Protection 50m at Upstream of Diversion Dam, Canal Lining and Canal Structure at Sta. 1+070.00- 1+612.00 of Main Canal and Sta. 0+000- Sta. 0+536.70 of Lateral A	15,000,000
Ransang SIP: Construction of Diversion Works	35,000,000
Matacla-Taytay CIP: Construction of Diversion Works (Sta. 0+000.00), Canal Structures (Sta. 0+854.00 - 0+857.00, Sta. 0+000.00 - 0+179.25, Sta. 0+060.00, Sta. 0+080.00 - 0+100.00 & 0+140.00 - 0+160.00 and Sta. 0+120.00), Canalization Works at Main Canal (Sta. 0+180.00 - 1+865.00) of Matacla-San Jose CIP	19,000,000

Sigamot CIP: Construction of Diversion Works (Dam 1 & 2), Canal Structures (2 unit Concrete Barrel MC Dam 1 Sta. 000.00 - 0+060.00 & MC Dam 2 Sta. 0+000.00 - 0+003.60, 1 unit Headgate Lat. A MC Dam 1 Sta. 0+072.00 - 0+075.00, 4 unit Turnout Left in MC Dam 1 Sta. 0+248.00 - 0+250.50, Sta. 0+287.00 - 0+289.50, Sta. 0+306.00 - 0+308.50 & Sta. 0+404.00 - 0+406.50, 2 unit Turnout Left Lat. A Dam 1 Sta. 0+117.00 - 0+119.50 & Sta. 0+329.00 - 0+370.00, 1 unit Turnout Left MC Dam 2 Sta. 0+416.00 -0+418.50, 1 unit Turnout Right MC Dam 1 Sta. 0+312.00 - 0+314.50, 1 unit Turnout Right Lateral A Dam 1 Sta. 0+102.00 - 0+104.50 & 6 unit Turnout Right MC Dam 2 Sta. 0+060.00 - 0+062.40, Sta. 0+093.00 - 0+095.40, Sta. 0+345.00 - 0+347.40, Sta. 0+409.00 - 0+411.40, Sta. 0+931.00 - 0+933.40 & Sta. 0+955.50 - 0+957.90 and 2 unit End Check MC Dam 1 Sta. 0+517.00 - 0+518.00 & Lateral A Dam 1 Sta. 0+369.00 - 0+370.00 and Canalization Works 441.50 meter-length for Main Canal Dam 1 (Sta. 0+060 -0+072, Sta. 0+075 - 0+248.00, Sta. 0+250.50-0827.00, 0+289.50 - 0+306.00, 0+308.50 - 0+312.00, 0+314.50 - 0+404.00, 0+406.50 - 0+517.00), 361.50 meter-length for Lateral Dam 1 (Sta. 0+000.00 - 0+102.00, 0+104.50 - 0+117.00, 0+119.50 - 0+300.00, 0+300.00 - 0+329.00, 0+331.50 - 0+369.00) and 953.60 meter-length for Main Canal Dam 2 (Sta. 0+003.60 - 0+060.00, 0+062.40 - 0+093.00, 0+095.40 - 0+160.00, 0+160-0+345.00, 0+347.4-0+409.00, 0+411.40-0+416.00, 0+418.40-0+931.00, 0+933.40-955.5, 0+957.9-0+974.00)

19,000,000
Palala Daku CIP: Proposed Road Crossing Sta. 2+330.00-2+336.00, Prop. Bench Flume w/ Dissipator- Sta. 2+336.00-2+370.00, Bench Flume Sta. 2+370.00-2+820.00, Combined Headgate @ Lateral C, C1 & Road Crossing Sta. 2+820, Bench Flume Sta. 2+820.00-2+894.00, Bench Flume w/ Energy Disspator, Sta. 2+894.00-2+988.00, Bench Flume Sta. 2+988.00-3+010.00, Road Crossing Sta. 3+010.00-3+018.00, Bench Flume Sta. 3+018.00-3+220.00, Bench Flume w/ Cover-Sta. 3+220.00-3+291.00, Drainage Crossing Sta. 2+882.00 , +960.40,3+299.00,3+405.80 , 3+835.00$=180.00 & 4+605	52,000,000

1134	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

Binulog CIP: Diversion Works, Proposed Closed Conduit at Main Canal Sta. 0+000.00- 0+012.85, Closed Conduit ( Existing Brgy. Road) Sta. 0+012.85 - 0+012.85- 0+019.35, Proposed Conduit w/ Slope Protection Sta. 0+019.59 -0+220.00, Closed Conduit - Sta. 0+220.00- 0+244.35, Proposed Bench, Flume Sta. 0+244.35-0+455.65, Proposed Conduit_ Sta. 0+455.65-0+644.35, Bench Flume - Sta. 0+644.35- 0+751.15, Proposed Drainage Crossing- Sta. 0+751.15, Proposed Bench Flume Sta. 0+751.15- 0+780.00, Proposed Closed Conduit Sta. 0+780.00-1+044.35, Prop. Bench Flume Sta. 1+044.35-1+530.95, Proposed Thresher Crossing Sta. 1+530.95-1+537.45 , Proposed Bench Flume Sta. 1+537.45-1+598.65, Proposed Hanging Bridge

23,000,000
Lonoy-Malbog CIP: Modification of Diversion Dam Structure Construction of Bench Flume at Sta. 0+000.00 to Sta.0+500.00 of Main Canal	25,000,000

Sinuhotan-Catyana-Pondol-Sacaon SIP: CONSTRUCTION OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Const of Checkdam No. 1 @ Sinuhotan - 1 unit Canalization (MC-1 @ Sinuhotan Sta. 0+000 to Sta. 1+020, Lateral-A @ Sinuhotan Sta. 0+000 to Sta. 0+220, MC @ Pondol Sta. 0+000 to Sta. 1+460, Sta. 1+480 to Sta. 1+680, Sta. 1+680 to Sta. 1+840, Sta. 1+840 to Sta. 1+980, Lateral A @ Pondol Sta. 0+000 to Sta. 0+220, Lateral B @ Pondol Sta. 0+000 to Sta. 0+109) Canal Structures (Turn Out - 33 units, Stilling Basin - 9 units, Turn In - 2 units, Drainage Crossing - 1 unit, Thresher Crossing - 7 units, Cut & C0ver - 1 unit

22,700,000
Bujahan-Datag SIP: CONSTRUCTION OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Check Dam - 2 units Canalization ( MC at Dam No.1 Sta.0+000 to Sta.0+030, Sta.0+035 to Sta.0+160, MC at Dam No.2 Sta.0+000 to Sta.0+204.75, Sta.0+210.25 to Sta.0+320, and MC at Dam No.3 Sta.0+368 to Sta.0+425) Canal Structures (Road Crossing - 1 unit, Turn-in 3 units, Turn-out 5 units, Drainage Crossing 1 unit and Concrete Elevated Flume from Sta.0+204.75 to Sta.0+210.25)	5,000,000
Nangka SIP: CONSTRUCTION OF 20HP SOLAR PUMPING SYSTEM, IRRIGATION PIPELINE Supply PIpe #1(0+000 - 0+264), Source Pipe (0+000 - 0+012) PIpeline A (0+000 - 1+635), PIpeline A-1 (0+000 - 1+308), Pipeline A-1A (0+000 - 0+101) , PIpeline A-1B (0+000 -0+194), PIpeline A-2(0+000 - 0+123), Pipeline A-3(0+000 - 0+113) , PIpeline A-4 (0+000 -0+102), PIpeline B (0+000 - 0+634) & STRUCTURES [Covered Reservoir (30mx4mx2m), Intake, Sumptank, Control Box]	17,500,000
Cerdeña SIP Phase 2: CONSTRUCTION OF IRRIGATION STRUCTURES 1unit- Covered Reservior (25mx4mx2m), 5unit-Control Box, 1unit- Sumptank (5mx4mx2m), & 2unit-road Crossing Structures AND PIPELINES System Supply PIpe (0+000 - 0+408), Pipeline A (0+000 - 2+526) & w/ 5HP Solar Powered Pumping System	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1135
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Tubod-Duguan SIP: CONSTRUCTION OF IRRIGATION STRUCTURES ( 1unit- Intake, 1unit- Sumptank, !unit- Covered Reservoir ( 25mx4mx2m) , 11unit- Control Box , 3units- Road Crossing AND PIPELINES Supply PIpe (0+000 - 0+1002), PIpeline A (0+000 - 2+934), Pipeline A-1 (0+000 - 1+356), PIpeline A-2 (000 - 0+198), Pipeline A-3 (0+000 - 0+690), W/ 7.5HP SOLAR PUMPING SYSTEM w/ 25kva Transformer & Power Service	16,500,000
Jantianon SIP: CONSTRUCTION OF LINED CANAL AND CANAL STRUCTURES Canal and Canal Structures of Sub-Lateral A1-1 (Sta. 0+000 - Sta. 1+140), and Sub-Lateral A1-2 (Sta. 0+000 - Sta. 0+539)	10,000,000
Samac-Abis SIP: CONSTRUCTION OF 1-UNIT INTAKE AND CANAL STRUCTURE (Sta. 0+000 - Sta. 0+114)	10,000,000
Owacan-Pacuan SIP: CONSTRUCTION OF 1-UNIT INTAKE, LINED CANAL AND CANAL STRUCTURES Canal and Canal Structures of Main Canal (Sta. 0+000 - Sta. 0+440)	20,000,000
Lazi-Maria SIP: SUPPLY, DELIVERY AND INSTALLATION OF ONE (1) UNIT 40 HP SUBMERSIBLE PUMP; INSTALLATION OF THREE (3) UNITS 40 HP SUBMERSIBLE PUMP; REPLACEMENT OF EIGHT (8) UNITS 400 WATTS DAMAGED SOLAR PANEL; RENOVATION OF PUMPHOUSE; CONSTRUCTION OF CONTROL HOUSE; INSTALLATION OF PIPELINE AND CONSTRUCTION OF PERIMETER FENCE AT RESERVOIR	8,300,000
Nato SIP: Repair and Improvement of Diversion Dam; Canal Lining along Nato Main Canal-1, San-Luis Main Canal-1, Lateral Canal-1 and SFD M-3; and Construction of Elevated Flume along SFD M-5, SFD M-4, SFD M-3, Lateral Canal-1 and Main Canal-2	16,500,000
Villaconzoilo SIP: Construction of Canal lining Sta. 1+150 - 2+000 Main Canal & 3 units Canal Structure	12,000,000
San Juan SIP: Construction of Canal Lining with Protection Works Along SMC Sta. 0+728 - 0+853 , 107 m	8,000,000
Burabod-Anibongon SIP: Construction of Canal lining Sta. 1+250 - 2+000 Main Canal& 4 units Canal Structure	12,000,000
Pagsulhugon SIP: Construction of Diversion Works (Slope Protection 13.75 m at left side and 30m at right side , Canal Lining Right Main Canal( Sta. 1+480-1+865; Left Main Canal ( Sta. 1+040-1+489) ;Lateral A (LMC)( Sta. 0+453-0+850) ; Site 1 Solar Pump (MC) (Sta. 0+700-1+054); 2 unit Canal Structures; 2 unit Road Structures; 5 unit Turnouts	20,000,000
Consuegra SIP: Construction of Canal Lining Main Canal (Sta. 3+150-4+260, 1.11 km); Lateral A( Sta. 0+000-0+740, .74 km);1 unit Road Structure; 1 unit Drainage Structure; 5 unit Turnouts	14,000,000
Tuy-a: Construction of Canal Lining Main Canal(Sta. 2+610-2+945, 0.908 km); Lateral B( Sta. 0+990-1+160, 0.17 km) ; 4 unit Canal Structures and 1 unit Turnout	20,000,000

1136	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Bunacan SIP: Construction of Canal Lining & Structures of Main Canal (Cut& Cover Sta. 0+060-0+160, Canal Protection Works Sta. 1+080 - 1+160, Improvement of Flume Sta. 1+200 - 1+224, Siphon Sta. 3+925 - 3+940 & 2 units Thresser Crossing); Construction of Canal Lining at Lateral A Sta. 1+840 - 1+870, Lateral C Sta. 0+000-0+560 & 4 units of Canal Turnouts	16,000,000
Calantiao Small Irrigation Project: Repair of Diversion Works, Main Canal Extension (Concrete Canal Lining) Sta. 2+880 - 2+980 And Sta. 3+010-3+198, Main Canal Extension (HDPE) Sta. 3+198-3+498, Elevated Flume Sta. 2+980-3+010, Main Canal Manhole Sta. 2+920, Repair of Elevated Flume Sta. 0+796.5-0+826.5	10,000,000
Gamay CIP: construction of Lined Canal at Main Canal (Sta. 0+574-0+808, Sta. 0+818- 0+865, Sta. 0+880-1+074, Sta. 1+139-1+467) and Cut and Cover at Main Canal (Sta. 0+145-0+176,Sta. 0+307-0+474)	19,000,000
Caybago SIP: Construction of Dam with HDPE Pipeling along Right Main Canal @ STA. 0+000-STA.0+638, Left Main Canal @ STA.0+000-STA.0+545, and 7-units Turnout	7,500,000
Laboon Irrigation System, Brgy. Laboon, Maasin City 10°10’20” N 124°50’59” E	5,000,000
Denoman SIP: Construction of Canalization (Sta. 0 + 465 - 2 +466 MC, 0 + 000 - 550 Lat A) and 34 units canal structures Structures	35,349,000
Baliguian SIP: Construction of Canalization (0 + 227.80 - 1 + 442 MC, 0 + 000 - 0+ 642 Lat. A) and 21 units canal structures	40,000,000
MORADJE-EBARLE SIP: Construction of Diversion Structure, Pipeline and Structures	19,651,000
Libertad-Tiglawe SIP: Construction of Diversion Structure, Canal Lining and Canal Structures	25,000,000
Hagpa SIP: Procurement and installation of HDPE pipes at Lateral D Station 1+632- 1+795.02 and Lateral E Station 0+320-0+800, Construction of canal structures at main canal, Fabrication and installation of steel gates at Headgates Lateral A,B,C,D and E, Rehabilitation of dam at right main canal station 0+095-1+200 with access road along right main canal station 0+000-1+580 at Hagpa, Impasug-ong, Bukidnon.	30,000,000
KILIOG SIP: Construction of Main Canal Station 0+240-2+046 and its Appurtenant Structures	50,000,000
Codal CIP: Improvement of Intake Structure, and Construction of Pipeline System at Main Pipeline	10,000,000
Umagos CIP: Construction of PIpeline System at Sta. 1+130-1+490 and Provision of Trash Rack and Steelgates at Sta. 1+130 of Main Canal	4,000,000
Pangasihan CIP: Construction of Elevated Flume (to Siphon) at Main Canal; Desiltation of Dam Sta. 0+000, Construction of Bench Flume, and Provision of Steelgate	2,000,000
Rosario CIP: Construction of Bench Flume Canals and Pipeline System at Main Canal; Construction of Bench Flume, Cover Planks, RCPs and Pipeline at Lateral A	4,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1137
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Suawan River-Tamugan SIP: Modification of Intake Structure (continuation), construction of 100-meter protection dike on the left side of Upstream and Downstream portions of the dam, and additional construction of 195 meters protection dike along Rightside of downstream area.	46,500,000
Kibangay PIP: Construction of intake structure dam and provision of solar surface powered pump and installation of HDPE irrigation facilities	3,000,000
Libuganon River -Mabantao PIP: Installation of HDPE Pipe along Main Canal Left (Sta.0+222 to Sta.0+1600, Main Canal Right (Sta.0+000 to Sta. 0+633.29) and Lateral B (Sta.0+000 to Sta.0+565.41)	16,500,000
San Jose SIP: Construction of Drainage Canal of DR. A Sta. 0+000-0+065.71 (Rubble Masonry) and DR. B Sta. 0+000-0+309.92 (Earth Canal) DR. B Sta. 0+309.92-1+005.82 (Rubble Masonry).	10,000,000
Hasbang Gutnga Creek - Asinan PIP: Construction of check structure dam and provision of solar powered pump and installation of HDPE irrigation facilities	15,300,000
Bolo Bolo SIP: Construction of Check Structure 1 unit at Dam 2, Construction of Access Road with a total length 836.32 meters, Supply and Installation of HDPE Main Pipe Canal 2, Lateral A - MPC2 with a total length 2,580.05 meters and 320.00 meters. HDPE Pipe Structures 23.00 units and Sluice Gate 1 unit and Intake Gate 1 unit.	8,700,000
Eday SIP: Construction of Diversion Works, Construction of Canal Lining of Main Canal at Sta. (0+000 - 0+135) L=135, Earth Canal at Sta. 0+135 - 2+901 (L=2.766 km), 10 units of Canal Structures and 2 Units of Terminal Facilites	20,000,000
Kamanga SIP: Construction of Diversion Works (Supplementary Dam), Canalization of Main Canal @ Sta. 0+000 - 1+740 (L=1,740m), Main Farm Ditch 1 @ Sta. 0+000 - 1+175 (L=1,175m), Supplementary Farm Ditch at Sta. 0+000 - 0+424 (L=424m), Main Farm Ditch 2 at Sta. 0+000 - 0+200 (L=200m) and 16 Units Of Canal Structures	50,000,000
Ilian SIP: Construction of Diversion Works, Construction of Main Canal 0+000 - 1+580 (L=1.580), Construction of Chute Structure (Sta. 0+000 - 0+350 L=0.35),Construction of 3 units Siphon (Sta. 0+560 - 0+730, 0+840 - 0+920, 1+369 - 1+580), Construction of 7 Units Canal Structure and 3 units Terminal Facilities. Construction of Lateral A (Sta. 0+000 - 0+446 L=0.446), Construction of 5 units Canal Structure and 2 Terminal Facilities, Construction of Lateral B (Sta. 0+000 - 0+254 L=0.254), Construction of 3 units Canal Structure	30,000,000
Mayat SIP: FOR COMPLETION: Canalization of Main Canal Sta. 3+221.00 - Sta. 3+542.00, Sta. 3+542.00 - Sta. 4+285.00 and 2-unit Canal Structures at MC : Drainage Crossing Sta. 4+200.00 and Thresher Crossing w/ T.O. (R) Sta. 4+580.40	43,000,000

1138	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT

JANIPAAN-PONG-ON SMALL IRRIGATION PROJECT: FOR COMPLETION: Canalization & Canal Structures ( for completion) Canallization sta. 0+593.05-3+542.05 Main Canal Janipaan Source; sta. 0+974.26-1+138.78 Main Canal Pong-on Source; Canal structure of Janipaan Source 2-Bay Drainage sta. 0+708.40; sta. 1+000; sta. 1+994.80; sta. 3+459.07; Drop Structure sta. 0+760; sta. 0+859.60; sta. 3+157.65; sta. 3+544.40; Footbridge sta. 0+940; Protection Dike sta. 1+320-1+400; Drainage Crossing sta. 1+476.40; sta. 1+531.60; sta. 1+903.60; Elevated Flume sta. 1+780-1+860; sta. 2+137.60 - 2+228.40; sta. 2+320-2+920; sta. 3+160-3+400;Check STructure w/ TO R sta. 1+954.80; Chute Structure sta. 2+065.20-2+137.60; Turnout Left sta. 2+597.60; sta. 2+699.60; Overchute sta. 2+971.10; sta. 3+053.20; Canal Structures of Pong-on Source Drainage Crossing sta. 1+074.74; sta. 1+109.87 and Brgy. Road Crossing sta. 1+146.80

50,000,000

CABALAWAN CIP: FOR COMPLETION: Construction of Canalization Main Canal Sta. 0+428.50-0+430, Sta. 0+466-0+479.50, Sta. 0+671-0+834, Suppl. Canal Sta. 0+415.50 - 1+194, Sta. 1+206-1+279, Lateral A-1 Sta. 0+000-0+018.50, 0+023.70-0+219, 0+239.20 - 0+440 and 13 Canal Structures, Main canal Check w/t.o sta. 0+700, End check sta. 0+834, Suppl. canal check w/ t.o sta. 0+480, Drainage sta. 0+520, Check w/ t.o Sta. 0+760, Drainage Sta. 0+940, Check w/ Turn-out 1+040, Road crossing Sta. 1+194-Sta. 1+206, End check sta. 1+279, Lat. A-1 Drop Str. 0+018.50-0+023.70, Siphon Sta. 0+219-0+239.20, Check w/ t.o Sta. 0+260, End Check Sta. 0+440

7,000,000
Extension/Expansion of Existing Irrigation System Sub-Program	881,248,000

Zinundungan River Irrigation System: Construction of CHB Canal Lining Along Lateral B-Extra Canal (Sta. 1+850 - Sta. 1+928.60, Sta. 1+941.20 - Sta. 2+498.50, Sta. 2+515.50 - Sta. 3+409.50 and Sta. 3+422.10 - Sta. 3+694.30), Canal Excavation Along Main Canal (Sta. 1+272 - Sta. 2+020) and Construction of 1 Unit Canal Structure (Sta. 3+409.50 - Sta. 3+422.10)	30,000,000
Magapit Pump Irrigation System: Construction of Reinforced Canal Lining at Sub-lateral E Extension (Sta. 0+002.73 to Sta. 1+217.00), Sub-lateral A Extension (Sta. 5+000 to Sta. 5+764.89), Sub-lateral A1 Extension (Sta. 0+804.90 to Sta. 1+275.00) and Canal Structures	20,000,000
Nueva Vizcaya Bagabag Irrigation System (NVBIS): Construction of CHB Canal Lining & Appurtenant Structures and Solar Pump at Lateral AA	26,000,000

Addalam River Irrigation System (ADRIS): Construction of Canal Lining at Lat. F @ Sta. 4+567.50 - Sta. 4+971.60, Sta. 4+986.20 - Sta. 5+264, Sta. 5+276.43- 5+373.60, Sta. 5+384.40 - Sta. 5+708.60, Sta. 5+719 - Sta. 5+934.60 and Construction of Thresher Crossing at Sta. 5+264 - Sta. 5+276.43; Construction of Canal Lining at Lat. F extension 1 @ Sta. 0+460.80 - Sta 0+530, Sta. 0+547 - Sta. 0+920 and Sta. 1+080 - Sta. 1+280, Structures along Lat. F extension 1 @ Sta. 0+000 (Headgate), Sta. 0+530- Sta. 0+547 (Road Crossing), @ Sta. 0+920 - Sta. 1+080 (Siphon), and Sta. 1+280 (End Check) and Pipeline @ Sta, 0+275 - Sta 0+460.80; Construction of Canal Lining at Lat. F extension 2 @ Sta. 0+000 - Sta. 0+089, Sta. 0+106.05 - Sta. 0+600; Structure along LAt. F extension 2 @ Sta. 0+000 (Headgate), Sta. 0+089 - Sta. 0+106.05 (Siphonic Rd. Crossing), Sta. 0+600 (End Check)

25,000,000
MRIIS Division III (Isabela): Extension of Irrigation area through Augmentation of water source at Roxas Isabela	10,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1139
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Magat RIS: Construction of Canal Extension and Appurtenant Structures at RMMC EXTRA sta. 0+015-0+225; 0+229-0+495 and augmentation of Watersource	20,000,000
Magat RIS (Pump No. 2): Extension of Irrigation area through Augmentation of water source at Gamu Isabela	20,000,000
Amro RIS: Construction of Canal System MFD-Maligaya Sta. 0+000-1+316.60 MC and Sta. 0+000-1+270.50 Access Road	10,000,000
GUMAIN RIS: Construction of Sub-Lateral Canal along of Gumain Main Canal North (Sub Lateral Canal: Sta. 0+072 - 0+772, Road Crossing 1: Sta. 0+345 - 0+350, Road Crossing 2: Sta. 0+557 - 0+562)	10,000,000
GUMAIN RIS: Construction of Sub-Lateral Canal along Gumain Main Canal North (Sub Lateral Canal: Sta. 0+772 - 1+272)	10,000,000

TASMORIS (Tarlac RIS): Construction/Improvement of Canal System of TASMORIS (Canalization at Lateral G Sta. 3+000 -4+200; Farm Ditch No. 1 Sta. 0+010 - 0+040, Sta. 0+044 - 0+420, Sta. 0+424 - 0+700, Farm Ditch No. 2 Sta 0+000 - 0+056, Sta. 0+066 - 0+160, Sta. 0+164 - 0+320, Sta. 0+324 - 0+700, Sta. 0+704 - 0+760, Sta. 0+764- 0+800, Sta. 0+804 - 0+860, Sta. 0+864 - 0+920, Sta. 0+924 - 0+960, Sta. 0+964 - 1+000; Farm Ditch #3 Sta. 0+000 - 0+260; Farm Ditch # 4 Sta. 0+000 - 0+335, Sta. 0+338 - 0+500; Canal Structures at Main Canal (Intake Structure; Lateral G (1 unit); Farm Ditch #1 (4 units); Farm Ditch # 2 (11 units) and Farm Ditch #4 (2 units)

20,000,000
Pampanga-Bongabon RIS Extension: Construction of New Canal Lining At Lateral C-3 Sta. 7+477-8+477 (Papalawa IA)	50,000,000
Pampanga-Bongabon RIS Extension: CONSTRUCTION OF NEW CHB CANAL LINING ALONG LATERAL A AND CONSTRUCTION OF CONCRTETE LINING AT LATERAL A STA. 5+930- 8+076 AND (GEN LUNA IA)	30,000,000
Pampanga-Bongabon RIS Extension: CONSTRUCTION OF NEW CHB CANAL LINING ALONG LATERAL A AND CONSTRUCTION OF CONCRETE LINING AT LATERAL CSTA. 7+620- 8+538(LAWANG KUPANG IA))	30,000,000
Aliaga IS: CONSTRUCTION OF NEW CANAL LINING AT LATERAL AM-5a EXTN (BAGONG SILANG IA)	30,000,000
Pampanga Bongabon RIS: CONSTRUCTION OF NEW CHB LINING @ LATERAL A (MC sta. 1+050.00) & LATERAL B (MC 1+480.00)	10,000,000
Along Along Irrigation System: Construction of New Canal At Lateral A Sta 2+500-2+750 (Along Along IS)	35,000,000
Along Along Irrigation System: Construction of New Canal At Lateral B Sta. 0+000-0+450 (Along Along IS)	36,248,000
Aliaga Irrigation System - Construction of New Canal Lining at Lateral AM-5a Extn. (Bagong Silang), San Pablo Matanda	30,000,000

1140	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Rida RIS: Canalization Works of Lateral Canal (RMGCA Sta. 0+000 - 1+200.00), Lateral E Sta 3+641 - 3+860, RAMC Sta 1+735 - 2+375 and canal structure works	40,000,000
Libmanan-Cabusao PIS: Canalization Works of Lateral A 0+740 - 1+920 and Canal Structures (tresher crossing / confluence and siphon) and and Supply/Delivery/Installation of Steelqate at Lateral A	16,000,000
Tigman-Hinagyanan-Inarihan RIS: Construction of check structure at farm pond, Supply/Delivery/Installation of steel gate (intake & checkgate), canalization works at Lateral A Sta 7+006-7+997, Lateral B Sta. 1+293-1+352, Lateral B18 Sta.0+000-0+646, Lateral B19 sta. 0+000 + 0+914	50,000,000
Libmanan-Cabusao PIS: Construction and establishment of farm pond at Camagong, cabusao , canal structures (road crossing Sta. 0+800), supply/delivery/installation of steel gates (intake 0+000) and canalization works (sta 0+000-1+657) & supply/delivery/installation/testing/commissioning of pump/engine & accesories & construction of pumphouse	50,000,000
MNOH-NASISI RIS: Extension of Canal Structures and Canalization Works at Lateral B (Sta. 2+780.00 - 3 +211.50, 3+220.00 - 3+420.00, 3+466.30 - 3+560.00) and at Lateral D-1 (Sta. 0+261.90 - 0+286.20, 0+289.30 - 0+293.20, 0+295.20 - 0+315.60, 0+320.70 -0+331.40, 0+334.40 - 0+361.60, 0+363.60-0+391.60,0+393.60 - 0+403.00, 0+404.70 - 0+476.40, 0+477.20 - 0+513.60, 0+514.60 - 0+576.80, 0+577.80 - 0+699.50, 0+700.50 - 0+832.30, 0+837.70 - 0+882.40, 0+884.00 - 0+947.20, 0+948.80 - 1+045.00)	20,000,000

Tugas-Can-Olin SRIS: CONSTRUCTION OF DIVERSION WORKS, CANAL STRUCTURES AND CONCRETE CANAL LINING Construction of Check Dam No.4 - Sta.0+000 Canalization (MC@ Dam #1 Stal+l00 to Sta.1+300, Lat. A at Dam No.1 Sta.0+140 to Sta.0+340, Lat. A2 at Dam no.2 Sta.0+105 to Sta.0+220, Lat.Bat Dam No. Sta.0+940 to Sta.1+020, Sta.1+310 to Sta.1+338, Lat.Cat Dam No. 2 Sta.0+111 to Sta.0+148, Sta.0+170 to Sta.0+173, Sta.0+200 to Sta.0+660, Lat. D at Dam No.2 Sta.0+000 to Sta.0+360, Lat.Eat Dam No.2 Sta.0+195 to Sta.0+360, Lat. H (Left) at Dam No.2 Sta.0+007 to Sta.0+220, Lat.H (Right) at Dam No.2 Sta.0+282 to Sta.0+600, MC at Dam No.3A Sta.0+390 to Sta.1+400, Lat. Cl at Dam No. 2 Sta.0+005 to Sta.Sta.0+653, MFD-2 Right at Dam No.2 Sta.0+009 to Sta.0+300, MFD-2 Left at Dam No.2 Sta. 0+003 to Sta.0+140, MC-1 Right at Dam No.1 Sta.0+000 to Sta.0+300, Lat.A at Dam No.3A Sta.0+153 to Sta.0+753, MC-3 Sta.1+135 to Sta.1+735, Lat.A MC - 3 Sta.0+545 to Sta.1+183 and Lat.Bat MC-3 Sta.0+000 to Sta.0+700) Canal Structures (Turn-out - 28 units, Thresher Crossing - 6 units, Vertical Drop - 5 units, Slope Protection at Dam No.3 from Sta.0+004 to Sta.0+040, Slope Protection at Mc-3 from Sta.0+150 to Sta.a+172. and Steel aate - 8 units)

36,000,000
Libuganon Left RIS: Construction of the Lateral C Canal, including the supply, delivery, and installation of HOPE pipes from Sta. 2+547.12 to Sta. 3+057.12	5,000,000
Batutu RIS: Construction of Lateral C Extra East and its appurtenant structures	25,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE	1141
NATIONAL IRRIGATION ADMINISTRATION IRRIGATION PROGRAMS/ACTIVITIES/PROJECTS

PROGRAMS / ACTIVITIES / PROJECTS	AMOUNT
Alip RIS: Construction of 1-unit stream check at Damawato 3, 1.266-km rectangular line canal Sta. 0+000-0+300, 0+308-0+810, 0+818-1+282 at Damawato 3, 42 meters rectangular canal at Sta. 1+215-1+240, 1+628-1+645 and 5-unit canal structures	26,000,000
Alip RIS: Construction of 1-unit stream check, 45 meters protection dike at Kalusisi stream check,1.004-km rectangular line canal at Sta. 0+000-320, 0+328-0+640, 0+648-0+960, 0+968-1+028 with service road and 4-unit canal structures	30,000,000
Tacurong IS: Construction of Check and Weir, Construction of Canal Lining Sta 0+000 - 4+755 (L=4.755), Construction of Canal Structure 14 units, Construction of 11 units Terminal Facilities	61,000,000
Cabadbaran-Taguibo RIS: Construction of Lateral G Extension 3+960-5+516 and Lateral B extension 0+000-5+670 and Main Canal Taguibo 0+000-0+229 125.63816728081524 8.99712202722733	55,000,000
Cabadbaran-Taguibo RIS: Construction of Lateral D extension (5+841-7+526) Lat D4 (0+000-1+260)	15,000,000

JANUARY 5, 2026	OFFICIAL GAZETTE
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

SUPPORT TO THE BARANGAY

DEVELOPMENT PROGRAM (SBDP)

FISCAL YEAR 2026

1142	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

FY 2026 LOCAL GOVERNMENT SUPPORT FUND - SUPPORT TO THE BARANGAY DEVELOPMENT PROGRAM (SBDP)

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
1	CAR	Abra	Boliney	Poblacion
2	CAR	Abra	Bucloc	Ducligan
3	CAR	Abra	Bucloc	Labaan
4	CAR	Abra	Bucloc	Lamao
5	CAR	Abra	Bucloc	Lingey
6	CAR	Abra	Daguioman	Ableg
7	CAR	Abra	Lagayan	Collago
8	CAR	Abra	Licuan-Baay	Mapisla
9	CAR	Abra	Licuan-Baay	Subagan
10	CAR	Abra	Sallapadan	Bilabila
11	CAR	Abra	Sallapadan	Saccaang
12	CAR	Abra	Sallapadan	Subusob
13	CAR	Ifugao	Kiangan	Bolog
14	CAR	Ifugao	Lamut	Ambasa
15	CAR	Ifugao	Lamut	Magulon
16	CAR	Ifugao	Lamut	Pieza
17	CAR	Kalinga	Tabuk City	Naneng
18	CAR	Mountain Province	Bontoc	Alab Oriente
19	CAR	Mountain Province	Paracelis	Anonat
20	CAR	Mountain Province	Paracelis	Palitud
21	CAR	Mountain Province	Paracelis	Poblacion
22	CAR	Mountain Province	Sagada	Poblacion
23	Region I	Ilocos Sur	Banayoyo	Lopez
24	Region I	Ilocos Sur	Candon City	Salvador Segundo
25	Region I	Ilocos Sur	Galimuyod	Baracbac
26	Region I	Ilocos Sur	Galimuyod	Kilang
27	Region I	Ilocos Sur	Galimuyod	Sabangan-Bato
28	Region I	Ilocos Sur	Galimuyod	San Vicente
29	Region I	Ilocos Sur	Quirino	Cayus
30	Region I	Ilocos Sur	Quirino	Legleg
31	Region I	Ilocos Sur	Santa Lucia	Conconig West
32	Region I	Ilocos Sur	Santa Lucia	Lubong
33	Region I	Ilocos Sur	Santa Lucia	Nagtablaan
34	Region I	Ilocos Sur	Santa Lucia	Namatican
35	Region I	Ilocos Sur	Santa Lucia	Palali Norte
36	Region I	Ilocos Sur	Santa Lucia	Palali Sur
37	Region I	Ilocos Sur	Santa Lucia	Pila East
38	Region I	Ilocos Sur	Santa Lucia	Pila West
39	Region I	Pangasinan	Infanta	Doliman
40	Region I	Pangasinan	Infanta	Potol
41	Region I	Pangasinan	Mangatarem	Cabaluyan 2nd
42	Region I	Pangasinan	Mangatarem	Cacaoiten

JANUARY 5, 2026	OFFICIAL GAZETTE	1143
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
43	Region I	Pangasinan	Mangatarem	Lawak Langka
44	Region II	Cagayan	Rizal	Anungu
45	Region II	Cagayan	Rizal	Baluncanag
46	Region II	Cagayan	Rizal	Duyun
47	Region II	Cagayan	Rizal	Gaddangao
48	Region II	Cagayan	Rizal	Illuru Norte
49	Region II	Cagayan	Rizal	Illuru Sur
50	Region II	Cagayan	Santa Ana	Casagan
51	Region II	Cagayan	Santa Ana	Dungeg
52	Region II	Cagayan	Santa Ana	Kapanikian
53	Region II	Cagayan	Santa Ana	Marede
54	Region II	Cagayan	Santa Ana	Santa Clara
55	Region II	Cagayan	Santa Ana	Visitacion
56	Region II	Isabela	Echague	Babaran
57	Region II	Isabela	Echague	Caniguing
58	Region II	Isabela	Echague	San Salvador
59	Region II	Isabela	Ilagan City	Cabeseria 10
60	Region II	Isabela	Ilagan City	Cabeseria 23
61	Region II	Isabela	San Agustin	Sinaoangan Sur
62	Region II	Isabela	San Guillermo	Burgos
63	Region II	Isabela	San Guillermo	Calaoagan
64	Region II	Isabela	San Guillermo	San Francisco Norte
65	Region II	Nueva Vizcaya	Bagabag	Villaros
66	Region III	Aurora	Casiguran	Bianoan
67	Region III	Aurora	Casiguran	Calabgan
68	Region III	Aurora	Casiguran	Cozo
69	Region III	Aurora	Casiguran	Culat
70	Region III	Aurora	Casiguran	Ditinagyan
71	Region III	Aurora	Casiguran	San Ildefonso
72	Region III	Aurora	Dilasag	Dimaseset
73	Region III	Aurora	Dilasag	Manggitahan
74	Region III	Aurora	Dilasag	Ura
75	Region III	Aurora	Dinalungan	Ditawini
76	Region III	Aurora	Dipaculao	Diamanen
77	Region III	Aurora	Dipaculao	Maligaya
78	Region III	Aurora	Dipaculao	Salay
79	Region III	Aurora	Dipaculao	Sapangkawayan
80	Region III	Aurora	Dipaculao	Toytoyan
81	Region III	Aurora	Maria Aurora	Santo Tomas
82	Region III	Aurora	Maria Aurora	Wenceslao
83	Region III	Aurora	San Luis	Zarah
84	Region III	Bulacan	Doña Remedios Trinidad	Camachin
85	Region III	Bulacan	Doña Remedios Trinidad	Kalawakan
86	Region III	Bulacan	Doña Remedios Trinidad	Sapang Bulak
87	Region III	Bulacan	San Miguel	Bagong Pag-asa
88	Region III	Bulacan	San Miguel	Balaong
89	Region III	Bulacan	San Miguel	Cambio

1144	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
90	Region III	Bulacan	San Miguel	Masalipit
91	Region III	Nueva Ecija	Gabaldon	Pantoc
92	Region III	Nueva Ecija	General Tinio	Pias
93	Region III	Nueva Ecija	General Tinio	Rio Chico
94	Region III	Nueva Ecija	Lupao	Alalay Grande
95	Region III	Nueva Ecija	Lupao	Salvacion I
96	Region III	Nueva Ecija	Lupao	Santo Domingo
97	Region III	Nueva Ecija	Rizal	Paco Roman
98	Region III	Pampanga	Lubao	Lourdes
99	Region III	Pampanga	Sasmuan	Mabuanbuan
100	Region III	Tarlac	Bamban	Anupul
101	Region III	Tarlac	Capas	Cutcut 2nd
102	Region III	Tarlac	Capas	Santa Rita
103	Region III	Zambales	Botolan	Burgos
104	Region III	Zambales	Botolan	San Juan
105	Region III	Zambales	Botolan	Santiago
106	Region III	Zambales	Botolan	Taugtog
107	Region III	Zambales	Castillejos	Buenavista
108	Region III	Zambales	Castillejos	Nagbayan
109	Region III	Zambales	Castillejos	Santa Maria
110	Region III	Zambales	Iba	San Agustin
111	Region III	Zambales	Masinloc	Collat
112	Region III	Zambales	Palauig	Bulawen
113	Region III	Zambales	Palauig	Salaza
114	Region III	Zambales	Palauig	Tition
115	Region III	Zambales	San Felipe	Apostol
116	Region III	Zambales	San Felipe	Balincaguing
117	Region IV-A	Batangas	Batangas City	Haligue Kanluran
118	Region IV-A	Batangas	Lian	Prenza
119	Region IV-A	Batangas	Lobo	Apar
120	Region IV-A	Batangas	Lobo	Banalo
121	Region IV-A	Batangas	Lobo	Jaybanga
122	Region IV-A	Batangas	Lobo	Malalim na Sanog
123	Region IV-A	Batangas	Lobo	Malapad na Parang
124	Region IV-A	Batangas	Lobo	Pinaghawanan
125	Region IV-A	Batangas	Nasugbu	Mataas na Pulo
126	Region IV-A	Batangas	Rosario	Antipolo
127	Region IV-A	Batangas	Rosario	Macalamcam A
128	Region IV-A	Batangas	Rosario	Matamis
129	Region IV-A	Batangas	Rosario	Nasi
130	Region IV-A	Batangas	Rosario	Palakpak
131	Region IV-A	Batangas	San Juan	Buhay na Sapa
132	Region IV-A	Batangas	San Juan	Bulsa
133	Region IV-A	Batangas	San Juan	Escribano
134	Region IV-A	Batangas	San Juan	Laiya-Ibabao
135	Region IV-A	Batangas	San Juan	Libato
136	Region IV-A	Batangas	San Juan	Sampiro

JANUARY 5, 2026	OFFICIAL GAZETTE	1145
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
137	Region IV-A	Batangas	Taysan	Bacao
138	Region IV-A	Batangas	Taysan	Piña
139	Region IV-A	Batangas	Taysan	Pinagbayanan
140	Region IV-A	Batangas	Tuy	San Jose
141	Region IV-A	Laguna	Cavinti	Cansuso
142	Region IV-A	Laguna	Cavinti	Paowin
143	Region IV-A	Laguna	Cavinti	Silangan Talaongan
144	Region IV-A	Laguna	Liliw	Bayate
145	Region IV-A	Laguna	Liliw	Bongkol
146	Region IV-A	Laguna	Liliw	Tuy-Baanan
147	Region IV-A	Laguna	Pagsanjan	Cabanbanan
148	Region IV-A	Laguna	Siniloan	Llavac
149	Region IV-A	Quezon	Atimonan	Inaclagan
150	Region IV-A	Quezon	Atimonan	Inalig
151	Region IV-A	Quezon	Atimonan	Lubi
152	Region IV-A	Quezon	Atimonan	Malinao Ibaba
153	Region IV-A	Quezon	Atimonan	Matanag
154	Region IV-A	Quezon	Atimonan	San Andres Labak
155	Region IV-A	Quezon	Atimonan	San Jose Balatok
156	Region IV-A	Quezon	Calauag	Biyan
157	Region IV-A	Quezon	Calauag	Dominlog
158	Region IV-A	Quezon	Calauag	Kigtan
159	Region IV-A	Quezon	Calauag	Lagay
160	Region IV-A	Quezon	Calauag	Pinagbayanan
161	Region IV-A	Quezon	Calauag	Salvacion
162	Region IV-A	Quezon	Calauag	Sumilang
163	Region IV-A	Quezon	Candelaria	Mangilag Norte
164	Region IV-A	Quezon	Candelaria	Mangilag Sur
165	Region IV-A	Quezon	Candelaria	Masalukot IV
166	Region IV-A	Quezon	Candelaria	Masalukot V
167	Region IV-A	Quezon	Candelaria	Mayabobo
168	Region IV-A	Quezon	Dolores	Antonino
169	Region IV-A	Quezon	Dolores	Cabatang
170	Region IV-A	Quezon	Dolores	Manggahan
171	Region IV-A	Quezon	Dolores	San Mateo
172	Region IV-A	Quezon	Dolores	Santa Lucia
173	Region IV-A	Quezon	General Nakar	Batangan
174	Region IV-A	Quezon	General Nakar	Mahabang Lalim
175	Region IV-A	Quezon	Lopez	Ilayang Ilog B
176	Region IV-A	Quezon	Macalelon	Amontay
177	Region IV-A	Quezon	Macalelon	Mambog
178	Region IV-A	Quezon	Macalelon	San Isidro
179	Region IV-A	Quezon	Macalelon	San Nicolas
180	Region IV-A	Quezon	Mauban	Balaybalay
181	Region IV-A	Quezon	Pitogo	Ibabang Piña
182	Region IV-A	Quezon	Pitogo	Quezon
183	Region IV-A	Quezon	Pitogo	Quinagasan

1146	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
184	Region IV-A	Quezon	Plaridel	Duhat
185	Region IV-A	Quezon	Sariaya	Concepcion Pinagbakuran
186	Region IV-A	Quezon	Sariaya	Morong
187	Region IV-A	Quezon	Sariaya	Sampaloc 1
188	Region IV-A	Quezon	Sariaya	Sampaloc 2
189	Region IV-A	Quezon	Sariaya	Sampaloc Bogon
190	Region IV-A	Quezon	Tagkawayan	Rizal
191	Region IV-A	Quezon	Tiaong	Ayusan II
192	Region IV-A	Quezon	Tiaong	Cabatang
193	Region IV-A	Quezon	Tiaong	Lagalag
194	Region IV-A	Quezon	Tiaong	Lalig
195	Region IV-A	Quezon	Tiaong	Lusacan
196	Region IV-A	Quezon	Tiaong	Paiisa
197	Region IV-A	Quezon	Tiaong	Palagaran
198	Region IV-A	Quezon	Tiaong	San Isidro
199	Region IV-A	Quezon	Tiaong	Tagbakin
200	Region IV-A	Quezon	Unisan	Mairok Ibaba
201	Region IV-A	Rizal	Rodriguez	Mascap
202	Region IV-A	Rizal	Tanay	Cayabu
203	Region IV-A	Rizal	Tanay	Laiban
204	Region IV-A	Rizal	Tanay	Tinucan
205	Region IV-B	Occidental Mindoro	Calintaan	New Dagupan
206	Region IV-B	Occidental Mindoro	Magsaysay	Alibog
207	Region IV-B	Occidental Mindoro	Magsaysay	Caguray
208	Region IV-B	Occidental Mindoro	Magsaysay	Lourdes
209	Region IV-B	Occidental Mindoro	Magsaysay	Poblacion
210	Region IV-B	Occidental Mindoro	Magsaysay	Santa Teresa
211	Region IV-B	Occidental Mindoro	Sablayan	San Vicente
212	Region IV-B	Occidental Mindoro	Sablayan	Tuban
213	Region IV-B	Occidental Mindoro	Santa Cruz	Poblacion I
214	Region IV-B	Occidental Mindoro	Santa Cruz	Poblacion II
215	Region IV-B	Oriental Mindoro	Bongabong	Santa Cruz
216	Region IV-B	Oriental Mindoro	Bongabong	Sigange
217	Region IV-B	Palawan	Aborlan	Ramon Magsaysay
218	Region IV-B	Palawan	Puerto Princesa City	Cabayugan
219	Region IV-B	Palawan	Puerto Princesa City	Inagawan
220	Region IV-B	Palawan	Puerto Princesa City	Langogan
221	Region IV-B	Palawan	Puerto Princesa City	Lucbuan
222	Region IV-B	Palawan	Puerto Princesa City	Tagburos
223	Region IV-B	Palawan	Dr. Jose P. Rizal	Latud
224	Region IV-B	Palawan	Sofronio Española	Pulot Center
225	Region IV-B	Palawan	Taytay	Calawag
226	Region IV-B	Palawan	Taytay	Libertad
227	Region IV-B	Palawan	Taytay	Paglaum
228	Region V	Albay	Guinobatan	Doña Mercedes
229	Region V	Albay	Guinobatan	Malobago
230	Region V	Albay	Guinobatan	Palanas

JANUARY 5, 2026	OFFICIAL GAZETTE	1147
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
231	Region V	Camarines Norte	Daet	Calasgasan
232	Region V	Camarines Norte	Jose Panganiban	Luklukan Sur
233	Region V	Camarines Norte	Jose Panganiban	Plaridel
234	Region V	Camarines Norte	Labo	Awitan
235	Region V	Camarines Norte	Labo	Bagacay
236	Region V	Camarines Norte	Labo	Cabusay
237	Region V	Camarines Norte	Mercedes	Hamoraon
238	Region V	Camarines Norte	Mercedes	Lalawigan
239	Region V	Camarines Norte	Mercedes	Masalongsalong
240	Region V	Camarines Norte	Paracale	Bakal
241	Region V	Camarines Norte	Paracale	Calaburnay
242	Region V	Camarines Norte	Paracale	Pinagbirayan Malaki
243	Region V	Camarines Norte	Paracale	Pinagbirayan Munti
244	Region V	Camarines Norte	San Vicente	San Jose
245	Region V	Camarines Norte	Santa Elena	Basiad
246	Region V	Camarines Norte	Santa Elena	Kagtalaba
247	Region V	Camarines Norte	Santa Elena	San Pedro
248	Region V	Camarines Norte	Santa Elena	San Vicente
249	Region V	Camarines Norte	Santa Elena	Tabugon
250	Region V	Camarines Norte	Vinzons	Aguit-It
251	Region V	Camarines Norte	Vinzons	Matango
252	Region V	Camarines Norte	Vinzons	Sabang
253	Region V	Camarines Norte	Vinzons	Singi
254	Region V	Camarines Sur	Bula	Bagoladio
255	Region V	Camarines Sur	Calabanga	Comaguingking
256	Region V	Camarines Sur	Calabanga	Lugsad
257	Region V	Camarines Sur	Goa	Maysalay
258	Region V	Camarines Sur	Lagonoy	Himanag
259	Region V	Catanduanes	Caramoran	Tucao
260	Region V	Catanduanes	Virac	Dugui San Vicente
261	Region V	Sorsogon	Bulusan	San Bernardo
262	Region VI	Aklan	Libacao	Dalagsaan
263	Region VI	Aklan	Libacao	Manika
264	Region VI	Antique	San Remigio	Cabunga-an
265	Region VI	Antique	San Remigio	Panpanan I
266	Region VI	Antique	San Remigio	Panpanan II
267	Region VI	Antique	Sibalom	Tordesillas
268	Region VI	Capiz	Dumalag	Dolores
269	Region VI	Capiz	Dumalag	Duran
270	Region VI	Capiz	Dumalag	Santa Carmen
271	Region VI	Capiz	Dumalag	Santo Rosario
272	Region VI	Capiz	Jamindan	San Jose
273	Region VI	Iloilo	Alimodian	Cabacanan Rizal
274	Region VI	Iloilo	Alimodian	Dao
275	Region VI	Iloilo	Alimodian	Manasa
276	Region VI	Iloilo	Alimodian	Umingan
277	Region VI	Iloilo	Bingawan	Alabidhan

1148	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
278	Region VI	Iloilo	Bingawan	Bulabog
279	Region VI	Iloilo	Bingawan	Quinangyana
280	Region VI	Iloilo	Calinog	Agcalaga
281	Region VI	Iloilo	Calinog	Aglibacao
282	Region VI	Iloilo	Calinog	Badlan Pequeño
283	Region VI	Iloilo	Calinog	Tabucan
284	Region VI	Iloilo	Calinog	Toyungan
285	Region VI	Iloilo	Guimbal	Buluangan
286	Region VI	Iloilo	Igbaras	Bagay
287	Region VI	Iloilo	Igbaras	Lab-on
288	Region VI	Iloilo	Igbaras	Passi
289	Region VI	Iloilo	Leon	Agta
290	Region VI	Iloilo	Leon	Apian
291	Region VI	Iloilo	Leon	Bobon
292	Region VI	Iloilo	Leon	Bulwang
293	Region VI	Iloilo	Leon	Cananaman
294	Region VI	Iloilo	Leon	Carolina
295	Region VI	Iloilo	Leon	Cawilihan
296	Region VI	Iloilo	Leon	Coyugan Norte
297	Region VI	Iloilo	Leon	Dusacan
298	Region VI	Iloilo	Leon	Malublub
299	Region VI	Iloilo	Leon	Mocol
300	Region VI	Iloilo	Leon	Samlague
301	Region VI	Iloilo	Leon	Tina-an Norte
302	Region VI	Iloilo	Miagao	Igbita
303	Region VI	Iloilo	Miagao	Saring
304	Region VI	Iloilo	San Joaquin	Bad-as
305	Region VI	Iloilo	San Joaquin	Maninila
306	Region VI	Iloilo	Tubungan	Bondoc
307	Region VI	Iloilo	Tubungan	Cadabdab
308	Region VI	Iloilo	Tubungan	Ingay
309	Region VI	Iloilo	Tubungan	Sibucauan
310	Region VI	Iloilo	Tubungan	Tagpu-an
311	Region VI	Iloilo	Tubungan	Victoria
312	NIR	Negros Occidental	Bago City	Abuanan
313	NIR	Negros Occidental	Bago City	Alianza
314	NIR	Negros Occidental	Bago City	Atipuluan
315	NIR	Negros Occidental	Bago City	Bagroy
316	NIR	Negros Occidental	Bago City	Balingasag
317	NIR	Negros Occidental	Bago City	Busay
318	NIR	Negros Occidental	Bago City	Calumangan
319	NIR	Negros Occidental	Bago City	Caridad
320	NIR	Negros Occidental	Bago City	Dulao
321	NIR	Negros Occidental	Bago City	Ilijan
322	NIR	Negros Occidental	Bago City	Jorge L. Araneta
323	NIR	Negros Occidental	Bago City	Lag-asan
324	NIR	Negros Occidental	Bago City	Malingin

JANUARY 5, 2026	OFFICIAL GAZETTE	1149
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
325	NIR	Negros Occidental	Bago City	Napoles
326	NIR	Negros Occidental	Bago City	Pacol
327	NIR	Negros Occidental	Bago City	Sagasa
328	NIR	Negros Occidental	Bago City	Sampinit
329	NIR	Negros Occidental	Bago City	Tabunan
330	NIR	Negros Occidental	Bago City	Taloc
331	NIR	Negros Occidental	Binalbagan	Santol
332	NIR	Negros Occidental	Candoni	Cabia-an
333	NIR	Negros Occidental	Cauayan	Basak
334	NIR	Negros Occidental	Cauayan	Guiljungan
335	NIR	Negros Occidental	Cauayan	Molobolo
336	NIR	Negros Occidental	Himamaylan City	Barangay I
337	NIR	Negros Occidental	Himamaylan City	Barangay II
338	NIR	Negros Occidental	Himamaylan City	Barangay III
339	NIR	Negros Occidental	Himamaylan City	Barangay IV
340	NIR	Negros Occidental	Hinoba-an	Barangay I
341	NIR	Negros Occidental	Hinoba-an	Barangay II
342	NIR	Negros Occidental	Ilog	Tabu
343	NIR	Negros Occidental	Isabela	Bulad
344	NIR	Negros Occidental	Isabela	Bungahin
345	NIR	Negros Occidental	Isabela	Camangcamang
346	NIR	Negros Occidental	La Carlota City	Ara-al
347	NIR	Negros Occidental	La Carlota City	Ayungon
348	NIR	Negros Occidental	La Carlota City	Balabag
349	NIR	Negros Occidental	La Carlota City	Barangay I
350	NIR	Negros Occidental	La Carlota City	Barangay II
351	NIR	Negros Occidental	La Carlota City	Barangay III
352	NIR	Negros Occidental	La Carlota City	Batuan
353	NIR	Negros Occidental	La Carlota City	Cubay
354	NIR	Negros Occidental	La Carlota City	Haguimit
355	NIR	Negros Occidental	La Carlota City	Roberto S. Benedicto
356	NIR	Negros Occidental	La Carlota City	San Miguel
357	NIR	Negros Occidental	La Carlota City	Yubo
358	NIR	Negros Occidental	La Castellana	Cabagnaan
359	NIR	Negros Occidental	La Castellana	Lalagsan
360	NIR	Negros Occidental	La Castellana	Masulog
361	NIR	Negros Occidental	La Castellana	Sag-ang
362	NIR	Negros Occidental	La Castellana	Talaptap
363	NIR	Negros Occidental	Murcia	Abo-abo
364	NIR	Negros Occidental	Murcia	Amayco
365	NIR	Negros Occidental	Murcia	Blumentritt
366	NIR	Negros Occidental	Murcia	Buenavista
367	NIR	Negros Occidental	Murcia	Caliban
368	NIR	Negros Occidental	Murcia	Cansilayan
369	NIR	Negros Occidental	Murcia	Damsite
370	NIR	Negros Occidental	Murcia	Iglau-an
371	NIR	Negros Occidental	Murcia	Lopez Jaena

1150	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
372	NIR	Negros Occidental	Murcia	Salvacion
373	NIR	Negros Occidental	Murcia	San Miguel
374	NIR	Negros Occidental	Murcia	Santa Cruz
375	NIR	Negros Occidental	Murcia	Talotog
376	NIR	Negros Occidental	Murcia	Zone I
377	NIR	Negros Occidental	Murcia	Zone II
378	NIR	Negros Occidental	Murcia	Zone III
379	NIR	Negros Occidental	Murcia	Zone IV
380	NIR	Negros Occidental	Murcia	Zone V
381	NIR	Negros Occidental	Pontevedra	Buenavista Gibong
382	NIR	Negros Occidental	Pontevedra	Canroma
383	NIR	Negros Occidental	Pontevedra	M. H. Del Pilar
384	NIR	Negros Occidental	Pontevedra	Miranda
385	NIR	Negros Occidental	Pontevedra	Recreo
386	NIR	Negros Occidental	Pontevedra	San Isidro
387	NIR	Negros Occidental	San Carlos City	Barangay I
388	NIR	Negros Occidental	San Carlos City	Barangay II
389	NIR	Negros Occidental	San Carlos City	Barangay III
390	NIR	Negros Occidental	San Carlos City	Barangay IV
391	NIR	Negros Occidental	San Carlos City	Barangay V
392	NIR	Negros Occidental	San Carlos City	Barangay VI
393	NIR	Negros Occidental	San Enrique	Bagonawa
394	NIR	Negros Occidental	San Enrique	Guintorilan
395	NIR	Negros Occidental	San Enrique	Poblacion
396	NIR	Negros Occidental	Valladolid	Ayungon
397	NIR	Negros Occidental	Victorias City	Barangay I
398	NIR	Negros Occidental	Victorias City	Barangay II
399	NIR	Negros Occidental	Victorias City	Barangay III
400	NIR	Negros Occidental	Victorias City	Barangay IV
401	NIR	Negros Oriental	Bacong	Balayagmanok
402	NIR	Negros Oriental	Bacong	Banilad
403	NIR	Negros Oriental	Bacong	Buntis
404	NIR	Negros Oriental	Bacong	Buntod
405	NIR	Negros Oriental	Bacong	Calangag
406	NIR	Negros Oriental	Bacong	Combado
407	NIR	Negros Oriental	Bacong	Isugan
408	NIR	Negros Oriental	Bacong	Lutao
409	NIR	Negros Oriental	Bacong	Magsuhot
410	NIR	Negros Oriental	Bacong	Malabago
411	NIR	Negros Oriental	Bacong	North Poblacion
412	NIR	Negros Oriental	Bacong	San Miguel
413	NIR	Negros Oriental	Bacong	South Poblacion
414	NIR	Negros Oriental	Bacong	Timbanga
415	NIR	Negros Oriental	Bacong	Timbao
416	NIR	Negros Oriental	Bacong	Tubod
417	NIR	Negros Oriental	Bacong	West Poblacion
418	NIR	Negros Oriental	Basay	Bal-os

JANUARY 5, 2026	OFFICIAL GAZETTE	1151
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
419	NIR	Negros Oriental	Basay	Olandao
420	NIR	Negros Oriental	Bayawan City	Banaybanay
421	NIR	Negros Oriental	Bayawan City	Bugay
422	NIR	Negros Oriental	Bayawan City	Cansumalig
423	NIR	Negros Oriental	Bayawan City	Dawis
424	NIR	Negros Oriental	Bayawan City	Kalamtukan
425	NIR	Negros Oriental	Bayawan City	Malabugas
426	NIR	Negros Oriental	Bayawan City	Mandu-ao
427	NIR	Negros Oriental	Bayawan City	Maninihon
428	NIR	Negros Oriental	Bayawan City	Minaba
429	NIR	Negros Oriental	Bayawan City	Pagatban
430	NIR	Negros Oriental	Bayawan City	San Isidro
431	NIR	Negros Oriental	Bayawan City	San Jose
432	NIR	Negros Oriental	Bayawan City	San Roque
433	NIR	Negros Oriental	Bayawan City	Villasol
434	NIR	Negros Oriental	Canlaon City	Binalbagan
435	NIR	Negros Oriental	Canlaon City	Bucalan
436	NIR	Negros Oriental	Canlaon City	Ninoy Aquino
437	NIR	Negros Oriental	Canlaon City	Panubigan
438	NIR	Negros Oriental	Dauin	Bulak
439	NIR	Negros Oriental	Dauin	Magsaysay
440	NIR	Negros Oriental	Dauin	Malongcay Dacu
441	NIR	Negros Oriental	Dauin	Panubtuban
442	NIR	Negros Oriental	Dauin	Tugawe
443	NIR	Negros Oriental	Dauin	Tunga-tunga
444	NIR	Negros Oriental	Mabinay	Bulibulihan
445	NIR	Negros Oriental	Mabinay	Bulwang
446	NIR	Negros Oriental	Mabinay	Himocdongon
447	NIR	Negros Oriental	Mabinay	Lamdas
448	NIR	Negros Oriental	Mabinay	Lumbangan
449	NIR	Negros Oriental	Mabinay	Manlingay
450	NIR	Negros Oriental	Mabinay	Napasu-an
451	NIR	Negros Oriental	Mabinay	New Namangka
452	NIR	Negros Oriental	Mabinay	Pandanon
453	NIR	Negros Oriental	Mabinay	Paniabonan
454	NIR	Negros Oriental	Mabinay	Pantao
455	NIR	Negros Oriental	Mabinay	Poblacion
456	NIR	Negros Oriental	Mabinay	Tadlong
457	NIR	Negros Oriental	Manjuyod	Bagtic
458	NIR	Negros Oriental	Pamplona	Banawe
459	NIR	Negros Oriental	Sibulan	Enrique Villanueva
460	NIR	Negros Oriental	Valencia	Balili
461	NIR	Negros Oriental	Valencia	Balugo
462	NIR	Negros Oriental	Valencia	Bongbong
463	NIR	Negros Oriental	Valencia	Cambucad
464	NIR	Negros Oriental	Valencia	Jawa
465	NIR	Negros Oriental	Valencia	South Poblacion

1152	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
466	NIR	Negros Oriental	Vallehermoso	Malangsa
467	NIR	Negros Oriental	Vallehermoso	Tabon
468	Region VII	Bohol	Antequera	Tabuan
469	Region VII	Bohol	Balilihan	Boyog Norte
470	Region VII	Bohol	Batuan	Behind the Clouds
471	Region VII	Bohol	Batuan	Cambacay
472	Region VII	Bohol	Bilar	Campagao
473	Region VII	Bohol	Bilar	Dagohoy
474	Region VII	Bohol	Calape	Cabayugan
475	Region VII	Bohol	Calape	Cabudburan
476	Region VII	Bohol	Calape	Sampoangon
477	Region VII	Bohol	Calape	Sojoton
478	Region VII	Bohol	Carmen	Alegria
479	Region VII	Bohol	Carmen	La Victoria
480	Region VII	Bohol	Catigbian	Triple Union
481	Region VII	Bohol	Loon	Bongco
482	Region VII	Bohol	Loon	Cantam-is Bago
483	Region VII	Bohol	Loon	Cantam-is Baslay
484	Region VII	Bohol	Loon	Genomoan
485	Region VII	Bohol	Maribojoc	Tinibgan
486	Region VII	Bohol	Sagbayan	Kabasacan
487	Region VII	Bohol	San Isidro	Abehilan
488	Region VII	Bohol	Sevilla	Bayawahan
489	Region VII	Bohol	Sevilla	Calinga-an
490	Region VII	Bohol	Sevilla	Calinginan Norte
491	Region VII	Bohol	Sevilla	Calinginan Sur
492	Region VII	Cebu	Sogod	Ampongol
493	Region VII	Cebu	Sogod	Cabalawan
494	Region VII	Cebu	Sogod	Mohon
495	Region VII	Cebu	Sogod	Pansoy
496	Region VII	Cebu	Tabuelan	Bongon
497	Region VII	Cebu	Tabuelan	Dalid
498	Region VII	Cebu	Tuburan	Amatugan
499	Region VII	Cebu	Tuburan	Gimama-a
500	Region VII	Cebu	Tuburan	Kabangkalan
501	Region VII	Cebu	Tuburan	Mag-alwa
502	Region VII	Cebu	Tuburan	Mag-antoy
503	Region VIII	Eastern Samar	General MacArthur	Laurel
504	Region VIII	Eastern Samar	General MacArthur	Limbujan
505	Region VIII	Eastern Samar	General MacArthur	Pingan
506	Region VIII	Eastern Samar	Giporlos	Barangay 5
507	Region VIII	Eastern Samar	Giporlos	San Isidro
508	Region VIII	Leyte	Kananga	Aguiting
509	Region VIII	Leyte	Kananga	Lonoy
510	Region VIII	Leyte	Kananga	San Isidro
511	Region VIII	Leyte	Kananga	Tagaytay
512	Region VIII	Leyte	Tabango	Butason I

JANUARY 5, 2026	OFFICIAL GAZETTE	1153
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
513	Region VIII	Leyte	Tabango	Butason II
514	Region VIII	Leyte	Tabango	Campokpok
515	Region VIII	Leyte	Tabango	Gibacungan
516	Region VIII	Leyte	Tabango	Gimarco
517	Region VIII	Leyte	Tabango	Manlawaan
518	Region VIII	Northern Samar	Catarman	Libjo
519	Region VIII	Northern Samar	Catarman	Macagtas
520	Region VIII	Northern Samar	Catarman	Somoge
521	Region VIII	Northern Samar	Catarman	Washington
522	Region VIII	Northern Samar	Las Navas	Del Pilar
523	Region VIII	Southern Leyte	Bontoc	Lawgawan
524	Region VIII	Southern Leyte	Saint Bernard	Malinao
525	Region VIII	Southern Leyte	Saint Bernard	Santa Cruz
526	Region IX	Zamboanga del Norte	Gutalac	Banganon
527	Region IX	Zamboanga del Norte	Gutalac	Buenavista
528	Region IX	Zamboanga del Norte	Gutalac	Cocob
529	Region IX	Zamboanga del Norte	Gutalac	La Libertad
530	Region IX	Zamboanga del Norte	Gutalac	Loay
531	Region IX	Zamboanga del Norte	Gutalac	Lux
532	Region IX	Zamboanga del Norte	Gutalac	Malian
533	Region IX	Zamboanga del Norte	Gutalac	Panganuran
534	Region IX	Zamboanga del Norte	Gutalac	Sibalic
535	Region IX	Zamboanga del Norte	Gutalac	Tipan
536	Region IX	Zamboanga del Norte	Leon B. Postigo	Bacungan
537	Region IX	Zamboanga del Norte	Leon B. Postigo	Delusom
538	Region IX	Zamboanga del Norte	Leon B. Postigo	Mangop
539	Region IX	Zamboanga del Norte	Leon B. Postigo	Morob
540	Region IX	Zamboanga del Norte	Leon B. Postigo	Talinga
541	Region IX	Zamboanga del Norte	Leon B. Postigo	Tinaplan
542	Region IX	Zamboanga del Norte	Leon B. Postigo	Tiogan
543	Region IX	Zamboanga del Norte	Liloy	Candelaria
544	Region IX	Zamboanga del Norte	Liloy	Causwagan
545	Region IX	Zamboanga del Norte	Liloy	El Paraiso
546	Region IX	Zamboanga del Norte	Liloy	Ganase
547	Region IX	Zamboanga del Norte	Liloy	Kayok
548	Region IX	Zamboanga del Norte	Liloy	Mabuhay
549	Region IX	Zamboanga del Norte	Mutia	Alvenda
550	Region IX	Zamboanga del Norte	Mutia	Diland
551	Region IX	Zamboanga del Norte	Mutia	Diolen
552	Region IX	Zamboanga del Norte	Mutia	Head Tipan
553	Region IX	Zamboanga del Norte	Mutia	Newland
554	Region IX	Zamboanga del Norte	Mutia	Paso Rio
555	Region IX	Zamboanga del Norte	Mutia	Poblacion
556	Region IX	Zamboanga del Norte	Mutia	San Miguel
557	Region IX	Zamboanga del Norte	Mutia	Santo Tomas
558	Region IX	Zamboanga del Norte	Mutia	Tinglan
559	Region IX	Zamboanga del Norte	Mutia	Totongon

1154	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
560	Region IX	Zamboanga del Norte	Salug	Ipilan
561	Region IX	Zamboanga del Norte	Salug	Santo Niño
562	Region IX	Zamboanga del Norte	Salug	Tapalan
563	Region IX	Zamboanga del Norte	Sirawai	Bitugan
564	Region IX	Zamboanga del Norte	Sirawai	Doña Cecilia
565	Region IX	Zamboanga del Sur	Labangan	Bagalupa
566	Region IX	Zamboanga del Sur	Pitogo	Liguac
567	Region IX	Zamboanga del Sur	Pitogo	Punta Flecha
568	Region IX	Zamboanga del Sur	Pitogo	Tongao
569	Region IX	Zamboanga del Sur	Tambulig	Tuluan
570	Region IX	Zamboanga Sibugay	Diplahan	Ditay
571	Region IX	Zamboanga Sibugay	Diplahan	Natan
572	Region IX	Zamboanga Sibugay	Diplahan	Sampoli A
573	Region IX	Zamboanga Sibugay	Diplahan	Sampoli B
574	Region IX	Zamboanga Sibugay	Imelda	Gandiangan
575	Region IX	Zamboanga Sibugay	Imelda	Lumpanac
576	Region X	Bukidnon	Cabanglasan	Dalacutan
577	Region X	Bukidnon	Lantapan	Baclayon
578	Region X	Bukidnon	Quezon	Kiburiao
579	Region X	Bukidnon	Quezon	Puntian
580	Region X	Bukidnon	Quezon	San Roque
581	Region X	Lanao del Norte	Kapatagan	Bagong Badian
582	Region X	Lanao del Norte	Kapatagan	Balili
583	Region X	Lanao del Norte	Kapatagan	Cathedral Falls
584	Region X	Lanao del Norte	Kapatagan	De Asis
585	Region X	Lanao del Norte	Kapatagan	Kahayagan
586	Region X	Lanao del Norte	Kapatagan	Kidalos
587	Region X	Lanao del Norte	Kapatagan	Lapinig
588	Region X	Lanao del Norte	Kapatagan	Mahayahay
589	Region X	Lanao del Norte	Kapatagan	Margos
590	Region X	Lanao del Norte	Kapatagan	Pulang Yuta
591	Region X	Lanao del Norte	Kapatagan	San Isidro
592	Region X	Lanao del Norte	Kapatagan	Taguitic
593	Region X	Lanao del Norte	Kapatagan	Tulatulahan
594	Region X	Lanao del Norte	Sultan Naga Dimaporo	Calube
595	Region X	Lanao del Norte	Sultan Naga Dimaporo	Campo Islam
596	Region X	Lanao del Norte	Sultan Naga Dimaporo	Kauswagan
597	Region X	Lanao del Norte	Sultan Naga Dimaporo	Mabuhay
598	Region X	Misamis Occidental	Sinacaban	Estrella
599	Region X	Misamis Occidental	Sinacaban	Katipunan
600	Region X	Misamis Oriental	Balingasag	Calawag
601	Region X	Misamis Oriental	Kinoguitan	Kagumahan
602	Region X	Misamis Oriental	Kinoguitan	Suarez
603	Region X	Misamis Oriental	Magsaysay	Artadi
604	Region X	Misamis Oriental	Magsaysay	Candiis
605	Region X	Misamis Oriental	Magsaysay	Pag-asa
606	Region X	Misamis Oriental	Magsaysay	San Isidro

JANUARY 5, 2026	OFFICIAL GAZETTE	1155
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
607	Region X	Misamis Oriental	Magsaysay	Santa Cruz
608	Region X	Misamis Oriental	Magsaysay	Tama
609	Region X	Misamis Oriental	Magsaysay	Tibon-tibon
610	Region X	Misamis Oriental	Manticao	Cabalantian
611	Region X	Misamis Oriental	Manticao	Camanga
612	Region X	Misamis Oriental	Manticao	Upper Malubog
613	Region X	Misamis Oriental	Medina	San Vicente
614	Region X	Misamis Oriental	Naawan	Mat-i
615	Region X	Misamis Oriental	Salay	Ampenican
616	Region X	Misamis Oriental	Salay	Casulog
617	Region X	Misamis Oriental	Salay	Dinagsaan
618	Region X	Misamis Oriental	Salay	Guinalaban
619	Region X	Misamis Oriental	Salay	Inobulan
620	Region X	Misamis Oriental	Salay	Poblacion
621	Region X	Misamis Oriental	Salay	Salagsag
622	Region X	Misamis Oriental	Salay	Salay River I
623	Region X	Misamis Oriental	Salay	Salay River II
624	Region X	Misamis Oriental	Salay	Saray
625	Region X	Misamis Oriental	Sugbongcogon	Alicomohan
626	Region XI	Davao de Oro	Compostela	Bagongon
627	Region XI	Davao de Oro	Compostela	Gabi
628	Region XI	Davao de Oro	Compostela	Lagab
629	Region XI	Davao de Oro	Compostela	Poblacion
630	Region XI	Davao de Oro	Maragusan	Magcagong
631	Region XI	Davao de Oro	Maragusan	Maragusan (Poblacion)
632	Region XI	Davao de Oro	Maragusan	Pamintaran
633	Region XI	Davao de Oro	Maragusan	Talian
634	Region XI	Davao de Oro	Maragusan	Tupas
635	Region XI	Davao de Oro	Mawab	Poblacion
636	Region XI	Davao de Oro	Mawab	Tuboran
637	Region XI	Davao de Oro	Montevista	Camantangan
638	Region XI	Davao de Oro	Montevista	Linoan
639	Region XI	Davao del Norte	Asuncion	Camansa
640	Region XI	Davao del Norte	Panabo City	A. O. Floirendo
641	Region XI	Davao Oriental	Baganga	Baculin
642	Region XI	Davao Oriental	Banaybanay	Cabangcalan
643	Region XI	Davao Oriental	Banaybanay	Caganganan
644	Region XI	Davao Oriental	Banaybanay	Calubihan
645	Region XI	Davao Oriental	Banaybanay	Piso Proper
646	Region XI	Davao Oriental	Banaybanay	Punta Linao
647	Region XI	Davao Oriental	Banaybanay	Rang-ay
648	Region XI	Davao Oriental	Lupon	Bagumbayan
649	Region XII	Cotabato	M’Lang	Magallon
650	Region XII	Cotabato	M’Lang	New Kalibo
651	Region XII	Cotabato	M’Lang	New Rizal
652	Region XII	Cotabato	Pigkawayan	Anick
653	Region XII	Cotabato	Pigkawayan	Kimarayang

1156	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
654	Region XII	Cotabato	Pigkawayan	Midpapan II
655	Region XII	Cotabato	Pigkawayan	Renibon
656	Region XII	Sarangani	Glan	Congan
657	Region XII	Sarangani	Glan	Kaltuad
658	Region XII	Sarangani	Glan	Laguimit
659	Region XII	Sarangani	Glan	Mudan
660	Region XII	Sarangani	Glan	New Aklan
661	Region XII	South Cotabato	Banga	Benitez
662	Region XII	South Cotabato	Banga	Improgo Village
663	Region XII	South Cotabato	Banga	Lambingi
664	Region XII	South Cotabato	Banga	Rang-ay
665	Region XII	South Cotabato	Banga	Reyes
666	Region XII	South Cotabato	Banga	Rizal
667	Region XII	South Cotabato	Banga	San Jose
668	Region XII	South Cotabato	Polomolok	Bentung
669	Region XII	South Cotabato	Polomolok	Rubber
670	Region XII	South Cotabato	Polomolok	Sumbakil
671	Region XIII	Agusan del Norte	Buenavista	Matabao
672	Region XIII	Agusan del Norte	Cabadbaran City	Antonio Luna
673	Region XIII	Agusan del Norte	Cabadbaran City	La Union
674	Region XIII	Agusan del Norte	Cabadbaran City	Soriano
675	Region XIII	Agusan del Sur	Bayugan City	Mt. Ararat
676	Region XIII	Agusan del Sur	Bayugan City	Mt. Olive
677	Region XIII	Agusan del Sur	La Paz	Panagangan
678	Region XIII	Agusan del Sur	Prosperidad	Los Arcos
679	Region XIII	Agusan del Sur	Prosperidad	New Maug
680	Region XIII	Agusan del Sur	San Luis	Anislagan
681	Region XIII	Agusan del Sur	San Luis	Baylo
682	Region XIII	Agusan del Sur	San Luis	Poblacion
683	Region XIII	Agusan del Sur	San Luis	Santa Ines
684	Region XIII	Agusan del Sur	Talacogon	Del Monte
685	Region XIII	Agusan del Sur	Talacogon	San Agustin
686	Region XIII	Agusan del Sur	Talacogon	San Isidro
687	Region XIII	Agusan del Sur	Talacogon	San Nicolas
688	Region XIII	Surigao del Norte	Claver	Bagakay
689	Region XIII	Surigao del Norte	Claver	Hayanggabon
690	Region XIII	Surigao del Norte	Gigaquit	Alambique
691	Region XIII	Surigao del Norte	Gigaquit	Poniente
692	Region XIII	Surigao del Norte	Gigaquit	San Isidro
693	Region XIII	Surigao del Norte	Mainit	Magpayang
694	Region XIII	Surigao del Norte	Mainit	Magsaysay
695	Region XIII	Surigao del Norte	Mainit	San Jose
696	Region XIII	Surigao del Norte	Placer	Central
697	Region XIII	Surigao del Norte	Placer	Ellaperal
698	Region XIII	Surigao del Norte	Placer	Ipil
699	Region XIII	Surigao del Norte	Placer	Lakandula
700	Region XIII	Surigao del Norte	Placer	Macalaya

JANUARY 5, 2026	OFFICIAL GAZETTE	1157
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
701	Region XIII	Surigao del Norte	Placer	Magsaysay
702	Region XIII	Surigao del Norte	Placer	Magupange
703	Region XIII	Surigao del Norte	Placer	Sani-sani
704	Region XIII	Surigao del Norte	Placer	Suyoc
705	Region XIII	Surigao del Norte	Placer	Tagbongabong
706	Region XIII	Surigao del Norte	San Francisco	Banbanon
707	Region XIII	Surigao del Norte	San Francisco	Diaz
708	Region XIII	Surigao del Norte	San Francisco	Honrado
709	Region XIII	Surigao del Norte	San Francisco	Poblacion
710	Region XIII	Surigao del Norte	Sison	Biyabid
711	Region XIII	Surigao del Norte	Sison	Mabuhay
712	Region XIII	Surigao del Norte	Sison	Poblacion
713	Region XIII	Surigao del Norte	Sison	Tagbayani
714	Region XIII	Surigao del Norte	Surigao City	Balibayon
715	Region XIII	Surigao del Norte	Surigao City	Bonifacio
716	Region XIII	Surigao del Norte	Surigao City	Cabongbongan
717	Region XIII	Surigao del Norte	Surigao City	Danao
718	Region XIII	Surigao del Norte	Surigao City	Orok
719	Region XIII	Surigao del Norte	Surigao City	Togbongon
720	Region XIII	Surigao del Norte	Tubod	Poblacion
721	Region XIII	Surigao del Norte	Tubod	San Pablo
722	Region XIII	Surigao del Sur	Barobo	Guinhalinan
723	Region XIII	Surigao del Sur	Bayabas	Balete
724	Region XIII	Surigao del Sur	Bayabas	Magobawok
725	Region XIII	Surigao del Sur	Bislig City	Bucto
726	Region XIII	Surigao del Sur	Bislig City	Burboanan
727	Region XIII	Surigao del Sur	Bislig City	Caguyao
728	Region XIII	Surigao del Sur	Bislig City	Comawas
729	Region XIII	Surigao del Sur	Bislig City	Kahayag
730	Region XIII	Surigao del Sur	Bislig City	Labisma
731	Region XIII	Surigao del Sur	Bislig City	Lawigan
732	Region XIII	Surigao del Sur	Bislig City	Pamanlinan
733	Region XIII	Surigao del Sur	Bislig City	Poblacion
734	Region XIII	Surigao del Sur	Bislig City	San Antonio
735	Region XIII	Surigao del Sur	Bislig City	San Fernando
736	Region XIII	Surigao del Sur	Bislig City	Sibaroy
737	Region XIII	Surigao del Sur	Bislig City	Tabon
738	Region XIII	Surigao del Sur	Cagwait	La Purisima
739	Region XIII	Surigao del Sur	Cagwait	Lactudan
740	Region XIII	Surigao del Sur	Cagwait	Poblacion
741	Region XIII	Surigao del Sur	Cagwait	Tawagan
742	Region XIII	Surigao del Sur	Cagwait	Unidad
743	Region XIII	Surigao del Sur	Cantilan	Lininti-an
744	Region XIII	Surigao del Sur	Cantilan	Magosilom
745	Region XIII	Surigao del Sur	Cantilan	Pag-Antayan
746	Region XIII	Surigao del Sur	Cantilan	Palasao
747	Region XIII	Surigao del Sur	Cantilan	Parang

1158	OFFICIAL GAZETTE	VOL. 122, NO. 1
GENERAL APPROPRIATIONS ACT, FY 2026

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
748	Region XIII	Surigao del Sur	Cantilan	San Pedro
749	Region XIII	Surigao del Sur	Cantilan	Tapi
750	Region XIII	Surigao del Sur	Carmen	Carmen (Pob.)
751	Region XIII	Surigao del Sur	Carmen	Santa Cruz
752	Region XIII	Surigao del Sur	Carrascal	Baybay
753	Region XIII	Surigao del Sur	Carrascal	Bon-ot
754	Region XIII	Surigao del Sur	Carrascal	Dahican
755	Region XIII	Surigao del Sur	Carrascal	Doyos
756	Region XIII	Surigao del Sur	Carrascal	Embarcadero
757	Region XIII	Surigao del Sur	Carrascal	Saca
758	Region XIII	Surigao del Sur	Carrascal	Tag-anito
759	Region XIII	Surigao del Sur	Cortes	Madrelino
760	Region XIII	Surigao del Sur	Cortes	Poblacion
761	Region XIII	Surigao del Sur	Hinatuan	Baculin
762	Region XIII	Surigao del Sur	Hinatuan	Benigno Aquino
763	Region XIII	Surigao del Sur	Hinatuan	Campa
764	Region XIII	Surigao del Sur	Hinatuan	La Casa
765	Region XIII	Surigao del Sur	Hinatuan	Loyola
766	Region XIII	Surigao del Sur	Hinatuan	Pocto
767	Region XIII	Surigao del Sur	Hinatuan	Roxas
768	Region XIII	Surigao del Sur	Hinatuan	Sasa
769	Region XIII	Surigao del Sur	Hinatuan	Tagasaka
770	Region XIII	Surigao del Sur	Hinatuan	Tiwi
771	Region XIII	Surigao del Sur	Hinatuan	Zone II
772	Region XIII	Surigao del Sur	Hinatuan	Zone III Maharlika
773	Region XIII	Surigao del Sur	Lanuza	Bunga
774	Region XIII	Surigao del Sur	Lanuza	Gamuton
775	Region XIII	Surigao del Sur	Lanuza	Habag
776	Region XIII	Surigao del Sur	Lanuza	Zone I
777	Region XIII	Surigao del Sur	Lanuza	Zone IV
778	Region XIII	Surigao del Sur	Madrid	Bagsac
779	Region XIII	Surigao del Sur	Madrid	Linibonan
780	Region XIII	Surigao del Sur	Madrid	Magsaysay
781	Region XIII	Surigao del Sur	Madrid	Manga
782	Region XIII	Surigao del Sur	Madrid	Panayogon
783	Region XIII	Surigao del Sur	Madrid	Patong Patong
784	Region XIII	Surigao del Sur	Madrid	Quirino
785	Region XIII	Surigao del Sur	Madrid	San Antonio
786	Region XIII	Surigao del Sur	Madrid	San Juan
787	Region XIII	Surigao del Sur	Madrid	Songkit
788	Region XIII	Surigao del Sur	San Agustin	Hornasan
789	Region XIII	Surigao del Sur	San Agustin	Oteiza
790	Region XIII	Surigao del Sur	San Agustin	Poblacion
791	Region XIII	Surigao del Sur	San Agustin	Salvacion
792	Region XIII	Surigao del Sur	San Agustin	Santo Niño
793	Region XIII	Surigao del Sur	San Miguel	Mahayag
794	Region XIII	Surigao del Sur	San Miguel	Patong

JANUARY 5, 2026	OFFICIAL GAZETTE	1159
FY 2024 SUPPORT TO BARANGAY DEVELOPMENT PROGRAM

	REGION	PROVINCE	CITY/MUNICIPALITY	BARANGAY
795	Region XIII	Surigao del Sur	San Miguel	Poblacion
796	Region XIII	Surigao del Sur	San Miguel	Sagbayan
797	Region XIII	Surigao del Sur	Tagbina	Hinagdanan
798	Region XIII	Surigao del Sur	Tagbina	Malixi
799	Region XIII	Surigao del Sur	Tagbina	Santa Fe
800	Region XIII	Surigao del Sur	Tago	Anahao Bag-o
801	Region XIII	Surigao del Sur	Tago	Badong
802	Region XIII	Surigao del Sur	Tago	Cagdapao
803	Region XIII	Surigao del Sur	Tago	Dayo-an
804	Region XIII	Surigao del Sur	Tago	Mercedes
805	Region XIII	Surigao del Sur	Tago	Purisima
806	Region XIII	Surigao del Sur	Tago	Umbay
807	Region XIII	Surigao del Sur	Tago	Unaban
808	Region XIII	Surigao del Sur	Tago	Victoria